Form 10-K405, Exhibit 13
period 1995-12-31
COMM BANCORP INC
filed 1996-03-28
CIK 730030

EXHIBIT 13


                            ANNUAL REPORT TO STOCKHOLDERS
                       FOR FISCAL YEAR ENDED DECEMBER 31, 1995
















































Comm Bancorp, Inc.
CONTENTS
     INTRODUCTION                               MANAGEMENT'S DISCUSSION AND
                                                ANALYSIS 1994 VERSUS 1993
  54  Consolidated Financial Highlights
                                            141 Overview
  55  Dedication
                                            142 Review of Financial Position
  56  President's Message to Stockholders
                                            149 Review of Financial Performance
  58  Community Perspectives

  61  Consolidated Selected Financial Data
                                                DIRECTORS AND OFFICERS

                                             154 Board of Directors and
                                                 Corporate Officers
      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                             155 Advisory Boards
  62  Overview
                                             156 Officers
  65  Review of Financial Position
                                             157 Glossary of Terms
  98  Review of Financial Performance
                                             160 Stockholder Information


     CONSOLIDATED FINANCIAL STATEMENTS

 109  Report of Kronick Kalada Berdy & Company
      Independent Auditors

 110  Consolidated Statements of Income

 111  Consolidated Balance Sheets

 112  Consolidated Statements of Changes in
      Stockholders' Equity

 113  Consolidated Statements of Cash Flows



      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 114  Summary of significant accounting policies

 120  Cash and cash equivalents

 121  Investment securities

 125  Loans and allowance for loan losses

 128  Premises and equipment, net

 128  Other assets

 129  Deposits

 129  Short-term borrowings

 130  Long-term debt

 131  Employee benefit plans

 131 Commitments, concentrations and contingent liabilities

 133  Fair value of financial instruments

 135  Income taxes

 137  Parent Company financial statements

 138  Regulatory matters





CONSOLIDATED FINANCIAL HIGHLIGHTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31                                        1995      1994      1993
______________________________________________________________________________________
FINANCIAL POSITION:
Assets................................................... $350,948  $362,463  $339,007
Investment securities....................................  108,706   152,566   145,400
Net loans................................................  209,932   190,909   173,313
Deposits.................................................  317,099   316,169   297,235
Stockholders' equity..................................... $ 27,895  $ 22,689  $ 24,507

FINANCIAL PERFORMANCE:
Interest income.......................................... $ 26,467  $ 24,991  $ 24,094
Interest expense.........................................   14,994    12,942    12,000
Net interest income......................................   11,473    12,049    12,094
Net income...............................................      200     3,325     4,150
Cash dividends declared.................................. $    462  $    455  $    444

FINANCIAL RATIOS:
Return on average total assets...........................     0.06%     0.95%     1.30%
Return on average stockholders' equity...................     0.77     14.26     17.91
Tier I capital ratio.....................................    14.23     13.82     13.52
Total capital ratio......................................    15.49     15.68     15.49
Leverage ratio...........................................     6.95      7.13      6.84
Allowance for loan losses to loans, net..................     1.83%     1.84%     1.80%

PER SHARE DATA:
Net income............................................... $   0.27  $   4.53  $   5.66
Cash dividends declared..................................     0.63      0.62      0.61
Stockholders' equity..................................... $  38.04  $  30.94  $  33.42










          Comm Bancorp, Inc. is a bank holding company incorporated under the laws of Pennsylvania.
          Headquartered in Forest City, Pennsylvania, Comm
          Bancorp, Inc. serves four counties through ten community banking offices. Each office interdependent with the community offers a comprehensive array of financial products and services to individuals, businesses, not-for-profit organizations and government entities.

















DEDICATION

" THE FINAL TEST OF A LEADER IS THAT HE LEAVES BEHIND HIM IN OTHER MEN THE CONVICTION AND THE WILL TO CARRY ON"
                                    - Walter Lippmann


It is with great appreciation and sadness that the many customers, employees and stockholders bid farewell to Allan A. Hornbeck and Michael
T. Goskowski upon their retirement from the Board of Directors of Comm Bancorp, Inc.

Albert Einstein once advised, "Try not to become a man of success, but rather a man of value," Allan and Mike have managed to become both.

Throughout his life, Allan Hornbeck has worked diligently and graciously. He and wife, Velma, are the parents of four children and eleven grandchildren. He is the owner of Allan Hornbeck Chevrolet, the second oldest Chevrolet dealership in the United States owned and operated by the family who founded it. As a distinguished contributor to the community, Allan has set a standard of service excellence that is such a vital part of Comm Bancorp, Inc. and Community Bank and Trust Company.

Mike Goskowski, secretary of Comm Bancorp, Inc., is president and founder of Kartri Sales, Inc. He and wife, Josephine, are the parents of two daughters and one granddaughter. He oversees the daily operation of M.G. Manufacturing Co., Inc., and Mi-Jo Enterprises, Inc. His companies manufacture shower curtains as well as accessories such as robes, bedspreads, slippers and embroidery products as well as screen printed items.

Mike has been very active in our community and has served on several community boards. He is chairman of the Carbondale Area Advisory Council, director and past president of Marian Community Hospital Foundation, director and past vice-president of Northeastern Pennsylvania Boy Scouts of America, director and past president of Tri-County Human Services, a former director/trustee of the St. Joseph's Hospital executive board and holds memberships in several community organizations.

The directors, officers and employees of Comm Bancorp, Inc. and Community Bank and Trust company would like to extend our best wishes and heartfelt thanks to Allan and Mike for their efforts. We wish them continued success and good health in the years to come.










PRESIDENT'S MESSAGE TO STOCKHOLDERS

This past year has been one of transition and challenge for Comm Bancorp, Inc. and its subsidiary, Community Bank and Trust Company (collectively, the "Company"). Management, consisting of the Board of Directors and executive officers had to make many difficult but necessary decisions during 1995.

As you are aware on May 24 1995, the Board of Directors of the Company entered into a Memorandum of Understanding ("MOU") with the Federal Reserve Bank of Philadelphia ("FRB") to reach a common goal of restoring and maintaining financial security for the Company. To accomplish this it was necessary to radically change direction from recent years. Restructuring the investment portfolio was our first priority. This task, completed during the fourth quarter of 1995, significantly reduced interest rate risk while eliminating regulatory criticism. However, the action resulted in the Company reporting security losses of $4.4 million. Action taken in 1995 involving the investment portfolio was the major factor in the restoration of the Company's financial condition.

Due to the sale of securities and the resulting costs of the MOU, earnings per share dropped from $4.53 in 1994 to $.27 in 1995. In a positive light, stockholders equity influenced by the recovery of the unrealized loss on investments increased $5.2 million ending the year at $27.9 million. Book value of your stock increased $7.10 to $38.04 in 1995.

In addition, Management felt that the Company needed to enhance its presence in the market areas therefore, marketing efforts intensified. These efforts emphasized our desire to return to a "Traditional Community Bank". The Company's loans grew approximately $19.3 million, or 10.0 percent. Residential mortgages for the communities we serve increased
7.6 percent in 1995. Average deposits of our customers grew $8.2 million to $317.9 million during 1995. Management took a less competitive stance in deposit pricing during the latter part of 1995 as a result of our improved liquidity position. Management was able to reduce total borrowings to $3.0 million at December 31, 1995, down significantly from its peak of $34.6 million during the second quarter of 1995.

I am pleased to inform you that we will be implementing a document imaging system in 1996. This state of the art technology will allow us to better serve our customers and will enhance profitability by reducing costs in many areas. Few other banks are currently utilizing this technology.

Please note, this annual statement is dedicated to Mr. Allan A. Hornbeck and Mr. Michael T. Goskowski who have retired from the Board of Comm Bancorp, Inc. but will continue to serve on the Bank Board. I would like to thank them for their years of faithful service and wish them prosperity and good health in all future endeavors.




PRESIDENT'S MESSAGE TO STOCKHOLDERS (CONTINUED)

Effective February 16, 1996, the MOU was withdrawn by the FRB. I would like to take this opportunity to thank Mr. William F. Farber, Chairman, for his unwavering dedication and efforts, and the Board of Directors, along with the entire staff for their support during a most difficult period for the Company as these accomplishments could not have been completed without that support. And to the stockholders, a special word of appreciation for your patience and understanding and pledge to you that we will make every effort to enhance the value of your investment and look forward to a very profitable 1996.


Sincerely,




David L. Baker
President and
Chief Executive Officer
































COMMUNITY PERSPECTIVES

Community Bank and Trust Company is nestled in the heart of Northeastern Pennsylvania's Endless Mountains. The natural beauty of the community is reflected within the hearts and souls of its local residents. Recent trends have brought many big banks into our community, thus making personal service a thing of the past. This is not so at Community Bank and Trust Company. Customers are the reason we are in business and that is why the bank provides our friends and neighbors with the kind of service that can only come from a community bank. In today's banking environment this is no small feat.

People often ask, "Why does the bank spend so much time promoting its community?". The answer is that it has made a commitment to putting the community first and keeping the local economy strong by reinvesting in its people and future. Our community, like the bank, was built on the idea of individuals working together for a better place to live. Community Bank and Trust Company will continue to work with you to nourish and support the beauty of our hometown.

The bank is proud to demonstrate its commitment to the community every day and continues to maintain its "Outstanding" Community Reinvestment Act rating. This rating is given annually to a small percentage of banks for meeting the credit needs of the communities they serve. This rating, as outlined by the Federal Reserve Bank, is given to a bank only when it has maintained a record of, and provided leadership in, ascertaining and helping to meet the credit needs of its entire delineated community, including low- and moderate-income neighborhoods, in a manner consistent with its resources and capabilities.

The U.S. Small Business Administration in Washington, D.C., recently notified management that Community Bank and Trust Company has been ranked as one of the leading banks in Pennsylvania in lending to small businesses. The bank continues to make available to community members, governmentally- supported lending programs, such as the U.S. Small Business Administration's Low Documentation Program, better known as the Low Doc Program, as an alternative to traditional financing. The Low Doc Program has enabled area businesses to grow.

In March, the bank had the honor of being the first lender in Pennsylvania to close a FmHA subsidized loan under a new arrangement with the Farmers Home Administration. Ron Smith, the Montrose office manager, had the privilege of closing this loan. The Carbondale office is currently working with the FmHA Subsidized Loan Program in conjunction with the Rural Economic Community Development Agency. The program helps low income families purchase homes with moderate downpayment requirements. Two such loans were processed in November.

The Carbondale office is a part of a participation loan in conjunction with other area banks for the relocation and expansion of the Carbondale Public Library, which is a one million dollar project. Bank officials met with from the Susquehanna County Planning Commission and a consultant from the Office of Community Affairs concerning a homeowners' rehabilitation program for low- and moderate-income families in eastern Susquehanna county. The program was approved in early 1995 and will be administered from the Clifford office. Also, the Nicholson office has worked with the Lackawanna County Redevelopment Authority to help finance part of the NatWest project to develop the Montage Mountain industrial area.

In the spring, Susan Faye Mancuso was appointed to the Simpson office advisory board. Mrs. Mancuso is a self-employed public accountant who resides in Carbondale and is active in many community organizations. In May, Thomas M. Chesnick was appointed to the position of Forest City office manager and Valerie Hite was promoted to the position of Simpson office manager.

In June, bank employees participated in the Geisinger Children's Miracle Network Telethon fundraiser. By making a monetary donation to the hospital, employees had the privilege of "dressing down" and wearing their "Caring for Kids" t-shirts to work.

At the annual stockholders meeting held in September, the bank's holding company honored retiring board member, Allan A. Hornbeck. Mr. Hornbeck provided twelve years of dedicated service to Community Bank and Trust Company and Comm Bancorp, Inc.

The bank has been involved with countless community service and volunteer projects such as Lackawanna County's Upper Valley Project Hope, the Riverside Park Project in Tunkhannock and the Forest City Rotary Miners Memorial. Community Bank and Trust Company provides financial support for activities of youth groups within the communities it serves such as the Nicholson Athletic Association, B & M Little League, Fairdale Baseball Association and Carbondale Miss C Softball, to name a few. The bank also supports activities and participates in fundraisers at local school districts like Carbondale Area, Elk Lake, Forest City Regional, Hancock Central, Lackawanna Trail, Montrose, Mountain View, Sacred Heart and Tunkhannock Area. In addition, Community Bank and Trust Company encourages excellence in education by annually providing U.S. Savings Bonds as awards to local high school seniors.

The bank and its staff hold memberships in the Chambers of Commerce located in Carbondale Area, Hancock Area, Wyoming County and the newly formed Susquehanna County Chamber. This active participation helps maintain a solid relationship with community business leaders and encourages the development of new business within the bank's service areas.

Directors, officers and staff volunteer their time and support to local community projects by involving themselves in charitable events such as Area "P" Special Olympics, the Fourth of July races in Montrose, Marian Community Hospital Charity Ball, Forest City Old Home Week, March of Dimes Walk-A-Thon and the Wyoming County Chamber of Commerce Annual Auction. Dedicated employees continued to participate in local community events by maintaining booths at Forest City Old Home Week, Wyoming County Fair, "Three for the Fourth" Celebration in Montrose, the Blueberry Festival, Nicholson Heritage Days, Endless Mountains Builders Show and Susquehanna County Dairy Days. Other community activities included the Carbondale Pioneer Days, Fell Township's 150th Anniversary celebration and the Great American Race in Thompson.

Community Bank and Trust Company would not have been able to provide these fine services and contributions without the commitment of the employees. They are the true life blood of Community Bank and Trust Company. Accordingly, we would like to recognize the following employees who reached milestones with the bank during 1995: Mary Ann Musho and Betty Oleniacz-25 years of service; Mary Anderson and Marie Maciejewski-15 years of service; Joan Harvey, Annette Lynch, Janice Nesky and Tom Sheridan-10 years of service; Diane Conboy, John B. Errico, Carol Gacha, Lisa Goerlitz, Gloria Hancock, Faith Kramer, Charlene Martin, Patty Seaman and Amy Trago-5 years of service.






























CONSOLIDATED SELECTED FINANCIAL DATA
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


YEAR ENDED DECEMBER 31                                       1995       1994       1993       1992      1991
____________________________________________________________________________________________________________
                                                         (C>
CONDENSED STATEMENTS OF FINANCIAL PERFORMANCE:
Interest income......................................... $ 26,467   $ 24,991   $ 24,094   $ 24,022  $ 23,512
Interest expense........................................   14,994     12,942     12,000     13,514    15,345
                                                         ________   ________   ________   ________  ________
  Net interest income...................................   11,473     12,049     12,094     10,508     8,167
Provision for loan losses...............................      435        800      1,080      1,285       820
                                                         ________   ________   ________   ________  ________
  Net interest income after provision for loan losses...   11,038     11,249     11,014      9,223     7,347
Noninterest income......................................   (3,196)     1,005      2,571      1,961       524
Noninterest expense.....................................    8,194      7,949      7,852      7,252     6,101
                                                         ________   ________   ________   ________  ________
  Income before income taxes............................     (352)     4,305      5,733      3,932     1,770
Provision for income taxes..............................     (552)       980      1,583      1,137       407
                                                         ________   ________   ________   ________  ________
  Net income............................................ $    200   $  3,325   $  4,150   $  2,795  $  1,363
                                                         ========   ========   ========   ========  ========


CONDENSED STATEMENTS OF FINANCIAL POSITION:
Investment securities................................... $123,922   $152,656   $149,672   $129,480  $103,919
Net loans...............................................  209,932    190,909    173,313    160,146   157,265
Other assets............................................   17,094     18,898     16,022     19,654    17,159
                                                         ________   ________   ________   ________  ________
  Total assets.......................................... $350,948   $362,463   $339,007   $309,280  $278,343
                                                         ========   ========   ========   ========  ========

Deposits................................................ $317,099   $316,169   $297,235   $280,826  $255,819
Short-term borrowings...................................              15,956      9,141      2,000
Long-term debt..........................................    3,048      5,050      5,800      3,200     1,400
Other liabilities.......................................    2,906      2,599      2,324      2,454     2,697
Stockholders' equity....................................   27,895     22,689     24,507     20,800    18,427
                                                         ________   ________   ________   ________  ________
  Total liabilities and stockholders' equity............ $350,948   $362,463   $339,007   $309,280  $278,343
                                                         ========   ========   ========   ========  ========


PER SHARE DATA:
Net income.............................................. $   0.27   $   4.53   $   5.66   $   3.81  $   1.86
Cash dividends declared.................................     0.63       0.62       0.61       0.59      0.57
Stockholders' equity.................................... $  38.04   $  30.94   $  33.42   $  28.36  $  25.13
Cash dividends declared as a percentage of net income...   231.00%     13.68%     10.70%     15.31%    30.67%
Average common shares...................................  733,360    733,357    733,298    733,031   732,922


SELECTED RATIOS (BASED ON AVERAGE BALANCES):
Net income as a percentage of total assets..............     0.06%      0.95%      1.30%      0.96%     0.52%
Net income as a percentage of stockholders' equity......     0.77      14.26      17.91      14.00      7.58
Stockholders' equity as a percentage of total assets....     7.25       6.65       7.26       6.68      6.91
Tier I capital as a percentage of adjusted total assets.     6.95       7.13       6.84       6.11      5.86
Net interest income as a percentage of earning assets...     3.48       3.68       4.09       3.95      3.49
Loans, net as a percentage of deposits..................    62.81%     61.01%     60.84%     59.15%    65.68%


SELECTED RATIOS AND DATA (BASED ON PERIOD END BALANCES):
Tier I capital as a percentage of risk-adjusted assets..    14.23%     13.82%     13.52%     12.38%    10.85%
Total capital as a percentage of risk-adjusted assets...    15.49      15.68      15.49      14.12     11.99
Allowance for loan losses as a percentage of loans, net.     1.83%      1.84%      1.80%      1.54%     1.00%
Full-time equivalent employees..........................      147        153        137        136       134
Locations...............................................       10         10         10         10        10













Note: Per share information reflects the retroactive effect of a 4 for 1 stock split effective February 1994. Average balance was calculated using average daily balances and includes nonaccrual loans.
          Tax equivalent adjustment was calculated using the prevailing statutory rate of 34.0 percent.

Management's Discussion and Analysis appearing on the following pages should be read in conjunction with the Consolidated Financial Statements beginning on page 109 and Management's Discussion and Analysis 1994 versus 1993 beginning on page 141.

OVERVIEW:

On May 24, 1995, the Board of Directors of Comm Bancorp, Inc. and subsidiary, Community Bank and Trust Company (collectively, the "Company") entered into a Memorandum of Understanding ("MOU") with the Federal Reserve Bank of Philadelphia ("FRB") in recognition of their common goals to restore and maintain the financial soundness of the Company and to improve the overall financial condition of Community Bank and Trust Company. Under the terms of the MOU, the Company and/or subsidiary was required to: (I) obtain the prior written approval of the FRB to declare or pay any dividends; (II) obtain the prior written approval of the FRB before the Company incurs any debt other than normal operating expenses; (III) obtain the prior written approval of the FRB before the Company redeems its own stock; (IV) submit to the FRB a written plan to maintain capital ratios well in excess of minimum regulatory guidelines; (V) submit to the FRB a written plan to ensure appropriate authority over and oversight of the Company's investment practices; (VI) prohibit the Company from additional purchases of high-risk securities and structured notes as well as securities not in compliance with the Board of Governors of the Federal Reserve System's ("Federal Reserve Board's") Supervisory Policy Statement on Securities Activities; (VII) retain an independent consultant to review the Company's securities activities and investments in the context of the Company's overall interest rate risk and liquidity position and provide a written report to the FRB thereon; (VIII) submit to the FRB revised investment policies and procedures to correct deficiencies cited in the FRB's examinations with respect to prior investment practices involving the investment portfolio; (IX) submit to the FRB a written liquidity plan to provide for an adequate level of assets to fund operations and meet customer needs; (X) submit quarterly progress reports to the FRB to assure compliance with the MOU; and (XI) submit the written plans, policies and procedures to the FRB for review and approval. The MOU was a direct result of regulatory concerns about prior investment practices and noncompliance with previously issued informal supervisory actions. Such supervisory action placed a significant administrative and reporting burden on the Company and increased both monetary and opportunity costs. Management estimated the costs associated with compliance to the MOU approximated $500 in 1995.

On February 16, 1996, the Company received the following information in a letter from the FRB delineating the Company's improved financial condition and strict compliance with all provisions of the MOU:


"As a result of the improving financial condition of Comm Bancorp, Inc. and Community Bank and Trust Company, the Federal Reserve Bank of Philadelphia is terminating the Memorandum of Understanding by and among the Company and the FRB, dated May 24, 1995. The termination of this supervisory action is pursuant to the authority granted to the FRB in provision 14.b. of the MOU. The effective date of the termination is February 16, 1996."

Management, consisting of the Board of Directors and executive officers, in conjunction with regulatory guidance was able to demonstrate, within nine months of the establishment of the MOU, a marked improvement in the Company's financial strength while mitigating various risk elements that restricted operations. During the final months of 1994 and early portion of 1995, the Company was subject to an inordinate amount of risk from changing interest rates as a result of the composition of its balance sheet. The Company was funding long-term assets with short-term liabilities, exposing itself to significant loss from upward pressure in short-term interest rates. In addition, the Company's liquidity posture was such that it was completely reliant on short-term borrowings from the Federal Home Loan Bank ("FHLB") to fund normal operations. Significant steps taken to relieve such adverse pressures included the divestiture of criticized investment securities, development of formalized plans, policies and procedures and reorganization of management oversight.

During the second quarter of 1995, the Company's reliance on short-term borrowings to fund long-term earning assets elevated to 15.2 percent.
The buildup in such funding was primarily attributable to the structure and composition of the investment portfolio. Rising interest rates in 1994 and the first quarter of 1995 made principal payments on mortgage backed securities virtually nonexistent and limited the Company's ability to create liquidity through investment dispositions, due to their deteriorating market values. Management alleviated the Company's liquidity crisis through the sale of certain investment securities and loans and by aggressively competing for retail deposits. Such actions had a positive influence on the Company's interest sensitivity posture as it allowed management to eliminate the Company's reliance on short-term funding and to reinvest the proceeds so that the Company could reduce its exposure to changes in interest rates. As required by the MOU, management developed formalized capital, liquidity and interest rate risk plans and investment and asset/liability policies to provide a framework in meeting the Company's strategic goal of becoming a "traditional community bank." This type of bank insures safety to depositors while providing a reasonable rate of return to stockholders by limiting the risk exposure of its assets. The Board of Directors reorganized management oversight of the Company through increased emphasis on director participation on committees, utilization of external consultants to assure independence and by naming a new President and Chief Executive Officer.



OPERATING ENVIRONMENT:

The Commerce Department reported the economy grew during 1995 at its slowest pace since the 1991 recession. The nation's gross domestic product, the total output of goods and services, declined to 2.1 percent in 1995 as compared to 3.5 percent in 1994. Such reduction in economic activity was not expected based on the strength demonstrated during the fourth quarter of 1994 when growth rates were at 4.0 percent annualized. Gains in personal consumption expenditures, plant and equipment spending and net exports during January of 1995 prompted the Federal Reserve Open Market Committee ("FOMC") to continue tightening its monetary policy, which began February 4, 1994. Accordingly the FOMC, concerned that high levels of business activity would be inflationary, increased the overnight federal funds and discount rates 50 basis points each on February 1, 1995. However, the pace of the economy began to falter at the end of the first quarter and throughout the second quarter of 1995, causing the FOMC to cut the federal funds rate by 25 basis points on July 6, 1995. Weak motor vehicle sales and housing starts, sluggish retail sales and reduced levels of business spending in the fourth quarter of 1995 caused the FOMC to continue easing by reducing the overnight federal funds rate another 25 basis points on December 19, 1995. Despite the slowdown in economic activity, unemployment and inflation rates remained strong throughout 1995 at 5.6 percent and 2.8 percent, respectively.

The 0.5 percent rate of economic expansion for Northeastern Pennsylvania during 1995 lagged behind both Pennsylvania and the nation. Slower population growth and higher unemployment and costs were principally responsible for the lower level of activity. Population throughout the Company's quad-county market area increased slightly at 1.0 percent based on a comparison of 1995 estimates to the 1990 census. Census growth rates for Pennsylvania and the nation were 1.7 percent and 5.6 percent, respectively. Unemployment rates in 1995 for the areas served by the Company continued to be higher than Pennsylvania's overall rate of 5.9 percent. Lackawanna, Susquehanna, Wayne and Wyoming counties experienced unemployment rates of 6.2 percent, 7.2 percent, 8.7 percent and 7.1 percent, respectively. In addition, Northeastern Pennsylvania was comparatively more expensive with respect to costs in other areas of the state with higher wages and benefits, energy, taxes and real estate expenses. In order to grow rapidly, a region needs an expanding market and favorable cost structure. As a result of the region lacking both qualities, management expects the local economy to grow 0.7 percent in 1996, far below the anticipated national growth level of 2.3 percent.

A continuation of the slowdown in economic activity could have a profound effect on the future financial condition and operating results of the banking industry. Declines in loan demand and higher delinquencies attributable to higher unemployment and interest rates, will adversely affect the asset quality and profitability of financial institutions in the future. On average, loans account for nearly 60.0 percent of bank assets, thus a reduced level of demand could tempt management to allocate resources to risky investments in order to obtain yields similar to those achieved through lending. Generally, loans out-yield investment securities by 200 to 300 basis points. Moreover, further reductions in economic activity will increase financial institutions' credit problems and levels of loan charge-offs. Such increase in net charge-offs, from declines in recoveries and higher volumes of consumer credit, will prompt banks to set aside larger provisions therefore reducing earnings. At the end of 1995, consumer installment debt totaled $1.05 trillion, up 13.4 percent from one year ago and 39.0 percent from 1990. In addition, rising interest rates as a result of inflationary pressure will have an adverse effect on fund costs, further narrowing net interest margins. Banks may be able to offset some of these adverse influences through reductions in noninterest operating expenses as a result of achieving synergistic efficiencies from mergers and reductions in deposit insurance premiums. Bank mergers and acquisitions amounted to $42.0 billion in 1995 as a result of the easing of laws prohibiting interstate banking and the push by large institutions to reduce their costs through efficiencies of scale. On average, institutions recovered a portion of the purchase price of 1995 acquisitions through the elimination of 38.0 percent of the target bank's noninterest expenses. In addition, the Federal Deposit Insurance Corporation's ("FDIC's") decision to lower deposit insurance costs reduced noninterest expenses by $4.0 billion in 1995 and is expected to further reduce such expenses by $1.0 billion in 1996. It is anticipated that the ten largest banks in the United States will save $10.0 million each in deposit insurance expense during 1996.

REVIEW OF FINANCIAL POSITION:

Total assets declined $11.6 million or 3.2 percent from $362.5 million at December 31, 1994, to $350.9 million at December 31, 1995. Such decline was in response to management's decision to sell investment securities criticized by regulators and those demonstrating a high degree of risk in order to eliminate the Company's reliance on short-term borrowings to fund normal operations. In addition to being relieved of its debt burden, the Company's liquidity, capital and interest sensitivity positions improved as management redirected excess proceeds from the sale of such assets. Liquidity, as defined by the net amount of liquid assets and volatile liabilities, increased from $20.3 million at December 31, 1994, to $62.2 million at December 31, 1995. The capital level strengthened as indicated by an improvement in the ratio of stockholders' equity to total assets at December 31, 1994 and 1995, from 6.3 percent to
8.0 percent. The depressed capital position at year-end 1994 was primarily a reflection of the risk inherent throughout the investment portfolio. The Company reported net unrealized holding losses of $4.7 million at December 31, 1994, as compared to net unrealized holding gains of $780 at December 31, 1995. Such actions also improved the Company's exposure to changes in interest rates as reflected by having approximately equal amounts of rate sensitive assets and rate sensitive liabilities repricing within the next year.

The reduced volume of local economic activity had a direct reflection on the demand for credit during 1995. Adjusting for short-term credit extensions to other financial institutions and the sale of student loans, average loans increased $10.3 million in 1995, a reduction from the $14.2 million level experienced in 1994. Employment conditions deteriorated in Northeastern Pennsylvania as evidenced by a reduction in average weekly earnings resulting from a decline in the average number of hours worked. The average weekly earnings of a manufacturing worker in the Company's market area declined from four hundred forty-eight dollars at December 1994, to four hundred two dollars at December 1995. Similarly, the average weekly hours worked decreased from 39.8 in 1994 to 33.3 in 1995. Loan demand is expected to remain soft throughout 1996 as the number of workers and their earnings remain relatively unchanged from 1995. Gains in the service sector will be offset by a declining number of manufacturing positions. In addition, wage growth will be restrained as a result of job insecurity and increased pressure on companies to keep operating costs low.

Such weakness in local economic conditions also affected the Company's asset quality during 1995. Nonperforming assets increased 27.4 percent from $3.3 million to $4.2 million at December 31, 1994 and 1995, respectively. Expectations of slightly higher unemployment levels and greater volumes of consumer debt over the next twelve months could have a profound adverse effect on future asset quality and the amount of loans charged-off. Net charge-offs during 1995 approximated 27.5 percent of the 1994 level. Management does not anticipate being able to sustain the favorable volume experienced in 1995 as a result of reduced potential for recoveries and instability of employment conditions.

Regulatory authorities characterized the Company's investment portfolio during 1994 as one exhibiting an inordinate amount of risk while being an inadequate source of secondary liquidity. Such riskiness was demonstrated by the aggregate fair value of the portfolio being $12.0 million below amortized cost at December 31, 1994. Additionally, the weighted average life of all investments held approximated 10.3 years at year-end 1994. Moreover, nearly half of the portfolio was invested in lower-quality mortgage backed securities exhibiting greater risk due to the structure and composition of such holdings. Management took significant steps in addressing regulatory concerns through restructuring its oversight of the investment function, hiring an external investment management consultant group and formulating and implementing a portfolio reconstitution plan. As a result of such action, management constructed a portfolio that provides a reasonable rate of return with considerably less risk while assuring a continuous flow of cash to fund normal operations. At December 31, 1995, the investment portfolio fair value exceeded its amortized cost by $1.2 million. The weighted average life of such portfolio was 3.2 years with an expected average term until cash flows are received of 2.4 years. The amount of investment repayments from maturities and principal payments due within one year increased substantially from $1.4 million at December 31, 1994, to $21.6 million at December 31, 1995. Attestation of the improved quality and elimination of risk in the investment portfolio was the removal of the aforementioned supervisory action, which was a direct result of the past problems with such asset base.

Average deposit volumes grew $8.2 million from $309.7 million in 1994 to $317.9 million in 1995, a 2.6 percent increase. The deposit increase for 1995 falls below the increase for the comparable period last year of $22.5 million or 7.8 percent and the favorable change of 7.6 percent in the Company's peer group of 35 banks in Northeastern Pennsylvania. The Company's reduced rate of deposit growth in 1995 was attributable to less aggressive competition for funds during the latter part of the year in light of its improved liquidity position. Management may have to reemphasize its historically aggressive product pricing if it perceives a higher rate of disintermediation from customers who are willing to invest in non-bank depository vehicles that yield higher returns but offer a greater degree of risk.

Stockholders' equity increased $5.2 million from $22.7 million at December 31, 1994, to $27.9 million at December 31, 1995. The 22.9 percent rise in capital was directly attributable to a reversal in the unrealized holding adjustment on available for sale investment securities of $5.5 million during 1995. The investment portfolio reconstitution materially reduced the Company's future exposure to capital depreciation from deteriorating market values. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," reductions in the fair values of available for sale investments below their amortized costs are recorded as adjustments, net of income taxes, to stockholders' equity. The 300 basis point rise in general market rates during 1994 caused stockholders' equity to be reduced $4.7 million at December 31, 1994. Although the size of the available for sale portfolio at year-end 1995 was twice the amount at the same period last year, the expected capital loss from rising interest rates is considerably less because of improvements in the quality, composition and structure of the investment portfolio.

INVESTMENT PORTFOLIO:

Actions taken during 1995 involving the investment portfolio were the most significant factors in restoring the strength of the Company's financial condition. As aforementioned, the investment portfolio, prior to such actions, was subject to harsh regulatory criticism for exposing the Company to inordinate amounts of risk while providing insufficient liquidity to fund normal operations. Although containing minimal credit risk, the portfolio was subject to an excessive amount of interest rate, extension, call and marketability risk. Credit risk, referring to the probability that an issuer is unable to meet principal and interest payments on a timely basis, was mitigated as the majority of the holdings were directly or indirectly guaranteed by the U.S. Government or its agencies. However, the Company's prior investment practices and actions exposed it to substantial interest rate risk from price volatility. Such practices and actions include those that are referred to as unsuitable pursuant to the Federal Reserve Board's Supervisory Policy Statement on Securities Activities, as revised April 15, 1994, and the Federal Reserve Board's Supervisory Policy Statement on Structured Notes dated August 5, 1994. Rises in general market rates during 1994 and the first quarter of 1995 caused strains on the Company's liquidity position as a significant portion of the investment portfolio could not be disposed of without realizing significant losses. The aggregate market value deteriorated from a gain of $1.5 million at December 31, 1993, to a loss of $12.0 million at December 31, 1994. Moreover, such changes in general market rates caused a significant slowdown in the cash flows received from mortgage backed securities and extended the weighted average life of the portfolio. Monthly cash receipts from mortgage backed securities declined from $3.5 million in January of 1994 to $133 in December of 1994. Such slowdown also adversely affected the Company's asset/liability sensitivity position as it restricted management's ability to reinvest such receipts at higher interest rates. Many securities included embedded options, allowing the issuer to call the debt if interest rates declined, thus restricting the Company to only obtaining the contractual premium rate when market rates exceed such premium rate, making it less attractive by comparison. In addition, poor quality with respect to the structure and composition of the holdings subjected the Company to marketability risk. Management experienced difficulty in determining the value at which a security could actually be sold because of the size of the spread between the bid price and offer price. As a direct result of the excessive amount of these types of risks prevalent throughout the portfolio, the Company was placed under an MOU from May 24, 1995, to February 16, 1996.

In order to address regulatory concerns and significantly mitigate the portfolio's risk, management formulated an action plan. Such plan included restructuring management oversight of the investment function, hiring an external investment management consultant group, development of a formalized investment policy and procedures and formulation and implementation of a portfolio reconstitution plan. On April 26, 1995, the Board of Directors exercised the termination option provision of the then President and Chief Executive Officer's employment agreement. Prior to such date, the former President and Chief Executive Officer had primary oversight and authority over the investment function. Following the execution of the termination provision, the Board of Directors restructured the investment committee, emphasizing the need for its proactive and direct involvement in the oversight of the investment function. Shortly after its restructuring, the committee hired an external investment management consultant group. Such group, a division of a large international certified public accounting firm, was hired primarily to assist management in assessing the amount and degree of the portfolio's risk and in formulating a sound investment policy and procedures to be followed consistently. Management utilized the consultant's risk assessment analysis as one of its primary tools in formulating the Company's reconstitution plan. The investment policy, approved by the Board of Directors on August 30, 1995, and deemed acceptable by the FRB on September 21, 1995, prohibits practices considered unsuitable as defined in the Federal Reserve Board's Supervisory Policy Statement on Securities Activities along with options and derivative transactions. Such policy promotes investment portfolio safety and soundness through establishment of strict limitations to the quality, quantity and maximum maturity for each type of security. Moreover, various operational procedures were adopted to enhance internal controls and assure adherence with the investment policy.

Pursuant to the guidance set forth in the MOU, management submitted a copy of a written report by the Company's external investment management consultant to the FRB on July 5, 1995. Such report was reviewed and deemed acceptable by the FRB on July 24, 1995. The report provided a comprehensive review of the Company's securities activities and the investments in its portfolio in the context of the Company's overall interest rate risk and liquidity position. Specifically, the report provided a volatility analysis of yield, market value and other factors to assess various risks over a variety of interest rate scenarios. In addition, the Company's investment and asset/liability management policies and procedures were analyzed in making recommendations to the Company's management concerning its risk identification procedures and controls. Such recommendations were included in the investment and asset/liability policies adopted by the Board of Directors during 1995. The investment committee continues to utilize external investment management consultants in reviewing the risk related to its investment portfolio.

Management took the first step in reconstituting the investment portfolio during the end of the second quarter and early part of the third quarter of 1995, by disposing of thirty-two available for sale securities having an amortized cost and fair value of $31.1 million and $29.2 million, respectively. Specifically, the sale consisted of twenty-six high-risk collateralized mortgage obligations ("CMOs") having an amortized cost of $25.0 million and a fair value of $23.4 million and six structured notes having an amortized cost of $6.1 million and a fair value of $5.8 million. The $1.9 million loss arising from such sale was recognized in the second quarter of 1995, the period in which the decision to sell was made, pursuant to guidance in the Financial Accounting Standards Board ("FASB") Emerging Issues Task Force ("EITF") Topic D-44 "Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value." The Company's investment in such types of securities, its investment in long-term variable-rate securities and activities in writing options on U.S. Treasury and agency securities were the primary focus of regulatory criticism. High-risk CMOs, as defined in the Federal Reserve Board's Supervisory Policy Statement on Securities Activities, are mortgage derivative products that at the time of purchase, or at a subsequent testing date, meet any of the average life or interest sensitivity tests. None of such Federal Reserve Board defined high-risk securities met the definition of high-risk nonequity CMOs as defined in Issue 2 of FASB's EITF 89-4, "Accounting for a Purchased Investment in the Collateralized Mortgage Obligation Instrument or in a Mortgage-Backed Interest-Only Certificate." EITF 89-4 defines high-risk nonequity CMOs as those that have the potential for loss of a significant portion of their original investments due to changes in interest rates, prepayment rates of the assets of the CMO structure or earnings from temporary reinvestment of cash collected by the CMO structure but not yet distributed to the holders of its obligations. Accordingly management, after considering whether such securities satisfied any of the three subtests outlined above, did not discount these CMOs to the present value of estimated future cash flows at a risk-free rate to determine whether or not an other than temporary impairment existed. Management applied the guidance to each type of CMO instrument, including those with unusual or unique terms or features, in formulating its conclusion that such securities did not meet the EITF 89-4 definition of a high-risk nonequity CMO. Subsequent to the aforementioned sale, the Company held Federal Reserve Board defined high-risk CMOs with an amortized cost and fair value of $4.3 million. Structured notes, many of which are issued by U.S. Government agencies, government-sponsored agencies and other organizations with high credit ratings, are debt securities having embedded options with cash flows that are often dependent on one or more indices. Such securities tend to have medium-term maturities and reflect a wide variety of cash flow characteristics that can be tailored to the needs of individual investors. As a result of their affiliation with the federal government, structured notes have minimal credit risk. However, such investments contain a high degree of many of the other aforementioned types of risks. The Company's holdings of structured notes subsequent to the sale had an amortized cost of $18.0 million and a fair value of $17.6 million at June 30, 1995.
Specifically, that portion of the investment portfolio consisted of $15.0 million of step-up bonds, $1.0 million of dual index notes and $2.0 million of de-leveraged bonds.

The second phase of the investment portfolio's reconstitution was more difficult as it considered the reclassification of securities designated as held to maturity to available for sale. SFAS No. 115 requires an enterprise to reassess the appropriateness of its accounting and reporting classifications of debt and equity securities at each reporting date. Accordingly, management prepared a comprehensive analysis to the effects of such action from both a regulatory and accounting position. Pursuant to the MOU, the Company was required to maintain a Tier I Leverage ratio exceeding 5.0 percent after adjusting for market depreciation, net of taxes, in securities classified as available for sale and those high-risk CMOs and structured notes classified as held to maturity. An entity not subject to such supervisory action excludes such adjustments in calculating its Tier I Leverage ratio. In addition to the regulatory consideration, management had to consider the effects of such action on a financial accounting basis. Contrary to standard regulatory accounting treatment, whereby an institution not subject to supervisory actions can exclude the unrealized holding adjustment on available for sale securities, financial accounting requires such adjustment to be included as a separate component of stockholders' equity. The Board of Directors, after an extensive examination of the results set forth in such analysis on September 30, 1995, voted unanimously to transfer the entire held to maturity portfolio to available for sale. In conjunction with its review of the analysis, the Board of Directors made the decision to sell specific securities that were transferred from the held to maturity portfolio to the available for sale portfolio, which it did in the beginning of October 1995. The resulting loss of $2.5 million on the sale was recognized in earnings in the third quarter of 1995, the period in which the decision to sell was made. Securities disposed of during the second phase of the portfolio reconstitution plan had an amortized cost of $59.5 million and a fair value of $57.0 million. As a result of completing the second phase, management eliminated all CMOs designated as high-risk and those that had the possibility of meeting any of the average life or interest sensitivity tests in the future. In addition, the carrying value of structured notes was reduced through sales from $21.1 million at December 31, 1994, to $2.9 million at December 31, 1995. After a discussion with an external investment management consultant and review by the FRB, management decided to retain three structured notes with maturities of less than three years. The decision to hold these securities was based on their market values being less than their economic value at the analysis date. Another major group of securities sold during the second phase of the reconstitution were long-term variable-rate securities. The strategy to acquire variable rate securities was implemented in order to reduce the Company's exposure to net interest margin erosion and guard against price deterioration. However, as rates rose in 1994 and the early part of 1995, such securities experienced significant price volatility even though their interest rates reset monthly or quarterly. Unattractive coupons relative to alternatives and the existence of embedded caps, which restrict the coupon rate from exceeding a certain level regardless of rises in general market rates, were principally responsible for such value deterioration. The Company's holdings of variable rate securities declined from $52.0 million at December 31, 1994, to $17.3 million at December 31, 1995. The weighted average life of such securities decreased significantly from
13.2 years to 2.5 years at year-end 1994 and 1995, respectively.

Pursuant to SFAS No. 115, sales or transfers from the held to maturity classification for reasons other than those specified, call into question an enterprise's intent to hold other debt securities to maturity in the future. Accordingly, the successful implementation of the reconstitution plan, which benefited the Company by materially reducing its risk posture, could have a material adverse impact on its book value in the future. Management will not be able to establish a held to maturity classification for future purchases or transfers until a time when circumstances have changed such that management can assert with a greater degree of credibility that it now has the intent to hold debt securities to maturity. As a result, a significant rise in interest rates would reduce the Company's book value as management would be required to report the resulting unrealized loss, net of income taxes, as a separate component of stockholders' equity. On October 18, 1995, the FASB voted to temporarily suspend the rule prohibiting sales or transfers from the held to maturity classification allowing enterprises a one-time opportunity during the fourth quarter of 1995 to reassess the appropriateness of the classifications of all securities held without calling into question the holding intent of that enterprise. Management was unaware that FASB would suspend such rule at the time it decided to transfer securities from held to maturity to available for sale. Accordingly, management will not be able to establish a held to maturity classification for an indefinite period, unlike enterprises that were afforded the opportunity to transfer securities unchallenged during the temporary dispensation period.

The following table sets forth the carrying values of the major classifications of securities as they relate to the total investment portfolio over the past five years:

DISTRIBUTION OF INVESTMENT SECURITIES

                                          1995             1994             1993            1992             1991
                                    ________________ ________________ ________________ ________________ _______________
DECEMBER 31                           AMOUNT    %      AMOUNT    %      AMOUNT    %     AMOUNT     %     AMOUNT    %
_______________________________________________________________________________________________________________________
Held to maturity:
U.S. Treasury securities...........                  $ 12,042   7.89% $ 13,027   8.96% $ 27,956  25.28% $32,570  32.87%
U.S. Government agencies...........                    36,993  24.25    29,306  20.16     3,730   3.37    3,389   3.42
State and municipals...............                    20,616  13.51    20,000  13.75    13,065  11.82    4,075   4.11
Mortgage backed securities.........                    38,015  24.92    28,042  19.29    21,339  19.30   54,325  54.83
Other securities...................                                      1,305   0.90     3,125   2.83    4,726   4.77
                                    ________ ______  ________ ______  ________ ______  ________ ______  _______ ______
  Total held to maturity...........                   107,666  70.57    91,680  63.06    69,215  62.60   99,085 100.00
                                    ________ ______  ________ ______  ________ ______  ________ ______  _______ ______

Available for sale:
U.S. Treasury securities........... $ 43,751  40.25%    3,366   2.21     2,995   2.06
U.S. Government agencies...........   26,213  24.11     7,283   4.77     5,959   4.10
State and municipals...............   30,512  28.07
Mortgage backed securities.........    6,154   5.66    29,444  19.30    41,854  28.78    41,357  37.40
Other securities...................    2,076   1.91     4,807   3.15     2,912   2.00
                                    ________ ______  ________ ______  ________ ______  ________ ______  _______ ______
  Total available for sale.........  108,706 100.00    44,900  29.43    53,720  36.94    41,357  37.40
                                    ________ ______  ________ ______  ________ ______  ________ ______
    Total.......................... $108,706 100.00% $152,566 100.00% $145,400 100.00% $110,572 100.00% $99,085 100.00%
                                    ======== ======  ======== ======  ======== ======  ======== ======  ======= ======


The investment portfolio represented 32.2 percent of earning assets at December 31, 1995, compared with 43.9 percent a year ago. As evidenced by such reduction, management expects the investment portfolio to become less prominent in the Company's asset mix as it focuses efforts on satisfying local credit demand. As aforementioned, the Company transferred its entire held to maturity portfolio to available for sale during the third quarter of 1995. In comparison, the peer group held
87.7 percent of its investments in the available for sale classification at December 31, 1995. Proceeds from the sale of available for sale securities amounted to $87.1 million and $13.6 million in 1995 and 1994, respectively. The Company realized net securities losses of $4.4 million in 1995 and net securities gains of $495 in 1994 as a result of such sales. The proceeds were used primarily to retire short-term debt and fund loan demand. For the years ended December 31, 1995 and 1994, the Company had repayments from maturities, calls and principal payments on securities totaling $4.9 million and $15.4 million, respectively. Securities purchases amounted to $44.2 million and $38.9 million during 1995 and 1994, respectively. Purchases during 1995 consisted principally of short-term U.S. Treasury securities to provide future liquidity in funding the loan portfolio and medium-term obligations of states and municipalities to lower the Company's effective tax rate. The net unrealized holding gain amounted to $780, net of income taxes of $401, at December 31, 1995. Such gain represents a change in the net unrealized adjustment of $5.5 million, net of income taxes of $2.8 million, from December 31, 1994. The net unrealized holding loss totaled $4.7 million, net of income taxes of $2.4 million, at December 31, 1994.

The tax equivalent yield on the investment portfolio improved from 6.1 percent in 1994 to 6.4 percent in 1995. The improvement was principally due to the Company replacing lower-yielding variable-rate securities with higher-yielding fixed-rate securities. As a result of the portfolio reconstitution, U.S. Treasury and tax-exempt municipal securities accounted for 68.3 percent of total investments at December 31, 1995, as compared to 23.6 percent at December 31, 1994. The investment portfolio contains minimal credit risk since the majority of its holdings are issued and/or guaranteed by the U.S. Government or federally sponsored agencies. Except for U.S. Treasury securities and U.S. Government agencies, there were no securities of any individual issuer that exceeded
10.0 percent of the Company's stockholders' equity at December 31, 1995 and 1994. All of the securities in the Company's portfolio are considered "investment grade," receiving a rating of "Baa" or higher from Moody's or "BBB" or higher from Standard and Poor's rating services, except for $2.4 million of tax-exempt obligations of local municipalities, at December 31, 1995. Investment securities with an amortized cost of $34.0 million and $39.0 million at December 31, 1995 and 1994, respectively, were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law.
The fair value of such securities was $34.1 million and $36.7 million at December 31, 1995 and 1994, respectively.

Management performs quarterly stress tests on the investment portfolio to determine what effects interest rate changes will have on its value. These tests indicate the investment portfolio at December 31, 1995, would lose approximately 2.7 percent of its value with a 100 basis point increase in general market rates as compared to an expected additional loss of approximately 5.5 percent at December 31, 1994.


The following table sets forth the maturity distribution of the amortized cost, fair value and weighted average tax equivalent yield of the available for sale portfolio at December 31, 1995. The weighted average yield based on amortized cost has been computed for state and municipals on a tax equivalent basis using the statutory tax rate of 34.0 percent. The distributions are based on contractual maturity with the exception of mortgage backed securities and CMOs, which have been presented based upon estimated cash flows, assuming no change in the current interest rate environment. Expected maturities will differ from contracted maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

MATURITY DISTRIBUTION OF AVAILABLE FOR SALE PORTFOLIO

                                                AFTER ONE        AFTER FIVE
                                  WITHIN        BUT WITHIN       BUT WITHIN        AFTER
                                 ONE YEAR       FIVE YEARS       TEN YEARS       TEN YEARS         TOTAL
                              ______________________________________________________________________________
DECEMBER 31, 1995             AMOUNT YIELD   AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT  YIELD    AMOUNT  YIELD
____________________________________________________________________________________________________________
Amortized cost:
U.S. Treasury securities.... $16,124  5.70% $27,370   5.62%                                  $ 43,494   5.65%
U.S. Government agencies....   4,699  4.80   21,817   4.88                                     26,516   4.87
State and municipals........     405  5.82    3,947   5.82   $5,780   8.33% $19,485   8.11%    29,617   7.82
Mortgage backed securities..     341  6.89    2,601   6.48    3,182   5.82                      6,124   6.16
Other securities............                                                  1,774   6.00      1,774   6.00
                             _______        _______          ______         _______          ________
  Total..................... $21,569  5.52% $55,735   5.38%  $8,962   7.44% $21,259   7.93%  $107,525   6.09%
                             =======        =======          ======         =======          ========

Fair value:
U.S. Treasury securities.... $16,166        $27,585                                          $ 43,751
U.S. Government agencies....   4,685         21,528                                            26,213
State and municipals........     405          3,946          $6,034         $20,127            30,512
Mortgage backed securities..     342          2,614           3,198                             6,154
Other securities............                                                  2,076             2,076
                             _______        _______          ______         _______          ________
  Total..................... $21,598        $55,673          $9,232         $22,203          $108,706
                             =======        =======          ======         =======          ========


In October 1994, the FASB issued SFAS No. 119, "Disclosure about
Derivative Financial Instruments and Fair Value of Financial
Instruments," which requires disclosures about amounts, nature and terms of derivative financial instruments. In addition, SFAS No. 119 requires that a distinction be made between financial instruments held or issued for trading purposes and those held or issued for other than trading purposes. For entities that hold or issue derivative financial instruments for trading purposes, SFAS No. 119 requires disclosure of average fair value and of net trading gains or losses. For entities that hold or issue derivative financial instruments for purposes other than trading, it requires disclosure about those purposes and how the instruments are reported in financial statements. For entities that hold or issue derivative financial instruments and account for them as hedges of anticipated transactions, it requires disclosure about the anticipated transactions, the classes of derivative financial instruments used to hedge those transactions, the amounts of hedging gains and losses deferred and the transactions or other events that result in recognition of the deferred gains or losses in earnings.


Because SFAS No. 119 excludes mortgage backed securities and interest-only and principal-only obligations from its definition of derivative financial instruments, the Company's involvement was limited to its writing of covered call option contracts on U.S. Treasury securities, which were subsequently exercised or expired. Such options were used to limit its exposure to market fluctuations on investment securities and were not used for trading purposes. A call option obligates the Company to sell a fixed quantity of securities to the option holder at a specific price within a specific term. The writing of an option effectively limits the Company's ability to hold the underlying security beyond the short-term, which necessitates the transfer of such assets to the trading account classification. The Company recognized gross gains of $24 and gross losses of $110 in 1994, as a result of transferring securities from the available for sale classification into the trading account. The aggregate trading account losses amounted to $656 in 1994. The Company did not recognize any such gains or losses in 1995 as a result of the discontinuance of writing option contracts prior to the fourth quarter of 1994. Furthermore, the revised investment policy adopted in 1995 prohibits future option and trading activities.

LOAN PORTFOLIO:

Despite the modest level of economic expansion, bank loan portfolios grew in response to the conducive interest rate environment. Loan volumes for all commercial banks in the United States grew 9.4 percent during 1995 while the volumes for the Company's peer group increased 7.8 percent over the same period. Lower interest rates provided a more favorable environment for purchasing homes while reducing costs associated with business loans, as well as costs related to the purchase of other goods on credit. The favorable impact of declining interest rates was partially offset by consumer anxiety over adding to their already high debt burdens, given the uncertainty of job and income growth. Analysts believe the high spending patterns of individuals and businesses demonstrated during 1995, would have been greater, if not for the moderate economic conditions.

For the year, consumer lending, consisting of household debt not secured by real estate, grew 13.4 percent for all commercial banks in the United
States and represented 45.0 percent of bank lending. Consumers took on debt at an average annual rate of 10.8 percent in the second half of 1995, somewhat less than the 15.0 percent annualized rate for the first half of the year. By year-end, consumer installment debt reached $1.05 trillion, marking an increase of 39.0 percent over the 1990 level.
Commercial lending also increased in 1995, rising 8.2 percent over 1994 volumes. Reductions in the cost of financing investments in new capital provided some offset to the slowing tendencies that normally accompany a moderation in economic growth.


The interest rate environment also encouraged growth in the mortgage sector. Average mortgage rates began 1995 at 9.2 percent and dropped to
7.1 percent by year-end. Reductions in mortgage interest rates have put the cost of financing a house within reach for a greater number of families and made it possible for a significant number of households to ease their debt-service burdens by refinancing their homes at lower rates. Refinancing accounted for 51.5 percent of conventional home loans made by banks in 1995. Reductions in the construction of new homes and apartments by 7.3 percent in 1995 was offset by sales of existing homes of 3.8 million units accounting for the 5.0 percent rise in median home prices. Home prices in the Northeast contradicted such trend declining
0.7 percent during 1995.

Indications are that economic and employment conditions throughout
Northeastern Pennsylvania will remain below the expected moderate level of the nation during 1996. Should this occur, management may have to become more aggressive with respect to product pricing. Such action could have a material adverse effect on the Company's net interest margin if management is unable to make a corresponding reduction in fund costs.

Loans, net of unearned income, were $213.8 million at December 31, 1995, an increase of $19.4 million, or 9.9 percent, over the volume reported at December 31, 1994. Such increase, adjusted for short-term credit extensions to other financial institutions and the disposition of student loans, would have amounted to $5.9 million in 1995. The Company had aggregate loans of $19.0 million to certain large Pennsylvania-based commercial banks at December 31, 1995. None of such loans had maturities greater than six months. In addition management, in response to liquidity strains, sold student loans with a carrying value of $5.6 million to its servicing agent during the second quarter of 1995. The increase in aggregate loan demand, after considering such adjustments, can be explained by a rise in the volume of loans to finance one-to-four family residential properties of $8.6 million and those to finance commercial real estate properties of $3.2 million offset primarily by a decline in commerical and industrial loans. Loans, net of unearned income, as a percentage of total earnings assets were 63.3 percent and
56.0 percent at December 31, 1995 and 1994, respectively. Such material increase was a result of the implementation of the investment portfolio reconstitution plan and reflected management's desire to redirect the institution's asset base in becoming a "traditional community bank."
During 1995, the peer group's average loans accounted for 62.2 percent of average assets as compared to the Company's ratio of 55.6 percent.

The Company's volume of loans with predetermined interest rates increased
$5.7 million and represented 80.7 percent of the portfolio while those bearing floating or adjustable interest rates rose $13.7 million and represented 19.3 percent of the portfolio at December 31, 1995.
Customers, in taking advantage of declining interest rates, opted for variable-rate products as opposed to higher-costing fixed-rate products.
The tax equivalent yield on the loan portfolio rose from 8.5 percent in 1994 to 8.8 percent in 1995. Such increase came primarily during the first half of 1995 when interest rates were at their highest point. With the decline in rates, the Company's yield remained level throughout the second half of 1995. Contrary to the large volume of refinancings nationwide, the volume of refinanced residential mortgages declined significantly from $14.4 million in 1994 to $9.5 million in 1995.
Management expects loan yields to remain level or decline further during 1996 as a result of the falling interest rate environment. Additionally, yields may not improve as management attempts to increase the volume of loans through competitive product pricing and new product introductions.

The composition of the loan portfolio changed during 1995 primarily due to the effects of the short-term credit extensions made to commercial banks and the disposition of student loans. Commercial loans increased
$12.2 million during 1995 and represented 19.5 percent of loans, net of unearned income. Excluding the commercial bank loans, such segment of the loan portfolio would have experienced a decline of $6.8 million during 1995. Although banks throughout the nation experienced a marked increase in consumer credit, the Company experienced a drop in such loans. The $4.6 million decline in consumer loans from $23.9 million at December 31, 1994, to $19.3 million at December 31, 1995, was primarily attributable to the Company's sale of student loans to a servicing agent in the second quarter of 1995. Had such sale not occurred, the Company would have had an increase of $1.0 million in consumer loans for 1995.
Despite such nonrecurring effects, loans to finance real estate remained at approximately 72.0 percent of total loans outstanding. A favorable interest rate climate coupled with declining home prices in the Northeast were the primary reasons for the increased residential mortgage lending.
The Company's interest rates on mortgage loans peaked at 9.5 percent during the first quarter of 1995. By the end of the fourth quarter rates as low as 7.0 percent were being offered on the same products. The
Company's loan demand is expected to improve during 1996 as management places increased emphasis on building the loan portfolio through competitive product pricing and enhanced marketing efforts. Such improvement could be hampered if local economic conditions deteriorate.
Based on the Company's asset/liability simulation model, management feels confident it can facilitate loan demand through payments and prepayments on investments and loans and increases in core deposits. Management expects to receive approximately $49.8 million from repayments on loans and investment securities during 1996. In the event an uncharacteristic increase in loan demand arises in 1996, management could facilitate such demand by aggressively competing for deposits or utilizing various credit products available through the FHLB.

At December 31, 1995, the Company had no loan concentrations exceeding
10.0 percent of total loans. Loan concentrations are considered to exist when there are amounts lent to individual or multiple borrowers engaged in similar activities that would cause them to be similarly affected by changes in economic or other conditions. The Company limits its exposure to concentrations of credit risk by the nature of its lending activities as approximately 56.6 percent of total loans outstanding are secured by residential properties. The average mortgage outstanding on a residential property was $32.9 at December 31, 1995. The Company maintains a policy restricting the loan-to-value ratio to 80.0 percent.
The loan portfolio does not consist of any form of credit involving highly-leveraged transactions, defined as financing transactions that involve the buyout, acquisition or recapitalization of an existing business and include credits extended to highly-leveraged industries.

In the ordinary course of business, the Company has entered into off-balance sheet financial commitments consisting of commitments to extend credit, unused portions of home equity and credit card lines and commercial letters of credit. Such commitments are recorded in the financial statements when they are exercised. The Company's involvement in and exposure to credit loss in the event of nonperformance by the other party is represented by the contractual amounts of such commitments. The Company employs the same credit policies and requirements in making off-balance sheet credit commitments as it does for on-balance sheet instruments. Provision for losses, if any, is included in the Company's allowance for loan losses. No provision was deemed necessary at December 31, 1995 or 1994. Such commitments are generally issued for one year or less and often expire unused in whole or part by the customer. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include property, plant and equipment, primary residential properties, and to a lesser extent, income-producing properties. The
Company's exposure to such commitments remained constant at $9.6 million at December 31, 1995 and 1994, respectively.

The following table sets forth the composition of the loan portfolio at year-end for the past five years:

DISTRIBUTION OF LOAN PORTFOLIO


                                         1995             1994             1993             1992             1991
                                 ________________  ______________ _________________ ________________ _________________
DECEMBER 31                        AMOUNT    %      AMOUNT    %      AMOUNT    %      AMOUNT    %      AMOUNT     %
______________________________________________________________________________________________________________________
Commercial, financial and others $ 41,593  19.45% $ 29,419  15.13% $ 22,633  12.82% $ 21,754  13.38% $ 25,770   16.22%
Real estate:
  Construction..................    1,014   0.47     2,771   1.42     5,079   2.88     4,980   3.06     3,092    1.95
  Mortgage......................  151,926  71.05   138,379  71.15   125,848  71.31   112,544  69.20    99,724   62.78
Consumer, net...................   19,302   9.03    23,916  12.30    22,922  12.99    23,365  14.36    30,255   19.05
                                _________ ______  ________ ______  ________ ______  ________ ______  ________  ______
  Loans, net of unearned income.  213,835 100.00%  194,485 100.00%  176,482 100.00%  162,643 100.00%  158,841  100.00%
Less: allowance for loan losses.    3,903 ======     3,576 ======     3,169 ======     2,497 ======     1,576  ======
                                 ________         ________         ________         ________         ________
    Net loans................... $209,932         $190,909         $173,313         $160,146         $157,265
                                 ========         ========         ========         ========         ========



Management continually examines the maturity distribution and interest rate sensitivity of the loan portfolio in an attempt to limit interest rate risk and liquidity strains. Approximately 41.1 percent of the lending portfolio will reprice within the next twelve months as management attempts to reduce the average term of fixed-rate loans and increase its holdings of adjustable rate loans in order to limit interest rate risk in the future. The 41.1 percent surpasses the 30.3 percent at December 31, 1994, as a result of increased level of short-term funding and a slight improvement towards achieving management's goal of generating variable-rate loans.

The following table sets forth the maturity and repricing information of the loan portfolio by major category at December 31, 1995:

MATURITY DISTRIBUTION AND INTEREST SENSITIVITY OF LOAN PORTFOLIO

                                                                        AFTER ONE
                                                            WITHIN      BUT WITHIN       AFTER
DECEMBER 31, 1995                                          ONE YEAR     FIVE YEARS     FIVE YEARS       TOTAL
_____________________________________________________________________________________________________________
Maturity schedule:
Commercial, financial and others........................... $23,673        $ 7,994       $  9,926    $ 41,593
Real estate:
  Construction.............................................   1,014                                     1,014
  Mortgage.................................................   3,164         17,547        131,215     151,926
Consumer, net..............................................     347         13,500          5,455      19,302
                                                            _______        _______       ________    ________
    Total.................................................. $28,198        $39,041       $146,596    $213,835
                                                            =======        =======       ========    ========


Repricing schedule:
Predetermined interest rates............................... $46,563        $54,808       $ 71,109    $172,480
Floating or adjustable interest rates......................  41,355                                    41,355
                                                            _______        _______       ________    ________
    Total.................................................. $87,918        $54,808       $ 71,109    $213,835
                                                            =======        =======       ========    ========


The Company does not sell loans secured by real estate. Accordingly, SFAS No. 122, "Accounting for Mortgage Servicing Rights," which is required to be applied prospectively in fiscal years beginning after December 31, 1995, will not have any effect on future operating results or financial position.

ASSET QUALITY:

Banking industry credit problems were low during 1995 as evidenced by declines in the levels of nonperforming loans and nonperforming assets of
7.8 percent and 15.2 percent, respectively. Nonperforming assets as a percentage of loans, net was 1.6 percent at December 31, 1994, as compared to 1.2 percent at December 31, 1995. Net charge-offs as a percentage of average loans outstanding increased slightly from 0.24 percent at year-end 1994 to 0.28 percent at year-end 1995. Such strong asset quality is expected to deteriorate slightly during 1996 as a result of increased amounts of problem loans and net charge-offs. Many banks have been aggressive in extending credit to consumers. It appears, however, that some have not been highly selective in their solicitations. The high rate of extensions, which has increased debt burden over the past year, has been the primary factor in the deterioration of credit card deficiency ratios. Of the credit card loans extended in 1995, 4.3 percent were written-off as losses. Recent history shows a decline in commercial loan charge-off ratios due to large recoveries offsetting charged-off loans. This trend is not expected to continue as the potential for recovery does not appear as strong as in past years. Current conditions also indicate greater deficiency ratios in the credit card loan sector.

Higher unemployment levels in the Company's market area as compared to Pennsylvania and the United States have already resulted in asset quality deteriorations as indicated by 1995 statistics. Such deterioration is evidenced by an increase in the peer group's ratio of nonperforming assets as a percentage of loans, net from 1.51 percent at December 31, 1994, to 1.71 percent at December 31, 1995. Moreover, the peer group reported deteriorating levels of net charge-offs as a percentage of average loans outstanding from 0.27 percent in 1994 to 0.20 percent in 1995. Management is aware that asset quality could decay further if local economic conditions remain weak in 1996. As a result, management will place additional emphasis on committing more resources to monitor asset quality during 1996.

The Company attempts to manage credit risk through diversification of the loan portfolio and application of policies and procedures designed to foster sound lending practices. Such policies include certain standards that assist lenders in making judgments related to the character, capacity, capital structure and collateral of the borrower. In addition, the lender is to ascertain whether the borrower will be able to repay the credit based on prevailing and future business conditions. Although supervised by a central loan committee, each community office is responsible for credit administration of its loan portfolio, including analyzing credit applications and making lending approvals within specified lending limits, in order to minimize credit risk. The lending authority of all credit officers is established by the Board of Directors and is reviewed at least annually. Credits beyond the scope of the community office lending officer are forwarded to a centralized lending committee. Such committees, comprised of senior lending management and board members, attempt to assure the quality of the loan portfolio through careful analysis of credit applications, adherence to credit policies and examination of outstanding loans and delinquencies. These procedures aid in the early detection and timely follow-up of problem loans. Credits in excess of $500 are subject to full board approval.

In addition, the Company minimizes credit risk by conducting an internal loan review and contracting with an external loan review company to perform such function independently on an annual basis. Such independent loan review aids management in identifying deteriorating financial conditions of borrowers, allowing them to assist customers in remedying these situations. The results of an independent loan review conducted by the FHLB at June 30, 1995, indicated no material difference from the assets identified through the Company's review program.

Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." A loan is considered impaired when, based on current information and events, it is probable that the Company will not collect all amounts due according to the contractual terms of the loan agreement. Impairment is measured based on the present value of expected future cash flows discounted at a loan's effective interest rate or, as a practical expedient, at the loan's observable market price or by the fair value of the collateral if the loan is collateral dependent. When the measure of an impaired loan is less than the recorded investment in the loan, the impairment is recognized by adjusting the allowance for loan losses with a corresponding charge to the provision for loan losses.

Nonperforming assets consist of nonperforming loans and foreclosed assets. Accruing loans past due 90 days or more and loans impaired under SFAS Nos. 114 and 118 comprise nonperforming loans. Impaired loans consist of nonaccrual and restructured loans. A loan is classified as nonaccrual when it is determined that the collection of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless such loan is well secured and in the process of collection. When a loan is placed on nonaccrual, interest accruals discontinue and uncollected accrued interest is reversed against income in the current period. Interest collections after a loan has been placed on nonaccrual status are credited to income when received unless the collectibility of principal is in doubt, causing all collections to be applied as principal reductions. A nonaccrual loan is not returned to performing status until such loan is current as to principal and interest and has performed with the contractual terms for a minimum of six months. Restructured loans are loans with original terms that have been modified to below market rate terms as a result of a change in the borrower's financial condition.

Foreclosed assets are comprised of properties acquired through foreclosure proceedings or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosures. In-substance foreclosures are properties in which the borrower has little or no equity in the collateral, where repayment of the loan is expected only from the operation or sale of the collateral and the borrower either effectively abandons control of the property or the borrower has retained control of the property but the borrower's ability to rebuild equity based on current financial conditions is considered doubtful. A loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets are recorded at the lower of the related loan balance or its appraised fair value less estimated cost to sell at the time of acquisition. Any excess of the loan balance over the recorded value is charged to the allowance for loan losses. Subsequent declines in the recorded value of the property prior to its disposal and costs to maintain the assets are included in other expenses. In addition, any gain or loss realized upon disposal is included in other income or expense.

The following table sets forth information concerning nonperforming loans and foreclosed assets for the last five years. The table includes all credits classified for regulatory purposes as loss or doubtful. Also included are all material credits that cause management to have serious doubts as to the borrowers' ability to comply with present loan repayment terms.

DISTRIBUTION OF NONPERFORMING ASSETS

DECEMBER 31                                                         1995     1994     1993     1992     1991
____________________________________________________________________________________________________________
Nonaccrual loans:
Commercial, financial and others................................. $  167   $   45   $  137   $  227   $  675
Real estate:
  Construction...................................................
  Mortgage.......................................................  1,164    1,352    1,497    1,067    1,185
Consumer, net....................................................                       40                14
                                                                  ______   ______   ______   ______   ______
    Total nonaccrual loans.......................................  1,331    1,397    1,674    1,294    1,874
                                                                  ______   ______   ______   ______   ______

Loans past due 90 days or more:
Commercial, financial and others.................................    181       33       62      462      620
Real estate:
  Construction...................................................
  Mortgage.......................................................  1,633    1,194    1,130    2,375    1,490
Consumer, net....................................................    336      197      374      285      323
                                                                  ______   ______   ______   ______   ______
    Total loans past due 90 days or more.........................  2,150    1,424    1,566    3,122    2,433
                                                                  ______   ______   ______   ______   ______
Restructured loans...............................................    262      236      275
                                                                  ______   ______   ______   ______   ______
    Total nonperforming loans....................................  3,743    3,057    3,515    4,416    4,307
Other real estate................................................    441      226      248      244       19
                                                                  ______   ______   ______   ______   ______
    Total nonperforming assets................................... $4,184   $3,283   $3,763   $4,660   $4,326
                                                                  ======   ======   ======   ======   ======

Ratios:
Nonperforming assets as a percentage of loans, net...............   1.96%    1.69%    2.13%    2.87%    2.72%
Loans past due 90 days or more as a percentage of loans, net.....   1.01%    0.73%    0.89%    1.92%    1.53%


Nonperforming assets, consisting of nonperforming loans and foreclosed assets, totaled $4.2 million at December 31, 1995, compared to $3.3 million at December 31, 1994. The Company experienced a net increase of $215 in foreclosed assets during 1995, as transfers of six loans from nonaccrual status totaling $452 were offset by the sale of six properties totaling $457, including net gains on such dispositions of $36. Also included in other real estate was a property originally purchased by the Company to be used as a site for a new branch office. As a result of the downturn in the Company's financial condition prior to management's corrective actions, management decided to suspend its plan and transferred such property to other real estate at $220, which equals 80.0 percent of its appraised value with the difference being recorded in other losses. The carrying values of all properties included in other real estate were less than 80.0 percent of their collateral values at December 31, 1995.

Nonperforming loans, consisting of accruing loans past due 90 days or more and impaired loans, increased $686 during 1995. The increase in nonperforming loans was principally due to the $726 rise in accruing loans past due 90 days or more offset by a $40 decline in impaired loans. The $40 change in impaired loans included gross loans placed into such category of $1,081 and gross loans removed as a result of charge-offs, transfers to other real estate and principal repayments totaling $69, $457 and $595, respectively. Accruing loans past due 90 days or more increased from $1.4 million at December 31, 1994, to $2.2 million at December 31, 1995. Although concerned with the buildup, management is aware that approximately 76.0 percent of these credits are secured by real estate. The Company's historical loss experience on real estate loans is extremely low. However, as a preventative measure, management began emphasizing improved internal procedures with respect to delinquent credits during the first quarter of 1996. Such procedures focus on early detection and timely follow-up of past due loans in order to identify potential problem loans and correct them prior to deteriorating. The ratios of nonperforming assets and loans past due 90 days or more as a percentage of total loans, net of 1.96 percent and 1.01 percent, respectively, at December 31, 1995, compared unfavorably to ratios of the peer group of 1.71 percent and 0.34 percent, respectively.

The Company's recorded investment in impaired loans, consisting of nonaccrual and restructured loans, was $1,593 and $1,633 at December 31, 1995 and 1994, respectively. The average recorded investment in impaired loans was $1,621 for 1995 and $2,075 for 1994. Impaired loans include a $262 restructured loan to one commercial customer. Such credit has been performing in accordance with its modified terms since the initial restructuring of $315 in 1993 and the additional restructuring of $64 of an existing loan to the same customer in 1995, with $38 in repayments received in 1995. As a result of a 1994 reevaluation of the collateral value of such loan, management feels confident that the credit is adequately secured in order to eliminate any possibility of loss. Interest income related to impaired loans would have been $57 and $136 in 1995 and 1994, respectively, had such loans been current and the terms not been modified. Interest recognized on impaired loans amounted to $92 in 1995 and $45 in 1994. Included in these amounts is interest recognized on a cash basis of $87 and $40, respectively. Cash received on impaired loans applied as a reduction of principal totaled $595 in 1995 and $183 in 1994. There were no commitments to extend additional funds to such parties at December 31, 1995 and 1994.

Classified assets are those assets cited by bank examiners, or by the bank's internal rating system, as being at risk to a greater degree than is considered desirable. Regulators separate classified assets into three major categories based on degree of risk: substandard, doubtful and loss. Accordingly, as part of their routine annual review process, regulators from the FRB and Pennsylvania Department of Banking classified assets of the Company at October 31, 1995. The result of such process indicated a decline of 2.3 percent in the ratio of classified assets as a percentage of Tier I capital from the September 30, 1994, examination.

The allowance for loan losses account is established through charges to earnings in the form of a provision for loan losses. Loans, or portions of loans, determined to be uncollectible are charged against the allowance account with subsequent recoveries, if any, being credited to the account. The allowance is maintained at a level believed adequate by management to absorb estimated potential credit losses. While historical loss experience provides a reasonable starting point in assessing the adequacy of the allowance account, management also considers a number of relevant factors likely to cause estimated credit losses associated with the Company's current portfolio to differ from historical loss experience. Such factors include changes in lending policies and procedures, economic conditions, nature and volume of the portfolio, loan review system, volumes of past due and classified loans, concentrations, borrowers' financial status, collateral value and other factors deemed relevant by management. In addition to management's assessment, various regulatory agencies, as an integral part of their routine annual examination process, review the Company's allowance for loan losses.
Such agencies may require the Company to recognize additions to the allowance based on their judgments concerning information available to them at the time of their examination. No such charge was deemed necessary upon conclusion of the 1995 examination, as regulators considered the Company's allowance for loan losses account adequate based on the risk characteristics and size of the loan portfolio. Upon its review of the 1995 regulatory report, management was not aware of any significant recommendation with respect to the loan portfolio that would materially affect future liquidity or capital resources.

Management utilizes the federal banking regulatory agencies' Interagency Policy Statement on the Allowance for Loan and Lease Losses in assessing the adequacy of its allowance for loan losses account. The policy statement provides guidance on the nature and purpose of the allowance, related responsibilities of the Board of Directors, management and examiners, loan review systems and international transfer risk matters. The Company implemented the analytical tool for assessing the reasonableness of the allowance for loan losses account included in such policy statement during the first quarter of 1994. The tool involves a comparison of the reported loss allowance against the sum of specified percentages, based on industry averages, applied to certain loan classifications. The Company was considered adequately reserved at December 31, 1995, based on the results of this regulatory calculation. However, management will continue to perform a full and thorough analysis of the bank's loan portfolio as such calculation does not take into account differences between institutions, their portfolios, underwriting and collection policies and credit-rating policies.

In general, the allowance for loan losses is available to absorb losses throughout the loan portfolio, although in some instances allocation is made for specific loans or groups of loans. Accordingly, the following table attempts to allocate this reserve among the major categories. However, it should not be interpreted as an indication that charge-offs in future periods will occur in these amounts or proportions, or that the allocation indicates future charge-off trends:

DISTRIBUTION OF ALLOWANCE FOR LOAN LOSSES

                                       1995            1994             1993             1992             1991
                                  -------------   --------------   --------------   --------------   --------------
                                       CATEGORY         CATEGORY         CATEGORY         CATEGORY         CATEGORY
                                           AS A             AS A             AS A             AS A             AS A
                                           % OF             % OF             % OF             % OF             % OF
DECEMBER 31                       AMOUNT  LOANS   AMOUNT   LOANS   AMOUNT   LOANS   AMOUNT   LOANS   AMOUNT   LOANS
-------------------------------------------------------------------------------------------------------------------
Commercial, financial and others. $1,358  19.45%  $1,188   15.13%  $  944   12.82%  $  722   13.38%  $  618   16.22%
Real estate:
  Construction...................          0.47             1.42             2.88             3.06             1.95
  Mortgage.......................  1,333  71.05    1,251   71.15    1,135   71.31      815   69.20      337   62.78
Consumer, net....................  1,212   9.03    1,137   12.30    1,090   12.99      960   14.36      621   19.05
                                  ------ ------   ------  ------   ------  ------   ------  ------   ------  ------
    Total........................ $3,903 100.00%  $3,576  100.00%  $3,169  100.00%  $2,497  100.00%  $1,576  100.00%
                                  ====== ======   ======  ======   ======  ======   ======  ======   ======  ======

The following table sets forth a reconciliation of the allowance for loan losses and illustrates the charge-offs and recoveries by major loan category for the past five years:

RECONCILIATION OF ALLOWANCE FOR LOAN LOSSES

DECEMBER 31                                                         1995     1994     1993     1992     1991
------------------------------------------------------------------------------------------------------------
Allowance for loan losses at beginning of period................. $3,576   $3,169   $2,497   $1,576   $1,105
Loans charged-off:
Commercial, financial and others.................................    136      243      177       93      143
Real estate:
  Construction...................................................
  Mortgage.......................................................    171      176      263      233       56
Consumer, net....................................................     86      131      140      178      248
                                                                  ------   ------   ------   ------   ------
    Total........................................................    393      550      580      504      447
                                                                  ------   ------   ------   ------   ------
Loans recovered:
Commercial, financial and others.................................     80        7       42       52       44
Real estate:
  Construction...................................................
  Mortgage.......................................................    144       64       69       44
Consumer, net....................................................     61       86       61       44       54
                                                                  ------   ------   ------   ------   ------
    Total........................................................    285      157      172      140       98
                                                                  ------   ------   ------   ------   ------
Net loans charged-off............................................    108      393      408      364      349
                                                                  ------   ------   ------   ------   ------
Provision charged to operating expense...........................    435      800    1,080    1,285      820
                                                                  ------   ------   ------   ------   ------
Allowance for loan losses at end of period....................... $3,903   $3,576   $3,169   $2,497   $1,576
                                                                  ======   ======   ======   ======   ======

Ratios:
Net loans charged-off as a percentage of average loans
 outstanding.....................................................   0.05%    0.21%    0.23%    0.22%    0.23%
Allowance for loan losses as a percentage of period end loans....   1.83%    1.84%    1.80%    1.54%    1.00%


The allowance for loan losses, against which loans are charged-off, was $3.9 million at December 31, 1995, representing 1.83 percent of loans, net, compared to $3.6 million and 1.84 percent at December 31, 1994. Improved success rates in loan collections coupled with monthly provisions to the allowance account provided the greatest influence to the increased volume. In comparison, the peer group reported ratios of
1.43 percent and 1.46 percent at December 31, 1995 and 1994, respectively.

Included in the allowance account were amounts for impaired loans of $1,331 in 1995 and $1,397 in 1994 for which there are related allowances for loan losses of $614 and $488, respectively. The recorded investment, for which there was no related allowance for loan losses, was $262 and $236 at December 31, 1995 and 1994, respectively. In 1995, activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $4, losses charged to the allowance of $69 and recoveries of amounts charged-off of $191.

As a percentage of nonperforming loans, the allowance account covered
104.3 percent and 117.0 percent at year-end 1995 and 1994, respectively. Relative to all nonperforming assets, the allowance covered 93.3 percent at December 31, 1995, and 108.9 percent at December 31, 1994. In response to the increase in nonperforming assets and delinquent credits, management remained cautious and built its allowance. Management may consider reducing the provision credited to the allowance account upon improvements in nonperforming asset levels.

Past due loans that have not been satisfied through repossession, foreclosure or related actions, are evaluated on an individual basis to determine if all or part of the outstanding balance should be charged against the allowance for loan losses. Subsequent recoveries, if any, are credited to the allowance account. Net charge-offs were $108 or 0.05 percent of average loans outstanding in 1995 compared to $393 or 0.21 percent in 1994. The peer group reported net charge-offs as a percentage of average loans outstanding of 0.20 percent and 0.27 percent in 1995 and 1994, respectively. Historically, the Company has exceeded the delinquency levels of its peers, however such levels do not appear to equate the realization of losses, as the Company's net charge-off ratios are consistently below the peer group ratios. Approximately 36.4 percent of the gross charge-off activity in 1995 resulted from recognizing write-downs upon reappraisals of collateral securing nonaccrual loans in accordance with maintaining appropriate loan-to-value ratios. Management expects 1996 net charge-off levels to revert to those experienced prior to 1995 should local unemployment rates escalate.

DEPOSITS:

In 1995, banks throughout the nation experienced a rebirth in personal savings patterns despite a decline in the interest rate environment. Personal savings rates, a measure of savings as a percentage of disposable after-tax income, rose to 4.4 percent in 1995 compared to 3.8 percent in 1994. Demographics played an instrumental role in this increase as the "baby boomer" generation approached its peak earning years and began to increase savings in preparation for retirement. Increased savings levels cause consumer spending levels to slow at a greater rate but may aid in controlling inflation and reducing interest rates. Such reductions in interest rates occur because there is more money being deposited into savings accounts, which leads to banks having greater access to funds for lending, thus lowering borrowing costs for consumers and businesses. The falling interest rate environment caused a change in the deposit structure of banks as customers chose shorter term deposit products in place of those products having longer maturities. One-year certificates of deposit had only a 76 basis point decrease compared to 1994 while the five-year product declined by nearly double that amount, closing 1995 at 5.31 percent. Overall, retail time deposits grew over $100 billion during 1995, approximately twice the amount of 1994. Aggregate deposit growth for United States financial institutions was 6.6 percent in 1995. Management expects savings levels to rise throughout 1996 as customers build reserves in response to their continued concerns over employment security.

The following table sets forth the average amount of, and the rate paid on, the major classifications of deposits for the past five years:

DEPOSIT DISTRIBUTION

                                1995              1994              1993              1992              1991
                            ---------------------------------------------------------------------------------------
                            AVERAGE AVERAGE   AVERAGE AVERAGE   AVERAGE AVERAGE   AVERAGE AVERAGE   AVERAGE AVERAGE
YEAR ENDED DECEMBER 31      BALANCE    RATE   BALANCE    RATE   BALANCE    RATE   BALANCE    RATE   BALANCE    RATE
-------------------------------------------------------------------------------------------------------------------
Interest-bearing:
Money market accounts..... $ 21,869    3.47% $ 23,955    3.31% $ 22,267    3.26% $ 22,819    3.84% $ 20,350    5.39%
NOW accounts..............   15,550    1.96    15,151    1.96    14,406    2.35    13,742    3.36    11,197    4.75
Savings accounts..........   71,911    3.25    83,142    3.13    73,400    3.34    56,288    4.21    36,883    5.35
Time less than $100.......  155,183    5.75   139,641    4.94   131,572    5.26   130,753    6.19   123,604    7.65
Time $100 or more.........   29,336    6.04    25,995    5.97    25,960    5.02    25,956    6.11    28,700    7.55
                           --------          --------          --------          --------          --------
  Total interest-bearing..  293,849    4.80%  287,884    4.22%  267,605    4.39%  249,558    5.36%  220,734    6.89%
Noninterest-bearing.......   24,090            21,849            19,657            18,657            16,056
                           --------          --------          --------          --------          --------
  Total deposits.......... $317,939          $309,733          $287,262          $268,215          $236,790
                           ========          ========          ========          ========          ========


Total deposits averaged $317.9 million in 1995 as compared to $309.7 million in 1994, an increase of 2.6 percent. The average growth experienced by Northeastern Pennsylvania banks was 7.6 percent for the comparable period. The majority of the Company's deposit growth occurred during the second quarter as deposits grew at an annualized rate of 12.6 percent. Most of the second quarter growth was attributable to an increase in retail time deposits as management aggressively competed for funds in order to reduce its reliance on FHLB short-term borrowings to fund normal daily operations. Once management resolved the Company's liquidity problem, it became less competitive with respect to product pricing as evidenced by a significantly slower growth rate in deposit volumes of 4.4 percent annualized during the third quarter of 1995. Management made further reductions in rates during the fourth quarter of 1995 as the proceeds from the investment portfolio reconstitution resulted in a liquidity surplus. Such action, coupled with normal cyclical deposit reductions caused by increased spending during the holiday season, resulted in the Company reporting an annualized decline of 8.8 percent in deposits during the fourth quarter of 1995. The deposit composition changed as evidenced by a decline in the average volume of transaction accounts as a percentage of average total deposits from 46.5 percent to 42.0 percent in 1994 and 1995, respectively. Such change is a function of depositors sacrificing accessibility by transferring funds from lower-yielding transaction accounts to higher-yielding time deposits. Although beneficial in funding loan demand, the growth of retail certificates of deposit will further the Company's reliance on higher-costing funding sources. Average time deposits accounted for 51.4 percent of average assets during 1995 as compared to
36.9 percent for the peer group. The Company also experienced a downward shift in its average core deposits to average total deposits from 91.6 percent in 1994, to 90.8 percent in 1995. The Company's cost of deposits rose from 4.2 percent in 1994 to 4.8 percent in 1995 as compared to the peer group's cost from 3.7 percent to 4.5 percent, respectively. The average rate on certificates of deposit less than $100 increased from 5.5 percent during the first quarter of 1995 to 5.9 percent during the fourth quarter of 1995. Management anticipates a reduction in the Company's cost of funds during 1996 as a result of its improved liquidity position.

An integral part of achieving lower costs is dependent on the Company's ability to build its base of noninterest-bearing deposits. The Company's noninterest-bearing deposits grew $1.9 million from $23.5 million at December 31, 1994, to $25.4 million at December 31, 1995. Average volumes of noninterest-bearing deposits increased from $21.8 million to $24.1 million in 1994 and 1995, respectively and comprised 6.7 percent of total average assets for 1995, compared to 6.2 percent for 1994. Such improvement resulted from building stronger relationships with local businesses and municipalities.

Volatile deposits, time deposits in denominations of $100 or more, decreased from $30.2 million at December 31, 1994, to $29.7 million at December 31, 1995, however the Company exhibited a lesser reliance on such funding as compared to the peer group during 1995. Average volatile deposits, as a percentage of average assets, was 8.2 percent in 1995 as compared to 8.7 percent for the peer group. The average cost of such funds rose 14 basis points during 1995. The slight decline in the volume of volatile deposits resulted from management's choice not to aggressively compete for these deposits during 1995 due to their higher cost and the Company's improved liquidity position.

The following table sets forth maturities of time deposits of $100 or more for the past five years:

MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100 OR MORE

DECEMBER 31                                                         1995     1994     1993     1992     1991
------------------------------------------------------------------------------------------------------------
Within three months............................................. $ 6,466  $ 7,861  $ 5,817  $ 4,529  $ 9,180
After three months but within six months........................   6,646    4,200    5,447    6,133    9,045
After six months but within twelve months.......................   8,590   10,740    5,957    5,242    7,707
After twelve months.............................................   7,982    7,410    7,060    8,179    4,187
                                                                 -------  -------  -------  -------  -------
  Total......................................................... $29,684  $30,211  $24,281  $24,083  $30,119
                                                                 =======  =======  =======  =======  =======


As a result of the aforementioned actions taken to improve the liquidity posture of the Company, management effectively eliminated its reliance on borrowings to fund normal operations. During the second quarter of 1995, the Company's reliance on borrowed funds peaked at $34.6 million, funding
10.2 percent of earning assets. At December 31, 1995, aggregate borrowings amounted to $3.1 million or 0.9 percent of earning assets.
The Company's total borrowings averaged $14.7 million with a weighted average rate of 6.2 percent in 1995 as compared to $16.2 million at 4.9 percent in 1994. The higher cost of such funding was a result of an increase in the cost of short-term borrowings from 4.9 percent in 1994 to
6.8 percent in 1995.

At December 31, 1995, the Company had no short-term borrowings outstanding. At December 31, 1994, total short-term borrowings amounted to $16.0 million at 6.6 percent. Short-term borrowings consisted of a line of credit and fixed-rate advances with the FHLB secured under terms of a blanket collateral agreement by a pledge of FHLB stock and certain other qualifying collateral, such as investment and mortgage backed securities and mortgage loans. Such line had a maximum borrowing capacity equal to 10.0 percent of total assets and accrued interest daily based on the federal funds rate. The line is renewable on the first day of each calendar year and carries no associated commitment fees. The FHLB has the right to reduce or terminate the line at any time without prior notice and the Company may repay such line at any time without incurring prepayment penalties. Short-term fixed-rate advances are issued with maturities less than one year based on the FHLB's current cost of funds rate. Such advances are limited to the Company's maximum borrowing capacity based on a percentage of qualifying collateral assets. There are no commitment fees and the advance may be prepaid at the option of the Company upon payment of a prepayment fee. The prepayment fee applicable to FHLB advances is equal to the present value of the difference between cash flows generated at the advance rate from the date of the prepayment until the original maturity date, and the cash flows resulting from the interest rate posted by the FHLB on the date of prepayment for an advance of comparable maturity. The average daily balance of aggregate short-term borrowings was $9.9 million in 1995 and $11.2 million in 1994. The maximum amount of all short-term borrowings outstanding at any month-end was $28.0 million and $19.4 million during 1995 and 1994, respectively. The FHLB line of credit included in total short-term borrowings had an average daily balance of $3.6 million and weighted average rate of 6.2 percent during 1995. The maximum amount of such loan outstanding at any month-end was $17.6 million during 1995. Short-term borrowings during 1994 consisted entirely of the FHLB line of credit.

In addition, the Company reduced its long-term debt by $2.0 million during 1995 as a 5.7 percent fixed-rate advance was redeemed at the option of management. No prepayment fee was required upon redemption of such note as the interest rate on the advance approximated the prevailing interest rate at the date of the prepayment for advances of the same amount and terms.

INTEREST RATE SENSITIVITY:

Interest rate sensitivity management attempts to limit and, to the extent possible, control the effects interest rate fluctuations have on net interest income. The responsibility of such management has been delegated to the Asset Liability Management Committee ("ALCO"). Specifically, ALCO utilizes a number of computerized modeling techniques to monitor and attempt to control influences market changes have on the Company's rate sensitive assets and liabilities. One such technique utilizes a static gap report, which attempts to measure the Company's interest rate exposure by calculating the net amount of rate sensitive assets ("RSA") and rate sensitive liabilities ("RSL") that reprice within specific time intervals. A positive gap, indicated by an RSA/RSL ratio greater than 1.0, means that earnings will be impacted favorably if interest rates rise and adversely if interest rates fall during the period. A negative gap tends to indicate that earnings will be affected inversely to interest rate changes.

Pursuant to the guidelines set forth in the MOU, management was required to submit to the FRB a written plan to limit and/or reduce the Company's overall exposure to interest rate risk. Such plan was required to consider the Company's earning capacity, capitalization and funding profile. On August 2, 1995, the Company submitted to the FRB an interest rate mitigation plan. Such plan was deemed acceptable by the FRB on August 22, 1995. According to the FRB, such plan provided a very comprehensive assessment of the Company's overall exposure to interest rate risk, including a summary of how changes in interest rates would impact the Company's earnings performance, liquidity provisions and capital position. Also addressed were actions taken to reduce the Company's overall exposure and management's plans to further mitigate the Company's risks through the reconstitution of the available for sale portfolio and the restructuring of the Company's balance sheet. Additional strategies outlined in the plan, which the Company considers proprietary in nature, included the disposition of securities having a high degree of market value and liquidity risk, development and enhancement of monitoring and reporting systems to demonstrate that the Company has an understanding and ability to manage risk and the development of investment policies and procedures and an asset/liability policy to control and monitor the Company's interest rate exposure.

The following table sets forth the Company's interest rate sensitivity gap position. The distributions in the table are based on a combination of maturities, call provisions, repricing frequencies and prepayment patterns. Variable rate assets and liabilities are distributed based on the repricing frequency of the instrument. Mortgage instruments are distributed in accordance with estimated cash flows assuming there is no change in the current interest rate environment.






INTEREST RATE SENSITIVITY

                                                  DUE AFTER           DUE AFTER
                                                  THREE MONTHS        ONE YEAR
                                 DUE WITHIN       BUT WITHIN          BUT WITHIN       DUE AFTER
DECEMBER 31, 1995               THREE MONTHS      TWELVE MONTHS       FIVE YEARS       FIVE YEARS       TOTAL
-------------------------------------------------------------------------------------------------------------
Rate sensitive assets:
Investment securities.............. $ 16,212           $ 19,774         $ 43,540         $ 29,180    $108,706
Loans, net of unearned income......   70,529             17,389           54,808           71,109     213,835
Interest-bearing balances..........       26                 90                                           116
Federal funds sold.................   15,100                                                           15,100
                                    --------           --------         --------         --------    --------
  Total............................ $101,867           $ 37,253         $ 98,348         $100,289    $337,757
                                    ========           ========         ========         ========    ========

Rate sensitive liabilities:
Money market accounts..............                    $ 19,252                                      $ 19,252
NOW accounts.......................                      14,989                                        14,989
Savings accounts................... $    299                            $ 68,423                       68,722
Time deposits less than $100.......   25,801             64,523           68,699         $      6     159,029
Time deposits $100 or more.........    6,834             14,868            7,982                       29,684
Other borrowings...................                       3,000               48                        3,048
                                    --------           --------         --------         --------    --------
  Total............................ $ 32,934           $116,632         $145,152         $      6    $294,724
                                    ========           ========         ========         ========    ========

Rate sensitivity gap:
  Period........................... $ 68,933           $(79,379)        $(46,804)        $100,283
  Cumulative....................... $ 68,933           $(10,446)        $(57,250)        $ 43,033    $ 43,033

RSA/RSL ratio:
  Period...........................     3.09               0.32             0.68        16,714.83
  Cumulative.......................     3.09               0.93             0.81             1.15        1.15


Management has effectively lessened the Company's exposure to changing interest rates as represented by the improvement in its ratio of rate sensitive assets to rate sensitive liabilities repricing within one year from 0.84 at December 31, 1994, to 0.93 at December 31, 1995. Based upon the guidelines set forth in the Company's asset/liability management policy, this ratio falls within the 0.7 and 1.3 deemed by management to be acceptable. Such an improvement was directly attributable to the Company's disposal of long-term investment securities. The proceeds from such sales were used to retire short-term debt and invest in short-term securities and loans. The Company's cumulative one-year gap position improved as a result of such action, partially offset by an increase in the volume of retail time deposits repricing within one year. Such deposits amounted to $79.4 million at December 31, 1994, as compared to $90.3 million at December 31, 1995.

Based on the static gap model at December 31, 1995, it appears the Company is properly matched to guard against risk from fluctuations in interest rates. However, management is aware that should such an interest rate fluctuation occur, depositors could shift funds from transaction accounts into retail time deposits causing an increase in fund costs. Such a shift would negate some of the positive effects of short-term loans and investments.

Although understanding the Company's gap position is important in determining interest rate exposure, an interest rate sensitivity table does not fully illustrate the impact of interest rate changes on future earnings. First, market rate changes will not equally or simultaneously affect all categories of assets and liabilities. Second, assets and liabilities that can contractually reprice within the same period may not do so at the same time or to the same magnitude. Third, the table presents a one-day position; variations occur daily as the Company adjusts its rate sensitivity throughout the year. Finally, assumptions must be made in constructing such a table. For example, the conservative nature of the Company's asset/liability management policy assigns money market and NOW accounts to the due after three but within twelve months repricing interval. In reality, these items may reprice less frequently and in different magnitudes than changes in general interest rate levels.

As a result of the gap report's failure to address the dynamic changes in the balance sheet composition or prevailing interest rates, the Company enhances its asset/liability management by using a simulation model.
Such model creates proforma net interest income scenarios under various interest rate assumptions ("shocks"). Model results from December 31, 1995, indicate that a decline in net interest income of 5.4 percent is expected should there be a parallel and instantaneous rise in interest rates of 100 basis points. Conversely, a similar decline in interest rates would result in a 4.9 percent increase in net interest income.

Inflation impacts financial institutions differently than it does commercial and industrial companies that have significant investments in fixed assets and inventories. Most of the Company's assets are monetary in nature and change correspondingly with variations in the inflation rate. It is difficult to precisely measure the impact of inflation on the Company, however management believes that its exposure to interest rate changes has been limited through asset/liability management.

LIQUIDITY:

Liquidity is defined as a company's ability to generate cash at a reasonable cost in order to satisfy commitments to borrowers as well as to meet the demands of depositors and debtholders. Principal sources of liquidity are found in core deposits and loan and investment payments and prepayments. Management considers the Company's available for sale portfolio as a secondary source of liquidity. As a final source of liquidity, the Company has the ability to exercise existing credit arrangements. As specified in the Company's asset/liability management policy, such borrowings will only be used on a contingency basis. The reliance on these borrowings to fund temporary deficiencies is limited to a maximum of five consecutive business days before management is required to take appropriate action to remedy the shortfall through normal operations.

In accordance with the requirement of the MOU, the Company developed a
liquidity plan during the third quarter of 1995.   Such plan was
submitted to the FRB on August 21, 1995, and was deemed acceptable on September 21, 1995. The mission of such plan is to ensure the Company has the ability to generate cash at a reasonable cost in order to satisfy commitments to borrowers as well as to meet the demands of depositors and debtholders. The Company's liquidity plan consists of an assessment of its current liquidity position and includes determining appropriate standards for the volume, mix, price and maturity of loans, investments and deposits. In addition, management ascertains the appropriate level of short-term assets required to fund normal day-to-day operations and to ensure the Company's ability to meet off-balance sheet commitments and unanticipated deposit withdrawals. The plan developed control and monitoring procedures for evaluating the Company's daily liquidity position. Finally, the plan introduced strategies to assure future liquidity. Such strategies, which the Company considers proprietary in nature, include the maintenance of a minimum net federal funds sold cushion, a capital contingency strategy and enhanced strategies on loan and deposit pricing.

The most significant action taken during 1995 in improving the liquidity position of the Company occurred on September 30, 1995, when the Board of Directors voted unanimously to reconstitute the entire investment portfolio. Such action eliminated the Company's reliance on short-term borrowings and certain securities having long average lives that exhibited high degrees of market price volatility and those securities that were exposed to extension risk. The reconstituted portfolio consists of securities that are of significantly higher quality with lower average lives and that demonstrate more stable cash flows. This type of portfolio will assure the Company of a secondary source of liquidity without incurring severe losses in market value during a rising interest rate environment. Other actions taken in 1995 to alleviate the Company's liquidity strains included the introduction of a program to aggressively compete for deposits during the second quarter of 1995 and the disposition of its student loan portfolio.

As a result of such actions and the institution of the liquidity plan, the Company showed a marked improvement in its liquidity position in 1995 compared to 1994. The Company's temporary investments to volatile liabilities and its volatile liabilities less temporary investments to total assets less temporary investments ratios improved dramatically from
8.7 percent and 11.8 percent at December 31, 1994, respectively, to 118.9 percent and negative 1.8 percent at December 31, 1995, respectively. These ratios were also well above the 110.9 percent and 0.7 percent respectively, recorded by the peer group at year-end 1995. By placing emphasis on the composition of the investment portfolio, management expects continued stability in these ratios.

The consolidated statements of cash flows present the changes in cash and cash equivalents from operating, investing and financing activities.
Cash and cash equivalents, consisting of cash and due from banks and federal funds sold, increased $15.2 million in 1995. Net cash provided by operating activities totaled $4.6 million and resulted primarily from net income adjusted for deferred income taxes and securities losses.

Net cash provided by investing activities of $28.1 million was the major component of the net increase in cash and cash equivalents. The major component of the inflow from investing activities was investment sales and repayments in excess of investment purchases partially offset by the net increase in lending activities. The $47.7 million in net cash provided through security activities resulted primarily from receiving proceeds from sales of available for sale investment securities of $87.1 million. Such sales were in line with the Company's efforts to reconstitute the portfolio to mitigate risk through higher quality investments with shorter average lives and more stable cash flows. The $25.4 million net outflow from lending activities consisted almost entirely of short-term loans issued to various banks during the fourth quarter of 1995.

Net cash used in financing activities totaled $17.5 million in 1995, principally as a result of the Company reducing its short-term borrowings by $16.0 million for the year as well as paying off a $2.0 million long-term note in the fourth quarter. Partially offsetting these decreases was an increase in deposits of $1.0 million.

CAPITAL ADEQUACY:

Stockholders' equity improved $5.2 million during 1995 principally due to the reversal in the Company's unrealized holding adjustment. The Company reported a net unrealized holding loss of $4.7 million at December 31, 1994, and a net unrealized holding gain of $780 at December 31, 1995.
The implementation of the reconstitution plan during 1995 limited the Company's exposure to interest rate risk through improvements in the quality, composition and structure of the investment portfolio. Such improved risk position makes the Company less susceptible to market depreciation on available for sale securities resulting from rising interest rates.

Management attempts to assure capital adequacy by monitoring the current and projected positions of the Company to support future growth, while providing stockholders with an attractive long-term appreciation of their investments. The recent history of bank failures resulted in regulatory agencies adopting minimum capital adequacy requirements that include mandatory and discretionary supervisory actions for noncompliance. At a minimum, banks must maintain a Tier I capital to risk-adjusted assets ratio of 4.0 percent and a total capital to risk-adjusted assets ratio of
8.0 percent. In addition, banks must maintain a Leverage ratio, defined as Tier I capital to total average assets less goodwill, of 3.0 percent. Institutions not possessing the highest regulatory composite rating or those experiencing significant growth are expected to operate well above such minimum capital standards. In the event an institution is deemed to be undercapitalized by such standards, banking law prescribes an increasing amount of regulatory intervention, including the required institution of a capital restoration plan and restrictions on the growth of assets, branches or lines of business. Further restrictions are applied to institutions that reach the significantly or critically undercapitalized levels, including restrictions on interest payable on accounts, dismissal of management and appointment of a receiver. For well-capitalized institutions, banking law provides authority for regulatory intervention where the institution is deemed to be engaging in unsafe and unsound practices or receives a less than satisfactory examination report rating for asset quality, management, earnings or liquidity.

Effective December 31, 1994, the Federal Reserve Board issued a final rule with respect to the implementation of SFAS No. 115 for regulatory capital reporting purposes. Under this final rule, banks not subject to a supervisory directive will exclude unrealized holding gains and losses, net of income taxes, on available for sale debt securities when calculating Tier I capital. However, net unrealized holding losses on available for sale marketable equity securities will continue to be deducted from Tier I capital. Such regulatory accounting rule does not affect reporting for financial statement purposes. Accordingly for financial accounting presentations, banks will continue to report available for sale debt and equity securities at fair value, with unrealized holding gains and losses, net of income taxes, excluded from earnings and reported in a separate component of stockholders' equity.

The following table sets forth the risk-adjusted core and total capital calculations at December 31, 1995 and 1994:

RISK-ADJUSTED CAPITAL

DECEMBER 31                                                                                  1995       1994
------------------------------------------------------------------------------------------------------------
Tier I capital.......................................................................... $ 24,845   $ 24,839
Tier II capital.........................................................................    2,203      3,338
                                                                                         --------   --------
  Total capital......................................................................... $ 27,048   $ 28,177
                                                                                         ========   ========

Risk-adjusted assets.................................................................... $170,089   $175,093
Risk-adjusted off-balance sheet items...................................................    4,489      4,632
Adjusted average assets for Leverage ratio.............................................. $357,410   $348,422

Tier I capital as a percentage of risk-adjusted assets and off-balance sheet items......     14.2%      13.8%
Total of Tier I and Tier II capital as a percentage of risk-adjusted assets and off-
 balance sheet items....................................................................     15.5       15.7
Tier I capital as a percentage of total average assets less goodwill....................      7.0%       7.1%


In accordance with the MOU, which became effective May 24, 1995, and was terminated on February 16, 1996, the Company was required to maintain a Tier I Leverage ratio of no less than 5.0 percent after adjusting for unrealized holding losses, net of income taxes, in securities classified as available for sale and those high-risk securities and structured notes classified as held to maturity. At December 31, 1995, the Company classified all securities as available for sale, which had an unrealized holding gain, net of income taxes, of $780. Accordingly, such adjustment is not required to be included in the preceding table. At December 31, 1994, the Company exceeded all requirements of the well-capitalized regulatory classification that include a total risk-based ratio of at least 10.0 percent, a Tier I ratio of at least 6.0 percent and a Leverage ratio of at least 5.0 percent. Although the Company exceeded the required ratio levels to be considered well-capitalized at December 31, 1995, such designation could not be given as a result of the MOU provision requiring it to meet and maintain the specified capital level. Subsequent to the termination date of the MOU, the Company regained its well-capitalized status.

In addition, the MOU required the Company to submit a written plan to maintain an adequate capital position acceptable to the FRB, taking into account the risk inherent in the Company's securities portfolio. Such plan was submitted to the FRB on July 21, 1995, and was deemed acceptable on September 8, 1995. The plan was required to address, at a minimum,
(I) the current and future capital requirements of the Company, including the maintenance of capital ratios well in excess of minimum regulatory guidelines; (II) the market value of the Company's securities and the resulting effect on the Company's capital; (III) the maintenance of a Tier I Leverage ratio of no less than 5.0 percent after adjusting for market depreciation, net of applicable taxes, in securities classified as available for sale and those high-risk securities and structured notes classified as held to maturity; (IV) any planned growth in the Company's assets; (V) the Company's anticipated level of net earnings, taking into account the Company's projected asset/liability position and exposure to changes in market interest rates; and (VI) the source and timing of additional funds to fulfill the future capital requirement set forth in the MOU. The submitted plan covered the period from July 1, 1995, to June 30, 1998, taking into account the market value of the Company's securities and the resulting effect on capital position under four different interest rate scenarios. It was noted that the Company's Leverage ratio is not projected to fall below the 5.0 percent minimum, pursuant to the MOU, during the period covered by the plan. Also included in the plan were contingency strategies that could be followed in the event the Company's ratios did fall below regulatory guidelines. Such strategies, which the Company considers proprietary in nature, include recognition of the economic loss in the Company's investment portfolio and the generation of capital through other means.

On August 2, 1995, the Federal Reserve Board issued a final rule revising risk-based capital standards to implement section 305 of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") regarding interest rate risk ("IRR"). Such ruling went into effect on September 1, 1995. This will allow regulatory agencies to consider the potential negative effects changes in interest rates may have on the economic value of a company's capital when determining its economic needs. This amendment created a standardized supervisory measurement system model that will measure the risk of banks not exempt from reporting additional information on their IRR exposure. In addition, banks are encouraged to report the results of their internal IRR systems.

The regulatory agencies will consider both a rising and falling rate scenario based on a 200 basis point parallel change in market interest rates for all maturities when measuring a bank's IRR exposure level for adequacy. Such scenarios may be modified based on current and historical interest rate levels and volatilities as well as other relevant market and supervisory considerations. For model purposes, banks need to report assets, liabilities and off-balance sheet item maturities for various time intervals. The appropriate time interval is determined by using guidelines set forth by the regulatory agencies. Once the bank's assets, liabilities and off-balance sheet items have been classified into the appropriate time intervals, they are multiplied by IRR risk weights. The result is the bank's IRR exposure. The risk weights are designed to approximate the percentage change in the value of the reported position that would result from a 200 basis point instantaneous and uniform movement in market interest rates. Banks having fixed-rate residential mortgages exceeding 20.0 percent of total assets or adjustable-rate residential mortgage holdings exceeding 10.0 percent of total assets must provide additional disclosures to the agencies.

Upon review of the supervisory model and the bank's internal model, examiners will determine the amount of capital needed to be held by the bank should such bank have high levels of measured exposure or weak management systems. This determination as well as the examiners' overall IRR conclusions will be discussed with management at the end of the bank's examination. During interim periods, the agencies will use the model to monitor a bank's IRR exposure changes, making decisions as to supervisory actions when warranted. Based on the results of the Company's internal IRR system, it is management's opinion that the Company was adequately capitalized at December 31, 1995.

The Company's dividends declared increased from $455 or $.62 per share to $462 or $.63 per share for the years of 1994 and 1995, respectively. The capital appreciation of the Company's common stock amounted to 5.0 percent for the year ended December 31, 1995. It is the present intention of the Board of Directors to continue to increase dividends in the future. However, these decisions will depend on operating results, financial and economic conditions, capital needs, growth objectives, appropriate dividend restrictions related to the Company and its subsidiary and other relevant factors. The Company's ability to pay dividends to its stockholders is limited by its ability to obtain funds from its subsidiary as specified by federal and state regulations. Accordingly, the subsidiary without prior approval of bank regulators, may declare dividends to the Company in 1996 totaling $1,612 plus net profits earned by the subsidiary for the period from January 1, 1996, through the date of declaration, less dividends previously paid in 1996.

REVIEW OF FINANCIAL PERFORMANCE:

The nation's top 50 commercial banks posted a $32.1 billion profit for 1995, a 9.0 percent increase over the 1994 level. Higher noninterest income and lower noninterest expenses were the major components in improved earnings partially offset by a tightening of the net interest margin. Noninterest income levels, excluding securities transactions and nonrecurring income, increased 11.0 percent over 1994 recorded levels while noninterest expenses were confined to a 5.0 percent rise. The net interest margin of such banks narrowed from 4.1 percent in 1994 to 3.9 percent in 1995.

Over $42.0 billion in bank mergers occurred in 1995, nearly four times the activity of 1994. An easing of interstate banking laws, in response to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, made bank mergers a more attractive option. In addition, consolidations and restructuring within the industry continued during 1995 as institutions anticipate interstate branching. Such activities influence earnings levels of the banking industry in several ways. Mergers often lead to higher service charges as larger banks tend to charge higher fees and usually require larger minimum balances than smaller banks. Over the past two years, large bank service charges have risen at twice the inflation rate. Also, services that were free to customers in the past now carry charges. Mergers also reduce noninterest expenses for banks. Expense benefits associated with bank mergers are cost reductions from the consolidation of offices, elimination of branches and personnel downsizing. On average, banks that made acquisitions during 1995 reduced the expenses of the acquired bank by
38.0 percent. Noninterest expenses were also aided by the August 8, 1995, decision by the FDIC to reduce insurance premiums paid by banks. This decision provided savings of approximately $4.0 billion for the banking industry. FDIC insurance premiums have been lowered again effective January 1, 1996, and are estimated to save banks approximately $1.0 billion dollars for the year.

The beneficial effects from the improvements in noninterest income and expenses were partially offset by tighter net interest margins. As market interest rates fell in 1995, the importance of deposits as a funding source and the value of customer relationships, as openings to offer other products, kept institutions from lowering rates to the same degree as experienced in general market rates.

Bank earnings in 1996 are expected to remain relatively unchanged from 1995 levels as improved cost controls are offset by higher provisions for loan losses and continued pressure on net interest margins. Declines in recoveries of charged-off loans and greater volumes of nonperforming loans are expected to result in higher loan loss provisions. Such increases in nonperforming loans along with more aggressive competition for loans and deposits will restrict the earning potential of the banking industry for 1996.

The Company's reported net income for the year ended December 31, 1995, was $200 compared to $3,325 in 1994. On a per share basis, earnings were $0.27 for the year, compared with $4.53 reported in 1994. The material reduction in net income was a direct result of the Company's recognition of nonrecurring losses from restructuring the investment portfolio and nonrecurring costs associated with its compliance to the MOU. Net income, excluding such one-time adjustments, would have totaled $3.4 million in 1995 similar to the comparable net income of 1994. The return on average assets and return on average stockholders' equity were 0.06 percent and 0.77 percent in 1995, respectively, as compared to 0.95 percent and 14.26 percent in 1994, respectively. Adjusting for the aforementioned nonrecurring charges, return on average assets and return on average equity would have been 0.95 percent and 13.17 percent, respectively, in 1995. The comparable ratios of the peer group were 1.11 percent and 11.18 percent in 1995, respectively.

Net interest income on a tax equivalent basis declined from $12,760 in 1994 to $12,215 in 1995. Such reduction was a product of the Company's cost of funds increasing at a greater rate than its yield on earning assets. Interest income on a tax equivalent basis increased $1,507 from $25,702 in 1994 to $27,209 in 1995. Interest expense increased $2,052 from $12,942 in 1994 to $14,994 in 1995.

As a result of being adequately reserved after consideration of the Company's loan volume and asset quality, management reduced its monthly provision charged to operations during 1995. Accordingly, the loan loss provision declined from $800 in 1994 to $435 in 1995.

Noninterest income recorded a loss of $3,196 in 1995, a decrease of $4,201 compared to 1994. The majority of such decrease was attributable to reporting investment securities losses of $4,393 in 1995 as opposed to net investment and trading securities losses of $161 in 1994. Revenue from service charges, fees and commissions increased $31 from 1994 to 1995.

Noninterest expense totaled $8,194 in 1995, an increase of $245, or 3.1 percent, compared to 1994. During 1995, the rise in salaries and employee benefits expense and other expenses of $246 and $26, respectively, was partially offset by a decline in net occupancy and equipment expense of $27. The unfavorable variance of $245 includes nonrecurring expenses of approximately $500 associated with compliance to the MOU.

NET INTEREST INCOME:

The Company derives its largest source of operating income from net interest income. Net interest income is defined as the amount by which interest and fees on loans and other investments exceeds interest expense incurred on deposits and other funding sources used to support such assets. Net interest margin is the percentage of net interest income on a tax equivalent basis to average earning assets. Changes in volumes and rates of earning assets and liabilities, in response to changes in general market rates, are the primary factors affecting net interest income. Additional factors influencing the level of net interest income include the composition of earning assets and interest-bearing liabilities and the level of nonperforming assets.

Net interest income on a tax equivalent basis decreased to $12,215 in 1995, a reduction of $545 or 4.3 percent, compared to 1994. Such reduction resulted from a decline in the Company's net interest margin partially offset by the growth in average earning assets exceeding that of interest-bearing liabilities. Management anticipates an increase in net interest income during 1996 if successful in building the Company's loan portfolio and reducing its cost of funds. In following its strategy of becoming a traditional community bank, management plans to emphasize loan growth through competitive pricing and offering new and enhanced credit products. The Company's improved liquidity position should also aid in increasing net income as it will not be forced to aggressively compete for funds or be reliant on high-cost borrowings. However, higher levels of impaired loans may result if local unemployment conditions deteriorate thus diluting such positive influences.

Changes in the volumes of average earning assets in excess of average interest-bearing liabilities resulted in a positive influence of $50 on net interest income. Total average earning assets increased $4.9 million to $351.2 million in 1995 while average interest-bearing liabilities increased $4.4 million to $308.5 million in 1995. The Company experienced a 5.7 percent increase in its volume of average loans from $189.0 million to $199.7 million in 1994 and 1995, respectively. Such increase was responsible for $915 of the improvement in interest income as a result of volume changes. The other major contributor to the favorable rise in interest income was the higher average volume of federal funds sold in 1995, which contributed $977 to the rise in interest income. Average federal funds sold increased $16.8 million during 1995 as management invested proceeds from the sales of securities into such funds in response to a flattening yield curve. The decision to reconstitute the investment portfolio led to a $1,327 unfavorable volume variance in investments. The average volume of investments declined $22.5 million or 14.3 percent to $134.5 million during 1995. The unfavorable volume variance of $508 in interest expense partially offset the favorable volume variance of $558 in interest income. Increased volumes of retail and commercial time deposits, partially offset by decreased savings volumes, were the major contributors to such variance. Average aggregate time deposits grew from $165.6 million in 1994 to $184.5 million in 1995 as customers sacrificed accessibility to obtain higher yields.

The Company's unfavorable rate variance of $595 in net interest income for the comparable years of 1994 versus 1995 resulted from a decline in the Company's net interest margin as earning assets yield rose at a slower pace than cost of funds. The Company's net interest margin decreased by 20 basis points from 3.68 percent in 1994 to 3.48 percent in 1995 while its net interest spread fell 27 basis points from 3.16 percent to 2.89 percent for the same period. Earning assets yield rose from 7.42 percent to 7.75 percent while funds cost rose from 4.26 percent to 4.86 percent for the comparable years of 1994 and 1995. The cost of funds increase came in response to the Company's aggressive retail time deposit product pricing in light of prior liquidity strains. Such pricing was responsible for $1,202 of the $1,544 negative rate variance in interest expense. A $949 positive rate variance associated with interest income partially offset the negative rate impact on interest expense. Such increase came primarily from the loan portfolio as it accounted for $654 of the increase. Loan yields rose 33 basis points in 1995 from 8.48 percent to 8.81 percent. Should lending rates continue to decline, the Company's return on the loan portfolio will flatten or decline as
competition for loan demand intensifies.   Management expects the
Company's net interest margin to improve during 1996 as its strengthened liquidity position allows it to be more selective in competing for funds.






















Management analyzes interest income and interest expense by segregating volume and rate components of earning assets and interest-bearing liabilities. The following table demonstrates the impact changes in the interest rates earned and paid on assets and liabilities, along with changes in the volume of earning assets and interest-bearing liabilities, have on net interest income. Earning assets averages include nonaccrual loans. Investment averages include available for sale securities at amortized cost. Investment securities and loans are adjusted to a tax equivalent basis using a 34.0 percent tax rate. The net change attributable to the combined impact of rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

NET INTEREST INCOME CHANGES DUE TO RATE AND VOLUME

                                                          1995 VS. 1994                 1994 VS. 1993
                                                    --------------------------    --------------------------
                                                       INCREASE (DECREASE)           INCREASE (DECREASE)
                                                         ATTRIBUTABLE TO               ATTRIBUTABLE TO
                                                    --------------------------    --------------------------
                                                    TOTAL                         TOTAL
                                                    CHANGE     RATE     VOLUME    CHANGE     RATE     VOLUME
                                                    ------     ----     ------    ------     ----     ------
Interest income:
Loans:
  Taxable......................................... $ 1,477  $   638    $   839    $   13  $(1,124)    $1,137
  Tax-exempt......................................      92       16         76        46      (60)       106
Investments:
  Taxable.........................................  (1,037)     305     (1,342)      864     (477)     1,341
  Tax-exempt......................................       1      (14)        15       229     (109)       338
Interest-bearing deposits with banks..............      (8)      (1)        (7)      (58)      50       (108)
Federal funds sold................................     982        5        977      (103)      12       (115)
                                                   -------  -------    -------    ------  -------     ------
    Total interest income.........................   1,507      949        558       991   (1,708)     2,699
                                                   -------  -------    -------    ------  -------     ------

Interest expense:
Money market accounts.............................     (34)      37        (71)       66       11         55
NOW accounts......................................       8                   8       (41)     (58)        17
Savings accounts..................................    (266)      97       (363)      152     (160)       312
Time deposits less than $100......................   2,018    1,202        816       (20)    (432)       412
Time deposits $100 or more........................     218       18        200       249      247          2
Short-term borrowings.............................     132      198        (66)      512       23        489
Long-term debt....................................     (24)      (8)       (16)       24      (38)        62
                                                   -------  -------    -------    ------  -------     ------
    Total interest expense........................   2,052    1,544        508       942     (407)     1,349
                                                   -------  -------    -------    ------  -------     ------
    Net interest income........................... $  (545) $  (595)   $    50    $   49  $(1,301)    $1,350
                                                   =======  =======    =======    ======  =======     ======

















SUMMARY OF NET INTEREST INCOME

                                                           1995                            1994
                                                ---------------------------     ---------------------------
                                                         INTEREST  AVERAGE               INTEREST  AVERAGE
                                                AVERAGE  INCOME/   INTEREST     AVERAGE  INCOME/   INTEREST
                                                BALANCE  EXPENSE     RATE       BALANCE  EXPENSE     RATE
                                                -------  --------  --------     -------  --------  --------
ASSETS:
Earning assets:
Loans:
  Taxable..................................... $195,047   $17,238      8.84%   $185,318   $15,761      8.50%
  Tax-exempt..................................    4,649       364      7.83       3,657       272      7.44
Investments:
  Taxable.....................................  113,675     6,789      5.97     136,386     7,826      5.74
  Tax-exempt..................................   20,775     1,818      8.75      20,609     1,817      8.82
Interest-bearing deposits with banks..........      170        13      7.65         250        21      8.40
Federal funds sold............................   16,900       987      5.84         134         5      3.73
                                               --------   -------              --------   -------
    Total earning assets......................  351,216    27,209      7.75%    346,354    25,702      7.42%
Less: allowance for loan losses...............    3,816                           3,540
Other assets..................................   11,770                           7,586
                                               --------                        --------
    Total assets.............................. $359,170                        $350,400
                                               ========                        ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Money market accounts......................... $ 21,869       758      3.47%   $ 23,955       792      3.31%
NOW accounts..................................   15,550       305      1.96      15,151       297      1.96
Savings accounts..............................   71,911     2,336      3.25      83,142     2,602      3.13
Time deposits less than $100..................  155,183     8,923      5.75     139,641     6,905      4.94
Time deposits $100 or more....................   29,336     1,771      6.04      25,995     1,553      5.97
Short-term borrowings.........................    9,935       677      6.82      11,186       545      4.87
Long-term debt................................    4,715       224      4.75       5,050       248      4.91
                                               --------   -------              --------   -------
    Total interest-bearing liabilities........  308,499    14,994      4.86%    304,120    12,942      4.26%
Noninterest-bearing deposits..................   24,090                          21,849
Other liabilities.............................      547                           1,120
Stockholders' equity..........................   26,034                          23,311
                                               --------   -------              --------   -------
    Total liabilities and stockholders' equity $359,170    14,994              $350,400    12,942
                                               ========   -------              ========   -------
    Net interest/income spread................            $12,215      2.89%              $12,760      3.16%
                                                          =======                         =======
    Net interest margin.......................                         3.48%                           3.68%
Tax equivalent adjustments:
Loans.........................................            $   124                         $    93
Investments...................................                618                             618
                                                          -------                         -------
    Total adjustments.........................            $   742                         $   711
                                                          =======                         =======























Note: Average balance was calculated using average daily balances and includes nonaccrual loans. Available for sale securities, included in investment securities, are stated at amortized cost with the related unrealized holding loss of $1,272 and $4,217 in 1995 and 1994, respectively, included in other assets. Tax equivalent adjustment was calculated using the prevailing statutory rate of 34.0 percent.

SUMMARY OF NET INTEREST INCOME (CONTINUED)

                                                               1993                           1992
                                                    ---------------------------    --------------------------
                                                             INTEREST  AVERAGE              INTEREST  AVERAGE
                                                    AVERAGE  INCOME/   INTEREST    AVERAGE  INCOME/   INTEREST
                                                    BALANCE  EXPENSE     RATE      BALANCE  EXPENSE     RATE
                                                    -------  --------  --------    -------  --------  --------
ASSETS:
Earning assets:
Loans:
  Taxable......................................... $172,416   $15,748      9.13%  $157,674   $15,573    9.88%
  Tax-exempt......................................    2,343       226      9.65      5,169       456    8.82
Investments:
  Taxable.........................................  113,380     6,962      6.14     96,964     7,181    7.41
  Tax-exempt......................................   16,841     1,588      9.43     10,581     1,021    9.65
Interest-bearing deposits with banks..............    2,255        79      3.50        694        39    5.62
Federal funds sold................................    3,281       108      3.29      7,936       254    3.20
                                                   --------   -------             --------   -------
    Total earning assets..........................  310,516    24,711      7.96%   279,018    24,524    8.79%
Less: allowance for loan losses...................    2,886                          2,114
Other assets......................................   11,784                         15,399
                                                   --------                       --------
    Total assets.................................. $319,414                       $292,303
                                                   ========                       ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Money market accounts............................. $ 22,267       726      3.26%   22,819        876    3.84%
NOW accounts......................................   14,406       338      2.35    13,742        462    3.36
Savings accounts..................................   73,400     2,450      3.34    56,288      2,369    4.21
Time deposits less than $100......................  131,572     6,925      5.26   130,753      8,088    6.19
    Time deposits $100 or more....................   25,960     1,304      5.02    25,956      1,586    6.11
Short-term borrowings.............................    1,005        33      3.28       797         24    3.00
Long-term debt....................................    3,866       224      5.79     1,817        109    6.00
                                                   --------   -------            --------    -------
    Total interest-bearing liabilities............  272,476    12,000      4.40%  252,172     13,514    5.36%
Noninterest-bearing deposits......................   19,657                        18,657
    Other liabilities.............................    4,104                         1,513
    Stockholders' equity..........................   23,177                        19,961
                                                   --------   -------            --------    -------
    Total liabilities and stockholders' equity.... $319,414    12,000            $292,303     13,514
                                                   ========   -------            ========    -------
    Net interest/income spread....................            $12,711      3.56%             $11,010    3.43%
                                                              =======                        =======
    Net interest margin...........................                         4.09%                        3.95%
Tax equivalent adjustments:
Loans.............................................            $    77                        $   155
Investments.......................................                540                            347
                                                              -------                        -------
    Total adjustments.............................            $   617                        $   502
                                                              =======                        =======




















SUMMARY OF NET INTEREST INCOME (CONTINUED)

                                                                    1991
                                                         ---------------------------
                                                                  INTEREST  AVERAGE
                                                         AVERAGE  INCOME/   INTEREST
                                                         BALANCE  EXPENSE     RATE
                                                         -------  --------  --------
ASSETS:
Earning assets:
Loans:
  Taxable.............................................. $149,191   $16,114     10.80%
  Tax-exempt...........................................    6,356       588      9.25
Investments:
  Taxable..............................................   74,891     5,994      8.00
  Tax-exempt...........................................    7,194       726     10.09
Interest-bearing deposits with banks...................      914        74      8.10
Federal funds sold.....................................    8,390       463      5.53
                                                        --------   -------
    Total earning assets...............................  246,936    23,959      9.70%
Less: allowance for loan losses........................    1,397
Other assets...........................................   14,463
                                                        --------
    Total assets....................................... $260,002
                                                        ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Money market accounts.................................. $ 20,350     1,096      5.39%
NOW accounts...........................................   11,197       532      4.75
Savings accounts.......................................   36,883     1,972      5.35
Time deposits less than $100...........................  123,604     9,451      7.65
Time deposits $100 or more.............................   28,700     2,166      7.55
Short-term borrowings..................................
Long-term debt.........................................    1,452       128      8.82
                                                        --------   -------
    Total interest-bearing liabilities.................  222,186    15,345      6.91%
Noninterest-bearing deposits...........................   16,056
Other liabilities......................................    3,783
Stockholders' equity...................................   17,977
                                                        --------   -------
    Total liabilities and stockholders' equity......... $260,002    15,345
                                                        ========   -------
    Net interest/income spread.........................            $ 8,614      2.79%
                                                                   =======
    Net interest margin................................                         3.49%
Tax equivalent adjustments:
Loans..................................................            $   200
Investments............................................                247
                                                                   -------
    Total adjustments..................................            $   447
                                                                   =======



PROVISION FOR LOAN LOSSES:

Provisions for loan losses for the nation's top 50 banks increased 10.0 percent in 1995 to $7.8 billion. Such increase came in response to a rise in net charge-offs for the year of 13.0 percent to $8.6 billion, which pushed net charge-offs as a percentage of average loans outstanding to 0.28 percent in 1995 from 0.24 percent in 1994. Even after taking higher provisions, net charge-offs still outdistanced the provision for the year by $800 million, resulting in a 1.0 percent reduction in the allowance for loan losses account. It is likely that net charge-off ratios will continue to climb in 1996 as credit card charge-offs increase and recoveries decline. This occurrence, coupled with a quicker pace of loan growth, may prompt the banking industry to take greater loan loss provisions in 1996.

The Company makes provisions for loan losses through evaluating the adequacy of its allowance for loan losses account. In making its decision management considers such factors as previous loan experience, overall loan portfolio characteristics, prevailing economic conditions and other relevant factors. Based on its most current valuation, management believes that the allowance is adequate to absorb any known and inherent losses in the portfolio.

Contrary to the provision stance taken by the banking industry, the Company reduced its provision for loan losses by $365 to $435 in 1995 from the $800 taken in 1994. As net charge-off levels rose nationwide, the Company experienced an improvement in its level. Net charge-offs for the Company declined to $108 from $393 for the comparable periods of 1995 and 1994. Consideration will be made with respect to reducing the amount credited to the allowance account should nonperforming asset levels improve and loan demand not fluctuate significantly from expected amounts in 1996.

NONINTEREST INCOME:

The Company reported a loss of $3,196 in noninterest income for the year ended December 31, 1995, as compared to income totaling $1,005 for the year ended December 31, 1994. The $4,201 decline was primarily a result of reporting net losses on investment securities of $4,393 in 1995 compared to net losses of $161 in 1994 on investment and trading account securities. The divestiture of high-risk CMOs, structured notes and other highly criticized investments provided the major component of the 1995 securities losses.

An increased volume of service charges, fees and commissions partially offset the net security losses incurred in 1995. The $31 or 2.7 percent increase over the previous year was principally due to fees recognized during the first six months of 1995 from forfeitures on certificates of deposit as customers took advantage of higher yields offered on longer term instruments.

NONINTEREST EXPENSE:

Generally, noninterest expense includes the costs of providing salaries and necessary employee benefits, maintaining facilities and general operating costs such as insurances, supplies, advertising, data processing, taxes and other related expenses. Several of these costs and expenses are variable while others are fixed. Management uses budgets and other related strategies in an effort to control variable expenses.

Noninterest expense totaled $8,194 in 1995, an increase of $245, or 3.1 percent, compared to 1994. The Company had a net overhead expense to average assets ratio of 1.9 percent, an improvement over the 2.0 percent recorded in 1994. In relation to the peer group ratio of 2.8 percent, the Company continues to demonstrate a greater efficiency level. Productivity is also measured by the operating efficiency ratio. Such ratio is defined as noninterest expense, excluding other real estate expense, as a percentage of net interest income and noninterest income less nonrecurring gains and losses. The Company's operating efficiency ratio showed an increase from 59.6 percent at December 31, 1994, to 64.1 percent at December 31, 1995. Reduced levels of net interest income coupled with the increase in noninterest expense were responsible for the adverse change in such ratio.

Salaries and benefits composed 49.2 percent of noninterest expense and totaled $4,028 in 1995, representing a $246 or a 6.5 percent increase compared to 1994. The majority of such increase was attributable to the Company's Board of Directors exercising its termination option of the former President and Chief Executive Officer's written employment agreement during the second quarter of 1995. The one-time cost of exercising such agreement approximated $207.

Net occupancy and equipment expense amounted to $1,222, a decrease of $27, or 2.2 percent, compared to 1994. The reduction is a reflection of lower costs associated with the maintenance of bank facilities partially offset by greater costs related to the maintenance of equipment used in normal bank operations.

Other expenses totaled $2,944 in 1995, an increase of $26 compared to the 1994 level. Such increase came as a direct result of the Company's compliance with the MOU. The aggregate costs associated with compliance approximated $500 for the year ended December 31, 1995. Had the Company not been under this written directive, other expenses would have declined $474 for 1995 as compared to 1994. As of February 16, 1996, the Company, due to its substantial compliance with all provisions of the MOU, had such directive rescinded. As a result, management expects a decline in legal and consulting costs during 1996.

Partially offsetting the increase in other expenses associated with the MOU was a reduction in the Company's FDIC insurance expense. Effective August 8, 1995, the FDIC's Board of Directors ("FDIC Board") put its proposal to lower bank deposit insurance premiums into effect. Such reduction came in response to the recapitalization of the Bank Insurance Fund ("BIF") during the second quarter of 1995. Under the plan, rates ranging from 4 to 31 cents per every one hundred dollars of insured deposits were assessed dependent upon risk characteristics of each institution. Based on the evaluation of its risk characteristics, the Company's insurance rate was reassessed from 26 cents per every one hundred dollars of insured deposits to 7 cents per every one hundred dollars of insured deposits. This reevaluation led to a $261 reduction in the Company's FDIC insurance premiums for 1995. On November 14, 1995, the FDIC Board voted to further reduce the insurance premiums paid on deposits covered by the BIF effective January 1, 1996. Under the new rate structure, rates will range from 3 to 27 cents per every one hundred dollars of insured deposits, subject to the statutory requirement that all institutions pay no less than $2 annually for FDIC insurance. Such rates came in response to the FDIC Board seeking to balance the applicable requirements of meeting BIF long-term funding, the statutory requirement of maintaining a risk-based deposit insurance system and maintaining the BIF reserve ratio at the target Designated Reserve Ratio. Based upon its current risk characteristics, the Company's FDIC insurance expense is expected to decline $415 in 1996 as compared to the 1995 level.

The following table sets forth the major components of noninterest expense for the past five years:

NONINTEREST EXPENSE

YEAR ENDED DECEMBER 31                                               1995     1994     1993     1992     1991
-------------------------------------------------------------------------------------------------------------
Salaries and employee benefits expense:
Salaries and payroll taxes........................................ $3,429   $3,022   $2,585   $2,432   $2,238
Employee benefits.................................................    599      760      746      614      459
                                                                   ------   ------   ------   ------   ------
  Salaries and employee benefits expense..........................  4,028    3,782    3,331    3,046    2,697
                                                                   ------   ------   ------   ------   ------

Net occupancy and equipment expense:
Net occupancy expense.............................................    684      784      680      579      529
Equipment expense.................................................    538      465      654      781      657
                                                                   ------   ------   ------   ------   ------
Net occupancy and equipment expense...............................  1,222    1,249    1,334    1,360    1,186
                                                                   ------   ------   ------   ------   ------

OTHER EXPENSES:
Marketing expense.................................................    281      201      211      177      145
Other taxes.......................................................    200      191      127      199      172
Stationery and supplies...........................................    250      262      338      337      168
Contractual services..............................................    879      727      597      682      486
Insurance including FDIC assessment...............................    480      717      807      630      611
Other.............................................................    854      820    1,107      821      636
                                                                   ------   ------   ------   ------   ------
  Other noninterest expense.......................................  2,944    2,918    3,187    2,846    2,218
                                                                   ------   ------   ------   ------   ------
    Total noninterest expense..................................... $8,194   $7,949   $7,852   $7,252   $6,101
                                                                   ======   ======   ======   ======   ======


INCOME TAXES:

As a result of the loss before income taxes the Company reported a tax benefit for 1995. The tax benefit was 156.8 percent of the loss before tax and above the marginal tax rate due to the effect of tax-exempt income. The Company was able to utilize the tax benefit because of taxable income in previous years and expectations of the future realization of the benefit. During 1994, the Company's effective tax rate was 22.8 percent. Management anticipates a reduction in the effective tax rate for 1996 as a result of higher levels of tax-exempt income on investment securities and recognition of tax credits on its limited partnership investment in a residential housing program. Such investment will provide for a reduction in income taxes by utilization of tax credits allowed on such investments. During 1995, the Company recognized $71 of the $895 of total tax credits available from such project that will be recognized annually until the year 2003.



As required by SFAS No. 109, "Accounting for Income Taxes," the Company has determined that it is not required to establish a valuation reserve for the deferred tax assets since it is more likely than not that the net deferred tax assets could be principally realized through carryback to taxable income in prior years and by future reversals of existing taxable temporary differences or, to a lesser extent, through future taxable income. The Company reviews the tax criteria related to the recognition of deferred tax assets on a quarterly basis.


























INDEPENDENT AUDITORS' REPORT



Board of Directors
 and Stockholders
Comm Bancorp, Inc.
Forest City, Pennsylvania


We have audited the accompanying consolidated balance sheets of Comm Bancorp, Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Comm Bancorp, Inc. and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1995, in conformity with generally accepted accounting principles.




February 2, 1996




KRONICK KALADA BERDY & COMPANY
Kingston, Pennsylvania



CONSOLIDATED STATEMENTS OF INCOME
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31                                                               1995      1994     1993
____________________________________________________________________________________________________________
INTEREST INCOME:
Interest and fees on loans:
  Taxable........................................................................ $17,238   $15,761  $15,748
  Tax-exempt.....................................................................     240       179      149
Interest on investment securities held to maturity:
  Taxable........................................................................   3,830     4,134    3,902
  Tax-exempt.....................................................................     895     1,199    1,048
Interest and dividends on investment securities available for sale:
  Taxable........................................................................   2,839     3,518    2,839
  Tax-exempt.....................................................................     305
  Dividends......................................................................     120        79       91
Interest on trading account securities...........................................                95      130
Interest on deposits with banks..................................................      13        21       79
Interest on federal funds sold...................................................     987         5      108
                                                                                  _______   _______  _______
    Total interest income........................................................  26,467    24,991   24,094
                                                                                  _______   _______  _______

INTEREST EXPENSE:
Interest on deposits.............................................................  14,093    12,149   11,743
Interest on short-term borrowings................................................     677       545       33
Interest on long-term debt.......................................................     224       248      224
                                                                                  _______   _______  _______
    Total interest expense.......................................................  14,994    12,942   12,000
                                                                                  _______   _______  _______
    Net interest income..........................................................  11,473    12,049   12,094
Provision for loan losses........................................................     435       800    1,080
                                                                                  _______   _______  _______
    Net interest income after provision for loan losses..........................  11,038    11,249   11,014
                                                                                  _______   _______  _______

NONINTEREST INCOME:
Service charges, fees and commissions............................................   1,197     1,166    1,013
Net investment securities gains (losses).........................................  (4,393)      495    1,261
Trading account profits (losses).................................................              (656)     297
                                                                                  _______   _______  _______
    Total noninterest income (losses)............................................  (3,196)    1,005    2,571
                                                                                  _______   _______  _______

NONINTEREST EXPENSE:
Salaries and employee benefits expense...........................................   4,028     3,782    3,331
Net occupancy and equipment expense..............................................   1,222     1,249    1,334
Other expenses...................................................................   2,944     2,918    3,187
                                                                                  _______   _______  _______
    Total noninterest expense....................................................   8,194     7,949    7,852
                                                                                  _______   _______  _______
Income (loss) before income taxes................................................    (352)    4,305    5,733
Provision for income tax expense (benefit).......................................    (552)      980    1,583
                                                                                  _______   _______  _______
    Net income................................................................... $   200   $ 3,325  $ 4,150
                                                                                  =======   =======  =======



PER SHARE DATA:
Net income.......................................................................   $0.27     $4.53    $5.66
Cash dividends declared..........................................................   $0.63     $0.62    $0.61
Average common shares............................................................ 733,360   733,357  733,298








See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

DECEMBER 31                                                                               1995          1994
____________________________________________________________________________________________________________
ASSETS:
Cash and due from banks.............................................................. $  6,864      $  6,783
Interest-bearing deposits with banks.................................................      116            90
Federal funds sold...................................................................   15,100
Investment securities:
  Held to maturity (market value 1994, $101,850).....................................                107,666
  Available for sale.................................................................  108,706        44,900
Loans, net of unearned income........................................................  213,835       194,485
  Less: allowance for loan losses....................................................    3,903         3,576
                                                                                      ________      ________
Net loans............................................................................  209,932       190,909
Premises and equipment, net..........................................................    3,070         3,293
Accrued interest receivable..........................................................    2,872         2,636
Other assets.........................................................................    4,288         6,186
                                                                                      ________      ________
    Total assets..................................................................... $350,948      $362,463
                                                                                      ========      ========

LIABILITIES:
Deposits:
  Noninterest-bearing................................................................ $ 25,423      $ 23,462
  Interest-bearing...................................................................  291,676       292,707
                                                                                      ________      ________
    Total deposits...................................................................  317,099       316,169
Short-term borrowings................................................................                 15,956
Long-term debt.......................................................................    3,048         5,050
Accrued interest payable.............................................................    1,761         1,556
Other liabilities....................................................................    1,145         1,043
                                                                                      ________      ________
    Total liabilities................................................................  323,053       339,774
                                                                                      ________      ________


STOCKHOLDERS' EQUITY:
Common stock, par value $1, authorized 4,000,000 shares, issued and outstanding
 733,360 shares......................................................................      733           733
Capital surplus......................................................................    6,310         6,310
Retained earnings....................................................................   20,072        20,334
Net unrealized gain (loss) on available for sale securities..........................      780        (4,688)
                                                                                      ________      ________
    Total stockholders' equity.......................................................   27,895        22,689
                                                                                      ________      ________
    Total liabilities and stockholders' equity....................................... $350,948      $362,463
                                                                                      ========      ========























See notes to consolidated financial statements.







CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                NET UNREALIZED         TOTAL
                                            COMMON  CAPITAL  RETAINED TREASURY  GAIN (LOSS) ON  STOCKHOLDERS'
FOR THE THREE YEARS ENDED DECEMBER 31, 1995  STOCK  SURPLUS  EARNINGS    STOCK      SECURITIES        EQUITY   BALANCE,
____________________________________________________________________________________________________________
DECEMBER 31, 1992............................ $733   $6,310   $13,758      $(1)                      $20,800
Net income...................................                   4,150                                  4,150
Sale of common stock held in treasury, net...                                1                             1
Dividends declared: $0.61 per share..........                    (444)                                  (444)
                                              ____   ______   _______      ___         _______       _______
BALANCE, DECEMBER 31, 1993...................  733    6,310    17,464                                 24,507
Net income...................................                   3,325                                  3,325
Dividends declared: $0.62 per share..........                    (455)                                  (455)
Net unrealized loss on securities............                                          $(4,688)       (4,688)
                                              ____   ______   _______      ___         _______       _______
BALANCE, DECEMBER 31, 1994...................  733    6,310    20,334                   (4,688)       22,689
Net income...................................                     200                                    200
Dividends declared: $0.63 per share..........                    (462)                                  (462)
Net unrealized gain on securities:
Securities transferred to available for sale.                                            1,249         1,249
Other........................................                                            4,219         4,219
                                              ____   ______   _______      ___         _______       _______
BALANCE, DECEMBER 31, 1995................... $733   $6,310   $20,072                  $   780       $27,895
                                              ====   ======   =======      ===         =======       =======






































See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31                                                               1995      1994     1993
____________________________________________________________________________________________________________
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...................................................................... $    200   $ 3,325  $ 4,150
Adjustments:
  Provision for loan losses.....................................................      435       800    1,080
  Depreciation and amortization.................................................      645       667      532
  Amortization of loan fees.....................................................     (179)     (173)    (318)
  Deferred income tax benefit...................................................     (140)   (2,608)    (300)
  (Gains) losses on sale of investment securities available for sale............    4,393      (495)  (1,261)
  Gains on sale of loans........................................................      (72)
  (Gains) losses on sale of other real estate...................................      (36)       (9)       6
  Changes in:
    Trading account securities..................................................                287      910
    Interest receivable.........................................................     (236)     (322)     (26)
    Other assets................................................................     (783)    2,242     (154)
    Interest payable............................................................      205       316      (37)
    Other liabilities...........................................................       95       (48)    (101)
                                                                                 ________   _______  _______
      Net cash provided by operating activities.................................    4,527     3,982    4,481
                                                                                 ________   _______  _______

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of available for sale securities............................   87,103    13,637   69,161
Proceeds from repayments of investment securities:
  Held to maturity..............................................................    2,970    13,833   31,590
  Available for sale............................................................    1,887     1,532    9,731
Purchases of investment securities:
  Held to maturity..............................................................     (179)   (9,597) (53,979)
  Available for sale............................................................  (44,054)  (29,284) (89,994)
Proceeds from sale of loans.....................................................    5,591
Proceeds from sale of other real estate.........................................      457       291      106
Net increases in lending activities.............................................  (25,434)  (18,483) (14,039)
Purchases of premises and equipment.............................................     (204)     (860)    (223)
                                                                                 ________   _______  _______
      Net cash provided by (used in) investing activities.......................   28,137   (28,931) (47,647)
                                                                                 ________   _______  _______

CASH FLOWS FROM FINANCING ACTIVITIES:
Net changes in:
  Money market, NOW, savings and noninterest-bearing accounts...................  (13,946)    4,560   13,564
  Time deposits.................................................................   14,877    14,374    2,845
  Short-term borrowings.........................................................  (15,956)    6,815    7,141
Proceeds from the issuance of long-term debt....................................                 50    3,000
Payments on long-term debt......................................................   (2,002)     (800)    (400)
Proceeds from the issuance of common shares, net................................                           1
Cash dividends paid.............................................................     (456)     (448)    (436)
                                                                                 ________   _______  _______
      Net cash provided by (used in) financing activities.......................  (17,483)   24,551   25,715
                                                                                 ________   _______  _______
      Net increase (decrease) in cash and cash equivalents......................   15,181      (398) (17,451)
      Cash and cash equivalents at beginning of year............................    6,783     7,181   24,632
                                                                                 ________   _______  _______
      Cash and cash equivalents at end of year.................................. $ 21,964   $ 6,783  $ 7,181
                                                                                 ========   =======  =======

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
  Interest...................................................................... $ 14,789   $12,626  $12,037
  Income taxes..................................................................      114     1,511    2,125
Noncash items:
  Transfers of:
    Loans to other real estate..................................................      636       260  $   110
    Investments from held to maturity to available for sale.....................  105,799
    Investments from available for sale to held to maturity.....................             17,470
    Investments from trading account to held to maturity or available for sale..              3,676
  Change in net unrealized losses (gains) on available for sale securities...... $ (5,468)  $ 4,688







See notes to consolidated financial statements.




1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Business:

Comm Bancorp, Inc. provides a full range of banking and related financial services through its subsidiary to individuals and corporate customers and is subject to intense competition from other financial service companies with respect to these services and customers. Comm Bancorp, Inc., which is a holding company, is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by such regulatory authorities.

Basis of presentation:

The consolidated financial statements of Comm Bancorp, Inc. and subsidiary, Community Bank and Trust Company, (collectively, the "Company") have been prepared in conformity with generally accepted accounting principles, Regulation S-X and reporting practices applied in the banking industry. The Company also presents herein condensed parent company only financial information regarding Comm Bancorp, Inc. (the "Parent Company"). All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Prior period amounts are reclassified when necessary to conform with the current year's presentation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

Investment securities:

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain
Investments in Debt and Equity Securities."   This Statement requires
investments to be classified and accounted for as either held to maturity, available for sale or trading account securities based on management's intent at the time of acquisition. Management is required to reassess the appropriateness of such classifications at each reporting date.

The Company classifies debt securities as held to maturity when management has the positive intent and ability to hold such securities to maturity. Held to maturity securities are stated at cost, adjusted for amortization of premium and accretion of discount.


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Investment securities are designated as available for sale when they are to be held for indefinite periods of time as management intends to use such securities in implementing asset/liability strategies or would sell them in response to changes in interest rates or resultant prepayment risk, liquidity requirements or other circumstances identified by management. Available for sale securities are generally reported at fair value, with unrealized gains and losses, net of income taxes, excluded from earnings and reported in a separate component of stockholders' equity. All marketable equity securities are accounted for at fair value, except for Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") stock, which are carried at cost. Estimated fair values for investment securities are based on quoted market prices from a national electronic pricing service. Fair values of securities unavailable through such service are arrived at through dealer or broker price quotations.

Management periodically evaluates each investment security to determine whether a decline in fair value below the amortized cost basis is other
than temporary.   If a decline is judged to be other than temporary, the
cost basis of the individual security is written-down to fair value with the amount of the write-down included in earnings. Realized gains and losses are computed using the specific identification method and are included in noninterest income. Premiums are amortized and discounts are accreted using the interest method over the contractual lives of investment securities, except for mortgage backed securities, where amortization and accretion are based on principal repayments.

Securities that are bought and held principally for the purpose of selling them in the near term, in order to generate profits from market appreciation, are classified as trading account securities. Trading account securities are carried at market value. Interest on trading account securities is included in interest income. Profits or losses on trading account securities are included in noninterest income. The Company discontinued its trading activities prior to the fourth quarter of 1994, thus eliminating its trading account classification.

Transfers of securities between categories are recorded at fair value at the date of the transfer, with the accounting treatment of unrealized gains or losses determined by the category into which the security is transferred.

Financial options:

The Company utilized option contracts to limit its exposure to market fluctuations on investment securities prior to the fourth quarter of 1994.


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Options commit the Company to purchase or sell securities at a specified
price at a future date.   Premiums received from writing options were
included in other liabilities until the option was exercised and thereafter included in the cost of such investment, or until the expiration date, when they were recognized in noninterest income.

Loans:

Loans are stated at principal amounts outstanding, net of unearned interest and net unamortized loan fees. Interest income is accrued on the principal amount outstanding, except for discounted loans with interest recognized over the respective loan terms utilizing the effective interest method. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized over the contractual life of the related loan as an adjustment of yield. The Company does not sell mortgage loans. Accordingly, SFAS No. 122, "Accounting for Mortgage Servicing Rights," which is required to be applied prospectively in fiscal years beginning after December 15, 1995, will not have any effect on future operating results or financial position.

Nonperforming assets:

Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment is measured based on the present value of expected future cash flows discounted at a loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of an impaired loan is less than the recorded investment in the loan, the impairment is recognized by adjusting the allowance for loan losses with a corresponding charge to the provision for loan losses.

Nonperforming assets consist of nonperforming loans and foreclosed assets. Accruing loans past due 90 days or more and loans impaired under SFAS Nos. 114 and 118 comprise nonperforming loans. Impaired loans consist of nonaccrual and restructured loans. A loan is classified as nonaccrual when it is determined that the collection of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless such loan is well secured and in the process of collection. When a loan is placed on nonaccrual, interest accruals discontinue and uncollected accrued interest is reversed against income in the current period. Interest collections after a loan has been placed on nonaccrual status are
1. SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (CONTINUED):

credited to income when received unless the collectibility of principal is in doubt, causing all collections to be applied as principal reductions. A nonaccrual loan is not returned to performing status until such loan is current as to principal and interest and has performed with the contractual terms for a minimum of six months. Restructured loans are loans with original terms that have been modified to below-market rate terms as a result of a change in the borrower's financial condition.


Foreclosed assets are comprised of properties acquired through foreclosure proceedings or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosures. In-substance foreclosures are properties in which the borrower has little or no equity in the collateral, where repayment of the loan is expected only from the operation or sale of the collateral and the borrower either effectively abandons control of the property or the borrower has retained control of the property but the borrower's ability to rebuild equity based on current financial conditions is considered doubtful. A loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets are recorded at the lower of the related loan balance or its appraised fair value less estimated cost to sell at the time of acquisition. Any excess of the loan balance over the recorded value is charged to the allowance for loan losses. Subsequent declines in the recorded value of the property prior to its disposal and costs to maintain the assets are included in other expense. In addition, any gain or loss realized upon disposal is included in other income or expense.

Allowance for loan losses:

The allowance for loan losses account is established through charges to earnings in the form of a provision for loan losses. Loans, or portions of loans, determined to be uncollectible are charged against the allowance account and subsequent recoveries, if any, are credited to the account. Nonaccrual, restructured and large delinquent commercial and real estate loans are reviewed monthly to determine if carrying value reductions are warranted. Consumer loans are considered losses when they are 120 days past due, except loans that are expected to be recovered through insurance or collateral disposition proceeds.

The allowance is maintained at a level believed adequate by management to absorb estimated potential credit losses. While historical loss experience provides a reasonable starting point in assessing the adequacy of the allowance account, management also considers a number of relevant factors that are likely to cause estimated credit losses associated with the Company's current portfolio to differ from historical loss experience. Such
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

factors include changes in lending policies and procedures, economic conditions, nature and volume of the portfolio, loan review system, volumes of past due and impaired loans, concentrations, borrowers' financial status, collateral value and other factors deemed relevant by management. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The Company employs the December 21, 1993, federal banking regulatory agencies' Interagency Policy Statement on the Allowance for Loans and Lease Losses, as the primary analytical tool in assessing the adequacy of the allowance account.

Under SFAS No. 114, the 1995 allowance for loan losses related to impaired loans is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for loan losses related to such loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. The adoption of SFAS No. 114 did not have a material effect on operating results or financial position.

In addition to management's assessment, various regulatory agencies, as an integral part of their routine annual examination process, review the Company's allowance for loan losses account. Such agencies may require the
Company to recognize additions to the allowance based on their judgments concerning information available to them at the time of their examination.
Management is unaware of any such requirements based on the results of the Company's latest regulatory examination at September 30, 1995.

Premises and equipment, net:

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is charged to noninterest expense over the estimated useful lives of the assets and is computed by using the straight-line method. Useful lives of up to 45 years for premises and up to 12 years for equipment are utilized. Leasehold improvements are amortized on a straight-line basis over the terms of the leases or the estimated useful lives of the improvements, whichever is shorter. Expenditures for maintenance and repairs are expensed as incurred. The costs of significant replacements, renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in noninterest income or noninterest expense.




1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Long-lived and intangible assets:

In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identified intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. The excess cost over the net assets acquired accounted for as a purchase is included in other assets and amortized on a straight-line basis over fifteen years. SFAS No. 121 is effective for financial statements for fiscal years beginning after December 15, 1995, with earlier application encouraged. The Company's adoption of SFAS No. 121 in 1996 is not expected to have any material effect on operating results or financial position.

Earnings per share:

Earnings per common share is based on the weighted average number of common shares outstanding during the period. Common shares outstanding have been adjusted to reflect a four-for-one stock split effective February 1, 1994, which changed par value from $4.00 per share to $1.00 per share.

Off-balance sheet financial instruments:

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under home equity and credit card arrangements, commercial letters of credit and securities option contracts. Such financial instruments are recorded in the financial statements when they are exercised.

Employee benefit plans:

The Company has a defined contribution plan covering all employees who have completed 1,000 hours of service, attained 21 years of age and have been employed by the Company for at least one year. Pension costs are accrued monthly to salaries and benefits expense with the plan being funded annually.

In addition, the Company has a deferred compensation plan for certain senior management employees. Costs for such plan are recognized monthly in salaries and benefits expense on the accrual basis.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Trust assets:

Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company. Trust income is recorded on a cash basis, which is not materially different than if reported on an accrual basis.

Statements of cash flows:

The statements of cash flows are presented using the indirect method. For the purpose of cash flow, cash and cash equivalents include cash, noninterest-bearing balances due from banks and federal funds sold. Federal funds are highly liquid investments sold for one-day periods.

Income taxes:

The Company recognizes the current and deferred tax consequences of all transactions that have been recognized in the financial statements using the provisions of the enacted tax laws. Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences. The amount of deferred tax assets is reduced, if necessary, to the amount that, based on available evidence, will more likely than not be realized.

The Parent Company and its subsidiary file a consolidated federal income tax return. Its subsidiary provides for income taxes on a separate return basis, and remits to the Parent Company amounts determined to be currently payable.

2. CASH AND CASH EQUIVALENTS:

The Federal Reserve Act, as amended by the Monetary Control Act of 1980, requires that reserve balances on certain deposits of depository institutions be maintained at the FRB. The reserve balances were $1,057 and $1,022 at December 31, 1995 and 1994, respectively. Such reserve balances averaged $1,079 in 1995 and $985 in 1994. In addition, compensating balances are maintained with the FRB and various correspondent banks, most of which are not required, but are used to offset specific charges for check clearing and other services. The Company maintained compensating balances of $2,890 and $2,663 at December 31, 1995 and 1994, respectively. Compensating balances averaged $3,124 in 1995 and $3,314 in 1994.




3. INVESTMENT SECURITIES:

SFAS No. 115 requires an enterprise to reassess the appropriateness of its accounting and reporting classifications of debt and equity securities at each reporting date. Accordingly, management transferred its entire held to maturity classification at September 30, 1995, to available for sale after reviewing a comprehensive analysis of the risk profile of its held to maturity classification. The securities transferred had an amortized cost of $105,799 and a fair value of $103,906 at the date of the transfer. The Company recognized unrealized holding losses of $1,249, net of applicable income taxes of $644, as a separate component of stockholders' equity as a result of such transfer. In conjunction with its review of the analysis, management made the decision to sell certain available for sale securities at a loss after September 30, 1995, some of which were transferred from the held to maturity portfolio. The resulting loss of $2,500 on the sale was recognized in earnings in the third quarter of 1995, the period in which the decision to sell was made. The loss on securities transferred from held to maturity to available for sale included in such loss was $1,825. The Company did not sell any security from the held to maturity classification in 1995 or 1994.

Pursuant to SFAS No. 115, sales or transfers from the held to maturity classification for reasons other than those specified, call into question an enterprise's intent to hold other debt securities to maturity in the future. On October 18, 1995, the FASB voted to temporarily suspend this rule allowing enterprises a one-time opportunity during the fourth quarter of 1995 to reassess the appropriateness of the classifications of all securities held without calling into question the holding intent of that enterprise. Management was unaware that FASB would suspend such rule at the time it decided to transfer securities from held to maturity to available for sale. Accordingly, management will not be able to establish a held to maturity classification for future purchases or transfers for an indefinite period.

During the third quarter of 1994, management reevaluated its intent to hold a portion of its available for sale portfolio based on asset/liability management considerations. Upon completion of such considerations and within the confines of the rules, management transferred twenty-two securities with an amortized cost of $17,470 to the held to maturity classification. These available for sale securities had a net unrealized loss of $998 at the transfer date. Such loss continued to be reported in a separate component of stockholders' equity, being amortized over the lives of the securities as an adjustment to yield in a manner consistent with the amortization of any discount, until such securities were transferred back to available for sale at September 30, 1995.



3. INVESTMENT SECURITIES (CONTINUED):

The following table sets forth the amortized cost and fair value of securities classified as held to maturity at December 31, 1994:

                                            AMORTIZED  UNREALIZED  UNREALIZED      FAIR
DECEMBER 31, 1994                                COST       GAINS      LOSSES     VALUE
_______________________________________________________________________________________
U.S. Treasury securities.................... $ 12,042         $ 1      $  454  $ 11,589
U.S. Government agencies....................   36,993                   2,543    34,450
State and municipals........................   20,616          87         713    19,990
Mortgage backed securities..................   38,015                   2,194    35,821
                                             ________         ___      ______  ________
  Total..................................... $107,666         $88      $5,904  $101,850
                                             ========         ===      ======  ========

The following tables set forth the amortized cost and fair value of securities classified as available for sale at December 31, 1995 and 1994:

                                            AMORTIZED  UNREALIZED  UNREALIZED      FAIR
DECEMBER 31, 1995                                COST       GAINS      LOSSES     VALUE
_______________________________________________________________________________________
U.S. Treasury securities.................... $ 43,494      $  267        $ 10  $ 43,751
U.S. Government agencies....................   26,516          21         324    26,213
State and municipals........................   29,617         954          59    30,512
Mortgage backed securities..................    6,124          53          23     6,154
Other securities............................    1,774         302                 2,076
                                             ________      ______        ____  ________
  Total..................................... $107,525      $1,597        $416  $108,706
                                             ========      ======        ====  ========


                                            AMORTIZED  UNREALIZED  UNREALIZED      FAIR
DECEMBER 31, 1994                                COST       GAINS      LOSSES     VALUE
_______________________________________________________________________________________
U.S. Treasury securities....................  $ 3,735                  $  369   $ 3,366
U.S. Government agencies....................    8,358                   1,075     7,283
Mortgage backed securities..................   34,186        $  1       4,743    29,444
Other securities............................    4,801         131         125     4,807
                                              _______        ____      ______   _______
  Total.....................................  $51,080        $132      $6,312   $44,900
                                              =======        ====      ======   =======


Proceeds from the sales of available for sale securities amounted to $87,103, $13,637 and $69,161 in 1995, 1994 and 1993, respectively. The
Company realized gross gains of $320 in 1995, $549 in 1994 and $1,325 in 1993. Gross losses of $4,713, $54 and $64 were realized in 1995, 1994 and 1993, respectively. The net unrealized holding gain, included as a separate component of stockholders' equity, amounted to $780, net of income taxes of $401, at December 31, 1995. Such gain represents a change in the net unrealized adjustment of $5,468, net of income taxes of $2,816, from December 31, 1994. The net unrealized holding loss totaled
$4,688, net of income taxes of $2,415, at December 31, 1994. Such unrealized holding loss included $923 that represented the unamortized unrealized loss, aforementioned in this note, related to available for sale securities transferred to held to maturity.

At December 31, 1995 and 1994, other securities include marketable equity securities of $2,076 and $2,018, respectively. The fair value of such securities exceeded their cost by $302 and $131 at December 31, 1995 and 1994, respectively.

3. INVESTMENT SECURITIES (CONTINUED):

The Company held collateralized mortgage obligations ("CMOs") deemed to be high-risk as defined in the Board of Governors of the Federal Reserve
System's ("Federal Reserve Board's") Supervisory Policy Statement on
Securities Activities during 1995, 1994 and 1993. High-risk CMOs are defined as any mortgage derivative product that at the time of purchase, or at a subsequent testing date, meets any of the average life or interest sensitivity tests. The Company held no such securities at December 31, 1995, as all securities determined to be high-risk CMOs and those that had the potential to become high-risk were disposed of during 1995. None of such Federal Reserve Board defined high-risk securities met the definition of high-risk nonequity CMOs as defined in Issue 2, of FASB's Emerging Issues Task Force ("EITF") 89-4, "Accounting for a
Purchased Investment in a Collateralized Mortgage Obligation Instrument or in a Mortgage-Backed Interest-Only Certificate." EITF 89-4 defines high-risk nonequity CMOs as those that have the potential for loss of a significant portion of their original investments due to changes in interest rates, prepayment rate of the assets of the CMO structure or earnings from temporary reinvestment of cash collected by the CMO structure but not yet distributed to the holders of its obligations.
Accordingly management, after considering whether such securities satisfied any of the three subtests outlined above, did not discount these CMOs to the present value of estimated future cash flows at a risk-free rate to determine whether or not an other than temporary impairment existed. Management applied the guidance to each type of CMO instrument, including those with unusual or unique terms or features, in formulating its conclusion that such securities did not meet the EITF 89-4 definition of a high-risk nonequity CMO. The amortized cost and fair value of Federal Reserve Board defined high-risk CMOs at December 31, 1994, amounted to $26,481 and $22,251, respectively. Such securities had gross unrealized losses of $4,230 at December 31, 1994. Proceeds from the sale of high-risk CMOs amounted to $27,674 in 1995, $8,611 in 1994 and $23,879 in 1993. Gross gains on such sales of $66, $338 and $437 were realized in 1995, 1994 and 1993, respectively. Gross losses of $1,621 were realized on the sale of Federal Reserve Board defined high-risk CMOs in 1995.

Investment securities with an amortized cost of $33,997 and $38,971 at December 31, 1995 and 1994, respectively, were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. The fair value of such securities was $34,050 and $36,738 at December 31, 1995 and 1994, respectively.

The following table sets forth the maturity distribution of the amortized cost, fair value and weighted average tax equivalent yield of the available for sale portfolio at December 31, 1995. The weighted average yield based



3. INVESTMENT SECURITIES (CONTINUED):

on amortized cost has been computed for state and municipals on a tax equivalent basis using the statutory tax rate of 34.0 percent. The distributions are based on contractual maturity with the exception of mortgage backed securities and CMOs, which have been presented based upon estimated cash flows, assuming no change in the current interest rate environment. Expected maturities will differ from contracted maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.


AVAILABLE FOR SALE PORTFOLIO

                                                 AFTER ONE       AFTER FIVE
                                   WITHIN        BUT WITHIN      BUT WITHIN        AFTER
                                  ONE YEAR       FIVE YEARS      TEN YEARS       TEN YEARS         TOTAL
                               ______________________________________________________________________________
DECEMBER 31, 1995              AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT YIELD    AMOUNT  YIELD
_____________________________________________________________________________________________________________
Amortized cost:
U.S. Treasury securities..... $16,124   5.70% $27,370   5.62%                                $ 43,494   5.65%
U.S. Government agencies.....   4,699   4.80   21,817   4.88                                   26,516   4.87
State and municipals.........     405   5.82    3,947   5.82   $5,780   8.33% $19,485  8.11%   29,617   7.82
Mortgage backed securities...     341   6.89    2,601   6.48    3,182   5.82                    6,124   6.16
Other securities.............                                                   1,774  6.00     1,774   6.00
                              _______         _______          ______         _______        ________
  Total...................... $21,569   5.52% $55,735   5.38%  $8,962   7.44% $21,259  7.93% $107,525   6.09%
                              =======         =======          ======         =======        ========

Fair value:
U.S. Treasury securities..... $16,166         $27,585                                        $ 43,751
U.S. Government agencies.....   4,685          21,528                                          26,213
State and municipals.........     405           3,946          $6,034         $20,127          30,512
Mortgage backed securities...     342           2,614           3,198                           6,154
Other securities.............                                                   2,076           2,076
                              _______         _______          ______         _______        ________
  Total...................... $21,598         $55,673          $9,232         $22,203        $108,706
                              =======         =======          ======         =======        ========

Except for U.S. Treasury securities and U.S. Government agencies, there were no securities of any individual issuer that exceeded 10.0 percent of the Company's stockholders' equity at December 31, 1995 and 1994. All of the investment securities in the Company's portfolio are considered "investment grade," receiving a rating of "Baa" or higher from Moody's or "BBB" or higher from Standard and Poor's rating services, except for $2,420 of tax-exempt obligations of local municipalities, at December 31, 1995.

In October 1994, the FASB issued SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," which requires disclosures about amounts, nature and terms of derivative financial instruments. In addition, SFAS No. 119 requires that a distinction be made between financial instruments held or issued for trading purposes and those held or issued for other than trading purposes. For entities that hold or issue derivative financial instruments for trading purposes, SFAS No. 119 requires disclosure of average fair value and of net trading gains or losses. For entities that hold or issue derivative financial instruments for purposes other than trading, it requires disclosure about those purposes and how the
instruments are reported  in  financial  statements.    For  entities
that  hold or  issue
3. INVESTMENT SECURITIES (CONTINUED):

derivative financial instruments and account for them as hedges of anticipated transactions, it requires disclosure about the anticipated transactions, the classes of derivative financial instruments used to hedge those transactions, the amounts of hedging gains and losses deferred and the transactions or other events that result in recognition of the deferred gains or losses in earnings.

Because SFAS No. 119 excludes mortgage backed securities and interest-only and principal-only obligations from its definition of derivative financial instruments, the Company's involvement was limited to its writing of covered call option contracts on U.S. Treasury securities, which were subsequently exercised or expired. Such options were used to limit its exposure to market fluctuations on investment securities and were not used for trading purposes. A call option obligates the Company to sell a fixed quantity of securities to the option holder at a specific price within a specific term. The writing of an option effectively limits the Company's ability to hold the underlying security beyond the short-term, which necessitates the transfer of such assets to the trading account classification. The Company recognized gross gains of $24 and $155 and gross losses of $110 and $41 in 1994 and 1993, respectively, as a result of transferring securities from the available for sale classification into the trading account. The Company did not recognize any such gains or losses in 1995 as a result of the discontinuance of writing option contracts prior to the fourth quarter of 1994. Furthermore, the revised investment policy adopted in 1995 prohibits option and trading activities in the future.

4. LOANS AND ALLOWANCE FOR LOAN LOSSES:

The following table sets forth the composition of the loan portfolio, net of unearned interest of $2,682 and $3,042 and net unamortized loan fees of $801 and $852 at December 31, 1995 and 1994, respectively:

DECEMBER 31                                                            1995        1994
_______________________________________________________________________________________
Commercial, financial and other................................... $ 41,593    $ 29,419
Real estate:
  Construction....................................................    1,014       2,771
  Mortgage........................................................  151,926     138,379
Consumer, net.....................................................   19,302      23,916
                                                                   ________    ________
    Total......................................................... $213,835    $194,485
                                                                   ========    ========

Loans with fixed interest rates totaled $172,480 and $166,815 while loans with variable interest rates totaled $41,355 and $27,670 at December 31, 1995 and 1994, respectively.




4. LOANS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED):

The following table sets forth maturity information of the loan portfolio by major category at December 31, 1995:

                                                  AFTER ONE
                                      WITHIN      BUT WITHIN       AFTER
DECEMBER 31, 1995                    ONE YEAR     FIVE YEARS     FIVE YEARS       TOTAL
_______________________________________________________________________________________
Maturity schedule:
Commercial, financial and other...... $23,673        $ 7,994       $  9,926    $ 41,593
Real estate:
  Construction.......................   1,014                                     1,014
  Mortgage...........................   3,164         17,547        131,215     151,926
Consumer, net........................     347         13,500          5,455      19,302
                                      _______        _______       ________    ________
    Total............................ $28,198        $39,041       $146,596    $213,835
                                      =======        =======       ========    ========

Loans outstanding to directors, executive officers, principal stockholders or to any of their associates, that are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, totaled $3,157 at December 31, 1995, and $4,828 at December 31, 1994. Originations totaled $2,099 while repayments totaled $3,606 for such loans during 1995. In addition, changes in the composition of the Board of Directors and the group comprising executive officers accounted for a reduction of $164 in such loans. At December 31, 1995 and 1994, none of such loans were classified as nonaccrual, past due, restructured or potential problem loans.

At December 31, 1995, the Company had no concentrations of loans exceeding 10.0 percent of total loans to individual or multiple borrowers engaged in similar activities that would cause them to be similarly affected by changes in economic or other conditions.

During the second quarter of 1995, the Company sold student loans with a carrying value of $5,519 to its servicing agent. The Company recognized a gain of $72 on such sale. The Company had no loans for sale at December 31, 1995.












4. LOANS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED):

The following table sets forth information concerning nonperforming loans at December 31, 1995 and 1994:

DECEMBER 31                                                            1995        1994
_______________________________________________________________________________________
Nonaccrual loans:
Commercial, financial and other..................................... $  167      $   45
Real estate:
  Construction......................................................
  Mortgage..........................................................  1,164       1,352
Consumer, net.......................................................
                                                                     ______      ______
    Total nonaccrual loans..........................................  1,331       1,397
                                                                     ______      ______

Loans past due 90 days or more:
Commercial, financial and other.....................................    181          33
Real estate:
  Construction......................................................
  Mortgage..........................................................  1,633       1,194
Consumer, net.......................................................    336         197
                                                                     ______      ______
    Total loans past due 90 days or more............................  2,150       1,424
                                                                     ______      ______
Restructured loans..................................................    262         236
                                                                     ______      ______
    Total nonperforming loans....................................... $3,743      $3,057
                                                                     ======      ======

The average recorded investment in impaired loans was $1,621 for 1995 and $2,075 for 1994. The recorded investment in impaired loans was $1,593 and $1,633 at December 31, 1995 and 1994, respectively. Included in these amounts were $1,331 and $1,397, respectively, for which there were related allowances for loan losses of $614 and $488, respectively. The recorded investment, for which there was no related allowance for loan losses, was $262 and $236 at December 31, 1995 and 1994, respectively.
In 1995 activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $4, losses charged to the allowance of $69 and recoveries of amounts charged-off of $191. Interest income related to impaired loans would have been $57, $136 and $103 in 1995, 1994 and 1993, respectively, had such loans been current and the terms of the loans not been modified. Interest recognized on impaired loans amounted to $92 in 1995, $45 in 1994 and $14 in 1993. Included in these amounts is interest recognized on a cash basis of $87, $40 and $9, respectively. Cash received on impaired loans applied as a reduction of principal totaled $595, $183 and $64 in 1995, 1994 and 1993, respectively. There were no commitments to extend additional funds to such parties at December 31, 1995 and 1994.









4. LOANS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED):

The following table sets forth an analysis of changes affecting the allowance for loan losses account for the three years ended December 31, 1995:

                                                                  1995    1994    1993
______________________________________________________________________________________
Balance, January 1............................................. $3,576  $3,169  $2,497
Provision for loan losses......................................    435     800   1,080
Loans charged-off..............................................   (393)   (550)   (580)
Loans recovered................................................    285     157     172
                                                                ______  ______  ______
Balance, December 31........................................... $3,903  $3,576  $3,169
                                                                ======  ======  ======

5. PREMISES AND EQUIPMENT, NET:

The following table sets forth the major components of premises and furniture and equipment at December 31, 1995 and 1994:

DECEMBER 31                                                                1995    1994
_______________________________________________________________________________________
Land.................................................................... $  187  $  517
Premises................................................................  4,582   4,384
Leasehold improvements..................................................    166     166
Furniture and equipment.................................................  2,866   2,564
                                                                         ______  ______
                                                                          7,801   7,631
Less: accumulated depreciation..........................................  4,731   4,338
                                                                         ______  ______
  Total................................................................. $3,070  $3,293
                                                                         ======  ======

Amounts charged to noninterest expense for depreciation amounted to $428, $450 and $320 in 1995, 1994 and 1993, respectively.

Certain facilities and equipment are leased under operating lease agreements expiring at various dates until the year 2009. One lease provides for cost of living adjustments and several contain renewal options. The realty leases require the Company to pay real estate taxes, insurances and repair costs. Rental expense on all such operating leases amounted to $304 in 1995, $308 in 1994 and $397 in 1993. Minimum required annual rentals for each of the years 1996 through 2000 are $304, $212, $149, $70 and $71, respectively, and $468, thereafter, totaling $1,274.

6. OTHER ASSETS:

The following table sets forth the major components of other assets at December 31, 1995 and 1994:

DECEMBER 31                                                                1995    1994
_______________________________________________________________________________________
Goodwill................................................................ $1,659  $1,878
Deferred income taxes...................................................    875   3,551
Other real estate.......................................................    441     226
Other...................................................................  1,313     531
                                                                         ______  ______
  Total................................................................. $4,288  $6,186
                                                                         ======  ======

Total amortization expense on goodwill amounted to $218 per year for 1995, 1994 and 1993.

7. DEPOSITS:

The following table sets forth the major components of interest-bearing and noninterest-bearing deposits at December 31, 1995 and 1994:

DECEMBER 31                                                              1995      1994
_______________________________________________________________________________________
Interest-bearing deposits:
  Money market accounts............................................. $ 19,252  $ 23,958
  NOW accounts......................................................   14,989    14,698
  Savings accounts..................................................   68,722    80,215
  Time deposits less than $100......................................  159,029   143,625
  Time deposits $100 or more........................................   29,684    30,211
                                                                     ________  ________
    Total interest-bearing deposits.................................  291,676   292,707
Noninterest-bearing deposits........................................   25,423    23,462
                                                                     ________  ________
    Total deposits.................................................. $317,099  $316,169
                                                                     ========  ========

The Company accepts deposits of its directors, executive officers, principal stockholders or any of their associates on the same terms and at the prevailing interest rates offered at the time of deposit for comparable transactions with unrelated parties. The aggregate amount of deposits of such related parties was $1,419 and $2,373 at December 31, 1995 and 1994, respectively.

The following table sets forth maturities of time deposits $100 or more at December 31, 1995 and 1994:

DECEMBER 31                                                               1995     1994
_______________________________________________________________________________________
Within three months................................................... $ 6,466  $ 7,861
After three months but within six months..............................   6,646    4,200
After six months but within twelve months.............................   8,590   10,740
After twelve months...................................................   7,982    7,410
                                                                       _______  _______
  Total............................................................... $29,684  $30,211
                                                                       =======  =======

Interest expense on time deposits $100 or more amounted to $1,771, $1,553 and $1,304 in 1995, 1994 and 1993, respectively. The aggregate amounts of maturities for all time deposits at December 31, 1995, were $105,410 in 1996, $35,071 in 1997, $19,690 in 1998, $13,558 in 1999, $14,291 in
2000 and $693 thereafter.

8. SHORT-TERM BORROWINGS:

Short-term borrowings consist of a line of credit and fixed-rate advances with the FHLB secured under terms of a blanket collateral agreement by a pledge of FHLB stock and certain other qualifying collateral, such as
investment and mortgage backed securities and mortgage loans.   Such line
has a maximum borrowing capacity equal to 10.0 percent of total assets and accrues interest daily based on the federal funds rate. The line is renewable on the first day of each calendar year and carries no associated commitment fees. The FHLB has the right to reduce or terminate the line at any time without prior notice and the Company may repay such line at any

8. SHORT-TERM BORROWINGS (CONTINUED):

time without incurring prepayment penalties. Short-term fixed-rate advances are issued with maturities less than one year based on FHLB's current cost of funds rate. Such advances are limited to the Company's maximum borrowing capacity based on a percentage of qualifying collateral assets. There are no commitment fees and the advance may be prepaid at the option of the Company upon payment of a prepayment fee. The prepayment fee applicable to FHLB advances is equal to the present value of the difference between cash flows generated at the advance rate from the date of the prepayment until the original maturity date, and the cash flows resulting from the interest rate posted by the FHLB on the date of prepayment for an advance of comparable maturity.

At December 31, 1995, the Company had no short-term borrowings outstanding. At December 31, 1994, total short-term borrowings amounted to $15,956 at 6.6 percent. The average daily balance and weighted average rate on aggregate short-term borrowings was $9,935 at 6.8 percent in 1995 and $11,186 at 4.9 percent in 1994. The maximum amount of all short-term borrowings outstanding at any month end was $28,000 and $19,430 during 1995 and 1994, respectively. The FHLB line of credit included in total short-term borrowings had an average daily balance of $3,589 and weighted average rate of 6.2 percent during 1995. The maximum amount of such loan outstanding at any month-end was $17,600 during 1995. Short-term borrowings during 1994 consisted entirely of the FHLB line of credit.

9. LONG-TERM DEBT:

The following table sets forth the components of long-term debt at December 31, 1995 and 1994:

DECEMBER 31                                                                1995    1994
_______________________________________________________________________________________
4.3% note due September 9, 1996......................................... $3,000  $3,000
5.7% note due September 23, 1997........................................          2,000
7.5% note due September 2, 2009.........................................     48      50
                                                                         ______  ______
  Total................................................................. $3,048  $5,050
                                                                         ======  ======


The 5.7 percent fixed-rate note due in 1997 was redeemed at the option of the Company in October 1995, at 100.0 percent of the principal outstanding plus accrued interest. No prepayment fee was required upon redemption of such note as the interest rate on the advance approximated the prevailing interest rate at the date of the prepayment for advances of the same amount and terms.

The 4.3 percent fixed-rate note due 1996 is an advance from the FHLB.
The note requires monthly interest payments and is redeemable, subject to a prepayment fee, in whole or in part at the option of the Company prior
to maturity.    The 7.5 percent FHLB note is a fixed-rate amortizing
advance
9. LONG-TERM DEBT (CONTINUED):

from the FHLB Community Investment Program that is subject to a prepayment fee in the event the advance is repaid prior to maturity.
The scheduled
principal payments on such note total $2 for each of the five years 1996 through 2000. The prepayment fee applicable to FHLB advances is aforementioned in Note 8 to these financial statements. Such advances are secured under terms of a blanket collateral agreement by a pledge of qualifying investment and mortgage backed securities, certain mortgage loans and a lien on FHLB stock.

10. EMPLOYEE BENEFIT PLANS:

The Company has a defined contribution plan covering all employees who meet the age and service requirements. Contributions to the plan are determined by the Board of Directors and are based upon a prescribed percentage of the annual compensation of all participants. Salaries and employee benefits expense included $50 in 1995, $87 in 1994 and $91 in 1993 for the plan.

The Company also has a deferred compensation plan for certain senior management employees. Expense for such plan is being recognized through the full eligibility dates of the participants and amounted to $29 in 1995, 1994 and 1993. Life insurance contracts are being used to fund this plan.

11. COMMITMENTS, CONCENTRATIONS AND CONTINGENT LIABILITIES:

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements. Management does not anticipate that losses, if any, which may occur as a result of funding off-balance sheet commitments would have a material adverse effect on the Company's results of operations or financial position.

The following table identifies the contractual amounts of off-balance sheet commitments at December 31, 1995 and 1994:

DECEMBER 31                                                               1995     1994
_______________________________________________________________________________________
Commitments to extend credit........................................... $7,191   $7,619
Unused portions of home equity and credit card lines...................  1,382    1,451
Commercial letters of credit...........................................  1,009      486
                                                                        ______   ______
  Total................................................................ $9,582   $9,556
                                                                        ======   ======


The Company's involvement in and exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, unused portions of home equity and credit

11. COMMITMENTS, CONCENTRATIONS AND CONTINGENT LIABILITIES (CONTINUED):

card lines and commercial letters of credit is represented by the contractual notional amounts of those instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commercial letters of credit are conditional commitments issued by the Company to support customers in the purchase of commercial goods. Such letters of credit are automatically renewable upon their anniversary date unless canceled prior to such date at the option of the Company.

The Company utilized option contracts to limit its exposure to market fluctuations on investment securities prior to the fourth quarter of 1994. Options give the holder the right to purchase or sell securities at a specified price at a future date. The contractual or notional amount of option contracts does not represent exposure to credit loss, but rather the principal amount of the underlying securities.

The Company employs the same credit policies and requirements in making off-balance sheet credit commitments as it does for on-balance sheet instruments. Provision for losses, if any, is included in the Company's allowance for loan losses. No provision was deemed necessary at December 31, 1995 and 1994. Such commitments are generally issued for one year or less and often expire unused in whole or in part by the customer. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include property, plant and equipment, primary residential properties, and to a lesser extent, income-producing properties.

The Company provides deposit and loan products and other financial services to consumer and corporate customers in its quad-county market area of Lackawanna, Susquehanna, Wayne and Wyoming. There are no significant concentrations of credit risk from any individual counterparty or groups of counterparties. The concentrations of the credit portfolio by loan type are set forth in Note 4. The Company requires collateral on all real estate exposure and maintains loan-to-value ratios of no greater than 80.0 percent. Although the credit portfolio is diversified, the Company and its borrowers are dependent on the continued viability of the Northeastern Pennsylvania economy.

Securities and short-term investment activities are conducted with a diverse group of government entities, corporations and depository institutions. The Company evaluates the counterparty's creditworthiness and the need for collateral on a case-by-case basis. At December 31, 1995, there were no significant concentrations of credit risk from any one issuer

11. COMMITMENTS, CONCENTRATIONS AND CONTINGENT LIABILITIES (CONTINUED):

with the exception of U.S. Treasury securities and U.S. Government agencies.

There is no material legal proceeding to which the Company is a party, or of which any of its property is the subject, except proceedings that arise in the normal course of business. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of pending and threatened lawsuits will have a material effect on the Company's results of operations or financial position.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS:

The Company discloses fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets. In many cases, these values cannot be realized in immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents:
The carrying values of cash, noninterest bearing balances due from banks and federal funds sold as reported on the balance sheet approximate fair value.

Interest-bearing deposits with banks:
The carrying value of interest-bearing deposits with banks as reported on the balance sheet approximates fair value.

Investment securities:
The fair value of investment securities is based on quoted market prices.

Loans:
For variable rate loans that reprice frequently and with no significant credit risk, fair values are based on carrying values. The fair values of all other loans are estimated using discounted cash flow analysis, using interest rates currently offered for loans with similar terms to borrowers of similar credit risk.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED):

Accrued interest receivable:
The carrying value of accrued interest receivable as reported on the balance sheet approximates fair value.

Deposits without stated maturities:
The fair value of demand deposits, savings accounts and certain money market accounts is the amount payable on demand at the reporting date.

Deposits with stated maturities:
The present value of future cash flows for time deposits is used to estimate fair value. The discount rates used are the current rates offered for time deposits with similar maturities.

Short-term borrowings:
The carrying value of short-term borrowings at a variable interest rate approximates the fair value.

Long-term debt:
The fair value of the fixed-rate long-term debt is estimated based on rates currently available to the Company for debt with similar terms.

Accrued interest payable:
The carrying value of accrued interest payable as reported on the balance sheet approximates fair value.

Commitments:
The majority of the Company's commitments to extend credit, unused portions of home equity and credit card lines and letters of credit carry current market interest rates if converted to loans. Because such commitments are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts and is included in net loans.













12. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED):

The following table represents the carrying value and estimated fair value of financial instruments at December 31, 1995 and 1994:

                                                     1995                  1994
                                              _________________________________________
                                              CARRYING       FAIR   CARRYING       FAIR
DECEMBER 31                                      VALUE      VALUE      VALUE      VALUE
_______________________________________________________________________________________
Financial assets:
Cash and cash equivalents.................... $ 21,964   $ 21,964   $  6,783   $  6,783
Interest-bearing deposits with banks.........      116        116         90         90
Investment securities........................  108,706    108,706    152,566    146,750
Net loans....................................  209,932    214,595    190,909    181,465
Accrued interest receivable..................    2,872      2,872      2,636      2,636
                                              ________   ________   ________   ________
  Total...................................... $343,590   $348,253   $352,984   $337,724
                                              ========   ========   ========   ========

Financial liabilities:
Deposits without stated maturities........... $128,386   $128,386   $142,333   $142,333
Deposits with stated maturities..............  188,713    190,071    173,836    173,380
Short-term borrowings........................                         15,956     15,956
Long-term debt...............................    3,048      3,028      5,050      4,948
Accrued interest payable.....................    1,761      1,761      1,556      1,556
                                              ________   ________   ________   ________
  Total...................................... $321,908   $323,246   $338,731   $338,173
                                              ========   ========   ========   ========

13. INCOME TAXES:

The following table sets forth the current and deferred amounts of the provision for income taxes (benefit) for the three years ended December 31, 1995:

YEAR ENDED DECEMBER 31                                            1995    1994    1993
______________________________________________________________________________________
Current......................................................... $(412) $1,173  $1,883
Deferred........................................................  (140)   (193)   (300)
                                                                 _____  ______  ______
  Total......................................................... $(552) $  980  $1,583
                                                                 =====  ======  ======

The following is a reconciliation between the effective income tax expense (credit) and the amount of income taxes (credit) that would have been provided at the federal statutory rate of 34.0 percent for the three years ended December 31, 1995:

YEAR ENDED DECEMBER 31                                            1995    1994    1993
______________________________________________________________________________________
Federal income tax at statutory rate............................ $(120) $1,464  $1,949
Differences resulting from:
  Tax-exempt interest, net......................................  (416)   (408)   (440)
  Excess of cost over net assets acquired.......................    74      74      74
  Other.........................................................   (90)   (150)
                                                                 _____  ______  ______
    Total....................................................... $(552) $  980  $1,583
                                                                 =====  ======  ======







13. INCOME TAXES (CONTINUED):

The sources of deferred income taxes and the related tax effects are as follows for the three years ended December 31, 1995:

YEAR ENDED DECEMBER 31                                            1995     1994   1993
______________________________________________________________________________________
Allowance for loan losses...................................... $ (111) $  (139) $(234)
Loans, net of unearned income..................................     18      (40)   (12)
Accrued interest receivable....................................    (15)      20    (35)
Premises and equipment, net....................................    (37)     (30)    (7)
Other, net.....................................................      5       (4)   (12)
                                                                ______  _______  _____
  Deferred income taxes recognized in statements of income.....   (140)    (193)  (300)
Deferred income taxes on investment securities recognized in
 stockholders' equity..........................................  2,816   (2,415)
                                                                ______  _______  _____
    Total deferred income taxes................................ $2,676  $(2,608) $(300)
                                                                ======  =======  =====

The significant components of temporary differences between the financial statement carrying amounts and tax bases of deferred tax assets and liabilities are as follows at December 31, 1995 and 1994:

DECEMBER 31                                                                1995    1994
_______________________________________________________________________________________
Deferred tax assets:
  Allowance for loan losses............................................. $1,160  $1,049
  Loans, net of unearned income.........................................    272     290
  Accrued interest receivable...........................................    134     119
  Investment securities.................................................          2,415
  Other.................................................................     45      50
                                                                         ______  ______
    Total...............................................................  1,611   3,923
                                                                         ______  ______
Deferred tax liabilities:
  Investment securities.................................................    401
  Premises and equipment, net...........................................    335     372
                                                                         ______  ______
    Total...............................................................    736     372
                                                                         ______  ______
    Net deferred tax assets............................................. $  875  $3,551
                                                                         ======  ======


The Company has determined that it is not required to establish a valuation reserve for the deferred tax assets since it is more likely than not that the net deferred tax assets could be principally realized through carryback to taxable income in prior years and by future reversals of existing taxable temporary differences, or to a lesser extent, through future taxable income. The Company reviews the tax criteria related to the recognition of deferred tax assets on a quarterly basis.

Banks in Pennsylvania are not subject to state or local income taxes, however they pay a tax on capital. Such tax is included in other expenses.








14. PARENT COMPANY FINANCIAL STATEMENTS:

CONDENSED STATEMENTS OF INCOME

YEAR ENDED DECEMBER 31                                            1995     1994     1993
________________________________________________________________________________________
Income:
Dividends from subsidiary...................................... $  821   $1,617   $  866
Management fees from subsidiary................................    180      180      330
Other income...................................................     51       64       60
                                                                ______   ______   ______
  Total income.................................................  1,052    1,861    1,256
                                                                ______   ______   ______
Expense:
Interest.......................................................               4       56
Other expenses.................................................    654      601      708
                                                                ______   ______   ______
  Total expenses...............................................    654      605      764
                                                                ______   ______   ______
Income before income taxes and undistributed income of
 subsidiary....................................................    398    1,256      492
Income tax benefits............................................   (127)    (130)     (67)
                                                                ______   ______   ______
Income before undistributed income of subsidiary...............    525    1,386      559
Equity in undistributed income of subsidiary...................   (325)   1,939    3,591
                                                                ______   ______   ______
  Net income................................................... $  200   $3,325   $4,150
                                                                ======   ======   ======


CONDENSED BALANCE SHEETS

DECEMBER 31                                                                1995     1994
________________________________________________________________________________________
Assets:
Cash................................................................... $     7  $     7
Investment in bank subsidiary..........................................  27,337   22,603
Investment securities available for sale...............................     826      639
Other assets...........................................................     441      147
                                                                        _______  _______
  Total assets......................................................... $28,611  $23,396
                                                                        =======  =======

Liabilities:
Dividends payable...................................................... $   293  $   286
Other liabilities......................................................     423      421
                                                                        _______  _______
  Total liabilities....................................................     716      707
Stockholders' equity...................................................  27,895   22,689
                                                                        _______  _______
  Total liabilities and stockholders' equity........................... $28,611  $23,396
                                                                        =======  =======

14. PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED):


CONDENSED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31                                            1995     1994     1993
________________________________________________________________________________________
Cash flows from operating activities:
Net income.................................................... $   200  $ 3,325  $ 4,150
Adjustments:
  Equity in undistributed income of subsidiary................           (1,939)  (3,591)
  Distributions in excess of earnings of subsidiary...........     325
  Gains on sale of investment securities......................                       (22)
  Changes in:
    Other assets..............................................       1      239      295
    Other liabilities.........................................     (54)    (103)      35
                                                               _______  _______  _______
      Net cash provided by operating activities...............     472    1,522      867
                                                               _______  _______  _______

Cash flows from investment activities:
Proceeds from sales of investment securities..................                        55
Purchases of investment securities............................     (17)    (388)     (14)
                                                               _______  _______  _______
      Net cash provided by (used in) investment activities....     (17)    (388)      41
                                                               _______  _______  _______

Cash flows from financing activities:
Payments of long-term debt....................................             (800)    (400)
Proceeds from issuance of common shares, net..................                         1
Cash dividends paid...........................................    (455)    (448)    (436)
                                                               _______  _______  _______
      Net cash used in financing activities...................    (455)  (1,248)    (835)
                                                               _______  _______  _______
      Net increase (decrease) in cash.........................             (114)      73
      Cash at beginning of year...............................       7      121       48
                                                               _______  _______  _______
      Cash at end of year..................................... $     7  $     7  $   121
                                                               =======  =======  =======

Supplemental disclosure:
Noncash item:
  Change in net unrealized losses (gains) on available for
   sale securities............................................ $(5,468) $ 4,688
                                                               =======  =======

15. REGULATORY MATTERS:

During the fourth quarter of 1995, the FRB and the State Department of Banking conducted a joint examination of the Company at September 30, 1995. The examination results delineated a significant improvement in the Company's overall financial condition and substantial compliance with the May 24, 1995, written supervisory agreement in the form of a Memorandum of Understanding ("MOU") with the FRB. Accordingly, the FRB terminated the MOU on February 16, 1996, releasing the Company from the supervisory actions of the agreement. The MOU was a direct result of regulatory concerns about prior investment practices and noncompliance with previously issued informal supervisory actions. Under the terms of the MOU, the Company was required to: (I) obtain the prior written approval of the FRB to declare or pay any dividends; (II) obtain the prior written approval of the FRB before the Company incurs any debt other than normal operating expenses; (III) obtain the prior written approval of the FRB before the Company redeems its own stock; (IV) submit to the FRB a written plan to maintain capital ratios well in excess of minimum regulatory guidelines;

15. REGULATORY MATTERS (CONTINUED):

(V) submit to the FRB a written plan to ensure appropriate authority over and oversight of the Company's investment practices; (VI) prohibit the Company from additional purchases of high-risk securities and structured notes as well as securities not in compliance with the Federal Reserve Board's Supervisory Policy Statement on Securities Activities; (VII) retain an independent consultant to review the Company's securities activities and investments in the context of the Company's overall interest rate risk and liquidity position and provide a written report to the FRB thereon; (VIII) submit to the FRB revised investment policies and procedures to correct deficiencies cited in the FRB's examinations with respect to prior investment practices involving the investment portfolio;
(IX) submit to the FRB a written liquidity plan to provide for an adequate level of assets to fund operations and meet customer needs; (X) submit quarterly progress reports to the FRB to assure compliance with the MOU; and (XI) submit the written plans, policies and procedures to the FRB for review and approval. Significant steps taken by the Company to comply with the MOU in 1995 included the divestiture of criticized investment securities, development of formalized policies, plans and procedures and reorganization of management oversight. The costs associated with the MOU included in noninterest expense approximated $500 in 1995. Management expects the removal of such supervisory action to have a positive effect on future operating results and financial position.

The Company is also subject to Federal Reserve Regulation H, which restricts state member banks from paying a dividend if the total of all dividends declared by the bank in any calendar year exceeds the total of its net profits, as defined, for that year combined with its retained net profits, as defined, of the preceding two calendar years, less any required transfers to surplus, unless the bank has received the prior approval from the Federal Reserve Board. Accordingly, the subsidiary, without prior approval of bank regulators, may declare dividends to the Company in 1996 totaling $1,612 plus net profits earned by the subsidiary for the period from January 1, 1996, through the date of declaration, less dividends previously paid in 1996.

In addition, the provisions of section 23A of the Federal Reserve Act require that "covered transactions," as defined, engaged in by insured banks and their subsidiaries with certain affiliates, including the Parent Company, be at arm's length and limited to 20.0 percent of capital and surplus, as defined, and "covered transactions" with any one such affiliate be limited to 10.0 percent of capital and surplus. Covered transactions are defined to include, among other things, loans and other extensions of credit to such an affiliate and guarantees, acceptances and letters of credit issued on behalf of such an affiliate. Such loans, other extensions of credit, guarantees, acceptances and letters of credit must be secured.

15. REGULATORY MATTERS (CONTINUED):

At December 31, 1995, the maximum amount available for transfer from the subsidiary to the Parent Company in the form of loans amounted to $2,808. There were no loans or advances to the Parent Company from its subsidiary during 1995 and 1994, nor were there any such amounts outstanding.

The Company is also required to maintain certain capital to total risk weighted asset ratios as defined by section 38 of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The Company is required to have minimum Tier I and total capital ratios of 4.0 percent and 8.0 percent, respectively. At December 31, 1995, the Company's Tier
I and total capital ratios were 14.2 percent and 15.5 percent, respectively. Furthermore, the Federal Reserve Board has established a minimum level of Tier I capital to adjusted total average assets at 3.0 percent. The Company's Tier I capital to adjusted total average assets ratio at December 31, 1995, was 7.0 percent. Institutions not possessing the highest regulatory composite rating or those experiencing significant growth are expected to operate well above such minimum capital standards.
In the event an institution is deemed to be undercapitalized by such standards, FDICIA prescribes an increasing amount of regulatory intervention, including the required institution of a capital restoration plan and restrictions on the growth of assets, branches or lines of business. Further restrictions are applied to institutions that reach the significantly or critically undercapitalized levels including restrictions on interest payable on accounts, dismissal of management and appointment of a receiver. For well-capitalized institutions, FDICIA provides authority for regulatory intervention where the institution is deemed to be engaging in unsafe and unsound practices or receives a less than satisfactory examination report rating for asset quality, management, earnings or liquidity.
































OVERVIEW:

Comm Bancorp, Inc. ("Company") surpassed its $3.1 million profit goal for 1994, earning $3.3 million or $4.53 per share, despite weathering an operating environment highlighted by transitional monetary policy and intensified legislative emphasis on fiscal policy.

The operating environment of 1994 was highlighted by the strongest economic growth in ten years at 3.5 percent. In response, the Federal
Open Market Committee decided to raise short-term interest rates, beginning in February 1994, aimed at fostering a financial environment conducive to sustained economic growth through price stability. Although economic expansion is necessary in promoting an increased standard of living, growth at too rapid a rate can lend itself to higher wages and long-term interest rates that can starve future productivity. Stable labor costs are essential in protecting the prices of gtry experienced the lowest jobless rate in over four years at 5.4 percent.

The other major factor affecting the 1994 operating environment was the increased legislative presence on fiscal or budgetary policy. A major election sweep by Republicans and the introduction of plans for a Balanced Budget Amendment, spending cuts and tax reform caused changes in consumer and business spending, saving and borrowing patterns.

The impact of economic change was more significant to the banking industry than to any other industry as a function of the monetary nature of its assets. In 1994, the nation's commercial banks set a profit record for the third consecutive year at $44.7 billion, surpassing the $43.1 billion and $32.0 billion reported for 1993 and 1992, respectively. However, the 1994 record was more impressive than previous years since it was set in a period of rising rates that adversely affected fund costs and, to a lesser degree due to pent up consumer demands, credit extensions. Moreover, interest rate spreads were adversely impacted as banks encouraged households and businesses to shift borrowing from other sources by easing lending standards and not allowing the entire rise in market rates to be added to the rate charged to their customers. Interest rate increases adversely affected borrowers' cash flows, reducing their ability to service variable rate loans, which caused a deterioration in asset quality. Rising rates severely impacted asset valuations as banks were forced to hold loans and securities carrying below-market yields simply to avoid recognition of unrealized losses associated with these assets. Such inability to divest asset positions placed a strain on liquidity levels and adversely impacted profitability as banks were forced to borrow or raise deposit rates in order to fund loan demand.



REVIEW OF FINANCIAL POSITION:

The Company's financial position improved during 1994, as total assets increased $23.5 million or 6.9 percent from $339.0 million at December 31, 1993, to $362.5 million at December 31, 1994. Such growth was below the $29.7 million experienced in 1993 when both major earning asset groups contributed significantly to improving the Company's financial position, whereas growth in 1994 was primarily a function of improvements in the loan portfolio. Although increasing during 1994, investment securities played a lesser role in the growth of assets as a result of the nonconducive nature of the interest rate environment during the past year. Average loan volumes increased $14.2 million during 1994 as compared to $11.9 million during the previous year. Average deposit volumes grew $22.4 million from $287.3 million in 1993 to $309.7 million in 1994, a 7.8 percent increase. The deposit increase in 1994 exceeds the increase of last year of $19.1 million or 7.1 percent.

The liquidity posture of the Company was significantly impacted by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") monetary policy changes during 1994. Rising interest rates severely affected cash prepayment speeds on loans and mortgage backed securities. Proceeds from repayments on investment securities decreased
62.8 percent primarily from the reductions in the monthly payments on mortgage backed securities. In addition, increased interest rates caused a severe deterioration in the value of investment securities that limited the Company's ability to create liquidity through dispositions of available for sale securities. The investment portfolio had a positive carry-to-market of $1.5 million at December 31, 1993, compared to a negative carry-to-market of $12.0 million at December 31, 1994. Proceeds from the sale of available for sale securities declined from $69.2 million to $13.6 million in 1993 and 1994, respectively. As a result of the onset of illiquidity in the investment portfolio, the Company supported excess loan demand not funded from deposit growth by exercising its line of credit with the Federal Home Loan Bank ("FHLB").

Stockholders' equity declined $1.8 million from $24.5 million at December 31, 1993, to $22.7 million at December 31, 1994. The Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1,
1994, caused the Company to recognize a capital reduction of $4.7 million during 1994 to reflect the devaluation, net of income taxes, of available for sale securities. Such decrease was partially offset by the retention of $2.9 million of earnings.






INVESTMENT PORTFOLIO:

The rising interest rate environment of 1994 had a severe impact on the value and liquidity of the Company's investment portfolio. The Federal Reserve Board began raising short-term rates in February in an attempt to ward off potential inflation and the relational increase in long-term rates. Despite having a positive impact on inflationary pressures, long-term rates grew with each increase in short-term rates, with the exception of the final increase of 1994. Such increases caused the Company to recognize net unrealized holding losses of $4.7 million, net of income taxes of $2.4 million, at December 31, 1994.

Prepayments on mortgage backed securities also declined substantially due to the rising interest rate environment. Cash flows from repayments on such securities declined from $3.5 million in January 1994 to $133 in December 1994 with most of the reduction occurring during the first quarter. The steep fall off in receipts lengthened the weighted average life of the portfolio, adversely affecting the marketability and underlying value of the securities. The weighted average life of mortgage backed securities rose from 9.3 years to 15.0 years at December 31, 1993 and 1994, respectively. In the past, the Company relied on its ability to sell securities in order to fund loan demand in excess of deposits. However, such luxury dissipated during 1994 as the majority of the securities held at year-end had fair values below their costs and could not be liquidated without realizing losses. As a result, management substituted FHLB borrowings to fund excess loan demand, which adversely impacted operating results and capital resources.

The investment portfolio represented 43.9 percent of earning assets at December 31, 1994. The available for sale classification declined throughout 1994 as a result of sales and transfers and represented 29.4 percent of total investments at year-end. Proceeds from the sale of available for sale securities amounted to $13.6 million and $69.2 million in 1994 and 1993, respectively. The Company realized securities gains of $495 in 1994 and $1,261 in 1993 as a result of such sales. The proceeds were used primarily to purchase variable rate securities and fund loan demand. Based on asset/liability management considerations, management reevaluated its intent to hold a portion of its available for sale portfolio during the third quarter 1994. Upon completion of such considerations and within the confines of SFAS No. 115, management transferred twenty-two securities with an amortized cost of $17.5 million to the held to maturity classification. These available for sale securities had a net unrealized loss of $998 at the transfer date.

The tax equivalent yield on the investment portfolio declined from 6.6 percent in 1993 to 6.1 percent in 1994. The Company held $52.0 million of variable rate securities, representing one-third of the total portfolio, at December 31, 1994. The weighted average lives of the fixed and variable rate portfolios were 8.7 years and 13.2 years at December 31, 1994, respectively.

The Company held structured notes having a carrying value of $21.1 million at December 31, 1994. Specifically, this portion of the portfolio consisted of $16.1 million of step-up bonds, $3.0 million of dual index notes and $2.0 million of de-leveraged bonds. Such securities earned a weighted average coupon rate of 5.5 percent and had a 10.0 percent negative carry-to-market at December 31, 1994. In addition, the portfolio included high-risk collateralized mortgage obligations ("CMOs") having an amortized cost of $26.5 million and a fair value of $22.3 million at December 31, 1994. The average life of such securities approximated 14.0 years. The amortized cost and fair value of high-risk CMOs approximated $20.1 million at December 31, 1993. Such securities had gross unrealized losses of $4.2 million at December 31, 1994, and gross unrealized losses of $349 and gross unrealized gains of $390 at December 31, 1993.

The Company adopted SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," on December 31, 1994. Management's involvement with derivative financial instruments was limited to its writing of option contracts on U.S. Treasury securities during 1994. The Company had no option contracts outstanding at December 31, 1994. Accordingly, SFAS No. 119 had no effect on operating results or financial position.

Except for U.S. Treasury and U.S. Government agency securities, there were no securities of any individual issuer that exceeded 10.0 percent of the Company's stockholders' equity at December 31, 1994 and 1993.
Furthermore, all of the investment securities in the Company's portfolio were considered investment grade at December 31, 1994 and 1993.

LOAN PORTFOLIO:

Credit conditions improved throughout the United States during 1994 despite the rise in interest rates as borrowing increased in response to greater spending patterns of both consumers and businesses. In addition, the increased level of credit extension was influenced by the aggressive behavior of banks in response to an inability to find suitable alternative investments. The Company's loan demand was similarly affected, experiencing its second consecutive year of significant loan growth during 1994. Loans, net of unearned income, were $194.5 million at December 31, 1994, an increase of $18.0 million or 10.2 percent over the volume reported at December 31, 1993. Such increase was a result of improved local employment conditions, higher volumes of consumer spending for durables and an inability to place funds into investment portfolios that experienced a significant adverse reaction to changing market conditions. Total loans averaged $189.0 million in 1994, an increase of $14.2 million from 1993. The cyclical nature of loan demand during 1994 was similar to that experienced by the peer group with the second and third quarters being most active. The Company's credit demand grew at annualized rates of 16.3 percent and 17.8 percent during such periods, respectively. Although not as active as the Company's loan demand, competing regional banks' loans grew at annualized rates of 14.4 percent and 13.9 percent over the comparable quarters. However, the Company did not act consistently compared to its peers in considering the terms of such demand as the majority of credit extensions came in the form of fixed-rate loans. The Company's volume of loans with predetermined interest rates increased $16.1 million while those bearing floating or adjustable interest rates rose $1.9 million during 1994. Customers, fearful of rapidly changing interest rates, converted borrowings from variable rate products to higher-costing fixed-rate products to avoid potential debt servicing problems. The tax equivalent yield on the loan portfolio declined from 9.1 percent in 1993 to 8.5 percent in 1994. Such decline was a function of 1994 being the first year earnings received the full impact of the refinancing frenzy. The volume of refinanced residential mortgages declined significantly from $23.6 million in 1993 to $14.4 million in 1994.

The composition of the loan portfolio changed slightly during 1994 as commercial lending experienced its first significant increase since 1991, growing $6.8 million, as compared to a $0.9 million increase during 1993. Taxable commercial lending was responsible for $4.6 million of the 1994 increase as companies sought to avoid potentially higher interest rate burdens by replacing variable rate funding from other sources with fixed-rate products from the Company. The remaining $2.2 million increase in commercial lending was attributable to establishing stronger customer relationships with state and political subdivisions in line with tax planning strategies. Loans to finance one-to-four family residential properties were principally responsible for the $11.2 million increase in retail lending. Falling home prices in the Northeast and favorable employment conditions, partially offset by the rise in mortgage rates, were responsible for the growth of residential mortgages.

At December 31, 1994, the Company had no loan concentrations exceeding
10.0 percent of total loans. The Company limits its exposure to concentrations of credit risk by the nature of its lending activities as approximately 57.9 percent of total loans outstanding are secured by residential properties. The average mortgage outstanding on a residential property was $37.2 at December 31, 1994. The loan portfolio did not consist of any form of credit involving highly-leveraged transactions at December 31, 1994.

In the ordinary course of business, the Company has entered into off-balance sheet financial commitments consisting of commitments to extend credit, unused portions of home equity and credit card lines and commercial letters of credit. The Company's exposure to such commitments increased from $7.8 million at December 31, 1993, to $9.6 million at December 31, 1994.

At December 31, 1994, management determined that approximately 30.3 percent of the lending portfolio would reprice within the next twelve months. The 30.3 percent surpasses the 21.3 percent at December 31, 1993, as a result of increased demand for short-term funding and a slight improvement towards achieving management's goal of generating variable-rate loans.

ASSET QUALITY:

The Company benefited from improvements in local employment conditions as the level of nonperforming assets and accruing loans past due 90 days or more declined during 1994. Such decline was also attributable to improvements in internal procedures with respect to delinquent credits. Nonperforming assets were $3.3 million at December 31, 1994. Nonperforming loans declined $458 during 1994. The ratios of nonperforming assets and loans past due 90 days or more as a percentage of total loans, net, were 1.69 percent and 0.73 percent, respectively, at December 31, 1994.

Interest income related to nonaccrual and restructured loans would have been $136 in 1994 and $103 in 1993, had such loans been current and the terms not been modified. Interest recognized on nonaccrual loans amounted to $40 in 1994 and $9 in 1993. There were no commitments to extend additional funds to such parties at December 31, 1994.

The Company experienced a net decline of $22 in other real estate during 1994, as transfers of four loans from nonaccrual status totaling $260 were offset by the sale of six properties totaling $291, including net gains on such dispositions of $9. The carrying value of properties included in other real estate was less than 80.0 percent of the collateral value at December 31, 1994.

Loans past due 90 days or more declined $142 during 1994, primarily from a reduction in the volume of consumer loans. Such reduction is a reflection of improvements made in credit administration, as approximately three- quarters of the amelioration resulted from customers paying-off or bringing credits current.

Classified assets are those assets cited by bank examiners, or by the bank's internal rating system, as being at risk to a greater degree than is considered desirable. Regulators separate classified assets into three major categories based on degree of risk: substandard, doubtful and loss. Classified assets as a percentage of Tier I capital decreased 6.5 percent in comparing the Federal Reserve Bank of Philadelphia ("FRB") Reports of Examination for 1994 and 1993.

The allowance for loan losses, against which loans are charged-off, was $3.6 million at December 31, 1994, representing 1.84 percent of total loans, compared to $3.2 million and 1.80 percent at December 31, 1993.
In comparison, the peer group reported ratios of 1.46 percent and 1.64 percent at December 31, 1994 and 1993, respectively. As a percentage of nonperforming loans, the allowance account covered 117.0 percent and 90.2 percent at year-end 1994 and 1993, respectively. Relative to all nonperforming assets, the allowance covered 108.9 percent at December 31, 1994, and 84.2 percent at December 31, 1993.

Net charge-offs were $393 or 0.21 percent of average loans outstanding in 1994 compared to $408 or 0.23 percent in 1993. The peer group reported net charge-offs as a percentage of average loans outstanding of 0.27 percent and 0.33 percent in 1994 and 1993, respectively. Approximately one-third of the gross charge-off activity in 1994 resulted from recognizing write- downs upon reappraisals of collateral securing nonaccrual loans in accordance with maintaining appropriate loan-to-value ratios.

DEPOSITS:

Total deposits averaged $309.7 million in 1994 as compared to $287.3 million in 1993, an increase of 7.8 percent. The average growth experienced by Northeastern Pennsylvania banks was 5.2 percent for the comparable period. The majority of the Company's deposit growth occurred during the third quarter as deposits grew at an annualized rate of 19.1 percent. Most of the third quarter growth was attributable to retail certificates of deposit with stated maturities less than two years. Average time deposits accounted for 47.3 percent of average assets during 1994 as compared to 31.8 percent for the peer group. The Company's cost of deposits declined from 4.4 percent in 1993 to 4.2 percent in 1994 as compared to the peer group's cost declining from 4.0 percent to 3.7 percent, respectively. The reduction is comparably smaller than prior years as a result of increases in the cost of retail time deposits. The average yield on certificates of deposit less than $100 increased from
4.9 percent during the first quarter 1994 to 5.1 percent during the fourth quarter 1994.

Volatile deposits, defined as time deposits in denominations of $100 or more, increased from $24.3 million at December 31, 1993, to $30.2 million at December 31, 1994. The Company exhibited a greater dependence on such funding as compared to the peer group during 1994. Average volatile deposits, as a percentage of average assets, was 7.4 percent in 1994 as compared to 5.4 percent for the peer group. The average cost of such funds rose 95 basis points during 1994.

A decline in the Company's ability to fund asset growth through cash flows from the investment portfolio caused a greater reliance on FHLB borrowings in 1994. The Company's total borrowings averaged $4.9 million with a weighted average rate of 5.3 percent in 1993 as compared to $16.2 million at 4.9 percent in 1994. The decline in the cost of such funding was a result of a greater proportion of short-term borrowings during 1994. Management chose short-term borrowings as opposed to aggressively competing for deposits due to their lower cost and exemption from insurance costs.

Short-term borrowings consisted of a line of credit with the FHLB secured under terms of a blanket collateral agreement by a pledge of FHLB stock and certain other qualifying collateral, such as investment and mortgage backed securities and mortgage loans. The average daily balance and weighted average rate on the FHLB line was $11.2 million at 4.9 percent in 1994 and $1.0 million at 3.3 percent in 1993. The average volume and weighted average rate on long-term debt amounted to $5.1 million at 4.9 percent and $3.9 million at 5.8 percent in 1994 and 1993, respectively.

INTEREST RATE SENSITIVITY:

The Company's three-month asset sensitive position improved from $19.2 million in 1993 to $28.1 million in 1994. Such an improvement was directly attributable to the change in depositor attitudes as they lengthened their deposit maturities in order to enhance yield. Retail time deposits scheduled to reprice within three months declined from $37.5 million to $20.3 million at December 31, 1993 and 1994, respectively. The weighted average maturity of retail time deposits increased from 1.8 years to 2.2 years during 1994. The cumulative one-year rate sensitive asset to rate sensitive liability ratio declined from
0.95 at December 31, 1993, to 0.84 at December 31, 1994. The deterioration in the cumulative one-year rate sensitive position was due to the reduction in prepayments on mortgage backed securities and loans, partially offset by lengthening retail time deposit maturities.
Estimated prepayments on mortgage backed securities included in the cumulative one-year period were $530 and $8.4 million at December 31, 1994 and 1993, respectively. Rising interest rates also slowed the estimated loan prepayments from refinancings. The volume of refinancings in the low rate environment of 1993 amounted to $23.6 million as opposed to the rising rate environment of 1994 totaling $14.4 million. The Company's cumulative one-year gap position was favorably affected by a reduction in the volume of retail time deposits repricing during such time frame. Such deposits amounted to $95.6 million at December 31, 1993, as compared to $79.4 million at December 31, 1994.

The Company enhances its asset/liability management through use of a simulation model. The simulation model results at December 31, 1994, indicate a departure from the expected results of the static gap model. Net interest income is expected to decrease 10.7 percent should interest rates rise 50 basis points. Conversely, a similar decline in interest rates would result in an increase in net interest income of 10.7 percent.

LIQUIDITY:

The Company's liquidity position deteriorated in 1994 primarily due to reductions in prepayments on mortgage backed securities and an inability to dispose of available for sale securities as a result of rising interest rates.

The consolidated statements of cash flows present the change in cash and cash equivalents from operating, investing and financing activities.
Cash and cash equivalents, consisting of cash and due from banks and federal funds sold, decreased $0.4 million in 1994. Net cash provided by operating activities totaled $4.0 million and was the result of net income of $3.3 million adjusted for changes in deferred tax assets and other assets.

Net cash used in investing activities was the major component of the change in cash and cash equivalents, resulting in a net outflow of $28.9 million. The major components of such outflow were the net increase in lending activities, and to a lesser extent, investment purchases in excess of sales and repayments. The $18.5 million outflow from lending activities was a function of increased loan demand and management's aggressiveness to extend credit. Net cash used to fund investment growth was $9.9 million. Net cash provided by financing activities totaled $24.6 million in 1994 as a result of attracting deposits and taking advantage of short-term funding.

CAPITAL ADEQUACY:

Stockholders' equity declined $1.8 million during 1994 as a result of the effects of adopting SFAS No. 115, partially offset by the retention of net income in excess of dividends declared. At December 31, 1994, the Company exceeded all requirements of the well-capitalized regulatory classification that include a Total risk-based ratio of at least 10.0 percent, a Tier I ratio of at least 6.0 percent and a Leverage ratio of at least 5.0 percent. The Company was not subject to any written agreement, order, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure at December 31, 1994.

The Company's dividend payout ratio increased from 10.7 percent to 13.7 percent for the years ended December 31, 1993 and 1994, respectively. The capital appreciation of the Company's common stock amounted to 33.3 percent for the year ended December 31, 1994. The Company's ability to pay dividends to its stockholders is limited by its ability to obtain funds from its subsidiary as specified by federal and state regulations. Accordingly the subsidiary, without prior approval of bank regulators, could declare dividends to the Company totaling $5,531 at year-end 1994.

REVIEW OF FINANCIAL PERFORMANCE:

Net income for the year ended December 31, 1994, was $3,325 compared to $4,150 in 1993, a decrease of $825, or 19.9 percent. On a per share basis, earnings were $4.53 for the year, compared with $5.66 reported in 1993. Net income, excluding the effects of investment security gains or losses, would have totaled $3,431 or $4.68 per share in 1994 as compared to $3,121 or $4.26 per share in 1993. The return on average assets and return on average stockholders' equity were 0.95 percent and 14.26 percent in 1994, respectively, as compared to 1.30 percent and 17.91 percent in 1993, respectively. The comparable ratios of the peer group were 1.12 percent and 11.80 percent in 1994, respectively.

Net interest income on a tax equivalent basis improved slightly from $12,711 in 1993 to $12,760 in 1994. The greater volume of earning assets offset the adverse increase in fund costs. Interest income on a tax equivalent basis increased $991 from $24,711 in 1993 to $25,702 in 1994. Interest expense increased $942 from $12,000 in 1993 to $12,942 in 1994.

The monthly provision charged to operations in 1994 was slightly lower than the level experienced during 1993. The $280 reduction in the provision during 1994 was a reflection of improvements in asset quality and, to a lesser extent, higher earnings achieved in 1993.

Noninterest income totaled $1,005 in 1994, a decrease of $1,566 or 60.9 percent, compared to 1993. The majority of such decrease was attributable to reporting net investment and trading securities gains of $1,558 in 1993 as opposed to net investment and trading securities losses of $161 in 1994. Revenue from service charges, fees and commissions increased $153 from 1993 to 1994.

Noninterest expense totaled $7,949 in 1994, an increase of $97 or 1.2 percent, compared to 1993. During 1994, the rise in salaries and benefits expense of $451 was partially offset by declines in net occupancy and equipment and other expenses of $85 and $269, respectively.


NET INTEREST INCOME:

Net interest income on a tax equivalent basis increased at its lowest level in over five years, initiating concern as gains in net earning asset growth approximated the unfavorable decline in net interest margin. Rises in general market rates caused a corresponding effect on deposits that could not be transferred to loan customers as a result of competitive pressures. Tax equivalent net interest income improved slightly to $12,760 in 1994, an increase of $49 or 0.4 percent, compared to 1993.

Changes in the volumes of average earning assets in excess of average interest-bearing liabilities resulted in a positive influence of $1,350 on net interest income. Total average earning assets increased $35.8 million to $346.4 million in 1994 while average interest-bearing liabilities increased $31.6 million to $304.1 million. The Company experienced its second consecutive year of strong loan growth evidenced by an increase in the volume of average loans from $174.8 million to $189.0 million in 1993 and 1994, respectively. Such increase was responsible for $1,243 of the $2,699 improvement in net interest income as a result of volume changes. The other major contributor to the favorable rise in net interest income was the higher average volume of investments in 1994. Average investments increased $26.8 million during 1994 as management increased its holdings of variable rate securities to address interest rate risk and tax-exempt securities to lower the Company's tax burden. The unfavorable volume variance of $1,349 in interest expense partially offset the improvement in net interest income. Increased volumes of savings, retail time deposits and short-term borrowings were the major contributors to such variance. The Company chose to facilitate loan demand in excess of deposits through FHLB borrowings as a result of their lower cost and exemption from Federal Deposit Insurance Corporation ("FDIC") insurance.

The rapid rise in general market rates was the primary cause for the Company reporting an unfavorable rate variance of $1,301 in net interest income for the comparable years of 1993 versus 1994. The Company's net interest margin decreased by 41 basis points from 4.09 percent in 1993 to
3.68 percent in 1994. Such decline is the first reported since 1991 when the net interest margin declined 19 basis points in response to reductions in loan demand along with increased levels of nonperforming assets and refinancing activities. The 41 basis point decline in the net interest margin is a result of earning asset yields falling faster than fund costs. As a result of competitive pressure, management was unable to apply the same changes in interest rates to lending as required in order to retain deposits. The unfavorable rate variance of $1,301 in net interest income was primarily attributable to recording a negative rate impact of $1,708 to interest income partially offset by a favorable rate variance of $407 in interest expense. The Company's yield on earning assets declined from 7.96 percent in 1993 to 7.42 percent in 1994. The lending portfolio was the principal reason for reporting the negative rate variance as management was required to competitively price loan products in light of the unsuitable investing environment. The adverse impact of aggressive competition was partially offset by lower levels of nonperforming assets and greater volumes of adjustable rate loans. The negative rate variance of $586 in investment securities was a function of converting higher-yielding fixed- rate securities to variable rate securities, along with recognizing smaller amounts of accretion on mortgage backed securities in line with the slowdown of prepayments. The Company's cost of funds declined from 4.40 percent in 1993 to 4.26 percent in 1994. The slight improvement in interest expense, as evidenced by the favorable rate variance of $407, resulted from a reduction in the cost of retail time deposits from 5.26 percent in 1993 to 4.94 percent in 1994. Such trend reversed itself during the final half of 1994 in line with changes in general market rates.

PROVISION FOR LOAN LOSSES:

Contrary to the behavior of many financial institutions, management continued its prudent policy of building its allowance account despite improvement in asset quality. The Company's provision for loan losses declined $280 from $1,080 in 1993 to $800 in 1994. The decrease resulted from reporting a reduced amount of net charge-offs in 1994 as compared to 1993, and to a lesser extent, higher reported earnings in 1993. Although the Company experienced reduced nonperforming assets and delinquent credits, it continued to build its allowance through the provision in response to greater loan demand.

NONINTEREST INCOME:

Noninterest income totaled $1,005 for the year ended December 31, 1994, as compared to $2,571 for the year ended December 31, 1993. The $1,566 decline was primarily a result of reporting net losses of $161 in 1994 and net gains of $1,558 in 1993 on investment and trading account securities. Most of the losses realized in 1994 occurred as a result of marking trading account assets to market in accordance with SFAS No. 115 rules. The majority of such assets was obtained through exercised written put option contracts and was marked to market prior to their transfer into the available for sale or held to maturity portfolios. The sale of mortgage backed securities displaying volatile prepayment speeds, and those with fixed interest rates to adjust interest rate sensitivity, provided the major component of the 1993 securities gains. An increased volume of service charges, fees and commissions partially offset the net security losses incurred in 1994. The $153 increase over the previous year was a result of taking a more aggressive stance toward insufficient funds activities and a growth in the volume of accounts.

NONINTEREST EXPENSE:

Noninterest expense totaled $7,949 in 1994, an increase of $97, or 1.2 percent, compared to 1993. The Company had a net overhead expense to average assets ratio of 2.0 percent, an improvement over the 2.1 percent recorded in 1993. In relation to the peer group ratio of 2.8 percent, the Company continued to demonstrate a greater efficiency level. The Company's operating efficiency ratio showed a slight increase from 59.1 percent at December 31, 1993, to 59.6 percent at December 31, 1994.

Salaries and benefits composed 47.6 percent of noninterest expense and totaled $3,782 in 1994, representing a $451 or a 13.5 percent increase compared to 1993. Salaries and payroll taxes increased in 1994 principally due to annual merit raises coupled with the addition of new employees. Additional staff was required to meet and improve on regulatory compliance issues and to pursue the expansion of the commercial segment. Higher costs of providing medical and other insurances also contributed to the increase in salaries and employee benefits expense.

Net occupancy and equipment expense amounted to $1,249, a decrease of $85, or 6.4 percent, compared to 1993. The reduction is a reflection of lower costs associated with the Company's conversion to an in-house computer system in 1992 thus eliminating charges paid to a service bureau. In addition, leases on branch automation equipment having aggregate annual payments of $166 expired in the fourth quarter of 1993. An increase of $104 in net occupancy expense partially diluted the reduction in equipment expense. Such increase was a result of expenses related to relocating a branch office to a larger facility.

Other expenses totaled $2,918 in 1994, a decrease of $269 or 8.4 percent, compared to the 1993 level. Reductions in postage expense and other insurances partially offset by an increase in Pennsylvania Capital Shares Tax were the major factors influencing such decrease.

INCOME TAXES:

The Company's effective tax rate declined from 27.6 percent in 1993 to
22.8 percent in 1994. Implementation of tax planning strategies involving tax-exempt assets and a limited partnership investment coupled with reporting lower levels of earnings were primarily responsible for such decline.

During the first quarter of 1993, the Company acquired a limited partnership interest in a residential housing program designed for the elderly and for low- to moderate-income families. Such investment will provide for a reduction in income taxes by utilizing tax credits allowed on such investments. During 1994, the Company recognized $71 of the $895 of total tax credits available from such project that will be recognized annually until the year 2003.


























DIRECTORS AND OFFICERS

BOARD OF DIRECTORS
COMM BANCORP, INC.
__________________
DAVID L. BAKER
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Comm Bancorp, Inc. and
Community Bank and Trust Company

DONALD R. EDWARDS
Owner, Mountain View Inn

WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD
President, Farber's Restaurants

JUDD B. FITZE
Attorney
Farr, Davis & Fitze

MICHAEL T. GOSKOWSKI
SECRETARY
Owner, Kartri Sales Mfg.

JOHN P. KAMEEN
Publisher, Forest City News

WILLIAM B. LOPATOFSKY
Retired

J. ROBERT McDONNELL
VICE PRESIDENT
Owner, McDonnell's Restaurant

JOSEPH P. MOORE, JR.
President, Elk Mountain Ski Resort, Inc.

ERIC STEPHENS
Auto Dealer,
H.L. Stephens and Son


CORPORATE OFFICERS
Comm Bancorp, Inc.
__________________
DAVID L. BAKER
President and
Chief Executive Officer

THOMAS M. CHESNICK
Assistant Secretary

WILLIAM F. FARBER, SR.
Chairman of the Board

MICHAEL T. GOSKOWSKI
Secretary

J. ROBERT McDONNELL
Vice President

SCOTT A. SEASOCK
Senior Vice President
Chief Financial Officer

THOMAS E. SHERIDAN
Senior Vice President
Chief Operating Officer

BOARD OF DIRECTORS
COMMUNITY BANK AND TRUST COMPANY
________________________________
ROBERT BABCOCK
Retired

DAVID L. BAKER
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Comm Bancorp, Inc. and
Community Bank and Trust Company

DONALD R. EDWARDS
Owner, Mountain View Inn

WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD
President, Farber's Restaurants

JUDD B. FITZE
Attorney
Farr, Davis & Fitze

MICHAEL T. GOSKOWSKI
SECRETARY
Owner, Kartri Sales Mfg.

ALLAN A. HORNBECK
President, Allan Hornbeck Chevrolet

JOHN P. KAMEEN
Publisher, Forest City News

ERWIN KOST
Owner, Kost Tire and Muffler

WILLIAM B. LOPATOFSKY
Retired

J. ROBERT McDONNELL
VICE PRESIDENT
Owner, McDonnell's Restaurant

JOSEPH P. MOORE, JR.
President, Elk Mountain Ski Resort, Inc.

THEODORE POROSKY
Owner, Porosky Lumber

ROBERT T. SEAMANS
Owner, Seamans Airport

ERIC STEPHENS
Auto Dealer,
H.L. Stephens and Son





























DIRECTORS AND OFFICERS (CONTINUED)

ADVISORY BOARDS
COMMUNITY BANK AND TRUST COMPANY
________________________________
CARBONDALE OFFICE
_________________
JOSEPH J. BRENNAN
Brennan and Brennan Funeral Home

JOHN J. CERRA
Attorney
Walsh and Cerra

HENRY E. DEECKE
Henry E. Deecke Real Estate

GEORGE HORNBECK III
Hornbeck Chevrolet-Cadillac

HAROLD McGOVERN
McGovern Insurance Agency
Gantar Insurance


CLIFFORD OFFICE
_______________
DONALD R. EDWARDS
Owner, Mountain View Inn

JOSEPH KOCHMER
Kochmer Stone Quarry

THOMAS J. LOPATOFSKY, JR.
Lenox Propane

JOSEPH T. McGRAW
Attorney
McGraw and McGraw

ERIC STEPHENS
Auto Dealer,
H.L. Stephens and Son


EATON TOWNSHIP,
LAKE WINOLA AND
TUNKHANNOCK OFFICES
___________________
ROD AZAR
Azar Insurance Agency

JUDD B. FITZE
Attorney
Farr, Davis & Fitze

DOUG GAY
Gay's True Value

THOMAS KUKUCHKA
Sheldon-Kukuchka Funeral Home

GLEN LAYAOU
Eaton Hills Development Corp.
Layaou Construction Co.

HOWARD TRAUGER
Trauger's, Inc.





MONTROSE OFFICE
_______________
ROBERT BABCOCK
Retired

EDGAR B. BAKER
Consultant

DUANE JERAULD
Montrose Beverage

TOM KERR
Tom Kerr Chevrolet

ROBERT LEE
Lee's Furniture Store

DONNA WILLIAMS
Livestock Dealer/Farmer


NICHOLSON OFFICE
________________
RICHARD LOCHEN
Lochen's Market

MARK NOVITCH
Kram Trucking

DAVID SCHMIDT, JR.
Schmidt's Valley Farm Market

CHARLES SPENCER
Retired Industrial Engineer


SIMPSON OFFICE
______________
WILLIAM A. KERL
Kerl's Coal and Oil

BERNARD M. LAPERA
Lapera Oil Company

SUSAN MANCUSO
Accountant

GERALD SALKO, D.D.S.
Dentist





















































DIRECTORS AND OFFICERS (CONTINUED)

OFFICERS
COMMUNITY BANK AND TRUST COMPANY
________________________________
DAVID L. BAKER
President and
Chief Executive Officer

WILLIAM R. BOYLE
Vice President
Carbondale Branch Manager

MARK E. CATERSON
Vice President
Senior Trust Officer

THOMAS M. CHESNICK
Vice President, Cashier
Forest City Branch Manager

JOHN B. ERRICO
Comptroller

CRAIG FISCHER
Lakewood Branch Manager

VALERIE HITE
Simpson Branch Manager

RANDOLPH LaCROIX
Clifford Branch Manager

KENNETH LEONE
Eaton Township Branch Manager

PAMELA S. MAGNOTTI
Compliance Officer

JOELYN MARK
Vice President
Marketing

MARY ANN MUSHO
Assistant Cashier
Human Resource Officer

JANICE NESKY
Nicholson Branch Manager

M. EVELYN PANTZAR
Vice President
Internal Auditor

JOSEPH V. PAVLOVICH
Vice President
Tunkhannock Branch Manager

SCOTT A. SEASOCK
Senior Vice President
Chief Financial Officer

THOMAS W. SHEPPARD
Vice President
Senior Loan Officer






THOMAS E. SHERIDAN
Senior Vice President
Chief Operating Officer

RONALD K. SMITH
Vice President
Montrose Branch Manager

TAMI L. SNYDER
Vice President
Information Services

GEORGE WEISS
Lake Winola Branch Manager
























































GLOSSARY OF TERMS

BASIS POINT - Unit of measure equal to one hundredth of one percent.

BOOK VALUE PER COMMON SHARE - Value of one share of common stock calculated by dividing stockholders' equity by the total number of common shares outstanding.

COMMON SHARES OUTSTANDING - The total number of common shares issued less any shares held in the treasury.

CORE DEPOSITS - Total deposits excluding time deposits of $100,000 or more.

EARNING ASSETS - Assets that generate interest income and/or yield-related fee income. Such assets include loans, securities and short-term investments.

EARNINGS PER SHARE - Net income divided by the average number of common shares outstanding.

FULLY TAX EQUIVALENT - An adjustment made for tax-exempt instruments equal to the amount of taxes that would have been paid had these instruments been taxable at the statutory rate of 34.0 percent.

INTEREST-BEARING LIABILITIES - Liabilities on which interest is paid for the use of funds. Such liabilities include interest checking, savings, time deposit accounts and borrowed funds.

INTEREST SENSITIVE ASSETS/LIABILITIES - Interest-bearing assets and liabilities adjustable within a specified period due to maturity or contractual agreements. These agreements typically relate stated interest rates to the prime rate.

INTEREST SENSITIVITY - A measurement of the effect on net interest income due to changes in interest rates.

LEVERAGE RATIO - Determined by dividing total stockholders' equity less intangible assets and unrealized holding gains and losses by current average tangible assets.

LIQUIDITY - A corporation's ability to meet cash requirements. Deposits, borrowings, capital and/or asset conversions are all items used for the raising of cash.

MORTGAGE BACKED SECURITIES - Securities collateralized by pools of residential mortgages having cash flows serviced by repayment activity on the underlying mortgages.

NET CHARGE-OFFS - The amount of loans charged against the allowance for loan loss account less any recoveries on loans previously charged-off.

GLOSSARY OF TERMS (CONTINUED)

NET INTEREST INCOME - Income earned on earning assets less interest expense paid on interest-bearing liabilities.

NET INTEREST MARGIN - Net interest income on a fully tax equivalent basis divided by total average earning assets.

NET INTEREST SPREAD - Difference between the average tax equivalent rate received on earning assets and the average rate paid on interest-bearing liabilities.

NONACCRUAL LOANS - Loans that have had interest accruals interrupted due to the financial difficulties of the borrower.

NONPERFORMING ASSETS - Assets consisting of nonperforming loans and foreclosed assets. Nonperforming loans are defined as accruing loans past due 90 days or more, loans on which interest is currently not being accrued or loans on which the rate or term has been altered due to the deteriorated financial condition of the borrower.

OVERHEAD RATIO - Used as a measurement of the relationship between operating expenses and revenues. It is total noninterest expenses divided by the total of tax equivalent net interest income and noninterest income.

PAST DUE LOANS - Loans that are still accruing interest but are past due 90 days or more with respect to the collection of principal or interest.

PROVISION FOR LOAN LOSSES - A charge against income made to estimate the expense related to management's estimated losses with respect to the loan portfolio.

RESERVE FOR LOAN LOSSES - A valuation allowance charged against the loan portfolio representing the amount considered by management to be adequate to cover estimated losses with respect to the loan portfolio.

RETURN ON AVERAGE TOTAL ASSETS - Net income divided by the average total assets for the period.

RETURN ON AVERAGE TOTAL EQUITY - Net income divided by the average total stockholders' equity for the period.

RISK-ADJUSTED ASSETS - Assets and credit equivalent amounts of off-balance sheet items that have been adjusted according to regulatory guidelines into their assigned risk weights.

RISK-BASED CAPITAL RATIOS - Guidelines set forth by regulatory agencies as to the measurement of capital and how total assets and certain off-balance sheet items are to be risk-adjusted to reflect levels of credit risk.


GLOSSARY OF TERMS (CONTINUED)

SENSITIVITY GAP - The difference between rate sensitive assets and rate sensitive liabilities for a designated period. Assets exceeding liabilities reflect a positive or net asset position. Liabilities exceeding assets reflect a negative or a net liability position.

STOCKHOLDERS' EQUITY - Total investment by holders of common stock plus retained earnings.

STOCKHOLDERS' EQUITY PER COMMON SHARE - The value of a common share of stock calculated by dividing total common stockholders' equity by the total number of outstanding common shares at the end of the period.

TIER I RISK-BASED CAPITAL - Stockholders' equity less goodwill and any other intangible items.

TOTAL RISK-BASED CAPITAL - The sum of Tier I capital and the allowance for loan losses (restricted by certain regulatory limitations).

























STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS:
521 Main Street
P.O. Box 129
Forest City, PA  18421

LEGAL COUNSEL:
Schnader Harrison Segal & Lewis
Suite 700
30 North Third Street
Harrisburg,  PA  17101-1713

INDEPENDENT AUDITORS:
Kronick Kalada Berdy & Company
190 Lathrop Street
Kingston, PA  18704

TRANSFER AGENT:
Comm Bancorp, Inc.
Stock Transfer Department
521 Main Street
P.O. Box 129
Forest City, PA  18421

MARKET MAKERS:
The primary market makers in Comm
Bancorp, Inc. stock are the
investment-brokerage houses of
Rutherford Brown and Catherwood, Inc.
and Hopper Soliday & Co., Inc.

SEC REPORTS AND ADDITIONAL
INFORMATION:
Copies of Comm Bancorp's Annual
Report on Form 10-K and Quarterly
Reports on Form 10-Q to the
Securities and Exchange Commission or
additional financial information
concerning Comm Bancorp, Inc. may be
obtained without charge by writing to
Scott A. Seasock, Chief Financial
Officer, at corporate headquarters.

COMMUNITY REINVESTMENT:
Copies of Community Bank and Trust
Company's community reinvestment
statement, including charitable
contributions, may be obtained
without charge by writing to Joelyn
Mark, Vice President, at corporate
headquarters.

ANNUAL STOCKHOLDERS MEETING:
All Stockholders are invited to
attend the Company's annual meeting
on Friday June 7, 1996 at 1:00 p.m.
at the American Legion Post# 524,
Dundaff Street, Forest City,
Pennsylvania.

COMMON STOCK MARKET INFORMATION:
Shares of Comm Bancorp, Inc. common
stock are traded in the over-the-
counter market and "bid" and "asked"
quotations regularly appear on the
Over-the-Counter Electronic Bulletin
Board system under the symbol "CCBP."
As of March 1, 1996, two firms were
listed on the Over-the-Counter
Electronic Bulletin Board system as
market makers for the Company's
common stock.  The following table
sets forth: (1) the quarterly average
bid and asked prices for a share of
the Company's common stock during the
periods indicated as reported by
Rutherford Brown and Catherwood, Inc.
of Clarks Summit, Pennsylvania, one
of the market makers of the Company's
common stock and (2) dividends on a
share of the common stock with
respect to each dividend declared
since January 1, 1994.  The following
quotations represent prices between
buyers and sellers and do not include
retail markup, markdown or
commission.  There may have been
transactions or quotations at higher
or lower prices of which management
is unaware.


             AVERAGE STOCK PRICES CASH DIVIDENDS
             _____________________
1995:               BID     ASKED    DECLARED
                _______    ______ ______________
First Quarter... $40.00    $40.00
Second Quarter..  40.00     40.00
Third Quarter...  40.00     40.00           $.23
Fourth Quarter.. $40.00    $42.00           $.40

1994:
First Quarter... $30.00    $32.00
Second Quarter..  32.00     35.00           $.23
Third Quarter...  35.00     40.00
Fourth Quarter.. $40.00    $40.00           $.39


Holders of Comm Bancorp, Inc. common
stock are entitled to receive
dividends when declared by the Board
of Directors out of funds legally
available.  Comm Bancorp, Inc. has
paid cash dividends since its
formation as a bank holding company
in 1983.  It is the present intention
of the Board of Directors to continue
this dividend payment policy;
however, further dividends must
necessarily depend upon earnings,
financial condition, appropriate
legal restrictions and other factors
relevant at the time the Board of
Directors of Comm Bancorp, Inc.
considers payment of dividends.