Form 10-K405, Exhibit 13
period 1997-12-31
COMM BANCORP INC
filed 1998-03-30
CIK 730030

EXHIBIT 13

                  PORTIONS OF THE ANNUAL REPORT TO STOCKHOLDERS
                     FOR FISCAL YEAR ENDED DECEMBER 31, 1997























































Comm Bancorp, Inc.
CONTENTS

INTRODUCTION

 51  Consolidated Financial Highlights

 52  President's Message to Stockholders

 55  New Developments

 58  Consolidated Selected Financial Data


MANAGEMENT'S DISCUSSION AND ANALYSIS

 59  Forward-Looking Discussion

 60  Operating Environment

 71  Review of Financial Position

129  Review of Financial Performance


CONSOLIDATED FINANCIAL STATEMENTS


148  Independent Auditors' Report

149  Consolidated Statements of Income

150  Consolidated Balance Sheets

151  Consolidated Statements of Changes in
     Stockholders' Equity

152  Consolidated Statements of Cash Flows


NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS

153  Summary of significant accounting policies

167  Cash and cash equivalents

167  Investment securities

172 Loans, nonperforming assets and allowance for loan losses

176 Commitments, concentrations and contingent liabilities

178  Premises and equipment, net

179  Other assets

180  Deposits

181  Short-term borrowings

182  Long-term debt

183  Fair value of financial instruments

183  Litigation recovery

183  Employee benefit plans

184  Income taxes

186  Parent Company financial statements

187  Regulatory matters

192  Summary of quarterly financial information
     (unaudited)









MANAGEMENT'S DISCUSSION AND ANALYSIS
1996 VERSUS 1995

193  Operating Environment

196  Review of Financial Position

216  Review of Financial Performance


DIRECTORS AND OFFICERS

222  Board of Directors and Corporate Officers

223  Advisory Boards

224  Officers

225  Locations

226  Glossary of Terms

229  Stockholder Information


































COMM BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31                                        1997      1996      1995
______________________________________________________________________________________
FINANCIAL POSITION:
Assets................................................... $381,811  $354,812  $350,948
Investment securities....................................  105,666   101,994   108,706
Net loans................................................  246,429   231,859   209,932
Deposits.................................................  332,381   320,456   317,099
Stockholders' equity..................................... $ 36,102  $ 31,256  $ 27,895

FINANCIAL PERFORMANCE:
Interest income.......................................... $ 26,142  $ 25,059  $ 26,467
Interest expense.........................................   14,068    13,550    14,994
Net interest income......................................   12,074    11,509    11,473
Net income...............................................    4,400     4,200       200
Dividends declared....................................... $    659  $    623  $    462

FINANCIAL RATIOS:
Return on average total assets...........................     1.22%     1.21%     0.06%
Return on average stockholders' equity...................    13.40     14.57      0.77
Tier I capital ratio.....................................    15.69     15.42     14.23
Total capital ratio......................................    16.94     16.68     15.49
Leverage ratio...........................................     8.56      8.30      6.95
Allowance for loan losses to loans, net..................     1.52%     1.67%     1.83%

PER SHARE DATA:
Net income............................................... $   2.00  $   1.91  $   0.09
Cash dividends declared..................................     0.30      0.28      0.21
Stockholders' equity..................................... $  16.39  $  14.21  $  12.68



          Comm Bancorp, Inc. is a bank holding company incorporated under the laws of Pennsylvania. Headquartered in Forest City, Pennsylvania, Comm Bancorp, Inc. serves four counties through twelve community banking offices. Each office interdependent with the community offers a comprehensive array of financial products and services to individuals, businesses, not-for-profit organizations and government entities.

          Comm Bancorp, Inc. is an equal opportunity employer.
          All employees and applicants for employment are treated without regard to age, race, color, sex, religion, national origin, disability or veteran status.

COMM BANCORP, INC.
PRESIDENT'S MESSAGE TO STOCKHOLDERS

Your Company experienced a year of continued growth and excellent earnings in 1997. We acquired two offices from First Union National Bank, one located in Eynon, Pennsylvania and the other in Factoryville, Pennsylvania. This extended our market into areas that conform with our long-term expansion plans. We expect to continue our expansion in 1998. We accomplished a great deal in 1997, but have much more to achieve in 1998.

We are proud to report earnings of $4.4 million or $2.00 per share, an increase of $200 thousand above 1996. Interest earned and fees paid on loans, coupled with a settlement from a prior relationship with a securities broker, were major contributors to our improved performance. Loan volumes increased from $235.8 million in 1996 to $250.2 million in 1997. We also increased your dividend from $0.28 per share in 1996 to $0.30 per share in 1997. For 1997, the Company's market value per share began the year at $26.25 and closed the year at $36.00.

The acquisition of the Eynon and Factoryville branches aided the Company's overall growth. All indications are that we have been favorably received in both market areas. We provided a smooth transition by keeping both branches staffed with personnel familiar to the customer base. It appears that both branches are excellent additions to our banking network.

As you may know, we have purchased land in the Clarks Summit area for construction of a community office facility and centralized administrative center. This project will centralize several divisions within the Company, promoting improved efficiency and effectiveness.

In order to keep pace and remain competitive in the ever-changing financial markets, our Trust and Financial Services Division has implemented some investment-related products in addition to the existing trust, estate planning and retirement plan services. For many years we have used mutual fund products and investments in our Trust customers' portfolios. As a new service, we are now making available these same mutual fund programs on a "no-load" basis to all of our new and existing customers. In conjunction with a prominent insurance company with an AM Best rating of A/A+ (Excellent), we now offer fixed-rate annuity products. This program allows you to earn a very attractive rate of interest on a tax-deferred basis to supplement existing investment/retirement portfolios. For customers who want to choose their own stock investments, we offer a full-service Discount Brokerage Program. Our program provides substantial

COMM BANCORP, INC.
PRESIDENT'S MESSAGE TO STOCKHOLDERS (CONTINUED)

savings by reducing commissions normally charged for these transactions. In January of 1998, we upgraded our Trust software for improved reporting and recordkeeping as well as bringing the Trust Department into Year 2000 compliance.

The Year 2000 issue was a very hot topic in 1997. The regulators have been especially interested in how companies plan to make banking operations Year 2000 compliant. Your Company has made great strides in bringing your bank into the next millennium.

In early 1997, we asked our employees to evaluate every aspect of their jobs to determine possible Year 2000 complications. This included everything from rubber stamps, documents, computer software and customer documents to vault lock and security systems. We feel that most of the major issues have at least been identified if not already addressed. It is our intention to take our findings and help our customers to identify possible Year 2000 problems by conducting a series of Year 2000 awareness seminars. It is our goal to alleviate any potential problems for your Company and to provide our customers with as much information as possible regarding the Year 2000 prior to the end of 1999.

In May of 1997, we brought our processing system into Year 2000 compliance by installing a new processor. Other benefits of the processor include:
(i) faster processing of daily items; (ii) increased disk space for optical storage; and (iii) faster retrieval time of stored items. The larger system can also expand as the Company grows. Future system software upgrades should bring our complete operations system to Year 2000 compliance. This is important as our operations system is a very mission critical area. In June of 1997, we offered our customers the option to receive their deposit statements on a CD-ROM disk with retrieval software for convenience and easy reconciliation. Branch improvements included a third drive-thru lane and new ATM machine in our Carbondale office and an ATM machine for our Lake Winola office. Until the ATM was installed at the Lake Winola office, the closest machine was in Tunkhannock, which is over ten miles away.

Our employees completed an extensive Customer Service Sales and Excellence Program in 1997. Our employees were taught techniques to identify customers' needs and to meet them through our products and services. Managers went through a School of Sales Management. They were taught

COMM BANCORP, INC.
PRESIDENT'S MESSAGE TO STOCKHOLDERS (CONTINUED)

various approaches to motivate their staff to maximize the service quality that we worked hard to create at the Company.

We continued to strengthen and solidify our commitment to the communities we serve in 1997. Charitable donations throughout our area exceeded $50 thousand. Recipients included, among others, Special Olympics, the United Way, local school districts and fire companies and anti-drug programs. I would be remiss if I did not mention the countless hours of volunteer efforts by many Company employees and staff with such organizations as Lions, Kiwanis, Rotary and Junior Achievement as well as many others.

To continue enthusiasm for our, "Save for America Program," highlighted in our 1996 Annual Report, in June of 1997 we promoted a "Millionaire for a Day" program. This included depositing $1.0 million in a selected student's account. The lucky student was treated to a limousine ride home from school after enjoying an ice cream social with his classmates. The student was allowed to keep the interest that accrued in the account during the day. An important lesson on saving for the future was reinforced for all participants.

In January of 1998, we initiated our World Wide Web Page. The site not only gives our customers and potential customers rate information and branch locations, but also explains deposit and loan procedures. As a stockholder you can view limited financial data and get quotes on the Company's stock. The address of the website is WWW.COMBK.COM. We also envision a Wide Area Network ("WAN") in the near future. The WAN will improve branch communication and provide a backbone for voice over data, items imaging transmission, E-mail and future document imaging for loan and customer service documentation. The Clarks Summit project is essential for this WAN.

On behalf of the Board of Directors and the employees of the Company, I would like to thank your for your support and trust. We will endeavor to continue to enhance your investment while serving the needs of our customers. In closing, I would like to encourage the stockholders to thoroughly review this Annual Report. As always, if you have any questions please do not hesitate to contact us.

Sincerely,
/s/ David L. Baker
______________________________________
David L. Baker
President and Chief Executive Officer

COMM BANCORP, INC.
NEW DEVELOPMENTS

CORPORATE IDENTITY:

Community is a simple concept. It is where we work, where we live and where we call home. As a conscientious community organization, the Company is a helper, a leader and a dutiful entity. Although we perform many roles, the Company is about knowing you can depend on us, about being a part of our family. Large or small, business or individual, each member of the Company family is as unique as they are important. Because we know the Company has assimilated into your daily life, we recognize how important we are to one another. As we reflect on the successes of 1997 and move into 1998, we do so with an understanding that our shared successes rely on the maintenance of this relationship and our ability to blend the "human element" within our daily operations, an important characteristic in this increasingly technological age.

It is because of this message, and the ever-increasing competitiveness of the market, that we have defined a need for an easily-identifiable, familiar and friendly corporate identity. Because we, the Company family, are a part of your everyday life, we are proud to introduce our new logo to you, the new face of the Company, "Shining Through Your Life."

BREAKING NEW GROUND

As the achievements of 1997 reinforced the Company's position as a financially-sound enterprise, officers of the Company initiated plans to solidify our strategy to deliver earnings improvement to our stockholders by strengthening our commitment to geographic diversity. Just as 1997 will be known for our unity with you, our stockholders, our customers and our employees, 1998 will be known for "breaking new ground."

Plans are underway to build a new 24,000 square foot administrative center in Clarks Summit, Pennsylvania. This administrative center will enable the organization to compete with other technologically-forward entities while further extending the Company's reach into the communities we serve. With the development of more competitive relationships in new customer markets, the Company looks forward to uniting with the people of these communities to expand our customer base while serving you as your hometown, community bank.

COMM BANCORP, INC.
NEW DEVELOPMENTS (CONTINUED)

UNITY 1997

Working together. Sharing dreams. Touching lives. This is the essence of the Company. Simply stated, we believe in helping people.

Every day, we work hand-in-hand with individuals and businesses to shape futures and share successes. With a history of commitment to community, we experience first-hand the value of this enterprise. By offering consumer, commercial, trust and annuity products, the Company is dedicated to helping those people we know as friends and neighbors, providing the resources to achieve, the knowledge to prosper, the security for the future and the commitment to community service so necessary for our continued growth. It is this relationship with the community, this unity, that allows us to gain financial strength, ultimately rewarding the stockholder through increased investment performance, all while achieving stability, strength and economic well-being for those we serve.

Welcome to your Company.  We are there for you.

COMMUNITY AND THE CONSUMER SEGMENT

Because the Company is a part of everyday life, we are deeply committed to the people of the communities we serve. Since 1934, we have been helping our customers meet the demands of life by delivering a complete line of quality loan and deposit products. Of the diverse line of the Company's product offerings, mortgage and home equity loan volumes experienced strong growth, up 6.1 percent over 1996, and have allowed us to further penetrate local markets, emerging as a leader in this consumer segment. The ability to locally control processing, underwriting and servicing, empowers our customer service representatives with the ability to continue to promote strong income improvement in the coming years.

COMMUNITY AND THE COMMERCIAL SEGMENT

The Company delivers a variety of commercial products to help businesses prosper in today's competitive marketplace. By developing long-term relationships with our clients, who are in varying cycles of financial accumulation, the Company has an opportunity for enhanced cross-selling ratios as commercial customers grow with us. Most of our commercial customers enjoy two or more types of products. From loans for

COMM BANCORP, INC.
NEW DEVELOPMENTS (CONTINUED)

technological improvements to expansion or working capital, the Company provides flexible terms and rates on these products while generating competitive fee income from commercial checking and savings accounts.

TRUST, ANNUITY, MUTUAL FUNDS AND YOU

The best relationships are built on trust. Because of this, the Company has been actively serving our communities by offering personal and corporate trust, estate and retirement planning services since 1988. Thousands of customers depend upon the flexible administration of investments, disposition of property, securities, cash and real estate our Trust Division provides. Through an agency agreement with our Trust customers and third-party underwriting for annuities, mutual funds and discount brokerage products, we help customers plan for a brighter future. In 1997 alone, the Trust and Financial Services Division grew over 30.0 percent, reinforcing the Company's position as a full-service bank. By providing this type of financial planning and management service, the Company strengthens customer relationships. With the ability to help our customers realize peace of mind now, and providing their families with security for the future, the Company realizes the increased potential for profitability we offer to our stockholders. We look to aggressively market this division in 1998 to achieve this goal.















COMM BANCORP, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



YEAR ENDED DECEMBER 31                                       1997       1996       1995       1994      1993
------------------------------------------------------------------------------------------------------------
CONDENSED STATEMENTS OF FINANCIAL PERFORMANCE:
Interest income......................................... $ 26,142   $ 25,059   $ 26,467   $ 24,991  $ 24,094
Interest expense........................................   14,068     13,550     14,994     12,942    12,000
                                                         --------   --------   --------   --------  --------
  Net interest income...................................   12,074     11,509     11,473     12,049    12,094
Provision for loan losses...............................      360        300        435        800     1,080
                                                         --------   --------   --------   --------  --------
  Net interest income after provision for loan losses...   11,714     11,209     11,038     11,249    11,014
Noninterest income......................................    1,776      1,387     (3,196)     1,005     2,571
Noninterest expense.....................................    7,956      7,383      8,194      7,949     7,852
                                                         --------   --------   --------   --------  --------
  Income before income taxes............................    5,534      5,213       (352)     4,305     5,733
Provision for income taxes..............................    1,134      1,013       (552)       980     1,583
                                                         --------   --------   --------   --------  --------
  Net income............................................ $  4,400   $  4,200   $    200   $  3,325  $  4,150
                                                         ========   ========   ========   ========  ========

CONDENSED STATEMENTS OF FINANCIAL POSITION:
Investment securities................................... $105,666   $101,994   $108,706   $152,566  $145,400
Net loans...............................................  246,429    231,859    209,932    190,909   173,313
Other assets............................................   29,719     20,959     32,310     18,988    20,294
                                                         --------   --------   --------   --------  --------
  Total assets.......................................... $381,811   $354,812   $350,948   $362,463  $339,007
                                                         ========   ========   ========   ========  ========

Deposits................................................ $332,381   $320,456   $317,099   $316,169  $297,235
Short-term borrowings...................................    9,575                           15,956     9,141
Long-term debt..........................................       44         46      3,048      5,050     5,800
Other liabilities.......................................    3,709      3,054      2,906      2,599     2,324
Stockholders' equity....................................   36,102     31,256     27,895     22,689    24,507
                                                         --------   --------   --------   --------  --------
  Total liabilities and stockholders' equity............ $381,811   $354,812   $350,948   $362,463  $339,007
                                                         ========   ========   ========   ========  ========

PER SHARE DATA:
Net income.............................................. $   2.00   $   1.91   $   0.09   $   1.51  $   1.89
Cash dividends declared.................................     0.30       0.28       0.21       0.21      0.20
Stockholders' equity.................................... $  16.39   $  14.21   $  12.68   $  10.31  $  11.14
Cash dividends declared as a percentage of net income...    14.97%     14.83%    231.00%     13.68%    10.70%
Average common shares outstanding....................... 2,200,960  2,200,080  2,200,080  2,200,071 2,199,894

SELECTED RATIOS (BASED ON AVERAGE BALANCES):
Net income as a percentage of total assets..............     1.22%      1.21%      0.06%      0.95%     1.30%
Net income as a percentage of stockholders' equity......    13.40      14.57       0.77      14.26     17.91
Stockholders' equity as a percentage of total assets....     9.14       8.30       7.25       6.65      7.26
Tier I capital as a percentage of adjusted total assets.     8.56       8.30       6.95       7.13      6.84
Net interest income as a percentage of earning assets...     3.87       3.79       3.48       3.68      4.09
Loans, net as a percentage of deposits..................    75.02%     69.83%     62.81%     61.01%    60.84%

SELECTED RATIOS AND DATA (BASED ON PERIOD END BALANCES):
Tier I capital as a percentage of risk-adjusted assets..    15.69%     15.42%     14.23%     13.82%    13.52%
Total capital as a percentage of risk-adjusted assets...    16.94      16.68      15.49      15.68     15.49
Allowance for loan losses as a percentage of loans, net.     1.52%      1.67%      1.83%      1.84%     1.80%
Full-time equivalent employees..........................      161        149        147        153       137
Locations...............................................       12         10         10         10        10


Note: Per share information reflects the retroactive effects of a three-for-one stock split effective April of 1996 and a four-for-one stock split effective February of 1994. Average balances were calculated using average daily balances. Average balances for loans include nonaccrual loans. Tax-equivalent adjustments were calculated using the prevailing statutory rate of 34.0 percent.

Management's Discussion and Analysis appearing on the following pages should be read in conjunction with the Consolidated Financial Statements beginning on page 148 and Management's Discussion and Analysis 1996 versus 1995 beginning on page 193.

FORWARD-LOOKING DISCUSSION:

Certain statements in this Form 10-K are forward-looking statements that involve numerous risks and uncertainties. The following factors, among others, may cause actual results to differ materially from projected results:

Local, domestic and international economic and political conditions, and government monetary and fiscal policies affect banking both directly and indirectly. Inflation, recession, unemployment, volatile interest rates, tight money supply, real estate values, international conflicts and other factors beyond the control of Comm Bancorp, Inc. and its subsidiary, Community Bank and Trust Company, (collectively, the "Company") may also adversely affect its future results of operations. Management, consisting of the Board of Directors and executive officers, expects that no particular factor will affect the Company's results of operations. Downward trends in areas such as real estate, construction and consumer spending, may adversely impact the Company's ability to maintain or increase profitability. Therefore, the Company cannot assure that it will continue its current rates of income and growth.

The Company's earnings depend largely upon net interest income. The relationship between the Company's cost of funds, deposits and borrowings, and the yield on its interest-earning assets, loans and investments all influence net interest income levels. This relationship, defined as the net interest spread, fluctuates and is affected by regulatory, economic and competitive factors that influence: (i) interest rates; (ii) the volume, rate and mix of interest-earning assets and interest-bearing liabilities; and (iii) the level of nonperforming assets. As part of its interest rate risk ("IRR") management strategy, management monitors the maturity and repricing characteristics of interest-earning assets and interest-bearing liabilities to control its exposure to interest rate changes.

In originating loans, some credit losses are likely to occur. This risk of loss varies with, among other things: (i) general economic conditions;
(ii) loan type; (iii) creditworthiness and debt servicing capacity of the borrower over the term of the loan; and (iv) in the case of a collateralized loan, the value and marketability of the collateral securing the loan. Management maintains an allowance for loan losses based on, among other things: (i) historical loan loss experience; (ii) known inherent risks in the loan portfolio; (iii) adverse situations that may affect a borrower's ability to repay; (iv) the estimated value of any underlying collateral; and (v) an evaluation of current economic conditions.

Management currently believes that the allowance for loan losses is adequate, but there can be no assurance that nonperforming loans will not increase in the future.

To a certain extent, the Company's success depends upon the general economic conditions in the geographic market that it serves. Although the Company expects economic conditions in its market area to remain favorable, assurance cannot be given that such conditions will continue. Adverse changes to economic conditions in the Company's geographic market area would likely impair its loan collections and may have a materially adverse effect on the consolidated results of operations and financial position.

The banking industry is highly competitive, with rapid changes in product delivery systems and consolidation of service providers. The Company competes with many larger institutions in terms of asset size. These competitors also have substantially greater technical, marketing and financial resources. The larger size of these companies affords them the opportunity to offer products and services not offered by the Company. The Company is constantly striving to meet the convenience and needs of its customers and to enlarge its customer base. The Company cannot assure that these efforts will be successful in maintaining and expanding its customer base.

OPERATING ENVIRONMENT:

The United States economy turned in an exceptional performance for 1997. The gross domestic product, the value of goods and services produced in the United States, grew 3.9 percent for the year, the largest annual gain since 1994. The national unemployment level, 4.7 percent at year-end, was the lowest it has been in 25 years. The unemployment rate at the end of the previous year was 5.3 percent. This marks the sixth consecutive annual decline in unemployment rates. Tighter labor conditions came with a price to businesses, as compensation rose 3.3 percent, the largest change in four years. The average hourly wage earned by workers equaled $12.43 by year-end 1997, a 43 cents increase over 1996. Despite the tightening in labor markets and higher wages paid to employees, the nation's Consumer Price Index fell to 1.9 percent in 1997, contradicting the increase normally expected under these conditions. The nation's Producer Price Index ("PPI") was also held in check despite the empowered economy. Wholesale prices actually contracted for the year as the PPI fell by 1.2 percent. Strengthened productivity growth, flat prices influenced by Asian economic turmoil and reduced commodity market pressures helped to keep inflation and prices subdued in 1997.

The balance of strong economic conditions and uncertainties surrounding the Asian crisis led the Federal Reserve Open Market Committee ("FOMC") to take limited monetary policy action throughout 1997. In March of 1997, the FOMC made a controversial decision to raise its target rate for federal funds to
5.50 percent, the first increase in two years. The FOMC's decision was based on its inflationary concerns over the significant economic growth experienced during the final quarter of 1996 and the first quarter of 1997. The economy grew 4.3 percent during the fourth quarter of 1996 followed by
a 4.9 percent increase during the first quarter of 1997.   As fears over
potential inflation subsided, the FOMC made no further moves in interest rates for the remainder of the year.

Long- and intermediate-term interest rates tumbled nationally in 1997 while short-term rates remained relatively unchanged. The average rate on a 30-year mortgage at the end of 1997 was 7.03 percent, down from 7.64 percent one year earlier. Average rates on 15-year, fixed-rate mortgages fell to
6.61 percent by year-end 1997 compared to 7.16 percent for the same period of 1996. With interest rates falling, disposable incomes rising and consumer confidence soaring, home and business spending heightened in 1997. For the year, mortgage loans in the United States increased 8.5 percent over 1996, while commercial loans experienced a 9.5 percent rise over the previous year. Not all lending areas had a positive change in 1997. Consumer loans lagged behind, declining 2.3 percent as compared to 1996. The outlook for 1998 remains positive, although conditions are expected to moderate. Currently, the only perceived detriment to expansion comes from the Asian economic crisis. If restraint from the Asian turmoil is not sufficient to confine inflationary tendencies that might otherwise result from the strength in domestic spending and labor markets, the FOMC may intervene in order to control inflation. The economy is expected to grow by 2.7 percent with inflation forecasted at 2.3 percent. These factors should result in a continued low unemployment rate, expected to be 4.8 percent for 1998. These strong economic conditions should benefit individuals, but higher labor costs may hinder businesses. Financial institutions should see continued strong loan demand, but may see a slight deterioration in asset quality. Competition for deposits will intensify, as consumers seeking higher returns place excess personal income into stock or mutual fund markets. However, should a downturn in these markets occur, financial institutions may see an influx of deposits as consumers seek safety when investing their money.

Northeastern Pennsylvania's economic performance for 1997 lagged behind that of the nation based on lower wage gains and higher unemployment. The average hourly earnings of a United States manufacturing worker increased 43 cents, or 3.6 percent, during 1997. For the Company's four-county market area, the increase was 24 cents, or 2.0 percent, for a manufacturing worker. Unemployment figures in the Company's market area were also less favorable than those experienced for the nation and the Commonwealth of Pennsylvania.

National, Pennsylvania and market area unemployment rates at December 31, 1997 and 1996, are summarized as follows:


December 31                                                              1997     1996
--------------------------------------------------------------------------------------
National................................................................. 4.7%     5.3%
Pennsylvania............................................................. 4.8      4.9
Lackawanna county........................................................ 5.4      5.4
Susquehanna county....................................................... 6.3      6.6
Wayne county............................................................. 8.1      8.4
Wyoming county........................................................... 8.2%     7.9%



Additionally, the civilian labor force, defined as the total number of individuals employed and those actively seeking employment, increased by
1.6 percent for the nation and 1.2 percent for the Commonwealth during 1997. Such gains are a significant factor in increasing economic output due to the limitations in resources based on the low unemployment statistics. In contrast to the labor force gains for the nation and the Commonwealth, Northeastern Pennsylvania reported its second consecutive year of labor force decline, a 3.5 percent drop in civilian workers as compared to 1996.

Increased business costs, sluggish productivity and an aging infrastructure can all hinder a region's economic growth. However, a quality workforce and location near major market areas, such as Philadelphia and New York, can significantly influence businesses considering locating in the Company's market area. As the Lackawanna Valley Industrial Highway Project, begun in 1994, progresses toward completion, the infrastructure for many of the counties served by the Company continues to improve. By making the area more accessible, economic development and business activity can flourish.

Legislative action was also taken by Pennsylvania Governor Tom Ridge in his efforts to make Pennsylvania "business friendly." Tax cuts for businesses, workers' compensation reform and utility deregulations were areas of reform in Pennsylvania for 1997. The most notable tax reforms included: (i) the repeal of the computer services sales and use tax; (ii) an increase in the exemption from the capital stock and franchise tax to $125 from $100; (iii) research and development tax credits capped at $15.0 million per year to aid high technology employers; (iv) allowing more small businesses to qualify as Subchapter S corporations; and (v) several state sales tax codifications and adjustments to certain manufacturers. Due to reform laws signed in 1993 and 1996, workers' compensation costs have fallen an average of 25.0 percent in Pennsylvania. During the Fall of 1997, Pennsylvania instituted deregulation in the electric industry. Under this reform, customers from residential, commercial and industrial classes can choose from competing suppliers of electricity. The initial phase-in of this program involved approximately 270 thousand customers with complete phase-in for all customers scheduled by 1999. As a result of the new projects and revised legislation, management expects the local economy to approach a growth rate similar to that of the nation.

As did most industries for 1997, the banking industry experienced another highly successful year. A good indicator of this success is the performance of the nation's top 50 commercial banks. For 1997, this group posted earnings of $40.5 billion, an 11.9 percent increase compared to
1996.   Growth of 12.8 percent in noninterest income to $81.2 billion for
1997 was the main reason for the positive earnings change. The increase in noninterest income was primarily attributed to investment securities gains and revenue items taken by money-center banks to partially offset weak trading results. Net interest income for these commercial banks improved a modest 3.0 percent, from $107.1 billion in 1996 to $110.3 billion in 1997. The sluggish growth was attributable to compression in net interest margins. For 1997, the composite net interest margin for these banks compressed 22 basis points.

Regional and community banks also exhibited a strong year in 1997. For the year, median earnings per share ("EPS") for regional and community banks grew 13.5 percent. While not as impressive as the 15.0 percent growth for 1996, the gain is still solid in light of the downward trend in net interest margins. These banks experienced a 20 basis point decline in net interest margins from 4.7 percent in 1996 to 4.5 percent in 1997. This downward trend is primarily attributed to competition for loan and deposit products coupled with a flattening yield curve. During 1997, banks generated strong loan growth, increased fee income and improved operating efficiencies to offset the negative effects of the narrowing margins. Fee revenues of regional and community banks have increased to 18.0 percent compared to 14.0 percent in 1994. This trend is due to increased deposit and automated teller machine charges, trust and mortgage origination fees. Additionally, these banks have improved cost containment and controls regarding noninterest expenses. In 1994, noninterest expenses equaled 70.0 percent of regional and community bank revenues. By 1997, this ratio fell to 60.0 percent. Net interest margins are expected to continue flattening in 1998. Regional and community banks will need to maintain loan growth, increase fee income and continue improving operating efficiencies in order to keep EPS levels high in 1998.

National, regional and community banks also experienced an improvement in asset quality during 1997. The nation's top 50 banks had nonperforming assets of $16.2 billion at year-end 1997, marking a 9.7 percent decline compared to 1996. For regional and community banks, the improvement is best evidenced by the decline in the median nonperforming assets to total assets ratio from 0.72 percent in 1996 to 0.49 percent in 1997. The improved asset quality positions of the national, regional and community banks are attributed to better management and controls implemented in approving credit extensions. Asset quality conditions may deteriorate in 1998, if the Asian economic problems begin to adversely affect domestic economic conditions. However, should consumer credit conditions improve and the Asian crisis be held in check, asset quality conditions for 1998 may continue to improve.

Mergers, acquisitions and branch dispositions may have provided the most significant influence on the financial services sector in 1997. Mergers and acquisitions of financial institutions occurred at a record pace. The number of mergers and acquisitions announced in 1997 exceeded those of 1996 while deal prices remained high. For the year, aggregate announced deal values for banks amounted to $259.9 billion, the largest dollar volume in history. The number of deals for Northeast commercial banks mirrored 1996 but the volume of these deals increased significantly. The aggregate number of mergers and acquisitions for Mid-Atlantic commercial banks was 25 for 1997 and 1996, however the aggregate dollar volume of these transactions amounted to $64.4 billion in 1997 compared to $12.8 billion in 1996. Deal prices across the nation remained high based on the elevated market valuation of acquirors and the scarcity of certain-sized targets. The national average price to book value for bank mergers was 2.2 times or
22.2 times annual earnings for 1997. These ratios exceeded the 1.9 times book value and the 18.9 times annual earnings for the 1996 deals. For the year, the Mid-Atlantic region had the highest deal price earnings multiple at 23.3 times with the New England region having the lowest at 13.6 times. While large commercial bank mergers were occurring at record levels, community bank mergers reached a six-year low in 1997. There were 256 mergers of banks with assets under $500.0 million, a reduction from the 325 recorded in 1996. Despite the slowdown, the average deal price earnings multiple increased to 18.8 times annual earnings compared to 16.5 times annual earnings for 1996.

Branch sale activity was highly competitive in 1997. The median premium to deposits for bank branch sales reached a record high of 8.0 percent. Despite the price increase, branch sale volumes remained relatively flat for 1997, with the $20.0 billion in deposits sold falling slightly below the $23.0 billion average over the past three years.

The revisions to the Riegle-Neal Interstate Banking and Efficiency Act of 1994 went into effect on July 1, 1997. Under this revised act, interstate bank mergers have become a more feasible alternative for franchise expansion.

In addition, newly proposed changes to merger and acquisition regulations could positively influence the level of such activities for 1998. Regulatory authorities recently proposed a rule to streamline the current regulations regarding filing applications for mergers, branch acquisitions and branch openings and relocations. The proposal makes expedited processing procedures available for various application types. The bank merger procedures allow merger applications to be approved by the latest of: (i) 45 days after a completed application is received; (ii) ten days after the last newspaper notice is published; (iii) five days after the Attorney General's competitive comments are received; or (iv) in the case of an interstate merger, five days after the applicant's home state approves the merger. Eligibility for expedited processing requires an institution to meet all of the following criteria: (i) have a CAMELS rating of one or two; (ii) have a Community Reinvestment Act rating no less than "satisfactory"; (iii) have a compliance rating of one or two; (iv) be well capitalized; and (v) not be subject to any corrective or supervisory order or agreement. Other sections of the proposal eliminate certain application procedures and streamline the process for publishing newspaper notices of upcoming applications.

On January 21, 1998, the Office of the Comptroller of the Currency ("OCC"), Board of Governors of the Federal Reserve System ("Federal Reserve Board"), Federal Deposit Insurance Corporation ("FDIC") and Office of Thrift Supervision ("OTS") issued a joint release to propose a uniform "Bank Merger Act Application" form for institutions to use for mergers, consolidations and combinations. The Federal depository institution regulatory agencies ("Agencies") noted that depository institutions would no longer have to submit different forms to each agency and include a significant amount of detailed information that regulators can access by other means, such as call reports. The Agencies stated that they believe the proposed form would aid in simplifying the application process, particularly for mergers that require approval by different agencies.

Conversely, there are two items that may adversely affect future merger activity. The Financial Accounting Standards Board ("FASB") is weighing a proposal that would force companies to write-off goodwill from acquisitions at a greater rate. Currently, goodwill can be written-off over a 40-year period thus minimizing the effects on income. Under the proposal, companies would take a bigger hit to earnings much sooner. Acquiring companies would be required to break goodwill into its component assets. Once the goodwill has been broken down, the companies would then need to assign a timeframe of useful life to each of the assets. Finally, the acquiring company would need to calculate an average useful life for the goodwill and must write it off within that timeframe. Besides goodwill, the FASB is looking to make the rules for the pooling method of accounting for business combinations more stringent. The pooling method allows a simple combination of assets between companies. In choosing this method, no goodwill is created. Accordingly, future earnings are not affected by amortization expense.

The other obstacle in the way of mergers and acquisitions is related to the Year 2000 ("Y2K") issue. The Federal Reserve Board has issued a supervisory letter in which it threatens to block mergers of banks that may encounter significant Y2K computer problems. The letter states that Y2K readiness of the post-merger company is very important in the Federal Reserve Board's assessment of financial and managerial factors in merger transactions. In serious Y2K unpreparedness, the Federal Reserve Board would halt a merger. For less serious cases, the merger would get conditional approval, pending successful Y2K compliance efforts. For further discussion of the Y2K issue, reference is made to the section entitled, "Review of Financial Performance," in this Management's Discussion and Analysis.

With companies seeking enhanced earnings and the positive influence of reductions in regulatory burdens, merger and acquisition activities for 1998 are expected to mirror the increased velocity experienced in 1997. Although the goodwill accounting changes and Y2K issues may cause a slight deterrent, merger and acquisition activity for 1998 should not be severely affected.

Increased pressure from nonbank competitors for traditional product lines has caused financial institutions to seek additional revenues from nonbanking activities. The Federal Reserve Board made such activities accessible through its February 28, 1997, comprehensive amendments to
Regulation Y, "Bank Holding Companies and Change in Bank Control."   These
amendments improve the competitiveness of bank holding companies by eliminating unnecessary regulatory burden and operating restrictions, and by streamlining the application/notice process. The final rule lifts restrictions in several areas, allowing bank holding companies certain freedoms to promote competition with securities firms, technological companies, consulting firms, data processing units and foreign banking operations.

During the past two years, regulators have placed increased oversight on financial institutions' risk management practices. Their latest effort went into effect January 1, 1997, as the Federal Financial Institutions Examinations Council ("FFIEC") revised its Uniform Financial Institutions Rating System ("UFIRS") to address changes in the financial services industry and supervisory policies and procedures since the system's inception in 1979. The UFIRS, commonly referred to as the CAMEL rating system, is an internal rating system used by federal and state supervisory agencies to evaluate the soundness of financial institutions on a uniform basis. Under the previous CAMEL rating system, there were five components considered when assessing an institution's soundness: (i) capital adequacy;
(ii) asset quality; (iii) management and administration; (iv) earnings; and
(v) liquidity. The revised system, now known as CAMELS, added an "S" component to address market-risk sensitivity. The new component stresses better management in foreign exchange exposure, trading risk and IRR. The Company's exposure to interest rate fluctuation is the only component that will be of significance to its compliance. Examiners will look for reliable tools that measure an institution's earnings and economic value changes with respect to interest rate changes. The new system also reformats and clarifies component rating descriptions and definitions, as well as the composite ratings definition, while placing additional emphasis on all rating components, particularly management and administration. CAMELS ratings range from one to five with one being the strongest and five being the weakest. A financial institution's CAMELS rating has a direct effect on its deposit insurance rates and allowable activities.

In addition to the significant regulatory changes, there was an important attempt at changing the laws restricting banking activities. During 1997, the House Banking and Commerce Committees took steps towards modernizing laws to limit activities in the financial services industry. These Committees introduced two competing versions of H.R. 10, "The Financial Services Competitiveness Act of 1997." H.R. 10 arose out of the widespread view that events in the marketplace made the current structure of United States financial institutions obsolete. In recent years, technological advancements and market innovations have combined to replace traditional banking services with those offered by noninsured financial institutions. Federal bank regulators have recently allowed banks to enter into certain areas of insurance and securities, resulting in several court battles to define permissible lines of activities among financial industry groups.

Briefly, H.R. 10 as introduced by the Committees would: (i) permit unlimited affiliations among banking, securities and insurance firms; (ii) allow financial holding companies to derive up to 15.0 percent of their revenues from nonfinancial businesses, and commercial businesses to derive up to 15.0 percent of their revenues from banks, without coming under full-fledged bank holding company regulation; (iii) authorize the chartering of wholesale financial institutions, which could not receive initial deposits of $100 or less; (iv) merge the OTS with the OCC, and merge the Savings Association Insurance Fund ("SAIF") and the Bank Insurance Fund ("BIF");
(v) increase banks' powers to offer additional financially-related products, particularly in the technology and communications fields; and
(vi) reform the Federal Home Loan Bank system to facilitate community bank lending for small businesses, economic development and agriculture in rural and inner-city areas.

The House adjourned its 1997 session without giving final approval to either version of H.R. 10. It does appear, however, that some type of financial modernization reform will occur in the near term as Congressional leadership has earmarked this project for 1998.

In other significant legislative action, the Senate introduced, S.1405 entitled, "The Financial Regulatory Relief and Economic Efficiency Act," on November 7, 1997. This bill would significantly reduce regulations on banks and thrifts by repealing or amending more than 50 existing laws.
This bill would, among other things: (i) permit Federal Reserve banks to pay a member bank's interest on reserves deposited to meet the bank's reserve requirements; (ii) allow the Federal Reserve Board to set lending limits on member banks' extensions of loans collateralized by stocks and bonds; (iii) permit financial institutions to pay interest and/or dividends on demand deposits and offer NOW accounts to commercial customers; (iv) specify criteria for acquisition applications; (v) reduce disclosure requirements on open-end consumer credit plans; and (vi) simplify and standardize regulatory reporting.

The future holds a great deal of change for the financial services sector. Factors such as increased credit and asset quality risk, new business lines and products and technology are all major components of this change.

Competition to generate loans and earnings in the banking industry continually intensifies. Financial institutions will react to this intensity by pursuing higher-yielding commercial loans. As competition grows, underwriting standards will ease, which could lead to asset quality deterioration. Banks will most likely react to this competition through increased volumes of subprime lending, loans to borrowers having incomplete or tarnished credit ratings. Subprime lending has become popular, partially due to an increasing general demand for consumer credit. Currently, bank involvement in subprime lending varies but usually includes: (i) lending directly to subprime borrowers; (ii) purchasing subprime dealer paper or loans acquired through brokers; (iii) lending directly to financing companies involved in subprime lending; (iv) participating in loan syndications by providing credit to such financing companies; and (v) acquiring asset-backed securities issued by those financing companies.

A rise in outstanding credit and growing consumer debt, could lead to increased delinquencies and personal bankruptcies. These activities would be a by-product of deteriorating balance sheets for some business borrowers and greater financial troubles among consumers caused by spending patterns. In turn, some banks may experience a decline in the asset quality of their mortgage portfolios.

As aforementioned, regulators and other government entities have introduced legislation that has, and will continue to allow banks to, enter new business lines and offer new products. For example, on August 5, 1997, the Taxpayer Relief Act of 1997 was passed into law. Under this act, two new Individual Retirement Account ("IRA") products became available to consumers effective January 1, 1998. For further discussion on these two products, refer to the section entitled, "Deposits," in this Management's Discussion and Analysis.

Technological advances will also benefit the financial services sector. Internet and telephone banking will continue to bring financial services into the convenience of a customer's home, allowing the customer to check account balances, transfer money between accounts, pay bills, determine what checks have cleared and download financial data, all in the privacy of their own living rooms. Many banks currently use a proprietary dial-up service for customer access due to security reasons. As on-line banking becomes more prevalent, however, banks will move toward Internet-based systems as they are more cost-efficient and easier to access for customers. Internet banking will challenge banks in the future. Because changing financial institutions will not be as costly to customers, banks must offer value-added services to customers at comparable prices or they may lose customers. Also, the Internet will make it easier for customers to compare bank-offered products. This is of concern to banks as competing on the basis of price will become exceedingly difficult. Finally, the Internet reduces the value of the branch network thus eliminating a bank's competitive edge related to an abundance of locations. Internet banking will force banks to find ways to lower their operating costs. With retail delivery infrastructure, including salaries and employee benefits expense, accounting for the largest single item of noninterest expense for most retail banks, and branch costs providing a significant amount of this total, attention should focus on reducing the branch infrastructure over the next several years.

REVIEW OF FINANCIAL POSITION:

In 1997, the Company focused its efforts on better serving its existing customers and on expanding its customer base. On July 25, 1997, the Company's wholly-owned subsidiary, Community Bank and Trust Company ("Community Bank") entered a definitive agreement to acquire two branches of First Union National Bank ("First Union"). The branches, located in Eynon, Lackawanna County, Pennsylvania, and Factoryville, Wyoming County, Pennsylvania, became fully-functional Community Bank offices on November 14, 1997. The Company also continued its strategy to build the role of loans in its earning-assets mix while promoting safety and soundness in its investment portfolio. As a result of its efforts, the Company experienced moderate growth in 1997.

The Company's total assets grew $27.0 million or 7.6 percent, from $354.8 million at December 31, 1996, to $381.8 million at December 31, 1997.
Total asset growth of the peer group of 35 banks located in Northeastern Pennsylvania averaged 9.4 percent in 1997. For the year, the Company's total assets averaged $359.4 million as compared to $347.3 million in 1996, a $12.1 million increase. The primary source of this increase was the growth in the Company's loan portfolio. The composition of the balance sheet changed during the year as evidenced by a shift in the ratios of average investments and federal funds sold to average earning assets and average loans to average earning assets. For 1997, the ratio of average investments and federal funds sold to average earning assets declined to
30.1 percent from 34.6 percent in 1996. A counteractive effect took place in the average loans to average earning assets ratio, which was 69.9 percent in 1997, an increase over the 65.4 percent recorded for 1996.

Although not to the extent of the loan portfolio, investments rose from $102.0 million at December 31, 1996, to $105.7 million at December 31, 1997. The Company increased its portfolio in 1997 by purchasing short-term U.S. Treasury securities, U.S. Government agencies and intermediate-term obligations of states and municipalities. The short-term investments were acquired to fund future loan demand and the tax-exempt municipal securities were acquired to reduce the Company's tax burden. The tax-equivalent yield on the investment portfolio increased to 6.7 percent for 1997 compared to
6.4 percent for 1996.

Loans, net of unearned income, increased $14.4 million or 6.1 percent during 1997. The Company had aggregate loans of $7.0 million to certain large Pennsylvania-based commercial banks at December 31, 1997. In addition, the Company sold $3.4 million in student loans to a servicing agent during the second quarter of the year. Adjusting for the commercial bank credit extension and student loan sales, the loan portfolio growth was $10.8 million or 4.6 percent. Customers took advantage of the favorable mortgage rate environment as one-to-four family residential mortgages and nonfarm, nonresidential real estate loans comprised the main portion of the increase. Loan growth of the peer group averaged 10.8 percent for 1997. For the year, the tax-equivalent yield on the Company's loan portfolio declined slightly to 8.5 percent compared to 8.6 percent for 1996.

The placement of one large commercial loan on nonaccrual status, coupled with a lagging effect in the local economy, led to some deterioration in the Company's asset quality in 1997 as compared to 1996. This is represented by increases in the ratios of nonperforming loans as a percentage of loans, net of unearned income, and nonperforming assets as a percentage of loans, net of unearned income. The Company's nonperforming loans as a percentage of loans, net of unearned income, ratio was 2.25 percent at December 31, 1997, compared to 1.44 percent at December 31, 1996. Additionally, the ratio of nonperforming assets to loans, net of unearned income, equaled 2.41 percent at December 31, 1997, compared to
1.62 percent one year earlier. The Company's allowance for loan losses as a percentage of loans, net of unearned income, declined from 1.67 percent at December 31, 1996, to 1.52 percent at December 31, 1997. The Company's net charge-off position, coupled with the greater loan demand, were the primary reasons for the decline.

Total deposits increased $11.9 million, or 3.7 percent, from $320.5 million at December 31, 1996, to $332.4 million at December 31, 1997. Deposit growth for the peer group averaged 8.5 percent for 1997. The major cause of the deposit inflow was attributable to the addition of the Eynon and Factoryville branches. The Company's cost of funds rose slightly to 4.8 percent for 1997 compared to 4.7 percent for 1996. In contrast, the peer group experienced a slight decline in its cost of funds from 4.7 percent in 1996 to 4.6 percent in 1997.

The Company experienced improved interest sensitivity and liquidity positions from year-end 1996 to year-end 1997. Interest sensitivity, as measured by the ratio of cumulative one-year, rate-sensitive assets ("RSA") to rate-sensitive liabilities ("RSL"), rose from 0.73 at December 31, 1996, to 0.86 at December 31, 1997. Both ratios were within the acceptable guidelines of 0.7 and 1.3 set forth in the Company's Asset/Liability Management Policy. The positive change in the Company's liquidity position is best illustrated by its net noncore funding dependence and net short-term noncore funding dependence ratios. At December 31, 1997, the net noncore funding dependence ratio equaled negative 7.5 percent. The same ratio equaled 2.6 percent at December 31, 1996. The Company's net short-term noncore funding dependence ratio totaled negative 10.2 percent at December 31, 1997, while the same ratio totaled 0.4 percent one year earlier. These ratios also well outperformed those of the peer group for 1997, which recorded a net noncore funding dependence ratio of 10.8 percent and a net short-term noncore funding dependence ratio of 23.0 percent.

Stockholders' equity improved from $31.3 million at December 31, 1996, to $36.1 million at December 31, 1997, a $4.8 million increase. This increase primarily came from strong earnings of $4.4 million and a $1.0 million positive change in the net unrealized holding gain partially offset by dividends declared for the year of $659. The key regulatory ratio, defined as Tier I capital as a percentage of total average assets less intangibles, increased to 8.6 percent at year-end 1997 from 8.3 percent at year-end 1996. At December 31, 1997, the Company exceeded all relevant regulatory capital measurements and was considered well capitalized.

In addition to improving the Company's financial position and performance, management completed several other significant undertakings in 1997. These events included: (i) the establishment of a fixed-rate annuity product sales program; (ii) the initiation of a Dividend Reinvestment Program ("DRP"); (iii) the introduction of incentive programs for managers and customer service employees; (iv) the planning of a new community office facility and administrative center; and (v) the purchase of the previously-mentioned branch offices.

During 1997, a major hurdle in the reformation of the Glass-Steagall Act of 1933 was removed as banks were given the opportunity to engage in insurance and annuity activities. On June 25, 1997, Pennsylvania Governor Tom Ridge signed into law HB 1055, a bill authorizing Pennsylvania state banks to sell insurance for the first time. Unlike national banks that must base their insurance operations in towns of under five thousand people, Pennsylvania state banks can base their sales operations anywhere in the Commonwealth. There are certain consumer protections in the law. For example, insurance sales must be made in an area physically separate from lending and deposit-taking areas. Small banks may receive exemption from this requirement at the discretion of the insurance commissioner. The bill also contains anti-tying provisions that prohibit conditioning a loan approval on purchasing insurance from the bank.

Banks are given the following options to establish insurance sales: (i) purchase the expertise embodied in an existing insurance company or agency;
(ii) develop insurance activities de novo through an operating subsidiary; or (iii) participate in joint ventures or partnerships with insurance companies or agents. Management analyzed the option to offer general life and property insurance during 1997, however the Company has no near-term plans to enter into this market.

During the final quarter of 1997, the Company began offering its customers fixed-rate annuity products. Annuities are contracts between the purchaser and an insurance company or authorized annuity sales facility. The purchaser pays premiums and has rights under the contract. These products have characteristics similar to IRA accounts. Taxes from income on annuities are deferred until the customer begins to draw funds from the account. The main difference is that customers are limited, for tax purposes, to a $2 annual contribution on an IRA account, while annuity products have no limitations on contributions. In order for the Company to sell fixed-rate annuity products, its branch managers were required to pass a state-administered test for life insurance. The Company has no near-term plans to expand such offerings to variable-rate annuity products.

During the second quarter of 1997, the Company implemented a DRP. The DRP offers stockholders the opportunity to automatically reinvest their dividends in shares of common stock. The main features of the DRP include the following: (i) shares will be purchased from original issuances; (ii) no optional cash payments; (iii) eligibility for all registered and street name stockholders; (iv) no minimum or maximum number of shares participation restrictions; and (v) availability of full or partial dividend reinvestment. The Company introduced an additional feature for investor services in the third quarter of 1997 by offering dividend direct deposit. Stockholders not participating in the DRP have the option of directly depositing their cash dividends into their bank accounts. At December 31, 1997, there were 2,325 shares issued under the DRP.

Management continued its commitment to improving customer service through the development of an incentive program for branch managers. The Manager Incentive Program, approved by the Company's Board of Directors in the fourth quarter of 1997, rewards managers for improving the profitability of their respective branches while focusing their efforts on meeting the needs of existing customers and in assisting the development of new customers. Management expects to expand this incentive program to include all of the Company's employees by mid-year 1998. The estimated costs of operating the plan are $75 for 1998. In addition, the Company completed an eight-month comprehensive customer service program during the fourth quarter of 1997. The objectives of this program were to improve business relations between the Company's employees and its customers as well as to develop a sales program to promote the Company's products and services.

During the fourth quarter of 1997, the Company conducted a feasibility analysis of a new community office facility and administrative center in Clarks Summit, Lackawanna County, Pennsylvania. On January 2, 1998, the Company acquired land for this project, scheduled to be completed in the first quarter of 1999. In addition to a 2,400 square foot community banking office, the 24,000 square foot facility will house eight administrative divisions comprised of 90 employees. Once completed, many of the Company's divisions will be centralized, thus adding efficiency and effectiveness to overall operations.

As aforementioned, the Company completed the purchase of the Eynon and Factoryville branches during the fourth quarter of 1997. These purchases have expanded the Company's market area and, due to a favorable response, have paved the way for future expansion in these areas. At December 31, 1997, deposit volumes in the Eynon and Factoryville branches approximated $21.7 million.

INVESTMENT PORTFOLIO:

Low inflation, moderate economic growth and the Asian economic crisis all influenced the bond market in 1997. Bond prices rose in 1997 due to declining investors' expectations of future inflation and increased demand for fixed-income securities. The greater demand resulted from uncertainty in world markets and strength of the United States dollar. Such demand intensified by reductions in the supply of bonds. The United States budget deficit evaporation and the earning surplus have reduced the need for new government bond sales.

Long-term investment yields declined 72 basis points while short-term investment yields declined, to a lesser extent, by 22 basis points during 1997. The 30-year U.S. Treasury bond opened the year with a 6.65 percent yield. This yield fell to 6.41 percent by the end of the third quarter and ended 1997 yielding 5.93 percent. Meanwhile, yields on the two-year U.S. Treasury note also declined, beginning 1997 with a 5.88 percent yield and ending the year yielding 5.66 percent. Yields on tax-exempt bonds also experienced a decline in 1997, but not to the same degree as the taxable bonds. Representative of such change was the decline in the yield on 20-year, bank-qualified, tax-exempt municipal securities from 5.50 percent at the start of the year to 5.05 percent at the end of 1997. Such changes also helped to flatten the yield curve. At the beginning of 1997, the yield curve spread of the 30-year U.S. Treasury bond over the two-year U.S. Treasury note was 77 basis points. By the end of 1997, this advantage had been trimmed to 27 basis points. Such flattening provides a certain degree of protection against the future threat of the FOMC raising short-term interest rates.

The Company's investment portfolio had an effective duration of 1.8 years and primarily consisted of government securities, obligations of states and municipalities and mortgage backed securities. The decrease in the investment portfolio's effective duration from 2.0 years in 1996 reduced the Company's exposure to future market value depreciation from rising interest rates. The Company experienced an improvement in its bond portfolio's total return in 1997. Total return is defined as the cumulative dollar return from an investment in a given period. Total return for bank investment portfolios is the sum of all interest income, reinvestment income on all proceeds from repayments and capital gains and losses, whether realized or unrealized. For the year, the Company's total return amounted to 7.9 percent. In comparison, the Lehman Brothers' aggregate-bond index, a benchmark used by most investment managers, scored a 9.4 percent total return for 1997. For 1996, the Company's total return at 4.9 percent exceeded the Lehman Brothers' Index at 3.6 percent.

Bond market forecasts for 1998 appear to be favorable. If weakness in various Asian economies has a significant effect on exports, United States economic growth will struggle, reducing the likelihood of increased inflation for the near term. The continuation of turmoil in world markets would also curtail the FOMC's likelihood to raise interest rates for fear of crippling Asian currencies and their underlying economies.

Regulators have increased their emphasis on reviewing the quality of risk-management practices within financial institutions. Accordingly, management monitors and limits various risk elements inherent in the Company's investment portfolio, particularly: (i) market or IRR; (ii) credit risk; (iii) liquidity risk; (iv) reinvestment risk; and (v) "timing" or call risk.

The Company's Investment Policy specifies approved investments and sets limits to risk exposure on both individual securities and the overall portfolio. Management evaluates and limits its risk exposure by using:
(i) quantitative techniques; (ii) subjective analysis; (iii) regulatory guidance; and (iv) its investment policy.

Market or IRR relates to the inverse relationship between bond prices and market yields. Such risk is defined as the risk that increases in general market rates will result in market value losses. Market risk represents the greatest risk to bond investors. Management quantifies and limits such exposure through "stress test" modeling and by limiting the duration of individual securities and the portfolio as a whole. Stress test modeling measures the change in value of an investment given an immediate and parallel shift in the yield curve or "shock." Stress tests conducted on the portfolio at December 31, 1997, indicate a decline in the investment portfolio's value of approximately 5.7 percent given a rising rate shock of 300 basis points. Management deems this to be an acceptable level of risk considering the Company's capital position and overall financial well-being.

Market conditions for 1997 aided the value of the Company's investment portfolio. A strong economy and falling interest rates bolstered the net unrealized holding gain on investment securities to $1,600, net of deferred income taxes of $825, at December 31, 1997, from $564, net of deferred income taxes of $291, at December 31, 1996. The unrealized holding gain equaled 2.35 percent of amortized cost at December 31, 1997, an improvement from the 0.85 percent reported at December 31, 1996.

According to the stress test model, the majority of such market risk resides in the Company's state and municipal securities portfolio. This market risk results from the longer effective duration of approximately 3.4 years in the state and municipal securities portfolio as compared to approximately 0.7 years in the remainder of the portfolio at year-end 1997. Duration measures the percentage change in price per 100 basis point change in yield levels, assuming an immediate and parallel shift in the yield curve. The tax-exempt feature of such investments serves to reduce their effective duration and susceptibility to fair value depreciation relative to taxable securities. The weighted-average life of the state and municipal securities portfolio was 10.1 years at December 31, 1997.

Due to the state and municipal securities portfolio's susceptibility to changes in interest rates, management uses a "trigger" strategy for such investments. The portfolio is monitored for significant value deteriorations resulting from increases in general market rates with appropriate action taken upon the occurrence of some predefined threshold level of deterioration.

Credit risk, the probability that an issuer cannot meet principal and interest payments on a timely basis, was mitigated through the portfolio's composition. U.S. Treasury securities and U.S. Government agencies, including mortgage backed securities, accounted for 59.4 percent of aggregate investments at December 31, 1997. The majority of the remaining portion of the portfolio primarily consists of insured general obligations of states and municipalities that received a rating of "Baa" or higher from Moody's or "BBB" or higher from Standard and Poor's rating services. Management considers repayment sources, municipal bond insurance, credit quality and changes in credit ratings when dealing in the municipal bond sector.

Liquidity risk refers to the ease in converting a security to cash at or near its true value. The spread between the bid price and the ask price quoted by a dealer serves as a proxy for such risk. Management considers its liquidity risk exposure limited because of its high concentration of U.S. Treasury and related securities, which normally offer the greatest liquidity relative to other investments. Management pays particular attention to the bid/ask spread on its holdings of mortgage backed securities as such securities are often not as liquid as U.S. Treasury securities.

Reinvestment risk concerns reinvested cash flows or the "interest on interest" component of investment returns. As market rates fall, the coupon payments of a bond will be reinvested at lower rates thus reducing total returns. Given the overall structure of the Company's balance sheet, where liabilities tend to reprice quicker than assets, reinvestment risk, or a decline in interest rates, is generally not as great a concern as market risk. Based on the interest sensitivity of the Company's overall balance sheet, management feels that the reinvestment risk inherent in the investment portfolio will not adversely affect the Company's financial performance.

Many bonds contain a provision that grants the issuer an option to call all or part of the issue before the maturity date. Other securities, such as mortgage backed bonds, may prepay earlier or extend longer than expected. Such options allow the issuer the flexibility to refinance, if market rates fall substantially below the investment's coupon rate. Call, prepayment and extension risks are essentially all timing risk. Timing risk refers to the uncertainty of the timing of cash flows for a given investment or portfolio of investments. Timing risk exists in the Company's holdings of U.S. Government agencies, obligations of states and municipalities and mortgage backed securities. Call provisions present three disadvantages from the Company's perspective: (i) the cash flow pattern of the investment is uncertain; (ii) the issuer may call the bond when rates fall, thus increasing the Company's exposure to reinvestment risk; and (iii) the capital appreciation of the bond will be truncated since a callable bond's price will not rise much above the price at which the issuer can call the bond.

The Company limits its cash flow timing risk through policy limitations on holdings with such risk. Moreover, the Company utilizes modeling techniques to monitor its timing risk exposure. One such model uses median dealer prepayment assumptions on mortgage backed securities to project future principal and interest cash flow streams under multiple interest rate scenarios. The model measures both prepayment and extension risk. Based on interest rate projections of plus or minus 300 basis points at December 31, 1997, the Company expects to receive a minimum of $7.7 million or a maximum of $14.6 million in mortgage-related security principal repayments throughout the coming year.

Other sources of risk include:  (i) regulatory and legal; (ii) yield curve;
(iii) inflation; (iv) event; (v) sector; and (vi) volatility. Most of these risks are substantially mitigated through the previously-discussed techniques. For example, management feels that its interest rate modeling techniques largely reduce inflation risk. Other risks, such as regulatory and legal risk, are considered by management in a more subjective manner and are addressed in Investment Committee or Asset/Liability Management Committee ("ALCO") meetings. Additionally, the Company's Investment Policy promotes safety and soundness in the investment portfolio by establishing strict limitations on the quality, quantity and maximum maturity of each type of security. Moreover, various operational procedures enhance controls and assure adherence to the Investment Policy.

The Company does not own any securities that are not actively traded in a liquid market. Additionally, the Company does not own any investments that have highly volatile market values relative to small changes in interest rates that would have a material affect on operating results or liquidity.

Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires investments to be classified and accounted for as either held-to-maturity, available-for-sale or trading account securities based on management's intent at the time of acquisition. Management is required to reassess the appropriateness of such classifications at each reporting date.

For the years ended December 31, 1997 and 1996, the Company classified all investment securities as available-for-sale. By classifying the portfolio in this manner, management can use such securities to implement asset/liability strategies in response to changes in interest rates, prepayment risk, liquidity requirements or other circumstances identified by management. The peer group also continued its trend toward the available-for-sale classification as it classified 90.7 percent of their investments as available-for-sale at December 31, 1997, compared to 90.3 percent at December 31, 1996. Management does not anticipate reclassifying any of its investments in the near term.

The appropriateness of the Company's accounting classifications for investment securities became more significant as a result of the Auditing Standards Board issuance of Statement on Auditing Standards ("SAS") No. 81,
"Auditing Investments."   SAS No. 81 was effective for audits of financial
statements on or after December 15, 1997, and required external auditors to ascertain whether a company has adopted accounting policies that conform with generally accepted accounting principles ("GAAP"). Furthermore, the auditors were required to evaluate whether management appropriately classified investment securities in accordance with its stated intent. The auditors had to examine evidence such as written and approved records of investment strategies and investment activities, instructions to portfolio managers and minutes of meetings of the Board of Directors and the Investment Committee.

The carrying values of the major classifications of securities as they relate to the total investment portfolio over the past five years are summarized as follows:

DISTRIBUTION OF INVESTMENT SECURITIES


                                      1997             1996             1995             1994             1993
                                 ---------------  ---------------  ---------------  ---------------  ---------------
DECEMBER 31                        AMOUNT    %      AMOUNT    %      AMOUNT    %      AMOUNT    %      AMOUNT    %
--------------------------------------------------------------------------------------------------------------------
Held-to-maturity:
U.S. Treasury securities........                                                     $ 12,042   7.89% $ 13,027   8.96%
U.S. Government agencies........                                                       36,993  24.25    29,306  20.16
State and municipals............                                                       20,616  13.51    20,000  13.75
Mortgage backed securities......                                                       38,015  24.92    28,042  19.29
Equity securities...............                                                                         1,305   0.90
                                                                                     -------- ------  -------- ------
  Total held-to-maturity........                                                      107,666  70.57    91,680  63.06
                                                                                     -------- ------  -------- ------
Available-for-sale:
U.S. Treasury securities........ $ 28,583  27.05% $ 35,619  34.92% $ 43,751  40.25%    3,366   2.21     2,995   2.06
U.S. Government agencies........   10,388   9.83    18,606  18.24    26,213  24.11     7,283   4.77     5,959   4.10
State and municipals............   39,887  37.75    38,295  37.55    30,512  28.07
Mortgage backed securities......   23,746  22.47     7,058   6.92     6,154   5.66    29,444  19.30    41,854  28.78
Equity securities...............    3,062   2.90     2,416   2.37     2,076   1.91     4,807   3.15     2,912   2.00
                                 -------- ------  -------- ------  -------- ------  -------- ------  -------- ------
  Total available-for-sale......  105,666 100.00   101,994 100.00   108,706 100.00    44,900  29.43    53,720  36.94
                                 -------- ------  -------- ------  -------- ------  -------- ------  -------- ------
    Total....................... $105,666 100.00% $101,994 100.00% $108,706 100.00% $152,566 100.00% $145,400 100.00%
                                 ======== ======  ======== ======  ======== ======  ======== ======  ======== ======

The Company continued its de-emphasis on the investment portfolio in 1997. Average investments declined as a percentage of average assets from 31.7 percent in 1996, to 27.5 percent in 1997. In comparison, the peer group held 31.9 percent in 1997 and 33.6 percent in 1996 of its average assets in investment securities.

The Company did not sell securities in 1997. Proceeds from securities sales in 1996 amounted to $1.5 million. The 1996 investment sales consisted of four variable-rate, collateralized mortgage obligations ("CMOs"). The Investment Committee made the decision to sell these securities based on its reassessment of the structure, composition and characteristics of these investments. The committee concluded that such investments were not appropriate based on the Company's future investment goals. The Company recognized net losses of $58 in 1996 related to such sales.

Repayments from investment securities totaled $31.2 million in 1997 and $24.9 million in 1996. A "liquidity ladder," established with the proceeds from the investment portfolio reconstitution in 1995, fueled the increase in repayments for 1997. Management has constructed a short-term laddered U.S. Government securities portfolio that assists the Company in meeting its liquidity needs by structuring principal maturities at regular intervals. During 1997, the Company purchased: (i) $9.0 million in short-term U.S. Treasury securities; (ii) $4.3 million in intermediate-term state and municipal obligations; (iii) $19.8 million in short-term CMOs and pooled mortgage backed securities; and (iv) $298 in equity securities, primarily common stock of the Federal Home Loan Bank of Pittsburgh ("FHLB-Pgh").

In accordance with the Company's amended Investment Policy as approved August 30, 1995, management is only allowed to purchase and hold those CMO classes designated as Accretion Directed or Planned Amortization Class II. Such classes possess the highest quality with respect to their structure and composition, which effectively reduces their exposure to various risk elements. Accretion Directed CMOs are designated to be completely insensitive to changes in mortgage payment rates. Planned Amortization Class II CMOs have the highest cash flow priority and the most protection from call and extension risk of all other CMO classes. Management has established internal pre-acquisition standards for CMOs that exceed the FFIEC average life and interest sensitivity tests. At a minimum, prior to the acquisition of any CMO, management will evaluate the following: (i) credit risk; (ii) market or IRR; (iii) timing risk; (iv) liquidity risk; and (v) total return as compared to the comparable U.S. Treasury security. With the exception of credit risk, the CMOs acquired met or exceeded the risk and return criteria of the U.S. Treasury security. The Company's holdings of CMOs consist entirely of those of U.S. government-sponsored agencies. Although not backed by the full faith and credit of the U.S. Government, it is the general knowledge that the government would ultimately cover any default of a sponsored agency. Accordingly management, from time to time, acquires CMOs as alternatives to U.S. Treasury securities for funding future loan demand and in meeting pledging requirements of local municipalities.

Investment purchases amounted to $20.2 million in 1996. Invested proceeds were placed in short-term U.S. Treasury securities and U.S. Government agencies and intermediate-term obligations of states and municipalities, in conformity with a "barbell" investment strategy. The Company continues to utilize this investment strategy as short-term investments provide liquidity, assuring necessary funding for future loan demand, whereas purchases of tax-exempt municipal obligations lower the Company's effective tax rate. The Company expects investment maturities of $37.1 million in 1998 and $22.9 million in 1999. Management expects to use the barbell investment strategy through redirecting excess funds not utilized in lending to investments in short-term U.S. Government securities and intermediate-term state and municipal obligations.

Contrary to the significant decline in the yields on U.S. Treasuries during 1997, the tax-equivalent yield on the Company's investment portfolio rose from 6.4 percent in 1996 to 6.7 percent in 1997. U.S. Treasury securities and obligations of states and municipalities comprised 64.8 percent of the investment portfolio at December 31, 1997, versus 72.5 percent at December 31, 1996. As previously stated, the credit risk inherent in the investment portfolio is limited. Except for U.S. Treasury securities and U.S. Government agencies, there were no securities of any individual issuer that exceeded 10.0 percent of the Company's stockholders' equity at December 31, 1997 and 1996. Except for $1,862 of tax-exempt obligations of local municipalities, all of the investment securities in the Company's portfolio are considered "investment grade," receiving a rating of "Baa" or higher from Moody's or "BBB" or higher from Standard and Poor's rating services at December 31, 1997. At December 31, 1997, investment securities with an amortized cost of $25,971 were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. At December 31, 1996, the amortized cost of pledged securities equaled $35,099. The fair value of such securities equaled $25,979 at December 31, 1997, and $34,968 at December 31, 1996.

The maturity distribution of the amortized cost, fair value and weighted-average, tax-equivalent yield of the available-for-sale portfolio at December 31, 1997, is summarized in the table that follows. The weighted-average yield, based on amortized cost, has been computed for state and municipals on a tax-equivalent basis using the statutory tax rate of 34.0 percent. The distributions are based on contractual maturity with the exception of mortgage backed securities, CMOs and equity securities. Mortgage backed securities and CMOs have been presented based upon estimated cash flows, assuming no change in the current interest rate environment. Equity securities with no stated contractual maturities are included in the after ten years maturity distribution. Expected maturities may differ from contracted maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

MATURITY DISTRIBUTION OF AVAILABLE-FOR-SALE PORTFOLIO


                                                AFTER ONE       AFTER FIVE
                                  WITHIN        BUT WITHIN      BUT WITHIN        AFTER
                                 ONE YEAR       FIVE YEARS      TEN YEARS       TEN YEARS          TOTAL
                              ------------------------------------------------------------------------------
DECEMBER 31, 1997             AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT  YIELD    AMOUNT  YIELD
------------------------------------------------------------------------------------------------------------

Amortized cost:
U.S. Treasury securities.... $20,506   5.63% $ 8,028   6.00%                                 $ 28,534   5.73%
U.S. Government agencies....   9,800   4.63      648   4.61                                    10,448   4.63
State and municipals........     725   5.92    6,048   6.80   $6,133   8.96% $25,423   8.22%   38,329   8.07
Mortgage backed securities..   6,041   6.34   16,998   6.45      709   6.48                    23,748   6.42
Equity securities...........                                                   2,182   6.04     2,182   6.04
                             -------         -------          ------         -------         --------
  Total..................... $37,072   5.49% $31,722   6.37%  $6,842   8.71% $27,605   8.05% $103,241   6.66%
                             =======         =======          ======         =======         ========
Fair value:
U.S. Treasury securities.... $20,524         $ 8,059                                         $ 28,583
U.S. Government agencies....   9,757             631                                           10,388
State and municipals........     725           6,107          $6,507         $26,548           39,887
Mortgage backed securities..   6,038          16,996             712                           23,746
Equity securities...........                                                   3,062            3,062
                             -------         -------          ------         -------         --------
  Total..................... $37,044         $31,793          $7,219         $29,610         $105,666
                             =======         =======          ======         =======         ========


At December 31, 1997 and 1996, the Company's investment portfolio contained no high-risk CMOs as defined in the Federal Reserve Board's Supervisory Policy Statement on Securities Activities. In accordance with the Statement, structured mortgage backed securities that at the time of purchase, or at a subsequent testing date, meet any of the average life or interest sensitivity tests are considered high-risk CMOs. A security is classified as a high-risk mortgage security if it meets any of the following tests: (i) the mortgage product has an expected weighted-average life of greater than ten years; (ii) the expected weighted-average life of the product extends by more than four years or shortens by more than six years, assuming interest rate shocks of plus or minus 300 basis points; or
(iii) the estimated change in price of the product is more than 17.0 percent given similar rate shocks. The test applies to the Company's CMOs and excludes non-CMO products, such as pooled mortgage backed securities. Moreover, none of the Company's CMOs met the criteria for high-risk, nonequity CMOs as defined in Issue 2 of FASB's Emerging Issues Task Force ("EITF") Issue No. 89-4, "Accounting for a Purchased Investment in a Collateralized Mortgage Obligation Instrument or in a Mortgage Backed Interest-Only Certificate." EITF Issue No. 89-4 defines high-risk, nonequity CMOs as those that have the potential for loss of a significant portion of their original investments due to changes in: (i) interest rates; (ii) prepayment rate of the assets of the CMO structure; or (iii) earnings from temporary reinvestment of cash collected by the CMO structure but not yet distributed to the holders of its obligations.

The Company held $19.1 million of CMOs at December 31, 1997, none of which failed any of the high-risk tests. Moreover, it is unlikely that any of these securities will fail any of the high-risk tests at some future date. For example, the longest weighted-average life of any CMO product held by the Company was 4.3 years at December 31, 1997. The largest extension in the weighted-average life given a 300 basis point increase in rates is 0.5 years. Conversely, the most significant shortening of the weighted-average life given a 300 basis point decrease is 3.3 years. Finally, the most volatile CMO held by the Company exhibited a percentage price change of no more than 9.8 percent in the stress test.

The Company sold the majority of its holdings of structured notes during 1995. At December 31, 1997, the carrying value of the remaining structured notes was $2.0 million. In 1995, a consensus opinion from external investment management consultants and review by regulatory agencies prompted management to hold certain structured notes having maturities of less than three years. Specifically, such securities included a dual-index floater and a delevered floater, each having a carrying value of approximately $1.0 million at December 31, 1997. Both securities are scheduled to mature in 1998. For information with respect to accounting considerations and treatment of such instruments, refer to Note 3 of the Notes to Consolidated Financial Statements.

In June of 1996, the FASB issued a proposed Statement, "Accounting for Derivatives and Similar Financial Instruments and for Hedging Activities." The proposed Statement would significantly alter the recognition and measurement of futures, forwards, options, swaps and other similar financial contracts. Additionally, the proposed Statement would provide consistent and comprehensive standards for hedge accounting. At a public meeting on December 17, 1997, the FASB elected to extend the effective date of this proposal to fiscal years beginning after June 15, 1999. The Company had no dealings in derivative financial instruments or derivative commodity instruments for the three years ended December 31, 1997. Moreover, the Company's Investment Policy prohibits management from engaging in derivative activities in the future.

LOAN PORTFOLIO:

Aside from major money center financial institutions that invest more of their loan portfolios in commercial activities, loans to finance one-to-four family residential properties account for the predominant portion of bank lending activities. The housing market and economic conditions affecting it are especially significant to the Company's current and future financial viability as residential mortgage lending accounts for approximately two-thirds of its aggregate lending activities.

The Federal Reserve Board's August of 1997, "Senior Loan Officer Opinion Survey on Bank Lending Practices," indicated an increased demand for business credit, but a decreased demand for consumer loans. Many banks have responded to these trends by easing terms for commercial and industrial loans while, at the same time, tightening the terms for consumer loans. In many cases, banks explained their decisions to ease business credit as being driven by competition, with overall improvements in the condition of the borrowers often being a secondary factor.

Approximately 40.0 percent of banks narrowed the spread between their cost of funds and their loan rates to large businesses, with about 25.0 percent doing the same for small business loans. Other signs of easing credit standards were lower costs for credit lines and less strict collateral requirements. Approximately 15.0 percent of banks noted an increase in demand for commercial and industrial loans to large- and mid-size businesses, with 20.0 percent noting such an increase for small businesses. Standards for household lending have tightened since the final quarter of 1995, although the percentage from the August survey is smaller than in recent surveys. This may mean that banks believe they have adjusted their standards to match the deterioration in the quality of these loans over the past two years. Of the banks surveyed, 25.0 percent say they have tightened credit card standards. Most banks reported steady mortgage loan standards with 20.0 percent indicating an increased mortgage demand.

A strong national economy, tumbling interest rates and unseasonably mild temperatures led to record-breaking statistics for residential lending in
1997.   New home sales reached 800 thousand for the year, a 5.5 percent increase over 1996. Sales for the Northeast region experienced a 6.8 percent rise, second only to the 7.4 percent growth in the Southern region. Sales of previously-owned homes enjoyed their second consecutive record-breaking year reaching 4.2 million, marking a 3.1 percent increase over the 1996 record. The Northeast region also experienced the second-highest increase in this category with a 3.4 percent increase over 1996. Housing starts for 1997 approximated 1996 levels with 1.5 million new homes and apartment units begun. Of these new starts, 1.1 million were for new single-family dwellings, a 5.2 percent decline from the 1996 figure. For the Northeast, housing starts increased 3.5 percent compared to 1996. The national median selling price on new homes rose to $145.5, a slight increase compared to 1996. For existing homes, the median selling price for 1997 reached $124.1, a 5.2 percent increase from the $118.0 recorded for 1996. In the Northeast, the median selling price for an existing home rose to $145.1, a 3.0 percent increase compared to 1996.

Interest rates on 30-year mortgages began 1997 at 7.6 percent and peaked in April at 8.2 percent. During the remainder of 1997, the 30-year mortgage interest rate tumbled to a year-end low of just under 7.0 percent. This level was the nation's lowest since it hit 6.9 percent in October of 1993. These lower rates also led to a record number of loan refinancings in 1997. As the year closed, refinancings accounted for nearly 60.0 percent of all mortgage applications, which was approximately three times the usual percentage. Low mortgage rates, reduced unemployment rates and high consumer confidence point toward continued strength in housing expenditures. A great demand for housing provides an integral part of a strong national economy as it creates jobs related to the construction of new dwellings, the manufacturing of building materials and the sales of products used to equip and furnish homes.

Housing was not the only sector that benefitted from the nation's strong economic position. United States business lending also experienced an upswing in 1997. With the declining rate environment, companies began to borrow at a furious pace to "lock-in" some of the lowest corporate interest rates ever offered. At December 31, 1997, the nation's banks recorded $853.2 billion in commercial loans. This marked a $74.1 billion or 9.5 percent increase over the December 31, 1996, amount.

With respect to the Company's commercial loan practices, it was ranked second in 1997 by the U.S. Small Business Administration's Office of Advocacy among Pennsylvania banks with assets between $100.0 million and $500.0 million for its "small business friendly" lending activities. This marks the second consecutive year that the Company was awarded this honor. Five criteria are used in ranking banks. They include: (i) the ratio of small business loans of less than $250 to assets; (ii) the ratio of small business loans to total business loans; (iii) the ratio of small business loans to total deposits; (iv) the total dollar amount of business loans; and (v) the total number of business loans outstanding.

While mortgage and commercial lending flourished in 1997, consumer lending performed sluggishly. Overall, consumer lending for the nation's banks ended the year at $513.7 billion. At December 31, 1996, this figure equaled $525.8 billion. The 2.3 percent decline is partially attributable to the lag in changes on consumer loan interest rates as compared to general market rates. Over the past two years, credit card rates have averaged just under 17.0 percent. Conversely, ten-year U.S. Treasury security rates have fallen 1.5 percentage points while 30-year mortgage loan rates have fallen 1.4 percentage points since June of 1996.

The composition of the Company's loan portfolio at year-end for the past five years is summarized as follows:

DISTRIBUTION OF LOAN PORTFOLIO


                                         1997             1996             1995             1994             1993
                                   ---------------  ---------------  ---------------  ---------------  ----------------
DECEMBER 31                          AMOUNT    %      AMOUNT    %      AMOUNT    %      AMOUNT    %      AMOUNT     %
-----------------------------------------------------------------------------------------------------------------------
Commercial, financial and others.. $ 38,996  15.58% $ 36,416  15.44% $ 45,554  21.30% $ 31,829  16.37% $ 24,158   13.69%
Real estate:
  Construction....................    2,096   0.84     3,657   1.55       992   0.46     2,729   1.40     5,079    2.88
  Mortgage........................  180,123  71.98   165,868  70.34   144,649  67.65   134,453  69.13   122,666   69.50
Consumer, net.....................   29,012  11.60    29,862  12.67    22,640  10.59    25,474  13.10    24,579   13.93
                                   -------- ------  -------- ------  -------- ------  -------- ------  --------  ------
  Loans, net of unearned income...  250,227 100.00%  235,803 100.00%  213,835 100.00%  194,485 100.00%  176,482  100.00%
                                            ======           ======           ======           ======            ======
Less: allowance for loan losses...    3,798            3,944            3,903            3,576            3,169
                                   --------         --------         --------         --------         --------
    Net loans..................... $246,429         $231,859         $209,932         $190,909         $173,313
                                   ========         ========         ========         ========         ========


Loans, net of unearned income, amounted to $250.2 million at December 31, 1997, a $14.4 million or 6.1 percent increase over the $235.8 million at December 31, 1996. The Company had aggregate commercial loans of $7.0 million to certain large Pennsylvania-based commercial banks at December 31, 1997. The Company had no such loans at year-end 1996. Adjusting for short-term credit extensions to other financial institutions and the sale of $3.4 million in student loans during the second quarter of 1997, the increase would have approximated $10.8 million in 1997. After considering all adjustments, the increase in aggregate loan demand can be primarily attributed to two areas. For 1997, loans issued for one-to-four family residential properties increased $8.9 million or 6.1 percent compared to 1996. Additionally, loans issued for nonfarm, nonresidential properties rose $5.3 million or 17.8 percent over 1996. Partially offsetting these increases was a decline in commercial loans, adjusted for the extensions to large Pennsylvania-based commercial banks, of $4.4 million compared to 1996. Loans, net of unearned income, amounted to 68.7 percent of total earning assets at December 31, 1997. The same ratio equaled 69.1 percent at December 31, 1996. Despite the small decline, the ratio exceeds the
63.3 percent recorded at December 31, 1995. Management expects to maintain this higher level in conjunction with its strategic objective of increasing the loan portfolio's role in the Company's earning assets mix. During 1997, the peer group's average loans accounted for 64.0 percent of average assets as compared to the Company's ratio of 67.3 percent. Management expects loan demand to moderate in 1998. The Company's opening of two new branches in the fourth quarter of 1997 and a continuation of the low interest rate environment may fuel loan demand. However, real estate loan demand may decline as saturation occurs in the market. Should interest rates climb or local employment conditions deteriorate, the Company may also experience a drop in loan demand for 1998.

The tax-equivalent yield on the loan portfolio declined slightly from 8.6 percent in 1996 to 8.5 percent in 1997. This level also lagged the 9.0 percent yield of the Company's peer group. The lower yield resulted from the Company's 1997 pricing strategies in light of the falling interest rate environment and intensified competition for loan customers. In contrast to the national trends, the Company's volume of refinanced residential mortgages dropped considerably from $23.1 million in 1996 to $10.9 million in 1997. The large level of 1996 refinancings primarily came in the second and third quarters as customers took advantage of the Company's "Loan Sale" marketing efforts. Management expects loan yields to remain constant throughout 1998 if general market rates do not decline further and competition does not intensify.

Falling mortgage rates and credit extensions to financial institutions led to a slight change in the composition of the loan portfolio during 1997. The favorable mortgage lending conditions led to real estate loans accounting for approximately 72.8 percent of total loans outstanding at December 31, 1997, compared to 71.9 percent for the same period of 1996. Real estate loans amounted to $182.2 million at December 31, 1997, an increase of $12.7 million as compared to year-end 1996. Commercial loan volumes increased by $2.6 million at December 31, 1997, as compared to
December 31, 1996.   This increase is due to $7.0 million in outstanding
credit extensions to other Pennsylvania-based commercial banks at December 31, 1997. Had such extensions not been granted, the Company would have experienced a $4.4 million decline in its commercial loan portfolio. Consumer loan volumes declined in 1997, falling from $29.9 million at December 31, 1996, to $29.0 million at December 31, 1997. Adjusting for the Company's $3.4 million sale of student loans, consumer loans would have experienced an increase of $2.5 million.

Based on the Company's asset/liability simulation model, management feels confident that it can facilitate loan demand through payments and prepayments on investments and loans and increases in core deposits. Management expects to receive approximately $92.4 million from repayments on loans and investment securities during 1998. In the event an unforeseen increase in loan demand arises during 1998, management could facilitate such demand by aggressively competing for deposits or utilizing various credit products available through the FHLB-Pgh.

At December 31, 1997, the Company had no loan concentrations exceeding 10.0 percent of total loans, excluding locational concentrations, to individual or multiple borrowers engaged in activities that would cause them to be similarly affected by changes in economic or other conditions. The Company limits its exposure to concentrations of credit risk by the nature of its lending activities as approximately 62.4 percent of total loans outstanding are secured by residential properties. The average mortgage outstanding on a residential property was $37 at December 31, 1997. The Company maintains a policy restricting the loan-to-value ratio at 80.0 percent. The loan portfolio does not consist of any form of credit involving highly-leveraged transactions, defined as financing transactions that involve the buyout, acquisition or recapitalization of an existing business and include credits extended to highly-leveraged industries.

In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit and IRR in excess of the amount recognized in the financial statements. Management does not anticipate that losses, if any, that may occur as a result of funding off-balance sheet commitments would have a material adverse effect on the Company's results of operations or financial position.

The Company's involvement in, and exposure to, credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, unused portions of home equity and credit card lines and commercial letters of credit is represented by the contractual amounts of those instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commercial letters of credit are conditional commitments issued by the Company to support customers in the purchase of commercial goods. Such letters of credit are automatically renewable upon their anniversary date unless cancelled prior to such date at the option of the Company.

The Company employs the same credit policies and requirements in making off-balance sheet credit commitments as it does for on-balance sheet instruments. Provision for losses, if any, is included in the Company's allowance for loan losses. No provision was deemed necessary at December 31, 1997 and 1996. Such commitments are generally issued for one year or less and often expire unused in whole or part by the customer. The Company bases the amount of collateral obtained on management's credit evaluation of the customer. Collateral held varies but may include property, plant and equipment, primary residential properties, and to a lesser extent, income-producing properties. The Company's exposure to such commitments was $17.8 million at December 31, 1997, and $10.9 million at December 31, 1996.

Management continually examines the maturity distribution and interest rate sensitivity of the loan portfolio in an attempt to limit IRR and liquidity strains. Approximately 33.5 percent of the lending portfolio is expected to reprice within the next twelve months. Management will price loan products in the near term in order to reduce the average term of fixed-rate loans and increase its holdings of variable-rate loans in attempting to reduce future IRR in the loan portfolio.

The maturity and repricing information of the loan portfolio by major classification at December 31, 1997, is summarized as follows:


MATURITY DISTRIBUTION AND INTEREST SENSITIVITY OF LOAN PORTFOLIO


                                                                        AFTER ONE
                                                            WITHIN      BUT WITHIN       AFTER
DECEMBER 31, 1997                                          ONE YEAR     FIVE YEARS     FIVE YEARS       TOTAL
-------------------------------------------------------------------------------------------------------------
Maturity schedule:
Commercial, financial and others........................... $22,812        $ 9,778       $  6,406    $ 38,996
Real estate:
  Construction.............................................   2,096                                     2,096
  Mortgage.................................................  17,596         57,338        105,189     180,123
Consumer, net..............................................  12,828         12,730          3,454      29,012
                                                            -------        -------       --------    --------
    Total.................................................. $55,332        $79,846       $115,049    $250,227
                                                            =======        =======       ========    ========
Repricing schedule:
Predetermined interest rates............................... $37,902        $67,730       $ 98,682    $204,314
Floating-or-adjustable interest rates......................  45,913                                    45,913
                                                            -------        -------       --------    --------
    Total.................................................. $83,815        $67,730       $ 98,682    $250,227
                                                            =======        =======       ========    ========

The Company's fixed-rate loans increased $15.8 million at December 31, 1997, while adjustable-rate loans declined $1.4 million. Fixed-rate loans comprised 81.7 percent of the loan portfolio at December 31, 1997, with adjustable-rate loans making up the remaining 18.3 percent. At December 31, 1996, fixed-rate loans accounted for 79.9 percent of the loan portfolio with adjustable-rate loans making up the remaining 20.1 percent. Under the falling interest rate environment of 1997, customers chose fixed-rate products as compared to adjustable-rate products in anticipation of a potential rise in future rates.

Subsequent to year-end 1997, the Company began developing a program for selling and underwriting certain loan products. During the first quarter of 1998, the Company hired an experienced secondary market mortgage manager to oversee the loan sales. In order to qualify to sell loans, the Company must complete applications to the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. Once these applications are completed, the Company will be eligible to sell one-to-four family residential mortgage loans. Upon approval to sell these products, the Company will change some of its loan procedures, such as underwriting, payment remittance and appraisals. By selling one-to-four family mortgage loans, customers will benefit from better interest rates. Many financial institutions relinquish servicing of mortgages upon their sales, however the Company has chosen to maintain servicing the loans internally for the convenience of its customers. The Company expects this program to be fully operational by the second quarter of 1998.

The Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," on January 1, 1997. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. SFAS No. 125 also provides implementation guidance for: (i) assessing isolation of transferred assets and for accounting for transfers of partial interests;
(ii) servicing of financial assets; (iii) securitizations; (iv) transfers of sales-type and direct financing lease receivables; (v) securities lending transactions; (vi) repurchase agreements; (vii) dollar-roll transactions; (viii) wash sales; (ix) loan syndications and participations;
(x) risk participations in banker's acceptances; (xi) factoring arrangements; (xii) transfers of receivables with recourse; and (xiii) extinguishment of liabilities. The accounting and reporting standards in SFAS No. 125 are based on consistent application of a financial-components approach that focuses on control. Under this approach, after a transfer of financial assets, an enterprise recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, except as amended in SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." Specifically, the provisions identified as being deferred under SFAS No. 127 include secured borrowings, collateralizations and transfers of financial assets that are part of repurchase agreements, dollar-rolls, securities lending and similar transactions. In 1997, the Company had no transfers of financial assets nor extinguishment of liabilities that fell under the scope of SFAS No. 125. The adoption of SFAS No. 127 in 1998 is not expected to have a material effect on operating results or financial position.

ASSET QUALITY:

Personal bankruptcies in the United States continued to rise in 1997 and bank charge-off levels remained near the recessionary levels of 1990 and 1991. Despite these occurrences, national asset quality experienced little deterioration. In 1997, 1.4 million Americans filed for personal bankruptcy, a 19.0 percent rise over 1996. This is an increase of more than 300.0 percent since 1980. Historically, a healthy economy has often led to increased levels of bankruptcy filings as consumers are encouraged to spend more money and often take greater chances. Changes in bankruptcy laws, irresponsible consumers and overzealous marketing by credit card issuers have also received part of the blame for these advanced levels. Creditors are particularly concerned with the credit practices of "Generation X," people between 20 and 35 years old. The median debt of this group rose 32.0 percent between 1992 and 1995. Of the debtors under age 35, 8.8 percent are at least 60 days behind in their debt payments. With the stigma of bankruptcy fading away, Generation X members often choose bankruptcy as a way to relieve themselves of their debt burden.

With respect to residential mortgage lending, the Mortgage Bankers Association of America reported that national residential mortgage delinquencies rose to a seasonally-adjusted rate of 4.4 percent during the fourth quarter of 1997. Although this marks the highest delinquency level since the first three months of 1996, it is still in the low range as compared to the level experienced during the 1990-1991 recession. Moreover, national commercial credit delinquencies did not deteriorate despite the economic difficulties experienced world-wide.

Bankruptcies in Northeastern Pennsylvania rose 42.2 percent for 1997, over twice the increase experienced nationally. This level ranks the area fourth among all regions in the United States. Mounting credit card debts, job losses, uninsured medical expenses and family breakups were all cited as causes for the rise. Bankruptcy filing increases were seen not only among the younger generation but also among the elderly as many older adults got into financial difficulty from supporting their adult children.

Unemployment rates in the Company's market area remain above the levels reported for the United States and Pennsylvania. These inflated unemployment figures have somewhat deteriorated asset quality levels. Such deterioration is evidenced by a rise in the peer group's ratio of nonaccrual loans as a percentage of gross loans. At December 31, 1997, the peer group's ratio equaled 0.71 percent, a 17 basis point rise over the
0.54 percent recorded at December 31, 1996. Management is aware that if local economic conditions continue to lag the nation's improvements, asset quality may suffer. Therefore, management will continue to closely monitor asset quality throughout 1998.

The Company manages credit risk by diversifying the loan portfolio and applying policies and procedures designed to foster sound lending practices. Such policies include certain standards that assist lenders in making judgments related to the character, capacity, capital structure and collateral of the borrower. Additionally, the lender must determine the borrower's ability to repay the credit based on prevailing and expected business conditions. Although supervised by a central loan committee, the responsibility of credit administration lies with each community office, including analyzing credit applications and making lending approvals within specified limits, in order to minimize credit risk. The Board of Directors establishes the lending authority of all credit officers and reviews this authority at least annually. Credits beyond the scope of the branch lending officer are forwarded to a centralized lending committee. Such committee, comprised of senior lending management and board members, attempts to assure the quality of the loan portfolio through careful analysis of credit applications, adherence to credit policies and examination of outstanding loans and delinquencies. These procedures aid in the early detection and timely follow-up of problem loans. Credits in excess of $500 are subject to approval by the Board of Directors.

Also, the Company minimizes credit risk by annually conducting an internal loan review and contracting with an external loan review company to independently perform this function. The independent loan review aids management in identifying deteriorating financial conditions of borrowers, allowing them to assist customers in remedying these situations. The results of an independent loan review conducted by an external reviewer at September 15, 1997, indicated no material difference from the assets identified through the Company's loan review program.

In accordance with guidance set forth in SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," a loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment is measured based on the present value of expected future cash flows discounted at a loan's effective interest rate, the loan's observable market price or the fair value of collateral if the loan is collateral-dependent. When the measure of an impaired loan is less than the recorded investment in the loan, the impairment is recognized by adjusting the allowance for loan losses with a corresponding charge to the provision for loan losses.

Nonperforming assets consist of nonperforming loans and foreclosed assets. Accruing loans past due 90 days or more and loans impaired under SFAS Nos. 114 and 118 comprise nonperforming loans. Impaired loans consist of nonaccrual and restructured loans. A loan is classified as nonaccrual when it is determined that the collection of all or a portion of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless such loan is well secured and in the process of collection. When a loan is placed on nonaccrual, interest accruals discontinue and uncollected accrued interest is reversed against income in the current period. Interest collections after a loan has been placed on nonaccrual status are credited to income when received unless the collectibility of principal is in doubt, causing all collections to be applied as principal reductions. A nonaccrual loan is not returned to performing status until the loan is current as to principal and interest and has performed with the contractual terms for a minimum of six months. Restructured loans are loans with original terms, interest rate, or both, that have been modified as a result of a deterioration in the borrower's financial condition. Interest income on restructured loans is recognized when earned using the interest method. The Company had the same one restructured loan during 1997 and 1996.

Foreclosed assets are comprised of properties acquired through foreclosure proceedings or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosures. The Company includes such properties in other assets. A loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets are recorded at the lower of the related loan balance or
80.0 percent of its appraised fair value at the time of acquisition. Any excess of the loan balance over the recorded value is charged to the allowance for loan losses. Subsequent declines in the recorded value of the property prior to its disposal and costs to maintain the assets are included in other expenses. In addition, any gain or loss realized upon disposal is included in other income or expense. The historical average holding period for such properties is less than twelve months.

Information concerning nonperforming assets for the last five years is summarized as follows. The table includes credits classified for regulatory purposes and all material credits that cause management to have serious doubts as to the borrowers' ability to comply with present loan repayment terms.

DISTRIBUTION OF NONPERFORMING ASSETS

DECEMBER 31                                                         1997     1996     1995     1994     1993
____________________________________________________________________________________________________________
Nonaccrual loans:
Commercial, financial and others................................. $  197   $  251   $  167   $   45   $  137
Real estate:
  Construction...................................................
  Mortgage.......................................................  2,063    1,018    1,164    1,352    1,497
Consumer, net....................................................     12                                  40
                                                                  ------   ------   ------   ------   ------
    Total nonaccrual loans.......................................  2,272    1,269    1,331    1,397    1,674
                                                                  ------   ------   ------   ------   ------
Restructured loans...............................................    189      225      262      236      275
                                                                  ------   ------   ------   ------   ------
    Total impaired loans.........................................  2,461    1,494    1,593    1,633    1,949
                                                                  ------   ------   ------   ------   ------

Accruing loans past due 90 days or more:
Commercial, financial and others.................................    321      359      181       33       62
Real estate:
  Construction...................................................
  Mortgage.......................................................  2,536    1,247    1,633    1,194    1,130
Consumer, net....................................................    312      291      336      197      374
                                                                  ------   ------   ------   ------   ------
    Total accruing loans past due 90 days or more................  3,169    1,897    2,150    1,424    1,566
                                                                  ------   ------   ------   ------   ------
    Total nonperforming loans....................................  5,630    3,391    3,743    3,057    3,515
                                                                  ------   ------   ------   ------   ------
Foreclosed assets................................................    405      420      441      226      248
                                                                  ------   ------   ------   ------   ------
    Total nonperforming assets................................... $6,035   $3,811   $4,184   $3,283   $3,763
                                                                  ======   ======   ======   ======   ======

Ratios:
Impaired loans as a percentage of loans, net.....................   0.98%    0.63%    0.74%    0.84%    1.10%
Nonperforming loans as a percentage of loans, net................   2.25     1.44     1.75     1.57     1.99
Nonperforming assets as a percentage of loans, net...............   2.41%    1.62%    1.96%    1.69%    2.13%

Nonperforming assets, consisting of nonperforming loans and foreclosed assets, totaled $6.0 million at December 31, 1997, compared to $3.8 million at December 31, 1996. The Company's foreclosed assets had a net decrease of $15 during 1997. Eight loans totaling $336 were transferred to foreclosed assets and were offset by the sale of five properties totaling $400, including net gains on such dispositions of $49. In 1996, a property originally purchased by the Company to be utilized as a site for a new branch office was included in other real estate. During 1995, management reevaluated its intent for such property and transferred it to other real estate at $220, which equaled 80.0 percent of its appraised value, with the difference being recorded in other losses. In the first quarter of 1997, such property was sold with a gain of $50 being recognized. The carrying values of all properties included in other real estate were no more than
80.0 percent of their collateral values at December 31, 1997.

Nonperforming loans, consisting of accruing loans past due 90 days or more and impaired loans, increased $2.2 million during 1997 from $3.4 million to $5.6 million. The rise in nonperforming loans was primarily due to a $1,272 increase in accruing loans past due 90 days or more and a $967 increase in impaired loans. The $967 change in impaired loans included gross loans placed into this category of $1,544 and gross loans removed as a result of charge-offs of $113, transfers to other real estate of $233, and principal repayments of $231. Approximately 60.0 percent of the $1,544 of gross loans placed into impaired status during 1997 was attributable to one commercial customer. Management expects this loan to be returned to accrual status shortly, as it is current with respect to principal and interest and has been performing with its contractual terms. Accruing loans past due 90 days or more increased from $1,897 at December 31, 1996, to $3,169 at December 31, 1997. The major portion of the increase came from a $1,289 increase in real estate loans past due 90 or more days. As a percentage of the loans past due 90 days or more, loans secured by real estate comprised approximately 80.0 percent. The Company's historical recovery rate on real estate loans is extremely high. However, as a preventative measure, management continuously monitors and improves its internal procedures regarding delinquent credits. Such procedures focus on early detection and timely follow-up of past due loans in order to identify potential problem loans and attempt to correct them before they deteriorate. The Company experienced some deterioration in its asset quality ratios in 1997. The impaired loans as a percentage of loans, net of unearned income, ratio was 0.98 percent at December 31, 1997, compared to 0.63 percent at December 31, 1996. For the Company's peer group, this ratio was 0.71 percent. Additionally, the nonperforming assets to loans, net of unearned income, ratio equaled 2.41 percent at December 31, 1997, compared to 1.62 percent one year earlier. This ratio was also less favorable as compared to the peer group's 1.22 percent recorded at December 31, 1997.

At December 31, 1997 and 1996, the Company had a recorded investment in impaired loans of $2,461 and $1,494, respectively. The recorded investment in impaired loans averaged $2,368 in 1997 and $1,528 in 1996. At December 31, 1997, the amount of recorded investment in impaired loans for which there was a related allowance for loan losses and the amount of the allowance was $2,272 and $541, respectively, and $1,269 and $650, respectively, for the year ended December 31, 1996. The amount of recorded investment for which there was no related allowance for loan losses was $189 and $225 at December 31, 1997 and 1996, respectively. During 1997, activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $4 and losses charged to the allowance of $113. There were no recoveries of impaired loans previously charged-off in 1997. The activity in 1996 in the allowance for loan losses account related to impaired loans included a provision charged to operations of $3, losses charged to the allowance of $92 and recoveries of impaired loans previously charged-off of $125. Interest income related to impaired loans would have been $90, $113, and $66 in 1997, 1996 and 1995, respectively, had such loans been current and the terms of the loans not been modified. Interest recognized on impaired loans amounted to $84 in 1997, $30 in 1996 and $92 in 1995. Included in these amounts was interest recognized on a cash basis of $84, $30 and $87, respectively. Cash received on impaired loans applied as a reduction of principal totaled $587, $398 and $595 in 1997, 1996 and 1995, respectively. There were no commitments to extend additional funds to customers with impaired loans at December 31, 1997 and 1996.

Classified assets are those cited by bank examiners, or by the bank's internal rating system, as having an undesirable degree of risk. Regulators separate classified assets into three major categories based on degree of risk: (i) substandard; (ii) doubtful; and (iii) loss. Accordingly, as part of their routine annual examination process, regulators classified assets of the Company at June 30, 1997. The result of such review indicated an improvement in the ratio of classified assets as a percentage of Tier I capital from the 1996 examination.

The allowance for loan losses account is established through charges to earnings as a provision for loan losses. Loans, or portions of loans, determined to be uncollectible are charged against the allowance account with any subsequent recoveries being credited to the account. Nonaccrual, restructured and large delinquent commercial and real estate loans are reviewed monthly to determine if carrying value reductions are warranted. Consumer loans are considered losses when they are 120 days past due, except those expected to be recovered through insurance or collateral disposition proceeds. Under SFAS No. 114, the allowance for loan losses related to impaired loans is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral-dependent loans. Management uses historical loss experience as a starting point for the evaluating adequacy of the Company's allowance account. However, it also considers a number of relevant factors that would likely cause estimated credit losses associated with the Company's current portfolio to differ from historical loss experience.
Such factors include changes in, among others: (i) lending policies and procedures; (ii) economic conditions; (iii) nature and volume of the portfolio; (iv) loan review system; (v) volumes of past due and classified loans; (vi) concentrations; (vii) borrowers' financial status; and (viii) collateral value.

In addition to management's assessment, various regulatory agencies, as an integral part of their routine annual examination process, review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance, beyond normal monthly provisions, based on their judgments concerning information available to them at the time of their examination. No such charge was deemed necessary upon conclusion of the 1997 examination, as regulators considered the Company's allowance for loan losses account adequate based on risk characteristics and size of the loan portfolio. Upon its review of the 1997 regulatory report, management was not aware of any significant recommendation with respect to the loan portfolio that would materially affect future liquidity or capital resources.

Management utilizes the federal banking regulatory agencies' Interagency Policy Statement on the Allowance for Loan and Lease Losses in assessing the adequacy of its allowance for loan losses account. The policy statement provides guidance on the nature and purpose of the allowance, related responsibilities of management and examiners, loan review systems and international transfer risk matters. The analytical tool for assessing the reasonableness of the allowance for loan losses account included in this policy statement has been used on a consistent basis by the Company since the first quarter of 1994. The tool involves a comparison of the reported loss allowance against the sum of specified percentages, based on industry averages, applied to certain loan classifications. Management considered the Company adequately reserved at December 31, 1997, based on the results of this regulatory calculation. Management, however, will continue to perform a thorough analysis of the Company's loan portfolio since the calculation does not take into account differences between institutions, their portfolios, and their underwriting, collection and credit-rating policies.

The allowance for loan losses can generally absorb losses throughout the loan portfolio, although in some instances allocation is made for specific loans or groups of loans. Accordingly, the following table attempts to allocate this reserve among the major categories. However, it should not be interpreted as an indication that charge-offs in future periods will occur in these amounts or proportions, or that the allocation indicates future charge-off trends.

DISTRIBUTION OF ALLOWANCE FOR LOAN LOSSES

                                      1997             1996             1995             1994             1993
                                  _____________   ______________   ______________   ______________   ______________
                                       CATEGORY         CATEGORY         CATEGORY         CATEGORY         CATEGORY
                                           AS A             AS A             AS A             AS A             AS A
                                           % OF             % OF             % OF             % OF             % OF
DECEMBER 31                       AMOUNT  LOANS   AMOUNT   LOANS   AMOUNT   LOANS   AMOUNT   LOANS   AMOUNT   LOANS
___________________________________________________________________________________________________________________
Commercial, financial and others. $1,322  15.58%  $1,396   15.44%  $1,358   21.30%  $1,188   16.37%  $  944   13.69%
Real estate:
  Construction...................          0.84             1.55             0.46             1.40             2.88
  Mortgage.......................  1,277  71.98    1,326   70.34    1,333   67.65    1,251   69.13    1,135   69.50
Consumer, net....................  1,199  11.60    1,222   12.67    1,212   10.59    1,137   13.10    1,090   13.93
                                  ------ ------   ------  ------   ------  ------   ------  ------   ------  ------
    Total........................ $3,798 100.00%  $3,944  100.00%  $3,903  100.00%  $3,576  100.00%  $3,169  100.00%
                                  ====== ======   ======  ======   ======  ======   ======  ======   ======  ======




A reconciliation of the allowance for loan losses and illustration of charge-offs and recoveries by major loan category for the past five years is summarized as follows:

RECONCILIATION OF ALLOWANCE FOR LOAN LOSSES

DECEMBER 31                                                         1997     1996     1995     1994     1993
____________________________________________________________________________________________________________
Allowance for loan losses at beginning of period................. $3,944   $3,903   $3,576   $3,169   $2,497
Loans charged-off:
Commercial, financial and others.................................    271      523      136      243      177
Real estate:
  Construction...................................................
  Mortgage.......................................................    211       88      171      176      263
Consumer, net....................................................    175      115       86      131      140
                                                                  ------   ------   ------   ------   ------
    Total........................................................    657      726      393      550      580
                                                                  ------   ------   ------   ------   ------

Loans recovered:
Commercial, financial and others.................................     15      284       80        7       42
Real estate:
  Construction...................................................
  Mortgage.......................................................     40      130      144       64       69
Consumer, net....................................................     96       53       61       86       61
                                                                  ------    -----   ------   ------   ------
    Total........................................................    151      467      285      157      172
                                                                  ------    -----   ------   ------   ------
Net loans charged-off............................................    506      259      108      393      408
                                                                  ------    -----   ------   ------   ------
Provision for loan losses........................................    360      300      435      800    1,080
                                                                  ------   ------   ------   ------   ------
Allowance for loan losses at end of period....................... $3,798   $3,944   $3,903   $3,576   $3,169
                                                                  ======   ======   ======   ======   ======

Ratios:
Net loans charged-off as a percentage of average loans
 outstanding.....................................................   0.21%    0.12%    0.05%    0.21%    0.23%
Allowance for loan losses as a percentage of period end loans....   1.52%    1.67%    1.83%    1.84%    1.80%


The allowance for loan losses, against which loans are charged-off, equaled $3.8 million at December 31, 1997, and represented 1.52 percent of loans, net of unearned income. At December 31, 1996, the allowance was $3.9 million and represented 1.67 percent of loans, net of unearned income. The Company's strong loan demand led to the reduced ratio. However, such ratio continued to exceed both the peer group and regulatory guidelines. At December 31, 1997, the peer group reported a 1.30 percent ratio, down slightly from the 1.38 percent ratio recorded one year earlier.

As a percentage of nonperforming loans, the allowance account covered 67.5 percent at December 31, 1997. This coverage ratio at December 31, 1996, calculated to 116.3 percent. Relative to all nonperforming assets, the allowance covered 62.9 percent at December 31, 1997. At December 31, 1996, the ratio equaled 103.5 percent. Management will continue to make provisions to its allowance in 1998 based on the Company's increased loan volume. Should a deterioration of asset quality occur, management would make a corresponding increase to its monthly provision.

Past due loans not satisfied through repossession, foreclosure or related actions, are evaluated individually to determine if all or part of the outstanding balance should be charged against the allowance for loan losses. Any subsequent recoveries are credited to the allowance account. Net charge-offs were $506 or 0.21 percent of average loans outstanding in 1997 compared to $259 or 0.12 percent in 1996. The nation's top 50 banks reported a net charge-offs to average loans ratio of 0.56 percent for 1997 and 0.63 percent for 1996, while the peer group reported net charge-offs as a percentage of average loans outstanding of 0.19 percent for 1997 and 0.18 percent for 1996. Management is cautiously optimistic that net charge-off levels will decline in 1998 if the local economy improves. However, management will closely monitor net charge-off levels in 1998 should local unemployment ratios remain above national levels.

DEPOSITS:

The solid economic conditions prevalent throughout the United States during 1997 led to greater consumer confidence levels and higher disposable income rates, but did not foster growth in personal saving patterns. Consumer confidence ended 1997 at 136.3, the highest level experienced since 1967. Real disposable income increased 2.9 percent from 1996 levels, the best performance in the last three years. Despite this increase, personal savings rates, a measure of savings as a percentage of disposable after-tax income, dropped to 3.8 percent, the lowest level witnessed since 1939. This rate, however, does not reflect the billions of dollars invested in stocks and mutual funds and represents only a residual after taxes and personal expenditures. National unemployment continued its downward spiral, falling
from 5.3 percent at year-end 1996 to 4.7 percent by the end of 1997.   With
the job market narrowing, hourly wages continued to move upward, rising 3.7 percent for 1997. This enhanced personal wealth led to a 5.4 percent annual spending growth rate in 1997, the greatest increase since 1994. Any funds left from the 1997 consumer "spending spree" did not, however, find their way into bank deposit accounts. Consumers took advantage of the higher-yielding mutual fund and stock markets as opposed to lower-yielding bank deposits. On average, diversified United States stock funds returned
24.4 percent in 1997, making the cumulative return on such instruments 95.3 percent over the past three years. Also, despite a 554 point drop on October 27, 1997, the Dow Jones rebounded and ended the year over the 7,900 mark. Consumers young and old put more money away for their retirement. Overall, retirement savings rose 2.0 percent in 1997. Americans aged 52 through retirement boosted their savings by 42.3 percent while the Generation X portion of the population bumped their retirement savings by
17.8 percent. "Baby boomers," people between the ages of 33 and 51, were the only individuals with a decline in their retirement savings patterns as they fell 10.6 percent for the year. Continued savings trends away from traditional bank deposit accounts may push banks to offer higher interest rates on deposit accounts so they can retain and acquire deposits used to fund asset growth. Higher deposit rates may also lead to higher loan rates for bank customers. However, should investors become cautious on investing in mutual funds and stock markets, banks with their safer products and stable returns, may experience an increase in deposit volumes.

The Company's deposit volumes may be favorably affected by two recent changes in laws regulating IRA deposits. On January 1, 1997, the Job Act went into effect. Under the Job Act, tax deductible IRA contributions, subject to adjusted gross income limits, of up to $2 are permitted for each spouse if the combined compensation of both spouses is at least equal to the amount contributed. Prior to the implementation of the Job Act, the maximum limit on combined contributions was $2.25.

Under the 1997 Taxpayer Relief Act, signed into law on August 5, 1997, two new IRA products will be available to consumers beginning January 1, 1998. The Roth IRA will be available for people meeting the following conditions:
(i) joint filers with an adjusted gross income under $150 with a phase-out at $160; and (ii) individual filers with an adjusted gross income under $95 with phase-out between $95 and $110. Roth IRA contributions are nondeductible. Earnings on the Roth IRA accumulate tax-free and qualified distributions are fully nontaxable.

Roth IRA distributions are qualified if the account has existed for at least five years and the following criteria are met: (i) the account holder is at least 59.5 years old; (ii) the account holder is deceased or disabled; or (iii) it is used to pay certain expenses in connection with a first-time home purchase by the Roth IRA owner, his/her spouse or any child, grandchild or ancestor of the owner or spouse. The lifetime distribution in this case is limited to $10.

Individuals and couples with adjusted gross income of $100 or less can convert all or part of deductible or nondeductible IRAs into Roth IRAs. Rollovers to Roth IRAs may represent a shift of significant savings amounts among institutions. Roth IRA accounts may also be advantageous due to their penalty-free accessibility and the potential earnings above an unmatched Section 401(k) contribution.

The other new product is the Education IRA. Under the new law, taxpayers can contribute as much as 500 dollars per year for each child under 18 years of age to an Education IRA. This IRA is not deductible by the contributor but does accumulate income tax-free. Phase-out on the availability of these accounts will begin as joint contributors' income exceeds $150, or $95 for a single contributor. Distributions must be made by the beneficiary's 30th birthday. If the distributions are not made for educational purposes, a 10.0 percent tax penalty will be imposed.

The Education IRA should be popular with consumers for the following reasons: (i) the statutory language permits contributions with a beneficiary that is not related to the contributor; (ii) grandparents and relatives will want to establish these accounts to help grandchildren and other relatives save for college; (iii) contributors can generally change the beneficiary without tax consequence if the original designee and the changed designee are in the same family.

The 1997 Taxpayer Relief Act will also raise the limitations for making a deductible IRA contribution for taxpayers participating in an employer-sponsored qualified plan. The phase-out range will be $50 to $60 for joint returns and $30 to $40 for single returns in 1998. By 2007, the phase-out range will be $80 to $100 for joint returns and $50 to $60 for single returns. Management expects the Company's deposit levels to rise in 1998 as customers take advantage of the Job Act and the Taxpayer Relief Act.

Mutual funds and stock markets were not the only obstacles the Company faced in deposit gathering for 1997. Local bank and thrift institutions also competed aggressively for customer deposits. For example, the average rate paid on a 30-month certificate of deposit for the Company's peer group exceeded 5.4 percent for 1997. Comparatively, the average rate on 30-month certificates paid by commercial banks in the United States was 5.3 percent for the year.

On February 25, 1998, a U.S. Supreme Court decision pronounced that federally-chartered credit unions could accept members from only one company or group. This decision overturned National Credit Union Administration ("NCUA") rules that permitted thousands of credit unions to expand their membership over the past 15 years. Until 1982, the NCUA required most credit unions to have a common bond linking all members. The agency then changed its interpretation of a 1934 statute and allowed credit unions to accept members from multiple groups. This allowed rapid expansion for credit unions as 3,500 credit unions have admitted over 150.0 thousand unrelated employer groups since 1982.

The Supreme Court decision can potentially cost credit unions over ten million members if bank groups force them to close their accounts. If this occurs, bank deposit volumes may flourish.

The average amount of, and the rate paid on, the major classifications of deposits for the past five years are summarized as follows:

DEPOSIT DISTRIBUTION

                                  1997              1996              1995              1994              1993
                              _______________________________________________________________________________________
                              AVERAGE AVERAGE   AVERAGE AVERAGE   AVERAGE AVERAGE   AVERAGE AVERAGE   AVERAGE AVERAGE
YEAR ENDED  DECEMBER 31       BALANCE    RATE   BALANCE    RATE   BALANCE    RATE   BALANCE    RATE   BALANCE    RATE
_____________________________________________________________________________________________________________________
Interest-bearing:
Money market accounts....... $ 16,854    3.16% $ 18,144    2.92% $ 21,869    3.47% $ 23,955    3.31% $ 22,267    3.26%
NOW accounts................   18,464    2.18    16,661    2.02    15,550    1.96    15,151    1.96    14,406    2.35
Savings accounts............   65,081    2.92    67,144    3.00    71,911    3.25    83,142    3.13    73,400    3.34
Time deposits less than $100  165,487    5.70   157,271    5.67   155,183    5.75   139,641    4.94   131,572    5.26
Time deposits $100 or more..   29,092    6.17    27,755    5.93    29,336    6.04    25,995    5.97    25,960    5.02
                             --------          --------          --------          --------          --------
  Total interest-bearing....  294,978    4.77%  286,975    4.69%  293,849    4.80%  287,884    4.22%  267,605    4.39%
Noninterest-bearing.........   27,448            26,329            24,090            21,849            19,657
                             --------          --------          --------          --------          --------
  Total deposits............ $322,426          $313,304          $317,939          $309,733          $287,262
                             ========          ========          ========          ========          ========

Deposit volumes rose 3.7 percent from $320.5 million at December 31, 1996, to $332.4 million at December 31, 1997. Such increase was primarily due to the Company's acquisition of the Eynon and Factoryville branches from First Union. Without considering deposits from these branches, the Company's total deposits would have been $310.7 million at December 31, 1997. For Northeastern Pennsylvania banks, deposits increased 8.5 percent from year-end 1996 to year-end 1997. Total deposits averaged $322.4 million for 1997 compared to $313.3 million for 1996, an increase of 2.9 percent. For the first quarter of 1997, the Company's total deposits declined $2.7 million primarily due to a reduction in time deposits $100 or more held by school districts. During the second quarter, the Company's deposits grew $5.8 million. The primary cause of the second quarter increase was an $8.2 million increase in time deposits less than $100 fueled by the Company's offering of a special time deposit during the quarter. Also contributing, to a lesser degree, was a $2.1 million rise in commercial checking accounts. These increases were partially offset by a $7.2 million decline in time deposits $100 or more due to the cyclical nature of local school district deposits. The third quarter of 1997 closed with the Company's deposits $3.2 million below the $323.6 million recorded at June 30, 1997. The Company, in anticipation of the pending influx of deposits from the Eynon and Factoryville branch acquisition, was less aggressive in deposit pricing. Deposits, net of the acquired branch funds, declined $9.7 million during the final quarter of 1997, as management chose to lower the Company's cost of funds by not actively competing for higher-costing, short-term time deposits of commercial enterprises.

The Company's deposit composition continued to change, as evidenced by a decline in the average volume of transaction accounts as a percentage of average total deposits. For the year ended December 31, 1997, this ratio equaled 39.7 percent as compared to 40.9 percent for the same period of 1996. Customers repositioned available funds from lower-yielding transaction accounts into higher-yielding time deposits in order to enhance their yields. While time deposits less than $100 benefit the funding of loan demand, they also make the Company more reliant on higher-costing funding sources. The Company's weighted-average cost of time deposits for 1997 totaled 5.8 percent. This cost was 295 basis points above the Company's weighted-average cost of money market, NOW and savings accounts. For 1997, average time deposits accounted for 54.1 percent of the Company's average assets. The Company's average core deposits to average total deposits had little change in 1997, falling slightly from 91.1 percent in 1996, to 91.0 percent. For 1997, the Company's cost of funds rose slightly to 4.8 percent from 4.7 percent in 1996. The Company's increase was primarily due to rises in rates offered on money market accounts and time deposits $100 or more in the latter part of the year. In contrast, the peer group's cost fell slightly from 4.7 percent in 1996 to 4.6 percent in 1997. The cost of money market accounts for the first quarter of 1997 was
3.05 percent, while time deposits $100 or more cost 6.05 percent for the same period. For the fourth quarter of 1997, money market accounts cost the Company 3.23 percent and time deposits $100 or more cost 6.26 percent. The Company continually analyzes its pricing strategies with respect to prevailing market conditions. Changes in general market rates, loan demand and liquidity position are all considered when making decisions regarding deposit pricing for future periods. Although management expects increased pressure on the Company's cost of funds from the intense competitive environment, they may be able to counter these forces through offering customers alternative investment products such as those included in the aforementioned newly-implemented, fixed-rate annuity program.

By building its base of noninterest-bearing deposits, the Company can achieve lower funds cost. In 1997, the Company's noninterest-bearing deposits grew $4.3 million from $26.4 million at December 31, 1996, to $30.7 million at December 31, 1997. Average volumes of noninterest-bearing deposits also increased from $26.3 million in 1996 to $27.4 million in
1997.   For 1997 and 1996, average noninterest-bearing deposits comprised
7.6 percent of total average assets. In comparison, the peer group's average noninterest-bearing deposits comprised 8.9 percent of total average assets for 1997 and 7.6 percent of total average assets for 1996.

Volatile deposits, time deposits in denominations $100 or more, declined from $35.9 million at December 31, 1996, to $20.8 million at December 31, 1997. As aforementioned, this decline came as the Company chose not to actively compete for time deposits $100 or more in an attempt to bring its cost of funds to a more acceptable level. The Company was also less reliant on this funding as compared to the peer group in 1997. Average volatile deposits, as a percentage of average assets, was 8.1 percent in 1997 as compared to 10.8 percent for the peer group. The Company's average cost of such funds rose 24 basis points during 1997.




Maturities of time deposits $100 or more for the past five years are summarized as follows:

MATURITY DISTRIBUTION OF TIME DEPOSITS $100 OR MORE

DECEMBER 31                                                         1997     1996     1995     1994     1993
____________________________________________________________________________________________________________
Within three months............................................. $ 3,195  $ 8,598  $ 6,466  $ 7,861  $ 5,817
After three months but within six months........................   2,819    9,958    6,646    4,200    5,447
After six months but within twelve months.......................   6,334   11,262    8,590   10,740    5,957
After twelve months.............................................   8,484    6,047    7,982    7,410    7,060
                                                                 -------  -------  -------  -------  -------
  Total......................................................... $20,832  $35,865  $29,684  $30,211  $24,281
                                                                 =======  =======  =======  =======  =======

Short-term borrowings available to the Company consist of a line of credit and fixed-rate advances with the FHLB-Pgh secured under terms of a blanket collateral agreement by a pledge of FHLB-Pgh stock and certain other qualifying collateral, such as investment and mortgage backed securities and mortgage loans. The line is limited to the Company's maximum borrowing capacity ("MBC") with the FHLB-Pgh, which is based on a percentage of qualifying collateral assets. At December 31, 1997, the Company's MBC was $137.4 million. Interest accrues daily on the line based on the rate of FHLB-Pgh discount notes. This rate resets each day. The line is renewable annually on its anniversary date and carries no associated commitment fees. The FHLB-Pgh has the right to reduce or terminate the line at any time without prior notice and the Company may repay this line at any time without incurring prepayment penalties. Short-term, fixed-rate advances are issued with maturities less than one year based on the FHLB-Pgh's current cost of funds rate. Advances are limited to the Company's MBC and are not prepayable. There are no commitment fees associated with the advances, except for those for forward settlement that are based on FHLB-Pgh hedging costs.

There were $9.6 million in short-term borrowings outstanding at December 31, 1997. At December 31, 1996, the Company had no short-term borrowings outstanding. The average daily balance and weighted-average rate on aggregate short-term borrowings was $138 at 5.8 percent in 1997 and $51 at
5.9 percent in 1996. The maximum amount of all short-term borrowings outstanding at any month end was $9.6 million during 1997 and $2.8 million during 1996. Short-term borrowings during 1997 and 1996 consisted entirely of the FHLB-Pgh line of credit.

Long-term debt at December 31, 1997 and 1996, consisted entirely of a 7.5 percent fixed-rate, amortizing advance from the FHLB-Pgh Community Investment Program. This advance matures on September 2, 2009. The scheduled principal payments on the note total $2 for each of the five years 1998 through 2002. The prepayment fee applicable to the advance is equal to the present value of the difference between cash flows generated at the advance rate from the date of the prepayment until the original maturity date, and the cash flows that would result from the interest rate posted by the FHLB-Pgh on the date of prepayment for an advance of comparable maturity. The note is secured under terms of a blanket collateral agreement by a pledge of qualifying investment and mortgage backed securities, certain mortgage loans and a lien on FHLB-Pgh stock. The average daily balance on long-term debt for 1997 was $45 with a weighted-average rate of 8.9 percent. For 1996, the average daily balance on long-term debt was $2.1 million with a weighted-average rate of 4.4 percent. Included in the average daily balance and weighted-average rate for 1996 was a $3.0 million, 4.3 percent fixed-rate advance that matured September 9, 1996. The note was repaid in accordance with its contractual terms.

The Company did not enter into repurchase agreements with others during 1997 and 1996. Repurchase agreements consist of transactions whereby an institution sells securities and agrees to repurchase the identical, or substantially the same securities, at a specified date for a specified price.

MARKET RISK SENSITIVITY:

Market risk is the risk to a company's financial position resulting from adverse changes in market rates or prices, such as interest rates, foreign exchange rates or equity prices. The Company has no exposure to foreign currency exchange risk nor does it have any specific exposure to commodity price risk. The major area of market risk exposure to the Company is IRR. The Company's exposure to IRR can be explained as the potential for change in its reported earnings and/or the market value of its net worth. Variations in interest rates affect the Company's earnings by changing its net interest income and its level of other interest-sensitive income and operating expenses. Interest rate changes also affect the underlying economic value of the Company's assets, liabilities and off-balance sheet items. These changes arise because the present value of future cash flows, and often the cash flows themselves, change with the interest rates. The effects of the changes in these present values reflect the change in the Company's underlying economic value and provide a basis for the expected change in future earnings related to the interest rate. IRR is inherent in the role of banks as financial intermediaries, however a bank with a high IRR level may experience lower earnings, impaired liquidity and capital positions, and most likely, a greater risk of insolvency. Therefore, banks must carefully evaluate IRR to promote safety and soundness in their activities.

The responsibility for the Company's market risk sensitivity management has been delegated to the ALCO. Specifically, ALCO utilizes several computerized modeling techniques to monitor and attempt to control the influence that market changes have on the Company's RSA and RSL.

The topic of market risk has recently become a major focal point of regulatory emphasis. On May 23, 1996, the Federal Reserve Board issued Supervisory Release ("SR") 96-13, "Joint Policy Statement on Interest Rate Risk," to provide guidance on sound practices for managing IRR. While each bank needs to develop its own IRR management program depending on its structure, certain elements are fundamental components of sound IRR management. These elements include appropriate board and management oversight as well as a comprehensive risk management process that effectively identifies, measures, monitors and controls risk. Should a bank have material weaknesses in its risk management process or high exposure relative to its capital, the agencies will take action to remedy these shortcomings. The policy statement: (i) identifies the key elements of sound IRR management; (ii) describes prudent principles and practices for each of the elements; (iii) emphasizes the importance of adequate oversight by a bank's board of directors and senior management; (iv) emphasizes the importance of a comprehensive risk management process; and
(v) describes the critical factors affecting the agencies' evaluation of a bank's IRR when making a determination of capital adequacy. The agencies noted that they will continue to place significant emphasis on the level of a bank's IRR exposure and the quality of its risk management process when evaluating a bank's capital adequacy. They noted that the principals and practices identified in the policy statement will provide the standards upon which the agencies will evaluate the adequacy and effectiveness of a bank's IRR management.

On January 23, 1997, Federal Reserve Board, FDIC and the OCC issued a joint news release announcing that the Basle Committee, with the agreement of the central bank governors of the Group of Ten countries, issued the paper entitled, "Principles for the Management of Interest Rate Risk." This paper describes principles for strong risk management and standards that banking agencies should use to evaluate the adequacy and effectiveness of a bank's IRR management process.

It was noted by the Federal banking agencies that the paper is consistent with the "Joint Agency Policy Statement on Interest Rate Risk." Both pieces of literature emphasize the importance of appropriate board of director and senior management oversight of a comprehensive risk management process that identifies, measures, monitors and controls a bank's IRR exposure.

As aforementioned, the Company utilizes various computerized modeling techniques for market risk management. For 1997, management implemented an additional technique to assess the Company's market risk exposure based on newly-introduced SEC guidance.

On January 28, 1997, the SEC issued, "Disclosures of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments." This final rule requires quantitative and qualitative disclosures related to market risk inherent in derivative financial instruments, certain derivative commodity instruments and other financial instruments outside the financial
statements.   Derivative financial instruments include:  (i) futures; (ii)
forwards; (iii) swaps; (iv) options; and (v) other financial instruments with similar characteristics.

Derivative commodity instruments include: (i) commodity futures; (ii) commodity forwards; (iii) commodity swaps; (iv) commodity options; and (v) other commodity instruments that are not derivative financial instruments, but may be settled in cash or with another financial instrument by contract or business custom.

Other financial instruments means all financial instruments as defined by GAAP for which fair value disclosures are required in accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." Examples of other financial instruments are: (i) investments; (ii) loans; (iii) structured notes; (iv) mortgage backed securities; (v) indexed debt instruments; (vi) interest-only and principal-only obligations; (vii) deposits; and (viii) other debt obligations.

In making quantitative disclosures, companies' are given three alternatives for each type of portfolio or market risk category for which disclosures are required. These options are: (i) a tabular presentation of fair value information and contract terms relevant to determine the future cash flows of market risk sensitive instruments, categorized by expected maturity dates; (ii) a sensitivity analysis that expresses the potential loss in future earnings, fair values or cash flows of market risk sensitive instruments from selected hypothetical changes in market rates and prices; or (iii) value at risk disclosures that express the potential loss in future earnings, fair values or cash flows of market risk sensitive instruments from various market movements over a selected period of time and with a selected likelihood of occurrence.

The Company utilizes the tabular presentation alternative in complying with quantitative and qualitative disclosure rules. The following table summarizes information with respect to maturities and fair values of other financial instruments at December 31, 1997. For expected maturity distributions, other financial assets and liabilities are presented based on their carrying values, except for investment securities, which are based on amortized costs. Investment securities and federal funds sold distributions and their related weighted-average interest rates are based on contractual maturities, with the exception of mortgage backed securities and equity securities. Mortgage backed securities are presented based upon estimated principal cash flows and related weighted-average interest rates, assuming no change in the current interest rate environment. The amount of, and weighted-average interest rate earned on, equity securities are included in the "Thereafter" maturity category. Loans and their related weighted-average interest rates are categorized based on payment due dates, assuming no change in current interest rates. For noninterest-bearing deposits and money market, NOW and savings accounts that have no contractual maturity, principal cash flows and related weighted-average interest rates are presented based on the Company's historical experience, management's judgment and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. The table presents distributions and related weighted-average interest rates for time deposits, short-term borrowings and long-term debt based on contractual maturities assuming no change in current interest rates. The weighted-average yield of tax-exempt securities and loans has been computed on a tax-equivalent basis using the statutory tax rate of 34.0 percent. For additional information on the assumptions used to determine fair values, reference is made to Note 1, "Summary of significant accounting policies," in the Company's Notes to Consolidated Financial Statements.























MARKET RISK DISCLOSURES
                                                              EXPECTED MATURITY DATE
                                   _________________________________________________________________________
                                                                                    THERE               FAIR
                                       1998     1999     2000     2001     2002     AFTER     TOTAL     VALUE
                                   __________________________________________________________________________
Other financial assets:
Cash and due from banks........... $  9,040                                                $  9,040  $  9,040
Average interest rate.............
Federal funds sold................    8,225                                                   8,225     8,225
Average interest rate.............     5.50%                                                   5.50%
Investment securities:
U.S. Treasuries and agencies:
  Fixed-rate......................   24,506   $8,028                                         32,534    32,570
  Average interest rate...........     5.55%    6.00%                                          5.66%
  Adjustable-rate.................    5,800           $   648                                 6,448     6,401
  Average interest rate...........     4.27%             4.61%                                 4.30%
State and municipals..............      725    1,750    1,449  $ 1,364  $ 1,485  $ 31,556    38,329    39,887
Average interest rate.............     5.92%    6.40%    6.76%    7.15%    7.14%     8.36%     8.07%
Mortgage backed securities........    6,041   13,104    2,625      756      513       709    23,748    23,746
Average interest rate.............     6.34%    6.45%    6.45%    6.45%    6.45%     6.48%     6.42%
Equity securities.................                                                  2,182     2,182     3,062
Average interest rate.............                                                   6.04%     6.04%
                                   --------  -------   ------  -------  -------  --------  --------  --------
  Total...........................   37,072   22,882    4,722    2,120    1,998    34,447   103,241   105,666
  Average interest rate...........     5.49%    6.29%    6.29%    6.90%    6.96%     8.17%     6.66%
Net loans:
Fixed-rate........................   36,896   20,186   18,261   15,869   13,085    96,917   201,214   198,690
Average interest rate.............     7.76%    8.45%    8.15%    8.15%    7.91%     8.02%     8.03%
Adjustable-rate...................   17,596    2,679    2,742    2,404    3,408    16,386    45,215    45,215
Average interest rate.............     8.63%    9.18%    9.36%    9.30%    5.94%     9.34%     8.80%
                                   --------  -------  -------  -------  -------  --------  --------  --------
  Total...........................   54,492   22,865   21,003   18,273   16,493   113,303   246,429   243,905
  Average interest rate...........     8.04%    8.54%    8.31%    8.30%    7.50%     8.21%     8.17%
Accrued interest receivable.......    2,575                                                   2,575     2,575
Average interest rate.............
                                   --------  -------  -------  -------  -------  --------  --------  --------
  Total........................... $111,404  $45,747  $25,725  $20,393  $18,491  $147,750  $369,510  $369,411
                                   ========  =======  =======  =======  =======  ========  ========  ========

Other financial liabilities:
Noninterest-bearing deposits...... $  6,448  $ 5,834  $ 5,220  $ 4,605  $ 3,991  $  4,605  $ 30,703  $ 30,703
Average interest rate.............
Interest-bearing liabilities:
MMDA, NOW and savings.............   21,949   19,859   17,768   15,678   13,587    15,678   104,519   104,519
Average interest rate.............     2.73%    2.73%    2.73%    2.73%    2.73%     2.73%     2.73%
Time deposits.....................   93,656   62,826   23,814    7,527    6,415     2,921   197,159   197,868
Average interest rate.............     5.12%    6.05%    6.57%    5.87%    5.97%     3.92%     5.63%
Short-term borrowings.............    9,575                                                   9,575     9,575
Average interest rate.............     5.75%                                                   5.75%
Long-term debt....................        2        2        2        2        2        34        44        44
Average interest rate.............     7.50%    7.50%    7.50%    7.50%    7.50%     7.50%     7.50%
                                   --------  -------  -------  -------  -------  --------  --------  --------
  Total...........................  125,182   82,687   41,584   23,207   20,004    18,633   311,297   312,006
  Average interest rate...........     4.75%    5.25%    4.93%    3.75%    3.77%     2.93%     4.66%
Accrued interest payable..........    1,714                                                   1,714     1,714
Average interest rate.............
                                   --------  -------  -------  -------  -------  --------  --------  --------
  Total........................... $133,344  $88,521  $46,804  $27,812  $23,995  $ 23,238  $343,714  $344,423
                                   ========  =======  =======  =======  =======  ========  ========  ========



At December 31, 1997, the Company had investments of $37.1 million with a weighted-average, tax-equivalent yield of 5.49 percent scheduled to mature within one year. Correspondingly, net loans of $54.5 million with a weighted-average, tax-equivalent yield of 8.04 percent were scheduled to mature in the same timeframe. Overall, interest-earning assets scheduled to mature within one year equaled $99.8 million with a weighted-average, tax-equivalent yield of 6.88 percent. With respect to interest-bearing liabilities, the Company had interest-bearing transaction accounts, defined as money market, NOW and savings accounts, of $21.9 million with a weighted-average yield of 2.73 percent scheduled to mature within one year. The Company had time deposits of $93.7 million with a weighted-average yield of 5.12 percent scheduled to mature in the same timeframe. Total interest-bearing liabilities scheduled to mature within one year equaled $125.2 million with a weighted-average rate of 4.75 percent.

Limitations of the market risk disclosure model include, among others, the:
(i) magnitude; (ii) timing; and (iii) frequency of interest rate changes of other financial assets and liabilities. Historical withdrawal patterns with respect to interest-bearing and noninterest-bearing transaction accounts are not necessarily indicative of future performance as the volume of cash flows may increase or decrease. Loan information is presented on payment due dates, which may materially differ from actual results due to prepayments caused by changes in: (i) interest rates; (ii) sociological conditions; (iii) demographics; and (iv) economic climate. Maturity distributions and fair values are based primarily on contractual maturities or payment due dates and do not consider repricing frequencies for adjustable-rate assets and liabilities. The table does not include maturity distribution and fair value information on certain assets and liabilities, which are not considered financial, and does not anticipate future business activity. Actual results will more likely than not differ from results presented in the table.









Additionally, the Company supplements the market risk disclosure model through simulation analysis utilizing interest rate "shocks." The model analyzes the effects instantaneous parallel shifts of plus or minus 100 basis points will have on the economic values of other financial instruments. The results of the model at December 31, 1997, are summarized as follows:

                                                                    FAIR VALUE
                                                         ______________________________
DECEMBER 31, 1997                                        +100 BPS      LEVEL   -100 BPS
_______________________________________________________________________________________
OTHER FINANCIAL ASSETS:
Cash and due from banks................................. $  9,040   $  9,040   $  9,040
Federal funds sold......................................    8,225      8,225      8,225
Investment securities...................................  103,724    105,666    107,049
Net loans...............................................  231,364    243,905    258,311
Accrued interest receivable.............................    2,575      2,575      2,575
                                                         --------   --------   --------
  Total................................................. $354,928   $369,411   $385,200
                                                         ========   ========   ========

OTHER FINANCIAL LIABILITIES:
Noninterest-bearing deposits............................ $ 30,703   $ 30,703   $ 30,703
Money market, NOW and savings accounts..................  104,519    104,519    104,519
Time deposits...........................................  193,512    197,868    202,639
Short-term borrowings...................................    9,575      9,575      9,575
Long-term debt..........................................       44         44         44
Accrued interest payable................................    1,714      1,714      1,714
                                                         --------   --------   --------
  Total................................................. $340,067   $344,423   $349,194
                                                         ========   ========   ========

The Company also uses models that consider repricing frequencies of RSA and RSL in addition to maturity distributions. One such technique utilizes a static gap report, which attempts to measure the Company's interest rate exposure by calculating the net amount of RSA and RSL that reprice within specific time intervals. A positive gap, indicated by a RSA/RSL ratio greater than 1.0, implies that earnings will be impacted favorably if interest rates rise and adversely if interest rates fall during the period. A negative gap, a RSA/RSL ratio less than 1.0, tends to indicate that earnings will be affected inversely to interest rate changes.







The Company's interest rate sensitivity gap position, illustrating RSA and RSL at their related carrying values, is summarized as follows. The distributions in the table are based on a combination of maturities, call provisions, repricing frequencies and prepayment patterns. Variable-rate assets and liabilities are distributed based on the repricing frequency of the instrument. Mortgage instruments are distributed in accordance with estimated cash flows, assuming there is no change in the current interest rate environment.

INTEREST RATE SENSITIVITY

                                                  DUE AFTER           DUE AFTER
                                                  THREE MONTHS        ONE YEAR
                                DUE WITHIN        BUT WITHIN          BUT WITHIN       DUE AFTER
DECEMBER 31, 1997               THREE MONTHS      TWELVE MONTHS       FIVE YEARS       FIVE YEARS       TOTAL
_____________________________________________________________________________________________________________
Rate-sensitive assets:
Investment securities............... $12,727           $ 24,317         $ 31,793        $  36,829    $105,666
Loans, net of unearned income.......  62,820             20,995           67,730           98,682     250,227
Federal funds sold..................   8,225                                                            8,225
                                     -------           --------         --------        ---------    --------
  Total............................. $83,772           $ 45,312         $ 99,523        $ 135,511    $364,118
                                     =======           ========         ========        =========    ========

Rate-sensitive liabilities:
Money market accounts...............                   $ 18,056                                      $ 18,056
NOW accounts........................                     21,465                                        21,465
Savings accounts....................                                    $ 64,998                       64,998
Time deposits less than $100........ $32,118             56,207           87,989        $      13     176,327
Time deposits $100 or more..........   3,195              9,153            8,484                       20,832
Short-term borrowings...............   9,575                                                            9,575
Long-term debt......................       1                  1                8               34          44
                                     -------           --------         --------        ---------    --------
  Total............................. $44,889           $104,882         $161,479        $      47    $311,297
                                     =======           ========         ========        =========    ========

Rate-sensitivity gap:
  Period............................ $38,883           $(59,570)        $(61,956)       $ 135,464
  Cumulative........................ $38,883           $(20,687)        $(82,643)       $  52,821    $ 52,821

RSA/RSL ratio:
  Period............................    1.87               0.43             0.62         2,883.21
  Cumulative........................    1.87               0.86             0.73             1.17        1.17

At December 31, 1997, the Company had a cumulative one-year, RSA/RSL ratio of 0.86. This ratio has improved from the 0.73 at December 31, 1996. The improvement over 1996 levels was partially attributable to the Company's
strategy of investing in shorter-term investments.   At December 31, 1997,
35.1 percent of the Company's investment portfolio was scheduled to mature or reprice within one year. The same ratio equaled 30.2 percent at December 31, 1996. The improvement was also aided by an increase in loans maturing or repricing within one year. At December 31, 1997, loans maturing or repricing within one year totaled $83.8 million, up $2.3 million increase from one year earlier. Favorable borrowing conditions led the Company to shift the excess funds not used for investment purchases into shorter-term loans in order to satisfy demand. Time deposits $100 or more also contributed to improvement in the cumulative one-year gap as they declined $17.5 million to $12.3 million at December 31, 1997, from $29.8 million at December 31, 1996. The lower 1997 levels are a by-product of management's decision not to aggressively compete for this type of deposit as a result of its higher cost relative to other forms of deposits.

While the Company's cumulative one-year ratio improved, its three-month ratio fell. The three-month ratio equaled 1.87 at December 31, 1997, compared to 2.44 at December 31, 1996. This change occurred primarily due to an increase in time deposits less than $100 maturing within three months. At December 31, 1997, time deposits less than $100 maturing or repricing in this timeframe totaled $32.1 million compared to $22.0 million at December 31, 1996. This change occurred as customers chose liquidity over return when investing in time deposits less than $100. According to the results of the static gap report, the Company was liability rate-sensitive for the cumulative one-year period. This indicates that should general market rates increase, the likelihood exists that net interest income would be adversely affected. Conversely, a decline in general market rates would likely have a favorable effect on net interest income. However, these forward-looking statements are qualified in the aforementioned section entitled "Forward-Looking Discussion" in this Management's Discussion and Analysis.

Static gap analysis, although a credible measuring tool, does not fully illustrate the impact of interest rate changes on future earnings. First, market rate changes normally do not equally or simultaneously affect all categories of assets and liabilities. Second, assets and liabilities that can contractually reprice within the same period may not do so at the same time or to the same magnitude. Third, the interest rate sensitivity table presents a one-day position, variations occur daily as the Company adjusts its rate sensitivity throughout the year. Finally, assumptions must be made in constructing such a table. For example, the conservative nature of the Company's Asset/Liability Management Policy assigns money market and NOW accounts to the due after three but within twelve months repricing interval. In reality, these items may reprice less frequently and in different magnitudes than changes in general interest rate levels.

As the static gap report fails to address the dynamic changes in the balance sheet composition or prevailing interest rates, the Company enhances its asset/liability management by using a simulation model. This model is used to create pro forma net interest income scenarios under various interest rate shocks. Model results at December 31, 1997, produced similar results to those indicated by the one-year static gap position. Should a parallel and instantaneous rise in interest rates of 100 basis points occur, a decline in net interest income of 1.3 percent is expected. Conversely, a 100 basis point decline in market rates would cause a 1.3 percent increase in net interest income.

Financial institutions are affected differently by inflation than are commercial and industrial companies that have significant investments in fixed assets and inventories. Most of the Company's assets are monetary in nature and change correspondingly with variations in the inflation rate.
It is difficult to precisely measure the impact of inflation on the Company, however management believes that its exposure to inflation can be mitigated through asset/liability management.

LIQUIDITY:

Liquidity is defined as a company's ability to generate cash at a reasonable cost in order to satisfy commitments to borrowers as well as to meet the demands of depositors and debtholders. The Company's principal sources of liquidity are its core deposits and loan and investment payments and prepayments. Providing a secondary source of liquidity is the Company's available-for-sale portfolio. As a final source of liquidity, the Company can exercise existing credit arrangements. As specified in the Company's Asset/Liability Management Policy, such borrowings will only be used on a contingency basis. The reliance on these borrowings to fund temporary deficiencies is limited to a maximum of five consecutive business days before management is required to take appropriate action to remedy the shortfall through normal operations. The Company manages liquidity daily, thus enabling management to effectively monitor fluctuations in the Company's liquidity position and to adapt its position according to market fluctuations. Management believes the Company's liquidity is adequate to meet both present and future financial obligations and commitments on a timely basis. There are presently no known trends, demands, commitments, events or uncertainties that have resulted or are reasonably likely to result in material changes with respect to the Company's liquidity.

Management annually develops a liquidity plan for the Company. The plan's mission is to ensure the Company can generate cash at a reasonable cost in order to satisfy commitments to borrowers as well as to meet the demands of depositors and debtholders. The Company's liquidity plan assesses its current liquidity position and includes determining appropriate standards for the volume, mix, price and maturity of loans, investments and deposits. In addition, management ascertains the appropriate level of short-term assets required to fund normal day-to-day operations and to ensure the Company's ability to meet off-balance sheet commitments and unanticipated deposit withdrawals. The plan includes controls and monitoring procedures for evaluating the Company's daily liquidity position. Finally, the plan introduces strategies to assure future liquidity. Such strategies, which the Company considers proprietary in nature, include the maintenance of a minimum net federal funds sold cushion, a capital contingency strategy and enhanced strategies on loan and deposit pricing. Based on the 1997 liquidity plan, the Company's ratio of core deposits to total assets is expected to rise to approximately 83.0 percent for 1998 as compared to 81.6 percent based on actual 1997 average balances.

Compared to 1996, the Company's liquidity position has shown considerable improvement. The best illustrations of this change are the Company's net noncore funding dependence and net short-term noncore funding dependence ratios. The net noncore funding dependence ratio is defined as the difference between noncore funds, time deposits over $100 and brokered time deposits under $100, and short-term investments to long-term assets. The net short-term noncore funding dependence ratio is defined as the difference between noncore funds maturing within one year, including borrowed funds, less short-term investments to long-term assets. At December 31, 1997, the net noncore funding dependence ratio equaled negative 7.5 percent. The same ratio equaled 2.6 percent at December 31, 1996. The Company's net short-term noncore funding dependence ratio totaled negative 10.2 percent at December 31, 1997, while the same ratio totaled 0.4 percent one year earlier. These ratios also well outperformed those of the peer group for 1997. The peer group recorded a net noncore funding dependence ratio of 10.8 percent and a net short-term noncore funding dependence ratio of 23.0 percent at December 31, 1997. Management believes that by maintaining adequate volumes of short-term investments and remaining competitive in medium-term certificate of deposit pricing, these ratios will continue to improve. The maintenance of a high level of core deposits is a major component in keeping a strong liquidity position. Core deposits are important as they represent a stable and relatively low-costing source of funds.

The consolidated statements of cash flows present the change in cash and cash equivalents from operating, investing and financing activities. Cash and cash equivalents, consisting of cash on hand, cash items in the process of collection, noninterest-bearing deposits with other banks, balances with the Federal Reserve Bank of Philadelphia ("FRB") and FHLB-Pgh, and federal funds sold, increased $6.2 million in 1997. Net cash provided by operating activities was the primary reason for the net cash inflow for 1997. This amount totaled $5.5 million and primarily resulted from the Company's $4.4 million in net income.

The Company's net cash used in investing activities totaled $1.1 million for 1997. The primary components of the outflow from investing activities were loan disbursements and investment purchases, partially offset by inflows from investment and net branch acquisition proceeds. The Company's net loan disbursements amounted to $17.9 million for 1997. The Company also purchased $33.4 million in securities during 1997. Such purchases were funded with the $31.2 million in securities repayments as well as net proceeds of $16.3 million from the branch acquisition occurring in the fourth quarter of 1997.

Net cash provided by financing activities equaled $1.9 million in 1997. The rise was primarily attributable to an increase of $9.6 million in overnight borrowings partially offset by a $7.1 million reduction in time deposits.

CAPITAL ADEQUACY:

Stockholders' equity improved $4.8 million during 1997, or 15.5 percent compared to 1996. The primary component of this increase was the Company's generation of $4.4 million in net income, partially offset by $659 in dividends declared for the year. The Company's capital position also benefitted from a $1.0 million positive change in the net unrealized holding adjustment. The Company reported a net unrealized holding gain of $1.6 million at December 31, 1997, as compared to $564 at December 31, 1996. Management's continuing efforts towards improving the quality, composition and structure of the investment portfolio have aided the Company in minimizing the impact of market depreciation resulting from rises in interest rates.

For the year-ended December 31, 1997, the Company declared dividends of $659 or $0.30 per share as compared to $623 or $0.28 per share for the same period of 1996. As a percentage of net income, cash dividends declared in 1997 equaled 15.0 percent. It is the present intention of the Company's Board of Directors that dividends will be paid in the future. However, factors such as operating results, financial and economic decisions, capital needs, growth objectives, appropriate dividend restrictions related to the Company and other relevant factors may impact these decisions. Limitations on the Company's ability to pay dividends to its stockholders arise from its ability to obtain funds from its subsidiary as specified by federal and state regulations. Accordingly, Community Bank, without prior approval of bank regulators, may declare dividends to the Company in 1998 totaling $7.5 million plus net profits earned by Community Bank for the period from January 1, 1998, through the date of declaration, less dividends previously paid in 1998.

On April 2, 1997, the Company filed a registration statement with the Securities and Exchange Commission ("SEC") to register 300 thousand shares of common stock to be used for the DRP. The plan went into effect beginning with the second quarter dividend and offers stockholders the opportunity to automatically reinvest their dividends in shares of the Company's common stock. Stockholder participation in the plan approximated
25.4 percent of average outstanding shares for 1997.

Management attempts to assure capital adequacy by monitoring the current and projected positions of the Company to support future growth, while providing stockholders with an attractive long-term appreciation of their investments. A recent history of bank failures resulted in regulatory agencies adopting minimum capital adequacy requirements that include mandatory and discretionary supervisory actions for noncompliance. At a minimum, banks must maintain a Tier I capital to risk-adjusted assets ratio of 4.0 percent and a total capital to risk-adjusted assets ratio of 8.0 percent. In addition, banks must maintain a Leverage ratio, defined as Tier I capital to total average assets less intangibles, of 3.0 percent. The minimum Leverage ratio of 3.0 percent applies only to those institutions with a composite rating of one under the Uniform Interagency Bank Rating System, that are not anticipating or experiencing significant growth and have well-diversified risk. An additional 100 to 200 basis points are required for all but these most highly-rated institutions. The Company's minimum ratio of Tier I capital to adjusted total average assets was 4.0 percent at December 31, 1997 and 1996. If an institution is deemed to be undercapitalized by such standards, banking law prescribes an increasing amount of regulatory intervention, including the required institution of a capital restoration plan and restrictions on the growth of assets, branches or lines of business. Further restrictions are applied to significantly or critically undercapitalized institutions, including restrictions on interest payable on accounts, dismissal of management and appointment of a receiver. For well capitalized institutions, banking law provides authority for regulatory intervention where the institution is deemed to be engaging in unsafe and unsound practices or receives a less than satisfactory examination report rating.

Under SFAS No. 115, banks not subject to a supervisory directive will exclude unrealized holding gains and losses, net of income taxes, on available-for-sale debt securities when calculating Tier I capital. However, net unrealized holding losses on available-for-sale marketable equity securities will continue to be deducted from Tier I capital. Such regulatory accounting rule does not affect reporting for financial statement purposes. Accordingly, for financial accounting presentations, banks will continue to report available-for-sale debt and equity securities at fair value, with unrealized holding gains and losses, net of income taxes, excluded from earnings and reported in a separate component of stockholders' equity.

On October 27, 1997, the Federal Reserve Board, FDIC, OCC and OTS, proposed to amend their respective risk-based capital standards for banks, bank holding companies and thrifts regarding the treatment of unrealized holding gains on equity securities. Currently the gains are reported as a part of equity capital for financial statement reporting, but are not a part of regulatory capital under the agencies' guidelines. If the proposal is adopted as a final rule, uniform interagency rules would be established that would allow institutions to include up to 45.0 percent of unrealized gains on certain available-for-sale equity securities in Tier II capital. The 55.0 percent discount is applied to the unrealized gains to reflect potential volatility in this form of unrealized capital, as well as tax liability charges that would be incurred if the unrealized gain were realized or otherwise taxed currently.

Furthermore, the agencies clarified that net unrealized holding gains and losses on other types of assets, such as bank premises and available-for-sale debt securities, are not included in supplementary capital, but may be taken into account when assessing an institution's overall capital adequacy. Should this proposal be put into effect, management does not expect it to have a material impact on the Company's capital ratios.

The Company's capital ratios at December 31, 1997 and 1996, as well as the required minimum ratios for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions as defined by FDICIA are summarized as follows:

RISK-ADJUSTED CAPITAL
                                                                                          MINIMUM TO BE WELL
                                                                                          CAPITALIZED UNDER
                                                                 MINIMUM FOR CAPITAL      PROMPT CORRECTIVE
                                                  ACTUAL          ADEQUACY PURPOSES       ACTION PROVISIONS
                                          __________________________________________________________________
DECEMBER 31                                   1997      1996       1997         1996         1997       1996
____________________________________________________________________________________________________________
Basis for ratios:
Tier I capital to risk-adjusted assets... $ 30,610  $ 28,692    $ 7,806      $ 7,443      $11,709    $11,164
Total capital to risk-adjusted assets....   33,066    31,038     15,612       14,886       19,515     18,607
Tier I capital to total average assets
 less intangibles........................   30,610    28,692    $14,307      $13,830      $17,884    $17,287

Risk-adjusted assets.....................  186,410   180,809
Risk-adjusted off-balance sheet items....    8,743     5,261
Average assets for Leverage ratio........ $357,685  $345,738

Ratios:
Tier I capital as a percentage of risk-
 adjusted assets and off-balance sheet
 items...................................    15.7%     15.4%       4.0%         4.0%         6.0%       6.0%

Total of Tier I and Tier II capital as a
 percentage of risk-adjusted assets and
 off-balance sheet items.................    16.9      16.7        8.0          8.0         10.0       10.0

Tier I capital as a percentage of total
 average assets less intangibles.........     8.6%      8.3%       4.0%         4.0%         5.0%       5.0%


The Company exceeded all relevant regulatory capital measurements at December 31, 1997 and 1996, and was considered well capitalized.
Regulatory agencies define institutions not under a written directive to maintain certain capital levels as well capitalized if they exceed the following: a Tier I risk-based ratio of at least 6.0 percent, a total risk-based ratio of at least 10.0 percent, and a Leverage ratio, defined as Tier I capital to total average assets less intangibles, of at least 5.0 percent. The Company improved its capital level in 1997 as evidenced by its improved Leverage ratio. This ratio was 8.6 percent at December 31, 1997, compared to 8.3 percent at December 31, 1996.

The significance of maintaining a well capitalized regulatory classification became increasingly important as a result of the deregulation provisions in the BIF/SAIF legislation enacted September 30, 1996. The Federal Reserve Board's adoption of regulations under such legislation made it easier for bank holding companies having such classification to engage in certain nonbanking activities. Under the rules, bank holding companies are: (i) allowed to begin offering securities sales, trust services, leasing, loan servicing, management consulting, data processing and futures commission merchant activities without prior regulatory approval; (ii) no longer subject to application requirements to acquire businesses that already offer the aforementioned services; and (iii) able to enter an activity other than those services listed above. The only requirement set forth in the rule is that the bank holding company notify the regulators of its intent within a certain timeframe.

As part of the Company's overall strategic plan, management developed a capital plan during 1997. The plan addressed: (i) the current and expected capital requirements of the Company, including the maintenance of capital ratios well in excess of minimum regulatory guidelines; (ii) the market value of the Company's securities and the resulting effect on the Company's capital; (iii) any planned growth in the Company's assets; (iv) the Company's anticipated level of net earnings, taking into account the Company's projected asset/liability position and exposure to changes in market interest rates; and (v) the source and timing of additional funds to fulfill future capital requirements.

The submitted plan covered the period from July 1, 1997, to June 30, 1999, and took into account the market value of the Company's securities and the resulting effect on its capital position under four different interest rate scenarios. Also included in the plan were contingency strategies that could be followed in the event the Company's ratios fell below regulatory guidelines. Such strategies, which the Company considers proprietary in nature, include capital generation techniques.

The Federal Reserve Board issued a final rule revising risk-based capital standards to implement section 305 of the Federal Deposit Insurance Corporation Improvement Act of 1991 regarding IRR. This ruling went into effect on September 1, 1995. This allows regulatory agencies to consider the potential negative effects that changes in interest rates may have on the economic value of a company's capital when determining its economic needs. This amendment created a standardized supervisory measurement system model that measures the risk of banks not exempt from reporting additional information on their IRR exposure. In addition, banks are encouraged to report the results of their internal IRR systems.

The regulatory agencies consider both a rising and falling rate scenario based on a 200 basis point parallel change in market interest rates for all maturities when measuring a bank's IRR exposure level for adequacy. Such scenarios may be modified based on current and historical interest rate levels and volatilities as well as other relevant market and supervisory considerations. For model purposes, banks need to report assets, liabilities and off-balance sheet item maturities for various time intervals. The appropriate time interval is determined by using guidelines set forth by the regulatory agencies. Once the bank's assets, liabilities and off-balance sheet items have been classified into the appropriate time intervals, they are multiplied by IRR risk weights. The result is the bank's IRR exposure. The risk weights are designed to approximate the percentage change in the value of the reported position that would result from a 200 basis point instantaneous and uniform movement in market interest rates. Banks having fixed-rate residential mortgages exceeding
20.0 percent of total assets or adjustable-rate residential mortgage holdings exceeding 10.0 percent of total assets must provide additional disclosures to the agencies.

Upon review of the supervisory model and the bank's internal model, examiners will determine the amount of capital needed to be held by the bank should such bank have high levels of measured exposure or weak management systems. This determination, as well as the examiners' overall IRR conclusions, will be discussed with management at the end of the bank's examination. During interim periods, the agencies will use the model to monitor a bank's IRR exposure changes, making decisions as to supervisory actions when warranted. Based on the results of the Company's internal IRR system, it is management's opinion that the Company was adequately capitalized at December 31, 1997.

Effective for financial statements issued for periods ending after December 15, 1997, the Company adopted SFAS No. 129, "Disclosure of Information about Capital Structure." This Statement does not establish any new disclosure standards, but rather codifies certain previously required disclosures. Specifically, it requires information regarding the pertinent rights and privileges of the various components of an entity's capital structure such as: (i) dividend and liquidation preferences; (ii) participation rights; (iii) call prices and dates; (iv) conversion prices and dates; (v) unusual voting rights; and (vi) terms of contracts to issue additional shares. Since the Statement contains no change in disclosure requirements, the Company's adoption had no effect on financial statement preparation.

REVIEW OF FINANCIAL PERFORMANCE:

As was the case in 1996, financial institutions throughout the nation recorded an increase in profits. As previously mentioned, this is best illustrated by the performance of the nation's top 50 banks. For 1997, this composite group earned net income of $40.5 billion, an 11.9 percent increase compared to 1996. Similarly, the Mid-Atlantic region, as represented by a composite group of 48 banks, also recorded an increase in net income of $3.9 billion, an 18.2 percent increase compared to 1996.

For its second consecutive year, the Company surpassed its highest net income in its existence earning $4,400 or $2.00 per share in 1997. This marks a $200 increase over the $4,200 or $1.91 per share earnings of 1996. The increase was a result of improvements in net interest income and noninterest income offset partially by a higher recorded level of noninterest expense.

The Company's return on average total assets ratio was 1.22 percent for 1997, a slight increase over the 1.21 percent recorded one year earlier. For the Company's peer group, the return on average total assets ratio equaled 1.33 percent for 1997. The Company's return on average stockholders' equity equaled 13.40 percent for 1997 as compared to 14.57 percent for 1996. This ratio, despite its decline from 1996, outperformed the 13.01 percent recorded for the peer group in 1997. Tax-equivalent net interest income increased $687 from $12,691 in 1996 to $13,378 in 1997. Higher loan volumes, partially offset by lower investment volumes and higher time deposit volumes, provided the main influences in improving net interest income. For 1997, the Company's average loan volumes increased $23.1 million or 10.5 percent over 1996. This positive change was attributable to the favorable borrowing conditions prevalent throughout the year. Management has also been successful in re-emphasizing loans in the Company's earning assets mix. This is best illustrated by the decline in the percentage of investments to total earning assets. Average investments in 1997 equaled 28.6 percent of average earning assets. The same ratio was
32.9 percent for 1996. The positive effects of the higher loan volumes were partially offset by the Company's increased time deposit volumes. For the year, average time deposits equaled $194.6 million, a $9.6 million or
5.2 percent increase over 1996.

For the year-ended December 31, 1997, the Company's provision for loan losses increased $60 to $360. The Company chose to increase its monthly provision from $25 to $35, effective July 1, 1997. This decision came in response to the Company's increased amount of credit extensions and adverse change in nonperforming asset levels.

Noninterest income increased from $1,387 in 1996 to $1,776 in 1997, an increase of $389 or 28.0 percent. The majority of such increase resulted from a $250 litigation settlement paid by a securities broker to the Company's wholly-owned subsidiary, Community Bank. The settlement was awarded with respect to Community Bank's business relationship with this broker prior to 1995. This nonrecurring addition had a $148.5 positive impact on earnings after applicable income taxes and legal fees. Noninterest income also was favorably influenced by a 5.6 percent increase in service charges, fees and commissions.

Noninterest expense for the Company increased $573 to $7,956 for 1997 compared to $7,383 for 1996. The increase was primarily caused by higher amounts of salaries and employee benefits expense and other expenses. Salaries and employee benefits expense increased as a result of annual merit raises, employee additions from the Eynon and Factoryville branch acquisition and costs associated with implementing the customer service training program. Higher levels of stationery and supplies costs resulting from the centralization of the purchasing department and newly-acquired branches were the major causes of the increase in other expenses.

Effective for financial statements issued for periods ending after December 15, 1997, the Company adopted SFAS No. 128, "Earnings per Share." The object of SFAS No. 128 is to simplify the EPS calculation and to make the United States standard for computation compatible with the EPS standards of other countries and with those of the International Accounting Standards Committee.

Under SFAS No. 128, two EPS calculations are required basic EPS, which is computed by dividing net income by the weighted-average common shares outstanding, and dilutive EPS, which is based on the weighted-average common shares outstanding plus all dilutive potential common shares outstanding.

The Company had no dilutive potential common shares outstanding during the three-year period ended December 31, 1997, therefore the per share data presented on the face of the consolidated statements of income relates to basic per share amounts.

On June 30, 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This Statement established standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Items falling under the scope of SFAS No. 130 include foreign currency items and unrealized gains and losses on available-for-sale debt and equity securities. According to the Statement, all items that are required to be recognized as components of comprehensive income are to be reported in a financial statement that is displayed with the same prominence as other financial statements.

SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The impact on the Company after adoption of this Statement in the first reporting period of 1998 would be to require additional disclosures in the Company's financial statements.

On June 30, 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for the way public companies report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The impact, if any, of this Statement on the Company after adoption in 1998 could be to require additional disclosures in the Company's financial statements.

The most significant factor that can have a material effect on the financial performance of all industries is the Y2K issue. The issue regards how application software products and operating systems will handle the Y2K dilemma. Many existing software products were designed only to handle a two-digit date position, representing the year. As a result, the possibility exists that 1999 will be the last year that the existing systems can process accurately. For financial institutions, this can lead to erroneous checking account transactions, interest calculations or payment schedules. It can also cause problems with ATM systems or credit and debit cards. The potential problems do not end at financial systems. Any machine or device controlled by a computer is susceptible to the Y2K problem. Estimates for fixing the Y2K problem are as high as $600.0 billion for companies throughout the world. Governments may also experience major difficulties. A U.S. Office of Management and Budget report issued on December 16, 1997, indicated that barely 25.0 percent of federal systems are ready for Y2K. The United States federal government estimates that it will spend a minimum of $3.9 billion to avert widespread government computer crashes.

Banks are already feeling the effects of the Y2K problem. Banks that started late or have yet to begin addressing the Y2K problem have been stiffly penalized for their tardiness. The Federal Reserve Board ordered a cease-and-desist order to three affiliated Georgia banks in November of 1997 due to their lack of preparedness regarding the Y2K issue. Other banks with serious Y2K problems have put themselves up for sale or are looking to merge with healthier banks. High code-fixing costs have hindered product development, acquisition plans and other initiatives at other banks. It is predicted that between 5.0 percent and 20.0 percent of banks will fail as a direct result of the Y2K dilemma. Mid- and small-size banks will be particularly vulnerable due mostly to problems in finding programmers and lack of technical capabilities.

Regulatory and accounting authorities have found the Y2K issue so important that they recently issued guidance on compliance. On October 8, 1997, the staff of the SEC's Divisions of Corporation Finance and Investment Management issued Staff Legal Bulletin No. 5, reminding public operating companies, investment advisors and investment companies to consider their disclosure obligations relating to the anticipated costs, problems and uncertainties associated with the Y2K issue. The Bulletin was revised on January 12, 1998. In addressing the Y2K issue, each company must consider several factors in determining its potential costs and uncertainties.
These factors include an assessment of the company's software, hardware and nature of its industry. Also, companies must coordinate with other entities with which they electronically interact, both domestically and internationally, such as suppliers, customers, creditors, borrowers and financial service organizations. The SEC notes that a company that does not successfully address its Y2K problem may face material adverse consequences.

On November 12, 1997, the Federal Reserve Board issued SR 97-29, "Guidance Regarding the Federal Reserve's Year 2000 Supervision Program and Possible Supervisory Follow-up Actions." The Federal Reserve has intensified its efforts in dealing with Y2K compliance issues. These efforts include: (i) heightening awareness levels in the United States and international banking markets regarding the importance of Y2K readiness; (ii) developing, in conjunction with other federal banking agencies, an interagency statement outlining the steps that domestic and foreign banks operating in the United States should take to address the century date change and establishing uniform, coordinated examination programs; (iii) examining banking organizations supervised by the FRB to determine the level of awareness and attention to Y2K compliance obligations; (iv) requiring the discussion of Y2K-related issues at meetings between senior bank officials and FRB staff;
(v) appointing an official in the FRB's Division of Banking Supervision and Regulation to address Y2K issues on a full-time basis; (vi) designating senior staff at each Federal Reserve Bank to coordinate Y2K supervisory-related matters and provide information to Congress, the media and the public about Y2K issues related to the banking industry.

SR 97-29 updates the current status of the FRB's Y2K supervision program and provides added guidance on steps to be taken by FRB examiners and supervisors to address deficiencies in a bank's Y2K remediation program. The FRB's Y2K supervision program was distributed to member banks and other interested parties as guidance relating to: (i) examination of all banks by mid-1998; (ii) examiner risk assessments, including the examination of Y2K credit risk; (iii) possible supervisory follow-up actions; (iv) international coordination; (v) treatment of Y2K issues in the context of applications by organizations considering mergers and acquisitions or seeking other regulatory approvals; (vi) consumer-related information systems; (vii) multi-regional data processing servicers supervision program; and (viii) vendor certification.

The FASB EITF Issue No. 96-14, "Accounting for Costs Associated with Modifying Computer Software for the Year 2000," instructs auditors to verify that clients are properly accounting for Y2K computer modifications. EITF Issue No. 96-14 addresses accounting for the internal and external costs specifically associated with the modification of internal-use computer software for the Year 2000. Purchases of hardware or software that replace existing software that is not Y2K compliant or impairment or amortization issues relating to existing assets are not addressed in the issue. The EITF concluded that internal and external costs specifically associated with modifying internal-use software for the Year 2000 should be charged to expense as incurred.

The Company has been working diligently to resolve the Y2K effects for quite some time. An extensive internal assessment of all operational systems has been performed to identify the Company's exposure to the Y2K problem. All employees have evaluated the preparedness of their systems regarding Y2K. In performing this functional appraisal, the Company reviewed not only its computer systems but all date-sensitive materials. These materials include items such as preprinted forms, mechanical calendar stamps and other office equipment.

The Company depends on third-party providers for its data processing software. All of the suppliers were contacted to determine their readiness for the Y2K problem. Letters attesting to current vendor and release Y2K compliance have been received from suppliers. Extensive testing has been performed on all applications that are currently compliant to ensure compliance. Those systems requiring upgrades can be maintenanced through the Company's normal operations.

It has always been the Company's practice to remain current in software technology. In doing so, the Company's exposure related to Y2K compliance has been greatly limited. Many of the Company's mission-critical software applications already recognize the four-digit year due to the timely migration to new software releases. Major operating systems are either currently Y2K compliant or are scheduled for upgrading by the end of 1998.

Planned introduction of a Wide Area Network by the first quarter of 1999 will provide a platform for the conversion of individual software packages resident on employees' personal computers to a standardized network software solution. Evaluation of the software to be selected for all general computer use is currently underway. Once chosen and installed, older, noncompliant software will be eliminated from Company use.

Internal functions are not the only ones that may effect the Company regarding Y2K. Customers of the Company may also encounter Y2K problems with their computers and other date-dependent equipment. Customers' profitability and liquidity positions could be adversely affected if their equipment fails to handle the century date change. This could lead to delinquencies on loans, possible defaults and bankruptcy filings in extreme cases. In order to mitigate this potential problem, loan customers are required to remit their Y2K status and financial statements to the Company by year-end 1998. During the second quarter of 1998, the Company will send documents to its loan customers requesting this information. The Company's stockholders, customers and staff will be continually updated regarding the progress of Y2K compliance through periodic seminars and workshops to be held during 1998.

Based on a current assessment of proposals received from third party vendors, the Company estimates its cost of becoming Y2K compliant to approximate $100.

NET INTEREST INCOME:

The major source of the Company's operating income is derived from net interest income. Net interest income is defined as the excess amount of interest and fees on loans and other investments over interest expense incurred on deposits and other funding sources used to support such assets. Net interest margin is the percentage of net interest income on a tax-equivalent basis to average earning assets. Variations in volumes and rates of earning assets and liabilities, in response to changes in general market rates, are the primary factors affecting net interest income. Net interest income levels are also influenced by the composition of earning assets and interest-bearing liabilities as well as the level of nonperforming assets.

















Management analyzes interest income and interest expense by segregating rate and volume components of earning assets and interest-bearing liabilities. The following table demonstrates the impact changes in the interest rates earned and paid on assets and liabilities, along with changes in the volume of earning assets and interest-bearing liabilities, have on net interest income. Earning assets averages include nonaccrual loans. Investment averages include available-for-sale securities at amortized cost. Investment securities and loans are adjusted to a tax-equivalent basis using a statutory tax rate of 34.0 percent. The net change attributable to the combined impact of rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

NET INTEREST INCOME CHANGES DUE TO RATE AND VOLUME

                                                          1997 VS. 1996                 1996 VS. 1995
                                                       _______________________     _________________________
                                                         INCREASE (DECREASE)           INCREASE (DECREASE)
                                                           ATTRIBUTABLE TO               ATTRIBUTABLE TO
                                                       _______________________     _________________________
                                                        TOTAL                       TOTAL
                                                        CHANGE   RATE   VOLUME      CHANGE    RATE    VOLUME
                                                       _______   ____   ______     _______   _____   _______
Interest income:
Loans:
  Taxable.............................................. $1,472   $(66)  $1,538     $ 1,206   $ (19)  $ 1,225
  Tax-exempt...........................................    247     (7)     254         106      82        24
Investments:
  Taxable..............................................   (616)   288     (904)     (2,767)    (35)   (2,732)
  Tax-exempt...........................................    111    (47)     158       1,187     (10)    1,197
Federal funds sold.....................................     (9)     4      (13)       (700)     (2)     (698)
                                                        ------   ----   ------     -------   -----   -------
    Total interest income..............................  1,205    172    1,033        (968)     16      (984)
                                                        ------   ----   ------     -------   -----   -------


Interest expense:
Money market accounts..................................      4     43      (39)       (229)   (110)     (119)
NOW accounts...........................................     66     28       38          32       9        23
Savings accounts.......................................   (117)   (54)     (63)       (320)   (172)     (148)
Time deposits less than $100...........................    500     46      454           2     (62)       64
Time deposits $100 or more.............................    149     70       79        (124)    (31)      (93)
Short-term borrowings..................................      5     (1)       6        (674)    (60)     (614)
Long-term debt.........................................    (89)    40     (129)       (131)    (20)     (111)
                                                        ------   ----   ------     -------   -----   -------
    Total interest expense.............................    518    172      346      (1,444)   (446)     (998)
                                                        ------   ----   ------     -------   -----   -------
    Net interest income................................ $  687   $      $  687     $   476   $ 462   $    14
                                                        ======   ====   ======     =======   =====   =======

Tax-equivalent net interest income rose to $13,378 in 1997, an increase of $687 or 5.4 percent, compared to 1996. This increase was due entirely to the growth in the average volume of earning assets over the volume of average interest-bearing liabilities comparing 1997 to 1996. Specifically, the favorable volume variance resulted from an increase in the volumes of loans partially offset by reductions in investment volumes and greater time deposit volumes. For 1997, the Company's average loan volumes equaled $241.9 million, a $23.1 million or 10.5 percent increase over 1996. This $23.1 million increase accounted for a $1,792 positive influence on interest income. The Company, moving towards localizing a larger portion of its earning assets into loans, materially reduced its investment volumes in 1997. For the year ended December 31, 1997, the Company's average investment volumes declined $11.4 million or 10.3 percent to $98.8 million. In executing this strategic decision, the Company experienced a negative investment volume variance of $746, partially offsetting the favorable loan volume variance. Also mitigating the positive influence of larger loan volumes was an increase in interest expense related to the growth of time deposits. For 1997, time deposits less than $100 averaged $165.5 million while time deposits $100 or more averaged $29.1 million. In contrast, time deposits less than $100 averaged $157.3 million and time deposits $100 or more averaged $27.8 million in 1996. These volume changes accounted for a $533 increase in interest expense for 1997 related to time deposit volumes.

Net interest income was not impacted by rate variances as the tax-equivalent yield on earning assets rose correspondingly to the cost of funds rate on interest-bearing liabilities. The tax-equivalent yield on earning assets increased from 7.85 percent in 1996 to 7.93 percent in 1997. On a tax-equivalent basis, interest income on earning assets increased $172
due to yield appreciation.   The main reason for the increase was a change
in rates on taxable investments. The 17 basis point increase in the yield on taxable investments resulted in a positive rate variance of $288. The improvement in the yield on taxable investments was a result of the reinvestment of cash flows from maturing adjustable-rate U.S. Government agencies to higher-yielding investments. Management retained certain low-yielding securities when it reconstituted the investment portfolio during 1995 due to their significant market value depreciation and short contractual lives. Approximately 56.5 percent of such securities matured in 1997, allowing management to reinvest the proceeds in higher-yielding investments. The remaining 43.5 percent of these securities mature in 1998 with the exception of one adjustable-rate security due in January of 2000. Partially offsetting this increase was a $73 negative rate variance on loans. In 1997, the Company's taxable portion of the loan portfolio yielded 8.55 percent. For the same period of 1996, the taxable loan yield equaled 8.66 percent. Loan yields on the tax-exempt portion of the portfolio also declined in 1997. For the year-ended December 31, 1997, the Company's yield on the tax-exempt portion of the portfolio equaled 8.08 percent compared to 8.21 percent from a year earlier. These declines resulted from general reductions in market rates and increased competition during 1997. The increase in interest expense of $172, resulting from interest rate changes on interest-bearing liabilities, was the same as the rate variance on earning assets. Approximately two-thirds of the rate
variance on RSL was caused by increased fund costs on time deposits.   For
1997, the average rate paid on time deposits less than $100 equaled 5.70 percent compared to 5.67 percent paid for 1996. The average rate paid on
time deposits $100 or more was also higher than 1996.   For the year-ended
December 31, 1997, the average rate paid on time deposits $100 or more equaled 6.17 percent, a 24 basis point increase over the 5.93 percent recorded for 1996. For 1997, the Company's net interest margin improved to
3.87 percent compared to 3.79 percent for 1996. The more influential role of the loan portfolio in the Company's earning assets mix helped to offset its increased cost of funds caused by the highly competitive deposit-gathering environment.

Management expects the sizeable gain in loan volumes and increased emphasis on fund costs will have a positive effect on its net interest income. However, should general market rates increase or the competition in deposit-gathering intensify, increases in net interest income may be hindered. Management is also aware that a deterioration in local unemployment conditions resulting in higher levels of nonaccrual loans may also dilute these positive net interest income influences.































SUMMARY OF NET INTEREST INCOME

                                                           1997                            1996
                                                ___________________________     ___________________________
                                                         INTEREST  AVERAGE               INTEREST  AVERAGE
                                                AVERAGE  INCOME/   INTEREST     AVERAGE  INCOME/   INTEREST
                                                BALANCE  EXPENSE     RATE       BALANCE  EXPENSE     RATE
                                                _______  ________  ________     _______  ________  ________
ASSETS:
Earning assets:
Loans:
  Taxable..................................... $233,001   $19,916      8.55%   $213,071   $18,444      8.66%
  Tax-exempt..................................    8,876       717      8.08       5,724       470      8.21
Investments:
  Taxable.....................................   60,975     3,406      5.59      74,233     4,022      5.42
  Tax-exempt..................................   37,818     3,116      8.24      35,923     3,005      8.37
Federal funds sold............................    5,265       291      5.53       5,508       300      5.45
                                               --------   -------              --------   -------
    Total earning assets......................  345,935    27,446      7.93%    334,459    26,241      7.85%
Less: allowance for loan losses...............    3,919                           4,014
Other assets..................................   17,334                          16,834
                                               --------                        --------
    Total assets.............................. $359,350                        $347,279
                                               ========                        ========


LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Money market accounts......................... $ 16,854       533      3.16%   $ 18,144       529      2.92%
NOW accounts..................................   18,464       403      2.18      16,661       337      2.02
Savings accounts..............................   65,081     1,899      2.92      67,144     2,016      3.00
Time deposits less than $100..................  165,487     9,425      5.70     157,271     8,925      5.67
Time deposits $100 or more....................   29,092     1,796      6.17      27,755     1,647      5.93
Short-term borrowings.........................      138         8      5.80          51         3      5.88
Long-term debt................................       45         4      8.89       2,122        93      4.38
                                               --------   -------              --------   -------
    Total interest-bearing liabilities........  295,161    14,068      4.77%    289,148    13,550      4.69%
Noninterest-bearing deposits..................   27,448                          26,329
Other liabilities.............................    3,913                           2,968
Stockholders' equity..........................   32,828                          28,834
                                               --------   -------              --------   -------
    Total liabilities and stockholders' equity $359,350    14,068              $347,279    13,550
                                               ========   -------              ========   -------
    Net interest/income spread................            $13,378      3.16%              $12,691      3.16%
    Net interest margin.......................            =======      3.87%              =======      3.79%
Tax-equivalent adjustments:
Loans.........................................            $   244                         $   160
Investments...................................              1,060                           1,022
                                                          -------                         -------
    Total adjustments.........................            $ 1,304                         $ 1,182
                                                          =======                         =======










Note: Average balances were calculated using average daily balances. Average balances for loans include nonaccrual loans.  Available-for-sale securities, included in investment securities, are stated at amortized cost with the related average unrealized holding gain of $1,166 in 1997 and $337 in 1996, and an average unrealized holding loss of $1,272 in 1995 and $4,217 in 1994 included in other assets.  Tax-equivalent adjustments were calculated using the prevailing statutory tax rate of 34.0 percent.

SUMMARY OF NET INTEREST INCOME (CONTINUED)


                                                           1995                            1994
                                                ___________________________     ___________________________
                                                         INTEREST  AVERAGE               INTEREST  AVERAGE
                                                AVERAGE  INCOME/   INTEREST     AVERAGE  INCOME/   INTEREST
                                                BALANCE  EXPENSE     RATE       BALANCE  EXPENSE     RATE
                                                _______  ________  ________     _______  ________  ________
ASSETS:
Earning assets:
Loans:
  Taxable..................................... $195,047   $17,238      8.84%   $185,318   $15,761      8.50%
  Tax-exempt..................................    4,649       364      7.83       3,657       272      7.44
Investments:
  Taxable.....................................  113,675     6,789      5.97     136,386     7,826      5.74
  Tax-exempt..................................   20,775     1,818      8.75      20,609     1,817      8.82
Federal funds sold............................   17,070     1,000      5.86         384        26      6.77
                                               --------   -------              --------   -------
    Total earning assets......................  351,216    27,209      7.75%    346,354    25,702      7.42%
Less: allowance for loan losses...............    3,816                           3,540
Other assets..................................   11,770                           7,586
                                               --------                        --------
    Total assets.............................. $359,170                        $350,400
                                               ========                        ========


LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Money market accounts......................... $ 21,869       758      3.47%   $ 23,955       792      3.31%
NOW accounts..................................   15,550       305      1.96      15,151       297      1.96
Savings accounts..............................   71,911     2,336      3.25      83,142     2,602      3.13
Time deposits less than $100..................  155,183     8,923      5.75     139,641     6,905      4.94
Time deposits $100 or more....................   29,336     1,771      6.04      25,995     1,553      5.97
Short-term borrowings.........................    9,935       677      6.82      11,186       545      4.87
Long-term debt................................    4,715       224      4.75       5,050       248      4.91
                                               --------   -------              --------   -------
    Total interest-bearing liabilities........  308,499    14,994      4.86%    304,120    12,942      4.26%
Noninterest-bearing deposits..................   24,090                          21,849
Other liabilities.............................      547                           1,120
Stockholders' equity..........................   26,034                          23,311
                                               --------   -------              --------   -------
    Total liabilities and stockholders' equity $359,170    14,994              $350,400    12,942
                                               ========   -------              ========   -------
    Net interest/income spread................            $12,215      2.89%              $12,760      3.16%
                                                          =======                         =======
    Net interest margin.......................                         3.48%                           3.68%

Tax-equivalent adjustments:
Loans.........................................            $   124                         $    93
Investments...................................                618                             618
                                                          -------                         -------
    Total adjustments.........................            $   742                         $   711
                                                          =======                         =======












SUMMARY OF NET INTEREST INCOME (CONTINUED)


                                                           1993
                                                ___________________________
                                                         INTEREST  AVERAGE
                                                AVERAGE  INCOME/   INTEREST
                                                BALANCE  EXPENSE     RATE
                                                _______  ________  ________
ASSETS:
Earning assets:
Loans:
  Taxable..................................... $172,416   $15,748      9.13%
  Tax-exempt..................................    2,343       226      9.65
Investments:
  Taxable.....................................  113,380     6,962      6.14
  Tax-exempt..................................   16,841     1,588      9.43
Federal funds sold............................    5,536       187      3.38
                                               --------   -------
    Total earning assets......................  310,516    24,711      7.96%
Less: allowance for loan losses...............    2,886
Other assets..................................   11,784
                                               --------
    Total assets.............................. $319,414
                                               ========


LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Money market accounts......................... $ 22,267       726      3.26%
NOW accounts..................................   14,406       338      2.35
Savings accounts..............................   73,400     2,450      3.34
Time deposits less than $100..................  131,572     6,925      5.26
Time deposits $100 or more....................   25,960     1,304      5.02
Short-term borrowings.........................    1,005        33      3.28
Long-term debt................................    3,866       224      5.79
                                               --------   -------
    Total interest-bearing liabilities........  272,476    12,000      4.40%
Noninterest-bearing deposits..................   19,657
Other liabilities.............................    4,104
Stockholders' equity..........................   23,177
                                               --------   -------
    Total liabilities and stockholders' equity $319,414    12,000
                                               ========   -------
    Net interest/income spread................            $12,711      3.56%
                                                          =======
    Net interest margin.......................                         4.09%
Tax-equivalent adjustments:
Loans.........................................            $    77
Investments...................................                540
                                                          -------
    Total adjustments.........................            $   617
                                                          =======












PROVISION FOR LOAN LOSSES:

The provision for loan losses for the nation's top 50 banks increased 20.0 percent in 1997 to $12.6 billion. This increase came in response to a rise in net charge-offs for the year of 10.8 percent to $12.3 billion. However, as a percentage of average loans outstanding, net charge-offs fell to 0.56
percent in 1997 compared to 0.63 percent in 1996.   The more cautious
approach allowed the provisions to outdistance charge-offs by $300.0 million for the year. Repercussions from the Asian market crisis and increases in credit card charge-offs may lead to higher charge-off ratios in 1998. A need to replenish loan loss reserves along with a continued strong loan demand, may prompt the banking industry to take greater loan loss provisions in 1998.

The Company makes provisions for loan losses based on evaluations of its allowance for loan losses account. Factors such as previous loan experience, overall loan portfolio characteristics, prevailing economic conditions and other relevant factors are taken into consideration when determining the provision. Based on its most current valuation, management believes that the allowance is adequate to absorb any known and inherent losses in the portfolio.

In line with the stance taken by the banking industry, the Company increased its provision for loan losses by $60 to $360 in 1997 from the $300 taken in 1996. Management believes that maintaining a standard monthly charge to operations in the form of a provision is warranted, despite maintaining an adequate allowance account, as nonperforming asset levels have risen and loan demand has increased. If the strong loan demand of 1997 continues or nonperforming asset levels deteriorate, management will consider adjusting the monthly provision amount for 1998.

NONINTEREST INCOME:

The Company recorded noninterest income of $1,776, a $389 or 28.0 percent increase over the $1,387 reported for 1996. As previously mentioned, the primary cause of the increase was the settlement of a lawsuit against an investment securities broker.

Service charges, fees and commissions increased $81 or 5.6 percent from $1,445 for the year-ended December 31, 1996, to $1,526 for the same period of 1997. The major contributing factor to this increase was an increase in fees collected on insufficiently-funded customer accounts. The net investment securities losses of $58 recorded for 1996 resulted from the disposition of four adjustable-rate CMOs with a carrying value of $1,487. The disposition resulted from an Investment Committee decision based on a reassessment of the appropriateness of the securities related to their structure, composition and characteristics in line with future investment goals.

NONINTEREST EXPENSE:

The general components of noninterest expense include the costs of providing salaries and necessary employee benefits, maintaining facilities and general operating costs such as insurance, supplies, advertising, data processing and other related expenses. Several of these costs and expenses are variable while the remainder are fixed. In its efforts to control the variable portion of these expenses, management employs budgets and other related strategies.

Americans' wages and benefits rose in 1997 at the quickest pace in four years. According to the Labor Department, the Employment Cost Index, considered the best measure of changes in wages and benefit costs, rose 3.3 percent for 1997. For the final quarter of 1997, wages and benefits rose
1.0 percent, the largest increase since the final quarter of 1992. This trend is expected to continue for 1998 as employers will need to raise compensation to retain workers in the tightest job market in a generation.

For the year ended December 31, 1997, noninterest expense totaled $7,956, a $573, or 7.8 percent increase, compared to 1996. The Company had a net overhead expense to average assets ratio of 1.8 percent, slightly higher than the 1.7 percent recorded in 1996. However, with respect to the peer group ratio of 2.7 percent, the Company continues to demonstrate greater efficiency. A company can also measure its efficiency with the operating efficiency ratio. This ratio is defined as a company's noninterest expense, excluding other real estate expense, as a percentage of net interest income and noninterest income less nonrecurring gains and losses. The Company's operating efficiency ratio was less favorable compared to 1996 as it equaled 58.3 percent in 1997, compared to 56.4 percent in 1996. The acquisition of the Eynon and Factoryville branches increased the Company's noninterest expense levels thus causing a corresponding adverse effect to the Company's efficiency ratio.

The majority of the Company's noninterest expense comes from salaries and benefits. For the year-ended December 31, 1997, these expenses totaled $4,098 and composed 51.5 percent of noninterest expense. This marked a $290 or 7.6 percent increase compared to 1996. The cost associated with personnel performance appraisals in the form of merit increases approximated 50.0 percent of the $290 change. The remainder of this increase is attributable to employee additions from the branch acquisition and customer service employee training expenses.

In February of 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." The Statement: (i) revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of pensions or other postretirement benefit plans; (ii) standardizes the disclosure requirements for benefits of such plans to the extent practicable; (iii) requires additional information on changes in the benefit obligations and fair value of plan assets that will facilitate financial analysis; (iv) eliminates certain disclosures that are no longer useful as they were when Statements No. 87, "Employers' Accounting for Pensions," No. 88, "Employers' Accounting for Settlement and Curtailment of Defined Benefit Pension Plans and for Termination Benefits," and No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," were issued.

SFAS No. 132 is effective for fiscal years beginning after December 31, 1997. Most of the changes in the disclosure provisions of SFAS No. 132 address defined benefit plans. The Company's adoption of this Statement on January 1, 1998, will not significantly change the disclosure requirements nor will it have any effect on operating results or financial position.

Net occupancy and equipment expense aggregated $1,199 for the year-ended December 31, 1997, slightly lower than the amount recorded for the same period last year. Lower maintenance and lease costs related to bank facilities and equipment used in normal banking operations were the major causes of the decline. On January 2, 1998, Community Bank acquired land in Clarks Summit, Pennsylvania for $1.2 million to construct an administrative center and branch facility. This project, having an estimated aggregate cost of $4.0 million, should be completed during the first quarter of 1999. The project will be funded through normal operations.

Other expenses totaled $2,659 in 1997, an increase of $297 or 12.6 percent compared to the $2,362 recorded in 1996. This unfavorable variance stemmed from a nonrecurring increase in stationery and supplies expense during the second quarter. This nonrecurring charge was associated with the Company's decision to centralize its purchasing department. Also contributing to the higher stationery and supplies expense level were expenses related to the Company's new imaging system and those related to the Eynon and Factoryville branches. The overall increase in 1997 compared to 1996
related to stationery and supplies amounted to $149.   To a lesser degree,
increased postage costs resulted in a higher level of noninterest expenses for 1997. These costs were a result of numerous mailings to existing and potential customers of the Eynon and Factoryville branches and an enhancement in the distribution of Company information to stockholders.

On November 12, 1997, the FDIC issued a press release to announce that it will retain existing insurance premiums for the first half of 1998. Risk-related assessment rates for both the BIF and the SAIF will remain in the 0 to 27 basis point range on an annual basis. The FDIC noted that: (i) over 95.0 percent of all BIF-member institutions are estimated to be listed in the lowest risk category thus paying no premiums. Only 0.1 percent are estimated to be in the 27 cents per 100 dollars in deposits premium category. The average annual assessment rate is projected to be 0.08 cents per 100 dollars. The FDIC-approved rate schedule is expected to maintain the BIF's reserve ratio above the Congressional mandated 1.25 percent through June 30, 1998. At June 30, 1997, the BIF reserve ratio was 1.35 percent; (ii) over 90.0 percent of all SAIF-member institutions are estimated to pay no premiums. The average annual assessment rate is estimated to be 0.32 cents per 100 dollars, which is expected to maintain SAIF reserves over the 1.25 percent mandated ratio. At June 30, 1997, the SAIF reserve ratio was 1.32 percent; (iii) there will be a separate levy assessed on all FDIC-insured institutions to bear the cost of bonds sold by the Finance Corporation ("FICO") between 1987 and 1989 in support of the former Federal Savings and Loan Insurance Corporation. The 1996 law requires the FICO rate on BIF-assessable deposits to be one-fifth the rate for SAIF-assessable deposits until January 1, 2000, or earlier should the two funds merge.

The FDIC is currently considering eliminating the $100 insurance on deposits. FDIC insurance has existed since the Depression in the 1930s when many U.S. banks failed. There are five proposals being considered for overhauling the program. They are: (i) eliminating the $100 federal guarantee of safety per person per bank; (ii) privatizing the program, removing the federal government as the insurance provider and letting private insurance companies or the individual banks handle the insurance;
(iii) reducing the guarantee to $50 per person per bank; (iv) reducing the guarantee to $100 per person, regardless of bank; and (v) making no changes to the existing system.

Large banks are in favor of changing the system as they are confident that the government will not let them fail. Smaller banks would like the system to remain the way it is for fear that a change would lead depositors away from the small banks and into the larger ones. Those who do not move their funds from smaller banks to larger ones may choose to invest in the stock market if their deposits are no longer federally guaranteed as the return on stocks is better than that on deposits. Reforms to the current system may adversely impact the Company's deposits in the future. The cost associated with FDIC insurance for the Company was $40 in 1997 and $48 in 1996.














Major components of noninterest expense for the past five years are summarized as follows:

NONINTEREST EXPENSE

YEAR ENDED DECEMBER 31                                               1997     1996     1995     1994     1993
_____________________________________________________________________________________________________________
Salaries and employee benefits expense:
Salaries and payroll taxes........................................ $3,420   $3,251   $3,429   $3,022   $2,585
Employee benefits.................................................    678      557      599      760      746
                                                                   ------   ------   ------   ------   ------
  Salaries and employee benefits expense..........................  4,098    3,808    4,028    3,782    3,331
                                                                   ------   ------   ------   ------   ------

Net occupancy and equipment expense:
Net occupancy expense.............................................    579      602      684      784      680
Equipment expense.................................................    620      611      538      465      654
                                                                   ------   ------   ------   ------   ------
  Net occupancy and equipment expense.............................  1,199    1,213    1,222    1,249    1,334
                                                                   ------   ------   ------   ------   ------

Other expenses:
Marketing expense.................................................    269      242      281      201      211
Other taxes.......................................................    255      218      200      191      127
Stationery and supplies...........................................    375      226      250      262      338
Contractual services..............................................    864      871      879      727      597
Insurance including FDIC assessment...............................     74       84      480      717      807
Other.............................................................    822      721      854      820    1,107
                                                                   ------   ------   ------   ------   ------
  Other expenses..................................................  2,659    2,362    2,944    2,918    3,187
                                                                   ------   ------   ------   ------   ------
    Total noninterest expense..................................... $7,956   $7,383   $8,194   $7,949   $7,852
                                                                   ======   ======   ======   ======   ======


INCOME TAXES:

The Company reported tax expense of $1,134 in 1997 compared to $1,013 in 1996. The effective tax rate for 1997 was 20.5 percent, up from the 19.4 percent reported for 1996. The Company's higher effective tax rate for 1997 was due to the overall improvement in income levels for the year. Despite the rise, this rate was significantly better than the 25.5 percent effective tax rate reported by the peer group for 1997. Management expects the Company's effective tax rate for 1998 to remain relatively stable with the 1997 level through emphasizing income on tax-exempt investments and loans and utilizing investment tax credits available through its investment in a residential housing program for elderly and low- to moderate-income families. The aggregate amount of tax credits available from such project that will be recognized over ten years ending 2003 is $895.

It is management's determination that a valuation reserve need not be established for the deferred tax assets as it is more likely than not that these assets could be principally realized through carryback to taxable income in prior years and by future reversals of existing taxable temporary differences or, to a lesser extent, through future taxable income. The Company performs quarterly reviews on the tax criteria related to the recognition of deferred tax assets.
COMM BANCORP, INC.
INDEPENDENT AUDITORS' REPORT

Board of Directors
 and Stockholders
Comm Bancorp, Inc.
Forest City, Pennsylvania


We have audited the accompanying consolidated balance sheets of Comm Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Comm Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



February 9, 1998


/s/ Kronick Kalada Berdy & Co.
KRONICK KALADA BERDY & CO., P.C.
Kingston, Pennsylvania


COMM BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31                                                            1997       1996       1995
____________________________________________________________________________________________________________
INTEREST INCOME:
Interest and fees on loans:
  Taxable...................................................................   $19,916    $18,444    $17,238
  Tax-exempt................................................................       473        310        240
Interest on investment securities held-to-maturity:
  Taxable...................................................................                           3,830
  Tax-exempt................................................................                             895
Interest and dividends on investment securities available-for-sale:
  Taxable...................................................................     3,274      3,914      2,839
  Tax-exempt................................................................     2,056      1,983        305
  Dividends.................................................................       132        108        120
Interest on federal funds sold..............................................       291        300      1,000
                                                                               -------    -------    -------
    Total interest income...................................................    26,142     25,059     26,467
                                                                               -------    -------    -------

INTEREST EXPENSE:
Interest on deposits........................................................    14,056     13,454     14,093
Interest on short-term borrowings...........................................         8          3        677
Interest on long-term debt..................................................         4         93        224
                                                                               -------    -------    -------
    Total interest expense..................................................    14,068     13,550     14,994
                                                                               -------    -------    -------
    Net interest income.....................................................    12,074     11,509     11,473
Provision for loan losses...................................................       360        300        435
                                                                               -------    -------    -------
    Net interest income after provision for loan losses.....................    11,714     11,209     11,038
                                                                               -------    -------    -------

NONINTEREST INCOME:
Service charges, fees and commissions.......................................     1,526      1,445      1,197
Litigation recovery.........................................................       250
Net investment securities losses............................................                  (58)    (4,393)
                                                                               -------    -------    -------
    Total noninterest income (loss).........................................     1,776      1,387     (3,196)
                                                                               -------    -------    -------

NONINTEREST EXPENSE:
Salaries and employee benefits expense......................................     4,098      3,808      4,028
Net occupancy and equipment expense.........................................     1,199      1,213      1,222
Other expenses..............................................................     2,659      2,362      2,944
                                                                               -------    -------    -------
    Total noninterest expense...............................................     7,956      7,383      8,194
                                                                               -------    -------    -------
Income (loss) before income taxes...........................................     5,534      5,213       (352)
Provision for income tax expense (benefit)..................................     1,134      1,013       (552)
                                                                               -------    -------    -------
    Net income..............................................................   $ 4,400    $ 4,200    $   200
                                                                               =======    =======    =======

PER SHARE DATA:
Net income..................................................................   $  2.00    $  1.91    $  0.09
Cash dividends declared.....................................................   $  0.30    $  0.28    $  0.21
Average common shares outstanding........................................... 2,200,960  2,200,080  2,200,080

See notes to consolidated financial statements.

COMM BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

DECEMBER 31                                                                               1997          1996
____________________________________________________________________________________________________________
ASSETS:
Cash and due from banks.............................................................. $  9,040      $  7,732
Federal funds sold...................................................................    8,225         3,300
Investment securities available-for-sale.............................................  105,666       101,994
Loans, net of unearned income........................................................  250,227       235,803
  Less: allowance for loan losses....................................................    3,798         3,944
                                                                                      --------      --------
Net loans............................................................................  246,429       231,859
Premises and equipment, net..........................................................    3,772         3,092
Accrued interest receivable..........................................................    2,575         2,671
Other assets.........................................................................    6,104         4,164
                                                                                      --------      --------
    Total assets..................................................................... $381,811      $354,812
                                                                                      ========      ========

LIABILITIES:
Deposits:
  Noninterest-bearing................................................................ $ 30,703      $ 26,424
  Interest-bearing...................................................................  301,678       294,032
                                                                                      --------      --------
    Total deposits...................................................................  332,381       320,456
Short-term borrowings................................................................    9,575
Long-term debt.......................................................................       44            46
Accrued interest payable.............................................................    1,714         1,758
Other liabilities....................................................................    1,995         1,296
                                                                                      --------      --------
    Total liabilities................................................................  345,709       323,556
                                                                                      --------      --------


STOCKHOLDERS' EQUITY:
Common stock, par value $0.33, authorized 12,000,000 shares, issued and outstanding:
 1997, 2,202,405 shares; 1996, 2,200,080 shares......................................      727           726
Capital surplus......................................................................    6,385         6,317
Retained earnings....................................................................   27,390        23,649
Net unrealized gain on available-for-sale securities.................................    1,600           564
                                                                                      --------      --------
    Total stockholders' equity.......................................................   36,102        31,256
                                                                                      --------      --------
    Total liabilities and stockholders' equity....................................... $381,811      $354,812
                                                                                      ========      ========















See notes to consolidated financial statements.

COMM BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                NET UNREALIZED         TOTAL
                                                      COMMON  CAPITAL  RETAINED GAIN (LOSS) ON  STOCKHOLDERS'
FOR THE THREE YEARS ENDED DECEMBER 31, 1997            STOCK  SURPLUS  EARNINGS     SECURITIES        EQUITY
____________________________________________________________________________________________________________
BALANCE, DECEMBER 31, 1994............................. $733   $6,310   $20,334        $(4,688)      $22,689
Net income.............................................                     200                          200
Dividends declared: $0.21 per share....................                    (462)                        (462)
Net unrealized gain on securities:
Securities transferred to available-for-sale...........                                  1,249         1,249
Other..................................................                                  4,219         4,219
                                                        ----   ------   -------        -------       -------
BALANCE, DECEMBER 31, 1995.............................  733    6,310    20,072            780        27,895
Net income.............................................                   4,200                        4,200
Dividends declared: $0.28 per share....................                    (623)                        (623)
Net unrealized loss on securities......................                                   (216)         (216)
Three-for-one stock split..............................   (7)       7
                                                        ----   ------   -------        -------       -------
BALANCE, DECEMBER 31, 1996.............................  726    6,317    23,649            564        31,256
Net income.............................................                   4,400                        4,400
Dividends declared: $0.30 per share....................                    (659)                        (659)
Dividend reinvestment plan: 2,325 shares issued........    1       68                                     69
Net unrealized gain on securities......................                                  1,036         1,036
                                                        ----   ------   -------        -------       -------
BALANCE, DECEMBER 31, 1997............................. $727   $6,385   $27,390        $ 1,600       $36,102
                                                        ====   ======   =======        =======       =======


























See notes to consolidated financial statements.

COMM BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31                                                              1997      1996      1995
____________________________________________________________________________________________________________
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...................................................................... $ 4,400   $ 4,200  $    200
Adjustments:
  Provision for loan losses.....................................................     360       300       435
  Depreciation, amortization and accretion......................................     947     1,037       528
  Amortization of loan fees.....................................................    (195)     (215)     (179)
  Deferred income tax expense (benefit).........................................      41       (66)     (140)
  Losses on sale of investment securities available-for-sale....................                58     4,393
  Gains on sale of loans........................................................     (34)                (72)
  Gains on sale of other real estate............................................     (49)      (35)      (36)
  Changes in:
    Accrued interest receivable.................................................      96       201      (236)
    Other assets................................................................     (81)       61      (783)
    Accrued interest payable....................................................    (146)       (3)      205
    Other liabilities...........................................................     170       203        95
                                                                                 -------   -------   -------
      Net cash provided by operating activities.................................   5,509     5,741     4,410
                                                                                 -------   -------   -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of available-for-sale securities............................             1,472    87,103
Proceeds from repayments of investment securities:
  Held-to-maturity..............................................................                       3,078
  Available-for-sale............................................................  31,150    24,860     1,896
Purchases of investment securities:
  Held-to-maturity..............................................................                        (179)
  Available-for-sale............................................................ (33,392)  (20,237)  (44,028)
Proceeds from sale of loans.....................................................   3,439               5,591
Proceeds from sale of other real estate.........................................     400       279       457
Net increases in lending activities............................................. (17,940)  (22,235)  (25,434)
Purchases of premises and equipment.............................................  (1,057)     (518)     (204)
Proceeds from acquisition of branches, net......................................  16,268
                                                                                 -------  --------  --------
      Net cash provided by (used in) investing activities.......................  (1,132)  (16,379)   28,280
                                                                                 -------  --------  --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net changes in:
  Money market, NOW, savings and noninterest-bearing accounts...................     (56)   (1,842)  (13,946)
  Time deposits.................................................................  (7,093)    5,199    14,877
  Short-term borrowings.........................................................   9,575             (15,956)
Payments on long-term debt......................................................      (2)   (3,002)   (2,002)
Proceeds from the issuance of common shares.....................................      69
Cash dividends paid.............................................................    (637)     (675)     (456)
                                                                                 -------  --------  --------
      Net cash provided by (used in) financing activities.......................   1,856      (320)  (17,483)
                                                                                 -------  --------  --------
      Net increase (decrease) in cash and cash equivalents......................   6,233   (10,958)   15,207
      Cash and cash equivalents at beginning of year............................  11,032    21,990     6,783
                                                                                 -------  --------  --------
      Cash and cash equivalents at end of year.................................. $17,265   $11,032  $ 21,990
                                                                                 =======  ========  ========

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
  Interest...................................................................... $14,112   $13,553  $ 14,789
  Income taxes..................................................................   1,022     1,315       114
Noncash items:
  Transfers of:
    Loans to other real estate..................................................     336       223       636
    Investments from held-to-maturity to available-for-sale.....................                     105,799
    Change in net unrealized losses (gains) on available-for-sale securities.... $(1,036)  $   216  $ (5,468)
  Fair value of assets acquired and liabilities assumed:
    Loans, premises and equipment............................................... $   730
    Core deposit intangible.....................................................   2,178
    Cash received...............................................................  16,268
    Accrued interest payable....................................................    (102)
                                                                                 -------
    Deposit liabilities assumed................................................. $19,074
                                                                                 =======

See notes to consolidated financial statements.



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF OPERATIONS:

Comm Bancorp, Inc., a bank holding company incorporated under the laws of Pennsylvania, provides a full range of banking services, including trust services, through its wholly-owned subsidiary, Community Bank and Trust Company ("Community Bank"). Community Bank services its individual and commercial customers through twelve full-service branches located within four counties of Pennsylvania. Susquehanna and Wyoming counties account for the predominant portion of Comm Bancorp, Inc.'s business activities, with Lackawanna and Wayne counties contributing to a lesser degree.

Community Bank faces competition primarily from other commercial banks, thrift institutions and credit unions within the Northeastern Pennsylvania market, many of which are substantially larger in terms of assets and liabilities. In addition, Community Bank experiences competition for deposits from mutual fund and security brokers. Consumer, mortgage and insurance companies compete for various types of loans. Principal methods of competing for banking and permitted nonbanking services include price, nature of product, quality of service and convenience of location.

The primary product of Community Bank is loans to finance one-to-four family residential properties. Other products include loans to small- and medium-sized businesses and individuals. Community Bank primarily funds its loans by offering certificates of deposit to commercial enterprises and individuals. Other product offerings include various demand and savings accounts.

Comm Bancorp, Inc. and Community Bank (collectively, the "Company") are subject to regulations of certain federal and state regulatory agencies and undergo periodic examinations.



BASIS OF PRESENTATION:

The consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles ("GAAP"), Regulation S-X, Item 302 of Regulation S-K and reporting practices applied in the banking industry. All significant intercompany balances and
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

transactions have been eliminated in the consolidation. The Company also presents herein condensed parent company only financial information regarding Comm Bancorp, Inc. ("Parent Company").

Prior period amounts are reclassified when necessary to conform with the current year's presentation.

USE OF ESTIMATES:

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting periods. Significant estimates that are particularly susceptible to material change in the next year relate to the allowance for loan losses, real estate acquired through foreclosure and intangible assets. Actual results could differ from those estimates.

Management maintains the allowance for loan losses at a level it believes adequate to absorb estimated potential credit losses. While historical loss experience provides a reasonable starting point for assessing the adequacy of the allowance account, management also considers a number of relevant factors that may cause estimated credit losses associated with the Company's current portfolio to differ from historical loss experience. These factors include: (i) changes in lending policies and procedures; (ii) economic conditions; (iii) nature and volume of the portfolio; (iv) loan review system; (v) volumes of past due and impaired loans; (vi) concentrations; (vii) borrowers' financial status; (viii) collateral value; and (ix) other factors deemed relevant by management. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. The Company employs the December 21, 1993, federal banking regulatory agencies' Interagency Policy Statement on the Allowance for Loans and Lease Losses as the primary analytical tool in assessing the adequacy of the allowance account.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Additionally, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowance based on information available to them at the time of their examination. Management is unaware of any such requirements based on the results of the Company's latest regulatory examination at September 15, 1997.

The valuation of real estate acquired in connection with foreclosures or in satisfaction of loans is written-down to the lower of the related loan balance or 80.0 percent of fair market value based upon estimates derived through independent appraisals. However, realization of sales proceeds may ultimately be higher or lower than those estimates.

Intangible assets include goodwill that resulted from the 1993 acquisition of The First National Bank of Nicholson and a core deposit intangible that resulted from the assumption of the deposit liabilities of two branches of First Union National Bank ("First Union") in 1997. However, if the future benefits are not derived, estimated amortization may increase and/or a charge for impairment may be recognized.

INVESTMENT SECURITIES:

Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires investments to be classified and accounted for as either held-to-maturity, available-for-sale or trading account securities based on management's intent at the time of acquisition. Management is required to reassess the appropriateness of such classifications at each reporting date. The Company does not buy or hold securities principally for the purpose of selling them in the near term in order to generate profits from market appreciation. Accordingly, management did not classify any investments as trading account securities during the three years ended December 31, 1997.

The Company classifies debt securities as held-to-maturity when management has the positive intent and ability to hold such securities to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

of premium and accretion of discount. The Company has not classified any securities as held-to-maturity since the September 30, 1995, transfer of all such securities to the available-for-sale classification.

Investment securities are designated as available-for-sale when they are to be held for indefinite periods of time for the purpose of implementing management's asset/liability strategies. The Company may also sell these securities in response to changes in interest rates, prepayment risk, liquidity requirements or other circumstances identified by management. Available-for-sale securities are reported at fair value, with unrealized gains and losses, net of income taxes, excluded from earnings and reported in a separate component of stockholders' equity. All marketable equity securities are accounted for at fair value. Restricted investment securities of the Federal Home Loan Bank of Pittsburgh ("FHLB-Pgh") and Federal Reserve Bank of Philadelphia ("FRB") are carried at cost.
Estimated fair values for investment securities are based on quoted market prices from a national electronic pricing service. All of the Company's investments trade actively in a liquid market.

Management periodically evaluates each investment security to determine whether a decline in fair value below the amortized cost basis is other than temporary. If a decline is judged to be other than temporary, the cost basis of the individual security is written-down to fair value with the amount of the write-down included in earnings. Realized gains and losses are computed using the specific identification method and are included in noninterest income. Premiums are amortized and discounts are accreted over the contractual lives of investment securities using the interest method, except for mortgage backed securities, where amortization and accretion are based on principal repayments.

Transfers of securities between categories are recorded at fair value at the date of the transfer, with the accounting for unrealized gains or losses determined by the category into which the security is transferred.

LOANS:

Loans are stated at principal amounts outstanding, net of unearned interest and net unamortized loan fees. Interest income is accrued on the principal
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

amount outstanding. Unearned interest on installment loans is recognized over the respective loan terms using the effective interest method. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized over the contractual life of the related loan as an adjustment of yield. Other credit related fees, such as commercial letters of credit fees and fees on unused, available lines of credit are recorded as service charges, fees and commissions in noninterest income when earned. The Company does not sell, provide servicing for others for a fee or securitize mortgage loans.

The Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," on January 1, 1997. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. SFAS No. 125 also provides implementation guidance for: (i) assessing isolation of transferred assets and for accounting for transfers of partial interests;
(ii) servicing of financial assets; (iii) securitizations; (iv) transfers of sales-type and direct financing lease receivables; (v) securities lending transactions; (vi) repurchase agreements; (vii) dollar-roll transactions; (viii) wash sales; (ix) loan syndications and participations;
(x) risk participations in banker's acceptances; (xi) factoring arrangements; (xii) transfers of receivables with recourse; and (xiii) extinguishment of liabilities. The accounting and reporting standards in SFAS No. 125 are based on consistent application of a financial-components approach that focuses on control. Under this approach, after a transfer of financial assets, an enterprise recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, except as amended in SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." Specifically, the provisions identified as being deferred under SFAS No. 127 include secured borrowings, collateralizations and transfers of financial assets that are part of repurchase agreements, 1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

dollar-rolls, securities lending and similar transactions. In 1997, the Company had no transfers of financial assets nor extinguishment of liabilities that fell under the scope of SFAS No. 125. The adoption of SFAS No. 127 in 1998 is not expected to have a material effect on operating results or financial position.

NONPERFORMING ASSETS:

In accordance with the guidance set forth in SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," a loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment is measured based on the present value of expected future cash flows discounted at a loan's effective interest rate, the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. When the measure of an impaired loan is less than the recorded investment in the loan, the impairment is recognized by adjusting the allowance for loan losses with a corresponding charge to the provision for loan losses.

Nonperforming assets consist of nonperforming loans and foreclosed assets. Accruing loans past due 90 days or more and loans impaired under SFAS Nos. 114 and 118 comprise nonperforming loans. Impaired loans consist of nonaccrual and restructured loans. A loan is classified as nonaccrual when it is determined that the collection of all or a portion of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless such loan is well secured and in the process of collection. When a loan is placed on nonaccrual, interest accruals discontinue and uncollected accrued interest is reversed against income in the current period. Interest collections after a loan has been placed on nonaccrual status are credited to income when received unless the collectibility of principal is in doubt, causing all collections to be applied as principal reductions. A nonaccrual loan is not returned to performing status until the loan is current as to principal and interest and has performed according to the contractual terms for a minimum of six

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

months. Restructured loans are loans with original terms, interest rate, or both, that have been modified as a result of a deterioration in the borrower's financial condition. Interest income on restructured loans is recognized when earned, using the interest method. The Company had the same one restructured loan during 1997 and 1996.

Foreclosed assets are comprised of properties acquired through foreclosure proceedings or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosures. The Company includes such properties in other assets. A loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets are recorded at the lower of the related loan balance or
80.0 percent of its appraised fair value at the time of acquisition. Any excess of the loan balance over the recorded value is charged to the allowance for loan losses. Subsequent declines in the recorded value of the property prior to its disposal and costs to maintain the assets are included in other expenses. In addition, any gain or loss realized upon disposal is included in other income or expense. The historical average holding period for such properties is less than twelve months.

ALLOWANCE FOR LOAN LOSSES:

The allowance for loan losses account is established through charges to earnings as a provision for loan losses. Loans, or portions of loans, determined to be uncollectible are charged against the allowance account and subsequent recoveries, if any, are credited to the account. Nonaccrual, restructured and large delinquent commercial and real estate loans are reviewed monthly to determine if carrying value reductions are warranted. Consumer loans are considered losses when they are 120 days past due, except those expected to be recovered through insurance or collateral disposition proceeds. Under SFAS No. 114, the allowance for loan losses related to impaired loans is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral-dependent loans.



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under home equity and credit card arrangements and commercial letters of credit. Such financial instruments are recorded in the financial statements when they are exercised.

PREMISES AND EQUIPMENT, NET:

Land is stated at cost. Premises, equipment and leasehold improvements are stated at cost less accumulated depreciation. The cost of routine maintenance and repairs is expensed as incurred. The costs of major replacements, renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are eliminated and any resulting gain or loss is reflected in noninterest income or noninterest expense. Depreciation is computed using the straight-line method based on the following useful lives:

Premises............................................................ 15-45 years
Equipment...........................................................  3-12 years
Leasehold improvements.............................................. 15 years

LONG-LIVED AND INTANGIBLE ASSETS:

SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. Goodwill, the excess cost over the net assets acquired accounted for as a purchase, is included in other assets and amortized on a straight-line basis over 15 years. The core deposit intangible that resulted from the purchase of the Eynon and
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Factoryville branches is included in other assets and amortized on a straight-line basis over eight years. As of December 31, 1997, there were no events or changes in circumstances that would lead management to believe that the carrying amounts of these assets may not be recoverable.

EMPLOYEE BENEFIT PLANS:

The Company has a defined contribution plan covering all employees who have completed 1,000 hours of service, attained 21 years of age and have been employed by the Company for at least one year. Contributions to the plan are determined by the Board of Directors and are based on a prescribed percentage of the annual compensation of all participants. Pension costs are accrued monthly to salaries and benefits expense with the plan being funded annually.

In addition, the Company had a deferred compensation plan for certain senior management employees that it discontinued during the third quarter of 1996. Costs for the plan were accrued monthly in salaries and benefits expense. The Company had no recognition of gain or loss from the discontinuance of the plan.

In February of 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." The Statement: (i) revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of pensions or other postretirement benefit plans; (ii) standardizes the disclosure requirements for benefits of such plans to the extent practicable; (iii) requires additional information on changes in the benefit obligations and fair value of plan assets that will facilitate financial analysis; (iv) eliminates certain disclosures that are no longer useful as they were when Statements No. 87, "Employers' Accounting for Pensions," No. 88, "Employers' Accounting for Settlement and Curtailment of Defined Benefit Pension Plans and for Termination Benefits," and No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," were issued.


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

SFAS No. 132 is effective for fiscal years beginning after December 31, 1997. Most of the changes in the disclosure provisions of SFAS No. 132 address defined benefit plans. The Company's adoption of this Statement on January 1, 1998, will not significantly change the disclosure requirements nor will it have any effect on operating results or financial position.

TRUST ASSETS:

Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets since they are not the Company's assets. Trust income is recorded on a cash basis, which is not materially different than if reported on an accrual basis.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the estimated fair value of certain on- and off-balance sheet financial instruments.

Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial. Accordingly, such assets and liabilities are excluded from disclosure
requirements.   For example, no benefit is recorded for the value of low-
cost funding subsequently discussed. In addition, Community Bank's trust department contributes fee income annually. Trust assets and liabilities are not considered financial instruments for this disclosure, and their values have not been incorporated into the fair value estimates. Other significant items that are not considered financial instruments include deferred tax assets, premises and equipment, foreclosed assets and intangibles. Accordingly, the net aggregate fair value amounts presented do not represent the underlying value of the Company.

Approximately 97.4 percent and 98.0 percent of the Company's assets and
99.4 percent and 99.6 percent of its liabilities were considered financial instruments as defined in SFAS No. 107 at December 31, 1997 and 1996, respectively. In cases where quoted market prices are not available, fair
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets. In many cases, these values cannot be realized in immediate settlement of the instrument.

The following methods and assumptions were used by the Company to construct the summary table in Note 11 containing the fair value and related carrying amounts of financial instruments:

CASH AND CASH EQUIVALENTS: The carrying values of cash and cash equivalents as reported on the balance sheet approximate fair value.

INVESTMENT SECURITIES: The fair value of investment securities is based on quoted market prices. The carrying values of restricted equity securities approximate fair value.

NET LOANS: For adjustable-rate loans that reprice frequently and with no significant credit risk, fair values are based on carrying values. The fair values of all other loans are estimated using discounted cash flow analysis, using interest rates currently offered for loans with similar terms to borrowers of similar credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis determined by the loan review function or underlying collateral values, where applicable.

ACCRUED INTEREST RECEIVABLE: The carrying value of accrued interest receivable as reported on the balance sheet approximates fair value.

DEPOSITS WITHOUT STATED MATURITIES: The fair value of demand deposits, savings accounts and certain money market accounts, as required by SFAS No. 107, is the amount payable on demand at the reporting date. The fair value estimates do not include the benefit that results from such low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

DEPOSITS WITH STATED MATURITIES: The carrying value of adjustable-rate, fixed-term time deposits approximates their fair value at the reporting
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

date. The present value of future cash flows for fixed-rate time deposits is used to estimate fair value. The discount rates used are the current rates offered for time deposits with similar maturities.

SHORT-TERM BORROWINGS: The carrying value of short-term borrowings at a variable interest rate approximates fair value.

LONG-TERM DEBT: The fair value of the fixed-rate, long-term debt is estimated based on rates currently available to the Company for debt with similar terms.

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

COMPREHENSIVE INCOME:

On June 30, 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This Statement established standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Items falling under the scope of SFAS No. 130 include foreign currency items and unrealized gains and losses on available-for-sale debt and equity securities. According to the Statement, all items that are required to be recognized as components of comprehensive income are to be reported in a financial statement that is displayed with the same prominence as other financial statements.


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The impact on the Company after adoption of this Statement in the first reporting period of 1998 would be to require additional disclosures in the Company's financial statements.

SEGMENT DISCLOSURE:

On June 30, 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This Statement establishes standards for the way public companies report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The impact, if any, of this Statement on the Company after adoption in 1998 could be to require additional disclosures in the Company's financial statements.

STATEMENTS OF CASH FLOWS:

The statements of cash flows are presented using the indirect method. For the purpose of cash flow, cash and cash equivalents include cash on hand, cash items in the process of collection, noninterest-bearing deposits with other banks, balances with the FRB and FHLB-Pgh and federal funds sold. Federal funds sold are highly liquid investments sold for one-day periods.

ADVERTISING COSTS:

The Company expenses advertising costs as incurred. Advertising costs totaled $217 in 1997, $206 in 1996 and $238 in 1995.

INCOME TAXES:

The Company recognizes the current and deferred tax consequences of all transactions that have been recognized in the financial statements using the provisions of the enacted tax laws. Deferred tax assets and liabilities are recognized for the estimated future tax effects of
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

temporary differences by applying enacted statutory tax rates to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The amount of deferred tax assets is reduced, if necessary, to the amount that, based on available evidence, will more likely than not be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The Parent Company and its subsidiary file a consolidated federal income tax return. The subsidiary provides for income taxes on a separate return basis, and remits amounts determined to be currently payable to the Parent Company.

EARNINGS PER COMMON SHARE AND CAPITAL STRUCTURE:

Effective for financial statements issued for periods ending after December 15, 1997, the Company adopted SFAS No. 128, "Earnings Per Share." The object of SFAS No. 128 is to simplify the earnings per share ("EPS") calculation and to make the United States standard for computation compatible with the EPS standards of other countries and with those of the International Accounting Standards Committee.

Under SFAS No. 128, two EPS calculations are required basic EPS, which is computed by dividing net income by the weighted-average common shares outstanding, and dilutived EPS, which is based on the weighted-average common shares outstanding plus all dilutive potential common shares outstanding.

The Company had no dilutive potential common shares outstanding during the three-year period ended December 31, 1997, therefore the per share data presented on the face of the consolidated statements of income relates to basic per share amounts.

Simultaneously with its adoption of SFAS No. 128, the Company also adopted SFAS No. 129, "Disclosure of Information about Capital Structure." This Statement does not establish any new disclosure standards but rather codifies certain previously-required disclosures. Specifically, it requires information regarding the pertinent rights and privileges of the

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

various components of an entity's capital structure such as: (i) dividend and liquidation preferences; (ii) participation rights; (iii) call prices and dates; (iv) conversion prices and dates; (v) unusual voting rights; and
(vi) terms of contracts to issue additional shares. Since this Statement contains no change in disclosure requirements, the Company's adoption had no effect on financial statement preparation.

The retroactive effect of a three-for-one stock split that occurred on April 1, 1996, is presented in the financial statements. The split changed the par value from $1.00 per share to $0.33 per share.


2. CASH AND CASH EQUIVALENTS:

The Federal Reserve Act, as amended by the Monetary Control Act of 1980, imposes reserve requirements on all member depository institutions. The Company's required reserve balances were $1,415 and $1,194 at December 31, 1997 and 1996, respectively, which were satisfied through the restriction of vault cash. Such reserve requirements averaged $1,256 in 1997 and $1,159 in 1996.

Community Bank maintains compensating balances with the FRB and various other correspondent banks, most of which are not required, to offset specific charges for check clearing and other services. Balances maintained for this purpose were $4,337 and $3,502 at December 31, 1997 and 1996, respectively. Compensating balances with correspondent banks averaged $4,407 in 1997 and $4,909 in 1996.


3. INVESTMENT SECURITIES:

As previously mentioned, SFAS No. 115 requires an enterprise to classify its investment securities into three categories: held-to-maturity, available-for-sale and trading.




3. INVESTMENT SECURITIES (CONTINUED):

For years ended December 31, 1997 and 1996, the Company classified all investment securities as available-for-sale. The amortized cost and fair value of available-for-sale securities at December 31, 1997 and 1996 are summarized as follows:

                                            AMORTIZED  UNREALIZED  UNREALIZED      FAIR
DECEMBER 31, 1997                                COST       GAINS      LOSSES     VALUE
_______________________________________________________________________________________
U.S. Treasury securities.................... $ 28,534      $   56        $  7  $ 28,583
U.S. Government agencies....................   10,448                      60    10,388
State and municipals........................   38,329       1,558                39,887
Mortgage backed securities..................   23,748          51          53    23,746
Equity securities...........................    2,182         880                 3,062
                                             --------      ------        ----  --------
  Total..................................... $103,241      $2,545        $120  $105,666
                                             ========      ======        ====  ========



                                            AMORTIZED  UNREALIZED  UNREALIZED      FAIR
DECEMBER 31, 1996                                COST       GAINS      LOSSES     VALUE
_______________________________________________________________________________________
U.S. Treasury securities.................... $ 35,677      $   44        $102  $ 35,619
U.S. Government agencies....................   18,836           1         231    18,606
State and municipals........................   37,692         696          93    38,295
Mortgage backed securities..................    7,050          32          24     7,058
Equity securities...........................    1,884         532                 2,416
                                             --------      ------        ----  --------
  Total..................................... $101,139      $1,305        $450  $101,994
                                             ========      ======        ====  ========


There were no sales of available-for-sale securities during 1997. Proceeds from the sales of available-for-sale securities amounted to $1,472 in 1996 and $87,103 in 1995. The Company realized gross gains from securities sales of $8 in 1996 and $320 in 1995. Gross losses on securities sales of $66 in 1996 and $4,713 in 1995 were realized. Income tax benefits amounted to $20 related to net realized investment securities losses of $58 in 1996 and $1,494 related to net unrealized investment securities losses of $4,393 in 1995. The net unrealized holding gains, included as a separate component of stockholders' equity, amounted to $1,600, net of income taxes of $825, at December 31, 1997, and $564, net of income taxes of $291, at December 31, 1996.

SFAS No. 115 requires an enterprise to reassess the appropriateness of its accounting and reporting classifications of debt and equity securities at each reporting date. Accordingly, management transferred its entire held-to-maturity classification to available-for-sale at September 30, 1995. This transfer resulted from management's need to divest certain securities purchased utilizing investment practices and actions followed
3. INVESTMENT SECURITIES (CONTINUED):

prior to 1995 that placed a significant exposure to interest rate risk on the Company. Specifically, the prior investment practices and actions included those that are referred to as unsuitable pursuant to the Board of Governors of the Federal Reserve System's ("Federal Reserve Board's") Supervisory Policy Statement on Securities Activities effective February 10, 1992, and revised April 15, 1994, and the Federal Reserve Board's Supervisory Policy Statement on Structured Notes effective September 21, 1995. The securities transferred had an amortized cost of $105,799 and a fair value of $103,906 at the date of the transfer. The Company recognized unrealized holding losses of $1,249, net of applicable income taxes of $644, in a separate component of stockholders' equity as a result of such transfer. Management sold certain available-for-sale securities at a loss after September 30, 1995, some of which were transferred from the held-to-maturity portfolio. The resulting loss of $2,500 on the sale was recognized in earnings in the third quarter of 1995, the period in which the decision to sell was made. The portion of such loss attributable to the securities transferred from the held-to-maturity portfolio was $1,825. Prior to the aforementioned transfer, the Company did not sell or transfer any securities from its held-to-maturity classification. The Company's investment policy was amended in 1995 prohibiting such activities and the investment in the types of financial instruments discussed in SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments."

The Company held collateralized mortgage obligations ("CMOs") during 1995 deemed to be high-risk as defined in the Federal Reserve Board's Supervisory Policy Statement on Securities Activities. High-risk CMOs are defined as any mortgage backed security that at the time of purchase, or at a subsequent testing date, meets any of the average life or interest sensitivity tests. The Company held no such securities during 1997 and 1996, as all securities determined to be high-risk CMOs and those that had the potential to become high-risk were disposed of during the 1995 divestiture of certain securities. Proceeds from the sale of high-risk CMOs amounted to $27,674 in 1995. Gross gains of $66 and gross losses of $1,621 were realized on the sale of Federal Reserve Board defined high-risk CMOs in 1995. There were no Federal Reserve Board defined high-risk CMOs that met the criteria for high-risk, nonequity CMOs as defined in Issue 2
3. INVESTMENT SECURITIES (CONTINUED):

of FASB's Emerging Issues Task Force ("EITF") Issue No. 89-4, "Accounting for a Purchased Investment in a Collateralized Mortgage Obligation Instrument or in a Mortgage Backed Interest-Only Certificate." EITF Issue No. 89-4 defines high-risk, nonequity CMOs as those that have the potential for loss of a significant portion of their original investments due to changes in interest rates, prepayment rate of the assets of the CMO structure, or earnings from temporary reinvestment of cash collected by the CMO structure but not yet distributed to the holders of its obligations. Accordingly management, after considering whether such securities satisfied any of the three subtests outlined above, did not discount these CMOs to the present value of estimated future cash flows at a risk-free rate to determine whether or not an other than temporary impairment existed. Management applied the guidance to each type of CMO instrument, including those with unusual or unique terms or features, in formulating its conclusion that such securities did not meet the EITF Issue No. 89-4 definition of a high-risk, nonequity CMO.

At its November 14, 1996, meeting, the EITF reached a consensus on Issue No. 96-12, "Recognition of Interest Income and Balance Sheet Classification of Structured Notes," requiring investors to use the retrospective interest method for recognizing income on structured notes that are classified as available-for-sale or held-to-maturity securities and that meet one or more of three specified conditions. These conditions relate to the risk of the contractual principal amount or the original investment amount of the note, the variability of the note's return on investment and the basis of the note's contractual maturity. EITF No. 96-12 provides guidance for purposes of determining the effective yield at which income will be recognized under the retrospective interest method for qualifying structured notes. Furthermore, the EITF requires an enterprise to determine whether a structured note has experienced a decline in value below amortized cost that is other than temporary requiring a write-down of amortized cost, with the amount of the write-down included in earnings.

The Company sold the majority of its holdings of structured notes during 1995. The carrying value of structured notes totaled $2.0 million at December 31, 1997, and $2.9 million at December 31, 1996. Specifically, at December 31, 1997, these securities included a dual-index floater and a
3. INVESTMENT SECURITIES (CONTINUED):

delevered floater, each having a carrying value of approximately $1.0 million. The delevered floater is not within the scope of EITF Issue No. 96-12 as its coupon rate moves in the same direction as market-based interest rates. However, the coupon rate on the dual-index floater is determined by the spread between two different indices that will not necessarily move in the general direction of a specific interest rate or index causing such instrument to be within the scope of EITF Issue No. 96-
12. Management considered the guidance in accounting for the interest income of such security and determined it was not significantly different than the method used.

Investment securities with an amortized cost of $25,971 at December 31, 1997, and $35,099 at December 31, 1996, were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. The fair value of such securities was $25,979 at December 31, 1997, and $34,968 at December 31, 1996.

The maturity distribution of the amortized cost, fair value and weighted-average tax-equivalent yield of the available-for-sale portfolio at December 31, 1997, is summarized in the table that follows. The weighted-average yield based on amortized cost has been computed for state and municipals on a tax-equivalent basis using the statutory tax rate of 34.0 percent. The distributions are based on contractual maturity with the exception of mortgage backed securities, CMOs and equity securities. Mortgage backed securities and CMOs have been presented based upon estimated cash flows, assuming no change in the current interest rate environment. Equity securities with no stated contractual maturities are included in the after ten years maturity distribution. Expected maturities may differ from contracted maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.







3. INVESTMENT SECURITIES (CONTINUED):


                                                AFTER ONE       AFTER FIVE
                                  WITHIN        BUT WITHIN      BUT WITHIN        AFTER
                                 ONE YEAR       FIVE YEARS      TEN YEARS       TEN YEARS         TOTAL
                              ______________________________________________________________________________
DECEMBER 31, 1997             AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT  YIELD    AMOUNT  YIELD
____________________________________________________________________________________________________________
Amortized cost:
U.S. Treasury securities.... $20,506   5.63% $ 8,028   6.00%                                 $ 28,534   5.73%
U.S. Government agencies....   9,800   4.63      648   4.61                                    10,448   4.63
State and municipals........     725   5.92    6,048   6.80   $6,133   8.96% $25,423   8.22%   38,329   8.07
Mortgage backed securities..   6,041   6.34   16,998   6.45      709   6.48                    23,748   6.42
Equity securities...........                                                   2,182   6.04     2,182   6.04
                             -------         -------          ------         -------         --------
  Total..................... $37,072   5.49% $31,722   6.37%  $6,842   8.71% $27,605   8.05% $103,241   6.66%
                             =======         =======          ======         =======         ========


Fair value:
U.S. Treasury securities.... $20,524         $ 8,059                                         $ 28,583
U.S. Government agencies....   9,757             631                                           10,388
State and municipals........     725           6,107          $6,507         $26,548           39,887
Mortgage backed securities..   6,038          16,996             712                           23,746
Equity securities...........                                                   3,062            3,062
                             -------         -------          ------         -------         --------
  Total..................... $37,044         $31,793          $7,219         $29,610         $105,666
                             =======         =======          ======         =======         ========

Except for U.S. Treasury securities and U.S. Government agencies, there were no securities of any individual issuer that exceeded 10.0 percent of the Company's stockholders' equity at December 31, 1997 and 1996. Except for $1,862 of tax-exempt obligations of local municipalities, all of the investment securities in the Company's portfolio are considered "investment grade," receiving a rating of "Baa" or higher from Moody's or "BBB" or higher from Standard and Poor's rating services at December 31, 1997.


4. LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES:

The major classifications of loans outstanding, net of unearned interest of $2,180 and $2,318 and loan fees of $827 and $925 at December 31, 1997 and 1996, respectively, are summarized as follows:

DECEMBER 31                                                           1997         1996
_______________________________________________________________________________________
Commercial, financial and others................................. $ 38,996     $ 36,416
Real estate:
  Construction...................................................    2,096        3,657
  Mortgage.......................................................  180,123      165,868
Consumer, net....................................................   29,012       29,862
                                                                  --------     --------
    Total........................................................ $250,227     $235,803
                                                                  ========     ========

Fixed-rate loans totaled $204,314 at December 31, 1997, while loans with adjustable interest rates totaled $45,913. At December 31, 1996, fixed-rate loans totaled $188,468 and adjustable-rate loans totaled $47,335.
4. LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED):

The maturity distribution of the loan portfolio by major classification at December 31, 1997, is summarized as follows:

                                                  AFTER ONE
                                      WITHIN      BUT WITHIN       AFTER
DECEMBER 31, 1997                    ONE YEAR     FIVE YEARS     FIVE YEARS       TOTAL
_______________________________________________________________________________________
Maturity schedule:
Commercial, financial and others..... $22,812        $ 9,778       $  6,406    $ 38,996
Real estate:
  Construction.......................   2,096                                     2,096
  Mortgage...........................  17,596         57,338        105,189     180,123
Consumer, net........................  12,828         12,730          3,454      29,012
                                      -------        -------       --------    --------
    Total............................ $55,332        $79,846       $115,049    $250,227
                                      =======        =======       ========    ========

Loans outstanding to directors, executive officers, principal stockholders, or to their affiliates totaled $3,618 at December 31, 1997, and $5,013 at December 31, 1996. Advances, repayments and reductions due to director retirements for such loans during 1997 totaled $1,829, $2,648 and $576, respectively. These loans are made during the ordinary course of business at the Company's normal credit terms. There were no related party loans that were classified as nonaccrual, past due, restructured or considered a potential problem at December 31, 1997 and 1996.

At December 31, 1997, substantially all of the Company's loans consisted of loans that are at least partially secured by real estate in Lackawanna, Susquehanna, Wayne and Wyoming counties of Northeastern Pennsylvania. Therefore, the Company's primary concentration of credit risk is related to the real estate market in the Northeastern Pennsylvania area. Changes in the general economy, local economy or in the real estate market could affect the ultimate collectibility of this portion of the Company's loan portfolio. Management does not believe there are any other significant concentrations of credit risk that could affect the loan portfolio.

During 1997, the Company sold student loans with a carrying value of $3,405 to its servicing agent. The Company recognized a gain of $34 on the sale. The Company did not sell loans in 1996 and had no loans for sale at December 31, 1997 and 1996.



4. LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED):

The analysis of changes affecting the allowance for loan losses account for the three-years ended December 31, 1997, 1996 and 1995, is summarized as follows:

                                                                  1997    1996    1995
______________________________________________________________________________________
Balance, January 1............................................. $3,944  $3,903  $3,576
Provision for loan losses......................................    360     300     435
Loans charged-off..............................................   (657)   (726)   (393)
Loans recovered................................................    151     467     285
                                                                ------  ------  ------
Balance, December 31........................................... $3,798  $3,944  $3,903
                                                                ======  ======  ======

Information concerning nonperforming assets at December 31, 1997 and 1996, is summarized as follows:


DECEMBER 31                                                            1997        1996
_______________________________________________________________________________________
Nonaccrual loans:
Commercial, financial and others.................................... $  197      $  251
Real estate:
  Construction......................................................
  Mortgage..........................................................  2,063       1,018
Consumer, net.......................................................     12
                                                                     ------      ------
    Total nonaccrual loans..........................................  2,272       1,269
                                                                     ------      ------
Restructured loans..................................................    189         225
                                                                     ------      ------
    Total impaired loans............................................  2,461       1,494
                                                                     ------      ------

Accruing loans past due 90 days or more:
Commercial, financial and others....................................    321         359
Real estate:
  Construction......................................................
  Mortgage..........................................................  2,536       1,247
Consumer, net.......................................................    312         291
                                                                     ------      ------
    Total accruing loans past due 90 days or more...................  3,169       1,897
                                                                     ------      ------
    Total nonperforming loans.......................................  5,630       3,391
                                                                     ------      ------
Foreclosed assets...................................................    405         420
                                                                     ------      ------
    Total nonperforming assets...................................... $6,035      $3,811
                                                                     ======      ======






4. LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED):

Information relating to the Company's recorded investment in impaired loans at December 31, 1997 and 1996, is summarized as follows:


DECEMBER 31                                                            1997        1996
_______________________________________________________________________________________
Impaired loans:
With a related allowance............................................ $2,272      $1,269
With no related allowance...........................................    189         225
                                                                     ------      ------
  Total............................................................. $2,461      $1,494
                                                                     ======      ======

The analysis of changes affecting the allowance for loan losses related to impaired loans at December 31, 1997, 1996 and 1995, is summarized as follows:

<CAPTIOM>

                                                                   1997    1996    1995
_______________________________________________________________________________________
Balance, January 1................................................ $650    $614    $488
Provision for loan losses.........................................    4       3       4
Loans charged-off.................................................  113      92      69
Loans recovered...................................................          125     191
                                                                   ----    ----    ----
Balance, December 31.............................................. $541    $650    $614
                                                                   ====    ====    ====

Interest income on impaired loans that would have been recognized had the loans been current and the terms of the loans not been modified, the aggregate amount of interest income recognized and the amount recognized using the cash-basis method and the average recorded investment in impaired loans for the three-years ended December 31, 1997, is summarized as follows:


DECEMBER 31                                                        1997    1996    1995
_______________________________________________________________________________________
Gross interest due under terms.................................. $  174  $  143  $  158
Interest income recognized......................................     84      30      92
                                                                 ------  ------  ------
Interest income not recognized.................................. $   90  $  113  $   66
                                                                 ======  ======  ======

Interest income recognized (cash-basis)......................... $   84  $   30  $   87

Average recorded investment in impaired loans................... $2,368  $1,528  $1,621

Cash received on impaired loans applied as a reduction of principal totaled $587 in 1997, $398 in 1996 and $595 in 1995. There were no commitments to extend additional funds to customers with impaired loans at December 31, 1997 and 1996.

5. COMMITMENTS, CONCENTRATIONS AND CONTINGENT LIABILITIES:

In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements. Management does not anticipate that losses, if any, that may occur as a result of funding off-balance sheet commitments would have a material adverse effect on the Company's results of operations or financial position.

The contractual amounts of off-balance sheet commitments at December 31, 1997 and 1996, are summarized as follows:


DECEMBER 31                                                               1997     1996
_______________________________________________________________________________________
Commitments to extend credit.......................................... $15,881  $ 8,919
Unused portions of home equity and credit card lines..................   1,366    1,349
Commercial letters of credit..........................................     596      635
                                                                       -------  -------
  Total............................................................... $17,843  $10,903
                                                                       =======  =======

The Company's involvement in, and exposure to, credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, unused portions of home equity and credit card lines and commercial letters of credit is represented by the contractual amounts of those instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commercial letters of credit are conditional commitments issued by the Company to support customers in the purchase of commercial goods. Such letters of credit are automatically renewable upon their anniversary date unless cancelled prior to such date at the option of the Company.

The Company employs the same credit policies and requirements in making off-balance sheet credit commitments as it does for on-balance sheet instruments. Provision for losses, if any, is included in the Company's allowance for loan losses. No provision was deemed necessary at December 31, 1997 and 1996. Such commitments are generally issued for one year or less and often expire unused in whole or in part by the customer.

5. COMMITMENTS, CONCENTRATIONS AND CONTINGENT LIABILITIES (CONTINUED):

The Company provides deposit and loan products and other financial services to consumer and corporate customers in its four-county market area of Lackawanna, Susquehanna, Wayne and Wyoming. There are no significant concentrations of credit risk from any individual counterparty or groups of counterparties, except for locational concentrations. The concentrations of the credit portfolio by loan type are set forth in Note 4. The Company requires collateral on all real estate exposure and most other loans, including off-balance sheet commitments upon extension of credit, and maintains loan-to-value ratios of no greater than 80.0 percent, except in the case of loans secured by deposits or U.S. Government securities. The amount of collateral obtained is based on management's credit evaluation of the customer. Collateral varies but may include property, plant and equipment, primary residential properties, and to a lesser extent, income-producing properties. Although the credit portfolio is diversified, the Company and its borrowers are dependent on the continued viability of the Northeastern Pennsylvania economy. The loan portfolio does not include any form of credit involving highly-leveraged transactions, defined as financing transactions that involve the buyout, acquisition or recapitalization of an existing business, including credit extended to highly-leveraged industries.

Securities and short-term investment activities are conducted with a diverse group of government entities, corporations and depository institutions. The Company evaluates the counterparty's creditworthiness and need for collateral on a case-by-case basis. At December 31, 1997 and 1996, there were no significant concentrations of credit risk from any one issuer with the exception of U.S. Treasury securities and U.S. Government agencies.

Neither the Company or any of its property is subject to any material legal proceedings. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of pending and threatened lawsuits will have a material effect on the Company's results of operations or financial position.



6. PREMISES AND EQUIPMENT, NET:

Premises, furniture and equipment at December 31, 1997 and 1996, is summarized as follows:


DECEMBER 31                                                                1997    1996
_______________________________________________________________________________________
Land.................................................................... $  288  $  187
Premises................................................................  5,156   4,715
Leasehold improvements..................................................    262     243
Furniture and equipment.................................................  3,846   3,156
                                                                         ------  ------
  Total premises and equipment..........................................  9,552   8,301
Less: accumulated depreciation..........................................  5,780   5,209
                                                                         ------  ------
  Premises and equipment, net........................................... $3,772  $3,092
                                                                         ======  ======

Amounts charged to noninterest expense for depreciation amounted to $571 in 1997, $496 in 1996 and $428 in 1995. Occupancy expense has been reduced by rental income from premises leased to others in the amount of $64 in 1997, $61 in 1996 and $59 in 1995.

Certain facilities and equipment are leased under operating lease agreements expiring at various dates until the year 2009. Two leases contain escalation clauses that provide for cost of living adjustments, and several contain renewal options. The realty leases require the Company to pay real estate taxes, insurances and repair costs. Rental expense on operating leases amounted to $164 in 1997, $281 in 1996 and $304 in 1995.

Future minimum required annual rentals under noncancellable leases are as follows:

1998.............................................................................. $126
1999..............................................................................   77
2000..............................................................................   70
2001..............................................................................   66
2002..............................................................................   54
2003 and thereafter...............................................................  358
                                                                                   ----
  Total........................................................................... $751
                                                                                   ====

On January 2, 1998, Community Bank acquired land in Clarks Summit, Pennsylvania for $1.22 million to construct an administrative center and branch facility. This project, having an estimated aggregate cost of $4.0 million, should be completed during the first quarter of 1999. The project will be funded through normal operations.

7. OTHER ASSETS:

The major components of other assets at December 31, 1997 and 1996, are as follows:

<CAPTIOM>

DECEMBER 31                                                                1997    1996
_______________________________________________________________________________________
Goodwill................................................................ $1,222  $1,440
Core deposit intangible.................................................  2,160
Deferred income taxes...................................................    476   1,051
Foreclosed assets.......................................................    405     420
Other...................................................................  1,841   1,253
                                                                         ------  ------
  Total................................................................. $6,104  $4,164
                                                                         ======  ======

On November 14, 1997, the Company acquired certain assets and assumed the deposit liabilities of the Eynon and Factoryville branches of First Union in a transaction accounted for by the purchase method. The Company assumed the deposit liabilities in exchange for the receipt of a lesser amount of cash, other assets and loans. The transaction was recorded based on the fair values of the assets acquired and liabilities assumed. The difference between the liabilities assumed and the assets acquired resulted in the acquisition of a core deposit intangible.

The Company assumed liabilities of $19.2 million and acquired land, building, equipment and certain loans having an aggregate value of $730 and cash of $16.3 million. The amount by which the acquisition cost exceeded the value of assets received totaled $2.2 million and is included in other assets as a core deposit intangible.

Amortization expense on goodwill amounted to $218 per year for 1997, 1996 and 1995. Amortization expense of the core deposit intangible amounted to $18 in 1997.










8. DEPOSITS:

The major components of interest-bearing and noninterest-bearing deposits at December 31, 1997 and 1996, are summarized as follows:


DECEMBER 31                                                             1997       1996
_______________________________________________________________________________________
Interest-bearing deposits:
  Money market accounts............................................ $ 18,056   $ 16,168
  NOW accounts.....................................................   21,465     17,915
  Savings accounts.................................................   64,998     66,037
  Time deposits less than $100.....................................  176,327    158,047
  Time deposits $100 or more.......................................   20,832     35,865
                                                                    --------   --------
    Total interest-bearing deposits................................  301,678    294,032
Noninterest-bearing deposits.......................................   30,703     26,424
                                                                    --------   --------
    Total deposits................................................. $332,381   $320,456
                                                                    ========   ========

The Company accepts deposits of its directors, executive officers, principal stockholders or their affiliates on the same terms and at the prevailing interest rates offered at the time of deposit for comparable transactions with unrelated parties. The amount of related party deposits totaled $1,969 at December 31, 1997, and $1,522 at December 31, 1996.

The maturity distribution of time deposits $100 or more at December 31, 1997 and 1996, is summarized as follows:


DECEMBER 31                                                               1997     1996
_______________________________________________________________________________________
Within three months................................................... $ 3,195  $ 8,598
After three months but within six months..............................   2,819    9,958
After six months but within twelve months.............................   6,334   11,262
After twelve months...................................................   8,484    6,047
                                                                       -------  -------
  Total............................................................... $20,832  $35,865
                                                                       =======  =======

Interest expense on time deposits $100 or more amounted to $1,796 in 1997, $1,647 in 1996 and $1,771 in 1995.








8. DEPOSITS (CONTINUED):

The aggregate amounts of maturities for all time deposits at December 31, 1997, are summarized as follows:

1998.......................................................................... $ 93,656
1999..........................................................................   62,826
2000..........................................................................   23,814
2001..........................................................................    7,527
2002..........................................................................    6,415
2003 and thereafter...........................................................    2,921
                                                                               --------
  Total....................................................................... $197,159
                                                                               ========

The aggregate amount of deposits reclassified as loans was $89 at December 31, 1997, and $212 at December 31, 1996. Management evaluates transaction accounts that are overdrawn for collectibility as part of its evaluation for credit losses. At December 31, 1997 and 1996, no allowance was deemed necessary for such accounts. During 1997 and 1996, the Company had no deposits that were received on terms other than those available in the normal course of business.


9. SHORT-TERM BORROWINGS:

Short-term borrowings available to the Company consist of a line of credit and fixed-rate advances with the FHLB-Pgh secured under terms of a blanket collateral agreement by a pledge of FHLB-Pgh stock and certain other qualifying collateral, such as investment and mortgage backed securities and mortgage loans. The line is limited to the Company's maximum borrowing capacity ("MBC") with the FHLB-Pgh, which is based on a percentage of qualifying collateral assets. At December 31, 1997, the Company's MBC was $137.4 million. Interest accrues daily on the line based on the rate of FHLB-Pgh discount notes. This rate resets each day. The line is renewable annually on its anniversary date and carries no associated commitment fees. The FHLB-Pgh has the right to reduce or terminate the line at any time without prior notice and the Company may repay such line at any time without incurring prepayment penalties. Short-term, fixed-rate advances are issued with maturities less than one year based on the FHLB-Pgh's current cost of funds rate. Advances are limited to the Company's MBC and are not prepayable. There are no commitment fees associated with the
9. SHORT-TERM BORROWINGS (CONTINUED):

advances, except for those for forward settlement that are based on FHLB-Pgh hedging costs.

There was $9,575 of short-term borrowings outstanding at December 31, 1997, under the line of credit agreement. At December 31, 1996, the Company had no short-term borrowings outstanding. The average daily balance and weighted-average rate on aggregate short-term borrowings was $138 at 5.8 percent in 1997 and $51 at 5.9 percent in 1996. The maximum amount of all short-term borrowings outstanding at any month-end was $9,575 during 1997 and $2,750 during 1996. Short-term borrowings during 1997 and 1996 consisted entirely of the FHLB-Pgh line of credit.

The Company has not entered into repurchase agreements with others during 1997 and 1996. Repurchase agreements consist of transactions whereby an institution sells securities and agrees to repurchase the identical, or substantially the same securities, at a specified date for a specified price.


10. LONG-TERM DEBT:

Long-term debt at December 31, 1997 and 1996, consisted entirely of a 7.5 percent fixed-rate, amortizing advance from the FHLB-Pgh Community Investment Program. This advance matures on September 2, 2009. The scheduled principal payments on such note total $2 for each of the five years 1998 through 2002. The prepayment fee applicable to the advance is equal to the present value of the difference between cash flows generated at the advance rate from the date of the prepayment until the original maturity date, and the cash flows that would result from the interest rate posted by the FHLB-Pgh on the date of prepayment for an advance of comparable maturity. The note is secured under terms of a blanket collateral agreement by a pledge of qualifying investment and mortgage backed securities, certain mortgage loans and a lien on FHLB-Pgh stock. The average daily balance on long-term debt for 1997 was $45 with a weighted-average rate of 8.9 percent. For 1996, the average daily balance on long-term debt was $2,122 with a weighted-average rate of 4.4 percent. Included in the average daily balance and weighted-average rate for 1996 was a $3,000, 4.3 percent fixed-rate advance that matured September 9, 1996. The note was repaid in accordance with its contractual terms.
11. FAIR VALUE OF FINANCIAL INSTRUMENTS:

The estimated fair value of the Company's financial instruments at December 31, 1997 and 1996, are summarized as follows:


                                                     1997                  1996
                                              ___________________   ___________________
                                              CARRYING       FAIR   CARRYING       FAIR
DECEMBER 31                                      VALUE      VALUE      VALUE      VALUE
_______________________________________________________________________________________
Financial assets:
Cash and cash equivalents.................... $ 17,265   $ 17,265   $ 11,032   $ 11,032
Investment securities........................  105,666    105,666    101,994    101,994
Net loans....................................  246,429    243,905    231,859    230,579
Accrued interest receivable..................    2,575      2,575      2,671      2,671
                                              --------   --------   --------   --------
  Total...................................... $371,935   $369,411   $347,556   $346,276
                                              ========   ========   ========   ========

Financial liabilities:
Deposits without stated maturities........... $135,222   $135,222   $126,544   $126,544
Deposits with stated maturities..............  197,159    197,868    193,912    194,412
Short-term borrowings........................    9,575      9,575
Long-term debt...............................       44         44         46         46
Accrued interest payable.....................    1,714      1,714      1,758      1,758
                                              --------   --------   --------   --------
  Total...................................... $343,714   $344,423   $322,260   $322,760
                                              ========   ========   ========   ========


12. LITIGATION RECOVERY:

During the second quarter of 1997, Community Bank reached a settlement with an investment securities broker. The $250 settlement was awarded with respect to Community Bank's business relationship with this broker prior to 1995. This one-time addition to noninterest income had a $148.5 positive impact on earnings after applicable income taxes and legal fees.


13. EMPLOYEE BENEFIT PLANS:

The Company has a defined contribution plan covering all employees who meet the age and service requirements. Salaries and employee benefits expense included $68 in 1997, $67 in 1996 and $50 in 1995 for the plan.

As previously mentioned in Note 1 of these financial statements, the Company discontinued its deferred compensation plan for certain senior management employees in 1996. Expenses for this plan amounted to $16 in 1996 and $29 in 1995. Funding for the plan was provided by life insurance contracts.
14. INCOME TAXES:

For the years ended December 31, 1997, 1996 and 1995, the current and deferred amounts of the provision for income tax expense (benefit) are summarized as follows:


YEAR ENDED DECEMBER 31                                           1997     1996    1995
______________________________________________________________________________________
Current....................................................... $1,093   $1,079   $(412)
Deferred......................................................     41      (66)   (140)
                                                               ------   ------   -----
  Total....................................................... $1,134   $1,013   $(552)
                                                               ======   ======   =====

A reconciliation between the effective income tax expense (benefit) and the amount of income taxes (benefit) that would have been provided at the federal statutory rate of 34.0 percent for the years ended December 31, 1997, 1996 and 1995, is summarized as follows:


YEAR ENDED DECEMBER 31                                           1997     1996    1995
______________________________________________________________________________________
Federal income tax at statutory rate.......................... $1,882   $1,773   $(120)
Differences resulting from:
  Tax-exempt interest, net....................................   (733)    (668)   (416)
  Goodwill....................................................     74       74      74
  Residential housing program tax credit......................    (80)    (160)
  Other.......................................................     (9)      (6)    (90)
                                                               ------   ------   -----
    Total..................................................... $1,134   $1,013   $(552)
                                                               ======   ======   =====

For the years ended December 31, 1997, 1996 and 1995, sources of change in deferred income taxes and the related tax effects are summarized as follows:


YEAR ENDED DECEMBER 31                                           1997    1996     1995
______________________________________________________________________________________
Allowance for loan losses....................................... $ 49   $ (14)  $ (111)
Loans, net of unearned income...................................   33     (43)      18
Accrued interest receivable.....................................  (17)    (26)     (15)
Premises and equipment, net.....................................  (26)    (28)     (37)
Core deposit intangible.........................................    2
Other, net......................................................           45        5
                                                                 ----    ----   ------
  Change in deferred income taxes affecting the statements of
   income.......................................................   41     (66)    (140)
Deferred income taxes on investment securities recognized in
 stockholders' equity...........................................  534    (110)   2,816
                                                                 ----   -----   ------
    Total change in deferred income taxes....................... $575   $(176)  $2,676
                                                                 ====    ====   ======


14. INCOME TAXES (CONTINUED):

The temporary differences that give rise to the significant portions of deferred tax assets and liabilities at December 31, 1997 and 1996, are summarized as follows:



DECEMBER 31                                                              1997     1996
______________________________________________________________________________________
Deferred tax assets:
  Allowance for loan losses........................................... $1,125   $1,174
  Loans, net of unearned income.......................................    281      315
  Accrued interest receivable.........................................    177      160
                                                                       ------   ------
    Total.............................................................  1,583    1,649
                                                                       ------   ------
Deferred tax liabilities:
  Investment securities...............................................    824      291
  Premises and equipment, net.........................................    281      307
  Core deposit intangible.............................................      2
                                                                       ------   ------
    Total.............................................................  1,107      598
                                                                       ------   ------
    Net deferred tax assets........................................... $  476   $1,051
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















15. PARENT COMPANY FINANCIAL STATEMENTS:


CONDENSED STATEMENTS OF INCOME

YEAR ENDED DECEMBER 31                                            1997     1996     1995
________________________________________________________________________________________
Income:
Dividends from subsidiary...................................... $  602   $  753   $  821
Management fees from subsidiary................................    249      176      180
Other income...................................................     81       69       51
                                                                ------   ------   ------
  Total income.................................................    932      998    1,052
                                                                ------   ------   ------
Expense:
Occupancy and equipment expenses...............................     91       96       93
Other expenses.................................................    509      469      561
                                                                ------   ------   ------
  Total expenses...............................................    600      565      654
                                                                ------   ------   ------
Income before income taxes and undistributed income of
 subsidiary....................................................    332      433      398
Income tax benefits............................................   (106)    (200)    (127)
                                                                ------   ------   ------
Income before undistributed income of subsidiary...............    438      633      525
Equity in undistributed income of subsidiary...................  3,962    3,567     (325)
                                                                ------   ------   ------
  Net income................................................... $4,400   $4,200   $  200
                                                                ======   ======   ======


CONDENSED BALANCE SHEETS

DECEMBER 31                                                                1997     1996
________________________________________________________________________________________
Assets:
Cash................................................................... $   445  $   253
Investment in bank subsidiary..........................................  33,941   29,391
Investment securities available-for-sale...............................   1,483    1,113
Other assets...........................................................   1,265    1,449
                                                                        -------  -------
  Total assets......................................................... $37,134  $32,206
                                                                        =======  =======

Liabilities:
Dividends payable...................................................... $   264  $   242
Other liabilities......................................................     768      708
                                                                        -------  -------
  Total liabilities....................................................   1,032      950
Stockholders' equity...................................................  36,102   31,256
                                                                        -------  -------
  Total liabilities and stockholders' equity........................... $37,134  $32,206
                                                                        =======  =======








15. PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED):


CONDENSED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31                                           1997     1996     1995
_______________________________________________________________________________________
Cash flows from operating activities:
Net income................................................... $ 4,400  $ 4,200  $   200
Adjustments:
  Equity in undistributed income of subsidiary...............  (3,962)  (3,567)
  Distributions in excess of earnings of subsidiary..........                       325
  Depreciation and amortization..............................     294      294      294
  Gains on sale of investment securities.....................               (8)
  Changes in:
    Other assets.............................................     108     (158)    (294)
    Other liabilities........................................     (58)     208     ( 53)
                                                              -------   ------  -------
      Net cash provided by operating activities..............     782      969      472
                                                              -------   ------  -------

Cash flows from investing activities:
Proceeds from sales of investment securities.................               25
Purchases of investment securities...........................     (22)     (73)     (17)
                                                              -------   ------  -------
      Net cash used in investing activities..................     (22)     (48)     (17)
                                                              -------   ------  -------

Cash flows from financing activities:
Issuance of common stock.....................................      69
Cash dividends paid..........................................    (637)    (675)    (455)
                                                              -------   ------  -------
      Net cash used in financing activities..................    (568)    (675)    (455)
                                                              -------   ------  -------
      Net increase in cash...................................     192      246
      Cash at beginning of year..............................     253        7        7
                                                              -------  -------  -------
      Cash at end of year.................................... $   445  $   253  $     7
                                                              =======  =======  =======

Supplemental disclosure:
Noncash item:
  Change in net unrealized losses (gains) on available-for-
   sale securities........................................... $(1,036) $   216  $(5,468)
                                                              =======  =======  =======

16. REGULATORY MATTERS:

Under the Pennsylvania Business Corporation Law of 1988, as amended, the Company may not pay a dividend if, after giving effect thereto, either the Company could not pay its debts as they become due in the usual course of business, or the Company's total assets would be less than its total liabilities. The determination of total assets and liabilities may be based upon: financial statements prepared on the basis of GAAP; financial
16. REGULATORY MATTERS (CONTINUED):

statements that are prepared on the basis of other accounting practices and principles that are reasonable under the circumstances; or a fair valuation or other method that is reasonable under the circumstances.

In addition, the Company is subject to dividend restrictions under the Pennsylvania Banking Code of 1965, as amended, which allows cash dividends to be declared and paid out of accumulated net earnings. More stringent dividend restrictions apply under Federal Reserve Regulation H, which restricts calendar year dividend payments of member banks to the total of its net profits for that year combined with its retained net profits of the preceding two calendar years, less any required transfer to surplus, unless a bank has received prior approval from the Federal Reserve Board. Accordingly, Community Bank, without prior approval from the Federal Reserve Board, may declare dividends to the Parent Company in 1998 totaling $7,529 plus net profits earned for the period from January 1, 1998, through the date of declaration, less any dividends previously paid in 1998.

The Company has paid cash dividends since its formation as a bank holding company in 1983. It is the present intention of the Company's Board of Directors to continue this dividend payment policy, however, further dividends must necessarily depend upon earnings, financial condition, appropriate legal restrictions and other factors relevant at the time the Company's Board of Directors considers payment of dividends.

The amount of funds available for transfer from Community Bank to the Parent Company in the form of loans and other extensions of credit is also limited. Under the provisions of Section 23A of the Federal Reserve Act, transfers to any one affiliate are limited to 10.0 percent of capital and surplus. At December 31, 1997, the maximum amount available for transfer from Community Bank to the Parent Company in the form of loans amounted to $11,535. At December 31, 1997 and 1996, there were no loans outstanding, nor were any advances made during 1997 and 1996.

The Company must maintain certain capital to total risk-weighted asset ratios as defined by Section 38 of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). In the event an institution is deemed to be undercapitalized by such standards, FDICIA

16. REGULATORY MATTERS (CONTINUED):

prescribes an increasing amount of regulatory intervention, including the required institution of a capital restoration plan and restrictions on the growth of assets, branches or lines of business. Further restrictions are applied to the significantly or critically undercapitalized institutions including restrictions on interest payable on accounts, dismissal of management and appointment of a receiver. For well capitalized institutions, FDICIA provides authority for regulatory intervention where the institution is deemed to be engaging in unsafe and unsound practices or receives a less than satisfactory examination report rating. The Company received a final regulatory examination report from the Commonwealth of Pennsylvania Department of Banking on December 5, 1997. This report included notification that the Company was considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum Tier I, total and Tier I Leverage ratios as set forth in the table. The Tier I Leverage ratio is defined as Tier I capital to total average assets less intangible assets. There are no conditions or events since that notification that management believes have changed the Company's category.

The Company's capital ratios at December 31, 1997 and 1996, as well as the required minimum ratios for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions as defined by FDICIA, are summarized as follows:

                                                                                          MINIMUM TO BE WELL
                                                                                           CAPITALIZED UNDER
                                                                      MINIMUM FOR CAPITAL  PROMPT CORRECTIVE
                                                          ACTUAL        ADEQUACY PURPOSES  ACTION PROVISIONS
                                                   _________________________________________________________
DECEMBER 31, 1997                                    AMOUNT    RATIO      AMOUNT   RATIO      AMOUNT   RATIO
____________________________________________________________________________________________________________
Tier I capital to risk-adjusted assets............ $ 30,610     15.7%    $ 7,806     4.0%    $11,709     6.0%
Total capital to risk-adjusted assets.............   33,066     16.9      15,612     8.0      19,515    10.0
Tier I capital to total average assets
 less intangible assets........................... $ 30,610      8.6%    $14,307     4.0%    $17,884     5.0%

Risk-adjusted assets.............................. $186,410
Risk-adjusted off-balance sheet items.............    8,743
Average assets for Leverage ratio................. $357,685




16. REGULATORY MATTERS (CONTINUED):

                                                                                          MINIMUM TO BE WELL
                                                                                           CAPITALIZED UNDER
                                                                      MINIMUM FOR CAPITAL  PROMPT CORRECTIVE
                                                          ACTUAL        ADEQUACY PURPOSES  ACTION PROVISIONS
                                                   _________________________________________________________
DECEMBER 31, 1996                                    AMOUNT    RATIO      AMOUNT   RATIO      AMOUNT   RATIO
____________________________________________________________________________________________________________
Tier I capital to risk-adjusted assets............ $ 28,692     15.4%    $ 7,443     4.0%    $11,164     6.0%
Total capital to risk-adjusted assets.............   31,038     16.7      14,886     8.0      18,607    10.0
Tier I capital to total average assets
 less intangible assets........................... $ 28,692      8.3%    $13,830     4.0%    $17,287     5.0%

Risk-adjusted assets.............................. $180,809
Risk-adjusted off-balance sheet items.............    5,261
Average assets for Leverage ratio................. $345,738

On April 2, 1997, the Company filed a registration statement with the Securities and Exchange Commission to register 300,000 shares of common stock in establishing a Dividend Reinvestment Plan ("DRP"). The purpose of the DRP is to provide stockholders with a simple and convenient method to invest cash dividends in the Company's common stock without payment of any brokerage commissions while also furnishing the Company with additional funds for general corporate purposes. Main features of the DRP include the following: (i) shares will be purchased from original issuances; (ii) no optional cash payments; (iii) eligibility for all registered and street name stockholders; (iv) no minimum or maximum number of shares participation restrictions; and (v) availability of full or partial dividend reinvestment. At December 31, 1997, there were 2,325 shares issued under the DRP.

Prior to February 16, 1996, the Company was subject to a written supervisory agreement in the form of a Memorandum of Understanding ("MOU") with the FRB. Such agreement included various operating restrictions on capital, among others. Specifically, under the terms of the MOU, the Company was required to: (i) obtain the prior written approval of the FRB to declare or pay any dividends; (ii) obtain the prior written approval of the FRB before the Company incurs any debt other than normal operating expenses; (iii) obtain the prior written approval of the FRB before the Company redeems its own stock; (iv) submit to the FRB a written plan to maintain capital ratios well in excess of minimum regulatory guidelines;
(v) submit to the FRB a written plan to ensure appropriate authority over and oversight of the Company's investment practices; (vi) prohibit the


16. REGULATORY MATTERS (CONTINUED):

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

The Company took significant steps to comply with the MOU in 1995. These steps included the divestiture of criticized investment securities, development of formalized plans, policies and procedures and reorganization of management oversight. The costs associated with the MOU included in noninterest expense approximated $500 in 1995. The agreement was terminated on the previously-mentioned date as a result of the significant improvement in the Company's overall financial condition and substantial compliance with the agreement.
















17. SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED):


                                                    1997                                  1996
                                    __________________________________________________________________________
QUARTER ENDED                       MARCH 31  JUNE 30  SEPT. 30  DEC. 31  MARCH 31  JUNE 30  SEPT. 30  DEC. 31
______________________________________________________________________________________________________________
INTEREST INCOME:
Interest and fees on loans:
  Taxable............................ $4,795   $4,946    $5,005   $5,170    $4,625   $4,637    $4,564   $4,618
  Tax-exempt.........................    109      132       123      109        50       57       102      101
Interest and dividends on investment
 securities available-for-sale:
  Taxable............................    807      783       820      864     1,026    1,037       983      868
  Tax-exempt.........................    525      513       507      511       485      488       501      509
  Dividends..........................     31       33        32       36        25       28        26       29
Interest on federal funds sold.......     35      113       101       42       126       76        55       43
                                      ------   ------    ------   ------    ------   ------    ------   ------
    Total interest income............  6,302    6,520     6,588    6,732     6,337    6,323     6,231    6,168
                                      ------   ------    ------   ------    ------   ------    ------   ------

INTEREST EXPENSE:
Interest on deposits.................  3,433    3,518     3,536    3,569     3,399    3,327     3,322    3,406
Interest on short-term borrowings....      1                           7                            1        2
Interest on long-term debt...........      1        1                  2        33       33        26        1
                                      ------   ------    ------   ------    ------   ------    ------   ------
    Total interest expense...........  3,435    3,519     3,536    3,578     3,432    3,360     3,349    3,409
                                      ------   ------    ------   ------    ------   ------    ------   ------
    Net interest income..............  2,867    3,001     3,052    3,154     2,905    2,963     2,882    2,759
Provision for loan losses............     75       75       105      105        75       75        75       75
                                      ------   ------    ------   ------    ------   ------    ------   ------
    Net interest income after
     provision for loan losses.......  2,792    2,926     2,947    3,049     2,830    2,888     2,807    2,684
                                      ------   ------    ------   ------    ------   ------    ------   ------

NONINTEREST INCOME:
Service charges, fees and
 commissions.........................    413      349       358      406       336      372       389      348
Litigation recovery..................             250
Net investment securities losses.....                                                   (27)      (31)
                                      ------   ------    ------   ------    ------   ------    ------   ------
    Total noninterest income ........    413      599       358      406       336      345       358      348
                                      ------   ------    ------   ------    ------   ------    ------   ------

NONINTEREST EXPENSE:
Salaries and employee benefits
 expense.............................    987    1,035       998    1,078       962      981       826    1,039
Net occupancy and equipment expense..    300      300       288      311       327      314       285      287
Other expenses.......................    596      716       660      687       598      663       579      522
                                      ------   ------    ------   ------    ------   ------    ------   ------
    Total noninterest expense........  1,883    2,051     1,946    2,076     1,887    1,958     1,690    1,848
                                      ------   ------    ------   ------    ------   ------    ------   ------
Income before income taxes...........  1,322    1,474     1,359    1,379     1,279    1,275     1,475    1,184
Provision for income tax expense.....    264      312       279      279       278      274       326      135
                                      ------   ------    ------   ------    ------   ------    ------   ------
    Net income ...................... $1,058   $1,162    $1,080   $1,100    $1,001   $1,001    $1,149   $1,049
                                      ======   ======    ======   ======    ======   ======    ======   ======

PER SHARE DATA:
Net income........................... $ 0.48   $ 0.53    $ 0.49   $ 0.50    $ 0.45   $ 0.46    $ 0.52   $ 0.48
Cash dividends declared.............. $ 0.06   $ 0.06    $ 0.06   $ 0.12    $ 0.05   $ 0.06    $ 0.06   $ 0.11












OPERATING ENVIRONMENT:

The United States economy turned in a remarkably favorable performance in 1996, the best among all advanced industrial countries in the world. Although the growth in gross domestic product, the value of goods and services produced in the United States, was modest at 2.5 percent as compared to gains registered in some earlier years of the postwar period, it was accompanied by low unemployment, inflation and interest rates. The national unemployment rate continued its five-year decline to 5.3 percent in 1996, the lowest rate since 1973. This rate was 5.6 percent in 1995.

Employee wages and benefits rose a moderate 2.9 percent during 1996. As a result, the consumer and producer price indices, measurements of inflation, rose 3.3 percent and 2.8 percent, respectively, during 1996. Such moderate increases led the Federal Reserve Open Market Committee ("FOMC") to take no monetary policy action throughout most of 1996. The FOMC's interest rate adjustment on January 31, 1996, reduced the federal funds target rate, the overnight loan rate between banks, to 5.25 percent from 5.50 percent, and the discount rate for loans to financial institutions to 5.00 percent from 5.25 percent. This action was taken to ensure the resumption of moderate economic growth after the marked economic slowdown and business inventory buildup during the fourth quarter of 1995.

Intermediate- and long-term interest rates grew moderately in 1996, despite the stability in near-term rates, as economic growth had become more vigorous than anticipated. The adverse effects of such increases were more than offset by the combination of relative price stability and the easing of lending terms at banks. The combination of these positive influences with a level of consumer confidence not surpassed in seven years, resulted in higher levels of disposable income and led to improvements in consumer and business spending. Such economic conditions were especially meaningful to the national financial sector as they increased loan and deposit volumes. Throughout the United States, aggregate consumer loans increased 20.6 percent and commercial loans
increased 4.4 percent, while savings increased 5.4 percent.   In addition,
there was a significant increase in residential mortgage lending in response to record levels of existing home sales and housing starts.



The output of the economy in Northeastern Pennsylvania was slower than the level experienced nationally based on smaller income gains and higher unemployment. The average hourly earnings for a United States manufacturing worker increased 43 cents or 3.7 percent during 1996 as compared to 8 cents or 0.7 percent for a worker in Comm Bancorp, Inc. and its subsidiary, Community Bank and Trust Company's (collectively, the "Company's") four-county market area. In addition, the market area served by the Company reported higher unemployment figures than the nation and the Commonwealth of Pennsylvania. The United States unemployment rate was
5.3 percent and the Pennsylvania unemployment rate was 4.9 percent for December of 1996. Lackawanna, Susquehanna, Wayne and Wyoming counties reported unemployment rates for the comparable period of 5.4 percent, 6.6 percent, 8.4 percent and 7.9 percent, respectively. Moreover, the civilian labor force, defined as the total number of individuals employed and those actively seeking employment, increased by 2.0 percent for the nation and 3.1 percent for the Commonwealth during 1996. Contrary to these gains, Northeastern Pennsylvania reported a decline of 5.8 percent in the number of civilian workers.

The strong performance of the economy in 1996 was paramount to the banking industry enjoying yet another stellar year. Representative of this success was the nation's top 50 commercial banks posting profits of $36.2 billion for 1996, a 12.8 percent increase over the 1995 level. These results are especially impressive given the fact that they followed another significant increase of 9.0 percent in 1995. Regional community banks experienced similar success as median earnings per share increased
15.0 percent in 1996. Strong revenue growth and improved operating efficiencies were the primary reasons for the banking industry's success during 1996. Increased levels of interest and noninterest income contributed to the growth in revenue. Specifically, interest income increases were attributed to the strength in loan demand and banks capturing new customers from the fallout of consolidations occurring in the market. Many financial institutions increased their loan portfolio yields through the securitization of consumer and mortgage portfolios and redirection of the proceeds to commercial loans that typically yield much higher rates than retail loans. Another major influence contributing to the 1996 record revenue levels was the rise in service charges. On April 1, 1996, national electronic payment networks that link Automated Teller Machines ("ATMs") began allowing banks and other ATM operators to charge access fees to individuals using machines not owned by their bank. This change played a significant role in the banking industry recording a 13.8 percent increase in noninterest income. In addition to the revenue improvements, financial institutions increased net income through operating efficiencies. Many banks have increased their investments in cost-effective delivery systems and made technological changes to improve back-office operations. Supermarket branches, telephone banking, personal computer banking and ATMs are among many of the recent enhancements made for delivering products and services to customers. The aggregate investment of the banking industry for upgrading existing systems amounted to $19.0 billion during 1996. In addition, some financial institutions are outsourcing more services or forming joint ventures to share technology and processing costs.

Asset quality for national and regional commercial banks did not demonstrate a significant deterioration during 1996. The only noticeable asset quality deterioration was either borrower-specific or a result of uncontrolled growth and did not represent weakness in overall loan portfolios. Although many banks invested heavily in commercial loans, most were secured wholly or partially by real estate.

During 1996, the merger and acquisition activities of financial institutions were subdued as compared to the previous year. The number of mergers and acquisitions announced in 1996 was less than in the prior two years, but average deal values continued to rise. For Mid-Atlantic commercial banks, the aggregate number and amount of mergers and acquisitions fell from 29, accounting for $36.5 billion in 1995, to 25, accounting for $12.8 billion in 1996. The value of such deals increased from 15.8 times annual earnings or 2.0 times book value in 1995 to 18.9 times annual earnings or 1.9 times book value in 1996.

Another significant occurrence in banking during 1996 was the long-awaited beginning of consolidation within the financial services industry. The first significant event was the announcement that the independent insurance lobby dropped its long-standing opposition to allowing banks to affiliate with insurance companies, thus removing one of the biggest hurdles to reformation of the Glass-Steagall Act of 1933.

During 1996, the major emphasis of regulatory change for the banking industry centered around risk as regulatory agencies issued a number of documents addressing the subject. On May 24, 1996, the Board of Governors of the Federal Reserve System ("Federal Reserve Board") issued Supervisory Release ("SR") 96-14, "Risk-Focused Safety and Soundness Examinations and Inspections," to summarize and place in context changes made in the examination process and to suggest areas where further changes may occur. According to SR 96-14, the following risk types are to be evaluated at examinations and inspections: (i) credit risk arising from the potential that a borrower or counterparty will fail to perform on an obligation;
(ii) market risk to a financial institution's condition resulting from adverse changes in interest rates, foreign exchange rates or equity prices; (iii) funding liquidity risk where an institution is unable to meet obligations due to an inability to liquidate assets or obtain adequate funding; (iv) market liquidity risk where an institution cannot easily offset exposures without significantly lowering market prices due to inadequate market depth or market disruptions; (v) operational risk resulting from inadequate information systems, internal control breaches, fraud or unforeseen catastrophes that may result in unexpected losses;
(vi) legal risk from potential unenforceable contracts, lawsuits or adverse judgments that may negatively affect operations; and (vii) reputational risk from negative publicity related to an institution's business practices, true or not, that can lead to a reduced customer base, costly litigation or revenue reductions.

REVIEW OF FINANCIAL POSITION:

During 1996, management's efforts focused on implementing its strategic plan to transform the Company into a "traditional community bank." This type of bank ensures safety to depositors while providing a reasonable rate of return to stockholders by limiting the risk exposure of its assets. Prior to the development of this plan, the Company emphasized a significantly higher degree of involvement with investment activities. In implementing this plan, management focused on the reallocation of its resources from the reconstitution of the Company's investment portfolio into funding loan demand. The 1995 investment portfolio reconstitution included the transfer and sale of certain securities possessing an inordinate amount of risk. Another key area of concentration was lowering the Company's cost of funds. As a result of these efforts, the Company did not experience significant growth during 1996.

The Company's total assets grew $3.9 million or 1.1 percent from $350.9 million at December 31, 1995, to $354.8 million at December 31, 1996. Total asset growth of the peer group of 35 banks located in Northeastern Pennsylvania averaged 9.8 percent in 1996. The Company's total assets averaged $359.2 million in 1995 as compared to $347.3 million in 1996, an $11.9 million decrease. This reduction was primarily attributable to the retirement of borrowed funds with proceeds from the sale of certain criticized investment securities during the second and third quarters of 1995. The composition of the Company's balance sheet changed dramatically as evidenced by a shift in the ratios of average investments and federal funds sold to average earning assets and average loans to average earning assets. In 1995, the ratio of average investments and federal funds sold to average earning assets was 43.1 percent and the ratio of average loans to average earning assets was 56.9 percent. In 1996, the ratio of average investments and federal funds sold to average earning assets decreased to
34.6 percent while the ratio of average loans to average earning assets increased to 65.4 percent.

Investment securities declined from $108.7 million at December 31, 1995, to $102.0 million at December 31, 1996. This reduction resulted from the Company utilizing the proceeds from repayments on investments to fund loan demand not fulfilled through gains in core deposits. Funds expended on securities during 1996 were invested in either short-term U.S. Treasury or U.S. Government agency securities or intermediate-term obligations of states and municipalities. The short-term investments were acquired to fund future loan demand and the tax-exempt municipal securities were acquired to reduce the Company's tax burden.

Total loans, net of unearned income, increased $22.0 million or 10.3 percent during 1996. The Company had aggregate loans of $19.0 million to certain large Pennsylvania-based commercial banks at December 31, 1995. The repayments from these temporary loans were reinvested into longer-term commitments with local commercial and retail customers. Adjusting for the temporary credit extensions, the loan portfolio growth was significant at $41.0 million or 21.0 percent during 1996. This growth, the greatest in the Company's history, was primarily attributable to the introduction of the "Loan Sale" marketing program. This program included aggressive product pricing and increased advertising expenditures. Aggregate loans of $83.3 million having a weighted-average yield of 8.0 percent were originated during 1996. The yield on these new loans was lower than the yield on existing loans as a result of aggressive product pricing. Accordingly, the effect of such volume improvements did not have as significant an effect on the Company's results of operations as it would have had if the rates on such loans been consistent with existing loans. The average loan growth for the peer group approximated 11.0 percent during 1996.

Despite the marked increase in loan volume, the Company's asset quality improved compared to year-end 1995. This improvement is evidenced by the decline in the ratio of nonperforming loans as a percentage of loans, net of unearned income, from 1.75 percent in 1995 to 1.44 percent in 1996.
The ratio of nonperforming assets as a percentage of loans, net of unearned income, also decreased from 1.96 percent in 1995 to 1.62 percent in 1996. The Company's allowance for loan losses as a percentage of loans, net of unearned income, declined from 1.83 percent at December 31, 1995, to 1.67 percent at December 31, 1996. This reduction was attributed to the increased loan volume.

Total deposits increased $3.4 million from $317.1 million at December 31, 1995, to $320.5 million at December 31, 1996. The slight increase of 1.1 percent resulted from the Company's improved liquidity position and less aggressive pricing behavior due to its higher cost of funds compared to the peer group. Management successfully reduced the Company's cost of funds from 4.86 percent in 1995 to 4.69 percent in 1996 despite a rise in general market rates. The peer group reported deposit growth of 7.9 percent in 1996 and an increase in their cost of funds from 4.58 percent in 1995 to 4.69 percent in 1996.

The Company experienced a slight decline in its interest sensitivity and liquidity positions from year-end 1995 to year-end 1996. Interest sensitivity, as measured by the ratio of cumulative one-year, rate-sensitive assets ("RSA") to rate-sensitive liabilities ("RSL"), declined from 0.93 at December 31, 1995, to 0.73 at December 31, 1996. Both ratios fell within the acceptable guidelines set forth in the Company's Asset/Liability Management Policy. In addition, the Company reported a decline in its liquidity position as evidenced by a reduction in the ratio of temporary investments to volatile liabilities. The ratio was 118.9 percent at December 31, 1995, and 54.0 percent at December 31, 1996. The changes in the interest sensitivity and liquidity positions was primarily due to management's reallocation of resources from short-term investments to loans.

Stockholders' equity improved from $27.9 million at December 31, 1995, to $31.3 million at December 31, 1996, a $3.4 million increase. This increase primarily came from strong earnings of $4.2 million, partially offset by dividends of $623 and a reduction in the net unrealized holding gain of $216. The key regulatory ratio, defined as Tier I capital as a percentage of total average assets less intangibles, increased from 7.0 percent at December 31, 1995, to 8.3 percent at December 31, 1996. The Company exceeded all relevant regulatory capital measurements at December 31, 1996, and was considered well capitalized.

Management accomplished a number of significant nonfinancial goals during 1996. Such undertakings included the effectuation of a three-for-one stock split, approval of the Company's common stock listing on the NASDAQ Stock Market ("NASDAQ") and implementation of a document-imaging system. The three-for-one stock split, declared during the first quarter of 1996, was effective April 1, 1996. On June 17, 1996, the Company began listing on NASDAQ as CommBcp under the symbol "CCBP." The actions taken in 1996 with respect to the Company's common stock had a favorable effect on stockholders' total return. Share price appreciation plus reinvested dividends, commonly referred to as total return, was 89.9 percent for 1996 as compared to 6.7 percent for 1995.

During the third quarter of 1996, management reinforced its commitment to progress by making the Company the first financial institution in its market area to introduce a document-imaging system. This technology has not only enhanced the effectiveness and efficiency in serving customers but reduced operating costs thus improving profitability.

INVESTMENT PORTFOLIO:

The Company's investment portfolio performed well considering the moderately rising interest rate environment of 1996. The year began with bullish bond market sentiment, yet the intermediate-range U.S. Treasury yield curve ended 1996 up approximately 80 basis points. The long bond ended the year up nearly 70 basis points to yield 6.65 percent, while the short end of the curve also rose, but to a lesser degree.
The bond market ended a volatile year with mediocre performance as evidenced by the Lehman Brothers' Aggregate Bond Index, which posted a
3.60 percent total return, down from a solid 18.47 percent performance in 1995. Due to its short duration and a rising interest rate environment, the Company's bond portfolio outpaced the general market in 1996 by generating a total return of 4.90 percent.

The rising yield curve scenario of 1996 was neither constant nor gradual. Bond yields actually fell for two months then rose swiftly through the summer, only to be deflated by a Fall market rally and ended the year up slightly. As previously mentioned, the FOMC cut the overnight discount rate from 5.25 percent to 5.00 percent on January 31, 1996, and held the rate at that level throughout the year. However, market volatility ensued as Wall Street and nervous investors attempted to gauge the FOMC's next move.

As previously mentioned, regulators have recently placed increased emphasis on the quality of risk management practices within financial institutions. Accordingly, management monitors and limits various risk elements inherent in the Company's investment portfolio, particularly market or interest rate risk ("IRR"), credit risk, liquidity risk, reinvestment risk and "timing" or call risk.

Market risk had a slightly adverse effect on the Company's investment portfolio during 1996. As a result of the surprisingly strong economic expansion and the ensuing increase in interest rates, the net unrealized holding gain on investment securities declined from $780, net of deferred income taxes of $401, to $564, net of deferred income taxes of $291, from December 31, 1995, to December 31, 1996. The unrealized holding gain was
0.85 percent of amortized cost at December 31, 1996, which exceeded the average gain of 0.51 percent reported by the peer group.

The excess of fair value over amortized cost for the Company's state and municipal securities portfolio declined $292, slightly less than 1.0 percent of its value, during 1996. This market risk resulted from the longer effective duration of approximately 4.0 years in the state and municipal securities portfolio as compared to approximately 0.8 years in the remainder of the portfolio at year-end 1996. Duration measures the percentage change in price per 100 basis point change in yield levels, assuming an immediate and parallel shift in the yield curve. The tax-exempt feature of such investments serves to reduce their effective duration and susceptibility to fair value depreciation relative to taxable securities. The weighted-average life of the state and municipal securities portfolio was 8.1 years at December 31, 1996.

Credit risk, the probability that an issuer cannot meet principal and interest payments on a timely basis, was mitigated through the portfolio's composition. U.S. Treasury securities and U.S. Government agencies, including mortgage backed securities, accounted for 60.1 percent of aggregate investments at December 31, 1996. The majority of the remaining portion of the portfolio consisted primarily of insured general obligations of states and municipalities that received a rating of "AAA" from Moody's or Standard and Poor's rating services.

Liquidity risk refers to the ease in converting a security to cash at or near its true value. The spread between the bid price and the ask price quoted by a dealer serves as a proxy for such risk. The Company's liquidity risk exposure was low based on the high concentration of U.S. Treasury and related securities, which normally offer the greatest liquidity relative to other investment vehicles.

Reinvestment risk concerns reinvested cash flows or the "interest on interest" component of investment returns. Based on the overall structure of the Company's balance sheet, where liabilities tend to reprice quicker than assets, reinvestment risk inherent in the investment portfolio did not adversely affect the Company's financial performance.

Timing risk refers to the uncertainty of the timing of cash flows for a given investment or portfolio of investments. The Company limited its cash flow timing risk through policy limitations and modeling techniques.

The investment portfolio was less prominent with respect to the Company's financial position in 1996. Average investments declined from 37.4 percent of average assets in 1995, to 31.7 percent in 1996. Such reduction was in response to management transforming the Company's balance sheet to a more traditional community bank structure, favoring loans over investments. In comparison, the peer group held 33.6 percent of its average assets in investment securities.

Proceeds from the sale of securities amounted to $1.5 million in 1996 and $87.1 million in 1995. The Company recognized net losses of $58 in 1996 and $4,393 in 1995 related to such sales. Repayments from investment securities totaled $25.2 million in 1996 and $4.9 million in 1995. Investment purchases amounted to $20.2 million in 1996 and $44.2 million in 1995.

The tax-equivalent yield on the investment portfolio in 1996 was relatively unchanged from the 6.4 percent level of 1995. U.S. Treasury securities and state and municipal bonds comprised 72.5 percent of the investment portfolio at December 31, 1996, versus 68.3 percent at December 31, 1995. Except for U.S. Treasury securities and U.S. Government agencies, there were no securities of any individual issuer that exceeded
10.0 percent of the Company's stockholders' equity at December 31, 1996 or 1995. Except for $2,416 of tax-exempt obligations of local municipalities, all of the investment securities in the Company's portfolio were considered "investment grade," receiving a rating of "Baa" or higher from Moody's or "BBB" or higher from Standard and Poor's rating services at December 31, 1996. Investment securities with an amortized cost of $35,099 at December 31, 1996, and $33,997 at December 31, 1995,
were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. The fair value of such securities was $34,968 at December 31, 1996, and $34,050 at December 31, 1995.

Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires investments to be classified and accounted for as either held-to-maturity, available-for-sale, or trading securities based on management's intent at the time of acquisition.

SFAS No. 115 requires an enterprise to reassess the appropriateness of its accounting and reporting classifications of debt and equity securities at each reporting date. Accordingly, management transferred its entire held-to-maturity classification to available-for-sale at September 30, 1995. This transfer resulted from management's need to divest certain securities purchased utilizing investment practices and actions followed prior to 1995 that placed a significant exposure to IRR on the Company. Specifically, the prior investment practices and actions included those that are referred to as unsuitable pursuant to the Federal Reserve Board's Supervisory Policy Statement on Securities Activities effective February 10, 1992, and revised April 15, 1994, and the Federal Reserve Board's Supervisory Policy Statement on Structured Notes effective September 21, 1995. The securities transferred had an amortized cost of $105.8 million and a fair value of $103.9 million at the date of the transfer. The Company recognized unrealized holding losses of $1,249, net of applicable income taxes of $644, in a separate component of stockholders' equity as a result of the transfer. Management sold certain available-for-sale securities at a loss after September 30, 1995, some of which were transferred from the held-to-maturity portfolio. The resulting loss of $2.5 million on the sale was recognized in earnings in the third quarter of 1995, the period in which the decision to sell was made. The portion of the loss attributable to the securities transferred from the held-to-maturity portfolio was $1.8 million. Prior to this transfer, the Company did not sell or transfer any securities from its held-to-maturity classification.

As a result of successfully implementing the reconstitution plan during 1995, the Company's investment portfolio contained no high-risk collateralized mortgage obligations ("CMOs"), as defined in the Federal Reserve Board's Supervisory Policy Statement on Securities Activities and Issue 2 of the Financial Accounting Standards Board's ("FASB's") Emerging Issues Task Force Issue No. 89-4, "Accounting for a Purchased Investment in a Collateralized Mortgage Obligation Instrument or in a Mortgage Backed Interest-Only Certificate," at December 31, 1996 or 1995. The Company held $4.4 million of CMOs at December 31, 1996, none of which failed any of the high-risk tests.

The Company sold the majority of its holdings of structured notes during 1995. The carrying value of structured notes totaled $2.9 million at December 31, 1996 and 1995. These securities included a dual-index floater, a delevered floater and a multi-step bond each having a carrying value of approximately $1.0 million.

The Company had no dealings in derivative financial instruments in 1996 and 1995.

LOAN PORTFOLIO:

For 1996, national residential investment spending rose 4.0 percent, reversing a decline from the previous year. This growth was aided by favorable weather conditions, affordable interest rates and improved national economic growth. Housing provided a key source of the nation's economic strength in 1996. For the year, new homes sold totaled 758 thousand, the largest number since 1978, with the Northeast region of the country experiencing the greatest increase at 36.4 percent. Sales of previously-owned homes also rose sharply to over 4.1 million, breaking an 18-year record. In addition, housing starts for 1996 moved in a favorable direction rising 8.9 percent for the year nationally and 11.2 percent in the Northeast. New home and apartment starts increased from 1.35 million units in 1995 to 1.47 million units in 1996. Of these new starts, 1.16 million were for new single-family dwellings, marking a 7.8 percent increase over the 1995 figure. The median selling prices on new and existing homes rose from $133.9 and $112.9, respectively, in 1995 to $145.0 and $118.0, respectively, in 1996.

Interest rates on 30-year mortgages also showed a steady increase throughout 1996 as they went from 7.0 percent in January to 7.6 percent in December. Despite these increases, housing purchases remained very affordable due to the improving economic conditions prevalent throughout 1996.

Economic conditions in the Company's market area were also favorable for mortgage lending during 1996. In the Company's four-county market area, average annual property taxes amounted to approximately one-half of the average experienced nationally. Additionally, Northeastern Pennsylvania was rated as the second most affordable area in the Commonwealth to live, with its metropolitan area also ranked second among areas of similar population across the nation. Finally, according to a nationwide price comparison survey, the Company's market area was ranked 19th in the United States in terms of affordable housing.

Business lending in the United States also enjoyed the benefits of a strong economy in 1996. Encouraged by the prospects of sustained economic expansion and low inflation, banks displayed a large appetite for business obligations and appeared willing to ease compensation requirements for the risk entailed. This easing of standards led to a 4.5 percent increase in commercial and industrial loans outstanding, as they rose from $536.0 trillion at year-end 1995 to $560.0 trillion at year-end 1996.

With respect to commercial loan practices, the Company was ranked second by the U.S. Small Business Administration's Office of Advocacy among Pennsylvania banks with assets between $100.0 million and $500.0 million for its "small business friendly" lending activities.

Contrary to the easing of standards for business lending, national conditions for consumer lending tightened. This tightening came in response to banks reacting to the rising volume of credit card delinquencies and charge-offs experienced throughout the year. Despite such action by financial institutions, outstanding consumer loans rose to $1.23 trillion at year-end 1996 from $1.02 trillion for the same period of 1995. The increase resulted from consumers using lower-costing home equity loans in place of higher-costing installment products.

Loans, net of unearned income, were $235.8 million at December 31, 1996, an increase of $22.0 million, or 10.3 percent, over the volume reported at December 31, 1995. The increase, adjusted for short-term credit extensions to other financial institutions, would have approximated $41.0 million in 1996. The Company had aggregate commercial loans of $19.0 million to certain large Pennsylvania-based commercial banks at December 31, 1995. The Company had no such loans at year-end 1996. The increase in aggregate loan demand, after considering such adjustment, can be primarily explained by a rise in the volume of loans to finance one-to-four family residential properties of $27.6 million and those to finance commercial and industrial enterprises of $9.2 million. Loans, net of unearned income, as a percentage of total earning assets were 69.1 percent at December 31, 1996, and 63.3 percent at December 31, 1995. Such a material increase resulted from a combination of favorable borrowing conditions for consumers and management placing stronger emphasis on fulfilling its strategic goal. During 1996, the peer group's average loans accounted for 64.0 percent of average assets as compared to the Company's ratio of 63.0 percent.

The Company's volume of loans with predetermined interest rates increased $16.0 million and represented 79.9 percent of the portfolio, while those bearing adjustable-interest rates rose $6.0 million and represented 20.1 percent of the portfolio at December 31, 1996. Customers, in protecting against a rise in interest rates, opted for fixed-rate products as opposed to variable-rate products. The tax-equivalent yield on the loan portfolio declined from 8.8 percent in 1995 to 8.6 percent in 1996. The decrease primarily occurred during the second and third quarters of 1996 when management's aggressive product pricing through its "Loan Sale" marketing efforts reduced rates to their lowest point during the year. This reduction initiated increased loan demand and led existing customers to refinance. Rates increased for the final quarter of 1996 as the Company became less aggressive in its product pricing, which led to loan yields that approached 1995 levels. The Company's volume of refinanced residential mortgages increased significantly from $9.5 million in 1995 to $23.1 million in 1996 as customers with existing loans took advantage of the Company's favorable interest rate offerings.

The composition of the loan portfolio changed during 1996 primarily due to the favorable conditions for mortgage lending and the removal of short-term credit extensions made to commercial banks. Commercial loans declined $9.1 million during 1996 and represented 15.4 percent of loans, net of unearned income. Excluding the effects of the $19.0 million in repayments received from commercial bank loans, this segment of the loan portfolio would have experienced an increase of $9.9 million. The Company experienced a $7.3 million rise in consumer loans from $22.6 million at December 31, 1995, to $29.9 million at December 31, 1996. The Company reported a 32.3 percent increase in consumer credit, outdistancing the
20.6 percent increase witnessed by commercial banks throughout the nation. The favorable mortgage lending conditions for 1996 resulted in loans to finance real estate taking a more prominent position in the Company's loan mix at approximately 71.9 percent of total loans outstanding from approximately 68.1 percent a year earlier.

At December 31, 1996, the Company had no concentrations of loans exceeding
10.0 percent of total loans, excluding locational concentrations, to individual or multiple borrowers engaged in similar activities that would cause them to be similarly affected by changes in economic or other conditions. The Company limited its exposure to concentrations of credit risk by the nature of its lending activities, as approximately 61.9 percent of total loans outstanding were secured by residential properties. The average mortgage outstanding on a residential property was $36.2 at December 31, 1996.

In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk. These instruments are used by customers to meet their financing needs. These financial instruments include commitments to extend credit, unused portions of home equity and credit card lines and commercial letters of credit. The Company's exposure to such commitments was $10.9 million at December 31, 1996, and $9.6 million at December 31, 1995. No provision for loan losses was deemed necessary at December 31, 1996 or 1995, for these commitments.

Management continually examines the maturity distribution and interest rate sensitivity of the loan portfolio in an attempt to limit IRR and liquidity strains. At December 31, 1996, management determined that approximately 34.6 percent of the lending portfolio was scheduled to reprice within 12 months. The 34.6 percent fell below the 41.1 percent at December 31, 1995, but was an improvement over the 33.9 percent recorded at September 30, 1996. In terms of volume, variable-rate loans increased $5.9 million, or 14.3 percent, from $41.4 million at December 31, 1995, to $47.3 million at December 31, 1996. The Company did not sell, provide servicing for others for a fee or securitize mortgage loans.

ASSET QUALITY:

Bankruptcies, delinquencies and bank charge-offs increased during 1996, however, overall asset quality did not experience a significant deterioration. Banks and credit card companies wrote-off bad debt at record paces despite consumer confidence reaching its highest level in seven years. National charge-off levels rose to near those experienced during the last recession in 1990 and 1991. Such levels caught banks off guard as some deterioration in the consumer loan portfolio was expected but not to the extent that it occurred. The unexpectedly high levels were attributable to an increase in personal bankruptcies of 30.0 percent in 1996. In Pennsylvania, personal bankruptcies rose 62.0 percent above the 1995 level, ranking second only to Florida in percent increase. This increase stemmed in part from bankruptcy code changes that went into effect at the beginning of the year.

Credit card delinquencies also experienced a sharp rise as credit card issuers were overzealous and indiscriminatory in pursuing customers during the first half of 1996. Such practices played a major role in credit card late payments during the first quarter of 1996 reaching their highest levels since 1981 and reaching a historical high of 3.7 percent. Banks responded to deteriorating consumer loan portfolios by tightening lending standards and terms on consumer loans, particularly credit card loans, during the second half of the year.

As previously mentioned, unemployment rates in the Company's market area remained well above the levels reported for the United States and the Commonwealth of Pennsylvania. Despite its inflated unemployment levels, asset quality improved in the Company's market area. This improvement was evidenced by declines in the peer group's ratios of nonaccrual loans as a percentage of gross loans and nonperforming loans as a percentage of gross loans. At December 31, 1996, the peer group's ratios were 0.54 percent and 1.34 percent, respectively, compared to 1.37 percent and 1.71 percent, respectively, at December 31, 1995.

Nonperforming assets, consisting of nonperforming loans and foreclosed assets, totaled $3.8 million at December 31, 1996, compared to $4.2 million at December 31, 1995. The Company experienced a net decrease of $21 in foreclosed assets during 1996, as transfers of six loans totaling $223 were offset by the sale of six properties totaling $279, including net gains on the dispositions of $35. Also included in other real estate was a property originally purchased by the Company to be utilized as a site for a new branch office. During 1995, management reevaluated its intent for the property and transferred it to other real estate at $220, which was 80.0 percent of its appraised value, with the difference being recorded in other losses. Subsequent to year-end 1996, this property was sold with a gain of $50 being recognized. The carrying values of all properties included in other real estate were less than 80.0 percent of their collateral values at December 31, 1996.

Nonperforming loans, consisting of accruing loans past due 90 days or more and impaired loans, declined $352 during 1996 from $3,743 to $3,391. The reduction in nonperforming loans was due to the $253 decline in accruing loans past due 90 days or more with a $99 reduction in impaired loans.
The $99 change in impaired loans included gross loans placed into this category of $428 and gross loans removed as a result of charge-offs of $33, transfers to other real estate of $123 and principal repayments of $371. Accruing loans past due 90 days or more declined from $2,150 at December 31, 1995, to $1,897 at December 31, 1996. Of the loans past due 90 days or more, approximately 65.7 percent of these credits were secured by real estate. The Company experienced improvement in all its asset quality ratios in 1996. The ratio of impaired loans as a percentage of loans, net of unearned income, was 0.63 percent and the ratio of nonperforming assets as a percentage of loans, net of unearned income, was
1.62 percent, at December 31, 1996. The comparable ratios were 0.74 percent and 1.96 percent, respectively, at December 31, 1995. Such ratios, however, remained less favorable than the peer group's ratios of
0.54 percent and 1.34 percent, respectively, at December 31, 1996.

The average recorded investment in impaired loans was $1,528 in 1996 and $1,621 in 1995. At December 31, 1996, the recorded investment in impaired loans was $1,494 and was $1,593 at December 31, 1995. Included in these amounts were $1,269 for which there was a related allowance for loan losses of $650 at December 31, 1996, and $1,331 for which there was a related allowance for loan losses of $614 at December 31, 1995. The recorded investment for which there was no related allowance for loan losses was $225 at December 31, 1996, and $262 at December 31, 1995. In 1996, activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $3, losses charged to the allowance of $92 and recoveries of amounts charged-off of $125. The activity during 1995 in the allowance for loan losses account related to impaired loans included a provision charged to operations of $4, losses charged to the allowance of $69 and recoveries of amounts charged-off of $191. Interest income related to impaired loans would have been $113 in 1996 and $66 in 1995 had these loans been current and the terms of the loans not been modified. Interest income that would have been recognized on the restructured loan included in these amounts was $12 in 1996 and $9 in 1995. Interest recognized on impaired loans amounted to $30 in 1996 and $92 in 1995. Included in these amounts was interest recognized on a cash basis of $30 in 1996 and $87 in 1995. The restructured loan accounted for $7 in 1996 and $5 in 1995 of interest recognized on impaired loans. Cash received on impaired loans applied as a reduction of principal totaled $398 in 1996 and $595 in 1995. There were no commitments to extend additional funds to customers with impaired loans at December 31, 1996 and 1995.

Classified assets are those assets cited by bank examiners, or by the bank's internal rating system, as being at risk to a greater degree than is considered desirable. The Company experienced a 31.7 percent improvement in the ratio of classified assets as a percentage of Tier I capital comparing the results of the regulatory examinations at October 31, 1995, and September 30, 1996.

The allowance for loan losses, against which loans are charged-off, was $3.9 million at December 31, 1996, representing 1.67 percent of loans, net of unearned income. The allowance was also $3.9 million in 1995 but represented 1.83 percent of loans, net of unearned income. The reduction in the Company's ratio was primarily a function of its strong loan demand. However, this ratio continued to exceed both the peer group and regulatory guidelines. The peer group reported ratios of 1.38 percent at December 31, 1996, and 1.43 percent at December 31, 1995. As a percentage of nonperforming loans, the allowance account covered 116.3 percent at year-end 1996 and 104.3 percent at year-end 1995. Relative to all nonperforming assets, the allowance covered 103.5 percent at December 31, 1996, and 93.3 percent at December 31, 1995.

The Company was considered adequately reserved at December 31, 1996 and 1995, based on the results of its regulatory calculations in accordance with the federal banking regulatory agencies' Interagency Policy Statement on the Allowance for Loan and Lease Losses. Moreover, regulatory agencies did not require the Company to make additions to its allowance account based on the results of their 1996 and 1995 examinations.

Net charge-offs were $259 or 0.12 percent of average loans outstanding in 1996 compared to $108 or 0.05 percent in 1995. The nation's top 50 banks reported net charge-offs to average loan ratios of 0.63 percent in 1996 and 0.53 percent in 1995, while the peer group reported net charge-offs as a percentage of average loans outstanding of 0.18 percent in 1996 and 0.20 percent in 1995.

DEPOSITS:

During 1996, the nation witnessed the continuance of strengthened personal savings patterns. Personal savings rates, a measure of savings as a percentage of disposable after-tax income, rose to 5.4 percent in 1996 compared to 4.4 percent in 1995. The national unemployment rate fell to
5.3 percent by year-end 1996 from 5.6 percent for the same period of 1995, while hourly wages increased 3.8 percent, marking the greatest increase since 1990. For the year, personal income rose 5.8 percent above 1995 levels. This newfound consumer wealth led to a 4.6 percent annual spending growth rate in 1996, however, the rate has fallen steadily since 1993. The excess funds did not, however, filter into bank deposit accounts. The "baby boomer" generation became acutely aware of a need to save for the long term as they approached retirement age. This was evidenced by the growing volumes of 401(k) plans and mutual funds in 1996. Consumers also looked toward the stock market in 1996 as the Dow Jones approached 7,000. Mutual funds that invest in stocks received more money in 1996 than ever before, reaping $221.9 billion as compared to $128.0 billion in 1995. By year-end 1996, mutual funds of all types recorded $3.5 trillion in assets. This did not mean that baby boomers were saving more money, but rather were shifting funds from certificates of deposit and personal savings accounts as yields on traditional bank deposits paled in comparison to those of equity investments.

Besides the intense competition from mutual funds, the Company also received strong competition for deposits from local bank and thrift institutions. For example, the average rate paid on a 30-month certificate of deposit for the Company's peer group exceeded 5.3 percent for 1996. Comparatively, the average rate on 30-month certificates paid by commercial banks in the United States was 5.1 percent.

The Company's deposit volumes rose a modest 1.1 percent from $317.1 million at December 31, 1995, to $320.5 million at December 31, 1996, as competition for deposit products intensified. Total deposits averaged $313.3 million in 1996 as compared to $317.9 million in 1995, a decrease of 1.4 percent. The average deposit growth experienced by Northeastern Pennsylvania banks was 7.9 percent for the comparable period. The Company experienced a decline in deposits during the first quarter of 1996, as modified pricing strategies in light of improved liquidity conditions coupled with cyclical trends due to customers foregoing savings to pay for holiday spending, led to a $9.1 million downturn in volumes. The majority of the Company's deposit growth occurred during the second and fourth quarters of 1996 as deposits grew at annualized rates of 9.8 percent and
7.2 percent, respectively. Most of the second quarter growth was attributable to increases in commercial money market accounts of $4.7 million and interest checking accounts of $2.1 million. The growth in the fourth quarter was primarily attributable to an increase in time deposits $100 or more, most of which came from area school districts.

The deposit composition changed, as evidenced by a decline in the average volume of transaction accounts as a percentage of average total deposits from 42.0 percent in 1995 to 40.9 percent in 1996. This change was a function of depositors sacrificing accessibility by transferring funds from lower-yielding transaction accounts to higher-yielding time deposits. Average time deposits accounted for 53.3 percent of average assets during 1996 as compared to 43.3 percent for the peer group. The Company experienced an upward shift in its average core deposits to average total deposits from 90.8 percent in 1995 to 91.1 percent in 1996. The Company's cost of funds declined from 4.9 percent in 1995 to 4.7 percent in 1996, as compared to an increase in the peer group's cost from 4.6 percent in 1995 to 4.7 percent in 1996. The primary reason for the decline was the average rate on retail certificates of deposit decreasing from 5.8 percent during the first quarter of 1996 to 5.7 percent during the fourth quarter.

An integral component of the Company achieving lower funds cost was building its base of noninterest-bearing deposits. In 1996, the Company's noninterest-bearing deposits grew $1.0 million from $25.4 million at December 31, 1995, to $26.4 million at December 31, 1996. Average volumes of noninterest-bearing deposits also increased from $24.1 million in 1995 to $26.3 million in 1996, and comprised 7.6 percent of total average assets, compared to 6.7 percent for 1995.

Volatile deposits, time deposits in denominations of $100 or more, increased from $29.7 million at December 31, 1995, to $35.9 million at December 31, 1996. As previously mentioned, this increase was due to local school districts transferring funds from transaction accounts into time deposits. Despite this increase, the Company was less reliant on such funding as compared to the peer group. Average volatile deposits, as a percentage of average assets, was 8.0 percent in 1996 as compared to 9.1 percent for the peer group. The average cost of these funds fell 11 basis points during 1996. This decline resulted from management being less aggressive in competing for this type of deposit product due to the stabilized liquidity position of the Company.

The Company's improved liquidity position effectively eliminated its reliance on borrowings to fund assets. At December 31, 1996, aggregate borrowings were $46, as compared to $3,048 for the same period of 1995. The Company reduced its long-term debt in 1996 as it repaid a $3,000, 4.3 percent fixed-rate advance from the Federal Home Loan Bank of Pittsburgh ("FHLB-Pgh") upon its maturity. The remaining $46 represents a 7.5 percent fixed-rate, amortizing advance from the FHLB-Pgh Community Investment Program that is subject to a prepayment fee in the event the advance is repaid prior to maturity. The Company's total borrowings averaged $2.2 million with a weighted-average rate of 4.4 percent in 1996, as compared to $14.7 million at 6.2 percent in 1995.

At December 31, 1996 and 1995, the Company had no short-term borrowings outstanding. The average daily balance and weighted-average rate on aggregate short-term borrowings was $51 at 5.9 percent in 1996 and $9.9 million at 6.8 percent in 1995. The maximum amount of all short-term borrowings outstanding at any month-end was $2.8 million during 1996 and $28.0 million during 1995. Short-term borrowings during 1996 consisted entirely of the FHLB-Pgh line of credit. During 1995, the FHLB-Pgh line of credit included in total short-term borrowings had an average daily balance of $3.6 million and weighted-average rate of 6.2 percent. The maximum amount of this line outstanding at any month-end was $17.6 million during 1995. The Company did not enter into repurchase agreements with others during 1996 or 1995.

MARKET RISK SENSITIVITY:

At December 31, 1996, the Company had a cumulative one-year, RSA/RSL ratio of 0.73. This fell below the 0.93 ratio at December 31, 1995, but based upon the guidelines set forth in the Company's Asset/Liability Management Policy, this ratio fell within the 0.7 and 1.3 deemed acceptable by management. The decline was attributable to the Company's reinvestment of maturing, short-term credit extensions to other financial institutions into residential mortgages. Additionally, the Company received $25.2 million in securities repayments during 1996. Of these repayments, $3.0 million was used to retire long-term borrowings that matured September 9, 1996. The remaining funds were used to purchase $2.9 million in mortgage backed securities, $8.6 million in intermediate-term state and municipal securities, $8.6 million in U.S. Treasury securities and $100 in equity securities. Excess funds not utilized for security purchases were used to fund loan demand. Time deposits $100 or more also contributed to the decline in the cumulative one-year gap as they increased $8.1 million to $29.8 million at December 31, 1996, from $21.7 million at December 31, 1995. This increase resulted from customers choosing liquidity over return when investing in time deposits $100 or more. The Company also experienced a sharp decline in its three-month ratio, which fell from 3.09 at December 31, 1995, to 2.44 at December 31, 1996. This decline can be explained by the same reasons given for the reduction in the cumulative one-year ratio. The Company was liability rate-sensitive for the cumulative one-year period based on the results of the December 31, 1996, static gap report.

In addition to the static gap analysis, management utilizes a simulation model in its asset/liability strategy. This model creates pro forma net interest income scenarios under various interest rate shocks. Model results from December 31, 1996, indicated similar results to those produced by the static gap model. A decline in net interest income of 3.9 percent was expected had there been a parallel and instantaneous rise in interest rates of 100 basis points. Conversely, a similar decline in interest rates would have resulted in a 3.9 percent increase in net interest income.

LIQUIDITY:

Although the Company's liquidity position remained adequate in meeting the present and future financial obligations and commitments, it became less favorable compared to 1995. A primary example of this unfavorable change was the decline in the ratio of temporary investments to volatile liabilities from 118.9 percent at December 31, 1995, to 54.0 percent at December 31, 1996. Another example is the regression in the ratio of volatile liabilities less temporary investments to total assets less temporary investments to 4.9 percent at December 31, 1996, from negative
1.8 percent at December 31, 1995. These ratios also fell below the 91.8 percent and 0.8 percent, respectively, recorded by the peer group at year-end 1996. The maintenance of a high level of core deposits is a major component in keeping a strong liquidity position. Core deposits are important as they represent a stable and relatively low-cost source of funds. At December 31, 1996, core deposits funded 80.2 percent of the Company's total assets.

The consolidated statements of cash flows present the changes in cash and cash equivalents from operating, investing and financing activities. Cash and cash equivalents, consisting of cash on hand, cash items in the process of collection, noninterest-bearing deposits with other banks, balances with the Federal Reserve Bank of Philadelphia and FHLB-Pgh and federal funds sold, decreased $11.0 million in 1996. Net cash provided by operating activities totaled $5.7 million and primarily resulted from the Company's $4.2 million in net income.

The Company's net cash used in investing activities of $16.4 million was the major reason for the net decrease in cash and cash equivalents. The primary components of the outflow from investing activities were loan disbursements and investment purchases, partially offset by inflows from repayments on short-term loans to other banking institutions and investments. For 1996, the Company's net loan disbursements amounted to $22.2 million. Aggregate loan demand of $41.2 million was partially funded by $19.0 million in net repayments on short-term credit extensions to financial institutions. The Company also purchased $20.2 million in securities during 1996. The purchases were funded with the $24.9 million received in repayments on securities, with the excess of the proceeds being used to retire $3.0 million in long-term borrowings, as well as to fund loan demand.

Net cash used in financing activities totaled $320 in 1996. The decline primarily resulted from the Company's repayment on September 9, 1996, of a $3.0 million fixed-rate advance from the FHLB-Pgh. Partially offsetting this decrease was a $3.4 million increase in deposits.

CAPITAL ADEQUACY:

Stockholders' equity improved $3.4 million during 1996 principally due to the Company's $4.2 million in net income, partially offset by $623 in dividends and a change in the net unrealized holding adjustment of $216. The Company reported a net unrealized holding gain of $564 at December 31, 1996, as compared to $780 at December 31, 1995. This change in the fair market value of the Company's investment portfolio was significantly less severe than that of its peers. The Company's exposure to interest rate risk has been better protected through improvements in the quality, composition and structure of the investment portfolio.

For the year-ended December 31, 1996, the Company declared dividends of $623 or $0.28 per share as compared to $462 or $0.21 per share for the same period of 1995. As a percentage of net income, cash dividends declared in 1996 equaled 14.8 percent.

Other significant events in 1996 that affected the Company's capital included the effectuation of a three-for-one stock split and the listing of the Company's common stock on a national stock market. The April 1, 1996, stock split fulfilled the minimum share listing requirement for NASDAQ. The liquidity of the Company's common stock improved as a result of its trading on the NASDAQ under the symbol "CCBP" on June 17, 1996.

The Company exceeded all relevant regulatory capital measurements at December 31, 1996, and was considered well capitalized. The Company's Leverage ratio was 8.3 percent at December 31, 1996, compared to 7.0 percent at December 31, 1995. At December 31, 1996, the Company had a Tier I risk-based ratio of 15.4 percent and a total risk-based ratio of
16.7 percent. The Tier I risk-based ratio was 14.2 percent and the total risk-based ratio was 15.5 percent at December 31, 1995.

REVIEW OF FINANCIAL PERFORMANCE:

The Company earned $4,200 or $1.91 per share in 1996. The Company's return on assets was 1.21 percent and return on equity was 14.57 percent. For the Company's peer group, return on assets was 1.31 percent and return on equity was 12.96 percent. The Company's record earnings for 1996 were primarily attributable to higher net interest income and noninterest income combined with improved noninterest expense levels. Net interest income on a tax-equivalent basis increased $476 from $12,215 in 1995 to $12,691 in 1996. This increase was primarily due to an increase in loan volumes and the Company's controlling of funds cost. Since the second quarter of 1995 when the Company instituted its plan to become a more traditional banking institution, it was successful in improving the Company's financial position as loans comprised 69.1 percent of earning assets at December 31, 1996, as compared to 57.4 percent at June 30, 1995. The Company also successfully reduced its cost of funds from 4.86 percent in 1995 to 4.69 percent in 1996. Improvements in liquidity allowed the Company to be more stringent in controlling funds cost. The Company's cost of funds increased from 4.71 percent during the first quarter of 1995 to 4.88 percent during the fourth quarter. In 1996 these costs decreased from 4.74 percent in the first quarter to 4.69 percent in the fourth quarter. This was no small achievement as general market rates on U.S. Treasury securities increased during 1996. Yields on one-year U.S. Treasury instruments averaged 5.12 percent in the first quarter of 1996 and rose to 5.48 percent in the fourth quarter. Likewise, five-year U.S. Treasury instruments averaged 5.58 percent in the first quarter and rose to 6.10 percent in the fourth quarter.

For the year-ended December 31, 1996, the Company's provision for loan losses declined $135 to $300. This decline resulted from the Company's decision to reduce its provision from $70 per month to $25 per month at the beginning of the second quarter of 1995. This decision was in response to the Company reaching a loan loss reserve level believed by management to be adequate to absorb future charge-offs.

The Company also had a dramatic rise in noninterest income in 1996 as compared to 1995. The majority of the increase was attributable to a reduction in securities losses from $4,393 for the year-ended December 31, 1995, to $58 for the same period of 1996. The loss in 1995 came primarily during the second and third quarters as a result of management's decision to reconstitute the investment portfolio.

Noninterest expense for the Company showed a marked improvement over 1995 levels. These expenses declined $811 from $8,194 for the year-ended December 31, 1995, to $7,383 for the same period of 1996. The Company took better control of other expenses in 1996 and benefitted from its improved financial position by earning lower Federal Deposit Insurance Corporation ("FDIC") insurance rates and reducing legal and administrative costs associated with the Memorandum of Understanding that was removed on February 16, 1996.

NET INTEREST INCOME:

The Company's net interest income on a tax-equivalent basis rose to $12,691 in 1996, an increase of $476 or 3.9 percent, compared to 1995. This increase was due almost entirely to the Company's improved net interest margin. The Company's 1996 net interest margin was 3.79 percent. This marked a 31 basis point increase over the 3.48 percent margin recorded in 1995. The combination of an improved yield on earning assets and a lower cost associated with interest-bearing deposits accounted for the improvement. The Company experienced an increase of 10 basis points in its yield on earning assets as this rate was 7.85 percent for the year-ended December 31, 1996, as compared to 7.75 percent for the year-ended December 31, 1995. Additionally, the Company's cost of funds declined 17 basis points to 4.69 percent for the year-ended December 31, 1996, from
4.86 percent for the same period of 1995.  These changes accounted for the
$462 positive rate variance recorded for 1996.   Such favorable results
were by-products of implementing transitional asset/liability strategies. The Company also reaped the rewards of its improved liquidity position in 1996 as it was not pressured into aggressively competing for funds nor was it reliant on high-cost borrowings to fund loan demand.

Reductions in the volumes of interest-bearing liabilities in excess of average earning assets resulted in a positive influence of $14 on net interest income. Total average earning assets decreased $16.8 million to $334.5 million in 1996, while average interest-bearing liabilities decreased $19.4 million to $289.1 million. The Company experienced an
18.1 percent decrease in its volume of average investments from $134.5 million in 1995 to $110.2 million in 1996. This reduction was a direct result of management changing its earning asset preference. This decrease was responsible for $1,535 of the reduction in interest income as a result of volume changes. Partially offsetting this decline was a 9.6 percent increase in average loan volumes to $218.8 million in 1996 from $199.7 million in 1995. This accounted for a $1,249 positive influence on income due to volume changes. The other major contributor to the unfavorable volume variance in interest income was the reduced average volume of federal funds sold in 1996. This decline accounted for a $698 reduction in interest income. Average federal funds sold decreased $11.6 million during 1996 as management used proceeds from the sales of securities to fund the increased loan demand and to retire a long-term note held with the FHLB-Pgh. The favorable volume variance of $998 in interest expense offset the unfavorable volume variance of $984 in interest income. Lower average volumes of short-term borrowings were the primary contributor to the variance. Average short-term borrowing volumes fell from $9.9 million in 1995 to $51 in 1996 as the Company, through its success in reconstituting the investment portfolio, eliminated its need for borrowings to fund asset growth.
PROVISION FOR LOAN LOSSES:

Provision for loan losses for the nation's top 50 banks increased 34.6 percent in 1996 to $10.5 billion. This increase came in response to a rise in net charge-offs for the year of 29.1 percent to $11.1 billion, which pushed net charge-offs as a percentage of average loans outstanding for these institutions to 0.63 percent in 1996 from 0.54 percent in 1995. Bankruptcies, delinquencies and charge-offs, primarily from revolving consumer credit, increased in 1996. Even after taking higher provisions, net charge-offs still outdistanced the provision for the year by $600.0 million, resulting in a 1.0 percent reduction in the allowance for loan losses account. Contrary to the stance taken by the banking industry, the Company reduced its provision for loan losses by $135 to $300 in 1996 from the $435 taken in 1995.

NONINTEREST INCOME:

The Company reported noninterest income of $1,387 for the year-ended December 31, 1996, as compared to a loss of $3,196 for the same period of 1995. The $4,583 turnaround primarily resulted from reporting net losses on investment securities of $58 in 1996 compared to net losses of $4,393 in 1995. These losses in 1995 were the result of completing the reconstitution of the investment portfolio during the second and third quarters. The net investment securities losses of $58 for 1996 resulted from the disposition of four variable-rate CMOs with a carrying value of $1,487. These dispositions resulted from a decision by the Investment Committee based on a reassessment of their appropriateness with respect to structure, composition and characteristics in line with investment goals. Service charges, fees and commissions increased $248 or 20.7 percent from $1,197 for the year-ended December 31, 1995, to $1,445 for the same period of 1996. The primary reason for the increase stemmed from management's decision, effective April 1, 1996, to adjust general service charges on deposit accounts.

NONINTEREST EXPENSE:

Noninterest expense totaled $7,383 in 1996, a decrease of $811, or 9.9 percent, compared to 1995. The Company had a net overhead expense to average assets ratio of 1.7 percent, an improvement over the 1.9 percent recorded in 1995. In relation to the peer group ratio of 2.7 percent, the Company continued to demonstrate a greater efficiency level. In addition, the Company's operating efficiency ratio showed an improvement from 64.1 percent at December 31, 1995, to 56.4 percent at December 31, 1996. Reduced levels of noninterest expense coupled with the increase in net interest income and service charges, fees and commissions were responsible for the positive change in such ratio.

The Company's salaries and benefits expense composed 51.6 percent of noninterest expense and totaled $3,808 in 1996, a $220 or a 5.5 percent decrease compared to 1995. The majority of this decrease was attributable to the Company's Board of Directors exercising its termination option of the former President and Chief Executive Officer's written employment agreement during the second quarter of 1995. The cost of exercising the agreement approximated $207. The Company had a defined compensation plan for certain senior management employees that it discontinued during the third quarter of 1996. Costs for the plan were recognized monthly in salaries and benefits expense on an accrual basis. The Company had no recognition of gain or loss from the discontinuance of the plan.

Net occupancy and equipment expense aggregated $1,213 for the year-ended December 31, 1996, similar to the amount recorded for 1995.

Other expenses totaled $2,362 in 1996, a decrease of $582 or 19.8 percent compared to the $2,944 recorded in 1995. This decline was due in large part to a reduction in FDIC premiums paid by the Company in 1996. Under the new structure approved by the FDIC Board of Directors on November 14, 1995, and put into effect on January 1, 1996, the Company was assessed the $2 minimum annual FDIC insurance payment for 1996 based on its current risk characteristic. As a product of maintaining this rating, the Company's FDIC insurance expense decreased $369, from $417 in 1995 to $48 in 1996.
INCOME TAXES:

The Company reported tax expense of $1,013 in 1996, compared to a tax benefit of $552 in 1995. The effective tax rate for 1996 at 19.4 percent was the lowest rate recorded for any year with taxable income. The rate was significantly better than the effective tax rate of the peer group at
25.0 percent during the comparable period. Management increased emphasis on acquiring tax-exempt loans and investments and utilized investment tax credits to effectuate the favorable tax rate. The tax benefit reported in 1995 was 156.8 percent of the loss before tax and above the marginal tax rate due to the effect of tax-exempt income. The Company was able to utilize the tax benefit because of taxable income in previous years and expectations of the future realization of the benefit. The Company's investment in a limited partnership interest in a residential housing program designed for the elderly and for low- to moderate-income families provided it with tax credits of $160 in 1996.

The Company determined that it was not required to establish a valuation reserve for the deferred tax assets since it is more likely than not that the net deferred tax assets could be principally realized through carryback to taxable income in prior years and by future reversals of existing taxable temporary differences or, to a lesser extent, through future taxable income.






















COMM BANCORP, INC.
DIRECTORS AND OFFICERS

BOARD OF DIRECTORS
COMM BANCORP, INC.
DAVID L. BAKER
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD
President, Farber's Restaurants

JUDD B. FITZE
Attorney, Farr, Davis & Fitze

JOHN P. KAMEEN
SECRETARY
Publisher, Forest City News

ERWIN T. KOST
President, Kost Tire & Muffler

WILLIAM B. LOPATOFSKY
Retired

J. ROBERT McDONNELL
VICE PRESIDENT
Owner, McDonnell's Restaurant

JOSEPH P. MOORE, JR.
President, Elk Mountain Ski Resort, Inc.

THEODORE W. POROSKY
Owner, Porosky Lumber Company

ERIC STEPHENS
Auto Dealer, H.L. Stephens and Son

CORPORATE OFFICERS
COMM BANCORP, INC.
DAVID L. BAKER
President and
Chief Executive Officer

THOMAS M. CHESNICK
Assistant Secretary

WILLIAM F. FARBER, SR.
Chairman of the Board

JOHN P. KAMEEN
Secretary



J. ROBERT McDONNELL
Vice President

SCOTT A. SEASOCK
Senior Vice President
Chief Financial Officer

THOMAS E. SHERIDAN
Senior Vice President
Chief Operations Officer

BOARD OF DIRECTORS
COMMUNITY BANK AND TRUST COMPANY
DAVID L. BAKER
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD
President, Farber's Restaurants

JUDD B. FITZE
Attorney, Farr, Davis & Fitze

MICHAEL T. GOSKOWSKI
SECRETARY
Owner, Kartri Sales Mfg.

ALLAN A. HORNBECK
President, Allan Hornbeck Chevrolet

JOHN P. KAMEEN
Publisher, Forest City News

WILLIAM A. KERL
Owner, Carbondale Concrete, Kerl Oil
and Kerl Trucking

ERWIN T. KOST
President, Kost Tire & Muffler

WILLIAM B. LOPATOFSKY
Retired

J. ROBERT McDONNELL
VICE PRESIDENT
Owner, McDonnell's Restaurant

JOSEPH P. MOORE, JR.
President, Elk Mountain Ski Resort, Inc.

THEODORE W. POROSKY
Owner, Porosky Lumber Company

ERIC STEPHENS
Auto Dealer, H.L. Stephens and Son
COMM BANCORP, INC.
DIRECTORS AND OFFICERS (CONTINUED)

ADVISORY BOARDS
COMMUNITY BANK AND TRUST COMPANY

CARBONDALE BRANCH
JOSEPH J. BRENNAN
Brennan and Brennan Funeral Home

JOHN J. CERRA
Attorney, Walsh and Cerra

ROBERT W. FARBER
R.W.F. Computer Consulting Co.

HENRY E. DEECKE
Henry E. Deecke Real Estate

CLIFFORD BRANCH
WILLIAM F. FARBER, JR.
Manager, Farber's Restaurants

THOMAS J. LOPATOFSKY, JR.
Lenox Propane

JOSEPH T. McGRAW
Attorney, McGraw and McGraw

ERIC STEPHENS
Auto Dealer, H.L. Stephens and Son

EATON TOWNSHIP,
LAKE WINOLA AND
TUNKHANNOCK BRANCHES
ROD AZAR
Azar Insurance Agency

JUDD B. FITZE
Attorney, Farr, Davis & Fitze

DOUG GAY
Gay's True Value

THOMAS KUKUCHKA
Sheldon-Kukuchka Funeral Home

GLEN LAYAOU
Eaton Hills Development Corp.
Layaou Construction Co.

HOWARD TRAUGER
Trauger's, Inc.





FOREST CITY BRANCH
THOMAS BAILEYS
President, Fire Risk Management
and NMEB, Inc.

RICHARD CURTIS
Owner, Rich's Auto Service and
CUBE Auto Supply

JOSEPH LUCCHESI, D.D.S.
Dentist

SCOTT MISKOVSKY
Pharmacist, Red Cross Pharmacy

LINDA RICHARDS
Sparkware Associates, Inc.

STEVEN TOURJE
NEP Telephone Company

MONTROSE BRANCH
EDGAR B. BAKER
Consultant

DUANE JERAULD
Montrose Beverage

TOM KERR
Tom Kerr Chevrolet

ROBERT LEE
Lee's Furniture Store

DONNA WILLIAMS
Livestock Dealer/Farmer

NICHOLSON BRANCH
RICHARD LOCHEN
Lochen's Market

MARK NOVITCH
Director, Fleet Maintenance TRL

DAVID SCHMIDT, JR.
Schmidt's Valley Farm Market

SIMPSON BRANCH
FRANCIS LAPERA
Lapera Oil Company

SUSAN MANCUSO,
Mancuso and Mancuso

GERALD SALKO, D.D.S.
Dentist
COMM BANCORP, INC.
DIRECTORS AND OFFICERS (CONTINUED)

OFFICERS
COMMUNITY BANK AND TRUST COMPANY
CAROL AMES
Lake Winola Branch Manager

DEBORAH AYERS
Tunkhannock Branch Manager

DAVID L. BAKER
President and
Chief Executive Officer

WILLIAM R. BOYLE
Vice President
Branch Administrator

MARK E. CATERSON
Vice President
Senior Trust Officer

THOMAS M. CHESNICK
Vice President, Cashier
Forest City Branch Manager

JOHN B. ERRICO
Comptroller

STEPHANIE A. GANZ, CPA
Vice President of Finance

FRAN HEDRICK
Factoryville Branch Manager

RANDOLPH LaCROIX
Clifford Branch Manager

PAMELA S. MAGNOTTI
Compliance Officer

MARY ANN MUSHO
Assistant Cashier
Human Resource Officer

IRENE Y. O'MALLEY
Senior Loan Administrator

ROBERT O'MALLEY
Eynon Branch Manager

JANICE NESKY
Nicholson Branch Manager

CAROL NOVAJOSKY
Eaton Township Branch Manager

M. EVELYN PANTZAR
Vice President
Internal Auditor






CHERYL ROBINSON
Lakewood Branch Manager

CHERYL RUPP
Simpson Branch Manager

SCOTT A. SEASOCK
Senior Vice President
Chief Financial Officer

THOMAS W. SHEPPARD
Vice President
Senior Loan Officer

THOMAS E. SHERIDAN
Senior Vice President
Chief Operations Officer

RONALD K. SMITH
Vice President
Montrose Branch Manager

TAMI L. SNYDER
Vice President
Information Services

STEVEN URSICH
Carbondale Branch Manager


























COMMUNITY BANK AND TRUST COMPANY
LOCATIONS

CARBONDALE BRANCH*
37 Dundaff Street
Carbondale, PA 18407
717-282-7500

CLIFFORD BRANCH*
Route 106
Clifford, PA 18413
717-222-3168

EATON TOWNSHIP BRANCH*
Cross County Complex
Route 29
Eaton Township, PA 18657
717-836-1008

EYNON BRANCH*
Eynon Plaza
Route 6
Eynon, PA 18403
717-876-4881

FACTORYVILLE BRANCH*
97 College Avenue
Factoryville, PA 18419
717-945-5137

FOREST CITY BRANCH*
521 Main Street
Forest City, PA 18421
717-785-3181

LAKEWOOD BRANCH
Lake Como Road
Lakewood, PA 18439
717-798-2900





LAKE WINOLA BRANCH*
Winola Plaza
Lake Winola, PA 18625
717-378-3195

MONTROSE BRANCH*
61 Church Street
Montrose, PA 18801
717-278-3824

NICHOLSON BRANCH*
57 Main Street
Nicholson, PA 18446
717-942-6135

SIMPSON BRANCH*
347 Main Street
Simpson, PA 18407
717-282-4821

TUNKHANNOCK BRANCH*
Route 6 West
Tunkhannock, PA 18657
717-836-5555

TRUST SERVICES
61 Church Street
Montrose, PA 18801
800-217-3501



*MAC Locations

COMM BANCORP, INC.
GLOSSARY OF TERMS

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

CORE DEPOSIT INTANGIBLE - The value given to long-term deposit relationships resulting from the assumption of liabilities in a branch and/or bank acquisition.

EARNING ASSETS - Assets that generate interest income and/or yield-related fee income, such as loans, securities and short-term investments.

EARNINGS PER SHARE - Net income divided by the average number of common shares outstanding.

INTEREST-BEARING LIABILITIES - Liabilities on which interest is paid for the use of funds, including interest checking, savings, time deposit accounts and borrowed funds.

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

NET INTEREST MARGIN - Net interest income on a fully tax-equivalent basis divided by total average earning assets.


COMM BANCORP, INC.
GLOSSARY OF TERMS (CONTINUED)

NET INTEREST SPREAD - Difference between the average tax-equivalent rate received on earning assets and the average rate paid on interest-bearing liabilities.

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

OVERHEAD RATIO - Used as a measurement of the relationship between operating expenses and revenues. It is total noninterest expenses divided by the total of tax-equivalent net interest income and noninterest income.

PAST DUE LOANS - Loans that are still accruing interest but are past due 90 days or more with respect to the collection of principal or interest.

PROVISION FOR LOAN LOSSES - A charge against income made to estimate the expense related to management's estimated losses with respect to the loan portfolio.

RATE-SENSITIVE ASSETS/LIABILITIES - Interest-bearing assets and liabilities adjustable within a specified period due to maturity or contractual agreements. These agreements typically relate stated interest rates to the prime rate.

RESERVE FOR LOAN LOSSES - A valuation allowance charged against the loan portfolio representing the amount considered by management to be adequate to cover estimated losses.

RETURN ON AVERAGE TOTAL ASSETS - Net income divided by the average total assets for the period.

RETURN ON AVERAGE TOTAL EQUITY - Net income divided by the average total stockholders' equity for the period.

RISK-ADJUSTED ASSETS - Assets and credit-equivalent amounts of off-balance sheet items that have been adjusted according to regulatory guidelines into their assigned risk weights.




COMM BANCORP, INC.
GLOSSARY OF TERMS (CONTINUED)

RISK-BASED CAPITAL RATIOS - Guidelines set forth by regulatory agencies as to the measurement of capital and how total assets and certain off-balance sheet items are to be risk-adjusted to reflect levels of credit risk.

SENSITIVITY GAP - The difference between rate-sensitive assets and rate-sensitive liabilities for a designated period. Assets exceeding liabilities reflect a positive or net asset position. Liabilities exceeding assets reflect a negative or a net liability position.

STOCKHOLDERS' EQUITY - Total investment by holders of common stock plus retained earnings and net unrealized gains or losses on available-for-sale securities.

STOCKHOLDERS' EQUITY PER COMMON SHARE - The value of a common share of stock calculated by dividing total common stockholders' equity by the total number of outstanding common shares at the end of the period.

TAX-EQUIVALENT BASIS - An adjustment made for tax-exempt instruments equal to the amount of taxes that would have been paid had these instruments been taxable at the statutory rate of 34.0 percent.

TIER I CAPITAL - Stockholders' equity less goodwill and any other intangible items.

TOTAL RISK-BASED CAPITAL - The sum of Tier I capital and the allowance for loan losses (restricted by certain regulatory limitations).























COMM BANCORP, INC.
STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS:
521 Main Street
Forest City, PA  18421

LEGAL COUNSEL:
Saul, Ewing, Remick & Saul LLP
Penn National Insurance Tower
North Second Street, 7th Floor
Harrisburg, PA  17101

INDEPENDENT AUDITORS:
Kronick Kalada Berdy & Co., P.C.
190 Lathrop Street
Kingston, PA  18704

TRANSFER AGENT:
American Stock Transfer & Trust Company
40 Wall Street
New York, NY  10005

MARKET MAKERS:
Robert W. Baird & Co., Inc.
777 E. Wisconsin Avenue
Milwaukee, WI  53202-5391
414-765-3500

Hopper Soliday & Co., Inc.
1703 Oregon Pike
Lancaster, PA  17604-4548
717-560-3015

Howe Barnes Investments, Inc.
135 S. LaSalle Street
Chicago, IL  60603-4358
312-655-2958

M.H. Meyerson & Co., Inc.
525 Washington Blvd.
Jersey City, NJ  07303-0260
201-495-9500

Ryan, Beck & Co.
80 Main Street
West Orange, NJ  07052
201-325-3000

SEC REPORTS AND ADDITIONAL INFORMATION:
Copies of Comm Bancorp Inc.'s Annual Report on
Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange
Commission or additional financial information concerning Comm Bancorp, Inc. may be obtained without charge by writing to Scott A. Seasock, Chief Financial Officer, at corporate headquarters.

COMMUNITY REINVESTMENT:
Copies of Community Bank and Trust Company's community reinvestment statement may be obtained without charge by writing to Pamela
Magnotti, Compliance Officer, at corporate headquarters.


COMMON STOCK MARKET INFORMATION:
Shares of Comm Bancorp, Inc. common stock began listing on the NASDAQ Stock Market ("NASDAQ") as CommBcp under the symbol "CCBP" on June 17, 1996. Prior to June 17, 1996, the Company's common stock was quoted on the Over-the-Counter
Electronic Bulletin Board Interdealer System.
As of March 1, 1998, five firms were listed on the NASDAQ system as market makers for the Company's common stock.

The high and low closing sale prices and dividends per share of the Company's common stock for the four quarters of 1997 and 1996 are summarized as follows. Retroactive effect is given in sale price and dividend information for a three-for-one stock split effectuated
April 1, 1996.

                                      CASH DIVIDENDS
1997:              HIGH       LOW        DECLARED
First Quarter... $28       $25                  $.06
Second Quarter..  31 1/4    26 1/2               .06
Third Quarter...  31 3/4    28 1/4               .06
Fourth Quarter.. $37       $29 1/2              $.12
1996:
First Quarter... $14       $14                  $.05
Second Quarter..  23 3/4    14                   .06
Third Quarter...  25 1/2    21 1/2               .06
Fourth Quarter.. $27 1/2   $25                  $.11

DIVIDEND REINVESTMENT:
Comm Bancorp, Inc. offers a Dividend
Reinvestment Plan whereby stockholders can increase their investment in additional shares of common stock without incurring fees or commissions. A prospectus and enrollment form may be obtained by contacting American Stock
Transfer & Trust Company, Dividend Reinvestment
Department, 40 Wall Street, 46th Floor, New
York, NY 10005, 1-800-278-4353.

DIVIDEND DIRECT DEPOSIT:
Comm Bancorp, Inc. stockholders not
participating in the Dividend Reinvestment Plan may opt to have their dividends deposited directly into their bank account by contacting
American Stock Transfer and Trust Company at
1-800-936-5449.

WORLD WIDE WEB INFORMATION:
The Company's Annual Report on Form 10-K and
Quarterly Reports on Form 10-Q are filed electronically through the Electronic Data
Gathering, Analysis and Retrieval System
("EDGAR"), which performs automated collection, validation, indexing, acceptance and forwarding of submissions to the Securities and Exchange
Commission and is accessible by the public on the Internet at HTTP//WWW.SEC.GOV/EDGARHP.HTM.

Additional financial and nonfinancial
information can be accessed electronically using the Company's web site at HTTP://WWW.COMBK.COM.