Form 10-K405, Exhibit 13
period 2001-12-31
COMM BANCORP INC
filed 2002-04-01
CIK 730030

                                   EXHIBIT 13

                  PORTIONS OF THE ANNUAL REPORT TO STOCKHOLDERS
                     FOR FISCAL YEAR ENDED DECEMBER 31, 2001

COMM BANCORP, INC.
CONTENTS

INTRODUCTION

69    President's Message to Stockholders

71    Consolidated Selected Financial Data

MANAGEMENT'S DISCUSSION AND ANALYSIS

72    Forward-Looking Discussion

73    Operating Environment

80    Review of Financial Position

133   Review of Financial Performance

CONSOLIDATED FINANCIAL STATEMENTS

149   Independent Auditors' Report

150   Consolidated Statements of Income and Comprehensive Income

151   Consolidated Balance Sheets

152   Consolidated Statements of Changes in Stockholders' Equity

153   Consolidated Statements of Cash Flows

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

154   Summary of significant accounting policies

172   Cash and due from banks

172   Investment securities

174   Loans, nonperforming assets and allowance for loan losses

177   Commitments, concentrations and contingent liabilities

179   Premises and equipment, net

180   Other assets

181   Deposits

182   Short-term borrowings

183   Long-term debt

184   Fair value of financial instruments

184   Employee benefit plans

185   Income taxes

187   Parent Company financial statements

188   Regulatory matters

193   Summary of quarterly financial information (unaudited)

MANAGEMENT'S DISCUSSION AND ANALYSIS 2000 VERSUS 1999

194   Operating Environment

196   Review of Financial Position

207   Review of Financial Performance

DIRECTORS AND OFFICERS

211   Boards of Directors and Corporate Officers

OTHER INFORMATION

215   Locations

216   Stockholder Information

COMM BANCORP, INC.
PRESIDENT'S MESSAGE TO STOCKHOLDERS

The past year marked a period of strong earnings and solid growth for Comm Bancorp, Inc. I am pleased to report that net income for 2001 was $4.7 million or $2.37 per share, the highest ever recorded by your Company. In addition, total assets grew $40.7 million or 9.7 percent. We realize that continued success is achieved only through hard work and foresighted decision-making. Our financial resources are greater, our leadership is solid in the communities we serve, and we have the potential to achieve our goals.

Since our Bank opened for business in 1934, it has been our philosophy to build on past strengths as we strategically plan to access the future. Three generations of customers have enjoyed the benefits of banking with Community Bank & Trust Co. I believe that it is our continued responsibility to ensure that our children, and future generations, can also rely on us for the same integrity and performance that have defined our Bank for nearly 70 years.

With this thought in mind, I would like to share with you some highlights of a three-year roadmap, ratified by your Board of Directors, that outlines our strategy for future growth and long-term profitability. We plan to open a full-service community banking office in Scranton. This opening will lay the groundwork for further expansion into new urban market areas that have demonstrated a higher concentration of commercial activity. In order to support this growth, we have added corporate relationship officers with proven backgrounds in commercial business development, along with experienced support staff. Additionally, we plan to relocate two existing branch offices into new facilities and build an ancillary facility in Carbondale. These additions will assure more effective service and convenience for our loyal banking customers, while adding value to these communities.

To your benefit, Community Bank & Trust Co. has undergone a silent change over the last few years. We have transitioned from a small community bank to a full-service financial institution. To keep pace with this evolution, we are initializing steps to become a proactive organization by developing our employees to become relationship managers with the goal of increasing service to existing customers, developing staff referrals and improving customer retention.

Without the implementation tools of modern technology, however, our strategic plans for future growth and profitability would remain a dream on paper. For this reason, we have developed a strong technology prospectus that will ensure the adequacy of our Bank's systems to meet current and future needs. We intend to improve and enhance our information systems by installing a comprehensive document-imaging system that will provide

COMM BANCORP, INC.
PRESIDENT'S MESSAGE TO STOCKHOLDERS (CONTINUED)

greater operating efficiency. We will implement a deposit and loan platform system that will streamline workflow and provide our customers with a high level of security. Further, we will install a Marketing Customer Information File system that will allow us to manage our customer relationships more dynamically and provide a higher degree of customer service.

Finally, we recognize that our employees are our greatest resource. Comm Bancorp, Inc. has been, and will continue to be, committed to attracting, training, supporting and advancing our banking staff. Quality people will always make the "quality" difference that our customers appreciate in their hometown bank.

In summation, I note that your Company's strong earnings performance and solid growth in 2001 provide a sound foothold as we turn the corner to the future. By reviewing our past and evaluating our present, I am able to state with confidence that Comm Bancorp, Inc. is prepared to meet its challenges, and greet the opportunities, that will define our future.

Sincerely,


/s/ William F. Farber, Sr.
--------------------------
William F. Farber, Sr.
President and Chief Executive Officer,
Chairman of the Board

COMM BANCORP, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31                                        2001          2000          1999          1998          1997
----------------------                                     ----------    ----------    ----------    ----------    ----------
CONDENSED STATEMENTS OF FINANCIAL PERFORMANCE:
Interest income ........................................   $   31,012    $   29,583    $   27,812    $   27,224    $   26,142
Interest expense .......................................       15,131        15,212        14,022        13,960        14,068
                                                           ----------    ----------    ----------    ----------    ----------
  Net interest income ..................................       15,881        14,371        13,790        13,264        12,074
Provision for loan losses ..............................          720           420           535           855           360
                                                           ----------    ----------    ----------    ----------    ----------
  Net interest income after provision for loan losses ..       15,161        13,951        13,255        12,409        11,714
Noninterest income .....................................        2,835         2,457         2,112         2,673         1,776
Noninterest expense ....................................       11,870        11,069         9,429         9,364         7,956
                                                           ----------    ----------    ----------    ----------    ----------
  Income before income taxes ...........................        6,126         5,339         5,938         5,718         5,534
Provision for income tax expense .......................        1,426         1,139         1,338         1,218         1,134
                                                           ----------    ----------    ----------    ----------    ----------
  Net income ...........................................   $    4,700    $    4,200    $    4,600    $    4,500    $    4,400
                                                           ==========    ==========    ==========    ==========    ==========

CONDENSED STATEMENTS OF FINANCIAL POSITION:
Investment securities ..................................   $  120,357    $   71,246    $  105,630    $  109,626    $  105,666
Net loans ..............................................      307,102       294,245       273,051       244,090       246,429
Other assets ...........................................       32,899        54,249        28,431        34,535        29,716
                                                           ----------    ----------    ----------    ----------    ----------
  Total assets .........................................   $  460,358    $  419,740    $  407,112    $  388,251    $  381,811
                                                           ==========    ==========    ==========    ==========    ==========

Deposits ...............................................   $  416,205    $  378,721    $  362,483    $  344,253    $  332,381
Short-term borrowings ..................................                                                  5,500         9,575
Long-term debt .........................................                         36            39            41            44
Other liabilities ......................................        3,305         3,365         3,615         4,223         3,709
Stockholders' equity ...................................       40,848        37,618        35,475        39,734        36,102
                                                           ----------    ----------    ----------    ----------    ----------
  Total liabilities and stockholders' equity ...........   $  460,358    $  419,740    $  407,112    $  388,251    $  381,811
                                                           ==========    ==========    ==========    ==========    ==========

PER SHARE DATA:
Net income .............................................   $     2.37    $     2.11    $     2.17    $     2.04    $     2.00
Cash dividends declared ................................         0.74          0.70          0.57          0.37          0.30
Stockholders' equity ...................................   $    20.67    $    18.95    $    17.43    $    18.00    $    16.39
Cash dividends declared as a percentage of net income ..        31.23%        33.21%        26.00%        18.14%        14.98%
Average common shares outstanding ......................    1,984,180     1,995,834     2,125,164     2,205,545     2,200,960

SELECTED RATIOS (BASED ON AVERAGE BALANCES):
Net income as a percentage of total assets .............         1.07%         1.03%         1.16%         1.19%         1.22%
Net income as a percentage of stockholders' equity .....        11.82         11.72         12.02         11.71         13.40
Stockholders' equity as a percentage of total assets ...         9.02          8.81          9.66         10.18          9.14
Tier I capital as a percentage of adjusted total assets          8.82          8.71          8.60          9.46          8.74
Net interest income as a percentage of earning assets ..         4.08          4.04          4.01          4.06          3.87
Loans, net, as a percentage of deposits ................        75.41%        79.17%        73.20%        73.88%        75.02%

SELECTED RATIOS AND DATA (BASED ON PERIOD END BALANCES):
Tier I capital as a percentage of risk-weighted assets .        12.80%        12.85%        13.24%        17.69%        15.95%
Total capital as a percentage of risk-weighted assets ..        13.86         14.04         14.49         18.94         17.20
Allowance for loan losses as a percentage of loans, net          1.04%         1.10%         1.37%         1.63%         1.52%
Full-time equivalent employees .........................          182           169           167           161           161
Locations ..............................................           14            14            14            12            12

Note: Average balances were calculated using average daily balances. Average balances for loans include nonaccrual loans. Tax-equivalent adjustments were calculated using the prevailing statutory rate of 34.0 percent.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Management's Discussion and Analysis appearing on the following pages should be read in conjunction with the Consolidated Financial Statements beginning on page 149 and Management's Discussion and Analysis 2000 versus 1999 beginning on page 194.

FORWARD-LOOKING DISCUSSION:

Certain statements in this Form 10-K are forward-looking statements that involve numerous risks and uncertainties. The following factors, among others, may cause actual results to differ materially from projected results:

Local, domestic and international economic and political conditions and government monetary and fiscal policies affect banking both directly and indirectly. Inflation, recession, unemployment, volatile interest rates, tight money supply, real estate values, international conflicts and other factors beyond our control may also adversely affect our future results of operations. Our management team, consisting of the Board of Directors and executive officers, expects that no particular factor will affect the results of operations. Downward trends in areas such as real estate, construction and consumer spending may adversely impact our ability to maintain or increase profitability. Therefore, we cannot assure the continuation of our current rates of income and growth.

Our earnings depend largely upon net interest income. The relationship between our cost of funds, deposits and borrowings, and the yield on our interest-earning assets, loans and investments, all influence net interest income levels. This relationship, defined as the net interest spread, fluctuates and is affected by regulatory, economic and competitive factors that influence interest rates, the volume, rate and mix of interest-earning assets and interest-bearing liabilities and the level of nonperforming assets. As part of our interest rate risk ("IRR") strategy, we monitor the maturity and repricing characteristics of interest-earning assets and interest-bearing liabilities to control our exposure to interest rate changes.

In originating loans, some credit losses are likely to occur. This risk of loss varies with, among other things:

      -     General economic conditions;
      -     Loan type;
      - Creditworthiness and debt servicing capacity of the borrower over the term of the loan; and
      -     The value and marketability of the collateral securing the loan.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

We maintain an allowance for loan losses based on, among other things:

      -     Historical loan loss experience;
      -     Known inherent risks in the loan portfolio;
      -     Adverse situations that may affect a borrower's ability to repay;
      -     The estimated value of any underlying collateral; and
      -     An evaluation of current economic conditions.

We currently believe that the allowance for loan losses is adequate, but we cannot assure that nonperforming loans will not increase in the future.

To a certain extent, our success depends upon the general economic conditions in the geographic market area that we serve. Although we expect economic conditions in our market area to improve, assurance cannot be given that this improvement will occur. Further adverse changes to economic conditions would likely impair loan collections and may have a materially adverse effect on the consolidated results of operations and financial position.

The banking industry is highly competitive, with rapid changes in product delivery systems and consolidation of service providers. We compete with many larger institutions in terms of asset size. These competitors also have substantially greater technical, marketing and financial resources. The larger size of these companies affords them the opportunity to offer products and services not offered by us. We are constantly striving to meet the convenience and needs of our customers and to enlarge our customer base, however, we cannot assure that these efforts will be successful.

OPERATING ENVIRONMENT:

The year 2001 can be divided into, not the usual four quarters, but pre-September 11, and post-September 11. The United States economy slowed significantly during the first eight months of the year and appeared to be headed for recession. Then on September 11, 2001, America and the world watched in horror as terrorists attacked the very heart of our financial services industry and the United States defense system, the two World Trade Center Towers and the Pentagon. The effects were immediately felt in the insurance and travel and tourism industries and in financial markets. However, the effects reverberated into other areas and caused a widespread erosion of consumer and business confidence. As a result, in the third quarter of 2001, the United States economy contracted, and for the first time in a little over a decade the Nation found itself in the midst of a recession. This retraction is evidenced by the decline in the Gross Domestic Product ("GDP"), the total of goods and services produced within

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

the United States, at an annual rate of 1.3 percent in the third quarter of 2001. GDP rebounded, however, in the fourth quarter, growing at an annual rate of 1.4 percent. For the entire year of 2001, the economy grew at 1.2 percent, the worst annual performance since a 0.5 percent decline recorded in 1991.

The current recession is different from past recessions since it is business driven, not consumer driven. Particularly, the manufacturing sector felt the greatest impact. Prior to September 11, manufacturers, faced with unusually high inventory levels, were forced to drastically cut production and payrolls, as both domestic and foreign demand subsided. Concurrently, foreign economies, namely the Japanese and German, also slowed, which further reduced the demand for production. Exports fell in all four quarters of 2001, however, they dropped significantly in the last three quarters. Overall, exports for all of 2001 fell
11.2 percent. In addition, lower than expected profit projections caused a drastic halt in business investment. Especially deep cuts in spending were made on high- technology and telecommunications equipment. Businesses cut their investment by 9.2 percent in 2001. Outlays for computer equipment, which had risen more than 30.0 percent in each of the preceding seven years, fell 9.0 percent in 2001. Furthermore, expenditures for telecommunications equipment fell more than 30.0 percent in 2001. Subsequent to the terrorist attacks, adverse effects spread to other areas. The airline, transportation and hospitality industries experienced drastic reductions in demand, which caused significant job losses.

Employment conditions worsened in 2001, as manufacturers cut back production and laid off workers. Overall, 564 thousand jobs were eliminated in 2001 compared to 1,956 thousand created in 2000. Large losses in goods-producing industries were partially offset by job gains in service-producing industries. As a result, the National unemployment rate rose to 5.8 percent in 2001, from 4.0 percent in 2000. Specifically, manufacturers cut 1,267 thousand jobs, while contractors, who benefitted from a still robust housing market, created 131 thousand jobs. Service-producing industries created 548 thousand jobs in 2001. The average workweek remained relatively constant at 34.1 hours in both 2001 and 2000. Similar to 2000, compensation costs increased 4.1 percent in 2001, with the majority of the increase due to an increase in benefit costs.

As a result of the struggling job market, confidence levels plummeted in 2001. Consumers' perception of the labor market was dismal. The percentage of people saying jobs were plentiful fell significantly from 51.3 percent in December of last year to 17.6 percent in December of 2001, while those saying jobs were hard to get rose from 11.9 percent to 21.8 percent. The

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

consumer confidence index fell progressively throughout 2001. This index started the year at 128.3 and by August had fallen to 114.0. Consumer confidence was tried in the months following the terrorist attacks. The index fell another 29.1 points, reaching a low point of 84.9 in November. Similarly, the expectations component, which measures consumers' perceptions of the economy six months from now, plunged 26.2 points from 96.9 at the beginning of the year to a low of 70.7 in October. Furthermore, consumer attitudes about their own financial condition, as measured by the current conditions component, bottomed at 96.2 in November, a fall of 79.9 points from the beginning of the year.

Despite the fall in confidence, consumer spending increased 3.1 percent in 2001 and provided support against the effect of the business sector decline. Both monetary and fiscal policy supported consumer spending in 2001. The Federal Open Market Committee ("FOMC"), in response to signs of rapid deterioration in the economy, aggressively lowered the federal funds rate 300 basis points, in seven steps, by the end of August. The increments included five 50-basis-point moves by the end of May and two additional 25-basis-point steps at their June and August meetings. After September 11, due to adverse repercussions from the attacks on an already weak economy, the FOMC again took three more steps lowering the federal funds rate another 175 basis points. At December 31, 2001, the federal funds rate stood at 1.75 percent, 475 basis points lower than the
6.50 percent rate at year-end 2000. Due to the low interest rate environment, consumers took advantage of incredibly favorable financing rates offered by motor vehicle finance companies. In addition, low mortgage rates allowed homeowners to refinance, thus providing them with a source of liquidity. With regard to fiscal policy, on June 7, 2001, President Bush signed into law The Economic Growth and Tax Relief Reconciliation Act of 2001 ("Tax Relief Act"). The Tax Relief Act includes provisions for individual income tax rate reduction, estate tax repeal, education incentives, retirement savings and pension reform. One of the immediate effects of the legislation involved tax rebates of $0.3 and $0.6 which were mailed to individuals in late summer. As a direct result of these rebates, consumer spending spiked in the fourth quarter of 2001, increasing 6.0 percent.

The economic forecast for 2002 appears somewhat brighter. Consumer confidence picked up slightly in both December of 2001 and January of 2002. In addition, orders for durable goods also picked up in both months, indicating that the manufacturing sector may be stabilizing. Economists and monetary policymakers are expecting a slow recovery to begin mid-2002 and gradually increase over the course of the year. However, consumer spending will be a driving force in the recovery process. The unemployment rate is projected to remain around 6.0 percent, which may negatively impact spending. Should this occur, the recovery may be delayed.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Economic activity in our four-county market area mirrored that of the Nation. Our area felt the effects of recession as businesses cut jobs in order to reduce inventories, to cut costs or to close up shop. A total of 2,337 jobs were lost in our immediate market area in 2001. Another 752 jobs were lost in neighboring communities. Specifically, one of the area's largest employers, Thompson Consumer Electronics, decided to relocate its Lackawanna County operations to Mexico in an effort to reduce costs. Over 50.0 percent of the total jobs lost in our area were due to this move. Not all the news was bad, Travelocity.com, the largest Internet travel company, decided to locate its operations in Luzerne County and recently announced that it plans to employ 475 workers at this site. In addition, The Scranton Lackawanna Industrial Building Company officially announced that it would develop an Enterprise Center in Scranton, Lackawanna County. The building will be a total of 40,000 square feet with approximately 12,000 square feet designated as lease space to develop a technology incubator for start-up and existing businesses in Northeastern Pennsylvania. The technology incubator will accommodate 17 tenants that will be provided with business development services including intensive mentoring programs, financial assistance and networking opportunities. This project should stimulate the growth and development of new business ventures in Northeastern Pennsylvania. In addition, in January 2002, it was announced that a conference committee of the U.S. House of Representatives and the Senate approved $200 in funding for re-establishing passenger and freight rail service between Northeastern Pennsylvania and New York City. The funding is part of the Fiscal 2002 Transportation Appropriations bill. The bill also contains $1.0 million in funding for preliminary engineering work for the overall project. The project will open doors for employees of New York metropolitan area-based businesses, as well as the businesses themselves, seeking to relocate out of the metropolitan area.

National, Pennsylvania and market area unemployment rates at December 31, 2001 and 2000, are summarized as follows:

DECEMBER 31                                                              2001     2000
-----------                                                              ----     ----
National...............................................................   5.8%     4.0%
Pennsylvania...........................................................   5.1      4.4
Lackawanna County......................................................   5.3      3.7
Susquehanna County.....................................................   6.2      4.2
Wayne County...........................................................   5.4      5.4
Wyoming County.........................................................   4.4%     3.9%

The unemployment rate for the Commonwealth of Pennsylvania rose to 5.1 percent in 2001 from 4.4 percent in 2000. Total job losses for the Commonwealth were
26.9 thousand in 2001. Jobs in goods-producing industries fell 52.7 thousand, while jobs in service-producing industries rose 25.8

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

thousand. The manufacturing sector experienced the greatest loss, a total of
51.4 thousand jobs in 2001. Similarly, employment conditions weakened for our four-county market area. Lackawanna and Susquehanna Counties experienced significant weakening in employment conditions. The unemployment rates for these two counties increased to 5.3 percent and 6.2 percent in 2001, compared to 3.7 percent and 4.2 percent in 2000. Wyoming County also experienced a rise in its unemployment rate to 4.4 percent in 2001 from 3.9 percent last year, while Wayne County's unemployment rate remained unchanged at 5.4 percent.

Overall, the banking industry recorded record earnings in 2001. Compared to last year, 56.7 percent of all banks reported higher annual earnings. Net interest income improvement, coupled with significant investment security gains were the factors leading to the earnings increase. Bank earnings, however, were limited by rising loan loss provisions due to asset quality problems. Fee income growth also stagnated in 2001. In addition to reporting strong earnings, commercial banks posted solid growth in their balance sheets. For all Federal Deposit Insurance Corporation ("FDIC") - insured banks, total assets increased $324.6 billion or 5.2 percent to $6,569.2 billion at December 31, 2001, from $6,244.6 billion at December 31, 2000. The growth in the balance sheet was primarily driven by deposit growth. Total deposits for all FDIC-insured banks increased $212.0 billion or 5.1 percent to $4,391.6 billion at December 31, 2001, from $4,179.6 billion at the end of 2000. Contrarily, banks experienced subdued demand for loan products as evidenced by a slight $75.9 billion or 2.0 percent growth in loans, net of unearned income, to $3,895.4 billion at year-end 2001, from $3,819.5 billion at the end of 2000. Banks directed excess funds, not used to fund loan growth, into investment securities. For all FDIC-insured banks, investment securities increased $100.6 billion or 9.3 percent to $1,179.6 billion at year-end 2001, from $1,079.0 billion at year-end 2000.

As previously mentioned, earnings performance for all FDIC-insured commercial banks reached record levels in 2001. Specifically, these banks earned $74.3 billion in 2001, an increase of $3.3 billion or 4.6 percent compared to $71.0 billion in 2000. Despite the improved earnings, return on average assets ("ROAA") and return on average equity ("ROAE") were down in comparison to last year. ROAA and ROAE were 1.16 percent and 13.10 percent for the year ended December 31, 2001, compared to 1.19 percent and 14.02 percent for the same period of 2000. Net interest income for FDIC-insured commercial banks improved $11.2 billion or 5.5 percent to $215.2 billion in 2001, compared to $204.0 billion in 2000. A substantial reduction in the cost of funds primarily caused the increase in net interest income. As a result of the decline in general market rates, the cost of funds for the

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

composite group fell 94 basis points to 3.40 percent in 2001, from 4.34 percent in 2000. In addition, the lower rate environment caused investment portfolios to appreciate in value. Banks capitalized on this appreciation and recorded gains on the sale of investment securities of $4.5 billion. However, these banks were not without problems in 2001. Asset quality concerns resulted in substantially higher loan loss provisions. For the composite group, loan loss provisions totaled $43.1 billion, an increase of $13.1 billion or 43.7 percent, the largest annual increase in 12 years. In addition, noninterest income growth moderated in 2001. Market-sensitive revenues, specifically, investment banking, advisory and brokerage services tend to be sensitive to changes in financial markets. As a result, fees generated from these sources were reduced in 2001. The composite group recorded only a 2.4 percent increase in noninterest revenue, not including gains from the sale of investment securities, in 2001 compared to growth of 6.3 percent in 2000.

Contrary to the results for the overall banking industry, the performance of all FDIC-insured commercial banks located in Pennsylvania was lackluster in 2001. Pennsylvania banks experienced a retraction in net income of $184.0 million or
6.6 percent. ROAA decreased from 1.46 percent in 2000 to 1.31 percent in 2001 and ROAE decreased from 17.34 percent to 14.23 percent. These banks encountered serious asset quality problems and as a result had to record staggering loan loss provisions. In addition, net income for Pennsylvania banks was hindered by margin pressures. Loan loss provisions totaled $1,163.7 million in 2001, an increase of $804.9 million or 224.3 percent, from $358.8 million in 2000. In addition, net interest margins for these banks tightened 30 basis points to 3.47 percent in 2001, from 3.77 percent in 2000. Pennsylvania banks exhibited only modest growth in their balance sheets. These banks did not experience the same significant deposit growth shown by the overall banking industry. In addition, loan demand completely subsided for this group. Total assets increased only $3.9 billion or 2.1 percent to $193.5 billion at December 31, 2001, from $189.6 billion at December 31, 2000. Deposits totaled $140.7 billion at year-end 2001, an increase of only $2.0 billion or 1.4 percent, from $138.7 billion at the end of 2000. Loans, net of unearned income, declined $18.3 billion or 14.4 percent to $109.1 billion at December 31, 2001, from $127.4 billion at year-end 2000.

The banking industry may face some serious challenges in 2002, as the Nation tries to recover from recession. Banks may encounter a number of issues including, greater credit quality problems, a continued reduction in fee income and further margin pressures, that could hinder their future performance. A major concern for banks is that credit problems, which have up until now been concentrated in larger commercial and industrial loans,

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

will spread to small business, mortgage and consumer loans. Specifically, over recent years, consumers have dramatically increased their household debt burdens. Should unemployment levels continue to increase, consumer loss rates could escalate for banks. Continued weakness in financial markets poses another concern for the banking industry, by further limiting revenues generated from investment banking, advisory and brokerage services. Finally, banks with rate-sensitive asset portfolios may experience margin compression, as loans tied to prime will continue to reprice downward, while rates on deposits, already near the minimum acceptable level, may not have any room to move lower. Despite these concerns, the banking industry appears to be well positioned to withstand economic adversity and help finance the recovery. The banking industry has experienced more than a decade of prosperity and has benefitted from growth, diversification and technological innovation. In 2001, at the beginning of this recession, fewer than 1.0 percent of commercial banks and thrifts reported a ratio of equity to total assets of less than 6.0 percent, compared to nearly
11.5 percent at the beginning of the last recession. These high capital levels will support the industry to withstand increased credit losses, further margin compression and fee revenue reductions that may arise during the recession.

Despite falling slightly in 2001, bank stocks significantly outperformed the Standard & Poor's ("S&P") 500. The S&P 500 declined 13.0 percent in 2001. Similarly, the NASDAQ Stock Market(R) Composite and the New York Stock Exchange recorded losses of 21.0 percent and 10.2 percent. In comparison, the SNL All Bank Index was down 1.2 percent. This uncertainty in the stock markets caused a decline in merger and acquisition activity for all industries, as companies focused on their own businesses rather than making deals. Bank acquisitions also had a poor showing. There were 173 bank deals announced in 2001, the lowest number since 1990. Banks with asset sizes between $100.0 million and $500.0 million accounted for 43.0 percent of all deals. With regard to large banks, the First Union Corporation and Wachovia Corporation deal was, by far, the highest profile bank deal in 2001. In addition to the number of deals falling, deal prices also continued to drop. Both the price to book and the price to earnings fell for the fourth year in a row. The average price to book and average price to earnings were 1.9 times and 19.2 times in 2001, compared to 2.0 times and
19.6 times in 2000. Conversely, the number of branch sales in 2001 increased to a record 999 branches. However, the median premium on core deposits fell to 6.00 percent in 2001 from 7.55 percent in the previous year. Merger activity in Pennsylvania was constant at six deal announcements in 2001 and 2000. Similar to the Nation, the average price of Pennsylvania deals fell. The average price to book and average price to earnings were 1.8 times and 18.3 times in 2001, compared to 2.1 times and 21.2 times in 2000.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Recent accounting changes may have a significant impact on merger and acquisition activity in the future. In 2001, the Financial Accounting Standards Board ("FASB") eliminated the pooling-of-interests method of accounting for combinations. This could lead to an increase in merger and acquisition activity since acquirers will no longer have to adhere to restraints imposed by the pooling-of-interests method. In addition, analysts are predicting that a larger number of deals will be for cash, as the advantages of issuing stock and using the pooling method are no longer relevant. This may already be the case, as 47.0 percent of the number of deals in 2001 were cash deals. In addition, the FASB has also eliminated amortization of goodwill that results from a purchase combination. The real impact of this accounting change has yet to be determined.

For a discussion of recent Statement of Financial Accounting Standards ("SFAS") issued by the FASB related to business combinations and intangible assets, refer to the note entitled, "Summary of significant accounting policies-Business combinations and intangible assets," in the Notes to Consolidated Financial Statements to this Annual Report.

REVIEW OF FINANCIAL POSITION:

We provide a full range of financial products and services through our subsidiaries, Community Bank and Trust Company ("Community Bank"), including its subsidiaries, Community Leasing Corporation ("Community Leasing") and Comm Financial Services Corporation ("Comm Financial"); and Comm Realty Corporation ("Comm Realty"). Community Bank operates fourteen full-service branch banking offices. These offices are all similar with respect to the following:

      -     Economic characteristics;
      -     Products and services;
      -     Operating processes;
      -     Delivery systems;
      -     Customer bases; and
      -     Regulatory oversight.

Based on these similarities, we consider our branch banking offices to be a single operating segment. Community Leasing provides equipment lease financing to commercial customers. Comm Financial engages in selling insurance products and services and in providing asset management services to individuals and small- and medium-sized businesses. Comm Realty holds, manages and sells foreclosed or distressed assets on behalf of Community Bank. Community Leasing, Comm Financial and Comm Realty did not meet the

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

quantitative thresholds for required segment disclosure. We had no other reportable operating segments during the three years ended December 31, 2001.

Total assets grew $40.7 million or 9.7 percent to $460.4 million at December 31, 2001, from $419.7 million at December 31, 2000. Total assets averaged $440.7 million in 2001, an increase of $33.8 million or 8.3 percent, compared to $406.9 million in 2000. As a result of the slowing economy, the intense loan demand experienced in the prior year moderated in 2001. However, with respect to deposits, stock market volatility caused investors to become cautious and once again find favor in traditional banking products. In addition, our deposit-gathering activities were aided by recent mergers and acquisitions of community banks within our market area. As a result, deposit growth governed the magnitude of, and the change in, the composition of the balance sheet. Average earning assets, as a percentage of average total assets, equaled 94.8 percent in 2001 and 94.5 percent in 2000. In comparison, the peer group's resource utilization ratio of average earning assets to total average assets was lower at
93.0 percent in 2001. The composition of our earning assets changed in 2001, as excess deposits not used to fund loan demand were directed to the purchase of investment securities. As a result, average loans as a percentage of average earning assets declined to 71.7 percent in 2001, from 75.2 percent in 2000. Conversely, average investments and federal funds sold as a percentage of average earning assets rose from 24.8 percent in 2000 to 28.3 percent in 2001. As a result of the general decline in general market interest rates and the asset composition change, our tax-equivalent yield on average earning assets dropped 30 basis points to 7.70 percent in 2001, from 8.00 percent in 2000.

The investment portfolio totaled $120.4 million at December 31, 2001, an increase of $49.2 million or 69.1 percent from $71.2 million at the end of 2000. As previously mentioned, due to the tempered demand for loans, excess funds from intense deposit growth were used to purchase investment securities. Further explaining the significant change in the volume of investments was our decision to sell certain obligations of states and municipalities at the end of 2000. These bonds had short call features and were disposed of to reduce the amount of optionality risk in the portfolio. During the first quarter of 2001, these securities were replaced with obligations of states and municipalities having longer call provisions. These sales were partially responsible for the higher than normal amount of federal funds sold outstanding at December 31, 2000. There were no federal funds sold outstanding at year-end 2001. The investment portfolio averaged $99.7 million in 2001 and $92.7 million in 2000. The tax-equivalent yield on the investment portfolio decreased 22 basis points to
6.31 percent in 2001 from 6.53 percent in 2000.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Loans, net of unearned income, amounted to $310.3 million at December 31, 2001, an increase of $12.8 million or 4.3 percent, compared to $297.5 million at December 31, 2000. The loan portfolio averaged $299.7 million in 2001, an increase of $10.5 million compared to $289.2 million for the previous year. The lower interest rate environment and higher volume of adjustable-rate loans caused the tax-equivalent yield on the loan portfolio to fall 11 basis points to
8.38 percent in 2001 from 8.49 percent in 2000.

Our asset quality continued to improve during 2001 due to the efforts of our Special Assets and Collection Divisions. This was evidenced by a reduction in the ratio of nonperforming loans to loans, net of unearned income, to 0.66 percent at December 31, 2001, from 0.88 percent at the end of 2000. Similarly, the ratio of nonperforming assets to loans, net of unearned income, declined to
1.25 percent at year-end 2001, from 1.35 percent one year ago. Nonperforming assets were $3.9 million and $4.0 million at December 31, 2001 and 2000. The slight improvement was caused by a reduction in nonperforming loans, which was almost entirely offset by an increase in foreclosed assets. The allowance for loan losses equaled 1.04 percent of loans, net of unearned income, at year-end 2001 and 1.10 percent at the end of 2000. The decline in the ratio primarily resulted from growth in the loan portfolio.

Total deposits grew significantly, $37.5 million or 9.9 percent to $416.2 million at December 31, 2001, from $378.7 million at the end of 2000. Total deposits averaged $397.4 million in 2001, an increase of $32.2 million or 8.8 percent, compared to $365.2 million in 2000. Average interest-bearing deposits increased $27.9 million, while average noninterest-bearing deposits rose $4.3 million. We experienced marked increases in all major deposit categories except large denomination time deposits. The decline in interest rates had a considerable effect on our cost of deposits, which fell 34 basis points to 4.26 percent in 2001, from 4.60 percent in 2000.

Both our interest sensitivity and liquidity positions deteriorated at December 31, 2001, from year-end 2000. With regard to our interest sensitivity, the deterioration was represented by the change in the one- year cumulative ratio of rate sensitive assets ("RSA") to rate sensitive liabilities ("RSL") to 0.74 at the end of 2001, from 0.91 one year earlier. Both ratios fall within the acceptable guidelines set forth in our Asset/Liability Management Policy. The changes in the net noncore and the net short-term noncore funding dependence ratios best depict our weakened liquidity position. The net noncore funding dependence ratio was 2.3 percent at December 31, 2001, compared to negative 3.4 percent at December 31, 2000. Similarly, the net short-term noncore funding dependence ratio rose to 1.1 percent at year-end 2001 from negative 5.5 percent at December 31, 2000.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Stockholders' equity increased $3.2 million to $40.8 million at December 31, 2001, from $37.6 million at December 31, 2000. On a per share basis, stockholders' equity equaled $20.67 at the end of 2001, compared to $18.95 at the end of the prior year. Net income of $4.7 million was the primary factor contributing to the capital improvement. Also affecting stockholders' equity were net cash dividends declared of $1.3 million, common stock repurchases of $0.5 million and other comprehensive income, net of income taxes, of $0.3 million. Our risk-based capital ratios remained relatively stable at December 31, 2001, in comparison to the previous year-end. Our Tier I risk-based capital ratio was 12.8 percent at December 31, 2001 and 2000. The total risk-based capital ratio decreased to 13.9 percent from 14.0 percent, while the Leverage ratio improved to 8.8 percent from 8.7 percent at year-end 2001 and 2000.

In the fourth quarter of 2001, we completed the development of our strategic plan, which outlines our course of action for future growth and long-term profitability. The focus of this plan calls for expansion into urban market areas with a greater concentration of commercial activity. Our first step in executing this plan was to add corporate relationship officers with proven backgrounds in commercial business development and experienced support staff. We plan to hire additional officers and staff as the execution of the plan progresses.

On January 17, 2002, we acquired land in Scranton, Lackawanna County, Pennsylvania, to construct our fifteenth, full-service community banking facility. The opening of this 3,100 square foot office will lay the groundwork for future expansions into new markets. We anticipate the completion of this project by the end of the second quarter of 2002.

The strategic plan also requires certain technological enhancements to our information systems in order to support this growth, provide greater operating efficiency, and improve customer service. The first enhancement is the implementation of a loan and deposit platform system that will streamline workflow and provide our customers with a high level of service. The loan application side of this system is currently operational and the deposit application side is scheduled to be in place by the beginning of the second quarter of 2002.

We also propose to install an enterprise-wide, document-imaging system that will integrate all divisions through a common relational database. The system will provide cold archival storage of reports and the ability to scan and store deposit, loan and other application documents at a central location. The system will create greater operating efficiency through the organization and fast, accurate retrieval of information concurrently throughout our organization.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Finally, we plan to install a Marketing Customer Information File system, which will centralize and organize information regarding our customers into a relational database. This system will allow us to query, filter and report the housed information in a meaningful manner to better target marketing programs, manage our customer relationships more dynamically, and provide higher quality service.

With regard to our existing branch network, we plan to relocate two branch offices into new, modern facilities and open a satellite office in Carbondale, Pennsylvania. Specifically, on December 7, 2001, we acquired land in Clifford, Susquehanna County, Pennsylvania, to construct a 2,400 square foot facility in order to relocate our Clifford office. In addition, we plan to rent a 640 square foot facility in Carbondale, Lackawanna County, Pennsylvania. The purpose of this satellite office is to redirect some of the customer traffic at our existing facility in Carbondale, one of our busiest locations. These three projects will assure more efficient, effective and convenient service for our customers and will add value to these communities. We anticipate the completion of the Carbondale project by the end of the second quarter of 2002 and the Clifford project by the end of the third quarter of 2002. The second relocation project is scheduled for 2003.

Other nonfinancial accomplishments in 2001 included the implementation of Klick(SM) Banking, our Internet banking program and the development of a Profit Improvement Program. In the first quarter of 2001, Klick(SM) Banking became fully operational. Our Internet banking program provides customers with a new delivery channel, e-commerce, to conduct various banking services. Customers are currently able to perform account inquiries and balance transfers, view statements and canceled checks, and pay bills on-line. We plan to further enhance this product by allowing customers to electronically trade investments through our web page. At December 31, 2001, customers using Klick(SM) Banking totaled 1,420 with 330 of these customers utilizing our bill payment service.

In 2001, we contracted with an outside consulting firm to assist us in developing a Profit Improvement Program. The development of this program involved an in-depth analysis of the operations of all our divisions in order to design and implement various income-generating and cost-saving opportunities. The development of the program was completed in 2001 and implementation will commence in 2002. Actual results will be quantified and compared to expected results on a periodic basis.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

INVESTMENT PORTFOLIO:

Our investment activities are second only to lending in importance to the generation of wealth. This wealth is measured in terms of total return. Total return is a comprehensive industry-wide approach measuring investment portfolio performance by considering the sum of all interest income, reinvestment income on proceeds from repayments, and capital gains and losses whether realized or unrealized. Our investment portfolio primarily consists of fixed-rate bonds. As a result, interest rates have a substantial influence on the fair value of these assets as they affect earnings, reinvestment rates and market values. Yields on short- and intermediate-term investment securities fell substantially over 2001 due to the FOMC's aggressive easing of monetary policy. As a result, the yield curve steepened throughout the year, as longer-term investment securities' yields, which had fallen appreciably by the end of 2000, were relatively unchanged at year-end 2001.

Our investment portfolio primarily consists of short-term collateralized mortgage obligations ("CMOs") of U.S. Government-sponsored agencies and intermediate-term state and municipal obligations. The parts of the yield curve most closely related to these investments include the two-year and ten-year U.S. Treasuries as our CMOs had a modified duration of 2.6 years, and our municipal obligations had a modified duration of 5.7 years at December 31, 2001. Yields on the two-year U.S. Treasury note decreased 204 basis points to 3.07 percent at year-end 2001 from 5.11 percent at the end of 2000. During 2001, the yield on the ten-year U.S. Treasury also declined, but to a lesser extent as compared to the two-year U.S. Treasury. The ten-year security closed 2001 at 5.07 percent, a decline of 5 basis points from 5.12 percent at year-end 2000. The progressive decline in both yields was proportional to the FOMC's easing. In addition, both yields fell significantly in the weeks subsequent to September 11, reaching their lowest point on November 7, 2001, as the state of the national economy was mired in uncertainty following the terrorist attacks. However, by mid-December, data suggested that the rate of economic decline was moderating. As a result, yields on U.S. Treasuries rebounded to some extent by year-end 2001. The yield on the two-year U.S. Treasury reached a low of 2.32 percent before rebounding to
3.07 percent at year-end. Similarly, the yield on the ten-year U.S. Treasury dropped to 4.22 percent before recovering to 5.07 percent at the end of 2001. As a result of the changes in interest rates, the net unrealized holding loss for CMOs of $236 at December 31, 2000, converted to a net unrealized holding gain of $547 at December 31, 2001. Conversely, we experienced a reduction in the value of our municipal holdings in 2001. The net unrealized holding gain of $792 at year-end 2000 decreased to $314 at the end of 2001. This reduction was due in part to actions taken to reduce our exposure to call or timing risk.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

As aforementioned, the principal gauge in determining the wealth improvement generated from the investment portfolio is total return. The total return on our investment portfolio declined to 6.9 percent in 2001, from 9.6 percent in the previous year. However, our total return outperformed The Lehman Brothers' aggregate-bond index, a benchmark used by most investment managers, which scored a total return of 5.1 percent. In 2000, this index scored 11.6 percent, which slightly outperformed our investment portfolio's total return results of 9.6 percent. Conversely, our investment portfolio, which outperformed the local peer group's portfolio in 2000, underperformed their portfolio in 2001. The peer group's total return was 10.8 percent in 2001 and 7.1 percent in 2000. Our investment portfolio ranked in the upper one-fifth among all FDIC-insured bank holding companies, based on an independent national investment performance ranking company, with respect to total return over the past three years.

Similar to the approach taken in assessing our performance with respect to return, we evaluate our risk in comparison to all other financial institutions. Risk is assessed by quantifying the average life of the investment portfolio as compared to U.S. Treasury securities. Average life is derived from the standard deviation or volatility of our total return to that of U.S. Treasury securities over a one-year time horizon. This risk measure improved slightly from 1.9 years in 2000 to 1.6 years in 2001. Despite the improvement, our portfolio ranking fell in 2001 to the middle one-third of banks located in the United States with regard to low risk, compared to ranking in the upper one-third last year. However, the risk associated with our portfolio was less than that of the local peer group. The average life for the group's portfolio was 2.1 years. Another assessment of risk is modified duration, which measures the investment portfolio's exposure to market value volatility as a result of interest rate fluctuations. At December 31, 2001, our investment portfolio had a modified duration of 3.7 years. Our investment portfolio's exposure to future market value depreciation from rising interest rates increased as evidenced by the rise in the modified duration from 2.4 years in 2000.

Understanding inherent risks and their potential effects are essential to managing an investment portfolio. Specifically, federal regulations mandate that investment portfolio managers and bank directors must be able to prove that they understand and can manage various risk elements in the bank's investment portfolio. Investment portfolio managers must demonstrate this by performing pre- and post-purchase tests for the impact of interest rate changes on price volatility, cash flows and average life. Moreover, regulations require, at a minimum, that investment oversight has:

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

      -     Developed adequate investment policies, procedures and risk limits;
      -     Implemented effective internal control programs;
      -     Identified, measured, monitored and controlled associated risks;
      - Assured effective oversight of the investment function from directors and management; and
      - Proved compliance with related laws, regulations, policies and accounting standards.

Our Investment Policy specifies approved investments and sets limits to risk exposure on both individual securities and the overall portfolio. We evaluate and limit our risk exposure by using quantitative techniques, subjective analysis, regulatory guidance and the Investment Policy.

Among others, the major types of risks analyzed in our investment oversight include:

      -     Market or IRR;
      -     Timing risk;
      -     Credit risk; and
      -     Liquidity risk.

Market or IRR relates to the inverse relationship between bond prices and market yields. This risk is defined as the risk that increases in general market rates will result in market value losses. Market risk represents the greatest risk to our bond portfolio. We quantify and limit such exposure through "stress test" modeling and by limiting the duration of individual securities and the portfolio as a whole. Stress tests conducted on our portfolio at December 31, 2001, indicated expected market value declines of 3.6 percent for an increase in general market rates of 100 basis points, 7.2 percent for an increase of 200 basis points and 10.8 percent for an increase of 300 basis points. Our IRR position weakened as compared to our exposure at the end of 2000, as we anticipated market value depreciation of 1.9 percent, 4.3 percent and 6.7 percent given the same rate shocks. We deem the present level of market risk appropriate given our capital position and the overall composition of the balance sheet.

The continued decline in general market rates in 2001 had a positive effect on the aggregate value of our investment portfolio which appreciated $372 in 2001. The fair value of our investment portfolio represented $1.01 per $1.00 of amortized cost at December 31, 2001 and 2000. We reported net unrealized holding gains of $655, net of income taxes of $337, at December 31, 2001, and $409, net of income taxes of $211, at December 31, 2000.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

In addition to affecting the market value of an investment portfolio, interest rate changes can have a significant impact on the amount and timing of cash flow receipts. Cash receipts from CMOs are an important source of funding our loan demand. As interest rates increase, prepayments on underlying mortgages generally decline, which could materially reduce the cash flows available from these investments. Conversely, if interest rates decline, as was the case in 2001, cash flows from CMOs should increase, leaving the investor with a surplus of liquidity that must be reinvested at lower rates. Despite the 204 basis point decline in short-term interest rates, we did not experience a significant change in the pattern or timing of our cash flows from CMOs. CMO principal payments did not fluctuate materially during any one month in 2001 and ranged from 2.5 percent to 3.1 percent of principal outstanding. We attribute the stability of our cash flows to the fact that we purchase and hold only CMO classes possessing the highest quality with respect to their structure and composition. As interest rates are expected to rise in 2002, this cash flow stability will become increasingly important, so as to ensure adequate liquidity to meet loan demand. We monitor our cash flow timing risk by employing a model which utilizes median dealer prepayment assumptions to project future cash flow streams under multiple interest rate scenarios. Projecting a rate increase of 100 basis points in 2002, we would expect to receive 25.9 percent of our total portfolio of CMOs in cash flows, compared to 28.8 percent given no change in rates.

We mitigate credit risk, the probability that an issuer cannot meet principal and interest payments on a timely basis, through concentration limitations. Except for U.S. Government-sponsored agencies, including mortgage-backed securities, there were no securities of any individual issuer that exceeded 10.0 percent of our stockholders' equity at December 31, 2001 and 2000. All securities, except for $78 of tax-exempt obligations of local municipalities, are considered "investment grade," receiving a rating of "Baa" or higher from Moody's or "BBB" or higher from S&P's rating services at December 31, 2001.

Liquidity risk refers to the ease in converting a security to cash at or near its true value. On a quarterly basis, we review the spread between the bid price and the ask price quoted by a dealer in order to ensure liquidity in the investment portfolio. We consider our liquidity risk exposure limited because of the high concentration of short-term, high-quality U.S. Government-sponsored agency CMOs, which normally offer the greatest liquidity relative to other similar investments. The average bid-ask spread on our CMO portfolio was 6/32's, representing $142 or 0.2 percent of its value at December 31, 2001. During 2001 and 2000, we did not own any securities that were not actively traded in a liquid market. Additionally,

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

we did not own any investments that had highly volatile market values relative to small changes in interest rates, which would have caused a material effect on operating results or liquidity.

We consider many other types of risk including operational, legal, reinvestment, yield curve, inflation, event, sector and volatility. Most of these risks are substantially mitigated through the previously-discussed techniques or by limitations on the quality, quantity and maximum maturity of each type of security as specified in our Investment Policy.

Investment securities totaled $120.4 million at December 31, 2001, an increase of $49.2 million or 69.1 percent from $71.2 million at December 31, 2000. As a percentage of total assets, the investment portfolio equaled 26.2 percent at year-end 2001, compared to 17.0 percent at the end of 2000. The greater prominence of the investment portfolio resulted from the subdued demand in 2001 for our lending products compared to that of 2000, and the replacement of the tax-exempt municipal obligations sector of the portfolio. The mix of the investment portfolio is comprised of approximately two-thirds short-term CMOs to provide liquidity and the remainder in intermediate-term obligations of states and municipalities to lower our tax burden. This combination helps us to maximize our wealth or total return, as these call protected municipals outperform in a declining rate environment, while short-term CMOs outperform in a rising rate environment.

The carrying values of the major classifications of available-for-sale securities as they relate to the total investment portfolio for the past five years are summarized as follows:

DISTRIBUTION OF INVESTMENT SECURITIES AVAILABLE-FOR-SALE

                                    2001                 2000                 1999                 1998                 1997
                             ------------------   ------------------   ------------------   ------------------   ------------------
DECEMBER 31                   AMOUNT      %        AMOUNT      %        AMOUNT      %        AMOUNT      %        AMOUNT       %
-----------                  --------  --------   --------  --------   --------  --------   --------  --------   --------  --------
U.S. Treasury securities ..                       $  3,001      4.21%  $  3,595      3.40%  $ 11,060     10.09%  $ 28,583     27.05%
U.S. Government agencies ..  $  1,067      0.89%     1,025      1.44      1,635      1.55        637      0.58     10,388      9.83
State and municipals ......    41,790     34.72     20,075     28.18     34,781     32.93     40,007     36.49     39,887     37.75
Mortgage-backed securities     75,558     62.78     45,269     63.54     63,523     60.14     55,834     50.93     23,746     22.47
Equity securities .........     1,942      1.61      1,876      2.63      2,096      1.98      2,088      1.91      3,062      2.90
                             --------  --------   --------  --------   --------  --------   --------  --------   --------  --------
  Total ...................  $120,357    100.00%  $ 71,246    100.00%  $105,630    100.00%  $109,626    100.00%  $105,666    100.00%
                             ========  ========   ========  ========   ========  ========   ========  ========   ========  ========

Proceeds from the sale of available-for-sale securities amounted to $16.7 million in 2000. We did not sell any securities in 2001. In 2000, we sold state and municipal obligations having an amortized cost of $16.3 million and equity securities of local financial institutions having an amortized cost of $63. The municipal obligations, which had short call provisions, were sold to reduce the amount of optionality risk in the portfolio. In the

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

first quarter of 2001, these securities were replaced with obligations of states and municipalities having longer call provisions. The equity securities were sold due to the fact that they exhibited a lower total return as compared to available alternative investments. Net gains recognized on the sale of investment securities totaled $374 in 2000.

Repayments from investment securities totaled $25.2 million in 2001 and $21.8 million in 2000. Based on the investment portfolio at December 31, 2001, we expect to receive $22.1 million from repayments in 2002, assuming no change in the current interest rate environment.

As previously mentioned, excess liquidity in 2001 was channeled into our investment portfolio. Investment securities purchased were $74.6 million in 2001, compared to $2.4 million in 2000. The purchases in 2001 consisted of $24.2 million in intermediate-term state and municipal obligations and $50.4 million in short-term CMOs. The municipal securities had a weighted-average tax-equivalent yield of 6.93 percent, and weighted-average maturity and call of
14.6 years and 12.2 years. The weighted-average yield and maturity of the CMOs purchased were 5.84 percent and 4.1 years. The purchases of $2.4 million in 2000 consisted entirely of intermediate-term state and municipal obligations with a weighted-average tax-equivalent yield of 7.73 percent. Their weighted-average maturity and call were 14.2 years and 8.5 years.

The investment portfolio averaged $99.7 million in 2001, an increase of $7.0 million or 7.6 percent, from $92.7 million in 2000. The tax-equivalent yield on our investment portfolio fell 22 basis points to 6.31 percent in 2001 from 6.53 percent in 2000. The yield on taxable investments dropped 23 basis points to
5.64 percent in 2001, while the tax-equivalent yield on tax-exempt investments declined 29 basis points to 7.52 percent. The peer group experienced a similar reduction in their portfolio's tax-equivalent yield to 6.32 percent in 2001 from
6.55 percent in 2000.

At December 31, 2001, investment securities with an amortized cost of $44,792 were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. At December 31, 2000, the amortized cost of pledged securities equaled $41,918. The fair value of such securities equaled $45,458 at December 31, 2001, and $41,678 at December 31, 2000.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The maturity distribution of the amortized cost, fair value and weighted-average tax-equivalent yield of the available-for-sale portfolio at December 31, 2001, is summarized as follows. The weighted-average yield, based on amortized cost, has been computed for state and municipals on a tax-equivalent basis using the prevailing statutory tax rate of 34.0 percent. The distributions are based on contractual maturity with the exception of mortgage-backed securities, CMOs and equity securities. Mortgage-backed securities and CMOs are presented based upon estimated cash flows, assuming no change in the current interest rate environment. Equity securities with no stated contractual maturities are included in the "After ten years" maturity distribution. Expected maturities may differ from contracted maturities, or estimated maturities for mortgage-backed securities and CMOs, because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

MATURITY DISTRIBUTION OF AVAILABLE-FOR-SALE PORTFOLIO

                                                    AFTER ONE         AFTER FIVE
                                    WITHIN          BUT WITHIN        BUT WITHIN          AFTER
                                   ONE YEAR         FIVE YEARS        TEN YEARS          TEN YEARS             TOTAL
                                ---------------   ---------------   ---------------    --------------    ----------------
DECEMBER 31, 2001                AMOUNT   YIELD    AMOUNT   YIELD    AMOUNT   YIELD    AMOUNT   YIELD     AMOUNT    YIELD
-----------------               -------   -----   -------   -----   -------   -----    ------   -----    -------    -----
Amortized cost:
U.S. Government agencies.....                     $ 1,007   6.20%                                        $  1,007   6.20%
State and municipals.........   $   655   6.36%       995   6.66    $ 8,144   7.81%    $31,682   7.53%     41,476   7.55
Mortgage-backed securities...    21,469   6.71     41,314   6.20     11,770   5.74         458   6.29      75,011   6.27
Equity securities............                                                            1,871   6.43       1,871   6.43
                                -------           -------           -------            -------           --------
  Total......................   $22,124   6.70%   $43,316   6.21%   $19,914   6.59%    $34,011   7.45%   $119,365   6.72%
                                =======           =======           =======            =======           ========

Fair value:
U.S. Government agencies.....                     $ 1,067                                                $  1,067
State and municipals.........   $   661             1,011           $ 8,449            $31,669             41,790
Mortgage-backed securities...    21,752            41,737            11,614                455             75,558
Equity securities............                                                            1,942              1,942
                                -------           -------           -------            -------           --------
  Total......................   $22,413           $43,815           $20,063            $34,066           $120,357
                                =======           =======           =======            =======           ========

For a discussion of recent SFASs issued by the FASB related to investment securities, refer to the note entitled, "Summary of significant accounting policies-Investment securities," in the Notes to Consolidated Financial Statements to this Annual Report.

LOAN PORTFOLIO:

For the majority of financial institutions, lending is the primary business activity. Loans are the most significant component of earning assets, as they generate the greatest amount of revenue. There are many economic factors which impact loan demand. Specifically, the housing market and the economic factors affecting it, such as interest rates, personal income and consumer confidence, may directly influence the demand for residential

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

mortgages. These factors are of significance to us, since loans to finance one-to-four family residential properties account for approximately one-half of our total lending activities.

Unlike the economy in general, 2001 was a banner year for the housing industry. Buoyed by low interest rates and strong price appreciation, the housing market remained strong and kept the economy from falling deeper into recession. According to the Michigan Survey Research Center, declining mortgage rates have helped substantially elevate consumers' assessments of homebuying conditions. The average rate on a fixed-rate first mortgage, which was 7.38 percent at the end of 2000, fell 22 basis points to 7.16 percent by midyear 2001, and then another nine basis points to 7.07 percent by year end. As a result, both new and existing home sales posted record numbers in 2001. In addition, the number of housing starts in 2001 was the third highest in 14 years. The number of new homes sold reached 900 thousand in 2001, breaking the 1998 record of 886 thousand. New homes sold in 2000 were 877 thousand. Similarly, existing home sales totaled 5.25 million, well over the 2000 pace of 5.11 million and breaking the record of 5.21 million set in 1999. Furthermore, home builders started 1.60 million units in 2001, compared to 1.57 million in the previous year.

The low mortgage rates also boosted home refinancing activities. Consumers supplemented their household wealth, lowered recently by a sagging stock market, with rising home values. The median price of an existing home rose 8.4 percent in 2001 to $151,400, while the average price of an existing home increased 6.5 percent to $190,100. Rising home prices provided additional liquidity to fund consumer spending, as homeowners capitalized on the appreciation through refinancing. According to Freddie Mac, nearly 63.0 percent of mortgage loans refinanced in the third quarter of 2001 were for cash-out refinancings, where the refinanced amount exceeded the original loan balance by 5.0 percent or more.

Much of the economic weakness in 2001 was concentrated in the business sector, as personal consumption, although slowing, increased by a solid 3.0 percent. The growth of personal consumption was funded through increased consumer borrowing brought on by the low interest rate environment. It was estimated that consumers increased their outstanding debt by 8.8 percent in 2001. Consumer loans outstanding at all commercial banks increased $22.3 billion to $560.5 billion at December 31, 2001, from $538.2 billion at the previous year-end. Conversely, businesses struggling with reduced profits and cash flows, focused on liquidating built up inventories. As a result, business investment halted. Real spending by businesses on equipment and software fell 8.4 percent in 2001. Outlays for computer equipment dropped 9.0 percent, while spending on software declined 2.5 percent. Furthermore,

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

business investment in communication equipment plummeted more than 30.0 percent. Total commercial and industrial loans outstanding at all commercial banks fell $64.1 billion or 5.9 percent to $1,026.1 billion at December 31, 2001, from $1,090.2 billion at the end of 2000.

The "Senior Loan Officer Opinion Survey on Bank Lending Practices," issued in January 2002, by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), focused on the change in the supply of, and demand for, bank loans to businesses and households over the past three months. The survey reported slightly stronger demand for commercial and industrial loans and a weakening in the demand for commercial real estate loans. Demand for residential real estate loans was stronger, while demand for consumer loans remained unchanged. The survey results suggest further tightening of standards for commercial and consumer loans, while standards for residential mortgage loans were constant. With regard to commercial and industrial loans, a little over one-half of domestic banks reported increased demand for these loans from large- and middle-market firms, down from almost three-fourths in the previous survey. In addition, the proportion of banks that experienced a decline in small business loans also decreased. The survey cited 45.0 percent of domestic banks tightened their standards on commercial and industrial loans to large- and middle-market firms, down from 51.0 percent in the previous survey. The largest change was in the number of banks reporting increased spreads to these customers, which fell from about 60.0 percent in October 2001 to only 40.0 percent in January 2002. The percentage of domestic banks tightening standards on small business loans rose slightly to 42.0 percent. Domestic banks cited a concern about the economic outlook, worsening industry-specific problems, and a reduced tolerance for risk as the reasons for tightening standards. Weaker demand for commercial real estate loans was reported by 43.0 percent of domestic banks. The percentage of domestic banks which tightened their standards for commercial real estate loans remained unchanged from the previous survey at 46.0 percent. However, the survey indicated that banks have become less accommodative, raising spreads and required debt-service coverage ratios, and reducing loan-to-value ratios. On the retail side, 30.0 percent of domestic banks reported increased demand for residential mortgages, while underwriting standards remained unchanged. A series of special questions were asked in regard to refinancing activities. According to the survey, 60.0 percent of domestic banks reported that between 10.0 percent and 30.0 percent of their customers increased their outstanding balance when they refinanced. In addition, the majority of banks reported that as many as 30.0 percent used the funds for home improvements or other consumer expenditures. Banks reported that demand for consumer loans was unchanged over the past three months, after having declined in the previous survey. Tighter standards for consumer loans were reported by
20.0 percent of the domestic banks surveyed.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

With regard to our commercial loan practices, we were ranked 3RD out of 192 Pennsylvania banks in 2001 by the U.S. Small Business Administration's Office of Advocacy for our "small business friendly" lending activities.

Four variables are used to rank small business lending activities:

      - The ratio of small business loans, loans less than $250, to total assets;
      -     The ratio of small business loans to total business loans;
      -     The dollar value of small business loans; and
      -     The number of small business loans.

The composition of the loan portfolio at year end for the past five years is summarized as follows:

DISTRIBUTION OF LOAN PORTFOLIO

                                          2001                2000                1999                1998                1997
                                   -----------------   -----------------   -----------------    ----------------   ----------------
DECEMBER 31                          AMOUNT      %       AMOUNT      %       AMOUNT      %        AMOUNT     %       AMOUNT     %
-----------                        --------   ------   --------   ------   --------   ------    --------  ------   --------  ------
COMMERCIAL, FINANCIAL AND OTHERS.  $ 71,512    23.05%  $ 49,476    16.63%  $ 43,907    15.86%   $ 31,044   12.51%  $ 38,996   15.58%
REAL ESTATE:
  CONSTRUCTION...................     5,285     1.70      3,546     1.19      3,164     1.14       2,108    0.85      2,096    0.84
  MORTGAGE.......................   195,915    63.13    205,771    69.16    198,423    71.67     186,004   74.96    180,123   71.98
CONSUMER, NET....................    36,346    11.71     37,800    12.70     30,830    11.14      28,984   11.68     29,012   11.60
LEASE FINANCING, NET.............     1,264     0.41        937     0.32        526     0.19
                                   --------   ------   --------   ------   --------   ------    --------  ------   --------  ------
  LOANS, NET OF UNEARNED INCOME..   310,322   100.00%   297,530   100.00%   276,850   100.00%    248,140  100.00%   250,227  100.00%
                                              ======              ======              ======              ======             ======
LESS: ALLOWANCE FOR LOAN LOSSES..     3,220               3,285               3,799                4,050              3,798
                                   --------            --------            --------             --------           --------
    NET LOANS....................  $307,102            $294,245            $273,051             $244,090           $246,429
                                   ========            ========            ========             ========           ========

Our loan portfolio consists of one-to-four family residential mortgage loans, commercial loans, commercial mortgage loans, lease financing and consumer loans. At December 31, 2001, loans, net of unearned income, totaled $310.3 million compared to $297.5 million at December 31, 2000. For the most part, loan demand was quiet during 2001. The majority of the $12.8 million or 4.3 percent growth occurred in the fourth quarter of 2001, and was concentrated in our commercial loan portfolio. Commercial loans and leases grew $22.4 million or 44.4 percent to $72.8 million at year-end 2001, from $50.4 million at the end of 2000. In the second half of 2001, as part of implementing our strategic plan, we began hiring corporate relationship officers in order to expand our commercial business activities. Commercial real estate loans outstanding remained unchanged at $51.7 million at December 31, 2001 and 2000. On the retail side, both residential mortgages and consumer loans outstanding at year-end 2001 declined in comparison to the previous year. The $8.1 million decrease in residential mortgages, including construction loans, resulted from repayments and refinancing activities, as new mortgage loans were, for the

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

most part, originated for sale in the secondary market. Consumer loans decreased $1.5 million to $36.3 million at December 31, 2001, from $37.8 million at the end of 2000. Indirect lending through local automobile dealerships is a predominant portion of our retail lending activities. Demand for bank financing of automobiles all but halted in the fourth quarter of 2001, due to attractive financing incentives offered by manufacturers.

Over the past few years, our banking network expanded into more populated urban areas with a higher concentration of commercial business activity. Further urban expansion is expected as our strategic plan unfolds. In order to accommodate this change, we have hired and will continue to hire, as warranted, corporate relationship officers with proven backgrounds in commercial business development. As a result of this greater emphasis placed on commercial lending, the composition of our loan portfolio continued to shift in 2001. As a percentage of loans, net of unearned income, commercial loans and leases and commercial mortgage loans equaled 40.1 percent at December 31, 2001, compared to
34.3 percent at December 31, 2000. In addition, although residential mortgage lending was brisk in 2001, its effect on our loan portfolio mix was negligible due to an increase in our secondary mortgage banking business. Residential mortgage loans, including construction loans, as a percentage of loans, net of unearned income, decreased to 48.2 percent at December 31, 2001, from 53.0 percent at year-end 2000. Consumer loans, as a percentage of loans, net of unearned income, also decreased from 12.7 percent at December 31, 2000, to 11.7 percent at the end of 2001.

Average loans were $299.7 million in 2001, an increase of $10.5 million or 3.6 percent compared to $289.2 million in 2000. Due to relatively subdued demand throughout most of the year, loans played a less significant role in our earning asset mix in 2001. Average loans as a percentage of earning assets equaled 71.7 percent in 2001, compared to 75.2 percent in 2000. Similarly, the ratio of average loans to average total assets decreased to 68.0 percent in 2001, compared to 71.1 percent in 2000. In comparison, for our peer group, average loans, as a percentage of average total assets, remained relatively constant over the two-year period. This ratio equaled 65.7 percent in 2001 and 65.8 percent in 2000.

Due to the 475 basis point reduction in the prime rate in 2001, our loan yields fell progressively throughout the year. By the end of the first half of 2001, the FOMC had aggressively cut the federal funds rate by 275 basis points in five 50-basis-point increments and one 25-basis-point step. As a result, the weighted-average tax-equivalent yield on our loan portfolio was 8.60 percent in the first quarter of 2001 and dropped 17 basis points to

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

8.43 percent in the second quarter. Early in the second half of the year, the FOMC had again lowered the federal funds rate by another 25 basis points at its August meeting. Through the remainder of 2001, the FOMC took further action, lowering the federal funds rate another 175 basis points in order to combat the considerable adverse repercussions ensuing from the September 11 terrorist attacks. The weighted-average tax-equivalent yield on our loan portfolio reacted, falling 7 basis points to 8.36 percent in the third quarter, and another 23 basis points to 8.13 percent in the fourth quarter. Overall, for 2001, the weighted-average tax-equivalent yield on our loan portfolio dropped 11 basis points to 8.38 percent, from 8.49 percent in 2000. Interest rates are expected to remain low in 2002, as the economy tries to recover from the recession. As a result, we anticipate further reductions in our loan yields, as additional loans will reprice downward.

For a discussion of the recent Statement of Position issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") related to lending or financing activities, refer to the note entitled, "Summary of significant accounting policies-Loans," in the Notes to Consolidated Financial Statements to this Annual Report.

As previously mentioned, the number of homeowners refinancing rose due to the favorable mortgage rates throughout 2001. In addition, homeowners capitalized on the price appreciation of their properties. Customers increased their outstanding balances when refinancing, thus providing themselves with additional liquidity. Funds were used for a variety of purposes, namely home improvement, investment and debt consolidation. Our refinancing activity picked up considerably in 2001 from the previous year, as our customers also responded to the favorable rates and higher home values. Our volume of refinanced residential mortgages increased significantly by $11.9 million or 242.9 percent. The number of refinanced mortgages in 2001 totaled 219, with an aggregate dollar volume of $16.8 million, compared to 60, with an aggregate dollar volume of $4.9 million in 2000. In addition, approximately 43.0 percent of our refinancing customers opted for cash-out when they refinanced.

Through our secondary mortgage banking program, we originate mortgage loans for sale in the secondary market. We retain the servicing rights of the loans sold under this program, and currently all loans are sold to one investor, the Federal National Mortgage Association ("FNMA"). This program allows us to competitively price conforming one-to-four family residential mortgage loans while, at the same time, reduce our exposure to IRR, increase liquidity and provide an additional source of noninterest income.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

As previously mentioned, mortgage rates were favorable throughout 2001. As a result, we experienced significant activity in our secondary mortgage banking program. We sold $17.7 million of residential mortgage loans in 2001. This was an increase of $16.9 million in comparison to $0.8 million in 2000. We realized net gains on the sale of these loans, included in noninterest income, of $356 in 2001, compared to $18 in 2000. In addition, we had $1.9 million of residential mortgage loans held for sale at December 31, 2001, compared to $62 at year-end 2000. At December 31, 2001 and 2000, residential mortgage loans serviced for the FNMA totaled $21.9 million and $5.9 million.

For a discussion of the recent SFAS issued by the FASB related to loans sold in the secondary market, refer to the note entitled, "Summary of significant accounting policies-Mortgage servicing rights," in the Notes to Consolidated Financial Statements to this Annual Report.

Mortgage servicing rights, retained after the sale of residential mortgages in the secondary market, are included in other assets. Amortization of the rights is included in noninterest income as a charge against mortgage servicing fees. At December 31, 2001 and 2000, the cost of the mortgage servicing rights approximated their fair value.

In the normal course of business, we are a party to financial instruments with off-balance sheet risk to meet the financing needs of our customers. These instruments involve, to varying degrees, elements of credit risk and IRR in excess of the amount recognized in the financial statements. We do not anticipate that losses, if any, that may occur as a result of funding off-balance sheet commitments, would have a material adverse effect on our operating results or financial position.

Our involvement in, and exposure to, credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, unused portions of home equity and credit card lines and commercial letters of credit is represented by the contractual amounts of those instruments. Commitments to extend credit are agreements to lend to a customer as long as the conditions of the contract are not violated. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commercial letters of credit are conditional commitments issued by us to support customers in the purchase of commercial goods. The letters of credit are automatically renewable upon their anniversary date unless canceled at our option prior to that date.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

We may find it necessary to obtain collateral in order to reduce credit risk related to the use of off-balance sheet, credit-related financial instruments. The amount and nature of the collateral obtained is based on our credit evaluation of the customer. Collateral held varies, but may include cash, securities, accounts receivable, inventory, property, plant and equipment and real estate. Allowance for credit losses, if any, on off-balance sheet commitments is reported separately as a liability. No allowance was deemed necessary at December 31, 2001 and 2000. These commitments are generally issued for one year or less and often expire unused in whole or in part by the customer. Our exposure related to off-balance sheet commitments was $35.2 million at December 31, 2001, and $31.1 million at December 31, 2000.

At December 31, 2001, there were no loan concentrations exceeding 10.0 percent of total loans, excluding locational concentrations, to an individual borrower or group of borrowers engaged in activities that would cause them to be similarly affected by changes in economic or other conditions. We limit our exposure to concentrations of credit risk by the nature of our lending policy, as approximately 48.2 percent of total outstanding loans are secured by residential properties. The average mortgage outstanding on a residential property was $42 at December 31, 2001. In addition, our Loan Policy restricts loan-to-value ratios to no greater than 80.0 percent of the fair market value of the properties held as collateral. Furthermore, the loan portfolio does not consist of any form of credit involving highly-leveraged transactions, defined as financing transactions that involve the buyout, acquisition or re-capitalization of an existing business and does not include credits extended to highly-leveraged individuals.

Based on our asset/liability simulation model, we feel confident that loan demand can be facilitated through payments and prepayments on investments and loans and increases in core deposits. We expect to receive approximately $91.8 million from repayments on loans and investment securities during 2002. In the event an unforeseen increase in loan demand arises, we could facilitate the demand by aggressively competing for deposits or by utilizing various credit products available through the Federal Home Loan Bank of Pittsburgh ("FHLB-Pgh").

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The maturity distribution and repricing information of the loan portfolio by major classification at December 31, 2001, is summarized as follows:

MATURITY DISTRIBUTION AND INTEREST SENSITIVITY OF LOAN PORTFOLIO

                                                                        AFTER ONE
                                                            WITHIN      BUT WITHIN       AFTER
DECEMBER 31, 2001                                          ONE YEAR     FIVE YEARS     FIVE YEARS     TOTAL
-----------------                                          --------     ----------     ----------     -----
Maturity schedule:
Commercial, financial and others.........................  $ 32,239       $14,095       $ 25,178     $ 71,512
Real estate:
  Construction...........................................     5,285                                     5,285
  Mortgage...............................................    18,772        52,677        124,466      195,915
Consumer, net............................................    12,984        19,616          3,746       36,346
Lease financing, net.....................................       461           803                       1,264
                                                           --------       -------       --------     --------
    Total................................................  $ 69,741       $87,191       $153,390     $310,322
                                                           ========       =======       ========     ========

Repricing schedule:
Predetermined interest rates.............................  $ 32,525       $80,409       $ 99,767     $212,701
Floating- or adjustable-interest rates...................    97,621                                    97,621
                                                           --------       -------       --------     --------
    Total................................................  $130,146       $80,409       $ 99,767     $310,322
                                                           ========       =======       ========     ========

We continually examine the maturity distribution and interest rate sensitivity of the loan portfolio in an attempt to limit IRR and liquidity strains. Approximately 41.9 percent of the loan portfolio is expected to reprice within the next 12 months. This percentage increased in comparison to 37.4 percent repricing within the same time period at December 31, 2000. Adjustable-rate loans again increased significantly, as we continue to place greater emphasis on commercial lending activities. Adjustable-rate loans totaled $97.6 million at December 31, 2001, an increase of $21.6 million or 28.4 percent from $76.0 million at the end of 2000. Adjustable-rate loans accounted for 31.5 percent of the loan portfolio at December 31, 2001, compared to 25.5 percent at year-end 2000. Heightened refinancing activity, coupled with an increase in the volume of loans sold in the secondary market, caused a reduction in our residential mortgage loans. As a result, the amount of fixed-rate loans decreased $8.8 million to $212.7 million at December 31, 2001, from $221.5 million at December 31, 2000. As a percentage of the total loan portfolio, fixed-rate loans declined to 68.5 percent at the end of 2001, compared to 74.5 percent at December 31, 2000. As part of our asset/liability management strategy to reduce the amount of IRR in the loan portfolio, we price loan products to increase our holdings of adjustable-rate loans and reduce the average term of fixed-rate loans.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

ASSET QUALITY:

Consumers increasing debt to record levels, coupled with an economic downturn, caused personal bankruptcy filings to hit an all-time high. According to data released by the American Bankruptcy Institute, the number of personal bankruptcy cases filed in 2001 increased 19.2 percent from the previous year. In addition, deteriorated business conditions caused a similar increase in business filings, up 13.0 percent in 2001. Furthermore, the number of filings by publicly traded companies rose sharply, totaling 257 in 2001, an increase of 46.0 percent from 2000. Bankruptcy filings in Pennsylvania totaled 51,938, an increase of 7,968 or
18.1 percent from 2000. Personal cases in Pennsylvania rose 7,882 or 18.5 percent, while the number of business filings increased 5.9 percent. The number of bankruptcy filings also reached record levels in our immediate market area. According to the U.S. Bankruptcy Court in Wilkes-Barre, Pennsylvania, the number of cases filed rose 14.2 percent to 5,274 in 2001 from 4,619 in 2000.

Asset quality continued to worsen for the banking industry. According to the FDIC, nonperforming loans and leases for all FDIC-insured commercial banks increased $12.1 billion to $55.0 billion at December 31, 2001, from $42.9 billion at year-end 2000. For all commercial banks, the ratio of nonperforming assets to total assets increased to 0.92 percent at the end of 2001, from 0.74 percent at the end of the previous year. The Nation's largest banks experienced the worst deterioration. For banks with assets greater than $10.0 billion, this ratio weakened to 1.00 percent at the end of 2001, from 0.79 percent at year-end 2000. Banks with asset sizes similar to ours also experienced asset quality deterioration, but not to the extent of large banks. This ratio, for banks with asset sizes ranging from $100.0 million to $1.0 billion, was 0.73 percent and
0.61 percent at December 31, 2001 and 2000.

Pennsylvania commercial banks experienced a slight change in their asset quality, despite recording staggering net losses. The ratio of nonperforming assets to total assets improved to 0.57 percent at December 31, 2001, from 0.66 percent at December 31, 2000. However, their ratio of nonperforming loans to total loans, weakened to 0.97 percent at year-end 2001 from 0.93 percent at the end of the previous year. Net charge-offs, as a percentage of total loans and leases, rose to 1.04 percent in 2001, compared to 0.26 percent in 2000.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

We are committed to developing and maintaining sound, quality assets through our credit risk management procedures. Credit risk is the risk to earnings or capital which arises from a borrower's failure to meet the terms of their loan agreement. We manage credit risk by diversifying the loan portfolio and applying policies and procedures designed to foster sound lending practices. These policies include certain standards that assist lenders in making judgments regarding the character, capacity, capital structure and collateral of the borrower. In addition, the lender must determine the borrower's ability to repay the credit based on prevailing and expected business conditions. The Board of Directors establishes the lending authority of all loan officers in the case of commercial loans, and branch managers in the case of consumer loans, and reviews this authority at least annually. Credits beyond the scope of the lending officers and branch managers are forwarded to the Loan Committee. This committee, comprised of senior lending management and board members, attempts to assure the quality of the loan portfolio through careful analysis of credit applications, adherence to credit policies and examination of outstanding loans and delinquencies. These procedures assist in the early detection and timely follow-up of problem loans. Credits in excess of $1.0 million are subject to approval by the Board of Directors.

Credit risk is also minimized by quarterly internal loan reviews of our portfolio. In addition, we contract with an external loan review company to perform an annual independent review of the portfolio. The independent loan review aids management in identifying deteriorating financial conditions of borrowers, allowing them to assist customers in remedying these situations. The results of an independent loan review conducted by an external reviewer at June 30, 2001, indicated no material differences from the assets identified through our own loan review program.

Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans include nonaccrual loans, restructured loans and accruing loans past due 90 days or more. Generally, a loan is classified as nonaccrual when it is determined that the collection of all or a portion of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual, interest accruals discontinue and uncollected accrued interest is reversed against income in the current period. Interest collections, after a loan has been placed on nonaccrual status, are credited to a suspense account until either the loan is returned to performing status or charged-off. The interest accumulated in the suspense account is credited to income if the loan is returned to performing status. However, if the loan is charged-off, the accumulated interest is applied as a principal reduction at the

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

time the loan is charged-off. A nonaccrual loan is returned to performing status when the loan is current as to principal and interest and has performed according to the contractual terms for a minimum of six months.

Restructured loans are loans with original terms, interest rates, or both, that have been modified as a result of a deterioration in the borrower's financial condition. Interest income on restructured loans is recognized when earned using the interest method. There were no restructured loans outstanding at December 31, 2001. One restructured loan was outstanding at December 31, 2000. During 2001, this loan began performing according to its original terms and was removed from nonperforming status.

We recognize interest income on impaired loans based on our policy for nonaccrual, restructured or accruing loans depending on the status of the impaired loan.

Foreclosed assets are comprised of properties acquired through foreclosure proceedings or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosures. These properties are included in other assets. A loan is classified as in-substance foreclosure when we have taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets are recorded at the lower of the related loan balance or 80.0 percent of its fair market value for residential properties or 75.0 percent of its fair market value for commercial properties at the time of acquisition. Any excess of the loan balance over the recorded value is charged to the allowance for loan losses account. Subsequent declines in the recorded value of the property prior to its disposal and costs to maintain the assets are included in other expenses. No allowance for losses was established subsequent to the acquisition of foreclosed assets at December 31, 2001 and 2000. In addition, any gain or loss realized upon disposal is included in noninterest income or expense. The historical average holding period for such properties is less than twelve months.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Information concerning nonperforming assets for the past five years is summarized as follows. The table includes credits classified for regulatory purposes and all material credits that cause management to have serious doubts as to the borrower's ability to comply with present loan repayment terms.

DISTRIBUTION OF NONPERFORMING ASSETS

DECEMBER 31                                            2001       2000       1999       1998       1997
                                                      ------     ------     ------     ------     ------
Nonaccrual loans:
Commercial, financial and others .................    $  113     $  141     $  166     $   78     $  197
Real estate:
  Construction
  Mortgage .......................................     1,045      1,469      2,272      2,223      2,063
Consumer, net ....................................       190         74         33          7         12
Lease financing, net
                                                      ------     ------     ------     ------     ------
    Total nonaccrual loans .......................     1,348      1,684      2,471      2,308      2,272
                                                      ------     ------     ------     ------     ------

Restructured loans ...............................                  124        149        174        189
                                                      ------     ------     ------     ------     ------

Accruing loans past due 90 days or more:
Commercial, financial and others .................       107         23        726        131        321
Real estate:
  Construction
  Mortgage .......................................       372        449      2,768      1,035      2,536
Consumer, net ....................................       225        353        471        387        312
Lease financing, net
                                                      ------     ------     ------     ------     ------
    Total accruing loans past due 90 days or more        704        825      3,965      1,553      3,169
                                                      ------     ------     ------     ------     ------
    Total nonperforming loans ....................     2,052      2,633      6,585      4,035      5,630
                                                      ------     ------     ------     ------     ------
Foreclosed assets ................................     1,818      1,391        359        240        405
                                                      ------     ------     ------     ------     ------
    Total nonperforming assets ...................    $3,870     $4,024     $6,944     $4,275     $6,035
                                                      ======     ======     ======     ======     ======

Ratios:
Nonperforming loans as a percentage of loans, net       0.66%      0.88%      2.38%      1.63%      2.25%
Nonperforming assets as a percentage of loans, net      1.25%      1.35%      2.51%      1.72%      2.41%

Our asset quality improved slightly in comparison to the previous year, as evidenced by a $0.1 million decline in nonperforming assets to $3.9 million at December 31, 2001, from $4.0 million at the end of 2000. The improvement resulted from a reduction in nonperforming loans, partially offset by an increase in foreclosed assets. As a percentage of loans, net of unearned income, nonperforming assets equaled 1.25 percent at December 31, 2001, compared to 1.35 percent at the end of 2000. Foreclosed assets increased $427 during 2001. Twelve loans totaling $1,464 were transferred to foreclosed assets. Twelve properties with an aggregate carrying value of $852 were sold for $976, resulting in a net realized gain of $124. Writedowns charged to noninterest expense on foreclosed assets amounted to $185 in 2001. The carrying values of all foreclosed properties at December 31, 2001, did not exceed 80.0 percent of their collateral values in the case of residential properties, or 75.0 percent of their collateral values in the case of commercial properties.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Nonperforming loans improved $581 in 2001. Decreases of $336 in nonaccrual loans, $124 in restructured loans and $121 in accruing loans past due 90 days or more caused the improvement. Our ratio of nonperforming loans as a percentage of loans, net of unearned income, improved to 0.66 percent at December 31, 2001, from 0.88 percent at the end of 2000. This ratio weakened for our peer group to
0.81 percent at December 31, 2001, from 0.65 percent at year-end 2000.

Commercial bank policies and procedures for determining the amount of the allowance for loan losses and the documentation of the systematic analysis and procedural discipline applied has recently come under unprecedented scrutiny from regulators. Specifically, regulatory bodies have been working diligently on assuring that allowance for loan losses are at levels adequate to provide the continued safety and soundness of the banking industry without allowing banks to manage earnings through recording improper loan loss provisions. As a result, concurrently on July 6, 2001, the Securities and Exchange Commission ("SEC") and the Federal Financial Institutions Examination Council ("FFIEC") issued separate documents which provide guidance on the determination and documentation of the allowance for loan losses. Specifically, the Office of the Chief Accountant and the Division of Corporate Finance of the SEC released Staff Accounting Bulletin No. 102, "Selected Loan Loss Allowance Methodology and Documentation Issues," to provide certain views of the SEC staff on development, documentation and application of a systematic allowance for loan losses methodology. This guidance provides information to registrants on how to improve both their systematic methodologies for estimating the allowance for loan losses and their supporting documentation. Concurrent with the issuance of the SEC guidance, the Federal Reserve Board, the FDIC, the Office of the Comptroller of the Currency, and the Office of Thrift Supervision, collectively referred to as the FFIEC, adopted a final interagency policy statement entitled, "Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions." In accordance with the guidance provided, for financial reporting purposes, including regulatory reporting, the provision for loan losses and the allowance for loan losses must be determined in accordance with generally accepted accounting principles ("GAAP"). The Policy Statement provides further guidance on the design and implementation of allowance for loan losses methodologies and supporting documentation practices.

In order to assure that our systematic analysis adheres to the newly issued guidance, we performed a comprehensive assessment of our existing methodology in the final quarter of 2001 and made corresponding changes in order to better comply with these rules. Along with the guidance set forth

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

in the aforementioned regulatory documents, we considered other significant related guidance including:

      -     SFAS No. 5, "Accounting for Contingencies;"

      -     SFAS No. 114, "Accounting by Creditors for Impairment of a Loan;"

      - SEC Financial Reporting Release No. 28, "Accounting for Loan Losses by Registrants Engaged in Lending Activities;"

      - Emerging Issues Task Force ("EITF") Topic D-80, "Application of FASB Statements 5 and 114 to a Loan Portfolio;"

      - FASB Interpretation No. 14, "Reasonable Estimation of the Amount of a Loss;" and

      -     The AICPA Audit and Accounting Guide, "Banks and Savings
            Institutions."

We follow our systematic methodology in accordance with procedural discipline by applying it in the same manner regardless of whether the allowance is being determined at a higher point or a lower point in the economic cycle. Each quarter, our loan review department identifies those loans to be individually evaluated for impairment and those to be collectively evaluated for impairment utilizing a standard criteria. Internal loan review grades are assigned quarterly to loans identified to be individually evaluated. A loan's grade may differ from period to period based on current conditions and events, however, we consistently utilize the same grading system each quarter. We consistently use loss experience from the latest eight quarters in determining the historical loss factor for each pool collectively evaluated for impairment. Qualitative factors are evaluated in the same manner each quarter and are adjusted within a relevant range of values based on current conditions.

We maintain the allowance for loan losses at a level we believe adequate to absorb probable credit losses related to specifically identified loans, as well as, probable incurred loan losses inherent in the remainder of the loan portfolio as of the balance sheet date. The balance in the allowance for loan losses account is based on past events and current economic conditions. As previously mentioned, we employ the FFIEC Interagency Policy Statement and GAAP in assessing the adequacy of the allowance account. Under GAAP, the adequacy of the allowance account is determined based on the provisions of SFAS No. 114 for loans specifically identified to be individually evaluated for impairment and the requirements of SFAS No. 5 for large groups of smaller-balance homogeneous loans to be collectively evaluated for impairment.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The allowance for loan losses account consists of an allocated element and an unallocated element. The allocated element consists of a specific portion for the impairment of loans individually evaluated under SFAS No. 114, and a formula portion for the impairment of those loans collectively evaluated under SFAS No. 5.

Identified loans individually evaluated for impairment under SFAS No. 114, include:

      -     Loans to borrowers having an aggregate exposure of $500 or more;
      -     Loans that are past due 30 days or more; and
      - Any loans internally classified with a loan review grade of substandard, doubtful, loss or special mention.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. All amounts due according to the contractual terms means that both the contractual interest payments and the contractual principal payments of a loan will be collected as scheduled in the loan agreement. Factors considered by us in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. We determine the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Loans considered impaired under SFAS No. 114 are measured for impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. If the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral, if the loan is collateral dependent, is less than the recorded investment in the loan, including accrued interest and net deferred loan fees, we will recognize the impairment by adjusting the allowance for loan losses account through a charge to earnings as a provision for loan losses. For identified loans considered not impaired, we determine if these loans share similar risk characteristics with those grouped and collectively evaluated for impairment under SFAS No. 5.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Large groups of smaller-balance homogeneous loans and those identified loans considered not impaired having similar risk characteristics as these groups are segregated into major pools and are collectively evaluated, on a pool-by-pool basis, for impairment under SFAS No. 5. Impairment for each of the major loan pools is determined by applying a total loss factor to the current balance outstanding for each individual pool. The total loss factor is comprised of a historical loss factor using the loss migration method plus a qualitative factor, which adjusts the historical loss factor for changes in trends, conditions and other relevant factors that may affect repayment of the loans in these pools as of the evaluation date. Loss migration involves determining the percentage of each pool that is expected to ultimately result in loss based on historical loss experience. The historical loss factor is equal to the ratio of net loans charged-off to loans, net of unearned income. These historical loss percentages are updated quarterly and are based on the average actual amount of loans in each pool that resulted in loss over the past eight quarters. We add to these historical loss factors a qualitative factor that represents a number of environmental risks that may cause estimated credit losses associated with the current portfolio to differ from historical loss experience. These environmental risks include:

      - Changes in lending policies and procedures including underwriting standards and collection, charge-off and recovery policies;

      -     Changes in the composition and volume of the portfolio;

      -     Changes in national, local and industry conditions;

      - Changes in the volume of classified loans, including past due, nonaccrual, troubled debt restructuring and other loan modifications;

      -     Changes in the levels of, and trends in, charge-offs and recoveries;

      - The existence and effect of any concentrations of credit and changes in the level of such concentrations;

      - Changes in the experience, ability, and depth of lending management and other relevant staff;

      - Changes in the quality of the loan review system and the degree of oversight by the board of directors; and

      - The effect of external factors such as competition and legal and regulatory requirements.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Loans identified to be collectively evaluated for impairment are separated into three major pools in order to determine applicable loss factors. These pools include:

      - Identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of substandard or special mention;

      - Identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of superior, satisfactory, marginal or watch; and

      - Identified loans to be collectively evaluated for impairment and not having an internal loan grading classification.

Specifically, we apply loss factors to identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of substandard or special mention based on actual historical loss experience over the latest eight quarters, adjusted for current environmental risks for our portfolio of loans having these loan grading classifications. Loss factors applied to identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of superior, satisfactory, marginal or watch are based on actual historical loss experience and current environmental factors for our portfolio of loans having these loan grading classifications. Loans collectively evaluated under SFAS No. 5 and not internally classified are applied a loss factor based on the actual historical loss experience and current environmental conditions for the total loan portfolio. The loss factors for these three major pools are further defined for the major classifications of loans including:

      -     Commercial, financial and others;
      -     Real estate-construction;
      -     Real estate-mortgage;
      -     Consumer; and
      -     Lease financing.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The unallocated element is used to cover inherent losses that exist as of the evaluation date, but which have not been identified as part of the allocated allowance using the above impairment evaluation methodology due to limitations in the process. One such limitation is the imprecision of accurately estimating the impact current economic conditions will have on historical loss rates. Variations in the magnitude of the impact may cause estimated credit losses associated with the current portfolio to differ from historical loss experience, resulting in an allowance that is higher or lower than the anticipated level. We establish the unallocated element of the allowance by considering a number of environmental risks similar to the ones used for determining the qualitative factors. We continuously monitor trends in historical and qualitative factors, including trends in the volume, composition, and credit quality of the portfolio. We utilize these trends to evaluate the reasonableness of the unallocated element.

We monitor the adequacy of the allocated portion of the allowance quarterly and adjust the allowance for any deficiencies through normal operations. This self-correcting mechanism reduces potential differences between estimates and actual observed losses. In addition, the unallocated portion of the allowance is examined quarterly to ensure that it remains relatively constant in relation to the total allowance unless there are changes in the related criteria that would indicate a need to either increase or decrease it. The determination of the allowance for loan loss level is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Accordingly, we cannot ensure that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required resulting in an adverse impact on operating results.

Additionally, regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses and foreclosed real estate. These agencies may require us to recognize additions to the allowance based on information available to them at the time of their examination. We are unaware of any such requirements based on the most recent final regulatory examination report delivered to us on June 1, 2001.

For further discussion of our accounting policies for determining the amount of the allowance and a description of the systematic analysis and procedural discipline applied refer to the notes entitled, "Summary of significant accounting policies-Use of estimates" and "Summary of significant accounting policies-Allowance for loan losses," in the Notes to Consolidated Financial Statements to this Annual Report.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Information concerning impaired loans for the past five years is summarized as follows. The table includes credits classified for regulatory purposes and all material credits that cause management to have serious doubts as to the borrower's ability to comply with present loan repayment terms.

DISTRIBUTION OF IMPAIRED LOANS

DECEMBER 31                                                          2001     2000     1999     1998     1997
                                                                    ------   ------   ------   ------   ------
Nonaccrual loans:
Commercial, financial and others.................................   $  113   $  141   $  166   $   78   $  197
Real estate:
  Construction...................................................
  Mortgage.......................................................    1,045    1,469    2,272    2,223    2,063
Consumer, net....................................................      190       74       33        7       12
Lease financing, net.............................................
                                                                    ------   ------   ------   ------   ------
    Total nonaccrual loans.......................................    1,348    1,684    2,471    2,308    2,272
                                                                    ------   ------   ------   ------   ------

Restructured loans...............................................               124      149      174      189
                                                                    ------   ------   ------   ------   ------

Accruing loans:
Commercial, financial and others.................................      407
Real estate:
  Construction...................................................
  Mortgage.......................................................       65
Consumer, net....................................................      125
Lease financing, net.............................................
                                                                    ------   ------   ------   ------   ------
    Total accruing loans.........................................      597
                                                                    ------   ------   ------   ------   ------
    Total impaired loans.........................................   $1,945   $1,808   $2,620   $2,482   $2,461
                                                                    ======   ======   ======   ======   ======

Ratio:
Impaired loans as a percentage of loans, net.....................     0.63%    0.61%    0.95%    1.00%    0.98%

At December 31, 2001 and 2000, we had a recorded investment in impaired loans of $1,945 and $1,808. The recorded investment in impaired loans averaged $2,476 in 2001 and $2,473 in 2000. At December 31, 2001, the amount of recorded investment in impaired loans for which there was a related allowance for loan losses and the amount of the allowance was $910 and $403. Comparatively, the amount of these loans and their related allowance was $1,684 and $405, at December 31, 2000. The amount of recorded investment for which there was no related allowance for loan losses was $1,035 and $124 at December 31, 2001 and 2000. During 2001, activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $483, losses charged to the allowance of $498 and recoveries of impaired loans previously charged-off of $13. The 2000 activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $116 and losses charged to the allowance of $324. There were no recoveries of impaired loans in 2000. Interest income related to impaired loans would have been $194 in 2001 and $293 in 2000, had the loans been current and the terms of the loans not been modified. Interest recognized on impaired loans amounted to $276 in 2001 and $104 in

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2000. Included in these amounts was interest recognized on a cash basis of $276 and $104. Cash received on impaired loans applied as a reduction of principal totaled $349 in 2001 and $264 in 2000. There were no commitments to extend additional funds to customers with impaired loans at December 31, 2001 and 2000.

The allocation of the allowance for loan losses for the past five years is summarized as follows:

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                         2001               2000               1999               1998               1997
                                   ----------------   ----------------   ----------------   ----------------   ----------------
                                           CATEGORY           CATEGORY           CATEGORY           CATEGORY           CATEGORY
                                               AS A               AS A               AS A               AS A               AS A
                                               % OF               % OF               % OF               % OF               % OF
DECEMBER 31                        AMOUNT     LOANS   AMOUNT     LOANS   AMOUNT     LOANS   AMOUNT     LOANS   AMOUNT     LOANs
-------------------------------------------------------------------------------------------------------------------------------
Allocated allowance:
Specific:
Commercial, financial and others.  $  174      0.17%  $   65      0.12%  $  617      0.38%  $  630      0.39%  $  124     0.09%
Real estate:
  Construction...................
  Mortgage.......................     135      0.36      312      0.87      159      1.61      163      1.21
Consumer, net....................      94      0.10      229      0.11      161      0.09      164      0.12
Lease financing, net.............
                                   ------    ------   ------    ------   ------    ------   ------    ------   ------   ------
    Total specific...............     403      0.63      606      1.10      937      2.08      957      1.72      124     0.09
                                   ------    ------   ------    ------   ------    ------   ------    ------   ------   ------

Formula:
Commercial, financial and others.   1,433     22.88    1,011     16.51    1,042     15.48    1,202     12.12      999    15.49
Real estate:
  Construction...................              1.70               1.19               1.14               0.85              0.84
  Mortgage.......................     800     62.77      848     68.29      902     70.06      889     73.75      987    71.98
Consumer, net....................     452     11.61      472     12.59      476     11.05      529     11.56      252    11.60
Lease financing, net.............              0.41               0.32               0.19
                                   ------    ------   ------    ------   ------    ------   ------    ------   ------   ------
    Total formula................   2,685     99.37    2,331     98.90    2,420     97.92    2,620     98.28    2,238    99.91
                                   ------    ------   ------    ------   ------    ------   ------    ------   ------   ------
    Total allocated allowance....   3,088    100.00%   2,937    100.00%   3,357    100.00%   3,577    100.00%   2,362   100.00%
                                             ======             ======             ======             ======            ======
Unallocated allowance............     132                348                442                473              1,436
                                   ------             ------             ------             ------             ------
    Total........................  $3,220             $3,285             $3,799             $4,050             $3,798
                                   ======             ======             ======             ======             ======

As previously mentioned, we changed our methodology in 2001 in order to comply with the new regulatory guidance. We retroactively applied this new methodology to the allowance for loan losses account for previous years. Accordingly, the above table representing the allocation of the allowance for loan losses account has been restated in order to comply with the current methodology.

The allocated element of the allowance for loan losses account increased $151 to $3,088 at December 31, 2001, from $2,937 at December 31, 2000. The change resulted from an increase in the formula portion of $354 for the impairment of loans collectively evaluated under SFAS No. 5, partially offset by a $203 reduction in the specific portion, representing the impairment of loans individually evaluated under SFAS No. 114. The increase

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

in the formula portion primarily resulted from a change in the mix of the loan portfolio, as the volume of commercial loans increased in comparison to the previous year. The percentage of commercial, financial and other loans collectively evaluated for impairment increased to 22.9 percent of loans, net of unearned income, at December 31, 2001, from 16.5 percent at the end of 2000. Conversely, the percentage of real estate mortgage loans collectively evaluated declined to 62.8 percent at year-end 2001, from 68.3 percent at year-end 2000. The increase in the formula portion of the allowance for loan losses can be explained further by the fact that the total loss factor applied to commercial loans in determining impairment is higher than the total loss factor applied to real estate loans. The greater loss factor for commercial loans reflects their riskiness in comparison to other types of loans. The decrease in the specific element resulted from a decline in the volume of loans individually evaluated for impairment. The percentage of loans specifically evaluated for impairment equaled 0.6 percent of loans, net of unearned income, at December 31, 2001, compared to 1.1 percent at December 31, 2000.

At December 31, 2001, the unallocated element was $132, compared to $348 at year-end 2000. We believe that the slight decline in the unallocated element is acceptable due to the fact that our current level of net charge- offs fell below the average historical level. Our ratio of net charge-offs to average loans was
0.26 percent in 2001. In comparison, the historical ratio of net charge-offs to average loans for the previous eight quarters averaged 0.29 percent. The reduction in the unallocated element was also a reflection of an improvement in the level of our nonperforming loans and nonperforming assets from 2000 to 2001.

At December 31, 2001, the coverage ratio, the allowance for loan losses account as a percentage of nonperforming loans, equaled 156.9 percent, compared to 124.8 percent at the end of the previous year. The allowance covered 83.2 percent and
81.6 percent of nonperforming assets at December 31, 2001 and 2000. The improvement in the coverage ratio directly resulted from an improvement in our asset quality.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

A reconciliation of the allowance for loan losses and illustration of charge-offs and recoveries by major loan category for the past five years are summarized as follows:

RECONCILIATION OF ALLOWANCE FOR LOAN LOSSES

DECEMBER 31                                                             2001       2000       1999       1998       1997
-----------                                                           ------     ------     ------     ------     ------
Allowance for loan losses at beginning of period .................    $3,285     $3,799     $4,050     $3,798     $3,944
Loans charged-off:
Commercial, financial and others .................................        85        580        587        410        271
Real estate:
  Construction
  Mortgage .......................................................       493        158        108        119        211
Consumer, net ....................................................       338        291        269        260        175
Lease financing, net
                                                                      ------     ------     ------     ------     ------
    Total ........................................................       916      1,029        964        789        657
                                                                      ------     ------     ------     ------     ------

Loans recovered:
Commercial, financial and others .................................        25         29         57         67         15
Real estate:
  Construction
  Mortgage .......................................................        26          4         50         46         40
Consumer, net ....................................................        80         62         71         73         96
Lease financing, net
                                                                      ------     ------     ------     ------     ------
    Total ........................................................       131         95        178        186        151
                                                                      ------     ------     ------     ------     ------
Net loans charged-off ............................................       785        934        786        603        506
                                                                      ------     ------     ------     ------     ------
Provision for loan losses ........................................       720        420        535        855        360
                                                                      ------     ------     ------     ------     ------
Allowance for loan losses at end of period .......................    $3,220     $3,285     $3,799     $4,050     $3,798
                                                                      ======     ======     ======     ======     ======

Ratios:
Net loans charged-off as a percentage of average loans outstanding      0.26%      0.32%      0.30%      0.24%      0.21%
Allowance for loan losses as a percentage of period end loans ....      1.04%      1.10%      1.37%      1.63%      1.52%

The allowance for loan losses was $3.2 million at December 31, 2001, and $3.3 million at December 31, 2000. As a percentage of loans, net of unearned income, the allowance for loan losses equaled 1.04 percent at year-end 2001, compared to
1.10 percent at the end of the previous year. The decline in this ratio was primarily due to the growth of our loan portfolio. In comparison to our peer group, the allowance account equaled 1.27 percent and 1.25 percent of loans, net of unearned income, at December 31, 2001 and 2000.

Past due loans not satisfied through repossession, foreclosure or related actions, are evaluated individually to determine if all or part of the outstanding balance should be charged against the allowance for loan losses account. Any subsequent recoveries are credited to the allowance account. Net charge-offs amounted to $785 or 0.26 percent of average loans outstanding in 2001 compared to $934 or 0.32 percent in 2000. For our peer group, net charge-offs, as a percentage of average loans outstanding, were 0.18 percent in 2001 and 2000.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

DEPOSITS:

The household sector remained relatively strong in 2001, despite rising unemployment and overall economic uncertainty. Real disposable personal income rose 3.6 percent in 2001, compared to a 3.5 percent increase in 2000. Personal income jumped significantly in the third quarter of 2001 when individuals received their Tax Relief Act rebate checks. Personal spending rose a solid 3.1 percent in 2001, which was exceptional given the state of the economy. Following the third quarter increase in personal income, spending rose 6.0 percent in the fourth quarter of 2001, as consumers decided to spend some of their rebate checks. Despite the rise in personal spending, consumers appeared more cautious about spending, as indicated by an increase in the personal savings rate of 1.6 percent in 2001, from 1.0 percent in 2000. Personal savings was constant in the first two quarters of the year at 1.1 percent. It spiked in the third quarter to
3.8 percent when individuals received their rebate checks and then fell to 0.4 percent in the fourth quarter when spending increased.

Banks were able to reap the benefits from this increase in savings, as investors grew increasingly leery of falling equity prices and stock market volatility. For all FDIC-insured commercial banks, total deposits increased $212.0 billion or 5.1 percent to $4,391.6 billion at December 31, 2001, from $4,179.6 billion at the end of 2000. Noninterest-bearing deposits posted the biggest growth, increasing $117.1 billion or 15.5 percent. Interest-bearing deposits increased $94.9 billion or 2.8 percent. The majority of the growth in interest-bearing accounts was in low-cost savings accounts, as depositors chose to keep funds liquid rather than locking in long-term at low rates. Pennsylvania banks, on the contrary, posted mediocre deposit growth of only 1.5 percent in 2001.

Similar to that of the overall banking industry, we experienced significant deposit growth of $37.5 million or 9.9 percent comparing December 31, 2001 and 2000. Noninterest-bearing accounts grew 14.8 percent, while interest- bearing accounts increased 9.3 percent. Moreover, the growth of our interest-bearing accounts was concentrated in lower-costing funds. NOW accounts and savings accounts accounted for 84.9 percent of the growth in interest-bearing deposits. NOW accounts increased $11.7 million or 47.0 percent, while savings accounts rose $15.2 million or 20.4 percent. As previously mentioned, as part of our business strategy, we focused on developing our commercial relationships. During the year, we hired corporate relationship officers with experience in commercial account development. The goal of these officers is to not only build the commercial loan portfolio, but solidify entire business relationships, which includes obtaining commercial deposit accounts. As a result, commercial checking

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

accounted for 40.8 percent of the growth in noninterest-bearing accounts in 2001. In addition, 81.7 percent of the growth in NOW accounts was from commercial customers. Moreover, 52.0 percent of the growth in savings accounts occurred in our business accounts, as our cash management accounts grew 35.1 percent.

Deposit costs for banks fell significantly over the course of the year, as the FOMC lowered the federal funds rate 475 basis points in 2001. Specifically, the market rates for certificates of deposit dropped dramatically. The costs on our six-month, twelve-month and sixty-month certificates started the year at 5.20 percent, 5.50 percent and 5.39 percent. For local community banks within our immediate market area, comparable rates for these instruments averaged 5.12 percent, 5.41 percent and 5.77 percent. By the end of the second quarter, the FOMC had already aggressively lowered the federal funds rate by 275 basis points. At June 30, 2001, rates for our six-month certificate decreased 145 basis points to 3.75 percent. Similar reductions were evidenced in rates paid on our twelve-month and sixty-month certificates which fell 150 basis points to
4.00 percent and 77 basis points to 4.62 percent. Rates paid by our local competitors for these certificates averaged 4.04 percent, 4.32 percent and 4.85 percent. In the second half of 2001, the FOMC lowered the federal funds rate an additional 200 basis points. Short-term deposit costs plummeted further, while long-term rates stabilized. At December 31, 2001, the rate for our six-month certificate was 2.25 percent, 150 basis points lower than at midyear. The rate for our twelve-month certificate dropped another 125 basis points to 2.75 percent, while the rate for our sixty- month certificate decreased only 19 basis points to 4.43 percent. At December 31, 2001, our local competitors' rates for six-month, twelve-month and sixty-month certificates were 2.47 percent, 2.73 percent and 4.12 percent.

In the fourth quarter of 2000, we began aggressively competing for short-term certificates of deposit. In anticipation of the decline in interest rates, we ran a promotion for a certificate with an eleven-month maturity. These certificates began maturing at the beginning of the fourth quarter of 2001 when the market rate for a comparable certificate was 385 basis points lower. Currently, we are offering preferential rates on long-term certificates in anticipation that market rates will edge up in 2002.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The average amount of, and the rate paid on, the major classifications of deposits for the past five years are summarized as follows:

DEPOSIT DISTRIBUTION

                                     2001                2000                 1999                 1998                 1997
                              -----------------    -----------------    -----------------    -----------------    -----------------
                               AVERAGE  AVERAGE     AVERAGE  AVERAGE     AVERAGE  AVERAGE     AVERAGE  AVERAGE     AVERAGE  AVERAGE
YEAR ENDED DECEMBER 31         BALANCE     RATE     BALANCE     RATE     BALANCE     RATE     BALANCE     RATE     BALANCE     RATE
----------------------        --------  -------    --------  -------    --------  -------    --------  -------    --------  -------
INTEREST-BEARING:
MONEY MARKET ACCOUNTS.......  $ 29,390     3.76%   $ 20,710     3.55%   $ 19,466     3.12%   $ 17,643     3.13%   $ 16,854     3.16%
NOW ACCOUNTS................    29,099     1.75      25,569     2.37      24,671     2.45      21,366     2.19      18,464     2.18
SAVINGS ACCOUNTS............    79,616     2.25      73,171     2.52      67,920     2.38      64,113     2.58      65,081     2.92
TIME DEPOSITS LESS THAN $100   185,015     5.47     175,522     5.66     181,164     5.42     175,954     5.61     165,487     5.70
TIME DEPOSITS $100 OR MORE..    32,075     5.03      32,302     5.98      22,710     5.69      23,936     5.89      29,092     6.17
                              --------             --------             --------             --------             --------
  TOTAL INTEREST-BEARING....   355,195     4.26%    327,274     4.60%    315,931     4.41%    303,012     4.60%    294,978     4.77%
NONINTEREST-BEARING.........    42,235               37,953               36,757               32,550               27,448
                              --------             --------             --------             --------             --------
  TOTAL DEPOSITS............  $397,430             $365,227             $352,688             $335,562             $322,426
                              ========             ========             ========             ========             ========

Total deposits increased significantly, $37.5 million or 9.9 percent to $416.2 million at December 31, 2001, from $378.7 million at December 31, 2000. Noninterest-bearing deposits increased $5.8 million to $45.1 million at the end of 2001, from $39.3 million at year-end 2000. The 14.8 percent increase resulted from emphasis placed on furthering our commercial relationships. In addition, total interest-bearing deposits increased $31.7 million or 9.3 percent to $371.1 million at December 31, 2001, from $339.4 million at the end of the previous year. Increases in savings accounts, NOW accounts and time deposits less than $100 were partially offset by declines in money market accounts and large dollar time deposits. Specifically, savings accounts increased $15.2 million or 20.4 percent, NOW accounts grew $11.7 million or 47.0 percent and time deposits less than $100 rose $8.8 million or 5.0 percent. Partially offsetting these increases, were scant decreases of $2.1 million in money market accounts and $1.9 million in time deposits $100 or more. Total deposits averaged $397.4 million in 2001, compared to $365.2 million in 2000. The overall growth of $32.2 million or 8.8 percent resulted from increases in average noninterest-bearing accounts of $4.3 million or 11.3 percent and in average interest-bearing deposits of $27.9 million or 8.5 percent. With respect to average balances, we experienced growth in all major deposit categories except for time deposits $100 or more.

The banking industry experienced a vast reduction in fund costs, as a result of the 475 basis point easing of monetary policy. As a percentage of average earning assets, the cost of funds for FDIC-insured commercial banks fell 94 basis points to 3.40 percent in 2001 from 4.34 percent in 2000. Insured Pennsylvania banks reported a similar reduction in their cost of funds. The cost of deposits for these institutions fell 95 basis points to 3.06 percent in 2001 from 4.01 percent in 2000. Similarly, we also

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

experienced a significant reduction in our fund costs. Our cost of deposits decreased 34 basis points to 4.26 percent in 2001, from 4.60 percent in 2000. Although our deposit costs declined throughout the year, a dramatic decrease in these costs occurred in the fourth quarter of 2001. Deposit costs averaged 45 basis points lower at 3.74 percent in the fourth quarter of 2001, compared to
4.19 percent in the third quarter. The cost of deposits was 100 basis points higher in the fourth quarter of 2000. During the final quarter of 2000, we began competitively pricing short-term certificates of deposit in anticipation of a decline in market rates. These certificates began repricing in the latter part of 2001, when market rates were significantly lower. Our deposit costs may decline further in the near term due to the continued low interest rate environment. However, should economic conditions rebound, the FOMC may begin raising interest rates, if this occurs, our cost of funds may be negatively impacted.

Volatile deposits, time deposits $100 or more, decreased $1.9 million to $31.8 million at December 31, 2001, from $33.7 million at year-end 2000. A local school district has funds on deposit with us specifically designated for an expansion project. In 2001, this expansion project commenced and the school district began withdrawing funds. Large denomination time deposits averaged $32.1 million in 2001 and $32.3 million in 2000. Our average cost of these funds declined significantly, 95 basis points to 5.03 percent in 2001, from 5.98 percent in 2000. Large denomination certificates of deposit are typically short-term, high-cost funds. We continued to be less reliant on this type of funding, as compared to the peer group, in 2001. Our ratio of average volatile deposits, as a percentage of average total assets, equaled 7.3 percent in 2001, compared to 12.6 percent for the peer group.

Maturities of time deposits $100 or more for the past five years are summarized as follows:

MATURITY DISTRIBUTION OF TIME DEPOSITS $100 OR MORE

DECEMBER 31                                     2001       2000       1999       1998       1997
-----------                                  -------    -------    -------    -------    -------
Within three months .....................    $10,720    $17,281    $ 3,752    $ 7,956    $ 3,195
After three months but within six months       4,648      3,357      5,240      4,939      2,819
After six months but within twelve months     11,619      5,761      5,411      8,802      6,334
After twelve months .....................      4,823      7,327      8,850      5,391      8,484
                                             -------    -------    -------    -------    -------
  Total .................................    $31,810    $33,726    $23,253    $27,088    $20,832
                                             =======    =======    =======    =======    =======

Short-term borrowings available to us consist of a line of credit and advances with the FHLB-Pgh secured under terms of a blanket collateral agreement by a pledge of FHLB-Pgh stock and certain other qualifying collateral, such as investment and mortgage-backed securities and mortgage

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

loans. The line is limited to our maximum borrowing capacity ("MBC") with the FHLB-Pgh, which is based on a percentage of qualifying collateral assets. At December 31, 2001, our MBC was $184.3 million. Interest accrues daily on the line based on the rate of FHLB-Pgh discount notes. This rate resets each day. The line is renewable annually on its anniversary date and carries no associated commitment fees. The FHLB-Pgh has the right to reduce or terminate the line at any time without prior notice and we may repay the line at any time without incurring prepayment penalties. Short-term advances are issued with maturities less than one year based on the FHLB-Pgh's current cost of funds rate. Advances are limited to our MBC and are not prepayable. There are no commitment fees associated with the advances, except for those of forward settlement that are based on FHLB-Pgh hedging costs.

We had no short-term borrowings outstanding under the line of credit agreement at December 31, 2001 and 2000. The average daily balance and weighted-average rate on aggregate short-term borrowings was $5 at 5.0 percent in 2001 and $2,374 at 6.3 percent in 2000. There were no short-term borrowings outstanding at any month-end during 2001. The maximum amount of all short-term borrowings outstanding at any month-end was $11,200 during 2000. Short-term borrowings during 2001 and 2000 consisted entirely of the FHLB-Pgh line of credit.

We had no long-term debt outstanding at December 31, 2001. Long-term debt at December 31, 2000, consisted entirely of a 7.5 percent fixed-rate, amortizing advance from the FHLB-Pgh Community Investment Program. The contractual maturity date of this advance was September 2, 2009. We decided to prepay this advance in full on February 26, 2001. We were assessed a prepayment fee of $2, which was equal to the present value of the difference between cash flows generated at the advance rate from the date of prepayment until the original maturity date, and the cash flows that would result from the interest posted by the FHLB-Pgh on the date of prepayment for an advance of comparable maturity. The note was secured under terms of a blanket collateral agreement by a pledge of qualifying investment and mortgage-backed securities, certain mortgage loans and a lien on FHLB-Pgh stock. The average daily balance on long-term debt in 2001 was $6 with a weighted-average rate of 7.5 percent. For 2000, the average daily balance on long-term debt was $37 with a weighted-average rate of 7.5 percent.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

MARKET RISK SENSITIVITY:

Market risk is the risk to our earnings or financial position resulting from adverse changes in market rates or prices, such as interest rates, foreign exchange rates or equity prices. Our exposure to market risk is primarily IRR associated with our lending, investing and deposit-gathering activities. During the normal course of business, we are not exposed to foreign currency exchange risk or commodity price risk. Our exposure to IRR can be explained as the potential for change in our reported earnings and/or the market value of our net worth. Variations in interest rates affect earnings by changing net interest income and the level of other interest-sensitive income and operating expenses. Interest rate changes also affect the underlying economic value of our assets, liabilities and off-balance sheet items. These changes arise because the present value of future cash flows, and often the cash flows themselves, change with interest rates. The effects of the changes in these present values reflect the change in our underlying economic value, and provide a basis for the expected change in future earnings related to interest rates. IRR is inherent in the role of banks as financial intermediaries. However, a bank with a high degree of IRR may experience lower earnings, impaired liquidity and capital positions, and most likely, a greater risk of insolvency. Therefore, banks must carefully evaluate IRR to promote safety and soundness in their activities.

In accordance with regulation, each bank is required to develop its own IRR management program depending on its structure, including certain fundamental components which are mandatory to ensure sound IRR management. These elements include appropriate board and management oversight as well as a comprehensive risk management process that effectively identifies, measures, monitors and controls risk. Should a bank have material weaknesses in its risk management process or high exposure relative to its capital, the bank regulatory agencies will take action to remedy these shortcomings. Moreover, the level of a bank's IRR exposure and the quality of its risk management process is a determining factor when evaluating a bank's capital adequacy.

The responsibility for our market risk sensitivity management has been delegated to the Asset/Liability Committee ("ALCO"). Specifically, ALCO utilizes several computerized modeling techniques to monitor and attempt to control the influence that market rate changes have on RSA and RSL.

We utilize the tabular presentation alternative in complying with quantitative and qualitative disclosure rules. Information with respect to maturities and fair values of other financial instruments at December 31,

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2001, is summarized as follows. For expected maturity distributions, other financial assets and liabilities are presented based on their carrying values, except for investment securities, which are based on amortized costs. Investment distributions and their related weighted-average interest rates are based on contractual maturities, with the exception of mortgage-backed securities and equity securities. Mortgage-backed securities are presented based upon estimated principal cash flows and related weighted-average interest rates, assuming no change in the current interest rate environment. The amount of, and weighted-average interest rate earned on equity securities, are included in the "Thereafter" maturity category. Loans and their related weighted-average interest rates are categorized based on payment due dates, assuming no change in current interest rates. For noninterest-bearing deposits, money market, NOW and savings accounts that have no contractual maturity, principal cash flows and related weighted-average interest rates are presented based on our historical experience, judgment and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. The table presents distributions and related weighted-average interest rates for time deposits based on contractual maturities assuming no change in current interest rates. The weighted-average yields of tax-exempt securities and loans have been computed on a tax-equivalent basis using the prevailing statutory tax rate of 34.0 percent. For additional information on the assumptions used to determine fair values, refer to the note entitled "Summary of significant accounting policies-Fair value of financial instruments," in the Notes to Consolidated Financial Statements to this Annual Report.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

MARKET RISK DISCLOSURES

                                                                 EXPECTED MATURITY DATE
                                    ---------------------------------------------------------------------------------
                                                                                         THERE-                  FAIR
                                        2002      2003      2004      2005      2006      AFTER      TOTAL      VALUE
                                    --------   -------   -------   -------   -------   --------   --------   --------
Other financial assets:
Cash and due from banks...........  $ 13,934                                                      $ 13,934   $ 13,934
Average interest rate.............
Federal funds sold................
Average interest rate.............
Investment securities:
U.S. Treasuries and agencies......                       $ 1,007                                     1,007      1,067
Average interest rate.............                          6.20%                                     6.20%
State and municipals..............       655   $   805       190                       $ 39,826     41,476     41,790
Average interest rate.............      6.36%     6.84%     5.91%                          7.59%      7.55%
Mortgage-backed securities........    21,469    16,860    12,783   $ 5,842   $ 5,829     12,228     75,011     75,558
Average interest rate.............      6.71%     6.20%     6.20%     6.20%     6.20%      5.76%      6.27%
Equity securities.................                                                        1,871      1,871      1,942
Average interest rate.............                                                         6.43%      6.43%
                                    --------   -------   -------   -------   -------   --------   --------   --------
  Total...........................    22,124    17,665    13,980     5,842     5,829     53,925    119,365    120,357
  Average interest rate...........      6.70%     6.23%     6.20%     6.20%     6.20%      7.13%      6.72%
Loans held for sale, net..........     1,885                                                         1,885      1,885
Average interest rate.............      6.53%                                                         6.53%
Net loans:
Fixed-rate........................    31,775    24,387    21,464    17,976    14,141    100,751    210,494    219,411
Average interest rate.............      8.89%     8.61%     8.51%     8.29%     8.18%      7.93%      8.26%
Adjustable-rate...................    37,242     1,445     2,195     2,618     2,060     51,048     96,608     96,608
Average interest rate.............      5.72%     7.35%     6.77%     6.89%     6.18%      7.04%      6.51%
                                    --------   -------   -------   -------   -------   --------   --------   --------
  Total...........................    69,017    25,832    23,659    20,594    16,201    151,799    307,102    316,019
  Average interest rate...........      7.18%     8.54%     8.35%     8.11%     7.93%      7.63%      7.71%
Accrued interest receivable.......     2,483                                                         2,483      2,483
Average interest rate.............
                                    --------   -------   -------   -------   -------   --------   --------   --------
  Total...........................  $109,443   $43,497   $37,639   $26,436   $22,030   $205,724   $444,769   $454,678
                                    ========   =======   =======   =======   =======   ========   ========   ========

Other financial liabilities:
Noninterest-bearing deposits......  $  9,467   $ 8,565   $ 7,663   $ 6,762   $ 5,860   $  6,762   $ 45,079   $ 45,079
Average interest rate.............
Interest-bearing liabilities:
Money market, NOW and savings.....    32,172    29,109    26,045    22,981    19,917     22,980    153,204    153,204
Average interest rate.............      2.06%     2.06%     2.06%     2.06%     2.06%      2.06%      2.06%
Time deposits.....................   140,118    31,588     8,984    26,818     9,758        656    217,922    221,397
Average interest rate.............      4.33%     5.07%     5.06%     5.71%     4.92%      6.71%      4.67%
                                    --------   -------   -------   -------   -------   --------   --------   --------
  Total...........................   172,290    60,697    35,029    49,799    29,675     23,636    371,126    374,601
  Average interest rate...........      3.91%     3.63%     2.83%     4.02%     3.00%      2.19%      3.59%
Accrued interest payable..........     1,879                                                         1,879      1,879
Average interest rate.............
                                    --------   -------   -------   -------   -------   --------   --------   --------
  Total...........................  $183,636   $69,262   $42,692   $56,561   $35,535   $ 30,398   $418,084   $421,559
                                    ========   =======   =======   =======   =======   ========   ========   ========

Investment securities having an amortized cost of $22.1 million and a weighted-average tax-equivalent yield of 6.70 percent were scheduled to mature within one year at December 31, 2001. Net loans scheduled to mature within the same time frame equaled $69.0 million with a weighted-average tax-equivalent yield of 7.18 percent. In addition, there were $1.9 million in loans held for sale with a weighted-average yield of 6.53 percent at the end of 2001. Total interest-earning assets scheduled to mature within one

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

year were $93.0 million with a weighted-average tax-equivalent yield of 7.05 percent. With respect to interest-bearing liabilities, based on historical withdrawal patterns, interest-bearing transaction accounts, defined as money market, NOW and savings accounts, of $32.2 million with a weighted-average cost of 2.06 percent were scheduled to mature within one year. In addition, time deposits totaling $140.1 million with a weighted-average cost of 4.33 percent were scheduled to mature in the same time frame. Total interest-bearing liabilities scheduled to mature within one year equaled $172.3 million with a weighted-average rate of 3.91 percent.

Limitations of the market risk disclosure model include, among others, magnitude, timing, and frequency of interest rate changes of other financial assets and liabilities. Historical withdrawal patterns with respect to interest-bearing and noninterest-bearing transaction accounts are not necessarily indicative of future performance, as the volume of cash flows may increase or decrease. Loan information is presented based on payment due dates, which may materially differ from actual results due to prepayments caused by changes in:

      -     Interest rates;
      -     Sociological conditions;
      -     Demographics; and
      -     Economic climate.

Maturity distributions and fair values are primarily based on contractual maturities or payment due dates and do not consider repricing frequencies for adjustable-rate assets and liabilities. The table does not include maturity distribution and fair value information on certain assets and liabilities which are not considered financial, and does not anticipate future business activity. Actual results will, more likely than not, differ from results presented in the table.

Additionally, we supplement the market risk disclosure model through simulation analysis utilizing interest rate shocks. The model analyzes the effects instantaneous parallel shifts of plus or minus 100 basis points will have on the economic values of other financial instruments. The results of the model at December 31, 2001, are summarized as follows:

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

CHANGES IN FAIR VALUE OF OTHER FINANCIAL INSTRUMENTS

                                                               FAIR VALUE
                                                    --------------------------------
DECEMBER 31, 2001                                   +100 BPS       LEVEL    -100 BPS
-----------------                                   --------    --------    --------
Other financial assets:
Cash and due from banks .........................   $ 13,934    $ 13,934    $ 13,934
Investment securities ...........................    117,010     120,357     124,974
Loans held for sale, net ........................      1,864       1,885       1,903
Net loans .......................................    307,029     316,019     325,835
Accrued interest receivable .....................      2,483       2,483       2,483
                                                    --------    --------    --------
  Total .........................................   $442,320    $454,678    $469,129
                                                    ========    ========    ========

Other financial liabilities:
Noninterest-bearing deposits ....................   $ 45,079    $ 45,079    $ 45,079
Money market, NOW and savings accounts...........    153,204     153,204     153,204
Time deposits ...................................    218,822     221,397     224,065
Accrued interest payable ........................      1,879       1,879       1,879
                                                    --------    --------    --------
  Total .........................................   $418,984    $421,559    $424,227
                                                    ========    ========    ========

Models that consider repricing frequencies of RSA and RSL in addition to maturity distributions are also used to monitor IRR. One such technique utilizes a static gap report, which attempts to measure our interest rate exposure by calculating the net amount of RSA and RSL that reprice within specific time intervals. A positive gap, indicated by a RSA/RSL ratio greater than 1.0, implies that earnings will be impacted favorably if interest rates rise and adversely if interest rates fall during the period. A negative gap, a RSA/RSL ratio less than 1.0, tends to indicate that earnings will be affected inversely to interest rate changes.

Our interest rate sensitivity gap position, illustrating RSA and RSL at their related carrying values, is summarized as follows. The distributions in the table are based on a combination of maturities, call provisions, repricing frequencies and prepayment patterns. Adjustable-rate assets and liabilities are distributed based on the repricing frequency of the instrument. Mortgage instruments are distributed in accordance with estimated cash flows, assuming there is no change in the current interest rate environment.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

INTEREST RATE SENSITIVITY

                                                            DUE AFTER        DUE AFTER
                                                         THREE MONTHS         ONE YEAR
                                         DUE WITHIN        BUT WITHIN       BUT WITHIN        DUE AFTER
DECEMBER 31, 2001                      THREE MONTHS     TWELVE MONTHS       FIVE YEARS       FIVE YEARS         TOTAL
-----------------                      ------------     -------------       ----------       ----------      --------
Rate-sensitive assets:
Investment securities...............       $  6,629         $  15,784         $ 43,815         $ 54,129      $120,357
Loans held for sale, net............          1,885                                                             1,885
Loans, net of unearned income.......        109,104            21,042           80,409           99,767       310,322
                                           --------         ---------         --------         --------      --------
  Total.............................       $117,618         $  36,826         $124,224         $153,896      $432,564
                                           ========         =========         ========         ========      ========

Rate-sensitive liabilities:
Money market accounts...............                        $  26,846                                        $ 26,846
NOW accounts........................                           36,598                                          36,598
Savings accounts....................                                          $ 89,760                         89,760
Time deposits less than $100........       $ 35,506            81,408           68,735         $    463       186,112
Time deposits $100 or more..........         10,720            16,267            4,823                         31,810
                                           --------         ---------         --------         --------      --------
  Total.............................       $ 46,226         $ 161,119         $163,318         $    463      $371,126
                                           ========         =========         ========         ========      ========

Rate-sensitivity gap:
  Period............................       $ 71,392         $(124,293)        $(39,094)        $153,433
  Cumulative........................       $ 71,392         $ (52,901)        $(91,995)        $ 61,438      $ 61,438

RSA/RSL ratio:
  Period............................           2.54              0.23             0.76           332.39
  Cumulative........................           2.54              0.74             0.75             1.17          1.17

At December 31, 2001, our cumulative one-year RSA/RSL ratio was 0.74. Although a declination from 0.91 at December 31, 2000, the ratio fell within our asset/liability guidelines of 0.70 and 1.30. The decline in the ratio was caused by a $35.7 million increase in the amount of RSL repricing within one year, coupled with a slight decrease of $2.3 million in RSA repricing within the same time frame. With regard to RSL repricing within one year, the increase resulted from a greater amount of time deposits less than $100, NOW accounts and time deposits $100 or more scheduled to reprice within one year, partially offset by a slight decrease in money market accounts. At December 31, 2001, time deposits less than $100 repricing within one year totaled $116.9 million, a $25.4 million increase from $91.5 million at the end of the previous year. NOW accounts at December 31, 2001, increased $11.7 million to $36.6 million from $24.9 million at year-end 2000. The amount of large denomination time deposits scheduled to reprice within one year at December 31, 2001, were $27.0 million, a slight increase of $0.6 million from $26.4 million at December 31, 2000. Depositors opting to place their monies in short-term deposit products, rather than locking in long-term due to the low interest rate environment, were primarily responsible for the rise in RSL repricing within a one-year time horizon. Additionally, increased deposit relationships with local area school districts were responsible for the majority of the increase in NOW accounts. As aforementioned, money market

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

accounts declined $2.0 million to $26.8 million at December 31, 2001, as compared to the same period last year. With regard to RSA, a reduction in federal funds sold of $25.5 million more than offset increases of $18.8 million in loans, net of unearned income, $2.6 million in investment securities, and $1.8 million in loans held for sale, net, and accounted for the $2.3 million net decrease. Federal funds sold totaled $25.5 million at the end of 2000. There were no federal funds sold at December 31, 2001. The amount of loans, net of unearned income, that were scheduled to reprice within one year totaled $130.1 million at December 31, 2001, compared to $111.3 million at December 31, 2000. Greater emphasis placed on the development of our commercial loan portfolio was directly responsible for the increase in loans repricing within this time frame, since a predominant portion of these loans carry adjustable interest rates. Investment securities scheduled to reprice within this time frame were $22.4 million at December 31, 2001, compared to $19.8 million at December 31, 2000. Loans held for sale, net, amounted to $1.9 million at December 31, 2001, compared to $0.1 million at the comparable period of the previous year.

According to the results of the static gap report, we were liability rate-sensitive for the cumulative one-year period. This indicates that should general market rates increase, the likelihood exists that net interest income would be adversely affected. Conversely, a decline in general market rates would likely have a favorable effect on net interest income. However, these forward-looking statements are qualified in the aforementioned section entitled "Forward-Looking Discussion" in this Management's Discussion and Analysis.

Our three-month RSA/RSL ratio also decreased. This ratio equaled 2.54 at December 31, 2001, compared to 2.67 at December 31, 2000. Similar to the one-year ratio, the volume of RSL repricing within three months increased, while the volume of RSA decreased. Total RSL repricing within this time frame were $46.2 million at December 31, 2001, a slight increase of $0.5 million compared to $45.7 million at the end of 2000. Time deposits less than $100 increased $7.1 million, while time deposits $100 or more decreased $6.6 million. The $4.4 million decrease in RSA repricing within three months was primarily caused by the $25.5 million reduction in federal funds sold, partially offset by an increase in loans, net of unearned income.

Static gap analysis, although a credible measuring tool, does not fully illustrate the impact of interest rate changes on future earnings. First, market rate changes normally do not equally or simultaneously affect all categories of assets and liabilities. Second, assets and liabilities that can contractually reprice within the same period may not do so at the same

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

time or to the same magnitude. Third, the interest rate sensitivity table presents a one-day position, variations occur daily as we adjust our rate sensitivity throughout the year. Finally, assumptions must be made in constructing such a table. For example, the conservative nature of our Asset/Liability Management Policy assigns money market and NOW accounts to the "Due after three but within twelve months" repricing interval. In reality, these items may reprice less frequently and in different magnitudes than changes in general market interest rate levels.

As the static gap report fails to address the dynamic changes in the balance sheet composition or prevailing interest rates, we utilize a simulation model to enhance our asset/liability management. This model is used to create pro forma net interest income scenarios under various interest rate shocks. Model results at December 31, 2001, substantiate the results indicated by the one-year static gap position. Specifically, instantaneous and parallel shifts in general market rates of plus 100 basis points would cause net interest income to decrease by $495 or 2.8 percent over the following twelve months. Conversely, a shift of the same magnitude in the opposite direction would cause an increase in net interest income of $471 or 2.7 percent for the same time period. We will attempt to improve our IRR position in 2002 through the administration of deposit and loan pricing strategies and the directed reinvestment of loan and investment payments and prepayments.

Financial institutions are affected differently by inflation than commercial and industrial companies that have significant investments in fixed assets and inventories. Most of our assets are monetary in nature and change correspondingly with variations in the inflation rate. It is difficult to precisely measure the impact inflation has on us, however, we believe that our exposure to inflation can be mitigated through asset/liability management.

LIQUIDITY:

Liquidity is defined as the ability to generate cash at a reasonable cost to fulfill lending commitments and support asset growth, while satisfying the withdrawal demands of customers and any borrowing requirements. Our principal sources of liquidity are core deposits and loan and investment payments and prepayments. Providing a secondary source of liquidity is our ability to sell both available-for-sale securities and mortgage loans held for sale. As a final source of liquidity, we can exercise existing credit arrangements with the FHLB-Pgh. We manage liquidity daily, thus enabling us to effectively monitor fluctuations in the liquidity position and to adapt our position according to market fluctuations. We believe our liquidity is

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

adequate to meet both present and future financial obligations and commitments on a timely basis. There are presently no known trends, demands, commitments, events or uncertainties that have resulted or are reasonably likely to result in material changes with respect to our liquidity.

We develop a liquidity plan annually. The plan's mission is to ensure the generation of cash at a reasonable cost in order to satisfy commitments to borrowers, as well as to meet the demands of depositors and debtholders. The liquidity plan assesses the current liquidity position and includes determining appropriate standards for the volume, mix, price and maturity of loans, investments and deposits. In addition, we ascertain the appropriate level of short-term assets required to fund normal day-to-day operations and to ensure the ability to meet off-balance sheet commitments and unanticipated deposit withdrawals. The plan includes controls and monitoring procedures for evaluating the daily liquidity position. Finally, the plan introduces strategies to ensure future liquidity. These strategies, which we consider proprietary in nature, include the maintenance of a minimum net federal funds sold cushion, a capital contingency strategy and enhanced strategies on loan and deposit pricing. Based on the 2002 liquidity plan, our ratio of average core deposits to average total assets is expected to improve from 82.9 percent in 2001 to 83.2 percent in 2002. Core deposits are important in maintaining a strong liquidity position as they represent a stable and relatively low-cost source of funds.

The net noncore and net short-term noncore funding dependence ratios, which explain the degree of reliance on noncore liabilities to fund long-term assets, illustrate the change in our liquidity position over the prior year. At December 31, 2001, our net noncore funding dependence ratio, the difference between noncore funds, time deposits $100 or more and brokered time deposits under $100, and short-term investments to long-term assets, was 2.3 percent, compared to negative 3.4 percent at December 31, 2000. Our net short-term noncore funding dependence ratio, noncore funds maturing within one year, including borrowed funds, less short-term investments to long-term assets equaled 1.1 percent at the end of 2001, compared to negative 5.5 percent at year-end 2000. At December 31, 2001, these ratios indicated that we had a slight degree of reliance on noncore deposits and borrowings to fund our long-term assets, namely loans and investments. Conversely, our ratios at year-end 2000 indicated long-term assets were not dependent on funding from noncore deposit sources. The increased reliance on noncore deposit sources primarily resulted from the $25.5 million reduction in federal funds sold. Despite the slight weakening in our liquidity ratios, we continued to outperform our peer group with respect to

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

liquidity. At December 31, 2001, the net noncore and net short-term noncore funding dependence ratios were 17.2 percent and 9.0 percent for the peer group. We believe that by maintaining adequate volumes of short-term investments and implementing competitive pricing strategies on deposits, we can ensure adequate liquidity to support future growth.

The Consolidated Statements of Cash Flows present the change in cash and cash equivalents from operating, investing and financing activities. Cash and cash equivalents consist of cash on hand, cash items in the process of collection, noninterest-bearing deposits with other banks, balances with the Federal Reserve Bank of Philadelphia and the FHLB-Pgh, and federal funds sold. Cash and cash equivalents decreased $23.5 million to $13.9 million at December 31, 2001, from $37.4 million at the end of 2000. Net cash used in investing activities, more than offset net cash provided by operating and financing activities, and caused the decline in cash and cash equivalents. Net income of $4.7 million was the primary source of the $5.0 million in cash provided by operating activities in 2001.

In 2001, net cash used in investing activities totaled $64.3 million. Factors primarily responsible for the net cash outflow were investment securities purchases of $74.6 million and a net increase in lending activities of $14.9 million, partially offset by repayments of investment securities of $25.2 million.

An increase in deposits, reduced by net cash dividends paid and common stock repurchases, predominantly caused the $35.8 million in net cash provided by financing activities. Specifically, transaction accounts increased $30.6 million, while time deposits rose $6.9 million in 2001. We paid net cash dividends of $1.2 million, and repurchased and retired 16,229 shares of common stock for $0.5 million during the year ended December 31, 2001.

We anticipate our liquidity position to improve in 2002. Due to continued stock market volatility, confidence in the stock market remains low. With the stock market out of favor with investors, we anticipate growth in our deposit products to remain strong. However, we cannot guarantee movements in the stock market. Should the stock market rebound, deposit growth may subside. Regardless of stock market fluctuations, we believe that through constant monitoring and adherence to our liquidity plan, we will have the means to provide adequate cash to fund our normal operations in 2002.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

CAPITAL ADEQUACY:

We believe a strong capital position is essential to our continued growth and profitability. A solid capital base provides depositors and stockholders with a margin of safety, while allowing us to take advantage of profitable opportunities, support future growth and provide protection against any unforseen losses.

Stockholders' equity totaled $40.8 million at December 31, 2001, an increase of $3.2 million from $37.6 million at December 31, 2000. On a per share basis, stockholders' equity equaled $20.67 at year-end 2001, compared to $18.95 at the end of 2000. Net income in 2001 of $4.7 million was the basis for the capital improvement. Net cash dividends declared of $1.3 million, common stock repurchases of $0.5 million and a positive net change in other comprehensive income of $0.3 million also influenced stockholders' equity in 2001.

In 1999, the Board of Directors approved a program for the repurchase and retirement of 10.0 percent, or 220,000 shares, of the then outstanding common stock. After successfully completing the acquisition of the 220,000 shares in 2000, the Board of Directors ratified the purchase of an additional 3.0 percent or 60,000 shares. Under this program, we repurchased and retired 16,229 shares for $0.5 million in 2001, 57,400 shares for $2.1 million in 2000 and 177,647 shares for $5.7 million in 1999. At December 31, 2001, 28,724 shares were available to be repurchased. We will buyback the available shares in 2002, if upon analysis such repurchases meet our targeted internal rate of return and after-tax return on investment.

Total dividends declared amounted to $1,468 or $0.74 per share in 2001, compared to $1,395 or $0.70 per share in 2000. Our dividend payout ratio was 31.2 percent in 2001 and 33.2 percent in 2000. For our peer group, this ratio equaled 23.1 percent in 2001 and 25.8 percent in 2000. It is the intention of our Board of Directors to continue to pay cash dividends in the future. However, these decisions are based on our operating results, financial and economic conditions, capital and growth objectives, appropriate dividend restrictions and other relevant factors. The primary source of funds for payment of dividends has been the dividends received from our subsidiary, Community Bank. Community Bank's ability to pay dividends is subject to federal and state regulations. Accordingly, Community Bank, without prior regulatory approval, may declare dividends to us totaling $1,976 at December 31, 2001.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Our dividend reinvestment plan ("DRP") offers stockholders the opportunity to automatically reinvest their dividends in shares of our common stock. Under the DRP, 300,000 shares are registered with the SEC. The DRP not only provides stockholders with a convenient means to invest in our common stock without brokerage commissions, but also furnishes us with additional funds for general corporate purposes. During the years ended December 31, 2001 and 2000, 7,371 shares and 7,015 shares were issued under the plan.

Bank regulatory agencies consider capital to be a significant factor in ensuring the safety of a depositor's accounts. These agencies, in light of past bank failures, adopted minimum capital adequacy requirements that include mandatory and discretionary supervisory actions for noncompliance. These requirements, otherwise known as risk-based capital standards, generally measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet exposure. According to bank regulation, at a minimum, banks must maintain a Tier I capital to risk-weighted assets ratio of
4.0 percent and a total capital to risk-weighted assets ratio of 8.0 percent. Additionally, banks must maintain a Leverage ratio of 3.0 percent. The minimum Leverage ratio of 3.0 percent only applies to institutions with a composite rating of one under the Uniform Interagency Bank Rating System, that are not anticipating or experiencing significant growth and have well-diversified risk. An additional 100 to 200 basis points are required for all but these highly-rated institutions. Our minimum Leverage ratio was 4.0 percent at December 31, 2001 and 2000. If an institution is deemed to be undercapitalized under these standards, banking law prescribes an increasing amount of regulatory intervention, including the required institution of a capital restoration plan. Restrictions are applied to significantly or critically undercapitalized institutions, including restrictions on interest payable on accounts, dismissal of management and appointment of a receiver. For well capitalized institutions, banking law provides authority for regulatory intervention where the institution is deemed to be engaging in unsafe and unsound practices or receives a less than satisfactory examination report rating.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Our and Community Bank's capital ratios at December 31, 2001 and 2000, as well as the required minimum ratios for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions as defined by the Federal Deposit Insurance Corporation Improvement Act of 1991, are summarized as follows:

REGULATORY CAPITAL

                                                                                           MINIMUM TO BE WELL
                                                                                            CAPITALIZED UNDER
                                                                   MINIMUM FOR CAPITAL      PROMPT CORRECTIVE
                                                    ACTUAL           ADEQUACY PURPOSES      ACTION PROVISIONS
                                            ------------------    --------------------     ------------------
DECEMBER 31                                     2001      2000       2001         2000        2001       2000
-----------                                 --------  --------    -------      -------     -------    -------
Basis for ratios:
Tier I capital to risk-weighted assets:
  Consolidated...........................   $ 38,746  $ 35,287    $12,111      $10,988
  Community Bank.........................     37,099    33,537     12,069       10,933     $18,103    $16,399
Total capital to risk-weighted assets:
  Consolidated...........................     41,966    38,572     24,222       21,977
  Community Bank.........................     40,319    36,822     24,138       21,865      30,172     27,332
Tier I capital to total average assets
 less intangible assets:
  Consolidated...........................     38,746    35,287     17,570       16,198
  Community Bank.........................     37,099    33,537    $17,513      $16,126     $21,892    $20,158

Risk-weighted assets:
  Consolidated...........................    285,478   259,562
  Community Bank.........................    284,427   258,173
Risk-weighted off-balance sheet items:
  Consolidated...........................     17,296    15,145
  Community Bank.........................     17,296    15,145
Average assets for Leverage ratio:
  Consolidated...........................    439,256   404,946
  Community Bank.........................   $437,836  $403,152

Ratios:
Tier I capital as a percentage of risk-
 weighted assets and off-balance sheet
 items:
  Consolidated...........................       12.8%     12.8%       4.0%         4.0%
  Community Bank.........................       12.3      12.3        4.0          4.0         6.0%       6.0%
Total of Tier I and Tier II capital as a
 percentage of risk-weighted assets and
 off-balance sheet items:
  Consolidated...........................       13.9      14.0        8.0          8.0
  Community Bank.........................       13.4      13.5        8.0          8.0        10.0       10.0
Tier I capital as a percentage of total
 average assets less intangible assets:
  Consolidated...........................        8.8       8.7        4.0          4.0
  Community Bank.........................        8.5%      8.3%       4.0%         4.0%        5.0%       5.0%

Our risk-based capital position remained stable at December 31, 2001, in comparison to the end of the previous year. The increase in both Tier I and total capital was relatively proportional with the rise in total risk-weighted assets and off-balance sheet items. Specifically, Tier I capital

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

increased $3.5 million or 9.8 percent and total capital grew $3.4 million or 8.8 percent, while total risk-weighted assets and off-balance sheet items rose $28.1 million or 10.2 percent. Our ratio of Tier I capital to risk-weighted assets was
12.8 percent at December 31, 2001 and 2000, and our total capital to risk-weighted assets ratio was 13.9 percent at year-end 2001, compared to 14.0 percent at the end of 2000. We exceeded the peer group's Tier I and total capital ratios of 12.4 percent and 13.6 percent at year-end 2001. Community Bank's Tier I risk-based and total risk-based capital ratios also remained stable for similar reasons to those discussed for the consolidated ratios. Our and Community Bank's ratios well exceeded the minimum levels of 4.0 percent and
8.0 percent required for adequately capitalized institutions at December 31, 2001 and 2000. Both our and Community Bank's Leverage ratios improved slightly in comparison to the end of 2000. Our Leverage ratio improved to 8.8 percent at December 31, 2001, from 8.7 percent at December 31, 2000. The peer group's Leverage ratio was 8.6 percent at December 31, 2001. Community Bank's Leverage ratio rose to 8.5 percent at the end of 2001, from 8.3 percent at the previous year-end. Similar to the Tier I risk-based and total risk-based capital ratios, the Leverage ratio for us and Community Bank well exceeded the minimum of 4.0 percent for capital adequacy purposes. Based on the most recent notification from the FDIC, Community Bank was categorized as well capitalized under the regulatory framework for prompt corrective action at December 31, 2001 and 2000. There are no conditions or events since this notification that management believes have changed Community Bank's category.

The ALCO continually reviews our capital position. As part of its review, the ALCO considers:

      - The current and expected capital requirements, including the maintenance of capital ratios in excess of minimum regulatory guidelines;

      - The market value of our securities and the resulting effect on capital;

      -     Any planned asset growth;

      - The anticipated level of net earnings and capital position, taking into account the projected asset/liability position and exposure to changes in interest rates; and

      - The source and timing of additional funds to fulfill future capital requirements.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

REVIEW OF FINANCIAL PERFORMANCE:

Amid falling interest rates and recession, the composite group of all FDIC-insured commercial banks posted record earnings of $74.3 billion in 2001, compared to $71.0 billion in 2000. Key factors contributing to the $3.3 billion or 4.6 percent improvement in earnings were lower funds costs and higher gains from the sale of investment securities. However, net income was limited by loan loss provision increases, due to further asset quality deterioration and rising net charge-offs, and mediocre noninterest income growth. Lower interest rates caused a $36.8 billion reduction in interest expense despite growth of $115.9 billion in interest-bearing liabilities. In addition, the lower rate environment boosted the values of fixed-rate securities. The composite group capitalized on the appreciation and recorded gains on the sale of investment securities of $4.5 billion. In 2000, this group recorded losses of $2.3 billion on the sale of investment securities. Restricting earnings growth was a $13.1 billion or 43.7 percent increase in loan loss provisions, the largest annual increase in 12 years. In addition, income from nontraditional sources moderated in 2001. For the composite group, noninterest income increased only $3.7 billion or 2.4 percent in 2001, compared to an increase of $9.1 billion or 6.3 percent in 2000. Despite the earnings improvement, ROAA and ROAE were down from the previous year. For the composite group, ROAA and ROAE were 1.16 percent and 13.10 percent in 2001, compared to 1.19 percent and 14.02 percent in 2000.

On the contrary, FDIC-insured Pennsylvania banks, plagued by staggering net charge-offs, experienced a 6.6 percent earnings retraction in 2001. Net income for state member banks equaled $2,599.0 million in 2001, a decline of $184.0 million from $2,783.0 million in 2000. Higher loan loss provisions and tighter margins were the predominant factors affecting the earnings decline. Loan loss provisions totaled $1,163.7 million in 2001, an increase of $804.9 million or
224.3 percent, from $358.8 million in 2000. The dramatic increase in provisions followed an equally dramatic increase in net charge-offs. Net charge-offs were $1,135.0 million in 2001, compared to $331.3 million in the previous year. In addition, tightening margins hindered earnings. As a percentage of average earning assets, tax-equivalent net interest income fell 30 basis points. Partially offsetting these effects was an improvement in noninterest revenue. Noninterest revenue as a percentage of average earning assets improved 54 basis points to 3.15 percent in 2001, from 2.61 percent in 2000. Overall, ROAA and ROAE for state member banks declined to 1.31 percent and 14.23 percent in 2001, compared to 1.46 percent and 17.34 percent in 2000.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Our net income totaled $4.7 million in 2001, an increase of $0.5 million or 11.9 percent compared to $4.2 million in 2000. On a per share basis, earnings equaled $2.37 in 2001 and $2.11 in 2000. Higher net interest income, partially offset by increased noninterest expense, was the primary factor contributing to the earnings improvement. ROAA and ROAE were 1.07 percent and 11.82 percent in 2001, compared to 1.03 percent and 11.72 percent in 2000. We recorded other comprehensive income, net of income taxes, of $0.3 million in 2001 and $1.2 million in 2000. Other comprehensive income related entirely to net unrealized holding gains due to market appreciation of our available-for-sale investment securities. For the years ended December 31, 2001 and 2000, comprehensive income amounted to $4.9 million and $5.4 million.

Tax-equivalent net interest income improved $1.5 million or 9.5 percent to $17.0 million for the year ended December 31, 2001, from $15.5 million for the same period of 2000. The improvement primarily resulted from a $1.4 million increase in tax-equivalent interest revenue to $32.2 million in 2001, from $30.8 million in 2000. Total interest expense decreased slightly to $15.1 million for the year ended December 31, 2001, from $15.2 million for the same period in 2000. Contributing to the favorable change in interest revenue was growth of $33.2 million or 8.6 percent in average earning assets to $417.8 million in 2001, from $384.6 million in the previous year. Partially mitigating the effects of the volume increase was a 30 basis point reduction in the tax-equivalent yield on earning assets to 7.70 percent in 2001 from 8.00 percent in 2000. Interest expense improved slightly as a positive rate variance, caused by a 35 basis point decline in the cost of funds, outweighed a negative volume variance, which resulted from a $25.5 million increase in average interest-bearing liabilities. Our net interest margin improved 4 basis points to 4.08 percent in 2001 from
4.04 percent in 2000.

Based on our analysis of the allowance for loan losses account, we increased our provision for loan losses $300 for the year ended December 31, 2001, to $720 from $420 for the same period of 2000.

For the year ended December 31, 2001, noninterest income totaled $2,835, an increase of $378 from $2,457 for the same period of 2000. Included in noninterest income in 2000 were gains on the sale of investment securities of $374. There were no gains on the sale of investment securities in 2001. Net gains on the sale of residential mortgage loans in the secondary market increased from $18 in 2000 to $356 in 2001. Service charges, fees and commissions rose $414 to $2,479 in 2001, from $2,065 for the previous year.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Noninterest expense increased $801 or 7.2 percent to $11,870 in 2001 from $11,069 in 2000. Salaries and employee benefits expense rose $419, occupancy and equipment expense remained relatively constant and other expenses increased $394. The rise in employee costs resulted from annual merit increases, the addition of corporate relationship officers and further staffing requirements associated with the centralization of the loan division. The increase in other expenses was primarily due to increases in state shares tax and contractual services.

NET INTEREST INCOME:

Despite the continued industry-wide effort to build noninterest income, net interest income is still the fundamental source of earnings generation in commercial banks. In addition, fluctuations in the level of noninterest income can have the greatest impact on net profits. Net interest margins continued to tighten for commercial banks. The net interest margin for all FDIC-insured commercial banks, was 3.90 percent in 2001, a decline of 5 basis points from
3.95 percent in 2000. The compression resulted from a drop in the yield on earning assets over the cost of funds. The 475 basis point descent in market rates had a significant impact on banks. The weighted-average tax-equivalent yield on earning assets for all FDIC- insured commercial banks fell 100 basis points to 7.29 percent in 2001, from 8.29 percent in 2000. The cost of funds for these institutions also declined, by 94 basis points. As a percentage of earning assets, the cost of funds for FDIC-insured commercial banks equaled 3.40 percent in 2001 and 4.34 percent in 2000. Pennsylvania banks also experienced notable margin compression. For these banks, the yield on earning assets plummeted 125 basis points to 6.53 percent in 2001, from 7.78 percent in 2000, while their cost of funds, as a percentage of average earning assets, fell 95 basis points. As a result, their average net interest margin compressed 30 basis points to
3.47 percent in 2001 from 3.77 percent in 2000. Banks in our peer group also reported a decline in their net interest margin in 2001. Our peer group's tax-equivalent margin compressed 17 basis points to 4.22 percent in 2001 from
4.39 percent in 2000.

Our principal source of operating income is net interest income. Net interest income is defined as the difference between income, interest and fees from earning assets, and the cost of interest-bearing liabilities supporting those assets. The primary sources of earning assets are loans and investment securities, while deposits, short-term borrowings and long-term debt comprise interest-bearing liabilities. Net interest income is impacted by:

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

      - Variations in the volume, rate and composition of earning assets and interest-bearing liabilities;
      -     Changes in general market rates; and
      -     The level of nonperforming assets.

Changes in net interest income are measured by the net interest spread and net interest margin. Net interest spread, the difference between the average yield earned on earning assets and the average rate incurred on interest-bearing liabilities, illustrates the effects changing interest rates have on profitability. Net interest margin, net interest income as a percentage of earning assets, is a more comprehensive ratio, as it reflects not only the spread, but also the change in the composition of interest-earning assets and interest-bearing liabilities. Tax-exempt loans and investments carry pre-tax yields lower than their taxable counterparts. Therefore, in order to make the analysis of net interest income more comparable, tax-exempt income and yields are reported on a tax-equivalent basis using the prevailing statutory tax rate of 34.0 percent.

One of our primary concerns is the maintenance of an adequate net interest margin. The current economic environment has the potential to pose problems for banks. Low interest rates may benefit banks in the long-term, however net interest margins could compress further in the near term. Rate-sensitive loans, tied to prime, have the tendency to reprice downward quickly. However, deposit rates, already near acceptable minimums, may have less room to reprice downward. No assurance can be given as to how general market conditions will change or how such changes will affect net interest income. Therefore, we believe through prudent deposit-pricing practices and careful investing and loan pricing, our net interest margin will remain strong.

We analyze interest income and interest expense by segregating rate and volume components of earning assets and interest-bearing liabilities. The impact changes in the interest rates earned and paid on assets and liabilities, along with changes in the volumes of earning assets and interest-bearing liabilities have on net interest income are summarized as follows. The net change attributable to the combined impact of rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NET INTEREST INCOME CHANGES DUE TO RATE AND VOLUME

                                                             2001 VS. 2000                   2000 VS. 1999
                                                       -------------------------      -------------------------
                                                          INCREASE (DECREASE)           INCREASE (DECREASE)
                                                            ATTRIBUTABLE TO               ATTRIBUTABLE TO
                                                       -------------------------      -------------------------
                                                        TOTAL                          TOTAL
                                                       CHANGE      RATE   VOLUME      CHANGE     RATE    VOLUME
                                                       ------   -------   ------      ------   ------    ------
Interest income:
Loans:
  Taxable............................................  $  831   $  (221)  $1,052      $2,683   $1,127    $1,556
  Tax-exempt.........................................    (264)      (80)    (184)        343      187       156
Investments:
  Taxable............................................      52      (128)     180        (896)      31      (927)
  Tax-exempt.........................................     178       (89)     267        (371)     (23)     (348)
Federal funds sold...................................     603       (35)     638           2        9        (7)
                                                       ------   -------   ------      ------   ------    ------
    Total interest income............................   1,400      (553)   1,953       1,761    1,331       430
                                                       ------   -------   ------      ------   ------    ------

Interest expense:
Money market accounts................................     370        45      325         127       87        40
NOW accounts.........................................     (96)     (204)     108           1      (10)       11
Savings accounts.....................................     (56)     (308)     252         228       98       130
Time deposits less than $100.........................     170      (278)     448         120      405      (285)
Time deposits $100 or more...........................    (318)     (304)     (14)        638       69       569
Short-term borrowings................................    (150)       (1)    (149)         77       17        60
Long-term debt.......................................      (1)                (1)         (1)                (1)
                                                       ------   -------   ------      ------   ------    ------
    Total interest expense...........................     (81)   (1,050)     969       1,190      666       524
                                                       ------   -------   ------      ------   ------    ------
    Net interest income..............................  $1,481   $   497   $  984      $  571   $  665    $  (94)
                                                       ======   =======   ======      ======   ======    ======

Tax-equivalent net interest income amounted to $17,031 for the year ended December 31, 2001. For the same period of 2000, tax-equivalent net interest income was $15,550. The $1,481 or 9.5 percent improvement primarily related to growth in our average earning assets over that of our interest-bearing liabilities. Also favorably affecting net interest income was a positive rate variance, as a 30 basis point decrease in the tax-equivalent yield on earning assets was more than compensated by a 35 basis point reduction in the cost of funds.

Average interest-earning assets grew $33.2 million or 8.6 percent to $417.8 million in 2001, compared to $384.6 million in 2000. For the year ended December 31, 2001, average interest-bearing liabilities rose $25.5 million or 7.7 percent to $355.2 million, from $329.7 million for the same period of the preceding year. Specifically, with regard to average earning assets, loans, net of unearned income, increased $10.5 million to $299.7 million in 2001, from $289.2 million in 2000, and resulted in a positive volume variance of $868 on tax-equivalent net interest revenue. Investment securities averaged $6.9 million higher, while average federal funds sold grew $15.8 million. These volume variances favorably affected tax- equivalent net interest revenue by $447 and $638. Overall, tax-equivalent net interest revenue improved $1,953 due to the changes in the volume of average earning assets. Partially offsetting this positive change was a

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

$969 negative volume variance due to changes in the average balances of interest-bearing liabilities. As previously mentioned, demand for deposits elevated due to an unstable stock market. In addition, our deposit-gathering activities benefitted from recent mergers of competitors within our market area. As a result, we experienced growth in all major deposit categories except for large dollar time deposits. Specifically, time deposits less than $100, money market accounts, savings accounts and NOW accounts averaged $9.5 million, $8.7 million, $6.4 million and $3.5 million higher in 2001 than in 2000. Partially compensating for the effect of deposit growth on net interest income, was a decline in short-term borrowings and long-term debt. Due to a favorable liquidity position throughout most of 2001, our average short-term borrowings declined $2.4 million and average long-term debt decreased $31, which caused a favorable variance due to volume of $150.

Tax-equivalent net interest income was positively affected by $497 in 2001 due to variations in rates. The 475 basis point drop in the federal funds rate over the course of 2001 greatly impacted both the tax-equivalent yields on our earning assets and the cost of our interest-bearing liabilities. Our cost of funds fell dramatically, 35 basis points to 4.26 percent in 2001, from 4.61 percent in 2000. In the fourth quarter of 2000, we began competitively pricing short-term certificates of deposit in anticipation of the decline in market rates. These certificates began repricing in the second half of 2001 when market rates were significantly lower. As a result, the average rate paid on large dollar time deposits and time deposits less than $100 fell 95 basis points to
5.03 percent and 19 basis points to 5.47 percent in 2001, causing favorable variances to net interest income of $304 and $278. The average rate paid on NOW accounts and savings accounts also fell, while the average rate paid on money market accounts rose. The cost of NOW accounts declined 62 basis points from 2000 to 2001 causing a favorable rate variance of $204. Rates on savings accounts fell 27 basis points over the same period and accounted for a $308 reduction in the cost of these funds. Money market rates, which increased 21 basis points, caused interest expense to rise by $45. Overall, net interest income was favorably affected by $1,050 due to our lower cost of funds. Partially mitigating this favorable variance, was a 30 basis point drop in our tax-equivalent yield on earning assets to 7.70 percent in 2001, from 8.00 percent in 2000. This had an adverse affect on tax-equivalent net interest income of $553. The tax-equivalent yield on the loan portfolio fell 11 basis points to 8.38 percent, and 22 basis points on the investment portfolio to 6.31 percent in 2001. The reduction of tax-equivalent yields on loans and investments caused interest revenue to decline $301 and $217. The yield on federal funds sold declined by 196 basis points and resulted in a $35 reduction to interest revenue. Our net interest spread improved 5

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

basis points to 3.44 percent in 2001, from 3.39 percent in 2000. We also experienced an improvement in our tax-equivalent net interest margin to 4.08 percent for the year ended December 31, 2001, from 4.04 percent for the same period last year.

The average balances of assets and liabilities, corresponding interest income and expense and resulting average yields or rates paid are summarized as follows. Averages for earning assets include nonaccrual loans. Investment averages include available-for-sale securities at amortized cost. Income on investment securities and loans are adjusted to a tax-equivalent basis using the prevailing statutory tax rate of 34.0 percent.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

SUMMARY OF NET INTEREST INCOME

                                                            2001                            2000
                                                ----------------------------    ----------------------------
                                                          INTEREST  AVERAGE               INTEREST  AVERAGE
                                                 AVERAGE  INCOME/   INTEREST     AVERAGE  INCOME/   INTEREST
                                                 BALANCE  EXPENSE     RATE       BALANCE  EXPENSE     RATE
                                                --------  -------   --------     -------  --------  --------
ASSETS:
Earning assets:
Loans:
  Taxable.....................................  $291,514   $24,393      8.37%   $278,931   $23,562      8.45%
  Tax-exempt..................................     8,179       713      8.72      10,228       977      9.55
Investments:
  Taxable.....................................    64,172     3,619      5.64      60,810     3,567      5.87
  Tax-exempt..................................    35,490     2,670      7.52      31,915     2,492      7.81
Federal funds sold............................    18,451       767      4.16       2,679       164      6.12
                                                --------   -------              --------   -------
    Total earning assets......................   417,806    32,162      7.70%    384,563    30,762      8.00%
Less: allowance for loan losses...............     3,426                           3,492
Other assets..................................    26,323                          25,797
                                                --------                        --------
    Total assets..............................  $440,703                        $406,868
                                                ========                        ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Money market accounts.........................  $ 29,390     1,105      3.76%   $ 20,710       735      3.55%
NOW accounts..................................    29,099       510      1.75      25,569       606      2.37
Savings accounts..............................    79,616     1,790      2.25      73,171     1,846      2.52
Time deposits less than $100..................   185,015    10,112      5.47     175,522     9,942      5.66
Time deposits $100 or more....................    32,075     1,613      5.03      32,302     1,931      5.98
Short-term borrowings.........................         5                5.00       2,374       150      6.32
Long-term debt................................         6         1      7.50          37         2      7.50
                                                --------   -------              --------   -------
    Total interest-bearing liabilities........   355,206    15,131      4.26%    329,685    15,212      4.61%
Noninterest-bearing deposits..................    42,235                          37,953
Other liabilities.............................     3,504                           3,402
Stockholders' equity..........................    39,758                          35,828
                                                --------                        --------
    Total liabilities and stockholders' equity  $440,703                        $406,868
                                                ========   -------              ========   -------
    Net interest/income spread................             $17,031      3.44%              $15,550      3.39%
                                                           =======                         =======
    Net interest margin.......................                          4.08%                           4.04%
Tax-equivalent adjustments:
Loans.........................................             $   242                         $   332
Investments...................................                 908                             847
                                                           -------                         -------
    Total adjustments.........................             $ 1,150                         $ 1,179
                                                           =======                         =======

Note: Average balances were calculated using average daily balances. Average balances for loans include nonaccrual loans. Interest income on taxable loans include fees of $673 in 2001, $445 in 2000, $551 in 1999, $560 in 1998 and $648
in 1997. Available-for-sale securities, included in investment securities, are stated at amortized cost with the related average unrealized holding gains of $1,347 in 2001, $689 in 1999, $2,829 in 1998, and $1,193 in 1997 and an average unrealized holding loss of $810 in 2000 included in other assets. Tax-equivalent adjustments were calculated using the prevailing statutory tax rate of 34.0 percent.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

SUMMARY OF NET INTEREST INCOME (CONTINUED)

                                                      1999                           1998                           1997
                                          ----------------------------   ----------------------------   ----------------------------
                                                    INTEREST  AVERAGE              INTEREST  AVERAGE              INTEREST  AVERAGE
                                           AVERAGE  INCOME/   INTEREST    AVERAGE  INCOME/   INTEREST    AVERAGE  INCOME/   INTEREST
                                           BALANCE  EXPENSE     RATE      BALANCE  EXPENSE     RATE      BALANCE  EXPENSE     RATE
                                          --------  --------  --------   --------  --------  --------   --------  --------  --------
ASSETS:
Earning assets:
Loans:
  Taxable...............................  $249,789   $20,879      8.36%  $240,658   $20,587      8.55%  $233,001   $19,916     8.55%
  Tax-exempt............................     8,381       634      7.56      7,267       603      8.30      8,876       717     8.08
Investments:
  Taxable...............................    76,500     4,463      5.83     61,138     3,645      5.96     60,975     3,406     5.59
  Tax-exempt............................    35,956     2,863      7.96     38,276     3,089      8.07     37,818     3,116     8.24
Federal funds sold......................     3,282       162      4.94     10,164       556      5.47      5,265       291     5.53
                                          --------   -------             --------   -------             --------   -------
    Total earning assets................   373,908    29,001      7.76%   357,503    28,480      7.97%   345,935    27,446     7.93%
Less: allowance for loan losses.........     3,997                          3,881                          3,919
Other assets............................    26,293                         23,797                         17,334
                                          --------                       --------                       --------
    Total assets........................  $396,204                       $377,419                       $359,350
                                          ========                       ========                       ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Money market accounts...................  $ 19,466       608      3.12%  $ 17,643       552      3.13%  $ 16,854       533     3.16%
NOW accounts............................    24,671       605      2.45     21,366       467      2.19     18,464       403     2.18
Savings accounts........................    67,920     1,618      2.38     64,113     1,654      2.58     65,081     1,899     2.92
Time deposits less than $100............   181,164     9,822      5.42    175,954     9,864      5.61    165,487     9,425     5.70
Time deposits $100 or more..............    22,710     1,293      5.69     23,936     1,409      5.89     29,092     1,796     6.17
Short-term borrowings...................     1,393        73      5.24        185        11      5.95        138         8     5.80
Long-term debt..........................        40         3      7.50         43         3      7.50         45         4     7.50
                                          --------   -------             --------   -------             --------   -------
    Total interest-bearing liabilities..   317,364    14,022      4.42%   303,240    13,960      4.60%   295,161    14,068     4.77%
Noninterest-bearing deposits............    36,757                         32,550                         27,448
Other liabilities.......................     3,810                          3,213                          3,913
Stockholders' equity....................    38,273                         38,416                         32,828
                                          --------                       --------                       --------
    Total liabilities and stockholders'
    equity..............................  $396,204                       $377,419                       $359,350
                                          ========   -------             ========   -------             ========   -------
    Net interest/income spread..........             $14,979      3.34%             $14,520      3.37%             $13,378     3.16%
                                                     =======                        =======                        =======
    Net interest margin.................                          4.01%                          4.06%                         3.87%
Tax-equivalent adjustments:
Loans...................................             $   215                        $   206                        $   244
Investments.............................                 974                          1,050                          1,060
                                                     -------                        -------                        -------
    Total adjustments...................             $ 1,189                        $ 1,256                        $ 1,304
                                                     =======                        =======                        =======

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

PROVISION FOR LOAN LOSSES:

The banking industry was scourged by serious asset quality problems in 2001. Rising noncurrent asset levels caused an increase in the provision for loan losses. For all FDIC-insured commercial banks, nonperforming assets, as a percentage of total assets, rose to 0.92 percent at December 31, 2001, from 0.74 percent at year-end 2000. As a result, the provision for loan losses for these banks increased $13.1 billion or 43.7 percent in 2001. Even more overwhelming, Pennsylvania banks recorded an $804.9 million or 224.3 percent increase in their loan loss provisions.

We evaluate the adequacy of the allowance for loan losses account on a quarterly basis utilizing our systematic analysis in accordance with procedural discipline. As previously mentioned, we take into consideration certain factors such as composition of the loan portfolio, volumes of nonperforming loans, volumes of net charge-offs, prevailing economic conditions and other relevant factors when determining the adequacy of the allowance for loan losses account. We make monthly provisions to the allowance for loan losses account in order to maintain the allowance at the appropriate level indicated by our evaluations. Based on our most current evaluation at December 31, 2001, management believes that the allowance is adequate to absorb any known or potential losses in the portfolio.

The provision for loan losses equaled $720 in 2001, an increase of $300 compared to $420 in 2000. We consider the increase appropriate in light of an overall increase of the loan portfolio, greater emphasis placed on commercial lending, increasing volumes of net charge-offs and the uncertainty of economic conditions. Based on the results of our most recent final regulatory examination report delivered to us on June 1, 2001, we know of no other charge-offs or changes in classifications of loans that should have occurred.

NONINTEREST INCOME:

Growth in noninterest revenue slowed for the composite of all FDIC-insured banks in 2001. Conversely, Pennsylvania banks exhibited strong noninterest revenue development. For all FDIC-insured commercial banks, noninterest revenue increased $3.7 billion or 2.4 percent in 2001, compared to $9.1 billion or 6.3 percent in 2000. On the contrary, noninterest revenue for Pennsylvania banks improved $885.4 million or 20.3 percent in 2001, after a decline of $425.7 million or 8.9 percent in 2000.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Our noninterest income amounted to $2,835 for the year ended December 31, 2001, compared to $2,457 for the same period of 2000. Included in noninterest income in 2000 were gains on the sale of investment securities of $374. There were no gains on the sale of investment securities recorded in 2001. Service charges, fees and commissions increased $414 or 20.0 percent to $2,479 in 2001 from $2,065 in 2000. Changes to our service charge structure, increased deposit demand, revenue generated from Comm Financial, our now operational financial services subsidiary, and additional fees generated from merchant services, all factored into the improvement in service charges, fees and commissions. Heightened activity in our secondary mortgage banking division resulted in an increase in gains on the sale of residential mortgage loans of $338 for the year ended December 31, 2001.

As part of our overall business strategy, we are placing greater emphasis on developing new and enhancing existing noninterest revenue streams. Fee-based revenue growth is important in improving profitability, as it lessens reliance on traditional, spread-based income. As a result of this strategy, our ratio of noninterest income, as a percentage of average total assets continued to improve. This ratio equaled 0.64 percent in 2001, compared to 0.60 percent in 2000. In comparison, this ratio for our peer group was 0.92 percent in 2001 and
0.87 percent in 2000. We anticipate further advancement from noninterest income as we continue to follow our business strategy and implement the newly created profit enhancement program.

NONINTEREST EXPENSE:

For the most part, banks were able to keep costs contained in 2001. For all FDIC-insured commercial banks, noninterest expense rose by a modest 4.6 percent. In addition, the average efficiency ratios for these banks improved to 57.7 percent in 2001, from 58.5 percent in 2000. In addition, noninterest expense, as a percentage of average earning assets, declined to 4.0 percent for the year ended December 31, 2001, from 4.2 percent for the same period of the previous year. Insured Pennsylvania banks were also successful in containing costs, as evidenced by a negligible increase of 0.7 percent in noninterest expense.

In general, noninterest expense is categorized into three main groups: employee-related expenses, occupancy and equipment expenses and other expenses. Employee-related expenses are costs associated with providing salaries, including payroll taxes, and benefits to our employees. Occupancy and equipment expenses, the costs related to the maintenance of facilities and equipment, include depreciation, general maintenance and repairs, real estate taxes, rental expense offset by any rental income, and utility

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

costs. Other expenses include general operating expenses such as advertising, contractual services, insurance, including FDIC assessment, other taxes and supplies. Several of these costs and expenses are variable while the remainder are fixed. We utilize budgets and other related strategies in an effort to control the variable expenses.

For the year ended December 31, 2001, noninterest expense totaled $11,870, an increase of $801 or 7.2 percent, from $11,069 for the same period of 2000. Salaries and employee benefits expense and other expenses rose, while net occupancy and equipment expense declined slightly. Despite the overall increase, our productivity improved over the previous year. This was evidenced by an improvement in our operating efficiency ratio, an industry ratio that measures productivity. The operating efficiency ratio, noninterest expense divided by net interest income and noninterest income, improved to 63.4 percent in 2001, from
65.8 percent in 2000. Our overhead ratio, another productivity measure, remained stable in comparison to 2000. This ratio, defined as noninterest expense as a percentage of average total assets, was 2.7 percent in 2001 and 2000. We outperformed our peer group with regard to productivity. By contrast, our peer group's efficiency ratio weakened, while their overhead ratio remained constant. The efficiency ratio for this group was 65.5 percent in 2001 and 64.6 percent in 2000, while their overhead ratio was 3.1 percent in 2001 and 2000.

The major components of noninterest expense for the past five years are summarized as follows:

NONINTEREST EXPENSE

YEAR ENDED DECEMBER 31                         2001       2000      1999      1998      1997
----------------------                      -------    -------    ------    ------    ------
Salaries and employee benefits expense:
Salaries and payroll taxes .............    $ 4,755    $ 4,419    $4,169    $3,767    $3,420
Employee benefits ......................        883        800       655       678       678
                                            -------    -------    ------    ------    ------
  Salaries and employee benefits expense      5,638      5,219     4,824     4,445     4,098
                                            -------    -------    ------    ------    ------

Net occupancy and equipment expense:
Net occupancy expense ..................        766        781       610       532       579
Equipment expense ......................        914        911       735       761       620
                                            -------    -------    ------    ------    ------
  Net occupancy and equipment expense ..      1,680      1,692     1,345     1,293     1,199
                                            -------    -------    ------    ------    ------

Other expenses:
Marketing expense ......................        381        365       322       401       269
Other taxes ............................        407        315       320       273       255
Stationery and supplies ................        389        406       431       437       375
Contractual services ...................      1,320      1,183       916     1,006       864
Insurance, including FDIC assessment ...        169        164       124        93        74
Other ..................................      1,886      1,725     1,147     1,416       822
                                            -------    -------    ------    ------    ------
  Other expenses .......................      4,552      4,158     3,260     3,626     2,659
                                            -------    -------    ------    ------    ------
    Total noninterest expense ..........    $11,870    $11,069    $9,429    $9,364    $7,956
                                            =======    =======    ======    ======    ======

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Salaries and employee benefits expense constitutes the majority of our noninterest expense. Total personnel costs equaled $5,638 in 2001, an increase of $419 or 8.0 percent compared to $5,219 in 2000. The $336 or 7.6 percent increase in salaries and payroll taxes was primarily due to normal merit increases and promotions, the addition of corporate relationship officers and further staffing requirements associated with the centralization of the loan division. Additionally, consistent with national trends, our employee benefits expense rose by $83 or 10.4 percent, as the cost of providing health insurance to employees continued to rise.

On December 19, 2001, the Board of Directors ratified the adoption of a qualified employee benefit plan under section 401(k) of the Internal Revenue Code ("401(k) Plan") covering those employees who meet the eligibility requirements set forth in the plan. Under the 401(k) Plan, employees will be permitted to make voluntary, pre-tax contributions up to 25.0 percent of their compensation. We will make contributions to the 401(k), on behalf of our employees, based on a 100.0 percent match of voluntary contributions up to 3.0 percent of the employee's eligible compensation. Under the 401(k) Plan, employee contributions will be immediately vested, while matched contributions will vest proportionally over five years of credited service. The 401(k) Plan will become effective January 1, 2002. We made no contributions to the 401(k) Plan in 2001. As a result of making our matching contributions to the plan, we expect salaries and employee benefits expense to increase slightly in 2002.

Net occupancy and equipment expense remained relatively constant in comparison to the previous year. For the year ended December 31, 2001, net occupancy and equipment expense totaled $1,680, a slight decrease of $12 from $1,692 for the same period of 2000. Net occupancy expense decreased by $15, which was partially offset by a slight increase of $3 in equipment expense.

As previously mentioned, on December 7, 2001, we acquired land in Clifford, Pennsylvania, for $180 to relocate an existing branch facility. This project has an estimated aggregate cost of $700 and should be completed by the end of the third quarter of 2002. Additionally, on January 17, 2002, we acquired land in Scranton, Pennsylvania, for $482 to construct a branch facility. The Scranton project has an estimated aggregate cost of $1.2 million and should be completed by the end of the second quarter of 2002. Both projects will be funded through normal operations.

In addition, we plan to enhance our information systems by implementing loan and deposit platform systems, installing an enterprise-wide, document-imaging system, and developing a Marketing Customer Information File

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

system. We expect net occupancy and equipment expense to increase slightly as a result of additional maintenance and depreciation expense from the aforementioned projects.

For a discussion on recent SFASs issued by the FASB related to premises and equipment, refer to the note entitled, "Summary of significant accounting policies-Premises and equipment, net," in the Notes to Consolidated Financial Statements to this Annual Report.

Other expenses amounted to $4,552 for the year ended December 31, 2001. This was a $394 or 9.5 percent increase compared to $4,158 for the same period of 2000. The rise resulted from increases in other taxes, contractual services and other expenses. Community Bank is not subject to Pennsylvania income tax, but rather a state shares tax, which is calculated based on capital using a six-year moving average. The increase in other taxes was directly related to an increase in this tax. The increase in contractual services primarily resulted from an increase in costs associated with originating loans for sale in the secondary market. Specifically, we are required to obtain certified appraisals for the properties securing these loans. Heightened activity with regard to this area of business caused a $118 increase in appraisal fees, and accounted for 86.1 percent of the increase in expenses for contractual services. The increase in other expenses was due to higher costs associated with maintaining foreclosed properties.

We anticipate increases in noninterest expense for 2002. Additional salary and benefit costs, depreciation, rent and other expenses will be incurred relative to the opening of the new Scranton and Carbondale offices and the relocation of the Clifford office.

For a discussion of consensus positions of the EITF issued by the FASB related to web site development costs, refer to the note entitled, "Summary of significant accounting policies-Premises and equipment, net," in the Notes to Consolidated Financial Statements to this Annual Report.

Recently, the FDIC decided to retain the existing Bank Insurance Fund ("BIF") and Savings Association Insurance Fund ("SAIF") assessment schedules of 0 to 27 basis points per year for the first semiannual assessment period of 2002. According to FDIC statistics:

      - 92.9 percent of all BIF-member institutions and 88.6 percent of SAIF-member institutions are estimated to be listed in the lowest risk category, thus paying no premiums;

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

      - Only 0.1 percent of BIF-member institutions and 0.2 percent of SAIF-member institutions are estimated to be in the highest risk category, paying a premium of 27 cents per 100 dollars in deposits;

      - The average annual assessment rate is projected to be 15 cents per 100 dollars and 40 cents per 100 dollars for BIF-member and SAIF-member institutions;

      - The FDIC-approved rate schedules are expected to maintain the reserve ratios for both the BIF and SAIF above the Congressional Designated Return Ratio ("DRR") of 1.25 percent through June 30, 2002;

      - At June 30, 2001, the BIF reserve ratio was 1.33 percent and the SAIF reserve ratio was 1.40 percent; and

      - There will continue to be a separate levy assessed on all FDIC-insured institutions to bear the cost of bonds sold by the Finance Corporation ("FICO") between 1987 and 1989 in support of the former Federal Savings and Loan Insurance Corporation. The 1996 law required the FICO rate on BIF-assessable deposits to be one-fifth the rate for SAIF-assessable deposits.

On April 5, 2001, the FDIC released a comprehensive deposit insurance reform proposal. According to the proposal, the current system has four identified weaknesses: (i) deposit insurance is provided by two insurance funds at potentially different prices; (ii) deposit insurance cannot be priced effectively to reflect risk; (iii) premiums are highest at the wrong point in the business cycle; and (iv) the value of coverage does not keep pace with inflation. Specifically, the FDIC proposal recommends:

      -     Merging the BIF and SAIF into one fund;

      - Eliminating the statutory restriction on the FDIC's ability to charge risk-based premiums to all institutions. The FDIC should be able to charge regular premiums for risk regardless of the level of the fund;

      - Eliminating potential sharp premium swings, which can be triggered by deviations from the DRR, by increasing premiums gradually if the fund falls below a target level and rebating premiums gradually if the fund grows above a target level;

      - Basing rebates on past contributions to the fund, not on the current assessment base;

      - Indexing the deposit insurance coverage level to the Consumer Price Index in order to maintain its real value.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

We were included in the 92.9 percent of all BIF-member institutions classified in the well capitalized supervisory risk subgroup, under the current assessment system, at December 31, 2001. Accordingly, we will be exempt from paying a BIF assessment for the first half of 2002.

However, along with all banks, we continue to be assessed quarterly for assistance in interest payments on FICO bonds used to capitalize the SAIF. Our assessment was $71 and $74 for the years ended December 31, 2001 and 2000.

INCOME TAXES:

For the year ended December 31, 2001, income tax expense was $1,426, an increase of $287, compared to $1,139 for the same period of 2000. Our effective tax rate increased from 21.3 percent in 2000 to 23.3 percent in 2001. Higher earnings before income taxes in 2001, coupled with a lower level of tax-exempt income were primarily responsible for the increase in the effective tax rate. Tax-exempt interest revenue as a percentage of total interest revenue declined from 7.7 percent in 2000 to 7.2 percent in 2001. Despite the increase in the effective tax rate, our tax position remained favorable in comparison to the peer group. The peer group's effective tax rate was 26.5 percent in 2001 and
25.2 percent in 2000. We expect income tax expense to remain constant in 2002 as higher levels of pre-tax income are offset through greater amounts of tax-exempt income. In addition to income on tax-exempt loans and investments, we utilize investment tax credits available through our investment in an elderly and low- to moderate-income residential housing program to mitigate our tax burden. By utilizing these credits, we reduced our income tax expense by $80 in 2001 and 2000. The aggregate amount of tax credits available from this project that will be recognized over ten years ending 2003 is $895.

The difference between the amount of income tax currently payable and the provision for income tax expense reflected in the income statements arise from temporary differences. Temporary differences are differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, which result in deferred tax assets or liabilities. We perform quarterly reviews on the tax criteria related to the recognition of deferred tax assets. We decided not to establish a valuation reserve for the deferred tax assets since it is likely that these assets will be realized through carry-back to taxable income in prior years and by future reversals of existing taxable temporary differences or, to a lesser extent, through future taxable income.

COMM BANCORP, INC.
INDEPENDENT AUDITORS' REPORT

Board of Directors
 and Stockholders
Comm Bancorp, Inc.
Clarks Summit, Pennsylvania

We have audited the accompanying consolidated balance sheets of Comm Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three- year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Comm Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

February 8, 2002


/s/ Kronick Kalada Berdy & Co.
---------------------------------
KRONICK KALADA BERDY & CO., P.C.
Kingston, Pennsylvania

COMM BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31                                                              2001       2000       1999
                                                                                 -------    -------    -------
INTEREST INCOME:
Interest and fees on loans:
  Taxable....................................................................    $24,393    $23,562    $20,879
  Tax-exempt.................................................................        471        645        419
INTEREST AND DIVIDENDS ON INVESTMENT SECURITIES AVAILABLE-FOR-SALE:
  Taxable....................................................................      3,499      3,437      4,341
  Tax-exempt.................................................................      1,762      1,645      1,889
  Dividends..................................................................        120        130        122
Interest on federal funds sold...............................................        767        164        162
                                                                                 -------    -------    -------
    Total interest income....................................................     31,012     29,583     27,812
                                                                                 -------    -------    -------

INTEREST EXPENSE:
Interest on deposits.........................................................     15,130     15,060     13,946
Interest on short-term borrowings............................................                   150         73
Interest on long-term debt...................................................          1          2          3
                                                                                 -------    -------    -------
    Total interest expense...................................................     15,131     15,212     14,022
                                                                                 -------    -------    -------
    Net interest income......................................................     15,881     14,371     13,790
Provision for loan losses....................................................        720        420        535
                                                                                 -------    -------    -------
    Net interest income after provision for loan losses......................     15,161     13,951     13,255
                                                                                 -------    -------    -------

NONINTEREST INCOME:
Service charges, fees and commissions........................................      2,479      2,065      1,647
Net gains on sale of loans...................................................        356         18         57
Net gains on sale of investment securities available-for-sale................                   374        408
                                                                                 -------    -------    -------
    Total noninterest income.................................................      2,835      2,457      2,112
                                                                                 -------    -------    -------

NONINTEREST EXPENSE:
Salaries and employee benefits expense.......................................      5,638      5,219      4,824
Net occupancy and equipment expense..........................................      1,680      1,692      1,345
Other expenses...............................................................      4,552      4,158      3,260
                                                                                 -------    -------    -------
    Total noninterest expense................................................     11,870     11,069      9,429
                                                                                 -------    -------    -------
Income before income taxes...................................................      6,126      5,339      5,938
Provision for income tax expense.............................................      1,426      1,139      1,338
                                                                                 -------    -------    -------
    Net income...............................................................      4,700      4,200      4,600
                                                                                 -------    -------    -------

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized holding gains (losses) on investment securities available-for-sale        372      2,180     (2,891)
Reclassification adjustment for gains included in net income.................                  (374)      (408)
Income tax expense (benefit) related to other comprehensive income (loss)....        126        614     (1,122)
                                                                                 -------    -------    -------
    Other comprehensive income (loss), net of income taxes...................        246      1,192     (2,177)
                                                                                 -------    -------    -------
    Comprehensive income.....................................................    $ 4,946    $ 5,392    $ 2,423
                                                                                 =======    =======    =======

PER SHARE DATA:
Net income...................................................................    $  2.37    $  2.11    $  2.17
Cash dividends declared......................................................    $  0.74    $  0.70    $  0.57
Average common shares outstanding............................................  1,984,180  1,995,834  2,125,164

See Notes to Consolidated Financial Statements.

COMM BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

DECEMBER 31                                                                      2001          2000
                                                                             --------      --------
ASSETS:
Cash and due from banks ...............................................      $ 13,934      $ 11,919
Federal funds sold ....................................................                      25,500
Investment securities available-for-sale ..............................       120,357        71,246
Loans held for sale, net ..............................................         1,885            62
Loans, net of unearned income .........................................       310,322       297,530
  Less: allowance for loan losses .....................................         3,220         3,285
                                                                             --------      --------
Net loans .............................................................       307,102       294,245
Premises and equipment, net ...........................................         9,702         9,708
Accrued interest receivable ...........................................         2,483         2,014
Other assets ..........................................................         4,895         5,046
                                                                             --------      --------
    Total assets ......................................................      $460,358      $419,740
                                                                             ========      ========

LIABILITIES:
Deposits:
  Noninterest-bearing .................................................      $ 45,079      $ 39,263
  Interest-bearing ....................................................       371,126       339,458
                                                                             --------      --------
    Total deposits ....................................................       416,205       378,721
Long-term debt ........................................................                          36
Accrued interest payable ..............................................         1,879         2,014
Other liabilities .....................................................         1,426         1,351
                                                                             --------      --------
    Total liabilities .................................................       419,510       382,122
                                                                             --------      --------

STOCKHOLDERS' EQUITY:
Common stock, par value $0.33, authorized 12,000,000 shares, issued and outstanding:
 2001, 1,976,541 shares; 2000, 1,985,399 shares .......................           652           655
Capital surplus .......................................................         6,396         6,244
Retained earnings .....................................................        33,145        30,310
Accumulated other comprehensive income ................................           655           409
                                                                             --------      --------
    Total stockholders' equity ........................................        40,848        37,618
                                                                             --------      --------
    Total liabilities and stockholders' equity ........................      $460,358      $419,740
                                                                             ========      ========

See Notes to Consolidated Financial Statements.

COMM BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           ACCUMULATED
                                                                                                 OTHER          TOTAL
                                                           COMMON   CAPITAL   RETAINED   COMPREHENSIVE   STOCKHOLDERS'
FOR THE THREE YEARS ENDED DECEMBER 31, 2001                 STOCK   SURPLUS   EARNINGS    INCOME(LOSS)         EQUITY
-------------------------------------------                ------   -------   --------   -------------   ------------
BALANCE, DECEMBER 31, 1998............................       $729    $6,537    $31,074         $ 1,394        $39,734
Net income............................................                           4,600                          4,600
Dividends declared: $0.57 per share...................                          (1,196)                        (1,196)
Dividend reinvestment plan: 6,409 shares issued.......          2       195                                       197
Repurchase and retirement: 177,647 shares.............        (59)     (533)    (5,091)                        (5,683)
Net changes in other comprehensive income (loss)......                                          (2,177)        (2,177)
                                                             ----    ------    -------         -------        -------
BALANCE, DECEMBER 31, 1999............................        672     6,199     29,387            (783)        35,475
Net income............................................                           4,200                          4,200
Dividends declared: $0.70 per share...................                          (1,395)                        (1,395)
Dividend reinvestment plan: 7,015 shares issued.......          2       217                                       219
Repurchase and retirement: 57,400 shares..............        (19)     (172)    (1,882)                        (2,073)
Net changes in other comprehensive income (loss)......                                           1,192          1,192
                                                             ----    ------    -------         -------        -------
BALANCE, DECEMBER 31, 2000............................        655     6,244     30,310             409         37,618
Net income............................................                           4,700                          4,700
Dividends declared: $0.74 per share...................                          (1,468)                        (1,468)
Dividend reinvestment plan: 7,371 shares issued.......          2       201                                       203
Repurchase and retirement: 16,229 shares..............         (5)      (49)      (397)                          (451)
Net changes in other comprehensive income (loss)......                                             246            246
                                                             ----    ------    -------         -------        -------
BALANCE, DECEMBER 31, 2001............................       $652    $6,396    $33,145         $   655        $40,848
                                                             ====    ======    =======         =======        =======

See Notes to Consolidated Financial Statements.

COMM BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31                                                                2001           2000           1999
                                                                                  --------       --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .................................................................      $  4,700       $  4,200       $  4,600
Adjustments:
  Provision for loan losses ................................................           720            420            535
  Depreciation, amortization and accretion .................................         2,079          1,788          1,787
  Amortization of loan fees ................................................          (117)          (101)          (161)
  Deferred income tax expense ..............................................           172            393             60
  Gains on sale of investment securities available-for-sale ................                         (374)          (408)
  Losses (gains) on foreclosed assets ......................................            61            125            (20)
  Losses on disposition of equipment .......................................             4             24
  Changes in:
    Loans held for sale, net ...............................................        (1,823)           (62)           503
    Accrued interest receivable ............................................          (469)           152            131
    Other assets ...........................................................          (108)           329            511
    Accrued interest payable ...............................................          (135)            38            236
    Other liabilities ......................................................           (43)          (421)          (883)
                                                                                  --------       --------       --------
      Net cash provided by operating activities ............................         5,041          6,511          6,891
                                                                                  --------       --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of investment securities available-for-sale .............                       16,734         11,128
Proceeds from repayments of investment securities available-for-sale .......        25,173         21,758         39,061
Purchases of investment securities available-for-sale ......................       (74,647)        (2,395)       (49,707)
Proceeds from sale of foreclosed assets ....................................           976            399            280
Net increase in lending activities .........................................       (14,924)       (23,069)       (29,714)
Purchases of premises and equipment ........................................          (854)        (1,027)        (3,197)
                                                                                  --------       --------       --------
      Net cash provided by (used in) investing activities ..................       (64,276)        12,400        (32,149)
                                                                                  --------       --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net changes in:
  Money market, NOW, savings and noninterest-bearing accounts ..............        30,592          4,722         23,846
  Time deposits ............................................................         6,892         11,516         (5,616)
  Short-term borrowings ....................................................                       (5,500)         5,500
Payments on long-term debt .................................................           (36)            (3)            (2)
Proceeds from the issuance of common shares ................................           203            219            197
Repurchase and retirement of common shares .................................          (451)        (2,073)        (5,683)
Cash dividends paid ........................................................        (1,450)        (1,364)        (1,157)
                                                                                  --------       --------       --------
      Net cash provided by financing activities ............................        35,750          7,517         17,085
                                                                                  --------       --------       --------
      Net increase (decrease) in cash and cash equivalents .................       (23,485)        26,428         (8,173)
      Cash and cash equivalents at beginning of year .......................        37,419         10,991         19,164
                                                                                  --------       --------       --------
      Cash and cash equivalents at end of year .............................      $ 13,934       $ 37,419       $ 10,991
                                                                                  ========       ========       ========

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
  Interest .................................................................      $ 15,266       $ 15,174       $ 13,786
  Income taxes .............................................................         1,193            952          1,379
Noncash items:
  Transfers of loans to foreclosed assets ..................................         1,464          1,556            379
  Unrealized losses (gains) on investment securities available-for-sale, net      $   (246)      $ (1,192)      $  2,177

See Notes to Consolidated Financial Statements.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF OPERATIONS:

Comm Bancorp, Inc., a bank holding company incorporated under the laws of Pennsylvania, provides a full range of financial services through its wholly-owned subsidiaries: Community Bank and Trust Company ("Community Bank"), including its subsidiaries, Community Leasing Corporation and Comm Financial Services Corporation; and Comm Realty Corporation (collectively, the "Company"). The Company services its individual and commercial customers through fourteen full-service branches located within the Lackawanna, Susquehanna, Wayne and Wyoming counties of Pennsylvania.

Community Bank's primary product is loans to finance one-to-four family residential properties. Other lending products include loans to individuals and small- and medium-sized businesses. Community Bank primarily funds its loans by offering certificates of deposit to commercial enterprises and individuals. Other deposit product offerings include various demand and savings accounts. In addition, Community Bank provides fiduciary services through its Trust Division.

Community Leasing Corporation provides equipment lease financing to small- and middle-market commercial customers. Comm Financial Services Corporation engages in selling insurance products and services and in providing asset management services to individuals and small- and medium-sized businesses. Comm Realty Corporation holds, manages and sells foreclosed or distressed assets on behalf of Community Bank.

The Company faces competition primarily from commercial banks, thrift institutions and credit unions within the Northeastern Pennsylvania market, many of which are substantially larger in terms of assets and capital. In addition, mutual funds and security brokers compete for various types of deposits, and consumer, mortgage, leasing and insurance companies compete for various types of loans and leases. Principal methods of competing for banking and permitted nonbanking services include price, nature of product, quality of service and convenience of location.

The Company is subject to regulations of certain federal and state regulatory agencies and undergoes periodic examinations.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

BASIS OF PRESENTATION:

The consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles ("GAAP"), Regulation S-X, Item 302 of Regulation S-K and reporting practices applied in the banking industry. All significant intercompany balances and transactions have been eliminated in the consolidation. The Company also presents herein condensed parent company only financial information regarding Comm Bancorp, Inc. ("Parent Company"). Prior period amounts are reclassified when necessary to conform with the current year's presentation.

SEGMENT DISCLOSURE:

Public companies are required by GAAP to report information about operating segments in annual financial statements and to report selected information about operating segments in interim financial reports issued to stockholders. GAAP permits the aggregation of two or more operating segments into a single segment if the segments have similar: (i) economic characteristics; (ii) products and services; (iii) operating processes; (iv) customer bases; (v) delivery systems; and (vi) regulatory oversight. The Company's fourteen branch banking offices, all similar with respect to these characteristics, have exhibited similar long-term financial performance. Therefore, they were aggregated into a single operating segment.

Community Leasing Corporation, Comm Financial Services Corporation and Comm Realty Corporation did not meet the quantitative thresholds for required segment disclosure under GAAP.

USE OF ESTIMATES:

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Significant estimates that are particularly susceptible to material change in the next year relate to the allowance for loan losses, fair value of financial instruments, and the valuations of real estate acquired through foreclosure and intangible assets. Actual results could differ from those estimates.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Management maintains the allowance for loan losses at a level it believes adequate to absorb probable credit losses related to specifically identified loans as well as probable incurred loan losses inherent in the remainder of the loan portfolio as of the balance sheet date. The balance in the allowance for loan losses account is based on past events and current economic conditions. The Company employs the federal banking regulatory agencies' Interagency Policy Statement on the Allowance for Loan Losses as the primary analytical tool in assessing the adequacy of the allowance account. This Statement requires adherence to GAAP for determining the adequacy of the allowance for loan losses account for both financial and regulatory reporting purposes. Under GAAP, the adequacy of the allowance account is determined based on the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," for loans specifically identified to be individually evaluated for impairment and the requirements of SFAS No. 5, "Accounting for Contingencies," for large groups of smaller-balance homogeneous loans to be collectively evaluated for impairment.

The allowance for loan losses account consists of an allocated element and an unallocated element. The allocated element consists of a specific portion for the impairment of loans individually evaluated under SFAS No. 114, and a formula portion for the impairment of those loans collectively evaluated under SFAS No. 5.

Identified loans individually evaluated for impairment under SFAS No. 114 include: (i) loans to borrowers having an aggregate exposure of $500 or more;
(ii) loans that are past due 30 days or more; and (iii) any loans internally classified as substandard, doubtful, loss or special mention. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. All amounts due according to the contractual terms means that both the contractual interest payments and the contractual principal payments of a loan will be collected as scheduled in the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

shortfall in relation to the principal and interest owed. Loans considered impaired under SFAS No. 114 are measured for impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. If the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral, if the loan is collateral dependent, is less than the recorded investment in the loan, including accrued interest and net deferred loan fees, the Company will recognize the impairment by adjusting the allowance for loan losses account through charges to earnings as a provision for loan losses. For identified loans considered not impaired, management determines if these loans share similar risk with those grouped and collectively evaluated for impairment under SFAS No. 5.

Large groups of smaller-balance homogeneous loans and those identified loans considered not impaired having similar characteristics as these groups are segregated into major pools and are collectively evaluated, on a pool-by-pool basis, for impairment under SFAS No. 5. Impairment for each of the major loan pools is determined by applying a total loss factor to the current balance outstanding for each individual pool. The total loss factor is comprised of a historical loss factor using the loss migration method plus a qualitative factor, which adjusts the historical loss factor for changes in trends, conditions and other relevant factors that may affect repayment of the loans in these pools as of the evaluation date. Loss migration involves determining the percentage of each pool that is expected to ultimately result in loss based on historical loss experience. The historical loss factor is based on the ratio of net loans charged-off to loans, net of unearned income. These historical loss percentages are updated quarterly and are based on the average actual amount of loans in each pool that resulted in loss over the past eight quarters. Management adds to these historical loss factors a qualitative factor that represents a number of environmental risks that may cause estimated credit losses associated with the current portfolio to differ from historical loss experience. These environmental risks include: (i) changes in lending policies and procedures including underwriting standards and collection, charge-off and recovery policies; (ii) changes in the composition and volume of the portfolio;
(iii) changes in national, local and industry conditions; (iv) changes in the volume of classified loans, including past due, nonaccrual, troubled debt restructuring and other loan modifications; (v) changes in the levels of, and trends in, charge-offs and recoveries; (vi) the existence and effect of any concentrations of credit and changes in the level of such concentrations; (vii) changes in the experience, ability, and depth of lending management and other relevant staff; (viii)

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

changes in the quality of the loan review system and the degree of oversight by the board of directors; and (ix) the effect of external factors such as competition and legal and regulatory requirements.

Loans identified to be collectively evaluated for impairment are separated into three major pools in order to determine applicable loss factors. These pools include: (i) identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of substandard or special mention, (ii) identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of superior, satisfactory, marginal or watch and
(iii) identified loans to be collectively evaluated for impairment and not having an internal loan grading classification. Specifically, management applies loss factors to identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of substandard or special mention based on actual historical loss experience over the latest eight quarters, adjusted for current environmental risks for the Company's portfolio of loans having these loan grading classifications. Loss factors applied to identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of superior, satisfactory, marginal or watch are based on actual historical loss experience and current environmental factors for the Company's portfolio of loans having these loan grading classifications. Loans collectively evaluated under SFAS No. 5 and not internally classified are applied a loss factor based on the actual historical loss experience and current environmental conditions for the overall loan portfolio. The loss factors for these pools are further defined for the major classifications of loans including: (i) commercial, financial and others; (ii) real estate- construction;
(iii) real estate-mortgage; (iv)consumer; and (v)lease financing.

The unallocated element is used to cover inherent losses that exist as of the evaluation date, but which have not been identified as part of the allocated allowance using the above impairment evaluation methodology due to limitations in the process. One such limitation is the imprecision of accurately estimating the impact current economic conditions will have on historical loss rates. Variations in the magnitude of impact may cause estimated credit losses associated with the current portfolio to differ

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

from historical loss experience, resulting in an allowance that is higher or lower than the anticipated level. Management establishes the unallocated element of the allowance by considering a number of environmental risks similar to the ones used for determining the qualitative factors. Management continually monitors trends in historical and qualitative factors, including trends in the volume, composition, and credit quality of the portfolio. Management utilizes these trends to evaluate the reasonableness of the unallocated element.

Management monitors the adequacy of the allocated portion of the allowance quarterly and adjusts the allowance for any deficiencies through normal operations. This self-correcting mechanism reduces potential differences between estimates and actual observed losses. In addition, the unallocated portion of the allowance is examined quarterly to ensure that it remains relatively constant in relation to the total allowance unless there are changes in the related criteria that would indicate a need to either increase or decrease it. The determination of the allowance for loan loss level is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Accordingly, management cannot ensure that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required resulting in an adverse impact on operating results.

Additionally, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and foreclosed real estate. These agencies may require the Company to recognize additions to the allowance based on information available to them at the time of their examination. Management is unaware of any such requirements based on the most recent final regulatory examination report delivered to the Company on June 1, 2001.

As subsequently discussed in this note, in cases where quoted market prices are not available, fair values of financial instruments are based on estimates using present value or other valuation techniques which are subject to change.

Real estate acquired in connection with foreclosures or in satisfaction of loans is written-down to the lower of the related loan balance or 80.0 percent of fair market value for residential properties or 75.0 percent of fair market value for commercial properties based upon estimates derived through independent appraisals. However, proceeds realized from sales may ultimately be higher or lower than those estimates.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Intangible assets include goodwill that resulted from the acquisition of The First National Bank of Nicholson and a core deposit intangible that resulted from the assumption of deposit liabilities in the acquisition of two branches. These assets are periodically evaluated for impairment with a charge to earnings recorded in the current period if future benefits are not derived from these assets.

INVESTMENT SECURITIES:

Investment securities are classified and accounted for as either held-to-maturity, available-for-sale or trading based on management's intent at the time of acquisition. Management is required to reassess the appropriateness of the classifications at each reporting date. The Company does not buy or hold securities principally for the purpose of selling them in the near term in order to generate profits from market appreciation. Accordingly, there were no investment securities classified as trading at December 31, 2001 and 2000.

The Company classifies debt securities as held-to-maturity when management has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premium and accretion of discount. The Company did not have any investment securities classified as held-to-maturity at December 31, 2001 and 2000.

Investment securities are designated as available-for-sale when they are to be held for indefinite periods of time for the purpose of implementing management's asset/liability strategies. The Company may also sell these securities in response to changes in interest rates, prepayment risk, liquidity requirements or other circumstances identified by management.

Available-for-sale securities are carried at estimated fair value with unrealized gains and losses and their related income tax effect included in other comprehensive income, which is reported as a separate component of stockholders' equity, net of income tax, except for restricted equity investment securities of the Federal Home Loan Bank of Pittsburgh ("FHLB- Pgh") and the Federal Reserve Bank of Philadelphia ("FRB") which are carried at cost. Estimated fair values for investment securities are based on quoted market prices from a national electronic pricing service. Except for restricted equity investment securities, all of the Company's investments trade actively in a liquid market.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Realized gains and losses are computed using the specific identification method and are included in noninterest income. Premiums are amortized and discounts are accreted over the contractual lives of investment securities using the interest method, except for mortgage-backed securities, where amortization or accretion is prorated based on principal repayments.

Management periodically evaluates each investment security to determine if a decline in fair value below its amortized cost is other than temporary. If a decline is judged to be other than temporary, the individual security is written-down to fair value with the amount of the write-down included in earnings.

Transfers of securities between categories are recorded at fair value at the date of the transfer. The accounting for the resulting unrealized gains or losses is determined by the category into which the security is transferred. There were no transfers of securities between categories during the years ended December 31, 2001 and 2000.

On January 1, 2001, the Company adopted SFAS Nos. 133 and 138. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, collectively referred to as derivatives, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheets and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. If certain conditions are met, a derivative may be specifically designated as: (i) a hedge of certain exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment; (ii) a hedge of the exposure to variable cash flows of a forecasted transaction; or (iii) a hedge of foreign currency exposures. SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," amended SFAS No. 133 by addressing a limited number of issues causing implementation difficulties for a large number of entities. The adoption of these Statements did not have a material effect on operating results or financial position, as the Company has no instruments that qualify as derivatives or hedges.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

LOANS HELD FOR SALE, NET:

Loans held for sale consist of one-to-four family residential mortgages originated and intended for sale in the secondary market. The loans are carried in aggregate at the lower of cost or estimated market value, based upon current delivery prices in the secondary mortgage market. Net unrealized losses are recognized through a valuation allowance by corresponding charges to income. Gains or losses on the sale of these loans are recognized in noninterest income at the time of sale using the specific identification method. Loan origination fees, net of certain direct loan origination costs, are included in net gains or losses upon the sale of the related mortgage loan. All loans are sold without recourse. The aggregate cost of these loans was lower than their estimated market value at December 31, 2001 and 2000, accordingly, no valuation allowance was deemed necessary.

LOANS:

Loans, including direct financing leases, are stated at outstanding principal balances, net of unearned interest and deferred loan fees. Interest income is accrued on the principal amount outstanding, except for certain scheduled payment loans for which interest is accrued based on a predetermined amortization schedule. Unearned interest on leases and installment loans is recognized over the respective loan terms using the effective interest method. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized over the contractual life of the related loan as an adjustment to yield using the effective interest method. For direct financing leases, any gain or loss realized upon disposal of equipment returned at the end of the lease term is included in other income or expense.

On December 26, 2001, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 01-6, "Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others." SOP 01-6 eliminates differences in accounting and disclosure requirements established by the respective AICPA Audit and Accounting Guides, "Banks and Savings Institutions," "Audits of Credit Unions," and "Audits of Finance Companies," where such differences are not warranted. In addition, SOP 01-6 carries forward accounting guidance for transactions unique to certain financial entities. SOP 01-6 applies to all banks, savings institutions, credit unions and other entities subject to

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

the aforementioned AICPA Audit and Accounting Guides and is effective for financial statements issued for fiscal years beginning after December 15, 2001. The adoption of SOP 01-6 on January 1, 2002, is not expected to have a material effect on the operating results or financial position of the Company.

NONPERFORMING ASSETS:

Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans include nonaccrual loans, restructured loans and accruing loans past due 90 days or more. Generally, a loan is classified as nonaccrual when it is determined that the collection of all or a portion of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual, interest accruals discontinue and uncollected accrued interest is reversed against income in the current period. Interest collections, after a loan has been placed on nonaccrual status, are credited to a suspense account until either the loan is returned to performing status or charged-off. The interest accumulated in the suspense account is credited to income if the nonaccrual loan is returned to performing status. However, if the nonaccrual loan is charged-off, the accumulated interest is applied as a reduction to principal at the time the loan is charged-off. A nonaccrual loan is returned to performing status when the loan is current as to principal and interest and has performed according to the contractual terms for a minimum of six months.

Restructured loans are loans with original terms, interest rate, or both, that have been modified as a result of a deterioration in the borrower's financial condition. Interest income on restructured loans is recognized when earned, using the interest method. There were no restructured loans outstanding at December 31, 2001. One restructured loan was outstanding at December 31, 2000. During 2001, this loan began performing according to its original terms and was removed from nonperforming status.

The Company recognizes interest income on impaired loans based on its policy for nonaccrual, restructured or accruing loans depending on the status of the impaired loan.

Foreclosed assets are comprised of properties acquired through foreclosure proceedings or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosures. The Company includes such

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

properties in other assets. A loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets are recorded at the lower of the related loan balance or 80.0 percent of its fair market value for residential properties or 75.0 percent of its fair market value for commercial properties at the time of acquisition. Any excess of the loan balance over the recorded value is charged to the allowance for loan losses. Subsequent declines in the recorded values of the properties prior to their disposal and costs to maintain the assets are included in other expenses. No allowance for losses has been established subsequent to the acquisition of foreclosed assets during the three years ended December 31, 2001. Any gain or loss realized upon disposal of foreclosed assets is included in noninterest income or noninterest expense. The historical average holding period for such properties is less than twelve months.

ALLOWANCE FOR LOAN LOSSES:

The allowance for loan losses account is established through charges to earnings as a provision for loan losses. Loans, or portions of loans, determined to be uncollectible are charged against the allowance account and subsequent recoveries, if any, are credited to the account. Nonaccrual, restructured and large delinquent commercial and real estate loans are reviewed monthly to determine if carrying value reductions are warranted or if these classifications should be changed. Consumer loans are considered losses when they are 120 days past due, except those expected to be recovered through insurance or collateral disposition proceeds.

Management evaluates the adequacy of the allowance for loan losses account quarterly. Identified loans individually evaluated for impairment under SFAS No. 114 are reviewed to determine if impairment exists or if the level of impairment has changed. Historical loss factors and qualitative factors are updated and used to estimate the level of impairment for loans collectively evaluated under SFAS No. 5. Based on these evaluations, the allowance for loan losses account is adjusted for any deficiency through the provision for loan losses in the current period.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under home equity and credit card arrangements, and

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

commercial letters of credit. These financial instruments are recorded in the financial statements when they are exercised. Fees on commercial letters of credit and on unused, available lines of credit are recorded as service charges, fees and commissions and are included in noninterest income when earned.

PREMISES AND EQUIPMENT, NET:

Land is stated at cost. Premises, equipment and leasehold improvements are stated at cost less accumulated depreciation. The cost of routine maintenance and repairs is expensed as incurred. The cost of major replacements, renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are eliminated and any resulting gain or loss is reflected in noninterest income or noninterest expense. Depreciation is computed principally using the straight-line method based on the following useful lives:

Premises...........................................................  15-45 years
Equipment..........................................................   3-10 years
Leasehold improvements.............................................     15 years

On July 1, 2000, the Company adopted the Financial Accounting Standards Board's ("FASB") Emerging Issues Task Force ("EITF") Issue No. 00-2, "Accounting for Web Site Development Costs," which provides accounting guidance for certain web site development costs. The costs addressed in Issue No. 00-2 include those related to the planning stage, web site application and infrastructure development stage, graphics development, content development and operating stage. During 2000, the Company capitalized costs of $71 incurred for the development of its web site. During 2001, the web site became fully operational. According to this EITF, any costs incurred during the operating stage should be expensed as incurred. Costs related to the operation of the web site, included in other expenses, totaled $28 in 2001. No costs were incurred in 2000 or 1999 related to the operation of the web site.

On August 16, 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 amends SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Companies." SFAS No. 143 applies to all entities and addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to the legal obligations

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

associated with the retirement of long-lived assets that result from the acquisition, construction, development and normal operations of a long- lived asset, except for certain obligations of lessees. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of this Statement on January 1, 2003, is not expected to have a material effect on the operating results or financial position of the Company.

On October 3, 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets." This Statement replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to Be Disposed Of," and the accounting and reporting provisions of Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of business. This Statement also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and resolves significant implementation issues related to SFAS No. 121. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The adoption of this Statement on January 1, 2002, is not expected to have a material effect on the operating results or financial position of the Company.

MORTGAGE SERVICING RIGHTS:

The Company has adopted SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which replaces the similarly titled SFAS No. 125. SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but carries over most of the provisions of SFAS No. 125 without reconsideration. The standards continue to be based on a consistent application of a "financial-components approach" that focuses on control.

Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The adoption of SFAS No. 140 did not have a material effect on the operating results or financial position of the Company.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

A mortgage servicing right is determined by allocating the total costs incurred between the loan sold and the servicing right, based on their relative fair values at the date of the sale. The servicing right is amortized in proportion to, and over the period of, estimated net servicing income. In addition, a servicing right is assessed for impairment at each reporting date based on the fair value of the right. To determine the fair value of the servicing right, the Company estimates the present value of future cash flows incorporating assumptions such as cost of servicing, discount rates, prepayment speeds and default rates. For purposes of measuring impairment, the rights are stratified by loan type, term and interest rate. The amount of impairment recognized, through a valuation allowance, is the amount by which the mortgage servicing rights for a stratum exceed their fair value. Mortgage servicing rights are included in other assets. Amortization of the rights is included in noninterest income as a charge against mortgage servicing fees.

BUSINESS COMBINATIONS AND INTANGIBLE ASSETS:

On July 20, 2001, the FASB issued SFAS No. 141, "Business Combinations," which supersedes APB Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." Previously, under APB No. 16, business combinations were accounted for using one of two methods, the pooling-of-interests method or the purchase method. SFAS No. 141 eliminated the pooling-of-interests method and required that the purchase method be used for all business combinations initiated after June 30, 2001. The adoption of this Statement on July 1, 2001, did not have a material effect on operating results or financial position as the Company had no pending business combinations.

On July 20, 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which supersedes APB Opinion No. 17, "Intangible Assets." SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment only approach. Amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this Statement. However, goodwill is then required to be tested for impairment at the reporting unit level annually and whenever an impairment indicator arises. Goodwill impairment losses should be reported in the income statement as a separate line item within operations, except for such losses included in the calculation of a gain or loss from discontinued operations. In addition, intangible assets that have an indefinite useful life are not amortized but are also tested for impairment. The provisions of this Statement are required to be applied

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

starting with fiscal years beginning after December 15, 2001. The adoption of SFAS No. 142 on January 1, 2002, is expected to affect the results of operations by eliminating the annual amortization expense on goodwill of $218. However, this estimate may change due to the recognition of any impairment losses that arise from the initial application of this Statement or any future tests for impairment.

Goodwill, the excess cost over the net assets acquired in a business combination accounted for as a purchase, is included in other assets and was amortized on a straight-line basis over 15 years prior to the adoption of SFAS No. 142. Beginning January 1, 2002, amortization of goodwill ceased and goodwill will be tested for impairment annually or if circumstances arise indicating impairment has occurred. Impairment losses that may arise from such testing will be reported in the income statement as a separate line item within operations. Impairment losses that arise due to the initial application of SFAS No. 142 are reported as a change in accounting principle. The core deposit intangible that resulted from branch acquisitions is included in other assets and amortized on a straight-line basis over eight years. Management, on a periodic basis, reviews the core deposit intangible and evaluates events or changes in circumstances that may indicate impairment in the carrying amounts of these assets. Impairment, if any, is measured based on the fair value of the intangible asset. As of December 31, 2001 and 2000, there were no events or changes in circumstances that would lead management to believe that the carrying amounts of these assets may not be recoverable.

EMPLOYEE BENEFIT PLANS:

The Company has a defined contribution plan covering all employees who have completed 1,000 hours of service, attained 21 years of age and have been employed by the Company for at least one year. Contributions to the plan are determined by the Board of Directors and are based on a prescribed percentage of annual net income allocated to each participant based on their pro rata share of annual compensation. Pension costs are accrued monthly to salaries and benefits expense with the plan being funded annually.

TRUST ASSETS:

Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets since they are not the Company's assets. Trust income is recorded on a cash basis, which is not materially different than if reported on an accrual basis, and is

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

included in noninterest income. Revenue from trust services did not meet any of the quantitative thresholds for required segment disclosure under SFAS No. 131.

STATEMENTS OF CASH FLOWS:

The Consolidated Statements of Cash Flows are presented using the indirect method. For the purpose of cash flow, cash and cash equivalents include cash on hand, cash items in the process of collection, noninterest-bearing deposits with other banks, balances with the FRB and FHLB-Pgh and federal funds sold. Federal funds sold are highly-liquid investments sold for one- day periods.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial. Accordingly, such assets and liabilities are excluded from disclosure requirements. For example, no benefit is recorded for the value of low- cost funding subsequently discussed. In addition, Community Bank's Trust Division contributes fee income annually. Trust assets and liabilities are not considered financial instruments for this disclosure, and their values have not been incorporated into the fair value estimates. Other significant items that are not considered financial instruments include deferred tax assets, premises and equipment, foreclosed assets and intangible assets. Accordingly, the net aggregate fair value amounts presented do not represent the underlying value of the Company.

The Company's assets that were considered financial instruments approximated
96.8 percent and 96.5 percent of total assets at December 31, 2001 and 2000, respectively. Liabilities that were considered financial instruments approximated 99.7 percent and 99.6 percent of total liabilities at December 31, 2001 and 2000, respectively. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets. In many cases, these values cannot be realized in immediate settlement of the instrument.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

The following methods and assumptions were used by the Company to construct the summary table in Note 11 containing the fair values and related carrying amounts of financial instruments:

CASH AND CASH EQUIVALENTS: The carrying values of cash and cash equivalents as reported on the balance sheet approximate fair value.

INVESTMENT SECURITIES: The fair value of investment securities is based on quoted market prices. The carrying values of restricted equity securities approximate fair value.

LOANS HELD FOR SALE, NET: The fair value of loans held for sale, net, are based on quoted market prices.

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

DEPOSITS WITH STATED MATURITIES: The carrying value of adjustable-rate, fixed-term time deposits approximates their fair value at the reporting date. For fixed-rate time deposits, the present value of future cash flows is used to estimate fair value. The discount rates used are the current rates offered for time deposits with similar maturities.

LONG-TERM DEBT: The fair value of the fixed-rate, long-term debt is estimated based on rates currently available to the Company for debt with similar terms.

ACCRUED INTEREST PAYABLE: The carrying value of accrued interest payable as reported on the balance sheet approximates fair value.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

COMMITMENTS: The majority of commitments to extend credit, unused portions of home equity and credit card lines and letters of credit carry current market interest rates if converted to loans. Because such commitments are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts and is included in net loans.

COMPREHENSIVE INCOME:

The components of comprehensive income and their related tax effects are reported in the Consolidated Statements of Income and Comprehensive Income. The accumulated other comprehensive income included in the Consolidated Statements of Changes in Stockholders' Equity relates entirely to the net unrealized gains and losses on available-for-sale securities.

ADVERTISING COSTS:

Advertising costs are expensed as incurred and totaled $332 in 2001, $328 in 2000 and $287 in 1999.

INCOME TAXES:

The Company recognizes the current and deferred tax consequences of all transactions that have been recognized in the financial statements using the provisions of the enacted tax laws. Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences by applying enacted statutory tax rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The amount of deferred tax assets is reduced, if necessary, to the amount that, based on available evidence, will more likely than not be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The Parent Company and its subsidiaries file a consolidated federal income tax return. The subsidiaries provide for income taxes on a separate return basis, and remit amounts determined to be currently payable to the Parent Company.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

EARNINGS PER COMMON SHARE:

The Company had no dilutive potential common shares outstanding during the three-year period ended December 31, 2001, therefore, the per share data presented on the face of the Consolidated Statements of Income and Comprehensive Income relates to basic per share amounts.

2. CASH AND DUE FROM BANKS:

The Federal Reserve Act, as amended, imposes reserve requirements on all member depository institutions. The Company's required reserve balances, which were satisfied through the restriction of vault cash, were $1,432 and $853 at December 31, 2001 and 2000, respectively. These reserve requirements averaged $1,000 in 2001 and $3,782 in 2000.

Community Bank maintains compensating balances with the FRB and various other correspondent banks, most of which are not required, to offset specific charges for check clearing and other services. Balances maintained for this purpose were $9,092 and $7,972 at December 31, 2001 and 2000, respectively. Compensating balances with correspondent banks averaged $5,169 in 2001 and $5,373 in 2000.

3. INVESTMENT SECURITIES:

All investment securities were classified as available-for-sale for the years ended December 31, 2001 and 2000. The amortized cost and fair value of available-for-sale securities at December 31, 2001 and 2000, are summarized as follows:

                                               AMORTIZED    UNREALIZED   UNREALIZED       FAIR
DECEMBER 31, 2001                                   COST         GAINS       LOSSES      VALUE
-----------------                              ---------    ----------   ----------   --------
U.S. Government agencies....................    $  1,007        $   60                $  1,067
State and municipals........................      41,476           647         $333     41,790
Mortgage-backed securities..................      75,011           900          353     75,558
Equity securities...........................       1,871            71                   1,942
                                                --------        ------         ----   --------
  Total.....................................    $119,365        $1,678         $686   $120,357
                                                ========        ======         ====   ========

                                               AMORTIZED    UNREALIZED   UNREALIZED       FAIR
DECEMBER 31, 2000                                   COST         GAINS       LOSSES      VALUE
-----------------                              ---------    ----------   ----------    -------
U.S. Treasury securities....................     $ 3,006                       $  5    $ 3,001
U.S. Government agencies....................       1,009          $ 16                   1,025
State and municipals........................      19,283           795            3     20,075
Mortgage-backed securities..................      45,505            50          286     45,269
Equity securities...........................       1,823            53                   1,876
                                                 -------          ----         ----    -------
  Total.....................................     $70,626          $914         $294    $71,246
                                                 =======          ====         ====    =======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. INVESTMENT SECURITIES (CONTINUED):

There were no sales of investment securities in 2001. Proceeds from the sales of available-for-sale securities amounted to $16,734 in 2000 and $11,128 in 1999. Gross gains of $383 and $408 were realized on the sale of securities in 2000 and 1999, respectively. Gross losses of $9 were realized on the sale of securities in 2000. There were no gross losses realized on the sale of securities in 1999. The income tax provision applicable to net realized gains amounted to $127 in 2000 and $139 in 1999.

Net unrealized holding gains and losses on available-for-sale securities are included as a separate component in stockholders' equity. The Company had net unrealized holding gains of $655, net of deferred income taxes of $337 at December 31, 2001, and $409, net of deferred income taxes of $211 at December 31, 2000.

Investment securities with an amortized cost of $44,792 at December 31, 2001, and $41,918 at December 31, 2000, were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. The fair value of these securities was $45,458 at December 31, 2001, and $41,678 at December 31, 2000.

The maturity distribution of the amortized cost, fair value and weighted-average, tax-equivalent yield of the available-for-sale portfolio at December 31, 2001, is summarized in the table that follows. The weighted- average yield based on amortized cost has been computed for state and municipals on a tax-equivalent basis using the statutory tax rate of 34.0 percent. The distributions are based on contractual maturity with the exception of mortgage-backed securities, including collateralized mortgage obligations ("CMOs"), and equity securities. Mortgage-backed securities and CMOs have been presented based upon estimated cash flows, assuming no change in the current interest rate environment. Equity securities with no stated contractual maturities are included in the "After ten years" maturity distribution. Expected maturities may differ from contracted maturities, or estimated maturities for mortgage-backed securities and CMOs, because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. INVESTMENT SECURITIES (CONTINUED):

                                                     AFTER ONE         AFTER FIVE
                                    WITHIN           BUT WITHIN        BUT WITHIN           AFTER
                                   ONE YEAR          FIVE YEARS        TEN YEARS          TEN YEARS           TOTAL
                                -------------      -------------     -------------      -------------     --------------
DECEMBER 31, 2001               AMOUNT  YIELD      AMOUNT  YIELD     AMOUNT  YIELD      AMOUNT  YIELD     AMOUNT   YIELD
-----------------               ------  -----      ------  -----     ------  -----      ------  -----     ------   -----
Amortized cost:
U.S. Government agencies..                        $ 1,007   6.20%                                        $  1,007   6.20%
State and municipals......     $   655   6.36%        995   6.66    $ 8,144   7.81%    $31,682   7.53%     41,476   7.55
Mortgage-backed securities      21,469   6.71      41,314   6.20     11,770   5.74         458   6.29      75,011   6.27
Equity securities.........                                                               1,871   6.43       1,871   6.43
                               -------            -------           -------            -------           --------
  Total...................     $22,124   6.70%    $43,316   6.21%   $19,914   6.59%    $34,011   7.45%   $119,365   6.72%
                               =======            =======           =======            =======           ========

Fair value:
U.S. Government agencies..                        $ 1,067                                                $  1,067
State and municipals......     $   661              1,011           $ 8,449            $31,669             41,790
Mortgage-backed securities      21,752             41,737            11,614                455             75,558
Equity securities.........                                                               1,942              1,942
                               -------            -------           -------             ------           --------
  Total...................     $22,413            $43,815           $20,063            $34,066           $120,357
                               =======            =======           =======            =======           ========

Except for U.S. Government agencies, including mortgage-backed securities, there were no securities of any individual issuer that exceeded 10.0 percent of stockholders' equity at December 31, 2001 and 2000. All securities, except for $78 of tax-exempt obligations of local municipalities, are considered "investment grade," receiving a rating of "Baa" or higher from Moody's or "BBB" or higher from Standard and Poor's rating services at December 31, 2001.

4. LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES:

The major classifications of loans outstanding, net of unearned interest of $3,055 and $3,284 and loan fees of $447 and $458 at December 31, 2001 and 2000, respectively, are summarized as follows:

DECEMBER 31                                                             2001        2000
-----------                                                         --------    --------
Commercial, financial and others..................................  $ 71,512    $ 49,476
Real estate:
  Construction....................................................     5,285       3,546
  Mortgage........................................................   195,915     205,771
Consumer, net.....................................................    36,346      37,800
Lease financing, net..............................................     1,264         937
                                                                    --------    --------
    Total.........................................................  $310,322    $297,530
                                                                    ========    ========

Fixed-rate loans totaled $212,701 and $221,571, while loans with adjustable interest rates were $97,621 and $75,959, respectively, at December 31, 2001 and 2000.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED):

The maturity distribution of the loan portfolio by major classification at December 31, 2001, is summarized as follows:

                                                    AFTER ONE
                                        WITHIN      BUT WITHIN       AFTER
DECEMBER 31, 2001                      ONE YEAR     FIVE YEARS     FIVE YEARS        TOTAL
------------------------------------------------------------------------------------------
Maturity schedule:
Commercial, financial and others....    $32,239        $14,095       $ 25,178     $ 71,512
Real estate:
  Construction......................      5,285                                      5,285
  Mortgage..........................     18,772         52,677        124,466      195,915
Consumer, net.......................     12,984         19,616          3,746       36,346
Lease financing, net................        461            803                       1,264
                                        -------        -------       --------     --------
    Total...........................    $69,741        $87,191       $153,390     $310,322
                                        =======        =======       ========     ========

Loans outstanding to directors, executive officers, principal stockholders or to their affiliates totaled $2,553 at December 31, 2001, and $2,524 at December 31, 2000. Advances and repayments during 2001 totaled $984 and $955, respectively. These loans are made during the ordinary course of business at normal credit terms. There were no related party loans that were classified as nonaccrual, past due, restructured or considered a potential credit risk at December 31, 2001 and 2000.

At December 31, 2001, the majority of the Company's loans were at least partially secured by real estate in Lackawanna, Susquehanna, Wayne and Wyoming counties of Northeastern Pennsylvania. Therefore, a primary concentration of credit risk is directly related to the real estate market in Northeastern Pennsylvania. Changes in the general economy, local economy or in the real estate market could affect the ultimate collectibility of this portion of the loan portfolio. Management does not believe there are any other significant concentrations of credit risk that could affect the loan portfolio.

The analysis of changes affecting the allowance for loan losses account for each of the three years ended December 31, 2001, 2000 and 1999, is summarized as follows:

                                                                  2001       2000     1999
                                                                 ------    -------   ------
Balance, January 1.............................................  $3,285    $ 3,799   $4,050
Provision for loan losses......................................     720        420      535
Loans charged-off..............................................    (916)    (1,029)    (964)
Loans recovered................................................     131         95      178
                                                                 ------    -------   ------
Balance, December 31...........................................  $3,220    $ 3,285   $3,799
                                                                 ======    =======   ======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED):

Information concerning nonperforming assets at December 31, 2001 and 2000, is summarized as follows:

DECEMBER 31                                                                2001    2000
                                                                          ------  ------
Nonaccrual loans:
Commercial, financial and others........................................  $  113  $  141
Real estate:
  Construction..........................................................
  Mortgage..............................................................   1,045   1,469
Consumer, net...........................................................     190      74
Lease financing, net....................................................
                                                                          ------  ------
    Total nonaccrual loans..............................................   1,348   1,684
                                                                          ------  ------

Restructured loans......................................................             124
                                                                          ------  ------

Accruing loans past due 90 days or more:
Commercial, financial and others........................................     107      23
Real estate:
  Construction..........................................................
  Mortgage..............................................................     372     449
Consumer, net...........................................................     225     353
Lease financing, net....................................................
                                                                          ------  ------
    Total accruing loans past due 90 days or more.......................     704     825
                                                                          ------  ------
    Total nonperforming loans...........................................   2,052   2,633
Foreclosed assets.......................................................   1,818   1,391
                                                                          ------  ------
    Total nonperforming assets..........................................  $3,870  $4,024
                                                                          ======  ======

Information relating to the recorded investment in impaired loans at December 31, 2001 and 2000, is summarized as follows:

DECEMBER 31                                                                2001    2000
                                                                          ------  ------
Impaired loans:
With a related allowance................................................  $  910  $1,684
With no related allowance...............................................   1,035     124
                                                                          ------  ------
  Total.................................................................  $1,945  $1,808
                                                                          ======  ======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED):

The analysis of changes affecting the allowance for loan losses related to impaired loans for each of the three years ended December 31, 2001, 2000 and 1999, is summarized as follows:

                                                                    2001    2000    1999
                                                                   -----   -----   -----
Balance, January 1...............................................  $ 405   $ 613   $ 642
Provision for loan losses........................................    483     116     472
Loans charged-off................................................   (498)   (324)   (546)
Loans recovered..................................................     13              45
                                                                   -----   -----   -----
Balance, December 31.............................................  $ 403   $ 405   $ 613
                                                                   =====   =====   =====

Interest income on impaired loans that would have been recognized had the loans been current and the terms of the loans not been modified, the aggregate amount of interest income recognized and the amount recognized using the cash-basis method, and the average recorded investment in impaired loans for the three years ended December 31, 2001, are summarized as follows:

YEAR ENDED DECEMBER 31                                             2001     2000     1999
                                                                  ------   ------   ------
Gross interest due under terms..................................  $  194   $  293   $  253
Interest income recognized......................................     276      104       53
                                                                  ------   ------   ------
Interest income not recognized (recognized in excess of due)....  $  (82)  $  189   $  200
                                                                  ======   ======   ======

Interest income recognized (cash-basis).........................  $  276   $  104   $   53

Average recorded investment in impaired loans...................  $2,476   $2,473   $2,564

Cash received on impaired loans applied as a reduction of principal totaled $349 in 2001, $264 in 2000 and $266 in 1999. There were no commitments to extend additional funds to customers with impaired loans at December 31, 2001 and 2000.

5. COMMITMENTS, CONCENTRATIONS AND CONTINGENT LIABILITIES:

In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements. Management does not anticipate that losses, if any, that may occur as a result of funding off-balance sheet commitments, would have a material adverse effect on the operating results or financial position of the Company.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

5. COMMITMENTS, CONCENTRATIONS AND CONTINGENT LIABILITIES (CONTINUED):

The contractual amounts of off-balance sheet commitments at December 31, 2001 and 2000, are summarized as follows:

DECEMBER 31                                                               2001     2000
                                                                        -------  -------
Commitments to extend credit..........................................  $28,726  $25,873
Unused portions of home equity and credit card lines..................    5,464    3,904
Commercial letters of credit..........................................    1,007    1,278
                                                                        -------  -------
  Total...............................................................  $35,197  $31,055
                                                                        =======  =======

The Company's involvement in, and exposure to, credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, unused portions of home equity and credit card lines and commercial letters of credit is represented by the contractual amounts of those instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commercial letters of credit are conditional commitments issued by the Company to support customers in the purchase of commercial goods. These letters of credit are automatically renewable upon their anniversary date unless canceled prior to such date at the option of the Company.

To reduce credit risk related to the use of off-balance sheet credit- related financial instruments, the Company might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Company's credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment and real estate. Allowance for credit losses, if any, on off-balance sheet commitments is reported separately as a liability. No allowance was deemed necessary at December 31, 2001 and 2000. These commitments are generally issued for one year or less and often expire unused in whole or in part by the customer.

The Company provides deposit and loan products and other financial services to individual and corporate customers in its four-county market area of Lackawanna, Susquehanna, Wayne and Wyoming. There are no significant concentrations of credit risk from any individual counterparty or groups of counterparties, except for locational concentrations. The concentrations of the credit portfolio by loan type are set forth in Note 4. Collateral is required for all real estate exposure and for most other loans, including off-balance sheet commitments upon extension of credit. Loan-to-value ratios of no greater than 80.0 percent are maintained, except in the case of loans secured by deposits or U.S. Government securities. The amount of collateral obtained is based on management's credit evaluation of the customer. Collateral varies but may include property, plant and equipment,

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

5. COMMITMENTS, CONCENTRATIONS AND CONTINGENT LIABILITIES (CONTINUED):

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

Securities and short-term investment activities are conducted with a diverse group of government entities, corporations and depository institutions. The counterparty's creditworthiness and type of collateral is evaluated on a case-by-case basis. At December 31, 2001 and 2000, there were no significant concentrations of credit risk from any one issuer, with the exception of U.S. Treasury securities and U.S. Government agencies, including mortgage-backed securities.

Neither the Company nor any of its property is subject to any material legal proceedings. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of pending and threatened lawsuits will have a material effect on the operating results or financial position of the Company.

6. PREMISES AND EQUIPMENT, NET:

Premises and equipment at December 31, 2001 and 2000, are summarized as follows:

DECEMBER 31                                                               2001     2000
                                                                        -------  -------
Land..................................................................  $ 2,328  $ 2,148
Premises..............................................................    8,764    8,763
Leasehold improvements................................................      291      291
Furniture and equipment...............................................    6,748    6,135
                                                                        -------  -------
  Total premises and equipment........................................   18,131   17,337
Less: accumulated depreciation........................................    8,429    7,629
                                                                        -------  -------
  Premises and equipment, net.........................................  $ 9,702  $ 9,708
                                                                        =======  =======

Amounts charged to noninterest expense for depreciation amounted to $856 in 2001, $832 in 2000 and $676 in 1999. Occupancy expense has been reduced by rental income from premises leased to others in the amount of $59 per year in 2001 and 2000 and $49 in 1999.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

6. PREMISES AND EQUIPMENT, NET (CONTINUED):

Certain facilities are leased under operating lease agreements expiring at various dates until the year 2009. Two leases contain escalation clauses that provide for inflation adjustments and renewal options to extend for periods from three to five years. The cost of such rentals is not included in the following table. The realty leases require the Company to pay real estate taxes, insurances, utilities and repair costs. Rental expense on operating leases amounted to $106 in 2001, $110 in 2000 and $114 in 1999.

Future minimum annual rentals required under noncancellable leases are summarized as follows:

2002..............................................................................  $ 94
2003..............................................................................    94
2004..............................................................................    69
2005..............................................................................    62
2006..............................................................................    62
2007 and thereafter...............................................................   157
                                                                                    ----
  Total...........................................................................  $538
                                                                                    ====

On December 7, 2001, Community Bank acquired land in Clifford, Pennsylvania, for $180 to relocate an existing branch facility. This project has an estimated aggregate cost of $700.

On January 17, 2002, Community Bank acquired land in Scranton, Pennsylvania, for $482 to construct a branch facility. This project has an estimated aggregate cost of $1,200. Both the Clifford and Scranton projects will be funded through normal operations and should be completed by the end of the second quarter of 2002.

7. OTHER ASSETS:

The major components of other assets at December 31, 2001 and 2000, are summarized as follows:

DECEMBER 31                                                                2001    2000
                                                                          ------  ------
Goodwill................................................................  $  349  $  567
Core deposit intangible.................................................   1,080   1,350
Deferred income taxes...................................................     437     735
Foreclosed assets.......................................................   1,818   1,391
Mortgage servicing rights...............................................     192      47
Other...................................................................   1,019     956
                                                                          ------  ------
  Total.................................................................  $4,895  $5,046
                                                                          ======  ======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7. OTHER ASSETS (CONTINUED):

Amortization expense of goodwill amounted to $218 per year for 2001, 2000 and 1999. Amortization expense of the core deposit intangible amounted to $270 per year in 2001, 2000 and 1999.

The net costs of operating foreclosed assets, including gains and losses on the sale of such properties, were $181 in 2001, $191 in 2000 and $4 in 1999.

The Company originates one-to-four family residential mortgage loans for sale in the secondary market with servicing rights retained. Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of mortgage loans serviced for others were $21,906 at December 31, 2001, and $5,923 at December 31, 2000. Custodial escrow balances, maintained in connection with the loan servicing and included in demand deposits, were $150 and $2 at December 31, 2001 and 2000, respectively.

The analysis of the changes in the balances of mortgage servicing assets for each of the three years ended December 31, 2001, 2000 and 1999, is summarized as follows:

                                                                    2001    2000    1999
                                                                    ----    ----     ---
Balance, January 1................................................  $ 47    $ 49     $21
Additions.........................................................   173       8      35
Amortization......................................................   (28)    (10)     (7)
                                                                    ----    ----     ---
Balance, December 31..............................................  $192    $ 47     $49
                                                                    ====    ====     ===

At December 31, 2001, 2000 and 1999, the fair value of the mortgage servicing assets approximated their carrying value, therefore, no valuation allowance was deemed necessary.

8. DEPOSITS:

The major components of interest-bearing and noninterest-bearing deposits at December 31, 2001 and 2000, are summarized as follows:

DECEMBER 31                                                            2001       2000
-----------                                                          --------   --------
Interest-bearing deposits:
  Money market accounts............................................  $ 26,846   $ 28,888
  NOW accounts.....................................................    36,598     24,938
  Savings accounts.................................................    89,760     74,602
  Time deposits less than $100.....................................   186,112    177,304
  Time deposits $100 or more.......................................    31,810     33,726
                                                                     --------   --------
    Total interest-bearing deposits................................   371,126    339,458
Noninterest-bearing deposits.......................................    45,079     39,263
                                                                     --------   --------
    Total deposits.................................................  $416,205   $378,721
                                                                     ========   ========

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

8. DEPOSITS (CONTINUED):

Deposits of directors, executive officers, principal stockholders or their affiliates are accepted on the same terms and at the prevailing interest rates offered at the time of deposit for comparable transactions with unrelated parties. The amount of related party deposits totaled $4,632 at December 31, 2001, and $4,221 at December 31, 2000.

The maturity distribution of time deposits $100 or more at December 31, 2001 and 2000, is summarized as follows:

DECEMBER 31                                                               2001     2000
                                                                        -------  -------
Within three months...................................................  $10,720  $17,281
After three months but within six months..............................    4,648    3,357
After six months but within twelve months.............................   11,619    5,761
After twelve months...................................................    4,823    7,327
                                                                        -------  -------
  Total...............................................................  $31,810  $33,726
                                                                        =======  =======

Interest expense on time deposits $100 or more amounted to $1,613 in 2001, $1,931 in 2000 and $1,293 in 1999.

The aggregate amounts of maturities for all time deposits at December 31, 2001, are summarized as follows:

2002..........................................................................  $140,262
2003..........................................................................    31,589
2004..........................................................................     8,984
2005..........................................................................    26,673
2006..........................................................................     9,758
2007 and thereafter...........................................................       656
                                                                                --------
  Total.......................................................................  $217,922
                                                                                ========

The aggregate amount of deposits reclassified as loans was $188 at December 31, 2001, and $91 at December 31, 2000. Management evaluates transaction accounts that are overdrawn for collectibility as part of its evaluation for credit losses. At December 31, 2001 and 2000, no allowance was deemed necessary for these accounts. During 2001 and 2000, no deposits were received on terms other than those available in the normal course of business.

9. SHORT-TERM BORROWINGS:

Short-term borrowings available to the Company consist of a line of credit and advances with the FHLB-Pgh secured under terms of a blanket collateral agreement by a pledge of FHLB-Pgh stock and certain other qualifying

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

9. SHORT-TERM BORROWINGS (CONTINUED):

collateral, such as investment and mortgage-backed securities and mortgage loans. The line is limited to the Company's maximum borrowing capacity ("MBC") with the FHLB-Pgh, which is based on a percentage of qualifying collateral assets. At December 31, 2001, the MBC was $184,252. Interest accrues daily on the line based on the rate of FHLB-Pgh discount notes. This rate resets each day. The line is renewable annually on its anniversary date and carries no associated commitment fees. The FHLB-Pgh has the right to reduce or terminate the line at any time without prior notice and the Company may repay the line at any time without incurring prepayment penalties. Short-term advances are issued with maturities less than one year based on the FHLB-Pgh's current cost of funds rate. Advances are limited to the MBC and are not prepayable. There are no commitment fees associated with the advances, except those for forward settlement that are based on FHLB-Pgh hedging costs.

There were no short-term borrowings outstanding at December 31, 2001 and 2000. The average daily balance and weighted-average rate on aggregate short-term borrowings was $5 at 5.0 percent in 2001 and $2,374 at 6.3 percent in 2000. There were no short-term borrowings outstanding at any month-end during 2001. The maximum amount of all short-term borrowings outstanding at any month-end was $11,200 during 2000. Short-term borrowings during 2001 and 2000 consisted entirely of the FHLB-Pgh line of credit.

10. LONG-TERM DEBT:

There was no long-term debt outstanding at December 31, 2001. Long-term debt at December 31, 2000, consisted entirely of a 7.5 percent fixed-rate, amortizing advance from the FHLB-Pgh Community Investment Program. The contractual maturity date of this advance was September 2, 2009. The Company prepaid this advance in full on February 26, 2001. The Company was assessed a prepayment fee of $2 which was equal to the present value of the difference between cash flows generated at the advance rate from the date of the prepayment until the original maturity date, and the cash flows that would result from the interest rate posted by the FHLB-Pgh on the date of prepayment for an advance of comparable maturity. The note was secured under terms of a blanket collateral agreement by a pledge of qualifying investment and mortgage-backed securities, certain mortgage loans and a lien on FHLB-Pgh stock. The average daily balance on long-term debt in 2001 was $6 with a weighted-average rate of 7.5 percent. For 2000, the average daily balance on long-term debt was $37 with a weighted-average rate of 7.5 percent.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

11. FAIR VALUE OF FINANCIAL INSTRUMENTS:

The estimated fair value of financial instruments at December 31, 2001 and 2000, is summarized as follows:

                                                       2001                  2000
                                               -------------------   -------------------
                                               Carrying       Fair   Carrying       Fair
December 31                                       Value      Value      Value      Value
-----------                                    --------   --------   --------   --------
Financial assets:
Cash and cash equivalents....................  $ 13,934   $ 13,934   $ 37,419   $ 37,419
Investment securities available-for-sale.....   120,357    120,357     71,246     71,246
Loans held for sale, net.....................     1,885      1,885         62         63
Net loans....................................   307,102    316,019    294,245    286,819
Accrued interest receivable..................     2,483      2,483      2,014      2,014
                                               --------   --------   --------   --------
  Total......................................  $445,761   $454,678   $404,986   $397,561
                                               ========   ========   ========   ========

Financial liabilities:
Deposits without stated maturities...........  $198,283   $198,283   $167,691   $167,691
Deposits with stated maturities..............   217,922    221,397    211,030    212,822
Long-term debt...............................                              36         36
Accrued interest payable.....................     1,879      1,879      2,014      2,014
                                               --------   --------   --------   --------
  Total......................................  $418,084   $421,559   $380,771   $382,563
                                               ========   ========   ========   ========

12. EMPLOYEE BENEFIT PLANS:

The Company has a defined contribution plan covering all employees who meet certain age and service requirements. Contributions to the plan, included in salaries and employee benefits expense, were $78 in 2001, $89 in 2000 and $46 in 1999.

On December 19, 2001, the Board of Directors ratified the adoption of a qualified employee benefit plan under section 401(k) of the Internal Revenue Code ("401(k) Plan") covering those employees who meet the eligibility requirements set forth in the plan. The 401(k) Plan permits employees to make voluntary, pre-tax contributions up to 25.0 percent of their compensation. The Company's contribution to the 401(k) Plan is based on 100.0 percent matching of voluntary contributions up to 3.0 percent of the employee's eligible compensation. Under the 401(k) Plan, employee contributions are immediately vested, while matched contributions vest proportionally over five years of credited service. The 401(k) Plan becomes effective January 1, 2002. The Company made no contributions under the 401(k) Plan in 2001.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

13. INCOME TAXES:

For each of the years ended December 31, 2001, 2000 and 1999, the current and deferred amounts of the provision for income tax expense are summarized as follows:

YEAR ENDED DECEMBER 31                                             2001    2000    1999
----------------------                                            ------  ------  ------
Current.........................................................  $1,254  $  746  $1,278
Deferred........................................................     172     393      60
                                                                  ------  ------  ------
  Total.........................................................  $1,426  $1,139  $1,338
                                                                  ======  ======  ======

A reconciliation between the effective income tax expense and the amount of income tax expense that would have been provided at the federal statutory tax rate of 34.0 percent for each of the years ended December 31, 2001, 2000 and 1999, is summarized as follows:

YEAR ENDED DECEMBER 31                                             2001     2000     1999
----------------------                                            ------   ------   ------
Federal income tax at statutory rate............................  $2,083   $1,815   $2,019
Differences resulting from:
  Tax-exempt interest, net......................................    (656)    (671)    (675)
  Goodwill......................................................      74       74       74
  Residential housing program tax credit........................     (80)     (80)     (80)
  Other.........................................................       5        1
                                                                  ------   ------   ------
    Federal income tax on income before income taxes............  $1,426   $1,139   $1,338
                                                                  ======   ======   ======

For each of the years ended December 31, 2001, 2000 and 1999, sources of change in deferred income taxes and the related tax effects are summarized as follows:

YEAR ENDED DECEMBER 31                                             2001    2000      1999
----------------------                                             ----   ------   -------
Allowance for loan losses........................................  $ 64   $  211   $    94
Loans, net of unearned income....................................     4       25        40
Accrued interest receivable......................................   101       60       (70)
Premises and equipment, net......................................    87      139        38
Core deposit intangible..........................................   (43)     (42)      (42)
Other............................................................   (41)
                                                                   ----   ------   -------
  Change in deferred income taxes affecting the statements of
   income........................................................   172      393        60
Deferred income taxes on investment securities recognized in
 stockholders' equity............................................   126      614    (1,122)
                                                                   ----   ------   -------
    Total change in deferred income taxes........................  $298   $1,007   $(1,062)
                                                                   ====   ======   =======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

13. INCOME TAXES (CONTINUED):

The temporary differences that give rise to deferred tax assets and liabilities at December 31, 2001 and 2000, are summarized as follows:

DECEMBER 31                                                                2001     2000
-----------                                                               ------   ------
Deferred tax assets:
  Allowance for loan losses.............................................  $  841   $  905
  Loans, net of unearned income.........................................     152      156
  Accrued interest receivable...........................................      60      161
  Core deposit intangible...............................................     171      128
  Other.................................................................      51
                                                                          ------   ------
    Total...............................................................   1,275    1,350
                                                                          ------   ------
Deferred tax liabilities:
  Investment securities available-for-sale..............................     337      211
  Premises and equipment, net...........................................     491      404
  Other.................................................................      10
                                                                          ------   ------
    Total...............................................................     838      615
                                                                          ------   ------
    Net deferred tax assets.............................................  $  437   $  735
                                                                          ======   ======

The Company has determined that the establishment of a valuation reserve for the deferred tax assets is not required, since it is more likely than not that the net deferred tax assets could be principally realized through carryback to taxable income in prior years, and by future reversals of existing taxable temporary differences, or to a lesser extent, through future taxable income. A review of the accounting criteria related to the recognition of deferred tax assets is performed quarterly. Banks in Pennsylvania are not subject to state or local income taxes, however, they pay a tax on capital. This tax is included in other expenses.

Income tax expense (benefit) related to unrealized holding gains and losses and the reclassification adjustments included in other comprehensive income for each of the three years ended December 31, 2001, 2000 and 1999, were calculated using the prevailing statutory tax rate of 34.0 percent and are summarized as follows:

YEAR ENDED DECEMBER 31                                                                    2001    2000    1999
----------------------                                                                    ----   -----   -------
Income tax expense (benefit):
  Unrealized holding gains (losses) on investment securities available-for-sale........   $126   $ 741   $  (983)
  Reclassification adjustment for gains included in net income.........................           (127)     (139)
                                                                                          ----   -----   -------
    Income tax expense (benefit) related to other comprehensive income.................   $126   $ 614   $(1,122)
                                                                                          ====   =====   =======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

14. PARENT COMPANY FINANCIAL STATEMENTS:

CONDENSED STATEMENTS OF INCOME

YEAR ENDED DECEMBER 31                                              2001          2000          1999
----------------------                                             -------       -------       -------
Income:
Dividends from subsidiaries .................................      $ 1,719       $ 3,832       $ 6,744
Management fees from subsidiaries ...........................          194           212           296
Other income ................................................            3             6             7
                                                                   -------       -------       -------
  Total income ..............................................        1,916         4,050         7,047
                                                                   -------       -------       -------
Expense:
Occupancy and equipment expenses ............................           76            77            76
Other expenses ..............................................          429           480           584
                                                                   -------       -------       -------
  Total expenses ............................................          505           557           660
                                                                   -------       -------       -------
Income before income taxes and undistributed income (loss) of
 subsidiaries ...............................................        1,411         3,493         6,387
Income tax benefits .........................................         (111)         (122)         (128)
                                                                   -------       -------       -------
Income before undistributed income (loss) of subsidiaries ...        1,522         3,615         6,515
Equity in undistributed income (loss) of subsidiaries .......        3,178           585        (1,915)
                                                                   -------       -------       -------
  Net income ................................................      $ 4,700       $ 4,200       $ 4,600
                                                                   =======       =======       =======

CONDENSED BALANCE SHEETS

DECEMBER 31                                                               2001      2000
-----------                                                              -------   -------
Assets:
Cash...................................................................  $    91   $   147
Investment in bank subsidiary..........................................   39,155    35,833
Investment in nonbank subsidiary.......................................      407       505
Investment securities available-for-sale...............................      109        92
Other assets...........................................................    1,727     1,742
                                                                         -------   -------
  Total assets.........................................................  $41,489   $38,319
                                                                         =======   =======

Liabilities:
Dividends payable......................................................  $   375   $   357
Other liabilities......................................................      266       344
                                                                         -------   -------
  Total liabilities....................................................      641       701
Stockholders' equity...................................................   40,848    37,618
                                                                         -------   -------
  Total liabilities and stockholders' equity...........................  $41,489   $38,319
                                                                         =======   =======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

14. PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED):

CONDENSED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31                                          2001          2000         1999
----------------------                                         -------       -------       -------
Cash flows from operating activities:
Net income .................................................   $ 4,700       $ 4,200       $ 4,600
Adjustments:
  Equity in undistributed (income) loss of subsidiaries ....    (3,178)         (585)        1,915
  Depreciation and amortization ............................       294           294           294
  Changes in:
    Other assets ...........................................       (61)         (266)          (38)
    Other liabilities ......................................       (83)         (384)          201
                                                               -------       -------       -------
      Net cash provided by operating activities ............     1,672         3,259         6,972
                                                               -------       -------       -------

Cash flows from investing activities:
Proceeds from repayments of investment securities ..........                     599             3
Purchases of investment securities .........................                                  (599)
Capital contribution in nonbank subsidiary .................       (30)         (505)
                                                               -------       -------       -------
      Net cash provided by (used in) investing activities ..       (30)           94          (596)
                                                               -------       -------       -------

Cash flows from financing activities:
Issuance of common stock ...................................       203           219           197
Repurchase and retirement of common shares .................      (451)       (2,073)       (5,683)
Cash dividends paid ........................................    (1,450)       (1,364)       (1,157)
                                                               -------       -------       -------
      Net cash used in financing activities ................    (1,698)       (3,218)       (6,643)
                                                               -------       -------       -------
      Net increase (decrease) in cash ......................       (56)          135          (267)
      Cash at beginning of year ............................       147            12           279
                                                               -------       -------       -------
      Cash at end of year ..................................   $    91       $   147       $    12
                                                               =======       =======       =======

15. REGULATORY MATTERS:

Under the Pennsylvania Business Corporation Law of 1988, as amended, the Company may not pay a dividend if, after payment, either the Company could not pay its debts as they become due in the usual course of business, or the Company's total assets would be less than its total liabilities. The determination of total assets and liabilities may be based upon: (i) financial statements prepared on the basis of GAAP; (ii) financial statements that are prepared on the basis of other accounting practices and principles that are reasonable under the circumstances; or (iii) a fair valuation or other method that is reasonable under the circumstances.

In addition, the Company is subject to dividend restrictions under the Pennsylvania Banking Code of 1965, as amended, which allows cash dividends to be declared and paid out of accumulated net earnings. More stringent

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

15. REGULATORY MATTERS (CONTINUED):

dividend restrictions apply under Federal Reserve Regulation H, which restricts calendar year dividend payments of member banks to the total of its net profits for that year combined with its retained net profits of the preceding two calendar years, less any required transfer to surplus, unless a bank has received prior approval from the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). Accordingly, Community Bank, without prior approval from the Federal Reserve Board, may declare dividends to the Parent Company of $1,976 at December 31, 2001.

Although subject to the aforementioned regulatory restrictions, the Company's consolidated retained earnings at December 31, 2001 and 2000, were not restricted under any borrowing agreement as to payment of dividends or reacquisition of common stock.

The Company has paid cash dividends since its formation as a bank holding company in 1983. It is the present intention of the Board of Directors to continue this dividend payment policy, however, further dividends must necessarily depend upon earnings, financial condition, appropriate legal restrictions and other factors relevant at the time the Board of Directors considers payment of dividends.

The amount of funds available for transfer from Community Bank to the Parent Company in the form of loans and other extensions of credit is also limited. Under the provisions of Section 23A of the Federal Reserve Act, transfers to any one affiliate are limited to 10.0 percent of capital and surplus. At December 31, 2001, the maximum amount available for transfer from Community Bank to the Parent Company in the form of loans amounted to $4,142. At December 31, 2001 and 2000, there were no loans outstanding, nor were any advances made during 2001 and 2000.

The Company and Community Bank are subject to certain regulatory capital requirements administered by the federal banking agencies, which are defined by
Section 38 of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Community Bank's financial statements. In the event an institution is deemed to be undercapitalized by such standards, FDICIA prescribes an increasing amount of regulatory intervention, including the required institution of a capital restoration plan and restrictions on the growth of assets, branches or lines of business. Further restrictions are applied to the significantly or

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

15. REGULATORY MATTERS (CONTINUED):

critically undercapitalized institutions including restrictions on interest payable on accounts, dismissal of management and appointment of a receiver. For well capitalized institutions, FDICIA provides authority for regulatory intervention where the institution is deemed to be engaging in unsafe and unsound practices or receives a less than satisfactory examination report rating. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Community Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Community Bank was categorized as well capitalized under the regulatory framework for prompt corrective action at December 31, 2001 and 2000, based on the most recent notification from the Federal Deposit Insurance Corporation. To be categorized as well capitalized, Community Bank must maintain certain minimum Tier I risk-based, total risk-based and Tier I Leverage ratios as set forth in the following tables. The Tier I Leverage ratio is defined as Tier I capital to total average assets less intangible assets. There are no conditions or events since the most recent notification that management believes have changed Community Bank's category.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

15. REGULATORY MATTERS (CONTINUED):

The Company's and Community Bank's capital ratios at December 31, 2001 and 2000, as well as the required minimum ratios for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions as defined by FDICIA, are summarized as follows:

                                                                                                MINIMUM TO BE WELL
                                                                                                 CAPITALIZED UNDER
                                                                        MINIMUM FOR CAPITAL      PROMPT CORRECTIVE
                                                           ACTUAL         ADEQUACY   PURPOSES    ACTION PROVISIONS
                                                      ---------------   ---------------------   ------------------
DECEMBER 31, 2001                                     AMOUNT    RATIO       AMOUNT     RATIO        AMOUNT   RATIO
-----------------                                     ------    -----   ----------     ------   ----------   -----
Tier I capital to risk-weighted assets:
  Consolidated....................................  $ 38,746     12.8%     $12,111       4.0%
  Community Bank..................................    37,099     12.3       12,069       4.0       $18,103     6.0%
Total capital to risk-weighted assets:
  Consolidated....................................    41,966     13.9       24,222       8.0
  Community Bank..................................    40,319     13.4       24,138       8.0        30,172    10.0
Tier I capital to total average assets
 less intangible assets:
  Consolidated....................................    38,746      8.8       17,570       4.0
  Community Bank..................................  $ 37,099      8.5%     $17,513       4.0%      $21,892     5.0%

Risk-weighted assets:
  Consolidated....................................  $285,478
  Community Bank..................................   284,427
Risk-weighted off-balance sheet items:
  Consolidated....................................    17,296
  Community Bank..................................    17,296
Average assets for Leverage ratio:
  Consolidated....................................   439,256
  Community Bank..................................  $437,836

                                                                                                MINIMUM TO BE WELL
                                                                                                 CAPITALIZED UNDER
                                                                        MINIMUM FOR   CAPITAL    PROMPT CORRECTIVE
                                                           ACTUAL         ADEQUACY   PURPOSES    ACTION PROVISIONS
                                                      ---------------   ---------------------   ------------------
DECEMBER 31, 2000                                     AMOUNT    RATIO       AMOUNT     RATIO        AMOUNT   RATIO
-----------------                                     ------    -----   ----------     ------   ----------   -----
Tier I capital to risk-weighted assets:
  Consolidated....................................  $ 35,287     12.8%     $10,988       4.0%
  Community Bank..................................    33,537     12.3       10,933       4.0       $16,399     6.0%
Total capital to risk-weighted assets:
  Consolidated....................................    38,572     14.0       21,977       8.0
  Community Bank..................................    36,822     13.5       21,865       8.0        27,332    10.0
Tier I capital to total average assets
 less intangible assets:
  Consolidated....................................    35,287      8.7       16,198       4.0
  Community Bank..................................  $ 33,537      8.3%     $16,126       4.0%      $20,158     5.0%

Risk-weighted assets:
  Consolidated....................................  $259,562
  Community Bank..................................   258,173
Risk-weighted off-balance sheet items:
  Consolidated....................................    15,145
  Community Bank..................................    15,145
Average assets for Leverage ratio:
  Consolidated....................................   404,946
  Community Bank..................................  $403,152

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

15. REGULATORY MATTERS (CONTINUED):

On April 21, 1999, the Board of Directors approved a stock repurchase program, which authorized management to purchase up to 220,000 shares or 10.0 percent of the Company's outstanding common stock. After successfully completing the acquisition of the 220,000 shares in 2000, the Board of Directors ratified the purchase of an additional 3.0 percent or 60,000 shares of its outstanding common stock pursuant to the program. During the years ended December 31, 2001, 2000 and 1999, 16,229 shares, 57,400 shares and 177,647 shares having an aggregate cost of $451, $2,073 and $5,683, respectively, were purchased and retired under the program. At December 31, 2001, 28,724 shares were available to be repurchased under the program.

The Company offers its stockholders a Dividend Reinvestment Plan ("DRP"). Under the DRP, the Company registered with the Securities and Exchange Commission 300,000 shares of its common stock to be sold pursuant to this plan. The DRP provides stockholders with a simple and convenient method to invest cash dividends in the Company's common stock without payment of any brokerage commissions, while also furnishing the Company with additional funds for general corporate purposes. Main features of the DRP include the following: (i) shares will be purchased from original issuances; (ii) no optional cash payments; (iii) eligibility for all registered and street name stockholders; (iv) no minimum or maximum number of shares participation restrictions; and (v) availability of full or partial dividend reinvestment. During the years ended December 31, 2001, 2000 and 1999, 7,371 shares, 7,015 shares and 6,409 shares, respectively, were issued under the DRP.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

16. SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

                                                          2001                                       2000
                                       -----------------------------------------   ----------------------------------------
QUARTER ENDED                          MARCH 31    JUNE 30   SEPT. 30    DEC. 31   MARCH 31    JUNE 30   SEPT. 30   DEC. 31
-------------                          --------    -------   --------    -------   --------    -------   --------   -------
Interest income:
Interest and fees on loans:
  Taxable ...........................   $ 6,115    $ 6,056    $ 6,162    $ 6,060    $ 5,561     $5,768     $6,066    $6,167
  Tax-exempt ........................        94         94        124        159        179        179        147       140
Interest and dividends on investment
securities available-for-sale:
  Taxable ...........................       710        798        916      1,075        964        893        821       759
  Tax-exempt ........................       316        448        484        514        476        407        392       370
  Dividends .........................        31         31         31         27         33         31         32        34
Interest on federal funds sold ......       304        239        153         71          9         20         12       123
                                        -------    -------    -------    -------    -------     ------     ------    ------
    Total interest income ...........     7,570      7,666      7,870      7,906      7,222      7,298      7,470     7,593
                                        -------    -------    -------    -------    -------     ------     ------    ------

Interest expense:
Interest on deposits ................     3,913      3,912      3,796      3,509      3,710      3,729      3,690     3,931
Interest on short-term borrowings ...                                                    68         29         53
Interest on long-term debt ..........         1          1          1
                                        -------    -------    -------    -------    -------     ------     ------    ------
    Total interest expense ..........     3,914      3,912      3,796      3,509      3,779      3,759      3,743     3,931
                                        -------    -------    -------    -------    -------     ------     ------    ------
    Net interest income .............     3,656      3,754      4,074      4,397      3,443      3,539      3,727     3,662
Provision for loan losses ...........       180        180        180        180         90         90        120       120
                                        -------    -------    -------    -------    -------     ------     ------    ------
    Net interest income after
     provision for loan losses ......     3,476      3,574      3,894      4,217      3,353      3,449      3,607     3,542
                                        -------    -------    -------    -------    -------     ------     ------    ------

Noninterest income:
Service charges, fees and commissions       562        718        598        601        440        485        579       561
Net gains on sale of loans ..........        21         52        156        127          1          4         13
Net gains on sale of investments ....       172          1        201
                                        -------    -------    -------    -------    -------     ------     ------    ------
    Total noninterest income ........       583        770        754        728        613        486        583       775
                                        -------    -------    -------    -------    -------     ------     ------    ------

Noninterest expense:
Salaries and employee benefits
 expense ............................     1,289      1,367      1,446      1,536      1,279      1,300      1,337     1,303
Net occupancy and equipment expense .       413        475        409        383        391        399        424       478
Other expenses ......................       918      1,135      1,200      1,299        957      1,002        976     1,223
                                        -------    -------    -------    -------    -------     ------     ------    ------
    Total noninterest expense .......     2,620      2,977      3,055      3,218      2,627      2,701      2,737     3,004
                                        -------    -------    -------    -------    -------     ------     ------    ------
Income before income taxes ..........     1,439      1,367      1,593      1,727      1,339      1,234      1,453     1,313
Provision for income tax expense ....       369        307        363        387        279        264        293       303
                                        -------    -------    -------    -------    -------     ------     ------    ------
    Net income ......................     1,070      1,060      1,230      1,340      1,060        970      1,160     1,010
                                        -------    -------    -------    -------    -------     ------     ------    ------

Other comprehensive income (loss):
Unrealized holding gains (losses) on
 investment securities available-
 for-sale ...........................       502       (246)     1,256     (1,140)        89        249        741     1,101
Reclassification adjustment for gains
 included in net income .............                                                  (172)        (1)                (201)
Income tax expense (benefit) related
 to other comprehensive income (loss)       171        (84)       426       (387)       (28)        84        252       306
                                        -------    -------    -------    -------    -------     ------     ------    ------
    Other comprehensive income
     (loss), net of income tax ......       331       (162)       830       (753)       (55)       164        489       594
                                        -------    -------    -------    -------    -------     ------     ------    ------
    Comprehensive income ............   $ 1,401    $   898    $ 2,060    $   587    $ 1,005     $1,134     $1,649    $1,604
                                        =======    =======    =======    =======    =======     ======     ======    ======

Per share data:
Net income ..........................   $  0.54    $  0.53    $  0.62    $  0.68    $  0.53     $ 0.48     $ 0.59    $ 0.51
Cash dividends declared .............   $  0.18    $  0.18    $  0.19    $  0.19    $  0.17     $ 0.17     $ 0.18    $ 0.18

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2000 VERSUS 1999
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

OPERATING ENVIRONMENT:

The economy in the year 2000 was marked by change. Significant increases in annual rates of the Gross Domestic Product ("GDP"), consumer spending and business investment did not paint an accurate picture of the United States economy. The longest economic expansion on record continued well into the first half of 2000. Inflationary pressures, spurred by an extremely tight labor market, continued to persist. In efforts to slow the heated economy and counter rising inflation, the Federal Open Market Committee ("FOMC") raised the federal funds rate by a total of 100 basis points in the first half of the year, from
5.50 percent to 6.50 percent. At the beginning of the third quarter, tentative signs of an economic slowdown emerged. Higher energy prices squeezed business profits and eroded disposable personal income. In addition, inflated equity prices slumped, which caused a substantial cut in household net worth and discouraged the initial offering of new shares by businesses. Due to a decline in consumer demand, manufacturers lowered production to counter inventory buildups. Rising concern about slower growth and potential layoffs resulted in a sharp deterioration of consumer confidence.

Both business investment and retail sales in the fourth quarter of 2000 were sharply lower than expected. A halt in manufacturing, in response to inventory buildups, forced business' short-term profit projections downward. Equity prices plummeted and took consumer confidence with them. The FOMC declined to raise rates during the remainder of the year as accumulated evidence continued to suggest a slowdown. At the end of 2000, the growth moderation gave way to weakness.

In 2000, GDP, the total of goods and services produced within the United States, expanded 5.0 percent, the strongest pace since 1984 and followed strong growth of 4.2 percent in 1999. However, the strong annual pace was not indicative of the problems plaguing the economy at year-end. GDP rose at annual rates of only
2.2 percent in the third quarter and 1.1 percent in the fourth quarter, after expanding at a 5.9 percent annual rate in the first half of 2000. The downturn in GDP resulted from the similar slowdown in consumer and business spending. Consumers, feeling financial pressures from rising energy costs and an ailing stock market, cutback on spending. In addition, personal wealth was affected by drops in equity prices. The NASDAQ Stock Market(R) Composite incurred a steep drop in 2000 of negative 39.3 percent. Similarly, the Dow Jones Industrial Average was down 6.2 percent in 2000. As a result, consumer spending, which posted a solid 5.3 percent growth rate in 2000, slowed considerably in the fourth quarter, growing at an annual rate of only 2.8 percent. Inflated energy prices,

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2000 VERSUS 1999 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

coupled with higher interest rates, also eroded business profits. The erosion was compounded by sluggish consumer spending. Nonresidential investment, commercial construction and outlays for equipment and software, which grew at an annual rate of 12.6 percent in 2000, fell 0.6 percent in the fourth quarter.

Employment conditions mirrored general economic conditions. Despite continued low unemployment, large job gains in the first half of 2000 stagnated in the second half. In line with slower production to counter inventory buildups, employment in the manufacturing sector fell by 51.0 thousand jobs in 2000. Additionally, the average workweek decreased from 34.5 hours in 1999 to 34.1 hours in 2000. Despite the static job growth, the unemployment level, which is a lagging indicator, remained low at 4.0 percent at year-end 2000, compared to 4.1 percent at the end of 1999.

Consumer confidence levels, which were high for the first half of 2000, began to taper off in autumn before falling considerably by year-end. The consumer confidence index rose to a high of 141.7 in July, only to fall to its lowest level of 128.3 in December.

Economic activity bustled in our four-county market area for much of 2000. However, the area did not escape the effects of the slowdown. Six companies from out of the area announced plans to bring operations to our region. In addition, three of the areas largest employers committed to expand their current operations by 803 positions. By the end of 2000, our market area began to experience some setbacks. Due to the slowing economy, six major employers in the area announced significant layoffs, eliminating nearly 800 jobs.

New jobs created in the Commonwealth of Pennsylvania totaled 97.3 thousand in 2000. In addition, the economic activity index for the Commonwealth increased
2.2 percent in 2000, following a 2.6 percent increase in 1999. Despite strong job creation and a solid index, the Commonwealth's unemployment rate increased to 4.4 percent in 2000, from 4.1 percent in 1999. Employment conditions improved for our four-county market area over that of the Commonwealth. Wyoming County experienced dramatic improvement in its unemployment rate to 3.9 percent at year-end 2000, from 4.5 percent at the end of the previous year. The unemployment rates for both Susquehanna and Wayne Counties also improved. Lackawanna County's unemployment rate, which increased slightly, was still below that of the Nation and Commonwealth.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2000 VERSUS 1999 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Overall, the banking industry experienced its first downturn in nine years, recording slower earnings in 2000 as compared to 1999. Net interest margin compression, increased loan loss provisions and noninterest income moderation all contributed to the earnings reduction. Specifically, banks earned $71.0 billion in 2000, a decline from the record-setting earnings of $71.6 billion in 1999. Despite the weakened financial performance, the financial position for all Federal Deposit Insurance Corporation ("FDIC")- insured commercial banks improved as evidenced by strong growth in assets, loans and deposits. The overall size of the balance sheet grew in 2000 as indicated by an increase in total assets from $5,734.0 billion at December 31, 1999, to $6,244.6 billion at December 31, 2000.

Contrary to the results for the overall industry, the financial performance of all FDIC-insured commercial banks located in Pennsylvania improved in 2000, while their financial position declined. Net income improved from $2,565.0 million in 1999 to $2,783.0 million in 2000, an 8.5 percent increase. Both the return on average assets ("ROAA") and return on average equity ("ROAE") improved from 1999 to 2000. ROAA rose from 1.33 percent in 1999 to 1.46 percent in 2000 and ROAE increased from 15.14 percent in 1999 to 17.34 percent in 2000. As aforementioned, the financial position of Pennsylvania banks deteriorated as evidenced by changes in the comparable balance sheets at December 31, 1999 and 2000. Total assets and total loans, net, declined 3.0 percent and 6.1 percent, while total deposits increased slightly by 2.5 percent.

Bank merger activity slowed in 2000, due to the uncertainty of the outcome of accounting rule changes, along with depressed prices of bank stocks. Nationally, the number of bank deals announced declined from 267 in 1999 to 183 in 2000. The average price to book value for commercial bank mergers in 2000 was 2.0 times compared to 2.3 times in 1999. The median price to earnings was 19.6 times in 2000 and 21.8 times in 1999. Merger activity in Pennsylvania consisted of eight deal announcements in 1999 having an average price to book of 2.4 times and a median price to earnings of 21.9 times. For 2000, there were six deals with an average price to book of 2.1 times and a median price to earnings of 21.2 times.

REVIEW OF FINANCIAL POSITION:

Total assets were $419.7 million at December 31, 2000, an increase of $12.6 million from $407.1 million at December 31, 1999. Consistently strong loan demand in 2000 was the primary contributing factor to the growth in total assets. Total assets averaged $10.7 million or 2.7 percent higher in 2000 at $406.9 million, compared to $396.2 million in 1999. Average earning

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2000 VERSUS 1999 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

assets as a percentage of average total assets was virtually constant at 94.5 percent for 2000, in comparison to 94.4 percent for 1999. However, the composition of the balance sheet changed over 2000, as loans played a more dominant role in the earning asset mix. Average loans equaled 75.2 percent of average earning assets in 2000, compared to 69.0 percent in 1999, while average investments and federal funds sold as a percentage of average earning assets declined to 24.8 percent in 2000, compared to 31.0 percent in 1999.

The investment portfolio totaled $71.2 million at December 31, 2000, a decrease of $34.4 million from $105.6 million reported at the end of 1999. We utilized repayments of mortgage-backed securities to fund loan demand and sold certain obligations of states and municipalities having short call features to reduce the amount of optionality risk in the portfolio. These sales were partially responsible for the $25.5 million in federal funds sold outstanding at December 31, 2000. The investment portfolio averaged $92.7 million in 2000, a decline of $19.8 million compared to $112.5 million averaged in 1999. The tax-equivalent yield on the investment portfolio was 6.53 percent in 2000 and 6.51 percent in 1999.

At December 31, 2000, loans, net of unearned income, amounted to $297.5 million, an increase of $20.6 million or 7.4 percent, compared to $276.9 million at December 31, 1999. Loans, net of unearned income, averaged $31.0 million or 12.0 percent higher in 2000. The tax-equivalent yield on our loan portfolio increased 16 basis points to 8.49 percent in 2000, compared to 8.33 percent in 1999.

Enhanced efforts of our Special Assets and Collection Divisions resulted in a $2.9 million reduction in nonperforming assets to $4.0 million at December 31, 2000, compared to $6.9 million at the end of 1999. A $4.0 million decline in nonperforming loans, partially offset by a $1.1 million increase in foreclosed assets, caused the improvement. As a percentage of loans, net of unearned income, nonperforming assets equaled 1.35 percent at December 31, 2000, compared to 2.51 percent at December 31, 1999. The allowance for loan losses equaled 1.10 percent of loans, net of unearned income, at year-end 2000, compared to 1.37 percent at the end of 1999. Net charge-offs exceeding the provision for loan losses, coupled with the growth in the loan portfolio, caused the decline in the ratio.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2000 VERSUS 1999 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Total deposits increased $16.2 million or 4.5 percent to $378.7 million at December 31, 2000, from $362.5 million at the end of 1999. Deposits averaged $365.2 million in 2000, an increase of $12.5 million compared to $352.7 million in 1999. The composition of our deposits was constant during 2000, as evidenced by the ratio of average interest-bearing deposits to average total deposits. This ratio was 89.6 percent in 2000 and 1999. Our cost of deposits increased 19 basis points to 4.60 percent in 2000, from 4.41 percent in 1999.

At December 31, 2000, our interest sensitivity and liquidity positions both improved from the previous year end. With regard to our interest sensitivity, the improvement was represented by the change in the one-year cumulative ratio of rate sensitive assets ("RSA") to rate sensitive liabilities ("RSL"). This ratio improved to 0.91 at year-end 2000, from 0.75 at the end of 1999. The strengthening of our liquidity position is best explained by the change in the net noncore and net short-term noncore funding dependence ratios. These ratios improved to negative 3.4 percent and negative 5.5 percent at December 31, 2000, from 0.5 percent and negative 0.5 percent at the end of 1999.

Stockholders' equity amounted to $37.6 million at December 31, 2000, an increase of $2.1 million from $35.5 million at December 31, 1999. Accumulated other comprehensive income, consisting entirely of unrealized holding gains on available-for-sale investment securities, accounted for $1.2 million of the increase. Also affecting stockholders' equity was net income of $4.2 million, offset in part by common stock repurchases of $2.1 million and net cash dividends declared of $1.2 million. We also experienced improvement in our risk-based capital ratios from the end of 1999. Specifically, our Leverage ratio improved to 8.7 percent at December 31, 2000, from 8.6 percent at December 31, 1999.

INVESTMENT PORTFOLIO:

The principal gauge in determining the wealth improvement generated from the investment portfolio is total return. In 2000, the total return on our investment portfolio at 9.6 percent more than doubled our return in 1999. Moreover, our investment portfolio ranked in the 92nd percentile among all FDIC-insured bank holding companies, based on an independent national investment performance ranking company, with respect to total return over the past three and five years.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2000 VERSUS 1999 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Similar to the approach taken in assessing our performance with respect to return, we evaluate our risk in comparison to all other financial institutions. Risk is assessed by quantifying the average life of the investment portfolio as compared to U.S. Treasury securities. Average life is derived from the standard deviation or volatility of our total return to that of U.S. Treasury securities over a one-year time horizon. This risk measure improved from 2.4 years in 1999 to 1.9 years in 2000. The composite performance ranking from the national service, which takes into consideration a number of comprehensive measures of both risk and return over the past five years, ranked us in the 94th percentile. Bank holding companies with investment portfolios ranking above the 80th percentile are considered superior.

The decline in general market rates in 2000 had a positive effect on the value of our investment portfolio. Adjusting for realized net gains of $374, the investment portfolio's market value appreciated $2,180 or 2.1 percent in 2000. We reported a net unrealized holding gain of $409, net of income taxes of $211, at December 31, 2000, and a net unrealized holding loss of $783, net of income tax benefits of $403, at December 31, 1999. The tax-equivalent yield on our investment portfolio improved slightly from 6.51 percent in 1999 to 6.53 percent in 2000.

Proceeds from the sale of available-for-sale securities amounted to $16.7 million in 2000 and $11.1 million in 1999. In 2000, we sold state and municipal obligations having an amortized cost of $16.3 million and equity securities of local financial institutions having an amortized cost of $63. Net gains recognized on the sale of investment securities totaled $374 in 2000. We sold municipal obligations having an amortized cost of $10.7 million in 1999 and recognized net gains on these sales of $408. Repayments from investment securities totaled $21.8 million in 2000 and $39.1 million in 1999.

In 2000, our investment securities purchases of $2.4 million consisted entirely of intermediate-term state and municipal obligations. The weighted-average tax-equivalent yield on these securities was 7.73 percent. Their weighted-average maturity and call was 14.2 years and 8.5 years. Investment purchases amounted to $49.7 million in 1999.

At December 31, 2000, investment securities with an amortized cost of $41,918 were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. At December 31, 1999, the amortized cost of pledged securities equaled $35,157. The fair value of such securities equaled $41,678 at December 31, 2000, and $34,406 at December 31, 1999.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2000 VERSUS 1999 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

LOAN PORTFOLIO:

Loans, net of unearned income, totaled $297.5 million at December 31, 2000, an increase of $20.6 million or 7.4 percent, from $276.9 million at December 31, 1999. Although we experienced strong demand for all our credit products, commercial and consumer lending activities contributed significantly to the growth in the loan portfolio. Together, commercial loans and leases and commercial mortgages grew to $102.1 million at year-end 2000, an increase of $8.4 million or 9.0 percent, compared to $93.7 million at the end of 1999. Consumer loans grew $7.0 million or 22.7 percent to $37.8 million at December 31, 2000, from $30.8 million at December 31, 1999. Also contributing to the growth of our portfolio was a $5.2 million or 3.4 percent increase in residential mortgage loans. Loans averaged $289.2 million in 2000, an increase of $31.0 million or 12.0 percent, compared to the $258.2 million averaged for 1999. Our loan yields reacted to the 100 basis point increase in the prime rate in the first half of 2000. The tax-equivalent yield on our loan portfolio increased 16 basis points to 8.49 percent in 2000, compared to 8.33 percent in 1999.

Our volume of refinanced residential mortgages declined significantly in 2000, by $6.8 million. The number of refinanced mortgages in 2000 totaled 60, with an aggregate dollar volume of $4.9 million, compared to 135, with an aggregate dollar volume of $11.7 million in 1999.

During 2000 and 1999, we sold $0.8 million and $3.4 million of residential mortgage loans to one investor, the Federal National Mortgage Association ("FNMA"). Net gains on the sale of these loans included in noninterest income were $18 and $57 in 2000 and 1999. There were $62 of residential mortgage loans held for sale at December 31, 2000. There were no residential mortgage loans held for sale at December 31, 1999. At December 31, 2000, total residential mortgage loans serviced for the FNMA totaled $5.9 million.

In the normal course of business, we are a party to financial instruments with off-balance sheet risk to meet the financing needs of our customers. These instruments include commitments to extend credit, unused portions of home equity and credit card lines and commercial letters of credit. Our exposure related to off-balance sheet commitments was $31.1 million at December 31, 2000, and $26.4 million at December 31, 1999. At December 31, 2000, we had no loan concentrations exceeding 10.0 percent of total loans or any form of highly leveraged transactions.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2000 VERSUS 1999 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Adjustable-rate loans totaled $76.0 million at December 31, 2000, an increase of $13.9 million or 22.4 percent from $62.1 million at year-end 1999. Adjustable-rate loans accounted for 25.5 percent of the loan portfolio at the end of 2000, compared to 22.4 percent at December 31, 1999. Fixed-rate loans increased $6.7 million to $221.5 million at December 31, 2000, from $214.8 million at December 31, 1999. As a percentage of the total loan portfolio, fixed-rate loans declined to 74.4 percent at year-end 2000, compared to 77.6 percent at the end of 1999.

ASSET QUALITY:

Asset quality improved significantly from the previous year, as evidenced by the $2.9 million or 42.0 percent decline in nonperforming assets to $4.0 million at December 31, 2000, from $6.9 million at December 31, 1999. As a percentage of loans, net of unearned income, nonperforming assets equaled 1.35 percent at December 31, 2000, compared to 2.51 percent at the end of 1999. Foreclosed assets increased $1,032 during 2000. Fourteen loans totaling $1,556 were transferred to foreclosed assets. Thirteen properties with an aggregate carrying value of $456 were sold for $399, resulting in a net realized loss of $57. Writedowns charged to noninterest expense on foreclosed assets amounted to $31 in 2000. In addition, two properties with an aggregate carrying value of $37 were donated to an area nonprofit organization.

Nonperforming loans declined $4.0 million in 2000. We experienced a reduction in the amount of accruing loans past due 90 days or more of $3.2 million or 80.0 percent. In addition, the amount of nonaccrual loans improved $0.8 million or
32.0 percent. Our ratio of nonperforming loans as a percentage of loans, net of unearned income, declined to 0.88 percent at December 31, 2000, from 2.38 percent at year-end 1999.

At December 31, 2000 and 1999, we had a recorded investment in impaired loans of $1,808 and $2,620. The recorded investment in impaired loans averaged $2,473 in 2000 and $2,564 in 1999. At December 31, 2000, the amount of the recorded investment in impaired loans for which there was a related allowance for loan losses and the amount of the allowance was $1,684 and $405. Comparatively, the amount of these loans and their related allowance was $2,471 and $613 at December 31, 1999. The amount of the recorded investment for which there was no related allowance for loan losses was $124 and $149 at December 31, 2000 and 1999. During 2000, activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $116 and losses charged to the allowance of $324. There were no recoveries of impaired loans during

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2000 VERSUS 1999 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2000. The 1999 activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $472, losses charged to the allowance of $546 and recoveries of impaired loans previously charged-off of $45. Interest income related to impaired loans would have been $293 in 2000 and $253 in 1999, had the loans been current and the terms of the loans not been modified. Interest recognized on impaired loans amounted to $104 in 2000 and $53 in 1999. Included in these amounts was interest recognized on a cash basis of $104 and $53. Cash received on impaired loans applied as a reduction of principal totaled $264 in 2000 and $266 in 1999. There were no commitments to extend additional funds to customers with impaired loans at December 31, 2000 and 1999.

The formula portion of the allocated allowance was $2,331 at December 31, 2000, and $2,420 at December 31, 1999. Specific allocations totaled $606 and $937 at the end of 2000 and 1999. At December 31, 2000 and 1999, the unallocated allowance was $348 and $442.

The allowance for loan losses was $3.3 million at December 31, 2000, and $3.8 million at December 31, 1999. The decrease in the allowance was caused by net loans charged-off exceeding the provision for loan losses. As a percentage of loans, net of unearned income, the allowance for loan losses equaled 1.10 percent at year-end 2000, compared to 1.37 percent at the end of the previous year. The decline in this ratio was due to a higher volume of net charge-offs, coupled with the significant growth of our loan portfolio. At December 31, 2000, the coverage ratio, the allowance for loan losses account as a percentage of nonperforming loans, equaled 124.8 percent, compared to 57.7 percent at the end of the previous year. The allowance covered 81.6 percent and 54.7 percent of nonperforming assets at December 31, 2000 and 1999. Net charge-offs amounted to $934 or 0.32 percent of average loans outstanding in 2000, compared to $786 or
0.30 percent in 1999.

DEPOSITS:

We experienced an increase in average deposits of 3.6 percent in 2000. Average interest-bearing deposits grew 3.6 percent, while average noninterest-bearing deposits increased 3.3 percent. As part of our total deposit mix, interest-bearing deposits remained constant at 89.6 percent of total deposits. The majority of our interest-bearing deposit growth was concentrated in two areas, savings accounts and time deposits $100 or more. Average savings accounts increased 7.7 percent, which arose from a 35.8 percent increase in our cash management system accounts. The volume of average time deposits $100 or more rose 42.2 percent in 2000. Our cost of deposits increased 19 basis points to
4.60 percent in 2000, from 4.41 percent in 1999.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2000 VERSUS 1999 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Deposits totaled $378.7 million at December 31, 2000, an increase of $16.2 million compared to $362.5 million at December 31, 1999. Noninterest- bearing transaction accounts increased $3.2 million, while interest-bearing deposits rose $13.0 million. The increase in transaction accounts resulted from additional commercial relationships. The growth in interest-bearing deposits was mainly due to an increase in money market accounts and time deposits $100 or more. Money market accounts grew $3.5 million to $28.9 million at December 31, 2000, from $25.4 million at the end of 1999. Large dollar time deposits increased $10.4 million compared to the end of the previous year. The growth in both categories was directly attributable to further deposit relationships with school districts located within our market area.

Volatile deposits, time deposits $100 or more, totaled $33.7 million at December 31, 2000, an increase of $10.4 million compared to $23.3 million at December 31, 1999. Our average cost of these funds increased 29 basis points to 5.98 percent in 2000, from 5.69 percent in 1999.

Available short-term borrowings consist of a line of credit and advances with the Federal Home Loan Bank of Pittsburgh ("FHLB-Pgh") secured under terms of a blanket collateral agreement by a pledge of FHLB-Pgh stock and certain other qualifying collateral, such as investment and mortgage-backed securities and mortgage loans. The line is limited to our maximum borrowing capacity ("MBC") with the FHLB-Pgh, which is based on a percentage of qualifying collateral assets. At December 31, 2000, our MBC was $170.8 million. We had no short-term borrowings outstanding at December 31, 2000. Short-term borrowings outstanding at December 31, 1999, under the line of credit agreement, were $5,500. The average daily balance and weighted-average rate on aggregate short-term borrowings was $2,374 at 6.3 percent in 2000 and $1,393 at 5.3 percent in 1999. The maximum amount of all short-term borrowings outstanding at any month-end was $11,200 during 2000 and $7,025 during 1999. Short-term borrowings during 2000 and 1999 consisted entirely of the FHLB-Pgh line of credit.

Long-term debt at December 31, 2000 and 1999, consisted entirely of a 7.5 percent fixed-rate, amortizing advance from the FHLB-Pgh Community Investment Program. This advance matures on September 2, 2009. The average daily balance on long-term debt in 2000 was $37 with a weighted-average rate of 7.5 percent. For 1999, the average daily balance on long-term debt was $40 with a weighted-average rate of 7.5 percent.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2000 VERSUS 1999 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

MARKET RISK SENSITIVITY:

We utilize various computerized modeling techniques for market risk management. One such technique utilizes a tabular presentation of fair value information and contract terms relevant to determine the future cash flows of market risk sensitive instruments, categorized by expected maturity dates. According to the results of this presentation, at December 31, 2000, investments of $19.9 million with a weighted-average tax-equivalent yield of 5.84 percent were scheduled to mature within one year. Net loans scheduled to mature within the same time frame totaled $74.0 million with a weighted-average tax-equivalent yield of 9.41 percent. In addition, we had $25.5 million in federal funds sold with a weighted-average yield of 4.50 percent at December 31, 2000. Overall, interest-earning assets scheduled to mature within one year totaled $119.5 million with a weighted-average tax-equivalent yield of 7.77 percent. With respect to interest-bearing liabilities, based on historical withdrawal patterns, interest-bearing transaction accounts, defined as money market, NOW and savings accounts, of $27.0 million with a weighted-average cost of 2.74 percent were scheduled to mature within one year. In addition, time deposits totaling $113.8 million with a weighted-average cost of 5.78 percent were scheduled to mature in the same time frame. Total interest- bearing liabilities scheduled to mature within one year equaled $140.8 million with a weighted-average rate of 5.20 percent.

In addition to monitoring market risk based on this tabular presentation, we analyze changes in the fair value of other financial instruments utilizing interest rate shocks. Specifically, we analyze the effects instantaneous parallel shifts of plus or minus 100 basis points have on the economic values of other financial instruments. The results of the model at December 31, 2000, indicated fair value declines of 2.4 percent in other financial assets and 0.7 percent in other financial liabilities given a parallel and instantaneous rise of 100 basis points in interest rates. Conversely, a 100 basis point decline in general market rates would result in fair value appreciation of 2.7 percent in other financial assets and 0.7 percent in other financial liabilities.

We also use models that consider repricing frequencies of RSA and RSL in addition to maturity distributions. One such technique utilizes a static gap report, which attempts to measure our interest rate exposure by calculating the net amount of RSA and RSL that reprice within specific time intervals. Our cumulative one-year, RSA/RSL ratio was 0.91 at December 31, 2000. This was a significant improvement from 0.75 at the end of 1999. These ratios fell within our asset/liability guidelines of 0.70 and 1.30.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2000 VERSUS 1999 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Our three-month RSA/RSL ratio increased to 2.67 at December 31, 2000, from 2.18 at December 31, 1999. Similar to the one-year ratio, the volume of RSA repricing within three months increased to a greater extent than that of RSL.

As a final tool to assist in managing market risk sensitivity, we enhance our asset/liability management by using a simulation model. This model is used to create pro forma net interest income scenarios under various interest rate shocks. Model results at December 31, 2000, indicated an instantaneous and parallel shift in general market rates of plus 100 basis points would cause net interest income to decrease by $60 or 0.4 percent. Conversely, a shift of the same magnitude in the opposite direction would cause a $70 or 0.4 percent increase in net interest income.

LIQUIDITY:

We experienced a dramatic improvement in our liquidity position from the end of 1999. The improvement is best illustrated by the change in our net noncore and net short-term noncore funding dependence ratios. At December 31, 2000, our net noncore funding dependence ratio was negative 3.4 percent, compared to 0.5 percent at December 31, 1999. Our net short-term noncore funding dependence ratio equaled negative 5.5 percent at the end of 2000, compared to negative 0.5 percent at year-end 1999. These ratios indicated at December 31, 2000, that we had no reliance on noncore deposits and borrowings to fund our long-term assets, namely loans and investments.

The liquidity position can be further explained by analyzing the Consolidated Statements of Cash Flows. Cash and cash equivalents consist of cash on hand, cash items in the process of collection, noninterest-bearing deposits with other banks, balances with the Federal Reserve Bank of Philadelphia and FHLB-Pgh and federal funds sold. Cash and cash equivalents totaled $37.4 million at December 31, 2000, an increase of $26.4 million from $11.0 million reported at the end of 1999. Net cash provided by investing activities, and to a lesser extent, financing activities and operating activities caused the greater volume of cash and cash equivalents at year-end 2000. Net income of $4.2 million was the primary source of the $6.5 million in cash provided by operating activities in 2000.

The net cash provided by investing activities totaled $12.4 million in 2000. Proceeds received from repayments and sales of investment securities available-for-sale of $21.8 million and $16.7 million, were partially offset by funds expended for an increase in lending activities of $23.1 million and purchases of investment securities of $2.4 million. Additionally, in 2000, we received $0.4 million from the sale of foreclosed assets and had expenditures for purchases of premises and equipment of $1.0 million.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2000 VERSUS 1999 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

With regard to financing activities, an influx of monies from increased deposits, partially offset by cash outflows for repayment of short-term borrowings, common stock repurchases and net cash dividends, resulted in additional cash of $7.5 million in 2000. Time deposits and transaction accounts increased $11.5 million and $4.7 million. In addition, we repaid $5.5 million in short-term borrowings with the FHLB-Pgh, repurchased and retired $2.1 million of common stock and paid net cash dividends to stockholders of $1.1 million in 2000.

CAPITAL ADEQUACY:

At December 31, 2000, stockholders' equity totaled $37.6 million, an increase of $2.1 million from $35.5 million at December 31, 1999. A fundamental source of capital is earnings retention. Net income of $4.2 million in 2000, offset partially by net cash dividends declared of $1.2 million, was the primary factor contributing to the increase. Also affecting capital in 2000 were other comprehensive income of $1.2 million, consisting entirely of unrealized holding gains on investment securities available-for-sale, and the repurchase of 57,400 shares of common stock for $2.1 million. We repurchased and retired 177,647 shares for $5.7 million in 1999.

Our dividend payout ratio increased to 33.2 percent in 2000, from 26.0 percent in 1999. Total dividends declared in 2000 were $1,395, compared to $1,196 in 1999. On a per share basis, dividends declared increased 22.8 percent to $0.70 per share in 2000 from $0.57 per share in 1999. During the years ended December 31, 2000 and 1999, 7,015 shares and 6,409 shares were issued under the dividend reinvestment plan.

Our Tier I and total capital to risk-weighted assets ratios were 12.8 percent and 14.0 percent at December 31, 2000. In comparison, these ratios at the end of 1999 were 13.2 percent and 14.5 percent. The decline in our ratios resulted from an increase in risk-weighted assets over the previous year, coupled with the repurchase and retirement of common shares under the stock repurchase program. Contrary to the decline in our Tier I capital and total capital ratios, our Leverage ratio was 8.7 percent at December 31, 2000, a slight improvement from
8.6 percent reported at the end of the previous year. Community Bank exceeded the minimum levels of 5.0 percent for the Leverage ratio, 6.0 percent for the Tier I capital ratio and 10.0 percent for the total capital ratio to be considered well capitalized at December 31, 2000 and 1999.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2000 VERSUS 1999 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

REVIEW OF FINANCIAL PERFORMANCE:

The composite group of all FDIC-insured commercial banks reported a decline in net income in 2000. The ROAA declined 12 basis points to 1.19 percent and the ROAE declined 122 basis points to 14.02 percent in 2000. Net interest margin compression, asset quality problems and tempered noninterest income growth, all factored into the banking industry's earnings decline. FDIC-insured Pennsylvania banks fared better in comparison to the overall banking industry, posting an 8.5 percent earnings increase. Declines in noninterest expense more than offset reductions in margins and noninterest income. Profitability for local commercial banks deteriorated in 2000. The ROAA and ROAE declined from 1.14 percent and
12.83 percent in 1999 to 1.06 percent and 12.04 percent in 2000. Net interest margin compression and overhead cost expansion overshadowed noninterest income improvements to cause the earnings decline.

Our net income in 2000 amounted to $4.2 million, compared to $4.6 million in 1999. On a per share basis, net income equaled $2.11 in 2000 and $2.17 in 1999. Higher net interest income and noninterest income, were more than offset by a
17.4 percent increase in noninterest expense. ROAA and ROAE were 1.03 percent and 11.72 percent in 2000. Comparative 1999 ratios were 1.16 percent and 12.02 percent. Comprehensive income totaled $5.4 million in 2000, more than double the $2.4 million reported in 1999.

Tax-equivalent net interest income improved $571 or 3.8 percent to $15,550 in 2000, from $14,979 in 1999. An increase of $1,761 or 6.1 percent in tax-equivalent interest revenue, was partially mitigated by a $1,190 or 8.5 percent increase in interest expense. The provision for loan losses totaled $420 in 2000 and $535 in 1999. Noninterest income amounted to $2,457 in 2000 and $2,112 in 1999. Service charges, fees and commissions improved $418 or 25.4 percent to $2,065 in 2000, from $1,647 in the previous year. Also included in noninterest income were gains on the sale of investment securities and gains on the sale of residential mortgages of $374 and $18 in 2000, and $408 and $57 in 1999. For the year ended December 31, 2000, noninterest expense totaled $11,069, an increase of $1,640 or 17.4 percent from $9,429 recorded for the same period of 1999. Salaries and benefits expense increased $395, net occupancy and equipment expense rose $347 and other expenses grew $898 in 2000.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2000 VERSUS 1999 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NET INTEREST INCOME:

For the year ended December 31, 2000, tax-equivalent net interest income totaled $15,550, an increase of $571 or 3.8 percent compared to $14,979 reported for the same period of 1999. The change in tax-equivalent net interest income was primarily a function of the variations in rates from the previous year. An increase in the tax-equivalent yield on earning assets more than counteracted the increase in the average cost incurred on interest-bearing liabilities. The tax-equivalent yield on earning assets improved 24 basis points to 8.00 percent in 2000, from 7.76 percent in 1999 and accounted for a $1,331 increase in interest revenue. Specifically, the tax-equivalent yield on our loan portfolio improved 16 basis points to 8.49 percent in 2000, from 8.33 percent in 1999. This improvement accounted for $1,314 or 98.7 percent of the increase in tax-equivalent interest income due to rate. Higher interest rates in the first half of 2000, although having a positive effect on loan yields, also drove up deposit and borrowing costs. Our cost of funds increased 19 basis points to 4.61 percent in 2000, from 4.42 percent in 1999 and caused a $666 increase in interest expense. We experienced increases in the average rate paid on every deposit category except NOW accounts. The most significant increase was in the average rate paid on time deposits less than $100, which increased 24 basis points to 5.66 percent in 2000 from 5.42 percent in 1999. Overall, variations in rates had a $665 positive effect on tax-equivalent net interest income.

Although we experienced substantial growth in our deposit and loan products, the affect changes in average volumes of earning assets and interest-bearing liabilities had on net interest income was negligible. The $12.3 million growth in average interest-bearing liabilities was slightly more than the $10.7 million growth in average earning assets. This caused a reduction in net interest income of $94 due to changes in volumes. The increase in earning assets resulted from average loan growth of 12.0 percent partially offset by a 17.5 percent decline in average investments. Average loans, net of unearned income, grew $31.0 million to $289.2 million in 2000, from $258.2 million in 1999 and caused a favorable effect to net interest income of $1,712. Average investments totaled $92.7 million in 2000, a decrease of $19.8 million, from $112.5 million in 1999, which resulted in a $1,275 reduction in net interest income. The increase in average interest-bearing liabilities resulted primarily from growth in average time deposits $100 or more and average savings accounts, offset in part by a decline in average time deposits less than $100.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2000 VERSUS 1999 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

PROVISION FOR LOAN LOSSES:

In 2000, the banking industry faced the problem of deteriorating credit quality. For all insured commercial banks, provisions for loan losses increased $7.4 billion or 33.8 percent in 2000. Our provision for loan losses equaled $420 in 2000 and $535 in 1999.

NONINTEREST INCOME:

For the year ended December 31, 2000, noninterest income totaled $2,457, an increase of $345 or 16.3 percent compared to $2,112 for the same period of 1999. Gains on the sale of investment securities, included in noninterest income, were $374 in 2000 and $408 in 1999. As a result of the change in fee structure, service charges on deposit accounts increased 7.7 percent to $1,396 in 2000 from $1,296 in 1999. Overall, as a percentage of average total assets, noninterest income improved to 0.60 percent in 2000 from 0.53 percent in 1999.

NONINTEREST EXPENSE:

For the year ended December 31, 2000, noninterest expense totaled $11,069, an increase of $1,640 or 17.4 percent, compared to $9,429 for the same period of 1999. Our efficiency ratio deteriorated from 60.8 percent in 1999 to 65.8 percent in 2000. Another productivity measure, the overhead ratio, declined to
2.7 percent in 2000 from 2.4 percent in 1999.

Salaries and employee benefits expense constitutes the majority of our noninterest expense. Total personnel costs increased $395 or 8.2 percent to $5,219 in 2000, from $4,824 in 1999. Costs for employee salaries and payroll taxes rose $250 or 6.0 percent for the year ended December 31, 2000. A full year of staffing expense for the two new branch offices opened in 1999, coupled with normal annual employee merit increases, caused the variance. Employee benefit costs rose $145 or 22.1 percent, primarily due to an increase in employee health and life insurance premiums.

Net occupancy and equipment expense increased $347 or 25.8 percent from $1,345 in 1999, to $1,692 in 2000. An increase of $171 in net occupancy expense, in conjunction with a $176 rise in equipment expense, caused the overall increase. The increase in net occupancy expense is directly attributable to higher depreciation, maintenance, real estate taxes and utility costs associated with a full year of operation of the corporate center and new branch offices. Higher equipment expense resulted from depreciation and periodic maintenance costs on computer and office equipment for these facilities. Additional depreciation and technical support costs related to CoreDirector, our new Windows-based processing system, also factored into the increase in equipment expense.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2000 VERSUS 1999 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Other expenses increased $898 or 27.5 percent to $4,158 for the year ended December 31, 2000, from $3,260 for the same period of 1999. An increase in legal and consulting fees related to strategic planning initiatives, was primarily responsible for the $267 increase in expenses for contractual services. An increase of $42 for routine maintenance, real estate taxes and utility costs for properties held in other real estate, coupled with $125 in losses on the disposition of such properties, also contributed to the rise in other expenses. Finally, we incurred costs in the fourth quarter of 2000 associated with the implementation of a new customer sales and service program and marketing costs related to the development of a new advertising campaign.

INCOME TAXES:

For the year ended December 31, 2000, income tax expense was $1,139 compared to $1,338 for the same period of 1999. Lower net income before income taxes in 2000, combined with the same amount of tax-exempt income as 1999, caused a reduction in our effective tax rate from 22.5 percent in 1999 to 21.3 percent in 2000.

COMM BANCORP, INC.
DIRECTORS AND OFFICERS

BOARD OF DIRECTORS
COMM BANCORP, INC.
DAVID L. BAKER
Senior Vice President,
Community Bank and Trust Company

THOMAS M. CHESNICK
Retired

WILLIAM F. FARBER, SR.
PRESIDENT AND CHIEF EXECUTIVE OFFICER
CHAIRMAN OF THE BOARD

JUDD B. FITZE
Attorney, Farr, Davis & Fitze

JOHN P. KAMEEN
SECRETARY
Publisher, The Forest City News

WILLIAM A. KERL
President, Carbondale Concrete Company, Inc.,
Kerl Coal, Oil and Trucking Company, Inc.

ERWIN T. KOST
President, Kost Tire Distributors, Inc.

WILLIAM B. LOPATOFSKY
Retired

ROBERT A. MAZZONI
Judge of the Court of Common Pleas of
Lackawanna County

J. ROBERT McDONNELL
VICE CHAIRMAN
Owner, McDonnell's Restaurant

JOSEPH P. MOORE, III
President, J.J. Motors, Inc.

THEODORE W. POROSKY
Owner, Porosky Lumber Company

ERIC G. STEPHENS
Auto Dealer, H.L. Stephens and Son

CORPORATE OFFICERS
COMM BANCORP, INC.
WILLIAM R. BOYLE
Senior Vice President
Chief Credit Officer

WILLIAM F. FARBER, SR.
President and Chief Executive Officer
Chairman of the Board

JOHN P. KAMEEN
Secretary

J. ROBERT McDONNELL
Vice Chairman

SCOTT A. SEASOCK
Executive Vice President
Chief Financial Officer

BOARD OF DIRECTORS
COMMUNITY BANK AND TRUST COMPANY
DAVID L. BAKER
Senior Vice President

THOMAS M. CHESNICK
Retired

WILLIAM F. FARBER, SR.
PRESIDENT AND CHIEF EXECUTIVE OFFICER
CHAIRMAN OF THE BOARD

JUDD B. FITZE
Attorney, Farr, Davis & Fitze

JOHN P. KAMEEN
SECRETARY
Publisher, The Forest City News

WILLIAM A. KERL
President, Carbondale Concrete Company, Inc.,
Kerl Coal, Oil and Trucking Company, Inc.

ERWIN T. KOST
President, Kost Tire Distributors, Inc.

WILLIAM B. LOPATOFSKY
Retired

ROBERT A. MAZZONI
Judge of the Court of Common Pleas of
Lackawanna County

J. ROBERT McDONNELL
VICE CHAIRMAN
Owner, McDonnell's Restaurant

JOSEPH P. MOORE, III
President, J.J. Motors, Inc.

JOSEPH P. MOORE, JR.
President, Elk Mountain Ski Resort, Inc.

THEODORE W. POROSKY
Owner, Porosky Lumber Company

ERIC G. STEPHENS
Auto Dealer, H.L. Stephens and Son

DIRECTOR EMERITUS
MICHAEL T. GOSKOWSKI
Owner, Kartri Sales Mfg.

COMM BANCORP, INC.
DIRECTORS AND OFFICERS (CONTINUED)

ADVISORY BOARDS
Community Bank and Trust Company
CARBONDALE BRANCH
JOSEPH J. BRENNAN
Brennan and Brennan Funeral Home

JOHN J. CERRA
Attorney, Walsh and Cerra

HENRY E. DEECKE
Henry E. Deecke Real Estate

ROBERT W. FARBER
Quality Perforating, Inc.

SUSAN MANCUSO
Mancuso and Mancuso
Accounting & Tax Service

CLIFFORD BRANCH
WILLIAM F. FARBER, JR.
Farber's Restaurants

THOMAS J. LOPATOFSKY, JR.
Lenox Propane

SEAN McGRAW
Attorney, McGraw and McGraw

PATRICK OLIVERI
Oliveri's Crystal Lake Hotel

ERIC G. STEPHENS
H.L. Stephens and Son

EATON TOWNSHIP,
LAKE WINOLA AND
TUNKHANNOCK BRANCHES
JUDD B. FITZE
Attorney, Farr, Davis & Fitze

DOUGLAS GAY
Gay's True Value

GLEN LAYAOU
Eaton Hills Development Corp.
Layaou Construction Co.

HOWARD TRAUGER
Trauger's, Inc.

FOREST CITY BRANCH
THOMAS BAILEYS
Fire Risk Management and NMEB, Inc.

RICHARD CURTIS
Rich's Auto Service,
CUBE Auto Supply

JOSEPH LUCCHESI, D.M.D.
Dentist

ALLAN HORNBECK, JR.
Allan Hornbeck Chevrolet

SCOTT MISKOVSKY
Pharmacist, Red Cross Pharmacy

LINDA RICHARDS
Sparkware Associates, Inc.

STEVEN TOURJE
NEP Telephone Company

MONTROSE BRANCH
EDGAR B. BAKER
Consultant

DUANE JERAULD
Retired

THOMAS KERR
Tom Kerr Chevrolet

DONNA WILLIAMS
Livestock Dealer/Farmer

NICHOLSON BRANCH
RICHARD LOCHEN
Lochen's Market

MARK NOVITCH
Pinnacle Truck Sales

DAVID SCHMIDT, JR.
The Proctor and Gamble
Paper Products Co.

SIMPSON BRANCH
FRANCIS LAPERA
Lapera Oil Company

ROBERT M. McDONNELL
McDonnell's Restaurant

GERALD SALKO, D.D.S.
Dentist

COMM BANCORP, INC.
DIRECTORS AND OFFICERS (CONTINUED)

OFFICERS
COMMUNITY BANK AND TRUST COMPANY
CAROL AMES
Lake Winola Branch Manager

DAVID L. BAKER
Senior Vice President

ROY W. BATTAGLIA
Clarks Summit Branch Manager

WILLIAM R. BOYLE
Senior Vice President
Chief Credit Officer

THOMAS A. BYRNE
Vice President
Commercial Loan Officer

DEBRA CARR
Dickson City Branch Manager

KATHLEEN DELEO
Internal Loan Review Officer

WILLIAM F. FARBER, SR.
President and Chief Executive Officer
Chairman of the Board

JAY S. FENDRICK
Senior Trust Officer

STEPHANIE A. GANZ, CPA
Vice President of Finance

DEBRA GAY
Eaton Township Branch Manager

DAVID A. JONES
Vice President
Mortgage Department

RANDOLPH LaCROIX
Clifford Branch Manager

GARY LAVELLE
Vice President
Senior Loan Operations Officer

ANNETTE LYNCH
Loan Administrator

PAMELA S. MAGNOTTI
Compliance Officer

PETER MISURA
Factoryville and Nicholson Branch Manager

MARY ANN MUSHO
Human Resource Director

MICHAEL NARCAVAGE
Vice President
Chief Operations Officer

TIMOTHY O'BRIEN
Vice President
Commercial Loan Officer

ROBERT O'MALLEY
Indirect Loan Officer

M. EVELYN PANTZAR
Vice President
Internal Auditor

JOHN PASH
Comptroller

MARY BETH PASQUALICCHIO
Marketing Director

VICTORIA L. RANDIS
Eynon Branch Manager

CHERYL RUPP
Simpson Branch Manager

WALTER SARAFINKO
Vice President
Branch Administrator

SCOTT A. SEASOCK
Executive Vice President
Chief Financial Officer

THOMAS W. SHEPPARD
Vice President
Commercial Loan Officer

RONALD K. SMITH
Vice President
Montrose Branch Manager

TAMI L. SNYDER
Vice President
Information Services

HAROLD STOUT
Tunkhannock Branch Manager

BRIAN URBAS
Forest City Branch Manager

STEVEN URSICH
Carbondale Branch Manager

PAUL WALSH
Lakewood Branch Manager

COMM BANCORP, INC.
DIRECTORS AND OFFICERS (CONTINUED)

BOARD OF DIRECTORS
COMM REALTY CORPORATION
DAVID L. BAKER

WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD

SCOTT A. SEASOCK

OFFICERS
COMM REALTY CORPORATION
GARY LAVELLE
President

STEPHANIE A. GANZ, CPA
Treasurer

THOMAS A. BYRNE
Secretary

BOARD OF DIRECTORS
COMMUNITY LEASING CORPORATION
DAVID L. BAKER

WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD

SCOTT A. SEASOCK

OFFICERS
COMMUNITY LEASING CORPORATION
ERIC G. STEPHENS
President

STEPHANIE A. GANZ, CPA
Treasurer

THOMAS A. BYRNE
Secretary

BOARD OF DIRECTORS
COMM FINANCIAL SERVICES CORPORATION
DAVID L. BAKER

WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD

JOHN P. KAMEEN

OFFICERS
Comm Financial Services Corporation
GEORGE COBB
President

JOHN PASH
Treasurer

MARY ANN MUSHO
Secretary

COMM BANCORP, INC.
OTHER INFORMATION

LOCATIONS
COMMUNITY BANK AND TRUST COMPANY
CARBONDALE BRANCH*
37 Dundaff Street
Carbondale, PA 18407
570-282-7500

CLARKS SUMMIT BRANCH*
125 North State Street
Clarks Summit, PA 18411
570-586-6876

CLIFFORD BRANCH*
Route 106
Clifford, PA 18413
570-222-3168

DICKSON CITY BRANCH*
1601 Main Street
Dickson City, PA 18519
570-489-8900

EATON TOWNSHIP BRANCH*
Cross Country Complex
Route 29
Eaton Township, PA 18657
570-836-1008

EYNON BRANCH*
Eynon Plaza
Route 6
Eynon, PA 18403
570-876-4881

FACTORYVILLE BRANCH*
97 College Avenue
Factoryville, PA 18419
570-945-5137

FOREST CITY BRANCH*
521 Main Street
Forest City, PA 18421
570-785-3181

LAKE WINOLA BRANCH*
Winola Plaza
Lake Winola, PA 18625
570-378-3195

LAKEWOOD BRANCH
Lake Como Road
Lakewood, PA 18439
570-798-2900

MONTROSE BRANCH*
61 Church Street
Montrose, PA 18801
570-278-3824

NICHOLSON BRANCH*
57 Main Street
Nicholson, PA 18446
570-942-6135

SIMPSON BRANCH*
347 Main Street
Simpson, PA 18407
570-282-4821

TUNKHANNOCK BRANCH*
Route 6 West
Tunkhannock, PA 18657
570-836-5555

TRUST SERVICES
125 North State Street
Clarks Summit, PA 18411
800-217-3501

REMOTE ATM LOCATION
Keystone College
College Avenue
LaPlume, PA 18440

COMM REALTY CORPORATION
125 North State Street
Clarks Summit, PA 18411
570-586-0377

COMMUNITY LEASING CORPORATION
125 North State Street
Clarks Summit, PA 18411
570-586-0377

COMM FINANCIAL SERVICES
CORPORATION
125 North State Street
Clarks Summit, PA 18411
570-586-0377

KLICK(SM) BANKING VIA THE INTERNET
www.combk.com
Customer Service:
800-420-4642, Ext. 109

COMM BANCORP, INC.
OTHER INFORMATION (CONTINUED)

STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS:
125 North State Street
Clarks Summit, PA 18411

LEGAL COUNSEL:
Saul, Ewing, Remick & Saul LLP
Penn National Insurance Tower
North Second Street, 7th Floor
Harrisburg, PA 17101

INDEPENDENT AUDITORS:
Kronick Kalada Berdy & Co., PC
190 Lathrop Street
Kingston, PA 18704

TRANSFER AGENT:
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10007

MARKET MAKERS:
Ferris, Baker, Watts, Inc.
100 Light Street
Baltimore, MD 21202
800-638-7411

Janney, Montgomery, Scott, LLC
1801 Market Street
Philadelphia, PA 19103
800-211-2663

M.H. Meyerson & Co., Inc.
525 Washington Blvd.
Jersey City, NJ 07303-0260
201-459-9500

Ryan, Beck & Co.
80 Main Street
West Orange, NJ 07052
888-231-7226

Sandler O'Neill & Partners, LP
9 West 57th Street, 19th Floor
New York, NY 10019
212-933-2705

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

COMMON STOCK MARKET INFORMATION:

Shares of Comm Bancorp, Inc. common stock are listed on The NASDAQ Stock Market(R) ("NASDAQ") as CommBcp under the symbol "CCBP". As of March 15, 2002, five firms were listed on the NASDAQ system as market makers for the Company's common stock.

The high and low closing sale prices and dividends per share of the Company's common stock for the four quarters of 2001 and 2000 are summarized as follows:

                                                         Cash
                                                    Dividends
2001:                            High        Low     Declared
                                 ----        ---    ---------
First Quarter...............   $32.00     $25.00        $0.18
Second Quarter..............    30.85      26.00         0.18
Third Quarter...............    31.00      26.00         0.19
Fourth Quarter..............   $32.00     $26.50        $0.19
2000:
First Quarter...............   $40.50     $33.25        $0.17
Second Quarter..............    35.50      27.25         0.17
Third Quarter...............    27.50      25.13         0.18
Fourth Quarter..............   $30.75     $25.38        $0.18

DIVIDEND REINVESTMENT:

Comm Bancorp, Inc. offers a Dividend Reinvestment Plan whereby stockholders can increase their investment in additional shares of common stock without incurring fees or commissions. A prospectus and enrollment form may be obtained by contacting American Stock Transfer & Trust Company, Dividend Reinvestment Department, 59 Maiden Lane, New York, NY 10007, 1-800-278-4353.

DIVIDEND DIRECT DEPOSIT:

Comm Bancorp, Inc. stockholders not participating in the Dividend Reinvestment Plan may opt to have their dividends deposited directly into their bank account by contacting American Stock Transfer and Trust Company at 1-800-937-5449.

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