Form 10-K, Exhibit 13
period 2002-12-31
COMM BANCORP INC
filed 2003-03-31
CIK 730030

                                   EXHIBIT 13

                  PORTIONS OF THE ANNUAL REPORT TO STOCKHOLDERS
                     FOR FISCAL YEAR ENDED DECEMBER 31, 2002

COMM BANCORP, INC.
CONTENTS

INTRODUCTION

 57  President's Message to Stockholders

 59  Consolidated Selected Financial Data

MANAGEMENT'S DISCUSSION AND ANALYSIS

 60  Forward-Looking Discussion

 61  Operating Environment

 67  Review of Financial Position

104  Review of Financial Performance

CONSOLIDATED FINANCIAL STATEMENTS

118  Independent Auditors' Report

119  Consolidated Statements of Income and Comprehensive Income

120  Consolidated Balance Sheets

121  Consolidated Statements of Changes in
     Stockholders' Equity

122  Consolidated Statements of Cash Flows

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

123  Summary of significant accounting policies

141  Cash and due from banks

141  Investment securities

143  Loans, nonperforming assets and allowance for loan losses

146  Commitments, concentrations and contingent liabilities

148  Premises and equipment, net

149  Other assets

151  Deposits

152  Short-term borrowings

153  Fair value of financial instruments

153  Employee benefit plan

154  Income taxes

156  Parent Company financial statements

157  Regulatory matters

162  Summary of quarterly financial information
     (unaudited)

MANAGEMENT'S DISCUSSION AND ANALYSIS 2001 VERSUS 2000

163  Operating Environment

164  Review of Financial Position

172  Review of Financial Performance

DIRECTORS AND OFFICERS

175  Boards of Directors and Corporate Officers

OTHER INFORMATION

179  Locations

180  Stockholder Information

COMM BANCORP, INC.
PRESIDENT'S MESSAGE TO STOCKHOLDERS

What does the idea of rising mean to you?
Does it mean building upon the past to create a higher level of quality? Does it mean growing a family...a business...a future?

To all of us at Comm Bancorp, Inc. it means rising above the crowd, in terms of our financial performance, our banking infrastructure, and our teamwork. It means rising to a higher level of success.

This year, net income reached a record $5.2 million, and earnings per share rose $0.28 or 11.8 percent to $2.65. Our balance sheet rose accordingly, posting solid growth of $26.0 million or 5.6 percent. Our strong financial success has been accomplished through a variety of sources--strengthening our existing branch network, expanding into new market areas, striving for the highest standards of customer service and recognizing the importance of each of our employees in achieving our goals.

How we do business rose to a higher level. We have implemented some strategic objectives that we feel are necessary to better serve our existing customers and will also lay the groundwork for future growth. We opened two new community banking offices, relocated a third, and planned to venture into a new market area. Our fifteenth office, an ancillary office in Carbondale, Pennsylvania, redirects traffic from an existing branch in this city, one of our busiest locations. The relocation of our outdated Clifford, Pennsylvania office into a new modern facility was completed early in 2003. These changes offer added convenience and ensure that our customers receive the best possible service. Our sixteenth office, located in Scranton, Pennsylvania, opened for business in August. This office, which is positioned in a predominantly commercial area, offers many opportunities for growth.

On the horizon for 2003 is the opening of our seventeenth community banking office in Tannersville, Pennsylvania. A new market area for us, this office will be located in the heart of the Poconos, one of the fastest developing urban markets in Pennsylvania.

Our technological expertise rose in 2002 as well. This year, security became a top priority and we responded to the call, implementing Homeland Tracker, a customer security system. In order to raise the standards of customer service, we installed a Marketing Customer Information File ("MCIF") system and deposit and loan platform systems. While the MCIF system allows us to manage our customer relationships more dynamically, the platform systems streamline workflow which allows us to service customers more efficiently. We also brought automated teller machine ("ATM") processing in-house; customer account balances are now immediately updated for ATM transactions. In addition, we began replacing or upgrading our ATMs to comply with the latest Americans with Disability Act standards.

COMM BANCORP, INC.
PRESIDENT'S MESSAGE TO STOCKHOLDERS (CONTINUED)

We are not stopping there. This coming year we will be implementing a comprehensive document imaging system. The benefits of document imaging are numerous. This system will provide the ability to electronically organize and store documents and records to facilitate the immediate and secure retrieval of information. Finally, we will be initiating InTouch(sm), a secure, 24-hour automated customer service line. Customers will be able to access their account via the telephone at any time from any place.

But technology cannot be effective without a dedicated and customer-focused work force. People are the driving force behind Comm Bancorp, Inc. They are what bring our customers and us together. They are the means by which we can help our customers grow their families, their businesses, and their future! To that end, we are working with a nationally recognized human resource consulting firm to make our pay scales and benefits structure competitive with the marketplace in an effort to acquire and retain the finest team in the region.

The year 2002 has seen us rising--and plans are in place to make 2003 a continuation of the rising spirit all of us have come to equate with Comm Bancorp, Inc.

Let us all rise together!

Sincerely,


/s/ William F. Farber, Sr.
--------------------------
William F. Farber, Sr.
President and Chief Executive Officer,
Chairman of the Board

COMM BANCORP, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31                                          2002         2001         2000         1999         1998
------------------------------------------------------------------------------------------------------------------------
CONDENSED STATEMENTS OF FINANCIAL PERFORMANCE:
Interest income .........................................  $  29,284    $  31,012    $  29,583    $  27,812    $  27,224
Interest expense ........................................     12,216       15,131       15,212       14,022       13,960
                                                           ---------    ---------    ---------    ---------    ---------
  Net interest income ...................................     17,068       15,881       14,371       13,790       13,264
Provision for loan losses ...............................      1,100          720          420          535          855
                                                           ---------    ---------    ---------    ---------    ---------
  Net interest income after provision for loan losses ...     15,968       15,161       13,951       13,255       12,409
Noninterest income ......................................      4,145        2,835        2,457        2,112        2,673
Noninterest expense .....................................     13,530       11,870       11,069        9,429        9,364
                                                           ---------    ---------    ---------    ---------    ---------
  Income before income taxes ............................      6,583        6,126        5,339        5,938        5,718
Provision for income tax expense ........................      1,383        1,426        1,139        1,338        1,218
                                                           ---------    ---------    ---------    ---------    ---------
  Net income ............................................  $   5,200    $   4,700    $   4,200    $   4,600    $   4,500
                                                           =========    =========    =========    =========    =========

CONDENSED STATEMENTS OF FINANCIAL POSITION:
Investment securities ...................................  $ 124,203    $ 120,357    $  71,246    $ 105,630    $ 109,626
Net loans ...............................................    319,830      307,102      294,245      273,051      244,090
Other assets ............................................     42,385       32,899       54,249       28,431       34,535
                                                           ---------    ---------    ---------    ---------    ---------
  Total assets ..........................................  $ 486,418    $ 460,358    $ 419,740    $ 407,112    $ 388,251
                                                           =========    =========    =========    =========    =========

Deposits ................................................  $ 437,213    $ 416,205    $ 378,721    $ 362,483    $ 344,253
Short-term borrowings ...................................                                             5,500
Long-term debt ..........................................                                   36           39           41
Other liabilities .......................................      3,872        3,305        3,365        3,615        4,223
Stockholders' equity ....................................     45,333       40,848       37,618       35,475       39,734
                                                           ---------    ---------    ---------    ---------    ---------
  Total liabilities and stockholders' equity ............  $ 486,418    $ 460,358    $ 419,740    $ 407,112    $ 388,251
                                                           =========    =========    =========    =========    =========

PER SHARE DATA:
Net income ..............................................  $    2.65    $    2.37    $    2.11    $    2.17    $    2.04
Cash dividends declared .................................       0.82         0.74         0.70         0.57         0.37
Stockholders' equity ....................................  $   23.31    $   20.67    $   18.95    $   17.43    $   18.00
Cash dividends declared as a percentage of net income ...      30.83%       31.23%       33.21%       26.00%       18.14%
Average common shares outstanding .......................  1,960,140    1,984,180    1,995,834    2,125,164    2,205,545

SELECTED RATIOS (BASED ON AVERAGE BALANCES):
Net income as a percentage of total assets ..............       1.10%        1.07%        1.03%        1.16%        1.19%
Net income as a percentage of stockholders' equity ......      11.99        11.82        11.72        12.02        11.71
Stockholders' equity as a percentage of total assets ....       9.13         9.02         8.81         9.66        10.18
Tier I capital as a percentage of adjusted total assets .       8.77         8.82         8.71         8.60         9.46
Net interest income as a percentage of earning assets ...       4.09         4.08         4.04         4.01         4.06
Loans, net, as a percentage of deposits .................      74.33%       75.41%       79.17%       73.20%       73.88%

SELECTED RATIOS AND DATA (BASED ON PERIOD END BALANCES):
Tier I capital as a percentage of risk-weighted assets ..      12.10%       12.80%       12.85%       13.24%       17.69%
Total capital as a percentage of risk-weighted assets ...      13.19        13.86        14.04        14.49        18.94
Allowance for loan losses as a percentage of loans, net .       1.16%        1.04%        1.10%        1.37%        1.63%
Full-time equivalent employees ..........................        196          182          169          167          161
Locations ...............................................         16           14           14           14           12

Note: Average balances were calculated using average daily balances. Average balances for loans include nonaccrual loans. Tax-equivalent adjustments were calculated using the prevailing statutory rate of 34.0 percent.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Management's Discussion and Analysis appearing on the following pages should be read in conjunction with the Consolidated Financial Statements beginning on page 118 and Management's Discussion and Analysis 2001 versus 2000 beginning on page 163.

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

OPERATING ENVIRONMENT:

The recession that began in the first quarter of 2001 appeared to have ended in the beginning of 2002. Accommodative monetary and fiscal policies supported the improvement in economic conditions through the first part of the year. Household spending remained solid and businesses began to increase outlays for certain types of capital equipment. As economic growth picked up, the Federal Open Market Committee ("FOMC") maintained its target federal funds rate at 1.75 percent. However, the recovery was slow and was characterized by much uncertainty. By the later part of the year, forward momentum in the economy had noticeably diminished. Equity prices fell in the wake of corporate scandals. Geopolitical tensions in the Middle East boosted oil prices and added to the uncertainty about the economic outlook. Businesses became reluctant to increase investment and restock inventories. Once again companies trimmed production and payrolls. Consumer spending decelerated in response to rising unemployment and declining household

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

wealth from further deterioration in the value of their stock portfolios. Given these circumstances, the FOMC at their meeting on November 6, 2002, lowered the target federal funds rate 50 basis points to 1.25 percent. Despite these many adversities, the United States economy was able to post moderate growth in 2002. The gross domestic product, the total value of all goods and services produced within the United States, grew 2.9 percent in 2002.

Consumer spending, an important source of support for economic growth, increased
3.1 percent in 2002, an improvement compared to the growth of 2.5 percent in 2001. Growth in disposable personal income ("DPI"), low interest rates and rising home values were the primary factors driving the growth in spending. DPI, rising 5.9 percent in 2002, was instrumental in supporting consumer spending. Due to lower interest rates, consumers were able to stretch their paychecks further and increase their purchasing power. In addition, historically low mortgage rates strengthened the housing sector by increasing the number of buyers entering the market as these lower rates made it more affordable to own a home. Strong increases in home prices increased the equity for most homeowners, and many converted the equity to cash through refinancing and used the proceeds for home improvements. However, these factors are not without limitations. Economists argue that the growth in DPI was due, for the most part, to one-time fiscal stimuli which included tax cuts and the extension of unemployment benefits. Once these benefits expire, growth in DPI will have to rely solely on increases in wages and salaries. Furthermore, a slight increase in mortgage rates could cause a slowdown in the housing market and refinancing activity.

As previously mentioned, numerous corporate scandals involving fraud and other wrong doings shook the economy and the equity markets in 2002. Equity values plummeted, which caused household wealth to decline. In an effort to restore confidence in the equity markets, on July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the "Act"). This Act, the purpose of which was to strengthen the independent audit process and improve corporate accountability, was largely a reaction to the magnitude and frequency of incidents of alleged accounting fraud. The objectives, among others, of the Act were:

      - To create a Public Company Accounting Oversight Board in order to regulate audits and independent auditors under the oversight and control of the Securities and Exchange Commission;

      - To increase the responsibility and involvement of audit committees in the financial reporting process;

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

      - To specify and expand the types of services and circumstances that can impair the auditor's independence;

      - To accelerate and enhance certain disclosure requirements for public companies; and

      - To hold Chief Executive Officers and Chief Financial Officers personally responsible for the accuracy and completeness of their company's periodic reports and related financial information.

At December 31, 2002, we were compliant with all of the requirements under the Act effective thus far and will adopt and implement all of the remaining requirements as they become effective. The adoption of these requirements did not have, nor are they expected to have, a material effect on our operating results or financial position.

Overcapacity, weak earnings and corporate governance scandals plagued the business sector in 2002. In order to restore profits, businesses focused their efforts on containing costs through cutting jobs and curtailing investment. Nonresidential investment fell 5.7 percent in 2002, after falling 5.2 percent in 2001. A resurgence in business investment is needed for the economy to improve. Recently the pieces required for a rebound in the business sector began falling into place. Profits are slowly recovering, corporate balance sheets are stronger, investor panic is subsiding and businesses are finding it harder to keep postponing new investment. As a result, business spending is expected to pick up in 2003.

Employment conditions worsened in 2002 for the second consecutive year, as businesses continued to cutback on payrolls. Nearly 1.2 million jobs were eliminated over the past two years. Similar to 2001, goods-producing industries sustained large job losses in 2002, while jobs in service- producing industries increased slightly. The manufacturing sector continued to be the weakest segment of the labor market. As a result, the National unemployment rate rose to 6.0 percent in 2002 from 5.8 percent in 2001. However, productivity continued to grow, increasing 4.8 percent in 2002, the fastest pace since 1950. Much of the growth resulted from businesses cutting payrolls and using the existing workforce more intensively. These productivity gains will be important to the overall recovery as they are expected to induce businesses to boost investment.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

National, Pennsylvania and our market area's unemployment rates at December 31, 2002 and 2001, are summarized as follows:

DECEMBER 31                                                       2002     2001
-------------------------------------------------------------------------------
National......................................................     6.0%     5.8%
Pennsylvania..................................................     6.0      5.1
Lackawanna County.............................................     5.1      5.3
Susquehanna County............................................     6.3      6.3
Wayne County..................................................     6.0      5.5
Wyoming County................................................     5.9%     4.5%

The Commonwealth of Pennsylvania exhibited a much larger increase in unemployment as compared to the Nation. The unemployment rate for the Commonwealth rose to 6.0 percent in 2002 from 5.1 percent in 2001. Employment conditions varied in our four-county market area. Lackawanna County exhibited slight improvement in employment conditions, as evidenced by a reduction in the unemployment rate to 5.1 percent in 2002, from 5.3 percent in 2001. However, conditions weakened in Wayne and Wyoming Counties. The unemployment rates for these two counties increased to 6.0 percent and 5.9 percent in 2002, compared to
5.5 percent and 4.5 percent in 2001. Susquehanna County's unemployment rate remained unchanged at 6.3 percent.

Despite uncertainty in the economy and variations in our own market area's employment conditions, several announcements have recently been made that should favorably affect the economic and employment conditions of our local communities. Nova Cruz Products, Inc., a Dover, New Hampshire-based company that manufactures electric motorbikes, is locating an 18,000 square-foot plant in Scranton, Lackawanna County. In addition, AdvancePCS, a national health improvement company will open a new mail service facility in the greater Wilkes-Barre area that will create 750 new jobs within three years. These new jobs include pharmacists, pharmacy technicians, management and other professional services. Furthermore, Geometric International, an Edison, New Jersey company that manufacturers specialty tape products, is planning the construction of a 20,000 square-foot plant in nearby Monroe County. This new facility is scheduled for completion in 2004 and is expected to create 335 new jobs. Finally, Wal-Mart recently opened a new distribution center, also in Monroe County. Wal-Mart currently employs 550 people at this center and is planning to add another 450 positions.

Despite the slowdown in the economy and the deterioration in employment conditions, the banking industry remained well capitalized and profitable, posting record earnings in 2002. The strong earnings performance was characterized by improved net interest margins, growth in noninterest

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

income, higher gains on sales of securities and containment of noninterest expense. These positive aspects far outweighed the negative effect of credit losses that resulted in increased provisions. In addition, banks exhibited strong balance sheet growth. For all Federal Deposit Insurance Corporation ("FDIC")-insured commercial banks, total assets grew 8.0 percent. Strong consumer demand for residential mortgages resulted in loans, net of unearned income, growing 7.0 percent. Demand for deposit products was also strong. Total deposits for these institutions grew 7.1 percent. Noninterest-bearing deposits increased 7.4 percent, while interest-bearing deposits rose 7.1 percent. Much of the demand for interest-bearing accounts was concentrated in savings accounts as consumers opted to keep their funds liquid. The capital position for these banks improved, as stockholders' equity increased 9.1 percent. The Tier I risk- based capital and total risk-based capital ratios for FDIC-insured institutions increased to 10.0 percent and 12.8 percent at December 31, 2002, from 9.9 percent and 12.7 percent at the end of 2001.

As previously mentioned, profitability for all FDIC-insured commercial banks improved as net income reached $90.1 billion in 2002, an increase of 21.8 percent over last year. Return on average assets ("ROAA") and return on average equity ("ROAE") for these institutions improved considerably. These banks posted ROAA of 1.33 percent and ROAE of 14.53 percent in 2002 compared to 1.15 percent and 13.12 percent in 2001. Net interest income improved 10.2 percent. The cost of funds for these banks fell 131 basis points which led to a 35.7 percent reduction in interest expense. Noninterest income rose 9.2 percent due in large part to strong mortgage banking activity. In addition, investment portfolios continued to appreciate in value. FDIC-insured banks capitalized on this appreciation recording gains on the sale of investment securities of $6.5 billion in 2002, an increase of 45.6 percent over 2001. Furthermore, these banks were able to contain costs, as noninterest expense rose only 4.6 percent compared to last year. There were some negative aspects, as both noncurrent assets levels and net charge-offs increased for these banks resulting in a 10.6 percent increase in loan loss provisions. However, the positive aspects well outweighed the credit problems of these institutions. If the economy improves in 2003, most banks are expected to experience relatively strong financial results.

Contrary to the results for the overall banking industry, FDIC-insured commercial banks located in Pennsylvania recorded a reduction in earnings for the second straight year. For these banks, net income declined $24.0 million in 2002 after decreasing $137.0 million last year. Reduced net interest income due to declining margins and lower levels of noninterest income factored into the earnings decline. For these banks, the yield on

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

earning assets decreased 131 basis points, which overshadowed a 124 basis point improvement in their cost of funds. As a result, insured Pennsylvania insured commercial banks experienced a retraction in their net interest margin of 7 basis points. In addition, these banks were not successful in improving fee income, as noninterest income declined 4.7 percent in 2002 compared to 2001. Partially offsetting the reduction in revenues was a 38.1 percent decrease in loan loss provisions. Moreover, similar to all FDIC- insured commercial banks, Pennsylvania banks were also successful in controlling expenses.

Despite reporting record earnings in 2002, stock prices fell for the overall banking industry, but not to the magnitude experienced by the major industrial composite indices. The Dow Jones Industrial Average, the Standard & Poor's 500 and the NASDAQ Stock Market(R) Composite declined 16.8 percent, 23.4 percent and
31.5 percent. Stock value declines had a direct effect on reducing the merger and acquisition activity for not only the banking industry but throughout all industries. Specifically for the banking industry, the depressed values caused a
22.8 percent decline in the number of deals announced and a 30.8 percent decrease in the number of branch sale transactions in 2002. In addition, deal values also fell, both the median price-to-earnings and the median price-to-book dropped, as well as the premium paid for deposits in branch sales. Merger and acquisition activity is expected to pick up slightly in 2003 as financial institutions continue their search for new areas of growth. For a discussion of recent Statement of Financial Accounting Standards ("SFAS") issued by the Financial Accounting Standards Board ("FASB") related to business combinations and intangible assets, refer to the note entitled, "Summary of significant accounting policies-Business combinations, intangible assets and disposable activities" in the Notes to Consolidated Financial Statements to this Annual Report.

The economic outlook for 2003 is full of uncertainty. The speed of an improvement hinges upon a pickup in business investment and continued strength in consumer spending. However, with the economy growing below its potential, it is highly susceptible to shocks that may hinder confidence and curtail spending. The current environment is full of potential shocks including the war with Iraq, higher oil prices, continued threats of terrorist attacks and the possible emergence of new corporate scandals. The potential for a double-dip recession remains a significant concern to us and the overall banking industry.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

REVIEW OF FINANCIAL POSITION:

We are located in Northeastern Pennsylvania and offer traditional bank products and services, including loans, deposits and trust services, through our primary subsidiary, Community Bank and Trust Company ("Community Bank"). Our other subsidiary, Comm Realty Corporation ("Comm Realty"), holds, manages and sells foreclosed or distressed assets on behalf of Community Bank. Community Bank operates sixteen full-service branch banking offices located within a four-county market area and primarily services individuals and small- and medium-sized businesses. Community Bank has two subsidiaries, Community Leasing Corporation ("Community Leasing") and Comm Financial Services Corporation ("Comm Financial Services"). Community Leasing provides direct lease financing to commercial customers and Comm Financial Services offers various types of insurance products and asset management services to both individuals and businesses.

We consider Community Bank's sixteen offices to be a single operating segment. Community Leasing, Comm Financial Services and Comm Realty did not meet the quantitative thresholds for required segment disclosure. For a further discussion of the requirements for segment disclosure, refer to the note entitled, "Summary of significant accounting policies-Segment disclosure," in the Notes to Consolidated Financial Statements to this Annual Report.

Over the past few years, the strategic focus of our company shifted as we expanded into more populated urban areas with a higher concentration of commercial activity. In line with this strategic change, we hired additional corporate relationship officers whose responsibility is to develop comprehensive banking relationships, including loans, deposits and ancillary services, with commercial entities. In August 2002, we opened a community banking office in Scranton, Lackawanna County, Pennsylvania, one of the major business districts in Northeastern Pennsylvania. As a result, new commercial business relationships changed the composition of both our loan and deposit portfolios. We plan to continue our strategy of developing new commercial markets in 2003. On September 12, 2002, we purchased land in Tannersville, Monroe County, Pennsylvania, to construct a full-service community banking office. This new office, which is scheduled for completion in the third quarter of 2003, will be located in the heart of the Poconos, one of the fastest developing regions of Pennsylvania.

We experienced strong growth in our balance sheet in 2002. The change in our strategic focus, coupled with economic and market conditions, influenced the $26.0 million or 5.6 percent growth in total assets to

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

$486.4 million at December 31, 2002, from $460.4 million at the end of 2001. Total assets averaged $475.0 million in 2002, an increase of $34.3 million or
7.8 percent compared to 2001. As a percentage of average total assets, average earning assets equaled 94.7 percent in 2002 and 94.8 percent in 2001. Sustained low interest rates caused an 89 basis point reduction in our tax-equivalent yield on average earning assets to 6.81 percent in 2002 from 7.70 percent in 2001.

Loans, net of unearned income, rose $13.3 million or 4.3 percent to $323.6 million at December 31, 2002. More important than the actual growth in our loan portfolio was the change in its composition. Two predominant factors impacted this change, our shift in focus and the strength of the housing market. Development of commercial relationships directly led to a 34.5 percent increase in commercial loans, including commercial mortgages and commercial lease financing. In addition, these loans represented 51.7 percent of our total loan portfolio at December 31, 2002, compared to 40.1 percent at year-end 2001. The strong housing market, coupled with historically low mortgage rates, created intense demand for mortgage- related loans. Activity in our secondary mortgage division escalated and the volume of refinancings remained strong. However, since the majority of mortgage loans originated or refinanced are subsequently sold in the secondary market, residential mortgage loans, including construction loans, declined 17.3 percent and partially offset the growth in commercial loans. Loans averaged 6.2 percent higher in 2002 and represented 70.8 percent of average earning assets. The tax-equivalent yield on the loan portfolio fell 88 basis points to 7.50 percent in 2002 from 8.38 percent in 2001.

Weak corporate earnings, numerous accounting scandals and escalating geopolitical risks caused a high degree of uncertainty in the equity markets, and in turn, drove up demand for low-risk bank deposits. Our deposits rose $21.0 million or 5.0 percent from the previous year-end. We experienced marked increases in our noninterest-bearing deposits and savings accounts. Similar to reductions in general market rates, our cost of deposits declined 103 basis points to 3.23 percent in 2002 from 4.26 percent in 2001.

Our capital position improved at December 31, 2002, as evidenced by an 11.0 percent growth in stockholders' equity. Our book value grew to $23.31 per share, compared to $20.67 per share at the end of 2001. Record earnings and an increase in accumulated other comprehensive income, relating entirely to market appreciation on our investment portfolio, contributed to the improvement.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

In addition to developing the new market areas, we took certain actions in 2002 that strengthened our existing branch network and information systems. In the second quarter of 2002, we opened our fifteenth community banking office in Carbondale, Pennsylvania. The purpose of this office was to improve customer service by redirecting traffic from our existing Carbondale office, one of our busiest locations. In January of 2003, we completed the relocation of our outdated Clifford office into a new modern facility.

With regard to our information systems, we installed a Marketing Customer Information File ("MCIF") and deposit and loan platform systems. The MCIF houses all of our customer accounts in one central database. Through queries and custom reports, we are able to manage our customer relationships more dynamically, target certain segments within our market area and provide a higher level of personalized service. Our new deposit and loan platform systems interface directly with our core operating system. These systems streamline workflow, reduce processing time and cut down on the number of clerical errors, thereby allowing us to service our customers more efficiently.

Technological improvements scheduled for 2003 include the development of an enterprise-wide, document-imaging system and the installation of InTouch(sm), a secure automated customer service line. The document-imaging system will integrate all divisions through a common relational database. The system will provide cold archival storage of reports and the ability to scan and store deposit, loan and other application documents at a central location. The system will create greater operating efficiency through fast, accurate retrieval of information concurrently throughout our organization. Through InTouch(sm), customers will be to able access their accounts, check balances and transfer funds between accounts at any time via the telephone.

INVESTMENT PORTFOLIO:

Primarily, our investment portfolio provides a source of liquidity needed to meet expected loan demand and generates a reasonable return in order to increase our profitability. Additionally, we utilize the investment portfolio to meet pledging requirements and reduce income taxes. Our investment portfolio primarily consists of short-term collateralized mortgage obligations ("CMOs") of U.S. Government-sponsored agencies, which provide a source of liquidity, and intermediate-term, tax-exempt state and municipal obligations, which mitigate our income tax burden.

There are certain risks inherent in the portfolio that may negatively impact our liquidity and profitability. Two of the major risks affecting

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

our portfolio are market or IRR and timing risk. Understanding these and other inherent risks and their potential effects are essential in effectively managing the investment portfolio.

Market or IRR, the greatest risk to our portfolio, relates to the inverse relationship between bond prices and market yields. This risk is defined as the risk that increases in general market interest rates will result in market value depreciation. Since our entire investment portfolio is designated as available-for-sale and carried at estimated fair value, with net unrealized gains and losses reported as a separate component of stockholders' equity, market value depreciation could negatively impact our capital position. In addition to affecting the market value of the investment portfolio, interest rate changes can have a significant impact on the amount and timing of cash flow receipts, which are an important source of funding for our loan portfolio. As interest rates increase, prepayments on underlying mortgages generally decline, which could materially reduce the cash flows available from these investments. Conversely, should interest rates decline, cash flows from CMOs generally increase, leaving an investor with a surplus of liquidity that must be reinvested at lower rates.

The FOMC held monetary policy constant for most of 2002. However, throughout the summer and early fall, weak economic growth, coupled with future uncertainty due to escalating tensions between the United States and the Middle East and evidence of corporate wrongdoings, forced the FOMC to change their stance from balanced to weakness. The FOMC, at their meeting on November 6, 2002, lowered the federal funds rate 50 basis points to 1.25 percent. U.S. Treasury rates likewise fell and closed the year appreciably lower. Since our investment portfolio primarily consists of fixed-rate bonds, changes in market interest rates had a substantial influence on the fair value of the portfolio. Specifically, the parts of the yield curve most closely related to our investments include the two-year and ten-year U.S. Treasuries, which affect the values of our mortgage-backed securities, including CMOs, and tax-exempt state and municipal obligations. The yield on the two-year U.S. Treasury, which started the year at 3.07 percent, rose 65 basis points to 3.72 percent at March 31, 2002, in anticipation of an economic recovery. However, when the economy failed to gain momentum, the yield fell 211 basis points and closed 2002 at 1.61 percent. Similarly, the ten-year U.S. Treasury rose 35 basis points, from 5.07 percent at the end of 2001 to 5.42 percent at March 31, 2002, before falling 159 basis points to 3.83 percent at year-end. Due to the decline in market interest rates, the aggregate value of our investment portfolio appreciated $2,923. Specifically, the net unrealized holding gain on mortgage-backed securities improved $702 from $547 at December 31, 2001, to $1,249 at December 31, 2002, and the net unrealized holding gain on state and municipal obligations rose $2,181, from $314 to $2,495.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

We reported net unrealized holding gains, included as a separate component of stockholders' equity, of $2,584, net of income taxes of $1,331, at December 31, 2002, and $655, net of income taxes of $337, at December 31, 2001. We realize that although the decline in interest rates in 2002 had a positive effect on market value and our capital position, should interest rates rise, the market value of our investments and our stockholders' equity could be negatively impacted. In order to monitor the potential effects a rise in interest rates could have on the value of our investments, we perform stress test modeling on the portfolio. Stress tests conducted on our portfolio at December 31, 2002, indicated that should general market rates increase by 100, 200 and 300 basis points, we would anticipate declines of 2.1 percent, 4.7 percent and 7.6 percent in the market value of our portfolio. Our IRR exposure with regard to market value depreciation improved in comparison to the end of 2001. At December 31, 2001, we anticipated market value depreciation of 3.6 percent, 7.2 percent and
10.8 percent given the same rate shocks.

In addition to monitoring the effects interest rate changes have on the value of our investments, we measure how our cash receipts from principal repayments on our CMOs will change given rate fluctuations of plus or minus 100 basis points. Based on our investment portfolio at December 31, 2002, we expect to receive $41.2 million from repayments in 2003 if rates do not change. If rates go up 100 basis points from their current level, we expect repayments to decline to $26.0 million in 2003. Conversely, if rates go down 100 basis points from their current level, we expect repayments to increase to $51.6 million in 2003.

In order to limit the effects of IRR on market value, we restrict the duration of individual securities and the portfolio as a whole. In order to mitigate fluctuations in the timing of cash flows, we purchase and hold only classes of CMOs that possess the highest quality with respect to their structure and composition. Furthermore, we monitor and evaluate the performance of our investment portfolio with respect to total return and risk in comparison to national and market area industry benchmarks.

Total return is a comprehensive industry-wide approach measuring investment portfolio performance. This measure is superior to measuring performance strictly on the basis of yield since it not only considers income earned similar to the yield approach, but also includes the reinvestment income on repayments and capital gains and losses whether realized or unrealized. The total return on our investment portfolio improved to 8.8 percent in 2002, from 6.9 percent in 2001. In 2002, our portfolio did not outperform the Lehman Brothers' aggregate-bond index, a benchmark used by most investment managers, as was the case in 2001. This index scored a total return of 11.7

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

percent in 2002. However, our investment portfolio outperformed the average total return of 7.1 percent for the eight community banks located in our market area. In addition, our investment portfolio ranked in the upper one- fifth among all FDIC-insured bank holding companies, based on a study from an independent national investment performance ranking company, with respect to total return over the previous 12 months.

Similar to the approach taken in assessing our performance with respect to return, we evaluate our risk in comparison to all other financial institutions. Risk is assessed by quantifying the average life of the investment portfolio as compared to U.S. Treasury securities. Average life is derived from the volatility of our total return to that of U.S. Treasury securities over a one-year time horizon. This risk measure improved from 1.6 years in 2001 to 1.0 year in 2002. Despite the improvement, according to the same independent ranking company, our portfolio ranking did not change from the middle one-third of FDIC-insured bank holding companies with regard to low risk. However, the risk associated with our portfolio was less than that of the same eight community banks, whose average life for their portfolio was 1.7 years.

Investment securities increased $3.8 million to $124.2 million at December 31, 2002, from $120.4 million at December 31, 2001. The investment portfolio averaged $110.2 million and equaled 24.5 percent of average earning assets in 2002, compared to $99.7 million and 23.9 percent in 2001. The tax-equivalent yield on our investment portfolio fell 50 basis points to 5.81 percent in 2002 from 6.31 percent in 2001. For the most part, the yield decline was due to a 72 basis point decline in the yield on taxable investments. The tax-equivalent yield on tax-exempt investments declined only 2 basis points to 7.50 percent.

The carrying values of the major classifications of available-for-sale securities as they relate to the total investment portfolio for the past five years are summarized as follows:

DISTRIBUTION OF INVESTMENT SECURITIES AVAILABLE-FOR-SALE

                                      2002                 2001                 2000                 1999                 1998
                               -----------------    -----------------    -----------------    -----------------    ----------------
DECEMBER 31                      AMOUNT       %       AMOUNT       %       AMOUNT       %       AMOUNT      %        AMOUNT     %
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities ....                                            $  3,001     4.21%   $  3,595     3.40%   $ 11,060   10.09%
U.S. Government agencies ....  $ 10,350     8.33%   $  1,067     0.89%      1,025     1.44       1,635     1.55         637    0.58
State and municipals ........    35,003    28.18      41,790    34.72      20,075    28.18      34,781    32.93      40,007   36.49
Mortgage-backed securities ..    77,579    62.46      75,558    62.78      45,269    63.54      63,523    60.14      55,834   50.93
Equity securities ...........     1,271     1.03       1,942     1.61       1,876     2.63       2,096     1.98       2,088    1.91
                               --------   ------    --------   ------    --------   ------    --------   ------    --------  ------
  Total .....................  $124,203   100.00%   $120,357   100.00%   $ 71,246   100.00%   $105,630   100.00%   $109,626  100.00%
                               ========   ======    ========   ======    ========   ======    ========   ======    ========  ======

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Proceeds from the sale of available-for-sale securities amounted to $15.1 million in 2002. The majority of the investments sold were state and municipal obligations. These obligations had short call provisions and were sold to reduce the risk of the issuer calling the bond and refunding the monies to us. Net gains recognized on the sale of investment securities totaled $322 in 2002. We did not sell any securities in 2001. Repayments from investment securities totaled $34.5 million in 2002 and $25.2 million in 2001.

Purchases of investment securities totaled $51.2 million in 2002. We purchased short-term, high-quality premium mortgage-backed securities with a cost of $39.1 million and a weighted-average yield of 3.33 percent in order to reduce the degree of market risk in the portfolio. Given the low interest rate environment, premium mortgage-backed securities became undervalued as investors became worried about prepayment risk associated with these types of bonds. We mitigated the prepayment risk associated with these types of securities by purchasing only high quality bonds with superior payment structures. Should interest rates rise, these bonds should not depreciate in value to the same extent as par or discount bonds, since they carry interest rates that would then be offered in the marketplace. We also purchased short-term investments of U.S. Government agencies having a cost of $10.3 million and a weighted-average yield of 2.13 percent, and intermediate-term tax-exempt obligations of local school districts and municipalities having a cost of $1.8 million and a weighted-average tax-equivalent yield of 3.44 percent. Purchases totaled $74.6 million in 2001, consisting of $50.4 million in short-term CMOs and $24.2 million in intermediate-term state and municipal obligations.

At December 31, 2002, investment securities with an amortized cost of $37.4 million were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. At December 31, 2001, the amortized cost of pledged securities equaled $44.8 million. The fair value of such securities equaled $38.4 million at December 31, 2002, and $45.5 million at December 31, 2001.

The maturity distribution of the amortized cost, fair value and weighted-average tax-equivalent yield of the available-for-sale portfolio at December 31, 2002, is summarized as follows. The weighted-average yield, based on amortized cost, has been computed for state and municipals on a tax-equivalent basis using the prevailing statutory tax rate of 34.0 percent. The distributions are based on contractual maturity with the exception of mortgage-backed securities, CMOs and equity securities. Mortgage-backed securities and CMOs are presented based upon estimated cash flows, assuming no change in the current interest rate environment. Equity

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

securities with no stated contractual maturities are included in the "After ten years" maturity distribution. Expected maturities may differ from contracted maturities, or estimated maturities for mortgage-backed securities and CMOs, because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

MATURITY DISTRIBUTION OF AVAILABLE-FOR-SALE PORTFOLIO

                                                       AFTER ONE          AFTER FIVE
                                     WITHIN            BUT WITHIN         BUT WITHIN            AFTER
                                    ONE YEAR           FIVE YEARS          TEN YEARS          TEN YEARS             TOTAL
                                ----------------------------------------------------------------------------------------------
DECEMBER 31, 2002                AMOUNT    YIELD    AMOUNT     YIELD    AMOUNT     YIELD   AMOUNT     YIELD    AMOUNT    YIELD
------------------------------------------------------------------------------------------------------------------------------
Amortized cost:
U.S. Government agencies ......                    $10,263     2.13%                                          $ 10,263    2.13%
State and municipals .......... $ 1,095    4.61%       505     4.49     $7,177     7.92%   $23,731    7.23%     32,508    7.25
Mortgage-backed securities ....  42,112    4.68     34,183     4.82         35     6.76                         76,330    4.74
Equity securities .............                                                              1,187    6.02       1,187    6.02
                                -------            -------              ------             -------            --------
  Total                         $43,207    4.68%   $44,951     4.20%    $7,212     7.91%   $24,918    7.17%   $120,288    5.21%
                                =======            =======              ======             =======            ========

Fair value:
U.S. Government agencies ......                    $10,350                                                    $ 10,350
State and municipals .......... $ 1,103                518              $7,878             $25,504              35,003
Mortgage-backed securities ....  42,515             35,027                  37                                  77,579
Equity securities .............                                                              1,271               1,271
                                -------            -------              ------             -------            --------
  Total ....................... $43,618            $45,895              $7,915             $26,775            $124,203
                                =======            =======              ======             =======            ========

For a discussion of recent SFASs issued by the FASB related to investment securities, refer to the note entitled, "Summary of significant accounting policies-Investment securities," in the Notes to Consolidated Financial Statements to this Annual Report.

LOAN PORTFOLIO:

Economic factors and how they affect loan demand are of extreme importance to us and the overall banking industry, as lending is a primary business activity. Loans are the most significant component of earning assets and they generate the greatest amount of revenue. Similar to the investment portfolio, there are risks inherent in the loan portfolio that must be understood and considered in managing the lending function. These risks include IRR, credit concentrations and fluctuations in demand. Changes in economic conditions and interest rates affect these risks which influence loan demand, the composition of the loan portfolio, and profitability of the lending function.

Many economic factors impacted loan demand in 2002. A large number of banks experienced a runoff in commercial and industrial loans, while demand for residential mortgages flourished. Slow growth in aggregate demand and low prices hindered corporate profits. Business investment, which was almost

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

nonexistent, resulted in a lackluster demand for commercial and industrial loans. According to the "October 2002 and January 2003 Senior Loan Officer Opinion Surveys on Bank Lending Practices," issued by the Board of Governors of the Federal Reserve System, domestic banking institutions reported that business loan demand was decidedly weaker. In addition, these institutions tightened lending standards and terms for commercial and industrial loans in response to concerns about the economic outlook. Total commercial and industrial loans outstanding at all commercial banks declined for the second straight year, falling $60.8 billion or 5.9 percent to $965.3 billion at December 31, 2002, from $1,026.1 billion at the end of last year.

However, a strong housing market, influenced by historically low interest rates and high home prices, drove up the demand for residential mortgages. Home mortgage rates hit historic lows in 2002, while the value of homes continued to appreciate. The average rate on a fixed-rate first mortgage fell 102 basis points to 6.05 percent at year-end 2002 from an already low 7.07 percent at the end of the previous year. The median prices on both new and existing homes averaged 4.3 percent and 6.5 percent higher in 2002 compared to last year. Sales of both new and existing homes reached record levels in 2002. In addition, the further reduction in rates and appreciation in home values resulted in another round of mortgage refinancings as some homeowners refinanced for the second and third time. Mortgage refinancings had a twofold effect, it helped increase home mortgage debt but slowed the demand for consumer credit, consumer borrowing not secured by real estate. The "October 2002 Senior Loan Officer Opinion Survey on Bank Lending Practices," reported a substantial increase in the percentage of homeowners that used the appreciation in home values to add to their loan balances at the time of refinancing, an arrangement referred to as "cash-out" refinancing. The most common uses of funds from cash-out refinancing, according to the survey, were to repay other consumer debt and to pay for home improvements. Loans secured by real estate at all commercial banks rose 15.0 percent in 2002, while consumer loans outstanding increased at a much lower rate of 4.6 percent.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The composition of the loan portfolio at year end for the past five years is summarized as follows:

DISTRIBUTION OF LOAN PORTFOLIO

                                           2002               2001               2000               1999               1998
                                     -----------------  ----------------   ----------------   ----------------   ----------------
DECEMBER 31                            AMOUNT     %       AMOUNT     %       AMOUNT     %       AMOUNT     %      AMOUNT      %
---------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL, FINANCIAL AND OTHERS..   $ 90,747   28.05%  $ 71,512   23.05%  $ 49,476   16.63%  $ 43,907   15.86%  $ 31,044   12.51%
REAL ESTATE:
  CONSTRUCTION....................      5,398    1.67      5,285    1.70      3,546    1.19      3,164    1.14      2,108    0.85
  MORTGAGE........................    193,012   59.65    195,915   63.13    205,771   69.16    198,423   71.67    186,004   74.96
CONSUMER, NET.....................     32,631   10.08     36,346   11.71     37,800   12.70     30,830   11.14     28,984   11.68
LEASE FINANCING, NET..............      1,787    0.55      1,264    0.41        937    0.32        526    0.19
                                     --------  ------   --------  ------   --------  ------   --------  ------   --------  ------
  LOANS, NET OF UNEARNED INCOME...    323,575  100.00%   310,322  100.00%   297,530  100.00%   276,850  100.00%   248,140  100.00%
                                               ======             ======             ======             ======             ======
LESS: ALLOWANCE FOR LOAN LOSSES...      3,745              3,220              3,285              3,799              4,050
                                     --------           --------           --------           --------           --------
    NET LOANS.....................   $319,830           $307,102           $294,245           $273,051           $244,090
                                     ========           ========           ========           ========           ========

At December 31, 2002, our loans, net of unearned income, totaled $323.6 million, an increase of $13.3 million or 4.3 percent from $310.3 million at December 31, 2001. With regard to the composition of our portfolio, our focused efforts on developing commercial business relationships led to an increase in commercial loans, including commercial mortgages and lease financing of $42.9 million or
34.5 percent to $167.3 million at year-end 2002 from $124.4 million at the end of last year. Commercial loans and leases grew $19.8 million or 27.1 percent, while commercial real estate loans rose $23.1 million or 44.8 percent. Commercial loans, including commercial mortgages and lease financing, represented 51.7 percent of total loans, net of unearned income, at December 31, 2002, compared to 40.1 percent at year-end 2001. Although demand for mortgages escalated in 2002, the outstanding balance of residential mortgages, including construction loans, declined $26.0 million or 17.4 percent to $123.6 million at the end of 2002 from $149.6 million at December 31, 2001. New mortgages and loans refinanced in 2002, were for the most part, subsequently sold in the secondary market. Consumer loan demand subsided in 2002. Indirect lending through local automobile dealerships is a predominant portion of our retail lending activities. Automobile manufacturers continued to offer very attractive financing incentives in order to boost their sales. We could not compete with these incentives, and as a result, consumer loans decreased $3.6 million to $32.7 million at December 31, 2002, from $36.3 million at the end of 2001.

As previously mentioned, refinancing activity was brisk throughout 2002 due to the historically low mortgage rates. Price appreciation in home values caused a significant percentage of homeowners to increase their mortgage debt by cashing-out and using the additional proceeds for home improvements or to payoff other higher-costing debt. We continued to experience strong refinancing activity in 2002. The number of refinanced mortgages totaled

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

212, with an aggregate dollar volume of $18.2 million in 2002 and 219, with an aggregate dollar volume of $16.8 million in 2001. In addition, more than 40.0 percent of our refinancing customers opted to cash-out when they refinanced in 2002 and 2001.

We also experienced significant activity in our secondary mortgage banking program due to the favorable mortgage rates. Mortgages originated and subsequently sold in the secondary market totaled $39.7 million in 2002, an increase of $22.0 million or 124.3 percent compared to $17.7 million in 2001. We realized net gains on the sale of these loans, included in noninterest income, of $919 in 2002, compared to $356 in 2001. In addition, we had $3.9 million of residential mortgage loans held for sale at December 31, 2002, compared to $1.9 million at year-end 2001. Residential mortgage loans serviced for the Federal National Mortgage Association increased $34.2 million to $56.1 million at December 31, 2002, from $21.9 million at the end of 2001.

Our loans, net of unearned income, averaged $318.2 million in 2002, an increase of $18.5 million or 6.2 percent compared to $299.7 million in 2001. We strengthened our relationships with local municipal authorities during 2002, as evidenced by a $5.2 million increase in average tax-exempt loans. Average loans, as a percentage of earning assets, equaled 70.8 percent in 2002, compared to
71.7 percent in 2001. In comparison, for our peer group, a group of 409 bank holding companies located within the Federal Reserve District of Philadelphia with consolidated assets between $300.0 million and $500.0 million, average loans, as a percentage of average total assets, remained relatively constant over the two-year period. This ratio equaled 65.3 percent in 2002 and 65.7 percent in 2001.

The prime rate remained at 4.75 percent for the first ten months of 2002. In November, the prime rate fell 50 basis points when the FOMC once again eased monetary policy by lowering the federal funds rate. As a result of the continuation of the historically low interest rate environment, loans repriced downward throughout 2002 and the weighted-average tax-equivalent yield on our loan portfolio declined 88 basis points to 7.50 percent in 2002 from 8.38 percent in 2001. The majority of the decline occurred in the first and second quarters. The weighted-average tax-equivalent yield fell 35 basis points in the first quarter to 7.78 percent from 8.13 percent in the fourth quarter of 2001, and another 25 basis points in the second quarter to 7.53 percent. Interest rates are expected to stabilize in 2003, however, our loan portfolio's yield is expected to continue downward as one-, three- and five-year adjustable-rate loans reprice and new loans are originated at comparatively lower yields versus the yields on repayments of existing loans.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The maturity distribution and repricing information of the loan portfolio by major classification at December 31, 2002, is summarized as follows:

MATURITY DISTRIBUTION AND INTEREST SENSITIVITY OF LOAN PORTFOLIO

                                                           AFTER ONE
                                               WITHIN      BUT WITHIN     AFTER
DECEMBER 31, 2002                             ONE YEAR     FIVE YEARS   FIVE YEARS     TOTAL
---------------------------------------------------------------------------------------------
Maturity schedule:
Commercial, financial and others...........   $ 34,542     $ 15,508      $ 40,697    $ 90,747
Real estate:
  Construction.............................      5,398                                  5,398
  Mortgage.................................     18,090       49,683       125,239     193,012
Consumer, net..............................     11,928       17,398         3,305      32,631
Lease financing, net.......................        656        1,131                     1,787
                                              --------     --------      --------    --------
    Total..................................   $ 70,614     $ 83,720      $169,241    $323,575
                                              ========     ========      ========    ========

Repricing schedule:
Predetermined interest rates...............   $ 30,140     $ 73,189      $ 75,255    $178,584
Floating- or adjustable-interest rates.....     83,701       60,846           444     144,991
                                              --------     --------      --------    --------
    Total..................................   $113,841     $134,035      $ 75,699    $323,575
                                              ========     ========      ========    ========

As previously mentioned, there are numerous risks inherent in the loan portfolio. We manage the portfolio by employing sound credit policies and utilizing various modeling techniques in order to limit the effects of such risks. In addition, we continuously monitor our liquidity position so that adequate funds are available to meet loan demand. Based on our asset/liability simulation model, we feel confident that loan demand can be facilitated through payments and prepayments on investments and loans, and increases in core deposits. We expect to receive approximately $113.8 million from repayments on loans and investment securities during 2003. In the event an unforeseen increase in loan demand arises, we could facilitate the demand by aggressively competing for deposits, by selling available- for-sale securities or by utilizing various credit products available through the Federal Home Loan Bank of Pittsburgh ("FHLB-Pgh").

In an attempt to limit IRR and liquidity strains, we continually examine the maturity distribution and interest rate sensitivity of the loan portfolio. As part of our asset/liability management strategy to reduce the amount of IRR in the loan portfolio, we price loan products to increase our holdings of adjustable-rate loans and reduce the average term of fixed-rate loans. Approximately 35.2 percent of the loan portfolio is expected to reprice within the next 12 months. Adjustable-rate loans again increased significantly, as we continue to place greater emphasis on commercial lending activities. Adjustable-rate loans totaled $145.0 million at December 31, 2002, an increase of $47.4 million or 48.6 percent from $97.6 million at the end of 2001. Moreover, these loans were only $76.0 million at December 31, 2000. Adjustable-rate loans accounted for 44.8 percent of

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

our loan portfolio at December 31, 2002, compared to 31.5 percent at year-end 2001. Heightened refinancing activity, coupled with an increase in the volume of loans sold in the secondary market, caused a reduction in our residential mortgage loans. As a result, the amount of fixed-rate loans decreased $34.1 million to $178.6 million at December 31, 2002, from $212.7 million at December 31, 2001.

Additionally, our secondary mortgage program provides us with an additional source of liquidity and a means to limit our exposure to IRR. Through this program, we are able to competitively price conforming one-to-four family residential mortgage loans without taking on IRR which would result from retaining these long-term, low fixed-rate loans on our books. The loans originated are subsequently sold in the secondary market, with the sales price locked in at the time of commitment, thereby greatly reducing our exposure to IRR.

For a discussion of the recent Statement of Position issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants related to lending or financing activities, refer to the note entitled, "Summary of significant accounting policies-Loans," in the Notes to Consolidated Financial Statements to this Annual Report.

In addition to the risks inherent in our loan portfolio, in the normal course of business, we are also a party to financial instruments with off-balance sheet risk to meet the financing needs of our customers. We also consider and limit the risk associated with concentrations of credit that arise from lack of geographic and industry diversification when managing the portfolio. For a further discussion of financial instruments with off-balance sheet risk and the risks associated with concentrations of credit refer to the note entitled, "Commitments, concentrations and contingent liabilities," in the Notes to Consolidated Financial Statements to this Annual Report.

ASSET QUALITY:

Throughout the nation, as well as locally, asset quality weakened in 2002 and is expected to continue deteriorating in 2003. A key indicator to this trend is the mounting number of bankruptcy cases. Increasing consumer debt levels and rising unemployment rates were the primary forces causing the staggering number of bankruptcy cases. Total consumer credit outstanding in the United States increased by $54.4 billion in 2002, while total revolving debt outstanding rose $15.8 billion. With debt at record levels, unforeseen layoffs, due to the slowdown in the economy, have forced many consumers

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

into bankruptcy. According to data released by the Administrative Office of the U.S. Courts, the number of personal bankruptcy cases filed nationally for the 12 months ended September 30, 2002, increased 6.0 percent from the previous year. However, the number of businesses filing for bankruptcy in the United States declined by 3.9 percent. Bankruptcy filings in Pennsylvania grew by 5.5 percent in 2002. Similar to the National results, personal cases in Pennsylvania rose
6.2 percent, while the number of business filings declined 18.0 percent. The number of bankruptcy filings more than doubled in our immediate market area. According to the U.S. Bankruptcy Court in Wilkes-Barre, Pennsylvania, the number of cases filed rose 140.3 percent to 12,675 in 2002 from 5,274 in 2001. Based on recent statistics, the outlook for 2003 does not appear any better. The total number of bankruptcies filed in the United States during the three months ended December 31, 2002, the first quarter of the Judiciary's fiscal year, rose 8.3 percent in comparison to the same three months of the previous year.

As a result, nonperforming loans and leases for all FDIC-insured commercial banks increased $5.6 billion to $60.5 billion at December 31, 2002, from $54.9 billion at year-end 2001. For all commercial banks, the ratio of nonperforming assets to total assets increased to 0.94 percent at the end of 2002. In addition, net charge-offs increased 21.7 percent. Smaller community banks, banks with assets up to $1.0 billion, experienced the worst deterioration. Pennsylvania commercial banks also experienced asset quality deterioration. The ratio of nonperforming assets to total assets weakened to 0.64 percent at December 31, 2002, from 0.59 percent at December 31, 2001.

We are committed to developing and maintaining sound, quality assets through our credit risk management procedures. Credit risk is the risk to earnings or capital which arises from a borrower's failure to meet the terms of their loan agreement. We manage credit risk by diversifying the loan portfolio and applying policies and procedures designed to foster sound lending practices. These policies include certain standards that assist lenders in making judgments regarding the character, capacity, capital structure and collateral of the borrower. In addition, the lender must determine the borrower's ability to repay the credit based on prevailing and expected business conditions. The Board of Directors establishes and reviews, at least annually, the lending authority for all loan officers and branch managers. Credits beyond the scope of the lending officers and branch managers are forwarded to the Directors' Loan Committee. This Committee, comprised of senior lending management and board members, attempts to assure the quality of the loan portfolio through careful analysis of credit applications, adherence to credit policies and

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

examination of outstanding loans and delinquencies. These procedures assist in the early detection and timely follow-up of problem loans. Credits in excess of $1.0 million are subject to approval by our Board of Directors.

Credit risk is also minimized by quarterly internal loan reviews of our portfolio. In addition, we contract with an external loan review company to perform independent reviews of our portfolio. These reviews aid management in identifying deteriorating financial conditions of borrowers, allowing them to assist customers in remedying these situations. The results of the latest independent loan review conducted by the external loan review company at September 30, 2002, indicated no material differences from the assets identified through our internal loan review program.

Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans include nonaccrual loans, restructured loans and accruing loans past due 90 days or more. For a discussion of our policy regarding nonperforming assets, refer to the note entitled, "Summary of significant accounting policies-Nonperforming assets," in the Notes to Consolidated Financial Statements to this Annual Report.

Information concerning nonperforming assets for the past five years is summarized as follows. The table includes credits classified for regulatory purposes and all material credits that cause management to have serious doubts as to the borrower's ability to comply with present loan repayment terms.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

DISTRIBUTION OF NONPERFORMING ASSETS

DECEMBER 31                                                  2002     2001     2000     1999     1998
-----------------------------------------------------------------------------------------------------
Nonaccrual loans:
Commercial, financial and others ........................  $  541   $  113   $  141   $  166   $   78
Real estate:
  Construction ..........................................
  Mortgage ..............................................   1,213    1,045    1,469    2,272    2,223
Consumer, net ...........................................     238      190       74       33        7
Lease financing, net ....................................
                                                           ------   ------   ------   ------   ------
    Total nonaccrual loans ..............................   1,992    1,348    1,684    2,471    2,308
                                                           ------   ------   ------   ------   ------

Restructured loans ......................................                       124      149      174
                                                           ------   ------   ------   ------   ------

Accruing loans past due 90 days or more:
Commercial, financial and others ........................      97      107       23      726      131
Real estate:
  Construction ..........................................
  Mortgage ..............................................     281      372      449    2,768    1,035
Consumer, net ...........................................     132      225      353      471      387
Lease financing, net ....................................
                                                           ------   ------   ------   ------   ------
    Total accruing loans past due 90 days or more .......     510      704      825    3,965    1,553
                                                           ------   ------   ------   ------   ------
    Total nonperforming loans ...........................   2,502    2,052    2,633    6,585    4,035
                                                           ------   ------   ------   ------   ------
Foreclosed assets .......................................      40    1,818    1,391      359      240
                                                           ------   ------   ------   ------   ------
    Total nonperforming assets ..........................  $2,542   $3,870   $4,024   $6,944   $4,275
                                                           ======   ======   ======   ======   ======

Ratios:
Nonperforming loans as a percentage of loans, net .......    0.77%    0.66%    0.88%    2.38%    1.63%
Nonperforming assets as a percentage of loans, net ......    0.79%    1.25%    1.35%    2.51%    1.72%

Contrary to the deteriorating asset quality trends experienced by most banks, our asset quality improved in comparison to the previous year. We attribute our asset quality improvement to the success of our special assets function in the timely possession and disposal of foreclosed properties. However, with the knowledge that our asset quality performance was historically inferior to the banking industry prior to 2002, coupled with the threat of a slowdown in the local economy, we will strive to strengthen our underwriting standards, loan review efforts and collection actions in order to further improve asset quality in the future. Nonperforming assets declined $1,328 to $2,542 at December 31, 2002, from $3,870 at December 31, 2001. Our ratio of nonperforming assets as a percentage of loans, net, improved to 0.79 percent at year-end 2002 from 1.25 percent at the end of last year. A $1,778 reduction in foreclosed assets was directly responsible for the improvement. There were 14 properties totaling $1,818 held in foreclosed assets at the end of 2001. During 2002, eight properties totaling $320 were transferred into foreclosed assets. We sold 21 of the 22 properties for $2,272 resulting in a net realized gain of $192. The one remaining residential property has a carrying value of $40, which did not exceed
80.0 percent of its collateral value at December 31, 2002. Writedowns of foreclosed assets charged to noninterest expense totaled $18 in 2002.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Partially offsetting the reduction in foreclosed assets, was an increase in nonperforming loans of $450. Nonaccrual loans increased $644, while accruing loans past due 90 days or more declined $194. Our ratio of nonperforming loans as a percentage of loans, net of unearned income, weakened slightly to 0.77 percent at December 31, 2002, from 0.66 percent at the end of 2001.

We maintain the allowance for loan losses at a level we believe adequate to absorb probable credit losses related to specifically identified loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of the balance sheet date. The balance in the allowance for loan losses account is based on past events and current economic conditions. We employ the Federal Financial Institutions Examination Council ("FFIEC") Interagency Policy Statement and generally accepted accounting principles ("GAAP") in assessing the adequacy of the allowance account. Under GAAP, the adequacy of the allowance account is determined based on the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," for loans specifically identified to be individually evaluated for impairment and the requirements of SFAS No. 5, "Accounting for Contingencies," for large groups of smaller-balance homogeneous loans to be collectively evaluated for impairment.

We follow our systematic methodology in accordance with procedural discipline by applying it in the same manner regardless of whether the allowance is being determined at a high point or a low point in the economic cycle. Each quarter, our loan review department identifies those loans to be individually evaluated for impairment and those to be collectively evaluated for impairment utilizing a standard criteria. Internal loan review grades are assigned quarterly to loans identified to be individually evaluated. A loan's grade may differ from period to period based on current conditions and events, however, we consistently utilize the same grading system each quarter. We consistently use loss experience from the latest eight quarters in determining the historical loss factor for each pool collectively evaluated for impairment. Qualitative factors are evaluated in the same manner each quarter and are adjusted within a relevant range of values based on current conditions.

Regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses and the systematic methodology utilized to determine its adequacy. Our systematic methodology was reviewed as part of the scope of the most recent regulatory examination at September 30, 2001, and was deemed satisfactory by the regulators. We considered our allowance for loan losses account adequate based on our application of our actual loss experience factors used in the methodology.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

However, we were required to recognize an addition of $500 to the allowance for loan losses account by October 15, 2002, to provide for unexpected losses. Regulators arrived at the $500 amount by applying the estimated average industry loss experience factors defined in the December 21, 1993, FFIEC Interagency Policy Statement, in order to quantify their assessment of the adequacy of the allowance account. The estimated average industry loss experience factors used by the regulators were materially greater than the actual historical loss experience factors of our bank used in our methodology. We recognized the entire $500 addition by June 30, 2002.

For further discussion of our accounting policies for determining the amount of the allowance and a description of the systematic analysis and procedural discipline applied refer to the notes entitled, "Summary of significant accounting policies-Use of estimates," and "Summary of significant accounting policies-Allowance for loan losses," in the Notes to Consolidated Financial Statements to this Annual Report.

Information concerning impaired loans for the past five years is summarized as follows. The table includes credits classified for regulatory purposes and all material credits that cause management to have serious doubts as to the borrower's ability to comply with present loan repayment terms.

DISTRIBUTION OF IMPAIRED LOANS

DECEMBER 31                                            2002     2001     2000     1999     1998
-----------------------------------------------------------------------------------------------
Nonaccrual loans:
Commercial, financial and others ................    $  541   $  113   $  141   $  166   $   78
Real estate:
  Construction ..................................
  Mortgage ......................................     1,213    1,045    1,469    2,272    2,223
Consumer, net ...................................       238      190       74       33        7
Lease financing, net ............................
                                                     ------   ------   ------   ------   ------
    Total nonaccrual loans ......................     1,992    1,348    1,684    2,471    2,308
                                                     ------   ------   ------   ------   ------

Restructured loans ..............................                         124      149      174
                                                     ------   ------   ------   ------   ------

Accruing loans:
Commercial, financial and others ................       889      407
Real estate:
  Construction ..................................
  Mortgage ......................................       485       65
Consumer, net ...................................       292      125
Lease financing, net ............................
                                                     ------   ------   ------   ------   ------
    Total accruing loans ........................     1,666      597
                                                     ------   ------   ------   ------   ------
    Total impaired loans ........................    $3,658   $1,945   $1,808   $2,620   $2,482
                                                     ======   ======   ======   ======   ======

Ratio:
Impaired loans as a percentage of loans, net ....      1.13%    0.63%    0.61%    0.95%    1.00%

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

At December 31, 2002 and 2001, we had a recorded investment in impaired loans of $3,658 and $1,945. The recorded investment in impaired loans averaged $2,831 in 2002 and $2,476 in 2001. At December 31, 2002, the amount of recorded investment in impaired loans for which there was a related allowance for loan losses and the amount of the allowance was $2,500 and $877. Comparatively, the amount of these loans and their related allowance was $910 and $403, at December 31, 2001. The amount of recorded investment for which there was no related allowance for loan losses was $1,158 and $1,035 at December 31, 2002 and 2001. During 2002, activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $944, losses charged to the allowance of $477 and recoveries of impaired loans previously charged-off of $7. The 2001 activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $483, losses charged to the allowance of $498 and recoveries of impaired loans previously charged-off of $13. Interest income related to impaired loans would have been $201 in 2002 and $194 in 2001, had the loans been current and the terms of the loans not been modified. Interest recognized on impaired loans amounted to $176 in 2002 and $276 in 2001. Included in these amounts was interest recognized on a cash basis of $176 and $276. Cash received on impaired loans applied as a reduction of principal totaled $493 in 2002 and $349 in 2001. There were no commitments to extend additional funds to customers with impaired loans at December 31, 2002 and 2001.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The allocation of the allowance for loan losses for the past five years is summarized as follows:

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                         2002                2001                2000                1999                1998
                                   ----------------    ----------------    ----------------    ----------------    ----------------
                                           CATEGORY            CATEGORY            CATEGORY            CATEGORY            CATEGORY
                                               AS A                AS A                AS A                AS A                AS A
                                               % OF                % OF                % OF                % OF                % OF
DECEMBER 31                        AMOUNT     LOANS    AMOUNT     LOANS    AMOUNT     LOANS    AMOUNT     LOANS    AMOUNT     LOANS
-----------------------------------------------------------------------------------------------------------------------------------
Allocated allowance:
Specific:
Commercial, financial and others . $  597      0.44%   $  174      0.17%   $   65      0.12%   $  617      0.38%   $  630      0.39%
Real estate:
  Construction ...................
  Mortgage .......................    173      0.53       135      0.36       312      0.87       159      1.61       163      1.21
Consumer, net ....................    107      0.16        94      0.10       229      0.11       161      0.09       164      0.12
Lease financing, net .............
                                   ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
    Total specific ...............    877      1.13       403      0.63       606      1.10       937      2.08       957      1.72
                                   ------    ------    ------    ------    ------    ------    ------    ------    ------    ------

Formula:
Commercial, financial and others .    367     27.61     1,433     22.88     1,011     16.51     1,042     15.48     1,202     12.12
Real estate:
  Construction ...................             1.67                1.70                1.19                1.14                0.85
  Mortgage .......................  2,071     59.12       800     62.77       848     68.29       902     70.06       889     73.75
Consumer, net ....................    419      9.92       452     11.61       472     12.59       476     11.05       529     11.56
Lease financing, net .............             0.55                0.41                0.32                0.19
                                   ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
    Total formula ................  2,857     98.87     2,685     99.37     2,331     98.90     2,420     97.92     2,620     98.28
                                   ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
    Total allocated allowance ....  3,734    100.00%    3,088    100.00%    2,937    100.00%    3,357    100.00%    3,577    100.00%
                                             ======              ======              ======              ======              ======
Unallocated allowance ............     11                 132                 348                 442                 473
                                   ------              ------              ------              ------              ------
    Total ........................ $3,745              $3,220              $3,285              $3,799              $4,050
                                   ======              ======              ======              ======              ======

The allocated element of the allowance for loan losses account increased $646 to $3,734 at December 31, 2002, from $3,088 at December 31, 2001. The change resulted from an increase in the specific portion of $474 for the impairment of loans individually evaluated under SFAS No. 114, coupled with an increase in the formula portion of $172 for the impairment of loans collectively evaluated under SFAS No. 5. The increase in the specific portion resulted from an increase in the volume of loans individually evaluated for impairment. The percentage of loans specifically evaluated for impairment increased to 1.1 percent of loans, net of unearned income, at December 31, 2002, from 0.6 percent at the end of 2001. The increase in the formula portion was due to the overall growth of the loan portfolio. The total volume of loans collectively evaluated for impairment increased $11.5 million or 3.7 percent to $319.9 million at December 31, 2002. Partially mitigating the effect of the increase in volume was a reduction in our historical loss percentages for loans to commercial, financial and others and mortgage loans.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

At December 31, 2002, the unallocated element was $11, compared to $132 at year-end 2001. We believe that the decline in the unallocated element is acceptable due to the fact that our ratio of net charge-offs to average loans outstanding has consistently declined since December 31, 2000. In addition, our current level of net charge-offs fell below the average historical level. Our ratio of net charge-offs to average loans was 0.18 percent in 2002. In comparison, the historical ratio of net charge-offs to average loans for the previous eight quarters averaged 0.22 percent.

The coverage ratio, the allowance for loan losses account, as a percentage of nonperforming loans, is an industry ratio used to test the ability of the allowance account to absorb potential losses arising from nonperforming loans. This ratio, which equaled 149.7 percent at December 31, 2002, indicated that our allowance account was more than able to absorb all potential losses associated with nonperforming loans. Due to a reduction in the balance of foreclosed assets, our coverage ratio for total nonperforming assets improved to 147.3 percent at December 31, 2002, from 83.2 percent at December 31, 2001.

A reconciliation of the allowance for loan losses and an illustration of charge-offs and recoveries by major loan category for the past five years are summarized as follows:

RECONCILIATION OF ALLOWANCE FOR LOAN LOSSES

DECEMBER 31                                                            2002      2001      2000      1999      1998
-------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at beginning of period .................   $3,220    $3,285    $3,799    $4,050    $3,798
Loans charged-off:
Commercial, financial and others .................................      167        85       580       587       410
Real estate:
  Construction ...................................................
  Mortgage .......................................................      222       493       158       108       119
Consumer, net ....................................................      317       338       291       269       260
Lease financing, net .............................................        3
                                                                     ------    ------    ------    ------    ------
    Total ........................................................      709       916     1,029       964       789
                                                                     ------    ------    ------    ------    ------

Loans recovered:
Commercial, financial and others .................................       31        25        29        57        67
Real estate:
  Construction ...................................................
  Mortgage .......................................................       11        26         4        50        46
Consumer, net ....................................................       92        80        62        71        73
Lease financing, net .............................................
                                                                     ------    ------    ------    ------    ------
    Total ........................................................      134       131        95       178       186
                                                                     ------    ------    ------    ------    ------
Net loans charged-off ............................................      575       785       934       786       603
                                                                     ------    ------    ------    ------    ------
Provision for loan losses ........................................    1,100       720       420       535       855
                                                                     ------    ------    ------    ------    ------
Allowance for loan losses at end of period .......................   $3,745    $3,220    $3,285    $3,799    $4,050
                                                                     ======    ======    ======    ======    ======

Ratios:
Net loans charged-off as a percentage of average loans outstanding     0.18%     0.26%     0.32%     0.30%     0.24%
Allowance for loan losses as a percentage of period end loans ....     1.16%     1.04%     1.10%     1.37%     1.63%

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The allowance for loan losses was $3.7 million at December 31, 2002, and $3.2 million at December 31, 2001. The allowance for loan losses, as a percentage of loans, net of unearned income, increased to 1.16 percent at year-end 2002, compared to 1.04 percent at the end of the previous year. The increase in this ratio was primarily due to us recording a higher provision and lower net charge-offs. In comparison, our peer group reported an allowance ratio equal to
1.31 percent and 1.27 percent at December 31, 2002 and 2001.

Past due loans not satisfied through repossession, foreclosure or related actions, are evaluated individually to determine if all or part of the outstanding balance should be charged against the allowance for loan losses account. Any subsequent recoveries are credited to the allowance account. Net loans charged off declined $210 or 26.8 percent to $575 in 2002 compared to $785 in 2001. As a percentage of average loans outstanding, net charge-offs equaled
0.18 percent in 2002 and 0.26 percent in 2001. For our peer group, net charge-offs, as a percentage of average loans outstanding, were 0.18 percent in 2002 and 2001.

DEPOSITS:

The household sector remained strong as consumers supported the economy and its recovery in 2002. Gradual income growth for individuals in 2002, coupled with a reduction in their income taxes, resulting from the Economic Growth and Tax Relief Act of 2001, led to a 5.9 percent rise in their disposable income. Despite this increase, personal spending grew in 2002 at the same 3.1 percent level as was reported in the prior year. Uncertainty about economic conditions, continued volatility in the stock market and escalating tensions with regard to Iraq, caused consumers to be more cautious with their spending. As a result, personal savings, which is affected by income and spending, rose to 3.9 percent in 2002 from 2.3 percent last year.

With the stock market still out of favor with investors, banks once again reaped the benefits from increased savings. FDIC-insured commercial banks posted strong deposit growth for the second year in a row. For these institutions, total deposits increased $312.0 billion or 7.1 percent in 2002 after increasing $212.0 billion or 5.1 percent in 2001. Noninterest-bearing deposits rose $64.3 billion or 7.4 percent to $936.5 billion at December 31, 2002, from $872.2 billion at the end of 2001. Interest-bearing deposits increased $247.7 billion or 7.1 percent. Similar to 2001, the majority of the growth in interest-bearing accounts was in low-cost savings accounts, as depositors chose to keep funds liquid rather than locking in long-term at low rates. For FDIC-insured Pennsylvania banks, deposits grew $2.6 billion or 2.0 percent in 2002.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Our deposit base is a primary source of funds to support our operations. We offer a variety of deposit products to meet the needs of our individual and commercial customers. Our deposits were influenced by a number of internal and external factors in 2002, including the opening of two new branch offices, our focus on developing commercial business relationships, the effects of stock market volatility on savings patterns, and consumer preferences for liquidity and stability during periods of uncertainty. Similar to the banking industry, we also experienced strong deposit growth. Our total deposits grew $21.0 million or
5.0 percent to $437.2 million at December 31, 2002, from $416.2 million at the end of 2001. Noninterest-bearing accounts rose $4.7 million or 10.4 percent, while interest-bearing accounts increased $16.3 million or 4.4 percent. Commercial checking accounted for 55.1 percent of the growth in our noninterest-bearing accounts in 2002, reflecting our emphasis on developing relationships with the commercial sector and the expansion of our branch network. Due to consumer preference for liquidity, the majority of our growth in interest-bearing deposits was concentrated in our savings accounts, which increased $32.6 million or 36.3 percent. Time deposits less than $100 and time deposits $100 or more decreased $2.1 million and $7.3 million. Commercial interest-bearing transaction accounts, which include NOW accounts, money market accounts and savings accounts to commercial customers, increased $7.4 million or
28.9 percent.

The average amount of, and the rate paid on, the major classifications of deposits for the past five years are summarized as follows:

DEPOSIT DISTRIBUTION

                                     2002                 2001                 2000                 1999                 1998
                              -----------------    -----------------   ------------------    -----------------    -----------------
                               AVERAGE  AVERAGE     AVERAGE  AVERAGE     AVERAGE  AVERAGE     AVERAGE  AVERAGE     AVERAGE  AVERAGE
YEAR ENDED DECEMBER 31         BALANCE     RATE     BALANCE     RATE     BALANCE     RATE     BALANCE     RATE     BALANCE     RATE
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING:
MONEY MARKET ACCOUNTS ......  $ 19,073     1.92%   $ 29,390     3.76%   $ 20,710     3.55%   $ 19,466     3.12%   $ 17,643     3.13%
NOW ACCOUNTS ...............    38,125     1.37      29,099     1.75      25,569     2.37      24,671     2.45      21,366     2.19
SAVINGS ACCOUNTS ...........   108,137     1.88      79,616     2.25      73,171     2.52      67,920     2.38      64,113     2.58
TIME DEPOSITS LESS THAN $100   185,508     4.44     185,015     5.47     175,522     5.66     181,164     5.42     175,954     5.61
TIME DEPOSITS $100 OR MORE .    27,861     3.79      32,075     5.03      32,302     5.98      22,710     5.69      23,936     5.89
                              --------             --------             --------             --------             --------
  TOTAL INTEREST-BEARING ...   378,704     3.23%    355,195     4.26%    327,274     4.60%    315,931     4.41%    303,012     4.60%
NONINTEREST-BEARING ........    49,441               42,235               37,953               36,757               32,550
                              --------             --------             --------             --------             --------
  TOTAL DEPOSITS ...........  $428,145             $397,430             $365,227             $352,688             $335,562
                              ========             ========             ========             ========             ========

Total deposits averaged $428.1 million in 2002, an increase of $30.7 million or
7.7 percent from $397.4 million in 2001. Noninterest-bearing deposits averaged $7.2 million or 17.1 percent higher in 2002, while average interest-bearing accounts grew $23.5 million or 6.6 percent. As previously mentioned, the growth in interest-bearing accounts reflected customer preference for liquidity. Average savings accounts increased $28.5

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

million or 35.8 percent, as deposits having stated maturities, average time deposits less than $100 and time deposits $100 or more, declined $3.7 million. Average money market accounts declined $10.3 million, while average NOW accounts increased $9.0 million. A significant portion of money market accounts and NOW accounts are comprised of deposits of local area school districts and municipal organizations. The change in these accounts is reflective of the cyclical nature of these deposits.

The banking industry experienced a significant reduction in fund costs, as deposits continued to reprice downward in 2002. As a percentage of average earning assets, the cost of funds for FDIC-insured commercial banks fell 131 basis points to 2.09 percent in 2002 from 3.40 percent in 2001. Insured Pennsylvania banks reported a similar reduction in their cost of funds. The cost of deposits for these institutions fell 124 basis points to 2.08 percent in 2002 from 3.32 percent in 2001.

We regularly monitor interest rates of local competitors and prevailing market rates when establishing interest rates on our deposit products. Deposit rates for banks within our market area declined gradually over the course of the year. Excess liquidity and longer-term certificates of deposit repricing at lower rates factored into the decline. Interest rates for certificates of deposit in our market area were relatively stable for the first six months of 2002. The average cost of a six-month, 12-month and 60-month certificate of deposit for community banks in our market area was 2.47 percent, 2.73 percent and 4.12 percent at January 1, 2002. Competition for certificates of deposit eased, as banks in our market area experienced an abundance of liquidity. By the end of the third quarter, the average rate for a six-month certificate declined to 2.08 percent, while the rate for the 12-month certificate declined to 2.50 percent. Due to steepening in the yield curve for U.S. Treasuries, longer-term certificates edged up slightly. The average rate for a 60-month certificate increased to 4.21 percent at September 30, 2002. When the FOMC eased monetary policy at their meeting on November 6, 2002, banks immediately reacted by lowering their certificate of deposit rates. As a result of the aforementioned influences, the average rate on a six-month certificate of deposit declined 82 basis points from the beginning of the year to 1.65 percent at December 31, 2002. Similar reductions were evidenced in the 12-month and 60-month certificates of deposit over the same period as these certificates fell 71 basis points to 2.02 percent and 32 basis points to 3.80 percent.

We also experienced a significant reduction in our fund costs. Our cost of deposits decreased 103 basis points to 3.23 percent in 2002, from 4.26 percent in 2001. The decline in fund costs occurred gradually throughout the year. Deposit costs averaged 3.49 percent in the first quarter of 2002,

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

25 basis points lower compared to 3.74 percent in the fourth quarter of 2001. Average deposit costs declined by another 14 basis points in the second quarter, 19 basis points in the third quarter and 23 basis points in the fourth quarter. In September of 2002, in an effort to mitigate IRR exposure by attempting to fix our future cost of fund through taking advantage of the historically low interest rate environment, we favorably priced long-term certificates. In addition, we initiated a new 90-month certificate of deposit with a promotional rate to entice depositors to invest monies for a longer period. We were the only bank in our market area to offer this term for certificates of deposit. Through these actions, we effectively lengthened our time deposit portfolio at relatively lower rates of interest. Specifically, the average cost of this long term funding was approximately 175 basis points cheaper than was the cost of six month certificates of deposit offered locally in the fourth quarter of 2000. Our deposit costs may decline further in the near term due to the continued low interest rate environment. However, should economic conditions rebound, the FOMC may begin raising interest rates, which would negatively impact our cost of funds.

Volatile deposits, time deposits $100 or more, decreased $7.3 million to $24.5 million at December 31, 2002, from $31.8 million at year-end 2001. A local school district had funds on deposit with us specifically designated for an expansion project. In 2002, this expansion project was completed and all designated funds were withdrawn. Large denomination time deposits averaged $27.9 million in 2002 and $32.1 million in 2001. Our average cost of these funds declined 124 basis points to 3.79 percent in 2002, from 5.03 percent in 2001. Large denomination certificates of deposit are typically short-term, high-cost funds. Due to their volatile nature, these deposits are not considered a stable source of liquidity. We continued to be less reliant on this type of funding as compared to our peer group in 2002. Our ratio of average volatile deposits, as a percentage of average total assets, equaled 5.9 percent in 2002, compared to
12.3 percent for our peer group.

Maturities of time deposits $100 or more for the past five years are summarized as follows:

MATURITY DISTRIBUTION OF TIME DEPOSITS $100 OR MORE

DECEMBER 31                                        2002      2001      2000      1999      1998
-----------------------------------------------------------------------------------------------
Within three months ..........................  $ 3,020   $10,720   $17,281   $ 3,752   $ 7,956
After three months but within six months .....    3,333     4,648     3,357     5,240     4,939
After six months but within twelve months ....    8,230    11,619     5,761     5,411     8,802
After twelve months ..........................    9,961     4,823     7,327     8,850     5,391
                                                -------   -------   -------   -------   -------
  Total ......................................  $24,544   $31,810   $33,726   $23,253   $27,088
                                                =======   =======   =======   =======   =======

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

In addition to deposit gathering, we have in place, a secondary source of liquidity to fund operations through exercising existing borrowing arrangements with the FHLB-Pgh. For further discussion of our borrowings and their terms refer to the note entitled, "Short-term borrowings," in the Notes to Consolidated Financial Statements to this Annual Report. We had only minimal reliance on this type of funding in 2002 and 2001.

MARKET RISK SENSITIVITY:

Market risk is the risk to our earnings or financial position resulting from adverse changes in market rates or prices, such as interest rates, foreign exchange rates or equity prices. Our exposure to market risk is primarily IRR associated with our lending, investing and deposit-gathering activities. During the normal course of business, we are not exposed to foreign exchange risk or commodity price risk. Our exposure to IRR can be explained as the potential for change in our reported earnings and/or the market value of our net worth. Variations in interest rates affect earnings by changing net interest income and the level of other interest-sensitive income and operating expenses. Interest rate changes also affect the underlying economic value of our assets, liabilities and off-balance sheet items. These changes arise because the present value of future cash flows, and often the cash flows themselves, change with interest rates. The effects of the changes in these present values reflect the change in our underlying economic value, and provide a basis for the expected change in future earnings related to interest rates. IRR is inherent in the role of banks as financial intermediaries. However, a bank with a high degree of IRR may experience lower earnings, impaired liquidity and capital positions, and most likely, a greater risk of insolvency. Therefore, banks must carefully evaluate IRR to promote safety and soundness in their activities.

In accordance with regulation, each bank is required to develop its own IRR management program depending on its structure, including certain fundamental components which are mandatory to ensure sound IRR management. These elements include appropriate board and management oversight, as well as a comprehensive risk management process that effectively identifies, measures, monitors and controls risk. Should a bank have material weaknesses in its risk management process or high exposure relative to its capital, the bank regulatory agencies will take action to remedy these shortcomings. Moreover, the level of a bank's IRR exposure and the quality of its risk management process is a determining factor when evaluating a bank's capital adequacy.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The responsibility for our market risk sensitivity management has been delegated to the Asset/Liability Committee ("ALCO"). Specifically, ALCO utilizes several computerized modeling techniques to monitor and attempt to control the influence that market rate changes have on rate sensitive assets ("RSA") and rate sensitive liabilities ("RSL").

We utilize the tabular presentation alternative in complying with quantitative and qualitative disclosure rules. Information with respect to maturities and fair values of other financial instruments at December 31, 2002, is summarized as follows. For expected maturity distributions, other financial assets and liabilities are presented based on their carrying values, except for investment securities, which are based on amortized costs. Investment distributions and their related weighted-average interest rates are based on contractual maturities, with the exception of mortgage-backed securities and equity securities. Mortgage-backed securities are presented based upon estimated principal cash flows and related weighted-average interest rates, assuming no change in the current interest rate environment. The amount of, and weighted-average interest rate earned on equity securities, are included in the "Thereafter" maturity category. Loans and their related weighted-average interest rates are categorized based on payment due dates, assuming no change in current interest rates. For noninterest-bearing deposits, money market, NOW and savings accounts that have no contractual maturity, principal cash flows and related weighted-average interest rates are presented based on our historical experience, judgment and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. The table also presents distributions and related weighted-average interest rates for time deposits based on contractual maturities assuming no change in current interest rates. The weighted-average yields of tax-exempt securities and loans have been computed on a tax-equivalent basis using the prevailing statutory tax rate of 34.0 percent. For additional information on the assumptions used to determine fair values, refer to the note entitled, "Summary of significant accounting policies-Fair value of financial instruments," in the Notes to Consolidated Financial Statements to this Annual Report.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

MARKET RISK DISCLOSURES

                                                              EXPECTED MATURITY DATE
                                                                                                    THERE-                     FAIR
                                         2003        2004        2005        2006        2007        AFTER        TOTAL        VALUE
                                     -----------------------------------------------------------------------------------------------
Other financial assets:
Cash and due from banks ..........   $ 10,883                                                                  $ 10,883     $ 10,883
Average interest rate ............
Federal funds sold ...............     10,500                                                                    10,500       10,500
Average interest rate ............       1.16%                                                                     1.16%
Investment securities:
U.S. Treasuries and agencies .....                $10,263                                                        10,263       10,350
Average interest rate ............                   2.13%                                                         2.13%
State and municipals .............      1,095         190     $   200     $    55     $    60     $ 30,908       32,508       35,003
Average interest rate ............       4.61%       5.91%       2.77%       4.85%       5.38%        7.39%        7.25%
Mortgage-backed securities .......     42,112      15,797      13,684       4,275         427           35       76,330       77,579
Average interest rate ............       4.68%       4.82%       4.82%       4.82%       4.82%        6.76%        4.74%
Equity securities ................                                                                   1,187        1,187        1,271
Average interest rate ............                                                                    6.02%        6.02%
                                     --------     -------     -------     -------     -------     --------     --------     --------
  Total ..........................     43,207      26,250      13,884       4,330         487       32,130      120,288      124,203
  Average interest rate ..........       4.68%       3.78%       4.79%       4.82%       4.89%        7.34%        5.21%
Loans held for sale, net .........      3,916                                                                     3,916        3,997
Average interest rate ............       5.84%                                                                     5.84%
Net loans:
Fixed-rate .......................     29,791      23,154      19,892      16,216      13,079       74,385      176,517      182,667
Average interest rate ............       8.40%       8.22%       8.10%       7.93%       7.95%        7.82%        8.02%
Adjustable-rate ..................     40,005       2,680       2,036       1,473       4,221       92,898      143,313      143,313
Average interest rate ............       5.07%       6.35%       5.69%       6.03%       5.85%        6.21%        5.88%
                                     --------     -------     -------     -------     -------     --------     --------     --------
  Total ..........................     69,796      25,834      21,928      17,689      17,300      167,283      319,830      325,980
  Average interest rate ..........       6.49%       8.03%       7.88%       7.77%       7.44%        6.93%        7.06%
Accrued interest receivable ......      2,164                                                                     2,164        2,164
Average interest rate ............
                                     --------     -------     -------     -------     -------     --------     --------     --------
  Total ..........................   $140,466     $52,084     $35,812     $22,019     $17,787     $199,413     $467,581     $477,727
                                     ========     =======     =======     =======     =======     ========     ========     ========

Other financial liabilities:
Noninterest-bearing deposits .....   $ 10,462     $ 9,466     $ 8,469     $ 7,473     $ 6,477     $  7,473     $ 49,820     $ 49,820
Average interest rate ............
Interest-bearing liabilities:
Money market, NOW and savings ....     37,561      33,985      30,408      26,831      23,253       26,829      178,867      178,867
Average interest rate ............       1.37%       1.37%       1.37%       1.37%       1.37%        1.37%        1.37%
Time deposits ....................     95,003      14,136      38,227      22,561      34,048        4,551      208,526      212,112
Average interest rate ............       3.15%       4.22%       4.95%       4.65%       4.90%        4.97%        4.04%
                                     --------     -------     -------     -------     -------     --------     --------     --------
  Total ..........................    132,564      48,121      68,635      49,392      57,301       31,380      387,393      390,979
  Average interest rate ..........       2.65%       2.21%       3.36%       2.87%       3.47%        1.89%        2.81%
Accrued interest payable .........      1,358                                                                     1,358        1,358
Average interest rate ............
                                     --------     -------     -------     -------     -------     --------     --------     --------
  Total ..........................   $144,384     $57,587     $77,104     $56,865     $63,778     $ 38,853     $438,571     $442,157
                                     ========     =======     =======     =======     =======     ========     ========     ========

Investment securities having an amortized cost of $43.2 million and a weighted-average tax-equivalent yield of 4.68 percent were scheduled to mature within one year at December 31, 2002. Net loans scheduled to mature within the same time frame equaled $69.8 million with a weighted-average tax-equivalent yield of 6.49 percent. In addition, there were $3.9 million in loans held for sale with a weighted-average yield of 5.84 percent at the end of 2002. Total interest-earning assets scheduled to mature within one

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

year were $127.4 million with a weighted-average tax-equivalent yield of 5.42 percent. With respect to interest-bearing liabilities, based on historical withdrawal patterns, interest-bearing transaction accounts, defined as money market, NOW and savings accounts, of $37.6 million with a weighted-average cost of 1.37 percent were scheduled to mature within one year. In addition, time deposits totaling $95.0 million with a weighted- average cost of 3.15 percent were scheduled to mature in the same time frame. Total interest-bearing liabilities scheduled to mature within one year equaled $132.6 million with a weighted-average cost of 2.65 percent.

Limitations of the market risk disclosure model include, among others, magnitude, timing and frequency of interest rate changes of other financial assets and liabilities. Historical withdrawal patterns with respect to interest-bearing and noninterest-bearing transaction accounts are not necessarily indicative of future performance, as the volume of cash flows may increase or decrease. Loan information is presented based on payment due dates, which may materially differ from actual results due to prepayments caused by changes in interest rates, sociological conditions, demographics and economic climate.

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

Additionally, we supplement the market risk disclosure model through simulation analysis utilizing interest rate shocks. The model analyzes the effects instantaneous parallel shifts of plus or minus 100 basis points will have on the economic values of other financial instruments. The results of the model at December 31, 2002, are summarized as follows:

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

CHANGES IN FAIR VALUE OF OTHER FINANCIAL INSTRUMENTS

                                                          FAIR VALUE
                                              -----------------------------------
DECEMBER 31, 2002                             +100 BPS        LEVEL     -100 BPS
--------------------------------------------------------------------------------
Other financial assets:
Cash and due from banks ...................   $ 10,883     $ 10,883     $ 10,883
Federal funds sold ........................     10,500       10,500       10,500
Investment securities .....................    121,684      124,203      126,148
Loans held for sale, net ..................      3,997        3,997        3,997
Net loans .................................    318,750      325,980      333,860
Accrued interest receivable ...............      2,164        2,164        2,164
                                              --------     --------     --------
  Total ...................................   $467,978     $477,727     $487,552
                                              ========     ========     ========

Other financial liabilities:
Noninterest-bearing deposits ..............   $ 49,820     $ 49,820     $ 49,820
Money market, NOW and savings accounts ....    178,867      178,867      178,867
Time deposits .............................    208,219      212,112      216,174
Accrued interest payable ..................      1,358        1,358        1,358
                                              --------     --------     --------
  Total ...................................   $438,264     $442,157     $446,219
                                              ========     ========     ========

We also utilize a gap analysis model that considers repricing frequencies of RSA and RSL in addition to maturity distributions in order to monitor IRR. Gap analysis attempts to measure our interest rate exposure by calculating the net amount of RSA and RSL that reprice within specific time intervals. A positive gap occurs when the amount of RSA repricing in a specific period is greater than the amount of RSL repricing within that same time frame and is indicated by a RSA/RSL ratio greater than 1.0. A negative gap occurs when the amount of RSL repricing is greater than the amount of RSA and is indicated by a RSA/RSL ratio less than 1.0. A positive gap implies that earnings will be impacted favorably if interest rates rise and adversely if interest rates fall during the period. A negative gap tends to indicate that earnings will be affected inversely to interest rate changes.

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

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

INTEREST RATE SENSITIVITY

                                                          DUE AFTER        DUE AFTER
                                                       THREE MONTHS         ONE YEAR
                                         DUE WITHIN      BUT WITHIN       BUT WITHIN        DUE AFTER
DECEMBER 31, 2002                      THREE MONTHS   TWELVE MONTHS       FIVE YEARS       FIVE YEARS         TOTAL
-------------------------------------------------------------------------------------------------------------------
Rate-sensitive assets:
Investment securities .................    $  9,567        $ 34,051         $ 45,895         $ 34,690      $124,203
Loans held for sale, net ..............       3,916                                                           3,916
Loans, net of unearned income .........      76,475          37,366          134,035           75,699       323,575
Federal funds sold ....................      10,500                                                          10,500
                                           --------        --------         --------         --------      --------
  Total ...............................    $100,458        $ 71,417         $179,930         $110,389      $462,194
                                           ========        ========         ========         ========      ========

Rate-sensitive liabilities:
Money market accounts .................                    $ 17,878                                        $ 17,878
NOW accounts ..........................                      38,592                                          38,592
Savings accounts ......................                                     $122,397                        122,397
Time deposits less than $100 ..........    $ 30,538          52,827           96,666         $  3,951       183,982
Time deposits $100 or more ............       3,020          11,563            9,361              600        24,544
                                           --------        --------         --------         --------      --------
  Total ...............................    $ 33,558        $120,860         $228,424         $  4,551      $387,393
                                           ========        ========         ========         ========      ========

Rate-sensitivity gap:
  Period ..............................    $ 66,900        $(49,443)        $(48,494)        $105,838
  Cumulative ..........................    $ 66,900        $ 17,457         $(31,037)        $ 74,801      $ 74,801

RSA/RSL ratio:
  Period ..............................        2.99            0.59             0.79            24.26
  Cumulative ..........................        2.99            1.11             0.92             1.19          1.19

At the end of 2001, we were liability rate sensitive with a cumulative one-year RSA/RSL ratio of 0.74. As previously mentioned, this indicated that if interest rates increase our earnings would have been negatively impacted. Given the current low interest rate environment, we took certain steps in 2002 in order to mitigate our potential IRR exposure should interest rates rise. Specifically, our goal was to increase the amount of RSA repricing within one year and extend the repricing time frame for RSL. In order to accomplish this, the majority of the investment securities we purchased in 2002 were short-term mortgage-backed securities. The amount of investment securities scheduled to reprice within one year increased $21.2 million to $43.6 million at December 31, 2002, from $22.4 million at the end of 2001. With regard to RSL, we offered promotional rates on our 60- and 90-month certificates of deposit in an attempt to extend the average maturities of these types of funds. Time deposits less than $100 repricing within one year totaled $83.4 million at year-end 2002, a decrease of $33.5 million in comparison to the previous year. Conversely, the aggregate amount of time deposits less than $100 having maturities of 60 and 90 months increased from $16.5 million at December 31, 2001, to $40.2 million at December 31, 2002. As previously mentioned, the average cost of this long term funding is comparatively cheaper than the cost of even the shortest term time deposits offered throughout our market area just two years ago. Moreover,

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

time deposits $100 or more repricing within one year decreased $12.4 million from the end of 2001. At December 31, 2002, RSA repricing within one year totaled $171.9 million, an increase of $17.5 million from $154.4 million at year-end 2001. RSL repricing within one year decreased $52.9 million to $154.4 million at the end of 2002 from $207.3 million one year earlier. As a result, our gap position changed from liability rate sensitive to asset rate sensitive at December 31, 2002, as indicated by an RSA/RSL ratio of 1.11. This ratio fell within our asset/liability guidelines of 0.70 and 1.30. This 1.11 ratio indicates that should general market rates increase, the likelihood exists that net interest income would be favorably affected. Conversely, a decline in general market rates would likely have an adverse effect on net interest income. However, these forward-looking statements are qualified in the aforementioned section entitled "Forward-Looking Discussion" in this Management's Discussion and Analysis.

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

As the static gap report fails to address the dynamic changes in the balance sheet composition or prevailing interest rates, we utilize a simulation model to enhance our asset/liability management. This model is used to create pro forma net interest income scenarios under various interest rate shocks. Given instantaneous and parallel shifts in general market rates of plus or minus 100 basis points, our projected net interest income for the 12 months ended December 31, 2003, will not change materially from model results using current interest rates. We will continue to monitor our IRR position in 2003 and employ deposit and loan pricing strategies and direct the reinvestment of loan and investment payments and prepayments in order to maintain our favorable IRR position.

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

LIQUIDITY:

Liquidity is essential to our continuing operations as it gives us the ability to generate cash at a reasonable cost to fulfill our lending commitments and support our asset growth, while satisfying the withdrawal demands of our customers and meeting our borrowing requirements. Our principal sources of liquidity are core deposits, and loan and investment payments and prepayments. Providing a secondary source of liquidity is our ability to sell both available-for-sale securities and mortgage loans held for sale. As a final source of liquidity, we can exercise existing credit arrangements with the FHLB-Pgh. We manage liquidity daily, thus enabling us to effectively monitor fluctuations in our liquidity position and to adapt our position according to market fluctuations. We believe our liquidity is adequate to meet both present and future financial obligations and commitments on a timely basis. There are presently no known trends, demands, commitments, events or uncertainties that have resulted or are reasonably likely to result in material changes with respect to our liquidity.

We employ a number of analytical techniques in assessing the adequacy of our liquidity position. One such technique is the use of ratio analysis related to our reliance on noncore funds to fund our investments and loans maturing after 2003. Our noncore funds consist of time deposits in denominations of $100 or more. These funds are not considered to be a strong source of liquidity since they are very interest rate sensitive and are considered to be highly volatile. At December 31, 2002, our net noncore funding dependence ratio, the difference between noncore funds and short- term investments to long-term assets, was negative 7.5 percent. Similarly, our net short-term noncore funding dependence ratio, noncore funds maturing within one year, less short-term investments to long-term assets equaled negative 10.0 percent at the end of 2002. Negative ratios indicated that at December 31, 2002, we did not use noncore funds to fund our long-term assets. In comparison, our peer group, with net noncore and net short-term noncore funding dependence ratios of 17.1 percent and 7.7 percent, relied on noncore funds as a source of liquidity. We believe that by maintaining adequate volumes of short-term investments and implementing competitive pricing strategies on deposits, we can ensure adequate liquidity to support future growth.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The Consolidated Statements of Cash Flows present the change in cash and cash equivalents from operating, investing and financing activities. Cash and cash equivalents consist of cash on hand, cash items in the process of collection, noninterest-bearing deposits with other banks, balances with the Federal Reserve Bank of Philadelphia and the FHLB-Pgh, and federal funds sold. Cash and cash equivalents increased $7.5 million to $21.4 million at December 31, 2002, from $13.9 million at the end of 2001. Net cash provided by operating and financing activities, partially offset by net cash used in investing activities, caused the increase. Net income of $5.2 million was the primary source of the $5.6 million in cash provided by operating activities in 2002.

Net cash used in investing activities totaled $16.5 million in 2002. Proceeds received from sales and repayments of investment securities were more than offset by purchases of investment securities and a net increase in lending activities. We received $34.5 million from repayments and $15.1 million from sales of investment securities. Purchases of securities totaled $51.2 million. Net cash used in lending activities equaled $14.0 million.

An increase in deposits, reduced by net cash dividends paid and common stock repurchases, predominantly caused the $18.4 million in net cash provided by financing activities. Transaction accounts increased $30.4 million, which was partially offset by a decline in time deposits of $9.4 million in 2002. We paid net cash dividends of $1.4 million, and repurchased and retired shares of our common stock for $1.2 million during the year ended December 31, 2002.

We anticipate our liquidity position to remain stable in 2003. Due to continued stock market volatility and uncertainty of economic conditions, investors may remain cautious and continue to favor traditional bank deposit products. However, we cannot guarantee movements in the stock market or changes in economic conditions. Should conditions rebound, deposit growth may subside. Regardless of changes in the economy or stock market, we believe that through constant monitoring and adherence to our liquidity plan, we will have the means to provide adequate cash to fund our normal operations in 2003.

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

Our ALCO continually reviews our capital position. As part of its review, the ALCO considers:

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

Our stockholders' equity increased $4.5 million to $45.3 million at December 31, 2002, from $40.8 million at December 31, 2001. Stockholders' equity improved $2.64 on a per share basis to $23.31 at year-end 2002, from $20.67 at the end of 2001. The primary factor contributing to the capital improvement was net income of $5.2 million. Net cash dividends of $1.4 million, common stock repurchases of $1.2 million and a net unrealized gain on investment securities of $1.9 million also affected stockholders' equity.

We periodically purchase shares of our common stock under a Board-approved stock repurchase program. Under this program, we repurchased and retired 37,933 shares for $1.2 million in 2002, 16,229 shares for $0.5 million in 2001 and 57,400 shares for $2.1 million in 2000. At December 31, 2002, 47,809 shares authorized under the program were available to be repurchased. We plan to buyback the available shares in 2003, if upon analysis, such repurchases meet our targeted internal rate of return and after-tax return on investment.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

We declared dividends of $1,603 or $0.82 per share in 2002 and $1,468 or $0.74 per share in 2001. Our dividend payout ratio was 30.8 percent and 31.2 percent in 2002 and 2001. It is the intention of our Board of Directors to continue to pay cash dividends in the future. However, these decisions are based on our operating results, financial and economic conditions, capital and growth objectives, appropriate dividend restrictions and other relevant factors. The primary source of funds for payment of dividends has been the dividends received from our subsidiary, Community Bank. Community Bank's ability to pay dividends is subject to federal and state regulations. Accordingly, Community Bank, without prior regulatory approval, may declare dividends to us totaling $6,359 at December 31, 2002.

Stockholders may automatically reinvest their dividends in shares of our common stock through our dividend reinvestment plan ("DRP"). The DRP not only provides stockholders with a convenient means to invest in our common stock without brokerage commissions, but also furnishes us with additional funds for general corporate purposes. During the years ended December 31, 2002 and 2001, 6,161 shares and 7,371 shares were issued under this plan.

Bank regulatory agencies consider capital to be a significant factor in ensuring the safety of a depositor's accounts. These agencies, in light of past bank failures, adopted minimum capital adequacy requirements that include mandatory and discretionary supervisory actions for noncompliance. For a further discussion of these risk-based capital standards and supervisory actions for noncompliance refer to the note entitled, "Regulatory matters," in the Notes to Consolidated Financial Statements to this Annual Report.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Our and Community Bank's capital ratios at December 31, 2002 and 2001, as well as the required minimum ratios for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions as defined by the Federal Deposit Insurance Corporation Improvement Act of 1991, are summarized as follows:

REGULATORY CAPITAL

                                                                                           MINIMUM TO BE WELL
                                                                                            CAPITALIZED UNDER
                                                                   MINIMUM FOR CAPITAL      PROMPT CORRECTIVE
                                                    ACTUAL           ADEQUACY PURPOSES      ACTION PROVISIONS
DECEMBER 31                                     2002      2001       2002         2001        2002       2001
-------------------------------------------------------------------------------------------------------------
Basis for ratios:
Tier I capital to risk-weighted assets:
  Consolidated ...........................  $ 41,544  $ 38,746    $13,730      $12,111
  Community Bank .........................    39,809    37,099     13,706       12,069     $20,559    $18,103
Total capital to risk-weighted assets:
  Consolidated ...........................    45,289    41,966     27,459       24,222
  Community Bank .........................    43,554    40,319     27,412       24,138      34,265     30,172
Tier I capital to total average assets
 less intangible assets:
  Consolidated ...........................    41,544    38,746     18,950       17,570
  Community Bank .........................    39,809    37,099    $18,910      $17,513     $23,637    $21,892

Risk-weighted assets:
  Consolidated ...........................   315,360   285,478
  Community Bank .........................   314,764   284,427
Risk-weighted off-balance sheet items:
  Consolidated ...........................    27,882    17,296
  Community Bank .........................    27,882    17,296
Average assets for Leverage ratio:
  Consolidated ...........................   473,746   439,256
  Community Bank .........................  $472,744  $437,836

Ratios:
Tier I capital as a percentage of risk-
 weighted assets and off-balance sheet
 items:
  Consolidated ...........................      12.1%     12.8%       4.0%         4.0%
  Community Bank .........................      11.6      12.3        4.0          4.0         6.0%       6.0%
Total of Tier I and Tier II capital as a
 percentage of risk-weighted assets and
 off-balance sheet items:
  Consolidated ...........................      13.2      13.9        8.0          8.0
  Community Bank .........................      12.7      13.4        8.0          8.0        10.0       10.0
Tier I capital as a percentage of total
 average assets less intangible assets:
  Consolidated ...........................       8.8       8.8        4.0          4.0
  Community Bank .........................       8.4%      8.5%       4.0%         4.0%        5.0%       5.0%

We and Community Bank have consistently maintained regulatory capital ratios well above the minimum levels of 4.0 percent and 8.0 percent required for adequately capitalized institutions. Our risk-based capital ratios declined slightly in 2002 from 2001 but remain strong. The increase

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

in total risk-weighted assets and off-balance sheet items was greater than the increase in both Tier I and total capital. Specifically, total risk-weighted assets and off-balance sheet items rose $40.5 million or 13.4 percent, while Tier I capital increased $2.8 million or 7.2 percent and total capital grew $3.3 million or 7.9 percent. The ratio of Tier I capital to risk-weighted assets was
12.1 percent and 12.8 percent at December 31, 2002 and 2001, and our total capital to risk-weighted assets ratio was 13.2 percent at year-end 2002, compared to 13.9 percent at the end of 2001. Community Bank's Tier I risk-based and total risk-based capital ratios also declined for reasons similar to those discussed for the consolidated ratios. Our Leverage ratio remained constant at
8.8 percent at December 31, 2002 and 2001, while Community Bank's Leverage ratio decreased to 8.4 percent from 8.5 percent. Similar to the Tier I risk-based and total risk- based capital ratios, the Leverage ratio for us and Community Bank well exceeded the minimum of 4.0 percent for capital adequacy purposes. Based on the most recent notification from the FDIC, Community Bank was categorized as well capitalized under the regulatory framework for prompt corrective action at December 31, 2002 and 2001. There are no conditions or events since this notification that we believe have changed Community Bank's category.

REVIEW OF FINANCIAL PERFORMANCE:

Our net income totaled $5.2 million in 2002, an increase of $0.5 million or 10.6 percent compared to $4.7 million in 2001. On a per share basis, earnings rose $0.28 to $2.65 in 2002 from $2.37 in 2001. Earnings were favorably affected by greater net interest income and strong growth in noninterest income. Higher noninterest expense and an increase in the provision for loan losses partially offset the increase in revenue. ROAA and ROAE were 1.10 percent and 11.99 percent in 2002, compared to 1.07 percent and 11.82 percent in 2001. Market appreciation of our available-for-sale investment securities resulted in other comprehensive income, net of income taxes, of $1.9 million in 2002 and $0.2 million in 2001. For the years ended December 31, 2002 and 2001, comprehensive income amounted to $7.1 million and $4.9 million.

Tax-equivalent net interest income increased $1.4 million or 8.2 percent in 2002. A $2.9 million or 19.2 percent decline in interest expense was partially offset by a $1.5 million or 4.8 percent decrease in tax- equivalent interest revenue. A significant decline in our cost of funds primarily caused the reduction in interest expense. Growth in earning assets was more than offset by a decrease in their tax-equivalent yield causing tax-equivalent interest revenue to fall. Our net interest margin was 4.09 percent in 2002 and 4.08 percent in 2001.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Noninterest income rose 46.2 percent when comparing 2002 and 2001. Service charges, fees and commissions increased 17.1 percent, while net gains realized on the sale of loans nearly tripled. An addition to our allowance for loan losses account of $500, required by regulators as a result of their most recent examination, was primarily responsible for the increase in our provision for loan losses. Noninterest expense increased 14.0 percent in 2002. The majority of the increase resulted from a 20.0 percent rise in employee-related costs.

NET INTEREST INCOME:

Net interest income is still the fundamental source of earnings for commercial banks. Moreover, fluctuations in the level of noninterest income can have the greatest impact on net profits. Net interest income is defined as the difference between interest revenue, interest and fees earned on interest-earning assets, and interest expense, the cost of interest-bearing liabilities supporting those assets. The primary sources of earning assets are loans and investment securities, while interest-bearing deposits, short-term borrowings and long-term debt comprise interest-bearing liabilities. Net interest income is impacted by:

      - Variations in the volume, rate and composition of earning assets and interest-bearing liabilities;

      -     Changes in general market rates; and

      -     The level of nonperforming assets.

Changes in net interest income are measured by the net interest spread and net interest margin. Net interest spread, the difference between the average yield earned on earning assets and the average rate incurred on interest-bearing liabilities, illustrates the effects changing interest rates have on profitability. Net interest margin, net interest income as a percentage of earning assets, is a more comprehensive ratio, as it reflects not only the spread, but also the change in the composition of interest- earning assets and interest-bearing liabilities. Tax-exempt loans and investments carry pretax yields lower than their taxable counterparts. Therefore, in order to make the analysis of net interest income more comparable, tax-exempt income and yields are reported on a tax-equivalent basis using the prevailing statutory tax rate of 34.0 percent.

Bank earnings were positively affected by strong gains in net interest income in 2002. The net interest margin for all FDIC-insured commercial banks widened 18 basis points to 4.09 percent in 2002 from 3.91 percent in 2001. The improvement primarily resulted from a 131 basis point decline in the cost of funds. In times of falling interest rates, deposit rates

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

generally decrease more slowly than general interest rate levels. Market rates were consistently low in 2002, after falling 475 basis points in 2001. Bank deposit costs finally reacted to the lower rate environment. Partially mitigating the effects of lower fund costs for FDIC-insured banks, was a 51 basis point decrease in the weighted-average tax-equivalent yield on earning assets. Pennsylvania banks did not benefit from the low interest rate environment, like the overall banking industry, as they experienced a reduction in their net interest margin. For these banks, the yield on earning assets fell 131 basis points in 2002, while their cost of funds, as a percentage of average earning assets, fell 124 basis points. As a result, their average net interest margin compressed 7 basis points to 3.70 percent in 2002 from 3.77 percent in 2001. Similar to all FDIC-insured banks, banks in our peer group reported improved net interest margins in 2002. This group's tax-equivalent margin increased 10 basis points to 4.32 percent in 2002 from 4.22 percent in 2001.

Similar to all banks, we consider the maintenance of an adequate net interest margin to be of primary concern. The current economic environment has the potential to pose problems for all banks. If economic growth does not increase, given low inflation and possible deflationary conditions, the FOMC may lower interest rates further. Rate-sensitive loans, tied to prime, will once again reprice downward. However, deposit rates, already near acceptable minimums, may have less room to reprice downward, which may consequently cause margins to compress. No assurance can be given as to how general market conditions will change or how such changes will affect net interest income. Therefore, we believe through prudent deposit-pricing practices and careful investing and conservative loan pricing, our net interest margin will remain strong.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

We analyze interest income and interest expense by segregating rate and volume components of earning assets and interest-bearing liabilities. The impact changes in the interest rates earned and paid on assets and liabilities, along with changes in the volumes of earning assets and interest-bearing liabilities have on net interest income are summarized as follows. The net change, attributable to the combined impact of rate and volume, has been allocated proportionately to the change due to rate and the change due to volume.

NET INTEREST INCOME CHANGES DUE TO RATE AND VOLUME

                                               2002 VS. 2001                      2001 VS. 2000
                                       -----------------------------      ----------------------------
                                            INCREASE (DECREASE)                INCREASE (DECREASE)
                                              ATTRIBUTABLE TO                   ATTRIBUTABLE TO
                                         TOTAL                             TOTAL
                                        CHANGE       RATE     VOLUME      CHANGE       RATE     VOLUME
                                        ------       ----     ------      ------       ----     ------
Interest income:
Loans:
  Taxable ..........................   $(1,582)   $(2,646)    $1,064      $  831    $  (221)    $1,052
  Tax-exempt .......................       330       (103)       433        (264)       (80)      (184)
Investments:
  Taxable ..........................       (67)      (486)       419          52       (128)       180
  Tax-exempt .......................       186        (20)       206         178        (89)       267
Federal funds sold .................      (419)      (468)        49         603        (35)       638
                                       -------    -------     ------      ------    -------     ------
    Total interest income ..........    (1,552)    (3,723)     2,171       1,400       (553)     1,953
                                       -------    -------     ------      ------    -------     ------

Interest expense:
Money market accounts ..............      (738)      (612)      (126)        370         45        325
NOW accounts .......................        14       (125)       139         (96)      (204)       108
Savings accounts ...................       240       (474)       714         (56)      (308)       252
Time deposits less than $100 .......    (1,872)    (2,149)       277         170       (278)       448
Time deposits $100 or more .........      (558)      (452)      (106)       (318)      (304)       (14)
Short-term borrowings ..............                                        (150)        (1)      (149)
Long-term debt .....................        (1)                   (1)         (1)                   (1)
                                       -------    -------     ------      ------    -------     ------
    Total interest expense .........    (2,915)    (3,812)       897         (81)    (1,050)       969
                                       -------    -------     ------      ------    -------     ------
    Net interest income ............   $ 1,363    $    89     $1,274      $1,481    $   497     $  984
                                       =======    =======     ======      ======    =======     ======

Tax-equivalent net interest income improved $1,363 or 8.0 percent to $18,394 for the year ended December 31, 2002, from $17,031 for the same period of 2001. The improvement resulted from growth in average earning assets over that of our interest-bearing liabilities and a greater decline in our cost of funds compared to the decline in our tax-equivalent yield on earning assets.

Interest-earning assets averaged $449.7 million in 2002, an increase of $31.9 million or 7.6 percent compared to $417.8 million in 2001. Average interest-bearing liabilities rose $23.5 million or 6.6 percent to $378.7 million in 2002, from $355.2 million in 2001. Specifically, with regard to average earning assets, loans, net of unearned income, grew $18.5 million which increased tax-equivalent net interest revenue by $1,497. Investment

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

securities averaged $10.6 million higher, while average federal funds sold grew $2.8 million. These volume variances favorably affected tax-equivalent net interest revenue by $625 and $49. Overall, tax-equivalent net interest revenue improved $2,171 due to the changes in the volume of average earning assets. Average balances of interest-bearing liabilities also grew in 2002, causing interest expense to rise $897, which offset some of the favorable effects to net interest income caused by the growth of average earning assets. Growth in average savings accounts accounted for approximately 80.0 percent of the change due to volume in average interest-bearing liabilities. As previously mentioned, we experienced increased demand for deposits due to developing commercial business relationships and consumers seeking the stability of bank deposits. Growth in business deposit relationships was concentrated in our cash management savings accounts. In addition, due to uncertainty in economic conditions and very low interest rates, consumers opted for savings accounts in order to keep their funds liquid. As a result, our average savings accounts increased $28.5 million to $108.1 million in 2002, from $79.6 million in 2001, which resulted in a $714 increase in interest expense.

Also affecting our tax-equivalent interest revenue and interest expense was the impact variations in interest rates had on our yield on earning assets and our cost of funds. Historically low interest rates sustained throughout 2002 caused a significant decline in both the yield on our earning assets and our cost of interest-bearing liabilities. Our tax-equivalent yield on earning assets fell 89 basis points to 6.81 percent in 2002 from 7.70 percent in 2001, which resulted in a reduction in interest revenue of $3,723. The low interest rates had an even greater effect on our cost of funds which declined 103 basis points to 3.23 percent in 2002 from 4.26 percent last year. The lower fund costs equated to a $3,812 improvement in interest expense and more than offset the negative effects caused by the decline in yields. We experienced significant reductions in rates paid on all major deposit categories. Accounting for the majority of the reduction in interest expense was a decline of 103 basis points in the average cost of time deposits less than $100. Time deposits less than $100 continued to reprice at lower rates, which resulted in a reduction in interest expense of $2,149. In addition, rates on money market and savings accounts fell 184 basis points and 37 basis points from 2001 to 2002 causing favorable rate variances of $612 and $474. Furthermore, reductions of 124 basis points and 38 basis points in the average rate paid for large denomination time deposits and NOW accounts favorably affected net interest income by $452 and $125. With respect to earning assets, tax-equivalent loan and investment yields fell 88 basis points and 50 basis points, while the yield on federal funds sold declined 252 basis points. The reduction in tax-equivalent yields on loans, investments and federal funds sold caused

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

declines in interest revenue of $2,749, $506 and $468. Our net interest spread widened 14 basis points to 3.58 percent in 2002, from 3.44 percent in 2001. As previously mentioned, we also experienced a slight improvement in our tax-equivalent net interest margin to 4.09 percent for the year ended December 31, 2002, from 4.08 percent for the same period last year.

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

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

SUMMARY OF NET INTEREST INCOME

                                                              2002                               2001
                                                 ------------------------------      -----------------------------
                                                            INTEREST   AVERAGE                 INTEREST   AVERAGE
                                                  AVERAGE   INCOME/    INTEREST      AVERAGE   INCOME/    INTEREST
                                                  BALANCE   EXPENSE      RATE        BALANCE   EXPENSE      RATE
                                                 --------   --------   --------      --------  --------   --------
ASSETS:
Earning assets:
Loans:
  Taxable ...................................    $304,849    $22,811      7.48%     $291,514    $24,393      8.37%
  Tax-exempt ................................      13,386      1,043      7.79         8,179        713      8.72
Investments:
  Taxable ...................................      72,155      3,552      4.92        64,172      3,619      5.64
  Tax-exempt ................................      38,060      2,856      7.50        35,490      2,670      7.52
Federal funds sold ..........................      21,241        348      1.64        18,451        767      4.16
                                                 --------    -------                --------    -------
    Total earning assets ....................     449,691     30,610      6.81%      417,806     32,162      7.70%
Less: allowance for loan losses .............       3,488                              3,426
Other assets ................................      28,748                             26,323
                                                 --------                           --------
    Total assets ............................    $474,951                           $440,703
                                                 ========                           ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Money market accounts .......................    $ 19,073        367      1.92%     $ 29,390      1,105      3.76%
NOW accounts ................................      38,125        524      1.37        29,099        510      1.75
Savings accounts ............................     108,137      2,030      1.88        79,616      1,790      2.25
Time deposits less than $100 ................     185,508      8,240      4.44       185,015     10,112      5.47
Time deposits $100 or more ..................      27,861      1,055      3.79        32,075      1,613      5.03
Short-term borrowings .......................           8                 2.00             5                 5.00
Long-term debt ..............................                                              6          1      7.50
                                                 --------    -------                --------    -------
    Total interest-bearing liabilities ......     378,712     12,216      3.23%      355,206     15,131      4.26%
Noninterest-bearing deposits ................      49,441                             42,235
Other liabilities ...........................       3,435                              3,504
Stockholders' equity ........................      43,363                             39,758
                                                 --------                           --------
    Total liabilities and stockholders' equity   $474,951                           $440,703
                                                 ========    -------                ========    -------
    Net interest/income spread ..............                $18,394      3.58%                 $17,031      3.44%
                                                             =======                            =======
    Net interest margin .....................                             4.09%                              4.08%
Tax-equivalent adjustments:
Loans .......................................                $   355                            $   242
Investments .................................                    971                                908
                                                             -------                            -------
    Total adjustments .......................                $ 1,326                            $ 1,150
                                                             =======                            =======

Note: Average balances were calculated using average daily balances. Average balances for loans include nonaccrual loans. Interest income on taxable loans include fees of $812 in 2002, $673 in 2001, $445 in 2000, $551 in 1999 and $560
in 1998. Available-for-sale securities, included in investment securities, are stated at amortized cost with the related average unrealized holding gains of $2,614 in 2002, $1,337 in 2001, $689 in 1999 and $2,829 in 1998, and an average unrealized holding loss of $810 in 2000 included in other assets. Tax-equivalent adjustments were calculated using the prevailing statutory tax rate of 34.0 percent.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

SUMMARY OF NET INTEREST INCOME (CONTINUED)

            2000                              1999                              1998
------------------------------      ------------------------------      ------------------------------
           INTEREST   AVERAGE                  INTEREST   AVERAGE                  INTEREST   AVERAGE
 AVERAGE   INCOME/    INTEREST       AVERAGE   INCOME/    INTEREST       AVERAGE   INCOME/    INTEREST
 BALANCE   EXPENSE      RATE         BALANCE   EXPENSE      RATE         BALANCE   EXPENSE      RATE
--------   --------   --------      --------   --------   --------      --------   --------   --------

$278,931    $23,562      8.45%      $249,789    $20,879      8.36%      $240,658    $20,587      8.55%
  10,228        977      9.55          8,381        634      7.56          7,267        603      8.30

  60,810      3,567      5.87         76,500      4,463      5.83         61,138      3,645      5.96
  31,915      2,492      7.81         35,956      2,863      7.96         38,276      3,089      8.07
   2,679        164      6.12          3,282        162      4.94         10,164        556      5.47
--------    -------                 --------    -------                 --------    -------
 384,563     30,762      8.00%       373,908     29,001      7.76%       357,503     28,480      7.97%
   3,492                               3,997                               3,881
  25,797                              26,293                              23,797
--------                            --------                            --------
$406,868                            $396,204                            $377,419
========                            ========                            ========

$ 20,710        735      3.55%      $ 19,466        608      3.12%      $ 17,643        552      3.13%
  25,569        606      2.37         24,671        605      2.45         21,366        467      2.19
  73,171      1,846      2.52         67,920      1,618      2.38         64,113      1,654      2.58
 175,522      9,942      5.66        181,164      9,822      5.42        175,954      9,864      5.61
  32,302      1,931      5.98         22,710      1,293      5.69         23,936      1,409      5.89
   2,374        150      6.32          1,393         73      5.24            185         11      5.95
      37          2      7.50             40          3      7.50             43          3      7.50
--------    -------                 --------    -------                 --------    -------
 329,685     15,212      4.61%       317,364     14,022      4.42%       303,240     13,960      4.60%
  37,953                              36,757                              32,550
   3,402                               3,810                               3,213
  35,828                              38,273                              38,416
--------                            --------                            --------
$406,868                            $396,204                            $377,419
========    -------                 ========    -------                 ========    -------
            $15,550      3.39%                  $14,979      3.34%                  $14,520      3.37%
            =======                             =======                             =======
                         4.04%                               4.01%                               4.06%

            $   332                             $   215                             $   206
                847                                 974                               1,050
            -------                             -------                             -------
            $ 1,179                             $ 1,189                             $ 1,256
            =======                             =======                             =======

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

PROVISION FOR LOAN LOSSES:

The banking industry continued to face asset quality problems in 2002. For all FDIC-insured commercial banks, nonperforming assets rose $6.4 billion or 10.2 percent in 2002 after increasing $12.0 billion or 27.9 percent in 2001. As a percentage of total assets, nonperforming assets, rose to 0.94 percent at December 31, 2002, from 0.92 percent at the end of 2001. In addition, net charge-off levels increased 21.6 percent. As a result, banks increased their provision for loan losses $4.6 billion or 10.6 percent in 2002. For Pennsylvania banks, the ratio of nonperforming assets, as a percentage of total assets, increased to 0.64 percent in 2002 from 0.59 percent in 2001. For these banks, which recorded staggering loan charge-offs in 2001, net charge-offs declined $617.9 billion or 54.6 percent.

We evaluate the adequacy of the allowance for loan losses account on a quarterly basis utilizing our systematic analysis in accordance with procedural discipline. We take into consideration certain factors such as composition of the loan portfolio, volumes of nonperforming loans, volumes of net charge-offs, prevailing economic conditions and other relevant factors when determining the adequacy of the allowance for loan losses account. We make monthly provisions to the allowance for loan losses account in order to maintain the allowance at the appropriate level indicated by our evaluations. Based on our most recent evaluation at December 31, 2002, we believed that the allowance was adequate to absorb any known or potential losses in our portfolio.

The provision for loan losses equaled $1,100 in 2002, an increase of $380 compared to $720 in 2001. As previously mentioned, we were required by regulators to recognize an additional $500 to the allowance for loan losses account. The regulators arrived at this amount by applying the estimated average industry loss experience factors defined in the December 21, 1993, FFIEC Interagency Policy Statement. These factors differed from the factors we applied, which are based on our average actual historical loss experience for the latest eight quarters.

NONINTEREST INCOME:

The composite of all FDIC-insured banks experienced strong growth in noninterest income in 2002, while insured Pennsylvania banks realized a decline in noninterest income. For all FDIC-insured commercial banks, noninterest income increased $14.4 billion or 9.2 percent in 2002. On the contrary, noninterest income for Pennsylvania banks declined $244.7 million or 4.7 percent in 2002.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Our noninterest income totaled $4,145 in 2002 and $2,835 in 2001. Included in noninterest income in 2002 were gains on the sale of investment securities of $322. Adjusting for these gains, noninterest income improved $988 or 34.9 percent over the previous year. As a result of the strong housing market and favorable mortgage rates in 2002, activity in our secondary mortgage division flourished. We benefitted by recording gains on the sale of residential mortgages of $919 in 2002, an increase of $563 or 158.1 percent, compared to $356 in 2001. Service charges, fees and commissions rose $425 or 17.1 percent to $2,904 in 2002, compared to $2,479 in 2001.

Fee-based revenue growth is important to improving profitability, as it lessens reliance on traditional, spread-based income. Our ratio of noninterest income, not including gains on the sale of investments, as a percentage of average total assets, improved dramatically. This ratio rose to 0.80 percent in 2002, from
0.64 percent in 2001. The improvement in our ratio brings our noninterest income levels more in line with that of our peer group, which exhibited ratios of 0.93 percent in 2002 and 0.92 percent in 2001.

NONINTEREST EXPENSE:

For the most part, banks were able to keep costs contained in 2002. For all FDIC-insured commercial banks, noninterest expense rose by a modest 4.6 percent. In addition, the average efficiency ratios for these banks improved to 55.7 percent in 2002, from 57.7 percent in 2001, while noninterest expense, as a percentage of average earning assets, remained at 4.0 percent for the years ended December 31, 2002 and 2001. Insured Pennsylvania banks were also successful in containing costs. Noninterest expense, as a percentage of average earning assets, for these banks remained constant at 4.1 percent for 2002 and 2001.

In general, noninterest expense is categorized into three main groups including employee-related expenses, occupancy and equipment expenses and other expenses. Employee-related expenses are costs associated with providing salaries, including payroll taxes, and benefits to our employees. Occupancy and equipment expenses, the costs related to the maintenance of facilities and equipment, include depreciation, general maintenance and repairs, real estate taxes, rental expense offset by any rental income, and utility costs. Other expenses include general operating expenses such as advertising, contractual services, insurance, including FDIC assessment, other taxes and supplies. Several of these costs and expenses are variable while the remainder are fixed. We utilize budgets and other related strategies in an effort to control the variable expenses.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

For the year ended December 31, 2002, noninterest expense amounted to $13,530, an increase of $1,660 or 14.0 percent, from $11,870 for the same period of 2001. The majority of this increase occurred from a 20.0 percent change in employee-related costs. In 2002, net occupancy and equipment expense rose $173 or 10.3 percent and other expenses increased $358 or 7.9 percent. The increase in expenses negatively impacted our productivity measures. This was evidenced by a weakening in our operating efficiency and overhead ratios, two industry ratios that measure productivity. The operating efficiency ratio, noninterest expense divided by net interest income and noninterest income, weakened to 63.8 percent in 2002, from 63.4 percent in 2001. Similarly, our overhead ratio, defined as noninterest expense as a percentage of average total assets, weakened to 2.8 percent in 2002 from 2.7 percent in 2001. By contrast, our peer group's productivity improved. The efficiency ratio for this group improved to 63.5 percent in 2002 from 65.5 percent in 2001.

The major components of noninterest expense for the past five years are summarized as follows:

NONINTEREST EXPENSE

YEAR ENDED DECEMBER 31                             2002      2001      2000      1999      1998
-----------------------------------------------------------------------------------------------
Salaries and employee benefits expense:
Salaries and payroll taxes ..................   $ 5,623   $ 4,755   $ 4,419   $ 4,169   $ 3,767
Employee benefits ...........................     1,144       883       800       655       678
                                                -------   -------   -------   -------   -------
  Salaries and employee benefits expense ....     6,767     5,638     5,219     4,824     4,445
                                                -------   -------   -------   -------   -------

Net occupancy and equipment expense:
Net occupancy expense .......................       836       766       781       610       532
Equipment expense ...........................     1,017       914       911       735       761
                                                -------   -------   -------   -------   -------
  Net occupancy and equipment expense .......     1,853     1,680     1,692     1,345     1,293
                                                -------   -------   -------   -------   -------

Other expenses:
Marketing expense ...........................       482       381       365       322       401
Other taxes .................................       399       407       315       320       273
Stationery and supplies .....................       465       389       406       431       437
Contractual services ........................     1,494     1,320     1,183       916     1,006
Insurance, including FDIC assessment ........       187       169       164       124        93
Other .......................................     1,883     1,886     1,725     1,147     1,416
                                                -------   -------   -------   -------   -------
  Other expenses ............................     4,910     4,552     4,158     3,260     3,626
                                                -------   -------   -------   -------   -------
    Total noninterest expense ...............   $13,530   $11,870   $11,069   $ 9,429   $ 9,364
                                                =======   =======   =======   =======   =======

Salaries and employee benefits expense constitutes the majority of our noninterest expense. Total personnel costs rose $1,129 or 20.0 percent to $6,767 in 2002 from $5,638 in 2001. Salaries and payroll taxes increased $868, while employee benefits expense rose $261. Salaries and employee benefits expense increased as a result of staffing our two new community banking offices in 2002, as well as the addition of several corporate relationship officers and related staff. Higher health insurance premiums

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

and employer matching contributions to our newly established 401(k) primarily caused the increase in employee benefits expense. Discretionary annual contributions to the defined contribution plan increased $36 to $114 in 2002 from $78 in 2001. Matching contributions under the 401(k) feature of the plan totaled $111 in 2002.

Opening our new Carbondale and Scranton community banking offices in 2002 primarily caused the $173 or 10.3 percent increase in occupancy and equipment expense. Also contributing to the increase were the costs associated with the implementation of the MCIF and loan and deposit platform systems.

In January of 2003, we completed the relocation of our Clifford office into a new facility. This project had an aggregate cost of $680, which was funded through normal operations. Additionally, on September 12, 2002, we acquired land in Tannersville, Pennsylvania, for $695 to construct a branch facility. This project has an estimated aggregate cost of $1,630 and should be completed by the end of the third quarter of 2003. The Tannersville project will also be funded through normal operations.

In addition, we plan to enhance our information systems by implementing an enterprise-wide, document-imaging system, and installing InTouch(sm), a secure automated customer service line. We expect net occupancy and equipment expense to increase as a result of additional maintenance and depreciation related to the aforementioned projects.

For a discussion on recent SFASs and consensus positions of the Emerging Issues Task Force issued by the FASB related to net occupancy and equipment expense, refer to the note entitled, "Summary of significant accounting policies-Premises and equipment, net," in the Notes to Consolidated Financial Statements to this Annual Report.

Other expenses increased $358 or 7.9 percent to $4,910 in 2002 from $4,552 in 2001. Higher marketing-related costs, supply costs and contractual services factored into the rise in other expenses. The 26.5 percent increase in marketing costs and 19.5 percent rise in stationery and supplies occurred as a result of additional expenses associated with the opening of the offices and developing commercial business relationships. The increase in contractual services primarily resulted from an increase in costs associated with originating loans for sale in the secondary market. Heightened activity with regard to this area of business caused an increase in appraisal fees and credit report and search costs.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

We will attempt to minimize increases in our noninterest expenses in 2003 through close monitoring and employing various control techniques. However, the costs associated with opening the new offices and implementing planned technological improvements in 2003 may offset such actions.

Our deposits are insured by the FDIC and are subject to deposit insurance assessments to maintain the Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC places each insured bank into one of nine risk categories based on the bank's capitalization and supervisory evaluations provided to the FDIC by the bank's primary federal regulator. An insured bank's assessment rate is then determined by the risk category into which it is classified. Recently, the FDIC decided to retain the existing BIF assessment schedules of $0.00 per 100 dollars of deposits for banks classified in the highest capital and supervisory evaluation category and $0.27 per 100 dollars of deposits for banks classified in the lowest category. We were classified in the highest capital and supervisory evaluation category at December 31, 2002, and will be exempt from paying a BIF assessment for the first half of 2003.

There is a separate levy assessed on all FDIC-insured institutions to bear the cost of Finance Corporation ("FICO") funding. The FDIC established the annual FICO assessment rates effective for the fourth quarter of 2002 at $0.0170 and first quarter of 2003 at $0.0168 per 100 dollars of BIF- assessable deposits. Our FICO assessments were $72 and $71 for the years ended December 31, 2002 and 2001.

INCOME TAXES:

Despite higher earnings in 2002, our income tax expense decreased $43 to $1,383 for the year ended December 31, 2002, from $1,426 for the same period of 2001. Our effective tax rate improved from 23.3 percent in 2001 to 21.0 percent in 2002. A higher level of tax-exempt income was primarily responsible for the improvement. Tax-exempt interest revenue as a percentage of total interest revenue increased from 7.2 percent in 2001 to 8.8 percent in 2002. Our tax position remained favorable in comparison to our peer group, whose effective tax rate improved to 24.3 percent in 2002 from 26.5 percent in 2001. We expect income tax expense to remain constant in 2003 as higher levels of pretax income are offset through greater amounts of tax-exempt income. In addition to income on tax-exempt loans and investments, we utilize investment tax credits available through our investment in an elderly and low- to moderate-income residential housing program to mitigate our tax burden. By utilizing these credits, we reduced our income tax expense by $80 in 2002 and 2001. The aggregate amount of tax credits available from this project that will be recognized over ten years ending 2003 is $895.

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

COMM BANCORP, INC.
INDEPENDENT AUDITORS' REPORT

Board of Directors
 and Stockholders
Comm Bancorp, Inc.
Clarks Summit, Pennsylvania

We have audited the accompanying consolidated balance sheets of Comm Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Comm Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

February 4, 2003


/s/ Kronick Kalada Berdy & Co.
--------------------------------
KRONICK KALADA BERDY & CO., P.C.
Kingston, Pennsylvania

COMM BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31                                                            2002           2001           2000
--------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans:
  Taxable ..............................................................   $    22,811    $    24,393    $    23,562
  Tax-exempt ...........................................................           688            471            645
Interest and dividends on investment securities available-for-sale:
  Taxable ..............................................................         3,481          3,499          3,437
  Tax-exempt ...........................................................         1,885          1,762          1,645
  Dividends ............................................................            71            120            130
Interest on federal funds sold .........................................           348            767            164
                                                                           -----------    -----------    -----------
    Total interest income ..............................................        29,284         31,012         29,583
                                                                           -----------    -----------    -----------

INTEREST EXPENSE:
Interest on deposits ...................................................        12,216         15,130         15,060
Interest on short-term borrowings ......................................           150
Interest on long-term debt .............................................                            1              2
                                                                           -----------    -----------    -----------
    Total interest expense .............................................        12,216         15,131         15,212
                                                                           -----------    -----------    -----------
    Net interest income ................................................        17,068         15,881         14,371
Provision for loan losses ..............................................         1,100            720            420
                                                                           -----------    -----------    -----------
    Net interest income after provision for loan losses ................        15,968         15,161         13,951
                                                                           -----------    -----------    -----------

NONINTEREST INCOME:
Service charges, fees and commissions ..................................         2,904          2,479          2,065
Net gains on sale of loans .............................................           919            356             18
Net gains on sale of investment securities available-for-sale ..........           322                           374
                                                                           -----------    -----------    -----------
    Total noninterest income ...........................................         4,145          2,835          2,457
                                                                           -----------    -----------    -----------

NONINTEREST EXPENSE:
Salaries and employee benefits expense .................................         6,767          5,638          5,219
Net occupancy and equipment expense ....................................         1,853          1,680          1,692
Other expenses .........................................................         4,910          4,552          4,158
                                                                           -----------    -----------    -----------
    Total noninterest expense ..........................................        13,530         11,870         11,069
                                                                           -----------    -----------    -----------
Income before income taxes .............................................         6,583          6,126          5,339
Provision for income tax expense .......................................         1,383          1,426          1,139
                                                                           -----------    -----------    -----------
    Net income .........................................................         5,200          4,700          4,200
                                                                           -----------    -----------    -----------

OTHER COMPREHENSIVE INCOME:
Unrealized holding gains on investment securities available-for-sale ...         3,245            372          2,180
Reclassification adjustment for gains included in net income ...........          (322)                         (374)
Income tax expense related to other comprehensive income ...............           994            126            614
                                                                           -----------    -----------    -----------
    Other comprehensive income, net of income taxes ....................         1,929            246          1,192
                                                                           -----------    -----------    -----------
    Comprehensive income ...............................................   $     7,129    $     4,946    $     5,392
                                                                           ===========    ===========    ===========

PER SHARE DATA:
Net income .............................................................   $      2.65    $      2.37    $      2.11
Cash dividends declared ................................................   $      0.82    $      0.74    $      0.70
Average common shares outstanding ......................................     1,960,140      1,984,180      1,995,834

See Notes to Consolidated Financial Statements.

COMM BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

DECEMBER 31                                                                                    2002        2001
---------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks ................................................................   $ 10,883    $ 13,934
Federal funds sold .....................................................................     10,500
Investment securities available-for-sale ...............................................    124,203     120,357
Loans held for sale, net ...............................................................      3,916       1,885
Loans, net of unearned income ..........................................................    323,575     310,322
  Less: allowance for loan losses ......................................................      3,745       3,220
                                                                                           --------    --------
Net loans ..............................................................................    319,830     307,102
Premises and equipment, net ............................................................     11,861       9,702
Accrued interest receivable ............................................................      2,164       2,483
Other assets ...........................................................................      3,061       4,895
                                                                                           --------    --------
    Total assets .......................................................................   $486,418    $460,358
                                                                                           ========    ========

LIABILITIES:
Deposits:
  Noninterest-bearing ..................................................................   $ 49,820    $ 45,079
  Interest-bearing .....................................................................    387,393     371,126
                                                                                           --------    --------
    Total deposits .....................................................................    437,213     416,205
Accrued interest payable ...............................................................      1,358       1,879
Other liabilities ......................................................................      2,514       1,426
                                                                                           --------    --------
    Total liabilities ..................................................................    441,085     419,510
                                                                                           --------    --------

STOCKHOLDERS' EQUITY:
Common stock, par value $0.33, authorized 12,000,000 shares, issued and outstanding:
 2002, 1,944,769 shares; 2001, 1,976,541 shares ........................................        642         652
Capital surplus ........................................................................      6,484       6,396
Retained earnings ......................................................................     35,623      33,145
Accumulated other comprehensive income .................................................      2,584         655
                                                                                           --------    --------
    Total stockholders' equity .........................................................     45,333      40,848
                                                                                           --------    --------
    Total liabilities and stockholders' equity .........................................   $486,418    $460,358
                                                                                           ========    ========

See Notes to Consolidated Financial Statements.

COMM BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                  ACCUMULATED
                                                                                                        OTHER           TOTAL
                                                           COMMON       CAPITAL      RETAINED   COMPREHENSIVE    STOCKHOLDERS'
FOR THE THREE YEARS ENDED DECEMBER 31, 2002                 STOCK       SURPLUS      EARNINGS     INCOME(LOSS)         EQUITY
-----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999 ...........................   $    672      $  6,199      $ 29,387        $   (783)       $ 35,475
Net income ...........................................                                  4,200                           4,200
Dividends declared: $0.70 per share ..................                                 (1,395)                         (1,395)
Dividend reinvestment plan: 7,015 shares issued ......          2           217                                           219
Repurchase and retirement: 57,400 shares .............        (19)         (172)       (1,882)                         (2,073)
Net changes in other comprehensive income (loss) .....                                                  1,192           1,192
                                                         --------      --------      --------        --------        --------
BALANCE, DECEMBER 31, 2000 ...........................        655         6,244        30,310             409          37,618
Net income ...........................................                                  4,700                           4,700
Dividends declared: $0.74 per share ..................                                 (1,468)                         (1,468)
Dividend reinvestment plan: 7,371 shares issued ......          2           201                                           203
Repurchase and retirement: 16,229 shares .............         (5)          (49)         (397)                           (451)
Net changes in other comprehensive income (loss) .....                                                    246             246
                                                         --------      --------      --------        --------        --------
BALANCE, DECEMBER 31, 2001 ...........................        652         6,396        33,145             655          40,848
Net income ...........................................                                  5,200                           5,200
Dividends declared: $0.82 per share ..................                                 (1,603)                         (1,603)
Dividend reinvestment plan: 6,161 shares issued ......          2           201                                           203
Repurchase and retirement: 37,933 shares .............        (12)         (113)       (1,119)                         (1,244)
Net changes in other comprehensive income (loss) .....                                                  1,929           1,929
                                                         --------      --------      --------        --------        --------
BALANCE, DECEMBER 31, 2002 ...........................   $    642      $  6,484      $ 35,623        $  2,584        $ 45,333
                                                         ========      ========      ========        ========        ========

See Notes to Consolidated Financial Statements.

COMM BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31                                                         2002        2001        2000
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .............................................................   $  5,200    $  4,700    $  4,200
Adjustments:
  Provision for loan losses ............................................      1,100         720         420
  Depreciation, amortization and accretion .............................      2,292       2,079       1,788
  Amortization of loan fees ............................................       (138)       (117)       (101)
  Deferred income tax expense (benefit) ................................        (41)        157         393
  Gains on sale of investment securities available-for-sale ............       (322)                   (374)
  Losses (gains) on foreclosed assets ..................................       (174)         61         125
  Losses on disposition of equipment ...................................                      4          24
  Changes in:
    Loans held for sale, net ...........................................     (2,031)     (1,823)        (62)
    Accrued interest receivable ........................................        319        (469)        152
    Other assets .......................................................       (199)        (93)        329
    Accrued interest payable ...........................................       (521)       (135)         38
    Other liabilities ..................................................         88         (43)       (421)
                                                                           --------    --------    --------
      Net cash provided by operating activities ........................      5,573       5,041       6,511
                                                                           --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of investment securities available-for-sale .........     15,064                  16,734
Proceeds from repayments of investment securities available-for-sale ...     34,499      25,173      21,758
Purchases of investment securities available-for-sale ..................    (51,224)    (74,647)     (2,395)
Proceeds from sale of foreclosed assets ................................      2,272         976         399
Net increase in lending activities .....................................    (14,010)    (14,924)    (23,069)
Purchases of premises and equipment ....................................     (3,121)       (854)     (1,027)
                                                                           --------    --------    --------
      Net cash provided by (used in) investing activities ..............    (16,520)    (64,276)     12,400
                                                                           --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net changes in:
  Money market, NOW, savings and noninterest-bearing accounts ..........     30,404      30,592       4,722
  Time deposits ........................................................     (9,396)      6,892      11,516
  Short-term borrowings ................................................                             (5,500)
Payments on long-term debt .............................................                    (36)         (3)
Proceeds from the issuance of common shares ............................        203         203         219
Repurchase and retirement of common shares .............................     (1,244)       (451)     (2,073)
Cash dividends paid ....................................................     (1,571)     (1,450)     (1,364)
                                                                           --------    --------    --------
      Net cash provided by financing activities ........................     18,396      35,750       7,517
                                                                           --------    --------    --------
      Net increase (decrease) in cash and cash equivalents .............      7,449     (23,485)     26,428
      Cash and cash equivalents at beginning of year ...................     13,934      37,419      10,991
                                                                           --------    --------    --------
      Cash and cash equivalents at end of year .........................   $ 21,383    $ 13,934    $ 37,419
                                                                           ========    ========    ========

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
  Interest .............................................................   $ 12,737    $ 15,266    $ 15,174
  Income taxes .........................................................      1,348       1,193         952
Noncash items:
  Transfers of loans to foreclosed assets ..............................        320       1,464       1,556
  Unrealized gains on investment securities available-for-sale, net ....   $ (1,929)   $   (246)   $ (1,192)

See Notes to Consolidated Financial Statements.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF OPERATIONS:

Comm Bancorp, Inc., a bank holding company incorporated under the laws of Pennsylvania, provides a full range of financial services through its wholly-owned subsidiaries: Community Bank and Trust Company ("Community Bank"), including its subsidiaries, Community Leasing Corporation and Comm Financial Services Corporation; and Comm Realty Corporation (collectively, the "Company"). The Company services its individual and commercial customers through sixteen full-service branches located within the Lackawanna, Susquehanna, Wayne and Wyoming counties of Northeastern Pennsylvania.

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

SEGMENT DISCLOSURE:

Public companies are required by GAAP to report information about operating segments in annual financial statements and to report selected information about operating segments in interim financial reports issued to stockholders. GAAP permits the aggregation of two or more operating segments into a single segment if the segments have similar: (i) economic characteristics; (ii) products and services; (iii) operating processes; (iv) customer bases; (v) delivery systems; and (vi) regulatory oversight. The Company's sixteen branch banking offices, all similar with respect to these characteristics, have exhibited similar long-term financial performance. Therefore, they were aggregated into a single operating segment.

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

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Management maintains the allowance for loan losses at a level it believes adequate to absorb probable credit losses related to specifically identified loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of the balance sheet date. The balance in the allowance for loan losses account is based on past events and current economic conditions. The Company employs the Federal Financial Institutions Examination Council Interagency Policy Statement on the Allowance for Loan Losses as the primary analytical guidance in assessing the adequacy of the allowance account. This Statement requires adherence to GAAP for determining the adequacy of the allowance for loan losses account for both financial and regulatory reporting purposes. Under GAAP, the adequacy of the allowance account is determined based on the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," for loans specifically identified to be individually evaluated for impairment, and the requirements of SFAS No. 5, "Accounting for Contingencies," for large groups of smaller-balance homogeneous loans to be collectively evaluated for impairment.

The allowance for loan losses account consists of an allocated element and an unallocated element. The allocated element consists of a specific portion for the impairment of loans individually evaluated under SFAS No. 114, and a formula portion for the impairment of those loans collectively evaluated under SFAS No. 5.

Identified loans individually evaluated for impairment under SFAS No. 114 include: (i) loans to borrowers having an aggregate exposure of $500 or more;
(ii) loans that are past due 30 days or more; and (iii) any loans internally classified as substandard, doubtful, loss, special mention or watch. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. All amounts due according to the contractual terms means that both the contractual interest payments and the contractual principal payments of a loan will be collected as scheduled in the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Loans considered impaired under SFAS No. 114 are measured for impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. If the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral, if the loan is collateral dependent, is less than the recorded investment in the loan, including accrued interest and net deferred loan fees, the Company will recognize the impairment by adjusting the allowance for loan losses account through charges to earnings as a provision for loan losses. For identified loans considered not impaired, management determines if these loans share similar risk with those grouped and collectively evaluated for impairment under SFAS No. 5.

Large groups of smaller-balance homogeneous loans and those identified loans considered not impaired having similar characteristics as these groups are segregated into major pools and are collectively evaluated, on a pool-by-pool basis, for impairment under SFAS No. 5. Impairment for each of the major loan pools is determined by applying a total loss factor to the current balance outstanding for each individual pool. The total loss factor is comprised of a historical loss factor using the loss migration method plus a qualitative factor, which adjusts the historical loss factor for changes in trends, conditions and other relevant factors that may affect repayment of the loans in these pools as of the evaluation date. Loss migration involves determining the percentage of each pool that is expected to ultimately result in loss based on historical loss experience. The historical loss factor is based on the ratio of net loans charged-off to loans, net of unearned income. These historical loss percentages are updated quarterly and are based on the average actual amount of loans in each pool that resulted in loss over the past eight quarters. Management adjusts these historical loss factors by a qualitative factor that represents a number of environmental risks that may cause estimated credit losses associated with the current portfolio to differ from historical loss experience. These environmental risks include: (i) changes in lending policies and procedures including underwriting standards and collection, charge-off and recovery policies; (ii) changes in the composition and volume of the portfolio;
(iii) changes in national, local and industry conditions; (iv) changes in the volume of classified loans, including past due, nonaccrual, troubled debt restructuring and other loan modifications; (v) changes in the levels of, and trends in, charge-offs and recoveries; (vi) the existence and effect of any concentrations of credit and changes

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

in the level of such concentrations; (vii) changes in the experience, ability, and depth of lending management and other relevant staff; (viii) changes in the quality of the loan review system and the degree of oversight by the board of directors; and (ix) the effect of external factors such as competition and legal and regulatory requirements.

Loans identified to be collectively evaluated for impairment are separated into three major pools in order to determine applicable loss factors. These pools include: (i) identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of substandard, special mention or watch; (ii) identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of superior, satisfactory, or marginal; and (iii) identified loans to be collectively evaluated for impairment and not having an internal loan grading classification. Specifically, management applies loss factors to identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of substandard, special mention or watch based on actual historical loss experience over the latest eight quarters, adjusted for current environmental risks, for the Company's portfolio of loans having these loan grading classifications. Loss factors applied to identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of superior, satisfactory or marginal are based on actual historical loss experience and current environmental factors for the Company's portfolio of loans having these loan grading classifications. Loans collectively evaluated under SFAS No. 5 and not internally classified are applied a loss factor based on the actual historical loss experience and current environmental conditions for the overall loan portfolio. The loss factors for these pools are further defined for the major classifications of loans including: (i) commercial, financial and others; (ii) real estate- construction;
(iii) real estate-mortgage; (iv) consumer; and (v) lease financing.

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

Intangible assets include goodwill that resulted from the acquisition of The First National Bank of Nicholson and a core deposit intangible that resulted from the assumption of deposit liabilities in the acquisition of two branches. These assets are periodically evaluated for impairment with a charge to earnings recorded in the current period or a change in the amortization period if future benefits are not fully derived from these assets.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

INVESTMENT SECURITIES:

Investment securities are classified and accounted for as either held-to-maturity, available-for-sale or trading based on management's intent at the time of acquisition. Management is required to reassess the appropriateness of the classifications at each reporting date. The Company does not buy or hold securities principally for the purpose of selling them in the near term in order to generate profits from market appreciation. Accordingly, there were no investment securities classified as trading at December 31, 2002 and 2001.

The Company classifies debt securities as held-to-maturity when management has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premium and accretion of discount. The Company did not have any investment securities classified as held-to-maturity at December 31, 2002 and 2001.

Investment securities are designated as available-for-sale when they are to be held for indefinite periods of time for the purpose of implementing management's asset/liability strategies. The Company may also sell these securities in response to changes in interest rates, prepayment risk, liquidity requirements or other circumstances identified by management.

Available-for-sale securities are carried at estimated fair value with unrealized gains and losses and their related income tax effect included in other comprehensive income, which is reported as a separate component of stockholders' equity, except for restricted equity investment securities of the Federal Home Loan Bank of Pittsburgh ("FHLB-Pgh") and the Federal Reserve Bank of Philadelphia ("FRB") which are carried at cost. Estimated fair values for investment securities are based on quoted market prices from a national electronic pricing service. Except for restricted equity investment securities, all of the Company's investments trade actively in a liquid market.

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

Transfers of securities between categories are recorded at fair value at the date of the transfer. The accounting for the resulting unrealized gains or losses is determined by the category into which the security is transferred. There were no transfers of securities between categories during the years ended December 31, 2002 and 2001.

On January 1, 2001, the Company adopted SFAS Nos. 133 and 138. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, collectively referred to as derivatives, and for hedging activities. An entity is required to recognize all derivatives as either assets or liabilities in the consolidated balance sheets and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. If certain conditions are met, a derivative may be specifically designated as: (i) a hedge of certain exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment; (ii) a hedge of the exposure to variable cash flows of a forecasted transaction; or (iii) a hedge of foreign currency exposures. SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," amended SFAS No. 133 by addressing a limited number of issues causing implementation difficulties for a large number of entities. The adoption of these Statements did not have a material effect on operating results or financial position, as the Company has no instruments that qualify as derivatives or hedges.

LOANS HELD FOR SALE, NET:

Loans held for sale consist of one-to-four family residential mortgages originated and intended for sale in the secondary market. The loans are carried in aggregate at the lower of cost or estimated market value, based upon current delivery prices in the secondary mortgage market. Net unrealized losses are recognized through a valuation allowance by corresponding charges to income. Gains or losses on the sale of these loans are recognized in noninterest income at the time of sale using the specific

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

identification method. Loan origination fees, net of certain direct loan origination costs, are included in net gains or losses upon the sale of the related mortgage loan. All loans are sold without recourse. The aggregate cost of these loans was lower than their estimated market value at December 31, 2002 and 2001, accordingly, no valuation allowance was deemed necessary.

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

On January 1, 2002, the Company adopted the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants' ("AICPA") Statement of Position ("SOP") 01-6, "Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others." SOP 01-6 eliminates differences in accounting and disclosure requirements established by the respective AICPA Audit and Accounting Guides, "Banks and Savings Institutions," "Audits of Credit Unions," and "Audits of Finance Companies," where such differences are not warranted. In addition, SOP 01-6 carries forward accounting guidance for transactions unique to certain financial entities. SOP 01-6 applies to all banks, savings institutions, credit unions and other entities subject to the aforementioned AICPA Audit and Accounting Guides. The adoption of SOP 01-6 did not have a material effect on the operating results or financial position of the Company.

NONPERFORMING ASSETS:

Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans include nonaccrual loans, restructured loans and accruing loans past due 90 days or more. Generally, a loan is classified as

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

nonaccrual when it is determined that the collection of all or a portion of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual, interest accruals discontinue and uncollected accrued interest is reversed against income in the current period. Interest collections after a loan has been placed on nonaccrual status are credited to a suspense account until either the loan is returned to performing status or charged-off. The interest accumulated in the suspense account is credited to income if the nonaccrual loan is returned to performing status. However, if the nonaccrual loan is charged-off, the accumulated interest is applied as a reduction to principal at the time the loan is charged-off. A nonaccrual loan is returned to performing status when the loan is current as to principal and interest and has performed according to the contractual terms for a minimum of six months.

Restructured loans are loans with original terms, interest rate, or both, that have been modified as a result of a deterioration in the borrower's financial condition. Interest income on restructured loans is recognized when earned, using the interest method. There were no restructured loans outstanding at December 31, 2002 and 2001.

The Company recognizes interest income on impaired loans based on its policy for nonaccrual, restructured or accruing loans depending on the status of the impaired loan.

Foreclosed assets are comprised of properties acquired through foreclosure proceedings or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosures. The Company includes such properties in other assets. A loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets are recorded at the lower of the related loan balance or 80.0 percent of its fair market value for residential properties or 75.0 percent of its fair market value for commercial properties at the time of acquisition. Any excess of the loan balance over the recorded value is charged to the allowance for loan losses. Subsequent declines in the recorded values of the properties prior to their disposal and costs to maintain the assets are included in other expenses. No allowance for losses has been established subsequent to the acquisition of foreclosed assets during the three years ended December 31, 2002. Any gain or loss realized upon disposal of foreclosed assets is included in noninterest income or noninterest expense. The historical average holding period for such properties is less than twelve months.

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

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under home equity and credit card arrangements, and commercial letters of credit. These financial instruments are recorded in the financial statements when they are exercised. Fees on commercial letters of credit and on unused, available lines of credit are recorded as service charges, fees and commissions and are included in noninterest income when earned.

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

Premises ........................................................    15-45 years
Equipment .......................................................     3-10 years
Leasehold improvements ..........................................       15 years

On July 1, 2000, the Company adopted the Financial Accounting Standards Board's ("FASB") Emerging Issues Task Force ("EITF") Issue No. 00-2, "Accounting for Web Site Development Costs," which provides accounting guidance for certain web site development costs. The costs addressed in Issue No. 00-2 include those related to the planning stage, web site application and infrastructure development stage, graphics development, content development and operating stage. During 2000, the Company capitalized costs of $71 incurred for the development of its web site. During 2001, the web site became fully operational. According to this EITF, any costs incurred during the operating stage should be expensed as incurred. Costs related to the operation of the web site, included in other expenses, totaled $32 in 2002 and $28 in 2001. No costs were incurred in 2000 related to the operation of the web site.

On August 16, 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 amends SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Companies." SFAS No. 143 applies to all entities and addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to the legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and normal operations of a long- lived asset, except for certain obligations of lessees. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of this Statement on January 1, 2003, is not expected to have a material effect on the operating results or financial position of the Company.

MORTGAGE SERVICING RIGHTS:

Mortgage servicing rights are recognized as a separate asset when servicing rights are acquired through sales of loan originations. The Company determines a mortgage servicing right by allocating the total costs incurred between the loan sold and the servicing right, based on their

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

relative fair values at the date of the sale. Mortgage servicing rights are included in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans. In addition, mortgage servicing rights are evaluated for impairment at each reporting date based on the fair value of those rights. To determine the fair value, the Company estimates the present value of future cash flows incorporating assumptions such as cost of servicing, discount rates, prepayment speeds and default rates. For purposes of measuring impairment, the rights are stratified by loan type, term and interest rate. The amount of impairment recognized, through a valuation allowance, is the amount by which the mortgage servicing rights for a stratum exceed their fair value.

BUSINESS COMBINATIONS, INTANGIBLE ASSETS AND DISPOSAL ACTIVITIES:

On July 1, 2001, the Company adopted SFAS No. 141, "Business Combinations," which superseded Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." Previously, under APB No. 16, business combinations were accounted for using one of two methods, the pooling-of-interests method or the purchase method. SFAS No. 141 eliminated the pooling-of-interests method and required that the purchase method be used for all business combinations initiated after June 30, 2001. The adoption of this Statement did not have a material effect on the operating results or financial position of the Company.

On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142, which superseded APB Opinion No. 17, "Intangible Assets," changed the accounting for goodwill, including goodwill recorded from past business combinations, from an amortization method to an impairment only approach. The Company includes goodwill in other assets and prior to the adoption of SFAS No. 142, amortized goodwill on a straight-line basis over 15 years. Upon adoption of this Statement, amortization of goodwill ceased and is now tested for impairment annually or when circumstances arise indicating impairment has occurred. Any impairment losses arising from such testing are reported in the income statement as a separate line item within operations, except for such losses included in the calculation of a gain or loss from discontinued operations. The adoption of SFAS No. 142 affected the results of operations by eliminating the annual amortization expense on goodwill of $218. During 2002, there were no impairment losses recognized upon the initial application of this Statement or as a result of periodic impairment testing.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets." This Statement replaced SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of business. This Statement also amended Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 established a single accounting model for long-lived assets to be disposed of by sale and resolved significant implementation issues related to SFAS No. 121. The adoption of this Statement did not have a material effect on the operating results or financial position of the Company.

On July 30, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. The adoption of the provisions of this Statement on January 1, 2003, is not expected to have a material effect on the operating results or financial position of the Company.

On October 1, 2002, the Company adopted SFAS No. 147, "Acquisitions of Certain Financial Institutions." This Statement provides guidance on the accounting for the acquisition of a financial institution. Except for acquisitions between two or more mutual enterprises, SFAS No. 147 removes acquisitions of financial institutions from the scope of SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions" and FASB Interpretation No. 9, "Applying APB Opinion No. 16 and 17 When a Savings and Loan Association or a Similar Institution is Acquired in a Business Combination Accounted for by the Purchase Method," and requires that those transactions be accounted for in accordance with SFAS Nos. 141 and 142. In addition, this Statement amends SFAS No. 144 to include in its scope long-term customer relationship intangible assets of financial institutions. The adoption of SFAS No. 147 did not have a material effect on the operating results or financial position of the Company.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

The core deposit intangible that resulted from branch acquisitions is included in other assets and amortized on a straight-line basis over eight years. Management, on a periodic basis, reviews the core deposit intangible and evaluates events or changes in circumstances that may indicate impairment in the carrying amount of this asset. Impairment, if any, is measured based on the amount by which the carrying amount of this intangible asset exceeds its fair value. As of December 31, 2002, there were no events or changes in circumstances that would lead management to believe that the carrying amount of this asset may not be recoverable.

TRUST ASSETS:

Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets since they are not the Company's assets. Trust income is recorded on a cash basis, which is not materially different than if reported on an accrual basis, and is included in noninterest income. Revenue from trust services did not meet any of the quantitative thresholds for required segment disclosure under SFAS No. 131.

EXTINGUISHMENT OF DEBT:

On April 30, 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This Statement also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers." Furthermore, SFAS No. 145 amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale- leaseback transactions and the required accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions related to the rescission of SFAS No. 4 are effective for fiscal years beginning after May 15, 2002, and the provisions related to the amendment of SFAS No. 13 are effective for transactions occurring after May 15, 2002. The adoption of the provisions of SFAS No. 145 did not, and are not expected to, have a material effect on the operating results or financial position of the Company.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

STATEMENTS OF CASH FLOWS:

The Consolidated Statements of Cash Flows are presented using the indirect method. For the purpose of cash flow, cash and cash equivalents include cash on hand, cash items in the process of collection, noninterest-bearing deposits with other banks, balances with the FRB and FHLB-Pgh and federal funds sold. Federal funds sold are highly-liquid investments sold for one-day periods.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial. Accordingly, such assets and liabilities are excluded from disclosure requirements. For example, no benefit is recorded for the value of low-cost funding subsequently discussed. In addition, Community Bank's Trust Division contributes fee income annually. Trust assets and liabilities are not considered financial instruments for this disclosure, and their values have not been incorporated into the fair value estimates. Other significant items that are not considered financial instruments include deferred tax assets, premises and equipment, foreclosed assets and intangible assets. Accordingly, the net aggregate fair value amounts presented do not represent the underlying value of the Company.

The Company's assets that were considered financial instruments approximated
96.9 percent and 96.8 percent of total assets at December 31, 2002 and 2001, respectively. Liabilities that were considered financial instruments approximated 99.4 percent and 99.7 percent of total liabilities at December 31, 2002 and 2001, respectively. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets. In many cases, these values cannot be realized in immediate settlement of the instrument.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

The following methods and assumptions were used by the Company to construct the summary table in Note 10 containing the fair values and related carrying amounts of financial instruments:

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

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

COMMITMENTS: The majority of commitments to extend credit, unused portions of home equity and credit card lines and letters of credit carry current market interest rates if converted to loans. Because such commitments are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. None of the commitments are subject to undue credit risk. The estimated fair value approximates the recorded deferred fee amounts and is included in net loans.

COMPREHENSIVE INCOME:

The components of comprehensive income and their related tax effects are reported in the Consolidated Statements of Income and Comprehensive Income. The accumulated other comprehensive income included in the Consolidated Statements of Changes in Stockholders' Equity relates entirely to the net unrealized gains and losses on available-for-sale securities.

ADVERTISING COSTS:

Advertising costs are expensed as incurred and totaled $411 in 2002, $332 in 2001 and $328 in 2000.

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

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

EARNINGS PER COMMON SHARE:

The Company had no dilutive potential common shares outstanding during the three-year period ended December 31, 2002, therefore, the per share data presented on the face of the Consolidated Statements of Income and Comprehensive Income relates to basic per share amounts.

2.    CASH AND DUE FROM BANKS:

The Federal Reserve Act, as amended, imposes reserve requirements on all member depository institutions. The Company's required reserve balances, which were satisfied through the restriction of vault cash, were $3,214 and $1,432 at December 31, 2002 and 2001, respectively. These reserve requirements averaged $1,988 in 2002 and $1,000 in 2001.

Community Bank maintains compensating balances with the FRB and various other correspondent banks, most of which are not required, to offset specific charges for check clearing and other services. Balances maintained for this purpose were $5,198 and $9,092 at December 31, 2002 and 2001, respectively. Compensating balances with correspondent banks averaged $5,716 in 2002 and $5,169 in 2001.

3.    INVESTMENT SECURITIES:

All investment securities were classified as available-for-sale for the years ended December 31, 2002 and 2001. The amortized cost and fair value of available-for-sale securities at December 31, 2002 and 2001, are summarized as follows:

                                 AMORTIZED   UNREALIZED   UNREALIZED        FAIR
DECEMBER 31, 2002                     COST        GAINS       LOSSES       VALUE
--------------------------------------------------------------------------------
U.S. Government agencies .......  $ 10,263       $   87                 $ 10,350
State and municipals ...........    32,508        2,495                   35,003
Mortgage-backed securities .....    76,330        1,349         $100      77,579
Equity securities ..............     1,187           84                    1,271
                                  --------       ------         ----    --------
  Total ........................  $120,288       $4,015         $100    $124,203
                                  ========       ======         ====    ========

                                 AMORTIZED   UNREALIZED   UNREALIZED        FAIR
DECEMBER 31, 2001                     COST        GAINS       LOSSES       VALUE
--------------------------------------------------------------------------------
U.S. Government agencies .......  $  1,007       $   60                 $  1,067
State and municipals ...........    41,476          647         $333      41,790
Mortgage-backed securities .....    75,011          900          353      75,558
Equity securities ..............     1,871           71                    1,942
                                  --------       ------         ----    --------
  Total ........................  $119,365       $1,678         $686    $120,357
                                  ========       ======         ====    ========

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3.    INVESTMENT SECURITIES (CONTINUED):

Proceeds from the sales of available-for-sale securities amounted to $15,064 in 2002 and $16,734 in 2000. There were no sales of investment securities in 2001. Gross gains of $322 and $383 were realized on the sale of securities in 2002 and 2000, respectively. There were no gross losses realized on the sale of securities in 2002. Gross losses of $9 were realized on the sale of securities in 2000. The income tax provision applicable to net realized gains amounted to $109 in 2002 and $127 in 2000.

Net unrealized holding gains and losses on available-for-sale securities are included as a separate component in stockholders' equity. The Company had net unrealized holding gains of $2,584, net of deferred income taxes of $1,331 at December 31, 2002, and $655, net of deferred income taxes of $337 at December 31, 2001.

Investment securities with an amortized cost of $37,424 at December 31, 2002, and $44,792 at December 31, 2001, were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. The fair value of these securities was $38,416 at December 31, 2002, and $45,458 at December 31, 2001.

The maturity distribution of the amortized cost, fair value and weighted-average tax-equivalent yield of the available-for-sale portfolio at December 31, 2002, is summarized in the table that follows. The weighted- average yield based on amortized cost has been computed for state and municipals on a tax-equivalent basis using the statutory tax rate of 34.0 percent. The distributions are based on contractual maturity with the exception of mortgage-backed securities, including collateralized mortgage obligations ("CMOs"), and equity securities. Mortgage-backed securities and CMOs have been presented based upon estimated cash flows, assuming no change in the current interest rate environment. Equity securities, which primarily consist of stock of the FHLB-Pgh and FRB, with no stated contractual maturities are included in the "After ten years" maturity distribution. Expected maturities may differ from contracted maturities, or estimated maturities for mortgage-backed securities and CMOs, because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3.    INVESTMENT SECURITIES (CONTINUED):

                                                     AFTER ONE           AFTER FIVE
                                    WITHIN           BUT WITHIN          BUT WITHIN            AFTER
                                   ONE YEAR          FIVE YEARS          TEN YEARS           TEN YEARS             TOTAL
                              -----------------------------------------------------------------------------------------------
DECEMBER 31, 2002              AMOUNT    YIELD     AMOUNT    YIELD    AMOUNT    YIELD     AMOUNT    YIELD     AMOUNT    YIELD
-----------------------------------------------------------------------------------------------------------------------------
Amortized cost:
U.S. Government agencies ...                      $10,263    2.13%                                           $ 10,263   2.13%
State and municipals .......  $ 1,095    4.61%        505    4.49     $7,177    7.92%    $23,731    7.23%      32,508   7.25
Mortgage-backed securities .   42,112    4.68      34,183    4.82         35    6.76                           76,330   4.74
Equity securities ..........                                                               1,187    6.02        1,187   6.02
                              -------             -------             ------             -------             --------
  Total ....................  $43,207    4.68%    $44,951    4.20%    $7,212    7.91%    $24,918    7.17%    $120,288   5.21%
                              =======             =======                                =======             ========

Fair value:
U.S. Government agencies ...                      $10,350                                                    $ 10,350
State and municipals .......  $ 1,103                 518             $7,878             $25,504               35,003
Mortgage-backed securities .   42,515              35,027                 37                                   77,579
Equity securities ..........                                                               1,271                1,271
                              -------             -------             ------             -------             --------
  Total ....................  $43,618             $45,895             $7,915             $26,775             $124,203
                              =======             =======             ======             =======             ========

Except for U.S. Government agencies, including mortgage-backed securities, there were no securities of any individual issuer that exceeded 10.0 percent of stockholders' equity at December 31, 2002 and 2001. All securities are considered "investment grade," receiving a rating of "Baa" or higher from Moody's or "BBB" or higher from Standard and Poor's rating services at December 31, 2002.

4.    LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES:

The major classifications of loans outstanding, net of unearned interest of $2,685 and $3,055 and loan fees of $445 and $447 at December 31, 2002 and 2001, respectively, are summarized as follows:

DECEMBER 31                                                 2002            2001
--------------------------------------------------------------------------------
Commercial, financial and others ....................   $ 90,747        $ 71,512
Real estate:
  Construction ......................................      5,398           5,285
  Mortgage ..........................................    193,012         195,915
Consumer, net .......................................     32,631          36,346
Lease financing, net ................................      1,787           1,264
                                                        --------        --------
    Total ...........................................   $323,575        $310,322
                                                        ========        ========

Fixed-rate loans totaled $178,584 and $212,701, while loans with adjustable interest rates were $144,991 and $97,621, respectively, at December 31, 2002 and 2001.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4.    LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED):

The maturity distribution of the loan portfolio by major classification at December 31, 2002, is summarized as follows:

                                                  AFTER ONE
                                       WITHIN     BUT WITHIN     AFTER
DECEMBER 31, 2002                     ONE YEAR    FIVE YEARS   FIVE YEARS      TOTAL
-------------------------------------------------------------------------------------
Maturity schedule:
Commercial, financial and others ...  $ 34,542     $ 15,508     $ 40,697     $ 90,747
Real estate:
  Construction .....................     5,398        5,398
  Mortgage .........................    18,090       49,683      125,239      193,012
Consumer, net ......................    11,928       17,398        3,305       32,631
Lease financing, net ...............       656        1,131        1,787
                                      --------     --------     --------     --------
    Total ..........................  $ 70,614     $ 83,720     $169,241     $323,575
                                      ========     ========     ========     ========

Loans outstanding to directors, executive officers, principal stockholders or to their affiliates totaled $6,107 at December 31, 2002, and $2,553 at December 31, 2001. Advances and repayments during 2002 totaled $4,740 and $1,186, respectively. These loans are made during the ordinary course of business at normal credit terms. There were no related party loans that were classified as nonaccrual, past due, restructured or considered a potential credit risk at December 31, 2002 and 2001.

At December 31, 2002, the majority of the Company's loans were at least partially secured by real estate in Lackawanna, Susquehanna, Wayne and Wyoming counties of Northeastern Pennsylvania. Therefore, a primary concentration of credit risk is directly related to the real estate market in Northeastern Pennsylvania. Changes in the general economy, local economy or in the real estate market could affect the ultimate collectibility of this portion of the loan portfolio. Management does not believe there are any other significant concentrations of credit risk that could affect the loan portfolio.

The analysis of changes affecting the allowance for loan losses account for each of the three years ended December 31, 2002, 2001 and 2000, is summarized as follows:

                                                   2002        2001        2000
-------------------------------------------------------------------------------
Balance, January 1 ..........................   $ 3,220     $ 3,285     $ 3,799
Provision for loan losses ...................     1,100         720         420
Loans charged-off ...........................      (709)       (916)     (1,029)
Loans recovered .............................       134         131          95
                                                -------     -------     -------
Balance, December 31 ........................   $ 3,745     $ 3,220     $ 3,285
                                                =======     =======     =======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4.    LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED):

Information concerning nonperforming assets at December 31, 2002 and 2001, is summarized as follows:

DECEMBER 31                                                      2002       2001
--------------------------------------------------------------------------------
Nonaccrual loans:
Commercial, financial and others ...........................   $  541     $  113
Real estate:
  Construction .............................................
  Mortgage .................................................    1,213      1,045
Consumer, net ..............................................      238        190
Lease financing, net .......................................
                                                               ------     ------
    Total nonaccrual loans .................................    1,992      1,348
                                                               ------     ------

Accruing loans past due 90 days or more:
Commercial, financial and others ...........................       97        107
Real estate:
  Construction .............................................
  Mortgage .................................................      281        372
Consumer, net ..............................................      132        225
Lease financing, net .......................................
                                                               ------     ------
    Total accruing loans past due 90 days or more ..........      510        704
                                                               ------     ------
    Total nonperforming loans ..............................    2,502      2,052
Foreclosed assets ..........................................       40      1,818
                                                               ------     ------
    Total nonperforming assets .............................   $2,542     $3,870
                                                               ======     ======

Information relating to the recorded investment in impaired loans at December 31, 2002 and 2001, is summarized as follows:

DECEMBER 31                                                      2002       2001
--------------------------------------------------------------------------------
Impaired loans:
With a related allowance ...................................   $2,500     $  910
With no related allowance ..................................    1,158      1,035
                                                               ------     ------
  Total ....................................................   $3,658     $1,945
                                                               ======     ======

The analysis of changes affecting the allowance for loan losses related to impaired loans for each of the three years ended December 31, 2002, 2001 and 2000, is summarized as follows:

                                                         2002     2001     2000
-------------------------------------------------------------------------------
Balance, January 1 ..................................   $ 403    $ 405    $ 613
Provision for loan losses ...........................     944      483      116
Loans charged-off ...................................    (477)    (498)    (324)
Loans recovered .....................................       7       13
                                                        -----    -----    -----
Balance, December 31 ................................   $ 877    $ 403    $ 405
                                                        =====    =====    =====

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4.    LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED):

Interest income on impaired loans that would have been recognized had the loans been current and the terms of the loans not been modified, the aggregate amount of interest income recognized and the amount recognized using the cash-basis method, and the average recorded investment in impaired loans for each of the three years ended December 31, 2002, 2001 and 2000, are summarized as follows:

YEAR ENDED DECEMBER 31                                                2002      2001       2000
-----------------------------------------------------------------------------------------------
Gross interest due under terms ................................    $   201   $   194    $   293
Interest income recognized ....................................        176       276        104
                                                                   -------   -------    -------
Interest income not recognized (recognized in excess of due) ..    $    25   $   (82)   $   189
                                                                   =======   =======    =======

Interest income recognized (cash-basis) .......................    $   176   $   276    $   104

Average recorded investment in impaired loans .................    $ 2,831   $ 2,476    $ 2,473

Cash received on impaired loans applied as a reduction of principal totaled $493 in 2002, $349 in 2001 and $264 in 2000. There were no commitments to extend additional funds to customers with impaired loans at December 31, 2002 and 2001.

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

The contractual amounts of off-balance sheet commitments at December 31, 2002 and 2001, are summarized as follows:

DECEMBER 31                                                      2002       2001
--------------------------------------------------------------------------------
Commitments to extend credit ...............................  $48,478    $28,726
Unused portions of home equity and credit card lines .......    6,892      5,464
Commercial letters of credit ...............................      986      1,007
                                                              -------    -------
  Total ....................................................  $56,356    $35,197
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

To reduce credit risk related to the use of off-balance sheet credit- related financial instruments, the Company might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Company's credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment and real estate. Allowance for credit losses, if any, on off-balance sheet commitments is reported separately as a liability. No allowance was deemed necessary at December 31, 2002 and 2001. These commitments are generally issued for one year or less and often expire unused in whole or in part by the customer.

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

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

5.    COMMITMENTS, CONCENTRATIONS AND CONTINGENT LIABILITIES (CONTINUED):

Securities and short-term investment activities are conducted with a diverse group of government entities, corporations and depository institutions. The counterparty's creditworthiness and type of collateral is evaluated on a case-by-case basis. At December 31, 2002 and 2001, there were no significant concentrations of credit risk from any one issuer, with the exception of securities issued by U.S. Government agencies, including mortgage-backed securities.

Neither the Company nor any of its property is subject to any material legal proceedings. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of pending and threatened lawsuits will have a material effect on the operating results or financial position of the Company.

6.    PREMISES AND EQUIPMENT, NET:

Premises and equipment at December 31, 2002 and 2001, are summarized as follows:

DECEMBER 31                                                     2002     2001
--------------------------------------------------------------------------------
Land ......................................................  $ 3,525     $ 2,374
Premises ..................................................    9,587       8,699
Leasehold improvements ....................................      291         291
Furniture and equipment ...................................    7,826       6,767
                                                             -------     -------
  Total premises and equipment ............................   21,229      18,131
Less: accumulated depreciation ............................    9,368       8,429
                                                             -------     -------
  Premises and equipment, net .............................  $11,861     $ 9,702
                                                             =======     =======

Depreciation charged to noninterest expense amounted to $962 in 2002, $856 in 2001 and $832 in 2000. Occupancy expense has been reduced by rental income from premises leased to others in the amount of $61 in 2002 and $59 per year in 2001 and 2000.

Certain facilities are leased under operating lease agreements expiring at various dates until the year 2022. Three leases contain escalation clauses that provide for inflation adjustments. The effect of such adjustments are included in the following table. One lease contains renewal options that provide for extensions of four consecutive five year periods. The cost of such rentals is not included in the following table. The realty leases require the Company to pay real estate taxes, insurances, utilities and repair costs. Rental expense on operating leases amounted to $147 in 2002, $106 in 2001 and $110 in 2000.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

6.    PREMISES AND EQUIPMENT, NET (CONTINUED):

Future minimum annual rentals required under noncancellable leases are summarized as follows:

2003 ..................................................................   $  134
2004 ..................................................................       99
2005 ..................................................................       92
2006 ..................................................................       93
2007 ..................................................................       93
2008 and thereafter ...................................................      539
                                                                          ------
  Total ...............................................................   $1,050
                                                                          ======

On December 7, 2001, Community Bank acquired land in Clifford, Pennsylvania, for $201 to relocate an existing branch facility. This project with an aggregate cost of $680 was completed January 6, 2003.

On September 12, 2002, Community Bank acquired land in Tannersville, Pennsylvania, for $695 to construct a branch facility. This project has an estimated aggregate cost of $1,630 and will be funded through normal operations. This project should be completed by the end of the third quarter of 2003.

7.    OTHER ASSETS:

The major components of other assets at December 31, 2002 and 2001, are summarized as follows:

DECEMBER 31                                                      2002       2001
--------------------------------------------------------------------------------
Goodwill ...................................................   $  349     $  349
Core deposit intangible ....................................      810      1,080
Deferred income taxes ......................................                 452
Foreclosed assets ..........................................       40      1,818
Mortgage servicing rights ..................................      466        192
Other ......................................................    1,396      1,004
                                                               ------     ------
  Total ....................................................   $3,061     $4,895
                                                               ======     ======

Effective January 1, 2002, goodwill is subject to impairment testing and is no longer subject to periodic amortization, accordingly, there was no amortization expense of goodwill in 2002. Amortization expense of goodwill amounted to $218 per year for 2001 and 2000. There was no goodwill acquired in 2002, 2001 and 2000.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7.    OTHER ASSETS (CONTINUED):

The gross carrying amount and accumulated amortization of the core deposit intangible was $2,178 and $1,368 at December 31, 2002, and $2,178 and $1,098 at December 31, 2001. Amortization expense of the core deposit intangible amounted to $270 per year in 2002, 2001 and 2000. The core deposit intangible will be fully amortized in 2005. Estimated future amortization expense the Company will incur is $270 per year in 2003, 2004 and 2005.

The net costs of operating foreclosed assets, including gains and losses on the sale of such properties, were $181 in 2001 and $191 in 2000. The operation of foreclosed assets generated net revenue of $59 in 2002.

The Company originates one-to-four family residential mortgage loans for sale in the secondary market with servicing rights retained. Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of mortgage loans serviced for others were $56,112 at December 31, 2002, and $21,906 at December 31, 2001. Custodial escrow balances, maintained in connection with the loan servicing and included in demand deposits, were $110 and $150 December 31, 2002 and 2001, respectively.

The analysis of the changes in the balances of mortgage servicing assets for each of the three years ended December 31, 2002, 2001 and 2000, is summarized as follows:

                                                         2002     2001     2000
-------------------------------------------------------------------------------
Balance, January 1 ...................................  $ 192    $  47    $  49
Additions ............................................    377      173        8
Amortization .........................................   (103)     (28)     (10)
                                                        -----    -----    -----
Balance, December 31 .................................  $ 466    $ 192    $  47
                                                        =====    =====    =====

At December 31, 2002, 2001 and 2000, the fair value of the mortgage servicing assets approximated their carrying value, therefore, no valuation allowance was deemed necessary.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

8.    DEPOSITS:

The major components of interest-bearing and noninterest-bearing deposits at December 31, 2002 and 2001, are summarized as follows:

DECEMBER 31                                                      2002       2001
--------------------------------------------------------------------------------
Interest-bearing deposits:
  Money market accounts ...................................  $ 17,878   $ 26,846
  NOW accounts ............................................    38,592     36,598
  Savings accounts ........................................   122,397     89,760
  Time deposits less than $100 ............................   183,982    186,112
  Time deposits $100 or more ..............................    24,544     31,810
                                                             --------   --------
    Total interest-bearing deposits .......................   387,393    371,126
Noninterest-bearing deposits ..............................    49,820     45,079
                                                             --------   --------
    Total deposits ........................................  $437,213   $416,205
                                                             ========   ========

Deposits of directors, executive officers, principal stockholders or their affiliates are accepted on the same terms and at the prevailing interest rates offered at the time of deposit for comparable transactions with unrelated parties. The amount of related party deposits totaled $4,968 at December 31, 2002, and $4,632 at December 31, 2001.

The maturity distribution of time deposits $100 or more at December 31, 2002 and 2001, is summarized as follows:

DECEMBER 31                                                     2002        2001
--------------------------------------------------------------------------------
Within three months .......................................  $ 3,020     $10,720
After three months but within six months ..................    3,333       4,648
After six months but within twelve months .................    8,230      11,619
After twelve months .......................................    9,961       4,823
                                                             -------     -------
  Total ...................................................  $24,544     $31,810
                                                             =======     =======

Interest expense on time deposits $100 or more amounted to $1,055 in 2002, $1,613 in 2001 and $1,931 in 2000.

The aggregate amounts of maturities for all time deposits at December 31, 2002, are summarized as follows:

2003 ................................................................   $ 95,003
2004 ................................................................     14,136
2005 ................................................................     38,227
2006 ................................................................     22,561
2007 ................................................................     34,048
2008 and thereafter .................................................      4,551
                                                                        --------
  Total .............................................................   $208,526
                                                                        ========

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

8.    DEPOSITS (CONTINUED):

The aggregate amount of deposits reclassified as loans was $950 at December 31, 2002, and $188 at December 31, 2001. Management evaluates transaction accounts that are overdrawn for collectibility as part of its evaluation for credit losses. At December 31, 2002 and 2001, no allowance was deemed necessary for these accounts. During 2002 and 2001, no deposits were received on terms other than those available in the normal course of business.

9.    SHORT-TERM BORROWINGS:

Short-term borrowings available to the Company consist of a line of credit and advances with the FHLB-Pgh secured under terms of a blanket collateral agreement by a pledge of FHLB-Pgh stock and certain other qualifying collateral, such as investment and mortgage-backed securities and mortgage loans. The line of credit is limited to the Company's maximum borrowing capacity ("MBC") with the FHLB-Pgh, which is based on a percentage of qualifying collateral assets. At December 31, 2002, the MBC was $208,314. Interest accrues daily on the line based on the rate of FHLB-Pgh discount notes. This rate resets each day. The line is renewable annually on its anniversary date and carries no associated commitment fees. The FHLB-Pgh has the right to reduce or terminate the line at any time without prior notice and the Company may repay the line at any time without incurring prepayment penalties. Short-term advances are issued with maturities less than one year based on the FHLB-Pgh's current cost of funds rate. Advances are limited to the MBC and are not prepayable. There are no commitment fees associated with the advances, except those for forward settlement that are based on FHLB-Pgh hedging costs.

There were no short-term borrowings outstanding at December 31, 2002 and 2001, nor were there short-term borrowings outstanding at any month-end during 2002 and 2001. The average daily balance and weighted-average rate on aggregate short-term borrowings, which consisted entirely of the FHLB- Pgh line of credit, was $8 at 2.0 percent in 2002 and $5 at 5.0 percent in 2001.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

10.   FAIR VALUE OF FINANCIAL INSTRUMENTS:

The estimated fair value of financial instruments at December 31, 2002 and 2001, is summarized as follows:

                                                         2002                    2001
                                                 --------------------    --------------------
                                                 CARRYING        FAIR    CARRYING        FAIR
DECEMBER 31                                         VALUE       VALUE       VALUE       VALUE
---------------------------------------------------------------------------------------------
Financial assets:
Cash and cash equivalents .....................  $ 21,383    $ 21,383    $ 13,934    $ 13,934
Investment securities available-for-sale ......   124,203     124,203     120,357     120,357
Loans held for sale, net ......................     3,916       3,997       1,885       1,885
Net loans .....................................   319,830     325,980     307,102     316,019
Accrued interest receivable ...................     2,164       2,164       2,483       2,483
                                                 --------    --------    --------    --------
  Total .......................................  $471,496    $477,727    $445,761    $454,678
                                                 ========    ========    ========    ========

Financial liabilities:
Deposits without stated maturities ............  $228,687    $228,687    $198,283    $198,283
Deposits with stated maturities ...............   208,526     212,112     217,922     221,397
Accrued interest payable ......................     1,358       1,358       1,879       1,879
                                                 --------    --------    --------    --------
  Total .......................................  $438,571    $442,157    $418,084    $421,559
                                                 ========    ========    ========    ========

11.   EMPLOYEE BENEFIT PLAN:

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

Effective January 1, 2002, the Board of Directors ratified an amendment to the defined contribution plan to include the provisions under section 401(k) of the Internal Revenue Code ("401(k)"). The 401(k) feature of the plan permits employees to make voluntary, pre-tax contributions up to 25.0 percent of their compensation. Company contributions to the 401(k) are based on 100.0 percent matching of voluntary contributions up to 3.0 percent of the employee's eligible compensation. Company matching contributions to the 401(k) are funded bi-weekly and are included in salaries and benefits expense. Employee contributions, under the 401(k) vest immediately, while matched contributions and discretionary annual contributions made under the defined contribution plan vest proportionally over five years of credited service.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

11.   EMPLOYEE BENEFIT PLAN (CONTINUED):

Discretionary annual contributions to the plan were $114 in 2002, $78 in 2001 and $89 in 2000. Matching contributions under the 401(k) feature of the plan totaled $111 in 2002. Contributions to the plan are included in salaries and employees benefits expense.

12.   INCOME TAXES:

The current and deferred amounts of the provision for income tax expense for each of the three years ended December 31, 2002, 2001 and 2000, are summarized as follows:

YEAR ENDED DECEMBER 31                                2002       2001      2000
-------------------------------------------------------------------------------
Current .......................................    $ 1,424    $ 1,269   $   746
Deferred ......................................        (41)       157       393
                                                   -------    -------   -------
  Total .......................................    $ 1,383    $ 1,426   $ 1,139
                                                   =======    =======   =======

A reconciliation between the effective income tax expense and the amount of income tax expense that would have been provided at the federal statutory tax rate of 34.0 percent for each of the three years ended December 31, 2002, 2001 and 2000, is summarized as follows:

YEAR ENDED DECEMBER 31                                 2002      2001      2000
-------------------------------------------------------------------------------
Federal income tax at statutory rate ............   $ 2,238   $ 2,083   $ 1,815
Differences resulting from:
  Tax-exempt interest, net ......................      (783)     (656)     (671)
  Goodwill ......................................        74        74
  Residential housing program tax credit ........       (80)      (80)      (80)
  Other .........................................         8         5         1
                                                    -------   -------   -------
    Federal income tax on income before
     income taxes ...............................   $ 1,383   $ 1,426   $ 1,139
                                                    =======   =======   =======

Sources of change in deferred income taxes and the related tax effects for each of the three years ended December 31, 2002, 2001 and 2000, are summarized as follows:

YEAR ENDED DECEMBER 31                                 2002      2001      2000
-------------------------------------------------------------------------------
Allowance for loan losses .......................   $  (160)  $    64   $   211
Loans, net of unearned income ...................         1         4        25
Accrued interest receivable .....................         6       101        60
Premises and equipment, net .....................       101        88       139
Core deposit intangible .........................       (43)      (43)      (42)
Other ...........................................        54       (57)
                                                    -------   -------   -------
  Change in deferred income taxes affecting the
   statements of income .........................       (41)      157       393
Deferred income taxes on investment securities
 recognized in stockholders' equity .............       994       126       614
                                                    -------   -------   -------
    Total change in deferred income taxes .......   $   953   $   283   $ 1,007
                                                    =======   =======   =======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

12.   INCOME TAXES (CONTINUED):

Temporary differences between financial statement carrying amounts and tax bases of assets and liabilities that represent the deferred tax assets and liabilities at December 31, 2002 and 2001, are summarized as follows:

DECEMBER 31                                                       2002      2001
--------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses .................................   $1,001    $  841
  Loans, net of unearned income .............................      151       152
  Accrued interest receivable ...............................       54        60
  Core deposit intangible ...................................      214       171
  Other .....................................................        3        57
                                                                ------    ------
    Total ...................................................    1,423     1,281
                                                                ------    ------
Deferred tax liabilities:
  Investment securities available-for-sale ..................    1,331       337
  Premises and equipment, net ...............................      593       492
                                                                ------    ------
    Total ...................................................    1,924       829
                                                                ------    ------
    Net deferred tax assets (liabilities) ...................   $ (501)   $  452
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

Income tax expense related to unrealized holding gains and the reclassification adjustments included in other comprehensive income for each of the three years ended December 31, 2002, 2001 and 2000, were calculated using the prevailing statutory tax rate of 34.0 percent and are summarized as follows:

YEAR ENDED DECEMBER 31                                                 2002       2001       2000
-------------------------------------------------------------------------------------------------
Income tax expense:
  Unrealized holding gains on investment securities
   available-for-sale ...........................................   $ 1,103    $   126    $   741
  Reclassification adjustment for gains included in net income ..      (109)                 (127)
                                                                    -------    -------    -------
    Income tax expense related to other comprehensive income ....   $   994    $   126    $   614
                                                                    =======    =======    =======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

13.   PARENT COMPANY FINANCIAL STATEMENTS:

CONDENSED STATEMENTS OF INCOME

YEAR ENDED DECEMBER 31                                             2002     2001      2000
------------------------------------------------------------------------------------------
Income:
Dividends from subsidiaries .................................  $ 2,715   $ 1,719   $ 3,832
Management fees from subsidiaries ...........................      222       194       212
Other income ................................................        7         3         6
                                                               -------   -------   -------
  Total income ..............................................    2,944     1,916     4,050
                                                               -------   -------   -------
Expense:
Occupancy and equipment expenses ............................       76        76        77
Other expenses ..............................................      279       429       480
                                                               -------   -------   -------
  Total expenses ............................................      355       505       557
                                                               -------   -------   -------
Income before income taxes and undistributed income of
 subsidiaries ...............................................    2,589     1,411     3,493
Income tax benefits .........................................     (124)     (111)     (122)
                                                               -------   -------   -------
Income before undistributed income of subsidiaries ..........    2,713     1,522     3,615
Equity in undistributed income of subsidiaries ..............    2,487     3,178       585
                                                               -------   -------   -------
  Net income ................................................  $ 5,200   $ 4,700   $ 4,200
                                                               =======   =======   =======

CONDENSED BALANCE SHEETS

DECEMBER 31                                                       2002      2001
--------------------------------------------------------------------------------
Assets:
Cash ........................................................  $    15   $    91
Investment in bank subsidiary ...............................   43,543    39,155
Investment in nonbank subsidiary ............................      447       407
Investment securities available-for-sale ....................      122       109
Other assets ................................................    1,843     1,727
                                                               -------   -------
  Total assets ..............................................  $45,970   $41,489
                                                               =======   =======

Liabilities:
Dividends payable ...........................................  $   408   $   375
Other liabilities ...........................................      229       266
                                                               -------   -------
  Total liabilities .........................................      637       641
Stockholders' equity ........................................   45,333    40,848
                                                               -------   -------
  Total liabilities and stockholders' equity ................  $45,970   $41,489
                                                               =======   =======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

13.   PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED):

CONDENSED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31                                             2002       2001       2000
---------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income ..................................................   $ 5,200    $ 4,700    $ 4,200
Adjustments:
  Equity in undistributed income of subsidiaries ............    (2,487)    (3,178)      (585)
  Depreciation and amortization .............................        76        294        294
  Changes in:
    Other assets ............................................      (192)       (61)      (266)
    Other liabilities .......................................       (41)       (83)      (384)
                                                                -------    -------    -------
      Net cash provided by operating activities .............     2,556      1,672      3,259
                                                                -------    -------    -------

Cash flows from investing activities:
Proceeds from repayments of investment securities ...........                             599
Capital contribution in nonbank subsidiary ..................       (20)       (30)      (505)
                                                                -------    -------    -------
      Net cash provided by (used in) investing activities ...       (20)       (30)        94
                                                                -------    -------    -------

Cash flows from financing activities:
Issuance of common stock ....................................       203        203        219
Repurchase and retirement of common shares ..................    (1,244)      (451)    (2,073)
Cash dividends paid .........................................    (1,571)    (1,450)    (1,364)
                                                                -------    -------    -------
      Net cash used in financing activities .................    (2,612)    (1,698)    (3,218)
                                                                -------    -------    -------
      Net increase (decrease) in cash .......................       (76)       (56)       135
      Cash at beginning of year .............................        91        147         12
                                                                -------    -------    -------
      Cash at end of year ...................................   $    15    $    91    $   147
                                                                =======    =======    =======

14.   REGULATORY MATTERS:

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

In addition, the Company is subject to dividend restrictions under the Pennsylvania Banking Code of 1965, as amended, which allows cash dividends to be declared and paid out of accumulated net earnings. More stringent

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

14.   REGULATORY MATTERS (CONTINUED):

dividend restrictions apply under Federal Reserve Regulation H, which restricts calendar year dividend payments of member banks to the total of its net profits for that year combined with its retained net profits of the preceding two calendar years, less any required transfer to surplus, unless a bank has received prior approval from the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). Accordingly, Community Bank, without prior approval from the Federal Reserve Board, may declare dividends to the Parent Company of $6,359 at December 31, 2002.

Although subject to the aforementioned regulatory restrictions, the Company's consolidated retained earnings at December 31, 2002 and 2001, were not restricted under any borrowing agreement as to payment of dividends or reacquisition of common stock.

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

The amount of funds available for transfer from Community Bank to the Parent Company in the form of loans and other extensions of credit is also limited. Under the provisions of Section 23A of the Federal Reserve Act, transfers to any one affiliate are limited to 10.0 percent of capital and surplus. At December 31, 2002, the maximum amount available for transfer from Community Bank to the Parent Company in the form of loans amounted to $4,355. At December 31, 2002 and 2001, there were no loans outstanding, nor were any advances made during 2002 and 2001.

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

Community Bank was categorized as well capitalized under the regulatory framework for prompt corrective action at December 31, 2002 and 2001, based on the most recent notification from the Federal Deposit Insurance Corporation. To be categorized as well capitalized, Community Bank must maintain certain minimum Tier I risk-based, total risk-based and Tier I Leverage ratios as set forth in the following tables. The Tier I Leverage ratio is defined as Tier I capital to total average assets less intangible assets. There are no conditions or events since the most recent notification that management believes have changed Community Bank's category.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

14.   REGULATORY MATTERS (CONTINUED):

The Company's and Community Bank's capital ratios at December 31, 2002 and 2001, as well as the required minimum ratios for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions as defined by FDICIA, are summarized as follows:

                                                                                         MINIMUM TO BE WELL
                                                                                          CAPITALIZED UNDER
                                                                    MINIMUM FOR CAPITAL   PROMPT CORRECTIVE
                                                       ACTUAL         ADEQUACY PURPOSES   ACTION PROVISIONS
                                                -----------------------------------------------------------
DECEMBER 31, 2002                                 AMOUNT    RATIO       AMOUNT   RATIO       AMOUNT   RATIO
-----------------------------------------------------------------------------------------------------------
Tier I capital to risk-weighted assets:
  Consolidated ..............................   $ 41,544     12.1%     $13,730     4.0%
  Community Bank ............................     39,809     11.6       13,706     4.0      $20,559     6.0%
Total capital to risk-weighted assets:
  Consolidated ..............................     45,289     13.2       27,459     8.0
  Community Bank ............................     43,554     12.7       27,412     8.0       34,265    10.0
Tier I capital to total average assets
 less intangible assets:
  Consolidated ..............................     41,544      8.8       18,950     4.0
  Community Bank ............................   $ 39,809      8.4%     $18,910     4.0%     $23,637     5.0%

Risk-weighted assets:
  Consolidated ..............................   $315,360
  Community Bank ............................    314,764
Risk-weighted off-balance sheet items:
  Consolidated ..............................     27,882
  Community Bank ............................     27,882
Average assets for Leverage ratio:
  Consolidated ..............................    473,746
  Community Bank ............................   $472,744

                                                                                         MINIMUM TO BE WELL
                                                                                          CAPITALIZED UNDER
                                                                    MINIMUM FOR CAPITAL   PROMPT CORRECTIVE
                                                       ACTUAL         ADEQUACY PURPOSES   ACTION PROVISIONS
                                                -----------------------------------------------------------
DECEMBER 31, 2001                                 AMOUNT    RATIO       AMOUNT   RATIO       AMOUNT   RATIO
-----------------------------------------------------------------------------------------------------------
Tier I capital to risk-weighted assets:
  Consolidated ..............................   $ 38,746     12.8%     $12,111     4.0%
  Community Bank ............................     37,099     12.3       12,069     4.0      $18,103     6.0%
Total capital to risk-weighted assets:
  Consolidated ..............................     41,966     13.9       24,222     8.0
  Community Bank ............................     40,319     13.4       24,138     8.0       30,172    10.0
Tier I capital to total average assets
 less intangible assets:
  Consolidated ..............................     38,746      8.8       17,570     4.0
  Community Bank ............................   $ 37,099      8.5%     $17,513     4.0%     $21,892     5.0%

Risk-weighted assets:
  Consolidated ..............................   $285,478
  Community Bank ............................    284,427
Risk-weighted off-balance sheet items:
  Consolidated ..............................     17,296
  Community Bank ............................     17,296
Average assets for Leverage ratio:
  Consolidated ..............................    439,256
  Community Bank ............................   $437,836

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

14.   REGULATORY MATTERS (CONTINUED):

Management periodically purchases shares of the Company's common stock under a stock repurchase program. For the years ended December 31, 2002, 2001 and 2000, 37,933 shares, 16,229 shares and 57,400 shares having an aggregate cost of $1,244, $451 and $2,073, respectively, were purchased and retired under the program. At December 31, 2002, 47,809 shares authorized under the program were available to be repurchased.

The Company offers its stockholders a Dividend Reinvestment Plan ("DRP"). Under the DRP, the Company registered with the Securities and Exchange Commission 300,000 shares of its common stock to be sold pursuant to this plan. The DRP provides stockholders with a simple and convenient method to invest cash dividends in the Company's common stock without payment of any brokerage commissions, while also furnishing the Company with additional funds for general corporate purposes. Main features of the DRP include the following: (i) shares will be purchased from original issuances; (ii) no optional cash payments; (iii) eligibility for all registered and street name stockholders; (iv) no minimum or maximum number of shares participation restrictions; and (v) availability of full or partial dividend reinvestment. During the years ended December 31, 2002, 2001 and 2000, 6,161 shares, 7,371 shares and 7,015 shares, respectively, were issued under the DRP.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
15. SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

                                                           2002                                         2001
                                         --------------------------------------    ---------------------------------------
QUARTER ENDED                            MARCH 31  JUNE 30   SEPT. 30   DEC. 31    MARCH 31   JUNE 30    SEPT. 30  DEC. 31
---------------------------------------  --------  -------   --------   -------    --------   -------    --------  -------
INTEREST INCOME:
Interest and fees on loans:
  Taxable .............................   $5,767    $5,686     $5,684    $5,674     $6,115     $6,056     $6,162   $ 6,060
  Tax-exempt ..........................      168       177        177       166         94         94        124       159
Interest and dividends on investment
 securities available-for-sale:
  Taxable .............................    1,023       942        804       712        710        798        916     1,075
  Tax-exempt ..........................      512       504        439       430        316        448        484       514
  Dividends ...........................       22        17         17        15         31         31         31        27
Interest on federal funds sold ........       23        68        164        93        304        239        153        71
                                          ------    ------     ------    ------     ------     ------     ------   -------
    Total interest income .............    7,515     7,394      7,285     7,090      7,570      7,666      7,870     7,906
                                          ------    ------     ------    ------     ------     ------     ------   -------

INTEREST EXPENSE:
Interest on deposits ..................    3,180     3,111      3,036     2,889      3,913      3,912      3,796     3,509
Interest on long-term debt ............                                                  1
                                          ------    ------     ------    ------     ------     ------     ------   -------
    Total interest expense ............    3,180     3,111      3,036     2,889      3,914      3,912      3,796     3,509
                                          ------    ------     ------    ------     ------     ------     ------   -------
    Net interest income ...............    4,335     4,283      4,249     4,201      3,656      3,754      4,074     4,397
Provision for loan losses .............      370       370        195       165        180        180        180       180
                                          ------    ------     ------    ------     ------     ------     ------   -------
    Net interest income after
     provision for loan losses ........    3,965     3,913      4,054     4,036      3,476      3,574      3,894     4,217
                                          ------    ------     ------    ------     ------     ------     ------   -------

NONINTEREST INCOME:
Service charges, fees and commissions        774       679        763       688        562        718        598       601
Net gains on sale of loans ............      185       172        208       354         21         52        156       127
Net gains on sale of investments ......                 69         17       236
                                          ------    ------     ------    ------     ------     ------     ------   -------
    Total noninterest income ..........      959       920        988     1,278        583        770        754       728
                                          ------    ------     ------    ------     ------     ------     ------   -------

NONINTEREST EXPENSE:
Salaries and employee benefits ........    1,581     1,690      1,721     1,775      1,289      1,367      1,446     1,536
Net occupancy and equipment ...........      451       450        458       494        413        475        409       383
Other                                      1,240     1,176      1,249     1,245        918      1,135      1,200     1,299
                                          ------    ------     ------    ------     ------     ------     ------   -------
    Total noninterest expense .........    3,272     3,316      3,428     3,514      2,620      2,977      3,055     3,218
                                          ------    ------     ------    ------     ------     ------     ------   -------
Income before income taxes ............    1,652     1,517      1,614     1,800      1,439      1,367      1,593     1,727
Provision for income tax expense ......      338       291        344       410        369        307        363       387
                                          ------    ------     ------    ------     ------     ------     ------   -------
    Net income ........................    1,314     1,226      1,270     1,390      1,070      1,060      1,230     1,340
                                          ------    ------     ------    ------     ------     ------     ------   -------

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized holding gains (losses) on
 investment securities available-
 for-sale .............................       29     1,990      1,561      (335)       502       (246)     1,256    (1,140)
Reclassification adjustment for gains
 included in net income ...............                (69)       (17)     (236)
Income tax expense (benefit) related
 to other comprehensive income (loss)..       10       653        525      (194)       171        (84)       426      (387)
                                          ------    ------     ------    ------     ------     ------     ------   -------
    Other comprehensive income
     (loss), net of income tax ........       19     1,268      1,019      (377)       331       (162)       830      (753)
                                          ------    ------     ------    ------     ------     ------     ------   -------
    Comprehensive income ..............   $1,333    $2,494     $2,289    $1,013     $1,401     $  898     $2,060   $   587
                                          ======    ======     ======    ======     ======     ======     ======   =======

PER SHARE DATA:
Net income ............................   $ 0.67    $ 0.62     $ 0.65    $ 0.71     $ 0.54     $ 0.53     $ 0.62   $  0.68
Cash dividends declared ...............   $ 0.20    $ 0.20     $ 0.21    $ 0.21     $ 0.18     $ 0.18     $ 0.19   $  0.19

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2001 VERSUS 2000
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

OPERATING ENVIRONMENT:

A fall in equity markets, cutbacks in capital spending and finally the September 11, 2001, terrorist attacks caused a slowdown in the United States economy in 2001. The gross domestic product, the total value of goods and services produced within the United States, grew only 0.3 percent in 2001, the worst annual performance since a 0.5 percent decline recorded in 1991.

The slowdown in 2001 was business driven, as companies cutback on investment. Manufacturers, faced with unusually high inventory levels, were forced to drastically cut production and payrolls, as domestic demand subsided. Concurrently, foreign economies also slowed, which further reduced the demand for production. As a result, exports in 2001 fell 11.2 percent. The airline, transportation and hospitality industries experienced severe reductions in demand, which caused significant job losses. In response to the struggling job market, the consumer confidence level, which started the year at 128.3 plummeted to 84.9 by the end of 2001.

The Federal Open Market Committee in response to signs of rapid deterioration in the economy, aggressively lowered the federal funds rate 475 basis points, in ten steps, from 6.50 percent at year-end 2000 to 1.75 percent at December 31, 2001.

As previously mentioned, employment conditions deteriorated in 2001. The National unemployment rate rose to 5.8 percent in 2001, from 4.0 percent in 2000. The unemployment rate for the Commonwealth of Pennsylvania rose to 5.1 percent in 2001 from 4.4 percent in 2000. Job losses for the Commonwealth totaled 26.9 thousand in 2001. Unemployment conditions in our four-county market area mirrored that of the Nation. A total of 2,337 jobs were lost in our immediate market area in 2001. Another 752 jobs were lost in neighboring communities. Lackawanna and Susquehanna Counties experienced significant weakening in employment conditions. The unemployment rates for these two counties increased to 5.3 percent and 6.3 percent in 2001, compared to 3.7 percent and 4.2 percent in 2000. Wyoming County also experienced a rise in its unemployment rate to 4.5 percent in 2001 from 3.9 percent in 2000, while Wayne County's unemployment rate remained unchanged at 5.5 percent.

Despite this economic decline, the banking industry posted record earnings in 2001. Specifically, banks earned $74.0 billion in 2001, an increase of $3.0 billion or 4.2 percent compared to $71.0 billion in 2000. Net interest income improvement and significant investment security gains were the factors which led to the increased earnings. However, the record earnings,

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2001 VERSUS 2000 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

were limited by rising loan loss provisions due to asset quality problems and growth in fee income. Commercial banks posted solid growth in their balance sheets. For all Federal Deposit Insurance Corporation ("FDIC")- insured banks, total assets increased $324.6 billion or 5.2 percent to $6,569.2 billion at December 31, 2001, from $6,244.6 billion at December 31, 2000. The growth in the balance sheet was primarily driven by deposit growth, as banks experienced subdued demand for loan products.

Contrary to the results for the overall banking industry, Pennsylvania commercial banks experienced a retraction in net income of $137.0 million. These banks recorded higher loan loss provisions and lower net interest margins in 2001. Pennsylvania banks exhibited only modest growth in their balance sheets. Total assets increased only $3.9 billion or 2.1 percent to $193.5 billion at December 31, 2001, from $189.6 billion at December 31, 2000. Deposits rose only
1.4 percent, while loans, net of unearned income, fell 14.4 percent.

Bank stocks, despite falling slightly, significantly outperformed the Standard & Poor's ("S&P") 500 in 2001, which declined 13.0 percent. Similarly, the NASDAQ Stock Market(R) Composite and the New York Stock Exchange recorded losses of
21.0 percent and 10.2 percent. In comparison, the SNL All Bank Index was down
1.2 percent. This uncertainty in the stock markets caused a decline in merger and acquisition activity for all industries, including the banking industry, as companies focused on their own businesses rather than making deals. There were 173 bank deals announced in 2001, the lowest number since 1990. In addition to the number of deals falling, deal prices declined. Both the price to book and the price to earnings fell for the fourth year in a row. The average price to book and average price to earnings were 1.9 times and 19.2 times in 2001, compared to 2.0 times and 19.6 times in 2000. Conversely, the number of branch sales in 2001 increased to a record 999 branches. However, the median premium on core deposits fell to 6.00 percent in 2001 from 7.55 percent in the previous year. Merger activity in Pennsylvania was constant at six deal announcements in 2001 and 2000. Similar to the Nation, the average price of Pennsylvania deals fell. The average price to book and average price to earnings were 1.8 times and
18.3 times in 2001, compared to 2.1 times and 21.2 times in 2000.

REVIEW OF FINANCIAL POSITION:

Our total assets grew $40.7 million or 9.7 percent to $460.4 million at December 31, 2001, from $419.7 million at December 31, 2000. Total assets averaged $440.7 million in 2001, an increase of $33.8 million or 8.3

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2001 VERSUS 2000 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

percent, compared to $406.9 million in 2000. The composition of our earning assets changed in 2001, as excess deposits not used to fund loan demand were directed to the purchase of investment securities. The decline in general market interest rates and the asset composition change caused a 30 basis point drop in our tax-equivalent yield on average earning assets to 7.70 percent in 2001 from
8.00 percent in 2000. In 2001, the investment portfolio grew $49.2 million or
69.1 percent while experiencing a 22 basis point decline in tax-equivalent yield. Loans, net of unearned income, increased $12.8 million or 4.3 percent in 2001, while the tax-equivalent yield on our loan portfolio fell 11 basis points. Total deposits grew significantly, $37.5 million or 9.9 percent in 2001, while our cost of deposits fell 34 basis points. Our stockholders' equity increased $3.2 million in 2001. On a per share basis, stockholders' equity equaled $20.67 at the end of 2001, compared to $18.95 at the end of the previous year.

INVESTMENT PORTFOLIO:

The principal gauge in determining the wealth improvement generated from the investment portfolio is total return. The total return on our investment portfolio declined to 6.9 percent in 2001, from 9.6 percent in 2000. However, our total return outperformed The Lehman Brothers' aggregate-bond index, a benchmark used by most investment managers, which scored a total return of 5.1 percent. In addition, our investment portfolio ranked in the upper one-fifth among all FDIC-insured bank holding companies, according to an independent national investment performance ranking company, with respect to total return over the past three years.

Similar to the approach taken in assessing our performance with respect to return, we evaluate our risk in comparison to all other financial institutions. Risk is assessed by quantifying the average life of the investment portfolio as compared to U.S. Treasury securities. Average life is derived from the volatility of our total return to that of U.S. Treasury securities over a one-year time horizon. This risk measure improved slightly from 1.9 years in 2000 to 1.6 years in 2001. Our portfolio ranking in 2001 was in the middle one-third of banks located in the United States with regard to low risk.

The continued decline in general market rates in 2001 had a positive effect on the aggregate value of our investment portfolio, which appreciated $372 in 2001. We reported net unrealized holding gains of $655, net of income taxes of $337, at December 31, 2001, and $409, net of income taxes of $211, at December 31, 2000.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2001 VERSUS 2000 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Our investment securities totaled $120.4 million at December 31, 2001, an increase from $71.2 million at December 31, 2000. As a percentage of total assets, the investment portfolio equaled 26.2 percent at year-end 2001, compared to 17.0 percent at the end of 2000. The investment portfolio averaged $99.7 million in 2001, an increase of $7.0 million or 7.6 percent, from $92.7 million in 2000. The tax-equivalent yield on our investment portfolio fell to 6.31 percent in 2001 from 6.53 percent in 2000.

We did not sell any securities in 2001. Proceeds from the sale of available-for-sale securities amounted to $16.7 million in 2000. We recognized $374 in net gains on the sale of investment securities in 2000. Repayments from investment securities totaled $25.2 million in 2001 and $21.8 million in 2000. Investment securities purchased were $74.6 million in 2001, compared to $2.4 million in 2000.

At December 31, 2001, investment securities with an amortized cost of $44.8 million were pledged to secure our deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. At December 31, 2000, the amortized cost of pledged securities equaled $41.9 million. The fair value of such securities equaled $45.5 million at December 31, 2001, and $41.7 million at December 31, 2000.

LOAN PORTFOLIO:

At December 31, 2001, our loans, net of unearned income, totaled $310.3 million compared to $297.5 million at December 31, 2000. The majority of the $12.8 million or 4.3 percent growth occurred in the fourth quarter of 2001, with all of the growth concentrated in our commercial loan portfolio. Commercial loans and leases grew $22.4 million or 44.4 percent to $72.8 million at year-end 2001 from $50.4 million at the end of 2000. On the retail side, both residential mortgages and consumer loans declined in 2001 which offset some of the commercial loan growth. The $8.1 million decrease in residential mortgages, including construction loans, resulted from repayments and refinancing activity, as new mortgage loans were, for the most part, originated for sale in the secondary market. Consumer loans decreased $1.5 million in 2001. Average loans were $299.7 million in 2001 compared to $289.2 million in 2000. Due to the 475 basis point reduction in the prime rate in 2001, our loan yields fell progressively throughout the year. Overall, the weighted-average tax-equivalent yield on our loan portfolio declined to 8.38 percent in 2001 from 8.49 percent in 2000.

Our volume of refinanced residential mortgages increased significantly by $11.9 million or 242.9 percent. The number of refinanced mortgages in 2001 totaled 219, with an aggregate dollar volume of $16.8 million, compared to 60, with an aggregate dollar volume of $4.9 million in 2000.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2001 VERSUS 2000 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

We experienced significant activity in our secondary mortgage banking program. We sold $17.7 million of residential mortgage loans in 2001. This was an increase of $16.9 million in comparison to $0.8 million in 2000. We realized net gains on the sale of these loans, included in noninterest income, of $356 in 2001, compared to $18 in 2000. In addition, we had $1.9 million of residential mortgage loans held for sale at December 31, 2001, compared to $62 at year-end 2000. At December 31, 2001 and 2000, residential mortgage loans serviced for the Federal National Mortgage Association totaled $21.9 million and $5.9 million.

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

Our adjustable-rate loans totaled $97.6 million at December 31, 2001, an increase of $21.6 million or 28.4 percent from $76.0 million at the end of 2000. Heightened refinancing activity, coupled with an increase in the volume of loans sold in the secondary market, caused a reduction in our residential mortgage loans. As a result, the amount of fixed-rate loans decreased $8.8 million to $212.7 million at December 31, 2001, from $221.5 million at December 31, 2000.

ASSET QUALITY:

Our asset quality improved slightly in comparison to the previous year, as evidenced by a decline in nonperforming assets to $3,870 at December 31, 2001, from $4,024 at the end of 2000. As a percentage of loans, net of unearned income, nonperforming assets equaled 1.25 percent at December 31, 2001, compared to 1.35 percent at the end of 2000. Nonperforming loans improved $581 in 2001. Our ratio of nonperforming loans as a percentage of loans, net of unearned income, improved to 0.66 percent at December 31, 2001, from 0.88 percent at the end of 2000.

At December 31, 2001 and 2000, we had a recorded investment in impaired loans of $1,945 and $1,808. The recorded investment in impaired loans averaged $2,476 in 2001 and $2,473 in 2000. At December 31, 2001, the amount of recorded investment in impaired loans for which there was a related allowance for loan losses and the amount of the allowance was $910 and $403. Comparatively, the amount of these loans and their related allowance was $1,684 and $405, at December 31, 2000. The amount of recorded

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2001 VERSUS 2000 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

investment for which there was no related allowance for loan losses was $1,035 and $124 at December 31, 2001 and 2000. During 2001, activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $483, losses charged to the allowance of $498 and recoveries of impaired loans previously charged-off of $13. In 2000, activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $116 and losses charged to the allowance of $324. There were no recoveries of impaired loans in 2000. Interest income related to impaired loans would have been $194 in 2001 and $293 in 2000, had the loans been current and the terms of the loans not been modified. Interest recognized on impaired loans amounted to $276 in 2001 and $104 in 2000. Included in these amounts was interest recognized on a cash basis of $276 and $104. Cash received on impaired loans applied as a reduction of principal totaled $349 in 2001 and $264 in 2000.

Our allowance for loan losses account consists of an allocated element and an unallocated element. The allocated element consists of a specific portion for the impairment of loans individually evaluated under Statement of Financial Accounting Standards ("SFAS") No. 114, and a formula portion for the impairment of those loans collectively evaluated under SFAS No. 5.

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

At December 31, 2001, our coverage ratio, the allowance for loan losses account as a percentage of nonperforming loans, equaled 156.9 percent, compared to 124.8 percent at the end of the previous year. Our allowance covered 83.2 percent and
81.6 percent of nonperforming assets at December 31, 2001 and 2000. The improvement in the coverage ratio directly resulted from an improvement in our asset quality.

Our allowance for loan losses was $3.2 million at December 31, 2001, and $3.3 million at December 31, 2000. As a percentage of loans, net of unearned income, our allowance for loan losses equaled 1.04 percent at year-end 2001, compared to
1.10 percent at the end of the previous year. The decline in this ratio was primarily due to the growth of our loan portfolio. Net charge-offs amounted to $785 or 0.26 percent of average loans outstanding in 2001, compared to $934 or
0.32 percent in 2000.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2001 VERSUS 2000 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

DEPOSITS:

Our total deposits increased significantly, to $416.2 million at December 31, 2001, from $378.7 million at December 31, 2000. Noninterest-bearing deposits increased $5.8 million to $45.1 million at the end of 2001 from $39.3 million at year-end 2000. In addition, total interest-bearing deposits increased $31.7 million or 9.3 percent to $371.1 million at December 31, 2001, from $339.4 million at the end of 2000. Increases in savings accounts, NOW accounts and time deposits less than $100 were partially offset by declines in money market accounts and time deposits $100 or more. Total deposits averaged $397.4 million in 2001, compared to $365.2 million in 2000. With respect to average balances, we experienced growth in all major deposit categories except for large denomination time deposits. We experienced a significant reduction in our cost of deposits, which decreased 34 basis points to 4.26 percent in 2001, from 4.60 percent in 2000.

Volatile deposits, time deposits $100 or more, decreased $1.9 million to $31.8 million at December 31, 2001, from $33.7 million at year-end 2000. Large denomination time deposits averaged $32.1 million in 2001 and $32.3 million in 2000. Our average cost of these funds declined significantly, 95 basis points to
5.03 percent in 2001, from 5.98 percent in 2000.

Available short-term borrowings consist of a line of credit and advances with the Federal Home Loan Bank of Pittsburgh ("FHLB-Pgh"). We had no short-term borrowings outstanding under the line of credit agreement at December 31, 2001 and 2000. The average daily balance and weighted-average rate on aggregate short-term borrowings was $5 at 5.0 percent in 2001 and $2,374 at 6.3 percent in 2000. There were no short-term borrowings outstanding at any month-end during 2001. The maximum amount of all short- term borrowings outstanding at any month-end was $11,200 during 2000. Short-term borrowings during 2001 and 2000 consisted entirely of the FHLB- Pgh line of credit.

We had no long-term debt outstanding at December 31, 2001. Long-term debt at December 31, 2000, consisted entirely of a 7.5 percent fixed-rate, amortizing advance from the FHLB-Pgh Community Investment Program. The contractual maturity date of this advance was September 2, 2009. We decided to prepay this advance in full on February 26, 2001. The average daily balance on long-term debt in 2001 was $6 with a weighted-average rate of 7.5 percent. For 2000, the average daily balance was $37 with a weighted- average rate of 7.5 percent.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2001 VERSUS 2000 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

MARKET RISK SENSITIVITY:

We utilize various computerized modeling techniques for market risk management. One such technique utilizes a tabular presentation of fair value information and contract terms relevant to determine the future cash flows of market risk sensitive instruments, categorized by expected maturity dates. According to the results of this presentation at December 31, 2001, investment securities having an amortized cost of $22.1 million and a weighted-average tax-equivalent yield of 6.70 percent were scheduled to mature within one year. Net loans scheduled to mature within the same time frame equaled $69.0 million with a weighted-average tax-equivalent yield of 7.18 percent. In addition, there were $1.9 million in loans held for sale with a weighted-average yield of 6.53 percent at the end of 2001. Total interest-earning assets scheduled to mature within one year were $93.0 million with a weighted-average tax-equivalent yield of 7.05 percent. Aggregate financial assets scheduled to mature within one year totaled $109.4 million at December 31, 2001. With respect to interest-bearing liabilities, based on historical withdrawal patterns, interest-bearing transaction accounts, defined as money market, NOW and savings accounts, of $32.2 million with a weighted-average cost of 2.06 percent were scheduled to mature within one year. In addition, time deposits totaling $140.1 million with a weighted-average cost of 4.33 percent were scheduled to mature in the same time frame. Total interest-bearing liabilities scheduled to mature within one year equaled $172.3 million with a weighted-average rate of 3.91 percent. Aggregate financial liabilities scheduled to mature within one year totaled $183.6 million at December 31, 2001.

In addition to monitoring market risk based on this tabular presentation, we analyze changes in the fair value of other financial instruments utilizing interest rate shocks. Specifically, we analyze the effects instantaneous parallel shifts of plus or minus 100 basis points have on the economic values of other financial instruments. The results of the model at December 31, 2001, indicated fair value declines of 2.7 percent in other financial assets and 0.6 percent in other financial liabilities given a parallel and instantaneous rise of 100 basis points in interest rates. Conversely, a 100 basis point decline in general market interest rates would result in fair value appreciation of 3.2 percent in other financial assets and 0.6 percent in other financial liabilities.

We also use models that consider repricing frequencies of rate sensitive assets ("RSA") and rate sensitive liabilities ("RSL") in addition to maturity distributions. One such technique utilizes a static gap report, which attempts to measure our interest rate exposure by calculating the net amount of RSA and RSL that reprice within specific time intervals.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2001 VERSUS 2000 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

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

As a final tool to assist in managing market risk sensitivity, we enhance our asset/liability management by using a simulation model. This model is used to create pro forma net interest income scenarios under various interest rate shocks. Model results at December 31, 2001, indicated a parallel and instantaneous shift in general market interest rates of plus 100 basis points would cause net interest income to decrease by $495 or 2.8 percent. Conversely, a shift of the same magnitude in the opposite direction would cause a $471 or
2.7 percent increase in net interest income.

LIQUIDITY:

The net noncore and net short-term noncore funding dependence ratios illustrate the change in our liquidity position over the prior year. At December 31, 2001, our net noncore funding dependence ratio was 2.3 percent, compared to negative
3.4 percent at December 31, 2000. Our net short-term noncore funding dependence ratio equaled 1.1 percent at the end of 2001, compared to negative 5.5 percent at year-end 2000. At December 31, 2001, these ratios indicated that we had a slight degree of reliance on noncore deposits and borrowings to fund our long-term assets, namely loans and investments. Conversely, our ratios at year-end 2000 indicated long- term assets were not dependent on funding from noncore deposit sources. The increased reliance on noncore deposit sources primarily resulted from the $25.5 million reduction in federal funds sold.

Our liquidity position is further explained by analyzing our Consolidated Statements of Cash Flows. Cash and cash equivalents decreased $23.5 million to $13.9 million at December 31, 2001, from $37.4 million at the end of 2000. Net cash used in investing activities more than offset net cash provided by operating and financing activities and caused the decline in cash and cash equivalents. Net income of $4.7 million was the primary source of the $5.0 million in cash provided by operating activities in 2001.

In 2001, net cash used in investing activities totaled $64.3 million. Factors primarily responsible for the net cash outflow were investment securities purchases of $74.6 million and a net increase in lending activities of $14.9 million, partially offset by repayments of investment securities of $25.2 million.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2001 VERSUS 2000 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

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

CAPITAL ADEQUACY:

Our stockholders' equity totaled $40.8 million at December 31, 2001, and $37.6 million at December 31, 2000. Net income in 2001 of $4.7 million was the basis for the capital improvement. Net cash dividends declared of $1.3 million, common stock repurchases of $0.5 million and a positive net change in other comprehensive income of $0.3 million also influenced stockholders' equity.

Total dividends declared amounted to $1,468 or $0.74 per share in 2001, compared to $1,395 or $0.70 per share in 2000. Our dividend payout ratio was 31.2 percent in 2001 and 33.2 percent in 2000. During the years ended December 31, 2001 and 2000, 7,371 shares and 7,015 shares were issued under our dividend reinvestment plan. Under our stock repurchase program, we repurchased and retired 16,229 shares for $0.5 million in 2001 and 57,400 shares for $2.1 million in 2000.

Our risk-based capital position remained stable at December 31, 2001, in comparison to the end of 2000. Our ratio of Tier I capital to risk-weighted assets was 12.8 percent at December 31, 2001 and 2000, and our total capital to risk-weighted assets ratio was 13.9 percent at year-end 2001, compared to 14.0 percent at the end of 2000. Our Leverage ratio improved slightly to 8.8 percent at December 31, 2001, in comparison to 8.7 percent at December 31, 2000.

REVIEW OF FINANCIAL PERFORMANCE:

Our net income totaled $4.7 million in 2001, an increase of $0.5 million or 11.9 percent compared to $4.2 million in 2000. On a per share basis, earnings equaled $2.37 in 2001 and $2.11 in 2000. Higher net interest income, partially offset by increased noninterest expense, was the primary factor contributing to the earnings improvement. Return on average assets and return on average equity were
1.07 percent and 11.82 percent in 2001, compared to 1.03 percent and 11.72 percent in 2000. We recorded other comprehensive income, net of income taxes, of $0.2 million in 2001 and $1.2 million in 2000. For the years ended December 31, 2001 and 2000, comprehensive income amounted to $4.9 million and $5.4 million.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2001 VERSUS 2000 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Tax-equivalent net interest income improved $1.5 million or 9.5 percent to $17.0 million for the year ended December 31, 2001, from $15.5 million for the same period of 2000. We increased our provision for loan losses to $720 in 2001 from $420 in 2000. Noninterest income totaled $2,835 in 2001, an increase of $378 from $2,457 in 2000. Service charges, fees and commissions rose $414 to $2,479 in 2001, from $2,065 in 2000. Noninterest expense increased $801 or 7.2 percent to $11,870 in 2001 from $11,069 in 2000.

NET INTEREST INCOME:

Tax-equivalent net interest income amounted to $17,031 for the year ended December 31, 2001. For the same period of 2000, tax-equivalent net interest income was $15,550. The $1,481 or 9.5 percent improvement primarily related to growth in our average earning assets over that of our interest-bearing liabilities. Average interest-earning assets grew $33.2 million in 2001, causing tax-equivalent net interest revenue to improve $1,953. Partially offsetting this positive change was an increase of $969 in interest expense resulting from growth of $25.5 million in average interest-bearing liabilities.

Tax-equivalent net interest income was also favorably affected by a steeper decline in our fund costs as compared to the yield on earning assets. A 35 basis point decline in our cost of funds reduced interest expense by $1,050. Partially offsetting this gain was a 30 basis point reduction in the yield on our earning assets which lowered tax-equivalent interest revenue by $553.

PROVISION FOR LOAN LOSSES:

Our provision for loan losses equaled $720 in 2001, an increase of $300 compared to $420 in 2000. We considered the increase appropriate in light of an overall increase in the loan portfolio, greater emphasis placed on commercial lending, increased volumes of net charge-offs and the uncertainty of economic conditions.

NONINTEREST INCOME:

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

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2001 VERSUS 2000 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NONINTEREST EXPENSE:

Our noninterest expense totaled $11,870 for the year ended December 31, 2001, an increase of $801 or 7.2 percent, from $11,069 for the same period of 2000. Salaries and employee benefits expense and other expenses rose, while net occupancy and equipment expense declined slightly. Despite the overall increase, our productivity improved over the previous year. The operating efficiency ratio improved to 63.4 percent in 2001, from 65.8 percent in 2000.

Our total personnel costs equaled $5,638 in 2001, an increase of $419 or 8.0 percent compared to $5,219 in 2000. The $336 or 7.6 percent increase in salaries and payroll taxes was primarily due to normal merit increases and promotions, the addition of corporate relationship officers and further staffing requirements associated with the centralization of the loan division. Additionally, our employee benefits expense rose by $83 or 10.4 percent, as the cost of providing health insurance to employees continued to rise.

For the year ended December 31, 2001, net occupancy and equipment expense totaled $1,680, a slight decrease of $12 from $1,692 for the same period of 2000. Net occupancy expense decreased by $15, which was partially offset by a slight increase of $3 in equipment expense.

Our other expenses amounted to $4,552 for the year ended December 31, 2001. This was a $394 or 9.5 percent increase compared to $4,158 for the same period of 2000. The rise resulted primarily from increased Pennsylvania Bank Shares Tax, contractual services and costs associated with maintaining foreclosed properties.

INCOME TAXES:

For the year ended December 31, 2001, our income tax expense was $1,426, an increase of $287, compared to $1,139 for the same period of 2000. Our effective tax rate increased from 21.3 percent in 2000 to 23.3 percent in 2001. Higher earnings before income taxes, coupled with a lower level of tax-exempt income, were primarily responsible for the increase in the effective tax rate.

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

ERWIN T. KOST
President, Kost Tire Distributors, Inc.

ROBERT A. MAZZONI
Judge of the Court of Common Pleas of
Lackawanna County

J. ROBERT MCDONNELL
VICE CHAIRMAN
Owner, McDonnell's Restaurant

JOSEPH P. MOORE, III
President, J.J. Motors, Inc.

ERIC G. STEPHENS
Auto Dealer, H.L. Stephens and Son

DIRECTORS EMERITUS

MICHAEL T. GOSKOWSKI
Owner, Kartri Sales Mfg.

WILLIAM B. LOPATOFSKY
Retired

JOSEPH P. MOORE, JR.
President, Elk Mountain Ski Resort, Inc.

THEODORE W. POROSKY
Owner, Porosky Lumber Company

COMM BANCORP, INC.
DIRECTORS AND OFFICERS (CONTINUED)

ADVISORY BOARDS
COMMUNITY BANK AND TRUST COMPANY

CARBONDALE BRANCH

JOSEPH J. BRENNAN
Brennan and Brennan Funeral Home

JOHN J. CERRA
Attorney

HENRY E. DEECKE
Henry E. Deecke Real Estate

ROBERT W. FARBER
Quality Perforating, Inc.

SUSAN F. MANCUSO
Mancuso and Mancuso
Accounting & Tax Service

CLIFFORD BRANCH

WILLIAM F. FARBER, JR.
Farber's Restaurants

THOMAS J. LOPATOFSKY, JR.
Lenox Propane

SEAN P. MCGRAW
Attorney, McGraw, Peterson & Nepa

PATRICK J. OLIVERI
Oliveri's Crystal Lake Hotel

ERIC G. STEPHENS
H.L. Stephens and Son

EATON TOWNSHIP,
LAKE WINOLA AND
TUNKHANNOCK BRANCHES

JUDD B. FITZE
Attorney, Farr, Davis & Fitze

DOUGLAS A. GAY
Gay's True Value, Inc.

GLEN C. LAYAOU
Eaton Hills Development Corp.,
Layaou Construction Co.

HOWARD D. TRAUGER
Trauger's, Inc.

FOREST CITY BRANCH

THOMAS BAILEYS
Does Not Compute

RICHARD E. CURTIS
CUBE Auto Supply

ALLAN A. HORNBECK, JR.
Allan Hornbeck Chevrolet

JOSEPH LUCCHESI, D.M.D.
Dentist

J. SCOTT MISKOVSKY
Pharmacist, Red Cross Pharmacy

LINDA M. RICHARDS
Sparkware Associates, Inc.

STEVEN D. TOURJE
NEP Telephone Company

MONTROSE BRANCH

EDGAR B. BAKER
Consultant

DUANE L. JERAULD
Retired

THOMAS R. KERR
Tom Kerr Chevrolet

DONNA L. WILLIAMS
Livestock Dealer/Farmer

NICHOLSON BRANCH

RICHARD S. LOCHEN
Lochen's Market

MARK W. NOVITCH
Sherwood's Freightliner Western Star Sterling

DAVID E. SCHMIDT, JR.
The Proctor and Gamble
Paper Products Co.

SIMPSON BRANCH

FRANCIS LAPERA
Lapera Oil Company, Inc.

ROBERT M. MCDONNELL
McDonnell's Restaurant

GERALD G. SALKO, D.D.S.
Dentist

COMM BANCORP, INC.
DIRECTORS AND OFFICERS (CONTINUED)

OFFICERS
COMMUNITY BANK AND TRUST COMPANY

CAROL AMES
Lake Winola Branch Manager

DAVID L. BAKER
Senior Vice President

ROY W. BATTAGLIA
Clarks Summit Branch Manager

WILLIAM R. BOYLE
Senior Vice President
Chief Credit Officer

THOMAS A. BYRNE
Vice President
Commercial Loan Officer

DEBRA CARR
Dickson City Branch Manager

ROBERT DAVIS
Assistant Vice President
Commercial Loan Officer

KATHLEEN DELEO
Internal Loan Review Officer

WILLIAM F. FARBER, SR.
President and Chief Executive Officer
Chairman of the Board

JAY S. FENDRICK
Senior Trust Officer

STEPHANIE A. GANZ, CPA
Vice President of Finance

DEBRA GAY
Eaton Township Branch Manager

DONALD GIBBS
Scranton Branch Manager

DAVID A. JONES
Vice President
Mortgage Department

SHARON A. KOHANSKI
Assistant Vice President
Commercial Loan Officer

RANDOLPH LACROIX
Clifford Branch Manager

GARY LAVELLE
Vice President
Senior Loan Operations Officer

KATHLEEN LOCH
Factoryville Branch Manager

ANNETTE LYNCH
Loan Administrator

PAMELA S. MAGNOTTI
Compliance Officer

MARY ANN MUSHO
Human Resources Director

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

SCOTT A. SEASOCK
Executive Vice President
Chief Financial Officer

THOMAS W. SHEPPARD
Vice President
Commercial Loan Officer

RONALD K. SMITH
Vice President
Montrose Branch Manager

TAMI L. SNYDER
Vice President
Information Services

HAROLD STOUT
Tunkhannock Branch Manager

BRIAN URBAS
Forest City Branch Manager

STEVEN URSICH
Carbondale Branch Manager

PAUL WALSH
Lakewood Branch Manager

LOUIS ZEFRAN
Business Development Officer

COMM BANCORP, INC.
DIRECTORS AND OFFICERS (CONTINUED)

BOARD OF DIRECTORS
COMM REALTY CORPORATION

WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD

SCOTT A. SEASOCK

ERIC G. STEPHENS

OFFICERS
COMM REALTY CORPORATION

GARY LAVELLE
President

STEPHANIE A. GANZ, CPA
Treasurer

THOMAS A. BYRNE
Secretary

BOARD OF DIRECTORS
COMMUNITY LEASING CORPORATION

WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD

SCOTT A. SEASOCK

ERIC G. STEPHENS

OFFICERS
COMMUNITY LEASING CORPORATION

ERIC G. STEPHENS
President

STEPHANIE A. GANZ, CPA
Treasurer

THOMAS A. BYRNE
Secretary

BOARD OF DIRECTORS
COMM FINANCIAL SERVICES CORPORATION

WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD

JOHN P. KAMEEN

SCOTT A. SEASOCK

OFFICERS
COMM FINANCIAL SERVICES CORPORATION

GEORGE COBB
President

JOHN PASH
Treasurer

MARY ANN MUSHO
Secretary

COMM BANCORP, INC.
OTHER INFORMATION

LOCATIONS
COMMUNITY BANK AND TRUST COMPANY
CARBONDALE BRANCHES*

37 Dundaff Street
Carbondale, PA 18407
570-282-7500

92 Brooklyn Street
Carbondale, PA 18407
570-282-2276

CLARKS SUMMIT BRANCH*
125 N. State Street
Clarks Summit, PA 18411
570-586-6876

CLIFFORD BRANCH*
60 Main Street
Clifford, PA 18413
570-222-3168

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

SCRANTON BRANCH*
601 W. Lackawanna Avenue
Scranton, PA 18504
570-558-3600

SIMPSON BRANCH*
347 Main Street
Simpson, PA 18407
570-282-4821

TUNKHANNOCK BRANCH*
Route 6 West
Tunkhannock, PA 18657
570-836-5555

WILKES-BARRE**
601 Baltimore Drive
Wilkes-Barre, PA 18702
570-270-7240

TRUST SERVICES
125 N. State Street
Clarks Summit, PA 18411
800-217-3501

REMOTE ATM LOCATIONS
Keystone College
College Avenue
LaPlume, PA 18440

Moses Taylor Hospital
700 Quincy Avenue
Scranton, PA 18510

COMM REALTY CORPORATION
125 N. State Street
Clarks Summit, PA 18411
570-586-0377

COMMUNITY LEASING CORPORATION
125 N. State Street
Clarks Summit, PA 18411
570-586-0377

COMM FINANCIAL SERVICES CORPORATION
125 N. State Street
Clarks Summit, PA 18411
570-586-0377

KLICK(SM) BANKING VIA THE INTERNET
www.combk.com
Customer Service:
800-820-4642, Ext. 109


*ATM Locations

**Limited Purpose Office

COMM BANCORP, INC.
OTHER INFORMATION (CONTINUED)

STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS:
125 North State Street
Clarks Summit, PA 18411

LEGAL COUNSEL:
Saul Ewing LLP
Penn National Insurance Plaza
2 North Second Street, 7th Floor
Harrisburg, PA 17101

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

Janney, Montgomery, Scott, LLC
1801 Market Street
Philadelphia, PA 19103
800-211-2663

M.H. Meyerson & Co., Inc.
525 Washington Blvd.
Jersey City, NJ 07303-0260
201-459-9500

Ryan, Beck & Co.
80 Main Street
West Orange, NJ 07052
888-231-7226

Sandler O'Neill & Partners, LP
9 West 57th Street, 19th Floor
New York, NY 10019
212-933-2705

SEC REPORTS AND ADDITIONAL INFORMATION:

Copies of Comm Bancorp, Inc.'s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission or additional financial information concerning Comm Bancorp, Inc. may be obtained without charge by writing to Scott A. Seasock, Chief Financial Officer, at corporate headquarters.

COMMUNITY REINVESTMENT:

Copies of Community Bank and Trust Company's Community Reinvestment Statement may be obtained without charge by writing to Pamela S. Magnotti, Compliance Officer, at corporate headquarters.

COMMON STOCK MARKET INFORMATION:

Shares of Comm Bancorp, Inc. common stock are listed on The NASDAQ Stock Market(R) ("NASDAQ") as CommBcp under the symboL "CCBP". As of March 19, 2003, five firms were listed on the NASDAQ system as market makers for the Company's common stock.

The high and low closing sale prices and dividends per share of the Company's common stock for the four quarters of 2002 and 2001 are summarized as follows:

                                                                         CASH
                                                                       DIVIDENDS
2002:                                               HIGH       LOW     DECLARED
                                                   ------     ------   ---------
First Quarter ..................................   $32.00     $29.00     $0.20
Second Quarter .................................    38.00      31.50      0.20
Third Quarter ..................................    35.97      32.01      0.21
Fourth Quarter .................................   $35.50     $32.76     $0.21
2001:
First Quarter ..................................   $32.00     $25.00     $0.18
Second Quarter .................................    30.85      26.00      0.18
Third Quarter ..................................    31.00      26.00      0.19
Fourth Quarter .................................   $32.00     $26.50     $0.19

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

WORLD WIDE WEB INFORMATION:

The Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are filed electronically through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"), which performs automated collection, validation, indexing, acceptance and forwarding of submissions to the Securities and Exchange Commission and is accessible by the public on the Internet at http://www.sec.gov/edgarhp.htm.

Additional financial and nonfinancial information can be accessed electronically using the Company's web site at http://www.combk.com.