Form 10-K, Exhibit 13
period 2003-12-31
COMM BANCORP INC
filed 2004-03-29
CIK 730030

                                   EXHIBIT 13

                  PORTIONS OF THE ANNUAL REPORT TO STOCKHOLDERS
                     FOR FISCAL YEAR ENDED DECEMBER 31, 2003

COMM BANCORP, INC.
CONTENTS

INTRODUCTION

 65  President's Message to Stockholders
 67  Consolidated Selected Financial Data

MANAGEMENT'S DISCUSSION AND ANALYSIS

 68  Forward-Looking Discussion
 69  Critical Accounting Policies
 71  Operating Environment
 76  Review of Financial Position
116  Review of Financial Performance

CONSOLIDATED FINANCIAL STATEMENTS

128  Independent Auditors' Report
129  Consolidated Statements of Income and Comprehensive Income
130  Consolidated Balance Sheets
131  Consolidated Statements of Changes in Stockholders' Equity
132  Consolidated Statements of Cash Flows

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

133  Summary of significant accounting policies
151  Cash and due from banks
152  Investment securities
154  Loans, nonperforming assets and allowance for loan losses
157  Commitments, concentrations and contingent liabilities
159  Premises and equipment, net
160  Other assets
161  Deposits
162  Short-term borrowings
163  Fair value of financial instruments
163  Employee benefit plan
164  Income taxes
166  Parent Company financial statements
168  Regulatory matters
172  Summary of quarterly financial information (unaudited)

MANAGEMENT'S DISCUSSION AND ANALYSIS 2002 VERSUS 2001

173  Operating Environment
174  Review of Financial Position
182  Review of Financial Performance

DIRECTORS AND OFFICERS

186  Boards of Directors and Corporate Officers

OTHER INFORMATION

190  Locations
191  Stockholder Information

COMM BANCORP, INC.
PRESIDENT'S MESSAGE TO STOCKHOLDERS

Prepare (pri-par) vb 1. to make or get ready.

The year 2003 was very challenging for financial institutions. Interest rates reached historic lows, which compressed interest margins and made it difficult to achieve earnings growth. Net income was $4.7 million for the year or $2.45 per share. Given this very difficult economic climate, we chose to use 2003 as a year to prepare. A year to position our Company for greater profitability in the future.

As we look back on 2003, we are extremely pleased with the milestones achieved and the goals brought to fruition. Our balance sheet grew significantly. Total assets reached the milestone of one-half of $1.0 billion and closed the year at $509.4 million, $23.0 million or 4.7 percent higher than at the end of 2002. We attributed this strong growth to our strategic focus which involves building commercial market share, maintaining a strong individual customer base and providing all our customers with superior, personalized and comprehensive financial services.

On December 9, 2003, we officially opened our 17th community banking office in Tannersville, Pennsylvania. In close proximity to New York City, this area is one of the fastest growing urban areas in the Commonwealth. We look forward to developing relationships with the people and businesses in this area.

Over the past few years we have focused our efforts on developing comprehensive and solid relationships with businesses in our market area. We not only cater to the lending needs of our business customers, but rather build relationships that incorporate all their financial service needs. As a result of these efforts, we have been successful! In a year where many banks experienced a runoff in commercial loans, our loan portfolio grew nearly 11.0 percent in 2003, with our commercial loan portfolio increasing a significant 34.0 percent. In addition, total deposits increased approximately 5.0 percent in 2003, of which approximately one-third was commercial in nature.

Although, we have been striving to build commercial market share, we have not forgotten the importance of our mainstay-our personal customers. In 2003, we introduced new products and services that create value for the individuals and families in our neighborhoods. We created Community Plus Mortgage, a 100.0 percent financing program that makes it easier for first- time home buyers to achieve their dream of owning their own home. We also began offering title insurance and abstract services to our mortgage customers in order to make the closing process less complicated. Finally, we know our customers have busy schedules, that is why we implemented InTouch(SM), a secure, 24-hour customer service line. Customers can now perform their routine banking functions at their convenience via the telephone.

COMM BANCORP, INC.
PRESIDENT'S MESSAGE TO STOCKHOLDERS (CONTINUED)

In 2003, we took steps to strengthen our Company's corporate governance. As you may know, with the enactment of the Sarbanes-Oxley Act of 2002, many changes were made to ensure the integrity and accountability of Management, including the Board of Directors, and independence of the outside independent auditors of public companies. We have a code of business conduct that applies to all officers, directors and employees of our Company, to help ensure that we retain our integrity to merit public trust and confidence. In addition, our senior financial officers have signed a code of ethics designed to ensure the accuracy, integrity and completeness of our financial reporting and disclosures. Finally, I, along with the Chief Financial Officer, certify our quarterly and annual financial statements. We fully comply with all the requirements of the Sarbanes-Oxley Act of 2002 and the recently-adopted listing standards of The NASDAQ Stock Market(R).

In closing, I would like to thank our employees for their hard work and diligence. Our Company would not be where it is today if it were not for them. I would also like to thank the Board of Directors for their leadership in a challenging and changing year. It is through their guidance that we maintain the highest standard of integrity and accountability. Finally, I would like to thank you, our stockholders, for your continued confidence in our Company. I can ensure you that we are prepared. We are prepared to meet whatever opportunities and challenges 2004 may present.

Sincerely,

/s/ William F. Farber, Sr.
---------------------------------------------
William F. Farber, Sr.
President and Chief Executive Officer,
Chairman of the Board

COMM BANCORP, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31                                            2003          2002          2001          2000          1999
------------------------------------------------------------   ----------    ----------    ----------    ----------    ----------
CONDENSED STATEMENTS OF FINANCIAL PERFORMANCE:
Interest income ............................................   $   26,808    $   29,284    $   31,012    $   29,583    $   27,812
Interest expense ...........................................        9,972        12,216        15,131        15,212        14,022
                                                               ----------    ----------    ----------    ----------    ----------
  Net interest income ......................................       16,836        17,068        15,881        14,371        13,790
Provision for loan losses ..................................          480         1,100           720           420           535
                                                               ----------    ----------    ----------    ----------    ----------
  Net interest income after provision for loan losses ......       16,356        15,968        15,161        13,951        13,255
Noninterest income .........................................        4,034         4,145         2,835         2,457         2,112
Noninterest expense ........................................       14,484        13,530        11,870        11,069         9,429
                                                               ----------    ----------    ----------    ----------    ----------
  Income before income taxes ...............................        5,906         6,583         6,126         5,339         5,938
Provision for income tax expense ...........................        1,206         1,383         1,426         1,139         1,338
                                                               ----------    ----------    ----------    ----------    ----------
  Net income ...............................................   $    4,700    $    5,200    $    4,700    $    4,200    $    4,600
                                                               ==========    ==========    ==========    ==========    ==========

CONDENSED STATEMENTS OF FINANCIAL POSITION:
Investment securities ......................................   $  105,248    $  124,203    $  120,357    $   71,246    $  105,630
Net loans ..................................................      354,356       319,830       307,102       294,245       273,051
Other assets ...............................................       49,848        42,385        32,899        54,249        28,431
                                                               ----------    ----------    ----------    ----------    ----------
  Total assets .............................................   $  509,452    $  486,418    $  460,358    $  419,740    $  407,112
                                                               ==========    ==========    ==========    ==========    ==========

Deposits ...................................................   $  459,466    $  437,213    $  416,205    $  378,721    $  362,483
Short-term borrowings ......................................                                                                5,500
Long-term debt .............................................                                                     36            39
Other liabilities ..........................................        3,445         3,872         3,305         3,365         3,615
Stockholders' equity .......................................       46,541        45,333        40,848        37,618        35,475
                                                               ----------    ----------    ----------    ----------    ----------
  Total liabilities and stockholders' equity ...............   $  509,452    $  486,418    $  460,358    $  419,740    $  407,112
                                                               ==========    ==========    ==========    ==========    ==========

PER SHARE DATA:
Net income .................................................   $     2.45    $     2.65    $     2.37    $     2.11    $     2.17
Cash dividends declared ....................................         0.88          0.82          0.74          0.70          0.57
Stockholders' equity .......................................   $    24.41    $    23.31    $    20.67    $    18.95    $    17.43
Cash dividends declared as a percentage of net income ......        35.89%        30.83%        31.23%        33.21%        26.00%
Average common shares outstanding ..........................    1,921,063     1,960,140     1,984,180     1,995,834     2,125,164

SELECTED RATIOS (BASED ON AVERAGE BALANCES):
Net income as a percentage of total assets .................         0.93%         1.10%         1.07%         1.03%         1.16%
Net income as a percentage of stockholders' equity .........        10.23         11.99         11.82         11.72         12.02
Stockholders' equity as a percentage of total assets .......         9.14          9.13          9.02          8.81          9.66
Tier I capital as a percentage of adjusted total assets ....         8.66          8.77          8.82          8.71          8.60
Net interest income as a percentage of earning assets ......         3.80          4.09          4.08          4.04          4.01
Loans, net, as a percentage of deposits ....................        76.43%        74.33%        75.41%        79.17%        73.20%

SELECTED RATIOS AND DATA (BASED ON PERIOD END BALANCES):
Tier I capital as a percentage of risk-weighted assets .....        11.30%        12.10%        12.80%        12.85%        13.24%
Total capital as a percentage of risk-weighted assets ......        12.23         13.19         13.86         14.04         14.49
Allowance for loan losses as a percentage of loans, net ....         1.00%         1.16%         1.04%         1.10%         1.37%
Full-time equivalent employees .............................          203           196           182           169           167
Locations ..................................................           17            16            14            14            14

Note: Average balances were calculated using average daily balances. Average balances for loans include nonaccrual loans. Tax-equivalent adjustments were calculated using the prevailing statutory rate of 34.0 percent.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Management's Discussion and Analysis appearing on the following pages should be read in conjunction with the Consolidated Financial Statements beginning on page 128 and Management's Discussion and Analysis 2002 versus 2001 beginning on page 173.

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

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The banking industry is highly competitive, with rapid changes in product delivery systems and consolidation of service providers. We compete with many larger institutions in terms of asset size. These competitors also have substantially greater technical, marketing and financial resources. The larger size of these companies affords them the opportunity to offer some specialized products and services not offered by us. We are constantly striving to meet the convenience and needs of our customers and to enlarge our customer base, however, we cannot assure that these efforts will be successful.

CRITICAL ACCOUNTING POLICIES:

Our financial statements are prepared in accordance with generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to establish critical accounting policies and make accounting estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during those reporting periods.

An accounting estimate requires assumptions about uncertain matters that could have a material effect on the financial statements if a different amount within a range of estimates were used or if estimates changed from period to period. Readers of this report should understand that estimates are made considering facts and circumstances at a point in time, and changes in those facts and circumstances could produce results that differ from when those estimates were made. Significant estimates that are particularly susceptible to material change in the next year relate to the allowance for loan losses, fair value of financial instruments and the valuations of real estate acquired through foreclosure and intangible assets. Actual amounts could differ from those estimates.

We maintain the allowance for loan losses at a level we believe adequate to absorb probable credit losses related to specifically identified loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of the balance sheet date. The balance in the allowance for loan losses account is based on past events and current economic conditions.

The allowance for loan losses account consists of an allocated element and an unallocated element. The allocated element consists of a specific portion for the impairment of loans individually evaluated and a formula portion for the impairment of those loans collectively evaluated. The unallocated element is used to cover inherent losses that exist as of the

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

evaluation date, but which have not been identified as part of the allocated allowance using our impairment evaluation methodology due to limitations in the process.

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

Fair values of financial instruments, in cases where quoted market prices are not available, are based on estimates using present value or other valuation techniques which are subject to change.

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

Intangible assets include goodwill and a core deposit intangible. We evaluate goodwill for impairment at least annually and we evaluate the useful life of the core deposit in each reporting period in order to determine if it should be adjusted.

For a further discussion of our critical account policies, refer to the note entitled, "Summary of significant accounting policies," in the Notes to Consolidated Financial Statements to this Annual Report. This note lists the significant accounting policies used by management in the development and presentation of our financial statements. This Management's Discussion and Analysis, the Notes to the Consolidated Financial Statements and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for the understanding and valuation of our financial position, results of operations and cash flows.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

OPERATING ENVIRONMENT:

The subpar economic performance characteristic of the previous two years appeared to turnaround midway through 2003. In the early part of the year, uncertainty about the economic outlook and war in Iraq still plagued the United States economy. The gross domestic product ("GDP"), the value of all goods and services produced in the United States, grew at a moderate annual pace of 2.0 percent in the first quarter and a slightly higher annual pace of 3.1 percent in the second quarter. Supported by very accommodative monetary and fiscal policy initiatives, economic activity accelerated in the second half of the year. The Federal Open Market Committee ("FOMC") in an effort to support economic expansion and insure against a drop in inflation, lowered its target federal funds rate 25 basis points to 1.00 percent at its meeting on June 24, 2003. In addition, the federal government passed fiscal policy in order to help spur the economy by providing incentives to increase consumer and business spending. The Jobs and Growth Tax Relief Reconciliation Act of 2003 was signed into law on May 28, 2003. The Act advanced refund checks to households eligible for an increase in the 2003 child tax credit, lowered withholding schedules for individuals and provided a partial-expensing incentive for business capital investment. The economy picked up remarkably following these initiatives, and as a result, GDP grew at an annual rate of 8.2 percent in the third quarter and 4.1 percent in the fourth quarter. For the entire year, the United States economy grew 3.1 percent.

Consumer spending, which has been the mainstay of the economy, rose at the same moderate pace in the early part of 2003 as it did in the prior two years. However, households increased their spending considerably after fiscal policy actions were initiated midway through the year. Personal consumption jumped 6.9 percent in the third quarter, as the tax rate reductions and advance child tax credits supported growth in disposable personal income. In addition, low interest rates provided additional support by reducing borrowing costs for the purchase of homes and durable goods. The further reduction in interest rates allowed consumers, once again, to stretch their paychecks further and increase their purchasing power. The lower rates also provided additional strength to the housing market and spurred a new round of mortgage refinancing. Appreciation in home prices increased the equity for most homeowners, and many converted the equity to cash through refinancing and used the proceeds for home improvements and other purchases. Consumer spending for all of 2003 rose 3.1 percent.

After declining for the past two years, business investment picked up dramatically in 2003. In addition, business profitability rose due to

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

strong productivity gains. Efforts to control cost and increase efficiency led to a 5.3 percent increase in output per hour. Greater profitability led to an improvement in cash flows and a rebound in equity values, which created a sense of confidence in the economic outlook. This newfound confidence, coupled with an increase in consumption and fiscal stimulus, prompted 14.8 percent and 15.8 percent increases in business investment in the third and fourth quarters of 2003. For all of 2003, business investment rose 4.3 percent, after contracting
1.2 percent in 2002 and 8.4 percent in 2001. Nonresidential investment increased
2.9 percent and outlays for equipment and software rose 5.5 percent, after posting declines of 7.2 percent and 2.8 percent in 2002.

However, the increase in productivity continued to create excess capacity in the labor market. Although the National unemployment rate fell to 5.4 percent in 2003 from 5.7 percent in 2002, the decrease was not due to a creation of new jobs. For the third year in a row, job losses in the manufacturing sector were only partially offset by job gains in the service-providing industry. Rather, the decline in unemployment was due to a reduction in the labor force, as a large number of potential workers stopped looking for jobs. The labor force participation rate declined to 66.0 percent in December of 2003 from 66.4 percent one year earlier. However, job creation is expected to pick up in 2004. As manufacturers increase production to fulfill demand, excess labor capacity will be used up, thus creating a need for new jobs.

National, Pennsylvania and our market area's unemployment rates at December 31, 2003 and 2002, are summarized as follows:

DECEMBER 31              2003      2002
-----------------------  ----      ----
National ..............   5.4%      5.7%
Pennsylvania ..........   5.2       5.9
Lackawanna County .....   4.5       5.2
Monroe County .........   6.1       7.4
Susquehanna County ....   4.7       6.1
Wayne County ..........   5.0       6.2
Wyoming County ........   4.9%      6.4%

All areas experienced a decrease in their respective unemployment rates. Employment conditions in the Commonwealth improved to 5.2 percent in 2003 from
5.9 percent in 2002. The unemployment rate for all five counties in our market area improved in comparison to last year. However, similar to the Nation, according to the State Department of Labor and Industry, the improvement was not due to job creation, but rather a reduction in the region's labor force. The civilian labor force in our five-county market

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

area fell by 5,600 workers or 2.5 percent in 2003, due primarily to this region's growing number of retirees. In addition, the number of jobs in December 2003 fell by 3,100 compared with one year earlier.

Despite the lackluster employment conditions in our market area, a recent Brookings Institution study conducted in cooperation with the local economic development community concluded that the Scranton/Wilkes-Barre/Hazleton area was among those best positioned to succeed. The study also concluded that whatever happens to the three downtown areas of Scranton, Wilkes-Barre and Hazleton affects the competitiveness and quality of life for the entire region, including regional economic performance. On a positive note, in August of 2003, the directors for several area chambers of commerce met at a joint meeting to lay the groundwork for cooperation in promoting the entire region. With regard to Lackawanna County, one of our primary markets, there were a number of changes that either occurred or were announced in 2003 to enhance the infrastructure of the downtown Scranton area including:

         - The Scranton Enterprise Center, a business incubator, opened in April, with construction of an addition and parking lot started in July;

         - The Scranton Hilton Hotel and Convention Center, a brand new 175-room facility and anchor for the city's business district, opened its doors in the summer;

         - Two downtown buildings were revitalized and a third sold to an out-of-town developer;

         - An area businessman detailed a proposal for the construction of office buildings for both retail and commercial use; and

         - Both Southern Union, a utility company, and Vaccess America, a subsidiary of Aventis Pasteur, a Swiftwater-based pharmaceutical company, are planning to locate their new headquarters on Lackawanna Avenue.

In addition, commercial businesses located in other cities and towns in our market area experienced growth in 2003 or received favorable news for 2004 including:

         - Foremost, the war in Iraq brought millions of dollars in government contracts to area military contractors such as Lockheed Martin;

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         - Gentex Optics, located just outside Carbondale, Pennsylvania, is building a 6,800 square foot addition and adding 45 new jobs to expand its production of shatterproof eye-wear;

         - Caterpillar Logistics Services announced that it will open a distribution center in the Covington Industrial Park in Lackawanna County; and

         - Many national restaurant chains established locations in the Clarks Summit, Dickson City and Wilkes-Barre areas.

The banking industry, for the third year in a row, reported record earnings in 2003. Higher levels of noninterest income and lower provisions for loan losses led to a 14.1 percent increase in net income for all Federal Deposit Insurance Corporation ("FDIC")-insured commercial banks. Much of the improvement was concentrated in large institutions, as earnings for smaller community banks were negatively impacted by net interest margin compression. In addition, banks exhibited strong balance sheet growth. For all FDIC-insured commercial banks, total assets grew 7.4 percent. Strong demand for residential mortgages resulted in loans, net of unearned income, growing 6.6 percent. Similar to 2002, these institutions also continued to experience strong demand for their deposit products. Total deposits grew 7.2 percent in 2003 after increasing 7.1 percent last year. Interest-bearing deposits increased 8.6 percent, while noninterest-bearing deposits rose 1.9 percent. Much of the demand for interest-bearing accounts was concentrated in savings accounts as consumers opted to keep their funds liquid. Commercial banks also experienced significant improvement in asset quality, specifically in the quality of their commercial and industrial loan portfolios. Total nonperforming assets, as a percentage of total assets, for all FDIC-insured commercial banks improved to 0.77 percent at December 31, 2003, from 0.94 percent at the end of 2002. Although stockholders' equity increased 6.9 percent, FDIC-insured commercial banks reported risk-based capital ratios that were relatively unchanged, due to growth, is assets with a higher risk rating. The Tier I and Total risk-based capital ratios were 10.1 percent and 12.7 percent at year-end 2003 compared to 10.0 percent and 12.8 percent at the end of the previous year. The Leverage ratio for these banks was
7.9 percent and 7.8 percent at December 31, 2003 and 2002.

As previously mentioned, net profits for all FDIC-insured commercial banks increased $12.7 billion or 14.1 percent and reached a record $102.6 billion in 2003, compared to $89.9 billion in 2002. Return on average assets ("ROAA") and return on average equity ("ROAE") for these institutions improved considerably. These banks posted ROAA of 1.40 percent and ROAE of

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

15.31 percent in 2003 compared to 1.33 percent and 14.49 percent in 2002. The improved profitability, for the most part, resulted from increased noninterest income, coupled with a reduction in the provision for loan losses. Noninterest income rose $13.9 billion or 8.0 percent due to higher gains on the sale of residential mortgages and increased servicing fees. Asset quality improved for all FDIC-insured banks, which resulted in a substantial 15.0 percent decline in net charge-offs. FDIC-insured banks responded by reducing their provisions for loan losses by 27.9 percent in 2003. However, the banking industry began to feel the effects of the low interest rate environment, as the net interest margin for all FDIC-insured commercial banks contracted 27 basis points. Small community banks, which rely on net interest income for the majority of their revenue, felt the greatest impact.

Contrary to the results for the overall banking industry, FDIC-insured commercial banks located in Pennsylvania recorded a reduction in earnings for the third straight year. For these banks, net income declined $155.0 million in 2003, after decreasing $24.0 million in 2002 and $137.0 million in 2001. Similar to 2002, reduced net interest income, due to declining margins and lower levels of noninterest income, were the reasons attributed to the decline. ROAA and ROAE for insured Pennsylvania banks decreased to 1.38 percent and 15.70 percent in 2003 from 1.52 percent and 17.86 percent in 2002. For these banks, net interest income decreased $448.2 million or 7.9 percent in 2003, as their net interest margin compressed 26 basis points. In addition, these Pennsylvania banks were not successful in improving fee income, as noninterest income declined $214.0 million or 4.3 percent compared to 2002. Asset quality for Pennsylvania banks improved, and as a result, these banks lowered their provisions by 51.5 percent, which partially mitigated the effects of the reduced revenues.

After two years of decline, equity markets rebounded in 2003. The rebound was evidenced by increases in two prominent indices, the Dow Jones Industrial Average and the Standard & Poor's 500, which posted gains of 25.3 percent and
26.4 percent. In addition, values of tech stocks, which were deflated in recent years, improved dramatically. This caused The NASDAQ Stock Market(R) Composite to jump 50.0 percent. Bank stocks also posted gains, as evidenced by an increase in The NASDAQ Bank Index Composite growing 29.9 percent. Economic recovery and higher stock values influenced the increase in deals announced in 2003, as companies once again pursued mergers and acquisitions as a means of growth. In the United States, $523.7 billion in transactions were announced in 2003, a 19.0 percent increase from 2002. The largest deal announced in 2003 occurred in the banking industry between Bank of America and FleetBoston, with a total value of $49.3 billion. With regard to the entire banking industry, the number of

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

mergers and acquisitions announced increased 13.6 percent. Deal values also increased, as both the median price-to-earnings and the median price-to-tangible book value rose. Merger and acquisition activity is expected to pick up in 2004 as financial institutions continue to battle earnings challenges and increased regulatory burdens. For a discussion of recent Statements of Financial Accounting Standards ("SFAS") issued by the Financial Accounting Standards Board ("FASB") related to business combinations and intangible assets, refer to the note entitled, "Summary of significant accounting policies-Business combinations, intangible assets and disposable activities," in the Notes to Consolidated Financial Statements to this Annual Report.

The fundamental factors supporting the economy, increases in consumer and business spending, coupled with a strong housing market in the second half of 2003 are expected to continue and promote brisk expansion in 2004. The FOMC is anticipating strong GDP growth of between 4.5 percent and 5.0 percent. Employment conditions are expected to improve as excess slack in the labor market is utilized. The FOMC indicated that they expect inflation to remain stable due to sustained productivity gains. Accordingly, it is expected that they will remain patient before taking action to change their accommodative policy stance. However, no assurance can be given regarding changes in economic conditions and activity or their effects on us.

REVIEW OF FINANCIAL POSITION:

We are located in Northeastern Pennsylvania and offer traditional bank products and services, including loans, deposits and trust services, through our primary subsidiary, Community Bank and Trust Company ("Community Bank"). Our other subsidiary, Comm Realty Corporation ("Comm Realty"), holds, manages and sells foreclosed or distressed assets on behalf of Community Bank. Community Bank operates 17 full-service branch banking offices located within a five-county market area and primarily services individuals and small- and medium-sized businesses. Community Bank has two subsidiaries, Community Leasing Corporation ("Community Leasing") and Comm Financial Services Corporation ("Comm Financial Services"). Community Leasing provides direct lease financing to commercial customers and Comm Financial Services offers various types of insurance products and asset management services to both individuals and businesses.

We consider Community Bank's 17 branch banking offices to be a single operating segment. Community Leasing, Comm Financial Services and Comm Realty did not meet the quantitative thresholds for required segment disclosure. For a further discussion of the requirements for segment disclosure, refer to the note entitled, "Summary of significant accounting

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

policies-Segment disclosure," in the Notes to Consolidated Financial Statements to this Annual Report.

The strategic focus of our Company involves growing our commercial loan and deposit portfolios, as well as maintaining a strong individual customer base, while providing both types of customers superior, personalized and comprehensive financial services. In order to accomplish these goals we:

         - Continue to seek and establish new markets in predominantly urban areas with a high concentration of commercial activity;

         - Add commercial lenders that have proven experience in building complete, strong relationships with business customers. This involves not only catering to their financing needs, but also establishing deposit relationships and adding value through our many other services, such as insurance, trust and leasing;

         - Develop new product offerings to not only generate new revenue sources, but for the benefit and convenience of our customers;

         - Provide comprehensive orientation training to newly hired employees and continuing education for existing staff in order to provide superior service; and

         -    Remain current with and offer the latest in banking technology.

On December 9, 2003, we officially began developing banking relationships with the people and businesses in Tannersville, Monroe County, Pennsylvania. In close proximity to New York City, this area is one of the fastest growing urban areas in the Commonwealth. Deposits and loans for this new branch totaled $1.6 million and $3.7 million at December 31, 2003. Commercial relationships accounted for approximately 98.1 percent of the new business.

Over the past two years, we have added several commercial loan officers and another business development officer to our staff. These new additions have proven successful in building and changing the composition of our loan and deposit portfolios as well as creating solid customer relationships.

At the end of 2002, we received approval from the Pennsylvania Department of Banking to form and become a 40.0 percent member of Community Abstract Services, LLC ("Community Abstract"). This limited liability company became operational in May of 2003. Not only does this company generate additional fee income for us, it adds value for mortgage customers by offering title insurance and abstract services at competitive rates.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

In order to continue to provide customers with superior service, we implemented InTouch(SM), a secure, 24-hour automated customer service line. Customers can check their account balances, transfer funds between accounts and perform other routine banking functions at their convenience via the telephone. We also implemented an enterprise-wide document imaging system in 2003. The system provides cold archival storage of reports and the ability to scan and store deposit, loan and other application documents at a central location. The system provides greater operating efficiency and enhances customer service through the fast, accurate retrieval of information concurrently throughout our organization.

We plan to continue our strategic focus in 2004 by possibly hiring additional commercial loan officers and/or business development officers. We also plan to expand our branch network into the Greater Wilkes-Barre area of Luzerne County. Wilkes-Barre and the surrounding area is the second largest urban market in Northeastern Pennsylvania.

We grew significantly in 2003, surpassing the one-half of $1.0 billion milestone. Our strategic initiatives, coupled with economic and market conditions, affected the demand for both loans and deposits and led to a $23.0 million or 4.7 percent increase in total assets to $509.4 million at December 31, 2003, from $486.4 million at the end of the previous year. Total assets averaged $502.9 million in 2003, an increase of $27.9 million or 5.9 percent compared to 2002. As a percentage of average total assets, average earning assets equaled 94.5 percent in 2003 and 94.7 percent in 2002. Market rates, already at historic lows, fell even further and forced a 92 basis point reduction in our tax-equivalent yield on earning assets to 5.89 percent in 2003 from 6.81 percent in 2002.

Loans, net of unearned income, grew substantially, by $34.3 million or 10.6 percent to $357.9 million at December 31, 2003, from $323.6 million at year-end 2002. Our focus on developing commercial business relationships, coupled with the strength of the housing market continued to influence the composition of our loan portfolio. Commercial business development directly led to a 34.0 percent increase in business loans, including commercial loans, commercial mortgages and commercial lease financing. The commercial portfolio represented 62.6 percent of our total loan portfolio at December 31, 2003, compared to 51.7 percent at the end of 2002. Mortgage rates remained low throughout 2003, which kept the housing market and the demand for mortgage loans strong. We experienced intense activity in our secondary mortgage division. However, since the majority of mortgage loans originated or refinanced are subsequently sold in the secondary market, residential mortgage loans, including construction loans, declined 17.0 percent reducing the effect that the strong commercial loan growth had on the

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

overall growth in the loan portfolio. Loans averaged $346.6 million in 2003, an increase of $28.4 million or 8.9 percent over the prior year, and represented
72.9 percent of average earning assets. Prior actions by the FOMC to ease monetary policy, along with action taken in the middle of 2003 reducing the target rate still another 25 basis points, led to a 75 basis point decline in the tax-equivalent yield on our loan portfolio to 6.75 percent in 2003 from 7.50 percent in 2002.

Although economic conditions began to rebound, uncertainty about future conditions and volatility in the equity markets influenced the decisions of many investors. As a result, the demand for low-risk bank deposits remained strong. Our deposits rose $22.3 million or 5.1 percent from the previous year-end. Similar to last year, the majority of the growth was in noninterest-bearing deposits and interest-bearing transaction accounts. Our cost of deposits declined 72 basis points to 2.51 percent in 2003 from 3.23 percent in 2002.

Stockholders' equity increased $1.2 million to $46.5 million at December 31, 2003, from $45.3 million at December 31, 2002. Our book value grew to $24.41 per share, compared to $23.31 per share at the end of 2002. Net income of $4.7 million was the primary factor contributing to the improvement.

For a discussion of the recent Interpretation issued by the FASB related to the consolidation of variable interest entities, refer to the note entitled, "Summary of significant accounting policies-Variable interest entities," in the Notes to Consolidated Financial Statements to this Annual Report.

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

There are certain risks inherent in the portfolio that may negatively impact our liquidity and profitability. Two of the major risks affecting our portfolio are market or IRR and timing risk. Understanding these and other inherent risks and their potential effects are essential in effectively managing the investment portfolio.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Market or IRR, the greatest risk to our portfolio, relates to the inverse relationship between bond prices and market yields. It is defined as the risk that increases in general market interest rates will result in market value depreciation. Since our entire investment portfolio is designated as available-for-sale and carried at estimated fair value, with net unrealized gains and losses reported as a separate component of stockholders' equity, market value depreciation could negatively impact our capital position. In addition to affecting the market value of the investment portfolio, interest rate changes can have a significant impact on the amount and timing of cash flow receipts, which are an important source of funding for our loan portfolio. As interest rates increase, prepayments on underlying mortgages generally decline, which could materially reduce the cash flows available from these investments. Conversely, should interest rates decline, cash flows from CMOs generally increase, which could lead to a surplus of liquidity that must be reinvested at lower rates.

The FOMC carefully watched economic conditions during the first six months of 2003. The economy exhibited only slight growth in the first half of the year. Treasury rates fell during this period in response to weak economic data and rumors of possible further easing of monetary policy. With inflationary pressures nonexistent, the FOMC decided to lower the target for the federal funds rate 25 basis points to 1.00 percent from 1.25 percent at its meeting on June 24, 2003, in order to add further support to economic expansion and insure against deflation. In addition, the FOMC stated at subsequent meetings that given the low probability of inflation, monetary policy could remain accommodative for a considerable period. As a result, the yield curve steepened. Short-term rates remained at low levels but intermediate-term and long-term rates backed up and closed 2003 notably higher. Since our investment portfolio primarily consists of fixed-rate bonds, changes in market interest rates have a substantial influence on the fair value of the portfolio. Specifically, the parts of the yield curve most closely related to our investments include the two-year and ten-year U.S. Treasuries, which affect the values of our mortgage-backed securities, including CMOs, and other short-term investments, and tax-exempt state and municipal obligations. The yield on the two-year U.S. Treasury, which started the year at 1.61 percent, fell 51 basis points to a low of 1.10 percent on June 13, 2003. Similarly, the yield on the ten-year U.S. Treasury fell 70 basis points from 3.83 percent at year-end 2002 to a low of
3.13 percent on the same date. After the easing of monetary policy and emergence of increasingly positive economic data, these yields rose appreciably over the remainder of 2003. The yield on the two-year U.S Treasury rose 74 basis points and closed 2003 at 1.84 percent, 23 basis points higher than the previous year-end. The change in the yield on the ten-year U.S. Treasury was even more dramatic. This yield rose 114 basis

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

points by December 31, 2003, 44 basis points higher than the end of 2002. As previously mentioned, bond prices react inversely to yields. As a result, we experienced a decline of $713 in the aggregate market value of our investment portfolio. The decline in value was primarily due to a $748 decrease in the unrealized holding gain on mortgage-backed securities and the recognition of a $301 unrealized holding loss on taxable municipals. Although interest rates on the ten-year U.S. Treasury were higher, the net unrealized holding gain on tax-exempt state and municipal obligations rose $331, partially offsetting the market value depreciation on our holding of mortgage-backed and taxable municipal investment securities. The appreciation in value of our tax-exempt municipal portfolio can be explained by a decline in the differential that existed between supply and demand in the municipal market at the end of 2003 compared to one year earlier. As a result, tax-exempt municipals were priced higher at December 31, 2003.

We reported net unrealized holding gains, included as a separate component of stockholders' equity, of $2,113, net of income taxes of $1,089, at December 31, 2003, and $2,584, net of income taxes of $1,331, at December 31, 2002. We realize additional increases in interest rates could negatively impact the market value of our investments and our capital position. In order to monitor the potential effects a rise in interest rates could have on the value of our investments, we perform stress test modeling on the portfolio. Stress tests conducted on our portfolio at December 31, 2003, indicated that should general market rates increase by 100, 200 and 300 basis points, we would anticipate declines of 2.7 percent, 5.7 percent and 8.7 percent in the market value of our portfolio. Our IRR exposure with regard to market value depreciation weakened slightly in comparison to the end of 2002. At December 31, 2002, we anticipated market value depreciation of 2.1 percent, 4.7 percent and 7.6 percent given the same rate shocks.

In addition to monitoring the effects interest rate changes have on the value of our investments, we measure how our cash receipts from principal repayments on our mortgage-backed securities will change given rate fluctuations of plus or minus 100 basis points. Based on our investment portfolio at December 31, 2003, we expect to receive $12.9 million from repayments in 2004 if rates do not change. If rates go up 100 basis points from their current level, we expect repayments to decrease to $10.2 million in 2004. Conversely, if rates go down 100 basis points from their current level, we expect repayments to increase to $19.0 million in 2004.

In order to limit the effects of IRR on market value, we restrict the duration of individual securities and the portfolio as a whole. In order to

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

mitigate fluctuations in the timing of cash flows, we purchase and hold only classes of mortgage-backed securities that possess the highest quality with respect to their structure and composition. Furthermore, we monitor and evaluate the performance of our investment portfolio with respect to total return and risk in comparison to national and market area industry benchmarks.

Total return is a comprehensive industry-wide approach measuring investment portfolio performance. This measure is superior to measuring performance strictly on the basis of yield since it not only considers income earned similar to the yield approach, but also includes the reinvestment income on repayments and capital gains and losses whether realized or unrealized. The total return on our investment portfolio weakened to 3.3 percent in 2003, from 8.8 percent in 2002. In 2003 and 2002, our portfolio did not outperform the Lehman Brothers' aggregate-bond index, a benchmark used by most investment managers. This index scored a total return of 4.5 percent in 2003 and 13.1 percent in 2002. However, our investment portfolio's total return was comparable to the average total return for the nine community banks located in our market area of 3.9 percent. In addition, our investment portfolio ranked in the upper half of all FDIC-insured bank holding companies, based on a study from an independent national investment performance ranking company, with respect to total return over the previous 12 months.

Similar to the approach taken in assessing our performance with respect to return, we evaluate our risk in comparison to all other financial institutions. Risk is assessed by quantifying the average life of the investment portfolio as compared to U.S. Treasury securities. Average life is derived from the volatility of our total return to that of U.S. Treasury securities over a one-year time horizon. This risk measure improved from 1.0 year in 2002 to 0.8 years in 2003. As a result of this improvement, according to the same independent ranking company, our portfolio ranked in the upper one-third of all FDIC-insured bank holding companies with regard to low risk. In addition, the risk associated with our portfolio was less than that of the same nine community banks, whose average life for their portfolio was 1.7 years.

Investment securities decreased $19.0 million to $105.2 million at December 31, 2003, from $124.2 million at December 31, 2002. The investment portfolio averaged $112.8 million and equaled 23.7 percent of average earning assets in 2003, compared to $110.2 million and 24.5 percent in 2002. Due primarily to a 239 basis point decline in the yield on taxable investments, the tax-equivalent yield on the investment portfolio fell 188 basis points to 3.93 percent in 2003 from 5.81 percent in 2002. The tax-

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

equivalent yield on tax-exempt investments was 7.45 percent in 2003 and 7.50 percent in 2002.

The carrying values of the major classifications of available-for-sale securities as they relate to the total investment portfolio for the past five years are summarized as follows:

DISTRIBUTION OF INVESTMENT SECURITIES AVAILABLE-FOR-SALE

                                   2003               2002               2001              2000               1999
                            ----------------   ----------------   ----------------   ---------------   ----------------
       DECEMBER 31           AMOUNT      %      AMOUNT      %      AMOUNT      %      AMOUNT     %      AMOUNT      %
-----------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities..                                                           $ 3,001    4.21%  $  3,595    3.40%
U.S. Government agencies..  $ 16,377   15.56%  $ 10,350    8.33%  $  1,067    0.89%    1,025    1.44      1,635    1.55
State and municipals:
  Taxable.................    17,051   16.20
  Tax-exempt..............    34,788   33.05     35,003   28.18     41,790   34.72    20,075   28.18     34,781   32.93
Mortgage-backed securities    35,099   33.35     77,579   62.46     75,558   62.78    45,269   63.54     63,523   60.14
Equity securities.........     1,933    1.84      1,271    1.03      1,942    1.61     1,876    2.63      2,096    1.98
                            --------  ------   --------  ------   --------  ------   -------  ------   --------  ------
    Total.................  $105,248  100.00%  $124,203  100.00%  $120,357  100.00%  $71,246  100.00%  $105,630  100.00%
                            ========  ======   ========  ======   ========  ======   =======  ======   ========  ======

We received proceeds from the sale of available-for-sale investment securities of $19.0 million in 2003 and $15.1 million in 2002. The securities sold in 2003 were comprised entirely of short-term bonds of U.S. Government agencies. These securities were sold for liquidity purposes in order to fund loans to tax-exempt local municipal authorities that offered comparably higher yields. The majority of the investments sold in 2002 were tax-exempt state and municipal obligations with short call provisions, which were sold to reduce the amount of call risk in the portfolio. Net gains recognized on the sale of investment securities totaled $13 in 2003 and $322 in 2002. Repayments from investment securities totaled $60.0 million in 2003 and $34.5 million in 2002. The increase in repayments resulted from higher levels of prepayments received on mortgage-backed securities, as interest rates on mortgages fell significantly by mid-2003.

We purchased a total of $62.8 million in investment securities in 2003. IRR and liquidity concerns weighed heavily on our decision to purchase certain investment securities in 2003. In order to minimize our exposure to potentially severe interest rate risk and cash flow timing risk in the future, given the historically low interest rate environment, we limited our purchases primarily to short-term investment securities. The weighted-average life of mortgage-backed securities purchased in 2003 was 2.0 years. Similarly, the weighted-average maturity of all other investment securities purchased was 2.7 years. Specifically, our purchases primarily included obligations of U.S. Governments agencies with a cost of $25.3 million and a weighted-average yield of 1.95 percent, mortgage-backed securities with a cost of $18.4 million and a weighted-average yield of 3.08 percent and

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

taxable obligations of states and municipalities with a cost of $17.4 million and a weighted-average yield of 2.39 percent. In addition to limiting our exposure to risk, our purchases of U.S. Government agencies and mortgage-backed securities will provide liquidity to support loan demand in the near term. The taxable municipal obligations were purchased because these investments carried higher yields when compared to other short-term investment alternatives. Purchases totaled $51.2 million in 2002, consisting of $39.1 million in mortgage-backed securities, $10.3 million in short-term U.S. Government agencies and $1.8 million in intermediate-term tax-exempt state and municipal obligations.

At December 31, 2003, investment securities with an amortized cost of $36.3 million were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. At December 31, 2002, the amortized cost of pledged securities equaled $37.4 million. The fair value of such securities equaled $36.9 million at December 31, 2003, and $38.4 million at December 31, 2002.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The maturity distribution of the amortized cost, fair value and weighted-average tax-equivalent yield of the available-for-sale portfolio at December 31, 2003, is summarized as follows. The weighted-average yield, based on amortized cost, has been computed for tax-exempt state and municipals on a tax-equivalent basis using the prevailing statutory tax rate of 34.0 percent. The distributions are based on contractual maturity with the exception of mortgage-backed securities, CMOs and equity securities. Mortgage-backed securities and CMOs are presented based upon estimated cash flows, assuming no change in the current interest rate environment. Equity securities with no stated contractual maturities are included in the "After ten years" maturity distribution. Expected maturities may differ from contracted maturities, or estimated maturities for mortgage-backed securities and CMOs, because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

MATURITY DISTRIBUTION OF AVAILABLE-FOR-SALE PORTFOLIO

                                                    AFTER ONE     AFTER FIVE
                                    WITHIN         BUT WITHIN     BUT WITHIN          AFTER
                                   ONE YEAR        FIVE YEARS      TEN YEARS        TEN YEARS           TOTAL
                               -----------------------------------------------------------------------------------
      DECEMBER 31, 2003         AMOUNT   YIELD   AMOUNT   YIELD  AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT    YIELD
------------------------------------------------------------------------------------------------------------------
Amortized cost:
U.S. Government agencies.....  $ 4,039   2.21%  $12,274   2.00%                                   $ 16,313   2.05%
State and municipals:
  Taxable....................                    17,352   2.53                                      17,352   2.53
  Tax-exempt.................      340   4.04       775   2.64   $8,256   7.92%  $22,591   7.59%    31,962   7.52
Mortgage-backed securities...   13,075   4.94    21,015   4.32      410   6.81        98   6.91     34,598   4.59
Equity securities............                                                      1,821   2.18      1,821   2.18
                               -------          -------          ------          -------          --------
    Total....................  $17,454   4.29%  $51,416   3.14%  $8,666   7.87%  $24,510   7.19%  $102,046   4.71%
                               =======          =======          ======          =======          ========

Fair value:
U.S. Government agencies.....  $ 4,069          $12,308                                           $ 16,377
State and municipals:
  Taxable....................                    17,051                                             17,051
  Tax-exempt.................      347              783          $9,136          $24,522            34,788
Mortgage-backed securities...   13,247           21,322             428              102            35,099
Equity securities............                                                      1,933             1,933
                               -------          -------          ------          -------          --------
    Total....................  $17,663          $51,464          $9,564          $26,557          $105,248
                               =======          =======          ======          =======          ========

For a discussion of recent SFASs and consensus positions of the Emerging Issues Task Force issued by the FASB related to investment securities, refer to the note entitled, "Summary of significant accounting policies-Investment securities," in the Notes to Consolidated Financial Statements to this Annual Report.

LOAN PORTFOLIO:

Economic factors and how they affect loan demand are of extreme importance to us and the overall banking industry, as lending is a primary business

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

activity. Loans are the most significant component of earning assets and they generate the greatest amount of revenue for us. Similar to the investment portfolio, there are risks inherent in the loan portfolio that must be understood and considered in managing the lending function. These risks include IRR, credit concentrations and fluctuations in demand. Changes in economic conditions and interest rates affect these risks which influence loan demand, the composition of the loan portfolio and profitability of the lending function.

Many of the economic factors that impacted loan demand in 2002 continued in 2003. Banks, for the third consecutive year, experienced a runoff in commercial and industrial loans, while demand for residential mortgages flourished. Commercial and industrial loans outstanding at all commercial banks declined $64.9 billion or 6.7 percent to $898.4 billion at December 31, 2003, from $963.3 billion at year-end 2002. However, by the end of the year, there were indications that this downward trend in commercial loan demand could be reversed. Slow growth in aggregate demand and low prices hindered corporate profits at the beginning of 2003. Business investment, which had been lackluster in recent years, began to pick up in the second quarter of 2003, as corporate earnings rebounded and confidence in the economic recovery strengthened. These positive indications may serve to improve the demand for commercial and industrial loans in 2004. According to the "January 2004 Senior Loan Officer Opinion Survey on Bank Lending Practices," issued by the Board of Governors of the Federal Reserve System, domestic banking institutions reported for the first time since early 2000, an increase in demand for commercial and industrial loans, as well as commercial mortgage loans.

Historically low interest rates and strong appreciation in home prices bolstered the demand for mortgages throughout the majority of 2003. Demand for mortgage borrowing boomed as mortgage rates hit a 45-year record low by mid-year. The rate for a 30-year fixed-rate mortgage tumbled 82 basis points to 5.23 percent at June 30, 2003, from an already low 6.05 percent at the end of 2002. Sales of both new and existing homes reached record levels in 2003. New home sales were up 11.5 percent and existing home sales rose 9.5 percent, breaking the previous records set in 2002. In addition, the further reduction in rates and appreciation in home values spurred another round of mortgage refinancings as some homeowners refinanced for the second and third time. A record 65.0 percent of mortgage lending in 2003 was due to refinancings. Mortgage rates, although remaining low, edged up in the second half of 2003 and closed the year at 5.88 percent, 65 basis points higher than their June level. Both the "October 2003 and January 2004 Senior Loan Officer Opinion Survey on Bank Lending Practices," reported demand for mortgage loans and refinancing had weakened in recent

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

months. Loans secured by real estate at all commercial banks rose $190.4 billion or 9.4 percent in 2003, and consumer loans outstanding increased $46.1 billion or 7.8 percent.

The composition of the loan portfolio at year end for the past five years is summarized as follows:

DISTRIBUTION OF LOAN PORTFOLIO

                                            2003               2002               2001               2000               1999
                                     ----------------   ----------------   ----------------   ----------------   -----------------
           DECEMBER 31                AMOUNT      %      AMOUNT      %      AMOUNT      %      AMOUNT      %      AMOUNT      %
----------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL, FINANCIAL AND OTHERS...  $100,723   28.14%  $ 90,747   28.05%  $ 71,512   23.05%  $ 49,476   16.63%  $ 43,907   15.86%
REAL ESTATE:
  CONSTRUCTION.....................     2,983    0.83      5,398    1.67      5,285    1.70      3,546    1.19      3,164    1.14
  MORTGAGE.........................   222,621   62.20    193,012   59.65    195,915   63.13    205,771   69.16    198,423   71.67
CONSUMER, NET......................    29,726    8.30     32,631   10.08     36,346   11.71     37,800   12.70     30,830   11.14
LEASE FINANCING, NET...............     1,887    0.53      1,787    0.55      1,264    0.41        937    0.32        526    0.19
                                     --------  ------   --------  ------   --------  ------   --------  ------   --------  ------
  LOANS, NET OF UNEARNED INCOME....   357,940  100.00%   323,575  100.00%   310,322  100.00%   297,530  100.00%   276,850  100.00%
                                               ======             ======             ======             ======             ======
LESS: ALLOWANCE FOR LOAN LOSSES....     3,584              3,745              3,220              3,285              3,799
                                     --------           --------           --------           --------           --------
    NET LOANS......................  $354,356           $319,830           $307,102           $294,245           $273,051
                                     ========           ========           ========           ========           ========

Loans, net of unearned income, totaled $357.9 million at December 31, 2003, an increase of $34.3 million or 10.6 percent from $323.6 million at December 31, 2002. As previously mentioned, we continued our emphasis on building relationships with businesses in our market area. This effort led to an increase in business loans, including commercial loans, commercial mortgages and lease financing, of $56.8 million or 34.0 percent to $224.1 million at year-end 2003 from $167.3 million at the end of last year. Specifically, commercial real estate loans rose significantly, $46.7 million or 62.4 percent, while commercial loans and leases grew $10.1 million or 11.0 percent. Business loans represented
62.6 percent of total loans, net of unearned income, at December 31, 2003, compared to 51.7 percent at year-end 2002. Although we experienced intense mortgage demand in 2003, the majority of new loans and loans refinanced were subsequently sold in the secondary market. This resulted in a $19.5 million or
15.8 percent decline in the outstanding balance of residential mortgages, including construction loans, to $104.1 million at the end of 2003 from $123.6 million at December 31, 2002. Indirect lending through local automobile dealerships is a predominant portion of our retail lending activities. Automobile manufacturers continued to offer either zero percent or very low-rate financing incentives in 2003. We could not compete with these incentives, and as a result, consumer loans decreased $3.0 million or 9.2 percent to $29.7 million at December 31, 2003, from $32.7 million at the end of 2002.

As previously mentioned, the rate on a 30-year mortgage hit a historic low of
5.23 percent at June 30, 2003. These historically low mortgage rates,

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

coupled with the strength of the housing market, kept both mortgage activity and refinancing activity strong throughout 2003. In addition, home values continued to appreciate, providing homeowners with additional liquidity by increasing their mortgage debt. The additional proceeds were used for home improvements and debt consolidation.

Activity in our secondary mortgage banking program continued to flourish. Mortgages originated and subsequently sold in the secondary market totaled $56.9 million in 2003, an increase of $17.2 million or 43.3 percent compared to $39.7 million in 2002. We realized net gains on the sale of these loans, included in noninterest income, of $1,212 in 2003 and $919 in 2002. In addition, we had $3.2 million and $3.9 million of residential mortgage loans held for sale at December 31, 2003 and 2002. Residential mortgage loans serviced for the Federal National Mortgage Association totaled $90.0 million at December 31, 2003, an increase of $33.9 million or 60.4 percent compared to $56.1 million at December 31, 2002.

We experienced strong refinancing activity for the third consecutive year. Our volume of refinanced residential mortgages increased $4.7 million or 25.8 percent in 2003. The number of mortgage refinancings totaled 292 with an aggregate dollar volume of $22.9 million in 2003, compared to 212, with an aggregate dollar volume of $18.2 million in 2002. In addition, more than 40.0 percent of our refinancing customers opted to increase mortgage debt and extract cash proceeds when they refinanced in each of the last three years.

The loan portfolio averaged $346.6 million in 2003, an increase of $28.4 million or 8.9 percent compared to $318.2 million in 2002. Taxable loans averaged $19.9 million or 6.5 percent higher, while average tax-exempt loans increased $8.5 million or 63.3 percent. As a result of the strong loan demand, average loans, as a percentage of average earning assets, equaled 72.9 percent in 2003, compared to 70.8 percent in 2002.

The prime rate remained at 4.25 percent for the first half of 2003. When the FOMC lowered interest rates 25 basis points in June, banks responded by lowering the prime rate to 4.00 percent. As a result, loan yields continued to reprice downward throughout 2003. The tax-equivalent yield on our loan portfolio fell 75 basis points to 6.75 percent in 2003 from 7.50 percent in 2002. Although our loan yields declined steadily over the course of the year, we felt the greatest impact in the third and fourth quarters subsequent to the reduction in the prime rate. The tax-equivalent yield declined 14 basis points in both the first and second quarters of 2003, however, the yield fell a significant 39 basis points in the third quarter and then another 22 basis points in the fourth quarter. Interest rates are

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

expected to remain low throughout 2004. We expect the yield on our loan portfolio to further decline as one-, three- and five-year adjustable-rate loans reprice and new loans are originated at comparatively lower yields versus the yields on repayments of existing loans.

The maturity distribution and repricing information of the loan portfolio by major classification at December 31, 2003, is summarized as follows:

MATURITY DISTRIBUTION AND INTEREST SENSITIVITY OF LOAN PORTFOLIO

                                                                         AFTER ONE
                                                            WITHIN       BUT WITHIN        AFTER
                DECEMBER 31, 2003                          ONE YEAR      FIVE YEARS     FIVE YEARS      TOTAL
--------------------------------------------------------------------------------------------------------------
Maturity schedule:
Commercial, financial and others.........................  $ 44,719       $ 11,815       $ 44,189     $100,723
Real estate:
  Construction...........................................     2,983                                      2,983
  Mortgage...............................................    18,695         52,900        151,026      222,621
Consumer, net............................................    11,223         15,571          2,932       29,726
Lease financing, net.....................................       692          1,195                       1,887
                                                           --------       --------       --------     --------
    Total................................................  $ 78,312       $ 81,481       $198,147     $357,940
                                                           ========       ========       ========     ========

Repricing schedule:
Predetermined interest rates.............................  $ 38,658       $ 68,912       $ 55,949     $163,519
Floating- or adjustable-interest rates...................   109,222         85,138             61      194,421
                                                           --------       --------       --------     --------
    Total................................................  $147,880       $154,050       $ 56,010     $357,940
                                                           ========       ========       ========     ========

As previously mentioned, there are numerous risks inherent in the loan portfolio. We manage the portfolio by employing sound credit policies and utilizing various modeling techniques in order to limit the effects of such risks. In addition, we continuously monitor our liquidity position so that adequate funds are available to meet loan demand. Based on our asset/liability simulation model, we feel confident that loan demand can be facilitated through payments and prepayments on investments and loans, and increases in core deposits. We expect to receive approximately $95.8 million from repayments on loans and investment securities during 2004. In the event an unforeseen increase in loan demand arises, we could facilitate the demand by aggressively competing for deposits, by selling available-for-sale securities or by utilizing various credit products available through the Federal Home Loan Bank of Pittsburgh ("FHLB-Pgh").

In an attempt to limit IRR and liquidity strains, we continually examine the maturity distribution and interest rate sensitivity of the loan portfolio. As part of our asset/liability management strategy to reduce the amount of IRR in the loan portfolio, we price loan products to increase our holdings of adjustable-rate loans and reduce the average term of fixed-rate loans. Approximately 41.3 percent of the loan portfolio is expected to reprice within the next 12 months. Due to our continued focus on commercial

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

lending activities, our holdings of adjustable-rate loans increased $49.4 million or 34.1 percent in 2003 after increasing $47.4 million or 48.6 percent in 2002. Adjustable-rate loans totaled $194.4 million and represented 54.3 percent of the loan portfolio at December 31, 2003, compared to $145.0 million or 44.8 percent at the end of 2002. Heightened refinancing activity, coupled with an increase in the volume of loans sold in the secondary market, caused a reduction in our residential mortgage loans. As a result, the amount of fixed-rate loans decreased $15.1 million to $163.5 million at December 31, 2003, from $178.6 million at December 31, 2002.

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

In addition to the risks inherent in our loan portfolio, in the normal course of business, we are also a party to financial instruments with off-balance sheet risk to meet the financing needs of our customers. These instruments include legally binding commitments to extend credit, unused portions of home equity and credit card lines and commercial letters of credit, and involve, to varying degrees, elements of credit risk and IRR in excess of the amount recognized in the financial statements.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commercial letters of credit are conditional commitments issued by us to support customers in the purchase of commercial goods. These letters of credit are automatically renewable upon their anniversary date unless canceled by us prior to that date.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Credit risk is the principal risk associated with these instruments. Our involvement and exposure to credit loss in the event that the instruments are fully drawn upon and the customer defaults is represented by the contractual amounts of these instruments. In order to control credit risk associated with entering into commitments and issuing letters of credit, we employ the same credit quality and collateral policies in making commitments that we use in other lending activities. We evaluate each customer's creditworthiness on a case-by-case basis, and if deemed necessary, obtain collateral. The amount and nature of the collateral obtained is based on our credit evaluation.

The contractual amounts of off-balance sheet commitments at year end for the past five years are summarized as follows:

DISTRIBUTION OF OFF-BALANCE SHEET COMMITMENTS

                         DECEMBER 31                                 2003     2002     2001     2000     1999
--------------------------------------------------------------------------------------------------------------
Commitments to extend credit.....................................  $44,025  $48,478  $28,726  $25,873  $22,338
Unused portions of home equity and credit card lines.............    9,806    6,892    5,464    3,904    2,981
Commercial letters of credit.....................................    2,255      986    1,007    1,278    1,057
                                                                   -------  -------  -------  -------  -------
  Total..........................................................  $56,086  $56,356  $35,197  $31,055  $26,376
                                                                   =======  =======  =======  =======  =======

These commitments are generally issued for one year or less and often expire unused in whole or in part by the customer. We record an allowance for credit losses, if deemed necessary, separately as a liability. No allowance was deemed necessary at December 31, 2003 and 2002. We do not anticipate that losses, if any, that may occur as a result of funding off-balance sheet commitments, would have a material adverse effect on our operating results or financial position.

ASSET QUALITY:

FDIC-insured commercial banks experienced an overall improvement in asset quality in 2003. Asset quality for commercial and industrial loans improved, however these banks felt a marked deterioration in the quality of consumer debt. Total consumer credit outstanding rose $99.1 billion in 2003, while total revolving debt increased $27.9 billion. High levels of consumer spending and increasing debt burdens have fueled the mounting number of bankruptcy filings. With debt at record levels, unforeseen layoffs, due to the slowdown in the economy, have forced many consumers into bankruptcy. According to data released by the Administrative Office of the U.S. Courts, bankruptcy filings increased
5.2 percent and broke record levels in 2003, with personal filings accounting for 97.9 percent. Personal bankruptcy cases filed nationally for the 12 months ended December 31, 2003, increased 5.6 percent from the previous year. However, the number of

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

businesses filing for bankruptcy in the United States declined by 9.1 percent. Lower debt burdens for commercial enterprises due to the low interest rate environment are cited as the reason for the decline. Bankruptcy filings in Pennsylvania grew by 8.4 percent in 2003. Similar to the National results, personal cases in Pennsylvania rose 8.8 percent, while the number of business filings declined 5.5 percent. According to the Administrative Office of the U.S. Courts, personal bankruptcies filed in Northeastern Pennsylvania grew at more than twice the national average. The number of non-business filings in this district increased 1,509 or 12.4 percent to 13,723 in 2003 from 12,214 in 2002, while the number of business filings in this district fell by 181 cases or 39.3 percent.

As previously mentioned, asset quality for all FDIC-insured commercial banks improved as evidenced by a $7.6 billion or 12.6 percent decrease in nonperforming loans and leases to $52.9 billion at December 31, 2003, from $60.5 billion at year-end 2002. The majority of the improvement resulted from a 23.4 percent reduction in nonperforming commercial and industrial loans. For all commercial banks, the ratio of nonperforming assets to total assets improved from 0.94 percent at the end of 2002 to 0.77 percent at year-end 2003. In addition, net charge-offs, as a percentage of loans outstanding, improved from
1.12 percent in 2002 to 0.89 percent in 2003. Asset quality also strengthened for Pennsylvania commercial banks. The ratio of nonperforming assets to total assets improved to 0.50 percent at December 31, 2003, from 0.64 percent at December 31, 2002.

We are committed to developing and maintaining sound, quality assets through our credit risk management procedures. Credit risk is the risk to earnings or capital which arises from a borrower's failure to meet the terms of their loan agreement. We manage credit risk by diversifying the loan portfolio and applying policies and procedures designed to foster sound lending practices. These policies include certain standards that assist lenders in making judgments regarding the character, capacity, capital structure and collateral of the borrower. In addition, the lender must determine the borrower's ability to repay the credit based on prevailing and expected business conditions. The Board of Directors establishes and reviews, at least annually, the lending authority for all loan officers and branch managers. Credits beyond the scope of the lending officers and branch managers are forwarded to the Directors' Loan Committee. This Committee, comprised of senior management and board members, attempts to assure the quality of the loan portfolio through careful analysis of credit applications, adherence to credit policies and the examination of outstanding loans and delinquencies. These procedures assist in the early detection and timely follow-up of problem loans. Credits in excess of $1.0 million are subject to approval by our Board of Directors.

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

DISTRIBUTION OF NONPERFORMING ASSETS

                       DECEMBER 31                                   2003     2002     2001     2000     1999
--------------------------------------------------------------------------------------------------------------
Nonaccrual loans:
Commercial, financial and others..................................  $  306   $  541   $  113   $  141   $  166
Real estate:
  Construction....................................................
  Mortgage........................................................   1,077    1,213    1,045    1,469    2,272
Consumer, net.....................................................      63      238      190       74       33
Lease financing, net..............................................
                                                                    ------   ------   ------   ------   ------
    Total nonaccrual loans........................................   1,446    1,992    1,348    1,684    2,471
                                                                    ------   ------   ------   ------   ------

Restructured loans................................................                                124      149
                                                                    ------   ------   ------   ------   ------

Accruing loans past due 90 days or more:
Commercial, financial and others..................................     124       97      107       23      726
Real estate:
  Construction....................................................
  Mortgage........................................................     352      281      372      449    2,768
Consumer, net.....................................................     151      132      225      353      471
Lease financing, net..............................................      73
                                                                    ------   ------   ------   ------   ------
    Total accruing loans past due 90 days or more.................     700      510      704      825    3,965
                                                                    ------   ------   ------   ------   ------
    Total nonperforming loans.....................................   2,146    2,502    2,052    2,633    6,585
                                                                    ------   ------   ------   ------   ------
Foreclosed assets.................................................     261       40    1,818    1,391      359
                                                                    ------   ------   ------   ------   ------
    Total nonperforming assets....................................  $2,407   $2,542   $3,870   $4,024   $6,944
                                                                    ======   ======   ======   ======   ======

Ratios:
Nonperforming loans as a percentage of loans, net.................    0.60%    0.77%    0.66%    0.88%    2.38%
Nonperforming assets as a percentage of loans, net................    0.67%    0.79%    1.25%    1.35%    2.51%

Our asset quality continued to improve in 2003. Prior to 2002, our asset quality performance was less favorable compared to the banking industry.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Asset quality is a critical area for financial institutions, as substantial losses could negatively impact operating results and financial position. We have consciously focused on strengthening this area of our operations in recent years. This was accomplished by restructuring and adding personnel with considerable experience and expertise to our Special Assets and Loan Review Divisions. In addition, we have strengthened our underwriting standards and collection efforts. As a result, we have experienced steady improvement in asset quality over the past five years.

Nonperforming assets decreased $135 or 5.3 percent to $2,407 at December 31, 2003, from $2,542 at the end of 2002. A reduction of $356 in nonperforming loans was partially offset by an increase of $221 in foreclosed assets. With regard to nonperforming loans, loans on nonaccrual status decreased $546, while accruing loans past due 90 days or more rose $190.

There were four properties with an aggregate carrying value of $261 in foreclosed assets at December 31, 2003, compared to one property with a carrying value of $40 at the end of 2002. During 2003, eight properties totaling $440 were transferred into foreclosed assets. We sold five properties for $219. There was no net gain or loss realized on the sale of the properties, nor were there any writedowns charged to noninterest expense in 2003. The carrying values of all foreclosed properties at December 31, 2003, did not exceed 80.0 percent of their collateral values in the case of residential properties and 75.0 percent of their collateral values in the case of commercial properties.

We maintain the allowance for loan losses at a level we believe adequate to absorb probable credit losses related to specifically identified loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of the balance sheet date. The balance in the allowance for loan losses account is based on past events and current economic conditions. We employ the Federal Financial Institutions Examination Council ("FFIEC") Interagency Policy Statement and GAAP in assessing the adequacy of the allowance account. Under GAAP, the adequacy of the allowance account is determined based on the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," for loans specifically identified to be individually evaluated for impairment and the requirements of SFAS No. 5, "Accounting for Contingencies," for large groups of smaller-balance homogeneous loans to be collectively evaluated for impairment.

We follow our systematic methodology in accordance with procedural discipline by applying it in the same manner regardless of whether the allowance is being determined at a high point or a low point in the economic cycle. Each quarter, our loan review division identifies those loans to be individually evaluated for impairment and those to be collectively evaluated for impairment utilizing a standard criteria.

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

Regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses and the systematic methodology utilized to determine its adequacy. This methodology was reviewed as part of the scope of the most recent regulatory examination and was deemed satisfactory by the regulators.

For a further discussion of our accounting policies for determining the amount of the allowance and a description of the systematic analysis and procedural discipline applied, refer to the notes entitled, "Summary of significant accounting policies-Use of estimates," and "Summary of significant accounting policies-Allowance for loan losses," in the Notes to Consolidated Financial Statements to this Annual Report.

Information concerning impaired loans for the past five years is summarized as follows. The table includes credits classified for regulatory purposes and all material credits that cause management to have serious doubts as to the borrower's ability to comply with present loan repayment terms.

DISTRIBUTION OF IMPAIRED LOANS

DECEMBER 31                                                          2003     2002     2001     2000     1999
-------------------------------------------------------------------------------------------------------------
Nonaccrual loans:
Commercial, financial and others.................................  $  306   $  541   $  113   $  141   $  166
Real estate:
  Construction...................................................
  Mortgage.......................................................   1,077    1,213    1,045    1,469    2,272
Consumer, net....................................................      63      238      190       74       33
Lease financing, net.............................................
                                                                   ------   ------   ------   ------   ------
    Total nonaccrual loans.......................................   1,446    1,992    1,348    1,684    2,471
                                                                   ------   ------   ------   ------   ------

Restructured loans...............................................                                124      149
                                                                   ------   ------   ------   ------   ------

Accruing loans:
Commercial, financial and others.................................              889      407
Real estate:
  Construction...................................................
  Mortgage.......................................................     207      485       65
Consumer, net....................................................       1      292      125
Lease financing, net.............................................
                                                                   ------   ------   ------   ------   ------
    Total accruing loans.........................................     208    1,666      597
                                                                   ------   ------   ------   ------   ------
    Total impaired loans.........................................  $1,654   $3,658   $1,945   $1,808   $2,620
                                                                   ======   ======   ======   ======   ======

Ratio:
Impaired loans as a percentage of loans, net.....................    0.46%    1.13%    0.63%    0.61%    0.95%

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

At December 31, 2003 and 2002, we had a recorded investment in impaired loans of $1,654 and $3,658. The recorded investment in impaired loans averaged $2,510 in 2003 and $2,831 in 2002. At December 31, 2003, the amount of recorded investment in impaired loans for which there was a related allowance for loan losses and the amount of the allowance was $747 and $377. Comparatively, the amount of these loans and their related allowance was $2,500 and $877, at December 31, 2002. The amount of recorded investment for which there was no related allowance for loan losses was $907 and $1,158 at December 31, 2003 and 2002. During 2003, activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $83, losses charged to the allowance of $609 and recoveries of impaired loans previously charged-off of $26. The 2002 activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $944, losses charged to the allowance of $477 and recoveries of impaired loans previously charged-off of $7. Interest income related to impaired loans would have been $188 in 2003 and $201 in 2002, had the loans been current and the terms of the loans not been modified. Interest recognized on impaired loans amounted to $145 in 2003 and $176 in 2002. Included in these amounts was interest recognized on a cash basis of $145 and $176. Cash received on impaired loans applied as a reduction of principal totaled $754 in 2003 and $493 in 2002. There were no commitments to extend additional funds to customers with impaired loans at December 31, 2003 and 2002.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The allocation of the allowance for loan losses for the past five years is summarized as follows:

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                        2003              2002              2001              2000              1999
                                  ----------------  ----------------  ----------------  ----------------  ----------------
                                          CATEGORY          CATEGORY          CATEGORY          CATEGORY          CATEGORY
                                            AS A              AS A              AS A              AS A              AS A
                                            % OF              % OF              % OF              % OF              % OF
          DECEMBER 31             AMOUNT    LOANS   AMOUNT    LOANS   AMOUNT    LOANS   AMOUNT    LOANS   AMOUNT    LOANS
-------------------------------------------------------------------------------------------------------------------------
Allocated allowance:
Specific:
Commercial, financial and others  $  237     0.09%  $  597     0.44%  $  174     0.17%  $   65     0.12%  $  617     0.38%
Real estate:
  Construction..................
  Mortgage......................     124     0.36      173     0.53      135     0.36      312     0.87      159     1.61
Consumer, net...................      16     0.01      107     0.16       94     0.10      229     0.11      161     0.09
Lease financing, net............
                                  ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
    Total specific..............     377     0.46      877     1.13      403     0.63      606     1.10      937     2.08
                                  ------   ------   ------   ------   ------   ------   ------   ------   ------   ------

Formula:
Commercial, financial and others     237    28.05      367    27.61    1,433    22.88    1,011    16.51    1,042    15.48
Real estate:
  Construction..................             0.83              1.67              1.70              1.19              1.14
  Mortgage......................     974    61.84    2,071    59.12      800    62.77      848    68.29      902    70.06
Consumer, net...................     316     8.29      419     9.92      452    11.61      472    12.59      476    11.05
Lease financing, net............       1     0.53              0.55              0.41              0.32              0.19
                                  ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
    Total formula...............   1,528    99.54    2,857    98.87    2,685    99.37    2,331    98.90    2,420    97.92
                                  ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
    Total allocated allowance...   1,905   100.00%   3,734   100.00%   3,088   100.00%   2,937   100.00%   3,357   100.00%
                                           ======            ======            ======            ======            ======
Unallocated allowance...........   1,679                11               132               348               442
                                  ------            ------            ------            ------            ------
    Total.......................  $3,584            $3,745            $3,220            $3,285            $3,799
                                  ======            ======            ======            ======            ======

The allocated element of the allowance for loan losses account was $1,905 at December 31, 2003, compared to $3,734 at December 31, 2002. The decrease resulted from reductions of $500 in the specific portion for the impairment of loans individually evaluated under SFAS No. 114 and $1,329 in the formula portion for the impairment of loans collectively evaluated under SFAS No. 5. The decrease in the specific portion resulted from a decline in the volume of impaired loans with a recorded investment in excess of their fair value. Impaired loans with a recorded investment in excess of their fair value totaled $747 at year-end 2003 compared to $2,500 at the end of the previous year. For these loans, the amount by which the recorded investment exceeded the fair market value was $377 at December 31, 2003, compared to $877 at the end of 2002. With regard to the formula portion of the allowance for loans collectively evaluated for impairment under SFAS No. 5, the decline resulted from a significant reduction in the total loss factor for identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having internal loan grading classifications of substandard, special mention or watch. The reduction in the total loss factor resulted from a

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

dramatic improvement in the historical loss factor, defined as the average of the ratio of net loans charged-off to loans, net of unearned income, over the past eight quarters, for these types of loans.

The unallocated element was $1,679 at December 31, 2003 and $11 at December 31, 2002. We believe the increase in the unallocated element is substantiated based on the overall increase in the loan portfolio and the shift in composition of the portfolio from predominantly residential mortgages to commercial credits, which inherently carry greater risk of loss.

The coverage ratio, the allowance for loan losses account, as a percentage of nonperforming loans, is an industry ratio used to test the ability of the allowance account to absorb potential losses arising from nonperforming loans. This ratio, improved to 167.0 percent at December 31, 2003, from 149.7 percent at December 31, 2002, and indicated that our allowance account was more than able to absorb all potential losses associated with nonperforming loans. With regard to all nonperforming assets, our coverage ratio equaled 148.9 percent at the end of 2003 and 147.3 percent at year-end 2002. Furthermore, the allowance for loan losses covered 216.7 percent of loans considered impaired at December 31, 2003. The coverage ratio for impaired loans at December 31, 2002, was 102.4 percent.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

A reconciliation of the allowance for loan losses and an illustration of charge-offs and recoveries by major loan category for the past five years are summarized as follows:

RECONCILIATION OF ALLOWANCE FOR LOAN LOSSES

                          DECEMBER 31                                    2003     2002     2001     2000     1999
------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at beginning of period.....................   $3,745   $3,220   $3,285   $3,799   $4,050
Loans charged-off:
Commercial, financial and others.....................................       94      167       85      580      587
Real estate:
  Construction.......................................................
  Mortgage...........................................................      415      222      493      158      108
Consumer, net........................................................      244      317      338      291      269
Lease financing, net.................................................                 3
                                                                        ------   ------   ------   ------   ------
    Total............................................................      753      709      916    1,029      964
                                                                        ------   ------   ------   ------   ------

Loans recovered:
Commercial, financial and others.....................................       29       31       25       29       57
Real estate:
  Construction.......................................................
  Mortgage...........................................................       19       11       26        4       50
Consumer, net........................................................       64       92       80       62       71
Lease financing, net.................................................
                                                                        ------   ------   ------   ------   ------
    Total............................................................      112      134      131       95      178
                                                                        ------   ------   ------   ------   ------
Net loans charged-off................................................      641      575      785      934      786
                                                                        ------   ------   ------   ------   ------
Provision for loan losses............................................      480    1,100      720      420      535
                                                                        ------   ------   ------   ------   ------
Allowance for loan losses at end of period...........................   $3,584   $3,745   $3,220   $3,285   $3,799
                                                                        ======   ======   ======   ======   ======

Ratios:
Net loans charged-off as a percentage of average loans outstanding...     0.18%    0.18%    0.26%    0.32%    0.30%
Allowance for loan losses as a percentage of period end loans........     1.00%    1.16%    1.04%    1.10%    1.37%

The allowance for loan losses was $3.6 million and approximated 1.00 percent of loans, net of unearned income, at December 31, 2003, compared to $3.7 million and 1.16 percent at the end of the previous year. The lower ratio primarily resulted from a reduction in the provision for loan losses, coupled with the overall increase in the loan portfolio.

Past due loans not satisfied through repossession, foreclosure or related actions, are evaluated individually to determine if all or part of the outstanding balance should be charged against the allowance for loan losses account. Any subsequent recoveries are credited to the allowance account. Net loans charged-off amounted to $641 or 0.18 percent of average loans outstanding in 2003, compared to $575 or 0.18 percent in 2002. For our peer group, a group of 347 bank holding companies located within the Federal Reserve District of Philadelphia with consolidated assets between $500.0 million and $1.0 billion, net charge-offs, as a percentage of average loans outstanding, increased to 0.22 percent in 2003 from 0.18 percent in 2002.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

DEPOSITS:

The household sector in 2003 continued to grow at the same moderate pace as the previous two years. Mid-year tax cuts and advance child tax credits caused a 4.4 percent increase in disposable personal income. Consumer propensity to save rather than spend during periods of uncertainty did not come into play during the recovery due, in large part, to attractive pricing and financing options offered by manufacturers. As a result, both consumer spending and savings remained relatively stable. Spending in this sector rose 3.1 percent in 2003 after increasing 3.4 percent in 2002. Consumers saved 2.0 percent and 2.3 percent of their disposable personal income in 2003 and 2002.

Despite the relatively low savings rate, FDIC-insured commercial banks again exhibited strong deposit growth in 2003. Similar to 2002, total deposits rose $339.1 billion or 7.2 percent in 2003. The growth was primarily concentrated in interest-bearing deposits, which grew $321.3 billion or 8.6 percent. Noninterest-bearing deposits rose $17.8 billion or 1.9 percent. Total deposits grew $312.0 billion or 7.1 percent in 2002. Interest-bearing deposits grew $247.7 billion or 7.1 percent and noninterest-bearing deposits grew $64.3 billion or 7.4 percent. For FDIC-insured Pennsylvania banks, deposits grew another $2.6 billion or 2.0 percent in 2003 after growing 2.0 percent last year.

Our deposit base is a primary source of funds to support our operations. We offer a variety of deposit products to meet the needs of our individual and commercial customers. Similar to the growth experienced by all FDIC-insured commercial banks, we also experienced strong deposit growth. Total deposits grew $22.3 million or 5.1 percent to $459.5 million at December 31, 2003, from $437.2 million at the end of 2002. The same external and internal factors that influenced our deposit growth and composition last year prevailed throughout 2003. Equity markets, although beginning to rebound, remained volatile. Investors were still uncertain about the future performance of the stock market. As a result, bank deposits, as a source of investment, remained in favor. However, liquidity was still a concern. Many depositors did not want to tie up funds for the long-term should equity market performance stabilize. Of the total deposit growth, $20.7 million or 92.8 percent was concentrated in demand deposits and interest-bearing transaction accounts. Noninterest-bearing accounts grew $9.3 million or 18.7 percent from the end of 2002, while interest-bearing transaction accounts rose $11.4 million or 6.4 percent. In addition, we continued to focus on building comprehensive relationships with our commercial customers. Nearly 31.0 percent of total growth in interest-bearing transaction accounts occurred in the commercial sector. Furthermore, commercial checking accounts increased $5.7 million or 63.3 percent.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The average amount of, and the rate paid on, the major classifications of deposits for the past five years are summarized as follows:

DEPOSIT DISTRIBUTION

                                      2003                2002                2001                2000                1999
                              ------------------  ------------------  ------------------  -----------------  ------------------
                               AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE  AVERAGE   AVERAGE   AVERAGE
   YEAR ENDED DECEMBER 31      BALANCE     RATE    BALANCE    RATE     BALANCE    RATE     BALANCE   RATE     BALANCE    RATE
-------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING:
MONEY MARKET ACCOUNTS.......  $ 16,494    1.03%   $ 19,073    1.92%   $ 29,390    3.76%   $ 20,710   3.55%   $ 19,466    3.12%
NOW ACCOUNTS................    38,600    0.90      38,125    1.37      29,099    1.75      25,569   2.37      24,671    2.45
SAVINGS ACCOUNTS............   127,975    1.03     108,137    1.88      79,616    2.25      73,171   2.52      67,920    2.38
TIME DEPOSITS LESS THAN $100   185,873    3.88     185,508    4.44     185,015    5.47     175,522   5.66     181,164    5.42
TIME DEPOSITS $100 OR MORE..    27,755    3.30      27,861    3.79      32,075    5.03      32,302   5.98      22,710    5.69
                              --------            --------            --------            --------           --------
  TOTAL INTEREST-BEARING....   396,697    2.51%    378,704    3.23%    355,195    4.26%    327,274   4.60%    315,931    4.41%
NONINTEREST-BEARING.........    56,743              49,441              42,235              37,953             36,757
                              --------            --------            --------            --------           --------
  TOTAL DEPOSITS............  $453,440            $428,145            $397,430            $365,227           $352,688
                              ========            ========            ========            ========           ========

Total average deposits grew $25.3 million or 5.9 percent to $453.4 million in 2003, from $428.1 million in 2002. Noninterest-bearing deposits averaged $7.3 million or 14.8 percent higher in 2003, while average interest-bearing accounts grew $18.0 million or 4.8 percent. As previously mentioned, the growth in interest-bearing accounts reflected customer preference for liquidity. Average savings accounts increased $19.9 million or 18.4 percent, as deposits having stated maturities, average time deposits less than $100 and time deposits $100 or more, exhibited only marginal growth of $0.2 million. Average money market accounts declined $2.6 million, while average NOW accounts increased $0.5 million. A significant portion of money market accounts and NOW accounts are comprised of deposits of local area school districts and municipal organizations. The change in these accounts is reflective of changes in investment preferences for these depositors.

Funding costs for the banking industry continued to decline in 2003. After declining 131 basis points in 2002, the cost of funds, as a percentage of average earning assets, for FDIC-insured commercial banks fell another 57 basis points to 1.52 percent in 2003 from 2.09 percent in 2002. Pennsylvania banks reported a similar reduction in their cost of funds. The cost of deposits for these institutions fell 51 basis points to 1.57 percent in 2003 from 2.08 percent in 2002.

We regularly monitor interest rates of local competitors and prevailing market rates when establishing interest rates on our deposit products. Deposit rates for banks within our market area continued to decline over the course of the year. Excess liquidity, coupled with the FOMC easing monetary policy another 25 basis points factored into the decline. The average cost of a six-month, 12-month and 60-month certificate of deposit for community banks in our market area was 1.64 percent, 2.03 percent and

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3.80 percent at January 1, 2003. In response to the 25 basis point reduction in the federal funds target rate, banks once again lowered certificate of deposit rates. By July 1, 2003, the average rates for a six-month and 12-month certificate declined 36 basis points and 44 basis points to 1.28 percent and
1.59 percent. Average rates on longer-term certificates declined to an even greater extent, as evidenced by a 52 basis point decrease in the 60-month certificate to 3.28 percent. By year-end, the yield curve for U.S. Treasuries had steepened and competition picked up for longer-term certificates. The average rate for a 60-month certificate edged up 5 basis points to 3.33 percent at December 31, 2003. However, average rates for short-term certificates continued their decent. The average rate for a six-month certificate declined another 11 basis points to 1.17 percent and the average rate for the 12-month certificate declined 17 basis points to 1.42 percent.

We also experienced a significant reduction in our fund costs. Our cost of deposits decreased 72 basis points to 2.51 percent in 2003, from 3.23 percent in 2002. The decline in fund costs occurred gradually throughout the first three quarters before leveling off in the fourth quarter. Our average deposit costs declined 13 basis points and 19 basis points in the first and second quarters. In the third quarter, subsequent to the FOMC easing of interest rates, we experienced a slightly greater reduction of 25 basis points in our cost of deposits. In the fourth quarter, although our cost of funds declined another 6 basis points, the magnitude was not as dramatic, indicating funding costs may have reached a plateau. Our deposit costs could decline further in the near term, however we do not expect to see as great a reduction as evidenced in the past two years. Should economic conditions and the stock market continue to recover, competition for deposits could escalate and the FOMC may begin raising interest rates, which would negatively impact our cost of funds.

Volatile deposits, time deposits $100 or more, increased $4.6 million to $29.1 million at December 31, 2003, from $24.5 million at the end of 2002. Large denomination certificates of deposit are typically short-term, high cost funds. However, the growth we experienced was related entirely to personal accounts, as individuals took advantage of our attractive long-term certificate of deposit rates. Large denomination time deposits averaged $27.8 million in 2003 and $27.9 million in 2002. Our average cost of these funds declined 49 basis points to
3.30 percent in 2003, from 3.79 percent in 2002. Despite the growth in personal accounts with longer-term maturities, this type of funding is very volatile and therefore, not considered to be a strong source of funding. We continued to be less reliant on this type of funding as compared to our peer group in 2003. Our ratio of average volatile deposits, as a percentage of average total assets, equaled 5.5 percent in 2003, compared to 11.5 percent for our peer group.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Maturities of time deposits $100 or more for the past five years are summarized as follows:

MATURITY DISTRIBUTION OF TIME DEPOSITS $100 OR MORE

                     DECEMBER 31                             2003       2002       2001       2000       1999
--------------------------------------------------------------------------------------------------------------
Within three months......................................  $ 4,414    $ 3,020    $10,720    $17,281    $ 3,752
After three months but within six months.................    4,845      3,333      4,648      3,357      5,240
After six months but within twelve months................    3,861      8,230     11,619      5,761      5,411
After twelve months......................................   15,969      9,961      4,823      7,327      8,850
                                                           -------    -------    -------    -------    -------
  Total..................................................  $29,089    $24,544    $31,810    $33,726    $23,253
                                                           =======    =======    =======    =======    =======

In addition to deposit gathering, we have in place a secondary source of liquidity to fund operations through exercising existing credit arrangements with the FHLB-Pgh. We had only minimal reliance on this type of funding in 2003 and 2002. For a further discussion of our borrowings and their terms refer to the note entitled, "Short-term borrowings," in the Notes to Consolidated Financial Statements to this Annual Report.

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

Bank regulations require us to develop and maintain an IRR management program, overseen by the Board of Directors and senior management, that

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

involves a comprehensive risk management process in order to effectively identify, measure, monitor and control risk. Should we have material weaknesses in our risk management process or high exposure relative to its capital, bank regulatory agencies will take action to remedy these shortcomings. Moreover, the level of IRR exposure and the quality of our risk management process is a determining factor when evaluating capital adequacy.

The Asset/Liability Committee ("ALCO"), comprised of members of our Board of Directors, senior management and other appropriate officers, oversees our IRR management program. Specifically, ALCO analyzes economic data and market interest rate trends, as well as competitive pressures, and utilizes several computerized modeling techniques to reveal potential exposure to IRR. This allows us to monitor and attempt to control the influence these factors may have on our rate sensitive assets ("RSA") and rate sensitive liabilities ("RSL"), and overall operating results and financial position.

We utilize the tabular presentation alternative in complying with quantitative and qualitative disclosure rules. Information with respect to maturities and fair values of our financial instruments at December 31, 2003, is summarized as follows. For expected maturity distributions, the financial assets and liabilities are presented based on their carrying values, except for investment securities, which are based on amortized costs. Investment distributions and their related weighted-average interest rates are based on contractual maturities, with the exception of mortgage-backed securities and equity securities. Mortgage-backed securities are presented based upon estimated principal cash flows and related weighted-average interest rates, assuming no change in the current interest rate environment. The amount of, and weighted-average interest rate earned on equity securities, are included in the "Thereafter" maturity category. Loans and their related weighted-average interest rates are categorized based on payment due dates, assuming no change in current interest rates. For noninterest-bearing deposits, money market, NOW and savings accounts that have no contractual maturity, principal cash flows and related weighted-average interest rates are presented based on our historical experience, judgment and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. The table also presents distributions and related weighted-average interest rates for time deposits based on contractual maturities assuming no change in current interest rates. The weighted-average yields of tax-exempt securities and loans have been computed on a tax-equivalent basis using the prevailing statutory tax rate of 34.0 percent. For additional information on the assumptions used to determine fair values, refer to the note entitled, "Summary of significant accounting policies-Fair value of financial instruments," in the Notes to Consolidated Financial Statements to this Annual Report.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

MARKET RISK DISCLOSURES

                                                                  EXPECTED MATURITY DATE
                                    ---------------------------------------------------------------------------------
                                                                                        THERE-                  FAIR
                                       2004      2005      2006      2007      2008      AFTER      TOTAL      VALUE
                                    ---------------------------------------------------------------------------------
Financial assets:
Cash and due from banks...........  $ 17,099                                                      $ 17,099   $ 17,099
Average interest rate.............
Federal funds sold................    11,500                                                        11,500     11,500
Average interest rate.............      1.00%                                                         1.00%
Investment securities:
U.S. Treasuries and agencies......     4,039   $ 8,016   $ 4,258                                    16,313     16,377
Average interest rate.............      2.21%     1.90%     2.19%                                     2.05%
State and municipals:
Taxable...........................               2,733     4,004   $ 5,333   $ 5,282                17,352     17,051
Average interest rate.............                1.55%     2.60%     2.75%     2.77%                 2.53%
Tax-exempt........................       340       660        55        60             $ 30,847     31,962     34,788
Average interest rate.............      4.04%     2.21%     4.85%     5.39%                7.68%      7.52%
Mortgage-backed securities........    13,075     9,304     6,818     3,311     1,582        508     34,598     35,099
Average interest rate.............      4.94%     4.18%     5.15%     3.23%     3.83%      6.83%      4.59%
Equity securities.................                                                        1,821      1,821      1,933
Average interest rate.............                                                         2.18%      2.18%
                                    --------   -------   -------   -------   -------   --------   --------   --------
  Total...........................    17,454    20,713    15,135     8,704     6,864     33,176    102,046    105,248
  Average interest rate...........      4.29%     2.89%     3.64%     2.95%     3.01%      7.37%      4.71%
Loans held for sale, net..........     3,205                                                         3,205      3,253
Average interest rate.............      5.97%                                                         5.97%
Net loans:
Fixed-rate........................    38,271    22,067    18,638    15,384    12,132     55,390    161,882    162,223
Average interest rate.............      6.22%     7.33%     7.17%     7.04%     7.21%      7.45%      7.05%
Adjustable-rate...................    39,257     2,923     2,867     3,496     3,157    140,774    192,474    193,595
Average interest rate.............      4.90%     5.83%     5.43%     5.48%     5.32%      5.54%      5.41%
                                    --------   -------   -------   -------   -------   --------   --------   --------
  Total...........................    77,528    24,990    21,505    18,880    15,289    196,164    354,356    355,818
  Average interest rate...........      5.55%     7.15%     6.94%     6.75%     6.82%      6.08%      6.16%
Accrued interest receivable.......     2,229                                                         2,229      2,229
Average interest rate.............
                                    --------   -------   -------   -------   -------   --------   --------   --------
  Total...........................  $129,015   $45,703   $36,640   $27,584   $22,153   $229,340   $490,435   $495,147
                                    ========   =======   =======   =======   =======   ========   ========   ========

Financial liabilities:
Noninterest-bearing deposits......  $ 12,415   $11,233   $10,050   $ 8,868   $ 7,685   $  8,868   $ 59,119   $ 59,119
Average interest rate.............
Interest-bearing liabilities:
Money market, NOW and savings.....    39,965    36,159    32,354    28,547    24,741     28,546    190,312    190,312
Average interest rate.............      0.75%     0.75%     0.75%     0.75%     0.75%      0.75%      0.75%
Time deposits.....................    69,548    43,821    27,265    36,326    17,106     15,969    210,035    216,895
Average interest rate.............      1.89%     4.51%     4.32%     4.81%     4.05%      4.66%      3.64%
                                    --------   -------   -------   -------   -------   --------   --------   --------
  Total...........................   109,513    79,980    59,619    64,873    41,847     44,515    400,347    407,207
  Average interest rate...........      1.47%     2.81%     2.38%     3.02%     2.10%      2.15%      2.27%
Accrued interest payable..........     1,143                                                         1,143      1,143
Average interest rate.............
                                    --------   -------   -------   -------   -------   --------   --------   --------
  Total...........................  $123,071   $91,213   $69,669   $73,741   $49,532   $ 53,383   $460,609   $467,469
                                    ========   =======   =======   =======   =======   ========   ========   ========

At December 31, 2003, total interest-earning assets scheduled to mature within one year totaled $109.7 million with a weighted-average tax-equivalent yield of
4.88 percent. Total interest-bearing liabilities scheduled to mature within one year equaled $109.5 million with a weighted-

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

average cost of 1.47 percent. Interest-earning assets scheduled to mature within one year were primarily comprised of investment securities having an amortized cost of $17.5 million and a weighted-average tax-equivalent yield of 4.29 percent and net loans of $77.5 million with a weighted-average tax-equivalent yield of 5.55 percent. In addition, there were $11.5 million in federal funds sold and $3.2 million in loans held for sale with weighted-average yields of
1.00 percent and 5.97 percent at the end of 2003. With regard to interest-bearing liabilities, based on historical withdrawal patterns, interest-bearing transaction accounts, defined as money market, NOW and savings accounts, of $40.0 million with a weighted-average cost of 0.75 percent were anticipated to mature within one year. In addition, time deposits totaling $69.5 million with a weighted-average cost of 1.89 percent were scheduled to mature within the same time frame.

Limitations of the market risk disclosure model include, among others, magnitude, timing and frequency of interest rate changes of other financial assets and liabilities. Historical withdrawal patterns with respect to interest-bearing and noninterest-bearing transaction accounts are not necessarily indicative of future performance. In addition, loan information is presented based on payment due dates, which may materially differ from actual results. Both historical withdrawal patterns and loan payment information may be affected by changes in interest rates, sociological conditions, demographics and economic climate.

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

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Additionally, we supplement the market risk disclosure model through simulation analysis utilizing interest rate shocks. The model analyzes the effects instantaneous parallel shifts of plus or minus 100 basis points will have on the economic values of other financial instruments. The results of the model at December 31, 2003, are summarized as follows:

CHANGES IN FAIR VALUE OF OTHER FINANCIAL INSTRUMENTS

                                                                    FAIR VALUE
                                                          ------------------------------
                DECEMBER 31, 2003                         +100 BPS     LEVEL    -100 BPS
----------------------------------------------------------------------------------------
Other financial assets:
Cash and due from banks.................................  $ 17,099   $ 17,099   $ 17,099
Federal funds sold......................................    11,500     11,500     11,500
Investment securities...................................   102,412    105,248    107,691
Loans held for sale, net................................     3,253      3,253      3,253
Net loans...............................................   350,403    355,818    361,425
Accrued interest receivable.............................     2,229      2,229      2,229
                                                          --------   --------   --------
  Total.................................................  $486,896   $495,147   $503,197
                                                          ========   ========   ========

Other financial liabilities:
Noninterest-bearing deposits............................  $ 59,119   $ 59,119   $ 59,119
Money market, NOW and savings accounts..................   190,312    190,312    190,312
Time deposits...........................................   212,292    216,895    221,722
Accrued interest payable................................     1,143      1,143      1,143
                                                          --------   --------   --------
  Total.................................................  $462,866   $467,469   $472,296
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

INTEREST RATE SENSITIVITY

                                                       DUE AFTER        DUE AFTER
                                                      THREE MONTHS       ONE YEAR
                                       DUE WITHIN      BUT WITHIN       BUT WITHIN        DUE AFTER
         DECEMBER 31, 2003            THREE MONTHS   TWELVE MONTHS      FIVE YEARS       FIVE YEARS       TOTAL
----------------------------------------------------------------------------------------------------------------
Rate-sensitive assets:
Investment securities...............    $  3,725        $ 13,938         $ 51,464          $36,121      $105,248
Loans held for sale, net............       3,205                                                           3,205
Loans, net of unearned income.......      99,652          48,228          154,050           56,010       357,940
Federal funds sold..................      11,500                                                          11,500
                                        --------        --------         --------          -------      --------
  Total.............................    $118,082        $ 62,166         $205,514          $92,131      $477,893
                                        ========        ========         ========          =======      ========

Rate-sensitive liabilities:
Money market accounts...............                    $ 17,369                                        $ 17,369
NOW accounts........................                      43,352                                          43,352
Savings accounts....................                                     $129,591                        129,591
Time deposits less than $100........    $ 20,763          37,789          108,984          $13,410       180,946
Time deposits $100 or more..........       4,414           8,706           13,410            2,559        29,089
                                        --------        --------         --------          -------      --------
  Total.............................    $ 25,177        $107,216         $251,985          $15,969      $400,347
                                        ========        ========         ========          =======      ========

Rate-sensitivity gap:
  Period............................    $ 92,905        $(45,050)        $(46,471)         $76,162
  Cumulative........................    $ 92,905        $ 47,855         $  1,384          $77,546      $ 77,546

RSA/RSL ratio:
  Period............................        4.69            0.58             0.82             5.77
  Cumulative........................        4.69            1.36             1.00             1.19          1.19

At December 31, 2003 and 2002, we had cumulative one-year RSA/RSL ratios of 1.36 and 1.11. As previously mentioned, this indicated that if interest rates increase our earnings would likely be favorably impacted. Given the current low interest rate environment, ALCO focused on maintaining this advantageous position by monitoring and making certain the gap position between RSA and RSL remained positive. Specifically, we predominantly offer commercial loans with adjustable-rate terms that either reprice immediately or within one year. In addition, we continued to offer promotional rates on our longer-term certificates of deposit in an attempt to extend the average maturities of these types of funds. Should interest rates increase, a greater amount of RSA would reprice upward in the near term and at a faster pace than RSL, thereby positively affecting net interest income. However, these forward-looking statements are qualified in the aforementioned section entitled "Forward-Looking Discussion" in this Management's Discussion and Analysis.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

In comparison to the end of 2002, the change in our ratio resulted from an $8.4 million or 4.9 percent increase in RSA coupled with a $22.0 million or 14.3 percent decrease in RSL maturing or repricing within one year. The increase in RSA primarily resulted from a $34.0 million increase in loans, net of unearned income, partially offset by a $26.0 million reduction in investment securities. The reduction in RSL was primarily caused by a $26.3 million decrease in total time deposits maturing or repricing within this time frame, partially offset by a $4.8 million increase in NOW accounts. Moreover, the amount of total time deposits maturing or repricing within the "Due after one year but within five years" category increased $16.4 million or 15.4 percent and those maturing or repricing after five years rose $11.4 million or 250.9 percent.

Static gap analysis, although a credible measuring tool, does not fully illustrate the impact of interest rate changes on future earnings. First, market rate changes normally do not equally or simultaneously affect all categories of assets and liabilities. Second, assets and liabilities that can contractually reprice within the same period may not do so at the same time or to the same magnitude. Third, the interest rate sensitivity table presents a one-day position, variations occur daily as we adjust our rate sensitivity throughout the year. Finally, assumptions must be made in constructing such a table. For example, the conservative nature of our Asset/Liability Management Policy assigns money market and NOW accounts to the "Due after three months but within twelve months" repricing interval. In reality, these items may reprice less frequently and in different magnitudes than changes in general market interest rate levels.

As the static gap report fails to address the dynamic changes in the balance sheet composition or prevailing interest rates, we utilize a simulation model to enhance our asset/liability management. This model is used to create pro forma net interest income scenarios under various interest rate shocks. Given instantaneous and parallel shifts in general market rates of plus 100 basis points, our projected net interest income for the 12 months ended December 31, 2004, would increase 4.9 percent from model results using current interest rates. Based on the historically low interest rate environment, we chose not to create a pro forma net interest income scenario given an instantaneous and parallel shift in general market rates of minus 100 basis points as the results of this model would not be meaningful. We will continue to monitor our IRR position in 2004 and employ deposit and loan pricing strategies and direct the reinvestment of loan and investment payments and prepayments in order to maintain our favorable IRR position.

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

LIQUIDITY:

Liquidity management is essential to our continuing operations as it gives us the ability to meet our financial obligations as they come due, as well as to take advantage of new business opportunities as they arise. Our financial obligations include, but are not limited to, the following:

          -    Funding new and existing loan commitments;

          -    Payment of deposits on demand or at their contractual maturity;

          -    Repayment of borrowings as they mature;

          -    Payment of lease obligations; and

          -    Payment of operating expenses.

Historically, core deposits have been our primary source of liquidity. Deposits are an attractive source of liquidity because of their stability and lower cost, in general, than other types of funding. Providing additional sources of funds are loan and investment payments and prepayments and the ability to sell both available-for-sale securities and mortgage loans held for sale. As a final source of liquidity, we can exercise existing credit arrangements with the FHLB-Pgh. We manage liquidity daily, thus enabling us to effectively monitor fluctuations in our position and to adapt our position according to market fluctuations and balance sheet trends. We believe our liquidity is adequate to meet both present and future financial obligations and commitments on a timely basis.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Information concerning our future contractual obligations by payment due dates at December 31, 2003, is summarized as follows. Contractual obligations for deposit accounts do not include accrued interest. Payments for deposits without a contractual maturity, noninterest-bearing deposits and money market, NOW and savings accounts, are based on our historical experience, judgement and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. Operating lease contractual payments include the effects of escalation clauses that provide for inflation adjustments to the rental payments.

MATURITY DISTRIBUTION OF CONTRACTUAL OBLIGATIONS

                                                        AFTER ONE   AFTER THREE
                                          DUE WITHIN   BUT WITHIN   BUT WITHIN     AFTER
           DECEMBER 31, 2003               ONE YEAR    THREE YEARS  FIVE YEARS   FIVE YEARS      TOTAL
--------------------------------------------------------------------------------------------------------
Deposits without a contractual maturity   $   52,380   $   89,796   $   69,841   $   37,414   $  249,431
Time deposits less than $100 ..........       56,428       63,450       47,658       13,410      180,946
Time deposits $100 or more ............       13,120        7,636        5,774        2,559       29,089
Operating leases ......................          209          353          349          854        1,765
                                          ----------   ----------   ----------   ----------   ----------
  Total ...............................   $  122,137   $  161,235   $  123,622   $   54,237   $  461,231
                                          ==========   ==========   ==========   ==========   ==========

We employ a number of analytical techniques in assessing the adequacy of our liquidity position. One such technique is the use of ratio analysis related to our reliance on noncore funds, time deposits in denominations of $100 or more and borrowings from the FHLB-Pgh, to fund our investments and loans maturing after 2004. At December 31, 2003, our noncore funds consisted of only large denomination time deposits, as we had no outstanding borrowings from the FHLB-Pgh. Large denomination time deposits are not considered to be a strong source of liquidity since they are very interest rate sensitive and are considered to be highly volatile. At December 31, 2003, our net noncore funding dependence ratio, the difference between noncore funds and short-term investments to long-term assets, was negative 0.02 percent. Similarly, our net short-term noncore funding dependence ratio, noncore funds maturing within one year, less short-term investments to long-term assets equaled negative 3.72 percent at the end of 2003. Negative ratios indicated that at December 31, 2003, we did not use noncore funds to fund our long-term assets. In comparison, our peer group, with net noncore and net short-term noncore funding dependence ratios of 19.0 percent and 8.6 percent, relied on noncore funds as a source of liquidity. We believe that by maintaining adequate volumes of short-term investments and implementing competitive pricing strategies on deposits, we can ensure adequate liquidity to support future growth.

The Consolidated Statements of Cash Flows present the change in cash and cash equivalents from operating, investing and financing activities. Cash and cash equivalents consist of cash on hand, cash items in the process of

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

collection, noninterest-bearing deposits with other banks, balances with the Federal Reserve Bank of Philadelphia and the FHLB-Pgh and federal funds sold. Cash and cash equivalents increased $7.2 million to $28.6 million at December 31, 2003, from $21.4 million at the end of 2002. From the end of 2001 to year-end 2002, cash and cash equivalents increased $7.5 million. In both 2003 and 2002, the increases in cash and cash equivalents primarily resulted from net cash provided by financing activities and, to a lesser extent, operating activities, partially offset by net cash used in investing activities.

Deposit gathering is our predominant financing activity, as it provided us with net cash of $22.3 million in 2003 and $21.0 million in 2002. In 2002, transaction accounts increased $30.4 million, while time deposits declined $9.4 million as depositors, unsure of the economy, interest rates and the stock market, chose to keep their funds liquid. In 2003, we experienced an increase in both transaction accounts and time deposits of $20.7 million and $1.6 million. Another source of funds generated by financing activities is proceeds received from issuance of common stock as part of our dividend reinvestment plan ("DRP"). Our uses of cash categorized as financing activities include those to repurchase and retire shares of our common stock and pay dividends to stockholders.

Operating activities provided net cash of $8.7 million in 2003 and $5.6 million in 2002. Net income, adjusted for the effects of noncash transactions such as depreciation and the provision for loan losses, and net changes in current assets, is the primary source of funds from operations.

Our primary investing activities involve transactions related to our investment securities and lending activities. Net cash outlays for investing activities totaled $20.7 million in 2003 compared to $16.5 million in 2002. We experienced an increase in loan demand as evidenced by net funds used in lending activities of $35.3 million in 2003, an increase of $21.3 million compared to the $14.0 million used in lending activities in 2002. With regard to our investment portfolio, we received cash from the sale of investment securities of $19.0 million in 2003 and $15.1 million in 2002. Due to declining market rates, we experienced an increase in cash received from repayments of investment securities, as the volume of prepayments on mortgage-backed securities amounted to $60.0 million in 2003 compared to $34.5 million in 2002. Cash outlays for the purchase of investment securities totaled $62.8 million and $51.2 million in 2003 and 2002.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Recently, our liquidity position, as well as that of the banking industry in general, has been favorably affected by economic conditions. Our customers, concerned about employment conditions and the stock market, have not only increased savings, but sought out the safety of bank deposit accounts to invest their funds. As economic conditions strengthen and the stock market rebounds, bank liquidity could be hindered should consumers withdraw savings and reinvest in the stock market. We, however, cannot predict or guarantee movements in the stock market, changes in economic conditions or investment preferences of consumers. Regardless of changes in the economy or stock market, we believe that through constant monitoring and adherence to our liquidity plan, we will have the means to provide adequate cash to fund our normal operations in 2004.

CAPITAL ADEQUACY:

We believe a strong capital position is essential to our continued growth and profitability. A solid capital base provides depositors and stockholders with a margin of safety, while allowing us to take advantage of profitable opportunities, support future growth and provide protection against any unforeseen losses.

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

Stockholders' equity increased $1.2 million to $46.5 million at December 31, 2003, from $45.3 million at December 31, 2002. On a per share basis, stockholders' equity equaled $24.41 per share and $23.31 per share for these respective periods. Net income of $4.7 million was the primary factor contributing to the capital improvement. Also affecting stockholders'

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

equity were common stock repurchases of $1.6 million, net cash dividends declared of $1.4 million and a net unrealized loss on investment securities of $0.5 million.

We periodically purchase shares of our common stock under a Board-approved stock repurchase program. Under this program, we repurchased and retired 44,788 shares for $1.6 million in 2003, 37,933 shares for $1.2 million in 2002 and 16,229 shares for $0.5 million in 2001. At December 31, 2003, 3,021 shares authorized under the program were available to be repurchased. We plan to buyback the available shares in 2004, if upon analysis, such repurchases meet our targeted internal rate of return and after-tax return on investment.

We declared dividends of $1,687 or $0.88 per share in 2003 and $1,603 or $0.82 per share in 2002. Our dividend payout ratio was 35.9 percent and 30.8 percent in 2003 and 2002. It is the intention of our Board of Directors to continue to pay cash dividends in the future. However, these decisions are based on our operating results, financial and economic conditions, capital and growth objectives, appropriate dividend restrictions and other relevant factors. The primary source of funds for payment of dividends has been the dividends received from our subsidiary, Community Bank. Community Bank's ability to pay dividends is subject to federal and state regulations. Accordingly, Community Bank, without prior regulatory approval, may declare dividends to us totaling $7,834 at December 31, 2003.

Stockholders may automatically reinvest their dividends in shares of our common stock through our DRP. The DRP not only provides stockholders with a convenient means to invest in our common stock without brokerage commissions, but also furnishes us with additional funds for general corporate purposes. During the years ended December 31, 2003 and 2002, 6,547 shares and 6,161 shares were issued under this plan.

Bank regulatory agencies consider capital to be a significant factor in ensuring the safety of a depositor's accounts. These agencies, in light of past bank failures, adopted minimum capital adequacy requirements that include mandatory and discretionary supervisory actions for noncompliance. For a further discussion of these risk-based capital standards and supervisory actions for noncompliance, refer to the note entitled, "Regulatory matters," in the Notes to Consolidated Financial Statements to this Annual Report.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Our and Community Bank's capital ratios at December 31, 2003 and 2002, as well as the required minimum ratios for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions as defined by the Federal Deposit Insurance Corporation Improvement Act of 1991, are summarized as follows:

REGULATORY CAPITAL

                                                                                           MINIMUM TO BE WELL
                                                                                            CAPITALIZED UNDER
                                                                   MINIMUM FOR CAPITAL      PROMPT CORRECTIVE
                                                  ACTUAL            ADEQUACY PURPOSES       ACTION PROVISIONS
                                           ------------------------------------------------------------------
               DECEMBER 31                   2003       2002        2003         2002        2003       2002
-------------------------------------------------------------------------------------------------------------
Basis for ratios:
Tier I capital to risk-weighted assets:
  Consolidated...........................  $ 43,466   $ 41,544    $15,384      $13,730
  Community Bank.........................    42,113     39,809     15,361       13,706     $23,042    $20,559
Total capital to risk-weighted assets:
  Consolidated...........................    47,050     45,289     30,769       27,459
  Community Bank.........................    45,697     43,554     30,723       27,412      38,403     34,265
Tier I capital to total average assets
 less intangible assets:
  Consolidated...........................    43,466     41,544     20,076       18,950
  Community Bank.........................    42,113     39,809    $20,049      $18,910     $25,061    $23,637

Risk-weighted assets:
  Consolidated...........................   357,240    315,360
  Community Bank.........................   356,667    314,764
Risk-weighted off-balance sheet items:
  Consolidated...........................    27,367     27,882
  Community Bank.........................    27,367     27,882
Average assets for Leverage ratio:
  Consolidated...........................   501,900    473,746
  Community Bank.........................  $501,220   $472,744

Ratios:
Tier I capital as a percentage of risk-
 weighted assets and off-balance sheet
 items:
  Consolidated...........................      11.3%      12.1%       4.0%         4.0%
  Community Bank.........................      11.0       11.6        4.0          4.0         6.0%       6.0%
Total of Tier I and Tier II capital as a
 percentage of risk-weighted assets and
 off-balance sheet items:
  Consolidated...........................      12.2       13.2        8.0          8.0
  Community Bank.........................      11.9       12.7        8.0          8.0        10.0       10.0
Tier I capital as a percentage of total
 average assets less intangible assets:
  Consolidated...........................       8.7        8.8        4.0          4.0
  Community Bank.........................       8.4%       8.4%       4.0%         4.0%        5.0%       5.0%

We and Community Bank have consistently maintained regulatory capital ratios well above the minimum levels of 4.0 percent and 8.0 percent required for adequately capitalized institutions. Our risk-based capital ratios declined slightly in 2003 from 2002 but remain strong. Risk-weighted

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

assets and off-balance sheet items increased to a greater extent than both Tier I and total capital. Specifically, total risk-weighted assets and off-balance sheet items rose $41.4 million or 12.1 percent, while Tier I capital increased $1.9 million or 4.6 percent and total capital grew $1.8 million or 3.9 percent. The ratio of Tier I capital to risk-weighted assets was 11.3 percent and 12.1 percent at December 31, 2003 and 2002, and our total capital to risk-weighted assets ratio was 12.2 percent at year-end 2003, compared to 13.2 percent at the end of 2002. Community Bank's Tier I risk-based and total risk-based capital ratios also declined for reasons similar to those discussed for the consolidated ratios. Our Leverage ratio equaled 8.7 percent and 8.8 percent at December 31, 2003 and 2002, while Community Bank's Leverage ratio remained stable at 8.4 percent. Similar to the Tier I risk-based and total risk-based capital ratios, the Leverage ratio for us and Community Bank well exceeded the minimum of 4.0 percent for capital adequacy purposes. Based on the most recent notification from the FDIC, Community Bank was categorized as well capitalized under the regulatory framework for prompt corrective action at December 31, 2003 and 2002. There are no conditions or events since this notification that we believe have changed Community Bank's category.

REVIEW OF FINANCIAL PERFORMANCE:

Net income totaled $4.7 million or $2.45 per share in 2003, compared to $5.2 million or $2.65 per share in 2002. Tighter net interest margins, reductions in the gain on the sale of investment securities and higher levels of noninterest expenses all contributed to the decline in net income. The effect these factors had on net income was partially offset by not being required to make a similar addition in 2003, as was the case in 2002, to the loan loss reserve through a special provision. ROAA and ROAE were 0.93 percent and 10.23 percent in 2003, compared to 1.10 percent and 11.99 percent in 2002. In addition, a rise in market rates impacted the value of our available-for-sale investment securities. As a result, we experienced a loss in other comprehensive income, net of income tax benefits, of $0.5 million in 2003. In comparison, we reported other comprehensive income, net of income tax expense, of $1.9 million in 2002.

Tax-equivalent net interest income decreased $0.3 million or 1.9 percent in 2003. A decline in tax-equivalent interest revenue of $2.6 million overshadowed a $2.3 million reduction in interest expense. Unfavorable changes in the net spread between earning assets and interest-bearing liabilities more than offset the favorable influence gained by growing earning assets faster than interest-bearing liabilities in 2003. Our net interest margin was 3.80 percent in 2003 and 4.09 percent in 2002.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Total noninterest income fell 2.7 percent comparing 2003 and 2002. Reductions in gains recognized on the sale of investment securities and, to a lesser extent, income earned on service charges, fees and commissions, outweighed the positive influence from an increase in the gains recognized on the sale of loans. Noninterest expense increased 7.1 percent in 2003, primarily resulting from higher costs associated with employee-related and net occupancy and equipment expenses. These increases, coupled with the reduction in net interest income and noninterest income, negatively impacted our productivity. The operating efficiency ratio, defined as noninterest expense divided by net interest income and noninterest income, is a key industry ratio that measures productivity. Our operating efficiency ratio weakened to 69.4 percent in 2003, from 63.8 percent in 2002. Another measure of productivity is the overhead ratio, noninterest expense as a percentage of average total assets, which also weakened to 2.9 percent in 2003 from 2.8 percent in 2002.

NET INTEREST INCOME:

Net interest income is still the fundamental source of earnings for commercial banks. Moreover, fluctuations in the level of noninterest income can have the greatest impact on net profits. Net interest income is defined as the difference between interest revenue, interest and fees earned on interest-earning assets, and interest expense, the cost of interest-bearing liabilities supporting those assets. The primary sources of earning assets are loans and investment securities, while interest-bearing deposits, short-term borrowings and long-term debt, comprise interest-bearing liabilities. Net interest income is impacted by:

          - Variations in the volume, rate and composition of earning assets and interest-bearing liabilities;

          -    Changes in general market interest rates; and

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

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The banking industry felt the effects of the sustained low interest rate environment, as the net interest margin for all FDIC-insured commercial banks compressed 27 basis points to 3.82 percent in 2003 from 4.09 percent in 2002. The yield on earning assets for these institutions fell 84 basis points to 5.34 percent in 2003 from 6.18 percent last year. However, funding costs, already at historic lows, could not react to the same magnitude. The cost of funding earning assets decreased 57 basis points to 1.52 percent in 2003 from 2.09 percent in 2002. For Pennsylvania banks, margin compression was just as severe. For these banks, the yield on earning assets fell 77 basis points in 2003, while their cost of funds, as a percentage of average earning assets, fell 51 basis points. As a result, their average net interest margin compressed 26 basis points to 3.44 percent in 2003 from 3.70 percent in 2002. Similar to all FDIC-insured banks and insured Pennsylvania banks, banks in our peer group reported lower net interest margins in 2003. This group's tax-equivalent net interest margin decreased 25 basis points to 4.07 percent in 2003 from 4.32 percent in 2002.

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

NET INTEREST INCOME CHANGES DUE TO RATE AND VOLUME

                                                             2003 VS. 2002                  2002 VS. 2001
                                                      ---------------------------    --------------------------
                                                           INCREASE (DECREASE)            INCREASE (DECREASE)
                                                             ATTRIBUTABLE TO                ATTRIBUTABLE TO
                                                      ---------------------------    --------------------------
                                                        TOTAL                          TOTAL
                                                       CHANGE      RATE   VOLUME      CHANGE     RATE    VOLUME
                                                       ------      ----   ------      ------     ----    ------
Interest income:
Loans:
  Taxable...........................................  $  (583)  $(2,014)  $1,431     $(1,582)  $(2,646)  $1,064
  Tax-exempt........................................      138      (386)     524         330      (103)     433
Investments:
  Taxable...........................................   (1,518)   (1,891)     373         (67)     (486)     419
  Tax-exempt........................................     (453)      (19)    (434)        186       (20)     206
Federal funds sold..................................     (168)      (96)     (72)       (419)     (468)      49
                                                      -------   -------   ------     -------   -------   ------
    Total interest income...........................   (2,584)   (4,406)   1,822      (1,552)   (3,723)   2,171
                                                      -------   -------   ------     -------   -------   ------

Interest expense:
Money market accounts...............................     (197)     (152)     (45)       (738)     (612)    (126)
NOW accounts........................................     (176)     (183)       7          14      (125)     139
Savings accounts....................................     (708)   (1,032)     324         240      (474)     714
Time deposits less than $100........................   (1,028)   (1,044)      16      (1,872)   (2,149)     277
Time deposits $100 or more..........................     (138)     (134)      (4)       (558)     (452)    (106)
Short-term borrowings...............................        3        (1)       4
Long-term debt......................................                                      (1)                (1)
                                                      -------   -------   ------     -------   -------   ------
    Total interest expense..........................   (2,244)   (2,546)     302      (2,915)   (3,812)     897
                                                      -------   -------   ------     -------   -------   ------
    Net interest income.............................  $  (340)  $(1,860)  $1,520     $ 1,363   $    89   $1,274
                                                      =======   =======   ======     =======   =======   ======

For the year ended December 31, 2003, tax-equivalent net interest income decreased $340 to $18,054 from $18,394 for the same period of 2002. The reduction resulted from a decline in the net interest spread, partially offset by growth in earning assets over that of interest-bearing liabilities.

Due to the sustained low interest rate environment, earning asset yields declined to a greater extent than the cost of interest-bearing liabilities. This resulted in a 20 basis point reduction in the net interest spread to 3.38 percent in 2003 from 3.58 percent in 2002, and accounted for a $1,860 decrease in tax-equivalent net interest income due to changes in rate. The tax-equivalent yield on earning assets compressed 92 basis points to 5.89

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

percent in 2003 from 6.81 percent in 2002, which resulted in a $4,406 reduction in tax-equivalent interest revenue. Accounting for 88.6 percent of this reduction were decreases of 63 basis points in the yield on taxable loans and 239 basis points in the yield on taxable investments. These yield declines reduced interest revenue by $2,014 and $1,891. The cost of interest-bearing liabilities declined 72 basis points to 2.51 percent in 2003 from 3.23 percent in 2002 and resulted in a $2,546 reduction in interest expense. Reductions of 85 basis points and 56 basis points in the cost of our savings accounts and time deposits less than $100 accounted for 81.5 percent of the decrease in interest expense. The cost of savings accounts fell to 1.03 percent in 2003 compared to
1.88 percent in 2002 and the cost of time deposits less than $100 dropped to
3.88 percent from 4.44 percent. These cost reductions caused interest expense to decline $1,032 and $1,044.

Average earning assets grew $25.7 million or 5.7 percent in 2003 to $475.4 million from $449.7 million in 2002. This resulted in additional interest revenue of $1,822. Interest-bearing liabilities averaged $397.0 million in 2003, an increase of $18.3 million or 4.8 percent compared to $378.7 million in 2002, and caused an increase in interest expense of $302. With regard to growth in average earning assets, taxable and tax-exempt loans grew $19.9 million and $8.5 million, which together resulted in additional interest revenue of $1,955. Taxable investments averaged $8.4 million higher, however, tax-exempt investments decreased $5.8 million. As a result of changes in the volume of investments, interest revenue was reduced by $61. The change in average interest-bearing liabilities was primarily caused by the $19.9 million growth in savings accounts, which resulted in additional interest expense of $324. Overall, the change in volumes resulted in additional tax-equivalent net interest income of $1,520, which partially mitigated the effect of the decline in spread.

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

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

SUMMARY OF NET INTEREST INCOME

                                                            2003                             2002
                                                ----------------------------    ------------------------------
                                                          INTEREST   AVERAGE              INTEREST     AVERAGE
                                                 AVERAGE   INCOME/  INTEREST     AVERAGE   INCOME/    INTEREST
                                                 BALANCE   EXPENSE    RATE       BALANCE   EXPENSE      RATE
                                                 -------   -------    ----       -------   -------      ----
ASSETS:
Earning assets:
Loans:
  Taxable.....................................  $324,705   $22,228    6.85%     $304,849   $22,811      7.48%
  Tax-exempt..................................    21,853     1,181    5.40        13,386     1,043      7.79
Investments:
  Taxable.....................................    80,520     2,034    2.53        72,155     3,552      4.92
  Tax-exempt..................................    32,240     2,403    7.45        38,060     2,856      7.50
Federal funds sold............................    16,116       180    1.12        21,241       348      1.64
                                                --------   -------              --------   -------
    Total earning assets......................   475,434    28,026    5.89%      449,691    30,610      6.81%
Less: allowance for loan losses...............     3,732                           3,488
Other assets..................................    31,160                          28,748
                                                --------                        --------
    Total assets..............................  $502,862                        $474,951
                                                ========                        ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Money market accounts.........................  $ 16,494       170    1.03%     $ 19,073       367      1.92%
NOW accounts..................................    38,600       348    0.90        38,125       524      1.37
Savings accounts..............................   127,975     1,322    1.03       108,137     2,030      1.88
Time deposits less than $100..................   185,873     7,212    3.88       185,508     8,240      4.44
Time deposits $100 or more....................    27,755       917    3.30        27,861     1,055      3.79
Short-term borrowings.........................       265         3    1.13             8                2.00
Long-term debt................................
                                                --------   -------              --------   -------
    Total interest-bearing liabilities........   396,962     9,972    2.51%      378,712    12,216      3.23%
Noninterest-bearing deposits..................    56,743                          49,441
Other liabilities.............................     3,207                           3,435
Stockholders' equity..........................    45,950                          43,363
                                                --------                        --------
    Total liabilities and stockholders' equity  $502,862                        $474,951
                                                ========   -------              ========   -------
    Net interest/income spread................             $18,054    3.38%                $18,394      3.58%
                                                           =======                         =======
    Net interest margin.......................                        3.80%                             4.09%
Tax-equivalent adjustments:
Loans.........................................             $   401                         $   355
Investments...................................                 817                             971
                                                           -------                         -------
    Total adjustments.........................             $ 1,218                         $ 1,326
                                                           =======                         =======

Note: Average balances were calculated using average daily balances. Average balances for loans include nonaccrual loans. Interest income on taxable loans includes fees of $1,030 in 2003, $812 in 2002, $673 in 2001, $445 in 2000 and
$551 in 1999. Available-for-sale securities, included in investment securities, are stated at amortized cost with the related average unrealized holding gains of $3,367 in 2003, $2,614 in 2002, $1,337 in 2001 and $689 in 1999, and an
average unrealized holding loss of $810 in 2000 included in other assets. Tax-equivalent adjustments were calculated using the prevailing statutory tax rate of 34.0 percent.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

SUMMARY OF NET INTEREST INCOME (CONTINUED)

            2001                                    2000                                    1999
------------------------------         ------------------------------         ------------------------------
          INTEREST     AVERAGE                   INTEREST     AVERAGE                   INTEREST     AVERAGE
 AVERAGE   INCOME/    INTEREST          AVERAGE   INCOME/    INTEREST          AVERAGE   INCOME/    INTEREST
 BALANCE   EXPENSE      RATE            BALANCE   EXPENSE      RATE            BALANCE   EXPENSE      RATE
 -------   -------      ----            -------   -------      ----            -------   -------      ----
$291,514   $24,393      8.37%          $278,931   $23,562      8.45%          $249,789   $20,879      8.36%
   8,179       713      8.72             10,228       977      9.55              8,381       634      7.56

  64,172     3,619      5.64             60,810     3,567      5.87             76,500     4,463      5.83
  35,490     2,670      7.52             31,915     2,492      7.81             35,956     2,863      7.96
  18,451       767      4.16              2,679       164      6.12              3,282       162      4.94
--------   -------                     --------   -------                     --------   -------
 417,806    32,162      7.70%           384,563    30,762      8.00%           373,908    29,001      7.76%
   3,426                                  3,492                                  3,997
  26,323                                 25,797                                 26,293
--------                               --------                               --------
$440,703                               $406,868                               $396,204
========                               ========                               ========

$ 29,390     1,105      3.76%          $ 20,710       735      3.55%          $ 19,466       608      3.12%
  29,099       510      1.75             25,569       606      2.37             24,671       605      2.45
  79,616     1,790      2.25             73,171     1,846      2.52             67,920     1,618      2.38
 185,015    10,112      5.47            175,522     9,942      5.66            181,164     9,822      5.42
  32,075     1,613      5.03             32,302     1,931      5.98             22,710     1,293      5.69
       5                5.00              2,374       150      6.32              1,393        73      5.24
       6         1      7.50                 37         2      7.50                 40         3      7.50
--------   -------                     --------   -------                     --------   -------
 355,206    15,131      4.26%           329,685    15,212      4.61%           317,364    14,022      4.42%
  42,235                                 37,953                                 36,757
   3,504                                  3,402                                  3,810
  39,758                                 35,828                                 38,273
--------                               --------                               --------
$440,703                               $406,868                               $396,204
========   -------                     ========   -------                     ========   -------
           $17,031      3.44%                     $15,550      3.39%                     $14,979      3.34%
           =======                                =======                                =======
                        4.08%                                  4.04%                                  4.01%

           $   242                                $   332                                $   215
               908                                    847                                    974
           -------                                -------                                -------
           $ 1,150                                $ 1,179                                $ 1,189
           =======                                =======                                =======

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

PROVISION FOR LOAN LOSSES:

As previously mentioned, asset quality problems that plagued the banking industry in recent years, subsided in 2003. For all FDIC-insured commercial banks, nonperforming assets after increasing 10.2 percent in 2002 and 27.9 percent in 2001, decreased 12.6 percent in 2003. As a percentage of total assets, nonperforming assets, improved to 0.77 percent at December 31, 2003, from 0.94 percent at the end of 2002. In addition, net charge-off levels decreased 15.0 percent. As a result, banks cutback on their provision for loan losses $13.4 billion or 27.9 percent in 2003. Pennsylvania banks also experienced an improvement in asset quality as evidenced by a 21.2 percent reduction in nonperforming asset levels. In addition, the amount of loans charged-off improved 32.1 percent, and as a result, Pennsylvania banks reduced their provision for loan losses by 51.5 percent.

We evaluate the adequacy of the allowance for loan losses account on a quarterly basis utilizing our systematic analysis in accordance with procedural discipline. We take into consideration certain factors such as composition of the loan portfolio, volumes of nonperforming loans, volumes of net charge-offs, prevailing economic conditions and other relevant factors when determining the adequacy of the allowance for loan losses account. We make monthly provisions to the allowance for loan losses account in order to maintain the allowance at the appropriate level indicated by our evaluations. Based on our most recent evaluation at December 31, 2003, we believe that the allowance was adequate to absorb any known or potential losses in our portfolio.

The provision for loan losses equaled $480 in 2003, a decrease of $620 compared to $1,100 in 2002. In 2002, we were required by regulators to recognize an additional $500 to the allowance for loan losses account. The regulators arrived at this amount by applying the estimated average industry loss experience factors defined in the December 21, 1993, FFIEC Interagency Policy Statement. These factors differed from the factors we applied, which are based on our average actual historical loss experience for the latest eight quarters. No such addition to the allowance for loan losses account was required in 2003.

NONINTEREST INCOME:

Similar to 2002, the composite of all FDIC-insured banks experienced strong growth in noninterest income in 2003. Much of the growth was concentrated in larger commercial institutions. For all FDIC-insured commercial banks, noninterest income increased $13.9 billion or 8.0 percent in 2003.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Conversely, noninterest income for insured Pennsylvania banks declined for the second year in a row, as noninterest income for these banks declined $214.1 million or 4.3 percent in 2003.

Noninterest income totaled $4,034 in 2003 and $4,145 in 2002. Net gains on the sale of residential mortgages increased $293 or 31.9 percent to $1,212 for the year ended December 31, 2003. Service charges, fees and commissions decreased $95 or 3.3 percent compared to the previous year. Net gains on the sale of investment securities were $13 in 2003 and $322 in 2002.

Fee-based revenue growth is important to improving profitability, as it lessens reliance on traditional, spread-based income. Our ratio of noninterest income, not including gains on the sale of investments, as a percentage of average total assets, remained constant at 0.80 percent in 2003 and 2002. In comparison, this ratio for our peer group was 1.14 percent in 2003 and 0.93 percent in 2002.

We continuously try to develop new sources of fee income. As previously mentioned, we formed and became a 40.0 percent member in Community Abstract, which offers title insurance and abstract services to residential mortgage customers. Community Abstract which became operational in May, generated fee income of $28 in 2003.

NONINTEREST EXPENSE:

Bank productivity weakened slightly in 2003 as evidenced by an increase in the efficiency ratio for all FDIC-insured commercial banks to 56.5 percent in 2003 from 55.7 percent in 2002. For these institutions, noninterest expense increased $12.4 billion or 5.3 percent. Insured Pennsylvania banks also experienced a slight increase in noninterest expense. For these banks, noninterest expense, as a percentage of average earning assets, rose to 4.2 percent in 2003 compared to
4.1 percent in 2002.

In general, noninterest expense is categorized into three main groups including employee-related expenses, occupancy and equipment expenses and other expenses. Employee-related expenses are costs associated with providing salaries, including payroll taxes, and benefits to our employees. Occupancy and equipment expenses, the costs related to the maintenance of facilities and equipment, include depreciation, general maintenance and repairs, real estate taxes, rental expense offset by any rental income and utility costs. Other expenses include general operating expenses such as advertising, contractual services, insurance, including FDIC assessment, other taxes and supplies. Several of these costs and expenses are variable while the remainder are fixed. We utilize budgets and other related strategies in an effort to control the variable expenses.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Noninterest expense increased $954 or 7.1 percent to $14,484 for the year ended December 31, 2003, from $13,530 for the same period of 2002. We experienced increases of $410 or 6.1 percent in salaries and employee benefits expenses, $397 or 21.4 percent in net occupancy and equipment expense and $147 or 3.0 percent in other expenses.

The major components of noninterest expense for the past five years are summarized as follows:

NONINTEREST EXPENSE

                   YEAR ENDED DECEMBER 31                            2003     2002     2001     2000     1999
--------------------------------------------------------------------------------------------------------------
Salaries and employee benefits expense:
Salaries and payroll taxes.......................................  $ 5,929  $ 5,623  $ 4,755  $ 4,419   $4,169
Employee benefits................................................    1,248    1,144      883      800      655
                                                                   -------  -------  -------  -------   ------
  Salaries and employee benefits expense.........................    7,177    6,767    5,638    5,219    4,824
                                                                   -------  -------  -------  -------   ------

Net occupancy and equipment expense:
Net occupancy expense............................................      991      836      766      781      610
Equipment expense................................................    1,259    1,017      914      911      735
                                                                   -------  -------  -------  -------   ------
  Net occupancy and equipment expense............................    2,250    1,853    1,680    1,692    1,345
                                                                   -------  -------  -------  -------   ------

Other expenses:
Marketing expense................................................      425      482      381      365      322
Other taxes......................................................      444      399      407      315      320
Stationery and supplies..........................................      385      465      389      406      431
Contractual services.............................................    1,579    1,494    1,320    1,183      916
Insurance, including FDIC assessment.............................      207      187      169      164      124
Other............................................................    2,017    1,883    1,886    1,725    1,147
                                                                   -------  -------  -------  -------   ------
  Other expenses.................................................    5,057    4,910    4,552    4,158    3,260
                                                                   -------  -------  -------  -------   ------
    Total noninterest expense....................................  $14,484  $13,530  $11,870  $11,069   $9,429
                                                                   =======  =======  =======  =======   ======

Salaries and employee benefits expense constitutes the majority of our noninterest expense. Total personnel costs rose $410 or 6.1 percent to $7,177 in 2003 from $6,767 in 2002. Additional staff and training required for the new Tannersville office and personnel added in our Lending and Credit Administration Divisions were responsible for a 5.4 percent increase in salaries and payroll taxes. Employee health insurance premiums rose 22.4 percent in 2003 and primarily caused the increase in employee benefits expense.

Net occupancy and equipment expense was $2,250 in 2003, an increase of $397 or
21.4 percent compared to $1,853 in 2002. Depreciation and maintenance costs associated with the relocation of the Clifford office in January and the installation of a document imaging system factored into the increase.

On December 9, 2003, we opened our 17th branch banking office in Tannersville, Monroe County, Pennsylvania. This project had an aggregate cost of $1.5 million, which was funded through normal operations. We

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

anticipate an increase in occupancy and equipment expenses in 2004 due to the opening of this branch.

For a discussion on recent SFASs issued by the FASB related to net occupancy and equipment expense, refer to the note entitled, "Summary of significant accounting policies-Premises and equipment, net," in the Notes to Consolidated Financial Statements to this Annual Report.

Other expenses were impacted by higher contractual services relative to the strong volume in originations of one-to-four family residential mortgages that qualified for sale in the secondary market, and increased state shares tax. Partially offsetting these higher costs were reductions in marketing costs, stationery and supply costs and other real estate expense. Other expenses amounted to $5,057 in 2003, an increase of $147 or 3.0 percent compared to $4,910 in 2002.

Our deposits are insured by the FDIC and are subject to deposit insurance assessments to maintain the Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC places each insured bank into one of nine risk categories based on the bank's capitalization and supervisory evaluations provided to the FDIC by the bank's primary federal regulator. An insured bank's assessment rate is then determined by the risk category into which it is classified. Recently, the FDIC decided to retain the existing BIF assessment schedules of $0.00 per 100 dollars of deposits for banks classified in the highest capital and supervisory evaluation category and $0.27 per 100 dollars of deposits for banks classified in the lowest category. We were classified in the highest capital and supervisory evaluation category at December 31, 2003, and will be exempt from paying a BIF assessment for the first half of 2004.

There is a separate levy assessed on all FDIC-insured institutions to bear the cost of Finance Corporation ("FICO") funding. The FDIC established the annual FICO assessment rates effective for the fourth quarter of 2003 at $0.0152 and first quarter of 2004 at $0.0154 per 100 dollars of BIF-assessable deposits. Our FICO assessments were $70 and $72 for the years ended December 31, 2003 and 2002.

INCOME TAXES:

Our income tax expense decreased $177 to $1,206 for the year ended December 31, 2003, from $1,383 for the same period of 2002. Our effective tax rate improved from 21.0 percent in 2002 to 20.4 percent in 2003. We utilize loans and investments of tax-exempt organizations to mitigate our tax burden, as interest revenue from these sources are not taxable by the

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

federal government. Tax-exempt interest revenue, as a percentage of total interest revenue, equaled 8.8 percent in 2003 and 2002. Our effective tax rate was more advantageous than that of our peer group's of 27.5 percent in 2003 from
24.3 percent in 2002. In addition to income on tax-exempt loans and investments, we utilize investment tax credits available through our investment in an elderly and low- to moderate-income residential housing program to mitigate our tax burden. By utilizing these credits, we reduced our income tax expense by $80 in 2003 and 2002. Over the past ten years, we recognized aggregate tax credits from our investment in this project of $895. However, these tax credits expired in 2003. We recently committed to an investment that qualifies for a one-time Federal Historic Tax Credit. The anticipated tax credit available to us in 2004 for our investment in this project is $418. As a result, we expect our income tax expense to decrease in 2004. Should we not be able to utilize the full benefit in 2004 due to alternative minimum tax requirements, the remainder of the tax credit can be carried back one year and/or carried forward 20 years.

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

COMM BANCORP, INC.
INDEPENDENT AUDITORS' REPORT

Board of Directors
 and Stockholders
Comm Bancorp, Inc.
Clarks Summit, Pennsylvania

We have audited the accompanying consolidated balance sheets of Comm Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Comm Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

January 30, 2004

/s/ Kronick Kalada Berdy & Co.
--------------------------------
KRONICK KALADA BERDY & CO., P.C.
Kingston, Pennsylvania

COMM BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31                                                              2003            2002            2001
----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans:
  Taxable ...................................................................    $    22,228     $    22,811     $    24,393
  Tax-exempt ................................................................            780             688             471
Interest and dividends on investment securities available-for-sale:

  Taxable ...................................................................          1,994           3,481           3,499
  Tax-exempt ................................................................          1,586           1,885           1,762
  Dividends .................................................................             40              71             120
Interest on federal funds sold ..............................................            180             348             767
                                                                                 -----------     -----------     -----------
    Total interest income ...................................................         26,808          29,284          31,012
                                                                                 -----------     -----------     -----------

INTEREST EXPENSE:
Interest on deposits ........................................................          9,969          12,216          15,130
Interest on short-term borrowings ...........................................              3
Interest on long-term debt ..................................................                                              1
                                                                                 -----------     -----------     -----------
    Total interest expense ..................................................          9,972          12,216          15,131
                                                                                 -----------     -----------     -----------
    Net interest income .....................................................         16,836          17,068          15,881
Provision for loan losses ...................................................            480           1,100             720
                                                                                 -----------     -----------     -----------
    Net interest income after provision for loan losses .....................         16,356          15,968          15,161
                                                                                 -----------     -----------     -----------

NONINTEREST INCOME:
Service charges, fees and commissions .......................................          2,809           2,904           2,479
Net gains on sale of loans ..................................................          1,212             919             356
Net gains on sale of investment securities available-for-sale ...............             13             322
                                                                                 -----------     -----------     -----------
    Total noninterest income ................................................          4,034           4,145           2,835
                                                                                 -----------     -----------     -----------

NONINTEREST EXPENSE:
Salaries and employee benefits expense ......................................          7,177           6,767           5,638
Net occupancy and equipment expense .........................................          2,250           1,853           1,680
Other expenses ..............................................................          5,057           4,910           4,552
                                                                                 -----------     -----------     -----------
    Total noninterest expense ...............................................         14,484          13,530          11,870
                                                                                 -----------     -----------     -----------
Income before income taxes ..................................................          5,906           6,583           6,126
Provision for income tax expense ............................................          1,206           1,383           1,426
                                                                                 -----------     -----------     -----------
    Net income ..............................................................          4,700           5,200           4,700
                                                                                 -----------     -----------     -----------

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized holding gains (losses) on investment securities available-for-sale           (700)          3,245             372
Reclassification adjustment for gains included in net income ................            (13)           (322)
Income tax expense (benefit) related to other comprehensive income (loss) ...           (242)            994             126
                                                                                 -----------     -----------     -----------
    Other comprehensive income (loss), net of income taxes ..................           (471)          1,929             246
                                                                                 -----------     -----------     -----------
    Comprehensive income ....................................................    $     4,229     $     7,129     $     4,946
                                                                                 ===========     ===========     ===========

PER SHARE DATA:
Net income ..................................................................    $      2.45     $      2.65     $      2.37
Cash dividends declared .....................................................    $      0.88     $      0.82     $      0.74
Average common shares outstanding ...........................................      1,921,063       1,960,140       1,984,180

See Notes to Consolidated Financial Statements.

COMM BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

DECEMBER 31                                                                      2003        2002
---------------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks ...................................................    $ 17,099    $ 10,883
Federal funds sold ........................................................      11,500      10,500
Investment securities available-for-sale ..................................     105,248     124,203
Loans held for sale, net ..................................................       3,205       3,916
Loans, net of unearned income .............................................     357,940     323,575
  Less: allowance for loan losses .........................................       3,584       3,745
                                                                               --------    --------
Net loans .................................................................     354,356     319,830
Premises and equipment, net ...............................................      12,484      11,861
Accrued interest receivable ...............................................       2,229       2,164
Other assets ..............................................................       3,331       3,061
                                                                               --------    --------
    Total assets ..........................................................    $509,452    $486,418
                                                                               ========    ========

LIABILITIES:
Deposits:
  Noninterest-bearing .....................................................    $ 59,119    $ 49,820
  Interest-bearing ........................................................     400,347     387,393
                                                                               --------    --------
    Total deposits ........................................................     459,466     437,213
Accrued interest payable ..................................................       1,143       1,358
Other liabilities .........................................................       2,302       2,514
                                                                               --------    --------
    Total liabilities .....................................................     462,911     441,085
                                                                               --------    --------

STOCKHOLDERS' EQUITY:
Common stock, par value $0.33, authorized 12,000,000 shares, issued and outstanding:

 2003, 1,906,528 shares; 2002, 1,944,769 shares ...........................         629         642
Capital surplus ...........................................................       6,576       6,484
Retained earnings .........................................................      37,223      35,623
Accumulated other comprehensive income ....................................       2,113       2,584
                                                                               --------    --------
    Total stockholders' equity ............................................      46,541      45,333
                                                                               --------    --------
    Total liabilities and stockholders' equity ............................    $509,452    $486,418
                                                                               ========    ========

See Notes to Consolidated Financial Statements.

COMM BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       ACCUMULATED
                                                                                          OTHER         TOTAL
                                                        COMMON  CAPITAL RETAINED      COMPREHENSIVE  STOCKHOLDERS'
FOR THE THREE YEARS ENDED DECEMBER 31, 2003             STOCK   SURPLUS EARNINGS          INCOME        EQUITY
------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000............................   $655   $6,244   $30,310          $  409        $37,618
Net income............................................                     4,700                          4,700
Dividends declared: $0.74 per share...................                    (1,468)                        (1,468)
Dividend reinvestment plan: 7,371 shares issued.......      2      201                                      203
Repurchase and retirement: 16,229 shares..............     (5)     (49)     (397)                          (451)
Net changes in other comprehensive income (loss)......                                       246            246
                                                         ----   ------   -------          ------        -------
BALANCE, DECEMBER 31, 2001............................    652    6,396    33,145             655         40,848
Net income............................................                     5,200                          5,200
Dividends declared: $0.82 per share...................                    (1,603)                        (1,603)
Dividend reinvestment plan: 6,161 shares issued.......      2      201                                      203
Repurchase and retirement: 37,933 shares..............    (12)    (113)   (1,119)                        (1,244)
Net changes in other comprehensive income (loss)......                                     1,929          1,929
                                                         ----   ------   -------          ------        -------
BALANCE, DECEMBER 31, 2002............................    642    6,484    35,623           2,584         45,333
Net income............................................                     4,700                          4,700
Dividends declared: $0.88 per share...................                    (1,687)                        (1,687)
Dividend reinvestment plan: 6,547 shares issued.......      2      227                                      229
Repurchase and retirement: 44,788 shares..............    (15)    (135)   (1,413)                        (1,563)
Net changes in other comprehensive income (loss)......                                      (471)          (471)
                                                         ----   ------   -------          ------        -------
BALANCE, DECEMBER 31, 2003............................   $629   $6,576   $37,223          $2,113        $46,541
                                                         ====   ======   =======          ======        =======

See Notes to Consolidated Financial Statements.

COMM BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31                                                              2003      2002      2001
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.....................................................................   $  4,700  $  5,200  $  4,700
Adjustments:
  Provision for loan losses....................................................        480     1,100       720
  Depreciation, amortization and accretion.....................................      3,534     2,292     2,079
  Amortization of loan fees....................................................       (168)     (138)     (117)
  Deferred income tax expense (benefit)........................................        154       (41)      157
  Gains on sale of investment securities available-for-sale....................        (13)     (322)
  Losses (gains) on foreclosed assets..........................................                 (174)       61
  Losses on disposition of equipment...........................................          5                   4
  Changes in:
    Loans held for sale, net...................................................        711    (2,031)   (1,823)
    Accrued interest receivable................................................        (65)      319      (469)
    Other assets...............................................................       (489)     (199)      (93)
    Accrued interest payable...................................................       (215)     (521)     (135)
    Other liabilities..........................................................         36        88       (43)
                                                                                  --------  --------  --------
      Net cash provided by operating activities................................      8,670     5,573     5,041
                                                                                  --------  --------  --------

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from sale of investment securities available-for-sale.................     19,015    15,064
Proceeds from repayments of investment securities available-for-sale...........     59,972    34,499    25,173
Purchases of investment securities available-for-sale..........................    (62,828)  (51,224)  (74,647)
Proceeds from sale of foreclosed assets........................................        219     2,272       976
Net increase in lending activities.............................................    (35,278)  (14,010)  (14,924)
Purchases of premises and equipment............................................     (1,797)   (3,121)     (854)
                                                                                  --------  --------  --------
      Net cash used in investing activities....................................    (20,697)  (16,520)  (64,276)
                                                                                  --------  --------  --------

CASH FLOWS FROM FINANCING ACTIVITIES:

Net changes in:

  Money market, NOW, savings and noninterest-bearing accounts..................     20,744    30,404    30,592
  Time deposits................................................................      1,509    (9,396)    6,892
Payments on long-term debt.....................................................                            (36)
Proceeds from the issuance of common shares....................................        229       203       203
Repurchase and retirement of common shares.....................................     (1,563)   (1,244)     (451)
Cash dividends paid............................................................     (1,676)   (1,571)   (1,450)
                                                                                  --------  --------  --------
      Net cash provided by financing activities................................     19,243    18,396    35,750
                                                                                  --------  --------  --------
      Net increase (decrease) in cash and cash equivalents.....................      7,216     7,449   (23,485)
      Cash and cash equivalents at beginning of year...........................     21,383    13,934    37,419
                                                                                  --------  --------  --------
      Cash and cash equivalents at end of year.................................   $ 28,599  $ 21,383  $ 13,934
                                                                                  ========  ========  ========

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
  Interest.....................................................................   $ 10,187  $ 12,737  $ 15,266
  Income taxes.................................................................      1,257     1,348     1,193
Noncash items:

  Transfers of loans to foreclosed assets......................................        440       320     1,464
  Unrealized losses (gains) on investment securities available-for-sale, net...   $    471  $ (1,929) $   (246)

See Notes to Consolidated Financial Statements.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF OPERATIONS:

Comm Bancorp, Inc., a bank holding company incorporated under the laws of Pennsylvania, provides a full range of financial services through its wholly-owned subsidiaries: Community Bank and Trust Company ("Community Bank"), including its subsidiaries, Community Leasing Corporation and Comm Financial Services Corporation; and Comm Realty Corporation (collectively, the "Company"). The Company services its individual and commercial customers through 17 full-service branches located within the Lackawanna, Monroe, Susquehanna, Wayne and Wyoming counties of Northeastern Pennsylvania.

Community Bank's primary product is loans to small- and medium-sized businesses. Other lending products include one-to-four family residential mortgages and consumer loans. Community Bank primarily funds its loans by offering certificates of deposit to commercial enterprises and individuals. Other deposit product offerings include various demand and savings accounts. In addition, Community Bank provides fiduciary services through its Trust Division.

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

On November 7, 2002, Community Bank received approval from the Pennsylvania Department of Banking to form and become a 40.0 percent member in Community Abstract Services, LLC. This limited liability company, which became fully operational in the second quarter of 2003, offers title insurance and abstract services to residential mortgage loan customers. Community Bank has significant influence over the operating and financing decisions and accounts for this investment using the equity method of accounting. The investment is included in other assets with Community Bank's proportionate share of income or loss included in noninterest income.

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

VARIABLE INTEREST ENTITIES:

On January 17, 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities," which addresses consolidation by business enterprises of variable interest entities. A revised version of Interpretation No. 46 was issued on December 24, 2003. Interpretation No. 46 provides guidance on how to identify a variable interest entity and determine when the assets, liabilities, noncontrolling interests and results of operations of a variable interest entity are to be included in an entity's consolidated financial statements. A variable interest entity exists when either the total equity investment at risk is not sufficient to permit the entity to finance its activities by itself, or the equity investors lack one of the three characteristics associated with owning a controlling financial interest. Those characteristics include: (i) the direct or indirect ability to make decisions about an entity's activities through voting rights or similar rights; (ii) the obligation to absorb the expected losses of an entity if they occur; or (iii) the right to receive the expected residual returns of the entity if they occur. The revisions to Interpretation No. 46 clarify some provisions. Interpretation No. 46 is effective for all variable interest entities not considered "special-purpose" for the first fiscal year or interim period beginning after December 15, 2003. For entities that are considered "special-purpose," Interpretation No. 46 is effective for the first reporting period ending after December 15, 2003. The Company has no interests that meet the criteria to be treated as a

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

variable interest entity, therefore the adoption of this Interpretation is not expected to have an effect on the operating results or financial position of the Company.

SEGMENT DISCLOSURE:

Public companies are required by GAAP to report information about operating segments in annual financial statements and to report selected information about operating segments in interim financial reports issued to stockholders. GAAP permits the aggregation of two or more operating segments into a single segment if the segments have similar: (i) economic characteristics; (ii) products and services; (iii) operating processes; (iv) customer bases; (v) delivery systems; and (vi) regulatory oversight. The Company's 17 branch banking offices, all similar with respect to these characteristics, have exhibited similar long-term financial performance. Therefore, they were aggregated into a single operating segment.

Community Leasing Corporation, Comm Financial Services Corporation and Comm Realty Corporation did not meet the quantitative thresholds for required segment disclosure under GAAP.

USE OF ESTIMATES:

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Significant estimates that are particularly susceptible to material change in the next year relate to the allowance for loan losses, fair value of financial instruments and the valuations of real estate acquired through foreclosure and intangible assets. Actual results could differ from those estimates.

Management maintains the allowance for loan losses at a level it believes adequate to absorb probable credit losses related to specifically identified loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of the balance sheet dates. The balance in the allowance for loan losses account is based on past events and current economic conditions. The Company employs the Federal Financial Institutions Examination Council Interagency Policy Statement on the

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Allowance for Loan Losses as the primary analytical guidance in assessing the adequacy of the allowance account. This Statement requires adherence to GAAP for determining the adequacy of the allowance for loan losses account for both financial and regulatory reporting purposes. Under GAAP, the adequacy of the allowance account is determined based on the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," for loans specifically identified to be individually evaluated for impairment, and the requirements of SFAS No. 5, "Accounting for Contingencies," for large groups of smaller-balance homogeneous loans to be collectively evaluated for impairment.

The allowance for loan losses account consists of an allocated element and an unallocated element. The allocated element consists of a specific portion for the impairment of loans individually evaluated under SFAS No. 114, and a formula portion for the impairment of those loans collectively evaluated under SFAS No. 5.

Identified loans individually evaluated for impairment under SFAS No. 114 include: (i) loans to borrowers having an aggregate exposure of $500 or more;
(ii) loans that are past due 90 days or more; (iii) nonaccrual loans; (iv) any loans internally classified as substandard, doubtful, loss or special mention;
(v) loans to officers and directors; and (vi) a random sample of loans with balances between $250 and $500. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. All amounts due according to the contractual terms means that both the contractual interest payments and the contractual principal payments of a loan will be collected as scheduled in the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Loans considered impaired under SFAS No. 114 are measured for impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. If the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral, if

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

the loan is collateral dependent, is less than the recorded investment in the loan, including accrued interest and net deferred loan fees, the Company will recognize the impairment by adjusting the allowance for loan losses account through charges to earnings as a provision for loan losses.

For identified loans considered not impaired, management determines if these loans share similar risk with those grouped and collectively evaluated for impairment under SFAS No. 5.

Large groups of smaller-balance homogeneous loans and those identified loans considered not impaired having similar characteristics as these groups are segregated into major pools and are collectively evaluated, on a pool-by-pool basis, for impairment under SFAS No. 5. Impairment for each of the major loan pools is determined by applying a total loss factor to the current balance outstanding for each individual pool. The total loss factor is comprised of a historical loss factor using the loss migration method plus a qualitative factor, which adjusts the historical loss factor for changes in trends, conditions and other relevant factors that may affect repayment of the loans in these pools as of the evaluation date. Loss migration involves determining the percentage of each pool that is expected to ultimately result in loss based on historical loss experience. The historical loss factor is based on the ratio of net loans charged-off to loans, net of unearned income. These historical loss percentages are updated quarterly and are based on the average actual amount of loans in each pool that resulted in loss over the past eight quarters. Management adjusts these historical loss factors by a qualitative factor that represents a number of environmental risks that may cause estimated credit losses associated with the current portfolio to differ from historical loss experience. These environmental risks include: (i) changes in lending policies and procedures including underwriting standards and collection, charge-off and recovery policies; (ii) changes in the composition and volume of the portfolio;
(iii) changes in national, local and industry conditions; (iv) changes in the volume of classified loans, including past due, nonaccrual, troubled debt restructuring and other loan modifications; (v) changes in the levels of, and trends in, charge-offs and recoveries; (vi) the existence and effect of any concentrations of credit and changes in the level of such concentrations; (vii) changes in the experience, ability and depth of lending management and other relevant staff; (viii) changes in the quality of the loan review system and the degree of oversight by the board of directors; and (ix) the effect of external factors such as competition and legal and regulatory requirements.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Loans identified to be collectively evaluated for impairment are separated into three major pools in order to determine applicable loss factors. These pools include: (i) identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of substandard, special mention or watch; (ii) identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of superior, satisfactory or marginal; and (iii) identified loans to be collectively evaluated for impairment and not having an internal loan grading classification. Specifically, management applies loss factors to identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of substandard, special mention or watch based on actual historical loss experience over the latest eight quarters, adjusted for current environmental risks, for the Company's portfolio of loans having these loan grading classifications. Loss factors applied to identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of superior, satisfactory or marginal are based on actual historical loss experience and current environmental factors for the Company's portfolio of loans having these loan grading classifications. Loans collectively evaluated under SFAS No. 5 and not internally classified are applied a loss factor based on the actual historical loss experience and current environmental conditions for the overall loan portfolio. The loss factors for these pools are further defined for the major classifications of loans including: (i) commercial, financial and others; (ii) real estate-construction;
(iii) real estate-mortgage; (iv) consumer; and (v) lease financing.

The unallocated element is used to cover inherent losses that exist as of the evaluation date, but which have not been identified as part of the allocated allowance using the above impairment evaluation methodology due to limitations in the process. One such limitation is the imprecision of accurately estimating the impact current economic conditions will have on historical loss rates. Variations in the magnitude of impact may cause estimated credit losses associated with the current portfolio to differ from historical loss experience, resulting in an allowance that is higher or lower than the anticipated level. Management establishes the unallocated element of the allowance by considering a number of environmental risks similar to the ones used for determining the qualitative factors. Management continually monitors trends in historical and qualitative factors, including trends in the volume, composition and credit quality of the portfolio. Management utilizes these trends to evaluate the reasonableness of the unallocated element.

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

Intangible assets include goodwill and a core deposit intangible. Goodwill is evaluated, at least annually for impairment. Any impairment losses arising from such testing are reported in the income statement in the current period as a separate line item within operations. The core deposit's useful life is evaluated each reporting period in order to determine if it should be adjusted.

INVESTMENT SECURITIES:

Investment securities are classified and accounted for as either held-to-maturity, available-for-sale or trading based on management's intent at the time of acquisition. Management is required to reassess the appropriateness of the classifications at each reporting date. The Company does not buy or hold securities principally for the purpose of selling them in the near term in order to generate profits from market appreciation. Accordingly, there were no investment securities classified as trading at December 31, 2003 and 2002.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

The Company classifies debt securities as held-to-maturity when management has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premium and accretion of discount. The Company did not have any investment securities classified as held-to-maturity at December 31, 2003 and 2002.

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

On December 31, 2003, the Company adopted the FASB's Emerging Issues Task Force ("EITF") Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF Issue No. 03-1 requires certain quantitative and qualitative disclosures for debt and marketable-equity securities classified as available-for-sale or held-to-maturity under SFAS No. 115 that are impaired as of the balance sheet date,

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

but for which an other-than-temporary impairment has not been recognized. Quantitative information required includes the total related fair value of investments with unrealized losses and the total amount of these unrealized losses by investment category. The quantitative information is segmented by those investments that have been in a continuous unrealized loss position for less than 12 months and those that have been in a continuous unrealized loss position for 12 months or longer. Additional information, in narrative form, is required to provide sufficient information to allow financial statement users to understand the quantitative disclosures and the information that the investor considered in reaching the conclusion that the impairments are not other than temporary. Such information includes: (i) the nature of the investments; (ii) the causes of the impairments; (iii) the number of investments that are in an unrealized loss position; (iv) the severity and duration of the impairments; and
(v) other evidence considered by the investor in reaching a conclusion that the investments are not other than temporarily impaired. The disclosures are effective for fiscal years ending after December 15, 2003. The required quantitative and qualitative disclosures for the Company's investments with unrealized losses that have not been recognized as other-than-temporary impairments are provided in Note 3. The adoption of EITF Issue No. 03-1 had no effect on the operating results or financial position of the Company.

Transfers of securities between categories are recorded at fair value at the date of the transfer. The accounting for the resulting unrealized gains or losses is determined by the category into which the security is transferred. There were no transfers of securities between categories during the years ended December 31, 2003 and 2002.

On April 30, 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amended and clarified accounting for derivative instruments including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. Specifically, SFAS No. 149 clarified under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the Statement of Cash Flows. In addition, the Statement amended certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or contain embedded derivatives that warrant separate accounting. SFAS No. 149 is effective for contracts entered into or modified, and for hedging relationships designated after June 30, 2003. The provisions that relate to SFAS No. 133 implementation issues are

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

required to be applied in accordance with their respective dates. The adoption of the provisions of SFAS No. 149 did not, and is not expected to, have a material effect on the operating results or financial position.

LOANS HELD FOR SALE, NET:

Loans held for sale consist of one-to-four family residential mortgages originated and intended for sale in the secondary market. The loans are carried in aggregate at the lower of cost or estimated market value, based upon current delivery prices in the secondary mortgage market. Net unrealized losses are recognized through a valuation allowance by corresponding charges to income. Gains or losses on the sale of these loans are recognized in noninterest income at the time of sale using the specific identification method. Loan origination fees, net of certain direct loan origination costs, are included in net gains or losses upon the sale of the related mortgage loan. All loans are sold without recourse. The aggregate cost of these loans was lower than their estimated market value at December 31, 2003 and 2002, accordingly, no valuation allowance was deemed necessary.

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

On January 1, 2002, the Company adopted the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants' ("AICPA") Statement of Position ("SOP") 01-6, "Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others." SOP 01-6 eliminated differences in accounting and disclosure requirements established by the respective AICPA Audit and Accounting Guides, "Banks and Savings Institutions," "Audits of Credit Unions," and "Audits of Finance Companies," where such differences

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

are not warranted. In addition, SOP 01-6 carried forward accounting guidance for transactions unique to certain financial entities. SOP 01-6 applies to all banks, savings institutions, credit unions and other entities subject to the aforementioned AICPA Audit and Accounting Guides. The adoption of SOP 01-6 did not have a material effect on the operating results or financial position of the Company.

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

Restructured loans are loans with original terms, interest rate, or both, that have been modified as a result of a deterioration in the borrower's financial condition. Interest income on restructured loans is recognized when earned, using the interest method. There were no restructured loans outstanding at December 31, 2003 and 2002.

The Company recognizes interest income on impaired loans based on its policy for nonaccrual, restructured or accruing loans depending on the status of the impaired loan.

Foreclosed assets are comprised of properties acquired through foreclosure proceedings or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosures. The Company includes such properties in other assets. A loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets are recorded at the lower of the related loan balance or

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

80.0 percent of its fair market value for residential properties or 75.0 percent of its fair market value for commercial properties at the time of acquisition. Any excess of the loan balance over the recorded value is charged to the allowance for loan losses. Subsequent declines in the recorded values of the properties prior to their disposal and costs to maintain the assets are included in other expenses. No allowance for losses has been established subsequent to the acquisition of foreclosed assets during the three years ended December 31, 2003. Any gain or loss realized upon disposal of foreclosed assets is included in noninterest income or noninterest expense. The historical average holding period for such properties is less than 12 months.

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

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

PREMISES AND EQUIPMENT, NET:

Land is stated at cost. Premises, equipment and leasehold improvements are stated at cost less accumulated depreciation. The cost of routine maintenance and repairs is expensed as incurred. The cost of major replacements, renewals and betterments is capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are eliminated and any resulting gain or loss is reflected in noninterest income or noninterest expense. Depreciation is computed principally using the straight-line method based on the following useful lives:

Premises.............................  15-45 years
Equipment............................   3-10 years
Leasehold improvements...............     15 years

On January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 amended SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies." SFAS No. 143 applies to all entities and addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to the legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and normal operations of a long-lived asset, except for certain obligations of lessees. The adoption of this Statement did not have a material effect on the operating results or financial position of the Company.

MORTGAGE SERVICING RIGHTS:

Mortgage servicing rights are recognized as a separate asset when acquired through sales of loan originations. The Company determines a mortgage servicing right by allocating the total costs incurred between the loan sold and the servicing right, based on their relative fair values at the date of the sale. Mortgage servicing rights are included in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans. In addition, mortgage servicing rights are evaluated for impairment at each reporting date based on the fair value of those rights. To determine the fair value, the Company estimates the present value of future cash flows incorporating assumptions such as cost of servicing, discount rates, prepayment speeds and default rates. For purposes of measuring impairment, the rights are stratified by loan type, term and

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

interest rate. The amount of impairment recognized, through a valuation allowance, is the amount by which the mortgage servicing rights for a stratum exceed their fair value.

BUSINESS COMBINATIONS, INTANGIBLE ASSETS AND DISPOSAL ACTIVITIES:

On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142, which superseded Accounting Principles Bulletin ("APB") Opinion No. 17, "Intangible Assets," changed the accounting for goodwill, including goodwill recorded from past business combinations, from an amortization method to an impairment only approach. The Company includes goodwill in other assets, and prior to the adoption of SFAS No. 142, amortized goodwill on a straight-line basis over 15 years. Upon adoption of this Statement, amortization of goodwill ceased and is now tested for impairment annually or when circumstances arise indicating impairment has occurred. Any impairment losses arising from such testing are reported in the income statement as a separate line item within operations, except for such losses included in the calculation of a gain or loss from discontinued operations. The adoption of SFAS No. 142 affected the results of operations by eliminating the annual amortization expense on goodwill of $218. There were no impairment losses recognized upon the initial application of this Statement on January 1, 2002, or as a result of periodic impairment testing in 2003 and 2002.

On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement replaced SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of business. This Statement also amended Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 established a single accounting model for long-lived assets to be disposed of by sale and resolved significant implementation issues related to SFAS No. 121. The adoption of this Statement did not have a material effect on the operating results or financial position of the Company.

On January 1, 2003, the Company adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement requires companies to recognize costs associated with exit or disposal activities

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. The adoption of this Statement did not have a material effect on the operating results or financial position of the Company.

On October 1, 2002, the Company adopted SFAS No. 147, "Acquisitions of Certain Financial Institutions." This Statement provides guidance on the accounting for the acquisition of a financial institution. Except for acquisitions between two or more mutual enterprises, SFAS No. 147 removed acquisitions of financial institutions from the scope of SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions" and FASB Interpretation No. 9, "Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution is Acquired in a Business Combination Accounted for by the Purchase Method," and required that those transactions be accounted for in accordance with SFAS Nos. 141 and 142. In addition, this Statement amended SFAS No. 144 to include in its scope long-term customer relationship intangible assets of financial institutions. The adoption of SFAS No. 147 did not have a material effect on the operating results or financial position of the Company.

The core deposit intangible that resulted from branch acquisitions is included in other assets and amortized on a straight-line basis over eight years. Management, on a periodic basis, reviews the core deposit intangible and evaluates events or changes in circumstances that may indicate a change in its remaining useful life. As of December 31, 2003, there were no events or changes in circumstances that would lead management to believe that the useful life should be adjusted.

TRUST ASSETS:

Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets since they are not the Company's assets. Trust income is recorded on a cash basis, which is not materially different than if reported on an accrual basis, and is included in noninterest income. Revenue from trust services did not meet any of the quantitative thresholds for required segment disclosure under GAAP.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

EXTINGUISHMENT OF DEBT:

On January 1, 2003, the Company adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinded SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements," and SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers." Furthermore, SFAS No. 145 amended SFAS No. 13, "Accounting for Leases," to eliminate any inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The adoption of this Statement did not have a material effect on the operating results or financial position of the Company.

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

The Company's assets that were considered financial instruments approximated
96.9 percent of total assets at December 31, 2003 and 2002.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Liabilities that were considered financial instruments approximated 99.5 percent and 99.4 percent of total liabilities at December 31, 2003 and 2002, respectively. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets. In many cases, these values cannot be realized in immediate settlement of the instrument.

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

NET LOANS: For adjustable-rate loans that reprice immediately and with no significant credit risk, fair values are based on carrying values. The fair values of all other loans are estimated using discounted cash flow analysis, using interest rates currently offered for loans with similar terms to borrowers of similar credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis determined by the loan review function or underlying collateral values, where applicable.

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

ADVERTISING COSTS:

Advertising costs are expensed as incurred and totaled $369 in 2003, $411 in 2002 and $332 in 2001.

WEB SITE OPERATIONAL COSTS:

Costs associated with the operation of the Company's web site are expensed as incurred and totaled $37 in 2003, $32 in 2002 and $28 in 2001.

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

EARNINGS PER COMMON SHARE:

The Company had no dilutive potential common shares outstanding during the three-year period ended December 31, 2003, therefore, the per share data presented on the face of the Consolidated Statements of Income and Comprehensive Income relates to basic per share amounts.

2. CASH AND DUE FROM BANKS:

The Federal Reserve Act, as amended, imposes reserve requirements on all member depository institutions. The Company's required reserve balances, which were satisfied through the restriction of vault cash, were $2,769 and $3,214 at December 31, 2003 and 2002, respectively. These reserve requirements averaged $2,637 in 2003 and $1,988 in 2002.

Community Bank maintains compensating balances with the FRB and various other correspondent banks, most of which are not required, to offset specific charges for check clearing and other services. Balances maintained for these purposes were $11,196 and $5,198 at December 31, 2003 and 2002, respectively. Compensating balances with correspondent banks averaged $6,373 in 2003 and $5,716 in 2002.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. INVESTMENT SECURITIES:

All investment securities were classified as available-for-sale for the years ended December 31, 2003 and 2002. The amortized cost and fair value of available-for-sale securities aggregated by investment category at December 31, 2003 and 2002, are summarized as follows:

                                AMORTIZED  UNREALIZED  UNREALIZED    FAIR
DECEMBER 31, 2003                 COST       GAINS       LOSSES     VALUE
-----------------------------   ---------  ----------  ----------  --------
U.S. Government agencies.....   $  16,313    $   64                $ 16,377
State and municipals:
  Taxable....................      17,352        32       $333       17,051
  Tax-exempt.................      31,962     2,826                  34,788
Mortgage-backed securities...      34,598       632        131       35,099
Equity securities............       1,821       112                   1,933
                                ---------    ------       ----     --------
    Total....................   $ 102,046    $3,666       $464     $105,248
                                =========    ======       ====     ========

                                AMORTIZED  UNREALIZED  UNREALIZED    FAIR
DECEMBER 31, 2002                 COST       GAINS       LOSSES     VALUE
-----------------------------   ---------  ----------  ----------  --------
U.S. Government agencies.....   $  10,263    $   87                $ 10,350
State and municipals:
  Taxable....................
  Tax-exempt.................      32,508     2,495                  35,003
Mortgage-backed securities...      76,330     1,349       $100       77,579
Equity securities............       1,187        84                   1,271
                                ---------    ------       ----     --------
    Total....................   $ 120,288    $4,015       $100     $124,203
                                =========    ======       ====     ========

The fair value and gross unrealized losses of available-for-sale securities with unrealized losses for which an other-than-temporary impairment has not been recognized at December 31, 2003, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, are summarized as follows:

                                 LESS THAN 12 MONTHS   12 MONTHS OR MORE           TOTAL
                                 -------------------   -----------------   -------------------
                                  FAIR    UNREALIZED    FAIR  UNREALIZED    FAIR    UNREALIZED
DECEMBER 31, 2003                 VALUE     LOSSES     VALUE    LOSSES     VALUE      LOSSES
------------------------------   -------  ----------   -----  ----------   -------  ----------
U.S. Government agencies......
State and municipals:
  Taxable.....................   $16,576     $333                          $16,576     $333
  Tax-exempt..................
Mortgage-backed securities....     9,373      129      $213       $2         9,586      131
Equity securities.............
                                 -------     ----      ----       --       -------     ----
Total.........................   $25,949     $462      $213       $2       $26,162     $464
                                 =======     ====      ====       ==       =======     ====

At December 31, 2003, the Company had 222 investment securities. There were 28 investment securities in an unrealized loss position at December 31, 2003. The unrealized losses reported related to taxable state and municipal

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. INVESTMENT SECURITIES (CONTINUED):

obligations and mortgage-backed securities with maturities of less than five years. One security, which was issued by a U.S. Government-sponsored agency, has been in a continuous loss position for more than 12 months, and represented less than 1.0 percent of the total reported unrealized loss. Deterioration in the value of these securities was attributable to changes in market interest rates and not the credit quality of the issuers. None of the investment securities in an unrealized loss position at December 31, 2003, represents an other-than-temporary impairment. Furthermore, the Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature.

Proceeds from the sales of available-for-sale securities amounted to $19,015 in 2003 and $15,064 in 2002. There were no sales of investment securities in 2001. Gross gains of $19 and $322 were realized on the sale of securities in 2003 and 2002, respectively. Gross losses of $6 were realized on the sale of securities in 2003. There were no gross losses realized on the sale of securities in 2002. The income tax provision applicable to net realized gains amounted to $4 in 2003 and $109 in 2002.

Net unrealized holding gains and losses on available-for-sale securities are included as a separate component in stockholders' equity. The Company had net unrealized holding gains of $2,113, net of deferred income taxes of $1,089, at December 31, 2003, and $2,584, net of deferred income taxes of $1,331, at December 31, 2002.

Investment securities with an amortized cost of $36,349 at December 31, 2003, and $37,424 at December 31, 2002, were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. The fair value of these securities was $36,865 at December 31, 2003, and $38,416 at December 31, 2002.

The maturity distribution of the amortized cost, fair value and weighted-average tax-equivalent yield of the available-for-sale portfolio at December 31, 2003, is summarized in the table that follows. The weighted-average yield based on amortized cost has been computed for tax-exempt state and municipals on a tax-equivalent basis using the statutory tax rate of 34.0 percent. The distributions are based on contractual maturity with the exception of mortgage-backed securities, including collateralized mortgage obligations ("CMOs") and equity securities. Mortgage-backed securities and CMOs have been presented based upon estimated cash flows, assuming no change in the current interest rate environment. Equity securities, which primarily consist of stock issued by the FHLB-Pgh and

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. INVESTMENT SECURITIES (CONTINUED):

FRB, with no stated contractual maturities are included in the "After ten years" maturity distribution. Expected maturities may differ from contracted maturities, or estimated maturities for mortgage-backed securities and CMOs, because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    AFTER ONE       AFTER FIVE
                                     WITHIN         BUT WITHIN      BUT WITHIN         AFTER
                                    ONE YEAR        FIVE YEARS       TEN YEARS       TEN YEARS           TOTAL
                                 --------------   --------------   -------------   --------------   ---------------
DECEMBER 31, 2003                AMOUNT   YIELD    AMOUNT  YIELD   AMOUNT  YIELD    AMOUNT  YIELD     AMOUNT  YIELD
------------------------------   -------  -----   -------  -----   ------  -----   -------  -----   --------  -----
Amortized cost:
U.S. Government agencies......   $ 4,039   2.21%  $12,274   2.00%                                   $ 16,313   2.05%
State and municipals:
  Taxable.....................                     17,352   2.53                                      17,352   2.53
  Tax-exempt..................       340   4.04       775   2.64   $8,256   7.92%  $22,591   7.59%    31,962   7.52
Mortgage-backed securities....    13,075   4.94    21,015   4.32      410   6.81        98   6.91     34,598   4.59
Equity securities.............                                                       1,821   2.18      1,821   2.18
                                 -------          -------          ------          -------          --------
    Total.....................   $17,454   4.29%  $51,416   3.14%  $8,666   7.87%  $24,510   7.19%  $102,046   4.71%
                                 =======          =======          ======          =======          ========

Fair value:
U.S. Government agencies......   $ 4,069          $12,308                                           $ 16,377
State and municipals:
  Taxable.....................                     17,051                                             17,051
  Tax-exempt..................       347              783          $9,136          $24,522            34,788
Mortgage-backed securities....    13,247           21,322             428              102            35,099
Equity securities.............                                                       1,933             1,933
                                 -------          -------          ------          -------          --------
    Total.....................   $17,663          $51,464          $9,564          $26,557          $105,248
                                 =======          =======          ======          =======          ========

Except for U.S. Government agencies, including mortgage-backed securities, there were no securities of any individual issuer that exceeded 10.0 percent of stockholders' equity at December 31, 2003 and 2002. All securities are considered "investment grade," receiving a rating of "Baa" or higher from Moody's or "BBB" or higher from Standard and Poor's rating services at December 31, 2003.

4. LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES:

The major classifications of loans outstanding, net of unearned interest of $2,118 and $2,685 and deferred loan fees of $471 and $445 at December 31, 2003 and 2002, respectively, are summarized as follows:

DECEMBER 31                                  2003        2002
----------------------------------------   --------    --------
Commercial, financial and others........   $100,723    $ 90,747
Real estate:
  Construction..........................      2,983       5,398
  Mortgage..............................    222,621     193,012
Consumer, net...........................     29,726      32,631
Lease financing, net....................      1,887       1,787
                                           --------    --------
    Total...............................   $357,940    $323,575
                                           ========    ========

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED):

Fixed-rate loans totaled $163,519 and $178,584, while loans with adjustable interest rates were $194,421 and $144,991, respectively, at December 31, 2003 and 2002.

The maturity distribution of the loan portfolio by major classification at December 31, 2003, is summarized as follows:

                                                 AFTER ONE
                                        WITHIN   BUT WITHIN    AFTER
DECEMBER 31, 2003                      ONE YEAR  FIVE YEARS  FIVE YEARS   TOTAL
------------------------------------   --------  ----------  ----------  --------
Maturity schedule:
Commercial, financial and others....   $ 44,719   $ 11,815    $ 44,189   $100,723
Real estate:
  Construction......................      2,983                             2,983
  Mortgage..........................     18,695     52,900     151,026    222,621
Consumer, net.......................     11,223     15,571       2,932     29,726
Lease financing, net................        692      1,195                  1,887
                                       --------   --------    --------   --------
    Total...........................   $ 78,312   $ 81,481    $198,147   $357,940
                                       ========   ========    ========   ========

Loans outstanding to directors, executive officers, principal stockholders or to their affiliates totaled $5,573 at December 31, 2003, and $6,107 at December 31, 2002. Advances and repayments during 2003 totaled $12,963 and $13,497, respectively. These loans are made during the ordinary course of business at normal credit terms. There were no related party loans that were classified as nonaccrual, past due, restructured or considered a potential credit risk at December 31, 2003 and 2002.

At December 31, 2003, the majority of the Company's loans were at least partially secured by real estate in Northeastern Pennsylvania. Therefore, a primary concentration of credit risk is directly related to the real estate market in this area. Changes in the general economy, local economy or in the real estate market could affect the ultimate collectibility of this portion of the loan portfolio. Management does not believe there are any other significant concentrations of credit risk that could affect the loan portfolio.

The analysis of changes affecting the allowance for loan losses account for each of the three years ended December 31, 2003, 2002 and 2001, is summarized as follows:

                                   2003     2002     2001
                                 -------   ------   ------
Balance, January 1.............   $3,745   $3,220   $3,285
Provision for loan losses......      480    1,100      720
Loans charged-off..............     (753)    (709)    (916)
Loans recovered................      112      134      131
                                  ------   ------   ------
Balance, December 31...........   $3,584   $3,745   $3,220
                                  ======   ======   ======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED):

Information concerning nonperforming assets at December 31, 2003 and 2002, is summarized as follows:

DECEMBER 31                                                2003    2002
-------------------------------------------------------   ------  ------
Nonaccrual loans:
Commercial, financial and others.......................   $  306  $  541
Real estate:
  Construction.........................................
  Mortgage.............................................    1,077   1,213
Consumer, net..........................................       63     238
Lease financing, net...................................
                                                          ------  ------
    Total nonaccrual loans.............................    1,446   1,992
                                                          ------  ------
Accruing loans past due 90 days or more:
Commercial, financial and others.......................      124      97
Real estate:
  Construction.........................................
  Mortgage.............................................      352     281
Consumer, net..........................................      151     132
Lease financing, net...................................       73
                                                          ------  ------
    Total accruing loans past due 90 days or more......      700     510
                                                          ------  ------
    Total nonperforming loans..........................    2,146   2,502
Foreclosed assets......................................      261      40
                                                          ------  ------
    Total nonperforming assets.........................   $2,407  $2,542
                                                          ======  ======

Information relating to the recorded investment in impaired loans at December 31, 2003 and 2002, is summarized as follows:

DECEMBER 31                            2003    2002
---------------------------------    ------  ------
Impaired loans:
With a related allowance.........    $  747  $2,500
With no related allowance........       907   1,158
                                     ------  ------
  Total..........................    $1,654  $3,658
                                     ======  ======

The analysis of changes affecting the allowance for loan losses related to impaired loans for each of the three years ended December 31, 2003, 2002 and 2001, is summarized as follows:

                                      2003    2002    2001
                                     -----   -----   -----
Balance, January 1...............    $ 877   $ 403   $ 405
Provision for loan losses........       83     944     483
Loans charged-off................     (609)   (477)   (498)
Loans recovered..................       26       7      13
                                     -----   -----   -----
Balance, December 31.............    $ 377   $ 877   $ 403
                                     =====   =====   =====

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED):

Interest income on impaired loans that would have been recognized had the loans been current and the terms of the loans not been modified, the aggregate amount of interest income recognized and the amount recognized using the cash-basis method, and the average recorded investment in impaired loans for each of the three years ended December 31, 2003, 2002 and 2001, are summarized as follows:

YEAR ENDED DECEMBER 31                                            2003    2002    2001
---------------------------------------------------------------  ------  ------  ------
Gross interest due under terms.................................  $  188  $  201  $  194
Interest income recognized.....................................     145     176     276
                                                                 ------  ------  ------
Interest income not recognized (recognized in excess of due)...  $   43  $   25  $  (82)
                                                                 ======  ======  ======
Interest income recognized (cash-basis)........................  $  145  $  176  $  276

Average recorded investment in impaired loans..................  $2,510  $2,831  $2,476

Cash received on impaired loans applied as a reduction of principal totaled $754 in 2003, $493 in 2002 and $349 in 2001. There were no commitments to extend additional funds to customers with impaired loans at December 31, 2003 and 2002.

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

The contractual amounts of off-balance sheet commitments at December 31, 2003 and 2002, are summarized as follows:

DECEMBER 31                                                   2003     2002
----------------------------------------------------------   -------  -------
Commitments to extend credit..............................   $44,025  $48,478
Unused portions of home equity and credit card lines......     9,806    6,892
Commercial letters of credit..............................     2,255      986
                                                             -------  -------
  Total...................................................   $56,086  $56,356
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

To reduce credit risk related to the use of off-balance sheet credit-related financial instruments, the Company might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Company's credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment and real estate. Allowance for credit losses, if any, on off-balance sheet commitments is reported separately as a liability. No allowance was deemed necessary at December 31, 2003 and 2002. These commitments are generally issued for one year or less and often expire unused in whole or in part by the customer.

The Company provides deposit and loan products and other financial services to individual and corporate customers in its five-county market area of Lackawanna, Monroe, Susquehanna, Wayne and Wyoming. There are no significant concentrations of credit risk from any individual counterparty or groups of counterparties, except for locational concentrations. The concentrations of the credit portfolio by loan type are set forth in Note 4. Collateral is required for all real estate exposure and for most other loans, including off-balance sheet commitments upon extension of credit. Loan-to-value ratios of no greater than 80.0 percent are maintained, except in the case of loans secured by deposits or U.S. Government securities. The amount of collateral obtained is based on management's credit evaluation of the customer. Collateral varies but may include property, plant and equipment, primary residential properties, and to a lesser extent, income-producing properties. Although the credit portfolio is diversified, the Company and its borrowers are dependent on the continued viability of the Northeastern Pennsylvania economy. The loan portfolio does not include any form of credit involving highly-leveraged transactions, defined as financing transactions that involve the buyout, acquisition or recapitalization of an existing business, including credit extended to highly-leveraged industries.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

5. COMMITMENTS, CONCENTRATIONS AND CONTINGENT LIABILITIES (CONTINUED):

Securities and short-term investment activities are conducted with a diverse group of government entities, corporations and depository institutions. The counterparty's creditworthiness and type of collateral is evaluated on a case-by-case basis. At December 31, 2003 and 2002, there were no significant concentrations of credit risk from any one issuer, with the exception of securities issued by U.S. Government agencies, including mortgage-backed securities.

Neither the Company nor any of its property is subject to any material legal proceedings. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of pending and threatened lawsuits will have a material effect on the operating results or financial position of the Company.

6. PREMISES AND EQUIPMENT, NET:

Premises and equipment at December 31, 2003 and 2002, are summarized as follows:

DECEMBER 31                             2003     2002
------------------------------------   -------  -------
Land................................   $ 3,525  $ 3,525
Premises............................    10,294    9,587
Leasehold improvements..............       291      291
Furniture and equipment.............     8,691    7,826
                                       -------  -------
  Total premises and equipment......    22,801   21,229
Less: accumulated depreciation......    10,317    9,368
                                       -------  -------
  Premises and equipment, net.......   $12,484  $11,861
                                       =======  =======

Depreciation charged to noninterest expense amounted to $1,168 in 2003, $962 in 2002 and $856 in 2001. Occupancy expense has been reduced by rental income from premises leased to others in the amount of $70 in 2003, $61 in 2002 and $59 in 2001.

Certain facilities are leased under operating lease agreements expiring at various dates until the year 2022. Three leases contain escalation clauses that provide for inflation adjustments. The effects of such adjustments are included in the following table. Two leases contain renewal options that provide for extensions of the original lease terms up to 20 years. The cost of such rentals is not included in the following table. The realty leases require the Company to pay real estate taxes, insurances, utilities and repair costs. Rental expense on operating leases amounted to $181 in 2003, $147 in 2002 and $106 in 2001.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

6. PREMISES AND EQUIPMENT, NET (CONTINUED):

Future minimum annual rentals required under noncancellable leases are summarized as follows:

2004.....................  $  209
2005.....................     181
2006.....................     172
2007.....................     173
2008.....................     176
2009 and thereafter......     854
                           ------
  Total..................  $1,765
                           ======

7. OTHER ASSETS:

The major components of other assets at December 31, 2003 and 2002, are summarized as follows:

DECEMBER 31                     2003    2002
----------------------------   ------  ------
Goodwill....................   $  349  $  349
Core deposit intangible.....      540     810
Foreclosed assets...........      261      40
Mortgage servicing rights...      740     466
Other.......................    1,441   1,396
                               ------  ------
  Total.....................   $3,331  $3,061
                               ======  ======

Effective January 1, 2002, goodwill is subject to impairment testing and is no longer subject to periodic amortization. Accordingly, there was no amortization expense of goodwill in 2003 and 2002. Amortization expense of goodwill amounted to $218 in 2001. There was no goodwill acquired in 2003, 2002 and 2001.

The gross carrying amount and accumulated amortization of the core deposit intangible was $2,178 and $1,638 at December 31, 2003, and $2,178 and $1,368 at December 31, 2002. Amortization expense of the core deposit intangible amounted to $270 per year in 2003, 2002 and 2001. The core deposit intangible will be fully amortized in 2005. The Company will incur estimated future amortization expense of $270 per year in 2004 and 2005.

The net costs of operating foreclosed assets, including gains and losses on the sale of such properties, were $40 in 2003 and $181 in 2001. The operation of foreclosed assets generated net revenue of $59 in 2002.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7. OTHER ASSETS (CONTINUED):

The Company originates one-to-four family residential mortgage loans for sale in the secondary market with servicing rights retained. Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of mortgage loans serviced for others were $89,963 at December 31, 2003, and $56,112 at December 31, 2002. Custodial escrow balances, maintained in connection with the loan servicing and included in demand deposits, were $274 and $110 at December 31, 2003 and 2002, respectively.

The analysis of the changes in the balances of mortgage servicing assets for each of the three years ended December 31, 2003, 2002 and 2001, is summarized as follows:

                              2003    2002    2001
                             -----   -----    ----
Balance, January 1........   $ 466   $ 192    $ 47
Additions.................     541     377     173
Amortization..............    (267)   (103)    (28)
                             -----   -----    ----
Balance, December 31......   $ 740   $ 466    $192
                             =====   =====    ====

At December 31, 2003, 2002 and 2001, the fair value of the mortgage servicing assets approximated their carrying value, therefore, no valuation allowance was deemed necessary.

8. DEPOSITS:

The major components of interest-bearing and noninterest-bearing deposits at December 31, 2003 and 2002, are summarized as follows:

DECEMBER 31                                  2003       2002
----------------------------------------   --------   --------
Interest-bearing deposits:
  Money market accounts.................   $ 17,369   $ 17,878
  NOW accounts..........................     43,352     38,592
  Savings accounts......................    129,591    122,397
  Time deposits less than $100..........    180,946    183,982
  Time deposits $100 or more............     29,089     24,544
                                           --------   --------
    Total interest-bearing deposits.....    400,347    387,393
Noninterest-bearing deposits............     59,119     49,820
                                           --------   --------
    Total deposits......................   $459,466   $437,213
                                           ========   ========

Deposits of directors, executive officers, principal stockholders or their affiliates are accepted on the same terms and at the prevailing interest rates offered at the time of deposit for comparable transactions with unrelated parties. The amount of related party deposits totaled $7,361 at December 31, 2003, and $4,968 at December 31, 2002.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

8. DEPOSITS (CONTINUED):

The maturity distribution of time deposits $100 or more at December 31, 2003 and 2002, is summarized as follows:

DECEMBER 31                                        2003     2002
----------------------------------------------   -------  -------
Within three months...........................   $ 4,414  $ 3,020
After three months but within six months......     4,845    3,333
After six months but within twelve months.....     3,861    8,230
After twelve months...........................    15,969    9,961
                                                 -------  -------
  Total.......................................   $29,089  $24,544
                                                 =======  =======

Interest expense on time deposits $100 or more amounted to $916 in 2003, $1,055 in 2002 and $1,613 in 2001.

The aggregate amounts of maturities for all time deposits at December 31, 2003, are summarized as follows:

2004......................  $ 69,548
2005......................    43,821
2006......................    27,265
2007......................    36,326
2008......................    17,106
2009 and thereafter.......    15,969
                            --------
  Total...................  $210,035
                            ========

The aggregate amount of deposits reclassified as loans was $235 at December 31, 2003, and $950 at December 31, 2002. Management evaluates transaction accounts that are overdrawn for collectibility as part of its evaluation for credit losses. At December 31, 2003 and 2002, no allowance was deemed necessary for these accounts. During 2003 and 2002, no deposits were received on terms other than those available in the normal course of business.

9. SHORT-TERM BORROWINGS:

Short-term borrowings available to the Company consist of a line of credit and advances with the FHLB-Pgh secured under terms of a blanket collateral agreement by a pledge of FHLB-Pgh stock and certain other qualifying collateral, such as investment and mortgage-backed securities and mortgage loans. The line of credit is limited to the Company's maximum borrowing capacity ("MBC") with the FHLB-Pgh, which is based on a percentage of qualifying collateral assets. At December 31, 2003, the MBC was $183,678. Interest accrues daily on the line based on the rates of FHLB-Pgh discount notes. This rate resets each day. The line is renewable annually on its anniversary date and carries no associated commitment fees. The FHLB-Pgh has the right to reduce or terminate the line at any time without prior

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

9. SHORT-TERM BORROWINGS (CONTINUED):

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

There were no short-term borrowings outstanding at December 31, 2003 and 2002, nor were there short-term borrowings outstanding at any month-end during 2003 and 2002. The average daily balance and weighted-average rate on aggregate short-term borrowings, which consisted entirely of the FHLB-Pgh line of credit, was $265 at 1.2 percent in 2003 and $8 at 2.0 percent in 2002.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS:

The estimated fair value of financial instruments at December 31, 2003 and 2002, is summarized as follows:

                                                      2003                  2002
                                               -------------------   -------------------
                                               CARRYING     FAIR     CARRYING     FAIR
DECEMBER 31                                     VALUE       VALUE      VALUE      VALUE
---------------------------------------------  --------   --------   --------   --------
Financial assets:
Cash and cash equivalents....................  $ 28,599   $ 28,599   $ 21,383   $ 21,383
Investment securities available-for-sale.....   105,248    105,248    124,203    124,203
Loans held for sale, net.....................     3,205      3,253      3,916      3,997
Net loans....................................   354,356    355,818    319,830    325,980
Accrued interest receivable..................     2,229      2,229      2,164      2,164
                                               --------   --------   --------   --------
  Total......................................  $493,637   $495,147   $471,496   $477,727
                                               ========   ========   ========   ========

Financial liabilities:

Deposits without stated maturities...........  $249,431   $249,431   $228,687   $228,687
Deposits with stated maturities..............   210,035    216,895    208,526    212,112
Accrued interest payable.....................     1,143      1,143      1,358      1,358
                                               --------   --------   --------   --------
  Total......................................  $460,609   $467,469   $438,571   $442,157
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

Effective January 1, 2002, the Board of Directors ratified an amendment to the defined contribution plan to include the provisions under section 401(k) of the Internal Revenue Code ("401(k)"). The 401(k) feature of the plan permits employees to make voluntary, pre-tax contributions up to 25.0 percent of their compensation. Company contributions to the 401(k) are based on 100.0 percent matching of voluntary contributions up to 3.0 percent of the employee's eligible compensation. Company matching contributions to the 401(k) are funded biweekly and are included in salaries and benefits expense. Employee contributions under the 401(k) vest immediately, while matched contributions and discretionary annual contributions made under the defined contribution plan vest proportionally over five years of credited service.

Discretionary annual contributions to the plan were $83 in 2003, $114 in 2002 and $78 in 2001. Matching contributions under the 401(k) feature of the plan totaled $127 in 2003 and $111 in 2002. Contributions to the plan are included in salaries and employees benefits expense.

12. INCOME TAXES:

The current and deferred amounts of the provision for income tax expense for each of the three years ended December 31, 2003, 2002 and 2001, are summarized as follows:

YEAR ENDED DECEMBER 31   2003    2002    2001
----------------------  ------  ------  ------
Current...............  $1,052  $1,424  $1,269
Deferred..............     154     (41)    157
                        ------  ------  ------
  Total...............  $1,206  $1,383  $1,426
                        ======  ======  ======

A reconciliation between the effective income tax expense and the amount of income tax expense that would have been provided at the federal statutory tax rate of 34.0 percent for each of the three years ended December 31, 2003, 2002 and 2001, is summarized as follows:

YEAR ENDED DECEMBER 31                                       2003    2002    2001
---------------------------------------------------------   ------  ------  ------
Federal income tax at statutory rate.....................   $2,008  $2,238  $2,083
Differences resulting from:
  Tax-exempt interest, net...............................     (729)   (783)   (656)
  Goodwill...............................................                       74
  Residential housing program tax credit.................      (80)    (80)    (80)
  Other..................................................        7       8       5
                                                            ------  ------  ------
    Federal income tax on income before income taxes.....   $1,206  $1,383  $1,426
                                                            ======  ======  ======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

12. INCOME TAXES (CONTINUED):

Sources of change in deferred income taxes and the related tax effects for each of the three years ended December 31, 2003, 2002 and 2001, are summarized as follows:

YEAR ENDED DECEMBER 31                                                2003    2002   2001
------------------------------------------------------------------   -----   -----   ----
Allowance for loan losses.........................................   $  74   $(160)  $ 64
Loans, net of unearned income.....................................      (9)      1      4
Accrued interest receivable.......................................       5       6    101
Premises and equipment, net.......................................     117     101     88
Core deposit intangible...........................................     (43)    (43)   (43)
Other.............................................................      10      54    (57)
                                                                     -----   -----   ----
  Change in deferred income taxes affecting the statements of
   income.........................................................     154     (41)   157
Deferred income taxes on investment securities recognized in
 stockholders' equity.............................................    (242)    994    126
                                                                     -----   -----   ----
    Total change in deferred income taxes.........................   $ (88)  $ 953   $283
                                                                     =====   =====   ====

Temporary differences between financial statement carrying amounts and tax bases of assets and liabilities that represent the deferred tax assets and liabilities at December 31, 2003 and 2002, are summarized as follows:

DECEMBER 31                                        2003    2002
-----------------------------------------------   ------  ------
Deferred tax assets:
  Allowance for loan losses....................   $  927  $1,001
  Loans, net of unearned income................      160     151
  Accrued interest receivable..................       49      54
  Core deposit intangible......................      257     214
  Other........................................                3
                                                  ------  ------
    Total......................................    1,393   1,423
                                                  ------  ------
Deferred tax liabilities:
  Investment securities available-for-sale.....    1,089   1,331
  Premises and equipment, net..................      710     593
Other..........................................        7
                                                  ------  ------
    Total......................................    1,806   1,924
                                                  ------  ------
    Net deferred tax liabilities...............   $ (413) $ (501)
                                                  ======  ======

The Company has determined that the establishment of a valuation reserve for the deferred tax assets is not required, since it is more likely than not that the net deferred tax assets could be principally realized through carryback to taxable income in prior years, and by future reversals of existing taxable temporary differences, or to a lesser extent, through future taxable income. A review of the accounting criteria related to the recognition of deferred tax assets is performed quarterly. Banks in Pennsylvania are not subject to state or local income taxes, but rather are assessed a tax based on capital. This tax is included in other expenses.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

12. INCOME TAXES (CONTINUED):

Income tax expense (benefit) related to unrealized holding gains (losses) and the reclassification adjustments included in other comprehensive income (loss) for each of the three years ended December 31, 2003, 2002 and 2001, were calculated using the prevailing statutory tax rate of 34.0 percent and are summarized as follows:

YEAR ENDED DECEMBER 31                                                                   2003    2002    2001
-------------------------------------------------------------------------------------   -----   ------   ----
Income tax expense (benefit):
  Unrealized holding gains (losses) on investment securities available-for-sale......   $(238)  $1,103   $126
  Reclassification adjustment for gains included in net income.......................      (4)    (109)
                                                                                        -----   ------   ----
    Income tax expense (benefit) related to other comprehensive income (loss)........   $(242)  $  994   $126
                                                                                        =====   ======   ====

13. PARENT COMPANY FINANCIAL STATEMENTS:

CONDENSED STATEMENTS OF INCOME

YEAR ENDED DECEMBER 31                                              2003    2002    2001
----------------------------------------------------------------   ------  ------  ------
Income:
Dividends from subsidiaries.....................................   $3,011  $2,715  $1,719
Management fees from subsidiaries...............................      217     222     194
Other income....................................................        3       7       3
                                                                   ------  ------  ------
  Total income..................................................    3,231   2,944   1,916
                                                                   ------  ------  ------
Expense:
Occupancy and equipment expenses................................       76      76      76
Other expenses..................................................      280     279     429
                                                                   ------  ------  ------
  Total expenses................................................      356     355     505
                                                                   ------  ------  ------
Income before income taxes and undistributed income of
 subsidiaries...................................................    2,875   2,589   1,411
Income tax benefits.............................................     (127)   (124)   (111)
                                                                   ------  ------  ------
Income before undistributed income of subsidiaries..............    3,002   2,713   1,522
Equity in undistributed income of subsidiaries..................    1,698   2,487   3,178
                                                                   ------  ------  ------
  Net income....................................................   $4,700  $5,200  $4,700
                                                                   ======  ======  ======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

13. PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED):

CONDENSED BALANCE SHEETS

DECEMBER 31                                            2003    2002
---------------------------------------------------   ------- -------
Assets:
Cash...............................................   $    20 $    15
Investment in bank subsidiary......................    45,115  43,543
Investment in nonbank subsidiary...................        85     447
Investment securities available-for-sale...........       150     122
Other assets.......................................     1,814   1,843
                                                      ------- -------
  Total assets.....................................   $47,184 $45,970
                                                      ======= =======
Liabilities:
Dividends payable..................................   $   419 $   408
Other liabilities..................................       224     229
                                                      ------- -------
  Total liabilities................................       643     637
Stockholders' equity...............................    46,541  45,333
                                                      ------- -------
  Total liabilities and stockholders' equity.......   $47,184 $45,970
                                                      ======= =======

CONDENSED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31                                    2003     2002     2001
-----------------------------------------------------    -------  -------  -------
Cash flows from operating activities:
Net income...........................................    $ 4,700  $ 5,200  $ 4,700
Adjustments:
  Equity in undistributed income of subsidiaries.....     (1,698)  (2,487)  (3,178)
  Depreciation and amortization......................         76       76      294
  Changes in:
    Other assets.....................................        (48)    (192)     (61)
    Other liabilities................................        (15)     (41)     (83)
                                                         -------  -------  -------
      Net cash provided by operating activities......      3,015    2,556    1,672
                                                         -------  -------  -------
Cash flows from investing activities:
Capital contribution in nonbank subsidiary...........                 (20)     (30)
                                                         -------  -------  -------
      Net cash used in investing activities..........                 (20)     (30)
                                                         -------  -------  -------
Cash flows from financing activities:
Issuance of common stock.............................        229      203      203
Repurchase and retirement of common shares...........     (1,563)  (1,244)    (451)
Cash dividends paid..................................     (1,676)  (1,571)  (1,450)
                                                         -------  -------  -------
      Net cash used in financing activities..........     (3,010)  (2,612)  (1,698)
                                                         -------  -------  -------
      Net increase (decrease) in cash................          5      (76)     (56)
      Cash at beginning of year......................         15       91      147
                                                         -------  -------  -------
      Cash at end of year............................    $    20  $    15  $    91
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

In addition, the Company is subject to dividend restrictions under the Pennsylvania Banking Code of 1965, as amended, which allows cash dividends to be declared and paid out of accumulated net earnings. More stringent dividend restrictions apply under Federal Reserve Regulation H, which restricts calendar year dividend payments of member banks to the total of its net profits for that year combined with its retained net profits of the preceding two calendar years, less any required transfer to surplus, unless a bank has received prior approval from the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). Accordingly, Community Bank, without prior approval from the Federal Reserve Board, may declare dividends to the Parent Company of $7,834 at December 31, 2003.

Although subject to the aforementioned regulatory restrictions, the Company's consolidated retained earnings at December 31, 2003 and 2002, were not restricted under any borrowing agreement as to payment of dividends or reacquisition of common stock.

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

The amount of funds available for transfer from Community Bank to the Parent Company in the form of loans and other extensions of credit is also limited. Under the provisions of Section 23A of the Federal Reserve Act, transfers to any one affiliate are limited to 10.0 percent of capital and surplus. At December 31, 2003, the maximum amount available for transfer from Community Bank to the Parent Company in the form of loans amounted to $4,570. At December 31, 2003 and 2002, there were no loans outstanding, nor were any advances made during 2003 and 2002.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

14. REGULATORY MATTERS (CONTINUED):

The Company and Community Bank are subject to certain regulatory capital requirements administered by the federal banking agencies, which are defined by
Section 38 of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Community Bank's financial statements. In the event an institution is deemed to be undercapitalized by such standards, FDICIA prescribes an increasing amount of regulatory intervention, including the required institution of a capital restoration plan and restrictions on the growth of assets, branches or lines of business. Further restrictions are applied to the significantly or critically undercapitalized institutions including restrictions on interest payable on accounts, dismissal of management and appointment of a receiver. For well capitalized institutions, FDICIA provides authority for regulatory intervention where the institution is deemed to be engaging in unsafe and unsound practices or receives a less than satisfactory examination report rating. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Community Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Community Bank was categorized as well capitalized under the regulatory framework for prompt corrective action at December 31, 2003 and 2002, based on the most recent notification from the Federal Deposit Insurance Corporation. To be categorized as well capitalized, Community Bank must maintain certain minimum Tier I risk-based, total risk-based and Tier I Leverage ratios as set forth in the following tables. The Tier I Leverage ratio is defined as Tier I capital to total average assets less intangible assets. There are no conditions or events since the most recent notification that management believes have changed Community Bank's category.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

14. REGULATORY MATTERS (CONTINUED):

The Company's and Community Bank's capital ratios at December 31, 2003 and 2002, as well as the required minimum ratios for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions as defined by FDICIA, are summarized as follows:

                                                                                                MINIMUM TO BE WELL
                                                                                                 CAPITALIZED UNDER
                                                                         MINIMUM FOR CAPITAL     PROMPT CORRECTIVE
                                                             ACTUAL       ADEQUACY PURPOSES      ACTION PROVISIONS
                                                      -----------------  -------------------    ------------------
DECEMBER 31, 2003                                      AMOUNT     RATIO    AMOUNT     RATIO       AMOUNT     RATIO
---------------------------------------------------   --------    -----  ----------   ------    ---------    -----
Tier I capital to risk-weighted assets:
  Consolidated....................................    $ 43,466     11.3%   $15,384       4.0%
  Community Bank..................................      42,113     11.0     15,361       4.0     $23,042       6.0%
Total capital to risk-weighted assets:
  Consolidated....................................      47,050     12.2     30,769       8.0
  Community Bank..................................      45,697     11.9     30,723       8.0      38,403      10.0
Tier I capital to total average assets
 less intangible assets:
  Consolidated....................................      43,466      8.7     20,076       4.0
  Community Bank..................................    $ 42,113      8.4%   $20,049       4.0%    $25,061       5.0%

Risk-weighted assets:
  Consolidated....................................    $357,240
  Community Bank..................................     356,667
Risk-weighted off-balance sheet items:
  Consolidated....................................      27,367
  Community Bank..................................      27,367
Average assets for Leverage ratio:
  Consolidated....................................     501,900
  Community Bank..................................    $501,220

                                                                                                MINIMUM TO BE WELL
                                                                                                 CAPITALIZED UNDER
                                                                         MINIMUM FOR CAPITAL     PROMPT CORRECTIVE
                                                             ACTUAL       ADEQUACY PURPOSES      ACTION PROVISIONS
                                                      -----------------  -------------------    ------------------
DECEMBER 31, 2003                                      AMOUNT     RATIO    AMOUNT     RATIO       AMOUNT     RATIO
---------------------------------------------------   --------    -----  ----------   ------    ---------    -----
Tier I capital to risk-weighted assets:
  Consolidated....................................    $ 41,544     12.1%  $13,730       4.0%
  Community Bank..................................      39,809     11.6    13,706       4.0      $20,559       6.0%
Total capital to risk-weighted assets:
  Consolidated....................................      45,289     13.2    27,459       8.0
  Community Bank..................................      43,554     12.7    27,412       8.0       34,265      10.0
Tier I capital to total average assets
 less intangible assets:
  Consolidated....................................      41,544      8.8    18,950       4.0
  Community Bank..................................    $ 39,809      8.4%  $18,910       4.0%     $23,637       5.0%

Risk-weighted assets:
  Consolidated....................................    $315,360
  Community Bank..................................     314,764
Risk-weighted off-balance sheet items:
  Consolidated....................................      27,882
  Community Bank..................................      27,882
Average assets for Leverage ratio:
  Consolidated....................................     473,746
  Community Bank..................................    $472,744

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

14. REGULATORY MATTERS (CONTINUED):

Management periodically purchases shares of the Company's common stock under a stock repurchase program. For the years ended December 31, 2003, 2002 and 2001, 44,788 shares, 37,933 shares and 16,229 shares having an aggregate cost of $1,563, $1,244 and $451, respectively, were purchased and retired under the program. At December 31, 2003, 3,021 shares authorized under the program were available to be repurchased.

The Company offers its stockholders a Dividend Reinvestment Plan ("DRP"). Under the DRP, the Company registered with the Securities and Exchange Commission 300,000 shares of its common stock to be sold pursuant to this plan. The DRP provides stockholders with a simple and convenient method to invest cash dividends in the Company's common stock without payment of any brokerage commissions, while also furnishing the Company with additional funds for general corporate purposes. Main features of the DRP include the following: (i) shares will be purchased from original issuances; (ii) no optional cash payments; (iii) eligibility for all registered and street name stockholders; (iv) no minimum or maximum number of shares participation restrictions; and (v) availability of full or partial dividend reinvestment. During the years ended December 31, 2003, 2002 and 2001, 6,547 shares, 6,161 shares and 7,371 shares, respectively, were issued under the DRP.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

15. SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

                                                           2003                                   2002
                                             ------------------------------------  ------------------------------------
QUARTER ENDED                                MARCH 31  JUNE 30  SEPT. 30  DEC. 31  MARCH 31  JUNE 30  SEPT. 30  DEC. 31
------------------------------------------   --------  -------  --------  -------  --------  -------  --------  -------
INTEREST INCOME:
Interest and fees on loans:
  Taxable.................................    $5,552    $5,612   $5,617    $5,447   $5,767    $5,686   $5,684    $5,674
  Tax-exempt..............................       191       187      199       203      168       177      177       166
Interest and dividends on investment
 securities available-for-sale:
  Taxable.................................       658       430      397       509    1,023       942      804       712
  Tax-exempt..............................       400       399      394       393      512       504      439       430
  Dividends...............................        14        11        9         6       22        17       17        15
Interest on federal funds sold............        28        86       49        17       23        68      164        93
                                              ------    ------   ------    ------   ------    ------   ------    ------
    Total interest income.................     6,843     6,725    6,665     6,575    7,515     7,394    7,285     7,090
                                              ------    ------   ------    ------   ------    ------   ------    ------
INTEREST EXPENSE:
Interest on deposits......................     2,672     2,582    2,392     2,323    3,180     3,111    3,036     2,889
Interest on short-term borrowings.........                                      3
                                              ------    ------   ------    ------   ------    ------   ------    ------
    Total interest expense................     2,672     2,582    2,392     2,326    3,180     3,111    3,036     2,889
                                              ------    ------   ------    ------   ------    ------   ------    ------
    Net interest income...................     4,171     4,143    4,273     4,249    4,335     4,283    4,249     4,201
Provision for loan losses.................       120       120      120       120      370       370      195       165
                                              ------    ------   ------    ------   ------    ------   ------    ------
    Net interest income after
     provision for loan losses............     4,051     4,023    4,153     4,129    3,965     3,913    4,054     4,036
                                              ------    ------   ------    ------   ------    ------   ------    ------
NONINTEREST INCOME:
Service charges, fees and commissions.....       696       695      702       716      774       679      763       688
Net gains on sale of loans................       390       295      328       199      185       172      208       354
Net gains on sale of investments..........                                     13                 69       17       236
                                              ------    ------   ------    ------   ------    ------   ------    ------
    Total noninterest income .............     1,086       990    1,030       928      959       920      988     1,278
                                              ------    ------   ------    ------   ------    ------   ------    ------
NONINTEREST EXPENSE:
Salaries and employee benefits............     1,696     1,773    1,859     1,849    1,581     1,690    1,721     1,775
Net occupancy and equipment...............       540       548      558       604      451       450      458       494
Other.....................................     1,189     1,257    1,322     1,289    1,240     1,176    1,249     1,245
                                              ------    ------   ------    ------   ------    ------   ------    ------
    Total noninterest expense.............     3,425     3,578    3,739     3,742    3,272     3,316    3,428     3,514
                                              ------    ------   ------    ------   ------    ------   ------    ------
Income before income taxes................     1,712     1,435    1,444     1,315    1,652     1,517    1,614     1,800
Provision for income tax expense..........       382       290      289       245      338       291      344       410
                                              ------    ------   ------    ------   ------    ------   ------    ------
    Net income............................     1,330     1,145    1,155     1,070    1,314     1,226    1,270     1,390
                                              ------    ------   ------    ------   ------    ------   ------    ------
OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized holding gains (losses) on
 investment securities available-
 for-sale.................................      (236)      212     (408)     (268)      29     1,990    1,561      (335)
Reclassification adjustment for gains
 included in net income...................                                    (13)               (69)     (17)     (236)
Income tax expense (benefit) related
 to other comprehensive income (loss).....       (80)       72     (139)      (95)      10       653      525      (194)
                                              ------    ------   ------    ------   ------    ------   ------    ------
    Other comprehensive income
     (loss), net of income tax............      (156)      140     (269)     (186)      19     1,268    1,019      (377)
                                              ------    ------   ------    ------   ------    ------   ------    ------
    Comprehensive income..................    $1,174    $1,285   $  886    $  884   $1,333    $2,494   $2,289    $1,013
                                              ======    ======   ======    ======   ======    ======   ======    ======
PER SHARE DATA:
Net income................................    $ 0.68    $ 0.60   $ 0.61    $ 0.56   $ 0.67    $ 0.62   $ 0.65    $ 0.71
Cash dividends declared...................    $ 0.22    $ 0.22   $ 0.22    $ 0.22   $ 0.20    $ 0.20   $ 0.21    $ 0.21

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2002 VERSUS 2001
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

OPERATING ENVIRONMENT:

The recession that began in the first quarter of 2001 appeared to have ended in the beginning of 2002. Accommodative monetary and fiscal policies supported the improvement in economic conditions through the first part of 2002. Household spending remained solid and businesses began to increase outlays for certain types of capital equipment. As economic growth picked up, the Federal Open Market Committee ("FOMC") maintained its target federal funds rate at 1.75 percent. However, the recovery was slow and was characterized by much uncertainty. By the later part of the year, forward momentum in the economy had noticeably diminished. Equity prices fell in the wake of corporate scandals. Geopolitical tensions in the Middle East boosted oil prices and added to the uncertainty about the economic outlook. Businesses reluctant to increase investment and restock inventories, once again trimmed production and payrolls. Consumer spending decelerated in response to rising unemployment and declining household wealth from further deterioration in the value of their stock portfolios. Given these circumstances, the FOMC at their meeting on November 6, 2002, lowered the target federal funds rate 50 basis points to 1.25 percent. However, despite these many adversities, the United States economy was able to post moderate growth in 2002. The gross domestic product, the total value of all goods and services produced within the United States, grew 2.9 percent.

Consumer spending increased 3.1 percent in 2002, primarily due to growth in disposable personal income, low interest rates and rising home values. However, overcapacity, weak earnings and corporate governance scandals plagued the business sector in 2002. In order to restore profits, businesses focused their efforts on containing costs through cutting jobs and curtailing investment. Nonresidential investment fell 5.7 percent in 2002, after falling 5.2 percent in 2001. Employment conditions worsened in 2002 for the second consecutive year, as businesses continued to cutback on payrolls. As a result, the National unemployment rate rose to 5.7 percent in 2002. However, productivity continued to grow, increasing 4.8 percent in 2002, the fastest pace since 1950. Much of the growth resulted from businesses cutting payrolls and using the existing workforce more intensively.

The Commonwealth of Pennsylvania exhibited a much larger increase in unemployment as compared to the Nation. The unemployment rate for the Commonwealth rose to 5.9 percent in 2002, from 5.1 percent in 2001. Employment conditions varied in our market area. Lackawanna County exhibited slight improvement in employment conditions, as evidenced by a

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2002 VERSUS 2001 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

reduction in the unemployment rate to 5.2 percent in 2002, from 5.3 percent in 2001. However, conditions weakened in Wayne and Wyoming Counties. The unemployment rates for these two counties increased to 6.2 percent and 6.4 percent in 2002, compared to 5.5 percent and 4.5 percent in 2001. Susquehanna County's unemployment rate remained unchanged at 6.1 percent.

Despite the slowdown in the economy and the deterioration in employment conditions, the banking industry remained well capitalized and profitable, posting record earnings in 2002. Net income for all Federal Deposit Insurance Corporation ("FDIC")-insured commercial banks improved to $89.9 billion, an increase of 21.8 percent. The strong earnings performance was characterized by improved net interest margins, growth in noninterest income, higher gains on sales of securities and containment of noninterest expense. These positive aspects far outweighed the negative effect of credit losses that resulted in increased provisions. In addition, banks exhibited strong balance sheet growth. For all FDIC-insured commercial banks, total assets grew 8.0 percent, loans, net of unearned income, grew 7.0 percent and total deposits rose 7.1 percent. The capital position for these banks also improved, as stockholders' equity increased 9.1 percent.

Despite reporting record earnings in 2002, stock prices fell for the overall banking industry, but not to the magnitude experienced by the major industrial composite indices. The Dow Jones Industrial Average, the Standard & Poor's 500 and The NASDAQ Stock Market(R) Composite declined 16.8 percent, 23.4 percent and
31.5 percent. Stock value declines had a direct effect on reducing merger and acquisition activity, not only for the banking industry, but throughout all industries. Specifically for the banking industry, the depressed values caused a
22.8 percent decline in the number of deals announced and a 30.8 percent decrease in the number of branch sale transactions in 2002. In addition, deal values also fell, both the median price-to-earnings and the median price-to-book dropped, as well as the premium paid for deposits in branch sales.

REVIEW OF FINANCIAL POSITION:

We experienced strong growth in our balance sheet in 2002. A change in our strategic focus to developing a greater concentration of commercial relationships, coupled with economic and market conditions, influenced the $26.0 million or 5.6 percent growth in total assets to $486.4 million at December 31, 2002, from $460.4 million at the end of 2001. Total assets averaged $475.0 million in 2002, an increase of $34.3 million or 7.8 percent compared to 2001. As a percentage of average total assets, average earning assets equaled 94.7 percent in 2002 and 94.8 percent in 2001. Sustained low interest rates caused an 89 basis point reduction in our tax-

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2002 VERSUS 2001 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

equivalent yield on average earning assets to 6.81 percent in 2002 from 7.70 percent in 2001.

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

INVESTMENT PORTFOLIO:

The principal gauge in determining the wealth improvement generated from the investment portfolio is total return. The total return on our investment portfolio improved to 8.8 percent in 2002, from 6.9 percent in 2001. In addition, our investment portfolio ranked in the upper one-fifth among all FDIC-insured bank holding companies, based on a study from an independent national investment performance ranking company, with respect to total return over the previous 12 months.

Similar to the approach taken in assessing our performance with respect to return, we evaluate our risk in comparison to all other financial institutions. Risk is assessed by quantifying the average life of the investment portfolio as compared to U.S. Treasury securities. This risk measure improved from 1.6 years in 2001 to 1.0 year in 2002.

Investment securities increased $3.8 million to $124.2 million at December 31, 2002, from $120.4 million at December 31, 2001. The investment portfolio averaged $110.2 million and equaled 24.5 percent of average earning assets in 2002, compared to $99.7 million and 23.9 percent in 2001. Net unrealized holding gains, included as a separate component of stockholders' equity, were $2,584, net of income taxes of $1,331, at December 31, 2002, and $655, net of income taxes of $337, at December 31, 2001. The tax-equivalent yield on our investment portfolio fell 50 basis points to 5.81 percent in 2002 from 6.31 percent in 2001.

Proceeds from the sale of available-for-sale securities amounted to $15.1 million in 2002. The majority of the investments sold were state and municipal obligations. Net gains recognized on the sale of investment securities totaled $322 in 2002. We did not sell any securities in 2001. Repayments from investment securities totaled $34.5 million in 2002 and $25.2 million in 2001.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2002 VERSUS 2001 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Purchases of investment securities totaled $51.2 million in 2002, compared to $74.6 million in 2001. At December 31, 2002, investment securities with an amortized cost of $37.4 million were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. At December 31, 2001, the amortized cost of pledged securities equaled $44.8 million. The fair value of such securities equaled $38.4 million at December 31, 2002, and $45.5 million at December 31, 2001.

LOAN PORTFOLIO:

At December 31, 2002, our loans, net of unearned income, totaled $323.6 million, an increase of $13.3 million or 4.3 percent from $310.3 million at December 31, 2001. With regard to the composition of our portfolio, business loans, including commercial loans, commercial mortgages and commercial lease financing, increased $42.9 million or 34.5 percent to $167.3 million at year-end 2002 from $124.4 million at the end of 2001. Commercial loans and leases grew $19.8 million or
27.1 percent, while commercial real estate loans rose $23.1 million or 44.8 percent. Business loans, including commercial loans, commercial mortgages and commercial lease financing, represented 51.7 percent of total loans, net of unearned income, at December 31, 2002, compared to 40.1 percent at year-end 2001. Residential mortgages, including construction loans, declined $26.0 million or 17.4 percent to $123.6 million at the end of 2002 from $149.6 million at December 31, 2001. Consumer loans decreased $3.6 million to $32.7 million at December 31, 2002, from $36.3 million at the end of 2001.

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

We continued to experience strong refinancing activity in 2002. The number of refinanced mortgages totaled 212, with an aggregate dollar volume of $18.2 million in 2002 and 219, with an aggregate dollar volume of $16.8 million in 2001.

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

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2002 VERSUS 2001 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

31, 2002, compared to $1.9 million at year-end 2001. Residential mortgage loans serviced for the Federal National Mortgage Association increased $34.2 million to $56.1 million at December 31, 2002, from $21.9 million at the end of 2001.

Adjustable-rate loans totaled $145.0 million at December 31, 2002, an increase of $47.4 million or 48.6 percent from $97.6 million at the end of 2001. Adjustable-rate loans accounted for 44.8 percent of our loan portfolio at December 31, 2002, compared to 31.5 percent at year-end 2001. Heightened refinancing activity, coupled with an increase in the volume of loans sold in the secondary market, caused a reduction in our residential mortgage loans. As a result, the amount of fixed-rate loans decreased $34.1 million to $178.6 million at December 31, 2002, from $212.7 million at December 31, 2001.

ASSET QUALITY:

Asset quality improved in 2002. Nonperforming assets declined $1,328 to $2,542 at December 31, 2002, from $3,870 at December 31, 2001. Our ratio of nonperforming assets as a percentage of loans, net of unearned income, improved to 0.79 percent at year-end 2002 from 1.25 percent at the end of 2001. A $1,778 reduction in foreclosed assets was directly responsible for the improvement. Partially offsetting the reduction in foreclosed assets was an increase in nonperforming loans of $450. Nonaccrual loans increased $644, while accruing loans past due 90 days or more declined $194. Our ratio of nonperforming loans as a percentage of loans, net of unearned income, weakened slightly to 0.77 percent at December 31, 2002, from 0.66 percent at the end of 2001.

At December 31, 2002 and 2001, we had a recorded investment in impaired loans of $3,658 and $1,945. The recorded investment in impaired loans averaged $2,831 in 2002 and $2,476 in 2001. At December 31, 2002, the amount of recorded investment in impaired loans for which there was a related allowance for loan losses and the amount of the allowance was $2,500 and $877. Comparatively, the amount of these loans and their related allowance was $910 and $403 at December 31, 2001. The amount of recorded investment for which there was no related allowance for loan losses was $1,158 and $1,035 at December 31, 2002 and 2001. During 2002, activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $944, losses charged to the allowance of $477 and recoveries of impaired loans previously charged-off of $7. The 2001 activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $483, losses charged to the allowance of $498 and recoveries of impaired loans previously charged off of $13. Interest income related to impaired loans would have been $201 in 2002 and $194 in 2001 had the loans been current and the terms of the loans not been modified. Interest recognized on impaired loans amounted to

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2002 VERSUS 2001 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

$176 in 2002 and $276 in 2001. Included in these amounts was interest recognized on a cash basis of $176 and $276. Cash received on impaired loans applied as a reduction of principal totaled $493 in 2002 and $349 in 2001. There were no commitments to extend additional funds to customers with impaired loans at December 31, 2002 and 2001.

We maintain the allowance for loan losses at a level we believe adequate to absorb probable credit losses related to specifically identified loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of the balance sheet dates. The allocated element of the allowance for loan losses account increased $646 to $3,734 at December 31, 2002, from $3,088 at December 31, 2001. The change resulted from an increase in the specific portion of $474 for the impairment of loans individually evaluated under Statement of Financial Accounting Standards ("SFAS") No. 114, coupled with an increase in the formula portion of $172 for the impairment of loans collectively evaluated under SFAS No. 5. The increase in the specific portion resulted from an increase in the volume of loans individually evaluated for impairment. The percentage of loans specifically evaluated for impairment increased to 1.1 percent of loans, net of unearned income, at December 31, 2002, from 0.6 percent at the end of 2001. The increase in the formula portion was due to the overall growth of the loan portfolio. The total volume of loans collectively evaluated for impairment increased $11.5 million or 3.7 percent to $319.9 million at December 31, 2002. Partially mitigating the effect of the increase in volume was a reduction in our historical loss percentages for loans to commercial, financial and others and mortgage loans. At December 31, 2002, the unallocated element was $11, compared to $132 at year-end 2001.

The coverage ratio, the allowance for loan losses account, as a percentage of nonperforming loans, is an industry ratio used to test the ability of the allowance account to absorb potential losses arising from nonperforming loans. This ratio, which equaled 149.7 percent at December 31, 2002, indicated that our allowance account was more than adequate to absorb all potential losses associated with nonperforming loans. Due to the reduction in the balance of foreclosed assets, our coverage ratio for total nonperforming assets improved to
147.3 percent at December 31, 2002, from 83.2 percent at December 31, 2001.

The allowance for loan losses was $3.7 million at December 31, 2002, and $3.2 million at December 31, 2001. Due to a higher provision for loan losses, coupled with a reduction in net charge-offs, the allowance for loan losses, as a percentage of loans, net of unearned income, increased to 1.16 percent at year-end 2002, compared to 1.04 percent at the end of the previous year. Net loans charged off declined $210 or 26.8 percent to $575

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2002 VERSUS 2001 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

in 2002 compared to $785 in 2001. As a percentage of average loans outstanding, net charge-offs equaled 0.18 percent in 2002 and 0.26 percent in 2001.

DEPOSITS:

Our total deposits grew $21.0 million or 5.0 percent to $437.2 million at December 31, 2002, from $416.2 million at the end of 2001. Noninterest-bearing accounts rose $4.7 million or 10.4 percent, while interest-bearing accounts increased $16.3 million or 4.4 percent. Commercial checking accounted for 55.1 percent of the growth in our noninterest-bearing accounts in 2002, which reflected our emphasis on developing relationships with the commercial sector and the expansion of our branch network. Commercial interest-bearing transaction accounts, which include NOW accounts, money market accounts and savings accounts to commercial customers, increased $7.4 million or 28.9 percent. Due to consumer preference for liquidity, the majority of our growth in interest-bearing deposits was concentrated in our savings accounts, which increased $32.6 million or 36.3 percent. Time deposits less than $100 and time deposits $100 or more decreased $2.1 million and $7.3 million.

Total deposits averaged $428.1 million in 2002, an increase of $30.7 million or
7.7 percent from $397.4 million in 2001. Noninterest-bearing deposits averaged $7.2 million or 17.1 percent higher in 2002, while average interest-bearing accounts grew $23.5 million or 6.6 percent. As previously mentioned, the growth in interest-bearing accounts reflected customer preference for liquidity. Average savings accounts increased $28.5 million or 35.8 percent, as deposits having stated maturities, average time deposits less than $100 and time deposits $100 or more, declined $3.7 million. Average money market accounts declined $10.3 million, while average NOW accounts increased $9.0 million. Our cost of deposits decreased 103 basis points to 3.23 percent in 2002, from 4.26 percent in 2001.

Volatile deposits, time deposits $100 or more, decreased $7.3 million to $24.5 million at December 31, 2002, from $31.8 million at year-end 2001. These large denomination time deposits averaged $27.9 million in 2002 compared to $32.1 million in 2001. Our average cost of these funds declined 124 basis points to
3.79 percent in 2002, from 5.03 percent in 2001.

MARKET RISK SENSITIVITY:

We utilize various computerized modeling techniques for market risk management. One such technique utilizes a tabular presentation of fair value information and contract terms relevant to determine the future cash flows of market risk sensitive instruments, categorized by expected maturity dates. According to the results of this presentation at December 31, 2002, investment securities having an amortized cost of $43.2 million

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2002 VERSUS 2001 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

and a weighted-average tax-equivalent yield of 4.68 percent were scheduled to mature within one year. Net loans scheduled to mature within the same time frame equaled $69.8 million with a weighted-average tax-equivalent yield of 6.49 percent. In addition, there were $3.9 million in loans held for sale with a weighted-average yield of 5.84 percent at the end of 2002. Total interest-earning assets scheduled to mature within one year were $127.4 million with a weighted-average tax-equivalent yield of 5.42 percent. With respect to interest-bearing liabilities, based on historical withdrawal patterns, interest-bearing transaction accounts, defined as money market, NOW and savings accounts, of $37.6 million with a weighted-average cost of 1.37 percent were scheduled to mature within one year. In addition, time deposits totaling $95.0 million with a weighted-average cost of 3.15 percent were scheduled to mature in the same time frame. Total interest-bearing liabilities scheduled to mature within one year equaled $132.6 million with a weighted-average cost of 2.65 percent.

In addition to monitoring market risk based on this tabular presentation, we analyze changes in the fair value of other financial instruments utilizing interest rate shocks. Specifically, we analyze the effects instantaneous parallel shifts of plus or minus 100 basis points have on the economic values of other financial instruments. The results of the model at December 31, 2002, indicated fair value declines of 2.0 percent in other financial assets and 0.9 percent in other financial liabilities given a parallel and instantaneous rise of 100 basis points in interest rates. Conversely, a 100 basis point decline in general market interest rates would result in fair value appreciation of 2.1 percent in other financial assets and 0.9 percent in other financial liabilities.

We also use models that consider repricing frequencies of rate sensitive assets ("RSA") and rate sensitive liabilities ("RSL") in addition to maturity distributions. One such technique utilizes a static gap report, which attempts to measure our interest rate exposure by calculating the net amount of RSA and RSL that reprice within specific time intervals. At December 31, 2002, our cumulative one-year RSA/RSL ratio was 1.11, compared to 0.74 at December 31, 2001. Both ratios fell within our asset/liability guidelines of 0.70 and 1.30.

As a final tool to assist in managing market risk sensitivity, we enhance our asset/liability management by using a simulation model. This model is used to create pro forma net interest income scenarios under various interest rate shocks. Model results, using parallel and instantaneous shifts in general market interest rates of plus and minus 100 basis points, did not change materially from model results using current interest rates at December 31, 2002.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2002 VERSUS 2001 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

LIQUIDITY:

The net noncore and net short-term noncore funding dependence ratios illustrate the improvement in our liquidity position over the prior year. At December 31, 2002, our net noncore funding dependence ratio was negative 7.5 percent, compared to 2.3 percent at December 31, 2001. Our net short-term noncore funding dependence ratio equaled negative 10.0 percent at the end of 2002, compared to
1.1 percent at year-end 2001. At December 31, 2002, these ratios indicated that we had no reliance on noncore deposits and borrowings to fund our long-term assets, namely loans and investments. Conversely, our ratios at year-end 2001 indicated we were slightly dependent on funding from noncore deposit sources. The improved liquidity position primarily resulted from the $10.5 million increase in federal funds sold.

Our liquidity position is further explained by analyzing the Consolidated Statements of Cash Flows. Cash and cash equivalents increased $7.5 million to $21.4 million at December 31, 2002, from $13.9 million at the end of 2001. Net cash provided by operating and financing activities, partially offset by net cash used in investing activities, caused the increase. Net income of $5.2 million was the primary source of the $5.6 million in net cash provided by operating activities in 2002.

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

CAPITAL ADEQUACY:

Our stockholders' equity increased $4.5 million to $45.3 million at December 31, 2002, from $40.8 million at December 31, 2001. Stockholders' equity improved $2.64 on a per share basis to $23.31 at year-end 2002, from $20.67 at the end of 2001. The primary factor contributing to the capital improvement was net income of $5.2 million. Net cash dividends of $1.4

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2002 VERSUS 2001 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

million, common stock repurchases of $1.2 million and a net unrealized gain on investment securities of $1.9 million also affected stockholders' equity.

We declared dividends of $1,603 or $0.82 per share in 2002 and $1,468 or $0.74 per share in 2001. Our dividend payout ratio was 30.8 percent and 31.2 percent in 2002 and 2001. During the years ended December 31, 2002 and 2001, 6,161 shares and 7,371 shares were issued under the dividend reinvestment plan. Under the stock repurchase program, we repurchased and retired 37,933 shares for $1.2 million in 2002 and 16,229 shares for $0.5 million in 2001.

We and Community Bank have consistently maintained regulatory capital ratios well above the minimum levels of 4.0 percent and 8.0 percent required for adequately capitalized institutions. Our risk-based capital ratios declined slightly in 2002, but remained strong. The increase in total risk-weighted assets and off-balance sheet items was greater than the increase in both Tier I and total capital. Specifically, total risk-weighted assets and off-balance sheet items rose $40.5 million or 13.4 percent, while Tier I capital increased $2.8 million or 7.2 percent and total capital grew $3.3 million or 7.9 percent. The ratio of Tier I capital to risk-weighted assets was 12.1 percent and 12.8 percent at December 31, 2002 and 2001, and our total capital to risk-weighted assets ratio was 13.2 percent at year-end 2002, compared to 13.9 percent at the end of 2001. Our Leverage ratio remained constant at 8.8 percent at December 31, 2002 and 2001.

REVIEW OF FINANCIAL PERFORMANCE:

Our net income totaled $5.2 million in 2002, an increase of $0.5 million or 10.6 percent compared to $4.7 million in 2001. On a per share basis, earnings rose $0.28 to $2.65 in 2002 from $2.37 in 2001. Earnings were favorably affected by greater net interest income and strong growth in noninterest income. Higher noninterest expense and an increase in the provision for loan losses partially offset the increase in revenue. Return on average assets and return on average equity were 1.10 percent and 11.99 percent in 2002, compared to 1.07 percent and
11.82 percent in 2001. Market appreciation of our available-for-sale investment securities resulted in other comprehensive income, net of income taxes, of $1.9 million in 2002 compared to $0.2 million in 2001. For the years ended December 31, 2002 and 2001, comprehensive income amounted to $7.1 million and $4.9 million.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2002 VERSUS 2001 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NET INTEREST INCOME:

Our tax-equivalent net interest income improved $1,363 or 8.0 percent to $18,394 for the year ended December 31, 2002, from $17,031 for the same period of 2001. The improvement resulted from growth in average earning assets over that of our interest-bearing liabilities and a greater decline in our cost of funds compared to the decline in our tax-equivalent yield on earning assets.

Interest-earning assets averaged $449.7 million in 2002, an increase of $31.9 million or 7.6 percent compared to $417.8 million in 2001. Average interest-bearing liabilities rose $23.5 million or 6.6 percent to $378.7 million in 2002, from $355.2 million in 2001. Tax-equivalent interest revenue improved $2,171 due to the changes in the volume of average earning assets, partially offset by an $897 increase in interest expense attributable to the rise in average balances of interest-bearing liabilities.

Also affecting our tax-equivalent interest revenue and interest expense was the impact variations in interest rates had on our yield on earning assets and our cost of funds. Our tax-equivalent yield on earning assets fell 89 basis points to 6.81 percent in 2002 from 7.70 percent in 2001, which resulted in a reduction in interest revenue of $3,723. Our cost of funds declined 103 basis points to
3.23 percent in 2002 from 4.26 percent in 2001. This reduction lowered interest expense by $3,812 which more than offset the negative effects caused by the decline in yields. Our net interest spread widened 14 basis points to 3.58 percent in 2002, from 3.44 percent in 2001. We also experienced a slight improvement in our tax-equivalent net interest margin to 4.09 percent for the year ended December 31, 2002, from 4.08 percent for the same period of 2001.

PROVISION FOR LOAN LOSSES:

Our provision for loan losses equaled $1,100 in 2002, an increase of $380 compared to $720 in 2001. We consider the increase appropriate in light of an overall increase in the loan portfolio and greater emphasis placed on commercial lending.

NONINTEREST INCOME:

Our noninterest income totaled $4,145 in 2002 and $2,835 in 2001. Included in noninterest income in 2002 were gains on the sale of investment securities of $322. Adjusting for these gains, noninterest income improved $988 or 34.9 percent over the previous year. As a result of the strong housing market and favorable mortgage rates in 2002, activity in our

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2002 VERSUS 2001 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

secondary mortgage division flourished. We benefitted by recording gains on the sale of residential mortgages of $919 in 2002, an increase of $563 or 158.1 percent, compared to $356 in 2001. Service charges, fees and commissions rose $425 or 17.1 percent to $2,904 in 2002, compared to $2,479 in 2001.

NONINTEREST EXPENSE:

For the year ended December 31, 2002, noninterest expense amounted to $13,530, an increase of $1,660 or 14.0 percent, from $11,870 for the same period of 2001. The majority of this increase occurred from a 20.0 percent increase in employee-related costs. In 2002, net occupancy and equipment expense rose $173 or 10.3 percent and other expenses increased $358 or 7.9 percent. The increase in expenses negatively impacted our productivity measures. Our operating efficiency ratio weakened to 63.8 percent in 2002, from 63.4 percent in 2001. Similarly, our overhead ratio weakened to 2.8 percent in 2002 from 2.7 percent in 2001.

Total personnel costs rose $1,129 or 20.0 percent to $6,767 in 2002 from $5,638 in 2001. Salaries and payroll taxes increased $868, while employee benefits expense rose $261. Salaries and employee benefits expense increased as a result of staffing our two new community banking offices in 2002, as well as the addition of several corporate relationship officers and related staff. Higher health insurance premiums and employer matching contributions to our newly established defined contribution plan under section 401(k) of the Internal Revenue Code ("401(k)") primarily caused the increase in employee benefits expense. Discretionary annual contributions to the defined contribution plan increased $36 to $114 in 2002 from $78 in 2001. Matching contributions under the 401(k) feature of the plan totaled $111 in 2002.

Opening our new Carbondale and Scranton community banking offices in 2002 primarily caused the $173 or 10.3 percent increase in occupancy and equipment expense. Also contributing to the increase were the costs associated with the implementation of a Marketing Customer Information File and loan and deposit platform systems.

Other expenses increased $358 or 7.9 percent to $4,910 in 2002 from $4,552 in 2001. Higher marketing-related costs, supply costs and contractual services factored into the rise in other expenses. A 26.5 percent increase in marketing costs and a 19.5 percent rise in stationery and supplies resulted from additional expenses associated with opening the new community banking offices and developing commercial business relationships. The increase in contractual services primarily resulted from an increase in

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2002 VERSUS 2001 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

costs associated with originating loans for sale in the secondary market. Heightened activity with regard to this area of business caused an increase in appraisal fees and credit report and search costs.

INCOME TAXES:

Despite higher earnings in 2002, our income tax expense decreased $43 to $1,383 for the year ended December 31, 2002, from $1,426 for the same period of 2001. Our effective tax rate improved from 23.3 percent in 2001 to 21.0 percent in 2002. A higher level of tax-exempt income was primarily responsible for the improvement. Tax-exempt interest revenue, as a percentage of total interest revenue, increased from 7.2 percent in 2001 to 8.8 percent in 2002.

COMM BANCORP, INC.
DIRECTORS AND OFFICERS

BOARD OF DIRECTORS
COMM BANCORP, INC. AND
COMMUNITY BANK AND TRUST COMPANY
DAVID L. BAKER
Senior Vice President,
Community Bank and Trust Company

THOMAS M. CHESNICK
Retired

WILLIAM F. FARBER, SR.
PRESIDENT AND CHIEF EXECUTIVE OFFICER
CHAIRMAN OF THE BOARD

JUDD B. FITZE
Attorney, Farr, Davis & Fitze

DEAN L. HESSER
President, Tom Hesser Chevrolet, Inc.,
Tom Hesser Ford, LLC & Tom Hesser Nissan, LLC

JOHN P. KAMEEN
SECRETARY
Publisher, The Forest City News

WILLIAM A. KERL
President, Carbondale Concrete Company, Inc.,
Kerl Coal, Oil and Trucking Company, Inc.

ERWIN T. KOST
President, Kost Tire Distributors, Inc.

SUSAN F. MANCUSO
Partner, Mancuso & Mancuso
Accounting & Tax Service

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

WILLIAM F. FARBER, SR.
President and Chief Executive Officer
Chairman of the Board

JOHN P. KAMEEN
Secretary

J. ROBERT MCDONNELL
Vice Chairman

SCOTT A. SEASOCK
Executive Vice President
Chief Financial Officer

DIRECTORS EMERITUS
MICHAEL T. GOSKOWSKI
President, Kartri Sales Co., Inc.,
M.G. Manufacturing Co., Inc.

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

JOSEPH R. MAZZA
Mazza Linen Service

CLIFFORD BRANCH
THOMAS J. LOPATOFSKY, JR.
Lenox Propane

SEAN P. MCGRAW
Attorney, McGraw, Peterson & Nepa

PATRICK J. OLIVERI
Oliveri's Crystal Lake Hotel

EATON TOWNSHIP,
LAKE WINOLA AND
TUNKHANNOCK BRANCHES
DOUGLAS A. GAY
Gay's True Value, Inc.

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

OFFICERS
COMMUNITY BANK AND TRUST COMPANY
DAVID L. BAKER
Senior Vice President

WILLIAM R. BOYLE
Senior Vice President
Chief Credit Officer

THOMAS A. BYRNE
Vice President
Commercial Loan Officer

DEBRA A. CARR
Dickson City Branch Manager

MARK E. CATERSON
Montrose Branch Manager

ROBERT F. DAVIS
Assistant Vice President
Commercial Loan Officer

WILLIAM F. FARBER, SR.
President and Chief Executive Officer
Chairman of the Board

JAY S. FENDRICK
Senior Trust Officer

SHARON J. FONTANA
Tannersville Branch Manager

STEPHANIE A. GANZ, CPA
Vice President of Finance

DEBRA A. GAY
Eaton Township and Lake Winola Branch Manager

GREGORY G. GULA
Vice President
Internal Loan Review Officer

DONALD J. GIBBS
Scranton Branch Manager

DAVID A. JONES
Vice President
Mortgage Department

SHARON A. KOHANSKI
Assistant Vice President
Commercial Loan Officer

RANDOLPH LACROIX
Clifford Branch Manager

GARY S. LAVELLE
Vice President
Consumer Loan Officer

KATHLEEN A. LOCH
Factoryville and Nicholson Branch Manager

ANNETTE M. LYNCH
Loan Administrator

PAMELA S. MAGNOTTI
Compliance Officer

MARY ANN MUSHO
Human Resources Director

MICHAEL A. NARCAVAGE
Vice President
Chief Operations Officer

TIMOTHY P. O'BRIEN
Vice President
Commercial Loan Manager

ROBERT P. O'MALLEY
Indirect Loan Officer

M. EVELYN PANTZAR
Vice President
Internal Auditor

JOHN PASH, III
Comptroller

MARY BETH PASQUALICCHIO
Marketing Director

JAMES R. PIETROWSKI
Assistant Vice President
Commercial Loan Officer

VICTORIA L. RANDIS
Eynon Branch Manager

CHERYL A. RUPP
Simpson Branch Manager

THOMAS A. SALUS
Vice President
Credit Administrator

SCOTT A. SEASOCK
Executive Vice President
Chief Financial Officer

THOMAS W. SHEPPARD
Vice President
Clark Summit Branch Manager

RONALD K. SMITH
Vice President
Branch Administrator

TAMI L. SNYDER
Vice President
Information Services

HAROLD F. STOUT
Tunkhannock Branch Manager

BRIAN C. URBAS
Forest City and Lakewood Branch Manager

STEVEN J. URSICH
Assistant Vice President
Carbondale Branch Manager

LOUIS J. ZEFRAN
Business Development Officer

COMM BANCORP, INC.
DIRECTORS AND OFFICERS (CONTINUED)

BOARD OF DIRECTORS
COMM REALTY CORPORATION
WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD

SCOTT A. SEASOCK

ERIC G. STEPHENS

OFFICERS
COMM REALTY CORPORATION
THOMAS A. SALUS
President

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

OFFICERS
COMMUNITY LEASING CORPORATION
ERIC G. STEPHENS
President

STEPHANIE A. GANZ, CPA
Treasurer

THOMAS A. BYRNE
Secretary

BOARD OF DIRECTORS
COMM FINANCIAL SERVICES CORPORATION
WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD

JOHN P. KAMEEN

SCOTT A. SEASOCK

OFFICERS
COMM FINANCIAL SERVICES CORPORATION
GEORGE J. COBB
President

JOHN PASH, III
Treasurer

MARY ANN MUSHO
Secretary

MEMBERSHIP
COMMUNITY ABSTRACT SERVICES, LLC
WILLIAM F. FARBER, SR.
Community Bank and Trust Company

MICHAEL C. COWLEY
Cowley Law Firm

OFFICERS
COMMUNITY ABSTRACT SERVICES, LLC
MICHAEL C. COWLEY
President and Managing Partner

SCOTT A. SEASOCK
Vice President

STEPHANIE A. GANZ, CPA
Treasurer

WILLIAM R. BOYLE
Secretary

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

MONTROSE BRANCH*
61 Church Street
Montrose, PA 18801
570-278-3824

NICHOLSON BRANCH*
57 Main Street
Nicholson, PA 18446
570-942-6135

SCRANTON BRANCH*
601 W. Lackawanna Avenue
Scranton, PA 18504
570-558-3600

SIMPSON BRANCH*
347 Main Street
Simpson, PA 18407
570-282-4821

TANNERSVILLE BRANCH*
Route 611
Tannersville, PA 18372
570-619-6620

TUNKHANNOCK BRANCH*
Route 6 West
Tunkhannock, PA 18657
570-836-5555

TRUST SERVICES
125 N. State Street
Clarks Summit, PA 18411
800-217-3501

LOAN OPERATIONS CENTER
1212 S. Abington Road
Clarks Summit, PA 18411
570-586-0377

REMOTE ATM LOCATIONS
Keystone College
College Avenue
LaPlume, PA 18440

Moses Taylor Hospital
700 Quincy Avenue
Scranton, PA 18510

COMMUNITY ABSTRACT SERVICES, LLC
281 E. Grove Street
Clarks Green, PA 18411
570-587-3060

COMM FINANCIAL SERVICES CORPORATION
125 N. State Street
Clarks Summit, PA 18411
570-586-0377

COMMUNITY LEASING CORPORATION
125 N. State Street
Clarks Summit, PA 18411
570-586-0377

COMM REALTY CORPORATION
125 N. State Street
Clarks Summit, PA 18411
570-586-0377

KLICK(SM) BANKING VIA THE INTERNET
www.combk.com
Customer Service:
800-820-4642, Ext. 109

INTOUCH(SM) TELEPHONE BANKING SYSTEM
1-800-820-4642

*ATM Locations

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

COMMON STOCK MARKET INFORMATION:

Shares of Comm Bancorp, Inc. common stock are listed on The NASDAQ Stock Market(R) ("NASDAQ") as CommBcp under the symbol "CCBP." As of March 17, 2004, five firms were listed on the NASDAQ system as market makers for the Company's common stock.

The high and low closing sale prices and dividends per share of the Company's common stock for the four quarters of 2003 and 2002 are summarized as follows:

                                                     CASH
                                                   DIVIDENDS
                                HIGH       LOW     DECLARED
                               ------     ------   ---------
2003:
First Quarter...............   $35.48     $33.50     $0.22
Second Quarter..............    37.40      34.23      0.22
Third Quarter...............    36.67      34.25      0.22
Fourth Quarter..............   $38.85     $35.97     $0.22
2002:
First Quarter...............   $32.00     $29.00     $0.20
Second Quarter..............    38.00      31.50      0.20
Third Quarter...............    35.97      32.01      0.21
Fourth Quarter..............   $35.50     $32.76     $0.21

DIVIDEND REINVESTMENT:

Comm Bancorp, Inc. offers a Dividend Reinvestment Plan whereby stockholders can increase their investment in additional shares of common stock without incurring fees or commissions. A prospectus and enrollment form may be obtained by contacting American Stock Transfer & Trust Company, Dividend Reinvestment Department, 59 Maiden Lane, New York, NY 10007, 1-800-278-4353.

DIVIDEND DIRECT DEPOSIT:

Comm Bancorp, Inc. stockholders not participating in the Dividend Reinvestment Plan may opt to have their dividends deposited directly into their bank account by contacting American Stock Transfer & Trust Company at 1-800-937-5449.

WEBSITE INFORMATION:

The Company files reports, proxy and information statements and other information electronically with the Securities and Exchange Commission ("SEC") through the Electronic Data Gathering Analysis and Retrieval ("EDGAR") filing system. Stockholders and other interested parties may read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 450 5th Street, N.W., Washington, DC 20549. Information can be obtained on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC's website address is http://www.sec.gov. The Company's website address is http://www.combk.com. Copies of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after the Company electronically files such material with, or furnish it to, the SEC may be obtained without charge by writing to Comm Bancorp, Inc., 125 North State Street, Clarks Summit, PA 18411, Attn: Investor Relations or through our Internet website.