Form 10-K, Exhibit 13
period 2004-12-31
COMM BANCORP INC
filed 2005-03-30
CIK 730030

                                   EXHIBIT 13

                  PORTIONS OF THE ANNUAL REPORT TO STOCKHOLDERS
                     FOR FISCAL YEAR ENDED DECEMBER 31, 2004

COMM BANCORP, INC.
CONTENTS

INTRODUCTION

 59  President's Message to Stockholders
 61  Consolidated Selected Financial Data

MANAGEMENT'S DISCUSSION AND ANALYSIS

 62  Forward-Looking Discussion
 63  Critical Accounting Policies
 65  Operating Environment
 69  Review of Financial Position
108  Review of Financial Performance

CONSOLIDATED FINANCIAL STATEMENTS

120  Report of Management
122  Report of Independent Registered Public Accounting Firm
123  Consolidated Statements of Income and Comprehensive Income
124  Consolidated Balance Sheets
125  Consolidated Statements of Changes in Stockholders' Equity
126  Consolidated Statements of Cash Flows

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

127  Summary of significant accounting policies
145  Cash and due from banks
146  Investment securities
149  Loans, nonperforming assets and allowance for loan losses
151  Commitments, concentrations and contingent liabilities
153  Premises and equipment, net
154  Other assets
155  Deposits
156  Short-term borrowings
157  Fair value of financial instruments
158  Employee benefit plan
158  Income taxes
161  Parent Company financial statements
162  Regulatory matters
167  Summary of quarterly financial information (unaudited)

MANAGEMENT'S DISCUSSION AND ANALYSIS 2003 VERSUS 2002

168  Operating Environment
169  Review of Financial Position
178  Review of Financial Performance

DIRECTORS AND OFFICERS

181  Boards of Directors and Corporate Officers

OTHER INFORMATION

185  Locations
186  Stockholder Information

COMM BANCORP, INC.
PRESIDENT'S MESSAGE TO STOCKHOLDERS

We reported 2004 earnings of $4,725 thousand or $2.50 per share, a slight increase from $4,700 thousand or $2.45 per share in 2003. Despite this nominal gain, we are still very pleased with our Company's performance as we had to counteract many factors which impacted our profitability. Moreover, fourth quarter earnings improved 14.5 percent over the comparable period last year, which we believe is an indication that stronger earnings are on the horizon.

During 2004, we experienced a downturn in demand for mortgage-related products, specifically in the number of mortgages refinanced, which declined by 55.1 percent. This decline in demand directly led to an 11.6 percent reduction in our noninterest revenue, by lowering the gains realized on the sale of residential mortgages. Low interest rates continued to weigh heavily on profitability through net interest margin compression. Our net interest margin compressed 4 basis points in 2004. However, the compression was not as severe as the 29 basis points experienced in 2003. In anticipation of changes in monetary policy, we have been strategically positioning our balance sheet to benefit from rising interest rates for quite some time now. These efforts appear to be working as planned, as we experienced a stabilization in our net interest margin beginning in the second quarter of 2004. Finally, we had to absorb the added expenses of an infrastructure expansion which occurred late in the fourth quarter of 2003. During 2004, we relocated our Loan Operations to a new facility and opened our Tannersville, Monroe County Branch which factored into a nearly 10.0 percent increase in occupancy and equipment expenses.

We recorded strong balance sheet growth in 2004. Our total assets grew $18.9 million or 3.7 percent to $528.3 million in 2004 from $509.4 million in 2003. Our ongoing focus to develop strong relationships with area businesses directly impacted the structure of our balance sheet. As a result of a 14.9 percent increase in business loans, our total loan portfolio grew $23.8 million or 6.6 percent in 2004. We do not cater to just the credit needs of our business customers, but pride ourselves in being able to offer them a comprehensive line of financial products and services, as well as the superior customer service they expect from a member of their community. As a result, our deposits grew $19.0 million, caused primarily from a 19.1 percent increase in commercial accounts.

Our philosophy of establishing relationships with our customers, whether they are individuals or businesses, is more important than simply putting another account on the books. This has made us a respected member of the communities we serve. We have made a positive impact by providing seminars on issues relevant to local entrepreneurs and offering loans to start-up businesses through the MetroAction program. In addition, The Federal Home Loan Bank recently honored us with a "Pillars of the Community Award" for our exemplary efforts in utilizing their Community Investment Program and for the many other ways we reach out to those in need in our neighborhoods.

COMM BANCORP, INC.
PRESIDENT'S MESSAGE TO STOCKHOLDERS (CONTINUED)

We realize that everyone is human and we sometimes make mistakes. That is why early in 2005, we began offering our individual and sole proprietor customers new overdraft protection alternatives. Customers have the option of automatically transferring funds from a linked savings account, taking part in our overdraft privilege program or establishing a Ready Reserve line of credit. We believe these initiatives will add value for our customers and strengthen relationships.

The Check Clearing for the 21st Century Act, ("Check 21") signed by President Bush last year, became effective on October 28, 2004. Check 21 requires financial institutions to recognize substitute paper checks constructed from digital images as negotiable instruments, thereby making it easier for banks to electronically transfer check images instead of the physical checks. We realized that Check 21 would have implications for our customers and that good lines of communication assure smooth transitions. That is why we began educating our customers as to how they would be affected and to their rights under Check 21 as soon as the guidelines were established.

At the end of 2004, we began a significant undertaking throughout our Company in order to implement Section 404 of the Sarbanes-Oxley Act. Section 404 offers a means to measure the adequacy and effectiveness of our internal control over financial reporting. Although as a non-accelerated filer, we were not yet required to comply with Section 404 in 2004, we hired an outside consultant to begin the process. This process involves documenting procedures and then testing and evaluating the control processes. Section 404 also requires management to report on the effectiveness of our internal control over financial reporting and our independent auditor to attest to these reports as part of their audit. We anticipate the cost of compliance with Section 404 will add approximately $300,000 to our audit expense in 2005.

As we move into 2005, we are optimistic about the outlook for our Company. We will continue our on-going commitment to partner with the individuals and businesses within our communities. We believe that our efforts will prove successful in meeting both the opportunities and challenges that lie ahead.

I would like to thank our management team and our employees for their constant hard work and dedication, our Board of Directors for their guidance and especially, you, our stockholders, for your continued confidence and support.

Sincerely,

/s/ William F. Farber, Sr.
--------------------------
William F. Farber, Sr.
President and Chief Executive Officer,
Chairman of the Board

COMM BANCORP, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31                                              2004         2003         2002         2001         2000
------------------------------------------------------------     ----------   ----------   ----------   ----------   ----------
CONDENSED STATEMENTS OF FINANCIAL PERFORMANCE:
Interest income.............................................     $   26,333   $   26,808   $   29,284   $   31,012   $   29,583
Interest expense............................................          9,233        9,972       12,216       15,131       15,212
                                                                 ----------   ----------   ----------   ----------   ----------
  Net interest income.......................................         17,100       16,836       17,068       15,881       14,371
Provision for loan losses...................................            600          480        1,100          720          420
                                                                 ----------   ----------   ----------   ----------   ----------
  Net interest income after provision for loan losses.......         16,500       16,356       15,968       15,161       13,951
Noninterest income..........................................          3,566        4,034        4,145        2,835        2,457
Noninterest expense.........................................         14,662       14,484       13,530       11,870       11,069
                                                                 ----------   ----------   ----------   ----------   ----------
  Income before income taxes................................          5,404        5,906        6,583        6,126        5,339
Provision for income tax expense............................            679        1,206        1,383        1,426        1,139
                                                                 ----------   ----------   ----------   ----------   ----------
  Net income................................................     $    4,725   $    4,700   $    5,200   $    4,700   $    4,200
                                                                 ==========   ==========   ==========   ==========   ==========

CONDENSED STATEMENTS OF FINANCIAL POSITION:
Investment securities.......................................     $  118,756   $  105,248   $  124,203   $  120,357   $   71,246
Net loans...................................................        377,864      354,356      319,830      307,102      294,245
Other assets................................................         31,702       49,848       42,385       32,899       54,249
                                                                 ----------   ----------   ----------   ----------   ----------
  Total assets..............................................     $  528,322   $  509,452   $  486,418   $  460,358   $  419,740
                                                                 ==========   ==========   ==========   ==========   ==========

Deposits....................................................     $  478,484   $  459,466   $  437,213   $  416,205   $  378,721
Long-term debt..............................................                                                                 36
Other liabilities...........................................          2,520        3,445        3,872        3,305        3,365
Stockholders' equity........................................         47,318       46,541       45,333       40,848       37,618
                                                                 ----------   ----------   ----------   ----------   ----------
  Total liabilities and stockholders' equity................     $  528,322   $  509,452   $  486,418   $  460,358   $  419,740
                                                                 ==========   ==========   ==========   ==========   ==========

PER SHARE DATA:
Net income..................................................     $     2.50   $     2.45   $     2.65   $     2.37   $     2.11
Cash dividends declared.....................................           0.88         0.88         0.82         0.74         0.70
Stockholders' equity........................................     $    25.38   $    24.41   $    23.31   $    20.67   $    18.95
Cash dividends declared as a percentage of net income.......          35.09%       35.89%       30.83%       31.23%       33.21%
Average common shares outstanding...........................      1,890,960    1,921,063    1,960,140    1,984,180    1,995,834

SELECTED RATIOS (BASED ON AVERAGE BALANCES):
Net income as a percentage of total assets..................           0.92%        0.93%        1.10%        1.07%        1.03%
Net income as a percentage of stockholders' equity..........           9.97        10.23        11.99        11.82        11.72
Stockholders' equity as a percentage of total assets........           9.19         9.14         9.13         9.02         8.81
Tier I capital as a percentage of adjusted total assets.....           8.75         8.66         8.77         8.82         8.71
Net interest income as a percentage of earning assets.......           3.76         3.80         4.09         4.08         4.04
Loans, net, as a percentage of deposits.....................          80.34%       76.43%       74.33%       75.41%       79.17%

SELECTED RATIOS AND DATA (BASED ON PERIOD END BALANCES):
Tier I capital as a percentage of risk-weighted assets......          11.36%       11.92%       12.93%       12.80%       12.85%
Total capital as a percentage of risk-weighted assets.......          12.33        12.90        14.10        13.86        14.04
Allowance for loan losses as a percentage of loans, net.....           1.01%        1.00%        1.16%        1.04%        1.10%
Full-time equivalent employees..............................            205          203          196          182          169
Locations...................................................             17           17           16           14           14

Note: Average balances were calculated using average daily balances. Average balances for loans include nonaccrual loans. Tax-equivalent adjustments were calculated using the prevailing statutory rate of 34.0 percent.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Management's Discussion and Analysis appearing on the following pages should be read in conjunction with the Consolidated Financial Statements beginning on page 120 and Management's Discussion and Analysis 2003 versus 2002 beginning on page 168.

FORWARD-LOOKING DISCUSSION:

Certain statements in this Form 10-K are forward-looking statements that involve numerous risks and uncertainties. The following factors, among others, may cause actual results to differ materially from projected results:

Local, domestic and international economic and political conditions and governmental monetary and fiscal policies affect banking both directly and indirectly. Inflation, recession, unemployment, volatile interest rates, tight money supply, real estate values, international conflicts and other factors beyond our control may also adversely affect our future results of operations. Our management team, consisting of the Board of Directors and executive officers, expects that no particular factor will affect the results of operations. Downward trends in areas such as real estate, construction and consumer spending may adversely impact our ability to maintain or increase profitability. Therefore, we cannot assure the continuation of our current rates of income and growth.

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

CRITICAL ACCOUNTING POLICIES:

Our financial statements are prepared in accordance with United States generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires us to establish critical accounting policies and make accounting estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during those reporting periods.

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

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

We monitor the adequacy of the allocated portion of the allowance quarterly and adjusts the allowance for any deficiencies through normal operations. This self-correcting mechanism reduces potential differences between estimates and actual observed losses. In addition, the unallocated portion of the allowance is examined quarterly to ensure that it remains relatively constant in relation to the total allowance unless there are changes in the related criteria that would indicate a need to either increase or decrease it. The determination of the allowance for loan loss level is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Accordingly, we cannot ensure that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required resulting in an adverse impact on operating results.

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

For a further discussion of our critical account policies, refer to the note entitled, "Summary of significant accounting policies," in the Notes to Consolidated Financial Statements to this Annual Report. This note lists the significant accounting policies used by us in the development and presentation of our financial statements. This Management's Discussion and Analysis, the Notes to the Consolidated Financial Statements and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for the understanding and valuation of our financial position, results of operations and cash flows.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

OPERATING ENVIRONMENT:

The United States economy expanded at its fastest pace in five years, as the gross domestic product ("GDP"), the value of all goods and services produced in the Nation rose, 4.4 percent in 2004. Accommodative monetary and fiscal policy, coupled with higher corporate earnings and an improved labor market, led to solid gains in both business and consumer spending. At the beginning of 2004, economic data suggested that the expansion had taken a firm hold and the risk of disinflation had disappeared. With this positive news, the Federal Open Market Committee ("FOMC") modified their monetary stance to suggest that policy tightening may be imminent. By mid-year, employment conditions improved and consumer price inflation moved higher. As a result, at their meeting on June 29, 2004, the FOMC began to reduce the level of monetary accommodation with a 25 basis point increase in the target rate for federal funds. In addition, the FOMC suggested that further tightening would occur in measured increments throughout the remainder of 2004 and continue into 2005. By year-end 2004, the federal funds target rate had risen, in 25 basis point increments a total of five times, to 2.25 percent.

Consumer spending, which had been the mainstay of economic growth in recent years, grew substantially in 2004. Improved employment conditions bolstered consumer confidence. In addition, higher disposable personal income ("DPI") and wealth appreciation impacted the level at which consumers spent. DPI gained 3.9 percent in 2004. Fiscal stimulus enacted in 2003 resulted in larger tax refunds and lower payments at the beginning of the year. At the end of the year, income surged as consumers received an early holiday present when Microsoft paid a special dividend of $32.0 billion. Household wealth was also an important force that influenced spending. Higher equity values, coupled with growing home prices, led to a sharp increase in the ratio of household net worth to disposable income. All of these factors combined led to a 3.8 percent increase in consumer spending.

Fueled by higher sales numbers, stronger corporate profits and fiscal stimulus, business investment rose for the second consecutive year. Tax incentives, which allowed for the partial expensing of new equipment and software installed by the end of 2004, influenced the 13.5 percent increase in business spending for equipment and software. Nonresidential construction spending moved up 1.3 percent in 2004, after declining 5.6 percent and 17.8 percent in 2003 and 2002. In total, business spending rose 10.6 percent in 2004, following a 3.3 percent increase in 2003. Moreover, businesses increased their inventories for the first time since 2001. This factor alone contributed 25 basis points to GDP.

With corporate profits growing, businesses began adding to their payrolls. The creation of new jobs led to a decrease in the National unemployment

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

rate to 5.4 percent in 2004 from 5.7 percent in 2003, as the labor force participation rate remained constant at 66.0 percent. Jobs were added in all major industry groups, including the manufacturing sector, which added 13,000 jobs. Employment in this sector had been steadily declining since 2000. The largest job gains were in the service producing industries. Professional and business services added 491,000 new jobs, while employment additions in education and health services and leisure and hospitality industries were 421,000 and 387,000. Both productivity and labor costs increased in 2004. The
2.5 percent increase in productivity, slightly under the average of 4.0 percent experienced over the past three years, was largely due to the effective use of earlier acquired capital equipment. Past productivity gains were due mostly to technological improvements. A 6.9 percent increase in annual benefit costs in 2004 was the major factor leading to a 3.7 percent rise in total compensation costs, while wages and salaries increased at a moderate 2.4 percent pace.

National, Pennsylvania and our market area's seasonally adjusted unemployment rates at December 31, 2004 and 2003, are summarized as follows:

DECEMBER 31                                                                 2004       2003
----------------------------------------------------------------------     ------     ------
National..............................................................      5.4%       5.7%
Pennsylvania..........................................................      5.6        5.2
Lackawanna County.....................................................      5.9        5.1
Monroe County.........................................................      7.7        6.8
Susquehanna County....................................................      7.3        6.3
Wayne County..........................................................      6.7        4.9
Wyoming County........................................................      6.8%       5.1%

Contrary to the Nation, employment conditions in the Commonwealth of Pennsylvania and all counties in our market area deteriorated in 2004 compared to last year. In addition, the seasonally adjusted unemployment rate in the Scranton/Wilkes-Barre metro area of 6.7 percent ranked as one of the highest in Pennsylvania, just under the Johnstown and Williamsport areas. Furthermore, the civilian labor force in this area declined by 9,800 people or 3.2 percent, while the number of jobs available declined by 5,600.

In comparison to other states, Pennsylvania is ranked as one of the least business-friendly states with regard to taxes, litigation, healthcare and labor laws. In addition, the Commonwealth has severely fallen behind other states in actively pursuing new business and job growth. Recently, in order to reverse this alarming trend, the Pennsylvania Chamber of Business and Industry unveiled a broad-reaching jobs creation plan, which calls for reform in regard to the areas mentioned above. The plan recognizes that jobs creation does not specifically come from state government, but from a

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

free market and competitive business climate. In cooperation with this plan, Pennsylvania Governor Edward G. Rendell, in his recent budget address, called for a reduction in the corporate net income tax and a continuation of the phase-out of the capital stock tax and franchise tax in order to make Pennsylvania's business tax system more competitive.

Despite the downturn in employment conditions, we anticipate an overall improvement in the business climate within our market area in 2005. According to Penn Northeast, an economic development group overseeing five area counties, there was a 30.0 percent increase in activity for businesses seeking to relocate to Northeastern Pennsylvania. The increase in activity, which is attributed to collaboration of marketing efforts between area chambers of commerce, is expected to continue into 2005 and 2006. In addition, Governor Rendell has made city revitalization a cornerstone of his agenda and has backed it up with monetary resources. Scranton Mayor Chris Doherty has, in turn, focused on revitalizing downtown Scranton, particularly Lackawanna Avenue. A $20.0 million project is designed to renovate existing buildings with ground level retail stores, galleries and restaurants, loft housing and a pedestrian park. Southern Union Co., a utility company, is also scheduled to open its new corporate headquarters on Lackawanna Avenue in the Spring of 2005.

The banking industry again reported improved net income in 2004. However, the increase in earnings was significantly less than that reported for the previous two years. Net income for all Federal Deposit Insurance Corporation ("FDIC")-insured commercial banks rose 2.2 percent in 2004, compared to 14.1 percent in 2003. Profits of larger institutions were hindered by merger-related costs. However, earnings of smaller community banks, which were stifled last year by interest margin compression, rose 5.1 percent in 2004. Commercial banks experienced strong balance sheet growth. Total assets for all FDIC-insured commercial banks grew 10.7 percent in 2004. Much of the growth was concentrated in large banks with assets greater than $10.0 billion. This group recorded asset growth of 13.6 percent. However, smaller community banks also recorded solid balance sheet growth of 4.8 percent. Earning assets for all FDIC-insured institutions grew 11.4 percent. Deposit growth kept pace with an 11.2 percent increase. Interest-bearing deposits grew 11.5 percent, while noninterest-bearing deposits rose 9.9 percent. Asset quality for the banking industry improved for the second consecutive year. All major loan categories, including consumer credit, showed improvement which led to a 20.4 percent reduction in nonperforming loans. In addition, total nonperforming assets, as a percentage of total assets, for all FDIC-insured commercial banks improved to 0.55 percent at December 31, 2004, from 0.77 percent at the end of 2003. Although equity capital increased 22.9 percent, these institutions reported lower risk-based capital ratios due to growth in assets with a higher risk rating. The Tier I and Total risk-based capital ratios were

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

10.0 percent and 12.6 percent at December 31, 2004, compared to 10.1 percent and
12.7 percent at the end of 2003. In addition, the Leverage ratio for these banks decreased from 7.9 percent at year-end 2003 to 7.8 percent at the close of 2004.

As previously mentioned, earnings growth for all FDIC-insured commercial banks, although increasing 2.2 percent in 2004, was slower than that experienced in the previous two years. Net income for these banks increased $2.3 billion to $104.7 billion in 2004, compared to $102.4 billion in 2003. Higher net interest income and reduced loan loss provisions were almost entirely offset by increased noninterest expense and lower noninterest income and gains on the sale of securities. Strong earning asset growth was able to offset a 21 basis point decline in the net interest margin and resulted in a 4.1 percent increase in net interest income. Asset quality improvement led to a 23.1 percent reduction in net charge-offs, which correspondingly caused these banks to reduce provisions by 24.8 percent. Hindering these positive impacts was a 4.7 percent increase in noninterest expense, resulting from recent large bank mergers, a 1.3 percent reduction in noninterest income and a 34.5 percent decrease in gains realized on investment security sales. In addition, earnings growth did not keep pace with balance sheet growth. As a result, return on average assets ("ROAA") and return on average equity ("ROAE") for these institutions weakened. These banks reported ROAA of 1.31 percent and ROAE of 13.82 percent in 2004 compared to 1.40 percent and 15.31 percent in 2003.

Contrary to the results for the overall banking industry, FDIC-insured commercial banks located in Pennsylvania recorded a reduction in earnings for the fourth consecutive year. For these banks, net income declined $160.0 million or 6.5 percent in 2004, after decreasing $157.0 million or 6.0 percent in 2003. Higher levels of noninterest expense outweighed increased net interest income and noninterest income, and lower provisions. ROAA and ROAE for insured Pennsylvania banks decreased to 1.22 percent and 14.28 percent in 2004 from 1.38 percent and 15.69 percent in 2003. For Pennsylvania banks, net interest income grew 6.6 percent in 2004. Similar to all FDIC-insured commercial banks, the increase was due to earning asset growth not margin improvement. Earning assets for Pennsylvania banks grew 13.5 percent, which was able to offset a 21 basis point decrease in the net interest margin. Fee income rose $298.3 million or 6.3 percent in 2004. However, as a percentage of earning assets, fee income declined to 2.93 percent in 2004 from 3.13 percent in 2003. Asset quality for Pennsylvania banks improved, and as a result, these banks lowered their provisions by 52.1 percent. However, these positive impacts to earnings were not enough to offset an 11.6 percent increase in noninterest expense in 2004, as Pennsylvania banks were not successful with cost containment initiatives.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

For the most part, equity markets advanced in 2004. However, the gain was not to the extent of 2003. The Dow Jones Industrial Average and the Standard & Poor's ("S&P") 500, posted more subdued total return gains of 3.2 percent and 9.0 percent in 2004, compared to 25.3 percent and 26.4 percent in 2003. In addition, The NASDAQ Stock Market(R) Composite rose 8.6 percent in 2004 compared to 50.0 percent in 2003, which indicated growth in technology stock values had moderated. Bank stocks outperformed the S&P 500 for the fifth consecutive year, as evidenced by an increase in The NASDAQ Bank Index Composite of 11.0 percent in 2004. Higher corporate profits and equity values, coupled with greater confidence in the economy led to a more than 50.0 percent increase in the volume of merger and acquisition deals announced in the United States and 41.0 percent increase in global transactions. Several of the largest deals announced were in the financial services industry including Wachovia-South Trust with a deal value of $14.2 billion and Citizens Financial-Charter One Financial with a deal value of $10.5 billion. With regard to the entire banking industry, the number of mergers and acquisitions announced increased 12.2 percent. Deal values also increased, as both the median price-to-earnings and the median price-to-tangible book value rose. Merger and acquisition activity is expected to remain strong in 2005 as businesses gain confidence in this arena once again.

Economic expansion is expected to continue throughout 2005, fueled by solid consumer and business spending. Although core consumer prices have edged up recently, overall inflation appears to be in check. Employment conditions are expected to remain stable. Due to the stability of economic conditions, the FOMC has indicated that short-term interest rates will continue to rise at a measured pace over the course of 2005. Subsequent to year-end 2004, the FOMC has increased the federal funds target rate a total of 50 basis points through two separate 25 basis point steps.

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

On January 20, 2005, we received authorization from the Commonwealth of Pennsylvania Department of Banking to close and transfer the assets and liabilities from our Factoryville, Pennsylvania branch to other closely located branches. In 1997, we acquired this branch from a significantly larger financial institution in our market area. At the time, we believed that we would be able to build market share because of the close proximity of our other branches and our knowledge of the local community. Since that time, regardless of significant marketing efforts, we have been unable to increase the volume of loans and deposits at this branch. We attribute our inability to grow this branch to a
20.0 percent decline in the population and lack of business activity within this market area. As a result of the deficient growth, this branch continues to be unprofitable and adversely influences our overall profitability. We performed an extensive analysis, which included hiring an independent consultant, and concluded that closing this branch would improve our annual pre-tax net income by an estimated $170. The closure and transfer of the assets and liabilities of this branch will be effective April 1, 2005.

For a discussion on the recent SFAS issued by the FASB related to exit or disposal activities refer, to the note entitled, "Summary of significant accounting policies-Disposal activities," in the Notes to Consolidated Financial Statements to this Annual Report.

In recent years, our profitability has not grown to the same extent as our balance sheet. In 2001, we decided to grow the bank by initiating a plan to open a series of new community banking offices located in more populated urban areas with a higher concentration of commercial activity. The addition of these offices successfully added approximately $88.2 million in loans, net of unearned income, and $61.1 million in deposits over the past three years. This action also effected noninterest expense as the new locations required us to recognize greater costs associated with staffing and operating these new facilities. All of the offices became profitable in 2004 and we expect them to make a greater contribution to our net income as they continue to grow. However, this growth had an adverse effect on our ROAA and ROAE. During 2004, we began forging intermediate- and long-term strategic actions to reverse this declining trend. As a result of these actions we will:

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

      - Increase net income through the previously mentioned closure of our Factoryville branch.

      - Generate additional noninterest revenue by offering new overdraft protection alternatives to our customers. These new alternatives include an automatic transfer from a savings account for a daily fee and implementing an overdraft privilege program for certain individual and sole proprietor customers. The automatic transfer from a savings account became available on January 1, 2005, and the overdraft privilege program became effective March 2, 2005. We are estimating a 3.0 percent increase in after-tax net profit from these new offerings.

      - Sell our merchant services portfolio as part of an asset purchase and revenue sharing agreement with a third party. As part of this alliance, in addition to a one-time gain on the sale of the portfolio, we would receive on-going referral fees and residual payments on net revenue for each merchant contract. This sale was completed on March 1, 2005. We anticipate a 3.5 percent increase in after-tax net profit in the first year resulting from the sale.

      - Expand abstract services offered to customers to include title insurance on commercial mortgages. This service will become available on April 1, 2005.

      - Intensify our efforts directed toward commercial entities, especially those located in our newly developed market areas, through an expansion of our commercial relationship officer network.

      - Expand our branch network into the Greater Wilkes-Barre area of Luzerne County. Wilkes-Barre and the surrounding area is the second largest urban market in Northeastern Pennsylvania.

In addition to these initiatives mentioned above, we will continue our on-going strategic focus, which involves growing our commercial loan and deposit portfolios, as well as maintaining a strong individual customer base, while providing both types of customers with superior, personalized and comprehensive financial services. We believe these initiatives will improve our long-term profitability.

As a commercial bank, many factors impacted our operations in 2004. These factors included a shift in monetary policy, rising market interest rates, stronger equity markets, intensifying competition within our market area, and weaker employment conditions in our five-county radius. As a result of these factors, recent trends of strong deposit growth and falling earning asset yields and fund costs began changing, as the year progressed.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Despite these influences, we continued to record strong balance sheet growth, as total assets grew $18.9 million or 3.7 percent to $528.3 million at December 31, 2004, from $509.4 million at the end of 2003. Loan growth, primarily funded by deposit gathering activities, remained strong and mainly accounted for the increase in total assets. Total assets averaged $515.9 million in 2004, an increase of $13.0 million or 2.6 percent compared to 2003. As a percentage of average total assets, average earning assets equaled 94.7 percent in 2004 and
94.5 percent in 2003. Although the yield on earning assets declined 24 basis points to 5.65 percent, the decline was not to the same magnitude as exhibited in the past two years, which was nearly four times this amount.

Loans, net of unearned income, grew $23.8 million or 6.6 percent to $381.7 million at December 31, 2004, from $357.9 million at year-end 2003. Loans averaged $374.1 million in 2004, and represented 76.6 percent of average earning assets. In comparison, loans averaged $346.6 million in 2003 and represented
72.9 percent of earning assets. Our focus on developing commercial business relationships continued to influence the composition of our loan portfolio. Commercial business development directly led to a 14.9 percent increase in business loans, including commercial loans, commercial mortgages and commercial lease financing. The commercial portfolio represented 67.4 percent of our total loan portfolio at December 31, 2004, compared to 62.6 percent at the end of 2003. Despite the continued strength of the housing market, the refinancing boom experienced in 2003 and 2002 ended. This significantly reduced activity in our secondary mortgage division. Although the FOMC began tightening monetary policy mid-year, interest rates remained relatively low throughout 2004. As a result, the tax-equivalent yield on our loan portfolio decreased 63 basis points to 6.12 percent in 2004 from 6.75 percent in 2003.

Total deposits grew $19.0 million or 4.1 percent from the previous year-end. Deposit growth, although still strong, subsided slightly in 2004 as compared to recent years. Stronger equity markets and rising interest rates lead depositors to begin seeking other investment alternatives. As a result, we experienced a slight decrease in personal deposit accounts. However, business development in the commercial sector proved successful as nonpersonal accounts rose 19.1 percent. In addition, the shift in direction of monetary policy affected the cost of our deposits. Although our deposit costs declined 21 basis points in 2004, this decrease was not as great as that experienced in recent years.

Stockholders' equity improved $0.8 million to $47.3 million or $25.38 per share at December 31, 2004, compared to $46.5 million or $24.41 per share at December 31, 2003. Net income of $4.7 million was the primary factor contributing to the improvement.

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

INVESTMENT PORTFOLIO:

Primarily, our investment portfolio provides a source of liquidity needed to meet expected loan demand and generates a reasonable return in order to increase our profitability. Additionally, we utilize the investment portfolio to meet pledging requirements and reduce income taxes. Our investment portfolio primarily consists of short-term U.S. Government-sponsored agency securities and collateralized mortgage obligations ("CMOs") of U.S. Government-sponsored agencies, which provide a source of liquidity, and intermediate-term, tax-exempt state and municipal obligations, which mitigate our income tax burden.

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

As previously mentioned, at the beginning of 2004, the FOMC changed their monetary policy stance and by mid-year began steadily increasing the target federal funds rate over the remainder of the year. Over the first half of 2004, U.S. Treasury yields started moving upward in anticipation of the first 25 basis point movement on June 29, 2004. During the remainder of the year, short-term U.S. Treasury yields continued to rise correspondingly

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

with actual and expected policy tightening. However, longer-term U.S. Treasury yields reacted conversely with policy changes and fell during the second half of 2004. Since our investment portfolio primarily consists of fixed-rate bonds, changes in market interest rates have a substantial influence on the fair value of the portfolio. Specifically, the parts of the yield curve most closely related to our investments include the two-year and ten-year U.S. Treasuries, which affect the values of our U.S. Government-sponsored agency securities, mortgage-backed securities, including CMOs, and other short-term investments, and tax-exempt state and municipal obligations. The yield on the two-year U.S. Treasury, which started the year at 1.84 percent, rose 86 basis points to 2.70 percent on June 30, 2004. The yield on the ten-year U.S. Treasury increased as well, by 35 basis points from 4.27 percent at year-end 2003 to 4.62 percent at the close of the first half of 2004. Over the second half of the year, the yield on the two-year U.S Treasury rose another 38 basis points and closed 2004 at
3.08 percent, 124 basis points higher than the previous year-end. The yield on the ten-year U.S. Treasury reacted differently. This yield fell 38 basis points by December 31, 2004, 3 basis points lower than the end of 2003. As previously mentioned, bond prices react inversely to yields. As a result, we experienced a decline of $878 in the aggregate market value of our investment portfolio, as the majority of our holdings are short-term. Consequently, 73.3 percent of the decline in value was due to decreases of $288 in the market value of U.S. Government agency securities and $356 in that of mortgage-backed securities. In addition, the market values of our taxable and tax-exempt state and municipal obligations decreased by $88 and $170, despite the 3 basis point decrease in the yield on the ten-year U.S. Treasury. The depreciation in value of our tax-exempt municipal portfolio can be explained by an increase in the differential that existed between supply and demand in the municipal market at the end of 2004 compared to one year earlier. As a result, municipal securities were priced lower at December 31, 2004.

We reported net unrealized holding gains, included as a separate component of stockholders' equity, of $1,534, net of income taxes of $790, at December 31, 2004, and $2,113, net of income taxes of $1,089, at December 31, 2003. We realize additional increases in interest rates could negatively impact the market value of our investments and our capital position. In order to monitor the potential effects a rise in interest rates could have on the value of our investments, we perform stress test modeling on the portfolio. Stress tests conducted on our portfolio at December 31, 2004, indicated that should general market rates increase by 100, 200 and 300 basis points, we would anticipate declines of 2.1 percent, 4.3 percent and 6.5 percent in the market value of our portfolio. Our IRR exposure with regard to market value depreciation improved slightly in comparison to the previous year-end. At December 31, 2003, we anticipated market value depreciation of 2.7 percent, 5.7 percent and 8.7 percent given the same rate shocks.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

In addition to monitoring the effects interest rate changes have on the value of our investments, we measure how our cash receipts from principal repayments on our mortgage-backed securities will change given rate fluctuations of plus or minus 100 basis points. Based on our investment portfolio at December 31, 2004, we expect to receive $8.3 million from repayments in 2005 if rates do not change. If rates go up 100 basis points from their current level, we expect repayments to decrease to $6.2 million. Conversely, if rates go down 100 basis points from their current level, we expect repayments to increase to $10.5 million.

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

Total return is a comprehensive industry-wide approach measuring investment portfolio performance. This measure is superior to measuring performance strictly on the basis of yield since it not only considers income earned similar to the yield approach, but also includes the reinvestment income on repayments and capital gains and losses, whether realized or unrealized. The total return on our investment portfolio improved slightly to 3.5 percent in 2004, from 3.3 percent in 2003, which was comparable to the performance of the Lehman Brothers' aggregate-bond index, a benchmark used by most investment managers. This index scored a total return of 3.9 percent in 2004. However, our investment portfolio's total return was lower than the average total return for the eight community banks located in our market area of 4.3 percent. Based on a study from an independent national investment performance ranking company, our investment portfolio ranked in the upper half of all FDIC-insured bank holding companies with respect to total return over the previous 12 months.

Similar to the approach taken in assessing our performance with respect to return, we evaluate our risk in comparison to all other financial institutions. Risk is assessed by quantifying the average life of the investment portfolio as compared to U.S. Treasury securities. Average life is derived from the volatility of our total return to that of U.S. Treasury securities over a one-year time horizon. This risk measure weakened to 2.1 years in 2004 from 0.8 years in 2003, however, we continue to rank in the upper half of all FDIC-insured bank holding companies with regard to low risk, according to the same independent ranking company. In addition, the risk associated with our portfolio was less than that of the same eight community banks, whose average life for their portfolios was 3.4 years.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

This longer comparable average life of the peer group's investment portfolio explains why their total return exceeded our total return in 2004. In general, the total return of an investment portfolio would be expected to increase as the average life of the portfolio increases.

Loan demand subsided somewhat in the third and beginning of the fourth quarters of 2004. However, deposit gathering remained strong during these periods. In addition, we continued to draw liquidity through repayments of mortgage-backed securities and the maturities of U.S. Government-sponsored agency securities. The excess liquidity not used to fund loans was redirected back into the investment portfolio. As a result, our holdings of investment securities increased $13.6 million to $118.8 million at December 31, 2004, from $105.2 million at December 31, 2003. The composition of our investment portfolio changed during 2004, as mortgage-backed securities comprised only 17.9 percent of the portfolio at year-end compared to 33.4 percent at the end of 2003. The majority of securities purchased in 2004 were bonds issued by U.S. Government-sponsored agencies, which increased the percentage of these type of instruments to 37.6 percent of our total portfolio at December 31, 2004, compared to 15.6 percent at the end of the previous year. With the expected increase in general market rates, we chose to invest in short-term bullet securities rather than mortgage-backed securities due to their greater cash flow stability.

The investment portfolio averaged $103.3 million and equaled 21.2 percent of average earning assets in 2004, compared to $112.8 million and 23.7 percent in 2003. Due primarily to a 51 basis point increase in the yield on taxable investments, the tax-equivalent yield on the investment portfolio rose 47 basis points to 4.40 percent in 2004 from 3.93 percent in 2003.

The carrying values of the major classifications of available-for-sale securities as they relate to the total investment portfolio for the past five years are summarized as follows:

DISTRIBUTION OF INVESTMENT SECURITIES AVAILABLE-FOR-SALE

                                       2004             2003             2002             2001             2000
                                 ---------------  ---------------  ---------------  ---------------  --------------
DECEMBER 31                       AMOUNT    %      AMOUNT    %      AMOUNT    %      AMOUNT    %     AMOUNT    %
------------------------------   -------- ------  -------- ------  -------- ------  -------- ------  ------- ------
U.S. Treasury securities......                                                                       $ 3,001   4.21%
U.S. Government agencies......   $ 44,645  37.59% $ 16,377  15.56% $ 10,350   8.33% $  1,067   0.89%   1,025   1.44
State and municipals:
  Taxable.....................     16,898  14.23    17,051  16.20
  Tax-exempt..................     34,605  29.14    34,788  33.05    35,003  28.18    41,790  34.72   20,075  28.18
Mortgage-backed securities....     21,281  17.92    35,099  33.35    77,579  62.46    75,558  62.78   45,269  63.54
Equity securities:
  Restricted..................      1,153   0.97     1,783   1.70     1,149   0.93     1,833   1.52    1,784   2.50
  Other.......................        174   0.15       150   0.14       122   0.10       109    .09       92   0.13
                                 -------- ------  -------- ------  -------- ------  -------- ------  ------- ------
    Total.....................   $118,756 100.00% $105,248 100.00% $124,203 100.00% $120,357 100.00% $71,246 100.00%
                                 ======== ======  ======== ======  ======== ======  ======== ======  ======= ======

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

No securities were sold in 2004. We received proceeds from the sale of available-for-sale investment securities of $19.0 million in 2003. Net gains recognized on the sale of investment securities in 2003 totaled $13. The securities sold were comprised entirely of short-term bonds of U.S. Government-sponsored agencies. These securities were sold for liquidity purposes in order to fund loans to tax-exempt local municipal authorities that offered comparably higher yields. Repayments from investment securities totaled $18.2 million in 2004 and $60.0 million in 2003. The decrease in repayments resulted from the lower volume of mortgage-backed securities.

We purchased a total of $33.5 million in investment securities in 2004. The shift in the rate environment to one of rising rates posed potential IRR and liquidity concerns for our investment portfolio, and influenced our investment purchases in 2004. In order to minimize our exposure to potentially severe IRR and cash flow timing risk in the future due to rising interest rates, we limited our purchases primarily to short-term, single-maturity bonds of U.S. Government-sponsored agencies. The short-term maturities reduce our exposure to IRR, while single-maturity bonds ensure the certainty of cash flows compared to mortgage-backed securities. Cash flows of mortgage-backed securities have a tendency to extend into the future in a rising rate environment, thereby creating possible liquidity strains as well as increasing IRR. The weighted-average life of the U.S. Government-sponsored agency securities purchased in 2004 was 0.8 years, with scheduled maturity dates occurring at constant intervals over the next 24 months.

At December 31, 2004, investment securities with an amortized cost of $37.4 million were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. At December 31, 2003, the amortized cost of pledged securities equaled $36.3 million. The fair value of such securities equaled $37.4 million at December 31, 2004, and $36.9 million at December 31, 2003.

The maturity distribution of the amortized cost, fair value and weighted-average tax-equivalent yield of the available-for-sale portfolio at December 31, 2004, is summarized as follows. The weighted-average yield, based on amortized cost, has been computed for tax-exempt state and municipals on a tax-equivalent basis using the prevailing federal statutory tax rate of 34.0 percent. The distributions are based on contractual maturity with the exception of mortgage-backed securities, CMOs and equity securities. Mortgage-backed securities and CMOs are presented based upon estimated cash flows, assuming no change in the current interest rate environment. Equity securities with no stated contractual maturities are included in the "After ten years" maturity distribution. Expected maturities may differ from contractual maturities, or estimated maturities

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

for mortgage-backed securities and CMOs, because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

MATURITY DISTRIBUTION OF AVAILABLE-FOR-SALE PORTFOLIO

                                                  AFTER ONE        AFTER FIVE
                                   WITHIN         BUT WITHIN       BUT WITHIN          AFTER
                                  ONE YEAR        FIVE YEARS        TEN YEARS        TEN YEARS           TOTAL
                               --------------   --------------   --------------   --------------   ---------------
     DECEMBER 31, 2004         AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD    AMOUNT   YIELD
-----------------------------  -------  -----   -------  -----   -------  -----   -------  -----   --------  -----
Amortized cost:
U.S. Government agencies.....  $31,642   2.10%  $13,227   2.51%                                    $ 44,869   2.22%
State and municipals:
  Taxable....................    2,915   1.57    14,372   2.70                                       17,287   2.51
  Tax-exempt.................      660   2.22     1,708   6.33   $10,301   7.95%  $19,280   7.54%    31,949   7.50
Mortgage-backed securities...    8,276   4.35    12,362   4.55       487   4.88        11   6.36     21,136   4.48
Equity securities:
  Restricted.................                                                       1,153   2.21      1,153   2.21
  Other......................                                                          38   8.67         38   8.67
                               -------          -------          -------          -------          --------
    Total....................  $43,493   2.49%  $41,669   3.34%  $10,788   7.81%  $20,482   7.24%  $116,432   4.12%
                               =======          =======          =======          =======          ========
Fair value:
U.S. Government agencies.....  $31,534          $13,111                                            $ 44,645
State and municipals:
  Taxable....................    2,904           13,994                                              16,898
  Tax-exempt.................      660            1,827          $11,154          $20,964            34,605
Mortgage-backed securities...    8,296           12,482              492               11            21,281
Equity securities:
  Restricted.................                                                       1,153             1,153
  Other......................                                                         174               174
                               -------          -------          -------          -------          --------
    Total....................  $43,394          $41,414          $11,646          $22,302          $118,756
                               =======          =======          =======          =======          ========

For a discussion of the recent Statements of Financial Accounting Standards ("SFAS"), consensus positions of the Emerging Issues Task Force and Staff Positions issued by the Financial Accounting Standards Board ("FASB") related to investment securities, refer to the note entitled, "Summary of significant accounting policies-Investment securities," in the Notes to Consolidated Financial Statements to this Annual Report.

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

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Many factors influenced loan demand in 2004. These factors include:

      -     Strong growth in corporate earnings;

      -     Favorable fiscal policy;

      -     Low interest rates;

      -     A strong housing market; and

      -     Improved employment conditions and higher disposable income.

Corporate profits, which began to rebound at the end of 2003, remained strong in 2004. The strong earnings, coupled with favorable fiscal and monetary policy, led to a 10.6 percent increase in business investment and caused inventories to grow. Tax incentives allowed businesses to partially expense new equipment and software installed by the end of 2004, resulting in a 13.5 percent increase in spending for these items. In addition, businesses began adding to inventories for the first time in three years and as a result, commercial lending strengthened in 2004. Commercial loans, including commercial real estate loans, for all FDIC-insured commercial banks grew $102.7 billion or 7.0 percent to $1,575.6 billion at December 31, 2004, from $1,472.9 billion at the end of the previous year. According to the "January 2005 Senior Loan Officer Opinion Survey on Bank Lending Practices," issued by the Board of Governors of the Federal Reserve System, 45.0 percent of United States banks reported greater demand for commercial and industrial loans and cited a greater need for inventory financing as the predominant reason for the increased demand.

Mortgage lending in 2004 reflected the strong housing market, which influenced the demand for traditional mortgages. The rate for a 30-year fixed-rate mortgage, which fluctuated over the year, closed 13 basis points lower at 5.75 percent at year-end 2004, compared to 5.88 percent one year earlier. In addition, home prices rose 11.7 percent over 2003. The low rates and strong home price appreciation led to a 9.4 percent increase in the sales of existing homes and an 8.9 percent increase in the sales of new homes. As a result, FDIC-insured commercial banks recorded growth in one-to-four family residential mortgages of $89.4 billion or 9.0 percent. Despite the growth, demand was tempered by a sharp decrease in refinancing activity. This resulted from having a substantially lower number of outstanding mortgages with interest rates that were above current market rates.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The composition of the loan portfsolio at year-end for the past five years is summarized as follows:

DISTRIBUTION OF LOAN PORTFOLIO

                                            2004              2003               2002               2001               2000
                                     ----------------   ----------------   ----------------   ----------------   ----------------
           DECEMBER 31                AMOUNT     %       AMOUNT     %       AMOUNT     %       AMOUNT     %       AMOUNT      %
-----------------------------------  --------  ------   --------  ------   --------  ------   --------  ------   ----------------
Commercial, financial and others...  $114,341   29.95%  $100,723   28.14%  $ 90,747   28.05%  $ 71,512   23.05%  $ 49,476   16.63%
Real estate:
  Construction.....................     6,704    1.76      2,983    0.83      5,398    1.67      5,285    1.70      3,546    1.19
  Mortgage.........................   230,555   60.40    222,621   62.20    193,012   59.65    195,915   63.13    205,771   69.16
Consumer, net......................    27,893    7.31     29,726    8.30     32,631   10.08     36,346   11.71     37,800   12.70
Lease financing, net...............     2,230    0.58      1,887    0.53      1,787    0.55      1,264    0.41        937    0.32
                                     --------  ------   --------  ------   --------  ------   --------  ------   --------  ------
  Loans, net of unearned income....   381,723  100.00%   357,940  100.00%   323,575  100.00%   310,322  100.00%   297,530  100.00%
                                               ======             ======             ======             ======             ======
Less: allowance for loan losses....     3,859              3,584              3,745              3,220              3,285
                                     --------           --------           --------           --------           --------
    Net loans......................  $377,864           $354,356           $319,830           $307,102           $294,245
                                     ========           ========           ========           ========           ========

As previously mentioned, an on-going strategic focus includes developing sound relationships with commercial businesses within our market area. As a result, we again experienced strong growth in business loans. However, the growth was not as strong as the 34.0 percent experienced in the previous year, due to increased competition and slower business growth in our market area. Business loans, including commercial loans, commercial mortgages and lease financing, grew $33.3 million or 14.9 percent to $257.4 million at year-end 2004 from $224.1 million at the end of 2003. Specifically, commercial real estate loans rose $19.3 million or 15.9 percent and commercial loans and leases grew $14.0 million or
13.6 percent. Residential mortgages, including construction loans, decreased $7.6 million or 7.4 percent, while consumer loans declined $1.8 million or 6.2 percent from year-end 2003 to year-end 2004. Overall, our loan portfolio grew $23.8 million or 6.6 percent to $381.7 million at December 31, 2004, from $357.9 million at December 31, 2003.

As previously mentioned, the 30-year mortgage rate fluctuated during 2004 and closed the year at 5.75 percent, 13 basis points under the closing rate of 2003. Mortgage activity, although still strong, was tempered due to the decrease in refinancing activity. We experienced a 55.1 percent decrease in the number of residential mortgages refinanced in 2004. Similarly, the volume of refinanced residential mortgages decreased $12.3 million or 53.7 percent. The number of mortgage refinancings totaled 131 with an aggregate dollar volume of $10.6 million in 2004, compared to 292, with an aggregate dollar volume of $22.9 million in 2003.

The decrease in refinancings significantly reduced the activity in our secondary mortgage banking program. Mortgages originated and subsequently sold in the secondary market decreased $33.2 million or 58.3 percent to $23.7 million in 2004, compared to $56.9 million in 2003. Net gains realized on the sale of these loans, included in noninterest income, were $577 in 2004 and $1,212 in 2003. Residential mortgage loans serviced for

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

the Federal National Mortgage Association totaled $97.8 million at December 31, 2004, an increase of $7.8 million or 8.7 percent from $90.0 million at the end of 2003. Serviced loans increased $33.9 million or 60.4 percent in 2003. Mortgage loans held for sale were $1.9 million at the end of 2004.

The loan portfolio averaged $374.1 million in 2004, an increase of $27.5 million or 7.9 percent compared to $346.6 million in 2003. Taxable loans averaged $22.3 million or 6.9 percent higher, while average tax-exempt loans increased $5.2 million or 23.7 percent. As a result of the strong loan demand, average loans, as a percentage of average earning assets, equaled 76.6 percent in 2004, compared to 72.9 percent in 2003.

The prime rate remained at a historic low of 4.00 percent for the first half of 2004. However, with the shift in monetary policy in the second half of the year the prime rate began increasing in 25 basis point increments corresponding with that of the federal funds target rate. At December 31, 2004, the prime rate was
5.25 percent, still low in comparison to historical data, but 125 basis points higher than at mid-year. The continued low rate environment caused a further decline in the tax-equivalent yield on our loan portfolio from 6.75 percent in 2003 to 6.12 percent in 2004. The greatest impact on loan yields occurred in the first quarter as the tax-equivalent yield declined 25 basis points to 6.12 percent from 6.37 percent in the fourth quarter of 2003. Loan yields remained relatively stable over the rest of the year, fluctuating within a range of plus or minus 12 basis points. The tax-equivalent yield on the loan portfolio was
6.17 percent in the second quarter, 6.05 percent in the third quarter and 6.13 percent in the fourth quarter. Interest rates are expected to steadily increase over 2005, and as a result, we anticipate the yield on our loan portfolio to rise as variable- and adjustable-rate loans reprice upward.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The maturity distribution and repricing information of the loan portfolio by major classification at December 31, 2004, is summarized as follows:

MATURITY DISTRIBUTION AND INTEREST SENSITIVITY OF LOAN PORTFOLIO

                                                      AFTER ONE
                                             WITHIN   BUT WITHIN   AFTER
            DECEMBER 31, 2004               ONE YEAR  FIVE YEARS FIVE YEARS   TOTAL
-----------------------------------------   --------  ---------- ----------  --------
Maturity schedule:
Commercial, financial and others ........   $ 49,924   $ 17,493   $ 46,924   $114,341
Real estate:
  Construction ..........................      6,704                            6,704
  Mortgage ..............................     16,945     51,800    161,810    230,555
Consumer, net ...........................     10,046     15,108      2,739     27,893
Lease financing, net ....................        811      1,419                 2,230
                                            --------   --------   --------   --------
    Total ...............................   $ 84,430   $ 85,820   $211,473   $381,723
                                            ========   ========   ========   ========
Repricing schedule:
Predetermined interest rates ............   $ 42,289   $ 69,771   $ 47,364   $159,424
Floating- or adjustable-interest rates       119,506    102,746         47    222,299
                                            --------   --------   --------   --------
    Total ...............................   $161,795   $172,517   $ 47,411   $381,723
                                            ========   ========   ========   ========

As previously mentioned, there are numerous risks inherent in the loan portfolio. We manage the portfolio by employing sound credit policies and utilizing various modeling techniques in order to limit the effects of such risks. In addition, we continuously monitor our liquidity position so that adequate funds are available to meet loan demand. Based on our asset/liability simulation model, we feel confident that loan demand can be facilitated through payments and prepayments on investments and loans, and increases in core deposits. We expect to receive approximately $127.9 million from repayments on loans and investment securities during 2005. In the event an unforeseen increase in loan demand arises, we could facilitate the demand by aggressively competing for deposits, by selling available-for-sale securities or by utilizing various credit products available through the Federal Home Loan Bank of Pittsburgh ("FHLB-Pgh").

In an attempt to limit IRR and liquidity strains, we continually examine the maturity distribution and interest rate sensitivity of the loan portfolio. As part of our asset/liability management strategy to reduce the amount of IRR in the loan portfolio, we price loan products to increase our holdings of adjustable-rate loans and reduce the average term of fixed-rate loans. Approximately 42.4 percent of the loan portfolio is expected to reprice within the next 12 months. Due to our continued focus on commercial lending activities, our holdings of adjustable-rate loans increased $27.9 million or 14.4 percent in 2004. Adjustable-rate loans totaled $222.3 million and represented 58.2 percent of the loan portfolio at December 31, 2004, compared to $194.4 million or 54.3 percent at the end of 2003. Fixed-rate loans decreased $4.1 million to $159.4 million at December 31, 2004, from $163.5 million at December 31, 2003.

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commercial letters of credit are conditional commitments issued by us to support customers in the purchase of commercial goods. These letters of credit are guarantees of funding and do not obligate us to make payments to the guaranteed party. These letters of credit are automatically renewable upon their anniversary date unless canceled by us prior to that date.

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

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The contractual amounts of off-balance sheet commitments at year-end for the past five years are summarized as follows:

DISTRIBUTION OF OFF-BALANCE SHEET COMMITMENTS

                      DECEMBER 31                           2004      2003     2002     2001     2000
--------------------------------------------------------   -------  -------  -------  -------  -------
Commitments to extend credit............................   $49,504  $44,025  $48,478  $28,726  $25,873
Unused portions of home equity and credit card lines....    12,776    9,806    6,892    5,464    3,904
Commercial letters of credit............................     9,062    2,255      986    1,007    1,278
                                                           -------  -------  -------  -------  -------
  Total.................................................   $71,342  $56,086  $56,356  $35,197  $31,055
                                                           =======  =======  =======  =======  =======

These commitments are generally issued for one year or less and often expire unused in whole or in part by the customer. We record an allowance for credit losses, if deemed necessary, separately as a liability. No allowance was deemed necessary at December 31, 2004 and 2003. We do not anticipate that losses, if any, that may occur as a result of funding off-balance sheet commitments, would have a material adverse effect on our operating results or financial position.

ASSET QUALITY:

The favorable interest rate environment was the main factor leading to a 3.8 percent decline in the number of bankruptcy cases filed in the United States in 2004. Low interest rates, coupled with less stringent lending standards, made debt service requirements more manageable for businesses. In the consumer sector, low mortgage rates enabled homeowners to use home equity to pay down other household debt. As a result, according to data released by the Administrative Office of the U.S. Courts, both the number of personal and businesses filing for bankruptcy decreased in 2004. Personal bankruptcy cases filed nationally for the 12 months ended December 31, 2004, dropped 3.8 percent from the previous year, while the number of businesses filing for bankruptcy in the United States declined by 2.1 percent. Similar to the National results, the Commonwealth of Pennsylvania also experienced a decline in bankruptcy filings. However, this was not the case in Northeastern Pennsylvania, according to the Administrative Office of the U.S. Courts, the total number of bankruptcies filed in our district increased by 1.3 percent in 2004. The number of non-business filings in this district increased by 158 cases or 1.2 percent and the number of business filings rose by 18 cases or 6.4 percent.

These favorable credit conditions led to a significant improvement in asset quality for the banking industry. Asset quality for all FDIC-insured commercial banks improved as evidenced by a $10.8 billion or 20.4 percent decrease in nonperforming loans and leases to $42.1 billion at December 31, 2004, from $52.9 billion at year-end 2003. The majority of the improvement resulted from a 38.3 percent reduction in nonperforming commercial and industrial loans, coupled with decreases of 14.1 percent in commercial mortgage loans and 6.4 percent in consumer loans. For all commercial banks,

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

the ratio of nonperforming assets to total assets improved from 0.77 percent at the end of 2003 to 0.55 percent at year-end 2004. In addition, net charge-offs, as a percentage of loans outstanding, improved from 0.89 percent in 2003 to 0.63 percent in 2004. Asset quality also strengthened for Pennsylvania commercial banks. The ratio of nonperforming assets to total assets improved to 0.34 percent at December 31, 2004, from 0.50 percent at December 31, 2003.

Despite the improvement in asset quality, the recent shift in monetary policy and the inflation of real estate values could pose credit risk issues for the banking industry. In an attempt to improve profitability and reduce their IRR exposure, many financial institutions extended adjustable- rate loans to marginal borrowers who met only the threshold debt service coverage ratios. These borrowers may be unable to pay the additional costs as rates continue to rise in the future. In addition, the rise in property values over the past few years may have caused some institutions to extend credit based on inflated collateral values. Upon default, the bank may not be able to realize a liquidation value at or beyond the amount of debt owed in order to facilitate a secondary source of repayment. These factors may subject the banking industry to increased levels of nonperforming assets and net loans charged-off. As a result, the profitability of financial institutions could be adversely effected as banks are forced to increase their provision for loan losses.

We are committed to developing and maintaining sound, quality assets through our credit risk management procedures. Credit risk is the risk to earnings or capital which arises from a borrower's failure to meet the terms of their loan agreement. We manage credit risk by diversifying the loan portfolio and applying policies and procedures designed to foster sound lending practices. These policies include certain standards that assist lenders in making judgments regarding the character, capacity, capital structure and collateral of the borrower. In addition, the lender must determine the borrower's ability to repay the credit based on prevailing and expected business conditions. The Board of Directors establishes and reviews, at least annually, the lending authority for all loan officers and branch managers. Credits beyond the scope of the lending officers and branch managers are forwarded to the Directors' Loan Committee. This Committee, comprised of senior management and board members, attempts to assure the quality of the loan portfolio through careful analysis of credit applications, adherence to credit policies and the examination of outstanding loans and delinquencies. These procedures assist in the early detection and timely follow-up of problem loans. Credits in excess of $2.0 million are subject to approval by our Board of Directors.

Credit risk is also minimized by quarterly internal loan reviews of our portfolio. These reviews aid us in identifying deteriorating financial

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

conditions of borrowers, allowing them to assist customers in remedying these situations.

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

Information concerning nonperforming assets for the past five years is summarized as follows. The table includes credits classified for regulatory purposes and all material credits that cause us to have serious doubts as to the borrower's ability to comply with present loan repayment terms.

DISTRIBUTION OF NONPERFORMING ASSETS

                  DECEMBER 31                         2004      2003      2002      2001      2000
--------------------------------------------------   ------    ------    ------    ------    ------
Nonaccrual loans:
Commercial, financial and others .................   $  849    $  306    $  541    $  113    $  141
Real estate:
  Construction
  Mortgage .......................................    1,123     1,077     1,213     1,045     1,469
Consumer, net ....................................                 63       238       190        74
Lease financing, net
                                                     ------    ------    ------    ------    ------
    Total nonaccrual loans .......................    1,972     1,446     1,992     1,348     1,684
                                                     ------    ------    ------    ------    ------
Restructured loans ...............................                                             0124
                                                                                             ------
Accruing loans past due 90 days or more:
Commercial, financial and others .................       91       124        97       107        23
Real estate:
  Construction
  Mortgage .......................................      653       352       281       372       449
Consumer, net ....................................      169       151       132       225       353
Lease financing, net .............................                 73
                                                     ------    ------    ------    ------    ------
    Total accruing loans past due 90 days or more       913       700       510       704       825
                                                     ------    ------    ------    ------    ------
    Total nonperforming loans ....................    2,885     2,146     2,502     2,052     2,633
                                                     ------    ------    ------    ------    ------
Foreclosed assets ................................      399       261        40     1,818     1,391
                                                     ------    ------    ------    ------    ------
    Total nonperforming assets ...................   $3,284    $2,407    $2,542    $3,870    $4,024
                                                     ======    ======    ======    ======    ======
Ratios:
Nonperforming loans as a percentage of loans, net      0.76%     0.60%     0.77%     0.66%     0.88%
Nonperforming assets as a percentage of loans, net     0.86%     0.67%     0.79%     1.25%     1.35%

Contrary to the banking industry, our asset quality deteriorated in 2004. Nonperforming assets increased $877 or 36.4 percent to $3,284 at December 31, 2004, from $2,407 at December 31, 2003. As a percent of loans, net of unearned income, nonperforming assets equaled 0.86 percent at December 31, 2004, compared to 0.67 percent at the end of 2003. The majority of the deterioration was due to a $526 increase in nonaccrual loans. In a proactive stance at the end of the third quarter of 2004, we placed two commercial loans totaling $680 on nonaccrual status due to the borrowers

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

deteriorating cash flow, highly leveraged position and collateral deficiency. Despite continuing to perform, it is doubtful that we receive a portion of our interest and principal on this credit. Nonperforming assets were also affected by a $213 increase in loans past due 90 days or more and still accruing, and a $138 increase in foreclosed assets.

We had five properties with an aggregate carrying value of $399 in foreclosed assets at December 31, 2004, compared to four properties with an aggregate carrying value of $261 at the end of 2003. During 2004, seven properties totaling $452 were transferred into foreclosed assets. We sold six properties for $280 and recognized a net loss on the sales of $15. We wrote down one property with a $19 charge to noninterest expense in 2004. The carrying values of all foreclosed properties at December 31, 2004, did not exceed 80.0 percent of their collateral values in the case of residential properties and 75.0 percent of their collateral values in the case of commercial properties.

We maintain the allowance for loan losses at a level we believe adequate to absorb probable credit losses related to specifically identified loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of the balance sheet date. The balance in the allowance for loan losses account is based on past events and current economic conditions. We employ the Federal Financial Institutions Examination Council Interagency Policy Statement and GAAP in assessing the adequacy of the allowance account. Under GAAP, the adequacy of the allowance account is determined based on the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," for loans specifically identified to be individually evaluated for impairment and the requirements of SFAS No. 5, "Accounting for Contingencies," for large groups of smaller-balance homogeneous loans to be collectively evaluated for impairment.

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

Information concerning impaired loans for the past five years is summarized as follows. The table includes credits classified for regulatory purposes and all material credits that cause us to have serious doubts as to the borrower's ability to comply with present loan repayment terms.

DISTRIBUTION OF IMPAIRED LOANS

             DECEMBER 31                        2004      2003      2002      2001      2000
--------------------------------------------   ------    ------    ------    ------    ------
Nonaccrual loans:
Commercial, financial and others ...........   $  849    $  306    $  541    $  113    $  141
Real estate:
  Construction
  Mortgage .................................    1,123     1,077     1,213     1,045     1,469
Consumer, net ..............................                 63       238       190        74
Lease financing, net........................   ------    ------    ------    ------    ------
    Total nonaccrual loans .................    1,972     1,446     1,992     1,348     1,684
                                               ------    ------    ------    ------    ------
Restructured loans .........................                                              124
                                                                                       ------
Accruing loans:
Commercial, financial and others ...........    3,889                 889       407
Real estate:
  Construction
  Mortgage .................................    1,205       207       485        65
Consumer, net ..............................                  1       292       125
Lease financing, net
                                               ------    ------    ------    ------
    Total accruing loans ...................    5,094       208     1,666       597
                                               ------    ------    ------    ------    ------
    Total impaired loans ...................   $7,066    $1,654    $3,658    $1,945    $1,808
                                               ======    ======    ======    ======    ======
Ratio:
Impaired loans as a percentage of loans, net     1.85%     0.46%     1.13%     0.63%     0.61%

At December 31, 2004 and 2003, we had a recorded investment in impaired loans of $7,066 and $1,654. The recorded investment in impaired loans averaged $4,564 in 2004 and $2,510 in 2003. At December 31, 2004, the amount of recorded investment in impaired loans for which there was a related allowance for loan losses and the amount of the allowance was $2,930 and $1,179. Comparatively, the amount of these loans and their related allowance was $747 and $377, at December 31, 2003. The amount of

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

recorded investment for which there was no related allowance for loan losses was $4,136 and $907 at December 31, 2004 and 2003. During 2004, activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $1,002, losses charged to the allowance of $212 and recoveries of impaired loans previously charged-off of $12. The 2003 activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $83, losses charged to the allowance of $609 and recoveries of impaired loans previously charged-off of $26. Interest income related to impaired loans would have been $279 in 2004 and $188 in 2003, had the loans been current and the terms of the loans not been modified. Interest recognized on impaired loans amounted to $246 in 2004 and $145 in 2003. Included in these amounts was interest recognized on a cash basis of $246 and $145. Cash received on impaired loans applied as a reduction of principal totaled $1,692 in 2004 and $754 in 2003. There were no commitments to extend additional funds to customers with impaired loans at December 31, 2004 and 2003.

The allocation of the allowance for loan losses for the past five years is summarized as follows:

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                           2004                2003                2002                2001               2000
                                     -----------------   -----------------   -----------------   ----------------   ----------------
                                              CATEGORY            CATEGORY            CATEGORY            CATEGORY          CATEGORY
                                                AS A                AS A                AS A                AS A              AS A
                                                % OF                % OF                % OF                % OF              % OF
            DECEMBER 31              AMOUNT     LOANS    AMOUNT     LOANS    AMOUNT     LOANS    AMOUNT     LOANS   AMOUNT    LOANS
-----------------------------------  ------   --------   ------   --------   ------   --------   ------   --------  ------  --------
Allocated allowance:
Specific:
Commercial, financial and others...  $  728       1.24%  $  237       0.09%  $  597       0.44%  $  174       0.17% $   65     0.12%
Real estate:
  Construction ....................
  Mortgage ........................     451       0.61      124       0.36      173       0.53      135       0.36     312     0.87
Consumer, net .....................                          16       0.01      107       0.16       94       0.10     229     0.11
Lease financing, net ..............
                                     ------     ------   ------     ------   ------     ------   ------     ------  ------   ------
    Total specific ................   1,179       1.85      377       0.46      877       1.13      403       0.63     606     1.10
                                     ------     ------   ------     ------   ------     ------   ------     ------  ------   ------
Formula:
Commercial, financial and others...     149      28.71      237      28.05      367      27.61    1,433      22.88   1,011    16.51
Real estate:
  Construction ....................               1.76                0.83                1.67                1.70             1.19
  Mortgage ........................     878      59.79      974      61.84    2,071      59.12      800      62.77     848    68.29
Consumer, net .....................     288       7.31      316       8.29      419       9.92      452      11.61     472    12.59
Lease financing, net ..............       1       0.58        1       0.53                0.55                0.41             0.32
                                     ------     ------   ------     ------   ------     ------   ------     ------  ------   ------
    Total formula .................   1,316      98.15    1,528      99.54    2,857      98.87    2,685      99.37   2,331    98.90
                                     ------     ------   ------     ------   ------     ------   ------     ------  ------   ------
    Total allocated allowance .....   2,495     100.00%   1,905     100.00%   3,734     100.00%   3,088     100.00%  2,937   100.00%
                                                ======              ======              ======              ======           ======
Unallocated allowance .............   1,364               1,679                  11                 132                348
                                     ------              ------              ------              ------             ------
    Total..........................  $3,859              $3,584              $3,745              $3,220             $3,285
                                     ======              ======              ======              ======             ======

The allocated element of the allowance for loan losses account was $2,495 at December 31, 2004, compared to $1,905 at December 31, 2003. The change resulted from an increase of $802 in the specific portion for the

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

impairment of loans individually evaluated under SFAS No. 114, partially offset by a reduction of $212 in the formula portion for the impairment of loans collectively evaluated under SFAS No. 5. The increase in the specific portion primarily resulted from the greater volume of impaired loans. The majority of these impaired loans were collateral deficient with recorded investments that exceeded their respective collateral values. Specifically, the two commercial loans that were pro-actively placed on nonaccrual status had a collateral deficiency of $348, which accounted for 43.4 percent of the increase in the specific portion of the allocated element. In total, impaired loans with a recorded investment in excess of their fair value were $2,930 at year-end 2004 compared to $747 at the end of the previous year. For these loans, the amount by which the recorded investment exceeded the fair market value was $1,179 at December 31, 2004, compared to $377 at the end of 2003.

With regard to the formula portion of the allowance for loans collectively evaluated for impairment under SFAS No. 5, the decrease resulted from a significant reduction in the total loss factors for these loans. The reduction in the total loss factors resulted from a dramatic improvement in the historical loss factor, defined as the average of the ratio of net loans charged-off to loans, net of unearned income, over the past eight quarters, for these types of loans.

The unallocated element was $1,364 at December 31, 2004 and $1,679 at December 31, 2003. We believe the decrease in the unallocated element is substantiated based on the continued improvement in our net charge-offs.

The coverage ratio, the allowance for loan losses account, as a percentage of nonperforming loans, is an industry ratio used to test the ability of the allowance account to absorb potential losses arising from nonperforming loans. This ratio, weakened to 133.8 percent at December 31, 2004, from 167.0 percent at December 31, 2003. Despite the weakening, our allowance account was more than able to absorb all potential losses associated with nonperforming loans. With regard to all nonperforming assets, our coverage ratio equaled 117.5 percent at the end of 2004 and 148.9 percent at year-end 2003.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

A reconciliation of the allowance for loan losses and an illustration of charge-offs and recoveries by major loan category for the past five years are summarized as follows:

RECONCILIATION OF ALLOWANCE FOR LOAN LOSSES

                           DECEMBER 31                                2004      2003      2002      2001      2000
------------------------------------------------------------------   ------    ------    ------    ------    ------
Allowance for loan losses at beginning of period .................   $3,584    $3,745    $3,220    $3,285    $3,799
Loans charged-off:
Commercial, financial and others .................................       45        94       167        85       580
Real estate:
  Construction ...................................................
  Mortgage .......................................................      125       415       222       493       158
Consumer, net ....................................................      312       244       317       338       291
Lease financing, net .............................................                            3
                                                                     ------    ------    ------    ------    ------
    Total ........................................................      482       753       709       916     1,029
                                                                     ------    ------    ------    ------    ------
Loans recovered:
Commercial, financial and others .................................       27        29        31        25        29
Real estate:
  Construction ...................................................
  Mortgage .......................................................       19        19        11        26         4
Consumer, net ....................................................      111        64        92        80        62
Lease financing, net .............................................
                                                                     ------    ------    ------    ------    ------
    Total ........................................................      157       112       134       131        95
                                                                     ------    ------    ------    ------    ------
Net loans charged-off ............................................      325       641       575       785       934
                                                                     ------    ------    ------    ------    ------
Provision for loan losses ........................................      600       480     1,100       720       420
                                                                     ------    ------    ------    ------    ------
Allowance for loan losses at end of period .......................   $3,859    $3,584    $3,745    $3,220    $3,285
                                                                     ======    ======    ======    ======    ======
Ratios:
Net loans charged-off as a percentage of average loans outstanding     0.09%     0.18%     0.18%     0.26%     0.32%
Allowance for loan losses as a percentage of period end loans ....     1.01%     1.00%     1.16%     1.04%     1.10%

The allowance for loan losses was $3.9 million and approximated 1.01 percent of loans, net of unearned income, at December 31, 2004, compared to $3.6 million and 1.00 percent at the end of the previous year. The increase resulted from a higher provision for loan losses, coupled with a reduction in net charge-offs.

Past due loans not satisfied through repossession, foreclosure or related actions, are evaluated individually to determine if all or part of the outstanding balance should be charged against the allowance for loan losses account. Any subsequent recoveries are credited to the allowance account. Net loans charged-off amounted to $325 or 0.09 percent of average loans outstanding in 2004, an improvement of 92.7 percent compared to $641 or 0.18 percent in 2003. For our peer group, a group of 353 bank holding companies located within the Federal Reserve District of Philadelphia with consolidated assets between $500.0 million and $1.0 billion, net charge-offs, as a percentage of average loans outstanding, improved to 0.15 percent in 2004 from 0.25 percent in 2003.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

DEPOSITS:

Growth in the household sector in 2004 was slightly more subdued as compared to recent years. DPI increased 3.9 percent in 2004. However, this figure was inflated due to a $32.0 billion special dividend payment by Microsoft in December. Low interest rates and higher household wealth supported consumer spending, which grew 3.8 percent in 2004. Consumers also saved 1.2 percent of their DPI, in 2004. This figure was again inflated due to the Microsoft dividend.

Despite the relatively low savings rate and stronger equity markets, FDIC-insured commercial banks continued to exhibit strong deposit growth in 2004. Total deposits rose $563.8 billion or 11.2 percent in 2004. Interest-bearing deposits grew $469.3 billion or 11.5 percent, and noninterest-bearing deposits rose $94.5 billion or 9.9 percent. Total deposits grew $339.1 billion or 7.2 percent in 2003. For FDIC-insured Pennsylvania banks, deposits increased again by $13.2 billion or 10.0 percent in 2004 after growing
2.0 percent in 2003.

Our deposit base is a primary source of funds to support our operations. We offer a variety of deposit products to meet the needs of our individual and commercial customers. Our deposit growth moderated in comparison to last year and although still strong was less than that experienced by the banking industry. In addition, the growth reflected our continued focus on building commercial business relationships within our market area, as nonpersonal deposits accounted for the majority of the increase. Total deposits grew $19.0 million or 4.1 percent to $478.5 million at December 31, 2004, from $459.5 million at the end of 2003. Noninterest-bearing deposits rose $8.6 million or
14.6 percent from the end of 2003, while interest-bearing deposits increased $10.4 million or 2.6 percent. With regard to noninterest-bearing deposits, commercial checking accounts increased $5.2 million or 19.8 percent, while personal checking accounts grew $3.4 million or 11.0 percent. Interest-bearing commercial transaction accounts, which include money market accounts, NOW accounts, and savings accounts, increased $9.8 million. However, a $2.8 million increase in personal money market and NOW accounts was more than offset by a $3.1 million reduction in personal savings accounts. Total time deposits increased $0.9 million to $210.9 million at December 31, 2004, as a $6.6 million increase in nonpersonal certificates was almost entirely offset by a $5.7 million decrease in personal certificates. As competition for time deposits in our market area intensified and equity markets strengthened, individual depositors withdrew funds to take advantage of higher-yielding alternatives.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The average amount of, and the rate paid on, the major classifications of deposits for the past five years are summarized as follows:

DEPOSIT DISTRIBUTION

                                        2004             2003              2002               2001              2000
                                  ----------------   ---------------   ---------------  ----------------  ----------------
                                  AVERAGE  AVERAGE   AVERAGE AVERAGE   AVERAGE AVERAGE  AVERAGE  AVERAGE  AVERAGE  AVERAGE
    YEAR ENDED DECEMBER 31        BALANCE    RATE    BALANCE   RATE    BALANCE   RATE   BALANCE    RATE   BALANCE    RATE
-------------------------------   -------  -------   ------- -------   ------- -------  -------  -------  -------  -------
Interest-bearing:
Money market accounts..........   $ 20,098   1.06%  $ 16,494   1.03%  $ 19,073   1.92%  $ 29,390   3.76%  $ 20,710   3.55%
NOW accounts...................     42,480   1.00     38,600   0.90     38,125   1.37     29,099   1.75     25,569   2.37
Savings accounts...............    129,564   0.76    127,975   1.03    108,137   1.88     79,616   2.25     73,171   2.52
Time deposits less than $100...    180,044   3.68    185,873   3.88    185,508   4.44    185,015   5.47    175,522   5.66
Time deposits $100 or more.....     29,488   3.31     27,755   3.30     27,861   3.79     32,075   5.03     32,302   5.98
                                  --------          --------          --------          --------          --------
  Total interest-bearing.......    401,674   2.30%   396,697   2.51%   378,704   3.23%   355,195   4.26%   327,274   4.60%
Noninterest-bearing............     63,954            56,743            49,441            42,235            37,953
                                  --------          --------          --------          --------          --------
  Total deposits...............   $465,628          $453,440          $428,145          $397,430          $365,227
                                  ========          ========          ========          ========          ========

Total deposits averaged $465.6 million in 2004, an increase of $12.2 million or
2.7 percent compared to $453.4 million in 2003. Noninterest-bearing deposits averaged $7.2 million or 12.7 percent higher in 2004, while average interest-bearing accounts grew $5.0 million or 1.3 percent. The growth in interest-bearing transaction accounts reflected the growth in nonpersonal accounts and customer preference for liquidity. Average money market accounts, NOW accounts, and savings accounts grew $3.6 million, $3.9 million and $1.6 million. In addition, average time deposits $100 or more increased $1.7 million due to several large certificates of deposit from a local school district and municipal authority. Partially offsetting the growth in these deposit categories, was a $5.8 million decline in time deposits less than $100, as individuals withdrew funds at maturity and opted for higher yielding alternative investment opportunities.

Although funding costs declined for the banking industry in 2004, the decrease was not as sharp a drop as seen in recent years. For FDIC-insured commercial banks, the cost of funds, as a percentage of earning assets, which fell 57 basis points in 2003, decreased only 11 basis points in 2004. Funding costs for Pennsylvania banks was unchanged at 1.57 percent during 2004 and 2003.

We regularly monitor interest rates of local competitors and prevailing market rates when establishing interest rates on our deposit products. Deposit rates for banks within our market area continued to decline over the course of the year. The average cost of a six-month, 12-month and 60-month certificate of deposit for community banks in our market area was 1.17 percent, 1.42 percent and 3.33 percent at January 1, 2004. By mid-year, banks started increasing their certificate of deposit rates in response to the shift in the FOMC's monetary policy stance and rising U.S. Treasury rates. At June 30, 2004, the average rates for the six-month and 12-month certificates were for the most part unchanged. However, the rate

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

on a 60-month certificate increased 26 basis points, as banks tried to entice depositors to invest long-term. However, prudent depositors wanted liquidity due to the certain rise in interest rates, and as a result longer-term certificates fell out of favor. By year-end, the yield curve for U.S. Treasuries had flattened and competition picked up for short-term certificates. The average rate for a six-month certificate increased 63 basis points to 1.80 percent and the rate for a 12-month certificate rose 70 basis points to 2.12 percent at December 31, 2004. Banks continued to raise long-term rates, the average rate for a 60-month certificate increased another 32 basis points to 3.91 percent at year-end 2004. Due to excess liquidity in the second half of 2004, we chose not to compete for short-term certificates. Our rates offered on certificates of deposit remained unchanged over the course of 2004. As a result, the spreads between our rates and the average for our competitors widened by year-end. The spreads for the six-month and 12-month certificates, which were approximately 25 basis points at January 1, 2004, widened to 90 basis points at December 31, 2004. As a result, we experienced a decline in the volume of our time deposits less than $100.

Similar to the banking industry, we experienced only a moderate decrease in our fund costs. Our cost of deposits, which decreased 72 basis points in 2003, declined 21 basis points to 2.30 percent in 2004. In addition, our deposit costs remained relatively constant over the course of the year. Our cost of deposits, which averaged 2.30 percent in the fourth quarter of 2003, fell 1 basis point in the first quarter of 2004 and another 2 basis points in the second. With the change in monetary policy and corresponding increase in U.S. Treasury rates, our deposit costs edged up in the third and fourth quarters of the year. Our cost of deposits averaged 2.34 percent in the fourth quarter. With the measured increases in the federal funds rate expected in 2005, we anticipate our deposit costs to increase. In addition, our deposit costs could be impacted further, should deposit growth slow and competition for deposits in our market area intensify.

Volatile deposits, time deposits $100 or more, increased $5.4 million to $34.5 million at December 31, 2004, from $29.1 million at the end of 2003. Large denomination certificates of deposit of a local area school district and a municipal authority accounted for the growth in this deposit category. Large denomination time deposits averaged $29.5 million in 2004 and $27.8 million in 2003. Our average cost of these funds remained relatively constant, increasing only 1 basis point to 3.31 percent in 2004, from 3.30 percent in 2003. This type of funding is very volatile and therefore, is not considered to be a strong source of liquidity. We continued to be less reliant on this type of funding as compared to our peer group. Our ratio of average volatile deposits, as a percentage of average total assets, equaled 5.7 percent in 2004, compared to
11.9 percent for our peer group.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Maturities of time deposits $100 or more for the past five years are summarized as follows:

MATURITY DISTRIBUTION OF TIME DEPOSITS $100 OR MORE

                     DECEMBER 31                           2004       2003       2002       2001       2000
-----------------------------------------------------     -------    -------    -------    -------    -------
Within three months..................................     $ 7,353    $ 4,414    $ 3,020    $10,720    $17,281
After three months but within six months.............       4,426      4,845      3,333      4,648      3,357
After six months but within twelve months............       6,198      3,861      8,230     11,619      5,761
After twelve months..................................      16,515     15,969      9,961      4,823      7,327
                                                          -------    -------    -------    -------    -------
  Total..............................................     $34,492    $29,089    $24,544    $31,810    $33,726
                                                          =======    =======    =======    =======    =======

In addition to deposit gathering, we have in place a secondary source of liquidity to fund operations through exercising existing credit arrangements with the FHLB-Pgh. We had only minimal reliance on this type of funding in 2004 and 2003. For a further discussion of our borrowings and their terms, refer to the note entitled, "Short-term borrowings," in the Notes to Consolidated Financial Statements to this Annual Report.

MARKET RISK SENSITIVITY:

Market risk is the risk to our earnings or financial position resulting from adverse changes in market rates or prices, such as interest rates, foreign exchange rates or equity prices. Our exposure to market risk is primarily IRR associated with our lending, investing and deposit gathering activities. During the normal course of business, we are not exposed to foreign exchange risk or commodity price risk. Our exposure to IRR can be explained as the potential for change in our reported earnings and/or the market value of our net worth. Variations in interest rates affect earnings by changing net interest income and the level of other interest-sensitive income and operating expenses. Interest rate changes also affect the underlying economic value of our assets, liabilities and off-balance sheet items. These changes arise because the present value of future cash flows, and often the cash flows themselves, change with interest rates. The effects of the changes in these present values reflect the change in our underlying economic value, and provide a basis for the expected change in future earnings related to interest rates. IRR is inherent in the role of banks as financial intermediaries. However, a bank with a high degree of IRR may experience lower earnings, impaired liquidity and capital positions, and most likely, a greater risk of insolvency. Therefore, banks must carefully evaluate IRR to promote safety and soundness in their activities.

Short-term interest rates, which were at historically low levels for a considerable period, began rising steadily during 2004. Due to these recent changes in the interest rate environment, IRR and effectively managing it have become very important to both bank management and regulators. Bank regulations require us to develop and maintain an IRR management program,

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

overseen by the Board of Directors and senior management, that involves a comprehensive risk management process in order to effectively identify, measure, monitor and control risk. Should we have material weaknesses in our risk management process or high exposure relative to capital, bank regulatory agencies will take action to remedy these shortcomings. Moreover, the level of IRR exposure and the quality of our risk management process is a determining factor when evaluating capital adequacy.

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

We utilize the tabular presentation alternative in complying with quantitative and qualitative disclosure rules. Information with respect to maturities and fair values of our financial instruments at December 31, 2004, is summarized as follows. For expected maturity distributions, the financial assets and liabilities are presented based on their carrying values, except for investment securities, which are based on amortized costs. Investment distributions and their related weighted-average interest rates are based on contractual maturities, with the exception of mortgage-backed securities and equity securities. Mortgage-backed securities are presented based upon estimated principal cash flows and related weighted-average interest rates, assuming no change in the current interest rate environment. The amount of, and weighted-average interest rate earned on equity securities, are included in the "Thereafter" maturity category. Loans and their related weighted-average interest rates are categorized based on payment due dates, assuming no change in current interest rates. For noninterest-bearing deposits, money market, NOW and savings accounts that have no contractual maturity, principal cash flows and related weighted-average interest rates are presented based on our historical experience, judgment and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. The table also presents distributions and related weighted-average interest rates for time deposits based on contractual maturities assuming no change in current interest rates. The weighted-average yields of tax-exempt securities and loans have been computed on a tax-equivalent basis using the prevailing federal statutory tax rate of 34.0 percent. For additional information on the assumptions used to determine fair values, refer to the note entitled, "Summary of significant accounting policies-Fair value of financial instruments," in the Notes to Consolidated Financial Statements to this Annual Report.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

MARKET RISK DISCLOSURES

                                                               EXPECTED MATURITY DATE
                                     --------------------------------------------------------------------------
                                                                                    THERE-              FAIR
                                       2005     2006     2007     2008     2009      AFTER     TOTAL    VALUE
                                     --------  -------  -------  -------  -------  --------  --------  --------
Financial assets:
Cash and due from banks...........   $ 11,802                                                $ 11,802  $ 11,802
Average interest rate.............
Federal funds sold................        900                                                     900       900
Average interest rate.............       2.25%                                                   2.25%
Investment securities:
U.S. Treasuries and agencies......     31,642  $13,227                                         44,869    44,645
Average interest rate.............       2.10%    2.51%                                          2.22%
State and municipals:
Taxable...........................      2,915    3,773  $ 5,324  $ 5,275                       17,287    16,898
Average interest rate.............       1.57%    2.54%    2.75%    2.77%                        2.51%
Tax-exempt........................        660      448       60           $ 1,200  $ 29,581    31,949    34,605
Average interest rate.............       2.22%    2.59%    5.38%             7.77%     7.68%     7.50%
Mortgage-backed securities........      8,276    6,481    4,479      844      558       498    21,136    21,281
Average interest rate.............       4.35%    5.12%    3.88%    3.96%    4.26%     4.91%     4.48%
Equity securities:
Restricted........................                                                    1,153     1,153     1,153
Average interest rate.............                                                     2.21%     2.21%
Other.............................                                                       38        38       174
Average interest rate.............                                                     8.67%     8.67%
                                     --------  -------  -------  -------  -------  --------  --------  --------
  Total...........................     43,493   23,929    9,863    6,119    1,758    31,270   116,432   118,756
  Average interest rate...........       2.49%    3.22%    3.28%    2.93%    6.66%     7.44%     4.12%
Loans held for sale, net..........      1,917                                                   1,917     1,937
Average interest rate.............       5.87%                                                   5.87%
Net loans:
Fixed-rate........................     41,860   22,756   19,187   15,270   11,853    46,886   157,812   158,562
Average interest rate.............       6.06%    6.80%    6.70%    6.69%    6.89%     7.14%     6.69%
Adjustable-rate...................     41,716    3,341    3,299    3,122    6,122   162,452   220,052   220,052
Average interest rate.............       6.05%    5.69%    5.58%    5.53%    5.91%     5.63%     5.72%
                                     --------  -------  -------  -------  -------  --------  --------  --------
  Total...........................     83,576   26,097   22,486   18,392   17,975   209,338   377,864   378,614
  Average interest rate...........       6.06%    6.66%    6.54%    6.49%    6.56%     5.97%     6.12%
Accrued interest receivable.......      2,319                                                   2,319     2,319
Average interest rate.............
                                     --------  -------  -------  -------  -------  --------  --------  --------
  Total...........................   $144,007  $50,026  $32,349  $24,511  $19,733  $240,608  $511,234  $514,328
                                     ========  =======  =======  =======  =======  ========  ========  ========
Financial liabilities:
Noninterest-bearing deposits......   $ 14,220  $12,866  $11,511  $10,157  $ 8,803  $ 10,157  $ 67,714  $ 67,714
Average interest rate.............
Interest-bearing liabilities:
Money market, NOW and savings.....     41,968   37,971   33,974   29,978   25,980    29,980   199,851   199,851
Average interest rate.............       1.00%    1.00%    1.00%    1.00%    1.00%     1.00%     1.00%
Time deposits.....................     95,530   30,550   37,681   17,170    5,196    24,792   210,919   215,546
Average interest rate.............       2.77%    4.01%    4.72%    4.04%    3.46%     4.58%     3.63%
                                     --------  -------  -------  -------  -------  --------  --------  --------
  Total...........................    137,498   68,521   71,655   47,148   31,176    54,772   410,770   415,397
  Average interest rate...........       2.23%    2.34%    2.96%    2.11%    1.41%     2.62%     2.35%
Accrued interest payable..........      1,075                                                   1,075     1,075
Average interest rate.............
                                     --------  -------  -------  -------  -------  --------  --------  --------
  Total...........................   $152,793  $81,387  $83,166  $57,305  $39,979  $ 64,929  $479,559  $484,186
                                     ========  =======  =======  =======  =======  ========  ========  ========

At December 31, 2004, total interest-earning assets scheduled to mature within one year totaled $129.9 million with a weighted-average tax-equivalent yield of
4.84 percent. Total interest-bearing liabilities scheduled to mature within one year equaled $137.5 million with a weighted-average cost of 2.23 percent. Interest-earning assets scheduled to mature

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

within one year were primarily comprised of investment securities having an amortized cost of $43.5 million and a weighted-average tax-equivalent yield of
2.49 percent and net loans of $83.6 million with a weighted-average tax-equivalent yield of 6.06 percent. With regard to interest-bearing liabilities, based on historical withdrawal patterns, interest-bearing transaction accounts, defined as money market, NOW and savings accounts, of $42.0 million with a weighted-average cost of 1.00 percent were anticipated to mature within one year. In addition, time deposits totaling $95.5 million with a weighted-average cost of 2.77 percent were scheduled to mature within the same time frame.

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

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Additionally, we supplement the market risk disclosure model through simulation analysis utilizing interest rate shocks. The model analyzes the effects instantaneous parallel shifts of plus or minus 100 basis points will have on the economic values of other financial instruments. The results of the model at December 31, 2004, are summarized as follows:

CHANGES IN FAIR VALUE OF OTHER FINANCIAL INSTRUMENTS

                                                      FAIR VALUE
                                            ------------------------------
            DECEMBER 31, 2004               +100 BPS    LEVEL     -100 BPS
-----------------------------------------   --------   --------   --------
Other financial assets:
Cash and due from banks .................   $ 11,802   $ 11,802   $ 11,802
Federal funds sold ......................        900        900        900
Investment securities ...................    116,306    118,756    120,555
Loans held for sale, net ................      1,937      1,937      1,937
Net loans ...............................    373,487    378,614    384,165
Accrued interest receivable .............      2,319      2,319      2,319
                                            --------   --------   --------
  Total .................................   $506,751   $514,328   $521,678
                                            ========   ========   ========
Other financial liabilities:
Noninterest-bearing deposits ............   $ 67,714   $ 67,714   $ 67,714
Money market, NOW and savings accounts...    199,851    199,851    199,851
Time deposits ...........................    211,561    215,546    219,715
Accrued interest payable ................      1,075      1,075      1,075
                                            --------   --------   --------
  Total..................................   $480,201   $484,186   $488,355
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

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest rate sensitivity

                                                     DUE AFTER    DUE AFTER
                                                   THREE MONTHS    ONE YEAR
                                      DUE WITHIN     BUT WITHIN   BUT WITHIN  DUE AFTER
     DECEMBER 31, 2004               THREE MONTHS  TWELVE MONTHS  FIVE YEARS  FIVE YEARS   TOTAL
-----------------------------        ------------  -------------  ----------  ----------  --------
Rate-sensitive assets:
Investment securities ...........      $  7,738     $  35,656     $   41,414    $33,948   $118,756
Loans held for sale, net ........         1,917         1,917
Loans, net of unearned income ...       112,365        49,430        172,517     47,411    381,723
Federal funds sold ..............           900                                                900
                                       --------     ---------     ----------    -------   --------
  Total .........................      $122,920     $  85,086     $  213,931    $81,359   $503,296
                                       ========     =========     ==========    =======   ========
Rate-sensitive liabilities:
Money market accounts ...........                   $  24,071                             $ 24,071
NOW accounts ....................                      48,558                               48,558
Savings accounts ................                                 $  127,222               127,222
Time deposits less than $100 ....      $ 28,187        50,810         77,125    $20,305    176,427
Time deposits $100 or more ......         7,353        10,624         12,028      4,487     34,492
                                       --------     ---------     ----------    -------   --------
  Total .........................      $ 35,540     $ 134,063     $  216,375    $24,792   $410,770
                                       ========     =========     ==========    =======   ========
Rate-sensitivity gap:
  Period ........................      $ 87,380     $ (48,977)    $   (2,444)   $56,567
  Cumulative ....................      $ 87,380     $  38,403     $   35,959    $92,526   $ 92,526

RSA/RSL ratio:
  Period ........................          3.46          0.63           0.99       3.28
  Cumulative ....................          3.46          1.23           1.09       1.23       1.23

At December 31, 2004 and 2003, we had cumulative one-year RSA/RSL ratios of 1.23 and 1.36. As previously mentioned, this indicated that if interest rates increase, our earnings would likely be favorably impacted. Given the current rising interest rate environment, ALCO focused on maintaining this advantageous position by monitoring and making certain the gap position between RSA and RSL remained positive. Specifically, we predominantly offer commercial loans with adjustable-rate terms that either reprice immediately or within one year. In addition, we continued to offer promotional rates on our longer-term certificates of deposit in an attempt to extend the average maturities of these types of funds. Should interest rates increase, a greater amount of RSA would reprice upward in the near term and at a faster pace than RSL, thereby positively affecting net interest income. However, these forward-looking statements are qualified in the aforementioned section entitled "Forward-Looking Discussion" in this Management's Discussion and Analysis.

The change in our ratio from the previous year-end resulted from a $37.2 million or 28.1 percent increase in RSL partially offset by a $27.8 million or 15.4 percent increase in RSA maturing or repricing within one year. The increase in RSL resulted from a $25.3 million increase in total time deposits maturing or repricing within this time frame, coupled with increases of $6.7 million in money market accounts and $5.2 million in NOW accounts. With regard to time deposits, in 2001 and 2000, we offered promotional rates on certificates of deposit and IRAs having maturity terms

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

of 42 months and 60 months. These fixed-rate promotional certificates, which have a weighted-average cost of 5.90 percent, account for approximately 94.1 percent of the total increase in time deposits maturing or repricing within the next twelve months. The majority of the growth in money market and NOW accounts resulted from an increase in the deposit balances of local school districts and certain not-for-profit educational agencies. Due to the somewhat cyclical nature associated with these deposits, we classified money market and NOW accounts in the "due after three months but within twelve months" category.

With respect to the increase in RSA maturing or repricing within a twelve month time horizon, investment securities increased $25.8 million and loans, net of unearned income, rose $13.9 million. Although short-term interest rates began to increase during 2004, long-term interest rates fell causing a flattening in the yield curve. In an effort to mitigate IRR in the investment portfolio and provide a source of liquidity, we chose to invest in fixed-rate, short-term U.S. Government-sponsored agency securities. The increase in loans, net of unearned income, resulted from an increase in commercial lending, which primarily involves loans with adjustable-rate terms that reprice in the near term. Partially offsetting these increases were reductions of $1.3 million in loans held for sale, net, and $10.6 million in federal funds sold.

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

We utilize a simulation model to address the failure of the static gap model to address the dynamic changes in the balance sheet composition or prevailing interest rates and to enhance our asset/liability management. This model creates pro forma net interest income scenarios under various interest rate shocks. Model results at December 31, 2004, were similar to the performance indicated by our static gap analysis. Given instantaneous and parallel shifts in general market rates of plus 100 basis points, our projected net interest income for the 12 months ended December 31, 2005, would increase 1.1 percent from model results using current interest rates.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Conversely, our net interest income would decrease by 1.1 percent given an instantaneous and parallel shift in general market rates of minus 100 basis points.

We will continue to monitor our IRR position in 2005 and employ deposit and loan pricing strategies and direct the reinvestment of loan and investment payments and prepayments in order to maintain our favorable IRR position.

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

      -     Payment of lease obligations; and o Payment of

      -     perating expenses.

Historically, core deposits have been our primary source of liquidity because of their stability and lower cost, in general, than other types of funding. Providing additional sources of funds are loan and investment payments and prepayments and the ability to sell both available-for-sale securities and mortgage loans held for sale. As a final source of liquidity, we can exercise existing credit arrangements with the FHLB-Pgh. We manage liquidity daily, thus enabling us to effectively monitor fluctuations in our position and to adapt our position according to market fluctuations and balance sheet trends. We believe our liquidity is adequate to meet both present and future financial obligations and commitments on a timely basis.

Information concerning our future contractual obligations by payment due dates at December 31, 2004, is summarized as follows. Contractual obligations for deposit accounts do not include accrued interest. Payments for deposits without a contractual maturity, noninterest-bearing deposits and money market, NOW and savings accounts, are based on our historical

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

experience, judgement and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. Operating lease contractual payments include the effects of escalation clauses that provide for inflation adjustments to the rental payments.

Maturity distribution of contractual obligations

                                                            AFTER ONE  AFTER THREE
                                              DUE WITHIN   BUT WITHIN   BUT WITHIN    AFTER
            DECEMBER 31, 2004                  ONE YEAR    THREE YEARS  FIVE YEARS  FIVE YEARS    TOTAL
------------------------------------------    ----------   ----------- -----------  ----------   ---------
Deposits without a contractual maturity...     $ 56,188     $ 96,322     $74,918     $40,137     $267,565
Time deposits less than $100 .............       77,553       58,456      20,113      20,305      176,427
Time deposits $100 or more ...............       17,977        9,775       2,253       4,487       34,492
Operating leases .........................          211          354         323         707        1,595
                                               --------     --------     -------     -------     --------
  Total ..................................     $151,929     $164,907     $97,607     $65,636     $480,079
                                               ========     ========     =======     =======     ========

We employ a number of analytical techniques in assessing the adequacy of our liquidity position. One such technique is the use of ratio analysis to illustrate our reliance on noncore funds, time deposits in denominations of $100 or more and borrowings from the FHLB-Pgh, to fund our investments and loans maturing after 2005. At December 31, 2004, our noncore funds consisted of only large denomination time deposits, as we had no outstanding borrowings from the FHLB-Pgh. Large denomination time deposits are not considered to be a strong source of liquidity since they are very interest rate sensitive and are considered to be highly volatile. At December 31, 2004, our net noncore funding dependence ratio, the difference between noncore funds and short-term investments to long-term assets, was negative 2.2 percent. Similarly, our net short-term noncore funding dependence ratio, noncore funds maturing within one year, less short-term investments to long-term assets equaled negative 5.8 percent at the end of 2004. Negative ratios indicated that at December 31, 2004, we did not use noncore funds to fund our long-term assets. In comparison, our peer group, with net noncore and net short-term noncore funding dependence ratios of 21.3 percent and 19.0 percent, relied on noncore funds as a significant source of liquidity. We believe that by maintaining adequate volumes of short-term investments and implementing competitive pricing strategies on deposits, we can ensure adequate liquidity to support future growth.

The Consolidated Statements of Cash Flows present the change in cash and cash equivalents from operating, investing and financing activities. Cash and cash equivalents consist of cash on hand, cash items in the process of collection, noninterest-bearing deposits with other banks, balances with the Federal Reserve Bank of Philadelphia and the FHLB-Pgh and federal funds sold. Cash and cash equivalents decreased $15.9 million for the year ended December 31, 2004. This decline followed a net cash increase of $7.2 million in 2003. During 2004, cash provided by financing activities and operating activities did not exceed cash used in investing activities.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Financing activities provided net cash of $15.6 million in 2004 compared to $19.2 million in 2003. Deposit gathering, which is our predominant financing activity, slowed somewhat in 2004. Competitive pressures began to intensify amidst rising interest rates and a rebounding stock market. This resulted in a $3.3 million decrease in the amount of funds provided from deposit gathering. Another source of funds generated by financing activities is proceeds received from issuance of common stock as part of our dividend reinvestment plan ("DRP"). Uses of cash categorized as financing activities include the repurchase and retirement of shares of our common stock and the payment of dividends to stockholders.

Operating activities provided net cash of $8.4 million in 2004 and $8.7 million in 2003. Net income, adjusted for the effects of noncash transactions such as depreciation and the provision for loan losses, and net changes in current assets, is the primary source of funds from operations.

Our primary investing activities involve transactions related to our investment securities and lending activities. Net cash outlays for investing activities increased $19.2 million and totaled $39.9 million in 2004, compared to $20.7 million in 2003. Purchases of investment securities declined $29.3 million and net cash used in lending activities decreased $10.7 million. We also experienced a reduction of $60.8 million in cash provided by our investment portfolio through repayments, maturities and sales. We received cash of $60.0 million from repayments of investment securities in 2003, compared to $18.2 million in 2004. Approximately two-thirds of this reduction was attributable to a 50.0 percent decline in the average amount of mortgage-backed securities held in 2004 compared to 2003. The remainder could be explained by changes in the interest rate environment and their corresponding effects on repayments of mortgage-backed securities. As mentioned previously, general market rates declined significantly in 2003 compared to an increase in 2004. In general, declining interest rates will cause an increase in the amount of repayments received from these types of securities, whereas, rising rates will cause cash receipts to decline. We received $19.0 million in proceeds from the sale of investments in 2003. There were no sales of investment securities in 2004. In order to provide a guaranteed source of liquidity in the near term, the majority of the securities purchased in 2004 were short-term U.S. Government-sponsored agency securities maturing in constant intervals over the next 24 months.

Our liquidity position, as well as that of the banking industry in general, was favorably affected by economic conditions in recent years. Our customers, concerned about employment conditions and the stock market, chose to increase their savings, and sought out the safety of bank deposit accounts to invest their funds. Economic conditions have since stabilized

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

and the stock market has rebounded. These factors, coupled with rising short-term interest rates, have already caused deposit growth to slow and may hinder liquidity by making it more difficult for banks to attract and retain core deposits. We, however, cannot predict or guarantee movements in the stock market, changes in economic conditions or investment preferences of consumers. Regardless of changes in the economy or stock market, we believe that through constant monitoring and adherence to our liquidity plan, we will have the means to provide adequate cash to fund our normal operations in 2005.

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

Stockholders' equity totaled $47.3 million or $25.38 per share at December 31, 2004, an increase of $0.8 million from $46.5 million or $24.41 per share at December 31, 2003. Net income of $4.7 million was the primary factor contributing to the capital improvement. Repurchases of common stock, net cash dividends declared and a decrease in the net unrealized gain on investment securities also affected stockholders' equity during 2004.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

We periodically purchase shares of our common stock under a Board-approved stock repurchase program. Under this program, we repurchased and retired 48,365 shares for $2.0 million in 2004, 44,788 shares for $1.6 million in 2003 and 37,933 shares for $1.2 million in 2002. On March 17, 2004, the Board of Directors approved the 2004 Stock Repurchase Program authorizing the repurchase of up to 57,221 shares, which was amended on November 17, 2004, to allow for the repurchase of up to an additional 55,931 shares. As of December 31, 2004, there were 67,808 shares available for repurchase under this Program. The 2004 Stock Repurchase Program has no expiration date. We plan to buyback the available shares in 2005, if upon analysis, such repurchases meet our targeted internal rate of return and after-tax return on investment.

Dividends declared totaled $1,658 or $0.88 per share in 2004 and $1,687 or $0.88 per share in 2003. Dividends declared, as a percent of net income, equaled 35.1 percent in 2004 and 35.9 percent in 2003. It is the intention of our Board of Directors to continue to pay cash dividends in the future. However, they consider our operating results, financial and economic conditions, capital and growth objectives, appropriate dividend restrictions and other relevant factors when declaring dividends. We rely on dividends received from our subsidiary, Community Bank, for payment of dividends to stockholders. Community Bank's ability to pay dividends is subject to federal and state regulations. Accordingly, Community Bank, without prior regulatory approval, may declare dividends to us totaling $5,188 at December 31, 2004.

Stockholders may automatically reinvest their dividends in shares of our common stock through our DRP. The DRP not only provides stockholders with a convenient means to invest in our common stock without brokerage commissions, but also furnishes us with additional funds for general corporate purposes. During the years ended December 31, 2004 and 2003, 6,228 shares and 6,547 shares were issued under this plan.

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

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Our and Community Bank's capital ratios at December 31, 2004 and 2003, as well as the required minimum ratios for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions as defined by the Federal Deposit Insurance Corporation Improvement Act of 1991, are summarized as follows:

Regulatory capital

                                                                                    MINIMUM TO BE WELL
                                                                                    CAPITALIZED UNDER
                                                               MINIMUM FOR CAPITAL  PROMPT CORRECTIVE
                                                  ACTUAL        ADEQUACY PURPOSES   ACTION PROVISIONS
                                            ------------------ -------------------  -----------------
               DECEMBER 31                    2004      2003     2004       2003      2004     2003
-----------------------------------------   --------  --------  -------   --------  -------   -------
Basis for ratios:
Tier I capital to risk-weighted assets:
  Consolidated...........................   $ 45,094  $ 43,466  $15,881   $14,590
  Community Bank.........................     43,045    42,113   15,864    14,567   $23,796   $21,850
Total capital to risk-weighted assets:
  Consolidated...........................     48,953    47,050   31,762    29,180
  Community Bank.........................     46,904    45,697   31,728    29,134    39,660    36,417
Tier I capital to total average assets
 less intangible assets:
  Consolidated...........................     45,094    43,466   20,608    20,076
  Community Bank.........................     43,045    42,113  $20,580   $20,049   $25,725   $25,061

Risk-weighted assets:
  Consolidated...........................    384,967   357,240
  Community Bank.........................    384,539   356,667
Risk-weighted off-balance sheet items:
  Consolidated...........................     12,056     7,506
  Community Bank.........................     12,056     7,506
Average assets for Leverage ratio:
  Consolidated...........................    515,195   501,900
  Community Bank.........................   $514,504  $501,220

Ratios:
Tier I capital as a percentage of risk-
 weighted assets and off-balance sheet
 items:
  Consolidated...........................       11.4%     11.9%     4.0%      4.0%
  Community Bank.........................       10.9      11.6      4.0       4.0       6.0%      6.0%
Total of Tier I and Tier II capital as a
 percentage of risk-weighted assets and
 off-balance sheet items:
  Consolidated...........................       12.3      12.9      8.0       8.0
  Community Bank.........................       11.8      12.5      8.0       8.0      10.0      10.0
Tier I capital as a percentage of total
 average assets less intangible assets:
  Consolidated...........................        8.8       8.7      4.0       4.0
  Community Bank.........................        8.4%      8.4%     4.0%      4.0%      5.0%      5.0%

Our and Community Bank's risk-based capital ratios are strong and have consistently exceeded the minimum regulatory capital ratios of 4.0 percent and
8.0 percent required for adequately capitalized institutions. The ratio of Tier I capital to risk-weighted assets was 11.4 percent and 11.9 percent at December 31, 2004 and 2003, and our total capital to risk-weighted assets ratio was 12.3 percent at year-end 2004, compared to 12.9 percent at

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

the end of 2003. An increase in risk-weighted assets and off-balance sheet items to a greater extent than both Tier I and total capital caused the slight decline in the ratios. Specifically, total risk-weighted assets and off-balance sheet items rose $32.3 million or 8.9 percent, while Tier I capital increased $1.6 million or 3.7 percent and total capital grew $1.9 million or 4.0 percent. Community Bank's Tier I risk-based and total risk-based capital ratios also declined for reasons similar to those discussed for the consolidated ratios. Our Leverage ratio improved to 8.8 percent at December 31, 2004, from 8.7 percent at December 31, 2003, while Community Bank's Leverage ratio remained stable at 8.4 percent. Similar to the Tier I risk-based and total risk-based capital ratios, the Leverage ratio for us and Community Bank well exceeded the minimum of 4.0 percent for capital adequacy purposes. Based on the most recent notification from the FDIC, Community Bank was categorized as well capitalized under the regulatory framework for prompt corrective action at December 31, 2004 and 2003. There are no conditions or events since this notification that we believe have changed Community Bank's category.

REVIEW OF FINANCIAL PERFORMANCE:

We were able to record marginal earnings growth in 2004 in spite of having to counteract a slight compression in our net interest margin, a decline in demand for mortgage-related products and an increase in expenses from infrastructure expansion. Our net income totaled $4,725 or $2.50 per share in 2004 compared to $4,700 or $2.45 per share in 2003. ROAA and ROAE were 0.92 percent and 9.97 percent in 2004, versus 0.93 percent and 10.23 percent in 2003. Rising market rates impacted the value of our available-for-sale investment securities. As a result, we experienced a loss in other comprehensive income, net of income tax benefits, of $579 in 2004. Similarly, in 2003 we reported an other comprehensive loss, net of income tax benefits, of $471.

Tax-equivalent net interest income improved slightly, by $292 or 1.6 percent in 2004. Growth in average earning assets over interest-bearing liabilities, more than offset a 3 basis point reduction in our net interest spread. Our net interest margin was 3.76 percent in 2004 compared to 3.80 percent in 2003.

Demand for mortgage loans and refinancing slowed in 2004 and was the greatest factor influencing the 11.6 percent reduction in noninterest income. The decline in mortgage lending resulted in a 52.4 percent decrease in gains on the sale of residential mortgages.

Noninterest expense rose 1.2 percent in 2004. Increases in net occupancy and equipment expense related to infrastructure expansion and other expenses were partially offset by reductions in salaries and employee

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

benefits expense. This increase, coupled with the reduction in the net interest margin and noninterest income, negatively impacted our productivity as indicated by the operating efficiency ratio. This ratio, defined as noninterest expense divided by net interest income and noninterest income, is a key industry ratio that measures productivity. Our operating efficiency ratio weakened to 71.0 percent in 2004, from 69.4 percent in 2003. However, the overhead ratio, another measure of productivity defined as noninterest expense as a percentage of average total assets, improved from 2.9 percent in 2003 to 2.8 percent in 2004.

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

      -     Changes in general market interest rates; and

      -     The level of nonperforming assets.

Changes in net interest income are measured by the net interest spread and net interest margin. Net interest spread, the difference between the average yield earned on earning assets and the average rate incurred on interest-bearing liabilities, illustrates the effects changing interest rates have on profitability. Net interest margin, net interest income as a percentage of earning assets, is a more comprehensive ratio, as it reflects not only the spread, but also the change in the composition of interest-earning assets and interest-bearing liabilities. Tax-exempt loans and investments carry pretax yields lower than their taxable counterparts. Therefore, in order to make the analysis of net interest income more comparable, tax-exempt income and yields are reported on a tax-equivalent basis using the prevailing federal statutory tax rate of 34.0 percent.

The banking industry continued to experience margin compression in 2004. However, the compression was not as severe as exhibited in 2003 and started showing improvement in the fourth quarter as interest rates began to rise. The net interest margin for all FDIC-insured commercial banks compressed 21 basis points to 3.61 percent in 2004 from 3.82 percent in 2003. The yield on earning assets for these institutions fell 32 basis points to 5.02

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

percent in 2004 from 5.34 percent last year, while fund costs, already at historic lows, could not react to the same magnitude. The cost of funding earning assets decreased 11 basis points to 1.41 percent in 2004 from 1.52 percent in 2003. Margins for FDIC-insured commercial banks improved 2 basis points to 3.73 percent in the fourth quarter from 3.71 percent in the third quarter. Margins for Pennsylvania banks declined to the same extent. For these banks, the yield on earning assets fell 21 basis points in 2004, while their cost of funds, as a percentage of average earning assets, remained unchanged. As a result, their average net interest margin compressed 21 basis points to 3.23 percent in 2004 from 3.44 percent in 2003. Similar to all FDIC- and Pennsylvania insured banks, banks in our peer group reported lower net interest margins in 2004. This group's tax-equivalent net interest margin decreased 7 basis points to 4.00 percent in 2004 from 4.07 percent in 2003.

Similar to all banks, we consider the maintenance of an adequate net interest margin to be of primary concern. The current economic environment has the potential to pose problems for all banks. Rising interest rates, coupled with increased competition for loans and deposits, could adversely affect net interest margins should fund costs rise faster or to a greater extent than earning asset yields. No assurance can be given as to how general market conditions will change or how such changes will affect net interest income. Therefore, we believe through prudent deposit-pricing practices and careful investing and conservative loan pricing, our net interest margin will remain strong.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

We analyze interest income and interest expense by segregating rate and volume components of earning assets and interest-bearing liabilities. The impact changes in the interest rates earned and paid on assets and liabilities, along with changes in the volumes of earning assets and interest-bearing liabilities have on net interest income are summarized as follows. The net change or mix component, attributable to the combined impact of rate and volume changes within earning assets and interest-bearing liabilities categories, has been allocated proportionately to the change due to rate and the change due to volume.

NET INTEREST INCOME CHANGES DUE TO RATE AND VOLUME

                                                            2004 VS. 2003                    2003 VS. 2002
                                                     ---------------------------     -----------------------------
                                                         INCREASE (DECREASE)              INCREASE (DECREASE)
                                                           ATTRIBUTABLE TO                  ATTRIBUTABLE TO
                                                     ---------------------------     -----------------------------
                                                     TOTAL                            TOTAL
                                                     CHANGE    RATE       VOLUME      CHANGE     RATE       VOLUME
                                                     ------   -------     ------     -------    -------     ------
Interest income:
Loans:
  Taxable...................................         $(631)   $(2,097)    $1,466     $  (583)   $(2,014)    $1,431
  Tax-exempt................................           103       (157)       260         138       (386)       524
Investments:
  Taxable...................................           134        385       (251)     (1,518)    (1,891)       373
  Tax-exempt................................           (21)        (7)       (14)       (453)       (19)      (434)
Federal funds sold..........................           (32)        35        (67)       (168)       (96)       (72)
                                                     -----    -------     ------     -------    -------     ------
    Total interest income...................          (447)    (1,841)     1,394      (2,584)    (4,406)     1,822
                                                     -----    -------     ------     -------    -------     ------

Interest expense:
Money market accounts.......................            43          5         38        (197)      (152)       (45)
NOW accounts................................            77         40         37        (176)      (183)         7
Savings accounts............................          (337)      (353)        16        (708)    (1,032)       324
Time deposits less than $100................          (580)      (358)      (222)     (1,028)    (1,044)        16
Time deposits $100 or more..................            60          3         57        (138)      (134)        (4)
Short-term borrowings.......................            (2)         3         (5)          3         (1)         4
Long-term debt..............................
                                                     -----    -------     ------     -------    -------     ------
    Total interest expense..................          (739)      (660)       (79)     (2,244)    (2,546)       302
                                                     -----    -------     ------     -------    -------     ------
    Net interest income.....................         $ 292    $(1,181)    $1,473     $  (340)   $(1,860)    $1,520
                                                     =====    =======     ======     =======    =======     ======

Tax-equivalent net interest income improved $292 to $18,346 in 2004 from $18,054 in 2003. Growth in average earnings assets over interest-bearing liabilities more than offset a 3 basis point reduction in our net interest spread.

Average earning assets grew $12.9 million or 2.7 percent in 2004 to $488.3 million from $475.4 million in 2003. As a result, interest revenue increased $1,394. Interest-bearing liabilities averaged $401.7 million in 2004, an increase of $4.7 million compared to $397.0 million in 2003. Despite the increase in average interest-bearing liabilities, interest expense declined $79 in 2004. This decrease is attributed to the mix component, as the majority of the growth was concentrated in lower-costing deposits, money market and NOW accounts, while higher costing time deposits declined. With regard to growth in average earning assets, taxable and tax-

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

exempt loans grew $22.3 million and $5.2 million, which together resulted in additional interest revenue of $1,726. Average investments and federal funds sold decreased $9.4 million and $5.2 million, which lowered interest revenue by $265 and $67. With regard to volumes of interest-bearing liabilities, a $5.8 million decline in time deposits less than $100 reduced interest expense by $222. Although we experienced growth in all other major deposit categories, the additional interest expense did not exceed the reduction caused by that of time deposits. Growth in NOW accounts of $3.9 million, money market accounts of $3.6 million, time deposit $100 or more of $1.7 million and savings accounts of $1.6 million together resulted in additional interest expense of $148.

We are aware that recent changes in monetary policy has and will continue to have an affect on our net interest income. The yields on our earning assets and costs of our interest-bearing liabilities, which have been plummeting in recent periods, showed signs of reacting to the shift in monetary policy during the second half of 2004. Because of the short-term nature of our investment portfolio, we were able to enhance the yield earned as repayments were reinvested at higher yields. The tax-equivalent yield on our investment portfolio, which fell 188 basis points in 2003, increased 47 basis points in 2004. In addition, certain larger-balance, money market and NOW accounts of local school districts and municipalities are priced in accordance with changes in the three-month Treasury Bill. The cost of money market and NOW accounts, which declined 89 basis points and 47 basis points in 2003, rose 3 basis points and 10 basis points in 2004.

Tax-equivalent net interest net interest income was adversely affected by $1,181 in 2004 due to changes in interest rates. The tax-equivalent yield on earning assets declined 24 basis points to 5.65 percent in 2004 from 5.89 percent in 2003. Our cost of funds also decreased, by 21 basis points to 2.30 percent in 2004 from 2.51 percent in 2003. Loan yields continued to decline and had the greatest effect on net interest income. The tax-equivalent yield on our loan portfolio decreased 63 basis points to 6.12 percent in 2004 from 6.75 percent in 2003 and caused a reduction in interest revenue of $2,254. Partially offsetting the effect of loan yields on net interest income was reductions in the rates paid on savings accounts of 27 basis points and time deposits less than $100 of 20 basis points. These decreases had a positive effect on net interest income by reducing interest expense by $353 and $358.

The average balances of assets and liabilities, corresponding interest income and expense and resulting average yields or rates paid are summarized as follows. Averages for earning assets include nonaccrual loans. Investment averages include available-for-sale securities at amortized cost. Income on investment securities and loans are adjusted to a tax-equivalent basis using the prevailing federal statutory tax rate of 34.0 percent.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

SUMMARY OF NET INTEREST INCOME

                                                                 2004                            2003
                                                     ----------------------------    ----------------------------
                                                                INTEREST    AVERAGE             INTEREST   AVERAGE
                                                     AVERAGE    INCOME/    INTEREST  AVERAGE    INCOME/    INTEREST
                                                     BALANCE    EXPENSE      RATE    BALANCE    EXPENSE      RATE
                                                     --------   --------   --------  --------   --------   --------
ASSETS:
Earning assets:
Loans:
  Taxable.....................................       $346,990   $21,597      6.22%   $324,705   $22,228      6.85%
  Tax-exempt..................................         27,090     1,284      4.74      21,853     1,181      5.40
Investments:
  Taxable.....................................         71,274     2,168      3.04      80,520     2,034      2.53
  Tax-exempt..................................         32,057     2,382      7.43      32,240     2,403      7.45
Federal funds sold............................         10,857       148      1.36      16,116       180      1.12
                                                     --------   -------              --------   -------
    Total earning assets......................        488,268    27,579      5.65%    475,434    28,026      5.89%
Less: allowance for loan losses...............          3,779                           3,732
Other assets..................................         31,396                          31,160
                                                     --------                        --------
    Total assets..............................       $515,885                        $502,862
                                                     ========                        ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Money market accounts.........................       $ 20,098       213      1.06%   $ 16,494       170      1.03%
NOW accounts..................................         42,480       425      1.00      38,600       348      0.90
Savings accounts..............................        129,564       985      0.76     127,975     1,322      1.03
Time deposits less than $100..................        180,044     6,632      3.68     185,873     7,212      3.88
Time deposits $100 or more....................         29,488       977      3.31      27,755       917      3.30
Short-term borrowings.........................             15         1      2.35         265         3      1.13
Long-term debt................................
                                                     --------   -------              --------   -------
    Total interest-bearing liabilities........        401,689     9,233      2.30%    396,962     9,972      2.51%
Noninterest-bearing deposits..................         63,954                          56,743
Other liabilities.............................          2,856                           3,207
Stockholders' equity..........................         47,386                          45,950
                                                     --------                        --------
    Total liabilities and stockholders' equity       $515,885                        $502,862
                                                     ========   -------              ========   -------
    Net interest/income spread................                  $18,346      3.35%              $18,054      3.38%
                                                                =======                         =======
    Net interest margin.......................                               3.76%                           3.80%
Tax-equivalent adjustments:
Loans.........................................                  $   436                         $   401
Investments...................................                      810                             817
                                                                -------                         -------
    Total adjustments.........................                  $ 1,246                         $ 1,218
                                                                =======                         =======

Note: Average balances were calculated using average daily balances. Average balances for loans include nonaccrual loans. Interest income on taxable loans includes fees of $763 in 2004, $1,030 in 2003, $812 in 2002, $673 in 2001 and
$445 in 2000. Available-for-sale securities, included in investment securities, are stated at amortized cost with the related average unrealized holding gains of $2,839 in 2004, $3,367 in 2003, $2,614 in 2002 and $1,337 in 2001, and an
average unrealized holding loss of $810 in 2000 included in other assets. Tax-equivalent adjustments were calculated using the prevailing federal statutory tax rate of 34.0 percent.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

SUMMARY OF NET INTEREST INCOME (CONTINUED)

            2002                               2001                              2000
-----------------------------      -----------------------------     ---------------------------
           INTEREST   AVERAGE                 INTEREST   AVERAGE               INTEREST  AVERAGE
 AVERAGE   INCOME/   INTEREST       AVERAGE    INCOME/  INTEREST      AVERAGE  INCOME/   INTEREST
 BALANCE   EXPENSE     RATE         BALANCE   EXPENSE     RATE        BALANCE  EXPENSE     RATE
--------   --------  --------      --------   --------  --------     --------  --------  --------
$304,849   $22,811      7.48%      $291,514   $24,393      8.37%     $278,931   $23,562      8.45%
  13,386     1,043      7.79          8,179       713      8.72        10,228       977      9.55

  72,155     3,552      4.92         64,172     3,619      5.64        60,810     3,567      5.87
  38,060     2,856      7.50         35,490     2,670      7.52        31,915     2,492      7.81
  21,241       348      1.64         18,451       767      4.16         2,679       164      6.12
--------   -------                 --------   -------                --------   -------
 449,691    30,610      6.81%       417,806    32,162      7.70%      384,563    30,762      8.00%
   3,488                              3,426                             3,492
  28,748                             26,323                            25,797
--------                           --------                          --------
$474,951                           $440,703                          $406,868
========                           ========                          ========

$ 19,073       367      1.92%      $ 29,390     1,105      3.76%     $ 20,710       735      3.55%
  38,125       524      1.37         29,099       510      1.75        25,569       606      2.37
 108,137     2,030      1.88         79,616     1,790      2.25        73,171     1,846      2.52
 185,508     8,240      4.44        185,015    10,112      5.47       175,522     9,942      5.66
  27,861     1,055      3.79         32,075     1,613      5.03        32,302     1,931      5.98
       8                2.00              5                5.00         2,374       150      6.32
                                          6         1      7.50            37         2      7.50
--------   -------                 --------   -------                --------   -------
 378,712    12,216      3.23%       355,206    15,131      4.26%      329,685    15,212      4.61%
  49,441                             42,235                            37,953
   3,435                              3,504                             3,402
  43,363                             39,758                            35,828
--------                           --------                          --------
$474,951                           $440,703                          $406,868
========   -------                 ========   -------                ========   -------
           $18,394      3.58%                 $17,031      3.44%                $15,550      3.39%
           =======                            =======                           =======
                        4.09%                              4.08%                             4.04%

           $   355                            $   242                           $   332
               971                                908                               847
           -------                            -------                           -------
           $ 1,326                            $ 1,150                           $ 1,179
           =======                            =======                           =======

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

PROVISION FOR LOAN LOSSES:

As previously mentioned, asset quality in the banking industry continued to improve in 2004. Nonperforming assets for all FDIC-insured commercial banks decreased 20.5 percent in 2004 after decreasing 12.6 percent in 2003. As a percentage of total assets, nonperforming assets, improved to 0.55 percent at December 31, 2004, from 0.77 percent at the end of 2003. In addition, net charge-offs for these institutions decreased for the second consecutive year. Similar to 2003, banks responded by cutting back on their provision for loan losses by $8.6 billion or 24.8 percent in 2004. Pennsylvania banks also experienced an improvement in asset quality as evidenced by a 24.0 percent reduction in nonperforming asset levels. In addition, the amount of loans charged-off decreased 30.9 percent, and as a result, Pennsylvania banks reduced their provision for loan losses by 52.1 percent.

We evaluate the adequacy of the allowance for loan losses account on a quarterly basis utilizing our systematic analysis in accordance with procedural discipline. We take into consideration certain factors such as composition of the loan portfolio, volumes of nonperforming loans, volumes of net charge-offs, prevailing economic conditions and other relevant factors when determining the adequacy of the allowance for loan losses account. We make monthly provisions to the allowance for loan losses account in order to maintain the allowance at an appropriate level. The provision for loan losses equaled $600 in 2004, an increase of $120 compared to $480 in 2003. Based on our most recent evaluation at December 31, 2004, we believe that the allowance was adequate to absorb any known or potential losses in our portfolio.

NONINTEREST INCOME:

The composite of all FDIC-insured banks experienced a $2.4 billion or 1.3 percent decline in noninterest income in 2004. In addition, gains on the sale of investment securities for these banks decreased 34.5 percent. Conversely, noninterest income for insured Pennsylvania banks improved $298.3 million or 6.3 percent after declining for two consecutive years.

As previously mentioned, the demand for mortgage loans and refinancing slowed considerably in 2004, which resulted in a $635 or 52.4 percent decrease in gains on the sale of residential mortgages. Overall, noninterest revenue declined $468 or 11.6 percent to $3,566 in 2004 from $4,034 in 2003. Partially mitigating the effect of the decline in gains on residential mortgage sales was a $180 or 6.4 percent increase in service charges, fees and commissions.

Fee-based revenue growth is important to improving profitability, as it lessens reliance on traditional, spread-based income. Our ratio of

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

noninterest income, excluding gains on the sale of investments, as a percentage of average total assets, deteriorated to 0.69 percent in 2004 from 0.80 percent in 2003. In comparison, this ratio for our peer group was 1.04 percent in 2004 and 1.14 percent in 2003.

During the first quarter of 2005, we introduced new overdraft protection alternatives to our customers. We believe these alternatives will not only strengthen our customer relationships, but provide us with a new source of fee income.

NONINTEREST EXPENSE:

Bank productivity weakened for the second consecutive year, as evidenced by an increase in the efficiency ratio for all FDIC-insured commercial banks to 58.0 percent in 2004 from 56.5 percent in 2003. For these institutions, noninterest expense increased $11.6 billion or 4.7 percent. Insured Pennsylvania banks experienced an even greater increase in noninterest expense, rising $738.1 million or 11.6 percent in 2004. However, as a percentage of average earning assets, noninterest expense decreased to 4.1 percent in 2004 compared to 4.2 percent in 2003.

In general, noninterest expense is categorized into three main groups, including employee-related expenses, occupancy and equipment expenses and other expenses. Employee-related expenses are costs associated with providing salaries, including payroll taxes, and benefits to our employees. Occupancy and equipment expenses, the costs related to the maintenance of facilities and equipment, include depreciation, general maintenance and repairs, real estate taxes, rental expense offset by any rental income and utility costs. Other expenses include general operating expenses such as advertising, contractual services, insurance, including FDIC assessment, other taxes and supplies. Several of these costs and expenses are variable while the remainder are fixed. We utilize budgets and other related strategies in an effort to control the variable expenses.

Noninterest expense increased $178 or 1.2 percent to $14,662 in 2004 from $14,484 for the same period of 2003. The slight increase was due mainly to a $214 or 9.5 percent rise in occupancy and equipment expense coupled with a $173 or 3.4 percent increase in other expenses. Salaries and employee benefits expense declined $209 or 2.9 percent.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The major components of noninterest expense for the past five years are summarized as follows:

NONINTEREST EXPENSE

          YEAR ENDED DECEMBER 31                  2004     2003     2002     2001     2000
-------------------------------------------     -------  -------  -------  -------  -------
Salaries and employee benefits expense:
Salaries and payroll taxes.................     $ 5,617  $ 5,929  $ 5,623  $ 4,755  $ 4,419
Employee benefits..........................       1,351    1,248    1,144      883      800
                                                -------  -------  -------  -------  -------
  Salaries and employee benefits expense...       6,968    7,177    6,767    5,638    5,219
                                                -------  -------  -------  -------  -------

Net occupancy and equipment expense:
Net occupancy expense......................       1,158      991      836      766      781
Equipment expense..........................       1,306    1,259    1,017      914      911
                                                -------  -------  -------  -------  -------
  Net occupancy and equipment expense......       2,464    2,250    1,853    1,680    1,692
                                                -------  -------  -------  -------  -------

Other expenses:
Marketing expense..........................         586      425      482      381      365
Other taxes................................         394      444      399      407      315
Stationery and supplies....................         365      385      465      389      406
Contractual services.......................       1,556    1,579    1,494    1,320    1,183
Insurance, including FDIC assessment.......         235      207      187      169      164
Other......................................       2,094    2,017    1,883    1,886    1,725
                                                -------  -------  -------  -------  -------
  Other expenses...........................       5,230    5,057    4,910    4,552    4,158
                                                -------  -------  -------  -------  -------
    Total noninterest expense..............     $14,662  $14,484  $13,530  $11,870  $11,069
                                                =======  =======  =======  =======  =======

Salaries and employee benefits expense constitutes the majority of our noninterest expense. Total personnel costs decreased $209 or 2.9 percent to $6,968 in 2004 from $7,177 in 2003. Under GAAP certain loan origination costs, which are payroll related to specific lending activities, are required to be deferred and recognized over the life of each loan as an adjustment to yield. At the beginning of 2004, we re-evaluated these costs by major loan classification, and revised the estimated amount of loan origination costs deferred for each completed loan in each major loan classification. As a result of this action, we recognized a change in the accounting estimate in 2004. The application of the revised estimates to a greater number of originations in 2004 caused the decline in salaries and employee benefits expense as compared to 2003.

Net occupancy and equipment expense increased $214 or 9.5 percent to $2,464 in 2004, compared to $2,250 in 2003. Additional rental and occupancy costs associated with the relocation of our Loan Operations Department to a new facility was the primary factor leading to the increase. Also contributing were higher maintenance costs related to our document imaging system and a loss from flood damage due to Hurricane Ivan.

As previously mentioned, we received authorization from the Commonwealth of Pennsylvania Department of Banking to close and transfer the assets and liabilities of our Factoryville branch office. As of December 31, 2004, we have not incurred any costs associated with this closure, nor do we expect to incur any material costs related to it in 2005. We anticipate

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

reductions of $136 in salaries and employee benefits expense and $34 in occupancy expense in 2005 as a result of this action.

For a discussion on recent SFASs issued by the FASB related to net occupancy and equipment expense, refer to the note entitled, "Summary of significant accounting policies-Premises and equipment, net," in the Notes to Consolidated Financial Statements to this Annual Report.

For a discussion on recent SFASs issued by the FASB related to disposal activities, refer to the note entitled, "Summary of significant accounting policies-Disposal activities," in the Notes to Consolidated Financial Statements to this Annual Report.

Other expenses increased $173 or 3.4 percent to $5,230 in 2004 from $5,057 in 2003. The increase was due primarily to a 37.8 percent increase in marketing-related expenses related to our contributions to certain educational improvement organizations and not-for-profit agencies.

Our deposits are insured by the FDIC and are subject to deposit insurance assessments to maintain the Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC places each insured bank into one of nine risk categories based on the bank's capitalization and supervisory evaluations provided to the FDIC by the bank's primary federal regulator. An insured bank's assessment rate is then determined by the risk category into which it is classified. Recently, the FDIC decided to retain the existing BIF assessment schedules of $0.00 per 100 dollars of deposits for banks classified in the highest capital and supervisory evaluation category and $0.27 per 100 dollars of deposits for banks classified in the lowest category. We were classified in the highest capital and supervisory evaluation category at December 31, 2004, and will be exempt from paying a BIF assessment for the first half of 2005.

There is a separate levy assessed on all FDIC-insured institutions to bear the cost of Finance Corporation ("FICO") funding. The FDIC established the annual FICO assessment rates effective for the fourth quarter of 2004 at $0.0146 and first quarter of 2005 at $0.0144 per 100 dollars of BIF-assessable deposits. Our FICO assessments were $68 and $70 for the years ended December 31, 2004 and 2003.

INCOME TAXES:

Our income tax expense decreased $527 to $679 in 2004 from $1,206 in 2003. At the end of 2003, we committed to an investment that qualified for a $418 one-time Federal Historic Tax Credit. In addition to this tax credit, we utilize loans and investments of tax-exempt organizations to mitigate our tax burden, as interest revenue from these sources is not taxable by the

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

federal government. Tax-exempt interest revenue, as a percentage of total interest revenue, increased to 9.2 percent in 2004 from 8.8 percent in 2003. As a result of the tax credit and increase in tax-exempt income, our effective tax rate improved to 12.6 percent in 2004 from 20.4 percent in 2003. Our effective tax rate continued to be more advantageous than that of our peer group's of 26.4 percent in 2004 and 27.5 percent in 2003.

The difference between the amount of income tax currently payable and the provision for income tax expense reflected in the income statements arises from temporary differences. Temporary differences are differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, which result in deferred tax assets or liabilities. We perform quarterly reviews on the tax criteria related to the recognition of deferred tax assets. We decided not to establish a valuation reserve for the deferred tax assets since it is likely that these assets will be realized through carry-back to taxable income in prior years and by future reversals of existing taxable temporary differences or, to a lesser extent, through future taxable income.

COMM BANCORP, INC.
REPORT OF MANAGEMENT

Management is responsible for the preparation and fair presentation of the accompanying consolidated balance sheets of Comm Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004, in accordance with United States generally accepted accounting principles. This responsibility includes: designing, implementing and maintaining internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable under the circumstances.

The internal controls of the bank are established by management. These controls are designed to provide reasonable assurance that assets are safeguarded and transactions are executed, recorded and reported in accordance with management's intentions and authorizations and to comply with applicable laws and regulations. The internal control system includes an organizational structure that provides appropriate delegation of authority and segregation of duties, established policies and procedures, and comprehensive internal audit and loan review programs. To enhance the reliability of internal controls, management recruits and trains highly qualified personnel, and maintains sound risk management practices. The internal control system is maintained through a monitoring process that includes a program of internal audits.

There are inherent limitations in any internal control including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal controls can provide only reasonable assurance with respect to financial statement preparation. Furthermore, due to changes in conditions, the effectiveness of internal controls may vary over time. The internal auditor of the Company reviews, evaluates, and makes recommendations on policies and procedures, which serves as an integral, but independent, component of our internal control.

The consolidated financial statements have been audited by Kronick Kalada Berdy & Co., an independent registered public accounting firm, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that the auditor complies with ethical requirements, including independence. The auditor plans and performs the audit to obtain reasonable assurance whether the financial statements are free from material misstatement. The audit involves selecting and performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgement, including an assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor gains an

COMM BANCORP, INC.
REPORT OF MANAGEMENT (CONTINUED)

understanding of the internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate under the circumstances, not for the purpose of expressing an opinion on the effectiveness of the Company's internal controls. In addition, the Company is required by federal banking regulation to have a separate audit conducted by Kronick Kalada Berdy & Co. in order for them to provide an attestation to management's assertions on the effectiveness of internal control over financial reporting and compliance with laws and regulations. Management has made an assertion that the Company's system of internal controls is operating effectively in order to provide reasonable assurance over the financial reporting and compliance processes. The independent auditor conducted a separate and distinct audit on the assertion made by management of the effectiveness of the Company's internal controls over financial reporting and expressed an unqualified opinion on that assertion. Kronick Kalada Berdy & Co. reviews the results of its audit with both management and the Joint Audit Committee of the Board of Directors.

The Company's financial reporting and internal controls are under the general oversight of the Board of Directors, acting through the Joint Audit Committee. The Joint Audit Committee is composed entirely of independent directors. Kronick Kalada Berdy & Co. and the internal auditor have direct and unrestricted access to the Joint Audit Committee at all times. The Joint Audit Committee meets periodically with management, the internal auditor and Kronick Kalada Berdy & Co. to determine that each is fulfilling its responsibilities and to support actions to identify, measure and control risks and augment internal controls.

Management, based on its assessment of the Company's internal control structure and procedures for financial reporting and compliance with applicable laws and regulations, believes that the Company maintained effective internal controls as of December 31, 2004.

/s/ William F. Farber, Sr.
-------------------------------------
William F. Farber, Sr.
President and Chief Executive Officer
(Principal Executive Officer)

/s/ Scott A. Seasock
-------------------------------------
Scott A. Seasock
Executive Vice President and
Chief Financial Officer
(Principal Financial Officer)

February 10, 2005

COMM BANCORP, INC.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
 and Stockholders
Comm Bancorp, Inc.
Clarks Summit, Pennsylvania

We have audited the accompanying consolidated balance sheets of Comm Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with United States generally accepted accounting principles.

/s/ Kronick Kalada Berdy & Co.
--------------------------------
KRONICK KALADA BERDY & CO., P.C.
Kingston, Pennsylvania

February 10, 2005

COMM BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                            YEAR ENDED DECEMBER 31                                   2004         2003         2002
-------------------------------------------------------------------------------   ----------   ----------   ----------
INTEREST INCOME:
Interest and fees on loans:
  Taxable......................................................................   $   21,597   $   22,228   $   22,811
  Tax-exempt...................................................................          848          780          688
Interest and dividends on investment securities available-for-sale:
  Taxable......................................................................        2,139        1,994        3,481
  Tax-exempt...................................................................        1,572        1,586        1,885
  Dividends....................................................................           29           40           71
Interest on federal funds sold.................................................          148          180          348
                                                                                  ----------   ----------   ----------
    Total interest income......................................................       26,333       26,808       29,284
                                                                                  ----------   ----------   ----------

INTEREST EXPENSE:
Interest on deposits...........................................................        9,232        9,969       12,216
Interest on short-term borrowings..............................................            1            3
                                                                                  ----------   ----------   ----------
    Total interest expense.....................................................        9,233        9,972       12,216
                                                                                  ----------   ----------   ----------
    Net interest income........................................................       17,100       16,836       17,068
Provision for loan losses......................................................          600          480        1,100
                                                                                  ----------   ----------   ----------
    Net interest income after provision for loan losses........................       16,500       16,356       15,968
                                                                                  ----------   ----------   ----------

NONINTEREST INCOME:
Service charges, fees and commissions..........................................        2,989        2,809        2,904
Net gains on sale of loans.....................................................          577        1,212          919
Net gains on sale of investment securities available-for-sale..................                        13          322
                                                                                  ----------   ----------   ----------
    Total noninterest income...................................................        3,566        4,034        4,145
                                                                                  ----------   ----------   ----------

NONINTEREST EXPENSE:
Salaries and employee benefits expense.........................................        6,968        7,177        6,767
Net occupancy and equipment expense............................................        2,464        2,250        1,853
Other expenses.................................................................        5,230        5,057        4,910
                                                                                  ----------   ----------   ----------
    Total noninterest expense..................................................       14,662       14,484       13,530
                                                                                  ----------   ----------   ----------
Income before income taxes.....................................................        5,404        5,906        6,583
Provision for income tax expense...............................................          679        1,206        1,383
                                                                                  ----------   ----------   ----------
    Net income.................................................................        4,725        4,700        5,200
                                                                                  ----------   ----------   ----------

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized holding gains (losses) on investment securities available-for-sale..         (878)        (700)       3,245
Reclassification adjustment for gains included in net income...................                       (13)        (322)
Income tax expense (benefit) related to other comprehensive income (loss)......         (299)        (242)         994
                                                                                  ----------   ----------   ----------
    Other comprehensive income (loss), net of income taxes.....................         (579)        (471)       1,929
                                                                                  ----------   ----------   ----------
    Comprehensive income.......................................................   $    4,146   $    4,229   $    7,129
                                                                                  ==========   ==========   ==========

PER SHARE DATA:
Net income.....................................................................   $     2.50   $     2.45   $     2.65
Cash dividends declared........................................................   $     0.88   $     0.88   $     0.82
Average common shares outstanding..............................................    1,890,960    1,921,063    1,960,140

See Notes to Consolidated Financial Statements.

COMM BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                          DECEMBER 31                                  2004        2003
----------------------------------------------------------------     --------    --------
ASSETS:
Cash and due from banks.........................................     $ 11,802    $ 17,099
Federal funds sold..............................................          900      11,500
Investment securities available-for-sale........................      118,756     105,248
Loans held for sale, net........................................        1,917       3,205
Loans, net of unearned income...................................      381,723     357,940
  Less: allowance for loan losses...............................        3,859       3,584
                                                                     --------    --------
Net loans.......................................................      377,864     354,356
Premises and equipment, net.....................................       11,628      12,484
Accrued interest receivable.....................................        2,319       2,229
Other assets....................................................        3,136       3,331
                                                                     --------    --------
    Total assets................................................     $528,322    $509,452
                                                                     ========    ========

LIABILITIES:
Deposits:
  Noninterest-bearing...........................................     $ 67,714    $ 59,119
  Interest-bearing..............................................      410,770     400,347
                                                                     --------    --------
    Total deposits..............................................      478,484     459,466
Accrued interest payable........................................        1,075       1,143
Other liabilities...............................................        1,445       2,302
                                                                     --------    --------
    Total liabilities...........................................      481,004     462,911
                                                                     --------    --------

STOCKHOLDERS' EQUITY:
Common stock, par value $0.33, authorized 12,000,000 shares, issued and outstanding:
 2004, 1,864,391 shares; 2003, 1,906,528 shares.................          615         629
Capital surplus.................................................        6,675       6,576
Retained earnings...............................................       38,494      37,223
Accumulated other comprehensive income..........................        1,534       2,113
                                                                     --------    --------
    Total stockholders' equity..................................       47,318      46,541
                                                                     --------    --------
    Total liabilities and stockholders' equity..................     $528,322    $509,452
                                                                     ========    ========

See Notes to Consolidated Financial Statements.

COMM BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            ACCUMULATED
                                                                                               OTHER            TOTAL
                                                        COMMON     CAPITAL      RETAINED   COMPREHENSIVE    STOCKHOLDERS'
     FOR THE THREE YEARS ENDED DECEMBER 31, 2004        STOCK      SURPLUS      EARNINGS      INCOME            EQUITY
------------------------------------------------------  ------     -------      --------   -------------    -------------
BALANCE, DECEMBER 31, 2001............................  $652       $6,396       $33,145        $  655         $40,848
Net income............................................                            5,200                         5,200
Dividends declared: $0.82 per share...................                           (1,603)                       (1,603)
Dividend reinvestment plan: 6,161 shares issued.......     2          201                                         203
Repurchase and retirement: 37,933 shares..............   (12)        (113)       (1,119)                       (1,244)
Net changes in other comprehensive income (loss)......                                          1,929           1,929
                                                        ----       ------       -------        ------         -------
BALANCE, DECEMBER 31, 2002............................   642        6,484        35,623         2,584          45,333
Net income............................................                            4,700                         4,700
Dividends declared: $0.88 per share...................                           (1,687)                       (1,687)
Dividend reinvestment plan: 6,547 shares issued.......     2          227                                         229
Repurchase and retirement: 44,788 shares..............   (15)        (135)       (1,413)                       (1,563)
Net changes in other comprehensive income (loss)......                                           (471)           (471)
                                                        ----       ------       -------        ------         -------
BALANCE, DECEMBER 31, 2003............................   629        6,576        37,223         2,113          46,541
Net income............................................                            4,725                         4,725
Dividends declared: $0.88 per share...................                           (1,658)                       (1,658)
Dividend reinvestment plan: 6,228 shares issued.......     2          244                                         246
Repurchase and retirement: 48,365 shares..............   (16)        (145)       (1,796)                       (1,957)
Net changes in other comprehensive income (loss)......                                           (579)           (579)
                                                        ----       ------       -------        ------         -------
BALANCE, DECEMBER 31, 2004............................  $615       $6,675       $38,494        $1,534         $47,318
                                                        ====       ======       =======        ======         =======

See Notes to Consolidated Financial Statements.

COMM BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                            YEAR ENDED DECEMBER 31                                  2004      2003      2002
-------------------------------------------------------------------------------   --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.....................................................................   $  4,725  $  4,700  $  5,200
Adjustments:
  Provision for loan losses....................................................        600       480     1,100
  Depreciation, amortization and accretion.....................................      2,338     3,534     2,292
  Amortization of net loan costs (fees)........................................          6      (168)     (138)
  Deferred income tax expense (benefit)........................................        113       154       (41)
  Gains on sale of investment securities available-for-sale....................                  (13)     (322)
  Losses (gains) on foreclosed assets..........................................         34                (174)
  Losses on disposition of equipment...........................................                    5
  Changes in:
    Loans held for sale, net...................................................      1,288       711    (2,031)
    Accrued interest receivable................................................        (90)      (65)      319
    Other assets...............................................................        (74)     (489)     (199)
    Accrued interest payable...................................................        (68)     (215)     (521)
    Other liabilities..........................................................       (525)       36        88
                                                                                  --------  --------  --------
      Net cash provided by operating activities................................      8,347     8,670     5,573
                                                                                  --------  --------  --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of investment securities available-for-sale.................               19,015    15,064
Proceeds from repayments of investment securities available-for-sale...........     18,218    59,972    34,499
Purchases of investment securities available-for-sale..........................    (33,481)  (62,828)  (51,224)
Proceeds from sale of foreclosed assets........................................        280       219     2,272
Net increase in lending activities.............................................    (24,566)  (35,278)  (14,010)
Purchases of premises and equipment............................................       (335)   (1,797)   (3,121)
                                                                                  --------  --------  --------
      Net cash used in investing activities....................................    (39,884)  (20,697)  (16,520)
                                                                                  --------  --------  --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net changes in:
  Money market, NOW, savings and noninterest-bearing accounts..................     18,134    20,744    30,404
  Time deposits................................................................        884     1,509    (9,396)
Proceeds from the issuance of common shares....................................        246       229       203
Repurchase and retirement of common shares.....................................     (1,957)   (1,563)   (1,244)
Cash dividends paid............................................................     (1,667)   (1,676)   (1,571)
                                                                                  --------  --------  --------
      Net cash provided by financing activities................................     15,640    19,243    18,396
                                                                                  --------  --------  --------
      Net increase (decrease) in cash and cash equivalents.....................    (15,897)    7,216     7,449
      Cash and cash equivalents at beginning of year...........................     28,599    21,383    13,934
                                                                                  --------  --------  --------
      Cash and cash equivalents at end of year.................................   $ 12,702  $ 28,599  $ 21,383
                                                                                  ========  ========  ========

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
  Interest.....................................................................   $  9,301  $ 10,187  $ 12,737
  Income taxes.................................................................        578     1,257     1,348
Noncash items:
  Transfers of loans to foreclosed assets......................................        452       440       320
  Unrealized losses (gains) on investment securities available-for-sale, net...   $    579  $    471  $ (1,929)

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

Community Leasing Corporation provides equipment lease financing to small- and middle-market commercial customers. Comm Financial Services Corporation sells insurance products and services and provides asset management services to individuals and small- and medium-sized businesses. Comm Realty Corporation holds, manages and sells foreclosed or distressed assets on behalf of Community Bank.

Community Bank is a 40.0 percent member in Community Abstract Services, LLC, a limited liability company which offers title insurance and abstract services to residential and commercial mortgage loan customers. Community Bank has significant influence over the operating and financing decisions and accounts for this investment using the equity method of accounting. The investment is included in other assets with Community Bank's proportionate share of income or loss included in noninterest income.

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

BASIS OF PRESENTATION:

The consolidated financial statements of the Company have been prepared in conformity with United States generally accepted accounting principles ("GAAP"), Regulation S-X, Item 302 of Regulation S-K and reporting practices applied in the banking industry. All significant intercompany balances and transactions have been eliminated in the consolidation. The Company also presents herein condensed parent company only financial information regarding Comm Bancorp, Inc. ("Parent Company"). Prior period amounts are reclassified when necessary to conform with the current year's presentation.

VARIABLE INTEREST ENTITIES:

On January 17, 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities," which addresses consolidation by business enterprises of variable interest entities. A revised version of Interpretation No. 46 was issued on December 24, 2003. Interpretation No. 46 provides guidance on how to identify a variable interest entity and determine when the assets, liabilities, noncontrolling interests and results of operations of a variable interest entity are to be included in an entity's consolidated financial statements. A variable interest entity exists when either the total equity investment at risk is not sufficient to permit the entity to finance its activities by itself, or the equity investors lack one of the three characteristics associated with owning a controlling financial interest. Those characteristics include: (i) the direct or indirect ability to make decisions about an entity's activities through voting rights or similar rights; (ii) the obligation to absorb the expected losses of an entity if they occur; or (iii) the right to receive the expected residual returns of the entity if they occur. The revisions to Interpretation No. 46 clarify some provisions. For entities that are considered "special-purpose," Interpretation No. 46 was effective for the first reporting period ending after December 15, 2003.

Application for all other types of entities was required for periods ending after March 15, 2004, unless previously applied. The Company has no interests that meet the criteria to be treated as a variable interest entity, therefore the adoption of this Interpretation had no effect on the operating results or financial position of the Company.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

SEGMENT DISCLOSURE:

On October 13, 2004, the FASB's Emerging Issues Task Force ("EITF") issued EITF Issue No. 04-10, "Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds." EITF Issue No. 04-10 states that operating segments that do not meet the quantitative thresholds can be aggregated only if aggregation is consistent with the objective and basic principles of Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures About Segments of an Enterprise and Related Information," whereby the segments have similar economic characteristics, and the segments share a majority of the aggregation criteria listed in SFAS No. 131. The early application of this consensus on December 31, 2004, had no effect on the operating results or financial position of the Company.

Public companies are required by GAAP to report information about operating segments in annual financial statements and to report selected information about operating segments in interim financial reports issued to stockholders. GAAP permits the aggregation of two or more operating segments into a single segment if the segments have similar economic characteristics and share a majority of the following aggregation criteria: (i) products and services; (ii) operating processes; (iii) customer bases; (iv) delivery systems; and (v) regulatory oversight. The Company's 17 branch banking offices, all similar with respect to these characteristics, have exhibited similar long-term financial performance. Therefore, they were aggregated into a single operating segment.

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

Identified loans individually evaluated for impairment under SFAS No. 114 include: (i) loans to borrowers having an aggregate exposure of $500 or more;
(ii) loans that are past due 90 days or more; (iii) nonaccrual loans; (iv) any loans internally classified as substandard, doubtful, loss, special mention or watch; (v) loans to officers and directors; and (vi) a random sample of loans with balances between $250 and $500. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. All amounts due according to the contractual terms means that both the contractual interest payments and the contractual principal payments of a loan will be collected as scheduled in the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

shortfall in relation to the principal and interest owed. Loans considered impaired under SFAS No. 114 are measured for impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. If the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral, if the loan is collateral dependent, is less than the recorded investment in the loan, including accrued interest and net deferred loan fees, the Company will recognize the impairment by adjusting the allowance for loan losses account through charges to earnings as a provision for loan losses.

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

Loans identified to be collectively evaluated for impairment are separated into three major pools in order to determine applicable loss factors. These pools include: (i) identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of watch, special mention or substandard; (ii) identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of superior, satisfactory or acceptable; and (iii) identified loans to be collectively evaluated for impairment. Specifically, management applies loss factors to identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of substandard, special mention or watch based on actual historical loss experience over the latest eight quarters, adjusted for current environmental risks, for the Company's portfolio of loans having these loan grading classifications. Loss factors applied to identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of superior, satisfactory or acceptable are based on actual historical loss experience and current environmental factors for the Company's portfolio of loans having these loan grading classifications. Identified loans to be collectively evaluated under SFAS No. 5 are applied a loss factor based on the actual historical loss experience and current environmental conditions for the overall loan portfolio. The loss factors for these pools are further defined for the major classifications of loans including: (i) commercial, financial and others; (ii) real estate-construction; (iii) real estate-mortgage; (iv) consumer; and (v) lease financing.

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

Intangible assets include goodwill and a core deposit intangible. Goodwill is evaluated at least annually for impairment. Any impairment losses arising from such testing are reported in the income statement in the current period as a separate line item within operations. The core deposit's useful life is evaluated each reporting period in order to determine if it should be adjusted.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

INVESTMENT SECURITIES:

Investment securities are classified and accounted for as either held-to-maturity, available-for-sale or trading based on management's intent at the time of acquisition. Management is required to reassess the appropriateness of the classifications at each reporting date. The Company does not buy or hold securities principally for the purpose of selling them in the near term in order to generate profits from market appreciation. Accordingly, there were no investment securities classified as trading at December 31, 2004 and 2003.

Debt securities are classified as held-to-maturity when management has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premium and accretion of discount. The Company did not have any investment securities classified as held-to-maturity at December 31, 2004 and 2003.

All of the Company's investment securities are classified as available-for-sale and are held for indefinite periods of time for the purpose of implementing management's asset/liability strategies. The Company may also sell these securities in response to changes in interest rates, prepayment risk, liquidity requirements or other circumstances identified by management.

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

On December 31, 2003, the Company adopted the FASB's EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF Issue No. 03-1 requires certain quantitative and qualitative disclosures for debt and marketable-equity securities classified as available-for-sale or held-to-maturity under SFAS No. 115 that are impaired as of the balance sheet date, but for which an other-than-temporary impairment has not been recognized. Quantitative information required includes the total related fair value of investments with unrealized losses and the total amount of these unrealized losses by investment category. The quantitative information is segmented by those investments that have been in a continuous unrealized loss position for less than 12 months and those that have been in a continuous unrealized loss position for 12 months or longer. Additional information, in narrative form, is required to provide sufficient information to allow financial statement users to understand the quantitative disclosures and the information that the investor considered in reaching the conclusion that the impairments are not other than temporary. Such information includes: (i) the nature of the investments; (ii) the causes of the impairments; (iii) the number of investments that are in an unrealized loss position; (iv) the severity and duration of the impairments; and (v) other evidence considered by the investor in reaching a conclusion that the investments are not other than temporarily impaired. The disclosures are effective for fiscal years ending after December 15, 2003. The required quantitative and qualitative disclosures for the Company's investments with unrealized losses that have not been recognized as other-than-temporary impairments are provided in Note 3. The adoption of EITF Issue No. 03-1 had no effect on the operating results or financial position of the Company.

On September 30, 2004, the FASB issued FASB Staff Position ("FSP") EITF 03-1-1, which delays the effective date for the measurement and recognition guidance contained in paragraphs 10-20 of EITF Issue No. 03-1. The delay of the effective date will be superseded concurrent with the final issuance of FSP EITF 03-1-a. Disclosure guidance and the requirement to recognize other-than-temporary impairments set forth in EITF Issue No. 03-1 remain effective.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Transfers of securities between categories are recorded at fair value at the date of the transfer. The accounting for the resulting unrealized gains or losses is determined by the category into which the security is transferred. There were no transfers of securities between categories during the years ended December 31, 2004 and 2003.

On April 30, 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amended and clarified accounting for derivative instruments including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. Specifically, SFAS No. 149 clarified under what circumstances a contract with an initial net investment meets the characteristics of a derivative and when a derivative contains a financing component that warrants special reporting in the Statement of Cash Flows. In addition, the Statement amended certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or contain embedded derivatives that warrant separate accounting. SFAS No. 149 is effective for contracts entered into or modified, and for hedging relationships designated after June 30, 2003. The provisions that relate to SFAS No. 133 implementation issues are required to be applied in accordance with their respective dates. The adoption of the provisions of SFAS No. 149 did not have a material effect on the operating results or financial position of the Company.

LOANS HELD FOR SALE, NET:

Loans held for sale consist of one-to-four family residential mortgages originated and intended for sale in the secondary market. The loans are carried in aggregate at the lower of cost or estimated market value, based upon current delivery prices in the secondary mortgage market. Net unrealized losses are recognized through a valuation allowance by corresponding charges to income. Gains or losses on the sale of these loans are recognized in noninterest income at the time of sale using the specific identification method. Loan origination fees, net of certain direct loan origination costs, are included in net gains or losses upon the sale of the related mortgage loan. All loans are sold without recourse. The aggregate cost of these loans was lower than their estimated market value at December 31, 2004 and 2003, accordingly, no valuation allowance was deemed necessary.

LOANS:

Loans, including direct financing leases, are stated at outstanding principal balances, net of unearned interest and net deferred loan fees or

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

costs. Interest income is accrued on the principal amount outstanding, except for certain scheduled payment loans for which interest is accrued based on a predetermined amortization schedule. Unearned interest on leases and installment loans is recognized over the respective loan terms using the effective interest method. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized over the contractual life of the related loan as an adjustment to yield using the effective interest method. Delinquency fees on loans are recognized in income when chargeable, assuming collectibility is reasonably assured. For direct financing leases, any gain or loss realized upon disposal of equipment returned at the end of the lease term is included in other income or expense.

GAAP requires certain costs directly related to specified activities performed by the lender for completed loans to be deferred and amortized over the life of the loan. Those activities include: (i) evaluating the prospective borrower's financial condition; (ii) evaluating and recording guarantees, collateral and other security arrangements; (iii) negotiating loan terms; (iv) preparing and processing loan documents; and (v) closing the transaction. During the year ended December 31, 2004, management re-evaluated these costs by major loan classification, and revised the estimated amount of loan origination costs deferred for each completed loan in each major loan classification. As a result of this action, the Company recognized a change in accounting estimate in 2004.

On December 13, 2004, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or loans accounted for as debt securities acquired in a transfer, if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in business combinations and applies to all nongovernmental entities. It does not apply to loans originated by the entity. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of SOP 03-3 on January 1, 2005, is not expected to have a material effect on the operating results or financial position of the Company.

NONPERFORMING ASSETS:

Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans include nonaccrual loans, restructured loans and accruing loans past due 90 days or more. The past due status of a loan is

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

based on the number of calendar days since the most recent payment has been received. Generally, a loan is classified as nonaccrual when it is determined that the collection of all or a portion of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual, interest accruals discontinue and uncollected accrued interest is reversed against income in the current period. Interest collections after a loan has been placed on nonaccrual status are credited to a suspense account until either the loan is returned to performing status or charged-off. The interest accumulated in the suspense account is credited to income if the nonaccrual loan is returned to performing status. However, if the nonaccrual loan is charged-off, the accumulated interest is applied as a reduction to principal at the time the loan is charged-off. A nonaccrual loan is returned to performing status when the loan is current as to principal and interest and has performed according to the contractual terms for a minimum of six months.

Restructured loans are loans with original terms, interest rate, or both, that have been modified as a result of a deterioration in the borrower's financial condition. Interest income on restructured loans is recognized when earned, using the interest method. There were no restructured loans outstanding at December 31, 2004 and 2003.

The Company recognizes interest income on impaired loans, including the recording of cash receipts, based on its policy for nonaccrual, restructured or accruing loans depending on the status of the impaired loan.

Foreclosed assets are comprised of properties acquired through foreclosure proceedings or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosures. The Company includes such properties in other assets. A loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets are recorded at the lower of the related loan balance or 80.0 percent of its fair market value for residential properties or 75.0 percent of its fair market value for commercial properties at the time of acquisition. Any excess of the loan balance over the recorded value is charged to the allowance for loan losses. Subsequent declines in the recorded values of the properties prior to their disposal and costs to maintain the assets are included in other expenses. No allowance for losses has been established subsequent to the acquisition of foreclosed assets during the three years ended December 31, 2004. Any gain or loss realized upon disposal of foreclosed assets is included in noninterest income or noninterest expense. The historical average holding period for such properties is less than 12 months.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

ALLOWANCE FOR LOAN LOSSES:

The allowance for loan losses account is maintained through a provision for loan losses charged to earnings. Loans, or portions of loans, determined to be uncollectible are charged against the allowance account and subsequent recoveries, if any, are credited to the account. Nonaccrual, restructured and large delinquent commercial and real estate loans are reviewed monthly to determine if carrying value reductions are warranted or if these classifications should be changed. Consumer loans are considered losses when they are 120 days past due, except those expected to be recovered through insurance or collateral disposition proceeds.

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

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under home equity and credit card arrangements and commercial letters of credit. These financial instruments are recorded in the financial statements when they are exercised. Fees on commercial letters of credit and on unused, available lines of credit and credit card arrangements are recorded as service charges, fees and commissions and are included in noninterest income when earned.

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

Premises............................................     15-45 years
Equipment...........................................      3-10 years
Leasehold improvements..............................        15 years

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

INTANGIBLE ASSETS:

Goodwill is included in other assets, and as required by GAAP, tested for impairment annually or when circumstances arise indicating impairment has occurred. Any impairment losses arising from such testing are reported in the income statement as a separate line item within operations. There were

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

no impairment losses recognized upon the initial application of SFAS No. 142 on January 1, 2002, or as a result of periodic impairment testing in 2004, 2003 and 2002.

The core deposit intangible that resulted from branch acquisitions is included in other assets and amortized on a straight-line basis over eight years ending December 31, 2005. Management, on a periodic basis, reviews the core deposit intangible and evaluates events or changes in circumstances that may indicate a change in its remaining useful life. On January 20, 2005, the Company received authorization from the Commonwealth of Pennsylvania Department of Banking to close and transfer the assets and liabilities from one of the acquired branches located in Factoryville, Pennsylvania. The deposits and related core deposit intangible will be consolidated with an existing branch office effective April 1, 2005. As of December 31, 2004, there were no events or changes in circumstances that would lead management to believe that the core deposit intangible has become impaired or that its useful life should be adjusted.

DISPOSAL ACTIVITIES:

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

As of December 31, 2004, no costs have been incurred in connection with the pending closure and transfer of assets and liabilities of the Factoryville, Pennsylvania, branch office. Management does not expect a material amount of costs to be incurred from undertaking such action in 2005. Salaries and employees benefits expense and net occupancy expense are expected to be reduced by $136 and $34, respectively, in 2005 as a result of the branch closure.

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

EXTINGUISHMENT OF DEBT:

On January 1, 2003, the Company adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinded SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements," and SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers." SFAS No. 145 also amended SFAS No. 13, "Accounting for Leases," to eliminate any inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The adoption of this Statement did not have a material effect on the operating results or financial position of the Company.

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

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

The Company's assets that were considered financial instruments approximated
97.2 percent of total assets at December 31, 2004, and 96.9 percent of total assets at December 31, 2003. Liabilities that were considered financial instruments approximated 99.7 percent and 99.5 percent of total liabilities at December 31, 2004 and 2003, respectively. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets. In many cases, these values cannot be realized in immediate settlement of the instrument.

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

ADVERTISING COSTS:

Advertising costs are expensed as incurred and totaled $405 in 2004, $369 in 2003 and $411 in 2002.

WEB SITE OPERATIONAL COSTS:

Costs associated with the operation of the Company's web site are expensed as incurred and totaled $30 in 2004, $37 in 2003 and $32 in 2002.

OTHER EXPENSES:

None of the items included in other expenses reported in the Consolidated Statements of Income and Comprehensive Income exceeded 1.0 percent of the aggregate of total interest income and noninterest income with the exception of directors and committee fees and Pennsylvania capital shares tax expense. Directors and committee fees amounted to $438 in 2004, $425 in 2003 and $459 in 2002. Capital shares tax expense is disclosed in Note 12.

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

EARNINGS PER COMMON SHARE:

The Company had no dilutive potential common shares outstanding during the three-year period ended December 31, 2004, therefore, the per share data presented on the face of the Consolidated Statements of Income and Comprehensive Income relates to basic per share amounts.

2. CASH AND DUE FROM BANKS:

The Federal Reserve Act, as amended, imposes reserve requirements on all member depository institutions. The Company's required reserve balances, which were satisfied through the restriction of vault cash, were $2,759 and $2,654 at December 31, 2004 and 2003, respectively. These reserve requirements averaged $2,579 in 2004 and $2,629 in 2003.

Community Bank maintains compensating balances with the FRB and various other correspondent banks, most of which are not required, to offset specific charges for check clearing and other services. Balances maintained for these purposes were $7,194 and $11,196 at December 31, 2004 and 2003, respectively. Compensating balances with correspondent banks averaged $6,675 in 2004 and $6,373 in 2003.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. INVESTMENT SECURITIES:

All investment securities were classified as available-for-sale for the years ended December 31, 2004 and 2003. The amortized cost and fair value of available-for-sale securities aggregated by investment category at December 31, 2004 and 2003, are summarized as follows:

                                                AMORTIZED  UNREALIZED  UNREALIZED   FAIR
            DECEMBER 31, 2004                     COST       GAINS       LOSSES     VALUE
------------------------------------------      ---------  ----------  ----------  --------
U.S. Government agencies..................      $  44,869                $  224    $ 44,645
State and municipals:
  Taxable.................................         17,287      $   12       401      16,898
  Tax-exempt..............................         31,949       2,660         4      34,605
Mortgage-backed securities................         21,136         249       104      21,281
Equity securities:
  Restricted..............................          1,153                             1,153
  Other...................................             38         136                   174
                                                ---------      ------    ------    --------
    Total.................................      $ 116,432      $3,057    $  733    $118,756
                                                =========      ======    ======    ========

                                                AMORTIZED  UNREALIZED  UNREALIZED   FAIR
            DECEMBER 31, 2003                     COST       GAINS       LOSSES     VALUE
------------------------------------------      ---------  ----------  ----------  --------
U.S. Government agencies..................      $  16,313    $   64                $ 16,377
State and municipals:
  Taxable.................................         17,352        32      $333        17,051
  Tax-exempt..............................         31,962     2,826                  34,788
Mortgage-backed securities................         34,598       632       131        35,099
Equity securities:
  Restricted..............................          1,783                             1,783
  Other...................................             38       112                     150
                                                ---------    ------      ----      --------
    Total.................................      $ 102,046    $3,666      $464      $105,248
                                                =========    ======      ====      ========

The fair value and gross unrealized losses of available-for-sale securities with unrealized losses for which an other-than-temporary impairment has not been recognized at December 31, 2004 and 2003, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, are summarized as follows:

                                                LESS THAN 12 MONTHS    12 MONTHS OR MORE             TOTAL
                                                -------------------   -------------------     -------------------
                                                FAIR     UNREALIZED    FAIR    UNREALIZED     FAIR     UNREALIZED
             DECEMBER 31, 2004                  VALUE      LOSSES      VALUE     LOSSES       VALUE      LOSSES
-------------------------------------------     -------  ----------   -------  ----------     -------  ----------
U.S. Government agencies...................     $44,645    $ 224                              $44,645    $ 224
State and municipals:
  Taxable..................................       7,484      107      $ 9,102    $ 294         16,586      401
  Tax-exempt...............................         849        4                                  849        4
Mortgage-backed securities.................       5,223       31        5,337       73         10,560      104
Equity securities:
  Restricted...............................
  Other....................................
                                                -------    -----      -------    -----        -------    -----
    Total..................................     $58,201    $ 366      $14,439    $ 367        $72,640    $ 733
                                                =======    =====      =======    =====        =======    =====

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. INVESTMENT SECURITIES (CONTINUED):

                                                LESS THAN 12 MONTHS   12 MONTHS OR MORE           TOTAL
                                                -------------------  -------------------  ----------------------
                                                 FAIR    UNREALIZED  FAIR     UNREALIZED   FAIR       UNREALIZED
             DECEMBER 31, 2003                   VALUE     LOSSES    VALUE      LOSSES     VALUE        LOSSES
-------------------------------------------     -------  ----------  -----    ----------  --------    ----------
U.S. Government agencies...................
State and municipals:
  Taxable..................................     $16,576    $ 333                          $ 16,576      $ 333
  Tax-exempt...............................
Mortgage-backed securities.................       9,373      129     $ 213       $  2        9,586        131
Equity securities:
  Restricted...............................
  Other....................................
                                                -------    -----     -----       ----     --------      -----
    Total..................................     $25,949    $ 462     $ 213       $  2     $ 26,162      $ 464
                                                =======    =====     =====       ====     ========      =====

At December 31, 2004, the Company had 223 investment securities. There were 55 investment securities in an unrealized loss position at December 31, 2004, of which 15 securities where in an unrealized loss position for 12 months or more. Deterioration in the value of these securities was attributable to changes in market interest rates and not the credit quality of the issuers. All of the investment securities in an unrealized loss position for 12 months or more at December 31, 2004, had a credit rating of "AA" or higher. None of these investment securities were in an unrealized loss position longer than six consecutive quarters or had an unrealized loss of greater than 5.0 percent. Moreover, these investment securities are short-term having weighted-average lives of less than four years at December 31, 2004. The Company has the ability and intent to hold all of these investments until such time as the value recovers or the securities mature. Furthermore, based on the previously mentioned evidential matter, management believes that the cost of these securities is recoverable within a reasonable period of time. As a result, management believes none of the investment securities in an unrealized loss position at December 31, 2004, represents an other-than-temporary impairment.

There were no sales of investment securities in 2004. Proceeds from the sales of available-for-sale securities amounted to $19,015 in 2003 and $15,064 in 2002. Gross gains of $19 and $322 were realized on the sale of securities in 2003 and 2002, respectively. Gross losses of $6 were realized on the sale of securities in 2003. There were no gross losses realized on the sale of securities in 2002. The income tax provision applicable to net realized gains amounted to $4 in 2003 and $109 in 2002.

Net unrealized holding gains and losses on available-for-sale securities are included as a separate component in stockholders' equity. The Company had net unrealized holding gains of $1,534, net of deferred income taxes of $790, at December 31, 2004, and $2,113, net of deferred income taxes of $1,089, at December 31, 2003.

Investment securities with an amortized cost of $37,366 at December 31, 2004, and $36,349 at December 31, 2003, were pledged to secure deposits, to

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. INVESTMENT SECURITIES (CONTINUED):

qualify for fiduciary powers and for other purposes required or permitted by law. The fair value of these securities was $37,381 at December 31, 2004, and $36,865 at December 31, 2003.

The maturity distribution of the amortized cost, fair value and weighted-average tax-equivalent yield of the available-for-sale portfolio at December 31, 2004, is summarized in the table that follows. The weighted- average yield based on amortized cost has been computed for tax-exempt state and municipals on a tax-equivalent basis using the federal statutory tax rate of 34.0 percent. The distributions are based on contractual maturity with the exception of mortgage-backed securities, including collateralized mortgage obligations ("CMOs") and equity securities. Mortgage-backed securities and CMOs have been presented based upon estimated cash flows, assuming no change in the current interest rate environment. Equity securities with no stated contractual maturities are included in the "After ten years" maturity distribution. Expected maturities may differ from contracted maturities, or estimated maturities for mortgage-backed securities and CMOs, because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      AFTER ONE       AFTER FIVE
                                    WITHIN           BUT WITHIN       BUT WITHIN         AFTER
                                   ONE YEAR          FIVE YEARS       TEN YEARS        TEN YEARS           TOTAL
                                ---------------    --------------   --------------   --------------   ---------------
     DECEMBER 31, 2004           AMOUNT   YIELD    AMOUNT   YIELD    AMOUNT  YIELD    AMOUNT  YIELD    AMOUNT   YIELD
----------------------------    --------  -----    -------  -----   -------  -----   -------  -----   --------  -----
Amortized cost:
U.S. Government agencies....    $ 31,642   2.10%   $13,227   2.51%                                    $ 44,869   2.22%
State and municipals:
  Taxable...................       2,915   1.57     14,372   2.70                                       17,287   2.51
  Tax-exempt................         660   2.22      1,708   6.33   $10,301   7.95%  $19,280   7.54%    31,949   7.50
Mortgage-backed securities         8,276   4.35     12,362   4.55       487   4.88        11   6.36     21,136   4.48
Equity securities:
  Restricted................                                                           1,153   2.21      1,153   2.21
  Other.....................                                                              38   8.67         38   8.67
                                --------           -------          -------          -------          --------
    Total...................    $ 43,493   2.49%   $41,669   3.34%  $10,788   7.81%  $20,482   7.24%  $116,432   4.12%
                                ========           =======          =======          =======          ========
Fair value:
U.S. Government agencies....    $ 31,534           $13,111                                            $ 44,645
State and municipals:
  Taxable...................       2,904            13,994                                              16,898
  Tax-exempt................         660             1,827          $11,154          $20,964            34,605
Mortgage-backed securities         8,296            12,482              492               11            21,281
Equity securities:
  Restricted................                                                           1,153             1,153
  Other.....................                                                             174               174
                                --------           -------          -------          -------          --------
    Total...................    $ 43,394           $41,414          $11,646          $22,302          $118,756
                                ========           =======          =======          =======          ========

Except for U.S. Government agencies, including mortgage-backed securities, there were no securities of any individual issuer that exceeded 10.0 percent of stockholders' equity at December 31, 2004 and 2003. All securities are considered "investment grade," receiving a rating of "Baa" or higher from Moody's or "BBB" or higher from Standard and Poor's rating services at December 31, 2004.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES:

The major classifications of loans outstanding, net of unearned interest and net deferred loan fees or costs at December 31, 2004 and 2003, are summarized as follows. Unearned interest totaled $1,849 and $2,118 at December 31, 2004 and 2003, respectively. Net deferred loan costs were $112 at December 31, 2004, and net deferred loan fees were $471 at December 31, 2003.

                DECEMBER 31                     2004        2003
--------------------------------------------  --------    --------
Commercial, financial and others............  $114,341    $100,723
Real estate:
  Construction..............................     6,704       2,983
  Mortgage..................................   230,555     222,621
Consumer, net...............................    27,893      29,726
Lease financing, net........................     2,230       1,887
                                              --------    --------
    Total...................................  $381,723    $357,940
                                              ========    ========

Fixed-rate loans totaled $159,424 and $163,519, while loans with adjustable interest rates were $222,299 and $194,421, respectively, at December 31, 2004 and 2003.

The maturity distribution of the loan portfolio by major classification at December 31, 2004, is summarized as follows:

                                                     AFTER ONE
                                         WITHIN      BUT WITHIN       AFTER
        DECEMBER 31, 2004               ONE YEAR     FIVE YEARS     FIVE YEARS      TOTAL
-----------------------------------     --------    -----------     ----------     --------
Maturity schedule:
Commercial, financial and others...      $49,924      $17,493         $ 46,924     $114,341
Real estate:
  Construction.....................        6,704                                      6,704
  Mortgage.........................       16,945       51,800          161,810      230,555
Consumer, net......................       10,046       15,108            2,739       27,893
Lease financing, net...............          811        1,419                         2,230
                                         -------      -------         --------     --------
    Total..........................      $84,430      $85,820         $211,473     $381,723
                                         =======      =======         ========     ========

Loans outstanding to directors, executive officers, principal stockholders or to their affiliates totaled $5,438 at December 31, 2004, and $5,573 at December 31, 2003. Advances and repayments during 2004 totaled $11,462 and $11,597, respectively. These loans are made during the ordinary course of business at normal credit terms. There were no related party loans that were classified as nonaccrual, past due, restructured or considered a potential credit risk at December 31, 2004 and 2003.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED):

At December 31, 2004, the majority of the Company's loans were at least partially secured by real estate in Northeastern Pennsylvania. Therefore, a primary concentration of credit risk is directly related to the real estate market in this area. Changes in the general economy, local economy or in the real estate market could affect the ultimate collectibility of this portion of the loan portfolio. Management does not believe there are any other significant concentrations of credit risk that could affect the loan portfolio.

The analysis of changes affecting the allowance for loan losses account for each of the three years ended December 31, 2004, 2003 and 2002, is summarized as follows:

                                                   2004     2003     2002
                                                  ------   ------   ------
Balance, January 1............................    $3,584   $3,745   $3,220
Provision for loan losses.....................       600      480    1,100
Loans charged-off.............................      (482)    (753)    (709)
Loans recovered...............................       157      112      134
                                                  ------   ------   ------
Balance, December 31..........................    $3,859   $3,584   $3,745
                                                  ======   ======   ======

Information concerning nonperforming assets at December 31, 2004 and 2003, is summarized as follows:

                     DECEMBER 31                          2004    2003
-----------------------------------------------------    ------  ------
Nonaccrual loans:
Commercial, financial and others.....................    $  849  $  306
Real estate:
  Construction.......................................
  Mortgage...........................................     1,123   1,077
Consumer, net........................................                63
Lease financing, net.................................
                                                         ------  ------
    Total nonaccrual loans...........................     1,972   1,446
                                                         ------  ------
Accruing loans past due 90 days or more:
Commercial, financial and others.....................        91     124
Real estate:
  Construction.......................................
  Mortgage...........................................       653     352
Consumer, net........................................       169     151
Lease financing, net.................................                73
                                                         ------  ------
    Total accruing loans past due 90 days or more....       913     700
                                                         ------  ------
    Total nonperforming loans........................     2,885   2,146
Foreclosed assets....................................       399     261
                                                         ------  ------
    Total nonperforming assets.......................    $3,284  $2,407
                                                         ======  ======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED):

Information relating to the recorded investment in impaired loans at December 31, 2004 and 2003, is summarized as follows:

                DECEMBER 31                    2004    2003
-------------------------------------------   ------  ------
Impaired loans:
With a related allowance...................   $2,930  $  747
With no related allowance..................    4,136     907
                                              ------  ------
  Total....................................   $7,066  $1,654
                                              ======  ======

The analysis of changes affecting the allowance for loan losses related to impaired loans for each of the three years ended December 31, 2004, 2003 and 2002, is summarized as follows:

                                                  2004     2003    2002
                                                 ------   -----   -----
Balance, January 1..........................     $  377   $ 877   $ 403
Provision for loan losses...................      1,002      83     944
Loans charged-off...........................       (212)   (609)   (477)
Loans recovered.............................         12      26       7
                                                 ------   -----   -----
Balance, December 31........................     $1,179   $ 377   $ 877
                                                 ======   =====   =====

Interest income on impaired loans that would have been recognized had the loans been current and the terms of the loans not been modified, the aggregate amount of interest income recognized and the amount recognized using the cash-basis method, and the average recorded investment in impaired loans for each of the three years ended December 31, 2004, 2003 and 2002, are summarized as follows:

              YEAR ENDED DECEMBER 31                   2004    2003    2002
---------------------------------------------------   ------  ------  ------
Gross interest due under terms.....................   $  279  $  188  $  201
Interest income recognized.........................      246     145     176
                                                      ------  ------  ------
Interest income not recognized ....................   $   33  $   43  $   25
                                                      ======  ======  ======

Interest income recognized (cash-basis)............   $  246  $  145  $  176

Average recorded investment in impaired loans......   $4,564  $2,510  $2,831

Cash received on impaired loans applied as a reduction of principal totaled $1,692 in 2004, $754 in 2003 and $493 in 2002. There were no commitments to extend additional funds to customers with impaired loans at December 31, 2004 and 2003.

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

The contractual amounts of off-balance sheet commitments at December 31, 2004 and 2003, are summarized as follows:

                        DECEMBER 31                             2004    2003
-----------------------------------------------------------   -------  -------
Commitments to extend credit...............................   $49,504  $44,025
Unused portions of home equity and credit card lines.......    12,776    9,806
Commercial letters of credit...............................     9,062    2,255
                                                              -------  -------
  Total....................................................   $71,342  $56,086
                                                              =======  =======

The Company's involvement in, and exposure to, credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, including unused portions of home equity and credit card lines and commercial letters of credit is represented by the contractual amounts of those instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commercial letters of credit are conditional commitments issued by the Company to support customers in the purchase of commercial goods. These letters of credit, which are automatically renewable upon their anniversary date unless canceled prior to such date at the option of the Company, are guarantees of funding and do not obligate the Company to make payments to the guaranteed party.

To reduce credit risk related to the use of off-balance sheet credit-related financial instruments, the Company might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Company's credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment and real estate. Allowance for credit losses, if any, on off-balance sheet credit related financial instruments is reported separately as a liability. No allowance was deemed necessary at December 31, 2004 and 2003. These commitments are generally issued for one year or less and often expire unused in whole or in part by the customer.

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

Securities and short-term investment activities are conducted with a diverse group of government entities, corporations and depository institutions. The counterparty's creditworthiness and type of collateral is evaluated on a case-by-case basis. At December 31, 2004 and 2003, there were no significant concentrations of credit risk from any one issuer, with the exception of securities issued by U.S. Government agencies, including mortgage-backed securities.

Neither the Company nor any of its property is subject to any material legal proceedings. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of pending and threatened lawsuits will have a material effect on the operating results or financial position of the Company.

6. PREMISES AND EQUIPMENT, NET:

Premises and equipment at December 31, 2004 and 2003, are summarized as follows:

                    DECEMBER 31                             2004     2003
----------------------------------------------------      -------  -------
Land................................................      $ 3,525  $ 3,525
Premises............................................       10,476   10,294
Leasehold improvements..............................          291      291
Furniture and equipment.............................        8,844    8,691
                                                          -------  -------
  Total premises and equipment......................       23,136   22,801
Less: accumulated depreciation......................       11,508   10,317
                                                          -------  -------
  Premises and equipment, net.......................      $11,628  $12,484
                                                          =======  =======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

6. PREMISES AND EQUIPMENT, NET (CONTINUED):

Depreciation charged to noninterest expense amounted to $1,191 in 2004, $1,168 in 2003 and $962 in 2002. Occupancy expense has been reduced by rental income from premises leased to others in the amount of $39 in 2004, $70 in 2003 and $61 in 2002.

Certain facilities are leased under operating lease agreements expiring on various dates until the year 2022. Three leases contain escalation clauses that provide for inflation adjustments. The effects of such adjustments are included in the following table. Two leases contain renewal options that provide for extensions of the original lease terms up to 20 years. The cost of such rentals is not included in the following table. The realty leases require the Company to pay real estate taxes, insurances, utilities and repair costs. Rental expense on operating leases amounted to $226 in 2004, $181 in 2003 and $147 in 2002.

Future minimum annual rentals required under noncancellable leases are summarized as follows:

2005.................................................     $  211
2006.................................................        181
2007.................................................        173
2008.................................................        176
2009.................................................        147
2010 and thereafter..................................        707
                                                          ------
  Total..............................................     $1,595
                                                          ======

7. OTHER ASSETS:

The major components of other assets at December 31, 2004 and 2003, are summarized as follows:

                     DECEMBER 31                           2004       2003
-----------------------------------------------------     ------     ------
Goodwill.............................................     $  349     $  349
Core deposit intangible..............................        270        540
Foreclosed assets....................................        399        261
Mortgage servicing rights............................        719        740
Other................................................      1,399      1,441
                                                          ------     ------
  Total..............................................     $3,136     $3,331
                                                          ======     ======

The gross carrying amount and accumulated amortization of the core deposit intangible was $2,178 and $1,908 at December 31, 2004, and $2,178 and $1,638 at December 31, 2003. Amortization expense of the core deposit intangible amounted to $270 per year in 2004, 2003 and 2002. The Company will incur estimated future amortization expense of $270 in 2005, at which time the core deposit intangible will be fully amortized.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7. OTHER ASSETS (CONTINUED):

The net costs of operating foreclosed assets, including gains and losses on the sale of such properties, were $51 in 2004 and $40 in 2003. The operation of foreclosed assets generated net revenue of $59 in 2002.

The Company originates one-to-four family residential mortgage loans for sale in the secondary market with servicing rights retained. Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of mortgage loans serviced for others were $97,801 at December 31, 2004, and $89,963 at December 31, 2003. Custodial escrow balances, maintained in connection with the loan servicing and included in demand deposits, were $77 and $274 at December 31, 2004 and 2003, respectively.

The analysis of the changes in the balances of mortgage servicing assets for each of the three years ended December 31, 2004, 2003 and 2002, is summarized as follows:

                                                          2004       2003       2002
                                                         ------     ------     ------
Balance, January 1..................................     $  740     $  466     $  192
Additions...........................................        214        541        377
Amortization........................................       (235)      (267)      (103)
                                                         ------     ------     ------
Balance, December 31................................     $  719     $  740     $  466
                                                         ======     ======     ======

At December 31, 2004, 2003 and 2002, the fair value of the mortgage servicing assets approximated their carrying value, therefore, no valuation allowance was deemed necessary.

8. DEPOSITS:

The major components of interest-bearing and noninterest-bearing deposits at December 31, 2004 and 2003, are summarized as follows:

                       DECEMBER 31                             2004        2003
---------------------------------------------------------    --------    --------
Interest-bearing deposits:
  Money market accounts..................................    $ 24,071    $ 17,369
  NOW accounts...........................................      48,558      43,352
  Savings accounts.......................................     127,222     129,591
  Time deposits less than $100...........................     176,427     180,946
  Time deposits $100 or more.............................      34,492      29,089
                                                             --------    --------
    Total interest-bearing deposits......................     410,770     400,347
Noninterest-bearing deposits.............................      67,714      59,119
                                                             --------    --------
    Total deposits.......................................    $478,484    $459,466
                                                             ========    ========

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

8. DEPOSITS (CONTINUED):

Deposits of directors, executive officers, principal stockholders or their affiliates are accepted on the same terms and at the prevailing interest rates offered at the time of deposit for comparable transactions with unrelated parties. The amount of related party deposits totaled $6,119 at December 31, 2004, and $7,361 at December 31, 2003.

The maturity distribution of time deposits $100 or more at December 31, 2004 and 2003, is summarized as follows:

                       DECEMBER 31                            2004        2003
---------------------------------------------------------    -------     -------
Within three months......................................    $ 7,353     $ 4,414
After three months but within six months.................      4,426       4,845
After six months but within twelve months................      6,198       3,861
After twelve months......................................     16,515      15,969
                                                             -------     -------
  Total..................................................    $34,492     $29,089
                                                             =======     =======

Interest expense on time deposits $100 or more amounted to $977 in 2004, $916 in 2003 and $1,055 in 2002.

The aggregate amounts of maturities for all time deposits at December 31, 2004, are summarized as follows:

2005.........................................................     $  95,530
2006.........................................................        30,550
2007.........................................................        37,681
2008.........................................................        17,170
2009.........................................................         5,196
2010 and thereafter..........................................        24,792
                                                                  ---------
  Total......................................................     $ 210,919
                                                                  =========

The aggregate amount of deposits reclassified as loans was $312 at December 31, 2004, and $235 at December 31, 2003. Management evaluates transaction accounts that are overdrawn for collectibility as part of its evaluation for credit losses. At December 31, 2004 and 2003, no allowance was deemed necessary for these accounts. During 2004 and 2003, no deposits were received on terms other than those available in the normal course of business.

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

capacity ("MBC") with the FHLB-Pgh, which is based on a percentage of qualifying collateral assets. At December 31, 2004, the MBC was $198,911. Interest accrues daily on the line based on the rates of FHLB-Pgh discount notes. This rate resets each day. The line is renewable annually on its anniversary date and carries no associated commitment fees. The FHLB-Pgh has the right to reduce or terminate the line at any time without prior notice and the Company may repay the line at any time without incurring prepayment penalties. Short-term advances are issued with maturities less than one year based on the FHLB-Pgh's current cost of funds rate. Advances are limited to the MBC and are not prepayable. There are no commitment fees associated with the advances, except those for forward settlement that are based on FHLB-Pgh hedging costs.

There were no short-term borrowings outstanding at December 31, 2004 and 2003, nor were there short-term borrowings outstanding at any month-end during 2004 and 2003. The average daily balance and weighted-average rate on aggregate short-term borrowings, which consisted entirely of the FHLB-Pgh line of credit, was $15 at 2.4 percent in 2004 and $265 at 1.2 percent in 2003.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS:

The estimated fair value of financial instruments at December 31, 2004 and 2003, is summarized as follows:

                                                      2004                  2003
                                               -------------------   -------------------
                                               CARRYING     FAIR     CARRYING     FAIR
                DECEMBER 31                      VALUE      VALUE      VALUE      VALUE
-------------------------------------------    --------   --------   --------   --------
Financial assets:
Cash and cash equivalents..................    $ 12,702   $ 12,702   $ 28,599   $ 28,599
Investment securities available-for-sale...     118,756    118,756    105,248    105,248
Loans held for sale, net...................       1,917      1,937      3,205      3,250
Net loans..................................     377,864    378,614    354,356    355,818
Accrued interest receivable................       2,319      2,319      2,229      2,229
                                               --------   --------   --------   --------
  Total....................................    $513,558   $514,328   $493,637   $495,144
                                               ========   ========   ========   ========

Financial liabilities:
Deposits without stated maturities.........    $267,565   $267,565   $249,431   $249,431
Deposits with stated maturities............     210,919    215,546    210,035    216,895
Accrued interest payable...................       1,075      1,075      1,143      1,143
                                               --------   --------   --------   --------
  Total....................................    $479,559   $484,186   $460,609   $467,469
                                               ========   ========   ========   ========

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

Effective January 1, 2002, the Board of Directors ratified an amendment to the defined contribution plan to include the provisions under section 401(k) of the Internal Revenue Code ("401(k)"). The 401(k) feature of the plan permits employees to make voluntary, pre-tax contributions up to 25.0 percent of their compensation. Company contributions to the 401(k) are determined by the Board of Directors and are currently based on 100.0 percent matching of voluntary contributions up to 3.0 percent of the employee's eligible compensation. Company matching contributions to the 401(k) are funded biweekly and are included in salaries and benefits expense. Employee contributions under the 401(k) vest immediately, while matched contributions and discretionary annual contributions made under the defined contribution plan vest proportionally over five years of credited service.

Discretionary annual contributions to the plan were $77 in 2004, $83 in 2003 and $114 in 2002. Discretionary matching contributions under the 401(k) feature of the plan totaled $145 in 2004, $127 in 2003 and $111 in 2002. Contributions to the plan are included in salaries and employees benefits expense.

12. INCOME TAXES:

The current and deferred amounts of the provision for income tax expense for each of the three years ended December 31, 2004, 2003 and 2002, are summarized as follows:

                  YEAR ENDED DECEMBER 31                      2004     2003     2002
----------------------------------------------------------   ------   ------   -------
Current...................................................   $  566   $1,052   $ 1,424
Deferred..................................................      113      154       (41)
                                                             ------   ------   -------
  Total...................................................   $  679   $1,206   $ 1,383
                                                             ======   ======   =======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

12. INCOME TAXES (CONTINUED):

A reconciliation between the effective income tax expense and the amount of income tax expense that would have been provided at the federal statutory tax rate of 34.0 percent for each of the three years ended December 31, 2004, 2003 and 2002, is summarized as follows:

                    YEAR ENDED DECEMBER 31                        2004     2003     2002
--------------------------------------------------------------   ------   ------   ------
Federal income tax at statutory rate..........................   $1,837   $2,008   $2,238
Differences resulting from:
  Tax-exempt interest, net....................................     (748)    (729)    (783)
  Residential housing program tax credit......................     (419)     (80)     (80)
  Other.......................................................        9        7        8
                                                                 ------   ------   ------
    Federal income tax on income before income taxes..........   $  679   $1,206   $1,383
                                                                 ======   ======   ======

Sources of change in deferred income taxes and the related tax effects for each of the three years ended December 31, 2004, 2003 and 2002, are summarized as follows:

                    YEAR ENDED DECEMBER 31                        2004     2003     2002
--------------------------------------------------------------   ------   ------   ------
Allowance for loan losses.....................................   $ (116)  $   74   $ (160)
Loans, net of unearned income.................................      198       (9)       1
Accrued interest receivable...................................        8        5        6
Prepaid expenses..............................................      147
Premises and equipment, net...................................      (70)     117      101
Core deposit intangible.......................................      (42)     (43)     (43)
Other.........................................................      (12)      10       54
                                                                 ------   ------   ------
  Change in deferred income taxes affecting the statements of
   income.....................................................      113      154      (41)
Deferred income taxes on investment securities recognized in
 stockholders' equity.........................................     (299)    (242)     994
                                                                 ------   ------   ------
    Total change in deferred income taxes.....................   $ (186)  $  (88)  $  953
                                                                 ======   ======   ======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

12. INCOME TAXES (CONTINUED):

Temporary differences between financial statement carrying amounts and tax bases of assets and liabilities that represent the deferred tax assets and liabilities at December 31, 2004 and 2003, are summarized as follows:

                          DECEMBER 31                             2004     2003
--------------------------------------------------------------   ------   ------
Deferred tax assets:
  Allowance for loan losses...................................   $1,043   $  927
  Loans, net of unearned income...............................               160
  Accrued interest receivable.................................       41       49
  Core deposit intangible.....................................      299      257
  Other.......................................................        5
                                                                 ------   ------
    Total.....................................................    1,388    1,393
                                                                 ------   ------
Deferred tax liabilities:
  Investment securities available-for-sale....................      790    1,089
  Loans, net of unearned income...............................       38
  Prepaid expenses............................................      147
  Premises and equipment, net.................................      640      710
Other.........................................................                 7
                                                                 ------   ------
    Total.....................................................    1,615    1,806
                                                                 ------   ------
    Net deferred tax liabilities..............................   $ (227)  $ (413)
                                                                 ======   ======

The Company has determined that the establishment of a valuation reserve for the deferred tax assets is not required, since it is more likely than not that the net deferred tax assets could be principally realized through carryback to taxable income in prior years, and by future reversals of existing taxable temporary differences, or to a lesser extent, through future taxable income. A review of the accounting criteria related to the recognition of deferred tax assets is performed quarterly. Banks in Pennsylvania are not subject to state or local income taxes, but rather are assessed a tax based on capital. This capital shares tax, which is included in other expenses, was $377 in 2004, $425 in 2003 and $375 in 2002.

Income tax expense (benefit) related to unrealized holding gains (losses) and the reclassification adjustments included in other comprehensive income (loss) for each of the three years ended December 31, 2004, 2003 and 2002, were calculated using the prevailing federal statutory tax rate of 34.0 percent and are summarized as follows:

                                YEAR ENDED DECEMBER 31                                     2004     2003     2002
---------------------------------------------------------------------------------------   ------   ------   -------
Income tax expense (benefit):
  Unrealized holding gains (losses) on investment securities available-for-sale........   $ (299)  $ (238)  $ 1,103
  Reclassification adjustment for gains included in net income.........................                (4)     (109)
                                                                                          ------   ------   -------
    Income tax expense (benefit) related to other comprehensive income (loss)..........   $ (299)  $ (242)  $   994
                                                                                          ======   ======   =======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

13. PARENT COMPANY FINANCIAL STATEMENTS:

CONDENSED STATEMENTS OF INCOME

                    YEAR ENDED DECEMBER 31                         2004       2003     2002
---------------------------------------------------------------   -------   -------   -------
Income:
Dividends from subsidiaries....................................   $ 3,848   $ 3,011   $ 2,715
Management fees from subsidiaries..............................       262       217       222
Other income...................................................         3         3         7
                                                                  -------   -------   -------
  Total income.................................................     4,113     3,231     2,944
                                                                  -------   -------   -------
Expense:
Occupancy and equipment expenses...............................        76        76        76
Other expenses.................................................       367       280       279
                                                                  -------   -------   -------
  Total expenses...............................................       443       356       355
                                                                  -------   -------   -------
Income before income taxes and undistributed income of
 subsidiaries..................................................     3,670     2,875     2,589
Income tax benefits............................................      (480)     (127)     (124)
                                                                  -------   -------   -------
Income before undistributed income of subsidiaries.............     4,150     3,002     2,713
Equity in undistributed income of subsidiaries.................       575     1,698     2,487
                                                                  -------   -------   -------
  Net income...................................................   $ 4,725   $ 4,700   $ 5,200
                                                                  =======   =======   =======

CONDENSED BALANCE SHEETS

                             DECEMBER 31                                  2004      2003
----------------------------------------------------------------------   -------   -------
Assets:
Cash..................................................................   $   139   $    20
Investment in bank subsidiary.........................................    45,180    45,115
Investment in nonbank subsidiary......................................                  85
Investment securities available-for-sale..............................       174       150
Other assets..........................................................     2,549     1,814
                                                                         -------   -------
  Total assets........................................................   $48,042   $47,184
                                                                         =======   =======
Liabilities:
Dividends payable.....................................................   $   410   $   419
Other liabilities.....................................................       314       224
                                                                         -------   -------
  Total liabilities...................................................       724       643
Stockholders' equity..................................................    47,318    46,541
                                                                         -------   -------
  Total liabilities and stockholders' equity..........................   $48,042   $47,184
                                                                         =======   =======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

13. PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED):

CONDENSED STATEMENTS OF CASH FLOWS

                   YEAR ENDED DECEMBER 31                        2004      2003     2002
------------------------------------------------------------   -------   -------   -------
Cash flows from operating activities:
Net income..................................................   $ 4,725   $ 4,700   $ 5,200
Adjustments:
  Equity in undistributed income of subsidiaries............      (575)   (1,698)   (2,487)
  Depreciation and amortization.............................        76        76        76
  Changes in:
    Other assets............................................      (811)      (48)     (192)
    Other liabilities.......................................        82       (15)      (41)
                                                               -------   -------   -------
      Net cash provided by operating activities.............     3,497     3,015     2,556
                                                               -------   -------   -------
Cash flows from investing activities:
Capital contribution in nonbank subsidiary..................                           (20)
                                                                                   -------
      Net cash used in investing activities.................                           (20)
                                                                                   -------
Cash flows from financing activities:
Issuance of common stock....................................       246       229       203
Repurchase and retirement of common shares..................    (1,957)   (1,563)   (1,244)
Cash dividends paid.........................................    (1,667)   (1,676)   (1,571)
                                                               -------   -------   -------
      Net cash used in financing activities.................    (3,378)   (3,010)   (2,612)
                                                               -------   -------   -------
      Net increase (decrease) in cash.......................       119         5       (76)
      Cash at beginning of year.............................        20        15        91
                                                               -------   -------   -------
      Cash at end of year...................................   $   139   $    20   $    15
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

In addition, the Company is subject to dividend restrictions under the Pennsylvania Banking Code of 1965, as amended, which allows cash dividends to be declared and paid out of accumulated net earnings. More stringent dividend restrictions apply under Federal Reserve Regulation H, which restricts calendar year dividend payments of member banks to the total of its net profits for that year combined with its retained net profits of the preceding two calendar years, less any required transfer to surplus, unless a bank has received prior approval from the Board of Governors of the

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

14. REGULATORY MATTERS (CONTINUED):

Federal Reserve System ("Federal Reserve Board"). Accordingly, Community Bank, without prior approval from the Federal Reserve Board, may declare dividends to the Parent Company of $5,188 at December 31, 2004.

Although subject to the aforementioned regulatory restrictions, the Company's consolidated retained earnings at December 31, 2004 and 2003, were not restricted under any borrowing agreement as to payment of dividends or reacquisition of common stock.

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

The amount of funds available for transfer from Community Bank to the Parent Company in the form of loans and other extensions of credit is also limited. Under the provisions of Section 23A of the Federal Reserve Act, transfers to any one affiliate are limited to 10.0 percent of capital and surplus. At December 31, 2004, the maximum amount available for transfer from Community Bank to the Parent Company in the form of loans amounted to $4,690. At December 31, 2004 and 2003, there were no loans outstanding, nor were any advances made during 2004 and 2003.

The Company and Community Bank are subject to certain regulatory capital requirements administered by the federal banking agencies, which are defined by
Section 38 of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Community Bank's financial statements. In the event an institution is deemed to be undercapitalized by such standards, FDICIA prescribes an increasing amount of regulatory intervention, including the required institution of a capital restoration plan and restrictions on the growth of assets, branches or lines of business. Further restrictions are applied to the significantly or critically undercapitalized institutions including restrictions on interest payable on accounts, dismissal of management and appointment of a receiver. For well capitalized institutions, FDICIA provides authority for regulatory intervention when the institution is deemed to be engaging in unsafe and unsound practices or receives a less than satisfactory examination report rating. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Community Bank must meet specific

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

14. REGULATORY MATTERS (CONTINUED):

capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Community Bank was categorized as well capitalized under the regulatory framework for prompt corrective action at December 31, 2004 and 2003, based on the most recent notification from the Federal Deposit Insurance Corporation. To be categorized as well capitalized, Community Bank must maintain certain minimum Tier I risk-based, total risk-based and Tier I Leverage ratios as set forth in the following tables. The Tier I Leverage ratio is defined as Tier I capital to total average assets less intangible assets. There are no conditions or events since the most recent notification that management believes have changed Community Bank's category.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

14. REGULATORY MATTERS (CONTINUED):

The Company's and Community Bank's capital ratios at December 31, 2004 and 2003, as well as the required minimum ratios for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions as defined by FDICIA, are summarized as follows:

                                                                                                MINIMUM TO BE WELL
                                                                                                CAPITALIZED UNDER
                                                                          MINIMUM FOR CAPITAL   PROMPT CORRECTIVE
                                                            ACTUAL         ADEQUACY PURPOSES    ACTION PROVISIONS
                                                      -----------------   -------------------   ------------------
                DECEMBER 31, 2004                      AMOUNT     RATIO    AMOUNT      RATIO    AMOUNT     RATIO
--------------------------------------------------    --------    -----   --------    -------   -------   --------
Tier I capital to risk-weighted assets:
  Consolidated....................................    $ 45,094     11.4%   $15,881     4.0%
  Community Bank..................................      43,045     10.9     15,864     4.0      $23,796     6.0%
Total capital to risk-weighted assets:
  Consolidated....................................      48,953     12.3     31,762     8.0
  Community Bank..................................      46,904     11.8     31,728     8.0       39,660    10.0
Tier I capital to total average assets
 less intangible assets:
  Consolidated....................................      45,094      8.8     20,608     4.0
  Community Bank..................................    $ 43,045      8.4%   $20,580     4.0%     $25,725     5.0%

Risk-weighted assets:
  Consolidated....................................    $384,967
  Community Bank..................................     384,539
Risk-weighted off-balance sheet items:
  Consolidated....................................      12,056
  Community Bank..................................      12,056
Average assets for Leverage ratio:
  Consolidated....................................     515,195
  Community Bank..................................    $514,504

                                                                                                MINIMUM TO BE WELL
                                                                                                CAPITALIZED UNDER
                                                                          MINIMUM FOR CAPITAL   PROMPT CORRECTIVE
                                                            ACTUAL         ADEQUACY PURPOSES    ACTION PROVISIONS
                                                      -----------------   -------------------   ------------------
                DECEMBER 31, 2003                      AMOUNT     RATIO    AMOUNT      RATIO    AMOUNT     RATIO
--------------------------------------------------    --------    -----   --------    -------   -------   --------
Tier I capital to risk-weighted assets:
  Consolidated....................................    $ 43,466     11.9%   $14,590     4.0%
  Community Bank..................................      42,113     11.6     14,567     4.0      $21,850     6.0%
Total capital to risk-weighted assets:
  Consolidated....................................      47,050     12.9     29,180     8.0
  Community Bank..................................      45,697     12.5     29,134     8.0       36,417    10.0
Tier I capital to total average assets
 less intangible assets:
  Consolidated....................................      43,466      8.7     20,076     4.0
  Community Bank..................................    $ 42,113      8.4%   $20,049     4.0%     $25,061     5.0%

Risk-weighted assets:
  Consolidated....................................    $357,240
  Community Bank..................................     356,667
Risk-weighted off-balance sheet items:
  Consolidated....................................       7,506
  Community Bank..................................       7,506
Average assets for Leverage ratio:
  Consolidated....................................     501,900
  Community Bank..................................    $501,220

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

14. REGULATORY MATTERS (CONTINUED):

Management periodically purchases shares of the Company's common stock under a stock repurchase program. For the years ended December 31, 2004, 2003 and 2002, 48,365 shares, 44,788 shares and 37,933 shares having an aggregate cost of $1,957, $1,563 and $1,244, respectively, were purchased and retired under the program. On March 17, 2004, the Board of Directors ratified the purchase of an additional 3.0 percent or 57,221 shares of the then outstanding common stock. In a similar action, on November 17, 2004, another 3.0 percent or 55,931 shares were ratified by the Board of Directors to be purchased by the Company. At December 31, 2004, 67,808 shares authorized under the program were available to be repurchased.

The Company offers its stockholders a Dividend Reinvestment Plan ("DRP"). Under the DRP, the Company registered with the Securities and Exchange Commission 300,000 shares of its common stock to be sold pursuant to this plan. The DRP provides stockholders with a simple and convenient method to invest cash dividends in the Company's common stock without payment of any brokerage commissions, while also furnishing the Company with additional funds for general corporate purposes. Main features of the DRP include the following: (i) shares will be purchased from original issuances; (ii) no optional cash payments; (iii) eligibility for all registered and street name stockholders; (iv) no minimum or maximum number of shares participation restrictions; and (v) availability of full or partial dividend reinvestment. During the years ended December 31, 2004, 2003 and 2002, 6,228 shares, 6,547 shares and 6,161 shares, respectively, were issued under the DRP.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

15. SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

                                                               2004                                    2003
                                              --------------------------------------   ---------------------------------------
             QUARTER ENDED                    MARCH 31   JUNE 30   SEPT. 30  DEC. 31   MARCH 31   JUNE 30   SEPT. 30   DEC. 31
----------------------------------------      --------   -------   --------  -------   --------   -------   --------   -------
INTEREST INCOME:
Interest and fees on loans:
  Taxable...............................      $  5,289   $ 5,431   $  5,405  $ 5,472   $  5,552   $ 5,612   $  5,617   $ 5,447
  Tax-exempt............................           205       208        191      244        191       187        199       203
Interest and dividends on investment
 securities available-for-sale:
  Taxable...............................           535       499        495      610        658       430        397       509
  Tax-exempt............................           393       395        392      392        400       399        394       393
  Dividends.............................            10        11          7        1         14        11          9         6
Interest on federal funds sold..........            16        22         68       42         28        86         49        17
                                              --------   -------   --------  -------   --------   -------   --------   -------
    Total interest income...............         6,448     6,566      6,558    6,761      6,843     6,725      6,665     6,575
                                              --------   -------   --------  -------   --------   -------   --------   -------

INTEREST EXPENSE:
Interest on deposits....................         2,238     2,240      2,323    2,431      2,672     2,582      2,392     2,323
Interest on short-term borrowings.......                                           1                                         3
                                              --------   -------   --------  -------   --------   -------   --------   -------
    Total interest expense..............         2,238     2,240      2,323    2,432      2,672     2,582      2,392     2,326
                                              --------   -------   --------  -------   --------   -------   --------   -------
    Net interest income.................         4,210     4,326      4,235    4,329      4,171     4,143      4,273     4,249
Provision for loan losses...............           150       150        150      150        120       120        120       120
                                              --------   -------   --------  -------   --------   -------   --------   -------
    Net interest income after
     provision for loan losses..........         4,060     4,176      4,085    4,179      4,051     4,023      4,153     4,129
                                              --------   -------   --------  -------   --------   -------   --------   -------

NONINTEREST INCOME:
Service charges, fees and commissions              726       752        780      731        696       695        702       716
Net gains on sale of loans..............           196       128         84      169        390       295        328       199
Net gains on sale of investments........                                                                                    13
                                              --------   -------   --------  -------   --------   -------   --------   -------
    Total noninterest income ...........           922       880        864      900      1,086       990      1,030       928
                                              --------   -------   --------  -------   --------   -------   --------   -------

NONINTEREST EXPENSE:
Salaries and employee benefits..........         1,726     1,754      1,772    1,716      1,696     1,773      1,859     1,849
Net occupancy and equipment.............           664       599        566      635        540       548        558       604
Other...................................         1,237     1,242      1,426    1,325      1,189     1,257      1,322     1,289
                                              --------   -------   --------  -------   --------   -------   --------   -------
    Total noninterest expense...........         3,627     3,595      3,764    3,676      3,425     3,578      3,739     3,742
                                              --------   -------   --------  -------   --------   -------   --------   -------
Income before income taxes..............         1,355     1,461      1,185    1,403      1,712     1,435      1,444     1,315
Provision for income tax expense........           175       206        120      178        382       290        289       245
                                              --------   -------   --------  -------   --------   -------   --------   -------
    Net income..........................         1,180     1,255      1,065    1,225      1,330     1,145      1,155     1,070
                                              --------   -------   --------  -------   --------   -------   --------   -------

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized holding gains (losses) on
 investment securities available-
 for-sale...............................           550    (1,991)     1,203     (640)      (236)      212       (408)     (268)
Reclassification adjustment for gains
 included in net income.................                                                                                   (13)
Income tax expense (benefit) related
 to other comprehensive income (loss)...           187      (677)       409     (218)       (80)       72       (139)      (95)
                                              --------   -------   --------  -------   --------   -------   --------   -------
    Other comprehensive income
     (loss), net of income taxes........           363    (1,314)       794     (422)      (156)      140       (269)     (186)
                                              --------   -------   --------  -------   --------   -------   --------   -------
    Comprehensive income (loss).........      $  1,543   $   (59)  $  1,859  $   803   $  1,174   $ 1,285   $    886   $   884
                                              ========   =======   ========  =======   ========   =======   ========   =======

PER SHARE DATA:
Net income..............................      $   0.62   $  0.66   $   0.56  $  0.66   $   0.68   $  0.60   $   0.61   $  0.56
Cash dividends declared.................      $   0.22   $  0.22   $   0.22  $  0.22   $   0.22   $  0.22   $   0.22   $  0.22

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2003 VERSUS 2002
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

OPERATING ENVIRONMENT:

The subpar economic performance characteristic of the previous two years appeared to turn around midway through 2003. In the early part of 2003, uncertainty about the economic outlook and war in Iraq still plagued the United States economy. The gross domestic product ("GDP"), the value of all goods and services produced in the United States, grew at a moderate annual pace of 2.0 percent in the first quarter and a slightly higher annual pace of 3.1 percent in the second quarter. Supported by very accommodative monetary and fiscal policy initiatives, economic activity accelerated in the second half of the year. The Federal Open Market Committee, in an effort to support economic expansion and insure against a drop in inflation, lowered its target federal funds rate 25 basis points to 1.00 percent at its meeting on June 24, 2003. In addition, the federal government passed fiscal policy in order to help spur the economy by providing incentives to increase consumer and business spending. The Jobs and Growth Tax Relief Reconciliation Act of 2003 was signed into law on May 28, 2003. The Act advanced refund checks to households eligible for an increase in the 2003 child tax credit, lowered withholding schedules for individuals and provided a partial-expensing incentive for business capital investment. The economy picked up remarkably following these initiatives, and as a result, GDP grew at an annual rate of 8.2 percent in the third quarter and 4.1 percent in the fourth quarter. For the entire year, the United States economy grew 3.1 percent.

Consumer spending, which rose at the same moderate pace in the early part of 2003 as it did in the prior two years, increased considerably after fiscal policy actions were initiated midway through the year. Personal consumption jumped 6.9 percent in the third quarter, as the tax rate reductions and advance child tax credits supported growth in disposable personal income.

After declining in 2002 and 2001, business investment picked up dramatically in 2003, due to increased business profitability and strong productivity gains. For all of 2003, business investment rose 4.3 percent, after contracting 1.2 percent in 2002 and 8.4 percent in 2001. However, the increase in productivity continued to create excess capacity in the labor market. Although the National unemployment rate fell to 5.4 percent in 2003 from 5.7 percent in 2002, the decrease was not due to the creation of new jobs, but rather to a reduction in the labor force, as a large number of potential workers stopped looking for work.

Employment conditions in the Commonwealth improved to 5.2 percent in 2003 from
5.9 percent in 2002. Similarly, the unemployment rate for all five

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2003 VERSUS 2002 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

counties in our market area improved in comparison to 2002. However, similar to the Nation, according to the State Department of Labor and Industry, the improvement was not due to job creation, but rather a reduction in the region's labor force. The civilian labor force in our five-county market area fell by 5,600 workers or 2.5 percent in 2003, due primarily to this region's growing number of retirees. In addition, the number of jobs in December 2003 fell by 3,100 compared with one year earlier.

The banking industry, for the third consecutive year, reported record earnings in 2003. Higher levels of noninterest income and lower provisions for loan losses led to a $12.7 billion or 14.1 percent increase in net income for all Federal Deposit Insurance Corporation ("FDIC")-insured commercial banks. In addition, banks exhibited strong balance sheet growth. For all FDIC-insured commercial banks, total assets grew 7.4 percent, loans, net of unearned income, grew 6.6 percent and total deposits grew 7.2 percent in 2003. Furthermore, the capital position for these banks improved, as stockholders' equity increased 6.9 percent.

After two years of decline, equity markets rebounded in 2003. Similar to all major indices, bank stocks posted gains in 2003, as evidenced by an increase in The NASDAQ(R) Bank Index Composite of 29.9 percent. Economic recovery and higher stock values influenced the increase in deals announced in 2003, as companies once again pursued mergers and acquisitions as a means of growth. In the United States, $523.7 billion in transactions were announced in 2003, a 19.0 percent increase from 2002. In addition, the number of mergers and acquisitions announced increased 13.6 percent. Deal values recorded a corresponding increase, as both the median price-to-earnings and the median price-to-tangible book value rose.

REVIEW OF FINANCIAL POSITION:

We grew significantly in 2003, surpassing the one-half of $1.0 billion milestone in total assets. Our strategic initiatives, coupled with economic and market conditions, affected the demand for both loans and deposits and led to a $23.0 million or 4.7 percent increase in total assets to $509.4 million at December 31, 2003, from $486.4 million at the end of the previous year. Total assets averaged $502.9 million in 2003, an increase of $27.9 million or 5.9 percent compared to 2002. As a percentage of average total assets, average earning assets equaled 94.5 percent in 2003 and 94.7 percent in 2002. Market rates, already at historic lows, fell even further and forced a 92 basis point reduction in our tax-equivalent yield on earning assets to 5.89 percent in 2003 from 6.81 percent in 2002.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2003 VERSUS 2002 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Loans, net of unearned income, grew substantially, by $34.3 million or 10.6 percent to $357.9 million at December 31, 2003, from $323.6 million at year-end 2002. Our deposits rose $22.3 million or 5.1 percent to $459.5 million at December 31, 2003, from $437.2 million at the end of 2002.

Stockholders' equity increased $1.2 million to $46.5 million at December 31, 2003, from $45.3 million at December 31, 2002. Our book value grew to $24.41 per share, compared to $23.31 per share at the end of 2002.

INVESTMENT PORTFOLIO:

Total return is a principal gauge and comprehensive industry-wide approach measuring investment portfolio performance. This measure is superior to measuring performance strictly on the basis of yield since it not only considers income earned similar to the yield approach, but also includes the reinvestment income on repayments and capital gains and losses whether realized or unrealized. The total return on our investment portfolio weakened to 3.3 percent in 2003, from 8.8 percent in 2002. Our investment portfolio ranked in the upper half of all FDIC-insured bank holding companies, based on a study from an independent national investment performance ranking company, with respect to total return over the previous 12 months.

Similar to the approach taken in assessing our performance with respect to return, we evaluate our risk in comparison to all other financial institutions. Risk is assessed by quantifying the average life of the investment portfolio as compared to that of U.S. Treasury securities. This risk measure improved from
1.0 year in 2002 to 0.8 years in 2003. As a result of this improvement, according to the same independent ranking company, our portfolio ranked in the upper one-third of all FDIC-insured bank holding companies with regard to low risk.

Investment securities decreased $19.0 million to $105.2 million at December 31, 2003, from $124.2 million at December 31, 2002. The investment portfolio averaged $112.8 million and equaled 23.7 percent of average earning assets in 2003, compared to $110.2 million and 24.5 percent in 2002. Net unrealized holding gains on the investment portfolio, included as a separate component of stockholders' equity, were $2,113, net of income taxes of $1,089, at December 31, 2003, and $2,584, net of income taxes of $1,331, at December 31, 2002. Due primarily to a 239 basis point decline in the yield on taxable investments, the tax-equivalent yield on the investment portfolio fell 188 basis points to 3.93 percent in 2003 from 5.81 percent in 2002.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2003 VERSUS 2002 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

We received proceeds from the sale of available-for-sale investment securities of $19.0 million in 2003 and $15.1 million in 2002. The securities sold in 2003 were comprised entirely of short-term bonds of U.S. Government agencies. Net gains recognized on the sale of investment securities totaled $13 in 2003 and $322 in 2002. Repayments from investment securities totaled $60.0 million in 2003 and $34.5 million in 2002. We purchased a total of $62.8 million in investment securities in 2003 compared to $51.2 million in 2002.

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

LOAN PORTFOLIO:

Loans, net of unearned income, totaled $357.9 million at December 31, 2003, an increase of $34.3 million or 10.6 percent from $323.6 million at December 31, 2002. Our emphasis on building relationships with businesses in our market area led to an increase in business loans, including commercial loans, commercial mortgages and lease financing, of $56.8 million or 34.0 percent to $224.1 million at year-end 2003 from $167.3 million at the end of 2002. Specifically, commercial real estate loans rose significantly, $46.7 million or 62.4 percent, while commercial loans and leases grew $10.1 million or 11.0 percent. Business loans represented 62.6 percent of total loans, net of unearned income, at December 31, 2003, compared to 51.7 percent at year-end 2002. Although we experienced intense mortgage demand in 2003, the majority of new loans and loans refinanced were subsequently sold in the secondary market. This resulted in a $19.5 million or 15.8 percent decline in the outstanding balance of residential mortgages, including construction loans, to $104.1 million at the end of 2003 from $123.6 million at December 31, 2002. Automobile manufacturers continued to offer either zero percent or very low-rate financing incentives in 2003. As a result, consumer loans decreased $3.0 million or 9.2 percent to $29.7 million at December 31, 2003, from $32.7 million at the end of 2002. The loan portfolio averaged $346.6 million in 2003, an increase of $28.4 million or 8.9 percent compared to $318.2 million in 2002. The tax-equivalent yield on our loan portfolio fell 75 basis points to 6.75 percent in 2003 from 7.50 percent in 2002.

Activity in our secondary mortgage banking program flourished. Mortgages originated and subsequently sold in the secondary market totaled $56.9

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2003 VERSUS 2002 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

million in 2003, an increase of $17.2 million or 43.3 percent compared to $39.7 million in 2002. We realized net gains on the sale of these loans, included in noninterest income, of $1,212 in 2003 and $919 in 2002. In addition, we had $3.2 million and $3.9 million of residential mortgage loans held for sale at December 31, 2003 and 2002. Residential mortgage loans serviced for the Federal National Mortgage Association totaled $90.0 million at December 31, 2003, an increase of $33.9 million or 60.4 percent compared to $56.1 million at December 31, 2002.

In addition, we experienced strong refinancing activity, as our volume of refinanced residential mortgages increased $4.7 million or 25.8 percent in 2003. The number of mortgage refinancings totaled 292 with an aggregate dollar volume of $22.9 million in 2003, compared to 212, with an aggregate dollar volume of $18.2 million in 2002.

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

ASSET QUALITY:

Our asset quality improved in 2003 compared to 2002. Nonperforming assets decreased $135 or 5.3 percent to $2,407 at December 31, 2003, from $2,542 at the end of 2002. A reduction of $356 in nonperforming loans was partially offset by an increase of $221 in foreclosed assets. With regard to nonperforming loans, loans on nonaccrual status decreased $546, while accruing loans past due 90 days or more rose $190.

At December 31, 2003 and 2002, we had a recorded investment in impaired loans of $1,654 and $3,658. The recorded investment in impaired loans averaged $2,510 in 2003 and $2,831 in 2002. At December 31, 2003, the amount of recorded investment in impaired loans for which there was a related allowance for loan losses and the amount of the allowance was $747 and $377. Comparatively, the amount of these loans and their related allowance was $2,500 and $877, at December 31, 2002. The amount of recorded investment for which there was no related allowance for loan losses was $907 and $1,158 at December 31, 2003 and 2002. During 2003, activity in the allowance for loan losses account related to impaired loans included a

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2003 VERSUS 2002 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

provision charged to operations of $83, losses charged to the allowance of $609 and recoveries of impaired loans previously charged-off of $26. The 2002 activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $944, losses charged to the allowance of $477 and recoveries of impaired loans previously charged-off of $7. Interest income related to impaired loans would have been $188 in 2003 and $201 in 2002 had the loans been current and the terms of the loans not been modified. Interest recognized on impaired loans amounted to $145 in 2003 and $176 in 2002. Included in these amounts was interest recognized on a cash basis of $145 and $176. Cash received on impaired loans applied as a reduction of principal totaled $754 in 2003 and $493 in 2002. There were no commitments to extend additional funds to customers with impaired loans at December 31, 2003 and 2002.

We maintain the allowance for loan losses at a level we believe adequate to absorb probable credit losses related to specifically identified loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of the balance sheet date. The allocated element of the allowance for loan losses account was $1,905 at December 31, 2003, compared to $3,734 at December 31, 2002. The decrease resulted from reductions of $500 in the specific portion for the impairment of loans individually evaluated under Statement of Financial Accounting Standards ("SFAS") No. 114 and $1,329 in the formula portion for the impairment of loans collectively evaluated under SFAS No. 5. The decrease in the specific portion resulted from a decline in the volume of impaired loans with a recorded investment in excess of their fair value to $747 at year-end 2003 from $2,500 at the end of the previous year. For these loans, the amount by which the recorded investment exceeded the fair market value was $377 at December 31, 2003, compared to $877 at the end of 2002. With regard to the formula portion of the allowance for loans collectively evaluated for impairment under SFAS No. 5, the decline resulted from a significant reduction in the total loss factor for identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having internal loan grading classifications of substandard, special mention or watch. The reduction in the total loss factor resulted from a dramatic improvement in the historical loss factor, defined as the average of the ratio of net loans charged-off to loans, net of unearned income, over the past eight quarters, for these types of loans. The unallocated element was $1,679 at December 31, 2003 and $11 at December 31, 2002.

The allowance for loan losses coverage ratio improved to 167.0 percent at December 31, 2003, from 149.7 percent at December 31, 2002, and indicated that our allowance account was more than able to absorb all potential

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2003 VERSUS 2002 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

losses associated with nonperforming loans. With regard to all nonperforming assets, our coverage ratio equaled 148.9 percent at the end of 2003 and 147.3 percent at year-end 2002. Furthermore, the allowance for loan losses covered
216.7 percent of loans considered impaired at December 31, 2003. The coverage ratio for impaired loans at December 31, 2002, was 102.4 percent.

The allowance for loan losses was $3.6 million and approximated 1.00 percent of loans, net of unearned income, at December 31, 2003, compared to $3.7 million and 1.16 percent at the end of the previous year. The lower ratio primarily resulted from a reduction in the provision for loan losses, coupled with the overall increase in the loan portfolio. Net loans charged-off amounted to $641 or 0.18 percent of average loans outstanding in 2003, compared to $575 or 0.18 percent in 2002. For our peer group, a group of 347 bank holding companies located within the Federal Reserve District of Philadelphia with consolidated assets between $500.0 million and $1.0 billion, net charge-offs as a percentage of average loans outstanding increased to 0.25 percent in 2003 from 0.18 percent in 2002.

DEPOSITS:

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

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2003 VERSUS 2002 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Volatile deposits, time deposits $100 or more, increased $4.6 million to $29.1 million at December 31, 2003, from $24.5 million at the end of 2002. Large denomination time deposits averaged $27.8 million in 2003 and $27.9 million in 2002. Our average cost of these funds declined 49 basis points to 3.30 percent in 2003, from 3.79 percent in 2002.

MARKET RISK SENSITIVITY:

We utilize various computerized modeling techniques for market risk management. One such technique utilizes a tabular presentation of fair value information and contract terms relevant to determine the future cash flows of market risk sensitive instruments, categorized by expected maturity dates. According to the results of this presentation at December 31, 2003, total interest-earning assets scheduled to mature within one year totaled $109.7 million with a weighted-average tax-equivalent yield of 4.88 percent. Total interest-bearing liabilities scheduled to mature within one year equaled $109.5 million with a weighted-average cost of 1.47 percent. Interest-earning assets scheduled to mature within one year were primarily comprised of investment securities having an amortized cost of $17.5 million and a weighted-average tax-equivalent yield of 4.29 percent and net loans of $77.5 million with a weighted-average tax-equivalent yield of 5.55 percent. In addition, there were $11.5 million in federal funds sold and $3.2 million in loans held for sale with weighted-average yields of 1.00 percent and 5.97 percent at the end of 2003. With regard to interest-bearing liabilities, based on historical withdrawal patterns, interest-bearing transaction accounts, defined as money market, NOW and savings accounts, of $40.0 million with a weighted-average cost of 0.75 percent were anticipated to mature within one year. In addition, time deposits totaling $69.5 million with a weighted-average cost of 1.89 percent were scheduled to mature within the same time frame.

In addition to monitoring market risk based on this tabular presentation, we analyze changes in the fair value of other financial instruments utilizing interest rate shocks. Specifically, we analyze the effects instantaneous parallel shifts of plus or minus 100 basis points have on the economic values of other financial instruments. The results of the model at December 31, 2003, indicated fair value declines of 1.7 percent in other financial assets and 1.0 percent in other financial liabilities given a parallel and instantaneous rise of 100 basis points in market interest rates. Conversely, a 100 basis point decline in market interest rates would result in fair value appreciation of 1.6 percent in other financial assets and 1.0 percent in other financial liabilities.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2003 VERSUS 2002 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

We also use models that consider repricing frequencies of rate sensitive assets ("RSA") and rate sensitive liabilities ("RSL") in addition to maturity distributions. One such technique utilizes a static gap report, which attempts to measure our interest rate exposure by calculating the net amount of RSA and RSL that reprice within specific time intervals. At December 31, 2003, our cumulative one-year RSA/RSL ratio was 1.36, compared to 1.11 at December 31, 2002.

As a final tool to assist in managing market risk sensitivity, we enhance our asset/liability management by using a simulation model. This model is used to create pro forma net interest income scenarios under various interest rate shocks. Model results, using parallel and instantaneous shifts in general market interest rates of plus and minus 100 basis points, did not change materially from model results using current interest rates at December 31, 2003.

LIQUIDITY:

The net noncore and net short-term noncore funding dependence ratios illustrate the change in our liquidity position over the prior year. At December 31, 2003, our net noncore funding dependence ratio was negative 0.02 percent, compared to negative 7.50 percent at December 31, 2002. Our net short-term noncore funding dependence ratio equaled negative 3.72 percent at the end of 2003, compared to negative 10.00 percent at year-end 2002. Negative ratios indicated that at December 31, 2003 and 2002, we had no reliance on noncore deposits and borrowings to fund our long-term assets, namely loans and investments.

Our liquidity position is further explained by analyzing the Consolidated Statements of Cash Flows. Cash and cash equivalents increased $7.2 million to $28.6 million at December 31, 2003, from $21.4 million at the end of 2002. For the year-ended 2002, cash and cash equivalents increased $7.4 million. In both 2003 and 2002, the increases in cash and cash equivalents primarily resulted from net cash provided by financing activities and, to a lesser extent, operating activities, partially offset by net cash used in investing activities.

Deposit gathering was our predominant financing activity, as it provided us with net cash of $22.3 million in 2003 and $21.0 million in 2002. In 2002, transaction accounts increased $30.4 million, while time deposits declined $9.4 million as depositors, unsure of the economy, interest rates and the stock market, chose to keep their funds liquid. In 2003, we experienced an increase in both transaction accounts and time deposits of $20.7 million and $1.6 million.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2003 VERSUS 2002 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Operating activities provided net cash of $8.7 million in 2003 and $5.6 million in 2002. Net income, adjusted for the effects of noncash transactions such as depreciation and the provision for loan losses, and net changes in current assets, is the primary source of funds from operations.

Our primary investing activities involve transactions related to our investment securities and lending activities. Net cash outlays for investing activities totaled $20.7 million in 2003 compared to $16.5 million in 2002. We experienced an increase in loan demand as evidenced by net funds used in lending activities of $35.3 million in 2003, an increase of $21.3 million compared to the $14.0 million used in 2002. With regard to our investment portfolio, we received cash from the sale of investment securities of $19.0 million in 2003 and $15.1 million in 2002. Due to declining market rates, we experienced an increase in cash received from repayments of investment securities, as the volume of prepayments on mortgage-backed securities amounted to $60.0 million in 2003 compared to $34.5 million in 2002. Cash outlays for the purchase of investment securities totaled $62.8 million and $51.2 million in 2003 and 2002.

CAPITAL ADEQUACY:

Stockholders' equity increased $1.2 million to $46.5 million at December 31, 2003, from $45.3 million at December 31, 2002. On a per share basis, stockholders' equity equaled $24.41 per share and $23.31 per share for these respective periods. Net income of $4.7 million was the primary factor contributing to the capital improvement. Also affecting stockholders' equity were common stock repurchases of $1.6 million, net cash dividends declared of $1.4 million and a net unrealized loss on investment securities of $0.5 million.

Under the stock repurchase program, we repurchased and retired 44,788 shares for $1.6 million in 2003 and 37,933 shares for $1.2 million in 2002. We declared dividends of $1,687 or $0.88 per share in 2003 and $1,603 or $0.82 per share in 2002. Our dividend payout ratio was 35.9 percent and 30.8 percent in 2003 and 2002. During the years ended December 31, 2003 and 2002, 6,547 shares and 6,161 shares were issued under the dividend reinvestment plan.

We and Community Bank have consistently maintained regulatory capital ratios well above the minimum levels of 4.0 percent and 8.0 percent required for adequately capitalized institutions. Our risk-based capital ratios declined slightly in 2003 from 2002, but remained strong. Risk-weighted assets and off-balance sheet items increased to a greater extent

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2003 VERSUS 2002 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

than both Tier I and total capital. Specifically, total risk-weighted assets and off-balance sheet items rose $43.5 million or 13.5 percent, while Tier I capital increased $1.9 million or 4.6 percent and total capital grew $1.8 million or 3.9 percent. The ratio of Tier I capital to risk-weighted assets was 11.9 percent and 12.9 percent at December 31, 2003 and 2002, and our total capital to risk-weighted assets ratio was 12.9 percent at year-end 2003, compared to 14.1 percent at the end of 2002. Our Leverage ratio equaled 8.7 percent and 8.8 percent at December 31, 2003 and 2002.

REVIEW OF FINANCIAL PERFORMANCE:

Net income totaled $4.7 million or $2.45 per share in 2003, compared to $5.2 million or $2.65 per share in 2002. Tighter net interest margins, reductions in the gain on the sale of investment securities and higher levels of noninterest expenses all contributed to the decline in net income. Return on average assets and return on average equity were 0.93 percent and 10.23 percent in 2003, compared to 1.10 percent and 11.99 percent in 2002. In addition, a rise in market rates impacted the value of our available-for-sale investment securities. As a result, we experienced a loss in other comprehensive income, net of income tax benefits, of $0.5 million in 2003. In comparison, we reported other comprehensive income, net of income tax expense, of $1.9 million in 2002.

NET INTEREST INCOME:

For the year ended December 31, 2003, tax-equivalent net interest income decreased $340 to $18,054 from $18,394 for the same period of 2002. The reduction resulted from a decline in the net interest spread, partially offset by growth in earning assets over that of interest-bearing liabilities.

Earning asset yields declined to a greater extent than the cost of interest-bearing liabilities, which resulted in a 20 basis point reduction in the net interest spread to 3.38 percent in 2003 from 3.58 percent in 2002, and accounted for a $1,860 decrease in tax-equivalent net interest income due to changes in rate. The tax-equivalent yield on earning assets compressed 92 basis points to 5.89 percent in 2003 from 6.81 percent in 2002, which resulted in a $4,406 reduction in tax-equivalent interest revenue. Accounting for 88.6 percent of this reduction were decreases of 63 basis points in the yield on taxable loans and 239 basis points in the yield on taxable investments. These yield declines reduced interest revenue by $2,014 and $1,891. The cost of interest-bearing liabilities declined 72 basis points to 2.51 percent in 2003 from 3.23 percent in 2002 and resulted

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2003 VERSUS 2002 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

in a $2,546 reduction in interest expense. Reductions of 85 basis points and 56 basis points in the cost of our savings accounts and time deposits less than $100 accounted for 81.5 percent of the decrease in interest expense. The cost of savings accounts fell to 1.03 percent in 2003 compared to 1.88 percent in 2002 and the cost of time deposits less than $100 dropped to 3.88 percent from 4.44 percent. These cost reductions caused interest expense to decline $1,032 and $1,044.

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

PROVISION FOR LOAN LOSSES:

The provision for loan losses equaled $480 in 2003, a decrease of $620 compared to $1,100 in 2002. We considered the decrease appropriate based on the continued improvement in nonperforming assets in 2003.

NONINTEREST INCOME:

Noninterest income totaled $4,034 in 2003 and $4,145 in 2002. Net gains on the sale of residential mortgages increased $293 or 31.9 percent to $1,212 for the year ended December 31, 2003. Service charges, fees and commissions decreased $95 or 3.3 percent compared to the previous year. Net gains on the sale of investment securities were $13 in 2003 and $322 in 2002.

NONINTEREST EXPENSE:

Noninterest expense increased $954 or 7.1 percent to $14,484 for the year ended December 31, 2003, from $13,530 for the same period of 2002. We experienced increases of $410 or 6.1 percent in salaries and employee

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2003 VERSUS 2002 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

benefits expense, $397 or 21.4 percent in net occupancy and equipment expense and $147 or 3.0 percent in other expenses.

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

INCOME TAXES:

Our income tax expense decreased $177 to $1,206 for the year ended December 31, 2003, from $1,383 for the same period of 2002. Our effective tax rate improved from 21.0 percent in 2002 to 20.4 percent in 2003. We utilize loans and investments of tax-exempt organizations to mitigate our tax burden, as interest revenue from these sources are not taxable by the federal government. Tax-exempt interest revenue, as a percentage of total interest revenue, equaled 8.8 percent in 2003 and 2002.

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

DAVID E. SCHMIDT, JR.
The Proctor and Gamble
Products Co.

SIMPSON BRANCH

FRANCIS LAPERA
Lapera Oil Company, Inc.

ROBERT M. MCDONNELL
McDonnell's Restaurant

GERALD G. SALKO, D.D.S.
Dentist

TANNERSVILLE BRANCH

TIMOTHY B. FISHER, II
Attorney, Fisher & Fisher

GARY HAZEN, CPA
John J. Riley, Inc. Certified Public Accountants

CHARLES R. MARZZACO
Weichert Realtors Acclaim

L. PATRICK ROSS
Pocono Township Supervisor

MATHILDA B. SHEPTAK
Pocono Mountains Vacation Bureau

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

DEBRA A. GAY
Eaton Township and Lake Winola Regional Manager

GREGORY G. GULA
Vice President
Internal Loan Review Officer

DONALD J. GIBBS
Scranton Branch Manager

DAVID A. JONES
Vice President
Mortgage Department

SHARON A. KOHANSKI
Vice President
Commercial Loan Officer

GARY S. LAVELLE
Vice President
Consumer Loan Officer

ANNETTE M. LYNCH
Assistant Vice President
Loan Administration

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

THOMAS W. SHEPPARD
Vice President
Clark Summit Branch Manager

RONALD K. SMITH
Vice President
Branch Administrator

TAMI L. SNYDER
Vice President
Information Services

HAROLD F. STOUT
Tunkhannock Branch Manager

BRIAN C. URBAS
Clifford, Forest City and Lakewood Regional Manager

ANN E. VADELLA
Carbondale Branch Manager

LOUIS J. ZEFRAN
Business Development Officer

COMM BANCORP, INC.
DIRECTORS AND OFFICERS (CONTINUED)

BOARD OF DIRECTORS
COMM REALTY CORPORATION

WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD

SCOTT A. SEASOCK

ERIC G. STEPHENS

OFFICERS
COMM REALTY CORPORATION

THOMAS A. SALUS
President

STEPHANIE A. GANZ, CPA
Treasurer

ROBERT F. DAVIS
Secretary

BOARD OF DIRECTORS
COMMUNITY LEASING CORPORATION

WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD

SCOTT A. SEASOCK

ERIC G. STEPHENS

OFFICERS
COMMUNITY LEASING CORPORATION

ERIC G. STEPHENS
President

STEPHANIE A. GANZ, CPA
Treasurer

JAMES R. PIETROWSKI
Secretary

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

800-820-4642

ATM Locations

COMM BANCORP, INC.
OTHER INFORMATION (CONTINUED)

STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS:
125 North State Street
Clarks Summit, PA 18411

LEGAL COUNSEL:
Saul Ewing LLP
Penn National Insurance Plaza
2 North Second Street, 7th Floor
Harrisburg, PA 17101

INDEPENDENT AUDITORS:
Kronick Kalada Berdy & Co., PC
190 Lathrop Street
Kingston, PA 18704

TRANSFER AGENT:
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10007

MARKET MAKERS:
Ferris, Baker, Watts, Inc.
100 Light Street
Baltimore, MD 21202
800-436-2000

Hill, Thompson, Magid, LP
15 Exchange Place, Suite 800
Jersey City, NJ 07302
800-631-3083

Janney, Montgomery, Scott, LLC
1801 Market Street
Philadelphia, PA 19103
800-526-6397

Knight Equity Markets, LP
525 Washington Boulevard
Jersey City, NJ 07310
800-544-7508

Ryan, Beck & Co.
18 Columbia Turnpike
Florham Park, NJ 07932
800-342-2325

Susquehanna Capital Group
401 City Avenue, Suite 220
Bala Cynwyd, PA 19004
610-617-2600

UBS Capital Markets, LP
Newport Financial Center
111 Pavonia Avenue East
Jersey City, NJ 07310
212-804-3437

COMMUNITY REINVESTMENT:

Copies of Community Bank and Trust Company's Community Reinvestment Statement may be obtained without charge by writing to Pamela S. Magnotti, Compliance Officer, at corporate headquarters.

COMMON STOCK MARKET INFORMATION:

Shares of Comm Bancorp, Inc. common stock are listed on The NASDAQ Stock Market(R) ("NASDAQ") as CommBcp under the symbol "CCBP." As of March 16, 2005, seven firms were listed on the NASDAQ system as market makers for the Company's common stock.

The high and low closing sale prices and dividends per share of the Company's common stock for the four quarters of 2004 and 2003 are summarized as follows:

                                                      CASH
                                                    DIVIDENDS
                                HIGH       LOW      DECLARED
                              -------    ------    ----------
2004:
First Quarter......           $ 40.87    $ 38.06     $ 0.22
Second Quarter.....             41.45      38.78       0.22
Third Quarter......             41.00      39.20       0.22
Fourth Quarter.....           $ 41.78    $ 39.20     $ 0.22
2003:
First Quarter......           $ 35.48    $ 33.50     $ 0.22
Second Quarter.....             37.40      34.23       0.22
Third Quarter......             36.67      34.25       0.22
Fourth Quarter.....           $ 38.85    $ 35.97     $ 0.22

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

WEBSITE INFORMATION:

The Company files reports, proxy and information statements and other information electronically with the Securities and Exchange Commission ("SEC") through the Electronic Data Gathering Analysis and Retrieval filing system. Stockholders and other interested parties may read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 450 5th Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC's website address is http://www.sec.gov. The Company's website address is http://www.combk.com. Copies of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC may be obtained without charge by writing to Comm Bancorp, Inc., 125 North State Street, Clarks Summit, PA 18411, Attn: Investor Relations or through our Internet website.


                                   186