Form 10-K, Exhibit 13
period 2005-12-31
COMM BANCORP INC
filed 2006-03-30
CIK 730030

                                EXHIBIT 13

              PORTIONS OF THE ANNUAL REPORT TO STOCKHOLDERS
                 FOR FISCAL YEAR ENDED DECEMBER 31, 2005

COMM BANCORP, INC.
CONTENTS

INTRODUCTION
 47   President's Message to Stockholders
 49   Consolidated Selected Financial Data

MANAGEMENT'S DISCUSSION AND ANALYSIS
 50   Forward-Looking Discussion
 51   Critical Accounting Policies
 53   Operating Environment
 57   Review of Financial Position
 97   Review of Financial Performance

CONSOLIDATED FINANCIAL STATEMENTS
110   Report of Management
112   Report of Independent Registered Public Accounting Firm
113   Consolidated Statements of Income and Comprehensive Income
114   Consolidated Balance Sheets
115   Consolidated Statements of Changes in Stockholders' Equity
116   Consolidated Statements of Cash Flows

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
117   Summary of significant accounting policies
135   Cash and due from banks
135   Investment securities
141   Loans, nonperforming assets and allowance for loan losses
144   Commitments, concentrations and contingent liabilities
146   Premises and equipment, net
147   Other assets
148   Deposits
149   Short-term borrowings
150   Fair value of financial instruments
150   Employee benefit plan
151   Income taxes
153   Parent Company financial statements
154   Regulatory matters
159   Summary of quarterly financial information (unaudited)

MANAGEMENT'S DISCUSSION AND ANALYSIS 2004 VERSUS 2003
160   Operating Environment
161   Review of Financial Position
169   Review of Financial Performance

DIRECTORS AND OFFICERS
173   Boards of Directors and Corporate Officers

OTHER INFORMATION
177   Locations
178   Stockholder Information

COMM BANCORP, INC.
PRESIDENT'S MESSAGE TO STOCKHOLDERS

I am very proud of our accomplishments as a result of the steps taken during 2005. We reached new heights with respect to earnings improvement, community involvement and technological enhancement.

I am pleased to report a 10.3 percent improvement in earnings. Net income was $5,210 thousand or $2.80 per share in 2005, an increase of $485 thousand compared to $4,725 thousand or $2.50 per share last year. Higher net interest income was the key factor leading to our strong earnings performance. We were also able to control our cost of funds amid rising interest rates and intense competition. Additionally, we enhanced our product and service offerings and enforced cost control efforts that favorably impacted our bottom line. We experienced solid balance sheet growth in 2005, as our total assets averaged 3.7 percent higher during the year. Average loans, net of unearned income, grew 6.0 percent as average deposits rose 3.1 percent.

Several years ago, during the exceptionally low interest rate environment, we initiated a strategy to restructure our balance sheet by shortening the repricing terms of our earning assets and lengthening the repricing terms of our interest-bearing liabilities. This restructuring, designed with the goal of mitigating interest rate risk and improving our core revenue, has proven successful.

As you are aware, interest rates increased significantly in 2005. As a result, price competition with regard to deposits escalated in our market area. Amid this competitive pressure, our liquidity position remained favorable. As a result, we did not have to succumb to price competition and were able to maintain our funding costs at a reasonable level. The success of our balance sheet restructuring, coupled with maintaining our cost of funds, directly led to a 12 basis point improvement in our net interest margin to 3.88 percent in 2005 from 3.76 percent in 2004.

During 2005, we enhanced our product and service offerings through several initiatives. We created an alliance with a third party to handle the servicing of our merchant services portfolio through an asset purchase and revenue sharing agreement. Not only did this alliance generate a 2.5 percent increase in net income in 2005, it provides our commercial customers with the availability of the latest in merchant payment services. In addition, we began offering new overdraft protection alternatives to our customers. Customers now have the choice of automatically transferring funds from a linked savings account or utilizing our overdraft privilege program in addition to the previous option of establishing a ready reserve line of credit. The two new alternatives resulted in a 3.6 percent increase in after-tax earnings.

With regard to cost control efforts, we performed a comprehensive review of our existing branch network in 2005. This review resulted in the consolidation of one of our branch offices with another branch located in close proximity. The branch network review also made it possible to

COMM BANCORP, INC.
PRESIDENT'S MESSAGE TO STOCKHOLDERS (CONTINUED)

introduce a regionalized approach to supervision. As a result, we consolidated oversight of branches located in the same geographical region. These actions resulted in an after-tax improvement in earnings of approximately 6.1 percent.

In the fourth quarter of 2005, we began looking forward into 2006 by laying plans to expand our Trust Division and further enhance our commercial activities. Specifically, we expanded the Trust Division to now include wealth management products and services. We have taken steps to amplify our commercial efforts through magnifying coverage for existing customers and expanding into new markets, along with reorganizing and reemphasizing our commercial lease operations.

During 2005, we made it a point to step up our community involvement. Specifically we made giant leaps in the area of youth advocacy. We donated to numerous educational improvement organizations from the pre-kindergarten level right through higher education. In addition, we sponsored the "Child Identification Program" in our community. This program made it possible for many parents in our area to obtain current photographs and identification of their children in order to ensure their safety. We plan to continue our community initiatives into 2006.

Competition in the banking industry is intense. In order for us to continue to be a strong competitor, we must provide our customers with the latest technological features in a secure environment to ensure their privacy. In 2005, we upgraded our automated teller machines in order to improve security and become compliant with the Americans with Disabilities Act. We also enhanced our network, firewall security and core processing system. In addition, plans are underway in 2006 to migrate our teller system to be compliant with the Check Clearing for the 21st Century Act.

I ask you to come with us as we step into 2006. I hope you are pleased with the direction our Company is taking with regard to our overall profitability, the quality of our financial products and services and our sense of responsibility to the communities we serve.

I would like to thank our management team and employees for their constant hard work and dedication, our Board of Directors for their guidance and especially, you, our stockholders, for your continued confidence and support.

Sincerely,


/s/ William F. Farber, Sr.
--------------------------------------
William F. Farber, Sr.
President and Chief Executive Officer,
Chairman of the Board

COMM BANCORP, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31                                          2005         2004         2003         2002         2001
----------------------                                       ----------   ----------   ----------   ----------   ----------
CONDENSED STATEMENTS OF FINANCIAL PERFORMANCE:
Interest income ..........................................   $   28,359   $   26,333   $   26,808   $   29,284   $   31,012
Interest expense .........................................       10,103        9,233        9,972       12,216       15,131
                                                             ----------   ----------   ----------   ----------   ----------
   Net interest income ...................................       18,256       17,100       16,836       17,068       15,881
Provision for loan losses ................................          782          600          480        1,100          720
                                                             ----------   ----------   ----------   ----------   ----------
   Net interest income after provision for loan losses ...       17,474       16,500       16,356       15,968       15,161
Noninterest income .......................................        3,884        3,566        4,034        4,145        2,835
Noninterest expense ......................................       14,897       14,662       14,484       13,530       11,870
                                                             ----------   ----------   ----------   ----------   ----------
   Income before income taxes ............................        6,461        5,404        5,906        6,583        6,126
Provision for income tax expense .........................        1,251          679        1,206        1,383        1,426
                                                             ----------   ----------   ----------   ----------   ----------
   Net income ............................................   $    5,210   $    4,725   $    4,700   $    5,200   $    4,700
                                                             ==========   ==========   ==========   ==========   ==========
CONDENSED STATEMENTS OF FINANCIAL POSITION:
Investment securities ....................................   $  104,965   $  118,756   $  105,248   $  124,203   $  120,357
Net loans ................................................      384,475      377,864      354,356      319,830      307,102
Other assets .............................................       54,137       31,702       49,848       42,385       32,899
                                                             ----------   ----------   ----------   ----------   ----------
   Total assets ..........................................   $  543,577   $  528,322   $  509,452   $  486,418   $  460,358
                                                             ==========   ==========   ==========   ==========   ==========
Deposits .................................................   $  491,365   $  478,484   $  459,466   $  437,213   $  416,205
Other liabilities ........................................        2,523        2,520        3,445        3,872        3,305
Stockholders' equity .....................................       49,689       47,318       46,541       45,333       40,848
                                                             ----------   ----------   ----------   ----------   ----------
   Total liabilities and stockholders' equity ............   $  543,577   $  528,322   $  509,452   $  486,418   $  460,358
                                                             ==========   ==========   ==========   ==========   ==========
PER SHARE DATA:
Net income ...............................................   $     2.80   $     2.50   $     2.45   $     2.65   $     2.37
Cash dividends declared ..................................         0.92         0.88         0.88         0.82         0.74
Stockholders' equity .....................................   $    26.86   $    25.38   $    24.41   $    23.31   $    20.67
Cash dividends declared as a percentage of net income ....        32.84%       35.09%       35.89%       30.83%       31.23%
Average common shares outstanding ........................    1,860,563    1,890,960    1,921,063    1,960,140    1,984,180

SELECTED RATIOS (BASED ON AVERAGE BALANCES):
Net income as a percentage of total assets ...............         0.97%        0.92%        0.93%        1.10%        1.07%
Net income as a percentage of stockholders' equity .......        10.68         9.97        10.23        11.99        11.82
Stockholders' equity as a percentage of total assets .....         9.13         9.19         9.14         9.13         9.02
Tier I capital as a percentage of adjusted total assets ..         9.04         8.75         8.66         8.77         8.82
Net interest income as a percentage of earning assets ....         3.88         3.76         3.80         4.09         4.08
Loans, net, as a percentage of deposits ..................        82.59%       80.34%       76.43%       74.33%       75.41%

SELECTED RATIOS AND DATA (BASED ON PERIOD END BALANCES):
Tier I capital as a percentage of risk-weighted assets ...        11.99%       11.36%       11.92%       12.93%       12.80%
Total capital as a percentage of risk-weighted assets ....        13.02        12.33        12.90        14.10        13.86
Allowance for loan losses as a percentage of loans, net ..         1.06%        1.01%        1.00%        1.16%        1.04%
Full-time equivalent employees ...........................          194          205          203          196          182
Locations ................................................           16           17           17           16           14

Note: Average balances were calculated using average daily balances. Average balances for loans include nonaccrual loans. Tax-equivalent adjustments were calculated using the prevailing statutory rate of 34.0 percent.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Management's Discussion and Analysis appearing on the following pages should be read in conjunction with the Consolidated Financial Statements beginning on page 110 and Management's Discussion and Analysis 2004 versus 2003 beginning on page 160.

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

To a certain extent, our success depends upon the general economic conditions in the geographic market area that we serve. Although we expect economic conditions in our market area to remain favorable, assurance cannot be given that these conditions will continue. Adverse changes to economic conditions would likely impair loan collections and may have a materially adverse effect on the consolidated results of operations and financial position.

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

Intangible assets include goodwill and a core deposit intangible. We evaluate goodwill for impairment at least annually and we evaluate the useful life of the core deposit in each reporting period in order to determine if it should be adjusted. At December 31, 2005, the core deposit intangible was fully amortized.

For a further discussion of our critical accounting policies, refer to the note entitled, "Summary of significant accounting policies," in the Notes to Consolidated Financial Statements to this Annual Report. This note lists the significant accounting policies used by us in the development and presentation of our financial statements. The section entitled "Risk Factors" located in Part I, Item 1A. of this Annual Report, this Management's Discussion and Analysis, the Notes to the Consolidated Financial Statements and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for the understanding and valuation of our financial position, results of operations and cash flows.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

OPERATING ENVIRONMENT:

Despite the threat of inflation and the effects of devastating hurricanes, the United States economy moved forward in 2005, as the gross domestic product, the value of all goods and services produced in the Nation, rose 3.5 percent. Home price appreciation, higher equity values, favorable employment conditions and strong corporate earnings led to solid spending increases in both the consumer and business sectors. However, inflationary pressures began to heighten amid escalating energy prices. In light of the elevated inflation, the Federal Open Market Committee ("FOMC") continued to gradually remove monetary policy accommodation by increasing the federal funds target rate 25 basis points at each of its eight meetings in 2005. In total, the federal funds target rate increased 200 basis points to 4.25 percent at December 31, 2005, from 2.25 percent at year-end 2004.

In spite of higher energy costs and rising short-term interest rates, consumer spending remained strong in 2005, increasing 3.6 percent. Consumer spending was bolstered by wealth appreciation from rising home and equity values and improved confidence due to a favorable labor market. In addition, outlays in the consumer sector exceeded the 1.5 percent growth in disposable personal income ("DPI"). As a result, the personal savings rate, which had been decreasing in recent years, fell to negative 0.4 percent in 2005. This was the first time the savings rate had fallen to negative levels since the Great Depression.

Business spending, although not quite as strong as last year, rose 6.0 percent in 2005. Strong sales figures, improved earnings performance and an accommodative credit market supported the spending increase. Spending on equipment and software rose 11.0 percent. Specifically, price incentives on high technology equipment led to a 17.0 percent increase in outlays for these items. Nonresidential construction spending moved up 2.0 percent in 2005, after increasing 2.2 percent in 2004.

Solid performance in the corporate sector once again led to improvement in labor market conditions. The National unemployment rate declined to 4.9 percent in 2005 from 5.4 percent in 2004, as the labor force participation rate remained constant at 66.0 percent. Jobs were widespread among all major industry groups, except for the manufacturing sector. Employment in this sector had been steadily declining since 2000. Job gains were especially strong in service providing industries. Specifically, the professional and business services sector added 479,000 jobs. Both productivity and labor costs increased in 2005. Education and health services, leisure and hospitality and retail trade all posted strong employment growth. Labor productivity, slightly under the productivity experienced over the past several years, continued to advance, increasing 2.3 percent in 2005. Labor costs remained relatively contained despite rising inflation and diminishing labor market resources. According to the

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

employment cost index ("ECI"), compensation increased 3.0 percent in 2005, just under the 3.8 percent increase in 2004. The wages and salaries component of ECI rose 2.5 percent in 2005, similar to the 2.4 percent increase in 2004. Annual benefit costs rose only 4.1 percent in 2005 compared to 6.9 percent in 2004.

National, Pennsylvania and our market area's seasonally adjusted unemployment rates at December 31, 2005 and 2004, are summarized as follows:

DECEMBER 31             2005   2004
-----------             ----   ----
National.............   4.9%   5.4%
Pennsylvania.........   4.7    5.3
Lackawanna County....   5.1    6.2
Monroe County........   4.7    6.0
Susquehanna County...   4.1    6.4
Wayne County.........   4.1    5.5
Wyoming County.......   5.1%   6.6%

Employment conditions improved significantly in 2005 for the Nation, Commonwealth of Pennsylvania and all counties in our market area. In addition, according to the Milken Institute's Best Performing Cities Index, the Scranton/Wilkes-Barre metropolitan area moved up 18 spots on the list of the 200 large metropolitan areas in the United States, from 148 in 2004 to 130 in 2005. Growth in the high-technology sector was the impetus. Job growth in this sector was 11.7 percent higher than the national average and was the fourth best in the country. The Milken Institute is a nonprofit, nonpartisan organization that uses federal data to rank cities on the basis of economic performance and job growth and retention.

Economic development in Northeastern Pennsylvania was active in 2005, as investment by for-profit developers was at an all-time high. A significant amount of progress was made in 2005 which will pave the way for continued economic growth in 2006. Some examples include:

     - Governor Rendell and the Commonwealth Finance Authority provided more than $33.0 million in state grants and loans to developers and economic development organizations for infrastructure growth in new business parks.

     - Construction began on two significant projects on State Route 315 between Scranton and Wilkes-Barre. The Mohegan Tribal Gaming Authority began work on a $160.0 million, 400,000 square foot casino and entertainment complex in Plains Township. In addition, construction began on CenterPoint Commerce and Trade Park East, a business park that will support 5.0 million square feet of office

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

          and industrial space. These two projects have the potential to create thousands of jobs and generate the development of numerous support businesses.

     - Plans were made for significant retail growth in our market area. One of our area's largest retail corridors located in Dickson City is expected to expand at a record pace in 2006. In addition, a Cincinnati-based developer announced plans to build "The Shoppes at Montage," a $50.0 million upscale outdoor shopping center on Montage Mountain. This 320,000 square foot center is expected to bring more than 60 stores and restaurants to the region with up to 2,000 part- and full-time jobs.

     - Sanofi Pasteur broke ground on a vaccine facility in Monroe County that will create approximately 100 highly-skilled jobs.

     - It was announced by the Base Realignment and Closure Commission that Tobyhanna Army Depot would survive the latest round of closures and downsizings. The depot, located in Monroe County has a $1.2 million annual impact on our area's economy and supports 4,000 regional jobs. The depot's employment count is expected to rise over 5,000 in the next 12 months.

According to Penn's Northeast, an economic development group that oversees five area counties and serves as a single-point contact for companies considering moving to Northeastern Pennsylvania, business inquiries rose 40.0 percent in 2005 and 47.0 percent in 2004. In light of this information and the developments mentioned above, we anticipate economic conditions in our market area to continue to improve in 2006.

The banking industry reported record earnings for the fifth year in a row, as net income for all Federal Deposit Insurance Corporation ("FDIC")-insured commercial banks rose 9.7 percent in 2005, compared 2.2 percent in 2004. Increased profits of larger institutions, with assets greater than $1.0 billion, accounted for the majority of the earnings improvement. Smaller community banks with assets between $100.0 million and $1.0 billion also recorded higher earnings. However, very small banks with assets less than $100.0 million did not fare as well, recording a 3.1 percent reduction in net income. In addition, 2005 marked the first year since the inception of deposit insurance that no bank failures were recorded. Commercial banks continued to experience strong balance sheet growth. Total assets for all FDIC-insured commercial banks grew 7.5 percent in 2005, after growing 10.7 percent in 2004. Over 90.0 percent of the growth was concentrated in large banks. This group recorded asset growth of 8.1 percent. Smaller institutions recorded balance sheet growth of 3.4 percent. Earning assets for all FDIC-insured institutions grew 7.7 percent. Deposit growth kept

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

pace with an 8.6 percent increase. Noninterest-bearing deposits grew
14.3 percent, while interest-bearing deposits rose 7.3 percent. Asset quality for the banking industry improved for the third consecutive year. Nonperforming loans and leases improved 4.3 percent in 2005, after improving 20.4 percent in 2004. However, asset quality improvements were hindered in 2005 by new bankruptcy legislation. During the fourth quarter, personal bankruptcy filings soared to record levels, as borrowers sought Chapter 7 protection from their debts before a new, more stringent bankruptcy law took effect in mid-October. The jump in bankruptcies was directly reflected in higher loan losses in credit card portfolios. Equity capital increased 7.3 percent in 2005, compared to the
22.9 percent in 2004. The slower growth was attributable to declines in the market values of available-for-sale investment securities. The lower market values, caused by rising interest rates, were reflected in adjustments to equity capital. The Leverage ratio for the industry increased from 7.8 percent at year-end 2004 to 7.9 percent at the close of 2005. The Tier I and Total risk-based capital ratios declined in 2005. These ratios were 9.9 percent and
12.3 percent in 2005, compared to 10.0 percent and 12.6 percent in 2004.

As mentioned earlier, earnings growth for the banking industry grew at a record pace for the fifth year in a row. Net income for all FDIC-insured commercial banks increased $10.1 billion to $114.3 billion in 2005, compared to $104.2 billion in 2004. Increases in net interest income and noninterest income were partially offset by higher noninterest expense. Also affecting the net income level were increased loan loss provisions and a net loss on the sale of investment securities. The provision for loan losses increased by $476.0 million or 1.8 percent. The banking industry recorded a net loss on the sale of investment securities of $157.0 million in 2005, compared to a net gain of $3.6 billion in 2004. Noninterest expense increased 7.2 percent. In addition, earnings growth did not keep pace with balance sheet growth. Return on average assets ("ROAA") increased while return on average equity ("ROAE") weakened. These banks reported ROAA of 1.31 percent and ROAE of 12.91 percent in 2005 compared to 1.30 percent and 13.74 percent in 2004.

FDIC-insured commercial banks located in Pennsylvania recorded an increase in earnings in 2005 after posting earnings reductions in each of the four previous years. For these banks, net income increased $464.0 million or 20.2 percent in 2005, after decreasing $167.0 million or 6.7 percent in 2004. Higher net interest income, which resulted from a $38.1 billion increase in average earning assets, was the primary factor leading to the earnings improvement. Earning assets for Pennsylvania commercial banks grew 22.1 percent, while the net interest margin remained relatively unchanged. Partially offsetting higher net interest income was a 1.6 percent decrease in noninterest income and a 7.9 percent increase in noninterest expense.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

As a percentage of earning assets, fee income declined to 2.36 percent in 2005 from 2.93 percent in 2004. Despite the earnings improvement, insured Pennsylvania banks posted declines in ROAA and ROAE as growth in total assets and equity capital outweighed the increase in net income.

Although a mediocre year for the stock market, equity values appreciated once again in 2005, as indicated by a 4.6 percent increase in The Dow Jones Wilshire 5000 Index, a comprehensive measure representing all U.S. equity issues with readily available market prices. By comparison, this index posted gains of 12.6 percent in 2004 and 31.6 percent in 2003. Similarly, the Standard and Poor's 500 and The NASDAQ Stock Market(R) Composite recorded total returns of 3.0 percent and 1.4 percent in 2005, compared to 10.9 percent and 8.6 percent in 2004. Higher corporate earnings performance and bolstered confidence from favorable economic and employment conditions were able to mitigate any downward pressures on the market. Contrary to the overall market, bank stock values declined. The NASDAQ Bank Index Composite fell 4.3 percent in 2005 after gaining 11.0 percent in 2004. Despite the lackluster performance of the stock market, merger and acquisition activity soared, with a total world-wide volume exceeding $2.7 trillion. The third largest world-wide deal occurred in the banking industry when Bank of America announced its merger with MBNA for $35.8 billion in June of 2005. With regard to the entire banking industry, the number of merger and acquisition deals announced declined in comparison to last year. With regard to deal values, the average price to book value increased as compared to 2004, while the median price to earnings decreased slightly. Merger and acquisition activity is expected to pick up for the banking industry in 2006. A further decline in equity prices may lead to an increase in volume as price multiples decline.

Underlying strength in consumer and business spending suggests that economic expansion is expected to continue throughout 2006. As a result, we expect local economic conditions to also improve during 2006. However, the FOMC has indicated that further monetary policy firming may be needed due to the added pressures on inflation which may hamper this growth. Subsequent to year-end 2005, the FOMC has again increased the federal funds target rate 25 basis points at its recent meeting on January 31, 2006.

REVIEW OF FINANCIAL POSITION:

We are located in Northeastern Pennsylvania and offer traditional bank products and services, including loans, deposits and trust and wealth management services, through our primary subsidiary, Community Bank and Trust Company ("Community Bank"). Our other subsidiary, Comm Realty Corporation ("Comm Realty"), holds, manages and sells foreclosed or distressed assets on behalf of Community Bank. Community Bank operates 16 full-service branch banking offices located within a five-county market

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

area and primarily services individuals and small- and medium-sized businesses. Community Bank has two subsidiaries, Community Leasing Corporation ("Community Leasing") and Comm Financial Services Corporation ("Comm Financial Services"). Community Leasing provides direct lease financing to commercial customers and Comm Financial Services offers various types of insurance products and asset management services to both individuals and businesses.

We consider Community Bank's 16 branch banking offices to be a single operating segment. Community Leasing, Comm Financial Services and Comm Realty did not meet the quantitative thresholds for required segment disclosure. For a further discussion of the requirements for segment disclosure, refer to the note entitled, "Summary of significant accounting policies-Segment disclosure," in the Notes to Consolidated Financial Statements to this Annual Report.

Recently, our profitability has been impacted by our decision to aggressively grow our branch infrastructure into markets with a higher concentration of commercial activity. During 2004, we forged intermediate- and long-term strategic actions to improve our ROAA and ROAE. These strategic actions included the following initiatives, which were completed during 2005:

     - Reduce operating costs of market coverage through the completion of a comprehensive review of our existing branch banking network. As a result, on April 1, 2005, we closed our Factoryville, Pennsylvania branch office and transferred its assets and liabilities to our branch office located in Nicholson, Pennsylvania. We decided to close this office as a result of experiencing several years of negative growth and an inability of the branch to become profitable despite extensive marketing efforts. With three branches located within a 7.0 mile radius of this branch, we continue to service our existing customer base. At December 31, 2005, we had not experienced any material runoff in deposits or loans as a result of this action.

          As a by-product of this review, we were able to consolidate oversight of our branch network and subsequently lower our personnel costs by introducing a regionalized approach to branch supervision. The net impact of implementing the initiatives associated with our branch network was an increase in after-tax earnings of 6.1 percent.

     - Generate additional noninterest revenue by offering new overdraft protection alternatives to our customers. These new alternatives include an automatic transfer from a savings account for a daily

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

          fee and implementing an overdraft privilege program for certain individual and sole proprietor customers. The automatic transfer from a savings account became available on January 1, 2005, and the overdraft privilege program became effective March 2, 2005. These new product offerings resulted in an after-tax net profit of 3.6 percent.

     - Sell our merchant services portfolio as part of an asset purchase and revenue sharing agreement with a third party. As part of this alliance, in addition to a one-time gain on the sale of the portfolio, we receive on-going referral fees and residual payments on net revenue for each merchant contract. This sale was completed on March 1, 2005. The decision to outsource the servicing of our merchant service customers resulted in an after-tax net profit of 2.5 percent.

     - Expand abstract services offered to customers to include title insurance on commercial mortgages. This service became available on April 1, 2005.

In addition to the positive impact of the strategic initiatives of 2004, profitability was also influenced by decisions made previously to reposition the repricing structure of our balance sheet. Beginning in 2002, based on the historically low interest rate environment, we decided to shorten the repricing terms of our earning assets and lengthen the repricing terms of our interest-bearing liabilities. We began to aggressively promote adjustable-rate and short-term fixed-rate loans through offering preferential pricing. In addition, any excess funds not utilized by the loan portfolio were invested in short-term mortgage-backed securities with relatively certain payment structures and two-year bullet securities of U.S. Government-sponsored agencies. Conversely, we attempted to fix our future fund costs through offering rates on long-term certificates of deposits that were above current market rates but were significantly below average rates for comparable maturities.

As part of our on-going strategic focus, we continue to look for opportunities to develop new sources of fee income, as well as, to grow our commercial loan and deposit portfolios.

During 2005, we took on the goal of restructuring Community Bank's trust division and financial services subsidiary. At the end of the third quarter of 2005, we hired a Director of Wealth Management to oversee and evaluate these areas and to devise a plan to improve their profitability. By the end of the year, an approved plan was in place which involves increasing efficiency through improved policies and procedures, changing the fee structure, expanding products and services to include wealth management

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

offerings, developing sales goals, and revising the agreement with our third party securities broker dealer.

During the first quarter of 2006, we hired new commercial relationship officers to develop our commercial loan portfolio in two specific areas. We hired an officer who has extensive experience in commercial lease financing to grow Community Leasing. We also hired an officer who has a strong local government and business relations background in Luzerne County in order to develop a greater presence in this market area.

We know that in order to be a strong competitor in the banking industry, we must be up-to-date with the latest technology. During 2005, we completed upgrades to all of our automated teller machines in order to improve security and become compliant with the requirements of the Americans with Disabilities Act. We also made enhancements to our network, firewall security and our core processing system. Our plans for 2006 include migrating our teller system to be compliant with the requirements of the Check Clearing for the 21st Century Act. This project has a total estimated cost of $660, which will be funded through normal operations.

Rising interest rates and intensified competition within our market area impacted our growth in 2005. Higher interest rates slowed loan demand and caused disintermediation of deposits. As a result, many of our competitors relaxed loan standards and priced deposits at rates higher than those offered nationally. Despite this competitive pressure, we chose not to relax our credit standards, but attempted to grow the loan portfolio through leveraging our existing business and municipal relationships. Our liquidity position remained favorable throughout most of the year. This afforded us the ability to fund our operations without having to aggressively price deposits. As a result, we were able to maintain our funding costs at a reasonable level.

Despite these factors, total assets grew $15.3 million or 2.9 percent to $543.6 million at December 31, 2005, from $528.3 million at the end of 2004. Total assets averaged $534.7 million in 2005, an increase of $18.9 million or 3.7 percent compared to 2004. Earning assets averaged $508.5 million and equaled
95.1 percent of total average assets in 2005. In comparison, earning assets averaged $488.3 million and equaled 94.7 percent of total assets in 2004. Interest rates began increasing in 2004 with the shift in monetary policy and continued to rise throughout 2005. As a result, our tax-equivalent yield on earning assets rose 22 basis points from 5.65 percent in 2004 to 5.87 percent in 2005.

Loans, net of unearned income, grew to $388.6 million at December 31, 2005, from $381.7 million at year-end 2004, an increase of $6.9 million. Loans averaged $396.6 million in 2005, and represented 78.0 percent of average

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

earning assets. In comparison, loans averaged $374.1 million in 2004 and represented 76.6 percent of earning assets. Upward movements in short-term interest rates caused corresponding increases in the prime rate. As a result, the tax-equivalent yield on our loan portfolio increased 18 basis points to 6.30 percent in 2005 from 6.12 percent in 2004.

Total deposits grew $12.9 million or 2.7 percent from the previous year-end. Total deposits averaged $480.1 million in 2005 and $465.6 million in 2004. Although a modest improvement, demand for our deposits waned amid competitive pressures from financial intermediaries in our local market area and a stronger stock market. Specifically, we experienced an $11.4 million or 8.9 percent decrease in savings accounts, with the consumer sector accounting for 98.2 percent of the reduction. With respect to all types of deposits, personal accounts decreased $6.5 million in 2005. However, deposit development in the commercial sector proved successful once again, and more than offset consumer preferences. Nonpersonal deposits increased $19.4 million. Although we were able to manage our cost of funds, we still felt the effects of escalating short-term interest rates. We experienced the greatest effect in the cost of nonpersonal transaction accounts. A large portion of these accounts represent deposits of local area school districts and municipalities that have interest rates tied to the three-month U.S. Treasury. As a result, our cost of funds rose 15 basis points to 2.45 percent in 2005 from 2.30 percent in 2004.

Stockholders' equity improved $2.4 million to $49.7 million or $26.86 per share at December 31, 2005, compared to $47.3 million or $25.38 per share at December 31, 2004. Net income of $5.2 million was the primary factor contributing to the improvement.

INVESTMENT PORTFOLIO:

Primarily, our investment portfolio provides a source of liquidity needed to meet expected loan demand and generates a reasonable return in order to increase our profitability. Additionally, we utilize the investment portfolio to meet pledging requirements and reduce income taxes. Our investment portfolio primarily consists of short-term U.S. Government-sponsored agency securities, which provide a source of liquidity, and intermediate-term, tax-exempt state and municipal obligations, which mitigate our income tax burden.

Our investment portfolio is subject to various risk elements that may negatively impact our liquidity and profitability. The greatest risk element affecting our portfolio is market risk or IRR. Understanding IRR, along with other inherent risks and their potential effects, is essential in effectively managing the investment portfolio.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Market risk or IRR relates to the inverse relationship between bond prices and market yields. It is defined as the risk that increases in general market interest rates will result in market value depreciation. A marked reduction in the value of the investment portfolio could subject us to liquidity strains and reduced earnings if we are unable or unwilling to sell these investments at a loss. Moreover, the inability to liquidate these assets could require us to seek alternative funding, which may further reduce profitability and expose us to greater risk in the future. In addition, since our entire investment portfolio is designated as available-for-sale and carried at estimated fair value, with net unrealized gains and losses reported as a separate component of stockholders' equity, market value depreciation could negatively impact our capital position.

As previously mentioned, the FOMC raised the federal funds target rate a total of 200 basis points in eight 25-basis-point increments over the course of 2005. Short-term interest rates rose proportionately with movements in the federal funds rate in 2005. However, longer-term rates reacted erratically, corresponding to changes in public perception about economic growth and inflation. Since our investment portfolio primarily consists of fixed-rate bonds, changes in general market interest rates have a substantial influence on the fair value of the portfolio. Specifically, the parts of the yield curve most closely related to our investments include the 2-year and 10-year U.S. Treasuries. The yield of the 2-year U.S. Treasury affects the values of our U.S. Government-sponsored agency securities, mortgage-backed securities and other short-term investments, whereas the 10-year U.S. Treasury influences the value of tax-exempt state and municipal obligations. The yield on the 2-year U.S. Treasury, which started the year at 3.08 percent, rose 58 basis points to 3.66 percent on June 30, 2005, and then another 75 basis points to close the year at
4.41 percent. Conversely, the yield on the 10-year U.S. Treasury fell 30 basis points from 4.24 percent at the end of 2004 to 3.94 percent half way through 2005. Although the 10-year U.S. Treasury rebounded during the second half of 2005 to end the year at 4.39 percent, it was still lower than that of the 2-year U.S. Treasury, causing a slight dip in the yield curve. As previously mentioned, bond prices react inversely to yields. As a result, we experienced a decline of $871 in the aggregate market value of our investment portfolio. The net unrealized loss on our investment securities tied to the change in the 2-year U.S. Treasury increased 57.2 percent compared to a 25.6 percent decline in the net unrealized gain for those securities tied to the 10-year U.S. Treasury. At December 31, 2005, short-term investment securities as a group had a net unrealized loss of $522 compared to a net unrealized gain of $1,975 for intermediate-term tax-exempt obligations of state and municipalities.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

We reported net unrealized holding gains, included as a separate component of stockholders' equity, of $959, net of income taxes of $494, at December 31, 2005, and $1,534, net of income taxes of $790, at December 31, 2004. We realize additional increases in interest rates could continue to negatively impact the market value of our investments and our capital position. In order to monitor the potential effects a further rise in interest rates could have on the value of our investments, we perform stress test modeling on the portfolio. Stress tests conducted on our portfolio at December 31, 2005, indicated that should general market rates increase by 100, 200 and 300 basis points, we would anticipate declines of 1.8 percent, 3.6 percent and 5.4 percent in the market value of our portfolio. Our IRR exposure with regard to market value depreciation improved slightly in comparison to the previous year-end. At December 31, 2004, we anticipated market value depreciation of 2.1 percent, 4.3 percent and 6.5 percent given the same rate shocks.

In order to independently measure our performance, we monitor and evaluate our investment portfolio with respect to total return and risk in comparison to national and market area industry benchmarks. Total return is a comprehensive industry-wide approach measuring investment portfolio performance. This measure is superior to measuring performance strictly on the basis of yield since it not only considers income earned similar to the yield approach, but also includes the reinvestment income on repayments and capital gains and losses, whether realized or unrealized. The total return of our investment portfolio posted relatively similar total returns comparing 2005 and 2004. The total return of the investment portfolio was 3.6 percent in 2005 and 3.5 percent in 2004. Our investment portfolio outperformed the Lehman Brothers' aggregate-bond index, a benchmark used by most investment managers. This index scored a total return of
2.4 percent in 2005. In addition, our investment portfolio's total return outperformed the average total return of 3.4 percent for the eight community banks located in our market area. Based on a study from an independent national investment performance ranking company, our investment portfolio ranked in the top third of all FDIC-insured bank holding companies with respect to total return over the previous 12 months.

Similar to the approach taken in assessing our performance with respect to return, we evaluate our risk in comparison to all other financial institutions. Risk is assessed by quantifying the average life of the investment portfolio as compared to U.S. Treasury securities. Average life is derived from the volatility of our total return to that of U.S. Treasury securities over a one-year time horizon. This risk measure equaled 2.2 years, not materially different from the 2.1 years reported in 2004. Similar to our ranking for total return, we ranked in the top third of all FDIC-insured bank holding companies with regard to low risk, according to the same independent ranking company. In addition, the risk associated with

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

our portfolio was less than that of the same eight community banks, whose average life for their portfolios was 3.0 years. The total return for the eight community banks did not reflect the added risk in their portfolios. In general, the total return of an investment portfolio would be expected to increase as the average life of the portfolio increases.

The carrying values of the major classifications of available-for-sale securities as they relate to the total investment portfolio for the past five years are summarized as follows:

DISTRIBUTION OF INVESTMENT SECURITIES AVAILABLE-FOR-SALE

                                     2005                2004                2003                2002                2001
                              -----------------   -----------------   -----------------   -----------------   -----------------
DECEMBER 31                    AMOUNT       %      AMOUNT       %      AMOUNT       %      AMOUNT       %      AMOUNT       %
-----------                   --------   ------   --------   ------   --------   ------   --------   ------   --------   ------
U.S. Government agencies...   $ 42,711    40.69%  $ 44,645    37.59%  $ 16,377    15.56%  $ 10,350     8.33%  $  1,067     0.89%
State and municipals:
   Taxable.................     15,268    14.54     16,898    14.23     17,051    16.20
   Tax-exempt..............     33,795    32.20     34,605    29.14     34,788    33.05     35,003    28.18     41,790    34.72
Mortgage-backed securities      12,217    11.64     21,281    17.92     35,099    33.35     77,579    62.46     75,558    62.78
Equity securities:
   Restricted..............        808     0.77      1,153     0.97      1,783     1.70      1,149     0.93      1,833     1.52
   Other...................        166     0.16        174     0.15        150     0.14        122     0.10        109     0.09
                              --------   ------   --------   ------   --------   ------   --------   ------   --------   ------
      Total................   $104,965   100.00%  $118,756   100.00%  $105,248   100.00%  $124,203   100.00%  $120,357   100.00%
                              ========   ======   ========   ======   ========   ======   ========   ======   ========   ======

Our investment portfolio decreased $13.8 million to $105.0 million at December 31, 2005, from $118.8 million at December 31, 2004. The composition of our investment portfolio continued to shift during 2005, as mortgage-backed securities comprised only 11.6 percent of the portfolio at year-end compared to
17.9 percent at the end of 2004. The investment portfolio averaged $103.9 million and equaled 20.4 percent of average earning assets in 2005, compared to $103.3 million and 21.2 percent in 2004. Despite the rise in market rates, the tax-equivalent yield on the investment portfolio equaled 4.39 percent in 2005, 1 basis point lower than 4.40 percent in 2004. This slight decrease could be explained by our continued actions to shorten the average life of the investment portfolio.

We did not sell any securities in 2005 and 2004. Repayments from investment securities totaled $46.2 million in 2005 and $18.2 million in 2004. The majority of the increase in repayments resulted from maturities of short-term U.S. Government-sponsored agency securities. At the end of 2004, we had $44.6 million in U.S. Government-sponsored agency securities with a weighted-average life of
0.8 years. A total of $31.5 million of these securities matured in constant intervals during 2005. We purchased a total of $34.0 million in investment securities in 2005. The rising rate environment and the lack of slope in the yield curve influenced our investment decisions in 2005. Rising interest rates can pose potential IRR and liquidity concerns for an investment portfolio. In addition, due to the lack of slope in the yield curve, investors were not receiving a premium for extending the terms of investments. As a result, we once again limited

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

our purchases primarily to short-term, single-maturity bonds of U.S. Government-sponsored agencies. The short-term maturities reduce our exposure to IRR, while single-maturity bonds ensure the certainty of cash flows compared to mortgage-backed securities. Cash flows of mortgage-backed securities have a tendency to extend into the future in a rising rate environment, thereby creating possible liquidity strains as well as increasing IRR. The weighted-average life of the U.S. Government-sponsored agency securities purchased in 2005 was 0.7 years, with scheduled maturity dates occurring at constant intervals over the next 24 months.

At December 31, 2005, investment securities with an amortized cost of $36.6 million were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. At December 31, 2004, the amortized cost of pledged securities equaled $37.4 million. The fair value of such securities equaled $36.5 million at December 31, 2005, and $37.4 million at December 31, 2004.

The maturity distribution of the amortized cost, fair value and weighted-average tax-equivalent yield of the available-for-sale portfolio at December 31, 2005, is summarized as follows. The weighted-average yield, based on amortized cost, has been computed for tax-exempt state and municipals on a tax-equivalent basis using the prevailing federal statutory tax rate of 34.0 percent. The distributions are based on contractual maturity with the exception of mortgage-backed securities and equity securities. Mortgage-backed securities are presented based upon estimated cash flows, assuming no change in the current interest rate environment. Equity securities with no stated contractual maturities are included in the "After ten years" maturity distribution. Expected maturities may differ from contractual maturities, or estimated maturities for mortgage-backed securities, because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

MATURITY DISTRIBUTION OF AVAILABLE-FOR-SALE PORTFOLIO

                                                     AFTER ONE         AFTER FIVE
                                     WITHIN          BUT WITHIN        BUT WITHIN          AFTER
                                    ONE YEAR         FIVE YEARS        TEN YEARS         TEN YEARS            TOTAL
                                ---------------   ---------------   ---------------   ---------------   ----------------
DECEMBER 31, 2005                AMOUNT   YIELD    AMOUNT   YIELD   AMOUNT    YIELD    AMOUNT   YIELD    AMOUNT    YIELD
-----------------               -------   -----   -------   -----   -------   -----   -------   -----   --------   -----
Amortized cost:
U.S. Government agencies.....   $36,910   3.55%   $ 6,028   3.99%                                       $ 42,938    3.61%
State and municipals:
  Taxable....................     3,537   2.35     12,160   2.99                                          15,697    2.85
  Tax-exempt.................     1,703   3.64      3,346   7.64    $11,634   7.90%   $15,137    7.31%    31,820    7.36
Mortgage-backed securities...     4,197   5.77      7,786   4.94        223   6.16          5    5.58     12,211    5.25
Equity securities:
  Restricted.................                                                             808    4.52        808    4.52
  Other......................                                                              38   11.72         38   11.72
                                -------           -------           -------           -------           --------
    Total....................   $46,347   3.66%   $29,320   4.24%   $11,857   7.87%   $15,988    7.18%  $103,512    4.85%
                                =======           =======           =======           =======           ========
Fair value:
U.S. Government agencies.....   $36,760           $ 5,951                                               $ 42,711
State and municipals:
  Taxable....................     3,482            11,786                                                 15,268
  Tax-exempt.................     1,697             3,553           $12,319           $16,226             33,795
Mortgage-backed securities...     4,219             7,765               228                 5             12,217
Equity securities:
  Restricted.................                                                             808                808
  Other......................                                                             166                166
                                -------           -------           -------           -------           --------
    Total....................   $46,158           $29,055           $12,547           $17,205           $104,965
                                =======           =======           =======           =======           ========

For a discussion of the recent Staff Positions and Statements of Financial Accounting Standards ("SFAS") issued by the Financial Accounting Standards Board ("FASB") related to investment securities, refer to the note entitled, "Summary of significant accounting policies-Investment securities," in the Notes to Consolidated Financial Statements to this Annual Report.

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

Many factors influenced loan demand in 2005. These factors include:

     -    Strong growth in corporate earnings;

     -    Increasing interest rates;

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     -    Easing of underwriting standards;

     -    Continued strength in the housing market; and

     -    Home value appreciation.

Businesses once again posted strong earnings in 2005. As a result, business investment increased 6.0 percent in 2005. Price decreases for high-technology equipment fueled an 11.0 percent increase in equipment and software. Spending on nonresidential construction rose 2.0 percent in 2005. Although borrowing costs increased in 2005, borrowing conditions were favorable. According to the "January 2006 Senior Loan Officer Opinion Survey on Bank Lending Practices," issued by the Board of Governors of the Federal Reserve System, a significant percentage of banks in the United States reported that they had further eased lending standards and terms for business loans as a result of increased competition. Respondents to the survey indicated that demand continued to be strong with financing used for inventories, accounts receivable, investment in plant and equipment, and an increase in merger and acquisition activity. As a result, commercial loans, including commercial real estate loans, for all FDIC-insured commercial banks grew $181.2 billion or 11.5 percent to $1,756.8 billion at December 31, 2005, from $1,575.6 billion at the end of the previous year.

The housing market remained strong throughout most of 2005, however there were signs at the end of the year which indicated the market may be weakening. Mortgages rates, although still low by historical standards, had moved noticeably higher. The rate on a 30-year fixed-rate mortgage, which fell 17 basis points from 5.75 percent at December 31, 2004, to a low of 5.58 percent at June 30, 2005, rose 69 basis points during the second half of the year to 6.27 percent at year-end 2005. As a result, new and existing home sales, as well as housing starts, were down from the record highs at mid-year. Average new home prices were down 4.0 percent for the year, while average existing home prices rose 11.0 percent. The rise in existing home prices continued to fuel mortgage lending, as consumers used home equity loans to fund spending.

Our mortgage activity, although consistent with 2004, was considerably below the level experienced over recent years now that the refinancing boom is over. Refinancings in 2005, for the most part, mirrored our refinancing activity in 2004. We refinanced 127 residential mortgage loans with an aggregate dollar volume of $11.6 million, compared with 131 loans with an aggregate dollar volume of $10.6 million in 2004.

Similar to refinancings, activity in our secondary mortgage banking program was consistent with activity in 2004. Mortgages originated and subsequently sold in the secondary market totaled $23.4 million in 2005, compared to $23.7 million in 2004. The volume originated and sold in 2005 and 2004 was significantly lower than the $56.9 million originated and sold in 2003.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Rising interest rates, coupled with greater competition, forced spreads between originations and sales tighter. As a result net gains realized on the sale of these loans, declined $90 or 15.6 percent to $487 in 2005 from $577 in 2004. Residential mortgage loans serviced for the Federal National Mortgage Association totaled $110.1 million at December 31, 2005, an increase of $12.3 million or 12.6 percent from $97.8 million at the end of 2004. Serviced loans increased $7.8 million or 8.7 percent in 2004. Mortgage loans held for sale totaled $1.9 million at the end of 2005 and 2004.

The composition of the loan portfolio at year-end for the past five years is summarized as follows:

DISTRIBUTION OF LOAN PORTFOLIO

                                          2005              2004              2003              2002              2001
                                    ----------------  ----------------  ----------------  ----------------  -----------------
DECEMBER 31                          AMOUNT      %     AMOUNT      %     AMOUNT      %     AMOUNT      %     AMOUNT      %
-----------                         --------  ------  --------  ------  --------  ------  --------  ------  --------  ------
Commercial, financial and others..  $137,302   35.33% $114,341   29.95% $100,723   28.14% $ 90,747   28.05% $ 71,512   23.05%
Real estate:
   Construction...................     2,575    0.66     6,704    1.76     2,983    0.83     5,398    1.67     5,285    1.70
   Mortgage.......................   217,827   56.06   230,555   60.40   222,621   62.20   193,012   59.65   195,915   63.13
Consumer, net.....................    29,217    7.52    27,893    7.31    29,726    8.30    32,631   10.08    36,346   11.71
Lease financing, net..............     1,682    0.43     2,230    0.58     1,887    0.53     1,787    0.55     1,264    0.41
                                    --------  ------  --------  ------  --------  ------  --------  ------  --------  ------
   Loans, net of unearned income..   388,603  100.00%  381,723  100.00%  357,940  100.00%  323,575  100.00%  310,322  100.00%
                                              ======            ======            ======            ======            ======
Less: allowance for loan losses...     4,128             3,859             3,584             3,745             3,220
                                    --------          --------          --------          --------          --------
   Net loans......................  $384,475          $377,864          $354,356          $319,830          $307,102
                                    ========          ========          ========          ========          ========

As previously mentioned, our on-going strategic focus includes developing sound relationships with commercial businesses within our market area. As a result, the majority of the growth in our loan portfolio was once again concentrated in the business sector. Business loans, including commercial loans, commercial mortgages and lease financing, grew $7.7 million or 3.0 percent to $265.1 million at year-end 2005 from $257.4 million at the end of 2004. Specifically, commercial loans and leases grew $22.4 million or 19.2 percent, while commercial real estate loans declined $14.7 million or 10.4 percent. Residential mortgages, including construction loans, decreased $2.2 million or 2.3 percent, while consumer loans increased $1.3 million or 4.8 percent from year-end 2004 to year-end 2005. Overall, our loan portfolio grew $6.9 million or 1.8 percent to $388.6 million at December 31, 2005, from $381.7 million at December 31, 2004. The relatively nominal change in year-end loan balances is not indicative of the actual performance of our loan portfolio in 2005. We received significant repayments on several large one-year term, tax-exempt commercial loans that matured at year-end. These loans were subsequently refinanced with us during the beginning of 2006.

A better indication of our 2005 performance can be gained through a review of our average loan balances. Loans averaged $396.6 million in 2005, an increase of $22.5 million or 6.0 percent compared to $374.1 million in

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2004. We experienced significant growth of $11.2 million or 41.2 percent in tax-exempt loans. Tax-exempt loans grew as a result of furthering our business relationships with several school districts and municipalities in our market area. Taxable loans averaged $11.3 million or 3.3 percent higher in 2005. The loan portfolio played a greater role in our earning assets mix, as average investments and federal funds sold declined. As a percentage of earning assets, average loans equaled 78.0 percent in 2005 and 76.6 percent in 2004.

Corresponding with the federal funds target rate, the prime rate climbed 200 basis points in eight 25-basis-point increments over the course of the year and equaled 7.25 percent at December 31, 2005. A significant portion of our loan portfolio consists of commercial loans with adjustable interest rates that either reprice immediately or in the near term. As a result, the tax-equivalent yield on the loan portfolio increased 18 basis points to 6.30 percent in 2005 from 6.12 percent in 2004. The yield on taxable loans rose 19 basis points, while the yield on tax-exempt loans increased 53 basis points. The increase was gradual, with the greatest increase occurring in the second half of the year. Loan yields actually fell 6 basis points from 6.13 percent in the fourth quarter of 2004 to 6.07 percent in the first quarter of 2005. In the second quarter, loan yields improved, increasing 9 basis points to 6.16 percent. We experienced significant increases of 22 basis points in each of the third and fourth quarters, as a large portion of the loan portfolio had repriced. Interest rates are expected to continue to increase during the first half of 2006. As a result, we anticipate the yield on our loan portfolio to rise as variable- and adjustable-rate loans continue to reprice upward.

The maturity distribution and repricing information of the loan portfolio by major classification at December 31, 2005, is summarized as follows:

MATURITY DISTRIBUTION AND INTEREST SENSITIVITY OF LOAN PORTFOLIO

                                                       AFTER ONE
                                            WITHIN    BUT WITHIN     AFTER
DECEMBER 31, 2005                          ONE YEAR   FIVE YEARS   FIVE YEARS    TOTAL
-----------------                          --------   ----------   ----------   --------
Maturity schedule:
Commercial, financial and others........   $ 47,782    $ 42,631     $ 46,889    $137,302
Real estate:
   Construction.........................      2,575                                2,575
   Mortgage.............................     22,141      77,179      118,507     217,827
Consumer, net...........................      4,871      19,921        4,425      29,217
Lease financing, net....................        338       1,344                    1,682
                                           --------    --------     --------    --------
   Total................................   $ 77,707    $141,075     $169,821    $388,603
                                           ========    ========     ========    ========
Repricing schedule:
Predetermined interest rates............   $ 26,391    $ 70,212     $ 66,317    $162,920
Floating- or adjustable-interest rates..    153,094      72,494           95     225,683
                                           --------    --------     --------    --------
   Total................................   $179,485    $142,706     $ 66,412    $388,603
                                           ========    ========     ========    ========

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

As previously mentioned, there are numerous risks inherent in the loan portfolio. We manage the portfolio by employing sound credit policies and utilizing various modeling techniques in order to limit the effects of such risks. In addition, we continuously monitor our liquidity position so that adequate funds are available to meet loan demand. Based on our asset/liability simulation model, we feel confident that loan demand can be facilitated through payments and prepayments on investments and loans, and increases in core deposits. We expect to receive approximately $123.9 million from repayments on loans and investment securities during 2006. In the event an unforeseen increase in loan demand arises, we could facilitate the demand by aggressively competing for deposits, by selling available-for-sale securities or by utilizing various credit products available through the Federal Home Loan Bank of Pittsburgh ("FHLB-Pgh").

In an attempt to limit IRR and liquidity strains, we continually examine the maturity distribution and interest rate sensitivity of the loan portfolio. As part of our asset/liability management strategy to reduce the amount of IRR in the loan portfolio, we price loan products to increase our holdings of adjustable-rate loans and reduce the average term of fixed-rate loans. Approximately 46.2 percent of the loan portfolio is expected to reprice within the next 12 months. Due to our continued focus on commercial lending activities, our holdings of adjustable-rate loans increased $3.4 million or 1.5 percent in 2005. Adjustable-rate loans totaled $225.7 million and represented 58.1 percent of the loan portfolio at December 31, 2005, compared to $222.3 million or 58.2 percent at the end of 2004. Fixed-rate loans increased $3.5 million to $162.9 million at December 31, 2005, from $159.4 million at December 31, 2004.

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

The contractual amounts of off-balance sheet commitments at year-end for the past five years are summarized as follows:

DISTRIBUTION OF OFF-BALANCE SHEET COMMITMENTS

DECEMBER 31                                                2005      2004      2003      2002      2001
-----------                                              -------   -------   -------   -------   -------
Commitments to extend credit..........................   $64,816   $49,504   $44,025   $48,478   $28,726
Unused portions of home equity and credit card lines..    14,576    12,776     9,806     6,892     5,464
Commercial letters of credit..........................    18,565     9,062     2,255       986     1,007
                                                         -------   -------   -------   -------   -------
   Total..............................................   $97,957   $71,342   $56,086   $56,356   $35,197
                                                         =======   =======   =======   =======   =======

These commitments are generally issued for one year or less and often expire unused in whole or in part by the customer. We record an allowance for credit losses, if deemed necessary, separately as a liability. No allowance was deemed necessary at December 31, 2005 and 2004. We do not anticipate that losses, if any, that may occur as a result of funding off-balance sheet commitments, would have a material adverse effect on our operating results or financial position.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

ASSET QUALITY:

On April 20, 2005, President Bush signed into law the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005. This Act tightened bankruptcy legislation by making it more difficult for persons with above average incomes to qualify for protection under Chapter 7 bankruptcy laws and increased the amount of debt that a person would have to repay under Chapter 13 bankruptcy laws. In addition, individuals would have to pay greater fees and complete mandatory debt counseling before filing. These new, stricter provisions went into effect on October 17, 2005. As a result, the number of personal bankruptcy filings during the 12-month period ended September 30, 2005, rose 10.3 percent, as individuals tried to beat the deadline to file under the old, less stringent laws. Conversely, in the business sector the number of bankruptcy filings nationally decreased 1.7 percent. The Commonwealth of Pennsylvania experienced increases in both the number of personal and business bankruptcy filings for the 12-month period ended September 30, 2005. Specifically, in our district, according to the data released by the Administrative Office of the U.S. Courts, the number of individuals and businesses filing for bankruptcy protection increased 15.1 percent and 7.7 percent during the same 12-month period. Despite the recent increase, the number of filings should decrease since the new laws took effect. Moreover, the stricter bankruptcy laws should give lenders greater confidence that debts will be repaid.

Although credit card losses escalated in the fourth quarter, which reflected the increase in bankruptcy filings due to the recently enacted legislation, the banking industry experienced an overall improvement in asset quality in 2005. For all FDIC-insured commercial banks, nonperforming loans and leases decreased $1.8 billion or 4.3 percent to $40.3 billion at December 31, 2005, from $42.1 billion at year-end 2004. The improvement primarily resulted from a 28.0 percent reduction in nonperforming commercial and industrial loans, coupled with a decrease of 18.0 percent in consumer loans. Partially offsetting these improvements was an increase of 22.6 percent in nonperforming real estate loans. For all commercial banks, the ratio of nonperforming assets to total assets improved from 0.55 percent at the end of 2004 to 0.48 percent at year-end 2005. In addition, net charge-offs, as a percentage of loans outstanding, improved from 0.63 percent in 2004 to 0.56 percent in 2005.

Despite a reduction in charge-off levels, asset quality for insured Pennsylvania commercial banks weakened in comparison to the prior year, as evidenced by a
27.6 percent increase in nonperforming assets to $893.4 billion at December 31, 2005, from $700.1 billion at the end of 2004.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Although asset quality improved for the bank industry as a whole, higher interest rates and inflated real estate values could pose credit risk issues for the banking industry. In an attempt to improve profitability and reduce IRR exposure, many financial institutions extended adjustable-rate loans to marginal borrowers who met only the threshold debt service coverage ratios. These borrowers may be unable to pay additional debt service costs resulting from higher interest rates. In addition, the rise in property values over the past few years may have caused some institutions to extend credit based on inflated collateral values. Upon default, the bank may not be able to realize a liquidation value at or beyond the amount of debt owed in order to facilitate a secondary source of repayment. These factors may subject the banking industry to increased levels of nonperforming assets and net loans charged-off. As a result, the profitability of financial institutions could be adversely affected as banks are forced to increase their provision for loan losses.

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

Credit risk is also minimized by quarterly internal reviews of our loan portfolio. These reviews aid us in identifying deteriorating financial conditions of borrowers, allowing us to assist customers in remedying these situations.

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

DISTRIBUTION OF NONPERFORMING ASSETS

DECEMBER 31                                             2005     2004     2003     2002     2001
-----------                                            ------   ------   ------   ------   ------
Nonaccrual loans:
Commercial, financial and others....................   $1,574   $  849   $  306   $  541   $  113
   Real estate:
   Construction.....................................
   Mortgage.........................................    1,714    1,123    1,077    1,213    1,045
Consumer, net.......................................       98                63      238      190
Lease financing, net................................
                                                       ------   ------   ------   ------   ------
      Total nonaccrual loans........................    3,386    1,972    1,446    1,992    1,348
                                                       ------   ------   ------   ------   ------
Accruing loans past due 90 days or more:
Commercial, financial and others....................       62       91      124       97      107
Real estate:
   Construction.....................................
   Mortgage.........................................      333      653      352      281      372
Consumer, net.......................................      118      169      151      132      225
Lease financing, net................................       33                73
                                                       ------   ------   ------   ------   ------
   Total accruing loans past due 90 days or more....      546      913      700      510      704
                                                       ------   ------   ------   ------   ------
   Total nonperforming loans........................    3,932    2,885    2,146    2,502    2,052
                                                       ------   ------   ------   ------   ------
Foreclosed assets...................................      363      399      261       40    1,818
                                                       ------   ------   ------   ------   ------
   Total nonperforming assets.......................   $4,295   $3,284   $2,407   $2,542   $3,870
                                                       ======   ======   ======   ======   ======
Ratios:
Nonperforming loans as a percentage of loans, net...     1.01%    0.76%    0.60%    0.77%    0.66%
Nonperforming assets as a percentage of loans, net..     1.11%    0.86%    0.67%    0.79%    1.25%

Our asset quality deteriorated from the end of 2004 as evidenced by an increase in the ratio of nonperforming assets as a percentage of loans, net of unearned income, to 1.11 percent at December 31, 2005, from 0.86 percent at December 31, 2004. Total nonperforming assets increased $1,011 or 30.8 percent to $4,295 at December 31, 2005, from $3,284 at year-end 2004. The majority of the deterioration was due to a $1,414 increase in nonaccrual loans. Commercial loans on nonaccrual status increased $725, while nonaccruing real estate and consumer loans rose by $591 and $98. Partially offsetting the increase in nonaccrual loans were decreases of $367 in accruing loans past due 90 days or more and $36 in foreclosed assets.

There were 8 properties with an aggregate carrying value of $363 in foreclosed assets at December 31, 2005, compared to 5 properties with an aggregate carrying value of $399 at the end of 2004. We transferred 11 properties totaling $413 into foreclosed assets during 2005. Eight properties with a net carrying value of $449 were sold for $486, which

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

resulted in a net gain recognized on the sales of $37. The carrying values of all foreclosed properties at December 31, 2005, did not exceed 80.0 percent of their collateral values in the case of residential properties and 75.0 percent of their collateral values in the case of commercial properties.

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

DISTRIBUTION OF IMPAIRED LOANS

DECEMBER 31                                       2005     2004     2003     2002     2001
-----------                                      ------   ------   ------   ------   ------
Nonaccrual loans:
Commercial, financial and others..............   $1,574   $  849   $  306   $  541   $  113
Real estate:
   Construction...............................
   Mortgage...................................    1,714    1,123    1,077    1,213    1,045
Consumer, net.................................       98                63      238      190
Lease financing, net..........................
                                                 ------   ------   ------   ------   ------
      Total nonaccrual loans..................    3,386    1,972    1,446    1,992    1,348
                                                 ------   ------   ------   ------   ------
Accruing loans:
Commercial, financial and others..............      638    3,889               889      407
Real estate:
   Construction................................
   Mortgage....................................   1,622    1,205      207      485       65
Consumer, net.................................       61                 1      292      125
Lease financing, net..........................
                                                 ------   ------   ------   ------   ------
      Total accruing loans....................    2,321    5,094      208    1,666      597
                                                 ------   ------   ------   ------   ------
      Total impaired loans....................   $5,707   $7,066   $1,654   $3,658   $1,945
                                                 ======   ======   ======   ======   ======
Ratio:
Impaired loans as a percentage of loans, net..     1.47%    1.85%    0.46%    1.13%    0.63%

At December 31, 2005 and 2004, we had a recorded investment in impaired loans of $5,707 and $7,066. The recorded investment in impaired loans averaged $6,285 in 2005 and $4,564 in 2004. At December 31, 2005, the amount of recorded investment in impaired loans for which there was a related allowance for loan losses was $3,844. The amount of the corresponding allowance was $2,206. Comparatively, the amount of these loans and their related allowance was $2,930 and $1,179 at December 31, 2004. The amount of recorded investment for which there was no related allowance for loan losses was $1,863 and $4,136 at December 31, 2005 and 2004. During 2005, activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $1,337, losses charged to the allowance of $318 and recoveries of impaired loans previously charged-off of $8. The 2004 activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $1,002, losses charged to the allowance of $212 and recoveries of impaired loans previously charged-off of $12. Interest income related to impaired loans would have been $434 in 2005 and $279 in 2004, had the loans been current and the terms of the loans not been modified. Interest recognized on impaired loans amounted to $337 in 2005 and $246 in 2004. Included in these amounts was interest recognized on a cash basis of $337 and $246. Cash received on impaired loans applied as a reduction of principal totaled $5,543 in 2005 and $1,692 in 2004. There were no

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

commitments to extend additional funds to customers with impaired loans at December 31, 2005 and 2004.

A reconciliation of the allowance for loan losses and an illustration of charge-offs and recoveries by major loan category for the past five years are summarized as follows:

RECONCILIATION OF ALLOWANCE FOR LOAN LOSSES

DECEMBER 31                                                             2005     2004     2003     2002     2001
-----------                                                            ------   ------   ------   ------   ------
Allowance for loan losses at beginning of period....................   $3,859   $3,584   $3,745   $3,220   $3,285
Loans charged-off:
Commercial, financial and others....................................       16       45       94      167       85
Real estate:
   Construction.....................................................
   Mortgage.........................................................      273      125      415      222      493
Consumer, net.......................................................      297      312      244      317      338
Lease financing, net................................................                                   3
                                                                       ------   ------   ------   ------   ------
      Total.........................................................      586      482      753      709      916
                                                                       ------   ------   ------   ------   ------
Loans recovered:
Commercial, financial and others....................................        1       27       29       31       25
Real estate:
   Construction.....................................................
   Mortgage.........................................................       13       19       19       11       26
Consumer, net.......................................................       59      111       64       92       80
Lease financing, net................................................
                                                                       ------   ------   ------   ------   ------
      Total.........................................................       73      157      112      134      131
                                                                       ------   ------   ------   ------   ------
Net loans charged-off...............................................      513      325      641      575      785
                                                                       ------   ------   ------   ------   ------
Provision for loan losses...........................................      782      600      480    1,100      720
                                                                       ------   ------   ------   ------   ------
Allowance for loan losses at end of period..........................   $4,128   $3,859   $3,584   $3,745   $3,220
                                                                       ======   ======   ======   ======   ======
Ratios:
Net loans charged-off as a percentage of average loans outstanding..     0.13%    0.09%    0.18%    0.18%    0.26%
Allowance for loan losses as a percentage of period end loans.......     1.06%    1.01%    1.00%    1.16%    1.04%

The allowance for loan losses increased $269 to $4,128 at December 31, 2005, from $3,859 at the end of 2004. As a percentage of loans, net of unearned income, the allowance equaled 1.06 percent at the end of 2005, compared to 1.01 percent at year-end 2004. The increase in the allowance resulted from a higher provision for loan losses, offset by an increase in net loans charged-off during 2005.

Past due loans not satisfied through repossession, foreclosure or related actions, are evaluated individually to determine if all or part of the outstanding balance should be charged against the allowance for loan losses account. Any subsequent recoveries are credited to the allowance account. We experienced an increase in net loans charged-off of $188 or 57.9 percent to $513 or 0.13 percent of average loans outstanding in 2005 from $325 or 0.09 percent of average loans outstanding in 2004. For our peer group, a group of 393 bank holding companies located within the Federal Reserve District of Philadelphia with consolidated assets between $500.0 million

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

and $1.0 billion, net charge-offs, as a percentage of average loans outstanding, improved to 0.10 percent in 2005 from 0.15 percent in 2004.

The allocation of the allowance for loan losses for the past five years is summarized as follows:

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                           2005              2004              2003              2002              2001
                                     ----------------  ----------------  ----------------  ----------------  ---------------
                                             CATEGORY          CATEGORY          CATEGORY          CATEGORY          CATEGORY
                                               AS A              AS A              AS A              AS A              AS A
                                               % OF              % OF              % OF              % OF              % OF
DECEMBER 31                          AMOUNT    LOANS   AMOUNT    LOANS   AMOUNT    LOANS   AMOUNT    LOANS   AMOUNT    LOANS
-----------                          ------  --------  ------  --------  ------  --------  ------  --------  ------  -------
Allocated allowance:
Specific:
Commercial, financial and others...  $1,549     0.57%  $  728    1.24%   $  237     0.09%  $  597     0.44%  $  174     0.17%
Real estate:
   Construction....................
   Mortgage........................     532     0.86      451     0.61      124     0.36      173     0.53      135     0.36
Consumer, net......................     125     0.04                         16     0.01      107     0.16       94     0.10
Lease financing, net...............
                                     ------   ------   ------   ------    -----   ------   ------   ------   ------   ------
      Total specific...............   2,206     1.47    1,179     1.85      377     0.46      877     1.13      403     0.63
                                     ------   ------   ------   ------    -----   ------   ------   ------   ------   ------
Formula:
Commercial, financial and others...     123    34.76      149    28.71      237    28.05      367    27.61    1,433    22.88
Real estate:
   Construction....................             0.66              1.76              0.83              1.67              1.70
   Mortgage........................     472    55.20      878    59.79      974    61.84    2,071    59.12      800    62.77
Consumer, net......................     360     7.48      288     7.31      316     8.29      419     9.92      452    11.61
Lease financing, net...............             0.43        1     0.58        1     0.53              0.55              0.41
                                     ------   ------   ------   ------    -----   -------  ------   ------   ------   ------
      Total formula................     955    98.53    1,316    98.15    1,528    99.54    2,857    98.87    2,685    99.37
                                     ------   ------   ------   ------    -----   -------  ------   ------   ------   ------
      Total allocated allowance....   3,161   100.00%   2,495   100.00%   1,905   100.00%   3,734   100.00%   3,088   100.00%
                                              ======            ======            ======            ======            ======
Unallocated allowance..............     967             1,364             1,679                11               132
                                     ------            ------             -----            ------            ------
      Total........................  $4,128            $3,859            $3,584            $3,745            $3,220
                                     ======            ======             =====            ======            ======

The allocated element of the allowance for loan losses account increased $666 to $3,161 at December 31, 2005, compared to $2,495 at December 31, 2004. The increase resulted from an increase of $1,027 in the specific portion for the impairment of loans individually evaluated under SFAS No. 114, partially offset by a reduction of $361 in the formula portion for the impairment of loans collectively evaluated under SFAS No. 5. The increase in the specific portion primarily resulted from the greater amount of impaired loans which were collateral deficient, having a recorded investment which exceeded their respective collateral value, at December 31, 2005. Impaired loans with a recorded investment in excess of their fair value amounted to $3,844 at year-end 2005 compared to $2,930 at the end of the previous year. For these loans, the amount by which the recorded investment exceeded the fair market value was $2,206 at December 31, 2005, compared to $1,179 at the end of 2004.

With regard to the formula portion, the decline resulted from a reduction in the total loss factors for most of the major loan classifications, partially offset by an increase in the volume of loans collectively

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

evaluated for impairment under SFAS No. 5. The reduction in the total loss factors was due to a reduction in the historical loss factors for each loan classification. Historical loss factors are the average of actual net charge-offs by loan classification for the preceding eight quarters. Net charge-off levels for the prior eight quarters ended December 31, 2005, improved in comparison to the prior eight quarters ended December 31, 2004.

The unallocated element was $967 at December 31, 2005, and $1,364 at December 31, 2004. As is inherent with all estimates, the allowance for loan losses methodology is subject to a certain level of imprecision as it provides reasonable, but not absolute, assurance that the allowance will be able to absorb probable losses, in their entirety, as of the financial statement date. Factors, among others, including judgments made in identifying those loans considered impaired, appraisals of collateral values and measurements of certain qualitative factors, all cause this imprecision and support the establishment of the unallocated element. We believe the unallocated element is sufficient to cover any inherent losses in the loan portfolio that have not been identified as part of the allocated element at December 31, 2005.

The coverage ratio, the allowance for loan losses account, as a percentage of nonperforming loans, is an industry ratio used to test the ability of the allowance account to absorb potential losses arising from nonperforming loans. This ratio, weakened to 105.0 percent at December 31, 2005, from 133.8 percent at December 31, 2004. Nonperforming loans growing at a higher proportional rate as compared to the allowance for loan losses account caused the decline in the coverage ratio. Despite the weakening, we are reasonably certain that our allowance account was more than adequate to absorb all potential losses associated with nonperforming loans at December 31, 2005. With regard to all nonperforming assets, our allowance was able to cover 96.1 percent at the end of 2005, compared to 117.5 percent at year-end 2004.

DEPOSITS:

The personal savings rate fell to negative 0.4 percent in 2005, as consumers chose to spend more than they made. This was the first time the savings rate dipped to negative levels since the Great Depression. Economic data suggests U.S. households are exhausting disposable income and using savings and borrowings to cover expenses and other spending. Affected by higher taxes and energy costs, real DPI rose only 1.5 percent in 2005, considerably less than the 2004 increase of 3.9 percent. Despite the nominal DPI growth, consumers' propensity to spend was once again boosted by wealth appreciation related to higher home and equity values.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The negative savings rate and stronger equity markets did not appear to materially affect deposit growth for FDIC-insured commercial banks in 2005. Although below the $563.8 billion or 11.2 percent growth in 2004, total deposits in 2005 grew $480.2 billion or 8.6 percent. Interest-bearing deposits increased $329.6 billion or 7.3 percent, and noninterest-bearing deposits rose $150.6 billion or 14.3 percent. FDIC-insured Pennsylvania banks experienced a stronger deposit growth rate than that for all banks. Total deposits for these institutions rose $35.7 billion or 24.7 percent in 2005, compared to $13.2 billion or 10.0 percent in 2004.

Our deposit base is the primary source of funds to support our operations. We offer a variety of deposit products to meet the needs of our individual and commercial customers. Our deposit growth moderated in comparison to last year, and although still strong, was less than the growth experienced by the banking industry. In addition, the growth reflected our continued focus on building commercial business relationships within our market area, as nonpersonal deposits accounted for the majority of the increase, with personal accounts declining. Commercial deposit accounts increased $19.4 million, while retail deposits declined $6.5 million. The growth in business accounts resulted from increases of $7.0 million or 21.4 percent in demand deposits and $18.6 million or 21.6 percent in interest-bearing transaction accounts, which include money market, NOW and savings accounts. Partially offsetting these increases was a decline in total commercial time deposits of $6.2 million or 36.4 percent. With regard to personal deposits, the greatest factor influencing the change was an $11.6 million or 10.2 percent decrease in interest-bearing transaction accounts. This decline was partially offset by increases in total time deposits of $4.4 million and demand deposits of $0.7 million.

Overall, total deposits grew $12.9 million or 2.7 percent to $491.4 million at December 31, 2005, from $478.5 million at the end of 2004. Total deposits grew $19.0 million or 4.1 percent in 2004. Noninterest-bearing deposits rose $7.7 million or 11.4 percent from the end of 2004, while interest-bearing deposits increased $5.2 million or 1.3 percent.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The average amount of, and the rate paid on, the major classifications of deposits for the past five years are summarized as follows:

DEPOSIT DISTRIBUTION

                                           2005                 2004                 2003
                                    ------------------   ------------------   ------------------
                                     AVERAGE   AVERAGE    AVERAGE   AVERAGE    AVERAGE   AVERAGE
YEAR ENDED DECEMBER 31               BALANCE     RATE     BALANCE     RATE     BALANCE     RATE
----------------------              --------   -------   --------   -------   --------   -------
Interest-bearing:
Money market accounts............   $ 24,694    1.56%    $ 20,098    1.06%    $ 16,494    1.03%
NOW accounts.....................     54,354    1.66       42,480    1.00       38,600    0.90
Savings accounts.................    120,550    0.93      129,564    0.76      127,975    1.03
Time deposits less than $100.....    180,457    3.65      180,044    3.68      185,873    3.88
Time deposits $100 or more.......     28,484    3.52       29,488    3.31       27,755    3.30
                                    --------             --------             --------
   Total interest-bearing........    408,539    2.45%     401,674    2.30%     396,697    2.51%
Noninterest-bearing..............     71,606               63,954               56,743
                                    --------             --------             --------
   Total deposits................   $480,145             $465,628             $453,440
                                    ========             ========             ========

                                           2002                 2001
                                    ------------------   ------------------
                                     AVERAGE   AVERAGE    AVERAGE   AVERAGE
YEAR ENDED DECEMBER 31               BALANCE    RATE      BALANCE     RATE
----------------------              --------   -------   --------   -------
Interest-bearing:
Money market accounts............   $ 19,073    1.92%    $ 29,390    3.76%
NOW accounts.....................     38,125    1.37       29,099    1.75
Savings accounts.................    108,137    1.88       79,616    2.25
Time deposits less than $100.....    185,508    4.44      185,015    5.47
Time deposits $100 or more.......     27,861    3.79       32,075    5.03
                                    --------             --------
   Total interest-bearing........    378,704    3.23%     355,195    4.26%
Noninterest-bearing..............     49,441               42,235
                                    --------             --------
   Total deposits................   $428,145             $397,430
                                    ========             ========

Total deposits averaged $480.1 million in 2005, an increase of $14.5 million or
3.1 percent compared to $465.6 million in 2004. Noninterest-bearing deposits averaged $7.7 million or 12.0 percent higher in 2005, while average interest-bearing accounts grew $6.8 million or 1.7 percent. The growth in interest-bearing transaction accounts reflected the growth in nonpersonal accounts, as average money market and NOW accounts grew $4.5 million and $11.9 million. Consumer savings habits, coupled with greater competition in our market area, directly influenced declines of $9.0 million in average savings accounts and $0.6 million in average aggregate time deposits.

Funding costs in the banking industry rose significantly in 2005 due to the rise in short-term interest rates. For FDIC-insured commercial banks, the cost of funds, as a percentage of earning assets, increased 78 basis points in 2005. Large commercial banks experienced the greatest impact, as funding costs for FDIC-insured commercial banks with assets greater than $10.0 billion rose 85 basis points. Funding costs for Pennsylvania banks increased 57 basis points comparing 2005 and 2004.

We regularly monitor interest rates of local competitors and prevailing market rates when setting interest rates on our deposit products. Competition for deposits escalated in response to the measured increases in short-term interest rates throughout 2005. As a result, deposit costs, specifically the rates paid for short-term certificates of deposit, for the banks in our market area rose consistently over the course of the year. For community banks in our market area the average rate paid for a 12-month certificate rose 60 basis points during the first half of the year from 2.12 percent at January 1, 2005, to 2.72 percent at June 30, 2005. By year end, the average rate for this deposit product rose another 47 basis points to 3.19 percent. Competition for long-term certificates was not as intense. The average rate paid for a 60-month certificate of deposit rose 33 basis

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

points from the beginning of 2005 to mid-year and another 21 basis points at year-end. The cumulative one-year change of 54 basis points for long-term certificates was only half of the 107 basis point move in short-term certificates.

Due to a favorable liquidity position for much of the year, we were not forced to aggressively compete for deposits by making a unilateral increase along all deposit types and maturities. However, being a community bank, we wanted to maintain our current customer base and retain market share. During the first quarter of 2005, we began offering a 13-month, non-renewable certificate of deposit at a promotional rate as an alternative to raising the rates paid on all of our certificate of deposit products. The initial rate paid for this certificate was 2.72 percent. Corresponding to the rise in short-term rates, over the course of the year we increased the rate paid for this product a total of 98 basis points to 3.70 percent at December 31, 2005. As a result of this offering, the composition of our deposit structure changed. Customers began moving balances in savings accounts and from longer-term certificates of deposit as they came due. In 2005, we opened $31.6 million in personal 13-month certificates of deposit, which offset declines of $11.2 million in personal savings accounts and $23.5 million in personal certificates of deposit having different maturity terms.

Although our deposit costs in 2005 increased in comparison to the previous year, the increase was significantly less than the increase experienced for the banking industry. Our cost of deposits rose 15 basis points to 2.45 percent in 2005, from 2.30 percent in 2004. Our deposit costs remained the same for the first half of the year and then steadily increased in the second half. Our cost of deposits averaged 2.37 percent and 2.36 percent for the first and second quarters of 2005, which was relatively constant compared to 2.34 percent averaged in the fourth quarter of 2004. However, our cost of deposits increased 9 basis points in the third quarter to 2.45 percent and then another 15 basis points in the fourth quarter to 2.60 percent. We experienced the greatest impact in the cost of our nonpersonal interest-bearing transaction accounts. A large portion of these accounts are tied to the three-month U.S. Treasury, which increased 186 basis points from 2.22 percent at December 31, 2004, to 4.08 percent at year-end 2005. The FOMC has indicated that further increases in short-term interest rates may be necessary in order to keep inflationary pressures in check. As a result, we expect competitive pricing pressure to intensify during 2006, which should cause a corresponding increase in our fund costs. However, we may be able to mitigate the effects of this pressure as we expect to maintain our favorable liquidity position based on the fact that we have a significant portion of our investment portfolio coming due within the next 12 months. In addition, we do not expect profitability to be materially impacted by an increase in our cost of funds because of our high

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

concentration of adjustable-rate loans which reprice with changes in interest rates.

Our action of not aggressively competing for deposits caused volatile deposits, time deposits $100 or more to decrease $10.9 million to $23.6 million at December 31, 2005, from $34.5 million at the end of 2004. Large denomination time deposits averaged $28.5 million in 2005 and $29.5 million in 2004. Our average cost of these funds increased only 21 basis points to 3.52 percent in 2005, from 3.31 percent in 2004. This type of funding is very volatile and therefore, is not considered to be a strong source of liquidity. We continued to be less reliant on this type of funding as compared to our peer group. Our ratio of average volatile deposits, as a percentage of average total assets, equaled
5.3 percent in 2005, compared to 13.9 percent for our peer group.

Maturities of time deposits $100 or more for the past five years are summarized as follows:

MATURITY DISTRIBUTION OF TIME DEPOSITS $100 OR MORE

DECEMBER 31                                     2005      2004      2003      2002      2001
-----------                                   -------   -------   -------   -------   -------
Within three months........................   $ 3,964   $ 7,353   $ 4,414   $ 3,020   $10,720
After three months but within six months...     2,547     4,426     4,845     3,333     4,648
After six months but within twelve months..     4,238     6,198     3,861     8,230    11,619
After twelve months........................    12,830    16,515    15,969     9,961     4,823
                                              -------   -------   -------   -------   -------
   Total...................................   $23,579   $34,492   $29,089   $24,544   $31,810
                                              =======   =======   =======   =======   =======

In addition to deposit gathering, we have in place a secondary source of liquidity to fund operations through exercising existing credit arrangements with the FHLB-Pgh. We had only minimal reliance on this type of funding in 2005 and 2004. For a further discussion of our borrowings and their terms, refer to the note entitled, "Short-term borrowings," in the Notes to Consolidated Financial Statements to this Annual Report.

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

Short-term interest rates, which were at historically low levels for a considerable period, began rising steadily during 2004 and continued to increase during 2005. Due to these recent changes in the interest rate environment, IRR and effectively managing it have become very important to both bank management and regulators. Bank regulations require us to develop and maintain an IRR management program, overseen by the Board of Directors and senior management, that involves a comprehensive risk management process in order to effectively identify, measure, monitor and control risk. Should we have material weaknesses in our risk management process or high exposure relative to capital, bank regulatory agencies will take action to remedy these shortcomings. Moreover, the level of IRR exposure and the quality of our risk management process is a determining factor when evaluating capital adequacy.

The Asset/Liability Committee ("ALCO"), comprised of members of our Board of Directors, senior management and other appropriate officers, oversees our IRR management program. Specifically, ALCO analyzes economic data and market interest rate trends, as well as competitive pressures, and utilizes several computerized modeling techniques to reveal potential exposure to IRR. This allows us to monitor and attempt to control the influence these factors may have on our rate sensitive assets ("RSA"), rate sensitive liabilities ("RSL") and overall operating results and financial position.

We utilize the tabular presentation alternative in complying with quantitative and qualitative disclosure rules. Information with respect to maturities and fair values of our financial instruments at December 31, 2005, is summarized as follows. For expected maturity distributions, the financial assets and liabilities are presented based on their carrying values, except for investment securities, which are based on amortized costs. Investment distributions and their related weighted-average interest rates are based on contractual maturities, with the exception of mortgage-backed securities and equity securities. Mortgage-backed securities are presented based upon estimated principal cash flows and related weighted-average interest rates, assuming no change in the current interest rate environment. The amount of, and weighted-average interest rate earned on equity securities, are included in the "Thereafter" maturity category.

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

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

MARKET RISK DISCLOSURES

                                                                   EXPECTED MATURITY DATE
                                     ---------------------------------------------------------------------------------
                                                                                         THERE-                 FAIR
                                       2006       2007      2008      2009      2010     AFTER       TOTAL      VALUE
                                     --------   -------   -------   -------   -------   --------   --------   --------
Financial assets:
Cash and due from banks...........   $ 23,403                                                      $ 23,403   $ 23,403
Average interest rate.............
Federal funds sold................     12,000                                                        12,000    12,000
Average interest rate.............       4.25%                                                         4.25%
Investment securities:
U.S. Treasuries and agencies......     36,910   $ 6,028                                              42,938     42,711
Average interest rate.............       3.55%     3.99%                                               3.61%
State and municipals:
Taxable...........................      3,537     6,891   $ 5,269                                    15,697     15,268
Average interest rate.............       2.35%     3.15%     2.78%                                     2.85%
Tax-exempt........................      1,703       190             $ 1,464   $ 1,692   $ 26,771     31,820     33,795
Average interest rate.............       3.64%     3.85%               7.83%     7.86%      7.57%      7.36%
Mortgage-backed securities........      4,197     6,038       838       549       361        228     12,211     12,217
Average interest rate.............       5.77%     5.11%     4.30%     4.33%     4.42%      6.15%      5.25%
Equity securities:
Restricted........................                                                           808        808        808
Average interest rate.............                                                          4.52%      4.52%
Other.............................                                                            38         38        166
Average interest rate.............                                                         11.72%     11.72%
                                     --------   -------   -------   -------   -------   --------   --------   --------
   Total..........................     46,347    19,147     6,107     2,013     2,053     27,845    103,512    104,965
   Average interest rate..........       3.66%     4.04%     2.99%     6.88%     7.26%      7.48%      4.85%
Loans held for sale, net..........      1,934                                                         1,934      1,951
Average interest rate.............       6.55%                                                         6.55%
Net loans:
Fixed-rate........................     26,112    18,870    18,730    18,353    13,510     65,615    161,190    158,445
Average interest rate.............       6.29%     6.66%     6.71%     6.76%     6.72%      6.90%      6.72%
Adjustable-rate...................     50,770    17,541    17,356    22,898    12,319    102,401    223,285    223,285
Average interest rate.............       7.65%     6.90%     6.70%     6.68%     6.42%      8.10%      7.56%
                                     --------   -------   -------   -------   -------   --------   --------   --------
   Total..........................     76,882    36,411    36,086    41,251    25,829    168,016    384,475    381,730
   Average interest rate..........       7.19%     6.78%     6.71%     6.72%     6.58%      7.63%      7.21%
Accrued interest receivable.......      2,487                                                         2,487      2,487
Average interest rate.............
                                     --------   -------   -------   -------   -------   --------   --------   --------
   Total..........................   $163,053   $55,558   $42,193   $43,264   $27,882   $195,861   $527,811   $526,536
                                     ========   =======   =======   =======   =======   ========   ========   ========

Financial liabilities:
Noninterest-bearing deposits......   $ 15,840   $14,331   $12,823   $11,314   $ 9,806   $ 11,314   $ 75,428   $ 75,428
Average interest rate.............
Interest-bearing liabilities:
Money market, NOW and savings.....     43,447    39,309    35,172    31,035    26,896     31,035    206,894    206,894
Average interest rate.............       1.51%     1.51%     1.51%     1.51%     1.51%      1.51%      1.51%
Time deposits.....................     93,983    45,154    20,815     6,216    21,973     20,902    209,043    210,271
Average interest rate.............       3.14%     4.47%     3.94%     4.25%     4.27%      4.56%      3.80%
                                     --------   -------   -------   -------   -------   --------   --------   --------
   Total..........................    137,430    84,463    55,987    37,251    48,869     51,937    415,937    417,165
   Average interest rate..........       2.62%     3.09%     2.41%     1.97%     2.75%      2.74%      2.66%
Accrued interest payable..........      1,024                                                         1,024      1,024
Average interest rate.............
                                     --------   -------   -------   -------   -------   --------   --------   --------
   Total..........................   $154,294   $98,794   $68,810   $48,565   $58,675   $ 63,251   $492,389   $493,617
                                     ========   =======   =======   =======   =======   ========   ========   ========

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

At December 31, 2005, total interest-earning assets scheduled to mature within one year totaled $137.2 million with a weighted-average tax-equivalent yield of
5.73 percent. Total interest-bearing liabilities scheduled to mature within one year equaled $137.4 million with a weighted-average cost of 2.62 percent. Interest-earning assets scheduled to mature within one year were primarily comprised of investment securities having an amortized cost of $46.3 million and a weighted-average tax-equivalent yield of 3.66 percent and net loans of $76.9 million with a weighted-average tax-equivalent yield of 7.19 percent. With regard to interest-bearing liabilities, based on historical withdrawal patterns, interest-bearing transaction accounts, defined as money market, NOW and savings accounts, of $43.4 million with a weighted-average cost of 1.51 percent were anticipated to mature within one year. In addition, time deposits totaling $94.0 million with a weighted-average cost of 3.14 percent were scheduled to mature within the same time frame.

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

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Additionally, we supplement the market risk disclosure model through simulation analysis utilizing interest rate shocks. The model analyzes the effects instantaneous parallel shifts of plus or minus 100 basis points will have on the economic values of other financial instruments. The results of the model at December 31, 2005, are summarized as follows:

CHANGES IN FAIR VALUE OF OTHER FINANCIAL INSTRUMENTS

                                                      FAIR VALUE
                                            ------------------------------
DECEMBER 31, 2005                           +100 BPS     LEVEL    -100 BPS
-----------------                           --------   --------   --------
Financial assets:
Cash and due from banks..................   $ 23,403   $ 23,403   $ 23,403
Federal funds sold.......................     12,000     12,000     12,000
Investment securities....................    103,110    104,965    106,774
Loans held for sale, net.................      1,951      1,951      1,951
Net loans................................    376,579    381,730    387,297
Accrued interest receivable..............      2,487      2,487      2,487
                                            --------   --------   --------
   Total..................................  $519,530   $526,536   $533,912
                                            ========   ========   ========
Financial liabilities:
Noninterest-bearing deposits.............   $ 75,428   $ 75,428   $ 75,428
Money market, NOW and savings accounts...    206,894    206,894    206,894
Time deposits............................    206,444    210,271    214,296
Accrued interest payable.................      1,024      1,024      1,024
                                            --------   --------   --------
   Total.................................   $489,790   $493,617   $497,642
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

INTEREST RATE SENSITIVITY

                                                        DUE AFTER      DUE AFTER
                                                       THREE MONTHS    ONE YEAR
                                        DUE WITHIN      BUT WITHIN    BUT WITHIN   DUE AFTER
DECEMBER 31, 2005                      THREE MONTHS   TWELVE MONTHS   FIVE YEARS   FIVE YEARS     TOTAL
-----------------                      ------------   -------------   ----------   ----------   --------
Rate-sensitive assets:
Investment securities...............     $ 13,361        $32,797       $ 29,055      $29,752    $104,965
Loans held for sale, net............        1,934                                                  1,934
Loans, net of unearned income.......      118,938         60,547        142,706       66,412     388,603
Federal funds sold..................       12,000                                                 12,000
                                         --------        -------       --------      -------    --------
   Total............................     $146,233        $93,344       $171,761      $96,164    $507,502
                                         ========        =======       ========      =======    ========
Rate-sensitive liabilities:
Money market accounts...............     $ 20,275        $10,564                                $ 30,839
NOW accounts........................       44,615         15,576                                  60,191
Savings accounts....................       13,223                      $102,641                  115,864
Time deposits less than $100........       18,334         64,900         84,134      $18,096     185,464
Time deposits $100 or more..........        3,964          6,785         10,024        2,806      23,579
                                         --------        -------       --------      -------    --------
   Total............................     $100,411        $97,825       $196,799      $20,902    $415,937
                                         ========        =======       ========      =======    ========
Rate-sensitivity gap:
   Period...........................     $ 45,822        $(4,481)      $(25,038)     $75,262
   Cumulative.......................     $ 45,822        $41,341       $ 16,303      $91,565    $ 91,565
RSA/RSL ratio:
   Period...........................         1.46           0.95           0.87         4.60
   Cumulative.......................         1.46           1.21           1.04         1.22        1.22

Our cumulative one-year RSA/RSL ratio was 1.21 at December 31, 2005, which was relatively stable in comparison to 1.23 at the end of 2004. As previously mentioned, this indicated that if interest rates increase, our earnings would likely be favorably impacted. Given the current rising interest rate environment, ALCO focused on maintaining this advantageous position by monitoring and making certain the gap position between RSA and RSL remained positive. With regard to RSA, we predominantly offered commercial loans with adjustable-rate terms that either reprice immediately or within one year. RSL were more difficult to manage given the current rate environment characterized by rising short-term interest rates and a flattening yield curve. However, we benefitted from a favorable liquidity position in 2005, which allowed us to maintain our core deposit base without having to aggressively compete for new deposits. Given our current position and anticipated further upward movements in interest rates, a greater amount of RSA would reprice upward in the near term and at a faster

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

pace than RSL, thereby positively affecting net interest income. However, these forward-looking statements are qualified in the aforementioned section entitled "Forward-Looking Discussion" in this Management's Discussion and Analysis.

The slight downward change in our ratio from the previous year-end resulted from a $28.6 million or 16.9 percent increase in RSL partially offset by a $31.6 million or 15.2 percent increase in RSA maturing or repricing within one year. The increase in RSL resulted from a $31.6 million increase in interest-bearing transaction accounts, partially reduced by a $3.0 million decrease in total time deposits maturing or repricing within one year. With regard to interest-bearing transaction accounts, we typically categorized savings accounts in the "Due after one year but within five years" category. However, at the end of 2005, there was a significant balance of commercial savings accounts that carried rates tied to the three-month U.S. Treasury. As a result of their sensitivity to movements in interest rates, we now categorize these savings accounts in the "Due within three months" category. At the end of 2005, we had $13.2 million in savings accounts which matured or repriced within 12 months. In addition, the balances of NOW and money market accounts at December 31, 2005, increased $11.6 million and $6.8 million in comparison to the end of the prior year. The majority of the growth in money market and NOW accounts resulted from an increase in the deposit balances of local school districts, municipalities and certain not-for-profit educational agencies. NOW and money market accounts which are tied to the three-month U.S. Treasury are also included in the "Due within three months" category. The remaining balances in these accounts, which are not tied to a specific market rate, are included in the "Due after three but within twelve months" category due to their cyclical nature and sensitivity to movements in interest rates.

With respect to the increase in RSA maturing or repricing within a 12-month time horizon, loans, net of unearned income, rose $17.7 million, while investment securities increased $2.8 million. The increase in loans, net of unearned income, resulted from an increase in commercial lending, which involved loans with adjustable rates that reprice in the near term. With regard to the investment portfolio, given the flattened yield curve, the majority of securities purchased were fixed-rate, short-term U.S. Government-sponsored agency securities. In addition, we had $12.0 million in federal funds sold outstanding at the end of 2005, an increase of $11.1 million in comparison to year-end 2004.

Static gap analysis, although a credible measuring tool, does not fully illustrate the impact of interest rate changes on future earnings. First, market rate changes normally do not equally or simultaneously affect all categories of assets and liabilities. Second, assets and liabilities that can contractually reprice within the same period may not do so at the same

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

time or to the same magnitude. Third, the interest rate sensitivity table presents a one-day position, variations occur daily as we adjust our rate sensitivity throughout the year. Finally, assumptions must be made in constructing such a table. For example, the conservative nature of our Asset/Liability Management Policy assigns personal money market and NOW accounts to the "Due after three months but within twelve months" repricing interval. In reality, these accounts may reprice less frequently and in different magnitudes than changes in general market interest rate levels.

We utilize a simulation model to address the failure of the static gap model to address the dynamic changes in the balance sheet composition or prevailing interest rates and to enhance our asset/liability management. This model creates pro forma net interest income scenarios under various interest rate shocks. Model results at December 31, 2005, were similar to the performance indicated by our static gap analysis. Given instantaneous and parallel shifts in general market rates of plus 100 basis points, our projected net interest income for the 12 months ended December 31, 2006, would increase 1.2 percent from model results using current interest rates. Conversely, our net interest income would decrease by 1.3 percent given an instantaneous and parallel shift in general market rates of minus 100 basis points.

We will continue to monitor our IRR position in 2006 and employ deposit and loan pricing strategies and direct the reinvestment of loan and investment payments and prepayments in order to maintain our favorable IRR position.

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

Information concerning our future contractual obligations by payment due dates at December 31, 2005, is summarized as follows. Contractual obligations for deposit accounts do not include accrued interest. Payments for deposits without a contractual maturity, noninterest-bearing deposits and money market, NOW and savings accounts, are based on our historical experience, judgement and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. Operating lease contractual payments include the effects of escalation clauses that provide for inflation adjustments to the rental payments.

MATURITY DISTRIBUTION OF CONTRACTUAL OBLIGATIONS

                                                            AFTER ONE    AFTER THREE
                                              DUE WITHIN    BUT WITHIN    BUT WITHIN     AFTER
DECEMBER 31, 2005                              ONE YEAR    THREE YEARS    FIVE YEARS   FIVE YEARS     TOTAL
-----------------                             ----------   -----------   -----------   ----------   --------
Deposits without a contractual maturity....    $ 59,287      $101,635      $ 79,051      $42,349    $282,322
Time deposits less than $100...............      83,234        59,359        24,775       18,096     185,464
Time deposits $100 or more.................      10,749         6,610         3,414        2,806      23,579
Operating leases...........................         212           358           266          588       1,424
                                               --------      --------      --------      -------    --------
   Total...................................    $153,482      $167,962      $107,506      $63,839    $492,789
                                               ========      ========      ========      =======    ========

We employ a number of analytical techniques in assessing the adequacy of our liquidity position. One such technique is the use of ratio analysis to illustrate our reliance on noncore funds, time deposits in denominations of $100 or more and borrowings from the FHLB-Pgh, to fund our investments and loans maturing after 2006. At December 31, 2005, our noncore funds consisted of only large denomination time deposits, as we had no outstanding borrowings from the FHLB-Pgh. Large denomination time deposits are not considered to be a strong source of liquidity since they are very interest rate sensitive and are considered to be highly volatile. At December 31, 2005, our net noncore funding dependence ratio, the difference between noncore funds and short-term investments to long-term assets, was negative 8.0 percent. Similarly, our net short-term noncore funding dependence ratio, noncore funds maturing within one year, less short-term investments to long-term assets equaled negative 11.0 percent at the end of 2005. Negative ratios indicated that at December 31, 2005, we did not use noncore funds to fund our long-term assets. In comparison, our peer group,

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

with net noncore and net short-term noncore funding dependence ratios of 23.2 percent and 11.6 percent, relied on noncore funds as a significant source of liquidity. We believe that by maintaining adequate volumes of short-term investments and implementing competitive pricing strategies on deposits, we can ensure adequate liquidity to support future growth.

The Consolidated Statements of Cash Flows present the change in cash and cash equivalents from operating, investing and financing activities. Cash and cash equivalents consist of cash on hand, cash items in the process of collection, noninterest-bearing deposits with other banks, balances with the Federal Reserve Bank of Philadelphia and the FHLB-Pgh and federal funds sold. Cash and cash equivalents increased $22.7 million for the year ended December 31, 2005. Cash and cash equivalents decreased by $15.9 million in 2004. During 2005, financing, operating and investing activities each provided us with net cash and improved our liquidity position at year-end.

Financing activities provided net cash of $10.6 million in 2005 compared to $15.6 million in 2004. Deposit gathering, our predominant financing activity, slowed in comparison to the previous year. Competitive pressures intensified as interest rates continued to rise. The $6.1 million decrease in the amount of funds provided from deposit gathering was caused by reductions in commercial time deposits and personal interest-bearing transaction accounts. Another source of funds generated by financing activities is the proceeds received from issuance of common stock as part of our dividend reinvestment plan ("DRP"). Uses of cash categorized as financing activities include the repurchase and retirement of shares of our common stock and the payment of dividends to stockholders.

Operating activities provided net cash of $7.8 million in 2005 and $8.4 million in 2004. Net income, adjusted for the effects of noncash transactions such as depreciation and the provision for loan losses, and net changes in current assets, is the primary source of funds from operations.

Our primary investing activities involve transactions relative to our investment and loan portfolios. Investing activities provided us with net cash of $4.3 million in 2005. Conversely in 2004, we used net cash of $39.9 million. Our investment portfolio provided us with $12.2 million in net cash in 2005, compared to a net outflow of cash of $15.3 million in 2004. Cash received from repayments of investment securities were $46.2 million in 2005, an increase of $28.0 million from $18.2 million in 2004. In addition, loan demand continued to subside, resulting in a decline of $16.6 million in the amount of net cash used for lending activities from $24.6 million in 2004 to $8.0 million in 2005.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest rates are expected to continue to rise in the early part of 2006. Higher interest rates may further hinder our deposit gathering capabilities as competition intensifies. We have strategically structured the maturity schedule of our investment portfolio to provide a secondary source of liquidity to supplement deposit growth. Although we cannot predict how changes in interest rates and competition will affect our liquidity, we believe that through constant monitoring and adherence to our liquidity plan, we will have the means to provide adequate cash to fund our normal operations in 2006.

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

Stockholders' equity improved $2.4 million to $49.7 million or $26.86 per share at December 31, 2005, compared to $47.3 million or $25.38 per share at December 31, 2004. Net income of $5.2 million was the primary factor contributing to our improved capital position. Repurchases of common stock, net cash dividends declared and a decrease in the net unrealized gain on investment securities also affected stockholders' equity during 2005.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

We periodically purchase shares of our common stock under a Board-approved stock repurchase program. Under this program, we repurchased and retired 20,594 shares for $0.8 million in 2005, 48,365 shares for $2.0 million in 2004 and 44,788 shares for $1.6 million in 2003. As of December 31, 2005, there were 47,214 shares available for repurchase under this program. The Stock Repurchase Program has no expiration date. We plan to buyback the available shares in 2006, if upon analysis, such repurchases meet our targeted internal rate of return and after-tax return on investment.

Dividends declared totaled $1,711 or $0.92 per share in 2005 and $1,658 or $0.88 per share in 2004. The dividend payout ratio, dividends declared as a percent of net income, equaled 32.8 percent in 2005 and 35.1 percent in 2004. It is the intention of our Board of Directors to continue to pay cash dividends in the future. However, they consider our operating results, financial and economic conditions, capital and growth objectives, appropriate dividend restrictions and other relevant factors when declaring dividends. We rely on dividends received from our subsidiary, Community Bank, for payment of dividends to stockholders. Community Bank's ability to pay dividends is subject to federal and state regulations. Accordingly, Community Bank, without prior regulatory approval, may declare dividends to us totaling $5,636 at December 31, 2005.

Stockholders may automatically reinvest their dividends in shares of our common stock through our DRP. The DRP not only provides stockholders with a convenient means to invest in our common stock without brokerage commissions, but also furnishes us with additional funds for general corporate purposes. During the years ended December 31, 2005 and 2004, 6,357 shares and 6,228 shares were issued under this plan.

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

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Our and Community Bank's capital ratios at December 31, 2005 and 2004, as well as the required minimum ratios for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions as defined by the Federal Deposit Insurance Corporation Improvement Act of 1991, are summarized as follows:

REGULATORY CAPITAL

                                                                                         MINIMUM TO BE WELL
                                                                                          CAPITALIZED UNDER
                                                                   MINIMUM FOR CAPITAL    PROMPT CORRECTIVE
                                                    ACTUAL          ADEQUACY PURPOSES     ACTION PROVISIONS
                                             -------------------   -------------------   ------------------
DECEMBER 31                                    2005       2004        2005      2004        2005      2004
-----------                                  --------   --------    -------   -------     -------   -------
Basis for ratios:
Tier I capital to risk-weighted assets:
   Consolidated...........................   $ 48,308   $ 45,094    $16,113   $15,881
   Community Bank.........................     46,229     43,045     16,076    15,864     $24,114   $23,796
Total capital to risk-weighted assets:
   Consolidated...........................     52,436     48,953     32,227    31,762
   Community Bank.........................     50,357     46,904     32,152    31,728      40,190    39,660
Tier I capital to total average assets
   less intangible assets:
   Consolidated...........................     48,308     45,094     21,373    20,608
   Community Bank.........................     46,229     43,045    $21,343   $20,580     $26,679   $25,725

Risk-weighted assets:
   Consolidated...........................    389,044    384,967
   Community Bank.........................    388,108    384,539
Risk-weighted off-balance sheet items:
   Consolidated...........................     13,789     12,056
   Community Bank.........................     13,789     12,056
Average assets for Leverage ratio:
   Consolidated...........................    534,314    515,195
   Community Bank.........................   $533,570   $514,504

Ratios:
Tier I capital as a percentage of risk-
   weighted assets and off-balance sheet
   items:
   Consolidated...........................       12.0%      11.4%       4.0%      4.0%
   Community Bank.........................       11.5       10.9        4.0       4.0         6.0%      6.0%
Total of Tier I and Tier II capital as a
   percentage of risk-weighted assets and
   off-balance sheet items:
   Consolidated...........................       13.0       12.3        8.0       8.0
   Community Bank.........................       12.5       11.8        8.0       8.0        10.0      10.0
Tier I capital as a percentage of total
   average assets less intangible assets:
   Consolidated...........................        9.0        8.8        4.0       4.0
   Community Bank.........................        8.7%       8.4%       4.0%      4.0%        5.0%      5.0%

Our and Community Bank's risk-based capital ratios are strong and have consistently exceeded the minimum regulatory capital ratios of 4.0 percent and
8.0 percent required for adequately capitalized institutions. Our risk-based capital position at December 31, 2005, improved in comparison to the prior year-end. Both Tier I and Total capital increased to a greater extent than did risk-weighted assets and off-balance sheet items. Collectively

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Tier I and Total capital increased 7.1 percent, while risk-weighted assets and off-balance sheet items grew only 1.5 percent. As a result, our ratio of Tier I capital to risk-weighted assets improved to 12.0 percent at December 31, 2005, compared to 11.4 percent at December 31, 2004. Similarly, our Total capital to risk-weighted assets ratio improved to 13.0 percent at year-end 2005, from 12.3 percent at the end of 2004. Community Bank's Tier I risk-based and Total risk-based capital ratios also improved for reasons similar to those discussed for the consolidated ratios. Our Leverage ratio improved to 9.0 percent at December 31, 2005, from 8.8 percent at December 31, 2004. Community Bank's Leverage ratio, which was 8.4 percent at the end of 2004, improved to 8.7 percent at year-end 2005. Similar to the Tier I risk-based and Total risk-based capital ratios, the Leverage ratio for us and Community Bank well exceeded the minimum of 4.0 percent for capital adequacy purposes. Based on the most recent notification from the FDIC, Community Bank was categorized as well capitalized under the regulatory framework for prompt corrective action at December 31, 2005 and 2004. There are no conditions or events since this notification that we believe have changed Community Bank's category.

REVIEW OF FINANCIAL PERFORMANCE:

We recorded record earnings of $5,210 or $2.80 per share in 2005. This was a $485 or 10.3 percent increase compared to earnings of $4,725 or $2.50 per share in 2004. Higher net interest income and noninterest income were the major factors leading to the improved earnings. Greater operating efficiency also aided the favorable earnings growth. ROAA and ROAE were 0.97 percent and 10.68 percent in 2005, compared to 0.92 percent and 9.97 percent in 2004. Rising market rates continued to impact the value of our available-for-sale investment securities. As a result, we experienced net losses in other comprehensive income, net of income tax benefits, of $575 in 2005 and $579 in 2004.

Tax-equivalent net interest income rose $1,397 or 7.6 percent in 2005. Contributing to the net interest income improvement was growth in earning assets over that of interest-bearing liabilities, coupled with an increase in the tax-equivalent yield on earning assets exceeding the rise in our cost of funds. Our net interest margin improved 12 basis points to 3.88 percent in 2005 compared to 3.76 percent in 2004.

The increase in noninterest revenue was influenced by new product and service offerings and the sale of our merchant services portfolio to a third party.

Noninterest expense rose a modest 1.6 percent in 2005. Increases in salaries and employee benefits expense and other expenses were offset by a reduction in occupancy and equipment expense. Our productivity improved dramatically as evidenced by the change in the operating efficiency ratio.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The operating efficiency ratio, defined as noninterest expense divided by the total of net interest income and noninterest income, is a key industry ratio measuring productivity. Our operating efficiency ratio, which was 71.0 percent in 2004, improved to 67.3 percent in 2005.

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

The banking industry experienced margin compression for the third consecutive year resulting from a flattened yield curve. The net interest margin for all FDIC-insured commercial banks compressed 3 basis points to 3.58 percent in 2005 from 3.61 percent in 2004. Commercial banks larger than us felt the greatest pressure, as these institutions tend to fund a significant portion of their assets with short-term nondeposit liabilities. The net interest margin for FDIC-insured commercial banks with assets between $1.0 billion and $10.0 billion declined 14 basis points. Although their yield on earning assets rose 57 basis points, funding costs escalated 71 basis points as borrowing costs increased with the rise in short-term interest rates. The effects of the flattened yield curve were not as pronounced in smaller community banks our size. These institutions obtain

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

most of their funding from core deposits which tend to reprice upward slower than short-term interest rates. The net interest margin for banks with assets between $100.0 million and $1.0 billion increased 7 basis points in 2005. Net interest margins for insured Pennsylvania banks remained stable, as borrowing costs rose proportionately with yields on earning assets. Banks in our peer group reported improved net interest margins. For these banks, the net interest margin widened 9 basis points to 4.09 percent in 2005 from 4.00 percent in 2004.

Similar to all banks, we consider the maintenance of an adequate net interest margin to be of primary concern. The current economic environment has begun to pose problems for the banking industry. A further rise in interest rates, coupled with increased competition for loans and deposits, could adversely affect net interest margins should fund costs continue to rise faster, or to a greater extent, than earning asset yields. No assurance can be given as to how general market conditions will change or how such changes will affect net interest income. Therefore, we believe through prudent deposit-pricing practices and careful investing and conservative loan pricing, our net interest margin will remain strong.

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

NET INTEREST INCOME CHANGES DUE TO RATE AND VOLUME

                                               2005 VS. 2004              2004 VS. 2003
                                         ------------------------   -------------------------
                                            INCREASE (DECREASE)        INCREASE (DECREASE)
                                              ATTRIBUTABLE TO            ATTRIBUTABLE TO
                                         ------------------------   -------------------------
                                          TOTAL                      TOTAL
                                         CHANGE    RATE    VOLUME   CHANGE     RATE    VOLUME
                                         ------   ------   ------   ------   -------   ------
Interest income:
Loans:
   Taxable............................   $1,388   $  671   $  717   $(631)   $(2,097)  $1,466
   Tax-exempt.........................      730      155      575     103       (157)     260
Investments:
   Taxable............................       33        6       27     134        385     (251)
   Tax-exempt.........................      (23)      (3)     (20)    (21)        (7)     (14)
Federal funds sold....................      139      200      (61)    (32)        35      (67)
                                         ------   ------   ------   -----    -------   ------
      Total interest income...........    2,267    1,029    1,238    (447)    (1,841)   1,394
                                         ------   ------   ------   -----    -------   ------
Interest expense:
Money market accounts.................      172      115       57      43          5       38
NOW accounts..........................      476      334      142      77         40       37
Savings accounts......................      136      209      (73)   (337)      (353)      16
Time deposits less than $100..........      (46)     (61)      15    (580)      (358)    (222)
Time deposits $100 or more............       27       61      (34)     60          3       57
Short-term borrowings.................      105        2      103      (2)         3       (5)
Long-term debt........................
                                         ------   ------   ------   -----    -------   ------
      Total interest expense..........      870      660      210    (739)      (660)     (79)
                                         ------   ------   ------   -----    -------   ------
      Net interest income.............   $1,397   $  369   $1,028   $ 292    $(1,181)  $1,473
                                         ======   ======   ======   =====    =======   ======

Growth in average earning assets of $9.5 million more than that of interest-bearing liabilities, coupled with a 7 basis point improvement in our net interest spread, led to an increase in tax-equivalent net interest income of $1,397 or 7.6 percent to $19,743 in 2005 from $18,346 in 2004.

Volume changes in earning assets and interest-bearing liabilities resulted in additional tax-equivalent net interest income of $1,028 in 2005. Average earning assets grew $20.2 million or 4.1 percent in 2005 to $508.5 million from $488.3 million in 2004, which resulted in additional tax-equivalent interest revenue of $1,238. Loan growth was the predominant factor leading to the overall growth in average earning assets. We experienced solid growth in both taxable and tax-exempt loans. Taxable loans averaged $11.3 million or 3.3 percent higher in 2005, while average tax-exempt loans grew $11.2 million or 41.2 percent. Loan growth in 2005 contributed $1,292 to tax-equivalent interest revenue. Partially offsetting the positive effects

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

from the loan portfolio was a $61 decrease in interest income from a $2.9 million reduction in the average volume of federal funds sold. Volume changes in the investment portfolio had little effect on the growth of tax-equivalent interest revenue. Partially mitigating the positive effects due to earning asset growth was a $10.7 million or 2.7 percent increase in average interest-bearing liabilities to $412.4 million in 2005, from $401.7 million in 2004. This resulted in additional interest expense of $210 in 2005. The majority of the growth in interest-bearing liabilities was concentrated in lower-costing NOW and money market accounts, supplemented by an increase in average short-term borrowings. Growth in NOW accounts of $11.9 million, money market accounts of $4.5 million and short-term borrowings of $3.9 million together resulted in additional interest expense of $302. Savings accounts and total time deposits averaged $9.0 million and $0.6 million less in 2005, which caused reductions in interest expense of $73 and $19.

Tax-equivalent net interest income was also favorably affected by changes in interest rates. Recent monetary policy actions impacted our net interest income levels. The margin compression we experienced in the prior two years appeared to have reversed. The yields on our earning assets and costs of our interest-bearing liabilities, which plummeted in 2004 and 2003, reacted to the shift in monetary policy which began in the second half of 2004 and continued throughout 2005. Overall, changes in interest rates positively affected tax-equivalent net interest income by $369. Our net interest spread widened 7 basis points to 3.42 percent in 2005 from 3.35 percent in 2004. Tax-equivalent interest revenue rose $1,029 or 3.7 percent, as our tax-equivalent yield on earning assets increased 22 basis points to 5.87 percent in 2005 from 5.65 percent in 2004. A $660 or 7.1 percent increase in interest expense resulted from a 15 basis point increase in our cost of funds to 2.45 percent in 2005 from
2.30 percent in 2004. In addition, our net interest margin improved 12 basis points to 3.88 percent in 2005 from 3.76 percent in 2004. Loan yields moved upward, as a significant portion of our loan portfolio adjusted with each FOMC rate increase. The tax-equivalent yield on our loan portfolio increased 18 basis points to 6.30 percent in 2005 from 6.12 percent in 2004, which resulted in additional interest revenue of $826. The yield on taxable loans, which rose 19 basis points had the most significant effect, causing an increase of $671. In addition, the yield on tax-exempt loans increased 53 basis points and resulted in additional interest revenue of $155. Corresponding with the rise in short-term rates, the yield on federal funds sold improved from 1.36 percent in 2004 to 3.61 percent in 2005, which increased interest revenue by $200. Changes in rates on our investment portfolio had little impact on the change in our interest revenue. The tax-equivalent yield on the investment portfolio was 4.39 percent in 2005 and 4.40 percent in 2004. Deposit rates also began rising in response to higher short-term interest rates. However, a favorable liquidity position afforded us the ability to not aggressively compete for new deposits. As a result, we were able to

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

maintain funding costs for time deposits at 2004 levels. The rate paid for time deposits less than $100 declined 3 basis points, while the rate paid for more volatile, large denomination time deposits rose 21 basis points. The two changes counteracted each other and together had no effect on interest expense. We did experience a notable increase in rates paid for interest-bearing transaction accounts. Certain larger-balance, money market, NOW and savings accounts of local school districts and municipalities are priced in accordance with changes in the three-month U.S. Treasury. As a result, the cost of money market, NOW and savings accounts rose 50 basis points, 66 basis points and 17 basis points in 2005, which accounted for $658 or 99.7 percent of the additional interest expense due to changes in interest rates.

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

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

SUMMARY OF NET INTEREST INCOME

                                                              2005                             2004
                                                 ------------------------------   ------------------------------
                                                            INTEREST    AVERAGE              INTEREST    AVERAGE
                                                  AVERAGE    INCOME/   INTEREST    AVERAGE    INCOME/   INTEREST
                                                  BALANCE    EXPENSE     RATE      BALANCE    EXPENSE     RATE
                                                 --------   --------   --------   --------   --------   --------
ASSETS:
Earning assets:
Loans:
   Taxable....................................   $358,326    $22,985     6.41%    $346,990    $21,597     6.22%
   Tax-exempt.................................     38,246      2,014     5.27       27,090      1,284     4.74
Investments:
   Taxable....................................     72,155      2,201     3.05       71,274      2,168     3.04
   Tax-exempt.................................     31,792      2,359     7.42       32,057      2,382     7.43
Federal funds sold............................      7,943        287     3.61       10,857        148     1.36
                                                 --------    -------              --------    -------
      Total earning assets....................    508,462     29,846     5.87%     488,268     27,579     5.65%
Less: allowance for loan losses...............      4,025                            3,779
Other assets..................................     30,299                           31,396
                                                 --------                         --------
      Total assets............................   $534,736                         $515,885
                                                 ========                         ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Money market accounts.........................   $ 24,694        385     1.56%    $ 20,098        213     1.06%
NOW accounts..................................     54,354        901     1.66       42,480        425     1.00
Savings accounts..............................    120,550      1,121     0.93      129,564        985     0.76
Time deposits less than $100..................    180,457      6,586     3.65      180,044      6,632     3.68
Time deposits $100 or more....................     28,484      1,004     3.52       29,488        977     3.31
Short-term borrowings.........................      3,894        106     2.72           15          1     2.35
Long-term debt................................
                                                 --------    -------              --------    -------
      Total interest-bearing liabilities......    412,433     10,103     2.45%     401,689      9,233     2.30%
Noninterest-bearing deposits..................     71,606                           63,954
Other liabilities.............................      1,897                            2,856
Stockholders' equity..........................     48,800                           47,386
                                                 --------                         --------
      Total liabilities and stockholders'
         equity...............................   $534,736                         $515,885
                                                 ========    -------              ========    -------
      Net interest/income spread..............               $19,743     3.42%                $18,346     3.35%
                                                             =======                          =======
      Net interest margin.....................                           3.88%                            3.76%
Tax-equivalent adjustments:
Loans.........................................               $   685                          $   436
Investments...................................                   802                              810
                                                             -------                          -------
      Total adjustments.......................               $ 1,487                          $ 1,246
                                                             =======                          =======

Note: Average balances were calculated using average daily balances. Average balances for loans include nonaccrual loans. Interest income on taxable loans includes fees of $541 in 2005, $763 in 2004, $1,030 in 2003, $812 in 2002 and
$673 in 2001. Available-for-sale securities, included in investment securities, are stated at amortized cost with the related average unrealized holding gains of $1,956 in 2005, $2,839 in 2004, $3,367 in 2003, $2,614 in 2002 and $1,337 in
2001 included in other assets. Tax-equivalent adjustments were calculated using the prevailing federal statutory tax rate of 34.0 percent.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

SUMMARY OF NET INTEREST INCOME (CONTINUED)

             2003                             2002                             2001
------------------------------   ------------------------------   ------------------------------
           INTEREST    AVERAGE              INTEREST    AVERAGE              INTEREST    AVERAGE
 AVERAGE    INCOME/   INTEREST    AVERAGE    INCOME/   INTEREST    AVERAGE    INCOME/   INTEREST
 BALANCE    EXPENSE     RATE      BALANCE    EXPENSE     RATE      BALANCE    EXPENSE     RATE
--------   --------   --------   --------   --------   --------   --------   --------   --------
$324,705    $22,228     6.85%    $304,849    $22,811     7.48%    $291,514    $24,393     8.37%
  21,853      1,181     5.40       13,386      1,043     7.79        8,179        713     8.72
  80,520      2,034     2.53       72,155      3,552     4.92       64,172      3,619     5.64
  32,240      2,403     7.45       38,060      2,856     7.50       35,490      2,670     7.52
  16,116        180     1.12       21,241        348     1.64       18,451        767     4.16
--------    -------              --------    -------              --------    -------
 475,434     28,026     5.89%     449,691     30,610     6.81%     417,806     32,162     7.70%
   3,732                            3,488                            3,426
  31,160                           28,748                           26,323
--------                         --------                         --------
$502,862                         $474,951                         $440,703
========                         ========                         ========
$ 16,494        170     1.03%    $ 19,073        367     1.92%    $ 29,390      1,105     3.76%
  38,600        348     0.90       38,125        524     1.37       29,099        510     1.75
 127,975      1,322     1.03      108,137      2,030     1.88       79,616      1,790     2.25
 185,873      7,212     3.88      185,508      8,240     4.44      185,015     10,112     5.47
  27,755        917     3.30       27,861      1,055     3.79       32,075      1,613     5.03
     265          3     1.13            8                2.00            5                5.00
                                                                         6          1     7.50
--------    -------              --------    -------              --------    -------
 396,962      9,972     2.51%     378,712     12,216     3.23%     355,206     15,131     4.26%
  56,743                           49,441                           42,235
   3,207                            3,435                            3,504
  45,950                           43,363                           39,758
--------                         --------                         --------
$502,862                         $474,951                         $440,703
========    -------              ========    -------              ========    -------
            $18,054     3.38%                $18,394     3.58%                $17,031     3.44%
            =======                          =======                          =======
                        3.80%                            4.09%                            4.08%
            $   401                          $   355                          $   242
                817                              971                              908
            -------                          -------                          -------
            $ 1,218                          $ 1,326                          $ 1,150
            =======                          =======                          =======

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

PROVISION FOR LOAN LOSSES:

As previously mentioned, asset quality in the banking industry continued to improve in 2005. Nonperforming assets for all FDIC-insured commercial banks decreased 4.5 percent in 2005 after decreasing 20.5 percent in 2004. As a percentage of total assets, nonperforming assets improved to 0.48 percent at December 31, 2005, from 0.55 percent at the end of 2004. In addition, net charge-off levels improved for these institutions, as evidenced by an improvement in the ratio of net charge-offs, as a percentage of loans, from 0.63 percent in 2004 to 0.56 percent in 2005. Despite the asset quality improvement, banks chose to add to their provision for loan losses by $476 million or 1.8 percent in 2005. Conversely, Pennsylvania banks experienced a weakening in asset quality as evidenced by a 27.6 percent increase in nonperforming asset levels. However, the amount of loans charged-off by these banks decreased 36.1 percent, which caused Pennsylvania banks to reduce their provision for loan losses by
58.9 percent.

We evaluate the adequacy of the allowance for loan losses account on a quarterly basis utilizing our systematic analysis in accordance with procedural discipline. We take into consideration certain factors such as composition of the loan portfolio, volumes of nonperforming loans, volumes of net charge-offs, prevailing economic conditions and other relevant factors when determining the adequacy of the allowance for loan losses account. We make monthly provisions to the allowance for loan losses account in order to maintain the allowance at an appropriate level. The provision for loan losses equaled $782 in 2005 and $600 in 2004. We consider the increase in the provision to be warranted based on the increase in both our nonperforming assets and net loans charged-off. Based on our most recent evaluation at December 31, 2005, we believe that the allowance was adequate to absorb any known or potential losses in our portfolio.

NONINTEREST INCOME:

The composite of all FDIC-insured banks experienced a $17.5 billion or 9.5 percent increase in noninterest income in 2005. Conversely, noninterest income for insured Pennsylvania banks declined $82.1 million or 1.6 percent.

Our noninterest revenue increased $318 or 8.9 percent to $3,884 in 2005 from $3,566 in 2004. Service charges, fees and commissions increased $173 or 5.8 percent, while a slowdown in the housing market caused by rising mortgage rates led to a $90 or 15.6 percent reduction in net gains on the sale of residential mortgages. Also included in noninterest revenue in 2005 was a gain of $235 from the sale of our merchant services portfolio.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

We continuously focus on developing new sources of fee income to supplement traditional spread-based income and improve our profitability. Our ratio of noninterest income as a percentage of average total assets improved to 0.73 percent in 2005 from 0.69 percent in 2004. In comparison, this ratio for our peer group decreased to 0.97 percent in 2005 from 1.04 percent in 2004.

NONINTEREST EXPENSE:

Despite an $18.7 billion or 11.6 percent increase in noninterest expense, bank productivity improved slightly in comparison to the prior year, as evidenced by a decrease in the efficiency ratio for all FDIC-insured commercial banks to 57.1 percent in 2005 from 58.0 percent in 2004. Similarly, insured Pennsylvania banks experienced an increase in noninterest expense of $557.5 million or 7.9 percent in 2005 but recorded an improvement in efficiency.

In general, noninterest expense is categorized into three main groups, including employee-related expenses, occupancy and equipment expenses and other expenses. Employee-related expenses are costs associated with providing salaries, including payroll taxes and benefits to our employees. Occupancy and equipment expenses, the costs related to the maintenance of facilities and equipment, include depreciation, general maintenance and repairs, real estate taxes, rental expense offset by any rental income and utility costs. Other expenses include general operating expenses such as advertising, contractual services, insurance, including FDIC assessment, other taxes and supplies. Several of these costs and expenses are variable while the remainder are fixed. We utilize budgets and other related strategies in an effort to control the variable expenses.

Due to cost containment efforts, noninterest expense rose by a modest $235 or
1.6 percent to $14,897 in 2005 from $14,662 for the same period of 2004. Increases in salaries and employee benefits expense and other expenses were partially offset by a decrease in occupancy and equipment expense.

As previously mentioned, on March 31, 2005, we closed our Factoryville branch office and combined the assets and liabilities with our Nicholson branch office. The building was sold on November 8, 2005. Proceeds received of $97, net of commissions and transfer taxes of $7, equaled the net book value of the property. As a result, no gain or loss was realized on the sale. Other expenses incurred relative to the branch closing included moving and equipment removal costs of $4, which are included in occupancy and equipment expense, and legal costs of $6, which are included in other expenses. We do not anticipate any additional costs relative to this branch closure.

For a discussion on recent SFASs issued by the FASB related to disposal activities, refer to the note entitled, "Summary of significant accounting

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

policies-Disposal activities," in the Notes to Consolidated Financial Statements to this Annual Report.

The major components of noninterest expense for the past five years are summarized as follows:

NONINTEREST EXPENSE

YEAR ENDED DECEMBER 31                              2005      2004      2003      2002      2001
----------------------                            -------   -------   -------   -------   -------
Salaries and employee benefits expense:
Salaries and payroll taxes.....................   $ 5,880   $ 5,617   $ 5,929   $ 5,623   $ 4,755
Employee benefits..............................     1,354     1,351     1,248     1,144       883
                                                  -------   -------   -------   -------   -------
   Salaries and employee benefits expense......     7,234     6,968     7,177     6,767     5,638
                                                  -------   -------   -------   -------   -------
Net occupancy and equipment expense:
Net occupancy expense..........................     1,183     1,158       991       836       766
Equipment expense..............................     1,179     1,306     1,259     1,017       914
                                                  -------   -------   -------   -------   -------
   Net occupancy and equipment expense.........     2,362     2,464     2,250     1,853     1,680
                                                  -------   -------   -------   -------   -------
Other expenses:
Marketing expense..............................       634       586       425       482       381
Other taxes....................................       449       394       444       399       407
Stationery and supplies........................       367       365       385       465       389
Contractual services...........................     1,982     1,556     1,579     1,494     1,320
Insurance, including FDIC assessment...........       277       235       207       187       169
Other..........................................     1,592     2,094     2,017     1,883     1,886
                                                  -------   -------   -------   -------   -------
   Other expenses..............................     5,301     5,230     5,057     4,910     4,552
                                                  -------   -------   -------   -------   -------
      Total noninterest expense................   $14,897   $14,662   $14,484   $13,530   $11,870
                                                  =======   =======   =======   =======   =======

Salaries and employee benefits expense constitutes the majority of our noninterest expense. Total personnel costs increased $266 or 3.8 percent to $7,234 in 2005 from $6,968 in 2004, primarily as a result of annual merit increases.

Net occupancy and equipment expense decreased $102 or 4.1 percent to $2,362 in 2005, compared to $2,464 in 2004. A reduction in depreciation expense was the primary factor leading to this decrease. The effect of lower depreciation was partially offset by additional hardware and software maintenance costs, real estate tax increases and a reduction in rental income.

For a discussion on recent FASB Interpretations related to net occupancy and equipment expense, refer to the note entitled, "Summary of significant accounting policies-Premises and equipment, net," in the Notes to Consolidated Financial Statements to this Annual Report.

Other expenses increased $71 or 1.4 percent to $5,301 in 2005 from $5,230 in 2004. Higher contractual services related to preparing for compliance with
Section 404 of the Sarbanes-Oxley Act of 2002 was the primary factor contributing to the increase in other expenses. In addition, marketing costs, insurance and bank shares tax expenses all increased in comparison

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

to the prior year. The increases were offset by a $423 reduction in merchant processing fees as a result of the sale of our merchant services portfolio.

Our deposits are insured by the FDIC and are subject to deposit insurance assessments to maintain the Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC places each insured bank into one of nine risk categories based on the bank's capitalization and supervisory evaluations provided to it by the bank's primary federal regulator. An insured bank's assessment rate is then determined by the risk category into which it is classified. Recently, the FDIC decided to retain the existing BIF assessment schedules of $0.00 per 100 dollars of deposits for banks classified in the highest capital and supervisory evaluation category and $0.27 per 100 dollars of deposits for banks classified in the lowest category. We were classified in the highest capital and supervisory evaluation category at December 31, 2005, and will be exempt from paying a BIF assessment for the first half of 2006.

There is a separate levy assessed on all FDIC-insured institutions to bear the cost of Finance Corporation ("FICO") funding. The FDIC established the annual FICO assessment rates effective for the fourth quarter of 2005 at $0.0134 and the first quarter of 2006 at $0.0132 per 100 dollars of BIF-assessable deposits. Our FICO assessments were $64 and $68 for the years ended December 31, 2005 and 2004.

INCOME TAXES:

Our income tax expense increased $572 to $1,251 in 2005, from $679 in 2004. Our income tax in 2004 was reduced by a one-time Federal Historic tax credit of $419 related to an investment in a limited partnership. Adjusting for this credit, income tax expense increased $153 in 2005 resulting from higher net income, partially offset by the effects of higher tax-exempt revenue. In addition to using tax credits, we utilize loans and investments of tax-exempt organizations to mitigate our tax burden, as interest revenue from these sources is not taxable by the federal government. Tax-exempt interest revenue, as a percentage of total interest revenue, increased to 10.2 percent in 2005 from 9.2 percent in 2004. Our effective tax rate was 19.4 percent in 2005, compared to 12.6 percent in 2004. Had the federal tax credit not been available to us, our effective tax rate in 2004 would have been 20.3 percent. Our effective tax rate continued to be more advantageous than that of our peer group's of 26.3 percent in 2005 and
26.4 percent in 2004.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Recently we executed a subscription agreement to become a limited partner in an elderly housing project that will afford us approximately $3.7 million of investment tax credits over a 10-year period beginning in 2007. As a result, we expect our long range effective tax rate to become more in line with the 12.6 percent effective tax rate of 2004.

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

COMM BANCORP, INC.
REPORT OF MANAGEMENT

We are responsible for the preparation and fair presentation of the accompanying consolidated balance sheets of Comm Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2005, in accordance with United States generally accepted accounting principles. This responsibility includes: designing, implementing and maintaining internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable under the circumstances.

The internal controls of the Company are established by us. These controls are designed to provide reasonable assurance that assets are safeguarded and transactions are executed, recorded and reported in accordance with our intentions and authorizations and to comply with applicable laws and regulations. The internal control system includes an organizational structure that provides appropriate delegation of authority and segregation of duties, established policies and procedures, and comprehensive internal audit and loan review programs. To enhance the reliability of internal controls, we recruit and train highly qualified personnel, and maintain sound risk management practices. The internal control system is maintained through a monitoring process that includes a program of internal audits.

There are inherent limitations in any internal control system, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal controls can provide only reasonable assurance with respect to financial statement preparation. Furthermore, due to changes in conditions, the effectiveness of internal controls may vary over time. The internal auditor of the Company reviews, evaluates and makes recommendations on policies and procedures, which serves as an integral, but independent, component of our internal control.

The consolidated financial statements have been audited by Kronick Kalada Berdy & Co., an independent registered public accounting firm, in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that the auditor complies with ethical requirements, including independence. The auditor plans and performs the audits to obtain reasonable assurance as to whether the financial statements are free from material misstatement. The audits involve selecting and performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgement, including an assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor gains an

COMM BANCORP, INC.
REPORT OF MANAGEMENT (CONTINUED)

understanding of the internal controls relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate under the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal controls. Kronick Kalada Berdy & Co. reviews the results of its audits with both us and the Joint Audit Committee of the Board of Directors.

The Company's financial reporting and internal controls are under the general oversight of the Board of Directors, acting through the Joint Audit Committee. The Joint Audit Committee is composed entirely of independent directors. Kronick Kalada Berdy & Co. and the internal auditor have direct and unrestricted access to the Joint Audit Committee at all times. The Joint Audit Committee meets periodically with us, the internal auditor and Kronick Kalada Berdy & Co. to determine that each is fulfilling its responsibilities and to support actions to identify, measure and control risks and augment internal controls.

Based on our assessment, we believe that the Company was compliant with all applicable laws and regulations for the year ended December 31, 2005.


/s/ William F. Farber, Sr.
-------------------------------------
William F. Farber, Sr.
President and Chief Executive Officer
(Principal Executive Officer)


/s/ Scott A. Seasock
-------------------------------------
Scott A. Seasock
Executive Vice President and
Chief Financial Officer
(Principal Financial Officer)

February 6, 2006

COMM BANCORP, INC.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
and Stockholders
Comm Bancorp, Inc.
Clarks Summit, Pennsylvania

We have audited the accompanying consolidated balance sheets of Comm Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with United States generally accepted accounting principles.


/s/ Kronick Kalada Berdy & Co.
-------------------------------------
KRONICK KALADA BERDY & CO., P.C.
Kingston, Pennsylvania

February 6, 2006

COMM BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31                                                         2005         2004         2003
----------------------                                                      ----------   ----------   ----------
INTEREST INCOME:
Interest and fees on loans:
   Taxable ..............................................................   $   22,985   $   21,597   $   22,228
   Tax-exempt ...........................................................        1,329          848          780
Interest and dividends on investment securities available-for-sale:
   Taxable ..............................................................        2,160        2,139        1,994
   Tax-exempt ...........................................................        1,557        1,572        1,586
   Dividends ............................................................           41           29           40
Interest on federal funds sold ..........................................          287          148          180
                                                                            ----------   ----------   ----------
      Total interest income .............................................       28,359       26,333       26,808
                                                                            ----------   ----------   ----------

INTEREST EXPENSE:
Interest on deposits ....................................................        9,997        9,232        9,969
Interest on short-term borrowings .......................................          106            1            3
                                                                            ----------   ----------   ----------
      Total interest expense ............................................       10,103        9,233        9,972
                                                                            ----------   ----------   ----------
      Net interest income ...............................................       18,256       17,100       16,836
Provision for loan losses ...............................................          782          600          480
                                                                            ----------   ----------   ----------
      Net interest income after provision for loan losses ...............       17,474       16,500       16,356
                                                                            ----------   ----------   ----------

NONINTEREST INCOME:
Service charges, fees and commissions ...................................        3,162        2,989        2,809
Net gains on sale of loans ..............................................          487          577        1,212
Net gains on sale of merchant services ..................................          235
Net gains on sale of investment securities available-for-sale ...........                                     13
                                                                            ----------   ----------   ----------
      Total noninterest income ..........................................        3,884        3,566        4,034
                                                                            ----------   ----------   ----------

NONINTEREST EXPENSE:
Salaries and employee benefits expense ..................................        7,234        6,968        7,177
Net occupancy and equipment expense .....................................        2,362        2,464        2,250
Other expenses ..........................................................        5,301        5,230        5,057
                                                                            ----------   ----------   ----------
      Total noninterest expense .........................................       14,897       14,662       14,484
                                                                            ----------   ----------   ----------
Income before income taxes ..............................................        6,461        5,404        5,906
Provision for income tax expense ........................................        1,251          679        1,206
                                                                            ----------   ----------   ----------
      Net income ........................................................        5,210        4,725        4,700
                                                                            ----------   ----------   ----------

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized holding losses on investment securities available-for-sale ...         (871)        (878)        (700)
Reclassification adjustment for gains included in net income ............                                    (13)
Income tax benefit related to other comprehensive loss ..................         (296)        (299)        (242)
                                                                            ----------   ----------   ----------
      Other comprehensive loss, net of income taxes .....................         (575)        (579)        (471)
                                                                            ----------   ----------   ----------
      Comprehensive income ..............................................   $    4,635   $    4,146   $    4,229
                                                                            ==========   ==========   ==========

PER SHARE DATA:
Net income ..............................................................   $     2.80   $     2.50   $     2.45
Cash dividends declared .................................................   $     0.92   $     0.88   $     0.88
Average common shares outstanding .......................................    1,860,563    1,890,960    1,921,063

See Notes to Consolidated Financial Statements.

COMM BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

DECEMBER 31                                                           2005       2004
-----------                                                         --------   --------
ASSETS:
Cash and due from banks .........................................   $ 23,403   $ 11,802
Federal funds sold ..............................................     12,000        900
Investment securities available-for-sale ........................    104,965    118,756
Loans held for sale, net ........................................      1,934      1,917
Loans, net of unearned income ...................................    388,603    381,723
   Less: allowance for loan losses ..............................      4,128      3,859
                                                                    --------   --------
Net loans .......................................................    384,475    377,864
Premises and equipment, net .....................................     11,003     11,628
Accrued interest receivable .....................................      2,487      2,319
Other assets ....................................................      3,310      3,136
                                                                    --------   --------
      Total assets ..............................................   $543,577   $528,322
                                                                    ========   ========

LIABILITIES:
Deposits:
  Noninterest-bearing ...........................................   $ 75,428   $ 67,714
  Interest-bearing ..............................................    415,937    410,770
                                                                    --------   --------
      Total deposits ............................................    491,365    478,484
Accrued interest payable ........................................      1,024      1,075
Other liabilities ...............................................      1,499      1,445
                                                                    --------   --------
      Total liabilities .........................................    493,888    481,004
                                                                    --------   --------

STOCKHOLDERS' EQUITY:
Common stock, par value $0.33, authorized 12,000,000 shares, issued and outstanding:
   2005, 1,850,154 shares; 2004, 1,864,391 shares ...............        611        615
Capital surplus .................................................      6,869      6,675
Retained earnings ...............................................     41,250     38,494
Accumulated other comprehensive income ..........................        959      1,534
                                                                    --------   --------
      Total stockholders' equity ................................     49,689     47,318
                                                                    --------   --------
      Total liabilities and stockholders' equity ................   $543,577   $528,322
                                                                    ========   ========

See Notes to Consolidated Financial Statements.

COMM BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      ACCUMULATED
                                                                                         OTHER           TOTAL
                                                       COMMON   CAPITAL   RETAINED   COMPREHENSIVE   STOCKHOLDERS'
FOR THE THREE YEARS ENDED DECEMBER 31, 2005             STOCK   SURPLUS   EARNINGS       INCOME          EQUITY
-------------------------------------------            ------   -------   --------   -------------   -------------
BALANCE, DECEMBER 31, 2002..........................    $642     $6,484    $35,623       $2,584         $45,333
Net income..........................................                         4,700                        4,700
Dividends declared: $0.88 per share.................                        (1,687)                      (1,687)
Dividend reinvestment plan: 6,547 shares issued.....       2        227                                     229
Repurchase and retirement: 44,788 shares............     (15)      (135)    (1,413)                      (1,563)
Net changes in other comprehensive income (loss)....                                       (471)           (471)
                                                        ----     ------    -------       ------         -------
BALANCE, DECEMBER 31, 2003..........................     629      6,576     37,223        2,113          46,541
Net income..........................................                         4,725                        4,725
Dividends declared: $0.88 per share.................                        (1,658)                      (1,658)
Dividend reinvestment plan: 6,228 shares issued.....       2        244                                     246
Repurchase and retirement: 48,365 shares............     (16)      (145)    (1,796)                      (1,957)
Net changes in other comprehensive income (loss)....                                       (579)           (579)
                                                        ----     ------    -------       ------         -------
BALANCE, DECEMBER 31, 2004..........................     615      6,675     38,494        1,534          47,318
Net income..........................................                         5,210                        5,210
Dividends declared: $0.92 per share.................                        (1,711)                      (1,711)
Dividend reinvestment plan: 6,357 shares issued.....       2        256                                     258
Repurchase and retirement: 20,594 shares............      (6)       (62)      (743)                        (811)
Net changes in other comprehensive income (loss)....                                       (575)           (575)
                                                        ----     ------    -------       ------         -------
BALANCE, DECEMBER 31, 2005..........................    $611     $6,869    $41,250       $  959         $49,689
                                                        ====     ======    =======       ======         =======

See Notes to Consolidated Financial Statements.

COMM BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31                                                      2005       2004       2003
----------------------                                                    --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.............................................................   $  5,210   $  4,725   $  4,700
Adjustments:
   Provision for loan losses...........................................        782        600        480
   Depreciation, amortization and accretion............................      2,016      2,338      3,534
   Amortization of net loan costs (fees)...............................        200          6       (168)
   Deferred income tax expense (benefit)...............................       (246)       113        154
   Gains on sale of investment securities available-for-sale...........                              (13)
   Losses (gains) on foreclosed assets.................................        (37)        34
   Losses on disposition of equipment..................................                                5
   Changes in:
      Loans held for sale, net.........................................        (17)     1,288        711
      Accrued interest receivable......................................       (168)       (90)       (65)
      Other assets.....................................................       (214)       (74)      (489)
      Accrued interest payable.........................................        (51)       (68)      (215)
      Other liabilities................................................        314       (525)        36
                                                                          --------   --------   --------
         Net cash provided by operating activities.....................      7,789      8,347      8,670
                                                                          --------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of investment securities available-for-sale.........                           19,015
Proceeds from repayments of investment securities available-for-sale...     46,225     18,218     59,972
Purchases of investment securities available-for-sale..................    (34,038)   (33,481)   (62,828)
Proceeds from sale of foreclosed assets................................        486        280        219
Net increase in lending activities.....................................     (8,006)   (24,566)   (35,278)
Proceeds from sale of premises and equipment...........................         97
Purchases of premises and equipment....................................       (485)      (335)    (1,797)
                                                                          --------   --------   --------
         Net cash provided by (used in) investing activities...........      4,279    (39,884)   (20,697)
                                                                          --------   --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net changes in:
   Money market, NOW, savings and noninterest-bearing accounts.........     14,757     18,134     20,744
   Time deposits.......................................................     (1,876)       884      1,509
Proceeds from the issuance of common shares............................        258        246        229
Repurchase and retirement of common shares.............................       (811)    (1,957)    (1,563)
Cash dividends paid....................................................     (1,695)    (1,667)    (1,676)
                                                                          --------   --------   --------
         Net cash provided by financing activities.....................     10,633     15,640     19,243
                                                                          --------   --------   --------
         Net increase (decrease) in cash and cash equivalents..........     22,701    (15,897)     7,216
         Cash and cash equivalents at beginning of year................     12,702     28,599     21,383
                                                                          --------   --------   --------
         Cash and cash equivalents at end of year......................   $ 35,403   $ 12,702   $ 28,599
                                                                          ========   ========   ========

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
   Interest............................................................   $ 10,154   $  9,301   $ 10,187
   Income taxes........................................................      1,657        578      1,257
Noncash items:
   Transfers of loans to foreclosed assets.............................        413        452        440
   Unrealized losses on investment securities available-for-sale, net..   $    575   $    579   $    471

See Notes to Consolidated Financial Statements.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF OPERATIONS:

Comm Bancorp, Inc., a bank holding company incorporated under the laws of Pennsylvania, provides a full range of financial services through its wholly-owned subsidiaries: Community Bank and Trust Company ("Community Bank"), including its subsidiaries, Community Leasing Corporation and Comm Financial Services Corporation; and Comm Realty Corporation (collectively, the "Company"). The Company services its individual and commercial customers through 16 full-service branches located within the Lackawanna, Monroe, Susquehanna, Wayne and Wyoming counties of Northeastern Pennsylvania.

Community Bank's primary product is loans to small- and medium-sized businesses. Other lending products include one-to-four family residential mortgages and consumer loans. Community Bank primarily funds its loans by offering certificates of deposit to commercial enterprises and individuals. Other deposit product offerings include various demand and savings accounts. In addition, Community Bank provides fiduciary services through its Trust and Wealth Management Division.

Community Leasing Corporation provides equipment lease financing to small- and middle-market commercial customers. Comm Financial Services Corporation sells insurance products and services and provides wealth management services to individuals and small- and medium-sized businesses. Comm Realty Corporation holds, manages and sells foreclosed or distressed assets on behalf of Community Bank.

Community Bank is a 40.0 percent member in Community Abstract Services, LLC, a limited liability company which offers title insurance and abstract services to residential and commercial mortgage loan customers. Community Bank has significant influence over the operating and financing decisions and accounts for this investment using the equity method of accounting. The investment is included in other assets with Community Bank's proportionate share of income or loss included in noninterest income or noninterest expense.

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

ACCOUNTING CHANGES AND ERROR CORRECTIONS:

On June 1, 2005, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 154, "Accounting Changes and Error Corrections." SFAS No. 154 replaces Accounting Principles Board ("APB") Opinion No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements," and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement when the pronouncement does not include specific transition provisions. The requirements of this Statement improve financial reporting by enhancing the consistency of financial information between periods. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this Statement on January 1, 2006, is not expected to have a material effect on the operating results or financial position of the Company.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

SEGMENT DISCLOSURE:

Public companies are required by GAAP to report information about operating segments in annual financial statements and to report selected information about operating segments in interim financial reports issued to stockholders. GAAP permits the aggregation of two or more operating segments into a single segment if the segments have similar economic characteristics and share a majority of the following aggregation criteria: (i) products and services; (ii) operating processes; (iii) customer bases; (iv) delivery systems; and (v) regulatory oversight. The Company's 16 branch banking offices, all similar with respect to these characteristics, have exhibited similar long-term financial performance. Therefore, they were aggregated into a single operating segment.

Community Leasing Corporation, Comm Financial Services Corporation and Comm Realty Corporation did not meet the quantitative thresholds for required segment disclosure under GAAP.

On December 31, 2004, the Company adopted the FASB's Emerging Issues Task Force ("EITF") Issue No. 04-10, "Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds." EITF Issue No. 04-10 states that operating segments that do not meet the quantitative thresholds can be aggregated only if aggregation is consistent with the objective and basic principles of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," whereby the segments have similar economic characteristics, and the segments share a majority of the aggregation criteria listed in SFAS No. 131. The application of this consensus had no effect on the operating results or financial position of the Company.

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

Identified loans individually evaluated for impairment under SFAS No. 114 include: (i) loans to borrowers having an aggregate exposure of $500 or more;
(ii) loans that are past due 90 days or more; (iii) nonaccrual loans; (iv) any loans internally classified as substandard, doubtful, loss, special mention or watch; (v) loans to officers and directors; (vi) loans to overdraft privilege accounts; and (vii) a random sample of loans with balances between $250 and $500. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. All amounts due according to the contractual terms means that both the contractual interest and principal payments of a loan will be collected as scheduled in the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

amount of the shortfall in relation to the principal and interest owed. Loans considered impaired under SFAS No. 114 are measured for impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. If the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral, if the loan is collateral dependent, is less than the recorded investment in the loan, including accrued interest and net deferred loan fees, the Company will recognize the impairment by adjusting the allowance for loan losses account through charges to earnings as a provision for loan losses.

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

Intangible assets included goodwill and a core deposit intangible. Goodwill is evaluated at least annually for impairment. Any impairment losses arising from such testing are reported in the income statement in the current period as a separate line item within operations. The core deposit's useful life was evaluated each reporting period in order to determine if it should have been adjusted. The core deposit intangible was fully amortized at December 31, 2005.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

INVESTMENT SECURITIES:

Investment securities are classified and accounted for as either held-to-maturity, available-for-sale or trading based on management's intent at the time of acquisition. Management is required to reassess the appropriateness of the classifications at each reporting date. The Company does not buy or hold securities principally for the purpose of selling them in the near term in order to generate profits from market appreciation. Accordingly, there were no investment securities classified as trading at December 31, 2005 and 2004.

Transfers of securities between categories are recorded at fair value at the date of the transfer. The accounting for the resulting unrealized gains or losses is determined by the category into which the security is transferred. There were no transfers of securities between categories during the years ended December 31, 2005 and 2004.

Investment securities are classified as held-to-maturity when management has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premium and accretion of discount. The Company did not have any investment securities classified as held-to-maturity at December 31, 2005 and 2004.

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

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Realized gains and losses are computed using the specific identification method and are included in noninterest income. Premiums are amortized and discounts are accreted over the contractual lives of investment securities using the interest method.

Management periodically evaluates each investment security to determine if a decline in fair value below its amortized cost is other than temporary. If a decline is judged to be other than temporary, the individual security is written-down to fair value with the amount of the write-down included in earnings.

On November 3, 2005, the FASB issued FASB Staff Position ("FSP") SFAS No. 115-1 and SFAS No. 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The guidance in this FSP amends SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," SFAS No. 124, "Accounting for Certain Investments Held by Not-for-Profit Organizations," and APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock." In addition, this FSP nullifies certain requirements of EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," and supersedes EITF Topic No. D-44, "The Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value." FSP SFAS No. 115-1 and SFAS No. 124-1 addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in FSP SFAS No. 115-1 and SFAS No. 124-1 is to be applied to reporting periods beginning after December 15, 2005. Early application of this FSP is permitted. The application of this guidance on December 31, 2005, had no effect on the operating results or financial position of the Company.

On February 16, 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments." SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments. Specifically, this Statement allows financial instruments that have embedded derivatives to be accounted for as a whole if the holder elects to account for the whole instrument on

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of this Statement on January 1, 2007, is not expected to have a material effect on the operating results or financial position of the Company.

LOANS HELD FOR SALE, NET:

Loans held for sale consist of one-to-four family residential mortgages originated and intended for sale in the secondary market. The loans are carried in aggregate at the lower of cost or estimated market value, based upon current delivery prices in the secondary mortgage market. Net unrealized losses are recognized through a valuation allowance by corresponding charges to income. Gains or losses on the sale of these loans are recognized in noninterest income at the time of sale using the specific identification method. Loan origination fees, net of certain direct loan origination costs, are included in net gains or losses upon the sale of the related mortgage loan. All loans are sold without recourse. The aggregate cost of these loans was lower than their estimated market value at December 31, 2005 and 2004, accordingly, no valuation allowance was deemed necessary.

LOANS:

Loans, including direct financing leases, are stated at outstanding principal balances, net of unearned interest and net deferred loan fees or costs. Interest income is accrued on the principal amount outstanding, except for certain scheduled payment loans for which interest is accrued based on a predetermined amortization schedule. Unearned interest on leases and installment loans is recognized over the respective loan terms using the effective interest method. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized over the contractual life of the related loan as an adjustment to yield using the effective interest method. Delinquency fees on loans are recognized in income when chargeable, assuming collectibility is reasonably assured. For direct financing leases, any gain or loss realized upon disposal of equipment returned at the end of the lease term is included in other income or expense.

On January 1, 2005, the Company adopted the Accounting Standards Executive Committee's of the American Institute of Certified Public Accountants Statement of Position ("SOP") 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

collected from an investor's initial investment in loans or loans accounted for as debt securities acquired in a transfer, if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in business combinations and applies to all nongovernmental entities. It does not apply to loans originated by the entity. SOP 03-3 was effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of SOP 03-3 did not have a material effect on the operating results or financial position of the Company.

NONPERFORMING ASSETS:

Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans include nonaccrual loans, restructured loans and accruing loans past due 90 days or more. The past due status of a loan is based on the number of calendar days since the most recent payment has been received. Generally, a loan is classified as nonaccrual when it is determined that the collection of all or a portion of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual, interest accruals discontinue and uncollected accrued interest is reversed against income in the current period. Interest collections after a loan has been placed on nonaccrual status are credited to a suspense account until either the loan is returned to performing status or charged-off. The interest accumulated in the suspense account is credited to income if the nonaccrual loan is returned to performing status. However, if the nonaccrual loan is charged-off, the accumulated interest is applied as a reduction to principal at the time the loan is charged-off. A nonaccrual loan is returned to performing status when the loan is current as to principal and interest and has performed according to the contractual terms for a minimum of six months.

Restructured loans are loans with original terms, interest rate, or both, that have been modified as a result of a deterioration in the borrower's financial condition. Interest income on restructured loans is recognized when earned, using the interest method. There were no restructured loans outstanding at December 31, 2005 and 2004.

The Company recognizes interest income on impaired loans, including the recording of cash receipts, based on its policy for nonaccrual, restructured or accruing loans depending on the status of the impaired loan.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Foreclosed assets are comprised of properties acquired through foreclosure proceedings or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosures. The Company includes such properties in other assets. A loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets are recorded at the lower of the related loan balance or 80.0 percent of its fair market value for residential properties or 75.0 percent of its fair market value for commercial properties at the time of acquisition. Any excess of the loan balance over the recorded value is charged to the allowance for loan losses. Subsequent declines in the recorded values of the properties prior to their disposal and costs to maintain the assets are included in other expenses. No allowance for losses has been established subsequent to the acquisition of foreclosed assets during the three years ended December 31, 2005. Any gain or loss realized upon disposal of foreclosed assets is included in noninterest income or noninterest expense. The historical average holding period for such properties is less than 12 months.

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

Premises ................   15-45 years
Equipment ...............    3-10 years
Leasehold improvements ..      15 years

On March 30, 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations." Interpretation No. 47 clarifies that the term, conditional asset retirement obligation, as used in SFAS No. 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. Interpretation No. 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of Interpretation No. 47 on December 31, 2005, did not have a material effect on the operating results or financial position of the Company.

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

INTANGIBLE ASSETS:

Goodwill is included in other assets, and as required by GAAP, tested for impairment annually or when circumstances arise indicating impairment has occurred. Any impairment losses arising from such testing are reported in the income statement as a separate line item within operations. There were no impairment losses recognized as a result of periodic impairment testing in 2005, 2004 and 2003.

The core deposit intangible that resulted from branch acquisitions was included in other assets and amortized on a straight-line basis over eight years ending December 31, 2005. Management, on a periodic basis, reviewed the core deposit intangible and evaluated events or changes in circumstances that may have indicated a change in its remaining useful life. On January 20, 2005, the Company received authorization from the Commonwealth of Pennsylvania Department of Banking to close and transfer the assets and liabilities from one of the acquired branches located in Factoryville, Pennsylvania. The deposits and related core deposit intangible were consolidated with an existing branch office effective April 1, 2005.

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

For the year ended December 31, 2005, the Company recognized $17 of costs associated with the closure and transfer of assets and liabilities of the Factoryville, Pennsylvania, branch office.

TRUST AND WEALTH MANAGEMENT ASSETS:

Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets since they are not the Company's assets. Fees associated with providing trust and wealth management services are recorded on a cash basis, which is not materially different than if reported on an accrual basis, and are included in noninterest income. Revenue from trust and wealth management services did not meet any of the quantitative thresholds for required segment disclosure under GAAP.

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

FAIR VALUE OF FINANCIAL INSTRUMENTS:

Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial. Accordingly, such assets and liabilities are excluded from disclosure requirements. For example, no benefit is recorded for the value of low- cost funding subsequently discussed. In addition, Community Bank's Trust and Wealth Management Division contributes fee income annually. Trust

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

assets and liabilities are not considered financial instruments for this disclosure, and their values have not been incorporated into the fair value estimates. Other significant items that are not considered financial instruments include deferred tax assets, premises and equipment, foreclosed assets and intangible assets. Accordingly, the net aggregate fair value amounts presented do not represent the underlying value of the Company.

The Company's assets that were considered financial instruments approximated
97.4 percent of total assets at December 31, 2005, and 97.2 percent of total assets at December 31, 2004. Liabilities that were considered financial instruments approximated 99.7 percent of total liabilities at December 31, 2005 and 2004. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets. In many cases, these values cannot be realized in immediate settlement of the instrument.

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

NET LOANS: For adjustable-rate loans that reprice immediately and with no significant credit risk, fair values are based on carrying values. The fair values of other nonimpaired loans are estimated using discounted cash flow analysis, using interest rates currently offered for loans with similar terms to borrowers of similar credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis determined by the loan review function or underlying collateral values, where applicable.

ACCRUED INTEREST RECEIVABLE: The carrying value of accrued interest receivable as reported on the balance sheet approximates fair value.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

DEPOSITS WITHOUT STATED MATURITIES: The fair value of noninterest-bearing deposits, savings accounts and certain money market accounts is the amount payable on demand at the reporting date. The fair value estimates do not include the benefit that results from such low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

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

ADVERTISING COSTS:

Advertising costs are expensed as incurred and totaled $512 in 2005, $405 in 2004 and $369 in 2003.

WEBSITE OPERATIONAL COSTS:

Costs associated with the operation of the Company's website are expensed as incurred and totaled $22 in 2005, $30 in 2004 and $37 in 2003.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

OTHER EXPENSES:

None of the items included in other expenses reported in the Consolidated Statements of Income and Comprehensive Income exceeded 1.0 percent of the aggregate of total interest income and noninterest income, with the exception of directors and committee fees, audit and exam fees and Pennsylvania capital shares tax expense. Directors and committee fees amounted to $427 in 2005, $438 in 2004 and $425 in 2003. Audit and exam fees totaled $414 in 2005, $172 in 2004 and $133 in 2003. Included in audit and exam fees in 2005 were expenses incurred of $227 to prepare for compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Capital shares tax expense is disclosed in Note 12.

INCOME TAXES:

The Company recognizes the current and deferred tax consequences of all transactions that have been recorded in the financial statements using the provisions of the enacted tax laws. Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences by applying enacted statutory tax rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The amount of deferred tax assets is reduced, if necessary, to the amount that, based on available evidence, will more likely than not be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The Parent Company and its subsidiaries file a consolidated federal income tax return. The subsidiaries provide for income taxes on a separate return basis, and remit amounts determined to be currently payable to the Parent Company.

EARNINGS PER COMMON SHARE:

The Company had no dilutive potential common shares outstanding during the three-year period ended December 31, 2005, therefore, the per share data presented on the face of the Consolidated Statements of Income and Comprehensive Income relates to basic per share amounts.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2. CASH AND DUE FROM BANKS:

The Federal Reserve Act, as amended, imposes reserve requirements on all member depository institutions. The Company's required reserve balances, which were satisfied through the restriction of vault cash, were $3,070 and $2,759 at December 31, 2005 and 2004, respectively. These reserve requirements averaged $3,012 in 2005 and $2,579 in 2004.

Community Bank maintains compensating balances with the FRB and various other correspondent banks, most of which are not required, to offset specific charges for check clearing and other services. Balances maintained for these purposes were $18,770 and $7,194 at December 31, 2005 and 2004, respectively. Compensating balances with correspondent banks averaged $6,955 in 2005 and $6,675 in 2004.

3. INVESTMENT SECURITIES:

All investment securities were classified as available-for-sale for the years ended December 31, 2005 and 2004. The amortized cost and fair value of available-for-sale securities aggregated by investment category at December 31, 2005 and 2004, are summarized as follows:

                                AMORTIZED   UNREALIZED   UNREALIZED     FAIR
      DECEMBER 31, 2005            COST        GAINS       LOSSES       VALUE
      -----------------         ---------   ----------   ----------   --------
U.S. Government agencies ....    $ 42,938                   $227      $ 42,711
State and municipals:
   Taxable ..................      15,697     $    1         430        15,268
   Tax-exempt ...............      31,820      1,983           8        33,795
Mortgage-backed securities ..      12,211         86          80        12,217
Equity securities:
   Restricted ...............         808                                  808
   Other ....................          38        128                       166
                                 --------     ------        ----      --------
      Total .................    $103,512     $2,198        $745      $104,965
                                 ========     ======        ====      ========

                                AMORTIZED   UNREALIZED   UNREALIZED     FAIR
      DECEMBER 31, 2004            COST        GAINS       LOSSES       VALUE
      -----------------         ---------   ----------   ----------   --------
U.S. Government agencies ....    $ 44,869                   $224      $ 44,645
State and municipals:
   Taxable ..................      17,287     $   12         401        16,898
   Tax-exempt ...............      31,949      2,660           4        34,605
Mortgage-backed securities ..      21,136        249         104        21,281
Equity securities:
   Restricted ...............       1,153                                1,153
   Other ....................          38        136                       174
                                 --------     ------        ----      --------
      Total .................    $116,432     $3,057        $733      $118,756
                                 ========     ======        ====      ========

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. INVESTMENT SECURITIES (CONTINUED):

Net unrealized holding gains and losses on available-for-sale securities are included as a separate component in stockholders' equity. The Company had net unrealized holding gains of $959, net of deferred income taxes of $494, at December 31, 2005, and $1,534, net of deferred income taxes of $790, at December 31, 2004.

The fair value and gross unrealized losses of available-for-sale securities with unrealized losses for which an other-than-temporary impairment has not been recognized at December 31, 2005 and 2004, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, are summarized as follows:

                                 LESS THAN 12 MONTHS     12 MONTHS OR MORE            TOTAL
                                --------------------   --------------------   --------------------
                                  FAIR    UNREALIZED     FAIR    UNREALIZED     FAIR    UNREALIZED
DECEMBER 31, 2005                VALUE      LOSSES      VALUE      LOSSES      VALUE      LOSSES
-----------------               -------   ----------   -------   ----------   -------   ----------
U.S. Government agencies ....   $29,769      $128      $12,942      $ 99      $42,711      $227
State and municipals:
   Taxable ..................     1,571         4       13,541       426       15,112       430
   Tax-exempt ...............     1,382         5          388         3        1,770         8
Mortgage-backed securities ..       211         1        5,094        79        5,305        80
Equity securities:
   Restricted ...............
   Other ....................
                                -------      ----      -------      ----      -------      ----
      Total .................   $32,933      $138      $31,965      $607      $64,898      $745
                                =======      ====      =======      ====      =======      ====

                                 LESS THAN 12 MONTHS     12 MONTHS OR MORE            TOTAL
                                --------------------   --------------------   --------------------
                                  FAIR    UNREALIZED     FAIR    UNREALIZED     FAIR    UNREALIZED
DECEMBER 31, 2004                VALUE      LOSSES      VALUE      LOSSES      VALUE      LOSSES
-----------------               -------   ----------   -------   ----------   -------   ----------
U.S. Government agencies ....   $44,645      $224                             $44,645      $224
State and municipals:
   Taxable ..................     7,484       107      $ 9,102      $294       16,586       401
   Tax-exempt ...............       849         4                                 849         4
Mortgage-backed securities ..     5,223        31        5,337        73       10,560       104
Equity securities:
  Restricted ................
  Other .....................
                                -------      ----      -------      ----      -------      ----
      Total .................   $58,201      $366      $14,439      $367      $72,640      $733
                                =======      ====      =======      ====      =======      ====

At December 31, 2005, the Company had 209 investment securities, consisting of 25 U.S. Government agency securities, 15 taxable and 132 tax-exempt state and municipal obligations, 30 mortgage-backed securities, including collateralized mortgage obligations ("CMOs"), and two restricted and five marketable equity securities. There were 47 debt securities in an unrealized loss position at December 31, 2005, including 28 which have been in a continuous unrealized loss position for 12 months or more. None of the equity securities had an unrealized loss at December 31, 2005. Community Bank holds all of the Company's debt securities and is a state member bank of the Federal Reserve System which imposes strict limitations and restrictions on the types of securities that may be acquired. As a result, securities held are "Bank Quality Investment" grade, defined as bearing a

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. INVESTMENT SECURITIES (CONTINUED):

credit quality rating of "Baa" or higher from Moody's or "BBB" or higher from Standard and Poor's rating services, and are readily marketable, but are still subject to price fluctuations because of changes in interest rates. The decline in the fair value below the amortized cost basis of each of the debt securities was attributable to the increase in interest rates and the correspondingly higher current interest rate offerings on comparable securities and was not indicative of a downgrade in the credit quality of the issuer. Management does not consider the unrealized losses, as a result of changes in interest rates, to be other-than-temporary based on historical evidence that indicates the cost of these securities is recoverable within a reasonable period of time in relation to normal cyclical changes in the market rates of interest.

All of the Company's holdings of agency securities were obligations of federally sponsored agencies of the U.S. Government and had a credit quality rating of "AAA" at December 31, 2005. Each of the 25 U.S. Government agency securities had an unrealized loss at December 31, 2005, with ten of those securities having been in a continuous unrealized loss position for 12 months or more. The longest duration that any of these ten securities were in a continuous unrealized loss position was seven consecutive quarters. The greatest severity of an unrealized loss on these securities was 1.6 percent of amortized cost at December 31, 2005. Although there are no explicit or implicit federal guarantees on these securities issued by the federally sponsored agencies, the general market perception that the government would ultimately cover any default indicates that these securities would not be settled at a price less than amortized cost. As a result, the Company does not consider the unrealized losses to be other than temporary because they were a direct result of interest rate fluctuations and the Company has the intent and ability to hold all of these investment securities until such time when their fair value meet or exceed the amortized cost basis or the securities mature at stated par.

The Company's investment in taxable state and municipal securities included insured general obligations and revenue bonds of counties, municipal authorities, cities and school districts. Of the 15 taxable state and municipal obligations held, 14 were in an unrealized loss position at December 31, 2005. One of these 14 securities experienced a continuous unrealized loss position for less than 12 months with the remaining securities having been in a continuous unrealized loss position for 12 months or more. The longest period that any of these securities was in a continuous loss position was 11 quarters, and none of these securities had an unrealized loss greater than 4.7 percent of amortized cost at December 31, 2005. The insured general obligations bear a credit quality rating of "AA" or higher and all of the insured revenue bonds have a rating of "AAA."

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. INVESTMENT SECURITIES (CONTINUED):

The general obligation securities are secured by the unlimited taxing power of the issuer and are further safeguarded against default by unconditional guarantees of various insurance companies over the term of the bond to pay the bondholder any principal or interest that is due on a stated maturity date not paid by the issuer. The revenue bonds are secured by the revenues generated by the underlying project and contractual commitments from insurance companies to pay any principal or interest defaults on the part of an issuer. Because there has been no change in the credit quality of the issuers or other events or circumstances that may cause a significant adverse impact on the fair value of these securities, and the Company has the intent and ability to hold the securities until costs are fully recovered, the unrealized losses are not considered to be other-than-temporary impairments at December 31, 2005.

All of the Company's holdings of tax-exempt state and municipal securities were insured general obligations with unlimited taxing powers of states, counties, cities and school districts. There were three securities of the 132 tax-exempt state and municipal obligations that were in an unrealized loss position at December 31, 2005, of which one was in a continuous unrealized loss position for 12 months or more. The latest period at which such security's fair value exceeded amortized cost was at March 31, 2004. The unrealized loss on this security was 0.7 percent of amortized cost at December 31, 2005. All of the securities having unrealized losses had a credit quality rating of "AAA." Because the decline in fair value is directly attributable to increases in interest rates and not credit rating, and the Company has the intent and ability to hold these securities until the recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2005.

Mortgage-backed securities consisted entirely of obligations of federally sponsored agencies of the U.S. Government, except for one Government National Mortgage Association ("GNMA") federal agency bond which is a direct obligation of the U.S. Government. GNMA securities are backed by the full faith and credit of the U.S. Government and thus are considered to have no risk of default. The federally sponsored agency securities had a credit rating of "AAA" at December 31, 2005. Five of the 30 mortgage-backed securities held by the Company had an unrealized loss at December 31, 2005, of which four had been in a continuous unrealized loss position for 12 months or more. None of the four securities were in an unrealized loss position longer than ten consecutive quarters or had an unrealized loss of greater than 2.4 percent of amortized cost at December 31, 2005. As previously mentioned, a default on the contractual cash flows of securities issued by federally sponsored agencies is remote which indicates that there

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. INVESTMENT SECURITIES (CONTINUED):

is a high level of assurance that these securities would not be settled at a price less than amortized cost. The Company does not consider the unrealized losses to be other than temporary because they were a direct result of interest rate fluctuations and the Company has the intent and ability to hold all of these investment securities until such time when their fair value meet or exceed the amortized cost basis or the securities mature at stated par.

There were no sales of investment securities in 2005 and 2004. Proceeds from the sales of available-for-sale securities amounted to $19,015 in 2003. Gross gains and losses of $19 and $6, respectively, were realized on the sale of securities in 2003. The income tax provision applicable to net realized gains amounted to $4 in 2003.

Investment securities with an amortized cost of $36,604 at December 31, 2005, and $37,366 at December 31, 2004, were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. The fair value of these securities was $36,474 at December 31, 2005, and $37,381 at December 31, 2004.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. INVESTMENT SECURITIES (CONTINUED):

The maturity distribution of the amortized cost, fair value and weighted-average tax-equivalent yield of the available-for-sale portfolio at December 31, 2005, is summarized in the table that follows. The weighted- average yield based on amortized cost has been computed for tax-exempt state and municipals on a tax-equivalent basis using the federal statutory tax rate of 34.0 percent. The distributions are based on contractual maturity with the exception of mortgage-backed securities and equity securities. Mortgage-backed securities have been presented based upon estimated cash flows, assuming no change in the current interest rate environment. Equity securities with no stated contractual maturities are included in the "After ten years" maturity distribution. Expected maturities may differ from contracted maturities, or estimated maturities for mortgage-backed securities, because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  AFTER ONE      AFTER FIVE
                                   WITHIN        BUT WITHIN      BUT WITHIN         AFTER
                                  ONE YEAR       FIVE YEARS       TEN YEARS       TEN YEARS         TOTAL
                               --------------  --------------  --------------  --------------  ---------------
DECEMBER 31, 2005              AMOUNT   YIELD   AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT   YIELD
-----------------              -------  -----  -------  -----  -------  -----  -------  -----  --------  -----
Amortized cost:
U.S. Government agencies.....  $36,910   3.55% $ 6,028   3.99%                                 $ 42,938   3.61%
State and municipals:
   Taxable...................    3,537   2.35   12,160   2.99                                    15,697   2.85
   Tax-exempt................    1,703   3.64    3,346   7.64  $11,634   7.90% $15,137   7.31%   31,820   7.36
Mortgage-backed securities ..    4,197   5.77    7,786   4.94      223   6.16        5   5.58    12,211   5.25
Equity securities:
   Restricted..............                                                        808   4.52       808   4.52
   Other...................                                                         38  11.72        38  11.72
                               -------         -------         -------         -------         --------
      Total.................   $46,347   3.66% $29,320   4.24% $11,857   7.87% $15,988   7.18% $103,512   4.85%
                               =======         =======         =======         =======         ========

Fair value:
U.S. Government agencies.....  $36,760         $ 5,951                                         $ 42,711
State and municipals:
   Taxable...................    3,482          11,786                                           15,268
   Tax-exempt................    1,697           3,553         $12,319         $16,226           33,795
Mortgage-backed securities       4,219           7,765             228               5           12,217
Equity securities:
   Restricted................                                                      808              808
   Other.....................                                                      166              166
                               -------         -------         -------         -------         --------
      Total..................  $46,158         $29,055         $12,547         $17,205         $104,965
                               =======         =======         =======         =======         ========

Except for U.S. Government agencies, including mortgage-backed securities, there were no securities of any individual issuer that exceeded 10.0 percent of stockholders' equity at December 31, 2005 and 2004.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES:

The major classifications of loans outstanding, net of unearned interest and net deferred loan costs at December 31, 2005 and 2004, are summarized as follows. Unearned interest totaled $1,815 and $1,849 at December 31, 2005 and 2004, respectively. Net deferred loan costs were $257 at December 31, 2005, and $112 at December 31, 2004.

DECEMBER 31                            2005       2004
-----------                          --------   --------
Commercial, financial and others..   $137,302   $114,341
Real estate:
   Construction...................      2,575      6,704
   Mortgage.......................    217,827    230,555
Consumer, net.....................     29,217     27,893
Lease financing, net..............      1,682      2,230
                                     --------   --------
      Total.......................   $388,603   $381,723
                                     ========   ========

Fixed-rate loans totaled $162,920 and $159,424, while loans with adjustable interest rates were $225,683 and $222,299, respectively, at December 31, 2005 and 2004.

The maturity distribution of the loan portfolio by major classification at December 31, 2005, is summarized as follows:

                                                 AFTER ONE
                                      WITHIN    BUT WITHIN      AFTER
DECEMBER 31, 2005                    ONE YEAR   FIVE YEARS   FIVE YEARS     TOTAL
-----------------                    --------   ----------   ----------   --------
Maturity schedule:
Commercial, financial and others..    $47,782    $ 42,631     $ 46,889    $137,302
Real estate:
   Construction...................      2,575                                2,575
   Mortgage.......................     22,141      77,179      118,507     217,827
Consumer, net.....................      4,871      19,921        4,425      29,217
Lease financing, net..............        338       1,344                    1,682
                                      -------    --------     --------    --------
   Total..........................    $77,707    $141,075     $169,821    $388,603
                                      =======    ========     ========    ========

Loans outstanding to directors, executive officers, principal stockholders or to their affiliates totaled $5,510 at December 31, 2005, and $5,438 at December 31, 2004. Advances and repayments during 2005 totaled $10,217 and $10,145, respectively. These loans are made during the ordinary course of business at normal credit terms. There were no related party loans that were classified as nonaccrual, past due, restructured or considered a potential credit risk at December 31, 2005 and 2004.

At December 31, 2005, the majority of the Company's loans were at least partially secured by real estate in Northeastern Pennsylvania. Therefore, a primary concentration of credit risk is directly related to the real estate market in this area. Changes in the general economy, local economy

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED):

or in the real estate market could affect the ultimate collectibility of this portion of the loan portfolio. Management does not believe there are any other significant concentrations of credit risk that could affect the loan portfolio.

The analysis of changes affecting the allowance for loan losses account for each of the three years ended December 31, 2005, 2004 and 2003, is summarized as follows:

                                2005     2004     2003
                               ------   ------   ------
Balance, January 1..........   $3,859   $3,584   $3,745
Provision for loan losses...      782      600      480
Loans charged-off...........     (586)    (482)    (753)
Loans recovered.............       73      157      112
                               ------   ------   ------
Balance, December 31........   $4,128   $3,859   $3,584
                               ======   ======   ======

Information concerning nonperforming assets at December 31, 2005 and 2004, is summarized as follows:

DECEMBER 31                                            2005     2004
-----------                                           ------   ------
Nonaccrual loans:
Commercial, financial and others ..................   $1,574   $  849
Real estate:
   Construction ...................................
   Mortgage .......................................    1,714    1,123
Consumer, net .....................................       98
Lease financing, net ..............................
                                                      ------   ------
   Total nonaccrual loans .........................    3,386    1,972
                                                      ------   ------

Accruing loans past due 90 days or more:
Commercial, financial and others ..................       62       91
Real estate:
   Construction ...................................
   Mortgage .......................................      333      653
Consumer, net .....................................      118      169
Lease financing, net ..............................       33
                                                      ------   ------
   Total accruing loans past due 90 days or more ..      546      913
                                                      ------   ------
   Total nonperforming loans ......................    3,932    2,885
Foreclosed assets .................................      363      399
                                                      ------   ------
   Total nonperforming assets .....................   $4,295   $3,284
                                                      ======   ======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. LOANS, NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED):

Information relating to the recorded investment in impaired loans at December 31, 2005 and 2004, is summarized as follows:

DECEMBER 31                     2005     2004
-----------                    ------   ------
Impaired loans:
With a related allowance ...   $3,844   $2,930
With no related allowance ..    1,863    4,136
                               ------   ------
   Total ...................   $5,707   $7,066
                               ======   ======

The analysis of changes affecting the allowance for loan losses related to impaired loans for each of the three years ended December 31, 2005, 2004 and 2003, is summarized as follows:

                                2005     2004    2003
                               ------   ------   ----
Balance, January 1 .........   $1,179   $  377   $877
Provision for loan losses ..    1,337    1,002     83
Loans charged-off...........     (318)    (212)  (609)
Loans recovered.............        8       12     26
                               ------   ------   ----
Balance, December 31........   $2,206   $1,179   $377
                               ======   ======   ====

Interest income on impaired loans that would have been recognized had the loans been current and the terms of the loans not been modified, the aggregate amount of interest income recognized and the amount recognized using the cash-basis method, and the average recorded investment in impaired loans for each of the three years ended December 31, 2005, 2004 and 2003, are summarized as follows:

YEAR ENDED DECEMBER 31                              2005     2004     2003
----------------------                             ------   ------   ------
Gross interest due under terms .................   $  434   $  279   $  188
Interest income recognized .....................      337      246      145
                                                   ------   ------   ------
Interest income not recognized .................   $   97   $   33   $   43
                                                   ======   ======   ======
Interest income recognized (cash-basis) ........   $  337   $  246   $  145
Average recorded investment in impaired loans ..   $6,285   $4,564   $2,510

Cash received on impaired loans applied as a reduction of principal totaled $5,543 in 2005, $1,692 in 2004 and $754 in 2003. There were no commitments to extend additional funds to customers with impaired loans at December 31, 2005 and 2004.

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

The contractual amounts of off-balance sheet commitments at December 31, 2005 and 2004, are summarized as follows:

DECEMBER 31                                                 2005      2004
-----------                                               -------   -------
Commitments to extend credit ..........................   $64,816   $49,504
Unused portions of home equity and credit card lines ..    14,576    12,776
Commercial letters of credit ..........................    18,565     9,062
                                                          -------   -------
   Total ..............................................   $97,957   $71,342
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

To reduce credit risk related to the use of off-balance sheet credit-related financial instruments, the Company might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Company's credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment and real estate. Allowance for credit losses, if any, on off-balance sheet credit related financial instruments is reported separately as a liability. No allowance was deemed necessary at December 31, 2005 and 2004. These commitments are generally issued for one year or less and often expire unused in whole or in part by the customer.

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

Securities and short-term investment activities are conducted with a diverse group of government entities, corporations and depository institutions. The counterparty's creditworthiness and type of collateral is evaluated on a case-by-case basis. At December 31, 2005 and 2004, there were no significant concentrations of credit risk from any one issuer, with the exception of securities issued by U.S. Government agencies, including mortgage-backed securities.

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

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

6. PREMISES AND EQUIPMENT, NET:

Premises and equipment at December 31, 2005 and 2004, are summarized as follows:

DECEMBER 31                           2005      2004
-----------                         -------   -------
Land.............................   $ 3,525   $ 3,525
Premises.........................    10,400    10,476
Leasehold improvements...........       291       291
Furniture and equipment..........     9,140     8,844
                                    -------   -------
   Total premises and equipment..    23,356    23,136
Less: accumulated depreciation...    12,353    11,508
                                    -------   -------
   Premises and equipment, net...   $11,003   $11,628
                                    =======   =======

Depreciation charged to noninterest expense amounted to $1,013 in 2005, $1,191 in 2004 and $1,168 in 2003. Occupancy expense has been reduced by rental income from premises leased to others in the amount of $15 in 2005, $39 in 2004 and $70 in 2003.

Certain facilities are leased under operating lease agreements expiring on various dates until the year 2022. Three leases contain escalation clauses that provide for inflation adjustments. The effects of such adjustments are included in the following table. Two leases contain renewal options that provide for extensions of the original lease terms up to 20 years. The cost of such rentals is not included in the following table. The realty leases require the Company to pay real estate taxes, insurances, utilities and repair costs. Rental expense on operating leases amounted to $225 in 2005, $226 in 2004 and $181 in 2003.

Future minimum annual rentals required under noncancellable leases are summarized as follows:

2006.................   $  212
2007.................      182
2008.................      176
2009.................      147
2010.................      119
2011 and thereafter..      588
                        ------
   Total.............   $1,424
                        ======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7. OTHER ASSETS:

The major components of other assets at December 31, 2005 and 2004, are summarized as follows:

DECEMBER 31                    2005    2004
-----------                   ------  ------
Goodwill...................   $  349  $  349
Core deposit intangible....              270
Deferred income taxes......      315
Foreclosed assets..........      363     399
Mortgage servicing rights..      735     719
Other......................    1,548   1,399
                              ------  ------
  Total....................   $3,310  $3,136
                              ======  ======

The gross carrying amount of the core deposit intangible was $2,178. At December 31, 2005, the accumulated amortization equaled the gross carrying amount as the core deposit intangible was fully amortized. The accumulated depreciation was $1,908 at December 31, 2004. Amortization expense of the core deposit intangible amounted to $270 per year in 2005, 2004 and 2003.

The net costs of operating foreclosed assets, including gains and losses on the sale of such properties, were $65 in 2005, $51 in 2004 and $40 in 2003.

The Company originates one-to-four family residential mortgage loans for sale in the secondary market with servicing rights retained. Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of mortgage loans serviced for others were $110,133 at December 31, 2005, and $97,801 at December 31, 2004. Custodial escrow balances, maintained in connection with the loan servicing and included in demand deposits, were $66 and $77 at December 31, 2005 and 2004, respectively.

The analysis of the changes in the balances of mortgage servicing assets for each of the three years ended December 31, 2005, 2004 and 2003, is summarized as follows:

                          2005    2004    2003
                         -----   -----   -----
Balance, January 1....   $ 719   $ 740   $ 466
Additions.............     234     214     541
Amortization..........    (218)   (235)   (267)
                         -----   -----   -----
Balance, December 31..   $ 735   $ 719   $ 740
                         =====   =====   =====

At December 31, 2005, 2004 and 2003, the fair value of the mortgage servicing assets approximated their carrying value, therefore, no valuation allowance was deemed necessary.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

8. DEPOSITS:

The major components of interest-bearing and noninterest-bearing deposits at December 31, 2005 and 2004, are summarized as follows:

DECEMBER 31                                 2005       2004
-----------                               --------   --------
Interest-bearing deposits:
   Money market accounts...............   $ 30,839   $ 24,071
   NOW accounts........................     60,191     48,558
   Savings accounts....................    115,864    127,222
   Time deposits less than $100........    185,464    176,427
   Time deposits $100 or more..........     23,579     34,492
                                          --------   --------
      Total interest-bearing deposits..    415,937    410,770
Noninterest-bearing deposits...........     75,428     67,714
                                          --------   --------
      Total deposits...................   $491,365   $478,484
                                          ========   ========

Deposits of directors, executive officers, principal stockholders or their affiliates are accepted on the same terms and at the prevailing interest rates offered at the time of deposit for comparable transactions with unrelated parties. The amount of related party deposits totaled $6,648 at December 31, 2005, and $6,119 at December 31, 2004.

The maturity distribution of time deposits $100 or more at December 31, 2005 and 2004, is summarized as follows:

DECEMBER 31                                     2005      2004
-----------                                   -------   -------
Within three months........................   $ 3,964   $ 7,353
After three months but within six months...     2,547     4,426
After six months but within twelve months..     4,238     6,198
After twelve months........................    12,830    16,515
                                              -------   -------
  Total....................................   $23,579   $34,492
                                              =======   =======

Interest expense on time deposits $100 or more amounted to $1,004 in 2005, $977 in 2004 and $916 in 2003.

The aggregate amounts of maturities for all time deposits at December 31, 2005, are summarized as follows:

2006.................   $ 93,983
2007.................     45,154
2008.................     20,815
2009.................      6,216
2010.................     21,973
2011 and thereafter..     20,902
                        --------
   Total.............   $209,043
                        ========

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

8. DEPOSITS (CONTINUED):

The aggregate amount of deposits reclassified as loans was $321 at December 31, 2005, and $312 at December 31, 2004. Management evaluates transaction accounts that are overdrawn for collectibility as part of its evaluation for credit losses. During 2005 and 2004, no deposits were received on terms other than those available in the normal course of business.

9. SHORT-TERM BORROWINGS:

Short-term borrowings available to the Company consist of a line of credit and advances with the FHLB-Pgh secured under terms of a blanket collateral agreement by a pledge of FHLB-Pgh stock and certain other qualifying collateral, such as investment and mortgage-backed securities and mortgage loans. The line of credit is limited to the Company's maximum borrowing capacity ("MBC") with the FHLB-Pgh, which is based on a percentage of qualifying collateral assets. At December 31, 2005, the MBC was $171,830. Interest accrues daily on the line based on the rates of FHLB-Pgh discount notes. This rate resets each day. The line is renewable annually on its anniversary date and carries no associated commitment fees. The FHLB-Pgh has the right to reduce or terminate the line at any time without prior notice and the Company may repay the line at any time without incurring prepayment penalties. Short-term advances are issued with maturities less than one year based on the FHLB-Pgh's current cost of funds rate. Advances are limited to the MBC and are not prepayable. There are no commitment fees associated with the advances, except those for forward settlement that are based on FHLB-Pgh hedging costs.

There were no short-term borrowings outstanding at December 31, 2005 and 2004. The maximum amount of all short-term borrowings outstanding under the line of credit agreement at any month-end was $24,275 during 2005. There were no short-term borrowings outstanding at any month-end during 2004. The average daily balance and weighted-average rate on aggregate short-term borrowings, which consisted entirely of the FHLB-Pgh line of credit, was $3,894 at 2.7 percent in 2005 and $15 at 2.4 percent in 2004.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

The estimated fair value of financial instruments at December 31, 2005 and 2004, is summarized as follows:

                                                      2005                  2004
                                              -------------------   -------------------
                                              CARRYING     FAIR     CARRYING     FAIR
DECEMBER 31                                     VALUE      VALUE      VALUE      VALUE
-----------                                   --------   --------   --------   --------
Financial assets:
Cash and cash equivalents .................   $ 35,403   $ 35,403   $ 12,702   $ 12,702
Investment securities available-for-sale ..    104,965    104,965    118,756    118,756
Loans held for sale, net ..................      1,934      1,951      1,917      1,937
Net loans .................................    384,475    381,730    377,864    378,614
Accrued interest receivable ...............      2,487      2,487      2,319      2,319
                                              --------   --------   --------   --------
   Total ..................................   $529,264   $526,536   $513,558   $514,328
                                              ========   ========   ========   ========
Financial liabilities:
Deposits without stated maturities ........   $282,322   $282,322   $267,565   $267,565
Deposits with stated maturities ...........    209,043    210,271    210,919    215,546
Accrued interest payable ..................      1,024      1,024      1,075      1,075
                                              --------   --------   --------   --------
   Total ..................................   $492,389   $493,617   $479,559   $484,186
                                              ========   ========   ========   ========

11.  EMPLOYEE BENEFIT PLAN:

The Company has a defined contribution plan covering all employees who have completed 1,000 hours of service, attained 21 years of age and have been employed by the Company for at least one year. Contributions to the plan are determined by the Board of Directors and are based on a prescribed percentage of annual net income allocated to each participant based on their pro rata share of annual compensation. Pension costs are accrued monthly to salaries and benefits expense with the plan being funded annually. In addition, the defined contribution plan includes the provisions under section 401(k) of the Internal Revenue Code ("401(k)"). The 401(k) feature of the plan permits employees to make voluntary, pre-tax contributions up to 25.0 percent of their compensation. Company contributions to the 401(k) are determined by the Board of Directors and are currently based on 100.0 percent matching of voluntary contributions up to
3.0 percent of the employee's eligible compensation. Company matching contributions to the 401(k) are funded biweekly and are included in salaries and benefits expense. Employee contributions under the 401(k) vest immediately, while matched contributions and discretionary annual contributions made under the defined contribution plan vest proportionally over five years of credited service.

Discretionary annual contributions to the plan were $103 in 2005, $77 in 2004 and $83 in 2003. Discretionary matching contributions under the 401(k) feature of the plan totaled $137 in 2005, $145 in 2004 and $127 in 2003.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

12. INCOME TAXES:

The current and deferred amounts of the provision for income tax expense for each of the three years ended December 31, 2005, 2004 and 2003, are summarized as follows:

YEAR ENDED DECEMBER 31    2005    2004    2003
----------------------   ------   ----   ------
Current ..............   $1,497   $566   $1,052
Deferred .............     (246)   113      154
                         ------   ----   ------
   Total .............   $1,251   $679   $1,206
                         ======   ====   ======

A reconciliation between the effective income tax expense and the amount of income tax expense that would have been provided at the federal statutory tax rate of 34.0 percent for each of the three years ended December 31, 2005, 2004 and 2003, is summarized as follows:

YEAR ENDED DECEMBER 31                                       2005     2004     2003
----------------------                                      ------   ------   ------
Federal income tax at statutory rate ....................   $2,197   $1,837   $2,008
Differences resulting from:
   Tax-exempt interest, net .............................     (891)    (748)    (729)
   Residential housing program tax credit ...............       (9)    (419)     (80)
   Other ................................................      (46)       9        7
                                                            ------   ------   ------
      Federal income tax on income before income taxes ..   $1,251   $  679   $1,206
                                                            ======   ======   ======

Sources of change in deferred income taxes and the related tax effects for each of the three years ended December 31, 2005, 2004 and 2003, are summarized as follows:

YEAR ENDED DECEMBER 31                            2005    2004    2003
----------------------                           -----   -----   -----
Allowance for loan losses ....................   $(119)  $(116)  $  74
Loans, net of unearned income ................      49     198      (9)
Accrued interest receivable ..................     (32)      8       5
Prepaid expenses .............................     (57)    147
Premises and equipment, net ..................     (91)    (70)    117
Core deposit intangible ......................     (42)    (42)    (43)
Other ........................................      46     (12)     10
                                                 -----   -----   -----
   Change in deferred income taxes affecting
      the statements of income ...............    (246)    113     154
Deferred income taxes on investment securities
   recognized in stockholders' equity ........    (296)   (299)   (242)
                                                 -----   -----   -----
      Total change in deferred income taxes ..   $(542)  $(186)  $ (88)
                                                 =====   =====   =====

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

12.  INCOME TAXES (CONTINUED):

Temporary differences between financial statement carrying amounts and tax bases of assets and liabilities that represent the deferred tax assets and liabilities at December 31, 2005 and 2004, are summarized as follows:

DECEMBER 31                                       2005     2004
-----------                                      ------   ------
Deferred tax assets:
   Allowance for loan losses .................   $1,162   $1,043
   Accrued interest receivable ...............       73       41
   Core deposit intangible ...................      341      299
   Other .....................................                 5
                                                 ------   ------
      Total ..................................    1,576    1,388
                                                 ------   ------
Deferred tax liabilities:
   Investment securities available-for-sale ..      494      790
   Loans, net of unearned income .............       87       38
   Prepaid expenses ..........................       90      147
   Premises and equipment, net ...............      549      640
   Other .....................................       41
                                                 ------   ------
      Total ..................................    1,261    1,615
                                                 ------   ------
      Net deferred tax assets (liabilities)...   $  315   $ (227)
                                                 ======   ======

The Company has determined that the establishment of a valuation reserve for the deferred tax assets is not required, since it is more likely than not that the net deferred tax assets could be principally realized through carryback to taxable income in prior years, and by future reversals of existing taxable temporary differences, or to a lesser extent, through future taxable income. A review of the accounting criteria related to the recognition of deferred tax assets is performed quarterly. Banks in Pennsylvania are not subject to state or local income taxes, but rather are assessed a tax based on capital. This capital shares tax, which is included in other expenses, was $432 in 2005, $377 in 2004 and $425 in 2003.

Income tax benefits related to unrealized holding losses and the reclassification adjustments included in other comprehensive loss for each of the three years ended December 31, 2005, 2004 and 2003, were calculated using the prevailing federal statutory tax rate of 34.0 percent and are summarized as follows:

YEAR ENDED DECEMBER 31                       2005    2004    2003
----------------------                       -----   -----   -----
Income tax benefit:
   Unrealized holding losses on investment
      securities available-for-sale ......   $(296)  $(299)  $(238)
   Reclassification adjustment for gains
      included in net income .............                      (4)
                                             -----   -----   -----
      Income tax benefit related to other
         comprehensive loss ..............   $(296)  $(299)  $(242)
                                             =====   =====   =====

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

13. PARENT COMPANY FINANCIAL STATEMENTS:

CONDENSED STATEMENTS OF INCOME

YEAR ENDED DECEMBER 31                                       2005     2004     2003
----------------------                                      ------   ------   ------
Income:
Dividends from subsidiaries .............................   $2,255   $3,848   $3,011
Management fees from subsidiaries .......................      281      262      217
Other income ............................................      119        3        3
                                                            ------   ------   ------
   Total income .........................................    2,655    4,113    3,231
                                                            ------   ------   ------
Expense:
Occupancy and equipment expenses ........................       76       76       76
Other expenses ..........................................      281      367      280
                                                            ------   ------   ------
   Total expenses .......................................      357      443      356
                                                            ------   ------   ------
Income before income taxes and undistributed income of
   subsidiaries .........................................    2,298    3,670    2,875
Income tax expense (benefit) ............................        4     (480)    (127)
                                                            ------   ------   ------
Income before undistributed income of subsidiaries ......    2,294    4,150    3,002
Equity in undistributed income of subsidiaries ..........    2,916      575    1,698
                                                            ------   ------   ------
   Net income ...........................................   $5,210   $4,725   $4,700
                                                            ======   ======   ======

CONDENSED BALANCE SHEETS

DECEMBER 31                                          2005      2004
-----------                                        -------   -------
Assets:
Cash ...........................................   $    53   $   139
Investment in bank subsidiary ..................    47,526    45,180
Investment securities available-for-sale .......       166       174
Other assets ...................................     2,478     2,549
                                                   -------   -------
   Total assets ................................   $50,223   $48,042
                                                   =======   =======
Liabilities:
Dividends payable ..............................   $   426   $   410
Other liabilities ..............................       108       314
                                                   -------   -------
   Total liabilities ...........................       534       724
Stockholders' equity ...........................    49,689    47,318
                                                   -------   -------
   Total liabilities and stockholders' equity ..   $50,223   $48,042
                                                   =======   =======

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

13. PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED):

CONDENSED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31                                    2005      2004      2003
----------------------                                  -------   -------   -------
Cash flows from operating activities:
Net income ..........................................   $ 5,210   $ 4,725   $ 4,700
Adjustments:
   Equity in undistributed income of subsidiaries ...    (2,916)     (575)   (1,698)
   Depreciation and amortization ....................        76        76        76
   Changes in:
      Other assets ..................................        (5)     (811)      (48)
      Other liabilities .............................      (203)       82       (15)
                                                        -------   -------   -------
         Net cash provided by operating activities ..     2,162     3,497     3,015
                                                        -------   -------   -------
Cash flows from financing activities:
Issuance of common stock ............................       258       246       229
Repurchase and retirement of common shares ..........      (811)   (1,957)   (1,563)
Cash dividends paid .................................    (1,695)   (1,667)   (1,676)
                                                        -------   -------   -------
         Net cash used in financing activities ......    (2,248)   (3,378)   (3,010)
                                                        -------   -------   -------
         Net increase (decrease) in cash ............       (86)      119         5
         Cash at beginning of year ..................       139        20        15
                                                        -------   -------   -------
         Cash at end of year ........................   $    53   $   139   $    20
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

In addition, the Company is subject to dividend restrictions under the Pennsylvania Banking Code of 1965, as amended, which allows cash dividends to be declared and paid out of accumulated net earnings. More stringent dividend restrictions apply under Federal Reserve Regulation H, which restricts calendar year dividend payments of member banks to the total of its net profits for that year combined with its retained net profits of the preceding two calendar years, less any required transfer to surplus, unless a bank has received prior approval from the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). Accordingly, Community Bank, without prior approval from the Federal Reserve Board, may declare dividends to the Parent Company of $5,636 at December 31, 2005.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

14. REGULATORY MATTERS (CONTINUED):

Although subject to the aforementioned regulatory restrictions, the Company's consolidated retained earnings at December 31, 2005 and 2004, were not restricted under any borrowing agreement as to payment of dividends or reacquisition of common stock.

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

The amount of funds available for transfer from Community Bank to the Parent Company in the form of loans and other extensions of credit is also limited. Under the provisions of Section 23A of the Federal Reserve Act, transfers to any one affiliate are limited to 10.0 percent of capital and surplus. At December 31, 2005, the maximum amount available for transfer from Community Bank to the Parent Company in the form of loans amounted to $5,036. At December 31, 2005 and 2004, there were no loans outstanding, nor were any advances made during 2005 and 2004.

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

Community Bank was categorized as well capitalized under the regulatory framework for prompt corrective action at December 31, 2005 and 2004, based on the most recent notification from the Federal Deposit Insurance Corporation. To be categorized as well capitalized, Community Bank must maintain certain minimum Tier I risk-based, total risk-based and Tier I Leverage ratios as set forth in the following tables. The Tier I Leverage ratio is defined as Tier I capital to total average assets less intangible assets. There are no conditions or events since the most recent notification that management believes have changed Community Bank's category.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

14. REGULATORY MATTERS (CONTINUED):

The Company's and Community Bank's capital ratios at December 31, 2005 and 2004, as well as the required minimum ratios for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions as defined by FDICIA, are summarized as follows:

                                                                                   MINIMUM TO BE WELL
                                                                                    CAPITALIZED UNDER
                                                             MINIMUM FOR CAPITAL    PROMPT CORRECTIVE
                                               ACTUAL         ADEQUACY PURPOSES     ACTION PROVISIONS
                                          ----------------   -------------------   ------------------
DECEMBER 31, 2005                          AMOUNT    RATIO      AMOUNT   RATIO        AMOUNT   RATIO
-----------------                         --------   -----     -------   -----       -------   -----
Tier I capital to risk-weighted assets:
   Consolidated........................   $ 48,308   12.0%     $16,113    4.0%
   Community Bank......................     46,229   11.5       16,076    4.0        $24,114    6.0%
Total capital to risk-weighted assets:
   Consolidated........................     52,436   13.0       32,227    8.0
   Community Bank......................     50,357   12.5       32,152    8.0         40,190   10.0
Tier I capital to total average assets
   less intangible assets:
   Consolidated........................     48,308    9.0       21,373    4.0
   Community Bank......................   $ 46,229    8.7%     $21,343    4.0%       $26,679    5.0%
Risk-weighted assets:
   Consolidated........................   $389,044
   Community Bank......................    388,108
Risk-weighted off-balance sheet items:
   Consolidated........................     13,789
   Community Bank......................     13,789
Average assets for Leverage ratio:
   Consolidated........................    534,314
   Community Bank......................   $533,570

                                                                                   MINIMUM TO BE WELL
                                                                                    CAPITALIZED UNDER
                                                             MINIMUM FOR CAPITAL    PROMPT CORRECTIVE
                                               ACTUAL         ADEQUACY PURPOSES     ACTION PROVISIONS
                                          ----------------   -------------------   ------------------
DECEMBER 31, 2004                          AMOUNT    RATIO      AMOUNT   RATIO        AMOUNT   RATIO
-----------------                         --------   -----     -------   -----       -------   -----
Tier I capital to risk-weighted assets:
   Consolidated........................   $ 45,094   11.4%     $15,881   4.0%
   Community Bank......................     43,045   10.9       15,864   4.0         $23,796    6.0%
Total capital to risk-weighted assets:
   Consolidated........................     48,953   12.3       31,762   8.0
   Community Bank......................     46,904   11.8       31,728   8.0          39,660   10.0
Tier I capital to total average assets
   less intangible assets:
   Consolidated........................     45,094    8.8       20,608   4.0
   Community Bank......................   $ 43,045    8.4%     $20,580   4.0%        $25,725    5.0%
Risk-weighted assets:
   Consolidated........................   $384,967
   Community Bank......................    384,539
Risk-weighted off-balance sheet items:
   Consolidated........................     12,056
   Community Bank......................     12,056
Average assets for Leverage ratio:
   Consolidated........................    515,195
   Community Bank......................   $514,504

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

14. REGULATORY MATTERS (CONTINUED):

Management periodically purchases shares of the Company's common stock under a stock repurchase program. For the years ended December 31, 2005, 2004 and 2003, 20,594 shares, 48,365 shares and 44,788 shares having an aggregate cost of $811, $1,957 and $1,563, respectively, were purchased and retired under the program. On March 17, 2004, the Board of Directors ratified the purchase of an additional
3.0 percent or 57,221 shares of the then outstanding common stock. In a similar action, on November 17, 2004, another 3.0 percent or 55,931 shares were ratified by the Board of Directors to be purchased by the Company. At December 31, 2005, 47,214 shares authorized under the program were available to be repurchased.

The Company offers its stockholders a Dividend Reinvestment Plan ("DRP"). Under the DRP, the Company registered with the Securities and Exchange Commission 300,000 shares of its common stock to be sold pursuant to this plan. The DRP provides stockholders with a simple and convenient method to invest cash dividends in the Company's common stock without payment of any brokerage commissions, while also furnishing the Company with additional funds for general corporate purposes. Main features of the DRP include the following: (i) shares will be purchased from original issuances; (ii) no optional cash payments; (iii) eligibility for all registered and street name stockholders; (iv) no minimum or maximum number of shares participation restrictions; and (v) availability of full or partial dividend reinvestment. During the years ended December 31, 2005, 2004 and 2003, 6,357 shares, 6,228 shares and 6,547 shares, respectively, were issued under the DRP.

COMM BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

15. SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

                                                               2005                                      2004
                                             ---------------------------------------   ---------------------------------------
QUARTER ENDED                                MARCH 31   JUNE 30   SEPT. 30   DEC. 31   MARCH 31   JUNE 30   SEPT. 30   DEC. 31
-------------                                --------   -------   --------   -------   --------   -------   --------   -------
INTEREST INCOME:
Interest and fees on loans:
   Taxable ...............................    $5,489     $5,566    $5,809     $6,121    $5,289    $ 5,431    $5,405    $ 5,472
   Tax-exempt ............................       330        347       337        315       205        208       191        244
Interest and dividends on investment
   securities available-for-sale:
   Taxable ...............................       555        475       493        637       535        499       495        610
   Tax-exempt ............................       391        381       396        389       393        395       392        392
   Dividends .............................         8         14        10          9        10         11         7          1
Interest on federal funds sold ...........                   14       144        129        16         22        68         42
                                              ------     ------    ------     ------    ------    -------    ------    -------
      Total interest income ..............     6,773      6,797     7,189      7,600     6,448      6,566     6,558      6,761
                                              ------     ------    ------     ------    ------    -------    ------    -------
INTEREST EXPENSE:
Interest on deposits .....................     2,380      2,363     2,522      2,732     2,238      2,240     2,323      2,431
Interest on short-term borrowings ........        79         27         1
                                              ------     ------    ------     ------    ------    -------    ------    -------
      Total interest expense .............     2,459      2,390     2,522      2,732     2,238      2,240     2,323      2,432
                                              ------     ------    ------     ------    ------    -------    ------    -------
      Net interest income ................     4,314      4,407     4,667      4,868     4,210      4,326     4,235      4,329
Provision for loan losses ................       300        158       161        163       150        150       150        150
                                              ------     ------    ------     ------    ------    -------    ------    -------
      Net interest income after
         provision for loan losses .......     4,014      4,249     4,506      4,705     4,060      4,176     4,085      4,179
                                              ------     ------    ------     ------    ------    -------    ------    -------
NONINTEREST INCOME:
Service charges, fees and commissions ....       837        828       746        751       726        752       780        731
Net gains on sale of loans ...............       156        122       119         90       196        128        84        169
Net gains on sale of merchant services ...       125        110
Net gains on sale of investments
                                              ------     ------    ------     ------    ------    -------    ------    -------
      Total noninterest income ...........     1,118      1,060       865        841       922        880       864        900
                                              ------     ------    ------     ------    ------    -------    ------    -------
NONINTEREST EXPENSE:
Salaries and employee benefits ...........     1,795      1,843     1,778      1,818     1,726      1,754     1,772      1,716
Net occupancy and equipment ..............       638        584       588        552       664        599       566        635
Other ....................................     1,187      1,373     1,254      1,487     1,237      1,242     1,426      1,325
                                              ------     ------    ------     ------    ------    -------    ------    -------
      Total noninterest expense ..........     3,620      3,800     3,620      3,857     3,627      3,595     3,764      3,676
                                              ------     ------    ------     ------    ------    -------    ------    -------
Income before income taxes ...............     1,512      1,509     1,751      1,689     1,355      1,461     1,185      1,403
Provision for income tax expense .........       232        289       371        359       175        206       120        178
                                              ------     ------    ------     ------    ------    -------    ------    -------
      Net income .........................     1,280      1,220     1,380      1,330     1,180      1,255     1,065      1,225
                                              ------     ------    ------     ------    ------    -------    ------    -------
OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized holding gains (losses) on
   investment securities available-
   for-sale ..............................      (813)       889      (721)      (226)      550     (1,991)    1,203       (640)
Reclassification adjustment for gains
   included in net income ................
Income tax expense (benefit) related
   to other comprehensive income (loss) ..      (276)       302      (245)       (77)      187       (677)      409       (218)
                                              ------     ------    ------     ------    ------    -------    ------    -------
   Other comprehensive income
      (loss), net of income taxes ........      (537)       587      (476)      (149)      363     (1,314)      794       (422)
                                              ------     ------    ------     ------    ------    -------    ------    -------
   Comprehensive income (loss) ...........    $  743     $1,807    $  904     $1,181    $1,543    $   (59)   $1,859    $   803
                                              ======     ======    ======     ======    ======    =======    ======    =======
PER SHARE DATA:
Net income ...............................    $ 0.69     $ 0.65    $ 0.74     $ 0.72    $ 0.62    $  0.66    $ 0.56    $  0.66
Cash dividends declared ..................    $ 0.23     $ 0.23    $ 0.23     $ 0.23    $ 0.22    $  0.22    $ 0.22    $  0.22

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2004 VERSUS 2003
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

OPERATING ENVIRONMENT:

The United States economy expanded at its fastest pace in five years, as the gross domestic product, the value of all goods and services produced in the Nation, rose 4.2 percent in 2004. Accommodative monetary and fiscal policy, coupled with higher corporate earnings and an improved labor market, led to solid gains in both business and consumer spending. At the beginning of 2004, economic data suggested that the expansion had taken a firm hold and the risk of disinflation had disappeared. With this positive news, the Federal Open Market Committee ("FOMC") modified their monetary stance to suggest that policy tightening may be imminent. By mid-year, employment conditions improved and consumer price inflation moved higher. As a result, at their meeting on June 29, 2004, the FOMC began to reduce the level of monetary accommodation with a 25 basis point increase in the target rate for federal funds. In addition, the FOMC suggested that further tightening would occur in measured increments throughout the remainder of 2004 and continue into 2005. By year-end 2004, the federal funds target rate had risen, in 25 basis point increments a total of five times, to 2.25 percent.

Consumer spending, which had been the mainstay of economic growth in recent years, grew substantially in 2004. Improved employment conditions bolstered consumer confidence. In addition, higher disposable personal income ("DPI") and wealth appreciation impacted the level at which consumers spent. DPI gained 3.4 percent in 2004. Household wealth was also an important force that influenced spending. Higher equity values, coupled with growing home prices, led to a sharp increase in the ratio of household net worth to disposable income. All of these factors combined led to a 3.9 percent increase in consumer spending.

Fueled by higher sales numbers, stronger corporate profits and fiscal stimulus, business investment rose 11.9 percent in 2004. As a result, businesses began adding to their payrolls. The creation of new jobs led to a decrease in the National unemployment rate to 5.4 percent in 2004 from 5.7 percent in 2003, as the labor force participation rate remained constant. Both productivity and labor costs increased in 2004. The 2.5 percent increase in productivity was largely due to the effective use of earlier acquired capital equipment. A 6.9 percent increase in annual benefit costs in 2004 was the major factor leading to a 3.8 percent rise in total compensation costs, while wages and salaries increased at a moderate 2.4 percent pace.

Contrary to the Nation, employment conditions in the Commonwealth of Pennsylvania and all counties in our market area deteriorated in 2004 compared to 2003. In addition, the seasonally adjusted unemployment rate in

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2004 VERSUS 2003 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

the Scranton/Wilkes-Barre metro area of 6.7 percent ranked as one of the highest in Pennsylvania, just under the Johnstown and Williamsport areas. Furthermore, the civilian labor force in this area declined by 9,800 people or 3.2 percent, while the number of jobs available declined by 5,600.

The banking industry again reported improved net income in 2004. However, the increase in earnings was significantly less than that reported for 2003. Net income for all Federal Deposit Insurance Corporation ("FDIC")-insured commercial banks rose 2.2 percent in 2004, compared to 14.1 percent in 2003. In addition, commercial banks experienced strong balance sheet growth as total assets for all FDIC-insured commercial banks grew 10.7 percent in 2004. Earning assets grew
11.4 percent as deposit growth kept pace with an 11.2 percent increase. Although equity capital increased 22.9 percent, these institutions reported lower risk-based capital ratios due to growth in assets with a higher risk rating.

For the most part, equity markets advanced in 2004. However, the gain was not to the extent of 2003, as the major indices posted more subdued total return gains in 2004 compared to 2003. Bank stocks outperformed the major indices as evidenced by an increase in The NASDAQ Bank Index Composite of 11.0 percent in 2004. Higher corporate profits and equity values, coupled with greater confidence in the economy, led to a more than 50.0 percent increase in the volume of merger and acquisition deals announced in the United States and a 41.0 percent increase in global transactions. With regard to the entire banking industry, the number of mergers and acquisitions announced increased 12.2 percent. Deal values also increased, as both the median price-to-earnings and the median price-to-tangible book value rose.

REVIEW OF FINANCIAL POSITION:

As a commercial bank, many factors impacted our operations in 2004. These factors included a shift in monetary policy, rising market interest rates, stronger equity markets, intensifying competition within our market area, and weaker employment conditions in our five-county radius. As a result of these factors, recent trends of strong deposit growth and falling earning asset yields and fund costs began changing as the year progressed.

Despite these influences, we continued to record strong balance sheet growth, as total assets grew $18.9 million or 3.7 percent to $528.3 million at December 31, 2004, from $509.4 million at the end of 2003. Loan growth, primarily funded by deposit gathering activities, remained strong and mainly accounted for the increase in total assets. Total assets averaged $515.9 million in 2004, an increase of $13.0 million or 2.6 percent compared to 2003. As a percentage of average total assets, average earning assets equaled 94.7 percent in 2004 and
94.5 percent in 2003. Although the

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2004 VERSUS 2003 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

yield on earning assets declined 24 basis points to 5.65 percent, the decline was not to the same magnitude as exhibited in 2003, which was nearly four times this amount.

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

INVESTMENT PORTFOLIO:

Total return is a principal gauge and comprehensive industry-wide approach for measuring investment portfolio performance. This measure is superior to measuring performance strictly on the basis of yield since it not only considers income earned similar to the yield approach, but also includes the reinvestment income on repayments and capital gains and losses, whether realized or unrealized. The total return on our investment portfolio improved slightly to
3.5 percent in 2004, from 3.3 percent in 2003. Based on a study from an independent national investment performance ranking company, our investment portfolio ranked in the upper half of all FDIC-insured bank holding companies with respect to total return in 2004.

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

Loan demand subsided somewhat in the third and beginning of the fourth quarters of 2004. However, deposit gathering remained strong during these periods. In addition, we continued to draw liquidity through repayments of mortgage-backed securities and the maturities of U.S. Government-sponsored agency securities. The excess liquidity not used to fund loans was redirected back into the investment portfolio. As a result, our holdings of investment securities increased $13.6 million to $118.8 million at December 31, 2004, from $105.2 million at December 31, 2003. The investment portfolio averaged $103.3 million and equaled 21.2 percent of average earning assets in 2004, compared to $112.8 million and 23.7 percent in 2003. Due primarily to a 51 basis point increase in the yield on taxable investments, the tax-equivalent yield on the investment portfolio rose 47 basis points to 4.40 percent in 2004 from 3.93 percent in 2003. Net

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2004 VERSUS 2003 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

unrealized holding gains on the investment portfolio, included as a separate component of stockholders' equity, were $1,534, net of income taxes of $790, at December 31, 2004, and $2,113, net of income taxes of $1,089, at December 31, 2003.

No securities were sold in 2004. We received proceeds from the sale of available-for-sale investment securities of $19.0 million in 2003. Net gains recognized on the sale of investment securities in 2003 totaled $13. The securities sold were comprised entirely of short-term bonds of U.S. Government-sponsored agencies. We purchased a total of $33.5 million in investment securities in 2004 compared to $62.8 million in 2003. Repayments from investment securities totaled $18.2 million in 2004 and $60.0 million in 2003.

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

LOAN PORTFOLIO:

Our on-going strategic focus includes developing sound relationships with commercial businesses within our market area along with providing personalized service to our retail customer base. As a result, we again experienced strong growth in business loans. However, the growth was not as strong as the 34.0 percent experienced in 2003, due to increased competition and slower business growth in our market area. Business loans, including commercial loans, commercial mortgages and lease financing, grew $33.3 million or 14.9 percent to $257.4 million at year-end 2004 from $224.1 million at the end of 2003. Specifically, commercial real estate loans rose $19.3 million or 15.9 percent and commercial loans and leases grew $14.0 million or 13.6 percent. With respect to our retail business, residential mortgages, including construction loans, decreased $7.6 million or 7.4 percent, while consumer loans declined $1.8 million or 6.2 percent from year-end 2003 to year-end 2004. Overall, our loan portfolio grew $23.8 million or 6.6 percent to $381.7 million at December 31, 2004, from $357.9 million at December 31, 2003. The loan portfolio averaged $374.1 million in 2004, an increase of $27.5 million or 7.9 percent compared to $346.6 million in 2003. The continued low rate environment caused a further decline in the tax-equivalent yield on our loan portfolio from 6.75 percent in 2003 to 6.12 percent in 2004.

Activity in our secondary mortgage banking program, although still strong, was tempered due to the decrease in refinancing activity. We experienced a

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2004 VERSUS 2003 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

55.1 percent decrease in the number of residential mortgages refinanced in 2004. Similarly, the volume of refinanced residential mortgages decreased $12.3 million or 53.7 percent. The number of mortgage refinancings totaled 131 with an aggregate dollar volume of $10.6 million in 2004, compared to 292, with an aggregate dollar volume of $22.9 million in 2003. Mortgages originated and subsequently sold in the secondary market decreased $33.2 million or 58.3 percent to $23.7 million in 2004, compared to $56.9 million in 2003. Net gains realized on the sale of these loans, included in noninterest income, were $577 in 2004 and $1,212 in 2003. Residential mortgage loans serviced for the Federal National Mortgage Association totaled $97.8 million at December 31, 2004, an increase of $7.8 million or 8.7 percent from $90.0 million at the end of 2003. Serviced loans increased $33.9 million or 60.4 percent in 2003. Mortgage loans held for sale were $1.9 million at the end of 2004.

Our holdings of adjustable-rate loans increased $27.9 million or 14.4 percent in 2004. Adjustable-rate loans totaled $222.3 million and represented 58.2 percent of the loan portfolio at December 31, 2004, compared to $194.4 million or 54.3 percent at the end of 2003. Fixed-rate loans decreased $4.1 million to $159.4 million at December 31, 2004, from $163.5 million at December 31, 2003.

ASSET QUALITY:

Our asset quality deteriorated in 2004. Nonperforming assets increased $877 or
36.4 percent to $3,284 at December 31, 2004, from $2,407 at December 31, 2003. As a percent of loans, net of unearned income, nonperforming assets equaled 0.86 percent at December 31, 2004, compared to 0.67 percent at the end of 2003. The majority of the deterioration was due to a $526 increase in nonaccrual loans to $1,972 at December 31, 2004. Nonperforming assets were also affected by a $213 increase in accruing loans past due 90 days or more to $913, and a $138 increase in foreclosed assets to $399.

At December 31, 2004 and 2003, we had a recorded investment in impaired loans of $7,066 and $1,654. The recorded investment in impaired loans averaged $4,564 in 2004 and $2,510 in 2003. At December 31, 2004, the amount of recorded investment in impaired loans for which there was a related allowance for loan losses and the amount of the allowance was $2,930 and $1,179. Comparatively, the amount of these loans and their related allowance was $747 and $377 at December 31, 2003. The amount of recorded investment for which there was no related allowance for loan losses was $4,136 and $907 at December 31, 2004 and 2003. During 2004, activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $1,002, losses charged to the allowance of $212 and recoveries of impaired loans previously charged-off of $12. The 2003 activity in the allowance for loan losses account related

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2004 VERSUS 2003 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

to impaired loans included a provision charged to operations of $83, losses charged to the allowance of $609 and recoveries of impaired loans previously charged-off of $26. Interest income related to impaired loans would have been $279 in 2004 and $188 in 2003, had the loans been current and the terms of the loans not been modified. Interest recognized on impaired loans amounted to $246 in 2004 and $145 in 2003. Included in these amounts was interest recognized on a cash basis of $246 and $145. Cash received on impaired loans applied as a reduction of principal totaled $1,692 in 2004 and $754 in 2003.

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

The allowance for loan losses account consists of an allocated and unallocated element. The allocated element of the allowance for loan losses account was $2,495 at December 31, 2004, compared to $1,905 at December 31, 2003. The change resulted from an increase of $802 in the specific portion for the impairment of loans individually evaluated under Statement of Financial Accounting Standards ("SFAS") No. 114, partially offset by a reduction of $212 in the formula portion for the impairment of loans collectively evaluated under SFAS No. 5. The increase in the specific portion primarily resulted from the greater volume of impaired loans. The majority of these impaired loans were collateral deficient with recorded investments that exceeded their respective collateral values. Specifically, the two commercial loans that were pro-actively placed on nonaccrual status had a collateral deficiency of $348, which accounted for 43.4 percent of the increase in the specific portion of the allocated element. In total, impaired loans with a recorded investment in excess of their fair value were $2,930 at year-end 2004 compared to $747 at the end of 2003. For these loans, the amount by which the recorded investment exceeded the fair market value was $1,179 at December 31, 2004, compared to $377 at the end of 2003.

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

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2004 VERSUS 2003 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The unallocated element was $1,364 at December 31, 2004 and $1,679 at December 31, 2003. We believe the decrease in the unallocated element is substantiated based on the continued improvement in our net charge-offs.

The coverage ratio, the allowance for loan losses account, as a percentage of nonperforming loans, weakened to 133.8 percent at December 31, 2004, from 167.0 percent at December 31, 2003. Despite the weakening, our allowance account was more than adequate to absorb all potential losses associated with nonperforming loans. With regard to all nonperforming assets, our coverage ratio equaled 117.5 percent at the end of 2004 and 148.9 percent at year-end 2003. Net loans charged-off amounted to $325 or 0.09 percent of average loans outstanding in 2004, an improvement of 92.7 percent compared to $641 or 0.18 percent in 2003.

DEPOSITS:

Total deposits grew $19.0 million or 4.1 percent to $478.5 million at December 31, 2004, from $459.5 million at the end of 2003. Noninterest-bearing deposits rose $8.6 million or 14.6 percent from the end of 2003, while interest-bearing deposits increased $10.4 million or 2.6 percent. With regard to noninterest-bearing deposits, commercial checking accounts increased $5.2 million or 19.8 percent, while personal checking accounts grew $3.4 million or
11.0 percent. Interest-bearing commercial transaction accounts, which include money market accounts, NOW accounts and savings accounts, increased $9.8 million. However, a $2.8 million increase in personal money market and NOW accounts was more than offset by a $3.1 million reduction in personal savings accounts. Total time deposits increased $0.9 million to $210.9 million at December 31, 2004, as a $6.6 million increase in nonpersonal certificates of deposit was almost entirely offset by a $5.7 million decrease in personal certificates of deposit. As competition for time deposits in our market area intensified and equity markets strengthened, individual depositors withdrew funds to take advantage of higher-yielding alternatives.

Total deposits averaged $465.6 million in 2004, an increase of $12.2 million or
2.7 percent compared to $453.4 million in 2003. Noninterest-bearing deposits averaged $7.2 million or 12.7 percent higher in 2004, while average interest-bearing accounts grew $5.0 million or 1.3 percent. The growth in interest-bearing transaction accounts reflected the growth in nonpersonal accounts and customer preference for liquidity. Average money market accounts, NOW accounts and savings accounts grew $3.6 million, $3.9 million and $1.6 million. In addition, average time deposits $100 or more increased $1.7 million due to several large certificates of deposit from a local school district and municipal authority. Partially offsetting the growth in these deposit categories was a $5.8 million decline in time deposits less than $100, as individuals withdrew funds at maturity and

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2004 VERSUS 2003 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

opted for higher yielding alternative investment opportunities. Our cost of deposits declined 21 basis points to 2.30 percent in 2004.

Volatile deposits, time deposits $100 or more, increased $5.4 million to $34.5 million at December 31, 2004, from $29.1 million at the end of 2003. Large denomination time deposits averaged $29.5 million in 2004 and $27.8 million in 2003. Our average cost of these funds remained relatively constant, increasing only 1 basis point to 3.31 percent in 2004, from 3.30 percent in 2003.

MARKET RISK SENSITIVITY:

We utilize various computerized modeling techniques for market risk management. One such technique utilizes a tabular presentation of fair value information and contract terms relevant to determine the future cash flows of market risk sensitive instruments, categorized by expected maturity dates. According to the results of this presentation at December 31, 2004, total interest-earning assets scheduled to mature within one year totaled $129.9 million with a weighted-average tax-equivalent yield of 4.84 percent. Total interest-bearing liabilities scheduled to mature within one year equaled $137.5 million with a weighted-average cost of 2.23 percent. Interest-earning assets scheduled to mature within one year were primarily comprised of investment securities having an amortized cost of $43.5 million and a weighted-average tax-equivalent yield of 2.49 percent and net loans of $83.6 million with a weighted-average tax-equivalent yield of 6.06 percent. With regard to interest-bearing liabilities, based on historical withdrawal patterns, interest-bearing transaction accounts, defined as money market, NOW and savings accounts, of $42.0 million with a weighted-average cost of 1.00 percent were anticipated to mature within one year. In addition, time deposits totaling $95.5 million with a weighted-average cost of 2.77 percent were scheduled to mature within the same time frame.

In addition to monitoring market risk based on this tabular presentation, we analyze changes in the fair value of other financial instruments utilizing interest rate shocks. Specifically, we analyze the effects instantaneous parallel shifts of plus or minus 100 basis points have on the economic values of other financial instruments. The results of the model at December 31, 2004, indicated fair value declines of 1.5 percent in other financial assets and 0.8 percent in other financial liabilities given a parallel and instantaneous rise of 100 basis points in market interest rates. Conversely, a 100 basis point decline in market interest rates would result in fair value appreciation of 1.4 percent in other financial assets and 0.9 percent in other financial liabilities.

We also use models that consider repricing frequencies of rate sensitive assets ("RSA") and rate sensitive liabilities ("RSL") in addition to

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2004 VERSUS 2003 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

maturity distributions. One such technique utilizes a static gap report, which attempts to measure our interest rate exposure by calculating the net amount of RSA and RSL that reprice within specific time intervals. At December 31, 2004, our cumulative one-year RSA/RSL ratio was 1.23, compared to 1.36 at December 31, 2003.

As a final tool to assist in managing market risk sensitivity, we enhance our asset/liability management by using a simulation model. This model is used to create pro forma net interest income scenarios under various interest rate shocks. Model results, using parallel and instantaneous shifts in general market interest rates of plus and minus 100 basis points, did not change materially from model results using current interest rates at December 31, 2004.

LIQUIDITY:

The net noncore and net short-term noncore funding dependence ratios illustrate the change in our liquidity position over the prior year. At December 31, 2004, our net noncore funding dependence ratio was negative 2.2 percent, compared to negative 0.02 percent at December 31, 2003. Our net short-term noncore funding dependence ratio equaled negative 5.8 percent at the end of 2004, compared to negative 3.72 percent at year-end 2003. Negative ratios indicated that at December 31, 2004 and 2003, we had no reliance on noncore deposits and borrowings to fund our long-term assets, namely loans and investments.

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

Operating activities provided net cash of $8.4 million in 2004 and $8.7 million in 2003. Net income, adjusted for the effects of noncash transactions such as depreciation and the provision for loan losses, and net changes in current assets, was the primary source of funds from operations.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2004 VERSUS 2003 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

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

CAPITAL ADEQUACY:

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

Under the stock repurchase program, we repurchased and retired 48,365 shares for $2.0 million in 2004 and 44,788 shares for $1.6 million in 2003. Dividends declared totaled $1,658 or $0.88 per share in 2004 and $1,687 or $0.88 per share in 2003. Dividends declared, as a percent of net income, equaled 35.1 percent in 2004 and 35.9 percent in 2003. During the years ended December 31, 2004 and 2003, 6,228 shares and 6,547 shares were issued under the dividend reinvestment plan.

Our risk-based capital ratios exceeded the minimum regulatory capital ratios of
4.0 percent and 8.0 percent required for adequately capitalized institutions. The ratio of Tier I capital to risk-weighted assets was 11.4 percent and 11.9 percent at December 31, 2004 and 2003, and our total capital to risk-weighted assets ratio was 12.3 percent at year-end 2004, compared to 12.9 percent at the end of 2003. An increase in risk-weighted assets and off-balance sheet items to a greater extent than both Tier I and total capital caused the slight decline in the ratios. Specifically, total risk-weighted assets and off-balance sheet items rose $32.3 million or 8.9 percent, while Tier I capital increased $1.6 million or 3.7 percent and total capital grew $1.9 million or 4.0 percent. Our Leverage ratio improved to 8.8 percent at December 31, 2004, from 8.7 percent at December 31, 2003.

REVIEW OF FINANCIAL PERFORMANCE:

We were able to record marginal earnings growth in 2004 in spite of having to counteract a slight compression in our net interest margin, a decline in

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2004 VERSUS 2003 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

demand for mortgage-related products and an increase in expenses from infrastructure expansion. Our net income totaled $4,725 or $2.50 per share in 2004 compared to $4,700 or $2.45 per share in 2003. Return on average assets and return on average equity were 0.92 percent and 9.97 percent in 2004, versus 0.93 percent and 10.23 percent in 2003. Rising market rates impacted the value of our available-for-sale investment securities. As a result, we experienced a loss in other comprehensive income, net of income tax benefits, of $579 in 2004. Similarly, in 2003 we reported an other comprehensive loss, net of income tax benefits, of $471.

NET INTEREST INCOME:

Tax-equivalent net interest income improved $292 to $18,346 in 2004 from $18,054 in 2003. Growth in average earnings assets over interest-bearing liabilities more than offset a 3 basis point reduction in our net interest spread.

Average earning assets grew $12.9 million or 2.7 percent in 2004 to $488.3 million from $475.4 million in 2003. As a result, interest revenue increased $1,394. Interest-bearing liabilities averaged $401.7 million in 2004, an increase of $4.7 million compared to $397.0 million in 2003. Despite the increase in average interest-bearing liabilities, interest expense declined $79 in 2004. This decrease was attributed to the mix component, as the majority of the growth was concentrated in lower-costing deposits, money market and NOW accounts, while higher costing time deposits declined. With regard to growth in average earning assets, taxable and tax-exempt loans grew $22.3 million and $5.2 million, which together resulted in additional interest revenue of $1,726. Average investments and federal funds sold decreased $9.4 million and $5.2 million, which lowered interest revenue by $265 and $67. With regard to volumes of interest-bearing liabilities, a $5.8 million decline in time deposits less than $100 reduced interest expense by $222. Although we experienced growth in all other major deposit categories, the additional interest expense did not exceed the reduction caused by that of time deposits. Growth in NOW accounts of $3.9 million, money market accounts of $3.6 million, time deposit $100 or more of $1.7 million and savings accounts of $1.6 million together resulted in additional interest expense of $148.

Tax-equivalent net interest income was adversely affected by $1,181 in 2004 due to changes in interest rates. The tax-equivalent yield on earning assets declined 24 basis points to 5.65 percent in 2004 from 5.89 percent in 2003. In addition, our cost of funds decreased by 21 basis points to 2.30 percent in 2004 from 2.51 percent in 2003. Loan yields continued to decline and had the greatest effect on net interest income. The tax-equivalent yield on our loan portfolio decreased 63 basis points to 6.12 percent in 2004 from 6.75 percent in 2003 and caused a reduction in

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2004 VERSUS 2003 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

interest revenue of $2,254. Partially offsetting the effect of loan yields on net interest income were reductions in the rates paid on savings accounts of 27 basis points and time deposits less than $100 of 20 basis points. These decreases had a positive effect on net interest income by reducing interest expense by $353 and $358.

PROVISION FOR LOAN LOSSES:

The provision for loan losses equaled $600 in 2004, an increase of $120 compared to $480 in 2003. We considered the increase appropriate based on the increase in nonperforming assets in 2004.

NONINTEREST INCOME:

Noninterest revenue declined $468 or 11.6 percent to $3,566 in 2004 from $4,034 in 2003. The demand for mortgage loans and refinancing, which slowed considerably in 2004, resulted in a $635 or 52.4 percent decrease in gains on the sale of residential mortgages. Partially mitigating the effect of the decline in gains on residential mortgage sales was a $180 or 6.4 percent increase in service charges, fees and commissions.

NONINTEREST EXPENSE:

Noninterest expense increased $178 or 1.2 percent to $14,662 in 2004 from $14,484 in 2003. The slight increase was due mainly to a $214 or 9.5 percent rise in occupancy and equipment expense, coupled with a $173 or 3.4 percent increase in other expenses. Salaries and employee benefits expense declined $209 or 2.9 percent.

Salaries and employee benefits expense constitutes the majority of our noninterest expense. Total personnel costs decreased $209 or 2.9 percent to $6,968 in 2004 from $7,177 in 2003. At the beginning of 2004, we re-evaluated certain personnel-related, loan origination costs by major loan classification, and revised the estimated amount of these costs deferred for each completed loan in each major loan classification. The application of the revised estimates to a greater number of originations in 2004 caused the decline in salaries and employee benefits expense as compared to 2003.

Net occupancy and equipment expense increased $214 or 9.5 percent to $2,464 in 2004, compared to $2,250 in 2003. Additional rental and occupancy costs associated with the relocation of our Loan Operations Department to a new facility was the primary factor leading to the increase. Also contributing were higher maintenance costs related to our document imaging system and a loss from flood damage.

COMM BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS 2004 VERSUS 2003 (CONTINUED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Other expenses increased $173 or 3.4 percent to $5,230 in 2004 from $5,057 in 2003. The increase was due primarily to a 37.8 percent increase in marketing-related expenses for contributions to certain educational improvement organizations and not-for-profit agencies.

INCOME TAXES:

Our income tax expense decreased $527 to $679 in 2004 from $1,206 in 2003. At the end of 2003, we committed to an investment that qualified for a $419 one-time Federal Historic Tax Credit. In addition to this tax credit, we utilize loans and investments of tax-exempt organizations to mitigate our tax burden, as interest revenue from these sources is not taxable by the federal government. Tax-exempt interest revenue, as a percentage of total interest revenue, increased to 9.2 percent in 2004 from 8.8 percent in 2003.

COMM BANCORP, INC.
DIRECTORS AND OFFICERS

BOARD OF DIRECTORS
COMM BANCORP, INC. AND
COMMUNITY BANK AND TRUST COMPANY

DAVID L. BAKER
Senior Vice President,
Community Bank and Trust Company

THOMAS M. CHESNICK
Retired

WILLIAM F. FARBER, SR.
PRESIDENT AND CHIEF EXECUTIVE OFFICER
CHAIRMAN OF THE BOARD

JUDD B. FITZE
Attorney, Farr, Davis & Fitze

DEAN L. HESSER
President, Tom Hesser Chevrolet, Inc. and
Tom Hesser Nissan, LLC

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

JOSEPH P. MOORE, III
Auto Dealer, Manheim Imports

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

THOMAS J. LOPATOFSKY, JR.
Lenox Propane

SEAN P. MCGRAW
Attorney, McGraw, Peterson & Nepa

PATRICK J. OLIVERI
Oliveri's Crystal Lake Hotel

EATON TOWNSHIP,
LAKE WINOLA AND
TUNKHANNOCK BRANCHES

DOUGLAS A. GAY
Gay's True Value, Inc.

THOMAS S. HENRY
Mile Hill Auto Parts

JEFFREY KINTNER
Kintner Modular Homes
and Nostalgia Car Wash

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

MARK D. VANKO
Gin's Restaurant

SIMPSON BRANCH

FRANCIS X. LAPERA, SR.
Lapera Oil Company, Inc.

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

COMM BANCORP, INC.
DIRECTORS AND OFFICERS (CONTINUED)

OFFICERS
COMMUNITY BANK AND TRUST COMPANY

DAVID L. BAKER
Senior Vice President

WILLIAM R. BOYLE
Senior Vice President
Chief Credit Officer

DEBRA A. CARR
Dickson City and Eynon Regional Manager

MARK E. CATERSON
Montrose Branch Manager

ROBERT F. DAVIS
Commercial Loan Officer

WILLIAM F. FARBER, SR.
President and Chief Executive Officer
Chairman of the Board

MICHAEL J. GAGLIARDI
Special Assets Officer

DEBRA A. GAY
Eaton Township and Lake Winola Regional Manager

GREGORY G. GULA
Internal Loan Review Officer

DONALD J. GIBBS
Clarks Summit and Scranton Regional Manager

DAVID A. JONES
Director of Mortgage Lending

SHARON A. KOHANSKI
Commercial Loan Officer

RICHARD J. LAPERA
Internal Auditor

GARY S. LAVELLE
Director of Consumer Lending

ANNETTE M. LYNCH
Loan Administration Officer

PAMELA S. MAGNOTTI
Compliance Officer

MARY ANN MUSHO
Human Resources Director

MICHAEL A. NARCAVAGE
Vice President
Chief Operations Officer

TIMOTHY P. O'BRIEN
Vice President
Director of Commercial Lending

ROBERT P. O'MALLEY
Indirect Loan Officer

M. EVELYN PANTZAR
Vice President

JOHN PASH, III
Comptroller

MARY BETH PASQUALICCHIO
Director of Marketing

JAMES R. PIETROWSKI
Commercial Loan Officer

MARK D. RENZINI, CPA
Director of Wealth Management

CHERYL A. RUPP
Simpson Branch Manager

THOMAS A. SALUS
Credit Administration Officer

SCOTT A. SEASOCK
Executive Vice President
Chief Financial Officer

RONALD K. SMITH
Branch Administrator

TAMI L. SNYDER
Information Services Officer

HAROLD F. STOUT
Tunkhannock Branch Manager

BRIAN C. URBAS
Clifford, Forest City and Lakewood Regional Manager

ANN E. VADELLA
Carbondale Branch Manager

STEPHANIE A. WESTINGTON, CPA
Finance and Planning Officer

LOUIS J. ZEFRAN
Business Development Officer

COMM BANCORP, INC.
DIRECTORS AND OFFICERS (CONTINUED)

BOARD OF DIRECTORS
COMM REALTY CORPORATION
WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD

SCOTT A. SEASOCK

ERIC G. STEPHENS

OFFICERS
COMM REALTY CORPORATION
THOMAS A. SALUS
President

STEPHANIE A. WESTINGTON, CPA
Treasurer

MICHAEL J. GAGLIARDI
Secretary

BOARD OF DIRECTORS
COMMUNITY LEASING CORPORATION
WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD

SCOTT A. SEASOCK

ERIC G. STEPHENS

OFFICERS
COMMUNITY LEASING CORPORATION
ERIC G. STEPHENS
President

STEPHANIE A. WESTINGTON, CPA
Treasurer

JAMES R. PIETROWSKI
Secretary

BOARD OF DIRECTORS
COMM FINANCIAL SERVICES CORPORATION
WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD

JOHN P. KAMEEN

MARK D. RENZINI, CPA

OFFICERS
COMM FINANCIAL SERVICES CORPORATION
GEORGE J. COBB
President

JOHN PASH, III
Treasurer

MARY ANN MUSHO
Secretary

MEMBERSHIP
COMMUNITY ABSTRACT SERVICES, LLC
WILLIAM F. FARBER, SR.
Community Bank and Trust Company

MICHAEL C. COWLEY
Cowley Law Firm

OFFICERS
COMMUNITY ABSTRACT SERVICES, LLC
MICHAEL C. COWLEY
President and Managing Partner

SCOTT A. SEASOCK

Vice President

STEPHANIE A. WESTINGTON, CPA
Treasurer

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

LAKEWOOD BRANCH
18 Como Road, Suite D
Lakewood, PA 18439
570-798-2900

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

REMOTE ATM LOCATION
Moses Taylor Hospital
700 Quincy Avenue
Scranton, PA 18510

COMMUNITY ABSTRACT SERVICES, LLC

281 E. Grove Street
Clarks Green, PA 18411
570-587-3060

COMM FINANCIAL SERVICES CORPORATION

125 N. State Street
Clarks Summit, PA 18411
570-586-0377

COMMUNITY LEASING CORPORATION

125 N. State Street
Clarks Summit, PA 18411
570-586-0377

COMM REALTY CORPORATION

125 N. State Street
Clarks Summit, PA 18411
570-586-0377

KLICK(SM) BANKING VIA THE INTERNET

www.combk.com
800-820-4642, Ext. 109

INTOUCH(SM) TELEPHONE BANKING SYSTEM

800-820-4642

*    ATM Locations

COMM BANCORP, INC.
OTHER INFORMATION (CONTINUED)

STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS:
125 North State Street
Clarks Summit, PA 18411

LEGAL COUNSEL:
Saul Ewing LLP
Penn National Insurance Plaza
2 North Second Street, 7th Floor
Harrisburg, PA 17101

INDEPENDENT AUDITORS:
Kronick Kalada Berdy & Co., PC
190 Lathrop Street
Kingston, PA 18704

TRANSFER AGENT:
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10007

MARKET MAKERS:
Automated Trading Desk
866-283-2832

Citadel Derivatives Group, LLC
312-395-2717

Citigroup Global Markets, Inc.
800-223-7743

Ferris Baker Watts, Inc.
800-638-7411

GVR Company, LLC
800-638-8602

Hill, Thompson, Magid and Co.
800-631-3083

Janney Montgomery, LLC
888-567-6821

Knight Equity Markets, LP
800-222-4910

Susquehanna Capital Group
610-617-2999

UBS Securities, LLC
203-719-7400

COMMUNITY REINVESTMENT:

Copies of Community Bank and Trust Company's Community Reinvestment Statement may be obtained without charge by writing to Pamela S. Magnotti, Compliance Officer, at corporate headquarters.

COMMON STOCK MARKET INFORMATION:

Shares of Comm Bancorp, Inc. common stock are listed on The NASDAQ Stock Market(R) ("NASDAQ") as CommBcp under the symbol "CCBP." As of March 15, 2006, ten firms were listed on the NASDAQ system as market makers for the Company's common stock.

The high and low closing sale prices and dividends per share of the Company's common stock for the four quarters of 2005 and 2004 are summarized as follows:

                                                    CASH
                                                 DIVIDENDS
2005:                           HIGH      LOW     DECLARED
-----                          ------   ------   ---------
First Quarter...............   $43.00   $40.50     $0.23
Second Quarter..............    42.72    39.76      0.23
Third Quarter...............    43.16    39.25      0.23
Fourth Quarter..............   $41.99   $36.45     $0.23
2004:
First Quarter...............   $40.87   $38.06     $0.22
Second Quarter..............    41.45    38.78      0.22
Third Quarter...............    41.00    39.20      0.22
Fourth Quarter..............   $41.78   $39.20     $0.22

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

WEBSITE INFORMATION:

The Company files reports, proxy and information statements and other information electronically with the Securities and Exchange Commission ("SEC") through the Electronic Data Gathering Analysis and Retrieval filing system. Stockholders and other interested parties may read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 450 5th Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC's website address is http://www.sec.gov. Copies of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC may be obtained without charge by writing to Comm Bancorp, Inc., 125 North State Street, Clarks Summit, PA 18411, Attn: Investor Relations or through our website at http://www.combk.com.