Form 10-K, Exhibit 13
period 2006-12-31
COMM BANCORP INC
filed 2007-03-30
CIK 730030

EXHIBIT 13
PORTIONS OF THE ANNUAL REPORT TO STOCKHOLDERS
FOR FISCAL YEAR ENDED DECEMBER 31, 2006

Comm Bancorp, Inc.
CONTENTS

Introduction

79 President’s Message to Stockholders

81 Consolidated Selected Financial Data

Management’s Discussion and Analysis

82 Forward-Looking Discussion

83 Critical Accounting Policies

85 Operating Environment

89 Review of Financial Position

130 Review of Financial Performance

Consolidated Financial Statements

143 Report of Management

145 Reports of Independent Registered Public Accounting Firms

147 Consolidated Statements of Income and Comprehensive Income

148 Consolidated Balance Sheets

149 Consolidated Statements of Changes in Stockholders’ Equity

150 Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

151 Summary of significant accounting policies

169 Cash and due from banks

170 Investment securities

175 Loans, nonperforming assets and allowance for loan losses

177 Commitments, concentrations and contingent liabilities

179 Premises and equipment, net

180 Other assets

181 Deposits

182 Short-term borrowings

183 Fair value of financial instruments

183 Employee benefit plan

184 Income taxes

186 Parent Company financial statements

187 Regulatory matters

192 Summary of quarterly financial information (unaudited)

Management’s Discussion and Analysis 2005 versus 2004

193 Operating Environment

194 Review of Financial Position

202 Review of Financial Performance

Directors and Officers

206 Boards of Directors and Corporate Officers

Other Information

210 Locations

211 Stockholder Information

Comm Bancorp, Inc.
PRESIDENT’S MESSAGE TO STOCKHOLDERS
Dear Fellow Stockholders, Customers and Friends:
On behalf of the Board of Directors and the entire Community Bank and Trust Company team, I am pleased to announce that 2006 was an extremely profitable year for our Company. Net income increased $1,140 thousand or 21.9 percent to $6,350 thousand or $3.43 per share in 2006 from $5,210 thousand or $2.80 per share in 2005. This past year proved extremely challenging for the banking industry. The economic climate was driven by an inverted yield curve, which placed undue pressure on net interest margins. Through strong teamwork and innovative planning, we were able to effectively manage our rate-sensitive assets and liabilities and create greater operating efficiency. As a result, net interest income improved 12.5 percent, our net interest margin widened 40 basis points and our operating efficiency improved 8.7 percent.
This solid earnings growth has strengthened our capital position, as evidenced by an 8.9 percent increase in stockholders’ equity. Our Leverage ratio improved from 9.04 percent at December 31, 2005, to 9.74 percent at the end of 2006, well above the minimum risk-based capital requirement. In addition, book value per share rose $2.41 to $29.27 at the close of 2006 from $26.86 at the end of last year. Our Board of Directors continually monitors our capital position and evaluates strategies to better serve the financial interests of our stockholders. On March 19, 2007, our Board of Directors approved a modified “Dutch Auction” tender offer to repurchase up to 110,000 shares of our outstanding common stock at a price between $46.00 and $52.00 per share. We believe this Dutch Auction will increase stockholder value for those choosing to retain their holdings in the Company, while allowing stockholders who wish to sell their shares a chance to do so without incurring fees or negatively impacting the price of our stock.
We began 2006 with several goals in mind, building our commercial customer base through new market development, creating greater efficiency within our retail operations, and expanding our product and service offerings. At the beginning of the year, we added two commercial loan officers to our lineup. One of these individuals has extensive experience with a new market south of us in Luzerne County. This long-term resident, active in the community, is based in our recently opened Loan Production Office located in Kingston, Pennsylvania. This is the first step to expanding our retail and commercial operations into this market area. In addition, we were also fortunate to be able to entice a seasoned veteran to retire from his own successful leasing company in order to build and direct our leasing operations. Leasing is an attractive financing alternative as business owners do not have to come up with a significant down payment in order to purchase various machinery and equipment. We welcome these two individuals to the Community Bank and Trust Company team.

Comm Bancorp, Inc.
PRESIDENT’S MESSAGE TO STOCKHOLDERS (CONTINUED)
As an independent community bank, we realize that in order to stay competitive in this industry we need to constantly improve efficiency while at the same time offer our customers new value-added products and services. In order to accomplish these goals, we need to keep up with the latest innovations that technology has to offer. In the second half of the year, we migrated our retail operations to a new, state-of-the-art teller platform. This new platform, in addition to being compliant with recently enacted banking laws, improves efficiency by reducing transaction processing time and cost. The new platform also provides the technology needed to expand our product and service offerings.
With this in mind, I am excited to announce our new service, remote deposit image capture, that we will begin offering to our commercial customers in the second quarter of 2007. This remote deposit image capture, called CB&T DirectSM, will provide customers with banking capabilities that were offered previously only at our branch offices. Deposits will be easily processed through a remote scanner, located at their business, that reads the information on the checks and sends it directly to the bank over a secure data line. Their bank account will be credited immediately for the deposit without the customer or their employee ever leaving the office. This new and exciting product will provide greater operating efficiency for both us and our customers.
As a community bank, we know we need to “think outside the bank” and share our success with the people and communities we serve. If our neighborhoods do not thrive, we will not survive. During 2006, we provided funding to various educational organizations, civic groups, youth sports and recreational leagues and charitable associations. The cover of this report depicts our contribution of a new scoreboard for a local little league, just one way our resources were put to use. Not only do we provide monetary resources, our entire Community Bank and Trust Company team steps up to the plate by volunteering numerous hours of their time. Among other community activities, our employees are involved in service clubs, coaching, Sunday school teaching and scouting. We are proud of each and every one of our employees and the service they provide to our communities.
In closing, I would like to thank our Board of Directors, management team and all of our employees for their constant hard work and dedication and for making our Company “The Best Bank Under the Sun!” I would also like to thank you, our stockholders, for your continued confidence and support. We look forward to the many opportunities and challenges that may present themselves as we move into the new year.

Sincerely,

/s/ William F. Farber, Sr.
William F. Farber, Sr.
President and Chief Executive Officer,
Chairman of the Board

Comm Bancorp, Inc.
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

Year Ended December 31	2006	2005	2004	2003	2002

Condensed statements of financial performance:
Interest income	$33,040	$28,359	$26,333	$26,808	$29,284
Interest expense	12,505	10,103	9,233	9,972	12,216

Net interest income	20,535	18,256	17,100	16,836	17,068
Provision for loan losses	890	782	600	480	1,100

Net interest income after provision for loan losses	19,645	17,474	16,500	16,356	15,968
Noninterest income	3,408	3,884	3,566	4,034	4,145
Noninterest expense	14,829	14,897	14,662	14,484	13,530

Income before income taxes	8,224	6,461	5,404	5,906	6,583
Provision for income tax expense	1,874	1,251	679	1,206	1,383

Net income	$6,350	$5,210	$4,725	$4,700	$5,200

Condensed statements of financial position:
Investment securities	$91,213	$104,965	$118,756	$105,248	$124,203
Net loans	403,639	384,475	377,864	354,356	319,830
Other assets	45,552	54,137	31,702	49,848	42,385

Total assets	$540,404	$543,577	$528,322	$509,452	$486,418

Deposits	$483,442	$491,365	$478,484	$459,466	$437,213
Other liabilities	2,844	2,523	2,520	3,445	3,872
Stockholders’ equity	54,118	49,689	47,318	46,541	45,333

Total liabilities and stockholders’ equity	$540,404	$543,577	$528,322	$509,452	$486,418

Per share data:
Net income	$3.43	$2.80	$2.50	$2.45	$2.65
Cash dividends declared	1.00	0.92	0.88	0.88	0.82
Stockholders’ equity	$29.27	$26.86	$25.38	$24.41	$23.31
Cash dividends declared as a percentage of net income	29.18%	32.84%	35.09%	35.89%	30.83%
Average common shares outstanding	1,853,089	1,860,563	1,890,960	1,921,063	1,960,140

Selected ratios (based on average balances):
Net income as a percentage of total assets	1.17%	0.97%	0.92%	0.93%	1.10%
Net income as a percentage of stockholders’ equity	12.18	10.68	9.97	10.23	11.99
Stockholders’ equity as a percentage of total assets	9.62	9.13	9.19	9.14	9.13
Tier I capital as a percentage of adjusted total assets	9.74	9.04	8.75	8.66	8.77
Net interest income as a percentage of earning assets	4.28	3.88	3.76	3.80	4.09
Loans, net, as a percentage of deposits	87.58%	82.59%	80.34%	76.43%	74.33%

Selected ratios and data (based on period end balances):
Tier I capital as a percentage of risk-weighted assets	12.50%	11.99%	11.36%	11.92%	12.93%
Total capital as a percentage of risk-weighted assets	13.55	13.02	12.33	12.90	14.10
Allowance for loan losses as a percentage of loans, net	1.09%	1.06%	1.01%	1.00%	1.16%
Full-time equivalent employees	186	194	205	203	196
Locations	17	16	17	17	16
Note: Average balances were calculated using average daily balances. Average balances for loans include nonaccrual loans. Tax-equivalent adjustments were calculated using the prevailing statutory rate of 34.0 percent.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS
(Dollars in thousands, except per share data)
Management’s Discussion and Analysis appearing on the following pages should be read in conjunction with the Consolidated Financial Statements beginning on page 143 and Management’s Discussion and Analysis 2005 versus 2004 beginning on page 193.
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
Our earnings depend largely upon net interest income. The relationship between our cost of funds, deposits and borrowings, and the yield on our interest-earning assets, loans and investments, all influence net interest income levels. This relationship, defined as the net interest spread, fluctuates and is affected by regulatory, economic and competitive factors that influence interest rates, the volume, rate and mix of interest-earning assets and interest-bearing liabilities and the level of nonperforming assets. As part of our interest rate risk (“IRR”) strategy, we monitor the maturity and repricing characteristics of interest-earning assets and interest-bearing liabilities to control our exposure to interest rate changes.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
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
Critical Accounting Policies:
Our financial statements are prepared in accordance with United States generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires us to establish critical accounting policies and make accounting estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during those reporting periods.
An accounting estimate requires assumptions about uncertain matters that could have a material effect on the financial statements if a different amount within a range of estimates were used or if estimates changed from period to period. Readers of this report should understand that estimates are made considering facts and circumstances at a point in time, and changes in those facts and circumstances could produce results that differ from when those estimates were made. Significant estimates that are particularly susceptible to material change in the next year relate to the allowance for loan losses, fair value of financial instruments and the valuations of real estate acquired through foreclosure, deferred tax assets and liabilities and intangible assets. Actual amounts could differ from those estimates.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
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
Real estate acquired in connection with foreclosures or in satisfaction of loans is written-down to the lower of the related loan balance or fair market value less cost to sell. Fair market value for real estate properties are based upon estimates derived through independent appraisals. However, proceeds realized from sales may ultimately be higher or lower than those estimates.
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
Intangible assets include goodwill. The valuation of goodwill is analyzed at least annually for impairment.
For a further discussion of our critical accounting policies, refer to the note entitled, “Summary of significant accounting policies,” in the Notes to Consolidated Financial Statements to this Annual Report. This note lists the significant accounting policies used by us in the development and presentation of our financial statements. The section entitled “Risk Factors” located in Part I, Item 1A. of this Annual Report, this Management’s Discussion and Analysis, the Notes to the Consolidated Financial Statements and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
are necessary for the understanding and valuation of our financial position, results of operations and cash flows.
Operating Environment:
Despite a slowdown in economic growth in the fourth quarter, the economy expanded at a solid pace in 2006. The gross domestic product, the value of all goods and services produced in the Nation, rose 3.3 percent in 2006, similar to the growth experienced in the previous two years. Consumer, business and governmental spending all increased in 2006. A downturn in the housing market was the only restraining factor on the economy, as residential investment contracted 4.2 percent and partially offset the gains in other sectors. The majority of the economic growth in 2006 occurred early in the year. Due to exceptionally strong economic growth of 5.6 percent in the first quarter and elevated inflationary pressures, the Federal Open Market Committee (“FOMC”) chose to increase the target rate for federal funds 25 basis points at each of its four meetings during the first six months of the year. As a result, the federal funds target rate rose from 4.25 percent at year-end 2005 to 5.25 percent at June 30, 2006. Economic growth subsided for the remainder of 2006, growing 2.6 percent in the second quarter, 2.0 percent in the third quarter and 2.2 percent in the fourth quarter. Due to this reduced pattern of growth, the FOMC decided to leave short-term rates unchanged for the second half of 2006.
Favorable employment conditions, higher income and wealth appreciation from equity gains all bolstered consumer spending, which increased 3.2 percent in 2006. For the second consecutive year, consumer spending outpaced the increase in disposable personal income (“DPI”) resulting in a negative savings rate. In recent years, consumer wealth benefitted from rising home values. However, increases in home values slowed considerably in 2006 as a result of the weaker housing market. Despite the slowdown in home values, consumer wealth continued to increase, as corporate equities appreciated significantly.
Business spending increased 7.3 percent in 2006. Spending in the corporate sector was supported by strong fundamentals including higher profits, favorable credit terms and declining equipment costs. Decreases in the price of high-technology equipment resulted in a 6.6 percent increase in spending for equipment and software. An accommodative credit market helped boost spending for nonresidential structures by 8.8 percent.
The demand for labor expanded in 2006 given the strong performance in the corporate sector. As a result, the unemployment rate for the Nation improved to 4.5 percent in 2006 from 4.9 percent in 2005. Total nonfarm employment increased 2,776,000 in 2006. Service-providing industries added 2,527,000 jobs, while goods-producing industries increased employment by

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
249,000. The strong job growth in the service sector reflected employment gains in industries providing professional and business services, education and health services and leisure and hospitality services. Labor costs edged up slightly in 2006, as indicated by a 3.3 percent increase in the employment cost index (“ECI”). The wages and salaries component of the ECI rose 3.2 percent, while annual employee benefit costs rose 3.6 percent.
National, Pennsylvania and our market area’s seasonally adjusted unemployment rates at December 31, 2006 and 2005, are summarized as follows:

December 31	2006	2005

National	4.5%	4.9%
Pennsylvania	4.6	4.7
Lackawanna County	4.8	4.9
Luzerne County	5.1	5.4
Monroe County	4.9	5.0
Susquehanna County	4.6	4.5
Wayne County	3.9	4.4
Wyoming County	5.0%	4.9%
Similar to the Nation, employment conditions improved for the Commonwealth of Pennsylvania and the majority of the counties in our market area. Aggregate employment for the Scranton/Wilkes-Barre metro area reached a record high of 266,500 jobs in October 2006. Our region experienced job gains in retail, healthcare, business and educational services. Manufacturing jobs in our area, which have been declining recently, also expanded. The unemployment rate for this metro area decreased to 5.0 percent at December 31, 2006, from 5.2 percent at the end of 2005.
With regard to economic activity in our market area, there are currently several major on-going projects in Northeastern Pennsylvania that have the potential to stimulate economic development in our region well into the future. These projects include, among others:
•	On November 14, 2006, Mohegan Sun at Pocono Downs, the Commonwealth’s first slot machine gaming facility, opened its doors. The $70.0 million casino is owned by the Mohegan Tribe of Connecticut and has approximately 1,100 slot machines, a food court, bar and patio. This is just the first phase of the project. A second phase, which will double the number of machines, add retail shops, a night club and other amenities is scheduled for construction in the Spring of 2007. Once the second phase is complete, annual revenues are expected to reach $167.9 million.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
This was the first casino to open under the Race Horse Development and Gaming Act of 2004. One purpose of this Act is to generate additional revenue for Pennsylvania to fund property tax relief for residents. There are a total of 11 licenses under this Act. On December 20, 2006, the Gaming Control Board announced that one of the at-large licenses would be awarded to a Dunmore, Pennsylvania, businessman’s Mount Airy Resort and Casino Project. This 196-room resort located in Monroe County will create approximately 1,000 jobs and boost tourism in this area. The resort is scheduled to open in November 2007.

•	In September 2006, Lackawanna County officials announced that the New York Yankees Triple-A franchise would replace the Philadelphia Phillies Triple-A franchise at the former Lackawanna County Stadium in 2007. The Yankees have a large fan base in Northeastern Pennsylvania. Local merchants anticipate a rise in tourism and trade for area hotels, restaurants and other businesses. Demand for season tickets soared, with more than 60.0 percent of the seats available for home games sold by the end of October.

•	In October of 2006, Governor Edward Rendell awarded a $35.0 million grant to build the Medical College of Northeastern Pennsylvania in Scranton. The school received another $35.0 million in the form of a donation from Blue Cross of Northeastern Pennsylvania. This school, which will have an expected enrollment of 360 students and an operating budget of $25.0 million, is scheduled to open in August of 2009.
In light of these and other on-going projects, we anticipate economic conditions in our market area to remain favorable.
The banking industry reported record earnings for the sixth consecutive year, as net income for all Federal Deposit Insurance Corporation (“FDIC”)-insured commercial banks rose 12.8 percent in 2006, compared to 9.7 percent in 2005. Increased profits of the largest institutions, with assets greater than $10.0 billion, accounted for the majority of the earnings improvement. However, banks with assets between $100.0 million and $1.0 billion and banks with less than $100.0 million in assets did not fare as well, recording reductions of 1.1 percent and 10.7 percent in net income for 2006. In addition, 2006 marked the second consecutive year since the inception of deposit insurance that no bank failures were recorded. Commercial banks continued to experience strong balance sheet growth. Total assets for all FDIC-insured commercial banks grew 11.6 percent in 2006, after growing 7.4 percent in 2005. Over 97.0 percent of the growth was concentrated in large banks with assets greater than $10.0 billion. This

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
group recorded asset growth of 15.0 percent, while smaller institutions recorded balance sheet growth of 3.9 percent. Earning assets for all FDIC-insured commercial institutions grew 11.8 percent. Deposit growth kept pace with a 10.8 percent increase. Interest-bearing deposits grew 13.3 percent, while noninterest-bearing deposits rose 1.1 percent. For the first time in four years, asset quality for the banking industry deteriorated. Nonperforming loans and leases increased 16.6 percent in 2006, after declining 4.3 percent in 2005. Subprime lending problems and rising debt burdens greatly impacted the asset quality of the banking industry as customers were not able to pay their obligations as they came due. Equity capital increased 12.9 percent in 2006, after increasing 7.3 percent in 2005. The growth was attributable to merger-related goodwill. The Leverage ratio for the industry remained stable at 7.9 percent at year-end 2006 and 2005. The Tier I and Total risk-based capital ratios also remained relatively stable in 2006. These ratios were 9.8 percent and 12.4 percent in 2006, compared to 9.9 percent and 12.3 percent in 2005.
As mentioned earlier, earnings growth for the banking industry grew at a record pace for the sixth year in a row. Net income for all FDIC-insured commercial banks increased $14.6 billion or 12.8 percent to $128.6 billion in 2006, compared to $114.0 billion in 2005. Increases in net interest income and noninterest income were partially offset by higher interest expense and noninterest expense. Also affecting net income was the recognition of a net loss on the sale of investment securities, which was offset by a decrease in loan loss provisions. The banking industry recorded a net loss on the sale of investment securities of $1.3 billion in 2006, compared to a net loss of $158.0 million in 2005. The provision for loan losses decreased by $1.2 billion or 4.6 percent in 2006. Noninterest expense increased 5.1 percent. In addition, earnings growth did not keep pace with balance sheet growth. Return on average assets (“ROAA”) was constant while return on average equity (“ROAE”) weakened. These banks reported ROAA of 1.33 percent for 2006 and 2005, and ROAE of 13.06 percent in 2006 compared to 13.26 percent in 2005.
FDIC-insured commercial banks located in Pennsylvania recorded a decrease in earnings in 2006, after posting an earnings increase in 2005. For these banks, net income decreased $388.0 million or 14.1 percent in 2006, after increasing $463.0 million or 20.1 percent in 2005. Higher interest expense, resulting from a $4.7 billion increase in the volume of deposits and an 83 basis point increase in the cost of funds, led to the earnings decline. Partially offsetting higher interest expense was a 14.8 percent increase in interest income and a 4.9 percent increase in noninterest income. In addition to the decline in net income, growth in both total assets and equity caused a deterioration in ROAA and ROAE for insured Pennsylvania banks.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
It was a banner year for the stock market in 2006. Strong merger and acquisition activity, higher corporate earnings performance and stabilized interest rates in the second half of the year all contributed to a 16.3 percent increase in the Dow Jones Industrial Average (“DJIA”). The DJIA closed the year at 12,463.15, 1,745.65 points higher than at year-end 2005. The DJIA declined 0.6 percent in 2005. Similarly, the Standard and Poor’s 500 and the NASDAQ Composite advanced 13.6 percent and 9.5 percent. These indices recorded total returns of only 3.0 percent and 1.4 percent in 2005. Bank stock values also gained, as evidenced by an 11.0 percent increase in the NASDAQ Bank Index Composite. This index retracted 4.3 percent in 2005. As a result of rising stock prices and accommodative credit markets, merger and acquisition activity flourished in 2006. Total deals world-wide reached a record $3.8 trillion, 38.0 percent higher than in 2005. The previous record was $3.4 trillion set in 2000. The largest deal announced was AT&T’s agreement to buy BellSouth Corp. for $72.7 billion. Several large mergers and acquisitions were announced in the banking industry. Bank of New York agreed to purchase Mellon Financial Corporation for $16.8 billion, while Capital One Financial Corporation contracted to buy North Fork Bancorporation for $14.6 billion. With strong fundamentals and available credit, merger and acquisition activity is expected to remain strong in 2007.
Despite the retraction in business spending in the fourth quarter of 2006 and the ailing housing market, the FOMC anticipates the economy to expand at a moderate rate. The FOMC decided to leave the federal funds target rate unchanged at each of its two meetings in 2007, and indicated that future policy adjustments would depend on incoming economic data.
Review of Financial Position:
We are located in Northeastern Pennsylvania and offer traditional bank products and services, including loans, deposits and trust and wealth management services, through our primary subsidiary, Community Bank and Trust Company (“Community Bank”). Our other subsidiary, Comm Realty Corporation (“Comm Realty”), holds, manages and sells foreclosed or distressed assets on behalf of Community Bank. Community Bank operates 16 full-service branch banking offices and one loan production office located within a six-county market area and primarily services individuals and small- and medium-sized businesses. Community Bank has two subsidiaries, Community Leasing Corporation (“Community Leasing”) and Comm Financial Services Corporation (“Comm Financial Services”). Community Leasing provides direct lease financing to commercial customers and Comm Financial Services offers various types of insurance products and asset management services to both individuals and businesses.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
We consider Community Bank’s 16 branch banking offices and one loan production office to be a single operating segment. Community Leasing, Comm Financial Services and Comm Realty did not meet the quantitative thresholds for required segment disclosure. For a further discussion of the requirements for segment disclosure, refer to the note entitled, “Summary of significant accounting policies-Segment disclosure,” in the Notes to Consolidated Financial Statements to this Annual Report.
At the end of 2005, we initiated several projects and formulated goals to strengthen our current product and service offerings, increase market coverage and upgrade our retail infrastructure. These projects and goals included:
•	Restructuring our trust division and financial services subsidiary;

•	Developing our commercial lease portfolio;

•	Increasing our market area to include Luzerne County, Pennsylvania; and

•	Improving retail operations through implementation of a new teller platform.
At the end of the third quarter of 2005, we began restructuring Community Bank’s trust division and financial services subsidiary by hiring a Director of Wealth Management to oversee and evaluate these areas and to devise a plan to improve their profitability. By the end of 2005, an approved plan was in place which involved increasing efficiency through improved policies and procedures, changing the fee structure, expanding products and services to include wealth management offerings, developing sales goals and revising the agreement with our third party broker dealer. As a result, these divisions, which were consistently unprofitable in past years, broke-even in 2006. Trust revenue rose 62.2 percent, while revenue generated from the financial services subsidiary increased 48.4 percent.
During the first quarter of 2006, we hired an officer who has extensive experience in commercial lease financing to grow and direct the operations of Community Leasing. As a result, lease originations increased dramatically in 2006. Total lease originations were $1,191 in 2006, an increase of $938 or 370.8 percent compared to originations of only $253 in 2005. Aggressive goals for 2007 were established for Community Leasing, and as a result, we anticipate strong future growth for this subsidiary.
We also hired an officer who has a strong local government and business relations background in Luzerne County to develop a presence in this market area. This officer is based out of our recently opened Loan Production

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Office located in Kingston, Pennsylvania. This is the first step in expanding our retail and commercial operations into this market area. Based on the results of this office, we will evaluate the need to establish a full-service branch office in this market area.
We know that in order to be a strong competitor in the banking industry, we must be up-to-date with the latest technology. In the second half of 2006, we migrated our retail operations to a new, state-of-the-art teller platform. This new platform is fully compliant with recently enacted banking laws. In addition, the platform improves efficiency by reducing transaction processing time and cost and provides the technology needed to expand our product and service offerings.
In line with our goal to provide the latest technology, we will be offering a new service to our commercial customers beginning in the second quarter of 2007, called “CB&T DirectSM”, a remote deposit image capture system. This new service will provide certain business customers with banking capabilities that were previously offered only at our branch offices. These customers will be able to process deposits directly through a remote scanner, located at their business, that reads the information on the checks and sends it electronically to the bank. Their accounts will be credited automatically without the customer or their employee ever having to leave the office. We believe this new service will provide greater efficiency for both us and our customers.
Competition for deposits remained intense in 2006. An increase in interest rates during the first half of the year and an inverted yield curve drove up short-term deposit costs. Although we tried to maintain our core deposit base through short-term promotional certificate of deposit offerings, we experienced a decline in total deposits. Loan demand was strong throughout the year. A significant portion of our investment portfolio was held in short-term bullet U.S. Government-sponsored agency securities which matured in constant intervals over the course of the year. This provided us with sufficient liquidity to meet loan demand. As a result, we did not have to become overly aggressive in competing for deposits.
Due to a decrease in deposits, total assets decreased $3.2 million to $540.4 million at December 31, 2006, from $543.6 million at the end of 2005. Total assets averaged $542.2 million in 2006, an increase of $7.5 million or 1.4 percent compared to $534.7 million in 2005. Earning assets averaged $516.3 million and equaled 95.2 percent of total average assets in 2006, compared to $508.5 million and 95.1 percent of total average assets in 2005. Higher interest rates in the first half of 2006 resulted in an 83 basis point increase in the tax-equivalent yield on average earning assets to 6.70 percent in 2006 from 5.87 percent in 2005.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Loans, net of unearned income, grew $19.5 million or 5.0 percent to $408.1 million at December 31, 2006, from $388.6 million at year-end 2005. Loans averaged $424.3 million in 2006, and represented 82.2 percent of average earning assets. In comparison, loans averaged $396.6 million in 2005 and represented 78.0 percent of average earning assets. Upward movement in short-term interest rates during the first six months of the year caused corresponding increases in the prime rate. The tax-equivalent yield on our loan portfolio increased 73 basis points to 7.03 percent in 2006 from 6.30 percent in 2005, as adjustable-rate loans continued to reprice higher.
Total deposits decreased $8.0 million or 1.6 percent from the previous year-end. Demand for our deposits waned amid competitive pressures from financial intermediaries in our local market area and a stronger stock market. Specifically, we experienced a $15.0 million or 4.5 percent decrease in personal accounts, partially offset by an increase in commercial deposits of $7.0 million or 4.5 percent. With regard to personal deposits, decreases in interest-bearing transaction accounts and time deposits were partially offset by an increase in demand deposits. Activity in commercial deposits reflected an increase in time deposits and interest-bearing transaction accounts. A significant portion of the commercial growth resulted from higher deposit balances of local area school districts and municipalities. Partially offsetting these increases was a decrease in nonpersonal demand deposits. As a result of higher short-term interest rates and a greater concentration of deposits with interest rates tied to the three-month U.S. Treasury, our cost of funds rose 56 basis points to 3.01 percent in 2006, from 2.45 percent in 2005.
Stockholders’ equity amounted to $54.1 million or $29.27 per share at December 31, 2006, an increase of $4.4 million from $49.7 million or $26.86 per share at December 31, 2005. Net income of $6.4 million was the primary factor contributing to the improvement. The higher capital position resulted in an increase in our Leverage ratio to 9.7 percent at year-end 2006, from 9.0 percent at the end of 2005.
Investment Portfolio:
Primarily, our investment portfolio provides a source of liquidity needed to meet expected loan demand and generates a reasonable return in order to increase our profitability. Additionally, we utilize the investment portfolio to meet pledging requirements and reduce income taxes. Our investment portfolio primarily consists of short-term bullet U.S. Government-sponsored agency securities, which provide a source of liquidity, and intermediate-term, tax-exempt state and municipal obligations, which mitigate our income tax burden.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Our investment portfolio is subject to various risk elements that may negatively impact our liquidity and profitability. The greatest risk element affecting our portfolio is market risk or IRR. Understanding IRR, along with other inherent risks and their potential effects, is essential in effectively managing the investment portfolio.
Market risk or IRR relates to the inverse relationship between bond prices and market yields. It is defined as the risk that increases in general market interest rates will result in market value depreciation. A marked reduction in the value of the investment portfolio could subject us to liquidity strains and reduced earnings if we are unable or unwilling to sell these investments at a loss. Moreover, the inability to liquidate these assets could require us to seek alternative funding, which may further reduce profitability and expose us to greater risk in the future. In addition, since our entire investment portfolio is designated as available-for-sale and carried at estimated fair value, with net unrealized gains and losses reported as a separate component of stockholders’ equity, market value depreciation could negatively impact our capital position.
As previously mentioned, the FOMC raised the federal funds target rate a total of 100 basis points in four 25-basis-point increments during the first half of 2006. The federal funds target rate was unchanged for the remainder of the year. Both short-term and longer-term interest rates rose proportionately with movements in the federal funds target rate during the first six months of 2006. General market rates decreased slightly for much of the second half of 2006, as the economy appeared to be slowing, but closed the year higher than at their year-end 2005 levels. Since our investment portfolio primarily consists of fixed-rate bonds, changes in general market interest rates have a substantial influence on the fair value of the portfolio. Specifically, the parts of the yield curve most closely related to our investments include the 2-year and 10-year U.S. Treasuries. The yield on the 2-year U.S. Treasury affects the values of our U.S. Government-sponsored agency securities, mortgage-backed securities and other short-term investments, whereas the 10-year U.S. Treasury influences the value of tax-exempt state and municipal obligations. The 2-year U.S. Treasury yield, which started the year at 4.41 percent, rose 71 basis points to 5.12 percent on June 30, 2006, and then fell 30 basis points to close the year at 4.82 percent, 41 basis points higher than year-end 2005. Similarly, the yield on the 10-year U.S. Treasury rose 72 basis points from 4.39 percent at the end of 2005 to 5.11 percent half-way through 2006 and then declined 40 basis points to 4.71 percent at December 31, 2006, 32 basis points higher than the end of 2005. Longer-term rates were slightly below short-term rates throughout the year, resulting in an inverted yield curve. Contrary to what movements in rates should indicate, the net unrealized loss on our investment securities tied to the change in the 2-year U.S. Treasury decreased 50.3 percent. The decline in the unrealized

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
holding loss on our short-term investments was primarily attributable to the amount of taxable state and municipal securities that matured in 2006 and a reduction in the weighted-average maturity of these investments. Market values of our holdings of taxable municipal obligations increased as more than half of these securities mature in 2007. Due to the year-to-year increase in the 10-year U.S. Treasury rate, the unrealized gain on our investments in tax-exempt municipal obligations decreased $342 or 17.3 percent. At December 31, 2006, short-term investment securities as a group had an unrealized loss of $323 compared to an unrealized gain of $1,633 for intermediate-term tax-exempt state and municipal obligations. Equity securities had an unrealized gain of $140 at December 31, 2006.
We reported net unrealized holding gains, included as a separate component of stockholders’ equity, of $957, net of income taxes of $493, at December 31, 2006, and $959, net of income taxes of $494, at December 31, 2005. We realize that increases in interest rates could negatively impact the market value of our investments and our capital position. In order to monitor the potential effects a further rise in interest rates could have on the value of our investments, we perform stress test modeling on the portfolio. Stress tests conducted on our portfolio at December 31, 2006, indicated that should general market rates instantaneously increase by 100, 200 and 300 basis points, we would anticipate declines of 1.7 percent, 3.2 percent and 4.7 percent in the market value of our portfolio. Our IRR exposure with regard to market value depreciation improved slightly in comparison to the previous year-end. At December 31, 2005, we anticipated market value depreciation of 1.8 percent, 3.6 percent and 5.4 percent given the same rate shocks.
In order to independently measure our performance, we monitor and evaluate our investment portfolio with respect to total return and risk in comparison to national and market area industry benchmarks. Total return is a comprehensive industry-wide approach measuring investment portfolio performance. This measure is superior to measuring performance strictly on the basis of yield since it not only considers income earned similar to the yield approach, but also includes the reinvestment income on repayments and capital gains and losses, whether realized or unrealized. The total return of our investment portfolio improved to 5.2 percent in 2006 from 3.6 percent in 2005. Our investment portfolio outperformed the Lehman Brothers’ aggregate-bond index, a benchmark used by most investment managers. This index scored a total return of 4.3 percent in 2006. In addition, our investment portfolio’s total return outperformed the average total return of 4.6 percent for the eight community banks located in our market area. Based on a study from an independent national investment performance ranking company, our investment portfolio ranked in the top 10.0 percent of all FDIC-insured bank holding companies with respect to total return over the previous 12 months.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Similar to the approach taken in assessing our performance with respect to return, we evaluate our risk in comparison to all other financial institutions. Risk is assessed by quantifying the average life of the investment portfolio as compared to U.S. Treasury securities. Average life is derived from the volatility of our total return to that of U.S. Treasury securities over a one-year time horizon. The amount of risk in our investment portfolio declined, as evidenced by a decrease in the average life to 1.8 years from 2.2 years last year. We ranked in the top 25.0 percent of all FDIC-insured bank holding companies with regard to low risk, according to the same independent ranking company. In addition, the risk associated with our portfolio was less than that of the same eight community banks, whose average life for their portfolios was 2.7 years. The total return for the eight community banks did not reflect the added risk in their portfolios. In general, the total return of an investment portfolio would be expected to increase as the average life of the portfolio increases.
The carrying values of the major classifications of available-for-sale securities as they relate to the total investment portfolio for the past five years are summarized as follows:
Distribution of investment securities available-for-sale

	2006		2005		2004		2003		2002
December 31	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

U.S. Government agencies	$39,201	42.98%	$42,711	40.69%	$44,645	37.59%	$16,377	15.56%	$10,350	8.33%
State and municipals:
Taxable	11,912	13.06	15,268	14.54	16,898	14.23	17,051	16.20
Tax-exempt	30,956	33.94	33,795	32.20	34,605	29.14	34,788	33.05	35,003	28.18
Mortgage-backed securities	7,760	8.51	12,217	11.64	21,281	17.92	35,099	33.35	77,579	62.46
Equity securities:
Restricted	1,206	1.32	808	0.77	1,153	0.97	1,783	1.70	1,149	0.93
Other	178	0.19	166	0.16	174	0.15	150	0.14	122	0.10

Total	$91,213	100.00%	$104,965	100.00%	$118,756	100.00%	$105,248	100.00%	$124,203	100.00%

     Our investment portfolio provided a stable source of liquidity in 2006 and was used to supplement deposit gathering activities. As a result, total investments decreased $13.8 million to $91.2 million at December 31, 2006, from $105.0 million at December 31, 2005. The investment portfolio played a less prominent role in our earning assets mix in 2006. Investment securities averaged $87.0 million and equaled 16.8 percent of average earning assets in 2006, compared to $103.9 million and 20.4 percent in 2005. The tax-equivalent yield on the investment portfolio rose 82 basis points to 5.21 percent in 2006 from 4.39 percent in 2005. This increase was a result of reinvesting security repayments, not utilized to fund loans, into short-term investments with higher yields.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
We did not sell any securities in 2006 and 2005. Repayments from investment securities totaled $51.5 million in 2006. The majority of repayments resulted from maturities of short-term U.S. Government-sponsored agency securities. At the end of 2005, we had $42.7 million of these securities with a weighted-average life of 0.6 years. A total of $40.0 million of these securities matured in constant intervals during 2006. We purchased $37.9 million in investment securities in 2006. Due to the inverted yield curve, we chose to once again limit our purchases primarily to short-term, single maturity bonds of U.S. Government-sponsored agencies, as we would not receive a premium for extending maturity terms. In addition, the single maturity bonds ensure the certainty of cash flows for liquidity purposes. The weighted-average life of the U.S. Government-sponsored agency securities purchased in 2006 was 0.3 years, with scheduled maturity dates occurring at constant intervals over the next 12 months.
At December 31, 2006, investment securities with an amortized cost of $47.1 million were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. At December 31, 2005, the amortized cost of pledged securities equaled $36.6 million. The fair value of such securities equaled $47.0 million at December 31, 2006, and $36.5 million at December 31, 2005.
At December 31, 2006 and 2005, there were no securities from any one issuer that had an aggregate book value exceeding 10.0 percent of stockholders’ equity, except for those issued by U.S. Government-sponsored agencies which are exempt from concentration of credit risk considerations.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The maturity distribution of the amortized cost, fair value and weighted-average tax-equivalent yield of the available-for-sale portfolio at December 31, 2006, is summarized as follows. The weighted-average yield, based on amortized cost, has been computed for tax-exempt state and municipals on a tax-equivalent basis using the prevailing federal statutory tax rate of 34.0 percent. The distributions are based on contractual maturity with the exception of mortgage-backed securities and equity securities. Mortgage-backed securities are presented based upon estimated cash flows, assuming no change in the current interest rate environment. Equity securities with no stated contractual maturities are included in the “After ten years” maturity distribution. Expected maturities may differ from contractual maturities, or estimated maturities for mortgage-backed securities, because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.
Maturity distribution of available-for-sale portfolio

			After one		After five
	Within		but within		but within		After
	one year		five years		ten years		ten years		Total
December 31, 2006	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Amortized cost:
U.S. Government agencies	$39,258	5.04%							$39,258	5.04%
State and municipals:
Taxable	6,878	3.15	$5,261	2.77%					12,139	2.99
Tax-exempt	190	4.02	5,121	7.85	$16,218	7.64%	$7,794	7.35%	29,323	7.58
Mortgage-backed securities	5,895	5.36	1,820	4.53	84	6.27			7,799	5.18
Equity securities:
Restricted							1,206	5.23	1,206	5.23
Other							38	12.94	38	12.94

Total	$52,221	4.82%	$12,202	5.16%	$16,302	7.63%	$9,038	7.09%	$89,763	5.61%

Fair value:
U.S. Government agencies	$39,201								$39,201
State and municipals:
Taxable	6,814		$5,098						11,912
Tax-exempt	190		5,336		$17,088		$8,342		30,956
Mortgage-backed securities	5,870		1,805		85				7,760
Equity securities:
Restricted							1,206		1,206
Other							178		178

Total	$52,075		$12,239		$17,173		$9,726		$91,213

For a discussion of the recent Staff Positions and Statements of Financial Accounting Standards (“SFAS”) issued by the Financial Accounting Standards Board (“FASB”) related to investment securities, refer to the note entitled, “Summary of significant accounting policies-Investment securities,” in the Notes to Consolidated Financial Statements to this Annual Report.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Loan Portfolio:
Economic factors and how they affect loan demand are of extreme importance to us and the overall banking industry, as lending is a primary business activity. Loans are the most significant component of earning assets and they generate the greatest amount of revenue for us. Similar to the investment portfolio, there are risks inherent in the loan portfolio that must be understood and considered in managing the lending function. These risks include IRR, credit concentrations and fluctuations in demand. Changes in economic conditions and interest rates affect these risks which influence loan demand, the composition of the loan portfolio and profitability of the lending function. Strong corporate earnings influenced business spending and, in turn, commercial lending in 2006. However, a downturn in the housing market resulted in a decline in residential mortgage lending for the banking industry.
Corporate profits remained strong in 2006. According to the February 2007 Monetary Policy Report to Congress, the ratio of pre-tax profits to income for nonfinancial firms rose 14.0 percent in 2006, the highest level since 1969. As a result, business investment gained 7.3 percent in 2006. Spending on equipment and software increased 6.6 percent as costs for computer-related equipment became more affordable. In addition, spending on commercial structures rose 8.8 percent in 2006, significantly higher than the prior two years. According to the January 2007 “Senior Loan Officers Opinion Survey on Bank Lending Practices,” issued by the Board of Governors of the Federal Reserve System, a majority of responding banks in the United States reported that demand for commercial loans and commercial mortgages remained stable throughout 2006. Most respondents indicated that competition for such loans increased, and as a result, banks had eased terms and credit standards. Respondents to the survey indicated that demand continued to be strong, with financing used for investment in plant and equipment. As a result, commercial loans, including commercial real estate loans for all FDIC-insured commercial banks, grew $193.1 billion or 11.0 percent to $1,949.9 billion at December 31, 2006, from $1,756.8 billion at the end of the previous year.
The housing market, which had been expanding since 2001, weakened significantly, and noticeably restrained the rate of economic expansion in 2006. Rising mortgage rates in the first half of the year influenced the decline in demand for both new and existing homes. The rate for a 30-year, fixed-rate mortgage rose 41 basis points from 6.27 percent at the end of 2005 to 6.68 percent at June 30, 2006. The decline in demand for new homes caused a backlog of inventory and, in turn, resulted in a drop-off in new construction. Both the number of permits issued for new homes and the number of homes started were approximately 30.0 percent below 2005 figures. In the second half of 2006, mortgage rates decreased and closed the year 13

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
basis points lower than at year-end 2005. As a result, the demand for homes, although below recent years, appeared to improve.
Activity in our secondary mortgage banking program in 2006 was significantly lower than in 2005. The volume of mortgages originated and subsequently sold in the secondary market declined $6.4 million or 27.4 percent to $17.0 million in 2006 from $23.4 million in 2005. Rising interest rates, coupled with greater competition, forced spreads between originations and sales tighter. As a result of the decline in volume and tighter spreads, gains realized on the sale of these loans declined $244 or 50.1 percent to $243 in 2006 from $487 in 2005. Residential mortgage loans serviced for the Federal National Mortgage Association (“FNMA”) totaled $115.1 million at December 31, 2006, an increase of $5.0 million or 4.5 percent from $110.1 million at the end of 2005. Serviced loans increased $12.3 million or 12.6 percent in 2005. Mortgage loans held for sale totaled $0.6 million at December 31, 2006, and $1.9 million at the end of 2005.
Similar to secondary mortgage banking, refinancing activity also declined in 2006 due to higher mortgage rates. Refinancings totaled $6.8 million in 2006, a decline of $4.8 million or 41.4 percent from $11.6 million in 2005.
The composition of the loan portfolio at year-end for the past five years is summarized as follows:
Distribution of loan portfolio

	2006		2005		2004		2003		2002
December 31	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Commercial, financial and others	$143,792	35.24%	$137,302	35.33%	$114,341	29.95%	$100,723	28.14% $	90,747	28.05%
Real estate:
Construction	5,513	1.35	2,575	0.66	6,704	1.76	2,983	0.83	5,398	1.67
Mortgage	225,703	55.31	217,827	56.06	230,555	60.40	222,621	62.20	193,012	59.65
Consumer, net	31,546	7.73	29,217	7.52	27,893	7.31	29,726	8.30	32,631	10.08
Lease financing, net	1,520	0.37	1,682	0.43	2,230	0.58	1,887	0.53	1,787	0.55

Loans, net of unearned income	408,074	100.00%	388,603	100.00%	381,723	100.00%	357,940	100.00%	323,575	100.00%

Less: allowance for loan losses	4,435		4,128		3,859		3,584		3,745

Net loans	$403,639		$384,475		$377,864		$354,356		$319,830

We experienced strong demand in all major loan categories. As a result of our strategic focus on building commercial relationships, business loans, including commercial loans, commercial mortgages and lease financing, increased $10.8 million or 4.1 percent to $275.9 million at December 31, 2006, from $265.1 million at year-end 2005. Specifically, commercial loans grew $6.5 million or 4.7 percent, while commercial real estate loans rose $4.4 million or 3.5 percent. Commercial leases declined slightly as repayments exceeded originations. We have recently restructured our commercial leasing subsidiary and have added a full-time leasing officer to manage the subsidiary. This re-emphasis resulted in an increase in commercial leases originated of $938 or 370.8 percent to $1,191 in 2006

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
compared to $253 in 2005. In addition, very aggressive goals have been set for Community Leasing for 2007. Residential mortgages, including construction loans, rose $6.4 million or 6.8 percent to $100.7 million at December 31, 2006, from $94.3 million at December 31, 2005, due to an increase in demand for home equity loans, coupled with a lower volume of refinancings. In addition, consumer loans increased $2.3 million or 8.0 percent to $31.5 million at year-end 2006 from $29.2 million at the end of 2005. Overall, our loan portfolio grew $19.5 million or 5.0 percent to $408.1 million at December 31, 2006, from $388.6 million at December 31, 2005.
Loans averaged $424.3 million in 2006, an increase of $27.7 million or 7.0 percent compared to $396.6 million in 2005. The majority of the growth was in taxable loans which increased $27.9 million. Tax-exempt loans decreased $0.2 million. The loan portfolio played a greater role in our earning assets mix, as average investments and federal funds sold declined. As a percentage of earning assets, average loans equaled 82.2 percent in 2006 and 78.0 percent in 2005.
Corresponding with increases in the federal funds target rate, the prime rate climbed 100 basis points in four 25-basis-point increments over the first six months of 2006 to 8.25 percent, and remained stable for the second half of the year. A significant portion of our loan portfolio consists of commercial loans with adjustable interest rates that either reprice immediately or in the near term. As a result, the tax-equivalent yield on the loan portfolio increased 73 basis points to 7.03 percent in 2006 from 6.30 percent in 2005. The yield on taxable loans rose 70 basis points, while the yield on tax-exempt loans increased 93 basis points. The increase was gradual throughout the year, with the greatest increase occurring during the second and third quarters. By the fourth quarter of 2006, loan yields appeared to be stabilizing. The tax-equivalent yield on the loan portfolio increased 17 basis points to 6.77 percent in the first quarter of 2006 from 6.60 percent in the fourth quarter of 2005. Loan yields increased another 19 basis points and 21 basis points in the second and third quarters before leveling off in the fourth quarter. The tax-equivalent yield on the loan portfolio increased only 3 basis points in the fourth quarter. Interest rates are expected to remain relatively stable during the first half of 2007. The yield on our loan portfolio may increase further, but to a lesser extent, as adjustable-rate loans with repricing frequencies beyond one year will reprice at higher rates.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The maturity distribution and repricing information of the loan portfolio by major classification at December 31, 2006, is summarized as follows:
Maturity distribution and interest sensitivity of loan portfolio

		After one
	Within	but within	After
December 31, 2006	one year	five years	five years	Total

Maturity schedule:
Commercial, financial and others	$50,466	$43,276	$50,050	$143,792
Real estate:
Construction	5,513			5,513
Mortgage	26,260	85,191	114,252	225,703
Consumer, net	4,941	20,713	5,892	31,546
Lease financing, net	297	1,223		1,520

Total	$87,477	$150,403	$170,194	$408,074

Repricing schedule:
Predetermined interest rates	$28,720	$75,235	$63,437	$167,392
Floating or adjustable interest rates	58,757	75,168	106,757	240,682

Total	$87,477	$150,403	$170,194	$408,074

As previously mentioned, there are numerous risks inherent in the loan portfolio. We manage the portfolio by employing sound credit policies and utilizing various modeling techniques in order to limit the effects of such risks. In addition, we continuously monitor our liquidity position so that adequate funds are available to meet loan demand. Based on our asset/liability simulation model, we feel confident that loan demand can be facilitated through payments and prepayments on investments and loans, and increases in core deposits. We expect to receive approximately $139.7 million from repayments on loans and investment securities during 2007. In the event an unforeseen increase in loan demand arises, we could facilitate the demand by aggressively competing for deposits, by selling available-for-sale securities or by utilizing various credit products available through the Federal Home Loan Bank of Pittsburgh (“FHLB-Pgh”).
In an attempt to limit IRR and liquidity strains, we continually examine the maturity distribution and interest rate sensitivity of the loan portfolio. As part of our asset/liability management strategy to reduce the amount of IRR in the loan portfolio, we price loan products to increase our holdings of adjustable-rate loans and reduce the average term of fixed-rate loans. Approximately 46.2 percent of the loan portfolio is expected to reprice within the next 12 months. Our continued focus on commercial lending activities resulted in an increase in adjustable-rate loans. These loans increased $15.0 million or 6.6 percent to $240.7 million at December 31, 2006, from $225.7 million at year-end 2005. Adjustable-rate loans represented 59.0 percent of the loan portfolio at December 31, 2006, compared to 58.1 percent at the end of 2005. Fixed-rate loans increased $4.5 million to $167.4 million at December 31, 2006, from $162.9 million at December 31, 2005.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Additionally, our secondary mortgage banking program provides us with an additional source of liquidity and a means to limit our exposure to IRR. Through this program, we are able to competitively price conforming one-to-four family residential mortgage loans without taking on IRR which would result from retaining these long-term, low fixed-rate loans on our books. The loans originated are subsequently sold in the secondary market, with the sales price locked in at the time of commitment, thereby greatly reducing our exposure to IRR.
Loan concentrations are considered to exist when the total amount of loans to any one borrower, or a multiple number of borrowers engaged in similar business activities or having similar characteristics, exceeds 10.0 percent of loans outstanding in any one category. We provide deposit and loan products and other financial services to individual and corporate customers in our six-county market area. There are no significant concentrations of credit risk from any individual counterparty or groups of counterparties, except for locational concentrations.
In addition to the risks inherent in our loan portfolio, in the normal course of business, we are also a party to financial instruments with off-balance sheet risk to meet the financing needs of our customers. These instruments include legally binding commitments to extend credit, unused portions of home equity and credit card lines and commercial letters of credit, and may involve, to varying degrees, elements of credit risk and IRR in excess of the amount recognized in the financial statements.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of the collateral obtained, if deemed necessary by us, is based on our credit evaluation of the customer.
Unused portions of home equity and credit card lines are commitments for possible future extensions of credit to existing customers. Unused portions of home equity lines are collateralized and generally have a fixed expiration date. Credit card lines are uncollateralized and usually do not carry a specific maturity date. Unused portions of home equity and credit card lines ultimately may not be drawn upon to the total extent to which we are committed.
Commercial letters of credit are conditional commitments issued by us to guarantee the performance of a customer to a third party. Commercial letters of credit are primarily issued to support public and private borrowing arrangements. Essentially, all commercial letters of credit have

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
expiration dates within one year. Collateral supporting commercial letters of credit amounted to $11.2 million at December 31, 2006, and $10.1 million at December 31, 2005. Commercial letters of credit with collateral values less than the contractual amount of the commitment are supported by existing lines of credit with us. The carrying value of the liability for our obligations under guarantees was not material at December 31, 2006 and 2005.
Credit risk is the principal risk associated with these instruments. Our involvement and exposure to credit loss in the event that the instruments are fully drawn upon and the customer defaults is represented by the contractual amounts of these instruments. In order to control credit risk associated with entering into commitments and issuing letters of credit, we employ the same credit quality and collateral policies in making commitments that we use in other lending activities. We evaluate each customer’s creditworthiness on a case-by-case basis, and if deemed necessary, obtain collateral. The amount and nature of the collateral obtained is based on our credit evaluation.
The contractual amounts of off-balance sheet commitments at year-end for the past five years are summarized as follows:
Distribution of off-balance sheet commitments

December 31	2006	2005	2004	2003	2002

Commitments to extend credit	$66,192	$64,816	$49,504	$44,025	$48,478
Unused portions of home equity and credit card lines	15,777	14,576	12,776	9,806	6,892
Commercial letters of credit	21,405	18,565	9,062	2,255	986

Total	$103,374	$97,957	$71,342	$56,086	$56,356

We record an allowance for credit losses, if deemed necessary, separately as a liability. No allowance was deemed necessary at December 31, 2006 and 2005. We do not anticipate that losses, if any, that may occur as a result of funding off-balance sheet commitments, would have a material adverse effect on our operating results or financial position.
For a discussion of the recent Statement of Position issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants related to lending or financing activities, refer to the note entitled, “Summary of significant accounting policies-Loans,” in the Notes to Consolidated Financial Statements to this Annual Report.
For a discussion of the recent SFAS issued by the FASB related to mortgage servicing rights associated with our secondary mortgage banking program, refer to the note entitled, “Summary of significant account policies — Mortgage servicing rights,” in the Notes to Consolidated Financial Statements to this Annual Report.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Asset Quality:
On October 17, 2005, the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005 took effect. This Act tightened bankruptcy legislation by making it more difficult for persons with above average incomes to qualify for protection under Chapter 7 bankruptcy laws and increased the amount of debt that a person would have to repay under Chapter 13 bankruptcy laws. In addition, individuals would have to pay greater fees and complete mandatory debt counseling before filing. As a result, the number of personal bankruptcy filings, which spiked in 2005 prior to the new laws taking effect, dramatically decreased during the 12-month period ended September 30, 2006. According to the Administrative Office of the U.S. Courts, personal bankruptcy filings during the 12 months ended September 30, 2006, fell 37.7 percent compared to the same period in 2005. Similarly, the number of businesses filing for bankruptcy protection declined 20.1 percent comparing the same periods. The Commonwealth of Pennsylvania also experienced reductions in both the number of personal and business bankruptcy filings for the 12-month period ended September 30, 2006. Specifically, in our district, according to the data released by the Administrative Office of the U.S. Courts, the number of individuals and businesses filing for bankruptcy protection decreased 37.2 percent and 24.1 percent. The 2006 decrease may be artificially low due to the influx of filings in 2005. However, recent statistics indicate that the number of filings has leveled off.
Rising residential real estate delinquencies caused deterioration in asset quality for the banking industry in 2006. For all FDIC-insured commercial banks, nonperforming loans and leases increased $6.7 billion or 16.6 percent to $47.0 billion at December 31, 2006, from $40.3 billion at year-end 2005. Higher delinquencies in one-to-four family, construction and home equity loans caused a 33.0 percent increase in noncurrent residential real estate loans. Banks also experienced greater delinquencies in consumer loans, which were offset by lower delinquencies in commercial and industrial loans. The ratio of nonperforming assets to total assets for these institutions increased to 0.51 percent at December 31, 2006, from 0.48 percent at year-end 2005. Despite the increase in noncurrent loans, net charge-offs, as a percentage of loans outstanding, declined from 0.56 percent in 2005 to 0.40 percent in 2006.
Contrary to all FDIC-insured commercial banks, nonperforming asset levels improved for insured Pennsylvania banks, as evidenced by a 22.5 percent decrease in nonperforming assets to $692.7 billion at December 31, 2006, from $893.4 billion at the end of 2005. However, net charge-offs for these institutions increased 45.8 percent.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Several issues are of recent concern and have begun to pose credit risks to the banking industry. These issues include:
•	Subprime lending;

•	Adjustable-rate mortgages and home equity lines of credit; and

•	Deflation in real estate values.
Subprime lending generally refers to lending to borrowers who do not qualify for prime interest rates because of one or more of the following characteristics: (i)weakened credit histories; (ii) previous charge-offs; (iii) judgments or bankruptcies; (iv) low credit scores; (v) high debt-burden ratios; or (vi) high loan-to-value ratios. These borrowers are charged either higher or adjustable interest rates to compensate for the higher credit risk. In the past two years, 21.0 percent of all home mortgages were deemed subprime. Rising interest rates have begun posing problems for many subprime borrowers. According to the Mortgage Bankers Association, at year-end 2006, 4.5 percent of all subprime mortgages were in the process of collection. This figure equaled 3.3 percent at the end of 2005. In addition, 13.3 percent of subprime borrowers were behind in their payments, the highest level since 2002.
We do not have a subprime lending program. Our residential mortgage portfolio consists primarily of one-to-four family residential mortgages originated with loan-to-value ratios not exceeding 80.0 percent. Borrowers wanting to finance more than 80.0 percent of the appraised value are required to obtain private mortgage insurance (“PMI”). The majority of these loans are sold without recourse to FNMA.
In addition to subprime borrowers, many borrowers with good credit were attracted to adjustable-rate mortgage loans because of their lower initial interest rates. Furthermore, many homeowners borrowed against their rising home values through home equity lines of credit having adjustable interest rates. These borrowers may find it increasingly difficult to pay additional debt service costs resulting from rising interest rates.
We offer loans with adjustable interest rates to individual and commercial customers. In order to mitigate the credit risk inherent in these loans, we perform stress tests to determine if the customer’s cash flow would be able to cover the increase in interest given rate shocks of plus 100, 200 and 300 basis points. We perform these stress tests as part of the loan approval process.
Finally, the increase in property values over the past few years has caused some institutions to extend credit based on inflated collateral values. Should borrowers default, banks may not be able to realize a liquidation value at or beyond the amount of debt owed in order to facilitate a

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
secondary source of repayment. These factors have already begun, and may continue to, subject the banking industry to increased levels of nonperforming assets and net loans charged-off. As a result, the profitability of financial institutions could be adversely affected as banks are forced to increase their provision for loan losses or sustain losses upon liquidating collateral.
With regard to managing our exposure to credit risk caused by devaluations in real estate values, according to our Loan Policy, maximum loan-to-value ratios for commercial mortgage loans cannot exceed 80.0 percent of the lower of cost or appraised value. With regard to residential mortgages, customers with loan-to-value ratios between 80.0 percent and 100.0 percent are required to obtain PMI insurance. There are no residential mortgage loans outstanding with loan-to-value ratios in excess of 100.0 percent. The 80.0 percent loan-to-value threshold provides a cushion in the event the property is devalued. PMI insurance is used to protect us from loss in the event loan-to-value ratios exceed 80.0 percent and the customer defaults on the loan. Written appraisals are obtained prior to approval for all real estate loans. Appraisals are performed by an independent appraiser engaged by us, not the customer, who is either state certified or state licensed depending upon collateral type and loan amount.
We are committed to developing and maintaining sound, quality assets through our credit risk management procedures. Credit risk is the risk to earnings or capital which arises from a borrower’s failure to meet the terms of their loan agreement. We manage credit risk by diversifying the loan portfolio and applying policies and procedures designed to foster sound lending practices. These policies include certain standards that assist lenders in making judgments regarding the character, capacity, capital structure and collateral of the borrower. In addition, the lender must determine the borrower’s ability to repay the credit based on prevailing and expected business conditions. The Board of Directors establishes and reviews, at least annually, the lending authority for all loan officers and branch managers. Credits beyond the scope of the loan officers and branch managers are forwarded to the Directors’ Loan Committee. This Committee, comprised of senior management and board members, attempts to assure the quality of the loan portfolio through careful analysis of credit applications, adherence to credit policies and the examination of outstanding loans and delinquencies. These procedures assist in the early detection and timely follow-up of problem loans. Credits in excess of $2.0 million are subject to approval by our Board of Directors.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Credit risk is also minimized by quarterly internal reviews of our loan portfolio. These reviews aid us in identifying deteriorating financial conditions of borrowers, allowing us to assist customers in remedying these situations.
Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans include nonaccrual loans, restructured loans and accruing loans past due 90 days or more. For a discussion of our policy regarding nonperforming assets, refer to the note entitled, “Summary of significant accounting policies-Nonperforming assets,” in the Notes to Consolidated Financial Statements to this Annual Report.
Information concerning nonperforming assets for the past five years is summarized as follows. The table includes credits classified for regulatory purposes and all material credits that cause us to have serious doubts as to the borrower’s ability to comply with present loan repayment terms.
Distribution of nonperforming assets

December 31	2006	2005	2004	2003	2002

Nonaccrual loans:
Commercial, financial and others	$1,060	$1,574	$849	$306	$541
Real estate:
Construction
Mortgage	856	1,714	1,123	1,077	1,213
Consumer, net	94	98		63	238
Lease financing, net

Total nonaccrual loans	2,010	3,386	1,972	1,446	1,992

Accruing loans past due 90 days or more:
Commercial, financial and others	13	62	91	124	97
Real estate:
Construction
Mortgage	217	333	653	352	281
Consumer, net	60	118	169	151	132
Lease financing, net	2	33		73

Total accruing loans past due 90 days or more	292	546	913	700	510

Total nonperforming loans	2,302	3,932	2,885	2,146	2,502

Foreclosed assets	352	363	399	261	40

Total nonperforming assets	$2,654	$4,295	$3,284	$2,407	$2,542

Ratios:
Nonperforming loans as a percentage of loans, net	0.56%	1.01%	0.76%	0.60%	0.77%
Nonperforming assets as a percentage of loans, net, and foreclosed assets	0.65%	1.10%	0.86%	0.67%	0.79%
More effective special asset management over the past year has led to prompt resolution of troubled loans and liquidation of foreclosed properties. As a result, our asset quality improved, as evidenced by a decrease in nonperforming assets of $1,641 to $2,654 or 0.65 percent of loans, net of unearned income, and foreclosed assets at December 31, 2006, from $4,295 or 1.10 percent at the end of 2005. The improvement resulted

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
from a $1,376 decrease in nonaccrual loans, coupled with declines of $254 in accruing loans past due 90 days or more and $11 in foreclosed assets. All major loan categories experienced declines in the amount of loans that were nonperforming.
There were 5 properties with an aggregate carrying value of $352 in foreclosed assets at December 31, 2006, compared to 8 properties with an aggregate carrying value of $363 at the end of 2005. We transferred 12 properties totaling $659 into foreclosed assets during 2006. Fifteen properties with a net carrying value of $624 were sold for $664, which resulted in a net gain recognized on the sales of $40. We wrote down one property with a $46 charge to noninterest expense. The carrying values of all foreclosed properties at December 31, 2006, did not exceed 80.0 percent of their collateral values in the case of residential properties and 75.0 percent of their collateral values in the case of commercial properties.
We maintain the allowance for loan losses at a level we believe adequate to absorb probable credit losses related to specifically identified loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of the balance sheet date. The balance in the allowance for loan losses account is based on past events and current economic conditions. We employ the Federal Financial Institutions Examination Council Interagency Policy Statement, as amended December 13, 2006, and GAAP in assessing the adequacy of the allowance account. Under GAAP, the adequacy of the allowance account is determined based on the provisions of SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” for loans specifically identified to be individually evaluated for impairment, and the requirements of SFAS No. 5, “Accounting for Contingencies,” for large groups of smaller-balance homogeneous loans to be collectively evaluated for impairment.
We follow our systematic methodology in accordance with procedural discipline by applying it in the same manner regardless of whether the allowance is being determined at a high point or a low point in the economic cycle. Each quarter, our loan review division identifies those loans to be individually evaluated for impairment and those to be collectively evaluated for impairment utilizing a standard criteria. Internal loan review grades are assigned quarterly to loans identified to be individually evaluated. A loan’s grade may differ from period to period based on current conditions and events, however, we consistently utilize the same grading system each quarter. We consistently use loss experience from the latest eight quarters in determining the historical loss factor for each pool collectively evaluated for impairment. Qualitative factors are evaluated in the same manner each quarter and are adjusted within a relevant range of values based on current conditions.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses and the systematic methodology utilized to determine its adequacy. This methodology was reviewed as part of the scope of the most recent regulatory examination and was deemed satisfactory by the regulators.
For a further discussion of our accounting policies for determining the amount of the allowance and a description of the systematic analysis and procedural discipline applied, refer to the notes entitled, “Summary of significant accounting policies-Use of estimates,” and “Summary of significant accounting policies-Allowance for loan losses,” in the Notes to Consolidated Financial Statements to this Annual Report.
Information concerning impaired loans for the past five years is summarized as follows. The table includes credits classified for regulatory purposes and all material credits that cause us to have serious doubts as to the borrower’s ability to comply with present loan repayment terms.
Distribution of impaired loans

December 31	2006	2005	2004	2003	2002

Nonaccrual loans:
Commercial, financial and others	$1,060	$1,574	$849	$306	$541
Real estate:
Construction
Mortgage	856	1,714	1,123	1,077	1,213
Consumer, net	94	98		63	238
Lease financing, net

Total nonaccrual loans	2,010	3,386	1,972	1,446	1,992

Accruing loans:
Commercial, financial and others	1,312	638	3,889		889
Real estate:
Construction
Mortgage	6,334	1,622	1,205	207	485
Consumer, net	44	61		1	292
Lease financing, net

Total accruing loans	7,690	2,321	5,094	208	1,666

Total impaired loans	$9,700	$5,707	$7,066	$1,654	$3,658

Ratio:
Impaired loans as a percentage of loans, net	2.38%	1.47%	1.85%	0.46%	1.13%
At December 31, 2006 and 2005, we had a recorded investment in impaired loans of $9,700 and $5,707. The recorded investment in impaired loans averaged $8,841 in 2006 and $6,285 in 2005. At December 31, 2006, the amount of recorded investment in impaired loans for which there was a related allowance for loan losses was $8,017. The amount of the corresponding allowance was $2,410. Comparatively, the amount of these loans and their related allowance was $3,844 and $2,206 at December 31, 2005. The amount of recorded investment for which there was no related allowance for loan losses was $1,683 and $1,863 at December 31, 2006 and

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
2005. During 2006, activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $662 and losses charged to the allowance of $458. There were no recoveries of impaired loans previously charged-off in 2006. The 2005 activity in the allowance for loan losses account related to impaired loans included a provision charged to operations of $1,337, losses charged to the allowance of $318 and recoveries of impaired loans previously charged-off of $8. Interest income related to impaired loans would have been $703 in 2006 and $434 in 2005, had the loans been current and the terms of the loans not been modified. Interest recognized on impaired loans amounted to $693 in 2006 and $337 in 2005. Included in these amounts was interest recognized on a cash basis of $693 and $337. Cash received on impaired loans, applied as a reduction of principal, totaled $1,445 in 2006 and $5,543 in 2005. At December 31, 2006, we had a $465 commitment to one commercial customer with impaired loans. The commitment involved a bridge loan to be paid off within 90 days by guaranteed funds from governmental agencies. There were no commitments to extend additional funds to customers with impaired loans at December 31, 2005.
A reconciliation of the allowance for loan losses and an illustration of charge-offs and recoveries by major loan category for the past five years are summarized as follows:
Reconciliation of allowance for loan losses

December 31	2006	2005	2004	2003	2002

Allowance for loan losses at beginning of period	$4,128	$3,859	$3,584	$3,745	$3,220
Loans charged-off:
Commercial, financial and others	136	16	45	94	167
Real estate:
Construction
Mortgage	267	273	125	415	222
Consumer, net	314	297	312	244	317
Lease financing, net					3

Total	717	586	482	753	709

Loans recovered:
Commercial, financial and others	12	1	27	29	31
Real estate:
Construction
Mortgage	4	13	19	19	11
Consumer, net	118	59	111	64	92
Lease financing, net

Total	134	73	157	112	134

Net loans charged-off	583	513	325	641	575

Provision for loan losses	890	782	600	480	1,100

Allowance for loan losses at end of period	$4,435	$4,128	$3,859	$3,584	$3,745

Ratios:
Net loans charged-off as a percentage of average loans outstanding	0.14%	0.13%	0.09%	0.18%	0.18%
Allowance for loan losses as a percentage of period end loans	1.09%	1.06%	1.01%	1.00%	1.16%

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The allowance for loan losses equaled $4,435 and 1.09 percent of loans, net of unearned income, at December 31, 2006, compared to $4,128 and 1.06 percent at December 31, 2005. The $307 increase resulted from the provision for loan losses exceeding net charge-offs.
Past due loans not satisfied through repossession, foreclosure or related actions, are evaluated individually to determine if all or part of the outstanding balance should be charged against the allowance for loan losses account. Any subsequent recoveries are credited to the allowance account. Net loans charged-off were $583 or 0.14 percent of average loans outstanding in 2006, an increase of $70 or 13.6 percent from $513 or 0.13 percent of average loans outstanding in 2005. For our peer group, a group of 413 bank holding companies located within the Federal Reserve District of Philadelphia with consolidated assets between $500.0 million and $1.0 billion, net charge-offs, as a percentage of average loans outstanding, improved to 0.11 percent in 2006 from 0.12 percent in 2005.
The allocation of the allowance for loan losses for the past five years is summarized as follows:
Allocation of the allowance for loan losses

	2006		2005		2004		2003		2002
		Category		Category		Category		Category		Category
		as a		as a		as a		as a		as a
		% of		% of		% of		% of		% of
December 31	Amount	loans	Amount	loans	Amount	loans	Amount	loans	Amount	loans

Allocated allowance:
Specific:
Commercial, financial and others	$1,000	0.58%	$1,549	0.57%	$728	1.24%	$237	0.09%	$597	0.44%
Real estate:
Construction
Mortgage	1,296	1.76	532	0.86	451	0.61	124	0.36	173	0.53
Consumer, net	114	0.03	125	0.04			16	0.01	107	0.16
Lease financing, net

Total specific	2,410	2.37	2,206	1.47	1,179	1.85	377	0.46	877	1.13

Formula:
Commercial, financial and others	120	34.66	123	34.76	149	28.71	237	28.05	367	27.61
Real estate:
Construction		1.35		0.66		1.76		0.83		1.67
Mortgage	520	53.55	472	55.20	878	59.79	974	61.84	2,071	59.12
Consumer, net	374	7.70	360	7.48	288	7.31	316	8.29	419	9.92
Lease financing, net		0.37		0.43	1	0.58	1	0.53		0.55

Total formula	1,014	97.63	955	98.53	1,316	98.15	1,528	99.54	2,857	98.87

Total allocated allowance	3,424	100.00%	3,161	100.00%	2,495	100.00%	1,905	100.00%	3,734	100.00%

Unallocated allowance	1,011		967		1,364		1,679		11

Total	$4,435		$4,128		$3,859		$3,584		$3,745

The allocated element of the allowance for loan losses account increased $263 to $3,424 at December 31, 2006, compared to $3,161 at December 31, 2005. The addition to the allowance resulted from increases of $204 in the specific portion for the impairment of loans individually evaluated under

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
SFAS No. 114 and $59 in the formula portion for the impairment of loans collectively evaluated under SFAS No. 5. The increase in the specific portion primarily resulted from the greater amount of impaired loans which were collateral deficient, having a recorded investment which exceeded their respective collateral value, at December 31, 2006. Impaired loans with a recorded investment in excess of their fair value amounted to $8,017 at year-end 2006 compared to $3,844 at the end of the previous year. For these loans, the amount by which the recorded investment exceeded the fair market value was $2,410 at December 31, 2006, compared to $2,206 at the end of 2005.
With regard to the formula portion, the increase primarily resulted from an increase in the total loss factor for mortgage loans collectively evaluated for impairment under SFAS No. 5 due to a higher historical loss factor. The historical loss factor is the average of actual net charge-offs by loan classification for the preceding eight quarters. Net charge-off levels for the prior eight quarters ended December 31, 2006, increased in comparison to the prior eight quarters ended December 31, 2005.
The unallocated element was $1,011 at December 31, 2006, and $967 at December 31, 2005. As is inherent with all estimates, the allowance for loan losses methodology is subject to a certain level of imprecision as it provides reasonable, but not absolute, assurance that the allowance will be able to absorb probable losses, in their entirety, as of the financial statement date. Factors, among others, including judgments made in identifying those loans considered impaired, appraisals of collateral values and measurements of certain qualitative factors, all cause this imprecision and support the establishment of the unallocated element. We believe the unallocated element is sufficient to cover any inherent losses in the loan portfolio that have not been identified as part of the allocated element at December 31, 2006.
The coverage ratio, the allowance for loan losses account, as a percentage of nonperforming loans, is an industry ratio used to test the ability of the allowance account to absorb potential losses arising from nonperforming loans. This ratio improved to 192.7 percent at December 31, 2006, from 105.0 percent at December 31, 2005. The decrease in the volume of nonaccrual loans was the predominant factor causing the improvement. We believe that our allowance account was more than adequate to absorb all potential losses associated with nonperforming loans at December 31, 2006. With regard to all nonperforming assets, our allowance was able to cover 167.1 percent at the end of 2006, compared to 96.1 percent at year-end 2005.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Deposits:
DPI in the United States of America, boosted by strong wage and salary gains, rose 3.1 percent in 2006. Due to further wealth appreciation, consumers continued to increase spending above their disposable income. Although home price appreciation, the driving force of increased wealth in recent years, slowed significantly in 2006, the value of equity portfolios grew solidly and counteracted the effect of declining home values. This propensity to spend forced the savings rate to be negative for the second consecutive year. The savings rate was negative 1.1 percent in 2006 and negative 0.4 percent in 2005.
The negative savings rate and stronger equity markets did not appear to materially affect deposit growth for FDIC-insured commercial banks in 2006. Total deposits grew $658.3 billion or 10.8 percent in 2006 after growing $480.2 billion or 8.6 percent in 2005. Interest-bearing deposits increased $645.5 billion or 13.3 percent, while noninterest-bearing deposits rose $12.8 billion or 1.1 percent. FDIC-insured Pennsylvania banks also experienced deposit growth, but to a lesser extent. Total deposits for these institutions rose only $4.7 billion or 2.6 percent in 2006 compared to $35.7 billion or 24.7 percent in 2005.
Our deposit base is the primary source of funds to support our operations. We offer a variety of deposit products to meet the needs of our individual and commercial customers. We experienced a reduction in demand for our deposit products in 2006. However, we were able to experience modest success in building commercial deposit relationships within our market area, as nonpersonal deposit accounts grew $7.0 million or 4.5 percent. This increase in commercial deposits partially offset a $15.0 million or 4.5 percent decrease in personal deposits. The growth in business accounts resulted from increases of $4.8 million or 4.6 percent in interest-bearing transaction accounts, which include money market, NOW and savings accounts, and $6.6 million or 60.3 percent in time deposits. Partially offsetting these increases were declines in total commercial noninterest-bearing accounts of $4.4 million. With regard to personal deposits, the greatest factors influencing the change were decreases of $13.7 million or 13.4 percent in interest-bearing transaction accounts and $3.3 million or 1.7 percent in total time deposits. These declines were partially offset by an increase in noninterest-bearing deposits of $2.0 million.
Overall, total deposits declined $8.0 million or 1.6 percent to $483.4 million at December 31, 2006, from $491.4 million at the end of 2005. Total deposits grew $12.9 million or 2.7 percent in 2005. Noninterest-bearing deposits declined $2.4 million or 3.1 percent from the end of 2005, while interest-bearing deposits decreased $5.6 million or 1.3 percent.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The average amount of, and the rate paid on, the major classifications of deposits for the past five years are summarized as follows:
Deposit distribution

	2006		2005		2004		2003		2002
	Average	Average	Average	Average	Average	Average	Average	Average	Average	Average
Year Ended December 31	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Interest-bearing:
Money market accounts	$30,220	2.58%	$24,694	1.56%	$20,098	1.06%	$16,494	1.03%	$19,073	1.92%
NOW accounts	60,814	2.40	54,354	1.66	42,480	1.00	38,600	0.90	38,125	1.37
Savings accounts	109,588	1.32	120,550	0.93	129,564	0.76	127,975	1.03	108,137	1.88
Time deposits less than $100	187,385	4.05	180,457	3.65	180,044	3.68	185,873	3.88	185,508	4.44
Time deposits $100 or more	24,599	4.38	28,484	3.52	29,488	3.31	27,755	3.30	27,861	3.79

Total interest-bearing	412,606	2.99%	408,539	2.45%	401,674	2.30%	396,697	2.51%	378,704	3.23%
Noninterest-bearing	71,853		71,606		63,954		56,743		49,441

Total deposits	$484,459		$480,145		$465,628		$453,440		$428,145

Total deposits averaged $484.5 million in 2006, an increase of $4.4 million compared to $480.1 million in 2005. Average noninterest-bearing deposits increased slightly compared to the previous year, while average interest-bearing accounts grew $4.1 million. Average money market and NOW accounts growing $5.5 million and $6.5 million in 2006 were responsible for the increase in nonpersonal accounts. Disintermediation of deposits, due to higher yield offerings on short-term certificates of deposit, resulted in a $10.9 million decline in average savings accounts. Time deposits averaged $3.0 million higher, as depositors took advantage of short-term promotional rates.
In an environment characterized by relatively stable interest rates and an inverted yield curve, the average funding costs for FDIC-insured commercial banks increased dramatically in 2006. For these institutions, the cost of funding earning assets rose 94 basis points. Large commercial banks with asset sizes greater than ours experienced the greatest impact, as funding costs for FDIC-insured commercial banks with assets between $1.0 billion and $10.0 billion rose 111 basis points. Funding costs for Pennsylvania banks increased 83 basis points comparing 2006 and 2005.
We regularly monitor interest rates of local competitors and prevailing market rates when setting interest rates on our deposit products. Given the FOMC’s four additional 25-basis-point increases in the federal funds target rate during the first half of the year and the inverted yield curve, price competition in our market area for short-term certificates of deposit elevated during 2006. As a result, deposit costs for banks in our market area, rose gradually over the first six months in response to the FOMC policy initiatives. Certificate of deposit costs stabilized during the second half of 2006, as the FOMC chose to keep the federal funds target rate status quo based on economic data that was lower than expected. For community banks in our market area, the average rate paid for a 6-month

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
certificate rose 69 basis points during the first half of the year, from 2.85 percent at January 1, 2006, to 3.54 percent at June 30, 2006. At year-end, the average rate for this deposit product was 3.56 percent, only 2 basis points higher. Similarly, the average rate paid for the 12-month and 24-month certificates increased 54 basis points and 47 basis points from January 1, 2006, to mid-year and then remained relatively unchanged through year-end. In order to further compete for deposits, banks in our market area relied heavily on short-term, promotional-rate certificates having odd-term maturities. Specifically, banks offered 5-month, 7-month and 9-month maturity terms with interest rates in excess of 5.00 percent.
Due to a favorable liquidity position for much of the year, we were not forced to aggressively compete for deposits by making a unilateral increase along all deposit types and maturities. However, being a community bank, we wanted to retain our current customer base and maintain market share. We continued to offer a 13-month, non-renewable certificate of deposit at a promotional rate as an alternative to raising the rates paid on all of our certificate of deposit products. On January 1, 2006, the rate paid for this certificate was 3.70 percent. Corresponding to the rise in short-term rates during the first half of the year, we increased the rate paid for this product a total of 130 basis points to 5.00 percent at June 30, 2006. The composition of our deposit structure continued to evolve as a result of this product offering. Customers continued to move balances from savings accounts and longer-term certificates of deposit as they came due. In 2006, personal 13-month certificates of deposit increased approximately $14.0 million, which partially offset declines of $9.8 million in personal savings accounts and $17.3 million in personal certificates of deposit having different maturity terms.
Although our deposit costs in 2006 continued to increase in comparison to the previous year, the increase was significantly less than the increase experienced for the banking industry. Our cost of deposits rose 54 basis points to 2.99 percent in 2006, from 2.45 percent in 2005. Our cost of deposits averaged 2.75 percent in the first quarter, 15 basis points higher than the 2.60 percent in the fourth quarter of 2005. Deposit costs continued to rise steadily over the course of the year, increasing another 15 basis points to 2.90 percent in the second quarter, 20 basis points to 3.10 percent in the third quarter, and finally, 12 basis points to 3.22 percent in the fourth quarter. In addition to the aforementioned promotional rate certificate of deposit products, nonpersonal interest-bearing transaction accounts caused the greatest pressure on our rising cost of funds. A large portion of these transaction accounts are tied to the three-month U.S. Treasury, which increased 94 basis points from 4.08 percent at December 31, 2005, to 5.02 percent at year-end 2006. The FOMC has not changed short-term interest rates since the end of the second quarter of 2006 and indicated future policy initiatives would be based on

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
incoming economic data. Despite the stability of the rate environment, competition for deposits remains intense. We may be able to continue to mitigate the effects of this pressure as we expect our liquidity position to remain favorable with a significant portion of our investment portfolio coming due within the next 12 months.
Short-term promotional rate offerings resulted in a $12.3 million increase in volatile deposits, time deposits $100 or more, to $35.9 million at December 31, 2006, from $23.6 million at the end of 2005. Large denomination time deposits averaged $24.6 million in 2006 and $28.5 million in 2005. Our average cost of these funds increased 86 basis points to 4.38 percent in 2006, from 3.52 percent in 2005, due to higher interest rates. This type of funding is very volatile and therefore, is not considered to be a strong source of liquidity. We continued to be less reliant on this type of funding as compared to our peer group. Our ratio of average volatile deposits, as a percentage of average total assets, equaled 4.5 percent in 2006, compared to 16.1 percent for our peer group.
Maturities of time deposits $100 or more for the past five years are summarized as follows:
Maturity distribution of time deposits $100 or more

December 31	2006	2005	2004	2003	2002
Within three months	$5,307	$3,964	$7,353	$4,414	$3,020
After three months but within six months	6,923	2,547	4,426	4,845	3,333
After six months but within twelve months	13,136	4,238	6,198	3,861	8,230
After twelve months	10,554	12,830	16,515	15,969	9,961

Total	$35,920	$23,579	$34,492	$29,089	$24,544

In addition to deposit gathering, we have in place a secondary source of liquidity to fund operations through exercising existing credit arrangements with the FHLB-Pgh. We had only minimal reliance on this type of funding in 2006 and 2005. For a further discussion of our borrowings and their terms, refer to the note entitled, “Short-term borrowings,” in the Notes to Consolidated Financial Statements to this Annual Report.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
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
Short-term interest rates continued to increase during the first half of 2006 in response to monetary policy tightening by the FOMC. In addition, IRR management became very difficult due to an inverted yield curve. Due to this interest rate environment, IRR and effectively managing it, are extremely critical to both bank management and regulators. Bank regulations require us to develop and maintain an IRR management program, overseen by the Board of Directors and senior management, that involves a comprehensive risk management process in order to effectively identify, measure, monitor and control risk. Should we have material weaknesses in our risk management process or high exposure relative to capital, bank regulatory agencies will take action to remedy these shortcomings. Moreover, the level of IRR exposure and the quality of our risk management process is a determining factor when evaluating capital adequacy.
The Asset/Liability Committee (“ALCO”), comprised of members of our Board of Directors, senior management and other appropriate officers, oversees our IRR management program. Specifically, ALCO analyzes economic data and market interest rate trends, as well as competitive pressures, and utilizes several computerized modeling techniques to reveal potential exposure to IRR. This allows us to monitor and attempt to control the influence these factors may have on our rate sensitive assets (“RSA”), rate sensitive liabilities (“RSL”) and overall operating results and financial position.
We utilize the tabular presentation alternative in complying with quantitative and qualitative disclosure rules. Information with respect to maturities and fair values of our financial instruments at December 31, 2006, is summarized as follows. For expected maturity distributions, the financial assets and liabilities are presented based on their carrying values, except for investment securities, which are based on amortized costs. Investment distributions and their related weighted-

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
average interest rates are based on contractual maturities, with the exception of mortgage-backed securities and equity securities. Mortgage-backed securities are presented based upon estimated principal cash flows and related weighted-average interest rates, assuming no change in the current interest rate environment. The amount of, and weighted-average interest rate earned on, equity securities are included in the “Thereafter” maturity category. Loans and their related weighted-average interest rates are categorized based on payment due dates, assuming no change in current interest rates. For noninterest-bearing deposits, money market, NOW and savings accounts that have no contractual maturity, principal cash flows and related weighted-average interest rates are presented based on our historical experience, judgment and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. The table also presents distributions and related weighted-average interest rates for time deposits based on contractual maturities assuming no change in current interest rates. The weighted-average yields of tax-exempt securities and loans have been computed on a tax-equivalent basis using the prevailing federal statutory tax rate of 34.0 percent. For additional information on the assumptions used to determine fair values, refer to the note entitled, “Summary of significant accounting policies-Fair value of financial instruments,” in the Notes to Consolidated Financial Statements to this Annual Report.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Market risk disclosures

	Expected Maturity Date
						There-		Fair
	2007	2008	2009	2010	2011	after	Total	Value
Financial assets:
Cash and due from banks	$25,584						$25,584	$25,584
Average interest rate
Federal funds sold	2,050						2,050	2,050
Average interest rate	5.25%						5.25%
Investment securities:
U.S. Treasuries and agencies	39,258						39,258	39,201
Average interest rate	5.04%						5.04%
State and municipals:
Taxable	6,878	$5,261					12,139	11,912
Average interest rate	3.15%	2.77%					2.99%
Tax-exempt	190		$1,449	$2,042	$1,630	$24,012	29,323	30,956
Average interest rate	4.02%		7.86%	7.78%	7.92%	7.55%	7.58%
Mortgage-backed securities	5,895	906	527	338	49	84	7,799	7,760
Average interest rate	5.36%	4.44%	4.51%	4.55%	6.29%	6.27%	5.18%
Equity securities:
Restricted						1,206	1,206	1,206
Average interest rate						5.23%	5.23%
Other						38	38	178
Average interest rate						12.94%	12.94%

Total	52,221	6,167	1,976	2,380	1,679	25,340	89,763	91,213
Average interest rate	4.82%	3.02%	6.97%	7.32%	7.87%	7.44%	5.61%
Loans held for sale, net	572						572	579
Average interest rate	6.51%						6.51%
Net loans:
Fixed-rate	28,408	21,072	18,939	17,727	16,679	62,748	165,573	161,562
Average interest rate	6.95%	6.63%	6.93%	6.82%	6.80%	6.75%	6.80%
Adjustable-rate	58,118	18,939	21,592	16,673	17,147	105,597	238,066	233,683
Average interest rate	8.46%	7.62%	7.75%	7.31%	7.72%	7.67%	7.85%

Total	86,526	40,011	40,531	34,400	33,826	168,345	403,639	395,245
Average interest rate	7.96%	7.10%	7.37%	7.06%	7.27%	7.33%	7.42%
Mortgage servicing rights	676						676	676
Average interest rate
Accrued interest receivable	2,863						2,863	2,863
Average interest rate

Total	$170,492	$46,178	$42,507	$36,780	$35,505	$193,685	$525,147	$518,210

Financial liabilities:
Noninterest-bearing deposits	$15,342	$13,881	$12,419	$10,958	$9,497	$10,958	$73,055	$73,055
Average interest rate
Interest-bearing liabilities:
Money market, NOW and savings	41,596	37,635	33,673	29,712	25,750	29,712	198,078	198,078
Average interest rate	2.07%	2.07%	2.07%	2.07%	2.07%	2.07%	2.07%
Time deposits	121,880	33,318	7,962	22,753	9,618	16,778	212,309	212,361
Average interest rate	4.38%	4.30%	3.79%	4.43%	4.37%	4.73%	4.38%

Total	163,476	70,953	41,635	52,465	35,368	46,490	410,387	410,439
Average interest rate	3.79%	3.12%	2.40%	3.09%	2.70%	3.03%	3.26%
Accrued interest payable	1,106						1,106	1,106
Average interest rate

Total	$179,924	$84,834	$54,054	$63,423	$44,865	$57,448	$484,548	$484,600

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
At December 31, 2006, total interest-earning assets scheduled to mature within one year totaled $141.4 million with a weighted-average tax-equivalent yield of 6.75 percent. Total interest-bearing liabilities scheduled to mature within one year equaled $163.5 million with a weighted-average cost of 3.79 percent. Interest-earning assets scheduled to mature within one year were primarily comprised of investment securities having an amortized cost of $52.2 million and a weighted-average tax-equivalent yield of 4.82 percent and net loans of $86.5 million with a weighted-average tax-equivalent yield of 7.96 percent. With regard to interest-bearing liabilities, based on historical withdrawal patterns, interest-bearing transaction accounts, defined as money market, NOW and savings accounts, of $41.6 million with a weighted-average cost of 2.07 percent were anticipated to mature within one year. In addition, time deposits totaling $121.9 million with a weighted-average cost of 4.38 percent were scheduled to mature within the same time frame.
Limitations of the market risk disclosure model include, among others, the magnitude, timing and frequency of interest rate changes of other financial assets and liabilities. Historical withdrawal patterns with respect to interest-bearing and noninterest-bearing transaction accounts are not necessarily indicative of future performance. In addition, loan information is presented based on payment due dates, which may materially differ from actual results. Both historical withdrawal patterns and loan payment information may be affected by changes in interest rates, sociological conditions, demographics and economic climate.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Additionally, we supplement the market risk disclosure model through simulation analysis utilizing interest rate shocks. The model analyzes the effects instantaneous parallel shifts of plus or minus 100 basis points will have on the economic values of other financial instruments. The results of the model at December 31, 2006, are summarized as follows:
Changes in fair value of financial instruments

	Fair Value
December 31, 2006	+100 BPS	Level	-100 BPS
Financial assets:
Cash and due from banks	$25,584	$25,584	$25,584
Federal funds sold	2,050	2,050	2,050
Investment securities	89,723	91,213	92,599
Loans held for sale, net	579	579	579
Net loans	390,403	395,245	400,168
Mortgage servicing rights	676	676	676
Accrued interest receivable	2,863	2,863	2,863

Total	$511,878	$518,210	$524,519

Financial liabilities:
Noninterest-bearing deposits	$73,055	$73,055	$73,055
Money market, NOW and savings accounts	198,078	198,078	198,078
Time deposits	209,239	212,361	215,619
Accrued interest payable	1,106	1,106	1,106

Total	$481,478	$484,600	$487,858

For a discussion of the recent SFAS issued by the FASB related to the fair value of financial instruments, refer to the note entitled, “Summary of significant accounting policies-Fair value of financial instruments,” in the Notes to Consolidated Financial Statements to this Annual Report.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
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
Interest rate sensitivity

		Due after	Due after
		three months	one year
	Due within	but within	but within	Due after
December 31, 2006	three months	twelve months	five years	five years	Total
Rate-sensitive assets:
Investment securities	$17,773	$34,302	$12,239	$26,899	$91,213
Loans held for sale, net	572				572
Loans, net of unearned income	118,326	70,354	154,346	65,048	408,074
Federal funds sold	2,050				2,050

Total	$138,721	$104,656	$166,585	$91,947	$501,909

Rate-sensitive liabilities:
Money market accounts	$23,986	$7,478			$31,464
NOW accounts	52,443	14,830			67,273
Savings accounts	6,825		$92,516		99,341
Time deposits less than $100	18,223	78,291	65,700	$14,175	176,389
Time deposits $100 or more	5,307	20,059	7,951	2,603	35,920

Total	$106,784	$120,658	$166,167	$16,778	$410,387

Rate-sensitivity gap:
Period	$31,937	$(16,002)	$418	$75,169
Cumulative	$31,937	$15,935	$16,353	$91,522	$91,522

RSA/RSL ratio:
Period	1.30	0.87	1.00	5.48
Cumulative	1.30	1.07	1.04	1.22	1.22
Our cumulative one-year RSA/RSL ratio was 1.07 at December 31, 2006, which was a decrease from 1.21 at the end of 2005. Given the change in the FOMC’s policy stance during the latter part of 2006, ALCO attempted to reduce its positive gap position to provide a better balance between repricing RSA and RSL. With regard to RSA, we predominantly offered commercial loans with adjustable-rate terms that either reprice immediately or within one year. RSL were more difficult to manage given the current rate environment characterized by an inverted yield curve. However, we benefitted from a favorable liquidity position in 2006, which allowed us to maintain our core deposit base without having to aggressively compete for new deposits. Given our current position, if interest rates begin to rise as was experienced in the early part of 2006, a greater amount of RSA would reprice upward in the near term and at a faster pace than RSL, thereby positively affecting net interest income. However, these forward-looking statements are qualified in

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
the aforementioned section entitled “Forward-Looking Discussion” in this Management’s Discussion and Analysis.
The reduction in our ratio from the previous year-end resulted from a $29.2 million or 14.7 percent increase in RSL partially offset by a $3.8 million or 1.6 percent increase in RSA maturing or repricing within one year. The increase in RSL resulted primarily from a $27.9 million increase in total time deposits maturing or repricing within 12 months. During the first quarter of 2005, we began offering a 13-month certificate of deposit. These non-renewable certificates began maturing during the second quarter of 2006. As a result, the amount of total time deposits maturing after three months but within twelve months increased $26.7 million or 37.2 percent.
With respect to the increase in RSA maturing or repricing within a 12-month time horizon, loans, net of unearned income, rose $9.2 million, while investment securities increased $5.9 million. The increase in loans, net of unearned income, resulted from an increase in commercial lending, which involved loans with adjustable rates that reprice in the near term. With regard to the investment portfolio, given the flattened yield curve, the majority of securities purchased were fixed-rate, short- term U.S. Government-sponsored agency securities. These increases were partially offset by reductions in federal funds sold of $9.9 million and loans held for sale, net, of $1.4 million.
Static gap analysis, although a credible measuring tool, does not fully illustrate the impact of interest rate changes on future earnings. First, market rate changes normally do not equally or simultaneously affect all categories of assets and liabilities. Second, assets and liabilities that can contractually reprice within the same period may not do so at the same time or to the same magnitude. Third, the interest rate sensitivity table presents a one-day position, variations occur daily as we adjust our rate sensitivity throughout the year. Finally, assumptions must be made in constructing such a table. For example, the conservative nature of our Asset/Liability Management Policy assigns personal money market and NOW accounts to the “Due after three months but within twelve months” repricing interval. In reality, these accounts may reprice less frequently and in different magnitudes than changes in general market interest rate levels.
We utilize a simulation model to address the failure of the static gap model to address the dynamic changes in the balance sheet composition or prevailing interest rates and to enhance our asset/liability management. This model creates pro forma net interest income scenarios under various interest rate shocks. Model results at December 31, 2006, were similar to the performance indicated by our static gap analysis. Given instantaneous and parallel shifts in general market rates of plus 100 basis points, our projected net interest income for the 12 months ending December 31, 2007,

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
would increase 0.9 percent from model results using current interest rates. Conversely, our net interest income would decrease by 1.2 percent given an instantaneous and parallel shift in general market rates of minus 100 basis points.
We will continue to monitor our IRR position in 2007 and employ deposit and loan pricing strategies and direct the reinvestment of loan and investment payments and prepayments in order to maintain our favorable IRR position.
Financial institutions are affected differently by inflation than commercial and industrial companies that have significant investments in fixed assets and inventories. Most of our assets are monetary in nature and change correspondingly with variations in the inflation rate. It is difficult to precisely measure the impact inflation has on us, however, we believe that our exposure to inflation can be mitigated through our asset/liability management program.
Liquidity:
Liquidity management is essential to our continuing operations as it gives us the ability to meet our financial obligations as they come due, as well as to take advantage of new business opportunities as they arise. Our financial obligations include, but are not limited to, the following:
•	Funding new and existing loan commitments;

•	Payment of deposits on demand or at their contractual maturity;

•	Repayment of borrowings as they mature;

•	Payment of lease obligations; and

•	Payment of operating expenses.
Our liquidity position is impacted by several factors which include, among others, loan origination volumes, loan and investment maturity structure and cash flows, demand for core deposits and certificate of deposit maturity structure and retention. We manage these liquidity risks daily, thus enabling us to effectively monitor fluctuations in our position and to adapt our position according to market influence and balance sheet trends. We also forecast future liquidity needs and develop strategies to ensure adequate liquidity at all times.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
We believe our liquidity is adequate to meet both present and future financial obligations and commitments on a timely basis.
Information concerning our future contractual obligations by payment due dates at December 31, 2006, is summarized as follows. Contractual obligations for deposit accounts do not include accrued interest. Payments for deposits without a contractual maturity, noninterest-bearing deposits and money market, NOW and savings accounts, are based on our historical experience, judgment and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. Operating lease contractual payments include the effects of escalation clauses that provide for inflation adjustments to the rental payments.
Maturity distribution of contractual obligations

		After one	After three
	Due within	but within	but within	After
December 31, 2006	one year	three years	five years	five years	Total
Deposits without a contractual maturity	$56,938	$97,608	$75,917	$40,670	$271,133
Time deposits less than $100	96,514	35,739	29,961	14,175	176,389
Time deposits $100 or more	25,366	5,541	2,410	2,603	35,920
Operating leases	194	333	238	469	1,234

Total	$179,012	$139,221	$108,526	$57,917	$484,676

We employ a number of analytical techniques in assessing the adequacy of our liquidity position. One such technique is the use of ratio analysis to illustrate our reliance on noncore funds, time deposits in denominations of $100 or more and borrowings from the FHLB-Pgh, to fund our investments and loans maturing after 2007. At December 31, 2006, our noncore funds consisted of only large denomination time deposits, as we had no outstanding borrowings from the FHLB-Pgh. Large denomination time deposits are not considered to be a strong source of liquidity since they are very interest rate sensitive and are considered to be highly volatile. At December 31, 2006, our net noncore funding dependence ratio, the difference between noncore funds and short-term investments to long-term assets, was negative 4.1 percent. Similarly, our net short-term noncore funding dependence ratio, noncore funds maturing within one year, less short-term investments to long-term assets equaled negative 6.5 percent. Negative ratios indicated that at December 31, 2006, we did not use noncore funds to fund our long-term assets. In comparison, our peer group, with net noncore and net short-term noncore funding dependence ratios of 24.2 percent and 15.0 percent, relied on noncore funds as a significant source of liquidity. We believe that by maintaining adequate volumes of short-term investments and implementing competitive pricing strategies on deposits, we can ensure adequate liquidity to support future growth.
The Consolidated Statements of Cash Flows present the change in cash and cash equivalents from operating, investing and financing activities. Cash and cash equivalents consist of cash on hand, cash items in the process of

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
collection, noninterest-bearing deposits with other banks, balances with the Federal Reserve Bank of Philadelphia and the FHLB-Pgh and federal funds sold. Cash and cash equivalents decreased $7.8 million for the year ended December 31, 2006. For the year ended December 31, 2005, cash and cash equivalents increased by $22.7 million. During 2006, cash provided by operating activities was more than offset by cash used in financing and investing activities.
Net cash provided by operating activities was $9.7 million in 2006 and $7.8 million in 2005. Net income, adjusted for the effects of noncash transactions such as depreciation and the provision for loan losses, and net changes in current assets, is the primary source of funds from operations. The increase in net cash provided by operating activities resulted from higher net income, coupled with a decrease in loans held for sale, net.
Net cash used in financing activities equaled $9.8 million in 2006. Contrarily, financing activities provided net cash of $10.6 million in 2005. Deposit gathering, which is our predominant financing activity, slowed in 2006 as compared to 2005. The decrease in total deposits resulted in a net cash outflow of $8.0 million. Deposit gathering provided a net cash inflow in 2005 of $12.9 million. Another source of funds generated by financing activities is the proceeds received from the issuance of common stock as part of our dividend reinvestment plan (“DRP”). Uses of cash categorized as financing activities include the repurchase and retirement of shares of our common stock and the payment of dividends to stockholders.
Our primary investing activities involve transactions relative to our investment and loan portfolios. Net cash used in investing activities totaled $7.7 million in 2006. In 2005, investing activities provided us with net cash of $4.3 million. The change resulted primarily from a $13.0 million increase in cash used in lending activities to $21.0 million in 2006 from $8.0 million in 2005. Our investment portfolio provided us with net cash of $13.7 million in 2006 and $12.2 million in 2005. Repayments of investment securities amounted to $51.6 million in 2006 and $46.2 million in 2005, which were partially offset by purchases of investment securities of $37.9 million in 2006 and $34.0 million in 2005.
Interest rates are expected to remain at their current levels in the first half of 2007. As a result, deposit growth could continue to stagnate. We have strategically structured the maturity schedule of our investment portfolio to provide a secondary source of liquidity to supplement deposit growth. Although we cannot predict how changes in interest rates and competition will affect our liquidity, we believe that through constant monitoring and adherence to our liquidity plan, we will have the means to provide adequate cash to fund our normal operations in 2007.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Capital Adequacy:
We believe a strong capital position is essential to our continued growth and profitability. We maintain a relatively high level of capital to provide our depositors and stockholders with a margin of safety. In addition, a strong capital base allows us to take advantage of profitable opportunities, support future growth and provide protection against any unforeseen losses.
Our ALCO continually reviews our capital position. As part of its review, the ALCO considers:
•	The current and expected capital requirements, including the maintenance of capital ratios in excess of minimum regulatory guidelines;

•	The market value of our securities and the resulting effect on capital;

•	Any planned asset growth;

•	The anticipated level of net earnings and capital position, taking into account the projected asset/liability position and exposure to changes in interest rates; and

•	The source and timing of additional funds to fulfill future capital requirements.
Stockholders’ equity amounted to $54.1 million or $29.27 per share at December 31, 2006, compared to $49.7 million or $26.86 per share at December 31, 2005. Net income of $6.4 million was the primary factor contributing to the $4.4 million or 8.9 percent improvement. Also, affecting stockholders’ equity in 2006 were net cash dividends declared and common stock repurchases.
We declared dividends totaling $1,853 or $1.00 per share in 2006, compared to $1,711 or $0.92 per share in 2005. The dividend payout ratio, dividends declared as a percent of net income, equaled 29.2 percent in 2006 and 32.8 percent in 2005. Our Board of Directors intends to continue to pay cash dividends in the future. However, they consider our operating results, financial and economic conditions, capital and growth objectives, appropriate dividend restrictions and other relevant factors when declaring dividends. We rely on dividends received from our subsidiary, Community Bank, for payment of dividends to stockholders. Community Bank’s ability to pay dividends is subject to federal and state regulations. Accordingly,

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Community Bank, without prior regulatory approval, may declare dividends to us totaling $8,167 at December 31, 2006.
Stockholders may automatically reinvest their dividends in shares of our common stock through our DRP. The DRP not only provides stockholders with a convenient means to invest in our common stock without brokerage commissions, but also furnishes us with additional funds for general corporate purposes. Shares issued under the DRP amounted to 7,373 in 2006 and 6,357 in 2005.
We periodically purchase shares of our common stock under a Board-approved stock repurchase program. Under this program, we repurchased and retired 8,840 shares for $0.4 million in 2006, 20,594 shares for $0.8 million in 2005 and 48,365 shares for $2.0 million in 2004. As of December 31, 2006, there were 38,374 shares available for repurchase under this program.
Our Board of Directors continually monitors our capital position and evaluates strategies to better serve the financial interests of our stockholders. On March 19, 2007, our Board of Directors approved a modified “Dutch Auction” tender offer to repurchase up to 110,000 shares of our outstanding common stock at a price between $46.00 and $52.00 per share. This tender offer commenced on March 19, 2007, and expires on April 13, 2007, unless extended. We believe this Dutch Auction will increase stockholder value for those choosing to retain their holdings in our common stock, and will allow stockholders who wish to sell their shares a chance to do so without incurring fees or negatively impacting the stock price.
Bank regulatory agencies consider capital to be a significant factor in ensuring the safety of a depositor’s accounts. These agencies, in light of past bank failures, adopted minimum capital adequacy requirements that include mandatory and discretionary supervisory actions for noncompliance. For a further discussion of these risk-based capital standards and supervisory actions for noncompliance, refer to the note entitled, “Regulatory matters,” in the Notes to Consolidated Financial Statements to this Annual Report.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Our and Community Bank’s capital ratios at December 31, 2006 and 2005, as well as the required minimum ratios for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions as defined by the Federal Deposit Insurance Corporation Improvement Act of 1991, are summarized as follows:
Regulatory capital

					Minimum to be Well
					Capitalized under
			Minimum for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
December 31	2006	2005	2006	2005	2006	2005
Basis for ratios:
Tier I capital to risk-weighted assets:
Consolidated	$52,745	$48,308	$16,881	$16,113
Community Bank	50,827	46,229	16,851	16,076	$25,277	$24,114
Total capital to risk-weighted assets:
Consolidated	57,180	52,436	33,763	32,227
Community Bank	55,262	50,357	33,703	32,152	42,128	40,190
Tier I capital to total average assets less intangible assets:
Consolidated	52,745	48,308	21,670	21,373
Community Bank	50,827	46,229	$21,631	$21,343	$27,039	$26,679

Risk-weighted assets:
Consolidated	408,540	389,044
Community Bank	407,785	388,108
Risk-weighted off-balance sheet items:
Consolidated	13,497	13,789
Community Bank	13,497	13,789
Average assets for Leverage ratio:
Consolidated	541,760	534,314
Community Bank	$540,783	$533,570

Ratios:
Tier I capital as a percentage of risk- weighted assets and off-balance sheet items:
Consolidated	12.5%	12.0%	4.0%	4.0%
Community Bank	12.1	11.5	4.0	4.0	6.0%	6.0%
Total of Tier I and Tier II capital as a percentage of risk-weighted assets and off-balance sheet items:
Consolidated	13.5	13.0	8.0	8.0
Community Bank	13.1	12.5	8.0	8.0	10.0	10.0
Tier I capital as a percentage of total average assets less intangible assets:
Consolidated	9.7	9.0	4.0	4.0
Community Bank	9.4%	8.7%	4.0%	4.0%	5.0%	5.0%
Our and Community Bank’s risk-based capital ratios are strong and have consistently exceeded the minimum regulatory capital ratios of 4.0 percent and 8.0 percent required for adequately capitalized institutions. Our risk-based capital position at December 31, 2006, improved in comparison to the prior year-end. Due to strong earnings growth our Tier I and Total capital increased at a greater rate than risk-weighted assets and off-balance sheet

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
items. Tier I Capital increased 9.2 percent and Total capital increased 9.0 percent, while risk-weighted assets and off-balance sheet items grew 4.8 percent. As a result, our ratio of Tier I capital to risk-weighted assets and off-balance sheet items improved to 12.5 percent at December 31, 2006, from 12.0 percent at December 31, 2005. Similarly, our Total capital ratio improved to 13.5 percent at year-end 2006, from 13.0 percent at the end of 2005. Community Bank’s Tier I risk-based and Total risk-based capital ratios also improved for reasons similar to those discussed for the consolidated ratios. Our Leverage ratio improved to 9.7 percent at December 31, 2006, from 9.0 percent at December 31, 2005. Community Bank’s Leverage ratio, which was 8.7 percent at the end of 2005, improved to 9.4 percent at year-end 2006. Similar to the Tier I risk-based and Total risk-based capital ratios, the Leverage ratio for us and Community Bank well exceeded the minimum of 4.0 percent for capital adequacy purposes. Based on the most recent notification from the FDIC, Community Bank was categorized as well capitalized under the regulatory framework for prompt corrective action at December 31, 2006 and 2005. There are no conditions or events since this notification that we believe have changed Community Bank’s category.
We anticipate that our risk-based capital ratios will decrease upon the completion of the previously mentioned tender offer. The extent of the decrease will depend on the number of shares repurchased and the agreed upon price per share. Proforma ratios at December 31, 2006, assuming the entire 110,000 shares are repurchased at the maximum purchase price of $52.00 per share, indicate that us and Community Bank would still be considered well capitalized with regulatory capital ratios exceeding the minimum capital requirements.
Review of Financial Performance:
We experienced a successful year in 2006, as evidenced by a $1,140 or 21.9 percent increase in earnings to $6,350 or $3.43 per share from $5,210 or $2.80 per share in 2005. Strong net interest income growth was the major factor leading to the record earnings. Greater operating efficiency also contributed to the favorable earnings growth. ROAA and ROAE improved significantly in comparison to the previous year. ROAA was 1.17 percent for the year ended December 31, 2006, compared to 0.97 percent for the year ended December 31, 2005. ROAE was 12.18 percent in 2006 compared to 10.68 percent in 2005.
Tax-equivalent net interest income rose $2,362 or 12.0 percent in 2006. An increase in the tax-equivalent yield on earning assets over the increase in our cost of funds was the primary factor leading to the increase in net interest income. Also contributing to the increase was growth in earning assets exceeding the growth in interest-bearing liabilities. Our net interest margin equaled 4.28 percent in 2006, a 40 basis point improvement compared to 3.88 percent in 2005.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Decreases in net occupancy and equipment expense and other expenses, partially offset by higher salaries and employee benefits expense, contributed to the slight decrease of $68 in noninterest expense. Our productivity improved dramatically as evidenced by the change in the operating efficiency ratio. The operating efficiency ratio, defined as noninterest expense divided by the total of net interest income and noninterest income, is an industry ratio used to measure productivity. Our operating efficiency ratio improved to 61.9 percent in 2006 compared to 67.3 percent in 2005. Our productivity also exceeded that of our peer group, which deteriorated in comparison to the previous year. The operating efficiency ratio for our peer group was 66.6 percent in 2006 compared to 64.3 percent in 2005.
For a discussion of the recent SFAS issued by FASB and Staff Accounting Bulletin issued by the SEC related to Financial Performance, refer to the note entitled, “Summary of significant accounting policies — Accounting changes and error corrections,” in the Notes to Consolidated Financial Statements to this Annual Report.
Net Interest Income:
Net interest income is still the fundamental source of earnings for commercial banks. Moreover, fluctuations in the level of noninterest income can have the greatest impact on net profits. Net interest income is defined as the difference between interest revenue, interest and fees earned on interest-earning assets, and interest expense, the cost of interest-bearing liabilities supporting those assets. The primary sources of earning assets are loans and investment securities, while interest-bearing deposits, short-term borrowings and long-term debt, comprise interest-bearing liabilities. Net interest income is impacted by:
•	Variations in the volume, rate and composition of earning assets and interest-bearing liabilities;

•	Changes in general market interest rates; and

•	The level of nonperforming assets.
Changes in net interest income are measured by the net interest spread and net interest margin. Net interest spread, the difference between the average yield earned on earning assets and the average rate incurred on interest-bearing liabilities, illustrates the effects changing interest rates have on profitability. Net interest margin, net interest income as a percentage of average earning assets, is a more comprehensive ratio, as it reflects not only the spread, but also the change in the composition of interest-earning assets and interest-bearing liabilities. Tax-exempt loans and investments carry pretax yields lower than their taxable counterparts. Therefore, in order to make the analysis of net interest income more

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
comparable, tax-exempt income and yields are reported on a tax-equivalent basis using the prevailing federal statutory tax rate of 34.0 percent.
The banking industry experienced margin compression for the fourth consecutive year. The net interest margin for FDIC-insured commercial banks decreased 22 basis points to 3.39 percent in 2006 from 3.61 percent in 2005. Average funding costs rose more rapidly than average earning asset yields given the relatively stable rate environment and inverted yield curve. Commercial banks larger than us felt the greatest pressure, as these institutions tend to fund a significant portion of their assets with short-term nondeposit liabilities. The net interest margin for FDIC-insured commercial banks with assets between $1.0 billion and $10.0 billion declined 10 basis points, while the net interest margin for the largest commercial banks compressed 25 basis points. Contrarily, net interest margins for smaller community banks, which obtain most of their funding from core deposits, increased 3 basis points in 2006. Pennsylvania insured banks felt the effects of the inverted yield curve, as borrowing costs rose to a greater degree than yields on average earning assets. Banks in our peer group reported lower net interest margins. For these banks, the net interest margin decreased 9 basis points to 4.02 percent in 2006 from 4.11 percent in 2005.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
We analyze interest income and interest expense by segregating rate and volume components of earning assets and interest-bearing liabilities. The impact changes in the interest rates earned and paid on assets and liabilities, along with changes in the volumes of earning assets and interest-bearing liabilities, have on net interest income are summarized as follows. The net change or mix component, attributable to the combined impact of rate and volume changes within earning assets and interest-bearing liabilities’ categories, has been allocated proportionately to the change due to rate and the change due to volume.
Net interest income changes due to rate and volume

	2006 vs. 2005			2005 vs. 2004
	Increase (decrease)			Increase (decrease)
	attributable to			attributable to
	Total			Total
	Change	Rate	Volume	Change	Rate	Volume
Interest income:
Loans:
Taxable	$4,472	$2,599	$1,873	$1,388	$671	$717
Tax-exempt	344	355	(11)	730	155	575
Investments:
Taxable	75	611	(536)	33	6	27
Tax-exempt	(101)	4	(105)	(23)	(3)	(20)
Federal funds sold	(26)	98	(124)	139	200	(61)

Total interest income	4,764	3,667	1,097	2,267	1,029	1,238

Interest expense:
Money market accounts	395	294	101	172	115	57
NOW accounts	558	441	117	476	334	142
Savings accounts	331	441	(110)	136	209	(73)
Time deposits less than $100	1,001	741	260	(46)	(61)	15
Time deposits $100 or more	74	223	(149)	27	61	(34)
Short-term borrowings	43	68	(25)	105	2	103

Total interest expense	2,402	2,208	194	870	660	210

Net interest income	$2,362	$1,459	$903	$1,397	$369	$1,028

Tax-equivalent net interest income was favorably affected by both rate and volume variances. An improvement in our net interest spread resulted in additional net interest income of $1,459. In addition, the growth in average earning assets exceeded that of interest-bearing liabilities, and resulted in additional tax-equivalent net interest income of $903.
Overall, tax-equivalent interest revenue rose $4,764 or 16.0 percent in 2006. Our net interest spread widened 27 basis points to 3.69 percent in 2006 from 3.42 percent in 2005. Our tax-equivalent yield on average earning assets increased 83 basis points to 6.70 percent in 2006 from 5.87 percent in 2005, causing a $3,667 increase in interest revenue. Tax-equivalent yields on both the loan and investment portfolios rose significantly in 2006. Specifically, the tax-equivalent yield on the loan portfolio rose 73 basis points to 7.03 percent in 2006 from 6.30 percent in 2005, as adjustable-rate loans continued to reprice upward. The increase in taxable

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
loan yields had the greatest impact on interest revenue. The yield on taxable loans rose 70 basis points and resulted in additional interest revenue of $2,599. The yield on tax-exempt loans increased 93 basis points and resulted in additional interest revenue of $355. In addition, the yield on our investment portfolio rose 82 basis points to 5.21 percent in 2006 from 4.39 percent in 2005, which resulted in an increase to interest revenue of $615. Repayments and maturities of investment securities not used to fund loan demand were subsequently reinvested in securities bearing yields considerably higher than those earned on the matured securities. Furthermore, the average yield on federal funds sold increased 154 basis points and resulted in additional interest revenue of $98.
Partially offsetting the 83 basis point increase in the yield on earning assets, was a 56 basis point rise in our cost of funds to 3.01 percent in 2006 from 2.45 percent in 2005. Due to the increase in the cost of funds, we incurred an additional $2,208 in interest expense. Our cost of funds in 2006 was affected by increases in the three-month U.S. Treasury and promotional certificate of deposit offerings. A significant portion of nonpersonal interest-bearing transaction accounts, which include money market, NOW and savings accounts, are indexed to the three-month U.S. Treasury. This rate rose steadily throughout 2006 and closed the year at 5.02 percent, 94 basis points higher than 4.08 percent at year-end 2005. As a result, our rates paid for money market, NOW and savings accounts increased 102 basis points, 74 basis points and 39 basis points, which collectively resulted in additional interest expense of $1,176. Rates paid for time deposits were impacted by several promotional offerings with 13-month and 24-month maturity terms. As a result, the average rate paid for time deposits less than $100 rose 40 basis points and resulted in additional interest expense of $741. In addition, the average rate paid for time deposits $100 or more increased 86 basis points, which accounted for $223 of additional interest expense.
With regard to volume changes, average earning assets grew $7.8 million to $516.3 million in 2006 from $508.5 million in 2005 and accounted for an additional $1,097 in interest revenue. Average loans, net of unearned income, grew $27.7 million, which resulted in additional interest income of $1,862. Partially offsetting the effect of loan growth was a reduction in interest revenue of $765, which resulted from a decrease in average investments and federal funds sold of $19.9 million. Counteracting the additional interest revenue from growth in earning assets was additional interest expense of $194 due to an increase of $3.3 million in interest-bearing liabilities. Increases in average money market, NOW and time deposits less than $100 were partially offset by decreases in savings accounts, large denomination time deposits and short-term borrowings.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
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
Summary of net interest income

	2006			2005
		Interest	Average		Interest	Average
	Average	Income/	Interest	Average	Income/	Interest
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS:
Earning assets:
Loans:
Taxable	$386,268	$27,457	7.11%	$358,326	$22,985	6.41%
Tax-exempt	38,036	2,358	6.20	38,246	2,014	5.27
Investments:
Taxable	56,578	2,276	4.02	72,155	2,201	3.05
Tax-exempt	30,374	2,258	7.43	31,792	2,359	7.42
Federal funds sold	5,064	261	5.15	7,943	287	3.61

Total earning assets	516,320	34,610	6.70%	508,462	29,846	5.87%
Less: allowance for loan losses	4,363			4,025
Other assets	30,219			30,299

Total assets	$542,176			$534,736

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
Money market accounts	$30,220	780	2.58%	$24,694	385	1.56%
NOW accounts	60,814	1,459	2.40	54,354	901	1.66
Savings accounts	109,588	1,452	1.32	120,550	1,121	0.93
Time deposits less than $100	187,385	7,587	4.05	180,457	6,586	3.65
Time deposits $100 or more	24,599	1,078	4.38	28,484	1,004	3.52
Short-term borrowings	3,102	149	4.80	3,894	106	2.72

Total interest-bearing liabilities	415,708	12,505	3.01%	412,433	10,103	2.45%
Noninterest-bearing deposits	71,853			71,606
Other liabilities	2,476			1,897
Stockholders’ equity	52,139			48,800

Total liabilities and stockholders’ equity	$542,176			$534,736

Net interest/income spread		$22,105	3.69%		$19,743	3.42%

Net interest margin			4.28%			3.88%
Tax-equivalent adjustments:
Loans		$802			$685
Investments		768			802

Total adjustments		$1,570			$1,487

Note: Average balances were calculated using average daily balances. Average balances for loans include nonaccrual loans. Interest income on loans includes fees of $360 in 2006, $541 in 2005, $763 in 2004, $1,030 in 2003 and $812 in 2002. Available-for-sale securities, included in investment securities, are stated at amortized cost with the related average unrealized holding gains of $1,265 in 2006, $1,956 in 2005, $2,839 in 2004, $3,367 in 2003 and $2,614 in 2002 included in other assets. Tax-equivalent adjustments were calculated using the prevailing federal statutory tax rate of 34.0 percent.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Summary of net interest income (continued)

2004			2003			2002
	Interest	Average		Interest	Average		Interest	Average
Average	Income/	Interest	Average	Income/	Interest	Average	Income/	Interest
Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
$346,990	$21,597	6.22%	$324,705	$22,228	6.85%	$304,849	$22,811	7.48%
27,090	1,284	4.74	21,853	1,181	5.40	13,386	1,043	7.79
71,274	2,168	3.04	80,520	2,034	2.53	72,155	3,552	4.92
32,057	2,382	7.43	32,240	2,403	7.45	38,060	2,856	7.50
10,857	148	1.36	16,116	180	1.12	21,241	348	1.64

488,268	27,579	5.65%	475,434	28,026	5.89%	449,691	30,610	6.81%
3,779			3,732			3,488
31,396			31,160			28,748

$515,885			$502,862			$474,951

$20,098	213	1.06%	$16,494	170	1.03%	$19,073	367	1.92%
42,480	425	1.00	38,600	348	0.90	38,125	524	1.37
129,564	985	0.76	127,975	1,322	1.03	108,137	2,030	1.88
180,044	6,632	3.68	185,873	7,212	3.88	185,508	8,240	4.44
29,488	977	3.31	27,755	917	3.30	27,861	1,055	3.79
15	1	2.35	265	3	1.13	8		2.00

401,689	9,233	2.30%	396,962	9,972	2.51%	378,712	12,216	3.23%
63,954			56,743			49,441
2,856			3,207			3,435
47,386			45,950			43,363

$515,885			$502,862			$474,951

	$18,346	3.35%		$18,054	3.38%		$18,394	3.58%

		3.76%			3.80%			4.09%
	$436			$401			$355
	810			817			971

	$1,246			$1,218			$1,326

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Provision for Loan Losses:
As previously mentioned, asset quality in the banking industry deteriorated in 2006. Nonperforming assets for all FDIC-insured commercial banks rose 16.6 percent in 2006 after decreasing 4.3 percent in 2005. Conversely, net charge-off levels improved for these institutions, as evidenced by an improvement in the ratio of net charge-offs, as a percentage of loans, from 0.56 percent in 2005 to 0.40 percent in 2006. Despite the increase in nonperforming assets, banks reduced their provision for loan losses by $1.2 billion or 4.6 percent in 2006. Asset quality performance for Pennsylvania banks differed from that of the overall banking industry as these institutions experienced a 22.5 percent improvement in nonperforming asset levels. However, the amount of loans charged-off by these banks increased 45.8 percent, which caused Pennsylvania banks to more than double their provision for loan losses.
We evaluate the adequacy of the allowance for loan losses account on a quarterly basis utilizing our systematic analysis in accordance with procedural discipline. We take into consideration certain factors such as composition of the loan portfolio, volumes of nonperforming loans, volumes of net charge-offs, prevailing economic conditions and other relevant factors when determining the adequacy of the allowance for loan losses account. We make monthly provisions to the allowance for loan losses account in order to maintain the allowance at an appropriate level. The provision for loan losses equaled $890 in 2006 and $782 in 2005. We consider the increase in the provision to be warranted based on the increase in both our impaired loans and net loans charged-off. Based on our most recent evaluation at December 31, 2006, we believe that the allowance was adequate to absorb any known or potential losses in our portfolio.
Noninterest Income:
Noninterest income for the banking industry improved in 2006. The composite of all FDIC-insured banks experienced a $16.3 billion or 8.1 percent increase in noninterest income in 2006. Similarly, noninterest income for insured Pennsylvania banks increased $244.9 million or 4.9 percent.
Contrary to the banking industry, our noninterest revenue decreased $476 or 12.3 percent to $3,408 in 2006 from $3,884 in 2005. Noninterest income, as a percentage of average total assets, equaled 0.63 percent in 2006 compared to 0.73 percent in 2005. Comparatively, our peer group’s ratio was 0.92 percent in 2006 and 0.96 percent in 2005.
The sale of our merchant services portfolio in 2005, coupled with the slowdown in the housing market, had the greatest impact on noninterest revenue. The one-time gain of $235 realized from this sale was included in noninterest revenue in 2005. In addition, income generated from mortgage

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
banking activities declined $222 or 37.4 percent to $372 in 2006 compared to $594 in 2005, as a result of a decrease in mortgage loan volume due to the downturn in the housing market.
Service charges, fees and commissions also decreased, but to a lesser extent. We continue to receive referral fees and residual payments on net revenue generated from existing merchant contracts. However, because of the sale of our merchant services, we no longer receive servicing fees which were included in service charges, fees and commissions in 2005. As a result, this form of revenue decreased $265 or 86.8 percent. Total service charges, fees and commissions declined $19 in comparison to the previous year. Partially offsetting the decline in merchant income were increases of 62.2 percent in trust revenue, 48.4 percent in insurance, annuity and discount brokerage sales and 3.9 percent in deposit service charges.
In the second half of 2005, we restructured Community Bank’s trust division and financial services subsidiary in order to increase efficiency in these areas. The restructuring involved personnel changes, revisions to existing policies and procedures and expansion of products and services to include wealth management offerings, the development of sales goals and changes to the agreement with our third party broker dealer. These changes resulted in additional noninterest revenue of $128.
Deposit service charges increased $85 to $2,265 in 2006 from $2,180 in 2005. We received additional revenue of $137 from recently implemented overdraft protection alternatives. Partially offsetting this additional revenue were reductions in service charges from demand deposit and savings accounts due to volume decreases in each of these specific deposit categories.
We will continue to focus on developing new sources of fee income to supplement traditional spread-based income as we attempt to improve our profitability in 2007.
Noninterest Expense:
Noninterest expense for the banking industry increased $13.9 billion or 5.1 percent. Despite the increase, bank productivity improved slightly in comparison to the prior year, as evidenced by a decrease in the efficiency ratio for all FDIC-insured commercial banks to 57.8 percent in 2006 from 58.7 percent in 2005. Similarly, insured Pennsylvania banks experienced an increase in noninterest expense of $295.9 million or 3.9 percent in 2006, and also recorded an improvement in efficiency.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
  (Dollars in thousands, except per share data)
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
Noninterest expense decreased $68 to $14,829 in 2006 from $14,897 in 2005. An increase in salaries and employee benefits was partially offset by decreases in occupancy and equipment expense and other expenses.
The major components of noninterest expense for the past five years are summarized as follows:
Noninterest expense

Year Ended December 31	2006	2005	2004	2003	2002
Salaries and employee benefits expense:
Salaries and payroll taxes	$6,122	$5,880	$5,617	$5,929	$5,623
Employee benefits	1,526	1,354	1,351	1,248	1,144

Salaries and employee benefits expense	7,648	7,234	6,968	7,177	6,767

Net occupancy and equipment expense:
Net occupancy expense	1,158	1,183	1,158	991	836
Equipment expense	1,195	1,179	1,306	1,259	1,017

Net occupancy and equipment expense	2,353	2,362	2,464	2,250	1,853

Other expenses:
Marketing expense	569	634	586	425	482
Other taxes	503	449	394	444	399
Stationery and supplies	330	367	365	385	465
Contractual services	1,777	1,982	1,556	1,579	1,494
Insurance, including FDIC assessment	278	277	235	207	187
Other	1,371	1,592	2,094	2,017	1,883

Other expenses	4,828	5,301	5,230	5,057	4,910

Total noninterest expense	$14,829	$14,897	$14,662	$14,484	$13,530

Salaries and employee benefits expense constitutes the majority of our noninterest expense. Total personnel costs increased $414 or 5.7 percent to $7,648 in 2006 from $7,234 in 2005. Recent staffing additions in our commercial loan and trust and wealth management divisions, coupled with annual employee merit increases, factored into the $242 or 4.1 percent increase in salaries and payroll taxes. Employee benefits expense increased $172 or 12.7 percent due to rate increases in health insurance plans and higher contributions to the deferred contribution plan as a result of the increase in our earnings.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Net occupancy and equipment expense, which decreased slightly, amounted to $2,353 in 2006 and $2,362 in 2005. A reduction of $25 in net occupancy expense more than offset an increase of $16 in equipment related expenses. With regard to net occupancy expense, an exceptionally mild winter resulted in reduced maintenance costs for snow plowing. Equipment costs, including depreciation and annual service contracts, increased due to the recent implementation of the new teller platform.
For a discussion on recent FASB Interpretations related to net occupancy and equipment expense, specifically conditional asset retirement obligations, refer to the note entitled, “Summary of significant accounting policies-Premises and equipment, net,” in the Notes to Consolidated Financial Statements to this Annual Report.
Other expenses decreased $473 or 8.9 percent to $4,828 in 2006 from $5,301 in 2005. We experienced a significant reduction of $205 in expenditures for contractual services. Contractual services in 2005 included costs associated with preparing for compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Also affecting other expenses was a decrease in processing fees related to the merchant services portfolio. As previously mentioned, the merchant services portfolio was sold in 2005.
Our deposits are insured up to regulatory limits by the FDIC and accordingly, are subject to deposit insurance assessments administered by the FDIC. On February 8, 2006, the President signed the Federal Deposit Insurance Reform Act of 2005, and on February 15, 2006, the President signed into law The Federal Deposit Insurance Reform Conforming Amendments Act of 2005 (collectively, the “Reform Act”). The Reform Act provides for the following changes:
•	Merging the Bank Insurance Fund and the Savings Association Insurance Fund into a new fund, the Deposit Insurance Fund (“DIF”) effective March 31, 2006;

•	Increasing the coverage limit for retirement accounts to $250,000 and indexing the coverage limit for retirement accounts to inflation as with the general deposit insurance coverage limit effective April 1, 2006;

•	Establishing a range of 1.15 percent to 1.50 percent within which the FDIC Board of Directors may set the Designated Reserve Rate (“DRR”);

•	Allowing the FDIC to manage the pace at which the reserve ratio varies within this range;

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
•	Eliminating the restriction on premium rates on the DRR and granting the FDIC Board of Directors the discretion to price deposit insurance according to risk for all insured institutions regardless of the level of the reserve ratio; and

•	Granting a one-time credit of approximately $4.7 billion to institutions for their past contributions to the fund.
Beginning in 2007, the annual DIF assessment rate will be determined first by the capital category we are assigned to by the FDIC and then on which supervisory group we are assigned to. Based on our latest assignments, we would be assessed at the lowest rates of those institutions posing the least amount of risk to the DIF and would expect to pay between 5 and 7 cents per $100 dollars of assessable deposits in 2007. We do not expect that the revisions made to FDIC deposit insurance premiums will have a material effect on our operating results or financial position.
Under the Reform Act, we are a member of the DIF and received notice that we will receive a one-time credit of approximately $446, which will be used to offset the cost of FDIC deposit insurance premiums for 2007.
For 2006, we continued to be assessed at rates in existence prior to the Reform Act, which were determined by the FDIC by placing each insured bank into one of nine risk categories based on the bank’s capitalization and supervisory evaluations provided to it by the bank’s primary federal regulator. An insured bank’s assessment rate was then determined by the risk category into which it was classified. We were classified in the highest capital and supervisory evaluation category and were exempt from paying deposit insurance assessments in 2006.
There is a separate levy assessed on all FDIC-insured institutions to bear the cost of Finance Corporation (“FICO”) funding. The FDIC established the annual FICO assessment rates effective for the fourth quarter of 2006 at $0.0124 and the first quarter of 2007 at $0.0122 per 100 dollars of DIF-assessable deposits. Our FICO assessments were $60 and $64 for the years ended December 31, 2006 and 2005.
Income Taxes:
Our income tax expense increased $623 to $1,874 in 2006, from $1,251 in 2005. The increase resulted from higher net income, coupled with a lower amount of tax-exempt interest revenue as a percentage of total interest revenue. We utilize loans and investments of tax-exempt organizations to mitigate our tax burden, as interest revenue from these sources is not taxable by the federal government. Tax-exempt interest revenue, as a percentage of total interest revenue, declined to 9.2 percent in 2006 from 10.2 percent in 2005. Our effective tax rate increased to 22.8 percent in

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
2006, compared to 19.4 percent in 2005. Our effective tax rate continued to be more advantageous than that of our peer group’s of 23.2 percent in 2006 and 25.7 percent in 2005.
Recently, we executed a subscription agreement to become a limited partner in an elderly housing project that will afford us approximately $3.7 million of investment tax credits over a 10-year period beginning in 2007. We anticipate investment tax credits from this housing project of $125 in 2007.
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
For a discussion on recent FASB Interpretations related to income taxes, refer to the note entitled, “Summary of significant accounting policies-Income Taxes,” in the Notes to Consolidated Financial Statements to this Annual Report.

Comm Bancorp, Inc.
REPORT OF MANAGEMENT
We are responsible for the preparation and fair presentation of the accompanying consolidated balance sheets of Comm Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, in accordance with United States generally accepted accounting principles. This responsibility includes: establishing, implementing and maintaining adequate internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable under the circumstances. We are also responsible for compliance with the laws and regulations relating to safety and soundness that are designed by the Federal Deposit Insurance Corporation, Board of Governors of the Federal Reserve System and the Commonwealth of Pennsylvania’s Department of Banking.
The internal controls of the Company are established by us. These controls are designed to provide reasonable assurance that assets are safeguarded and transactions are executed, recorded and reported in accordance with our intentions and authorizations and to comply with applicable laws and regulations. The internal control system includes an organizational structure that provides appropriate delegation of authority and segregation of duties, established policies and procedures and comprehensive internal audit and loan review programs. To enhance the reliability of internal controls, we recruit and train highly qualified personnel and maintain sound risk management practices. The internal control system is maintained through a monitoring process that includes a program of internal audits.
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
The 2006 consolidated financial statements have been audited by Beard Miller Company LLP and the 2005 and 2004 consolidated financial statements were audited by Kronick Kalada Berdy & Co. Both companies are independent registered public accounting firms and performed the audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that the auditor complies with ethical requirements, including independence. The auditor plans and performs the audits to obtain reasonable assurance as to whether the financial statements are free from material misstatement. The audits involve

Comm Bancorp, Inc.
REPORT OF MANAGEMENT (CONTINUED)
selecting and performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including an assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor gains an understanding of the internal controls relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate under the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls. Our independent registered public accounting firm reviews the results of its audits with both us and the Joint Audit Committee of the Board of Directors.
The Company’s financial reporting and internal controls are under the general oversight of the Board of Directors, acting through the Joint Audit Committee. The Joint Audit Committee is composed entirely of independent directors. The independent registered public accounting firm and the internal auditor have direct and unrestricted access to the Joint Audit Committee at all times. The Joint Audit Committee meets periodically with us, the internal auditor and the independent registered public accounting firm to determine that each is fulfilling its responsibilities and to support actions to identify, measure and control risks and augment internal controls.
Based on our assessment, we believe that the Company was compliant with all designated laws and regulations for the year ended December 31, 2006.
/s/ William F. Farber, Sr.
William F. Farber, Sr.
President and Chief Executive Officer
(Principal Executive Officer)
/s/ Scott A. Seasock
Scott A. Seasock
Executive Vice President and
Chief Financial Officer
(Principal Financial Officer)
February 26, 2007

Comm Bancorp, Inc.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
 and Stockholders
Comm Bancorp, Inc.
Clarks Summit, Pennsylvania
We have audited the accompanying consolidated balance sheet of Comm Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2006, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of the Company for the years ended December 31, 2005 and 2004 were audited by other auditors whose report dated February 6, 2006, expressed an unqualified opinion on those statements.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the 2006 consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ BEARD MILLER COMPANY LLP
BEARD MILLER COMPANY LLP
Allentown, Pennsylvania
February 26, 2007

Comm Bancorp, Inc.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
 and Stockholders
Comm Bancorp, Inc.
Clarks Summit, Pennsylvania
We have audited the accompanying consolidated balance sheet of Comm Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2005, in conformity with United States generally accepted accounting principles.
/s/ Kronick Kalada Berdy & Co.
KRONICK KALADA BERDY & CO., P.C.
Kingston, Pennsylvania
February 6, 2006

Comm Bancorp, Inc.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollars in thousands, except per share data)

Year Ended December 31	2006	2005	2004
Interest income:
Interest and fees on loans:
Taxable	$27,457	$22,985	$21,597
Tax-exempt	1,556	1,329	848
Interest and dividends on investment securities available-for-sale:
Taxable	2,208	2,160	2,139
Tax-exempt	1,490	1,557	1,572
Dividends	68	41	29
Interest on federal funds sold	261	287	148

Total interest income	33,040	28,359	26,333

Interest expense:
Interest on deposits	12,356	9,997	9,232
Interest on short-term borrowings	149	106	1

Total interest expense	12,505	10,103	9,233

Net interest income	20,535	18,256	17,100
Provision for loan losses	890	782	600

Net interest income after provision for loan losses	19,645	17,474	16,500

Noninterest income:
Service charges, fees and commissions	3,036	3,055	2,911
Mortgage banking income	372	594	655
Net gains on sale of merchant services		235

Total noninterest income	3,408	3,884	3,566

Noninterest expense:
Salaries and employee benefits expense	7,648	7,234	6,968
Net occupancy and equipment expense	2,353	2,362	2,464
Other expenses	4,828	5,301	5,230

Total noninterest expense	14,829	14,897	14,662

Income before income taxes	8,224	6,461	5,404
Provision for income tax expense	1,874	1,251	679

Net income	6,350	5,210	4,725

Other comprehensive loss:
Unrealized holding losses on investment securities available-for-sale	(3)	(871)	(878)
Income tax benefit related to other comprehensive loss	(1)	(296)	(299)

Other comprehensive loss, net of income taxes	(2)	(575)	(579)

Comprehensive income	$6,348	$4,635	$4,146

Per share data:
Net income	$3.43	$2.80	$2.50
Cash dividends declared	$1.00	$0.92	$0.88
Average common shares outstanding	1,853,089	1,860,563	1,890,960
See Notes to Consolidated Financial Statements.

Comm Bancorp, Inc.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

December 31	2006	2005
Assets:
Cash and due from banks	$25,584	$23,403
Federal funds sold	2,050	12,000
Investment securities available-for-sale	91,213	104,965
Loans held for sale, net	572	1,934
Loans, net of unearned income	408,074	388,603
Less: allowance for loan losses	4,435	4,128

Net loans	403,639	384,475
Premises and equipment, net	11,018	11,003
Accrued interest receivable	2,863	2,487
Other assets	3,465	3,310

Total assets	$540,404	$543,577

Liabilities:
Deposits:
Noninterest-bearing	$73,055	$75,428
Interest-bearing	410,387	415,937

Total deposits	483,442	491,365
Accrued interest payable	1,106	1,024
Other liabilities	1,738	1,499

Total liabilities	486,286	493,888

Stockholders’ equity:
Common stock, par value $0.33, authorized 12,000,000 shares, issued and outstanding:
2006, 1,848,687 shares; 2005, 1,850,154 shares	610	611
Capital surplus	7,146	6,869
Retained earnings	45,405	41,250
Accumulated other comprehensive income	957	959

Total stockholders’ equity	54,118	49,689

Total liabilities and stockholders’ equity	$540,404	$543,577

See Notes to Consolidated Financial Statements.

Comm Bancorp, Inc.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Dollars in thousands, except per share data)

				Accumulated
				Other	Total
	Common	Capital	Retained	Comprehensive	Stockholders’
For the Three Years Ended December 31, 2006	Stock	Surplus	Earnings	Income	Equity
Balance, December 31, 2003	$629	$6,576	$37,223	$2,113	$46,541
Net income			4,725		4,725
Dividends declared: $0.88 per share			(1,658)		(1,658)
Dividend reinvestment plan: 6,228 shares issued	2	244			246
Repurchase and retirement: 48,365 shares	(16)	(145)	(1,796)		(1,957)
Other comprehensive loss, net of income taxes				(579)	(579)

Balance, December 31, 2004	615	6,675	38,494	1,534	47,318
Net income			5,210		5,210
Dividends declared: $0.92 per share			(1,711)		(1,711)
Dividend reinvestment plan: 6,357 shares issued	2	256			258
Repurchase and retirement: 20,594 shares	(6)	(62)	(743)		(811)
Other comprehensive loss, net of income taxes				(575)	(575)

Balance, December 31, 2005	611	6,869	41,250	959	49,689
Net income			6,350		6,350
Dividends declared: $1.00 per share			(1,853)		(1,853)
Dividend reinvestment plan: 7,373 shares issued	2	303			305
Repurchase and retirement: 8,840 shares	(3)	(26)	(342)		(371)
Other comprehensive loss, net of income taxes				(2)	(2)

Balance, December 31, 2006	$610	$7,146	$45,405	$957	$54,118

See Notes to Consolidated Financial Statements.

Comm Bancorp, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands, except per share data)

Year Ended December 31	2006	2005	2004
Cash flows from operating activities:
Net income	$6,350	$5,210	$4,725
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	890	782	600
Depreciation and amortization of premises and equipment	1,022	1,013	1,191
Amortization of core deposit intangible		270	270
Net amortization of investment securities	87	733	877
Amortization of net loan costs	298	200	6
Amortization of mortgage servicing rights	224	218	235
Deferred income tax expense (benefit)	(74)	(246)	113
Net gains on sale of loans	(243)	(487)	(577)
Losses (gains) on foreclosed assets	6	(37)	34
Gains on disposition of equipment	(1)
Changes in:
Loans held for sale, net	1,605	470	1,865
Accrued interest receivable	(376)	(168)	(90)
Other assets	(347)	(432)	(309)
Accrued interest payable	82	(51)	(68)
Other liabilities	234	314	(525)

Net cash provided by operating activities	9,757	7,789	8,347

Cash flows from investing activities:
Proceeds from repayments of investment securities available-for-sale	51,547	46,225	18,218
Purchases of investment securities available-for-sale	(37,885)	(34,038)	(33,481)
Proceeds from sale of foreclosed assets	664	486	280
Net increase in lending activities	(21,011)	(8,006)	(24,566)
Proceeds from sale of premises and equipment	6	97
Purchases of premises and equipment	(1,042)	(485)	(335)

Net cash provided by (used in) investing activities	(7,721)	4,279	(39,884)

Cash flows from financing activities:
Net changes in:
Money market, NOW, savings and noninterest-bearing accounts	(11,189)	14,757	18,134
Time deposits	3,266	(1,876)	884
Proceeds from the issuance of dividend reinvestment plan shares	305	258	246
Repurchase and retirement of common shares	(371)	(811)	(1,957)
Cash dividends paid	(1,816)	(1,695)	(1,667)

Net cash provided by (used in) financing activities	(9,805)	10,633	15,640

Net increase (decrease) in cash and cash equivalents	(7,769)	22,701	(15,897)
Cash and cash equivalents at beginning of year	35,403	12,702	28,599

Cash and cash equivalents at end of year	$27,634	$35,403	$12,702

Supplemental disclosures:
Cash paid during the period for:
Interest	$12,423	$10,154	$9,301
Income taxes	1,820	1,657	578
Noncash items:
Transfers of loans to foreclosed assets	659	413	452
Unrealized losses on investment securities available-for-sale, net	$2	$575	$579
See Notes to Consolidated Financial Statements.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies:
Nature of operations:
Comm Bancorp, Inc., a bank holding company incorporated under the laws of Pennsylvania, provides a full range of financial services through its wholly-owned subsidiaries: Community Bank and Trust Company (“Community Bank”), including its subsidiaries, Community Leasing Corporation and Comm Financial Services Corporation; and Comm Realty Corporation (collectively, the “Company”). The Company services its individual and commercial customers through 16 full-service branches and one loan production office located within the Lackawanna, Luzerne, Monroe, Susquehanna, Wayne and Wyoming counties of Northeastern Pennsylvania.
Community Bank’s primary product is loans to small- and medium-sized businesses. Other lending products include one-to-four family residential mortgages and consumer loans. Community Bank primarily funds its loans by offering certificates of deposit to commercial enterprises and individuals. Other deposit product offerings include various demand and savings accounts. In addition, Community Bank provides fiduciary services through its Trust and Wealth Management Division.
Community Leasing Corporation provides equipment lease financing to small- and middle-market commercial customers. Comm Financial Services Corporation sells insurance products and services and provides wealth management services to individuals and small- and medium-sized businesses. Comm Realty Corporation holds, manages and sells foreclosed or distressed assets on behalf of Community Bank.
Community Bank is a 40.0 percent member in Community Abstract Services, LLC, a limited liability company which offers title insurance and abstract services to residential and commercial mortgage loan customers. Community Bank has significant influence over the operating and financing decisions and accounts for this investment using the equity method of accounting. The investment is included in other assets with Community Bank’s proportionate share of income or loss included in noninterest income or noninterest expense.
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
Basis of presentation:
The consolidated financial statements of the Company have been prepared in conformity with United States generally accepted accounting principles (“GAAP”), Regulation S-X, Item 302 of Regulation S-K and reporting practices applied in the banking industry. All significant intercompany balances and transactions have been eliminated in consolidation. The Company also presents herein condensed parent company only financial information regarding Comm Bancorp, Inc. (“Parent Company”). Prior period amounts are reclassified when necessary to conform with the current year’s presentation.
Accounting changes and error corrections:
On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 replaced Accounting Principles Board (“APB”) Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changed the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement when the pronouncement does not include specific transition provisions. The requirements of this Statement improve financial reporting by enhancing the consistency of financial information between periods. The adoption of this Statement had no effect on the operating results or financial position of the Company.
On September 13, 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying the misstatements in current year financial statements. SAB No. 108 requires that misstatements be quantified using both the year end balance sheet perspective or iron curtain method and the current year income statement perspective or rollover method and to evaluate whether either approach results in quantifying the aggregate impact of prior period uncorrected misstatements as material in light of relevant quantitative and qualitative factors. SAB No. 108 had no effect on the operating results or financial position of the Company.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
Segment disclosure:
Public companies are required by GAAP to report information about operating segments in annual financial statements and to report selected information about operating segments in interim financial reports issued to stockholders. GAAP permits the aggregation of two or more operating segments into a single segment if the segments have similar economic characteristics and share a majority of the following aggregation criteria: (i) products and services; (ii) operating processes; (iii) customer bases; (iv) delivery systems; and (v) regulatory oversight. The Company’s 16 branch banking offices and one loan production office, all similar with respect to these characteristics, have exhibited similar long-term financial performance. Therefore, they were aggregated into a single operating segment.
GAAP also permits the aggregation of segments not meeting the quantitative threshold requirements if the segments share a majority of the above aggregation criteria. Community Leasing Corporation, Comm Financial Services Corporation and Comm Realty Corporation did not meet the quantitative thresholds for required segment disclosure under GAAP. These companies share a majority of the above criteria and were therefore aggregated with the other offices into a single operating segment.
Use of estimates:
The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Significant estimates that are particularly susceptible to material change in the next year relate to the allowance for loan losses, fair value of financial instruments and the valuations of real estate acquired through foreclosure, deferred tax assets and liabilities and intangible assets. Actual results could differ from those estimates.
Management maintains the allowance for loan losses at a level it believes adequate to absorb probable credit losses related to specifically identified loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of the balance sheet dates. The balance in the allowance for loan losses account is based on past events and current economic conditions. The Company employs the Federal Financial Institutions Examination Council Interagency Policy Statement on the

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
Allowance for Loan and Lease Losses as the primary analytical guidance in assessing the adequacy of the allowance account. This Statement requires adherence to GAAP for determining the adequacy of the allowance for loan losses account for both financial and regulatory reporting purposes. Under GAAP, the adequacy of the allowance account is determined based on the provisions of SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” for loans specifically identified to be individually evaluated for impairment, and the requirements of SFAS No. 5, “Accounting for Contingencies,” for large groups of smaller-balance homogeneous loans to be collectively evaluated for impairment.
The allowance for loan losses account consists of an allocated element and an unallocated element. The allocated element consists of a specific portion for the impairment of loans individually evaluated under SFAS No. 114, and a formula portion for the impairment of those loans collectively evaluated under SFAS No. 5.
Identified loans individually evaluated for impairment under SFAS No. 114 include: (i) loans to borrowers having an aggregate exposure of $500 or more; (ii) loans that are past due 90 days or more; (iii) nonaccrual loans; (iv) any loans internally classified as substandard, doubtful, loss, special mention or watch; (v) loans to officers and directors; (vi) loans to overdraft privilege accounts; and (vii) a random sample of loans with balances between $250 and $500. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. All amounts due according to the contractual terms means that both the contractual interest and principal payments of a loan will be collected as scheduled in the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Loans considered impaired under SFAS No. 114 are measured for impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. If the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral, if the loan is collateral dependent, is less than the

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
recorded investment in the loan, including accrued interest and net deferred loan fees or costs, the Company will recognize the impairment by adjusting the allowance for loan losses account through charges to earnings as a provision for loan losses. For identified loans considered not impaired, management determines if these loans share similar risk with those grouped and collectively evaluated for impairment under SFAS No. 5.
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
Loans identified to be collectively evaluated for impairment are separated into three major pools in order to determine applicable loss factors. These

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
pools include: (i) identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of watch, special mention or substandard; (ii) identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of superior, satisfactory or acceptable; and (iii) identified loans to be collectively evaluated for impairment. Specifically, management applies loss factors to identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of substandard, special mention or watch based on actual historical loss experience over the latest eight quarters, adjusted for current environmental risks, for the Company’s portfolio of loans having these loan grading classifications. Loss factors applied to identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of superior, satisfactory or acceptable are based on actual historical loss experience and current environmental factors for the Company’s portfolio of loans having these loan grading classifications. Identified loans to be collectively evaluated under SFAS No. 5 are applied a loss factor based on the actual historical loss experience and current environmental conditions for the overall loan portfolio. The loss factors for these pools are further defined for the major classifications of loans including: (i) commercial, financial and others; (ii) real estate-construction; (iii) real estate-mortgage;(iv) consumer; and (v) lease financing.
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
Real estate acquired in connection with foreclosures or in satisfaction of loans is written-down to the lower of the related loan balance or fair market value less cost to sell. However, proceeds realized from sales may ultimately be higher or lower than those estimates.
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
Intangible assets include goodwill. Goodwill is evaluated at least annually for impairment. Any impairment losses arising from such testing are reported in the income statement in the current period as a separate line item within operations.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
Investment securities:
Investment securities are classified and accounted for as either held-to-maturity, available-for-sale or trading based on management’s intent at the time of acquisition. Management is required to reassess the appropriateness of the classifications at each reporting date. The Company does not buy or hold securities principally for the purpose of selling them in the near term in order to generate profits from market appreciation. Accordingly, there were no investment securities classified as trading at December 31, 2006 and 2005.
Transfers of securities between categories are recorded at fair value at the date of the transfer. The accounting for the resulting unrealized gains or losses is determined by the category into which the security is transferred. There were no transfers of securities between categories during the years ended December 31, 2006 and 2005.
Investment securities are classified as held-to-maturity when management has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premium and accretion of discount. The Company did not have any investment securities classified as held-to-maturity at December 31, 2006 and 2005.
All of the Company’s investment securities are classified as available-for-sale and are held for indefinite periods of time for the purpose of implementing management’s asset/liability strategies. The Company may also sell these securities in response to changes in interest rates, prepayment risk, liquidity requirements or other circumstances identified by management.
Available-for-sale securities are carried at estimated fair value with unrealized gains and losses and their related income tax effect included in other comprehensive income, which is reported as a separate component of stockholders’ equity. Restricted equity investment securities of the Federal Home Loan Bank of Pittsburgh (“FHLB-Pgh”) and the Federal Reserve Bank of Philadelphia (“FRB”) are carried at cost. Estimated fair values for investment securities are based on quoted market prices from a national electronic pricing service. Except for restricted equity investment securities, all of the Company’s investments trade actively in a liquid market.

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
Management evaluates each investment security to determine if a decline in fair value below its amortized cost is other than temporary at least quarterly, and more frequently when economic or market concerns warrant an evaluation. Factors considered in determining whether an other than temporary impairment was incurred include: (i) the length of time and the extent to which the fair value has been less than amortized cost; (ii) the financial condition and near-term prospects of the issuer; and (iii) the intent and ability of the Company to retain the investment security for a period of time sufficient to allow for any anticipated recovery in fair value. If a decline is judged to be other than temporary, the individual security is written-down to fair value with the amount of the write-down included in earnings.
On December 31, 2005, the Company adopted Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) SFAS No. 115-1 and SFAS No. 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The guidance in this FSP amends SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” SFAS No. 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations,” and APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” In addition, this FSP nullifies certain requirements of the FASB’s Emerging Issues Task Force (“EITF”) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” and supersedes EITF Topic No. D-44, “The Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value.” FSP SFAS No. 115-1 and SFAS No. 124-1 addressed the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The application of this guidance had no effect on the operating results or financial position of the Company.
On February 16, 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
Extinguishments of Liabilities.” This Statement improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments. Specifically, this Statement allows financial instruments that have embedded derivatives to be accounted for as a whole instrument if the holder elects to account for the instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this Statement on January 1, 2007, is not expected to have a material effect on the operating results or financial position of the Company.
Loans held for sale, net:
Loans held for sale consist of one-to-four family residential mortgages originated and intended for sale in the secondary market. The loans are carried in aggregate at the lower of cost or estimated market value, based upon current delivery prices in the secondary mortgage market. Net unrealized losses are recognized through a valuation allowance by corresponding charges to income. Gains or losses on the sale of these loans are recognized in noninterest income at the time of sale using the specific identification method. Loan origination fees, net of certain direct loan origination costs, are included in net gains or losses upon the sale of the related mortgage loan. All loans are sold without recourse. The aggregate cost of these loans was lower than their estimated market value at December 31, 2006 and 2005, accordingly, no valuation allowance was deemed necessary.
Loans:
Loans are stated at their outstanding principal balances, net of unearned interest and net deferred loan fees or costs. Interest income is accrued on the principal amount outstanding, except for certain scheduled payment loans for which interest is accrued based on a predetermined amortization schedule. Direct financing leases, included in loans, are reported at the aggregate of lease payments receivable and estimated residual values, net of unearned interest. Unearned interest on installment loans and direct financing leases is recognized over the respective loan terms using the effective interest method. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized over the contractual life of the related loan as an adjustment to yield using the effective interest method. Delinquency fees are recognized in income when chargeable, assuming collectibility is reasonably assured. For direct financing leases, residual values are reviewed periodically for other-than-temporary

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
impairment, with valuation adjustments, if any, included in noninterest expense. Any gain or loss realized upon disposal of equipment returned at the end of the lease term is included in noninterest income or noninterest expense.
On January 1, 2005, the Company adopted the Accounting Standards Executive Committee’s of the American Institute of Certified Public Accountants Statement of Position (“SOP”) 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or loans accounted for as debt securities acquired in a transfer, if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in business combinations and applies to all nongovernmental entities. It does not apply to loans originated by the entity. SOP 03-3 was effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of SOP 03-3 did not have a material effect on the operating results or financial position of the Company.
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
Restructured loans are loans with original terms, interest rate, or both, that have been modified as a result of a deterioration in the borrower’s financial condition. Interest income on restructured loans is recognized when earned, using the interest method. There were no restructured loans outstanding at December 31, 2006 and 2005.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
The Company recognizes interest income on impaired loans, including the recording of cash receipts, based on its policy for nonaccrual, restructured or accruing loans depending on the status of the impaired loan.
Foreclosed assets are comprised of properties acquired through foreclosure proceedings or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosures. The Company includes such properties in other assets. A loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets are recorded at the lower of the related loan balance or fair market value less cost to sell at the time of acquisition. Any excess of the loan balance over the recorded value is charged to the allowance for loan losses. Subsequent declines in the recorded values of the properties prior to their disposal and cost to maintain the assets are included in other expenses. No allowance has been established subsequent to the acquisition of foreclosed assets during the three years ended December 31, 2006. Any gain or loss realized upon disposal of foreclosed assets is included in noninterest income or noninterest expense. The historical average holding period for such properties is less than 12 months.
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
Premises and equipment, net:
Land is stated at cost. Premises, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. The cost of routine maintenance and repairs is expensed as incurred. The cost of major replacements, renewals and betterments is capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are eliminated and any resulting gain or loss is reflected in noninterest income or noninterest expense. Depreciation and amortization is computed principally using the straight-line method based on the following estimated useful lives of the related assets or in the case of leasehold improvements to the expected terms of the leases, if shorter:

Premises	15-45 years
Equipment	3-10 years
Leasehold improvements	15 years
On December 31, 2005, the Company adopted FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.” Interpretation No. 47 clarified that the term, conditional asset retirement obligation, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” referred to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The Interpretation also clarified when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The adoption of Interpretation No. 47 did not have a material effect on the operating results or financial position of the Company.

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
On March 17, 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” This Statement, which amends SFAS No. 140, addressed the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like accounting. SFAS No. 156: (i) clarifies when an obligation to service financial assets should be separately recognized as a servicing asset or a servicing liability; (ii) requires that separately recognized servicing assets or liabilities be measured at fair value; and (iii) permits an entity to choose either the amortization method or the fair value method in order to subsequently measure the separately recognized servicing asset or liability. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities acquired or issued subsequent to fiscal years beginning after September 15, 2006. Early adoption of this Statement is permitted. The adoption of this Statement on January 1, 2007, is not expected to have a material effect on the operating results or financial position of the Company.
Intangible assets:
Goodwill is included in other assets, and as required by GAAP, tested for impairment annually or when circumstances arise indicating impairment has occurred. Any impairment losses arising from such testing are reported in the income statement as a separate line item within operations. There were no impairment losses recognized as a result of periodic impairment testing in 2006, 2005 and 2004.

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
Trust and wealth management assets:
Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets since they are not the Company’s assets. Fees associated with providing trust and wealth management services are recorded on a cash basis, which is not materially different than if reported on an accrual basis, and are included in noninterest income. Revenue from trust and wealth management services did not meet any of the quantitative thresholds for required segment disclosure under GAAP.
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
Fair value of financial instruments:
Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial. Accordingly, such assets and liabilities are excluded from disclosure requirements. For example, no benefit is recorded for the value of low- cost funding subsequently discussed. In addition, Community Bank’s Trust and Wealth Management Division contributes fee income annually. Trust assets and liabilities are not considered financial instruments for this disclosure, and their values have not been incorporated into the fair value estimates. Other significant items that are not considered financial instruments include deferred tax assets, premises and equipment, foreclosed assets and intangible assets. Accordingly, the net aggregate fair value amounts presented do not represent the underlying value of the Company.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
The Company’s assets that were considered financial instruments approximated 97.5 percent of total assets at December 31, 2006 and 2005. Liabilities that were considered financial instruments approximated 99.6 percent of total liabilities at December 31, 2006 and 99.7 percent of total liabilities at December 31, 2005. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets. In many cases, these values cannot be realized in immediate settlement of the instrument.
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
Mortgage servicing rights: The fair value of mortgage servicing rights is based on observable market prices when available or the present value of future cash flows when not available.
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
Off-balance sheet financial instruments: The majority of commitments to extend credit, unused portions of home equity and credit card lines and letters of credit carry current market interest rates if converted to loans. Because such commitments are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. None of the commitments are subject to undue credit risk. The estimated fair values of off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of off-balance sheet financial instruments was not material at December 31, 2006 and 2005.
On September 15, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 provides enhanced guidance for using fair value to measure assets and liabilities. This Standard responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS No. 157, which does not expand the use of fair value, applies whenever other Standards require or permit assets or liabilities to be measured at fair value, and is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157 on January 1, 2008, is not expected to have a material effect on the operating results or financial position of the Company.
On February 15, 2007, the FASB issued SFAS No. 159, “Fair Value Option for Financial Assets and Liabilities — Including an Amendment of SFAS No. 115.” The objective of SFAS No. 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Statement requires companies to: (i) provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings; and (ii)

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. The adoption of this Statement on January 1, 2008, is not expected to have a material effect on the operating results or financial position of the Company.
Comprehensive income:
The components of comprehensive income and their related tax effects are reported in the Consolidated Statements of Income and Comprehensive Income. The accumulated other comprehensive income included in the Consolidated Statements of Changes in Stockholders’ Equity relates entirely to the net unrealized gains and losses on available-for-sale securities.
Advertising costs:
Advertising costs are expensed as incurred and totaled $490 in 2006, $512 in 2005 and $405 in 2004.
Website operational costs:
Costs associated with the operation of the Company’s website are expensed as incurred and totaled $15 in 2006, $22 in 2005 and $30 in 2004.
Other expenses:
None of the items included in other expenses reported in the Consolidated Statements of Income and Comprehensive Income exceeded 1.0 percent of the aggregate of total interest income and noninterest income, with the exception of directors and committee fees, audit and exam fees and Pennsylvania capital shares tax expense. Directors and committee fees amounted to $436 in 2006, $427 in 2005 and $438 in 2004. Audit and exam fees totaled $291 in 2006, $414 in 2005 and $172 in 2004. Capital shares tax expense is disclosed in Note 12.
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

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
On July 13, 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109.” Interpretation No. 48 increases the relevancy and comparability of financial reporting by clarifying the way companies account for uncertainty in income taxes. The Interpretation prescribes a consistent recognition threshold and measurement attribute, as well as clear criteria for subsequently recognizing, derecognizing and measuring such tax positions for financial statement purposes. In addition, the Interpretation requires expanded disclosure with respect to uncertainty in income taxes. Interpretation No. 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this Interpretation on January 1, 2007, is not expected to have a material effect on the operating results or financial position of the Company.
Earnings per common share:
The Company had no dilutive potential common shares outstanding during the three-year period ended December 31, 2006, therefore, the per share data presented on the face of the Consolidated Statements of Income and Comprehensive Income relates to basic per share amounts.
2. Cash and due from banks:
The Federal Reserve Act, as amended, imposes reserve requirements on all member depository institutions. The Company’s required reserve balances, which were satisfied through the restriction of vault cash, were $3,128 and $3,070 at December 31, 2006 and 2005, respectively. These reserve requirements averaged $3,068 in 2006 and $3,012 in 2005.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
3. Investment securities:
All investment securities were classified as available-for-sale for the years ended December 31, 2006 and 2005. The amortized cost and fair value of available-for-sale securities aggregated by investment category at December 31, 2006 and 2005, are summarized as follows:

	Amortized	Unrealized	Unrealized	Fair
December 31, 2006	Cost	Gains	Losses	Value

U.S. Government agencies	$39,258	$3	$60	$39,201
State and municipals:
Taxable	12,139		227	11,912
Tax-exempt	29,323	1,634	1	30,956
Mortgage-backed securities	7,799	11	50	7,760
Equity securities:
Restricted	1,206			1,206
Other	38	140		178

Total	$89,763	$1,788	$338	$91,213

	Amortized	Unrealized	Unrealized	Fair
December 31, 2005	Cost	Gains	Losses	Value

U.S. Government agencies	$42,938		$227	$42,711
State and municipals:
Taxable	15,697	$1	430	15,268
Tax-exempt	31,820	1,983	8	33,795
Mortgage-backed securities	12,211	86	80	12,217
Equity securities:
Restricted	808			808
Other	38	128		166

Total	$103,512	$2,198	$745	$104,965

Net unrealized holding gains and losses on available-for-sale securities are included as a separate component in stockholders’ equity. The Company had net unrealized holding gains of $957, net of deferred income taxes of $493, at December 31, 2006, and $959, net of deferred income taxes of $494, at December 31, 2005. There were no sales of investment securities in 2006, 2005 and 2004. As a result, the Company recorded no gains or losses which were required to be reclassified out of other comprehensive income and into noninterest income for any of the three years ended December 31, 2006.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
3. Investment securities (continued):
The fair value and gross unrealized losses of available-for-sale securities with unrealized losses for which an other-than-temporary impairment has not been recognized at December 31, 2006 and 2005, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, are summarized as follows:

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2006	Value	Losses	Value	Losses	Value	Losses

U.S. Government agencies	$7,326	$3	$5,956	$57	$13,282	$60
State and municipals:
Taxable			11,912	227	11,912	227
Tax-exempt			129	1	129	1
Mortgage-backed securities	2,667	2	4,332	48	6,999	50
Equity securities:
Restricted
Other

Total	$9,993	$5	$22,329	$333	$32,322	$338

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2005	Value	Losses	Value	Losses	Value	Losses

U.S. Government agencies	$29,769	$128	$12,942	$99	$42,711	$227
State and municipals:
Taxable	1,571	4	13,541	426	15,112	430
Tax-exempt	1,382	5	388	3	1,770	8
Mortgage-backed securities	211	1	5,094	79	5,305	80
Equity securities:
Restricted
Other

Total	$32,933	$138	$31,965	$607	$64,898	$745

At December 31, 2006, the Company had 184 investment securities, consisting of 20 U.S. Government agency securities, 10 taxable and 129 tax-exempt state and municipal obligations, 18 mortgage-backed securities, including collateralized mortgage obligations, and two restricted and five marketable equity securities. There were 25 debt securities in an unrealized loss position at December 31, 2006, including 17 which have been in a continuous unrealized loss position for 12 months or more. None of the equity securities had an unrealized loss at December 31, 2006. Community Bank holds all of the Company’s debt securities and is a state member bank of the Federal Reserve System which imposes strict limitations and restrictions on the types of securities that may be acquired. As a result, securities held are “Bank Quality Investment” grade, defined as bearing a credit quality rating of “Baa” or higher from Moody’s or “BBB” or higher from Standard and Poor’s rating services, and are readily marketable, but are still subject to price fluctuations because of changes in interest rates. The decline in the fair value below the amortized cost basis of each of the debt securities was attributable to the increase in interest rates and the correspondingly higher current interest rate offerings on

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
3. Investment securities (continued):
comparable securities then when the securities were purchased and was not indicative of a downgrade in the credit quality of the issuer. Management does not consider the unrealized losses, as a result of changes in interest rates, to be other-than-temporary based on historical evidence that indicates the cost of these securities is recoverable within a reasonable period of time in relation to normal cyclical changes in the market rates of interest.
All of the Company’s holdings of agency securities were obligations of federally-sponsored agencies of the U.S. Government and had a credit quality rating of “AAA” at December 31, 2006. There were six U.S. Government agency securities which had an unrealized loss at December 31, 2006, with three of those securities having been in a continuous unrealized loss position for 12 months or more. The longest duration that any of these three securities were in a continuous unrealized loss position was six consecutive quarters. The greatest severity of an unrealized loss on these securities was 1.0 percent of amortized cost at December 31, 2006. Although there are no explicit or implicit federal guarantees on these securities issued by the federally-sponsored agencies, the general market perception that the government would ultimately cover any default indicates that these securities would not be settled at a price less than amortized cost. As a result, the Company does not consider the unrealized losses to be other than temporary because they were a direct result of interest rate fluctuations and the Company has the intent and ability to hold all of these investment securities until such time when their fair value meet or exceed the amortized cost basis or the securities mature at stated par.
The Company’s investment in taxable state and municipal securities included insured general obligations and revenue bonds of counties, municipal authorities, cities and school districts. Each of the 10 taxable state and municipal obligations had a continuous unrealized loss position longer than 12 months at December 31, 2006. The longest period that any of these securities were in a continuous loss position was 15 quarters. The longevity of the loss position is a direct result of purchasing these short-term securities during a period of low interest rates and is not attributable to a deterioration in credit quality. Yields on taxable state and municipal securities having similar terms have gradually increased since these securities were purchased. None of these securities had an unrealized loss greater than 3.6 percent of amortized cost at December 31, 2006. The insured general obligations bear a credit quality rating of “AA” or higher and all of the insured revenue bonds have a rating of “Aaa.” The general obligation securities are secured by the unlimited taxing power of the issuer and are further safeguarded against default by unconditional guarantees of various insurance companies over the term of the bond to pay

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
  (Dollars in thousands, except per share data)
3. Investment securities (continued):
the bondholder any principal or interest that is due on a stated maturity date not paid by the issuer. The revenue bonds are secured by the revenues generated by the underlying project and contractual commitments from insurance companies to pay any principal or interest defaults on the part of an issuer. Because there has been no change in the credit quality of the issuers or other events or circumstances that may cause a significant adverse impact on the fair value of these securities, and the Company has the intent and ability to hold the securities until costs are fully recovered, the unrealized losses are not considered to be other-than-temporary impairments at December 31, 2006.
All of the Company’s holdings of tax-exempt state and municipal securities were insured general obligations with unlimited taxing powers of states, counties, cities and school districts. There was one security of the 129 tax-exempt state and municipal obligations that was in an unrealized loss position at December 31, 2006. This security has been in a continuous unrealized loss position for eight consecutive quarters. The unrealized loss on this security was 0.5 percent of amortized cost at December 31, 2006. This security had a credit quality rating of “AAA.” Because the decline in fair value is directly attributable to increases in interest rates and not credit rating, and the Company has the intent and ability to hold this security until the recovery of fair value, which may be maturity, the Company does not consider this investment to be other-than-temporarily impaired at December 31, 2006.
Mortgage-backed securities consisted entirely of obligations of federally-sponsored agencies of the U.S. Government, except for one Government National Mortgage Association (“GNMA”) federal agency bond which is a direct obligation of the U.S. Government. GNMA securities are backed by the full faith and credit of the U.S. Government and thus are considered to have no risk of default. The federally-sponsored agency securities had a credit rating of “AAA” at December 31, 2006. Eight of the 18 mortgage-backed securities held by the Company had an unrealized loss at December 31, 2006, of which three had been in a continuous unrealized loss position for 12 months or more. The longest duration that any of these three securities were in an unrealized loss position was 14 consecutive quarters. The greatest severity of an unrealized loss on these securities was 1.6 percent of amortized cost at December 31, 2006. As previously mentioned, a default on the contractual cash flows of securities issued by federally-sponsored agencies is remote which indicates that there is a high level of assurance that these securities would not be settled at a price less than amortized cost. The Company does not consider the unrealized losses to be other than temporary because they were a direct result of interest rate fluctuations and the Company has the intent and ability to

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
  (Dollars in thousands, except per share data)
3. Investment securities (continued):
hold all of these investment securities until such time when their fair value meet or exceed the amortized cost basis or the securities mature at stated par.
Investment securities with an amortized cost of $47,057 at December 31, 2006, and $36,604 at December 31, 2005, were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. The fair value of these securities was $46,961 at December 31, 2006, and $36,474 at December 31, 2005.
The maturity distribution of the fair value, which is the net carrying amount, of the debt securities classified as available-for-sale at December 31, 2006, is summarized in the table that follows. The distributions are based on contractual maturity with the exception of mortgage-backed securities. Mortgage-backed securities have been presented based upon estimated cash flows, assuming no change in the current interest rate environment. Expected maturities may differ from contracted maturities, or estimated maturities for mortgage-backed securities, because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

		After one	After five
	Within	but within	but within	After
December 31, 2006	one year	five years	ten years	ten years	Total

Fair value:
U.S. Government agencies	$39,201				$39,201
State and municipals:
Taxable	6,814	$5,098			11,912
Tax-exempt	190	5,336	$17,088	$8,342	30,956
Mortgage-backed securities	5,870	1,805	85		7,760

Total	$52,075	$12,239	$17,173	$8,342	$89,829

Except for U.S. Government agencies, including mortgage-backed securities, there were no securities of any individual issuer that exceeded 10.0 percent of stockholders’ equity at December 31, 2006 and 2005.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
4. Loans, nonperforming assets and allowance for loan losses:
The major classifications of loans outstanding, net of unearned interest and net deferred loan costs at December 31, 2006 and 2005, are summarized as follows. Unearned interest totaled $2,029 and $1,815 at December 31, 2006 and 2005, respectively. Net deferred loan costs were $484 at December 31, 2006, and $257 at December 31, 2005.

December 31	2006	2005

Commercial, financial and others	$143,792	$137,302
Real estate:
Construction	5,513	2,575
Mortgage	225,703	217,827
Consumer, net	31,546	29,217
Lease financing, net	1,520	1,682

Total	$408,074	$388,603

Fixed-rate loans totaled $167,392 and $164,146, while loans with adjustable interest rates were $240,682 and $224,457, respectively, at December 31, 2006 and 2005.
Loans outstanding to directors, executive officers, principal stockholders or to their affiliates totaled $8,209 at December 31, 2006, and $5,510 at December 31, 2005. Advances and repayments during 2006 totaled $4,266 and $1,567, respectively. These loans are made during the ordinary course of business at normal credit terms. There were no related party loans that were classified as nonaccrual, past due, restructured or considered a potential credit risk at December 31, 2006 and 2005.
At December 31, 2006, the majority of the Company’s loans were at least partially secured by real estate in Northeastern Pennsylvania. Therefore, a primary concentration of credit risk is directly related to the real estate market in this area. Changes in the general economy, local economy or in the real estate market could affect the ultimate collectibility of this portion of the loan portfolio. Management does not believe there are any other significant concentrations of credit risk that could affect the loan portfolio.
The analysis of changes affecting the allowance for loan losses account for each of the three years ended December 31, 2006, 2005 and 2004, is summarized as follows:

	2006	2005	2004

Balance, January 1	$4,128	$3,859	$3,584
Provision for loan losses	890	782	600
Loans charged-off	(717)	(586)	(482)
Loans recovered	134	73	157

Balance, December 31	$4,435	$4,128	$3,859

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
4. Loans, nonperforming assets and allowance for loan losses (continued):
Information concerning nonperforming assets at December 31, 2006 and 2005, is summarized as follows:

December 31	2006	2005

Nonaccrual loans:
Commercial, financial and others	$1,060	$1,574
Real estate:
Construction
Mortgage	856	1,714
Consumer, net	94	98
Lease financing, net

Total nonaccrual loans	2,010	3,386

Accruing loans past due 90 days or more:
Commercial, financial and others	13	62
Real estate:
Construction
Mortgage	217	333
Consumer, net	60	118
Lease financing, net	2	33

Total accruing loans past due 90 days or more	292	546

Total nonperforming loans	2,302	3,932

Foreclosed assets	352	363

Total nonperforming assets	$2,654	$4,295

Information relating to the recorded investment in impaired loans at December 31, 2006 and 2005, is summarized as follows:

December 31	2006	2005

Impaired loans:
With a related allowance	$8,017	$3,844
With no related allowance	1,683	1,863

Total	$9,700	$5,707

The analysis of changes affecting the specific portion of the allowance for loan losses related to impaired loans for each of the three years ended December 31, 2006, 2005 and 2004, is summarized as follows:

	2006	2005	2004

Balance, January 1	$2,206	$1,179	$377
Provision for loan losses	662	1,337	1,002
Loans charged-off	(458)	(318)	(212)
Loans recovered		8	12

Balance, December 31	$2,410	$2,206	$1,179

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
4. Loans, nonperforming assets and allowance for loan losses (continued):
Interest income on impaired loans that would have been recognized had the loans been current and the terms of the loans not been modified, the aggregate amount of interest income recognized and the amount recognized using the cash-basis method, and the average recorded investment in impaired loans for each of the three years ended December 31, 2006, 2005 and 2004, are summarized as follows:

Year Ended December 31	2006	2005	2004

Gross interest due under terms	$703	$434	$279
Interest income recognized	693	337	246

Interest income not recognized	$10	$97	$33

Interest income recognized (cash-basis)	$693	$337	$246

Average recorded investment in impaired loans	$8,841	$6,285	$4,564
Cash received on impaired loans applied as a reduction of principal totaled $1,445 in 2006, $5,543 in 2005 and $1,692 in 2004. At December 31, 2006, the Company had a $465 commitment to one commercial customer with impaired loans. The commitment involved a bridge loan to be paid off within 90 days by guaranteed funds from governmental agencies. There were no commitments to extend additional funds to customers with impaired loans at December 31, 2005.
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
The contractual amounts of off-balance sheet commitments at December 31, 2006 and 2005, are summarized as follows:

December 31	2006	2005

Commitments to extend credit	$66,192	$64,816
Unused portions of home equity and credit card lines	15,777	14,576
Commercial letters of credit	21,405	18,565

Total	$103,374	$97,957

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
5. Commitments, concentrations and contingent liabilities (continued):
The Company’s involvement in, and exposure to, credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, unused portions of home equity and credit card lines and commercial letters of credit is represented by the contractual amounts of those instruments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for lines of credit may expire without being draw upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of the collateral obtained, if deemed necessary by the Company, is based on management’s credit evaluation of the customer.
Unused portions of home equity and credit card lines are commitments for possible future extensions of credit to existing customers. Unused portions of home equity lines are collateralized and generally have a fixed expiration date. Credit card lines are uncollateralized and usually do not carry a specific maturity date. Unused portions of home equity and credit card lines ultimately may not be drawn upon to the total extent to which the Company is committed.
Commercial letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Commercial letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all commercial letters of credit have expiration dates within one year. Collateral supporting commercial letters of credit amounted to $11,180 at December 31, 2006, and $10,134 at December 31, 2005. Commercial letters of credit with collateral values less than the contractual amount of the commitment are supported by existing lines of credit with the Company. The carrying value of the liability for the Company’s obligations under guarantees was not material at December 31, 2006 and 2005.
The Company provides deposit and loan products and other financial services to individual and corporate customers in its six-county market area of Lackawanna, Luzerne, Monroe, Susquehanna, Wayne and Wyoming. There are no significant concentrations of credit risk from any individual counterparty or groups of counterparties, except for locational concentrations. The concentrations of the credit portfolio by loan type are set forth in Note 4. Collateral is required for all real estate exposure and for most other loans, including off-balance sheet commitments upon extension of credit.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
5. Commitments, concentrations and contingent liabilities (continued):
Loan-to-value ratios of no greater than 80.0 percent are maintained, except in the case of loans secured by deposits or U.S. Government securities. The amount of collateral obtained is based on management’s credit evaluation of the customer. Collateral varies but may include property, plant and equipment, primary residential properties, and to a lesser extent, income-producing properties. Although the credit portfolio is diversified, the Company and its borrowers are dependent on the continued viability of the Northeastern Pennsylvania economy. The loan portfolio does not include any form of credit involving highly-leveraged transactions, defined as financing transactions that involve the buyout, acquisition or recapitalization of an existing business, including credit extended to highly- leveraged industries. The Company’s underwriting procedures include monitoring the abilities of its borrowers to continue to service loans in periods of rising interest rates through stress testing which could expose the Company to a concentration of credit risk. The Company was not exposed to any potential changes in the terms of loan products that may give rise to a concentration of credit risk at December 31, 2006 and 2005.
Securities and short-term investment activities are conducted with a diverse group of government entities, corporations and depository institutions. The counterparty’s creditworthiness and type of collateral is evaluated on a case-by-case basis. At December 31, 2006 and 2005, there were no significant concentrations of credit risk from any one issuer, with the exception of securities issued by U.S. Government agencies, including mortgage-backed securities.
Neither the Company nor any of its property is subject to any material legal proceedings. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of pending and threatened lawsuits will have a material effect on the operating results or financial position of the Company.
6. Premises and equipment, net:
Premises and equipment at December 31, 2006 and 2005, are summarized as follows:

December 31	2006	2005

Land	$3,519	$3,519
Premises	10,446	10,406
Leasehold improvements	291	291
Furniture and equipment	10,068	9,140

Total premises and equipment	24,324	23,356
Less: accumulated depreciation and amortization	13,306	12,353

Premises and equipment, net	$11,018	$11,003

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
6. Premises and equipment, net (continued):
Depreciation and amortization charged to noninterest expense amounted to $1,022 in 2006, $1,013 in 2005 and $1,191 in 2004. Occupancy expense has been reduced by rental income from premises leased to others in the amount of $27 in 2006, $15 in 2005 and $39 in 2004.
Certain facilities are leased under operating lease agreements expiring on various dates until the year 2022. Three leases contain escalation clauses that provide for inflation adjustments. The effects of such adjustments are included in the following table. Two leases contain renewal options that provide for extensions of the original lease terms up to 20 years. The cost of such rentals is not included in the following table. The realty leases require the Company to pay real estate taxes, insurances, utilities and repair costs. Rental expense on operating leases amounted to $229 in 2006, $225 in 2005 and $226 in 2004.
Future minimum annual rentals required under noncancellable leases are summarized as follows:

2007	$194
2008	186
2009	147
2010	119
2011	119
2012 and thereafter	469

Total	$1,234

7. Other assets:
The major components of other assets at December 31, 2006 and 2005, are summarized as follows:

December 31	2006	2005

Goodwill	$349	$349
Deferred income taxes	363	288
Foreclosed assets	352	363
Mortgage servicing rights	676	735
Other	1,725	1,575

Total	$3,465	$3,310

The net costs of operating foreclosed assets, including gains and losses on the sale of such properties, were $59 in 2006, $65 in 2005 and $51 in 2004.
The Company originates one-to-four family residential mortgage loans for sale in the secondary market with servicing rights retained. Mortgage loans serviced for others are not included in the accompanying Consolidated

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
7. Other assets (continued):
Balance Sheets. The unpaid principal balances of mortgage loans serviced for others were $115,120 at December 31, 2006, and $110,133 at December 31, 2005. Custodial escrow balances, maintained in connection with the loan servicing and included in demand deposits, were $222 and $66 at December 31, 2006 and 2005, respectively.
The analysis of the changes in the balances of mortgage servicing rights for each of the three years ended December 31, 2006, 2005 and 2004, is summarized as follows:

	2006	2005	2004

Balance, January 1	$735	$719	$740
Additions	165	234	214
Amortization	(224)	(218)	(235)

Balance, December 31	$676	$735	$719

At December 31, 2006, 2005 and 2004, the fair value of the mortgage servicing rights approximated their carrying value, therefore, no valuation allowance was deemed necessary.
8. Deposits:
The major components of interest-bearing and noninterest-bearing deposits at December 31, 2006 and 2005, are summarized as follows:

December 31	2006	2005

Interest-bearing deposits:
Money market accounts	$31,464	$30,839
NOW accounts	67,273	60,191
Savings accounts	99,341	115,864
Time deposits less than $100	176,389	185,464
Time deposits $100 or more	35,920	23,579

Total interest-bearing deposits	410,387	415,937
Noninterest-bearing deposits	73,055	75,428

Total deposits	$483,442	$491,365

Deposits of directors, executive officers, principal stockholders or their affiliates are accepted on the same terms and at the prevailing interest rates offered at the time of deposit for comparable transactions with unrelated parties. The amount of related party deposits totaled $7,053 at December 31, 2006, and $6,648 at December 31, 2005.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
8. Deposits (continued):
The aggregate amounts of maturities for all time deposits at December 31, 2006, are summarized as follows:

2007	$121,880
2008	33,318
2009	7,962
2010	22,753
2011	9,618
2012 and thereafter	16,778

Total	$212,309

The aggregate amount of deposits reclassified as loans was $537 at December 31, 2006, and $321 at December 31, 2005. Management evaluates transaction accounts that are overdrawn for collectibility as part of its evaluation for credit losses. During 2006 and 2005, no deposits were received on terms other than those available in the normal course of business.
9. Short-term borrowings:
Short-term borrowings available to the Company consist of a line of credit and advances with the FHLB-Pgh secured under terms of a blanket collateral agreement by a pledge of FHLB-Pgh stock and certain other qualifying collateral, such as investment and mortgage-backed securities and mortgage loans. The line of credit is limited to the Company’s maximum borrowing capacity (“MBC”) with the FHLB-Pgh, which is based on a percentage of qualifying collateral assets. At December 31, 2006, the MBC was $178,267. Interest accrues daily on the line based on the rates of FHLB-Pgh discount notes. This rate resets each day. The line is renewable annually on its anniversary date and carries no associated commitment fees. The FHLB-Pgh has the right to reduce or terminate the line at any time without prior notice and the Company may repay the line at any time without incurring prepayment penalties. Short-term advances are issued with maturities less than one year based on the FHLB-Pgh’s current cost of funds rate. Advances are limited to the MBC and are not prepayable. There are no commitment fees associated with the advances, except those for forward settlement that are based on FHLB-Pgh hedging costs.
There were no short-term borrowings outstanding at December 31, 2006 and 2005. The maximum amount of all short-term borrowings outstanding under the line of credit agreement at any month-end was $11,800 during 2006 and $24,275 during 2005. The average daily balance and weighted-average rate on aggregate short-term borrowings, which consisted entirely of the FHLB-Pgh line of credit, was $3,102 at 4.8 percent in 2006 and $3,894 at 2.7 percent in 2005.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
10. Fair value of financial instruments:
The estimated fair value of financial instruments at December 31, 2006 and 2005, is summarized as follows:

	2006		2005
	Carrying	Fair	Carrying	Fair
December 31	Value	Value	Value	Value

Financial assets:
Cash and cash equivalents	$27,634	$27,634	$35,403	$35,403
Investment securities available-for-sale	91,213	91,213	104,965	104,965
Loans held for sale, net	572	579	1,934	1,951
Net loans	403,639	395,245	384,475	381,730
Mortgage servicing rights	676	676	735	735
Accrued interest receivable	2,863	2,863	2,487	2,487

Total	$526,597	$518,210	$529,999	$527,271

Financial liabilities:
Deposits without stated maturities	$271,133	$271,133	$282,322	$282,322
Deposits with stated maturities	212,309	212,361	209,043	210,271
Accrued interest payable	1,106	1,106	1,024	1,024

Total	$484,548	$484,600	$492,389	$493,617

11. Employee benefit plan:
The Company has a defined contribution plan covering all employees who have completed 1,000 hours of service, attained 21 years of age and have been employed by the Company for at least one year. Contributions to the plan are determined by the Board of Directors and are based on a prescribed percentage of annual net income allocated to each participant based on their pro rata share of annual compensation. Pension costs are accrued monthly to salaries and benefits expense with the plan being funded annually. In addition, the defined contribution plan includes the provisions under section 401(k) of the Internal Revenue Code (“401(k)”). The 401(k) feature of the plan permits employees to make voluntary, pre-tax contributions up to 25.0 percent of their compensation. Company contributions to the 401(k) are determined by the Board of Directors and are currently based on 100.0 percent matching of voluntary contributions up to 3.0 percent of the employee’s eligible compensation. Company matching contributions to the 401(k) are funded biweekly and are included in salaries and benefits expense. Employee contributions under the 401(k) vest immediately, while matched contributions and discretionary annual contributions made under the defined contribution plan vest proportionally over five years of credited service.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
11. Employee benefit plan (continued):
Discretionary annual contributions to the plan were $165 in 2006, $103 in 2005 and $77 in 2004. Discretionary matching contributions under the 401(k) feature of the plan totaled $149 in 2006, $137 in 2005 and $145 in 2004.
12. Income taxes:
The current and deferred amounts of the provision for income tax expense for each of the three years ended December 31, 2006, 2005 and 2004, are summarized as follows:

Year Ended December 31	2006	2005	2004

Current	$1,948	$1,497	$566
Deferred	(74)	(246)	113

Total	$1,874	$1,251	$679

A reconciliation between the effective income tax expense and the amount of income tax expense that would have been provided at the federal statutory tax rate of 34.0 percent for each of the three years ended December 31, 2006, 2005 and 2004, is summarized as follows:

Year Ended December 31	2006	2005	2004

Federal income tax at statutory rate	$2,796	$2,197	$1,837
Differences resulting from:
Tax-exempt interest, net	(930)	(891)	(748)
Residential housing program tax credit		(9)	(419)
Other	8	(46)	9

Federal income tax on income before income taxes	$1,874	$1,251	$679

Sources of change in deferred income taxes and the related tax effects for each of the three years ended December 31, 2006, 2005 and 2004, are summarized as follows:

Year Ended December 31	2006	2005	2004

Allowance for loan losses	$(128)	$(119)	$(116)
Loans, net of unearned income	78	49	198
Accrued interest receivable	25	(32)	8
Prepaid expenses	28	(57)	147
Premises and equipment, net	(122)	(91)	(70)
Core deposit intangible	49	(42)	(42)
Other	(4)	46	(12)

Change in deferred income taxes affecting the statements of income	(74)	(246)	113
Deferred income taxes on investment securities recognized in stockholders’ equity	(1)	(296)	(299)

Total change in deferred income taxes	$(75)	$(542)	$(186)

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
12. Income taxes (continued):
Temporary differences between financial statement carrying amounts and tax bases of assets and liabilities that represent the deferred tax assets and liabilities at December 31, 2006 and 2005, are summarized as follows:

December 31	2006	2005

Deferred tax assets:
Allowance for loan losses	$1,290	$1,162
Accrued interest receivable	48	73
Core deposit intangible	292	341

Total	1,630	1,576

Deferred tax liabilities:
Investment securities available-for-sale	493	494
Loans, net of unearned income	165	87
Prepaid expenses	118	90
Premises and equipment, net	421	543
Other	70	74

Total	1,267	1,288

Net deferred tax assets	$363	$288

The Company has determined that the establishment of a valuation reserve for the deferred tax assets is not required, since it is more likely than not that the net deferred tax assets could be principally realized through carryback to taxable income in prior years, and by future reversals of existing taxable temporary differences, or to a lesser extent, through future taxable income. A review of the accounting criteria related to the recognition of deferred tax assets is performed quarterly. Banks in Pennsylvania are not subject to state or local income taxes, but rather are assessed a tax based on capital. This capital shares tax, which is included in other expenses, was $481 in 2006, $432 in 2005 and $377 in 2004.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
13. Parent Company financial statements:
CONDENSED STATEMENTS OF INCOME

Year Ended December 31	2006	2005	2004

Income:
Dividends from subsidiaries	$1,866	$2,255	$3,848
Management fees from subsidiaries	284	281	262
Other income	5	119	3

Total income	2,155	2,655	4,113

Expense:
Occupancy and equipment expenses	76	76	76
Other expenses	377	281	367

Total expenses	453	357	443

Income before income taxes and undistributed income of subsidiaries	1,702	2,298	3,670
Income tax expense (benefit)	(57)	4	(480)

Income before undistributed income of subsidiaries	1,759	2,294	4,150
Equity in undistributed income of subsidiaries	4,591	2,916	575

Net income	$6,350	$5,210	$4,725

CONDENSED BALANCE SHEETS

December 31	2006	2005

Assets:
Cash	$235	$53
Investment in bank subsidiary	52,108	47,526
Investment securities available-for-sale	178	166
Other assets	2,192	2,478

Total assets	$54,713	$50,223

Liabilities:
Dividends payable	$463	$426
Other liabilities	132	108

Total liabilities	595	534
Stockholders’ equity	54,118	49,689

Total liabilities and stockholders’ equity	$54,713	$50,223

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
13. Parent Company financial statements (continued):
CONDENSED STATEMENTS OF CASH FLOWS

Year Ended December 31	2006	2005	2004

Cash flows from operating activities:
Net income	$6,350	$5,210	$4,725
Adjustments:
Equity in undistributed income of subsidiaries	(4,591)	(2,916)	(575)
Depreciation and amortization	76	76	76
Changes in:
Other assets	210	(5)	(811)
Other liabilities	19	(203)	82

Net cash provided by operating activities	2,064	2,162	3,497

Cash flows from financing activities:
Issuance of dividend reinvestment plan shares	305	258	246
Repurchase and retirement of common shares	(371)	(811)	(1,957)
Cash dividends paid	(1,816)	(1,695)	(1,667)

Net cash used in financing activities	(1,882)	(2,248)	(3,378)

Net increase (decrease) in cash	182	(86)	119
Cash at beginning of year	53	139	20

Cash at end of year	$235	$53	$139

14. Regulatory matters:
Under the Pennsylvania Business Corporation Law of 1988, as amended, the Company may not pay a dividend if, after payment, either the Company could not pay its debts as they become due in the usual course of business, or the Company’s total assets would be less than its total liabilities. The determination of total assets and liabilities may be based upon: (i) financial statements prepared on the basis of GAAP; (ii) financial statements that are prepared on the basis of other accounting practices and principles that are reasonable under the circumstances; or (iii) a fair valuation or other method that is reasonable under the circumstances.
In addition, the Company is subject to dividend restrictions under the Pennsylvania Banking Code of 1965, as amended, which allows cash dividends to be declared and paid out of accumulated net earnings. More stringent dividend restrictions apply under Federal Reserve Regulation H, which restricts calendar year dividend payments of member banks to the total of its net profits for that year combined with its retained net profits of the preceding two calendar years, less any required transfer to surplus, unless a bank has received prior approval from the Board of Governors of the Federal Reserve System (“Federal Reserve Board”). Accordingly, Community Bank, without prior approval from the Federal Reserve Board, may declare dividends to the Parent Company of $8,167 at December 31, 2006.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
14. Regulatory matters (continued):
Although subject to the aforementioned regulatory restrictions, the Company’s consolidated retained earnings at December 31, 2006 and 2005, were not restricted under any borrowing agreement as to payment of dividends or reacquisition of common stock.
The Company has paid cash dividends since its formation as a bank holding company in 1983. It is the present intention of the Board of Directors to continue this dividend payment policy, however, further dividends must necessarily depend upon earnings, financial condition, appropriate legal restrictions and other factors relevant at the time the Board of Directors considers payment of dividends.
The amount of funds available for transfer from Community Bank to the Parent Company in the form of loans and other extensions of credit is also limited. Under the provisions of Section 23A of the Federal Reserve Act, transfers to any one affiliate are limited to 10.0 percent of capital and surplus. At December 31, 2006, the maximum amount available for transfer from Community Bank to the Parent Company in the form of loans amounted to $5,526. At December 31, 2006 and 2005, there were no loans outstanding, nor were any advances made during 2006 and 2005.
The Company and Community Bank are subject to certain regulatory capital requirements administered by the federal banking agencies, which are defined in Section 38 of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Community Bank’s financial statements. In the event an institution is deemed to be undercapitalized by such standards, FDICIA prescribes an increasing amount of regulatory intervention, including the required institution of a capital restoration plan and restrictions on the growth of assets, branches or lines of business. Further restrictions are applied to the significantly or critically undercapitalized institutions including restrictions on interest payable on accounts, dismissal of management and appointment of a receiver. For well capitalized institutions, FDICIA provides authority for regulatory intervention when the institution is deemed to be engaging in unsafe and unsound practices or receives a less than satisfactory examination report rating. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Community Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
14. Regulatory matters (continued):
regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
Community Bank was categorized as well capitalized under the regulatory framework for prompt corrective action at December 31, 2006 and 2005, based on the most recent notification from the Federal Deposit Insurance Corporation. To be categorized as well capitalized, Community Bank must maintain certain minimum Tier I risk-based, total risk-based and Tier I Leverage ratios as set forth in the following tables. The Tier I Leverage ratio is defined as Tier I capital to total average assets less intangible assets. There are no conditions or events since the most recent notification that management believes have changed Community Bank’s category.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
14. Regulatory matters (continued):
The Company’s and Community Bank’s capital ratios at December 31, 2006 and 2005, as well as the required minimum ratios for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions as defined by FDICIA, are summarized as follows:

					Minimum to be Well
					Capitalized under
			Minimum for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
December 31, 2006	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I capital to risk-weighted assets:
Consolidated	$52,745	12.5%	$16,881	4.0%
Community Bank	50,827	12.1	16,851	4.0	$25,277	6.0%
Total capital to risk-weighted assets:
Consolidated	57,180	13.5	33,763	8.0
Community Bank	55,262	13.1	33,703	8.0	42,128	10.0
Tier I capital to total average assets
less intangible assets:
Consolidated	52,745	9.7	21,670	4.0
Community Bank	$50,827	9.4%	$21,631	4.0%	$27,039	5.0%

Risk-weighted assets:
Consolidated	$408,540
Community Bank	407,785
Risk-weighted off-balance sheet items:
Consolidated	13,497
Community Bank	13,497
Average assets for Leverage ratio:
Consolidated	541,760
Community Bank	$540,783

					Minimum to be Well
					Capitalized under
			Minimum for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
December 31, 2005	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I capital to risk-weighted assets:
Consolidated	$48,308	12.0%	$16,113	4.0%
Community Bank	46,229	11.5	16,076	4.0	$24,114	6.0%
Total capital to risk-weighted assets:
Consolidated	52,436	13.0	32,227	8.0
Community Bank	50,357	12.5	32,152	8.0	40,190	10.0
Tier I capital to total average assets less intangible assets:
Consolidated	48,308	9.0	21,373	4.0
Community Bank	$46,229	8.7%	$21,343	4.0%	$26,679	5.0%

Risk-weighted assets:
Consolidated	$389,044
Community Bank	388,108
Risk-weighted off-balance sheet items:
Consolidated	13,789
Community Bank	13,789
Average assets for Leverage ratio:
Consolidated	534,314
Community Bank	$533,570

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
14. Regulatory matters (continued):
Management periodically purchases shares of the Company’s common stock under a stock repurchase program. For the years ended December 31, 2006, 2005 and 2004, 8,840 shares, 20,594 shares and 48,365 shares having an aggregate cost of $371, $811 and $1,957, respectively, were purchased and retired under the program. On November 17, 2004, the Board of Directors ratified the purchase of 3.0 percent or 55,931 shares of the then outstanding common stock. At December 31, 2006, 38,374 shares authorized under the program were available to be repurchased.
The Company offers its stockholders a Dividend Reinvestment Plan (“DRP”). Under the DRP, the Company registered 300,000 shares of its common stock to be sold pursuant to this plan. The DRP provides stockholders with a simple and convenient method to invest cash dividends in the Company’s common stock without payment of any brokerage commissions, while also furnishing the Company with additional funds for general corporate purposes. Main features of the DRP include the following: (i) shares will be purchased from original issuances; (ii) no optional cash payments; (iii) eligibility for all registered and street name stockholders; (iv) no minimum or maximum number of shares participation restrictions; and (v) availability of full or partial dividend reinvestment. During the years ended December 31, 2006, 2005 and 2004, 7,373 shares, 6,357 shares and 6,228 shares, respectively, were issued under the DRP.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
15. Summary of quarterly financial information (unaudited):

	2006				2005
Quarter Ended	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30	Sept. 30	Dec. 31

Interest income:
Interest and fees on loans:
Taxable	$6,324	$6,733	$7,133	$7,267	$5,489	$5,566	$5,809	$6,121
Tax-exempt	430	446	352	328	330	347	337	315
Interest and dividends on investment securities available-for-sale:
Taxable	603	503	490	612	555	475	493	637
Tax-exempt	379	377	368	366	391	381	396	389
Dividends	11	25	14	18	8	14	10	9
Interest on federal funds sold	6	67	136	52		14	144	129

Total interest income	7,753	8,151	8,493	8,643	6,773	6,797	7,189	7,600

Interest expense:
Interest on deposits	2,820	2,991	3,197	3,348	2,380	2,363	2,522	2,732
Interest on short-term borrowings	84	60		5	79	27

Total interest expense	2,904	3,051	3,197	3,353	2,459	2,390	2,522	2,732

Net interest income	4,849	5,100	5,296	5,290	4,314	4,407	4,667	4,868
Provision for loan losses	180	225	270	215	300	158	161	163

Net interest income after provision for loan losses	4,669	4,875	5,026	5,075	4,014	4,249	4,506	4,705

Noninterest income:
Service charges, fees and commissions	752	776	769	739	811	802	720	722
Mortgage banking income	108	75	89	100	182	148	145	119
Net gains on sale of merchant services					125	110

Total noninterest income	860	851	858	839	1,118	1,060	865	841

Noninterest expense:
Salaries and employee benefits	1,790	1,918	1,903	2,037	1,795	1,843	1,778	1,818
Net occupancy and equipment	605	596	571	581	638	584	588	552
Other	1,161	1,205	1,273	1,189	1,187	1,373	1,254	1,487

Total noninterest expense	3,556	3,719	3,747	3,807	3,620	3,800	3,620	3,857

Income before income taxes	1,973	2,007	2,137	2,107	1,512	1,509	1,751	1,689
Provision for income tax expense	423	432	512	507	232	289	371	359

Net income	1,550	1,575	1,625	1,600	1,280	1,220	1,380	1,330

Other comprehensive income (loss):
Unrealized holding gains (losses) on investment securities available- for-sale	(450)	(289)	868	(132)	(813)	889	(721)	(226)
Income tax expense (benefit) related to other comprehensive income (loss)	(153)	(98)	295	(45)	(276)	302	(245)	(77)

Other comprehensive income (loss), net of income taxes	(297)	(191)	573	(87)	(537)	587	(476)	(149)

Comprehensive income	$1,253	$1,384	$2,198	$1,513	$743	$1,807	$904	$1,181

Per share data:
Net income	$0.84	$0.85	$0.87	$0.87	$0.69	$0.65	$0.74	$0.72
Cash dividends declared	$0.25	$0.25	$0.25	$0.25	$0.23	$0.23	$0.23	$0.23

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS 2005 VERSUS 2004
(Dollars in thousands, except per share data)
Operating Environment:
Despite the threat of inflation and the effects of devastating hurricanes, the United States economy moved forward in 2005, as the gross domestic product, the value of all goods and services produced in the Nation, rose 3.5 percent. Home price appreciation, higher equity values, favorable employment conditions and strong corporate earnings led to solid spending increases in both the consumer and business sectors. However, inflationary pressures began to heighten amid escalating energy prices. In light of the elevated inflation, the Federal Open Market Committee continued to gradually remove monetary policy accommodation by increasing the federal funds target rate 25 basis points at each of its eight meetings in 2005. In total, the federal funds target rate increased 200 basis points to 4.25 percent at December 31, 2005, from 2.25 percent at year-end 2004.
In spite of higher energy costs and rising short-term interest rates, consumer spending remained strong in 2005, increasing 3.6 percent. Consumer spending was bolstered by wealth appreciation from rising home and equity values and improved confidence due to a favorable labor market. In addition, outlays in the consumer sector exceeded the 1.5 percent growth in disposable personal income. As a result, the personal savings rate, which had been decreasing in recent years, fell to negative 0.4 percent in 2005.
Business spending rose 6.0 percent in 2005. Strong sales figures, improved earnings performance and an accommodative credit market supported the spending increase.
Solid performance in the corporate sector once again led to improvement in labor market conditions. The National unemployment rate declined to 4.9 percent in 2005 from 5.4 percent in 2004, as the labor force participation rate remained constant at 66.0 percent. Labor productivity, slightly under the productivity experienced over the past several years, continued to advance, increasing 2.3 percent in 2005. Labor costs remained relatively contained despite rising inflation and diminishing labor market resources. According to the employment cost index, compensation increased 3.0 percent in 2005, just under the 3.8 percent increase in 2004. Similar to the Nation, employment conditions improved significantly in 2005 for the Commonwealth of Pennsylvania and all counties in our market area.
The banking industry reported record earnings, as net income for all Federal Deposit Insurance Corporation (“FDIC”)-insured commercial banks rose 9.7 percent in 2005, compared to 2.2 percent in 2004. Commercial banks continued to experience strong balance sheet growth. Total assets for all FDIC-insured commercial banks grew 7.4 percent in 2005, after growing 10.7

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS 2005 VERSUS 2004 (CONTINUED)
(Dollars in thousands, except per share data)
percent in 2004. Earning assets for all FDIC-insured institutions grew 7.7 percent. Deposit growth kept pace with an 8.6 percent increase. Asset quality for the banking industry improved as the volume of nonperforming loans and leases decreased 4.3 percent in 2005. Equity capital increased 7.3 percent in 2005, compared to 22.9 percent in 2004. The slower growth was attributable to declines in the market values of available-for-sale investment securities.
Higher corporate earnings performance and bolstered confidence from favorable economic and employment conditions were able to mitigate any downward pressures on equity markets. Equity values appreciated once again in 2005 as the major indices posted total return gains but to a lesser extent compared to 2004. Contrary to the overall market, bank stock values declined. The NASDAQ Bank Index Composite fell 4.3 percent in 2005 after gaining 11.0 percent in 2004. Despite the lackluster performance of the stock market, merger and acquisition activity soared, with a total world-wide volume exceeding $2.7 trillion. With regard to merger and acquisition activity for the banking industry, the number of deals announced declined in comparison to 2004. With regard to deal values, the average price to book value increased as compared to 2004, while the median price to earnings decreased slightly.
Review of Financial Position:
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
Despite these factors, total assets grew $15.3 million or 2.9 percent to $543.6 million at December 31, 2005, from $528.3 million at the end of 2004. Total assets averaged $534.7 million in 2005, an increase of $18.9 million or 3.7 percent compared to 2004. Earning assets averaged $508.5 million and equaled 95.1 percent of total average assets in 2005. In comparison, earning assets averaged $488.3 million and equaled 94.7 percent of total average assets in 2004. Interest rates began increasing in 2004 with the shift in monetary policy and continued to rise throughout 2005. As a result, our tax-equivalent yield on earning assets rose 22 basis points from 5.65 percent in 2004 to 5.87 percent in 2005.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS 2005 VERSUS 2004 (CONTINUED)
(Dollars in thousands, except per share data)
Loans, net of unearned income, grew to $388.6 million at December 31, 2005, from $381.7 million at year-end 2004, an increase of $6.9 million. Total deposits grew $12.9 million or 2.7 percent to $491.4 million at December 31, 2005, from $478.5 million at December 31, 2004. Stockholders’ equity improved $2.4 million to $49.7 million or $26.86 per share at December 31, 2005, compared to $47.3 million or $25.38 per share at December 31, 2004.
Investment Portfolio:
Total return is the principal gauge and comprehensive industry-wide approach for measuring investment portfolio performance. The total return of our investment portfolio posted relatively similar total returns of 3.6 percent in 2005 and 3.5 percent in 2004. Based on a study from an independent national investment performance ranking company, our investment portfolio ranked in the top third of all FDIC-insured bank holding companies with respect to total return in 2005.
Similar to the approach taken in assessing our performance with respect to return, we evaluate our risk in comparison to all other financial institutions. Risk is assessed by quantifying the average life of the investment portfolio as compared to that of U.S. Treasury securities. This risk measure equaled 2.2 years in 2005, not materially different from the 2.1 years reported in 2004. Similar to our ranking for total return, we ranked in the top third of all FDIC-insured bank holding companies with regard to low risk, according to the same independent ranking company.
Our investment portfolio decreased $13.8 million to $105.0 million at December 31, 2005, from $118.8 million at December 31, 2004. The investment portfolio averaged $103.9 million and equaled 20.4 percent of average earning assets in 2005, compared to $103.3 million and 21.2 percent in 2004. Despite the rise in market rates, the tax-equivalent yield on the investment portfolio equaled 4.39 percent in 2005, 1 basis point lower than 4.40 percent in 2004. This slight decrease could be explained by our continued actions to shorten the average life of the investment portfolio. Net unrealized holding gains in the investment portfolio, included as a separate component of stockholders’ equity, were $959, net of income taxes of $494, at December 31, 2005, and $1,534, net of income taxes of $790, at December 31, 2004.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS 2005 VERSUS 2004 (CONTINUED)
(Dollars in thousands, except per share data)
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
Loan Portfolio:
Rising interest rates, coupled with greater competition, forced spreads between originations and sales tighter. As a result, net gains realized on the sale of these loans declined $90 or 15.6 percent to $487 in 2005 from $577 in 2004. Residential mortgage loans serviced for the Federal National Mortgage Association totaled $110.1 million at December 31, 2005, an increase of $12.3 million or 12.6 percent from $97.8 million at the end of 2004. Serviced loans increased $7.8 million or 8.7 percent in 2004. Mortgage loans held for sale, net, totaled $1.9 million at the end of 2005 and 2004.
Our on-going strategic focus includes developing sound relationships with commercial businesses within our market area, along with providing personalized service to our retail customers. During 2005, the majority of the growth in our loan portfolio was concentrated in the business sector. Business loans, including commercial loans, commercial mortgages and lease financing, grew $7.7 million or 3.0 percent to $265.1 million at year-end 2005 from $257.4 million at the end of 2004. Specifically, commercial loans and leases grew $22.4 million or 19.2 percent, while commercial real estate loans declined $14.7 million or 10.4 percent. Residential mortgages, including construction loans, decreased $2.2 million or 2.3 percent. Mortgages originated and subsequently sold in the secondary market totaled $23.4 million in 2005, compared to $23.7 million in 2004. Consumer loans increased $1.3 million or 4.8 percent from year-end 2004 to year-end 2005. Overall, our loan portfolio grew $6.9 million or 1.8 percent to $388.6 million at December 31, 2005, from $381.7 million at December 31, 2004. The relatively nominal change in year-end loan balances is not indicative of the actual performance of our loan portfolio in 2005. We received significant repayments on several large one-year term, tax-exempt commercial loans that matured at year-end. These loans were subsequently refinanced with us during the beginning of 2006. A better indication of our 2005 performance can be gained through a review of our average loan balances. Loans averaged $396.6 million in 2005, an increase of $22.5 million or 6.0 percent compared to $374.1 million in 2004. The tax-

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS 2005 VERSUS 2004 (CONTINUED)
(Dollars in thousands, except per share data)
equivalent yield on the loan portfolio increased 18 basis points to 6.30 percent in 2005 from 6.12 percent in 2004.
Our holdings of adjustable-rate loans increased $3.4 million or 1.5 percent in 2005. Adjustable-rate loans totaled $225.7 million and represented 58.1 percent of the loan portfolio at December 31, 2005, compared to $222.3 million or 58.2 percent at the end of 2004. Fixed-rate loans increased $3.5 million to $162.9 million at December 31, 2005, from $159.4 million at December 31, 2004.
Asset Quality:
Our asset quality deteriorated from the end of 2004 as evidenced by an increase in the ratio of nonperforming assets as a percentage of loans, net of unearned income, and foreclosed assets, to 1.10 percent at December 31, 2005, from 0.86 percent at December 31, 2004. Total nonperforming assets increased $1,011 or 30.8 percent to $4,295 at December 31, 2005, from $3,284 at year-end 2004. The majority of the deterioration was due to a $1,414 increase in nonaccrual loans. Commercial loans on nonaccrual status increased $725, while nonaccruing real estate and consumer loans rose by $591 and $98. Partially offsetting the increase in nonaccrual loans were decreases of $367 in accruing loans past due 90 days or more and $36 in foreclosed assets.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS 2005 VERSUS 2004 (CONTINUED)
(Dollars in thousands, except per share data)
We maintain the allowance for loan losses at a level we believe adequate to absorb probable credit losses related to specifically identified loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of the balance sheet date. The allowance for loan losses increased $269 to $4,128 at December 31, 2005, from $3,859 at the end of 2004. As a percentage of loans, net of unearned income, the allowance equaled 1.06 percent at the end of 2005, compared to 1.01 percent at year-end 2004. The increase in the allowance resulted from a higher provision for loan losses, offset by an increase in net loans charged-off during 2005. Net loans charged-off increased $188 or 57.9 percent to $513 or 0.13 percent of average loans outstanding in 2005 from $325 or 0.09 percent of average loans outstanding in 2004.
The allocated element of the allowance for loan losses account increased $666 to $3,161 at December 31, 2005, compared to $2,495 at December 31, 2004. The increase resulted from an increase of $1,027 in the specific portion for the impairment of loans individually evaluated under Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan” partially offset by a reduction of $361 in the formula portion for the impairment of loans collectively evaluated under SFAS No. 5, “Accounting for Contingencies.” The increase in the specific portion primarily resulted from the greater amount of impaired loans which were collateral deficient, having a recorded investment which exceeded their respective collateral value, at December 31, 2005. Impaired loans with a recorded investment in excess of their fair value amounted to $3,844 at year-end 2005 compared to $2,930 at the end of 2004. For these loans, the amount by which the recorded investment exceeded the fair market value was $2,206 at December 31, 2005, compared to $1,179 at the end of 2004.
With regard to the formula portion, the decline resulted from a reduction in the total loss factors for most of the major loan classifications, partially offset by an increase in the volume of loans collectively evaluated for impairment under SFAS No. 5. The reduction in the total loss factors was due to a reduction in the historical loss factors for each loan classification. The unallocated element was $967 at December 31, 2005, and $1,364 at December 31, 2004.
The coverage ratio, the allowance for loan losses account, as a percentage of nonperforming loans, weakened to 105.0 percent at December 31, 2005, from 133.8 percent at December 31, 2004. Nonperforming loans growing at a higher proportional rate as compared to the allowance for loan losses account caused the decline in the coverage ratio. With regard to all nonperforming assets, our allowance was able to cover 96.1 percent at the end of 2005, compared to 117.5 percent at year-end 2004.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS 2005 VERSUS 2004 (CONTINUED)
(Dollars in thousands, except per share data)
Deposits:
Our deposit growth moderated in 2005 compared to 2004. Commercial deposit accounts increased $19.4 million, while retail deposits declined $6.5 million. The growth in business accounts resulted from increases of $7.0 million or 21.4 percent in demand deposits and $18.6 million or 21.6 percent in interest-bearing transaction accounts, which include money market, NOW and savings accounts. Partially offsetting these increases was a decline in total commercial time deposits of $6.2 million or 36.4 percent. With regard to personal deposits, the greatest factor influencing the change was an $11.6 million or 10.2 percent decrease in interest-bearing transaction accounts. This decline was partially offset by increases in total time deposits of $4.4 million and demand deposits of $0.7 million. Overall, total deposits grew $12.9 million or 2.7 percent to $491.4 million at December 31, 2005, from $478.5 million at the end of 2004. Total deposits grew $19.0 million or 4.1 percent in 2004. Noninterest-bearing deposits rose $7.7 million or 11.4 percent from the end of 2004, while interest-bearing deposits increased $5.2 million or 1.3 percent.
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
Volatile deposits, time deposits $100 or more decreased $10.9 million to $23.6 million at December 31, 2005, from $34.5 million at the end of 2004. Large denomination time deposits averaged $28.5 million in 2005 and $29.5 million in 2004. Our average cost of these funds increased only 21 basis points to 3.52 percent in 2005, from 3.31 percent in 2004.
Market Risk Sensitivity:
We utilize various computerized modeling techniques for market risk management. One such technique utilizes a tabular presentation of fair value information and contractual terms relevant to determine the future cash flows of market risk sensitive instruments, categorized by expected maturity dates. According to the results of this presentation at December 31, 2005, total interest-earning assets scheduled to mature within one year

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS 2005 VERSUS 2004 (CONTINUED)
(Dollars in thousands, except per share data)
totaled $137.2 million with a weighted-average tax-equivalent yield of 5.73 percent. Total interest-bearing liabilities scheduled to mature within one year equaled $137.4 million with a weighted-average cost of 2.62 percent. Interest-earning assets scheduled to mature within one year were primarily comprised of investment securities having an amortized cost of $46.3 million and a weighted-average tax-equivalent yield of 3.66 percent and net loans of $76.9 million with a weighted-average tax-equivalent yield of 7.19 percent. With regard to interest-bearing liabilities, based on historical withdrawal patterns, interest-bearing transaction accounts, defined as money market, NOW and savings accounts, of $43.4 million with a weighted-average cost of 1.51 percent were anticipated to mature within one year. In addition, time deposits totaling $94.0 million with a weighted-average cost of 3.14 percent were scheduled to mature within the same time frame.
In addition to monitoring market risk based on this tabular presentation, we analyze changes in the fair value of other financial instruments utilizing interest rate shocks. Specifically, we analyze the effects instantaneous parallel shifts of plus or minus 100 basis points have on the economic values of other financial instruments. The results of the model at December 31, 2005, indicated fair value declines of 1.3 percent in other financial assets and 0.8 percent in other financial liabilities given a parallel and instantaneous rise of 100 basis points in market interest rates. Conversely, a 100 basis point decline in market interest rates would result in fair value appreciation of 1.4 percent in other financial assets and 0.8 percent in other financial liabilities.
We also use models that consider repricing frequencies of rate sensitive assets (“RSA”) and rate sensitive liabilities (“RSL”) in addition to maturity distributions. One such technique utilizes a static gap report, which attempts to measure our interest rate exposure by calculating the net amount of RSA and RSL that reprice within specific time intervals. At December 31, 2005, our cumulative one-year RSA/RSL ratio was 1.21, compared to 1.23 at December 31, 2004.
As a final tool to assist in managing market risk sensitivity, we enhance our asset/liability management by using a simulation model. This model is used to create pro forma net interest income scenarios under various interest rate shocks. Model results, using parallel and instantaneous shifts in general market interest rates of plus and minus 100 basis points, did not change materially from model results using current interest rates at December 31, 2005.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS 2005 VERSUS 2004 (CONTINUED)
(Dollars in thousands, except per share data)
Liquidity:
The net noncore and net short-term noncore funding dependence ratios illustrate the change in our liquidity position over the prior year. At December 31, 2005, our net noncore funding dependence ratio was negative 8.0 percent, compared to negative 2.2 percent at December 31, 2004. Our net short-term noncore funding dependence ratio equaled negative 11.0 percent at the end of 2005, compared to negative 5.8 percent at year-end 2004. Negative ratios indicated that at December 31, 2005 and 2004, we had no reliance on noncore deposits and borrowings to fund our long-term assets, namely loans and investments.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS 2005 VERSUS 2004 (CONTINUED)
(Dollars in thousands, except per share data)
Capital Adequacy:
Stockholders’ equity improved $2.4 million to $49.7 million or $26.86 per share at December 31, 2005, compared to $47.3 million or $25.38 per share at December 31, 2004. Net income of $5.2 million was the primary factor contributing to our improved capital position. Repurchases of common stock, net cash dividends declared and a decrease in the net unrealized gain on investment securities also affected stockholders’ equity during 2005.
Under the stock repurchase program, we repurchased and retired 20,594 shares for $0.8 million in 2005 and 48,365 shares for $2.0 million in 2004. Dividends declared totaled $1,711 or $0.92 per share in 2005 and $1,658 or $0.88 per share in 2004. The dividend payout ratio, dividends declared as a percentage of net income, equaled 32.8 percent in 2005 and 35.1 percent in 2004. During the years ended December 31, 2005 and 2004, 6,357 shares and 6,228 shares were issued under the dividend reinvestment plan.
Our risk-based capital ratios exceeded the minimum regulatory capital ratios of 4.0 percent and 8.0 percent required for adequately capitalized institutions. Our risk-based capital position at December 31, 2005, improved in comparison to the prior year-end. Our ratio of Tier I capital to risk-weighted assets improved to 12.0 percent at December 31, 2005, compared to 11.4 percent at December 31, 2004. Total capital, as a percentage of risk-weighted assets, improved to 13.0 percent at year-end 2005, from 12.3 percent at the end of 2004. Our Leverage ratio improved to 9.0 percent at December 31, 2005, from 8.8 percent at December 31, 2004.
Review of Financial Performance:
We posted record earnings of $5,210 or $2.80 per share in 2005. This was a $485 or 10.3 percent increase compared to earnings of $4,725 or $2.50 per share in 2004. Higher net interest income and noninterest income were the major factors leading to the improved earnings. Greater operating efficiency also aided the favorable earnings growth. Return on average assets and return on average equity were 0.97 percent and 10.68 percent in 2005, compared to 0.92 percent and 9.97 percent in 2004. Rising market rates continued to impact the value of our available-for-sale investment securities. As a result, we experienced net losses in other comprehensive income, net of income tax benefits, of $575 in 2005 and $579 in 2004.
Net Interest Income:
Growth in average earning assets of $9.5 million more than that of interest-bearing liabilities, coupled with a 7 basis point improvement in our net interest spread, led to an increase in tax-equivalent net interest income of $1,397 or 7.6 percent to $19,743 in 2005 from $18,346 in 2004.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS 2005 VERSUS 2004 (CONTINUED)
(Dollars in thousands, except per share data)
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
Tax-equivalent net interest income was also increased by $369 in 2005 due to changes in interest rates. Our net interest spread widened 7 basis points to 3.42 percent in 2005 from 3.35 percent in 2004. Tax-equivalent interest revenue rose $1,029 or 3.7 percent, as our tax-equivalent yield on earning assets increased 22 basis points to 5.87 percent in 2005 from 5.65 percent in 2004. This increase was offset partially by a $660 or 7.1 percent increase in interest expense which resulted from a 15 basis point increase in our cost of funds to 2.45 percent in 2005 from 2.30 percent in 2004. In addition, our net interest margin improved 12 basis points to 3.88 percent in 2005 from 3.76 percent in 2004. The tax-equivalent yield on our loan portfolio increased 18 basis points to 6.30 percent in 2005 from 6.12 percent in 2004, which resulted in additional interest revenue of $826. The yield on taxable loans, which rose 19 basis points had the most significant effect, causing an increase of $671. In addition, the yield on tax-exempt loans increased 53 basis points and resulted in additional interest revenue of $155. The yield on federal funds sold improved from 1.36 percent in 2004 to 3.61 percent in 2005, which increased interest revenue by $200. With regard to our cost of funds, we experienced a notable increase in rates paid for interest-bearing transaction accounts. Certain larger-balance, money market, NOW and savings accounts of local school districts and municipalities are priced in accordance with changes in the three-month U.S. Treasury. As a result, the cost of money market, NOW and savings accounts rose 50 basis points, 66 basis points and 17 basis points in 2005, which accounted for $658 or 99.7 percent of the additional interest expense

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS 2005 VERSUS 2004 (CONTINUED)
(Dollars in thousands, except per share data)
due to changes in interest rates. Due to a favorable liquidity position, we were able to maintain funding costs for time deposits at 2004 levels.
Provision for Loan Losses:
The provision for loan losses equaled $782 in 2005 and $600 in 2004. We considered the increase in the provision to be warranted based on the increase in both our nonperforming assets and net loans charged-off.
Noninterest Income:
Our noninterest revenue increased $318 or 8.9 percent to $3,884 in 2005 from $3,566 in 2004. Service charges, fees and commissions increased $144 or 4.9 percent, while a slowdown in the housing market caused by rising mortgage rates led to a $61 or 9.3 percent reduction in mortgage banking income. Also included in noninterest revenue in 2005 was a gain of $235 from the sale of our merchant services portfolio.
Noninterest Expense:
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
Other expenses increased $71 or 1.4 percent to $5,301 in 2005 from $5,230 in 2004. Higher contractual services related to preparing for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 was the primary factor contributing to the increase in other expenses. In addition, marketing costs, insurance and bank shares tax expenses all increased in comparison to the prior year. The increases were offset by a $423 reduction in merchant processing fees as a result of the sale of our merchant services portfolio.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS 2005 VERSUS 2004 (CONTINUED)
(Dollars in thousands, except per share data)
Income Taxes:
Our income tax expense increased $572 to $1,251 in 2005, from $679 in 2004. Our income tax in 2004 was reduced by a one-time Federal Historic tax credit of $419 related to an investment in a limited partnership. Adjusting for this credit, income tax expense increased $153 in 2005 resulting from higher net income, partially offset by the effects of higher tax-exempt revenue. In addition to using tax credits, we utilize loans and investments in tax-exempt organizations to mitigate our tax burden, as interest revenue from these sources is not taxable by the federal government. Tax-exempt interest revenue, as a percentage of total interest revenue, increased to 10.2 percent in 2005 from 9.2 percent in 2004.

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
President, Kerl Coal, Oil and
Trucking Company, Inc.
ERWIN T. KOST
President, Kost Tire Distributors, Inc.
SUSAN F. MANCUSO
Partner, Mancuso & Mancuso
Accounting & Tax Service
ROBERT A. MAZZONI
Judge of the Court of Common Pleas of
Lackawanna County
J. ROBERT McDONNELL
VICE CHAIRMAN
Owner, McDonnell’s Restaurant
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
Oliveri’s Crystal Lake Hotel
EATON TOWNSHIP,
LAKE WINOLA AND
TUNKHANNOCK BRANCHES
DOUGLAS A. GAY
Gay’s True Value, Inc.
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
EDGAR B. BAKER
Consultant
THOMAS R. KERR
Tom Kerr Chevrolet
FRANCIS J. PINKOWSKI
Country Landmarks Real Estate, Inc.
DONNA L. WILLIAMS
Livestock Dealer/Farmer
NICHOLSON BRANCH
RICHARD S. LOCHEN
Lochen’s Market
MARK W. NOVITCH
Sherwood’s Freightliner
Western Star Sterling
MARK D. VANKO
Gin’s Restaurant
SIMPSON BRANCH
FRANCIS X. LAPERA, SR.
Lapera Oil Company, Inc.
ROBERT M. McDONNELL
McDonnell’s Restaurant
GERALD G. SALKO, D.D.S.
Dentist
TANNERSVILLE BRANCH
TIMOTHY B. FISHER, II
Attorney, Fisher & Fisher
GARY HAZEN, CPA
John J. Riley, Inc.
Certified Public Accountants
CHARLES R. MARZZACCO
Weichert Realtors Acclaim
MATILDA B. SHEPTAK
Pocono Mountains Vacation Bureau

Comm Bancorp, Inc.
DIRECTORS AND OFFICERS (CONTINUED)
OFFICERS
Community Bank and Trust Company
DAVID L. BAKER
Senior Vice President
J. KEVIN BOYLAN
Commercial Loan Officer
WILLIAM R. BOYLE
Senior Vice President
Chief Credit Officer
ROBIN M. BULZONI
Trust Officer
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
LISA A. HAHN
Commercial Loan Officer
DAVID A. JONES
Director of Mortgage Lending
SHARON A. KOHANSKI
Commercial Loan Officer
RICHARD J. LAPERA
Internal Auditor
GARY S. LAVELLE
Director of Consumer Lending
ANNETTE M. LYNCH
Loan Administration Officer
PAMELA S. MAGNOTTI
Compliance Officer
MARY ANN MUSHO
Human Resources Director
MICHAEL A. NARCAVAGE
Vice President
Chief Operations Officer
TIMOTHY P. O’BRIEN
Vice President
Director of Commercial Lending
ROBERT P. O’MALLEY
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
HAROLD F. STOUT
Tunkhannock Branch Manager
BRIAN C. URBAS
Clifford, Forest City and Lakewood Regional Manager
ANN E. VADELLA
Carbondale Branch Manager
STEPHANIE A. WESTINGTON, CPA
Finance and Planning Officer
LOUIS J. ZEFRAN
Business Development Officer

Comm Bancorp, Inc.
DIRECTORS AND OFFICERS (CONTINUED)
BOARD OF DIRECTORS
Comm Realty Corporation
WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD
SCOTT A. SEASOCK
ERIC G. STEPHENS
OFFICERS
Comm Realty Corporation
THOMAS A. SALUS
President
STEPHANIE A. WESTINGTON, CPA
Treasurer
MICHAEL J. GAGLIARDI
Secretary
BOARD OF DIRECTORS
Community Leasing Corporation
WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD
JOSEPH J. MUSKEY
ERIC G. STEPHENS
OFFICERS
Community Leasing Corporation
JOSEPH J. MUSKEY
President
STEPHANIE A. WESTINGTON, CPA
Treasurer
JAMES R. PIETROWSKI
Secretary
BOARD OF DIRECTORS
Comm Financial Services Corporation
WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD
JOHN P. KAMEEN
MARK D. RENZINI, CPA
OFFICERS
Comm Financial Services Corporation
GEORGE J. COBB
President
JOHN PASH, III
Treasurer
MARY ANN MUSHO
Secretary
MEMBERSHIP
Community Abstract Services, LLC
WILLIAM F. FARBER, SR.
Community Bank and Trust Company
MICHAEL C. COWLEY
Cowley Law Firm
OFFICERS
Community Abstract Services, LLC
MICHAEL C. COWLEY
President and Managing Partner
SCOTT A. SEASOCK
Vice President
STEPHANIE A. WESTINGTON, CPA
Treasurer
WILLIAM R. BOYLE
Secretary

Comm Bancorp, Inc.
OTHER INFORMATION
LOCATIONS
Community Bank and Trust Company
Carbondale Branches*
37 Dundaff Street
Carbondale, PA 18407
570-282-7500
92 Brooklyn Street
Carbondale, PA 18407
570-282-2276
Clarks Summit Branch*
125 N. State Street
Clarks Summit, PA 18411
570-586-6876
Clifford Branch*
60 Main Street
Clifford, PA 18413
570-222-3168
Dickson City Branch*
1601 Main Street
Dickson City, PA 18519
570-489-8900
Eaton Township Branch*
Cross Country Complex
Route 29
Eaton Township, PA 18657
570-836-1008
Eynon Branch*
Eynon Plaza
Route 6
Eynon, PA 18403
570-876-4881
Forest City Branch*
521 Main Street
Forest City, PA 18421
570-785-3181
Lake Winola Branch*
Winola Plaza
Lake Winola, PA 18625
570-378-3195
Lakewood Branch
18 Como Road, Suite D
Lakewood, PA 18439
570-798-2900
Montrose Branch*
61 Church Street
Montrose, PA 18801
570-278-3824
Nicholson Branch*
57 Main Street
Nicholson, PA 18446
570-942-6135
Scranton Branch*
601 W. Lackawanna Avenue
Scranton, PA 18504
570-558-3600
Simpson Branch*
347 Main Street
Simpson, PA 18407
570-282-4821
Tannersville Branch*
Route 611
Tannersville, PA 18372
570-619-6620
Tunkhannock Branch*
Route 6 West
Tunkhannock, PA 18657
570-836-5555
Kingston**
840 W. Market Street
Kingston, PA 18704
570-714-4708
Trust Services
125 N. State Street
Clarks Summit, PA 18411
800-217-3501
Loan Operations Center
1212 S. Abington Road
Clarks Summit, PA 18411
570-586-0377
Remote ATM Location
Moses Taylor Hospital
700 Quincy Avenue
Scranton, PA 18510
Community Abstract Services, LLC
281 E. Grove Street
Clarks Green, PA 18411
570-587-3060
Comm Financial Services Corporation
125 N. State Street
Clarks Summit, PA 18411
570-586-0377
Community Leasing Corporation
125 N. State Street
Clarks Summit, PA 18411
570-586-0377
Comm Realty Corporation
125 N. State Street
Clarks Summit, PA 18411
570-586-0377
Klick SM Banking via the Internet
www.combk.com
800-820-4642, Ext. 109
InTouch SM Telephone Banking System
800-820-4642
* ATM Locations
** Loan production office

Comm Bancorp, Inc.
OTHER INFORMATION (CONTINUED)
Stockholder Information
Corporate Headquarters:
125 N. State Street
Clarks Summit, PA 18411
Legal Counsel:
Saidis, Flower & Lindsay
26 W. High Street
Carlisle, PA 17013
Independent Auditors:
Beard Miller Company LLP
One Windsor Plaza
7535 Windsor Drive
Suite 300
Allentown, PA 18195
Transfer Agent:
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10007
Market Makers:
Automated Trading Desk
866-283-2831
Citadel Derivatives Group, LLC
312-395-2010
Citigroup Global Markets, Inc.
800-223-7743
Cohen Bros & Company
800-826-6096
E*Trade Capital Markets, LLC
800-638-8602
Ferris Baker Watts, Inc.
800-638-7411
Hill, Thompson, Magid and Co.
800-631-3083
Janney Montgomery, LLC
570-963-9203
Knight Equity Markets, LP
800-222-4910
UBS Securities, LLC
203-719-7400
Community Reinvestment:
Copies of Community Bank and Trust Company’s Community Reinvestment Statement may be obtained without charge by writing to Pamela S. Magnotti, Compliance Officer, at corporate headquarters.
Common Stock Market Information:
Shares of Comm Bancorp, Inc. common stock are listed on The NASDAQ Global MarketSM (“NASDAQ”) as CommBcp under the symbol “CCBP.” As of March 14, 2007, ten firms were listed on the NASDAQ system as market makers for the Company’s common stock.
The high and low closing sale prices and dividends per share of the Company’s common stock for the four quarters of 2006 and 2005 are summarized as follows:

			Cash
			Dividends
	High	Low	Declared
2006:
First Quarter	$44.45	$41.00	$0.25
Second Quarter	44.50	39.94	0.25
Third Quarter	43.50	38.00	0.25
Fourth Quarter	$43.80	$40.00	$0.25

2005:
First Quarter	$43.00	$40.50	$0.23
Second Quarter	42.72	39.76	0.23
Third Quarter	43.16	39.25	0.23
Fourth Quarter	$41.99	$36.45	$0.23
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
Website Information:
The Company files reports, proxy and information statements and other information electronically with the Securities and Exchange Commission (“SEC”) through the Electronic Data Gathering Analysis and Retrieval filing system. Stockholders and other interested parties may read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC’s website address is http://www.sec.gov. Copies of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC may be obtained without charge by writing to Comm Bancorp, Inc., 125 North State Street, Clarks Summit, PA 18411, Attn: Investor Relations or through our website at http://www.combk.com.