Form 10-K, Exhibit 13
period 2007-12-31
COMM BANCORP INC
filed 2008-03-27
CIK 730030

EXHIBIT 13
PORTIONS OF THE ANNUAL REPORT TO STOCKHOLDERS
FOR FISCAL YEAR ENDED DECEMBER 31, 2007

Comm Bancorp, Inc.
CONTENTS

Introduction

41	President’s Message to Stockholders

44	Consolidated Selected Financial Data

Management’s Discussion and Analysis

45	Forward-Looking Discussion

46	Critical Accounting Policies

48	Operating Environment

53	Review of Financial Position

91	Review of Financial Performance

Consolidated Financial Statements

102	Report of Management

105	Report of Independent Registered Public Accounting Firm

106	Consolidated Statements of Income and Comprehensive Income

107	Consolidated Balance Sheets

108	Consolidated Statements of Changes in Stockholders’ Equity

109	Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

110	Summary of significant accounting policies

128	Cash and due from banks

128	Investment securities

132	Loans, nonperforming assets and allowance for loan losses

134	Commitments, concentrations and contingent liabilities

136	Premises and equipment, net

138	Other assets

139	Deposits

140	Short-term borrowings

141	Fair value of financial instruments

141	Employee benefit plan

142	Income taxes

144	Parent Company financial statements

145	Regulatory matters

Directors and Officers

149	Boards of Directors and Corporate Officers

Other Information

153	Locations

154	Stockholder Information

Comm Bancorp, Inc.
PRESIDENT’S MESSAGE TO STOCKHOLDERS
Dear Fellow Stockholders,
For Comm Bancorp, Inc., 2007 proved to be a very exciting year in terms of financial success and meeting strategic objectives. Net income reached a record $6,900 thousand or $3.87 per share in 2007, an increase of $550 thousand or 8.7 percent from $6,350 thousand or $3.43 per share in 2006. Return on average assets and return on average equity improved to 1.24 percent and 12.94 percent in 2007, compared to 1.17 percent and 12.18 percent in the prior year. As a result, our profitability ranked among the top 25 percent of all comparably sized bank holding companies in the United States.
We enhanced stockholder value by initiating a modified “Dutch Auction” tender offer to purchase up to 110,000 shares of our outstanding common stock in the first quarter of 2007. The Dutch Auction allowed us to acquire 94,845 shares or approximately 5.1 percent of the outstanding shares. This action proved to be beneficial to stockholders by being accretive to our earnings per share and return on average equity. Our capital position remained strong, with risk-based capital ratios well exceeding the established minimum requirements.
As a community bank, we place great emphasis on the quality of service delivered to our customers. In 2007, one of our foremost goals was to build and strengthen our core deposit base through new, value-added product and service offerings. With this in mind, I am very excited that we were the first community bank in our market area to successfully implement a remote deposit capture system, CB&T DirectSM. Customer response to this cutting-edge technology has been outstanding, allowing us to reach our targeted sales goals for 2007.
One of our first customers to take advantage of CB&T DirectSM was Drs. James and Marissa Zefran, a father-daughter dental team practicing in the small town of Honesdale, Pennsylvania. One of the goals of this team was to create a virtually paperless practice. Incorporating CB&T DirectSM into their practice was a natural extension of their streamlined traffic flow. The practice is adding approximately 100 new clients each month and, with the help of Community Bank & Trust Co., is 100 percent paperless.
Exciting changes are on the horizon for 2008. We will take CB&T DirectSM to the next level by rolling out remittance capabilities, the second phase of this project. CB&T DirectSM customers will now be able to integrate remote deposit capture with their accounting software to automatically update customer account balances when processing deposits. This new technology replaces manual account data entry for businesses or expensive lock-box operations that are typically offered by larger banks. Not only are we creating greater efficiency for our customers but this technology affords us a competitive advantage over banks much larger than us.

Comm Bancorp, Inc.
PRESIDENT’S MESSAGE TO STOCKHOLDERS (CONTINUED)
In addition to CB&T DirectSM, we enhanced the delivery system for our full line of products and services by organizing a Private-Banking Division and expanding our Trust and Wealth Management Division. In the second quarter of 2007, we hired a highly motivated individual with extensive banking experience to direct the Private-Banking Division. We are now able to offer our larger, more complex customers the benefit of having a dedicated banking advisor assigned to coordinate and provide onsite support for all of their financial and wealth management needs.
Our Trust and Wealth Management Division primarily caters to the trust and estate needs of individuals. During the fourth quarter of 2007, we expanded our capabilities through the addition of an officer specializing in corporate and municipal trust administration and bond offerings. We believe this action will allow us to meet our goal of expanding trust services to the commercial sector.
We experienced exceptionally strong demand for all of our lending products, both commercial and consumer in 2007. As a result, our loan portfolio grew $63.3 million or 15.5 percent. In light of the recent crisis reported within the mortgage banking industry, I would like to assure you that Community Bank and Trust Co. does not have or participate in any sub-prime lending program. We take a very conservative approach to all our lending activities by employing standards and practices that are strong, consistent and fair with regard to our loan origination and approval processes.
We also made plans to improve and expand our branch infrastructure, which is our main distribution channel. On May 2, 2007, we purchased land in Tunkhannock, Wyoming County, Pennsylvania, to construct a new branch office, which will consolidate and replace two outdated facilities. The new property is located in the downtown business district, which is a more convenient location with a higher volume of local traffic. We anticipate the opening of this new office by the end of the third quarter of 2008.
We are pleased with the loan volume generated through our loan production office located in Kingston, Luzerne County, Pennsylvania, and plan to expand our operations within this market area. We are currently evaluating several potential locations to construct a full-service branch office. We hope to finalize these plans by mid-2008 and commence construction soon thereafter.
We place great importance on safeguarding our customers’ sensitive personal and financial information, while at the same time reducing our susceptibility to fraud. In 2008, we plan to strengthen our core processing systems with fraud protection and Bank Secrecy Act compliance software, which will have the capability to detect fraud and suspicious or unusual activity in our daily processing.

Comm Bancorp, Inc.
PRESIDENT’S MESSAGE TO STOCKHOLDERS (CONTINUED)
Our many financial and strategic accomplishments in 2007, coupled with our goals for 2008, should position Comm Bancorp, Inc. for continued growth and increased profitability and stockholder value. I look forward to sharing our future success with you and to using all our resources to leave a positive mark on the communities we serve.
In closing, I want to thank our stockholders, Board of Directors, employees and customers for their support, dedication and business integrity.
Sincerely,

/s/ William F. Farber, Sr. William F. Farber, Sr.
President and Chief Executive Officer,
Chairman of the Board

Comm Bancorp, Inc.
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

Year Ended December 31	2007	2006	2005	2004	2003

Condensed statements of financial performance:
Interest income	$35,654	$33,040	$28,359	$26,333	$26,808
Interest expense	14,449	12,505	10,103	9,233	9,972

Net interest income	21,205	20,535	18,256	17,100	16,836
Provision for loan losses	525	890	782	600	480

Net interest income after provision for loan losses	20,680	19,645	17,474	16,500	16,356
Noninterest income	3,543	3,408	3,884	3,566	4,034
Noninterest expense	15,420	14,829	14,897	14,662	14,484

Income before income taxes	8,803	8,224	6,461	5,404	5,906
Provision for income tax expense	1,903	1,874	1,251	679	1,206

Net income	$6,900	$6,350	$5,210	$4,725	$4,700

Condensed statements of financial position:
Investment securities	$39,407	$91,213	$104,965	$118,756	$105,248
Net loans	466,720	403,639	384,475	377,864	354,356
Other assets	42,860	45,552	54,137	31,702	49,848

Total assets	$548,987	$540,404	$543,577	$528,322	$509,452

Deposits	$491,357	$483,442	$491,365	$478,484	$459,466
Other liabilities	3,257	2,844	2,523	2,520	3,445
Stockholders’ equity	54,373	54,118	49,689	47,318	46,541

Total liabilities and stockholders’ equity	$548,987	$540,404	$543,577	$528,322	$509,452

Per share data:
Net income	$3.87	$3.43	$2.80	$2.50	$2.45
Cash dividends declared	1.04	1.00	0.92	0.88	0.88
Stockholders’ equity	$31.01	$29.27	$26.86	$25.38	$24.41
Cash dividends declared as a percentage of net income	26.81%	29.18%	32.84%	35.09%	35.89%
Average common shares outstanding	1,784,495	1,853,089	1,860,563	1,890,960	1,921,063

Selected ratios (based on average balances):
Net income as a percentage of total assets	1.24%	1.17%	0.97%	0.92%	0.93%
Net income as a percentage of stockholders’ equity	12.94	12.18	10.68	9.97	10.23
Stockholders’ equity as a percentage of total assets	9.62	9.62	9.13	9.19	9.14
Tier I capital as a percentage of adjusted total assets	9.54	9.74	9.04	8.75	8.66
Net interest income as a percentage of earning assets	4.33	4.28	3.88	3.76	3.80
Loans, net, as a percentage of deposits	93.75%	87.58%	82.59%	80.34%	76.43%

Selected ratios and data (based on period end balances):
Tier I capital as a percentage of risk-weighted assets	11.17%	12.50%	11.99%	11.36%	11.92%
Total capital as a percentage of risk-weighted assets	12.15	13.55	13.02	12.33	12.90
Allowance for loan losses as a percentage of loans, net	0.98%	1.09%	1.06%	1.01%	1.00%
Full-time equivalent employees	197	186	194	205	203
Locations	17	17	16	17	17
Note: Average balances were calculated using average daily balances. Average balances for loans include nonaccrual loans. Tax-equivalent adjustments were calculated using the prevailing statutory rate of 34.0 percent.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS
(Dollars in thousands, except per share data)
Management’s Discussion and Analysis appearing on the following pages should be read in conjunction with the Consolidated Financial Statements beginning on page 102.
Forward-Looking Discussion:
Certain statements in this Form 10-K are forward-looking statements that involve numerous risks and uncertainties. The following factors, among others, may cause actual results to differ materially from projected results:
Local, domestic and international economic and political conditions and governmental monetary and fiscal policies affect banking both directly and indirectly. Inflation, recession, unemployment, volatile interest rates, tight money supply, real estate values, international conflicts and other factors beyond our control may also adversely affect our future results of operations. Our management team, consisting of the Board of Directors and executive officers, expects that no particular factor will affect the results of operations. The continuation of downward trends in areas such as real estate, construction and consumer spending may adversely impact our ability to maintain or increase profitability. Therefore, we cannot assure the continuation of our current rates of income and growth.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
We monitor the adequacy of the allocated portion of the allowance quarterly and adjust the allowance for any deficiencies through normal operations. This self-correcting mechanism reduces potential differences between estimates and actual observed losses. In addition, the unallocated portion of the allowance is examined quarterly to ensure that it remains relatively constant in relation to the total allowance unless there are changes in the related criteria that would indicate a need to either increase or decrease it. The determination of the level of the allowance for loan losses is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Accordingly, we cannot ensure that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required resulting in an adverse impact on operating results.
Fair values of financial instruments, in cases where quoted market prices are not available, are based on estimates using present value or other valuation techniques which are subject to change.
Real estate acquired in connection with foreclosures or in satisfaction of loans is written-down to fair market value less cost to sell. Fair market value for real estate properties are based upon estimates derived through independent appraisals. However, proceeds realized from sales may ultimately be higher or lower than those estimates.
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
For a discussion of the recent Statement of Financial Accounting Standard (“SFAS”) issued by the Financial Accounting Standards Board (“FASB”) related to business combinations refer to the Note entitled, “Summary of significant accounting policies — Intangible assets,” in the Notes to Consolidated Financial Statements to this Annual Report.
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
Operating Environment:
Economic activity in the United States slowed considerably in the latter part of 2007. The gross domestic product, the value of all goods and services produced in the Nation, rose 2.2 percent in 2007, which fell short of the growth experienced in each of the preceding two years. In addition, the economy expanded only 0.6 percent in the fourth quarter, as further contraction in the housing market, lower labor demand, rising prices and turmoil in financial markets curtailed consumer and business spending. These conditions were not pronounced during the first three quarters of the year, and the economy expanded at a reasonable pace. The Federal Open Market Committee (“FOMC”) decided to keep the target rate for federal funds unchanged at 5.25 percent at each of its first five meetings in 2007. Late in the third quarter, higher energy costs, falling equity prices and declining home values weighed heavily on consumer confidence. As a result of these downside risks, the FOMC lowered the federal funds target rate 50 basis points to 4.75 percent at its September 18, 2007, meeting. Economic activity decelerated significantly throughout the fourth quarter and as a result, the FOMC lowered the federal funds target rate 25 basis points on October 31, 2007, and then again on December 11, 2007. At year end, the federal funds target rate was 4.25 percent.
The lagged effect of household wealth increases in each of the previous two years buoyed consumer spending in 2007. Consumer spending increased 2.9 percent in 2007, just slightly lower than the 3.1 percent increase in 2006. However, late in 2007, conditions conducive to spending became less favorable. Household wealth depreciated as home prices declined, rising food and energy prices dampened consumer purchasing power and tightened standards restricted credit availability. Added to these concerns was a deceleration in labor demand. As a result, consumer spending slowed considerably in the fourth quarter and advanced only 1.9 percent. The outlook for household spending in 2008 appears grim as consumer confidence has fallen appreciably since year end. The consumer confidence index fell 12 points in February 2008 to 75.0, the lowest level in 15 years. Consumers’ short-term expectations and present day assessments deteriorated as these components of the index declined 11 points and 14 points.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Business spending grew at a moderate rate of 4.8 percent in 2007. Outlays for nonresidential construction advanced by a strong 13.1 percent, while spending for equipment and software increased only 1.3 percent. The economic conditions that influence business spending were favorable for most of the year. However, by year end the outlook for business spending worsened as sales and corporate profit projections came in lower than expected. In addition, credit markets contracted, as a large percentage of banks indicated that they tightened lending terms and standards in response to the less favorable economic outlook.
As a result of the downturn in the business environment, the demand for labor weakened in 2007. Although 972,000 jobs were created in 2007, the number was significantly lower than the 2,776,000 jobs created in 2006. In addition, job creation did not keep pace with the increase in the civilian labor force. As a result, the unemployment rate for the Nation increased to a seasonally adjusted rate of 5.0 percent in 2007 compared to 4.4 percent in 2006. The jobs that were created in 2007 reflected job gains in service producing industries partially offset by reductions in the construction and manufacturing sectors. Labor costs increased moderately as the employment cost index (“ECI”) rose 3.3 percent in 2007. The wages and salaries component of the ECI increased 3.4 percent, while annual employee benefit costs rose 3.1 percent.
National, Pennsylvania and our market area’s seasonally adjusted unemployment rates at December 31, 2007 and 2006, are summarized as follows:

December 31	2007	2006

National	5.0%	4.4%
Pennsylvania	4.7	4.7
Lackawanna County	5.2	4.9
Luzerne County	5.4	5.2
Monroe County	5.2	5.0
Susquehanna County	4.9	4.5
Wayne County	4.3	3.8
Wyoming County	5.7%	5.0%
Employment conditions were stable for the Commonwealth of Pennsylvania, as the unemployment rate was unchanged at 4.7 percent for 2007 and 2006. However, similar to the Nation, the unemployment rate increased for all counties in our market area. Despite the rise in county unemployment rates, economic activity within our market area was brisk. Pennsylvania’s first free-standing casino opened for business in 2007. Downtown revitalization initiatives are ongoing in the Scranton metropolitan area. In addition, activity was strong in the major industrial parks in the counties we serve with many large businesses either establishing or relocating operations to our area. Furthermore, Northeastern Pennsylvania’s “Wall Street West”

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
initiative has been gaining steam with the infusion of government funds for electronic communication, railroad transportation and career education.
Mount Airy Lodge Resort, a $412.0 million casino and resort opened its doors in October 2007. The complex houses 188 hotel rooms, a conference and banquet center, shops, four restaurants, a spa and a nightclub. Another 212 hotel rooms and an 18-hole golf course will open in 2008. More than 900 people are employed by the casino. As previously mentioned, this operation is the first free-standing casino in our area and follows the opening of Mohegan Sun at Pocono Downs, a racino, in Luzerne County, Pennsylvania, in 2006. Construction for a new permanent $180.0 million casino and entertainment complex at this location is expected to be completed in the summer of 2008. When completed, the 300,000 square-foot facility will add approximately 500 additional permanent jobs.
Downtown Scranton welcomed additions to its business district during 2007, including a national investment house which brought more employees into the city. In addition, several other businesses opened establishments in, or moved operations to, the downtown. Reports indicate that a large national financial services firm is also planning to open an office in downtown Scranton in 2008.
With regard to activity in the area’s industrial parks, a few of the larger projects announced in 2007 by county included:
•	McLane Company, a leading national wholesale grocery distributor announced plans to build a 400,000 square-foot facility in the Valley Business Park located in Lackawanna County to service its customer base in the Mid-Atlantic region. In addition, Two Chefs on a Roll, a West-coast manufacturer of custom and private-label bakery products and savory items, is expanding to the East and is building a facility in this park to initially manufacture dips and sauces. A third business to expand operations to this industrial park, Northeastern Laminated Glass Corporation, a manufacturer of laminated safety glass, plans to lease a 52,000 square-foot facility. The initial opening of these three businesses will bring an additional 200 jobs to the area.

•	Sears Holding Company has plans to lease a 1.2 million square-foot distribution center in the Covington Industrial Park also located in Lackawanna County. The creation of another 200 jobs is anticipated at this facility.

•	C3i, Inc., a leading provider of customer relationship management services to life sciences and pharmaceutical companies, will relocate its domestic call center from New Jersey to a 25,000

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
square-foot office in the CenterPoint Commerce and Trade Park located in Luzerne County. C3i, Inc. expects to bring 229 jobs to this area over the next three years. In addition, Boden, Ltd., a British clothier with lines for men, women and children will establish it’s United States headquarters in this park. A 62,000 square-foot warehouse and call center will create 160 new jobs over the next three years. Other openings in this park include, Mens Warehouse, FedEx and Entenmann’s, which in aggregate will provide approximately 400 new jobs.

•	Johnson & Johnson Sales and Logistics, LLC, a division of the health care products manufacturer, Johnson & Johnson, began construction on a 1.4 million square-foot logistics facility located in the Arcadia North Business Park in Monroe County. This project is slated to create approximately 700 jobs in this region.

•	Early in 2008, JEC Technologies, Inc., a manufacturer and supplier of electronic circuit boards for the defense, aerospace and medical industries, announced that it will construct a 47,000 square-foot plant in the Vision 2000 Industrial Park located in Susquehanna County and add 260 new jobs to this area.
The Wall Street West initiative is a plan spearheaded by various area economic development organizations to develop a total backup solution in Northeastern Pennsylvania for New York City financial service firms in the event of a disaster. Initially in 2006, Pennsylvania Governor Edward Rendell, announced the U.S. Department of Labor approved a $15.0 million Workforce Innovation in Regional Economic Development (“WIRED”) grant to educate and develop a highly qualified workforce for the financial services industry in Northeastern Pennsylvania. This initiative took a huge leap forward in June 2007 when an agreement was announced that Level 3 Communications, Inc., a global leader in telecommunications solutions, would build a fiber-optic network connecting lower Manhattan with Northeastern Pennsylvania. Furthermore, at the end of 2007, $1.3 million in federal money was earmarked for engineering the railroad line linking Scranton with Hoboken, New Jersey, which is located just across the Hudson River from Manhattan. The Wall Street West initiative has the potential to create significant economic growth and advancement for our market area, while strengthening the financial services industry by providing it with mission-critical data back up and recovery.
The trend of prosperity enjoyed by the banking industry over the past few years ended in 2007, as earnings for all Federal Deposit Insurance Corporation (“FDIC”)-insured commercial banks fell $28.7 billion or 22.4 percent to $99.5 billion from $128.2 billion in 2006. This was the lowest

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
annual net income for the banking industry since 2002 and the first earnings decline since 2000. Significantly higher loan loss provisions and a decrease in noninterest income were the primary factors responsible for the decline in earnings. In 2007, 10.7 percent of insured commercial banks were unprofitable, the highest percentage since 1991. In addition, two commercial banks failed, while the number of problem banks rose. There were no bank failures in either of the previous two years. Moreover, due to the crisis in the housing and credit markets, the FDIC began taking steps to prepare for an anticipated increase in failed financial institutions.
FDIC-insured commercial banks continued to experience strong balance sheet growth, as total assets increased 10.8 percent in 2007. Total assets grew 11.6 percent in 2006. Similar to 2006, large banks with assets greater than $10.0 billion accounted for the majority of the overall balance sheet growth. For this group, total assets grew 13.3 percent, while smaller institutions recorded growth in total assets of 2.2 percent. Earning assets for all FDIC-insured commercial banks grew 10.0 percent. Deposit growth kept pace, as total deposits grew 8.6 percent. Interest-bearing deposits rose 10.8 percent, while noninterest-bearing deposits declined 1.6 percent. Asset quality continued to deteriorate in the banking industry as growth in noncurrent assets accelerated in 2007. Increased delinquencies and foreclosures of real estate loans had the greatest impact on nonperforming assets levels. Despite a decrease in risk-based capital ratios, FDIC-insured commercial banks remained well capitalized, as equity capital increased 11.1 percent in 2007. The Leverage ratio for these institutions equaled 7.6 percent at December 31, 2007, and 7.9 percent at the end of 2006.
As previously mentioned, the banking industry experienced its first earnings decline in seven years. Substantial increases in loan loss provisions and a decline in noninterest revenue overshadowed a 6.4 percent increase in net interest income. For all FDIC-insured commercial banks, the provision for loan losses amounted to $56.7 billion in 2007, an increase of $31.1 billion or 121.5 percent from $25.6 billion in 2006. The sizable increase was in response to the increase in noncurrent assets and a 61.5 percent increase in net charge-offs. Noninterest revenue decreased $6.0 billion or 2.8 percent due to reductions in trading revenue and net gains on the sale of loans. Return on average assets (“ROAA”) and return on average equity (“ROAE”) decreased dramatically. ROAA for insured commercial banks decreased to 0.95 percent in 2007 from 1.33 percent in 2006, while ROAE fell to 9.29 percent from 13.02 percent.
Similarly, FDIC-insured commercial banks located in Pennsylvania recorded decreased earnings in 2007. For these banks, net income declined $311.0 million or 13.2 percent. Higher loan loss provisions and noninterest expense were the primary reasons for the decrease in earnings. This marked

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
the second year in a row insured Pennsylvania banks recorded an earnings decrease. Net income decreased $400.0 million or 14.5 percent in 2006. In addition to the decline in net income, growth in both assets and equity caused a further deterioration in ROAA and ROAE for insured Pennsylvania banks. For these banks, ROAA and ROAE equaled 0.73 percent and 8.12 percent in 2007 compared to 0.99 percent and 12.24 percent in 2006.
Despite increased volatility in the second half of the year, equity markets posted overall gains in 2007. The gains reflected strong profitability in many sectors including energy, basic materials and technology. The Dow Jones Industrial Average closed the year at 13,264.82, 801.67 points or 6.4 percent higher than at the end of 2006. Similarly, the Standard & Poor’s 500 and the NASDAQ Composite advanced 3.5 percent and 9.8 percent. However, these gains were eradicated early in 2008 with growing concern about the economic outlook and the announcements of substantial losses by some larger firms. In contrast to gains reported by equity markets as a whole, bank stocks posted sizable losses in 2007, as investors reacted to sustained losses from the subprime mortgage crisis. The NASDAQ Bank Index Composite fell 754.26 points or 22.1 percent comparing year-end 2007 and 2006. Merger and acquisition activity flourished in 2007. The number of deals totaled 42,364 in 2007, after the record-setting total of 38,602 in 2006. However, the number of deals made decreased periodically throughout 2007 as credit markets tightened later in the year. Merger and acquisition activity in 2007 for banks and thrifts in the Mid-Atlantic region of the United States was slightly below 2006 numbers. There were 29 deals announced for these institutions in 2007 compared to 32 in 2006. Merger advisors are predicting a decrease in activity in 2008. However, an increase in foreign investment in United States companies may minimize the decline.
The economic outlook for 2008 is uncertain. Data received in January 2008 suggested a further contraction in the housing sector, tighter credit conditions for households, and rising energy and commodity prices. These factors are expected to restrain economic growth in the first half of 2008. In response to this data, the FOMC lowered the target rate for federal funds 75 basis points at an unscheduled meeting on January 22, 2008. At its next regularly scheduled meeting on January 30, 2008, the FOMC lowered the target rate another 50 basis points to 3.00 percent, which was a total of 125 basis points lower than the 4.25 percent level at the end of 2007.
Review of Financial Position:
We are located in Northeastern Pennsylvania and offer traditional bank products and services, including loans, deposits and trust and wealth management services, through our primary subsidiary, Community Bank and Trust Company (“Community Bank”). Our other subsidiary, Comm Realty Corporation (“Comm Realty”), holds, manages and sells foreclosed or

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
distressed assets on behalf of Community Bank. Community Bank operates 16 full-service branch banking offices and one loan production office located within a contiguous six-county market area and primarily services individuals and small- and medium-sized businesses. Community Bank has two subsidiaries, Community Leasing Corporation (“Community Leasing”) and Comm Financial Services Corporation (“Comm Financial Services”). Community Leasing provides direct lease financing to commercial customers and Comm Financial Services offers various types of insurance products and asset management services to both individuals and businesses.
For a discussion of the recent SFAS issued by the FASB related to consolidated financial statements refer to the note entitled, “Summary of significant accounting policies — Basis of presentation,” in the Notes to the Consolidated Financial Statements to this Annual Report.
During 2007, we developed several strategic initiatives designed to enhance stockholder value, build and strengthen our core deposit base and improve our retail distribution channels. These strategic initiatives included:
•	Completing a modified “Dutch Auction” tender offer of our common stock;

•	Implementing a remote deposit capture system;

•	Developing a Private-Banking Division;

•	Expanding our Trust and Wealth Management Division to include the corporate and municipal sectors; and

•	Purchasing land to consolidate two outdated facilities.
On March 19, 2007, our Board of Directors approved a modified “Dutch Auction” tender offer to purchase up to 110,000 shares of our common stock at a price between $46.00 and $52.00 per share. The goal of the tender offer was to improve stockholder value for those choosing to retain their holdings in our common stock, while allowing stockholders wishing to sell their shares a chance to do so without incurring fees or negatively impacting the stock price. The tender offer concluded on April 13, 2007, and we accepted for purchase 94,845.436 shares, representing approximately 5.1 percent of the then outstanding shares, at a price of $52.00 per share. The “Dutch Auction” proved beneficial to stockholders by being accretive to both earnings per share and return of average equity.
At the beginning of the second quarter of 2007, we were the first independent community bank in our market area to implement a remote deposit capture system, CB&T DirectSM. This new service gives certain business

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
customers the ability to process deposits at their place of business through a remote scanner that reads the information on the checks and sends it electronically to the bank. Their accounts are credited automatically without the customer or their employees ever having to leave the office. The Federal Reserve Board and other banking industry leaders have called remote deposit capture “the most important development the banking industry has seen in years.” We have received exceptional customer response to this new service and plan to expand market coverage in 2008.
At the end of the second quarter, we hired a highly motivated individual with extensive retail banking experience to direct our newly formed Private-Banking Division. Through this division, we are now able to offer our larger, more complex customers the benefit of having a dedicated banking advisor assigned to coordinate and provide onsite support for all of their financial and wealth management needs.
In the fourth quarter of 2007, we expanded the capabilities in our Trust and Wealth Management Division by hiring an officer specializing in corporate and municipal trust administration and bond offerings. Prior to the addition of this officer, the primary focus of this area was to meet the trust and estate needs of individuals. Through this addition, we are now capable of expanding our services into the commercial and governmental sectors.
We took steps to improve our retail distribution channels in 2007 by purchasing land in Tunkhannock, Wyoming County, Pennsylvania, to construct a new branch office, which will consolidate and replace two outdated facilities located within five miles of the new location. The new office will be located in the downtown business district, which is a more convenient location with a higher volume of local traffic. This project will be funded through normal operations with approximately $1.3 million of the total costs remaining to be incurred at December 31, 2007. We anticipate the opening of this new office by the end of the third quarter of 2008.
Moving forward into 2008, we plan to build on these strategic initiatives by adding remittance capabilities to our remote deposit capture system, evaluating potential sites for new branch offices and strengthening core processing systems with customer protection software.
In the first quarter of 2008, we will begin offering remittance capabilities, the second phase of CB&T DirectSM. Remittance capabilities will allow CB&T DirectSM customers to integrate remote deposit capture with their unique accounting software to automatically update their customer account balances when processing deposits. This cutting-edge technology replaces manual data entry for businesses, or expensive lock-box operations

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
that are typically offered by larger banks. We believe that remote deposit capture and remittance capabilities provide our customers with value-added services by creating greater efficiencies. These technologies afford us a competitive advantage over some of the other banks, including much larger institutions, within our market area.
In 2006, we opened a loan production office located in Kingston, Luzerne County, Pennsylvania. The loan growth in this office was 26.3 percent in 2007. As a result, we would like to expand our operations within this market area. We are currently evaluating several potential locations to construct a full-service community banking office. We hope to finalize these plans in 2008.
One of the greatest challenges faced by the banking industry today is fraud and customer protection. The Payments System Policy Advisory Committee of the Federal Reserve System (“PSPAC”) states that although the current level of payments fraud is being effectively managed and does not present a crisis, financial institutions must constantly adapt to keep pace with criminal activity and with changes in technology and the payments landscape. Despite the fact that check usage across the United States is waning, the largest number of fraud attempts experienced by financial institutions continues to be in check payments. In addition, losses resulting from check fraud are significantly higher than losses from noncheck payment types because checks are relatively easy to alter or forge using printers, scanners and computer software that is available at local office supply stores. Furthermore, the Internet has created a new means for criminals to gain access to customers’ personal and financial information. Finally, the PSPAC emphasizes that criminals are continually searching for weakness in fraud detection and prevention. The potential for movement of check-based fraud to the Automated Clearing House (“ACH”) network is an area of growing concern. In 2008, we plan to strengthen our core processing systems through the installation of fraud protection and Bank Secrecy Act compliance software. This software has the capability to detect fraud and suspicious or unusual activity within our daily operations including, check and deposit processing, electronic funds transfer, point of sale, ACH and wire transfer.
Despite the downturn in economic conditions and contraction in the housing industry in 2007, we experienced strong demand for all of our loan-related products throughout the year. Competition in our market area for deposits remained elevated as liquidity concerns persisted. Although we did not aggressively compete for deposits, we did utilize strategies involving short-term certificate of deposit promotions. Due to the change in the interest rate environment, we began offering a certificate of deposit with a 5-month maturity. The short-term nature of this product reduces extension risk associated with time deposits, should interest rates continue to fall.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
In addition, we were able to attract new deposits through our new service, CB&T DirectSM. However, traditional deposit gathering was not able to sufficiently satisfy the strong loan demand. As a result, we used proceeds received from repayments and maturities of our investment securities to fund loan demand.
Total assets were $549.0 million at December 31, 2007, an increase of $8.6 million from $540.4 million at December 31, 2006. For the year ended December 31, 2007, total assets averaged $554.4 million, an increase of $12.2 million or 2.3 percent from $542.2 million for the same period of 2006. Earning assets averaged $529.5 million and equaled 95.5 percent of total average assets in 2007, compared to $516.3 million or 95.2 percent of total average assets in 2006.
The composition of our balance sheet changed over the course of the year reflecting the strong demand for loans. Loans, net of unearned income, grew $63.3 million or 15.5 percent to $471.4 million at December 31, 2007, from $408.1 million at the end of 2006. Conversely, our investment securities available-for-sale decreased $51.8 million to $39.4 million at the close of 2007 from $91.2 million at year-end 2006. Loans averaged $461.2 million and represented 87.1 percent of average earning assets in 2007. In comparison, our loan portfolio averaged $424.3 million and represented 82.2 percent of average earning assets in 2006. Corresponding with the reductions in short-term interest rates, the prime rate fell 100 basis points during the second half of 2007. Despite this downward trend, the tax-equivalent yield on the loan portfolio increased 24 basis points to 7.27 percent in 2007 from 7.03 percent in 2006. In addition, our yield on earning assets improved 36 basis points to 7.06 percent in 2007 compared to 6.70 percent in 2006.
Total deposits rose $7.9 million to $491.3 million at December 31, 2007, from $483.4 million at the end of 2006. Despite volatility in equity markets, competition from financial intermediaries in our local market area continued to pressure our retail deposit gathering activity in 2007. Specifically, we experienced an $18.8 million or 5.9 percent decrease in personal accounts. We experienced decreases in all major deposit categories except noninterest-bearing demand deposits. With regard to commercial accounts, we experienced growth of $26.7 million or 16.4 percent. Activity in commercial deposits reflected increases in interest-bearing transaction accounts and time deposits. A significant portion of the commercial growth resulted from higher deposit balances of local area school districts and municipalities. Partially offsetting these increases was a decrease in nonpersonal demand deposits. Despite the decline in interest rates in the second half of the year, our cost of funds rose 41 basis points to 3.42 percent in 2007 from 3.01 percent in 2006. This increase was influenced by our municipal deposit relationships and promotional certificate of deposit offerings. Deposit rates of local school districts and municipalities are

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
generally set at rates higher than retail accounts, as they are either negotiated or tied to the three-month U.S. Treasury Bill.
Stockholders’ equity amounted to $54.4 million or $31.01 per share at December 31, 2007, compared to $54.1 million or $29.27 per share at December 31, 2006. Record earnings of $6.9 million more than offset decreases to equity resulting from stock repurchases and net cash dividends declared. Despite the reduction in equity from the completion of the tender offer, our capital position remained strong. Our Leverage ratio was 9.5 percent at year-end 2007 and 9.7 percent at the end of 2006.
Investment Portfolio:
Primarily, our investment portfolio provides a source of liquidity needed to meet expected loan demand and generates a reasonable return in order to increase our profitability. Additionally, we utilize the investment portfolio to meet pledging requirements and reduce income taxes. For most of 2007, our investment portfolio consisted of short-term bullet U.S. Government-sponsored agency securities, which provided a source of liquidity, and intermediate-term, tax-exempt state and municipal obligations, which mitigated our income tax burden. At December 31, 2007, our portfolio consisted primarily of tax-exempt state and municipal obligations. Due to the exceptional demand for loans, we utilized the entire balance of proceeds from maturities of short-term bullet U.S. Government-sponsored agency securities as a source of liquidity to fund loan originations.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
We reported net unrealized holding gains, included as a separate component of stockholders’ equity, of $1,115, net of income taxes of $574, at December 31, 2007, and $957, net of income taxes of $493, at December 31, 2006. Although interest rates have recently declined and further decreases are anticipated given economic conditions, no assurance can be given that these decreases will occur. We realize that increases in interest rates could negatively impact the market value of our investments and our capital position. In order to monitor the potential effects an increase in interest rates could have on the value of our investments, we perform stress test modeling on the portfolio. Stress tests conducted on our portfolio at December 31, 2007, indicated that should general market rates instantaneously increase by 100, 200 and 300 basis points, we would anticipate declines of 1.9 percent, 3.8 percent and 5.7 percent in the market value of our portfolio. Our IRR exposure with regard to market value depreciation weakened slightly in comparison to the previous year end. At December 31, 2006, we anticipated market value depreciation of 1.7 percent, 3.2 percent and 4.7 percent given the same rate shocks.
In order to independently measure our performance, we monitor and evaluate our investment portfolio with respect to total return and risk in comparison to national and market area industry benchmarks. Total return is a comprehensive industry-wide approach measuring investment portfolio performance. This measure is superior to measuring performance strictly on the basis of yield since it not only considers income earned similar to the yield approach, but also includes the reinvestment income on repayments and capital gains and losses, whether realized or unrealized. The total return of our investment portfolio improved to 5.8 percent in 2007 from 5.2 percent in 2006. Despite this improvement, our investment portfolio did not outperform the Lehman Brothers’ aggregate-bond index, a benchmark used by most investment managers, for the first time in three years. This index scored a total return of 7.0 percent in 2007. However, our investment portfolio’s total return outperformed the average total return of 5.1 percent for the eight community banks located in our market area.
Consistent with the approach taken in assessing our performance with respect to return, we evaluate our risk in comparison to all other financial institutions. Risk is assessed by quantifying the average life of the investment portfolio as compared to U.S. Treasury securities. Average life is derived from the volatility of our total return to that of U.S. Treasury securities over a one-year time horizon. The amount of risk in our investment portfolio improved slightly in comparison to the previous year, as indicated by a reduction in the weighted-average life of the portfolio from 1.8 years in 2006 to 1.7 years in 2007. The risk associated with our portfolio was less than that of the same eight community banks, whose average life for their portfolios was 2.5 years. The total return for the eight community banks did not reflect the added risk in their portfolios.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
In general, the total return of an investment portfolio would be expected to increase as the average life of the portfolio increases. Based on a study from an independent national investment performance ranking company, our investment portfolio’s performance approximated the average performance for all FDIC-insured bank holding companies with respect to total return and risk over the previous 12 months.
The carrying values of the major classifications of available-for-sale securities as they relate to the total investment portfolio for the past five years are summarized as follows:
Distribution of investment securities available-for-sale

	2007		2006		2005		2004		2003
December 31	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

U.S. Government agencies			$39,201	42.98%	$42,711	40.69%	$44,645	37.59%	$16,377	15.56%
State and municipals:
Taxable	$5,227	13.26%	11,912	13.06	15,268	14.54	16,898	14.23	17,051	16.20
Tax-exempt	30,897	78.41	30,956	33.94	33,795	32.20	34,605	29.14	34,788	33.05
Mortgage-backed securities	1,904	4.83	7,760	8.51	12,217	11.64	21,281	17.92	35,099	33.35
Equity securities:
Restricted	1,128	2.86	1,206	1.32	808	0.77	1,153	0.97	1,783	1.70
Other	251	0.64	178	0.19	166	0.16	174	0.15	150	0.14

Total	$39,407	100.00%	$91,213	100.00%	$104,965	100.00%	$118,756	100.00%	$105,248	100.00%

As previously mentioned, our investment portfolio provided a stable source of liquidity in 2007 and, due to strong loan demand, was used to supplement deposit gathering activities. As a result, total investments decreased $51.8 million to $39.4 million at December 31, 2007, from $91.2 million at December 31, 2006. The majority of repayments of short-term U.S. Government-sponsored agency securities were used to fund loan demand rather than being reinvested into similar instruments. As a result, the investment portfolio played a less prominent role in our earning assets mix in 2007. Investment securities averaged $65.0 million and equaled only 12.3 percent of average earning assets in 2007, compared to $87.0 million and 16.8 percent in 2006. The tax-equivalent yield on the investment portfolio rose 46 basis points to 5.67 percent in 2007 from 5.21 percent in 2006.
We did not sell any securities in 2007 and 2006. Repayments from investment securities totaled $64.8 million in 2007. The majority of repayments resulted from maturities of short-term U.S. Government-sponsored agency securities. At the end of 2006, we had $39.2 million of these securities with a weighted-average life of 0.4 years. The entire balance of these securities matured in 2007. We purchased only $12.7 million in investment securities in 2007. The majority of the purchases were U.S. Government-sponsored agency securities with scheduled maturity dates that occurred at constant intervals throughout the year.
At December 31, 2007, investment securities with an amortized cost of $1.9 million were pledged to secure deposits, to qualify for fiduciary powers

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
and for other purposes required or permitted by law. At December 31, 2006, the amortized cost of pledged securities equaled $47.1 million. The fair value of such securities equaled $1.9 million at December 31, 2007, and $47.0 million at December 31, 2006.
There were no securities of any individual issuer that exceeded 10.0 percent of stockholders’ equity at December 31, 2007. At December 31, 2006, there were no securities of any individual issuer, except for U.S. Government agencies, including mortgage-backed securities, that exceeded 10.0 percent of stockholders’ equity.
The maturity distribution of the amortized cost, fair value and weighted-average tax-equivalent yield of the available-for-sale portfolio at December 31, 2007, is summarized as follows. The weighted-average yield, based on amortized cost, has been computed for tax-exempt state and municipals on a tax-equivalent basis using the prevailing federal statutory tax rate of 34.0 percent. The distributions are based on contractual maturity with the exception of mortgage-backed securities and equity securities. Mortgage-backed securities are presented based upon estimated cash flows, assuming no change in the current interest rate environment. Equity securities with no stated contractual maturities are included in the “After ten years” maturity distribution. Expected maturities may differ from contractual maturities, or estimated maturities for mortgage-backed securities, because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.
Maturity distribution of available-for-sale portfolio

			After one		After five
	Within		but within		but within		After
	one year		five years		ten years		ten years		Total
December 31, 2007	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Amortized cost:
State and municipals:
Taxable	$5,254	2.98%							$5,254	2.98%
Tax-exempt	65	5.41	$6,917	7.65%	$19,806	7.50%	$2,512	7.46%	29,300	7.53
Mortgage-backed securities	943	4.60	906	4.97	49	6.68			1,898	4.83
Equity securities:
Restricted							1,128	6.75	1,128	6.75
Other							138	3.63	138	3.63

Total	$6,262	3.25%	$7,823	7.34%	$19,855	7.50%	$3,778	7.11%	$37,718	6.72%

Fair value:
State and municipals:
Taxable	$5,227								$5,227
Tax-exempt	65		$7,178		$20,959		$2,695		30,897
Mortgage-backed securities	945		909		50				1,904
Equity securities:
Restricted							1,128		1,128
Other							251		251

Total	$6,237		$8,087		$21,009		$4,074		$39,407

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
For a discussion of the recent SFAS issued by the FASB related to investment securities, refer to the note entitled, “Summary of significant accounting policies — Investment securities,” in the Notes to Consolidated Financial Statements to this Annual Report.
Loan Portfolio:
Economic factors and how they affect loan demand are of extreme importance to us and the overall banking industry, as lending is a primary business activity. Loans are the most significant component of earning assets and they generate the greatest amount of revenue for us. Similar to the investment portfolio, there are risks inherent in the loan portfolio that must be understood and considered in managing the lending function. These risks include IRR, credit concentrations and fluctuations in demand. Changes in economic conditions and interest rates affect these risks which influence loan demand, the composition of the loan portfolio and profitability of the lending function. Despite a decline in corporate profits, business spending, along with demand for bank loans, was strong in 2007. In all but the largest banks, the continued retraction in the housing market resulted in a further decline in residential mortgage lending.
Corporate profits, which surged in the third quarter of 2006, have since receded. According to the February 2008 Monetary Policy Report to Congress, fourth quarter 2007 earnings-per-share fell more than 20.0 percent in comparison to the fourth quarter of 2006. Despite decreased profits, business investment increased 4.8 percent in 2007. Business spending was influenced by strong investment in nonresidential structures, which increased 13.1 percent. Spending on equipment and software increased only 1.3 percent in 2007. According to the January 2008 “Senior Loan Officers Opinion Survey on Bank Lending Practices,” issued by the Board of Governors of the Federal Reserve System, a majority of responding banks in the United States reported that although demand was favorable for most of the year, demand for commercial loans and commercial mortgages weakened in the fourth quarter of 2007. In addition, most respondents indicated that they had tightened lending standards for these types of credits. Respondents cited an uncertain economic outlook, worsening industry-specific problems and a reduced tolerance for risk as the reasons supporting their decision to tighten standards. Despite the reported decline in demand in the fourth quarter, commercial loans, including commercial real estate loans for all FDIC-insured commercial banks, grew $284.6 billion or 14.6 percent to $2,234.5 billion at December 31, 2007, from $1,949.9 billion at the end of the previous year.
For the second year in a row, the housing market contracted and continued to restrain economic growth. For the most part, mortgage rates remained favorable in 2007. The rate for a 30-year, fixed-rate mortgage was 6.10

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
percent and 6.14 percent at December 31, 2007 and 2006. Despite favorable mortgage rates, demand for new and existing homes fell considerably. For 2007, sales of existing single-family homes decreased 12.8 percent, while new home sales fell 26.4 percent, the largest declines since 1982. In addition, 2007 marked the first year home prices declined since 1968. The decline in demand for homes caused an oversupply of inventory of both new and existing homes. The supply of new homes was 9.6 months in December 2007, while the supply of existing homes was 9.7 months. The increased supply resulted in a drop-off in new construction. The number of permits issued for new homes and the number of homes started were approximately 25.0 percent below 2006 figures. Subsequent to year-end 2007, home sales and prices declined further in January, indicating the retraction will continue well into 2008. Northeastern Pennsylvania was not as severely impacted by the downturn in the housing market as was the Nation. Contrary to national figures, home sales were stable in our market area, while home prices rose 7.2 percent.
The volume of mortgages originated by us and subsequently sold in the secondary market totaled $14.2 million in 2007, a decrease of $2.8 million or 16.5 percent from $17.0 million in 2006. Gains realized on the sale of these loans were $258 in 2007 and $243 in 2006. Residential mortgage loans serviced for the Federal National Mortgage Association (“FNMA”) totaled $116.7 million at December 31, 2007, an increase of $1.6 million or 1.4 percent from $115.1 million at the end of 2006. Mortgage loans held for sale totaled $1.2 million at December 31, 2007, and $0.6 million at the end of 2006.
Reflecting the increase in home prices in our area, we experienced a slight increase in refinancing activity in 2007. Refinancings totaled $9.3 million in 2007, an increase of $2.5 million or 36.8 percent from $6.8 million in 2006.
For a discussion of the recent SFAS issued by the FASB related to mortgage servicing rights associated with our secondary mortgage banking program, refer to the note entitled, “Summary of significant accounting policies — Mortgage servicing rights,” in the Notes to Consolidated Financial Statements to this Annual Report.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The composition of the loan portfolio at year end for the past five years is summarized as follows:
Distribution of loan portfolio

	2007		2006		2005		2004		2003
December 31	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Commercial, financial and others	$187,147	39.70%	$143,792	35.24%	$137,302	35.33%	$114,341	29.95%	$100,723	28.14%
Real estate:
Construction	12,810	2.72	5,513	1.35	2,575	0.66	6,704	1.76	2,983	0.83
Mortgage	233,755	49.59	225,703	55.31	217,827	56.06	230,555	60.40	222,621	62.20
Consumer, net	35,149	7.46	31,546	7.73	29,217	7.52	27,893	7.31	29,726	8.30
Lease financing, net	2,483	0.53	1,520	0.37	1,682	0.43	2,230	0.58	1,887	0.53

Loans, net of unearned income	471,344	100.00%	408,074	100.00%	388,603	100.00%	381,723	100.00%	357,940	100.00%

Less: allowance for loan losses	4,624		4,435		4,128		3,859		3,584

Net loans	$466,720		$403,639		$384,475		$377,864		$354,356

We experienced unprecedented demand for our loan products in 2007, as loans, net of unearned income, increased $63.3 million or 15.5 percent to $471.4 million at December 31, 2007, from $408.1 million at the end of 2006. All major loan categories recorded strong increases. As a result of our strategic focus on building commercial relationships, business loans, including commercial loans, commercial mortgages and lease financing, increased $45.6 million or 16.5 percent to $321.5 million at December 31, 2007, from $275.9 million at year-end 2006. Specifically, commercial loans grew $43.4 million or 30.2 percent, while commercial real estate loans rose $1.2 million or 1.0 percent. In 2006, we restructured our commercial leasing subsidiary and added a full-time leasing officer to manage the subsidiary. As a result, commercial leases grew $1.0 million in 2007. Residential mortgages, including construction loans, rose $14.1 million or 14.0 percent to $114.8 million at December 31, 2007, from $100.7 million at December 31, 2006, due primarily to an increase in demand for home equity loans. In addition, consumer loans increased $3.6 million or 11.4 percent to $35.1 million at the end of 2007 from $31.5 million at December 31, 2006.
Loans averaged $461.2 million in 2007, an increase of $36.9 million or 8.7 percent compared to $424.3 million in 2006. The majority of the growth was in taxable loans which increased $33.8 million, while tax-exempt loans rose $3.1 million. As a result of the exceptional demand, the loan portfolio played a greater role in our earning assets mix. As a percentage of earning assets, average loans equaled 87.1 percent in 2007 and 82.2 percent in 2006.
Corresponding with movements in the federal funds target rate, the prime rate remained at 8.25 percent for the first half of 2007 and then fell 100 basis points through a series of FOMC actions to 7.25 percent at December 31, 2007. The change during the second half of the year occurred in three movements, one 50-basis point decrement at the end of the third quarter and

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
two 25-basis point decrements in the fourth quarter. Despite the decrease in the prime rate, the tax-equivalent yield on our loan portfolio increased 24 basis points to 7.27 percent in 2007 from 7.03 percent in 2006. The effect of the decreases in the prime rate on our loan portfolio’s yield can be evidenced by evaluating quarterly loan yields. Loan yields increased 7 basis points in each of the first and second quarters of 2007, as some adjustable-rate loans continued to reprice at higher rates. In response to the first 50-basis point adjustment, the tax-equivalent yield on the loan portfolio fell 7 basis points to 7.27 percent in the third quarter of 2007 from 7.34 percent in the second quarter. The tax-equivalent yield on the loan portfolio fell another 7 basis points in the fourth quarter to 7.20 percent, reflecting the two additional 25-basis point adjustments. We anticipate a further decline in the tax-equivalent yield on our loan portfolio, as the FOMC has already lowered interest rates 125 basis points in January 2008 due to a weaker economy and turmoil in financial markets.
The maturity distribution and repricing information of the loan portfolio by major classification at December 31, 2007, is summarized as follows:
Maturity distribution and interest sensitivity of loan portfolio

		After one
	Within	but within	After
December 31, 2007	one year	five years	five years	Total

Maturity schedule:
Commercial, financial and others	$77,675	$52,502	$56,970	$187,147
Real estate:
Construction	12,810			12,810
Mortgage	23,902	88,429	121,424	233,755
Consumer, net	4,973	23,308	6,868	35,149
Lease financing, net	498	1,985		2,483

Total	$119,858	$166,224	$185,262	$471,344

Predetermined interest rates	$50,800	$92,942	$81,107	$224,849
Floating or adjustable interest rates	69,058	73,282	104,155	246,495

Total	$119,858	$166,224	$185,262	$471,344

As previously mentioned, there are numerous risks inherent in the loan portfolio. We manage the portfolio by employing sound credit policies and utilizing various modeling techniques in order to limit the effects of such risks. In addition, we continuously monitor our liquidity position so that adequate funds are available to meet loan demand. Based on our asset/liability simulation model, we feel confident that loan demand can be facilitated through payments and prepayments on investments and loans, and increases in core deposits. We expect to receive approximately $126.1 million from repayments on loans and investment securities during 2008. In the event an unforeseen increase in loan demand arises, we could facilitate the demand by aggressively competing for deposits, by selling available-for-sale securities or by utilizing various credit products available through the Federal Home Loan Bank of Pittsburgh (“FHLB-Pgh”).

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
In an attempt to limit IRR and liquidity strains, we continually examine the maturity distribution and interest rate sensitivity of the loan portfolio. Due to the change in monetary policy, our asset/liability management strategy in 2007 involved shifting our emphasis away from adjustable-rate loans to medium-term, fixed-rate loans as interest rates began to decrease. Adjustable-rate loans represented 52.3 percent of the loan portfolio at December 31, 2007, compared to 59.0 percent at the end of 2006. Fixed-rate loans increased $57.5 million or 34.3 percent to $224.9 million at December 31, 2007, from $167.4 million at December 31, 2006. Comparatively, floating or adjustable-rate loans increased only $5.8 million or 2.4 percent in 2007. Approximately 41.9 percent of the loan portfolio is expected to reprice within the next 12 months.
Additionally, our secondary market mortgage banking program provides us with an additional source of liquidity and a means to limit our exposure to IRR. Through this program, we are able to competitively price conforming one-to-four family residential mortgage loans without taking on IRR which would result from retaining these long-term, low fixed-rate loans on our books. The loans originated are subsequently sold in the secondary market, with the sales price locked in at the time of commitment, thereby greatly reducing our exposure to IRR.
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
In addition to the risks inherent in our loan portfolio, in the normal course of business, we are also a party to financial instruments with off-balance sheet risk to meet the financing needs of our customers. These instruments include legally binding commitments to extend credit, unused portions of lines of credit and commercial letters of credit, and may involve, to varying degrees, elements of credit risk and IRR in excess of the amount recognized in the financial statements.
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
Unused portions of lines of credit, including home equity and credit card lines and overdraft protection agreements, are commitments for possible future extensions of credit to existing customers. Unused portions of home equity lines are collateralized and generally have fixed expiration dates. Credit card lines and overdraft protection agreements are uncollateralized and usually do not carry specific maturity dates. Unused portions of lines of credit ultimately may not be drawn upon to the total extent to which we are committed.
Commercial letters of credit are conditional commitments issued by us to guarantee the performance of a customer to a third party. Commercial letters of credit are primarily issued to support public and private borrowing arrangements. Essentially, all commercial letters of credit have expiration dates within one year. Collateral supporting commercial letters of credit amounted to $13.5 million at December 31, 2007, and $11.2 million at December 31, 2006. Commercial letters of credit with collateral values less than the contractual amount of the commitment are supported by existing lines of credit with us. The carrying value of the liability for our obligations under guarantees was not material at December 31, 2007 and 2006.
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
The contractual amounts of off-balance sheet commitments at year-end for the past five years are summarized as follows:
Distribution of off-balance sheet commitments

December 31	2007	2006	2005	2004	2003

Commitments to extend credit	$80,675	$60,878	$59,135	$49,504	$44,025
Unused portions of lines of credit	17,901	21,091	20,257	12,776	9,806
Commercial letters of credit	19,634	21,405	18,565	9,062	2,255

Total	$118,210	$103,374	$97,957	$71,342	$56,086

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
We record an allowance for credit losses, if deemed necessary, separately as a liability. No allowance was deemed necessary at December 31, 2007 and 2006. We do not anticipate that losses, if any, that may occur as a result of funding off-balance sheet commitments, would have a material adverse effect on our operating results or financial position.
For a discussion of the recent Staff Accounting Bulletin (“SAB”) issued by the Securities and Exchange Commission (“SEC”) related to loan commitments, refer to the note entitled, “Summary of significant accounting policies — Off-balance sheet financial instruments,” in the Notes to Consolidated Financial Statements to this Annual Report.
Asset Quality:
Credit quality is of great concern to the banking industry and bank regulators given the weak state of the economy, tight labor markets, recent housing crisis and high delinquency rates. According to the National Delinquency Survey of the Mortgage Bankers Association (“MBA”), the delinquency rate for one-to-four family residential mortgages rose 87 basis points to 5.82 percent of all loans outstanding in the fourth quarter of 2007 from one year earlier. In addition, the percentage of loans in foreclosure equaled 2.04 percent of loans outstanding at December 31, 2007, an increase of 85 basis points from the end of 2006. The delinquency rate was the highest reported rate by the MBA since 1985, while the percentage of loans in foreclosure was at the highest rate ever recorded. The recent escalation in national foreclosure rates has yet to be evidenced in our market area. The Scranton/Wilkes-Barre area ranked 92nd out of the largest 100 real estate markets with respect to the number of foreclosure occurrences in 2007.
Several issues are cited as reasons for the housing market credit crisis including:
•	Subprime lending;

•	Adjustable-rate mortgages and home equity lines of credit; and

•	Deflation in real estate values.
Subprime lending generally refers to lending to borrowers who do not qualify for prime interest rates because of one or more of the following characteristics: (i) weakened credit histories; (ii) previous charge-offs; (iii) judgments or bankruptcies; (iv) low credit scores; (v) high debt-burden ratios; or (vi) high loan-to-value ratios. These borrowers are charged either higher or adjustable interest rates to compensate for the higher credit risk. Although delinquency rates for both prime loans and subprime loans increased in 2007, the increase was significantly more pronounced for subprime loans. According to the MBA, the delinquency rate

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
for subprime loans escalated 398 basis points, while the delinquency rate for prime loans rose 67 basis points comparing 2007 and 2006. In addition, the foreclosure rate for subprime loans rose 412 basis points compared to an increase of 46 basis points for prime loans.
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
In addition to subprime borrowers, many borrowers with good credit were attracted to adjustable-rate mortgage loans because of their lower initial interest rates. Furthermore, many homeowners borrowed against their rising home values through home equity lines of credit having adjustable interest rates. Many of these loans were tied to the 6-month London Interbank Offer Rate (“LIBOR”), which increased 268 basis points from an average of 2.96 percent in January 2005 to 5.64 percent in June 2006. Debt service costs for adjustable-rate borrowers escalated by overwhelming proportions. Although LIBOR fell 104 basis points from its high during mid-2006, the damage was already done. According to the MBA, at December 31, 2007, 20.0 percent of all prime adjustable-rate mortgage loans were in the process of foreclosure, while a staggering 42.0 percent of all subprime adjustable-rate mortgages were in the same predicament.
We offer loans with adjustable interest rates to individual and commercial customers. In order to mitigate the credit risk inherent in these loans, we perform stress tests to determine if the customer’s cash flow would be able to cover the increase in debt service given rate shocks of plus 100, 200 and 300 basis points. We perform these stress tests as part of the loan approval process.
Finally, the increase in property values over the past few years has caused some institutions to extend credit based on inflated collateral values. As a result, banks may not be able to realize a liquidation value at or beyond the amount of debt owed in order to facilitate a secondary source of repayment. These factors have already begun and may continue to subject the banking industry to increased levels of nonperforming assets and net loans charged-off. As a result, the profitability of financial institutions could be adversely affected as banks are forced to increase their provision for loan losses or sustain losses upon liquidating collateral.
As a result of these influences, the banking industry experienced substantial deterioration in asset quality in 2007. For all FDIC-insured commercial banks, nonperforming loans and leases increased $38.4 billion or

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
80.6 percent to $86.1 billion at December 31, 2007, from $47.7 billion at the end of 2006. Increased delinquencies in real estate loans had the greatest impact on nonperforming asset levels. Banks also experienced higher delinquencies in consumer loans, while delinquencies in commercial and industrial loans were stable. The ratio of nonperforming assets to total assets for these institutions increased to 0.85 percent at December 31, 2007, from 0.52 percent at year-end 2006. In addition, net charge-offs for these institutions increased 61.5 percent comparing 2007 and 2006. As a result, FDIC-insured commercial banks increased their loan loss provisions 121.5 percent in 2007.
Similar to all FDIC-insured commercial banks, insured Pennsylvania banks also experienced significant asset quality deterioration, as evidenced by a 90.9 percent increase in nonperforming assets to $1,322.3 billion at December 31, 2007, from $692.6 billion at the end of 2006. In addition, net charge-offs for these institutions increased 61.5 percent while their loan loss provisions increased 125.5 percent.
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
Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans include nonaccrual loans, restructured loans and accruing loans past due 90 days or more. For a discussion of our policy regarding nonperforming assets, refer to the note entitled, “Summary of significant accounting policies — Nonperforming assets,” in the Notes to Consolidated Financial Statements to this Annual Report.
Information concerning nonperforming assets for the past five years is summarized as follows. The table includes credits classified for regulatory purposes and all material credits that cause us to have serious doubts as to the borrower’s ability to comply with present loan repayment terms.
Distribution of nonperforming assets

December 31	2007	2006	2005	2004	2003

Nonaccrual loans:
Commercial, financial and others	$2,444	$1,060	$1,574	$849	$306
Real estate:
Construction
Mortgage	2,812	856	1,714	1,123	1,077
Consumer, net	77	94	98		63
Lease financing, net

Total nonaccrual loans	5,333	2,010	3,386	1,972	1,446

Accruing loans past due 90 days or more:
Commercial, financial and others	1,837	13	62	91	124
Real estate:
Construction
Mortgage	295	217	333	653	352
Consumer, net	85	60	118	169	151
Lease financing, net	17	2	33		73

Total accruing loans past due 90 days or more	2,234	292	546	913	700

Total nonperforming loans	7,567	2,302	3,932	2,885	2,146

Foreclosed assets	125	352	363	399	261

Total nonperforming assets	$7,692	$2,654	$4,295	$3,284	$2,407

Ratios:
Nonperforming loans as a percentage of loans, net	1.61%	0.56%	1.01%	0.76%	0.60%
Nonperforming assets as a percentage of loans, net, and foreclosed assets	1.63%	0.65%	1.10%	0.86%	0.67%

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
We also experienced deterioration in asset quality, as evidenced by an increase in nonperforming assets of $5,038 to $7,692 or 1.63 percent of loans, net of unearned income, and foreclosed assets at December 31, 2007, from $2,654 or 0.65 percent at the end of 2006. The deterioration resulted from a $3,323 increase in nonaccrual loans, coupled with a rise of $1,942 in accruing loans past due 90 days or more. Foreclosed assets decreased $227. The majority of the deterioration occurred in commercial loans and commercial real estate loans.
The 165.3 percent increase in nonaccrual loans resulted primarily from the loans of two commercial customers which migrated to nonaccrual status during the third quarter of 2007. One customer with loans totaling $1,460 sustained a fire which destroyed one of the properties held as collateral. The loans, which are still performing according to contractual terms, were placed on nonaccrual status pending an insurance settlement. In total, the loans of these two customers together comprised 97.4 percent of the increase in nonaccrual loans. The majority of the increase in loans past due 90 days or more and still accruing resulted from a $1,824 increase in commercial loans.
There were two properties with an aggregate carrying value of $125 in foreclosed assets at December 31, 2007, compared to five properties with an aggregate carrying value of $352 at the end of 2006. We transferred two properties totaling $90 into foreclosed assets during 2007. Five properties with a net carrying value of $317 were sold for $356, which resulted in a net gain recognized on the sales of $39. The carrying values of all foreclosed properties at December 31, 2007, did not exceed 80.0 percent of their collateral values in the case of residential properties and 75.0 percent of their collateral values in the case of commercial properties.
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
For a further discussion of our accounting policies for determining the amount of the allowance and a description of the systematic analysis and procedural discipline applied, refer to the notes entitled, “Summary of significant accounting policies — Use of estimates,” and “Summary of significant accounting policies — Allowance for loan losses,” in the Notes to Consolidated Financial Statements to this Annual Report.

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
Distribution of impaired loans

December 31	2007	2006	2005	2004	2003

Nonaccrual loans:
Commercial, financial and others	$2,444	$1,060	$1,574	$849	$306
Real estate:
Construction
Mortgage	2,812	856	1,714	1,123	1,077
Consumer, net	77	94	98		63
Lease financing, net

Total nonaccrual loans	5,333	2,010	3,386	1,972	1,446

Accruing loans:
Commercial, financial and others	2,338	1,312	638	3,889
Real estate:
Construction
Mortgage	7,247	6,334	1,622	1,205	207
Consumer, net		44	61		1
Lease financing, net

Total accruing loans	9,585	7,690	2,321	5,094	208

Total impaired loans	$14,918	$9,700	$5,707	$7,066	$1,654

Ratio:
Impaired loans as a percentage of loans, net	3.16%	2.38%	1.47%	1.85%	0.46%
At December 31, 2007 and 2006, we had a recorded investment in impaired loans of $14,918 and $9,700. The recorded investment in impaired loans averaged $12,405 in 2007 and $8,841 in 2006. At December 31, 2007, the amount of recorded investment in impaired loans for which there was a related allowance for loan losses was $7,575. The amount of the corresponding allowance was $3,216. Comparatively, the amount of these loans and their related allowance was $8,017 and $2,410 at December 31, 2006. The amount of recorded investment for which there was no related allowance for loan losses was $7,343 and $1,683 at December 31, 2007 and 2006. Interest income related to impaired loans would have been $902 in 2007 and $703 in 2006, had the loans been current and the terms of the loans not been modified. Interest recognized on impaired loans amounted to $882 in 2007 and $693 in 2006. Included in these amounts was interest recognized on a cash basis of $882 and $693. Cash received on impaired loans, applied as a reduction of principal, totaled $1,173 in 2007 and $1,445 in 2006. There were no commitments to extend additional funds to customers with impaired loans at December 31, 2007. At December 31, 2006, we had a $465 commitment to one commercial customer with impaired loans. The rating of this customer subsequently improved, and as a result, the loans to this commercial customer were not considered impaired at December 31, 2007.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
A reconciliation of the allowance for loan losses and an illustration of charge-offs and recoveries by major loan category for the past five years are summarized as follows:
Reconciliation of allowance for loan losses

December 31	2007	2006	2005	2004	2003

Allowance for loan losses at beginning of period	$4,435	$4,128	$3,859	$3,584	$3,745
Loans charged-off:
Commercial, financial and others	177	136	16	45	94
Real estate:
Construction
Mortgage	39	267	273	125	415
Consumer, net	225	314	297	312	244
Lease financing, net

Total	441	717	586	482	753

Loans recovered:
Commercial, financial and others	32	12	1	27	29
Real estate:
Construction
Mortgage	3	4	13	19	19
Consumer, net	70	118	59	111	64
Lease financing, net

Total	105	134	73	157	112

Net loans charged-off	336	583	513	325	641

Provision for loan losses	525	890	782	600	480

Allowance for loan losses at end of period	$4,624	$4,435	$4,128	$3,859	$3,584

Ratios:
Net loans charged-off as a percentage of average loans outstanding	0.07%	0.14%	0.13%	0.09%	0.18%
Allowance for loan losses as a percentage of period end loans	0.98%	1.09%	1.06%	1.01%	1.00%
The allowance for loan losses equaled $4,624 at December 31, 2007, an increase of $189 compared to $4,435 at December 31, 2006. The increase resulted from the provision for loan losses exceeding net loans charged-off. The allowance for loan losses, as a percentage of loans, net of unearned income, was 0.98 percent at the end of 2007, compared to 1.09 percent at the end of 2006.
Past due loans not satisfied through repossession, foreclosure or related actions, are evaluated individually to determine if all or part of the outstanding balance should be charged against the allowance for loan losses account. Any subsequent recoveries are credited to the allowance account. Net loans charged-off were $336 or 0.07 percent of average loans outstanding in 2007, a decrease of $247 or 42.4 percent from $583 or 0.14 percent of average loans outstanding in 2006. For our peer group, a group of 405 bank holding companies located within the Federal Reserve District of Philadelphia with consolidated assets between $500.0 million and $1.0 billion, net charge-offs, as a percentage of average loans outstanding, increased to 0.17 percent in 2007 from 0.11 percent in 2006.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The allocation of the allowance for loan losses for the past five years is summarized as follows:
Allocation of the allowance for loan losses

	2007		2006		2005		2004		2003
December 31	Amount	Category as a % of loans	Amount	Category as a % of loans	Amount	Category as a % of loans	Amount	Category as a % of loans	Amount	Category as a % of loans

Allocated allowance:
Specific:
Commercial, financial and others	$2,216	1.01%	$1,000	0.58%	$1,549	0.57%	$728	1.24%	$237	0.09%
Real estate:
Construction
Mortgage	923	2.13	1,296	1.76	532	0.86	451	0.61	124	0.36
Consumer, net	77	0.02	114	0.03	125	0.04			16	0.01
Lease financing, net

Total specific	3,216	3.16	2,410	2.37	2,206	1.47	1,179	1.85	377	0.46

Formula:
Commercial, financial and others	247	38.69	120	34.66	123	34.76	149	28.71	237	28.05
Real estate:
Construction		2.72		1.35		0.66		1.76		0.83
Mortgage	226	47.46	520	53.55	472	55.20	878	59.79	974	61.84
Consumer, net	344	7.44	374	7.70	360	7.48	288	7.31	316	8.29
Lease financing, net		0.53		0.37		0.43	1	0.58	1	0.53

Total formula	817	96.84	1,014	97.63	955	98.53	1,316	98.15	1,528	99.54

Total allocated allowance	4,033	100.00%	3,424	100.00%	3,161	100.00%	2,495	100.00%	1,905	100.00%

Unallocated allowance	591		1,011		967		1,364		1,679

Total	$4,624		$4,435		$4,128		$3,859		$3,584

The allocated element of the allowance for loan losses account increased $609 to $4,033 at December 31, 2007, compared to $3,424 at December 31, 2006. The addition to the allowance resulted from an increase of $806 in the specific portion for the impairment of loans individually evaluated under SFAS No. 114, partially offset by a decrease of $197 in the formula portion for the impairment of loans collectively evaluated under SFAS No. 5. The increase in the specific portion resulted primarily from an increase in the collateral deficiency over the recorded investment of loans individually evaluated for impairment. Impaired loans with a recorded investment in excess of their fair value amounted to $7,575 at year-end 2007 compared to $8,017 at the end of the previous year. For these loans, the amount by which the recorded investment exceeded the fair market value was $3,216 at December 31, 2007, compared to $2,410 at the end of 2006.
With regard to the formula portion, the decrease resulted primarily from a decrease in the total loss factor for mortgage loans collectively evaluated for impairment under SFAS No. 5 due to a lower historical loss factor. The historical loss factor is the average of actual net charge-offs by loan classification for the preceding eight quarters. Net charge-off levels for the prior eight quarters ended December 31, 2007, decreased in comparison to the prior eight quarters ended December 31, 2006.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The unallocated element was $591 at December 31, 2007, and $1,011 at December 31, 2006. Despite experiencing a $420 decrease in the unallocated portion of the allowance from year-end 2006, we believe this element is directionally consistent with changes in the factors giving rise to the change. The unallocated element more than doubled in the fourth quarter from the end of the third quarter of 2007 as a result of the recent decline in the economy. As is inherent with all estimates, the allowance for loan losses methodology is subject to a certain level of imprecision as it provides reasonable, but not absolute, assurance that the allowance will be able to absorb probable losses, in their entirety, as of the financial statement date. Factors, among others, including judgments made in identifying those loans considered impaired, appraisals of collateral values and measurements of certain qualitative factors, all cause this imprecision and support the establishment of the unallocated element. We believe the unallocated element is sufficient to cover any inherent losses in the loan portfolio that have not been identified as part of the allocated element at December 31, 2007.
The coverage ratio, the allowance for loan losses account, as a percentage of nonperforming loans, is an industry ratio used to test the ability of the allowance account to absorb potential losses arising from nonperforming loans. This ratio weakened to 61.1 percent at December 31, 2007, from 192.7 percent at December 31, 2006. The increase in the volume of nonaccrual loans was the predominant factor causing the weakness. Despite the reduction in our coverage ratio, we believe that our allowance account was more than adequate to absorb all potential losses associated with nonperforming loans at December 31, 2007. The amount of impaired loans having sufficient collateral coverage increased from $1,683 at year-end 2006 to $7,343 at year-end 2007. No allowance would be necessary to absorb potential losses on these loans as the collateral, based on appraised values, should meet or exceed any shortfall in case of default. With regard to all nonperforming assets, our allowance was able to cover 60.1 percent at the end of 2007, compared to 167.1 percent at year-end 2006.
Deposits:
As a result of wage and salary gains, disposable personal income (“DPI”) in the United States of America rose 3.0 percent in 2007. However, most of the increase in DPI occurred during the first half of the year. Income growth slowed in the second half of the year, as the purchasing power associated with income gains was eroded by increased prices. Household wealth fell in the fourth quarter of 2007, due to the decline in home values and stock market volatility. For the fourth quarter, the ratio of household wealth to DPI, which is a key influence on consumer spending, was well below its 2006 level. The savings rate was 0.4 percent in 2007 and 2006. The relatively low savings rates were not indicative of the ability of the banking

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
industry to gather deposits in 2007 or 2006. Total deposits for FDIC-insured commercial banks grew $577.4 billion or 8.6 percent in 2007 after growing $658.3 billion or 10.8 percent in 2006. For 2007, growth in interest-bearing deposits of $596.7 billion or 10.8 percent was partially offset by a decrease in noninterest-bearing deposits of $19.3 billion or 1.6 percent. FDIC-insured Pennsylvania banks also experienced strong deposit growth. Total deposits for these institutions rose $28.2 billion or 15.2 percent in 2007 compared to growth of only $4.7 billion or 2.6 percent in 2006.
Our deposit base is the primary source of funds to support our operations. We offer a variety of deposit products to meet the needs of our individual and commercial customers. We experienced moderate demand for our deposit products in 2007. Total deposits grew $7.9 million or 1.6 percent to $491.3 million at December 31, 2007, from $483.4 million at the end of 2006. Total deposits declined $8.0 million or 1.6 percent in 2006. The deposit increase in 2007 was comprised of interest-bearing accounts of $5.7 million and noninterest-bearing accounts of $2.2 million.
Several factors influenced our deposit gathering in 2007 including implementing remote deposit capture, building deposit relationships with local school districts and municipalities, and competing for deposits within our market area. As a result of implementing CB&T Direct_ and emphasizing our relationships with school districts and municipalities, we experienced significant growth of $26.7 million or 16.4 percent in nonpersonal deposits. The increase in commercial deposits partially offset an $18.8 million or 5.9 percent decrease in personal deposits. The growth in business accounts resulted from increases of $18.9 million or 17.2 percent in interest-bearing transaction accounts, which include money market, NOW and savings accounts, and $6.5 million or 37.4 percent in time deposits. In addition, total commercial noninterest-bearing accounts rose $1.3 million. Price competition within our market area was the greatest factor influencing the reduction in personal deposits. Total personal time deposits decreased $12.4 million or 6.3 percent, while personal interest-bearing transaction accounts declined $7.3 million or 8.3 percent. These decreases were partially offset by an increase in noninterest-bearing deposits of $0.9 million.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The average amount of, and the rate paid on, the major classifications of deposits for the past five years are summarized as follows:
Deposit distribution

	2007		2006		2005		2004		2003
Year Ended December 31	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

Interest-bearing:
Money market accounts	$27,466	2.84%	$30,220	2.58%	$24,694	1.56%	$20,098	1.06%	$16,494	1.03%
NOW accounts	67,612	3.07	60,814	2.40	54,354	1.66	42,480	1.00	38,600	0.90
Savings accounts	102,767	1.46	109,588	1.32	120,550	0.93	129,564	0.76	127,975	1.03
Time deposits less than $100	177,372	4.40	187,385	4.05	180,457	3.65	180,044	3.68	185,873	3.88
Time deposits $100 or more	40,888	4.76	24,599	4.38	28,484	3.52	29,488	3.31	27,755	3.30

Total interest-bearing	416,105	3.39%	412,606	2.99%	408,539	2.45%	401,674	2.30%	396,697	2.51%
Noninterest-bearing	75,779		71,853		71,606		63,954		56,743

Total deposits	$491,884		$484,459		$480,145		$465,628		$453,440

Total deposits averaged $491.9 million in 2007, an increase of $7.4 million, compared to $484.5 million in 2006. Average noninterest-bearing deposits increased $3.9 million, while average interest-bearing accounts grew $3.5 million. With regard to interest-bearing deposits, changes in NOW and money market accounts were impacted by our deposit relationships with local area school districts and municipalities. NOW accounts grew $6.8 million, while money market accounts decreased $2.8 million in 2007. Disintermediation of deposits, due to the availability of higher yield short-term certificates of deposit, resulted in a $6.8 million decline in average savings accounts. Time deposits averaged $6.3 million higher, as depositors took advantage of short-term promotional rates.
Interest rates were stable and the yield curve remained inverted for the majority of the year. Short-term interest rates began to fall with the change in monetary policy late in the third quarter. Despite the decrease in rates at the end of 2007, the banking industry experienced an increase in funding costs. For insured institutions, the cost of funding earning assets rose 27 basis points. Conversely, funding costs for Pennsylvania banks decreased 3 basis points comparing 2007 and 2006.
We regularly monitor interest rates of local competitors and prevailing market rates when setting interest rates on our deposit products. Due to liquidity concerns, price competition in our market area for short-term certificates of deposit remained elevated during the first half of 2007. As previously mentioned, the FOMC left the federal funds target rate unchanged during the first half of 2007. In addition, short-term U.S. Treasury rates declined during this period as bond prices rose amid weakening in equity markets. Despite these factors, competition drove short-term certificate of deposit rates higher. For community banks in our market area, the average rate paid for a 6-month certificate rose 9 basis points during the first half of the year, from 3.56 percent at January 1, 2007, to 3.65 percent at

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
June 30, 2007. Similarly, the average rate paid for the 12-month certificate increased 22 basis points to 3.97 percent mid-year, from 3.75 percent at the beginning of 2007. Later in the year, short-term and long-term certificate of deposit rates decreased in response to the 100 basis point decrease in the federal funds target rate and further reductions in U.S. Treasury rates. The average rate paid for the 6-month and 12-month certificates decreased 36 basis points and 33 basis points to 3.29 percent and 3.64 percent at December 31, 2007, while the average rate on a 60-month certificate declined 45 basis points to 4.25 percent. As another means of competing, banks in our market area relied heavily on short-term, promotional-rate certificates having odd-term maturities throughout 2007.
We did not aggressively compete for deposits in 2007. However, being a community bank, we wanted to retain our current customer base and maintain market share. At the beginning of 2007, we discontinued our 13-month, nonrenewable certificate of deposit promotion and began offering a 5-month, nonrenewable certificate with a promotional rate, in anticipation of a possible decline in market rates. On January 11, 2007, the opening rate paid for the 5-month certificate was 4.89 percent. Corresponding to the decrease in short-term U.S. Treasury rates, we decreased the rate paid for this product 24 basis points to 4.65 percent at June 30, 2007. We were still offering this product at the end of 2007. However, we had reduced the rate paid 48 basis points to 4.17 percent in response to the decline in market rates. The composition of our deposit structure continued to evolve as a result of this product offering. Customers continued to move balances from savings accounts and longer-term certificates of deposit, as well as the 13-month certificate as they came due, to this short-term certificate. In 2007, the 5-month certificate of deposit attracted $43.9 million in personal deposits.
Our cost of deposits rose 40 basis points to 3.39 percent in 2007, from 2.99 percent in 2006. Our deposit costs increased during the first half of the year before falling in the second half. For the first quarter, our cost of deposits averaged 3.40 percent, an increase of 18 basis points compared to 3.22 percent in the fourth quarter of 2006. Deposit costs increased another 5 basis points to 3.45 percent in the second quarter. However, subsequent to the reduction in short-term interest rates, our cost of deposits fell 8 basis points to 3.37 percent in the third quarter of 2007 and another 3 basis points in the fourth quarter. We anticipate a further reduction in our deposit costs, as the FOMC lowered its target rate for federal funds another 125 basis points in January 2008. Despite the reduction in interest rates, competition for deposits in our market area remains strong. Our deposit costs may be affected if we need to compete more aggressively for deposits to support our liquidity position.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Short-term promotional rate offerings resulted in a $7.3 million increase in volatile deposits, time deposits $100 or more, to $43.2 million at December 31, 2007, from $35.9 million at the end of 2006. Large denomination time deposits averaged $40.9 million in 2007, an increase of $16.3 million or 66.3 percent from $24.6 million in 2006. Our average cost of these funds increased 38 basis points to 4.76 percent in 2007, from 4.38 percent in 2006. This type of funding is susceptible to being withdrawn by the depositor in order to obtain a higher yield at any time and is therefore not considered to be a strong source of liquidity. Despite the increase in time deposits, we continued to be less reliant on this type of funding as compared to our peer group. Our ratio of average volatile deposits, as a percentage of average total assets, equaled 7.4 percent in 2007, compared to 26.7 percent for our peer group.
Maturities of time deposits $100 or more for the past five years are summarized as follows:
Maturity distribution of time deposits $100 or more

December 31	2007	2006	2005	2004	2003

Within three months	$11,336	$5,307	$3,964	$7,353	$4,414
After three months but within six months	8,040	6,923	2,547	4,426	4,845
After six months but within twelve months	12,702	13,136	4,238	6,198	3,861
After twelve months	11,148	10,554	12,830	16,515	15,969

Total	$43,226	$35,920	$23,579	$34,492	$29,089

In addition to deposit gathering, we have in place a secondary source of liquidity to fund operations through exercising existing credit arrangements with the FHLB-Pgh. We had only minimal reliance on this type of funding in 2007 and 2006. For a further discussion of our borrowings and their terms, refer to the note entitled, “Short-term borrowings,” in the Notes to Consolidated Financial Statements to this Annual Report.
As an alternative to using investment securities to serve as collateral for deposits, we began utilizing irrevocable letters of credit issued by the FHLB-Pgh on our behalf to secure public funds in 2007. The FHLB-Pgh guarantees payment to the depositors in the event of our default. We are obligated to reimburse the FHLB-Pgh for all payments made under the irrevocable letters of credit. The carrying amount of the FHLB-Pgh irrevocable letters of credit that serve as collateral for deposits was $50.1 million at December 31, 2007.
Market Risk Sensitivity:
Market risk is the risk to our financial position or earnings resulting from adverse changes in market rates or prices, such as interest rates, foreign exchange rates or equity prices. Our exposure to market risk is primarily IRR associated with our lending, investing and deposit gathering

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
activities. During the normal course of business, we are not exposed to foreign exchange risk or commodity price risk. Our exposure to IRR can be explained as the potential for change in the market value of our net worth and/or our reported earnings. Variations in interest rates affect the underlying economic value of our assets, liabilities and off-balance sheet items. These changes arise because the present value of future cash flows, and often the cash flows themselves, change with interest rates. The effects of the changes in these present values reflect the change in our underlying economic value, and provide a basis for the expected change in future earnings related to interest rates. Interest rate changes affect earnings by changing net interest income and the level of other interest-sensitive income and operating expenses. IRR is inherent in the role of banks as financial intermediaries. However, a bank with a high degree of IRR may experience lower earnings, impaired liquidity and capital positions, and most likely, a greater risk of insolvency. Therefore, banks must carefully evaluate IRR to promote safety and soundness in their activities.
In response to uncertainty in economic conditions, the FOMC left interest rates unchanged during the first half of 2007. Later in the year, the FOMC began lowering the federal funds target rate as conditions deteriorated. The slope of the U.S. Treasury yield curve, which was previously flat or inverted, steepened. As a result of the changing interest rate environment, IRR and the ability to effectively manage it, are extremely critical to both bank management and regulators. Bank regulations require us to develop and maintain an IRR management program, overseen by the Board of Directors and senior management, that involves a comprehensive risk management process in order to effectively identify, measure, monitor and control risk. Should we have material weaknesses in our risk management process or high exposure relative to capital, bank regulatory agencies will take action to remedy these shortcomings. Moreover, the level of IRR exposure and the quality of our risk management process is a determining factor when evaluating capital adequacy.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Management analyzes our exposure to market risk with respect to financial position through simulation analysis utilizing interest rate shocks. The model analyzes the effects instantaneous parallel shifts of plus or minus 100 basis points will have on the economic values of other financial instruments. The results of the model at December 31, 2007, are summarized as follows:
Changes in fair value of financial instruments

	Fair Value
December 31, 2007	+100 BPS	Level	-100 BPS

Financial assets:
Cash and due from banks	$13,125	$13,125	$13,125
Federal funds sold	8,751	8,751	8,751
Investment securities	38,699	39,407	40,097
Loans held for sale, net	1,248	1,248	1,248
Net loans	462,917	470,020	477,703
Mortgage servicing rights	580	580	580
Accrued interest receivable	2,634	2,634	2,634

Total	$527,954	$535,765	$544,138

Financial liabilities:
Noninterest-bearing deposits	$75,232	$75,232	$75,232
Money market, NOW and savings accounts	209,643	209,643	209,643
Time deposits	204,340	207,269	210,316
Accrued interest payable	1,308	1,308	1,308

Total	$490,523	$493,452	$496,499

For a discussion of the recent SFASs and Staff Positions issued by the FASB related to the fair value of financial instruments, refer to the note entitled, “Summary of significant accounting policies — Fair value of financial instruments,” in the Notes to Consolidated Financial Statements to this Annual Report.
With respect to evaluating our exposure to IRR on earnings, we utilize a gap analysis model that considers repricing frequencies of RSA and RSL. Gap analysis attempts to measure our interest rate exposure by calculating the net amount of RSA and RSL that reprice within specific time intervals. A positive gap occurs when the amount of RSA repricing in a specific period is greater than the amount of RSL repricing within that same time frame and is indicated by a RSA/RSL ratio greater than 1.0. A negative gap occurs when the amount of RSL repricing is greater than the amount of RSA and is indicated by a RSA/RSL ratio less than 1.0. A positive gap implies that earnings will be impacted favorably if interest rates rise and adversely if interest rates fall during the period. A negative gap tends to indicate that earnings will be affected inversely to interest rate changes.

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
Interest rate sensitivity

		Due after	Due after
		three months	one year
	Due within	but within	but within	Due after
December 31, 2007	three months	twelve months	five years	five years	Total

Rate-sensitive assets:
Investment securities	$2,209	$4,028	$8,087	$25,083	$39,407
Loans held for sale, net	1,248				1,248
Loans, net of unearned income	135,302	62,135	188,773	85,134	471,344
Federal funds sold	8,751				8,751

Total	$147,510	$66,163	$196,860	$110,217	$520,750

Rate-sensitive liabilities:
Money market accounts	$22,294	$6,363			$28,657
NOW accounts	64,318	13,773			78,091
Savings accounts	12,505		$90,390		102,895
Time deposits less than $100	40,493	57,380	58,204	$7,179	163,256
Time deposits $100 or more	11,336	20,742	11,148		43,226

Total	$150,946	$98,258	$159,742	$7,179	$416,125

Rate-sensitivity gap:
Period	$(3,436)	$(32,095)	$37,118	$103,038
Cumulative	$(3,436)	$(35,531)	$1,587	$104,625	$104,625

RSA/RSL ratio:
Period	0.98	0.67	1.23	15.35
Cumulative	0.98	0.86	1.00	1.25	1.25
At December 31, 2007, we were in a negative gap position with a cumulative one-year RSA/RSL ratio of 0.86. Comparatively, at December 31, 2006, our cumulative one-year RSA/RSL ratio was 1.07, which indicated a positive gap position. During the first half of 2006, our gap position was significantly positive. At the mid-point of the year, the FOMC’s monetary policy stance changed as economic activity in the United States slowed. During the second half of 2006 and the first half of 2007, the FOMC held the target rate for federal funds unchanged. Based on perceived weakness in the economic climate, ALCO began reducing this positive gap position and focused on maintaining an equilibrium RSA/RSL ratio of 1.00. At June 30, 2007, our RSA/RSL ratio was 0.99. During the second half of 2007, we began migrating to a negative position in anticipation of declining market rates. With regard to RSA, we began shifting our emphasis away from adjustable-rate loans to medium-term, fixed-rate loans. With respect to RSL, we began offering promotional certificates of deposit with a 5-month maturity. The

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
short-term nature of this product reduced the extension risk associated with time deposits, should interest rates continue to fall. RSL were also affected by cyclical deposit trends of our school district and municipal customers. The majority of these deposits are priced off of the 3-month U.S. Treasury Bill and reprice on the first business day of each month. RSL maturing or repricing within one year have surpassed RSA maturing or repricing within the same time frame. This negative position implies that net interest income would be favorably affected by further declines in market rates. However, these forward-looking statements are qualified in the aforementioned section entitled “Forward-Looking Discussion” in this Management’s Discussion and Analysis.
Specifically, the change in our ratio from the previous year end resulted from a $29.7 million or 12.2 percent decrease in RSA coupled with a $21.8 million or 9.6 percent increase in RSL maturing or repricing within one year. The decrease in RSA resulted primarily from a decrease of $45.8 million in investment securities maturing within the next 12 months. This decrease was partially offset by increases of $8.8 million in loans, net of unearned income, and $6.7 million in federal funds sold. As previously mentioned, during 2007 our emphasis with regard to RSA was to offer predominantly medium-term, fixed-rate loans. Although loans, net of unearned income, maturing or repricing within the next 12 months increased from the previous year end, the $8.8 million increase represented only a small portion of the total increase in loan volume in 2007. Loans, net of unearned income, maturing or repricing after one year rose $54.5 million.
As previously mentioned, our RSL were impacted by our deposit relationships with school district and municipal customers and the offering of a promotional short-term certificate of deposit. An influx of tax monies from school districts and municipalities resulted in a net increase of $13.7 million in interest-bearing transaction accounts, money market, NOW and savings accounts, repricing within 12 months. Our 5-month certificate of deposit promotion resulted in an increase of $8.1 million in total time deposits maturing within the next 12 months.
Static gap analysis, although a credible measuring tool, does not fully illustrate the impact of interest rate changes on future earnings. First, market rate changes normally do not equally or simultaneously affect all categories of assets and liabilities. Second, assets and liabilities that can contractually reprice within the same period may not do so at the same time or to the same magnitude. Third, the interest rate sensitivity table presents a one-day position and variations occur daily as we adjust our rate sensitivity throughout the year. Finally, assumptions must be made in constructing such a table. For example, the conservative nature of our Asset/Liability Management Policy assigns personal money market and NOW accounts to the “Due after three months but within twelve months” repricing

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
interval. In reality, these accounts may reprice less frequently and in different magnitudes than changes in general market interest rate levels.
We utilize a simulation model to address the failure of the static gap model to address the dynamic changes in the balance sheet composition or prevailing interest rates and to enhance our asset/liability management. This model creates pro forma net interest income scenarios under various interest rate shocks. Model results at December 31, 2007, were similar to the performance indicated by our static gap analysis. Given instantaneous and parallel shifts in general market rates of plus 100 basis points, our projected net interest income for the 12 months ending December 31, 2008, would decrease 2.7 percent from model results using current interest rates. Conversely, our net interest income would increase by 1.6 percent given an instantaneous and parallel shift in general market rates of minus 100 basis points.
We will continue to monitor our IRR position in 2008 and employ deposit and loan pricing strategies and direct the reinvestment of loan and investment payments and prepayments in order to maintain our favorable IRR position.
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
We employ a number of analytical techniques in assessing the adequacy of our liquidity position. One such technique is the use of ratio analysis to illustrate our reliance on noncore funds, time deposits in denominations of $100 or more and borrowings from the FHLB-Pgh, to fund our investments and loans maturing after 2008. At December 31, 2007, our noncore funds consisted of only large denomination time deposits, as we had no outstanding borrowings from the FHLB-Pgh. Large denomination time deposits are not considered to be a strong source of liquidity since they are very interest rate sensitive and are considered to be highly volatile. At December 31, 2007, our net noncore funding dependence ratio, the difference between noncore funds and short-term investments to long-term assets, was 5.8 percent. Similarly, our net short-term noncore funding dependence ratio, noncore funds maturing within one year, less short-term investments to long-term assets equaled 3.5 percent. In comparison, these ratios equaled negative 4.1 percent and negative 6.5 percent at the end of 2006. Negative ratios indicated that we had no reliance on noncore funds to fund our long-term assets. Our slight reliance on noncore funds in 2007 was a result of the 5-month certificate of deposit promotion, which attracted large denomination time deposits. In addition, we experienced increased loan demand, which was funded in part by repayments received from short-term investment securities. However, in comparison to our peer group, we were considerably less reliant on noncore funds as a source of liquidity. The net noncore and net short-term noncore funding dependence ratios for our peer group were 25.3 percent and 16.7 percent. We believe that by supplying adequate volumes of short-term investments and implementing competitive pricing strategies on deposits, we can ensure adequate liquidity to support future growth.
The Consolidated Statements of Cash Flows present the change in cash and cash equivalents from operating, investing and financing activities. Cash and cash equivalents consist of cash on hand, cash items in the process of

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
collection, noninterest-bearing deposits with other banks, balances with the Federal Reserve Bank of Philadelphia and the FHLB-Pgh and federal funds sold. Cash and cash equivalents decreased $5.8 million for the year ended December 31, 2007. Similarly, for the year ended December 31, 2006, cash and cash equivalents decreased by $7.8 million. During 2007, cash provided by operating and financing activities was more than offset by cash used in investing activities.
Operating activities provided net cash of $9.0 million in 2007 and $9.7 million in 2006. Net income, adjusted for the effects of noncash transactions such as depreciation and the provision for loan losses, and net changes in current assets, is the primary source of funds from operations.
Net cash provided by financing activities equaled $1.1 million in 2007. Contrarily, we used net cash of $9.8 million for financing activities in 2006. Deposit gathering, which is our predominant financing activity, increased in 2007 as compared to a decrease in 2006. Deposit gathering provided a net cash inflow in 2007 of $7.9 million. In comparison, total deposits decreased in 2006 resulting in a net cash outflow of $7.9 million. Partially offsetting the increase in deposits in 2007 was $5.5 million in funds used for the repurchase and retirement of common shares and $1.9 million for the payment of dividends to stockholders. Proceeds received from the issuance of common shares as part of our dividend reinvestment plan (“DRP”) provided us with another source of funds generated by financing activities.
Our primary investing activities involve transactions relative to our investment and loan portfolios. Net cash used in investing activities totaled $15.9 million in 2007. Similarly, in 2006, investing activities used net cash of $7.7 million. Net cash used in lending activities increased $43.1 million to $64.1 million in 2007 from $21.0 million in 2006. Our investment portfolio provided us with net cash of $52.1 million in 2007 and $13.7 million in 2006. Repayments of investment securities amounted to $64.8 million in 2007 and $51.6 million in 2006, which were partially offset by purchases of investment securities of $12.7 million in 2007 and $37.9 million in 2006.
We anticipate an improvement in our liquidity position for 2008. The downturn in economic activity may result in decreased loan demand. In addition, continued volatility in the stock market may result in increased deposit demand, as investors migrate to the safety of traditional bank products. However, we cannot predict the economic climate or guarantee movements in the stock market. Should equity markets rebound, deposit gathering may be negatively impacted. Regardless of economic conditions and

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
stock market fluctuations, we believe that through constant monitoring and adherence to our liquidity plan, we will have the means to provide adequate cash to fund our normal operations in 2008.
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
Stockholders’ equity totaled $54.4 million or $31.01 per share at December 31, 2007, and $54.1 million or $29.27 per share at December 31, 2006. Record earnings of $6.9 million more than offset decreases to equity resulting from common share repurchases and net cash dividends declared.
We declared dividends totaling $1,850 or $1.04 per share in 2007, compared to $1,853 or $1.00 per share in 2006. The dividend payout ratio, dividends declared as a percent of net income, equaled 26.8 percent in 2007 and 29.2 percent in 2006. Our Board of Directors intends to continue paying cash dividends in the future. However, they consider our operating results, financial and economic conditions, capital and growth objectives, appropriate dividend restrictions and other relevant factors when declaring dividends. We rely on dividends received from our subsidiary, Community Bank, for payment of dividends to stockholders. Community Bank’s ability to

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
pay dividends is subject to federal and state regulations. Accordingly, Community Bank, without prior regulatory approval, may declare dividends to us totaling $4,515 at December 31, 2007.
Stockholders may automatically reinvest their dividends in shares of our common stock through our DRP. The DRP not only provides stockholders with a convenient means to invest in our common stock without brokerage commissions, but also furnishes us with additional funds for general corporate purposes. Shares issued under the DRP amounted to 10,680 in 2007 and 7,373 in 2006.
In addition to the shares purchased through the previously mentioned “Dutch Auction” tender offer, we periodically purchase shares of our common stock under a Board-approved stock repurchase program. Under this program, we repurchased and retired 10,900 shares for $522 in 2007 and 8,840 shares for $371 in 2006. As of December 31, 2007, there were 27,474 shares available for repurchase under this program.
Bank regulatory agencies consider capital to be a significant factor in ensuring the safety of a depositor’s accounts. These agencies, in light of past bank failures, adopted minimum capital adequacy requirements that include mandatory and discretionary supervisory actions for noncompliance. Our and Community Bank’s risk-based capital ratios at December 31, 2007, decreased in comparison to year-end 2006. The decrease was in response to experiencing strong growth in both risk-weighted and total average assets along with the effects of the tender offer. Despite the decrease, our and Community Bank’s risk-based capital ratios are strong and have consistently exceeded the minimum regulatory capital ratios of 4.0 percent and 8.0 percent required for adequately capitalized institutions. Our ratio of Tier I capital to risk-weighted assets and off-balance sheet items was 11.2 percent at December 31, 2007, and 12.5 percent at December 31, 2006. Our Total capital ratio was 12.2 percent at year-end 2007, and 13.5 percent at the end of 2006. Community Bank’s Tier I risk-based and Total risk-based capital ratios also decreased for reasons similar to those discussed for the consolidated ratios. Our Leverage ratio equaled 9.5 percent at December 31, 2007, and 9.7 percent at December 31, 2006. Community Bank’s Leverage ratio, which was 9.4 percent at the end of 2006, decreased to 8.7 percent at year-end 2007. Similar to the Tier I risk-based and Total risk-based capital ratios, the Leverage ratio for us and Community Bank well exceeded the minimum of 4.0 percent for capital adequacy purposes. Based on the most recent notification from the FDIC, Community Bank was categorized as well capitalized under the regulatory framework for prompt corrective action at December 31, 2007 and 2006. There are no conditions or events since this notification that we believe have changed Community Bank’s category. For a further discussion of these risk-based capital standards and supervisory actions for noncompliance, refer to the note entitled, “Regulatory matters,” in the Notes to Consolidated Financial Statements to this Annual Report.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Review of Financial Performance:
Our net income totaled $6,900 or $3.87 per share in 2007, an increase of $550 or 8.7 percent compared to $6,350 or $3.43 per share in 2006. Growth in net interest income and noninterest income were partially offset by higher noninterest expense. ROAA improved to 1.24 percent in 2007 compared to 1.17 percent in 2006. Similarly, ROAE at 12.94 percent for the year ended December 31, 2007, outperformed the 12.18 percent reported for the year ended December 31, 2006.
Tax-equivalent net interest income increased $811 or 3.7 percent in 2007. Growth in earning assets exceeded that of interest-bearing liabilities and was able to offset the effects of a slightly unfavorable rate variance. Despite the decline in the net interest spread, our net interest margin improved 5 basis points to 4.33 percent in 2007 compared to 4.28 percent in 2006.
With regard to noninterest income, we experienced increases in service charges, fees and commissions in 2007. Despite the downturn in the housing market, net income generated in our secondary mortgage department was stable.
Our noninterest expense was impacted by higher employee benefit costs, additional staffing requirements, the implementation of CB&T DirectSM, and additional professional costs related to the tender offer and Sarbanes-Oxley compliance preparation. Higher noninterest expense resulted in a slight deterioration in our productivity, as indicated by the change in our operating efficiency ratio, an industry ratio used to measure productivity. The operating efficiency ratio, defined as noninterest expense divided by the total of net interest income and noninterest income, weakened to 62.3 percent in 2007 compared to 61.9 percent in 2006. However, our productivity exceeded that of our peer group, which deteriorated in comparison to the previous year. The operating efficiency ratio for our peer group was 68.6 percent in 2007 compared to 66.6 percent in 2006.
For a discussion of the recent SFAS issued by FASB and SAB issued by the SEC related to Financial Performance, refer to the note entitled, “Summary of significant accounting policies — Accounting changes and error corrections,” in the Notes to Consolidated Financial Statements to this Annual Report.
Net Interest Income:
Net interest income is still the fundamental source of earnings for commercial banks. Moreover, fluctuations in the level of noninterest income can have the greatest impact on net profits. Net interest income is defined as the difference between interest revenue, interest and fees earned on interest-earning assets, and interest expense, the cost of interest-bearing

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
liabilities supporting those assets. The primary sources of earning assets are loans and investment securities, while interest-bearing deposits and short-term borrowings comprise interest-bearing liabilities. Net interest income is impacted by:
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
The net interest margin for FDIC-insured commercial banks decreased 4 basis points to 3.35 percent in 2007 from 3.39 percent in 2006. Although the compression was not as severe as last year, this marked the fifth consecutive year margins contracted for the banking industry. As interest rates fell during the second half of 2007, the decline in earning asset yields surpassed the decrease in funding costs. Smaller commercial banks with asset sizes less than $1.0 billion felt the greatest pressure. According to FDIC statistics, these institutions obtain approximately three-quarters of their net operating revenue from net interest income. The net interest margin for FDIC-insured commercial banks with assets between $100.0 million and $1.0 billion declined 20 basis points, while the net interest margin for the smallest commercial banks compressed 5 basis points. Contrarily, large commercial banks obtain approximately 57.0 percent of their net operating revenue from net interest income. Net interest margins for large banks were unchanged comparing 2007 and 2006. The net interest margin for banks in our peer group decreased 14 basis points to 3.88 percent in 2007 from 4.02 percent in 2006.
Similar to all banks, we consider the maintenance of an adequate net interest margin to be of primary concern. The current economic environment has been very challenging for the banking industry. In addition to market rates and competition, rising nonperforming asset levels are of particular concern for the banking industry and may place additional pressure on net interest margins. Nonperforming assets may increase given the downturn in economic growth and softening in labor markets. No assurance can be given

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
as to how general market conditions will change or how such changes will affect net interest income. Therefore, we believe through prudent deposit and loan pricing practices, careful investing, and constant monitoring of nonperforming assets, our net interest margin will remain strong.
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
Net interest income changes due to rate and volume

	2007 vs. 2006
	Increase (decrease)
	attributable to
	Total
	Change	Rate	Volume
Interest income:
Loans:
Taxable	$3,273	$817	$2,456
Tax-exempt	438	240	198
Investments:
Taxable	(831)	38	(869)
Tax-exempt	(23)	33	(56)
Federal funds sold	(102)	(21)	(81)

Total interest income	2,755	1,107	1,648

Interest expense:
Money market accounts		74	(74)
NOW accounts	614	438	176
Savings accounts	51	145	(94)
Time deposits less than $100	219	638	(419)
Time deposits $100 or more	867	99	768
Short-term borrowings	193	20	173

Total interest expense	1,944	1,414	530

Net interest income	$811	$(307)	$1,118

A favorable volume variance was the primary factor responsible for the $811 increase in tax-equivalent net interest income. Partially offsetting the favorable volume variance was a negative rate variance, as our cost of funds increased to a greater extent than our yield on earning assets.
Average earning assets increased $13.2 million to $529.5 million in 2007 from $516.3 million in 2006. Specifically, average loans, net of unearned income, grew $36.9 million or 8.7 percent, which resulted in additional interest income of $2,654. Partially offsetting the effect of loan growth was a reduction in interest revenue of $1,006, which resulted from a

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
decrease in average investments and federal funds sold of $23.7 million. Overall, the growth in average earning assets resulted in additional interest revenue of $1,648. Interest-bearing liabilities averaged $6.8 million higher comparing 2007 and 2006, which resulted in additional interest expense of $530 and partially offset the gain in interest revenue from earning asset growth. Specifically, growth of $6.3 million in the average volumes of time deposits resulted in an increase to interest expense of $349. In addition, an increase in average NOW accounts of $6.8 million and average short-term borrowings of $3.3 million caused interest expense to increase by $176 and $173.
Partially counteracting the additional net interest revenue generated by volume changes was a reduction to net interest revenue resulting from a 5 basis point decrease in our net interest spread to 3.64 percent in 2007 from 3.69 percent in 2006. Our tax-equivalent yield on average earning assets increased 36 basis points to 7.06 percent in 2007 from 6.70 percent in 2006, which resulted in a $1,107 increase in interest revenue. We experienced increases in the tax-equivalent yields on both the loan and investment portfolios in 2007. However, the increase was not as great as the increase experienced in 2006, as interest rates were stable for most of the year before shifting downward in the third quarter of 2007. Specifically, the tax-equivalent yield on the loan portfolio rose 24 basis points to 7.27 percent in 2007 from 7.03 percent in 2006. The increase in taxable loan yields had the greatest impact on interest revenue. The yield on taxable loans rose 21 basis points and resulted in additional interest revenue of $817. The yield on tax-exempt loans increased 60 basis points and resulted in additional interest revenue of $240. In addition, the yield on our investment portfolio rose 46 basis points to 5.67 percent in 2007 from 5.21 percent in 2006, which resulted in an increase to interest revenue of $71. However, the positive effect of the increase in our yield on earning assets was more than offset by a 41 basis point increase in our cost of funds to 3.42 percent in 2007 from 3.01 percent in 2006. The increase in the cost of funds resulted in additional interest expense of $1,414. Our cost of funds in 2007 was affected by our deposit relationships with school districts and municipalities and the promotional certificate of deposit offering. A significant portion of nonpersonal interest-bearing transaction accounts, which includes money market, NOW and savings accounts, are comprised of deposits of local area school districts and municipalities that have negotiated rates or rates that are indexed to the 3-month U.S. Treasury Bill. Our rates paid for money market, NOW and savings accounts increased 26 basis points, 67 basis points and 14 basis points, which collectively resulted in additional interest expense of $657. Rates paid for time deposits were impacted by the 5-month term promotional offering. As a result, the average rate paid for time deposits less than $100 rose 35 basis points, while the average rate paid for time deposits $100 or more increased 38 basis points, which together accounted for $737 of additional interest expense.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The average balances of assets and liabilities, corresponding interest income and expense and resulting average yields or rates paid are summarized as follows. Averages for earning assets include nonaccrual loans. Investment averages include available-for-sale securities at amortized cost. Income on investment securities and loans is adjusted to a tax-equivalent basis using the prevailing federal statutory tax rate of 34.0 percent.
Summary of net interest income

	2007			2006
		Interest	Average		Interest	Average
	Average	Income/	Interest	Average	Income/	Interest
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS:
Earning assets:
Loans:
Taxable	$420,067	$30,730	7.32%	$386,268	$27,457	7.11%
Tax-exempt	41,095	2,796	6.80	38,036	2,358	6.20
Investments:
Taxable	35,323	1,445	4.09	56,578	2,276	4.02
Tax-exempt	29,636	2,235	7.54	30,374	2,258	7.43
Federal funds sold	3,381	159	4.70	5,064	261	5.15

Total earning assets	529,502	37,365	7.06%	516,320	34,610	6.70%
Less: allowance for loan losses	4,595			4,363
Other assets	29,498			30,219

Total assets	$554,405			$542,176

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
Money market accounts	$27,466	780	2.84%	$30,220	780	2.58%
NOW accounts	67,612	2,073	3.07	60,814	1,459	2.40
Savings accounts	102,767	1,503	1.46	109,588	1,452	1.32
Time deposits less than $100	177,372	7,806	4.40	187,385	7,587	4.05
Time deposits $100 or more	40,888	1,945	4.76	24,599	1,078	4.38
Short-term borrowings	6,354	342	5.38	3,102	149	4.80

Total interest-bearing liabilities	422,459	14,449	3.42%	415,708	12,505	3.01%
Noninterest-bearing deposits					75,779	71,853
Other liabilities	2,833			2,476
Stockholders’ equity	53,334			52,139

Total liabilities and stockholders’ equity	$554,405			$542,176

Net interest income/spread		$22,916	3.64%		$22,105	3.69%

Net interest margin			4.33%			4.28%
Tax-equivalent adjustments:
Loans		$951			$802
Investments		760			768

Total adjustments		$1,711			$1,570

Note: Average balances were calculated using average daily balances. Average balances for loans include nonaccrual loans. Interest income on loans includes fees of $439 in 2007, $360 in 2006, $541 in 2005, $763 in 2004 and $1,030 in 2003. Available-for-sale securities, included in investment securities, are stated at amortized cost with the related average unrealized holding gains of $1,378 in 2007, $1,265 in 2006, $1,956 in 2005, $2,839 in 2004 and $3,367 in 2003 included in other assets. Tax-equivalent adjustments were calculated using the prevailing federal statutory tax rate of 34.0 percent.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Summary of net interest income (continued)

2005			2004			2003
	Interest	Average		Interest	Average		Interest	Average
Average	Income/	Interest	Average	Income/	Interest	Average	Income/	Interest
Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
$358,326	$22,985	6.41%	$346,990	$21,597	6.22%	$324,705	$22,228	6.85%
38,246	2,014	5.27	27,090	1,284	4.74	21,853	1,181	5.40

72,155	2,201	3.05	71,274	2,168	3.04	80,520	2,034	2.53
31,792	2,359	7.42	32,057	2,382	7.43	32,240	2,403	7.45
7,943	287	3.61	10,857	148	1.36	16,116	180	1.12

508,462	29,846	5.87%	488,268	27,579	5.65%	475,434	28,026	5.89%
4,025			3,779			3,732
30,299			31,396			31,160

$534,736			$515,885			$502,862

$24,694	385	1.56%	$20,098	213	1.06%	$16,494	170	1.03%
54,354	901	1.66	42,480	425	1.00	38,600	348	0.90
120,550	1,121	0.93	129,564	985	0.76	127,975	1,322	1.03
180,457	6,586	3.65	180,044	6,632	3.68	185,873	7,212	3.88
28,484	1,004	3.52	29,488	977	3.31	27,755	917	3.30
3,894	106	2.72	15	1	2.35	265	3	1.13

412,433	10,103	2.45%	401,689	9,233	2.30%	396,962	9,972	2.51%
71,606			63,954			56,743
1,897			2,856			3,207
48,800			47,386			45,950

$534,736			$515,885			$502,862

	$19,743	3.42%		$18,346	3.35%		$18,054	3.38%

		3.88%			3.76%			3.80%

	$685			$436			$401
	802			810			817

	$1,487			$1,246			$1,218

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Provision for Loan Losses:
As previously mentioned, asset quality in the banking industry continued to deteriorate in 2007. Nonperforming assets for all FDIC-insured commercial banks rose 80.6 percent in 2007 after increasing 16.6 percent in 2006. Net charge-off levels also increased for these institutions. The ratio of net charge-offs, as a percentage of loans, rose to 0.61 percent in 2007 from 0.41 percent in 2006. Given the significant increases in nonperforming assets and net charge-offs, banks increased their provision for loan losses by $31.1 billion or 121.5 percent in 2007. Asset quality performance for Pennsylvania banks mirrored that of the overall banking industry, as these institutions experienced a 90.9 percent increase in nonperforming asset levels. In addition, the amount of loans charged-off by these banks rose 61.5 percent, which caused Pennsylvania banks to increase loan loss provisions by 125.5 percent.
We evaluate the adequacy of the allowance for loan losses account on a quarterly basis utilizing our systematic analysis in accordance with procedural discipline. We take into consideration certain factors such as composition of the loan portfolio, volumes of nonperforming loans, volumes of net charge-offs, prevailing economic conditions and other relevant factors when determining the adequacy of the allowance for loan losses account. We make monthly provisions to the allowance for loan losses account in order to maintain the allowance at an appropriate level. The provision for loan losses equaled $525 in 2007 and $890 in 2006. Based on our most recent evaluation at December 31, 2007, we believe that the allowance was adequate to absorb any known or potential losses in our portfolio.
Noninterest Income:
For the first time in nearly three decades, the banking industry experienced a decline in noninterest revenue. For all FDIC-insured commercial banks, reductions in trading revenue and net gains on the sale of loans resulted in a 2.8 percent decrease in noninterest revenue. Insured Pennsylvania banks experienced only a modest 0.6 percent increase in noninterest revenue.
Contrary to the banking industry, our noninterest revenue improved $135 or 4.0 percent to $3,543 in 2007 from $3,408 in 2006. Noninterest income, as a percentage of average total assets, equaled 0.64 percent in 2007 compared to 0.63 percent in 2006. Comparatively, our peer group’s ratio was 0.92 percent in 2007 and 2006.
Service charges, fees and commissions increased $132 or 4.3 percent. Deposit service charges rose $69 or 3.1 percent. Noninterest income was also favorably impacted by a 25.6 percent increase in commission income

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
generated by residuals on merchant services accounts, insurance and annuity sales and debit card usage. Partially offsetting these increases was a 16.3 percent decline in trust revenue due to a reduction in the volume of large estates.
As previously mentioned, one of our goals for 2007 was to expand our trust services into the commercial and government sectors. Our Trust and Wealth Management Division primarily caters to the trust and estate needs of individuals. During the fourth quarter of 2007, we hired an officer who specializes in corporate and municipal trust administration and bond offerings. Expansion into these areas should improve revenue generated from this division.
As previously mentioned, revenue generated from our mortgage banking services was stable, as our local housing market was largely insulated from the national trends. We recorded mortgage banking income of $375 in 2007 and $372 in 2006.
We will continue to focus on developing new sources of fee income to supplement traditional spread-based income as we attempt to improve our profitability in 2008.
Noninterest Expense:
Noninterest expense for the banking industry increased $22.6 billion or 7.8 percent in 2007. As a result of the increase, bank productivity weakened in comparison to the prior year, as evidenced by the change in the efficiency ratio for all FDIC-insured commercial banks to 59.1 percent in 2007 from 56.3 percent in 2006. Similarly, noninterest expense for insured Pennsylvania banks increased $885.0 million or 11.2 percent in 2007, while productivity for these banks weakened.
In general, noninterest expense is categorized into three main groups, including employee-related expense, occupancy and equipment expense and other expenses. Employee-related expenses are costs associated with providing salaries, including payroll taxes and benefits to our employees. Occupancy and equipment expenses, the costs related to the maintenance of facilities and equipment, include depreciation, general maintenance and repairs, real estate taxes, rental expense offset by any rental income and utility costs. Other expenses include general operating expenses such as advertising, contractual services, insurance, including FDIC assessment, other taxes and supplies. Several of these costs and expenses are variable while the remainder are fixed. We utilize budgets and other related strategies in an effort to control the variable expenses.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Our noninterest expense increased $591 or 4.0 percent to $15,420 in 2007 from $14,829 in 2006. Salaries and employee benefits expense, occupancy and equipment expense and other expenses all increased in comparison to 2006.
The major components of noninterest expense for the past five years are summarized as follows:
Noninterest expense

Year Ended December 31	2007	2006	2005	2004	2003

Salaries and employee benefits expense:
Salaries and payroll taxes	$6,210	$6,122	$5,880	$5,617	$5,929
Employee benefits	1,794	1,526	1,354	1,351	1,248

Salaries and employee benefits expense	8,004	7,648	7,234	6,968	7,177

Net occupancy and equipment expense:
Net occupancy expense	1,140	1,158	1,183	1,158	991
Equipment expense	1,256	1,195	1,179	1,306	1,259

Net occupancy and equipment expense	2,396	2,353	2,362	2,464	2,250

Other expenses:
Marketing expense	714	569	634	586	425
Other taxes	470	503	449	394	444
Stationery and supplies	401	330	367	365	385
Contractual services	1,800	1,777	1,982	1,556	1,579
Insurance, including FDIC assessment	247	278	277	235	207
Other	1,388	1,371	1,592	2,094	2,017

Other expenses	5,020	4,828	5,301	5,230	5,057

Total noninterest expense	$15,420	$14,829	$14,897	$14,662	$14,484

Salaries and employee benefits expense, which constitute the majority of our noninterest expense increased $356 or 4.7 percent to $8,004 in 2007 from $7,648 in 2006. The salaries and payroll taxes component rose $88 or 1.4 percent. Staffing additions in our Commercial Loan and Trust and Wealth Management Divisions and newly formed Private-Banking Division, coupled with annual merit increases, were almost entirely offset through attrition, as greater processing efficiencies were realized after implementation of the new teller system at the end of 2006. Employee benefits expense increased $268 or 17.6 percent due to rate increases in health insurance plans and higher contributions to the deferred contribution plan as a result of the increase in our earnings.
For 2007, net occupancy and equipment expense increased $43 or 1.8 percent to $2,396 from $2,353 in 2006. Specifically, equipment-related costs rose $61 or 5.1 percent, while building-related costs declined $18 or 1.6 percent. The increase in equipment expense resulted from additional costs, including maintenance and depreciation, associated with the new teller system and the implementation of CB&T DirectSM. The reduction in occupancy costs resulted primarily from an increase in rental income from existing branch office space not used for operations.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
As previously mentioned, on May 2, 2007, we acquired land in Tunkhannock, Wyoming County, Pennsylvania, for $474 to construct a branch facility. This project will consolidate two existing branches, each located within five miles of the new property, into a new branch office. This project, which is being funded through normal operations, has an estimated aggregate cost of $1.7 million and is expected to be completed by the end of the third quarter of 2008. As of December 31, 2007, approximately 30.0 percent of the cost had been incurred.
Other projects that may impact net occupancy and equipment costs in the near term include remote merchant capture and customer protection software. We plan to implement remittance capabilities for merchants as part of CB&T DirectSM. Customers will be able to integrate remote deposit capture with their accounting software to automatically update their customer account balances when processing deposits. Furthermore, we plan to install fraud protection and Bank Secrecy Act compliance software to strengthen our core processing systems. Due to the branch construction and technological enhancement projects, we anticipate a moderate increase in occupancy and equipment expenses in 2008.
Other expenses increased $192 or 4.0 percent to $5,020 in 2007 from $4,828 in 2006. The increase in other expenses resulted primarily from professional fees related to the tender offer and preparation for compliance with Sarbanes-Oxley requirements and higher marketing-related costs associated with the promotion of CB&T DirectSM.
Our deposits are insured up to regulatory limits by the FDIC and accordingly, are subject to deposit insurance assessments. Under the provisions of The Federal Deposit Insurance Reform Act of 2005 (the “Reform Act”), the Bank Insurance Fund and the Savings Association Insurance Fund were merged into the Deposit Insurance Fund (“DIF”). Under the Reform Act, the annual DIF assessment rate is based upon statutory factors that include the balance of insured deposits as well as the degree of risk the institution poses to the insurance fund. Each institution is placed into one of four risk categories depending on the institution’s capital ratios and supervisory ratings. For 2007, assessment rates for the four risk categories ranged between $0.05 and $0.43 per $100 dollars of assessable deposits. Based on our latest assignments, we are included in Risk Category I, the lowest risk category. Institutions in Risk Category I are charged between $0.05 and $0.07 per $100 dollars of assessable deposits. Our annual assessment rate for 2007 was approximately $0.06 per $100 dollars of assessable deposits.
The Reform Act also provides for a one-time credit which may be used to offset up to 100.0 percent of 2007 DIF assessments. If not completely used in 2007, the credit may be applied to not more than 90.0 percent of each of the aggregate 2008, 2009 and 2010 DIF assessments. We received a one-time credit of $445. For the first nine months of 2007, we utilized credits of

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
$206 to offset assessments. Our fourth quarter assessment, which is estimated to be approximately $76, will be assessed in March 2008 and will be completely offset by available credits. For the remainder of 2008, the current insurance system is not expected to have a material effect on our operating results or financial position as the majority of the assessments will be offset by remaining credits.
There is a separate levy assessed on all FDIC-insured institutions to bear the cost of Finance Corporation (“FICO”) funding. The FDIC established the annual FICO assessment rates effective for the fourth quarter of 2007 and the first quarter of 2008 at $0.0114 per $100 dollars of DIF-assessable deposits. Our FICO assessments were $57 and $60 for the years ended December 31, 2007 and 2006.
Income Taxes:
Our income tax expense increased $29 to $1,903 in 2007, from $1,874 in 2006. Our effective tax rate improved from 22.8 percent in 2006 to 21.6 percent in 2007, as a result of a higher level of tax-exempt income and the utilization of investment tax credits. We make use of loans and investments of tax-exempt organizations to mitigate our tax burden, as interest revenue from these sources is not taxable by the federal government. Tax-exempt interest revenue, as a percentage of total interest revenue, improved slightly to 9.3 percent in 2007 from 9.2 percent in 2006. In addition to tax-exempt interest, we utilize an investment tax credit available through our investment in an elderly and low- to moderate-income residential housing program to mitigate our tax burden. By utilizing this credit, we reduced our income tax expense by $94 in 2007. The aggregate amount of the tax credit from this project, which will be recognized over ten years ending September 30, 2017, is $3,725. There were no tax credits utilized in 2006.
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
For a discussion on recent FASB Interpretations related to income taxes, refer to the note entitled, “Summary of significant accounting policies -Income taxes,” in the Notes to Consolidated Financial Statements to this Annual Report.

Comm Bancorp, Inc.
REPORT OF MANAGEMENT
We are responsible for the preparation and fair presentation of the accompanying consolidated balance sheets of Comm Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, in accordance with United States generally accepted accounting principles. This responsibility includes: establishing, implementing and maintaining adequate internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable under the circumstances. We are also responsible for compliance with the laws and regulations relating to safety and soundness that are designated by the Federal Deposit Insurance Corporation, Board of Governors of the Federal Reserve System and the Pennsylvania Department of Banking.
The Company’s internal controls are designed to provide reasonable assurance that assets are safeguarded and transactions are initiated, executed, recorded and reported in accordance with our intentions and authorizations and to comply with applicable laws and regulations. The internal control system includes an organizational structure that provides appropriate delegation of authority and segregation of duties, established policies and procedures and comprehensive internal audit and loan review programs. To enhance the reliability of internal controls, we recruit and train highly qualified personnel and maintain sound risk management practices. The internal control system is maintained through a monitoring process that includes a program of internal audits.
Under Section 404 of the Sarbanes-Oxley Act of 2002, we are required to assess the effectiveness of the Company’s internal control over financial reporting at the end of each fiscal year and report, based on that assessment, whether the Company’s internal control over financial reporting is effective. Our assessment includes controls over initiating, recording, processing and reconciling account balances, classes of transactions and disclosure and related assertions included in the financial statements. Our assessment also includes controls related to the initiation and processing of non-routine and non-systematic transactions, to the selection and application of appropriate accounting policies and to the prevention, identification and detection of fraud.
There are inherent limitations in any internal control system, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal controls can provide only reasonable assurance with respect to financial statement preparation.

Comm Bancorp, Inc.
REPORT OF MANAGEMENT (CONTINUED)
Furthermore, due to changes in conditions, the effectiveness of internal controls may vary over time. The internal auditor of the Company reviews, evaluates and makes recommendations on policies and procedures, which serves as an integral, but independent, component of our internal control.
Beard Miller Company LLP, an independent registered public accounting firm, audited the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States). The audits involve selecting and performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including an assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor gains an understanding of the internal controls relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate under the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls. This annual report does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. Our report was not subject to attestation by the Company’s independent registered public accounting firm pursuant to the temporary rules of the Securities and Exchange Commission that permit the Company to provide only our report in this annual report.
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
We assessed the effectiveness of the Company’s internal controls over financial reporting and compliance with designated laws and regulations as of December 31, 2007. In making the assessment, we used the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. These criteria are in the areas of control environment, risk assessment, control activities, information and communication, and monitoring. Our assessment included extensive documenting, evaluating and testing the design and operating effectiveness of the Company’s internal control over financial reporting.

Comm Bancorp, Inc.
REPORT OF MANAGEMENT (CONTINUED)
Based on our assessment, we believe that the Company’s internal control over financial reporting was effective and that the Company was compliant with all designated laws and regulations as of and for the year ended December 31, 2007.

/s/ William F. Farber, Sr.

William F. Farber, Sr.
President and Chief Executive Officer
(Principal Executive Officer)

/s/ Scott A. Seasock

Scott A. Seasock
Executive Vice President and
Chief Financial Officer
(Principal Financial Officer)
March 26, 2008

Comm Bancorp, Inc.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
     and Stockholders
Comm Bancorp, Inc.
Clarks Summit, Pennsylvania
We have audited the accompanying consolidated balance sheets of Comm Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BEARD MILLER COMPANY LLP
BEARD MILLER COMPANY LLP
Allentown, Pennsylvania
March 21, 2008

Comm Bancorp, Inc.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollars in thousands, except per share data)

Year Ended December 31	2007	2006

Interest income:
Interest and fees on loans:
Taxable	$30,730	$27,457
Tax-exempt	1,845	1,556
Interest and dividends on investment securities available-for-sale:
Taxable	1,364	2,208
Tax-exempt	1,475	1,490
Dividends	81	68
Interest on federal funds sold	159	261

Total interest income	35,654	33,040

Interest expense:
Interest on deposits	14,107	12,356
Interest on short-term borrowings	342	149

Total interest expense	14,449	12,505

Net interest income	21,205	20,535
Provision for loan losses	525	890

Net interest income after provision for loan losses	20,680	19,645

Noninterest income:
Service charges, fees and commissions	3,168	3,036
Mortgage banking income	375	372

Total noninterest income	3,543	3,408

Noninterest expense:
Salaries and employee benefits expense	8,004	7,648
Net occupancy and equipment expense	2,396	2,353
Other expenses	5,020	4,828

Total noninterest expense	15,420	14,829

Income before income taxes	8,803	8,224
Provision for income tax expense	1,903	1,874

Net income	6,900	6,350

Other comprehensive income (loss):
Unrealized holding gains (losses) on investment securities available-for-sale	239	(3)
Income tax expense (benefit) related to other comprehensive income (loss)	81	(1)

Other comprehensive income (loss), net of income taxes	158	(2)

Comprehensive income	$7,058	$6,348

Per share data:
Net income	$3.87	$3.43
Cash dividends declared	$1.04	$1.00
Average common shares outstanding	1,784,495	1,853,089
See Notes to Consolidated Financial Statements.

Comm Bancorp, Inc.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

December 31	2007	2006

Assets:
Cash and due from banks	$13,125	$25,584
Federal funds sold	8,751	2,050
Investment securities available-for-sale	39,407	91,213
Loans held for sale, net	1,248	572
Loans, net of unearned income	471,344	408,074
Less: allowance for loan losses	4,624	4,435

Net loans	466,720	403,639
Premises and equipment, net	10,891	11,018
Accrued interest receivable	2,634	2,863
Other assets	6,211	3,465

Total assets	$548,987	$540,404

Liabilities:
Deposits:
Noninterest-bearing	$75,232	$73,055
Interest-bearing	416,125	410,387

Total deposits	491,357	483,442
Accrued interest payable	1,308	1,106
Other liabilities	1,949	1,738

Total liabilities	494,614	486,286

Stockholders’ equity:
Common stock, par value $0.33, authorized 12,000,000 shares, issued and outstanding: 2007, 1,753,622 shares; 2006, 1,848,687 shares	579	610
Capital surplus	7,326	7,146
Retained earnings	45,353	45,405
Accumulated other comprehensive income	1,115	957

Total stockholders’ equity	54,373	54,118

Total liabilities and stockholders’ equity	$548,987	$540,404

See Notes to Consolidated Financial Statements.

Comm Bancorp, Inc.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Dollars in thousands, except per share data)

				Accumulated
				Other	Total
	Common	Capital	Retained	Comprehensive	Stockholders’
For the Two Years Ended December 31, 2007	Stock	Surplus	Earnings	Income	Equity

Balance, December 31, 2005	$611	$6,869	$41,250	$959	$49,689
Net income			6,350		6,350
Dividends declared: $1.00 per share			(1,853)		(1,853)
Dividend reinvestment plan: 7,373 shares issued	2	303			305
Repurchase and retirement: 8,840 shares	(3)	(26)	(342)		(371)
Other comprehensive loss, net of income taxes				(2)	(2)

Balance, December 31, 2006	610	7,146	45,405	957	54,118
Net income			6,900		6,900
Dividends declared: $1.04 per share			(1,850)		(1,850)
Dividend reinvestment plan: 10,680 shares issued	4	497			501
Repurchase and retirement: 105,745 shares	(35)	(317)	(5,102)		(5,454)
Other comprehensive income, net of income taxes				158	158

Balance, December 31, 2007	$579	$7,326	$45,353	$1,115	$54,373

See Notes to Consolidated Financial Statements.

Comm Bancorp, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands, except per share data)

Year Ended December 31	2007	2006

Cash flows from operating activities:
Net income	$6,900	$6,350
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	525	890
Depreciation and amortization of premises and equipment	1,074	1,022
Net amortization (accretion) of investment securities	(6)	87
Amortization of net loan costs	365	298
Amortization of mortgage servicing rights	234	224
Deferred income tax benefit	(108)	(74)
Net gains on sale of loans	(258)	(243)
Losses (gains) on foreclosed assets	(39)	6
Gains on disposition of equipment		(1)
Changes in:
Loans held for sale, net	(418)	1,605
Accrued interest receivable	229	(376)
Other assets	142	(347)
Accrued interest payable	202	82
Other liabilities	169	234

Net cash provided by operating activities	9,011	9,757

Cash flows from investing activities:
Proceeds from repayments of investment securities available-for-sale	64,789	51,547
Purchases of investment securities available-for-sale	(12,738)	(37,885)
Purchases of investment in residential housing program	(3,272)
Proceeds from sale of foreclosed assets	356	664
Net increase in lending activities	(64,061)	(21,011)
Proceeds from sale of premises and equipment		6
Purchases of premises and equipment	(947)	(1,042)

Net cash used in investing activities	(15,873)	(7,721)

Cash flows from financing activities:
Net changes in:
Money market, NOW, savings and noninterest-bearing accounts	13,742	(11,189)
Time deposits	(5,827)	3,266
Proceeds from the issuance of common shares	501	305
Repurchase and retirement of common shares	(5,454)	(371)
Cash dividends paid	(1,858)	(1,816)

Net cash provided by (used in) financing activities	1,104	(9,805)

Net decrease in cash and cash equivalents	(5,758)	(7,769)
Cash and cash equivalents at beginning of year	27,634	35,403

Cash and cash equivalents at end of year	$21,876	$27,634

Supplemental disclosures:
Cash paid during the period for:
Interest	$14,247	$12,423
Income taxes	1,840	1,820
Noncash items:
Transfers of loans to foreclosed assets	90	659
Unrealized losses (gains) on investment securities available-for-sale, net	$(158)	$2
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
Basis of presentation:
The consolidated financial statements of the Company have been prepared in conformity with United States generally accepted accounting principles (“GAAP”), Regulation S-X and reporting practices applied in the banking industry. All significant intercompany balances and transactions have been eliminated in consolidation. The Company also presents herein condensed parent company only financial information regarding Comm Bancorp, Inc. (“Parent Company”). Prior period amounts are reclassified when necessary to conform with the current year’s presentation.
On December 4, 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51.” This Statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The adoption of this Statement on January 1, 2009, is not expected to have a material effect on the operating results or financial position of the Company.
Accounting changes and error corrections:
On January 1, 2006, the Company adopted SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 replaced Accounting Principles Board (“APB”) Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changed the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement when the pronouncement does not include specific transition provisions. The requirements of this Statement improve financial reporting by enhancing the consistency of financial information between periods. The adoption of this Statement had no effect on the operating results or financial position of the Company.
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
Management maintains the allowance for loan losses at a level it believes adequate to absorb probable credit losses related to specifically identified loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of the balance sheet dates. The balance in the allowance for loan losses account is based on past events and current economic conditions. The Company employs the Federal Financial Institutions Examination Council Interagency Policy Statement on the Allowance for Loan and Lease Losses as the primary analytical guidance in assessing the adequacy of the allowance account. This Statement requires adherence to GAAP for determining the adequacy of the allowance for loan losses account for both financial and regulatory reporting purposes. Under GAAP, the adequacy of the allowance account is determined based on the provisions of SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” for loans specifically identified to be individually evaluated for impairment, and the requirements of SFAS No. 5, “Accounting for Contingencies,” for large groups of smaller-balance homogeneous loans to be collectively evaluated for impairment.
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

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
Loss migration involves determining the percentage of each pool that is expected to ultimately result in loss based on historical loss experience. The historical loss factor is based on the ratio of net loans charged-off to loans, net of unearned income. These historical loss percentages are updated quarterly and are based on the average actual amount of loans in each pool that resulted in loss over the past eight quarters. Management adjusts these historical loss factors by a qualitative factor that represents a number of environmental risks that may cause estimated credit losses associated with the current portfolio to differ from historical loss experience. These environmental risks include: (i) changes in lending policies and procedures including underwriting standards and collection, charge-off and recovery policies; (ii) changes in the composition and volume of the portfolio; (iii) changes in national, local and industry conditions; (iv) changes in the volume and severity of classified loans, including past due, nonaccrual, troubled debt restructuring and other loan modifications; (v) changes in the levels of, and trends in, charge-offs and recoveries; (vi) the existence and effect of any concentrations of credit and changes in the level of such concentrations; (vii) changes in the experience, ability and depth of lending management and other relevant staff; (viii) changes in the quality of the loan review system and the degree of oversight by the board of directors; and (ix) the effect of external factors such as competition and legal and regulatory requirements.
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
The unallocated element is used to cover inherent losses that exist as of the evaluation date, but which have not been identified as part of the allocated allowance using the above impairment evaluation methodology due to limitations in the process. One such limitation is the imprecision of accurately estimating the impact current economic conditions will have on historical loss rates. Variations in the magnitude of impact may cause estimated credit losses associated with the current portfolio to differ from historical loss experience, resulting in an allowance that is higher or lower than the anticipated level. Management establishes the unallocated element of the allowance by considering a number of environmental risks similar to the ones used for determining the qualitative factors. Management continually monitors trends in historical and qualitative factors, including trends in the volume, composition and credit quality of the portfolio. The reasonableness of the unallocated element is evaluated through monitoring trends in its level to determine if changes from period to period are directionally consistent with changes in the factors giving rise to the change.
Management monitors the adequacy of the allocated portion of the allowance quarterly and adjusts the allowance for any deficiencies through normal operations. This self-correcting mechanism reduces potential differences between estimates and actual observed losses. In addition, the unallocated portion of the allowance is examined quarterly to ensure that it remains relatively constant in relation to the total allowance unless there are changes in the related criteria that would indicate a need to either increase or decrease it. The determination of the allowance for loan loss level is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Management continually monitors the level of the allowance for loan losses to ensure it is directionally consistent with changes in loss factors, characteristics and quality of the loan portfolio and economic conditions. However, management cannot ensure that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required resulting in an adverse impact on operating results.

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
Real estate acquired in connection with foreclosures or in satisfaction of loans is written-down to fair market value based upon estimates derived through independent appraisals less cost to sell. However, proceeds realized from sales may ultimately be higher or lower than those estimates.
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
Investment securities:
Investment securities are classified and accounted for as either held-to-maturity, available-for-sale or trading based on management’s intent at the time of acquisition. Management is required to reassess the appropriateness of the classifications at each reporting date. The Company does not buy or hold securities principally for the purpose of selling them in the near term in order to generate profits from market appreciation. Accordingly, there were no investment securities classified as trading at December 31, 2007 and 2006.
Transfers of securities between categories are recorded at fair value at the date of the transfer. The accounting for the resulting unrealized gains or losses is determined by the category into which the security is transferred. There were no transfers of securities between categories during the years ended December 31, 2007 and 2006.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
Investment securities are classified as held-to-maturity when management has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premium and accretion of discount. The Company did not have any investment securities classified as held-to-maturity at December 31, 2007 and 2006.
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

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
On January 1, 2007, the Company adopted SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This Statement improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments. Specifically, this Statement allows financial instruments that have embedded derivatives to be accounted for as a whole instrument if the holder elects to account for the instrument on a fair value basis. The adoption of this Statement had no material effect on the operating results or financial position of the Company.
Loans held for sale, net:
Loans held for sale consist of one-to-four family residential mortgages originated and intended for sale in the secondary market. The loans are carried in aggregate at the lower of cost or estimated market value, based upon current delivery prices in the secondary mortgage market. Net unrealized losses are recognized through a valuation allowance by corresponding charges to income. Gains or losses on the sale of these loans are recognized in noninterest income at the time of sale using the specific identification method. Loan origination fees, net of certain direct loan origination costs, are included in net gains or losses upon the sale of the related mortgage loan. All loans are sold without recourse. The aggregate cost of these loans was lower than their estimated market value at December 31, 2007 and 2006, accordingly, no valuation allowance was deemed necessary.
Loans:
Loans are stated at their outstanding principal balances, net of unearned interest and net deferred loan fees or costs. Interest income is accrued on the principal amount outstanding, except for certain scheduled payment loans for which interest is accrued based on a predetermined amortization schedule. Direct financing leases, included in loans, are reported at the aggregate of lease payments receivable and estimated residual values, net of unearned interest. Unearned interest on installment loans and direct financing leases is recognized over the respective loan terms using the effective interest method. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized over the contractual life of the related loan as an adjustment to yield using the effective interest method. Delinquency fees are recognized in income when chargeable,

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
assuming collectibility is reasonably assured. For direct financing leases, residual values are reviewed periodically for other-than-temporary impairment, with valuation adjustments, if any, included in noninterest expense. Any gain or loss realized upon disposal of equipment returned at the end of the lease term is included in noninterest income or noninterest expense.
Nonperforming assets:
Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans include nonaccrual loans, restructured loans and accruing loans past due 90 days or more. Past due status is based on contractual terms of the loan. Generally, a loan is classified as nonaccrual when it is determined that the collection of all or a portion of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual, interest accruals discontinue and uncollected accrued interest is reversed against income in the current period. Interest collections after a loan has been placed on nonaccrual status are credited to a suspense account until either the loan is returned to performing status or charged-off. The interest accumulated in the suspense account is credited to income if the nonaccrual loan is returned to performing status. However, if the nonaccrual loan is charged-off, the accumulated interest is applied as a reduction to principal at the time the loan is charged-off. A nonaccrual loan is returned to performing status when the loan is current as to principal and interest and has performed according to the contractual terms for a minimum of six months.
Restructured loans are loans with original terms, interest rate, or both, that have been modified as a result of a deterioration in the borrower’s financial condition. Interest income on restructured loans is recognized when earned, using the interest method. There were no restructured loans outstanding at December 31, 2007 and 2006.
The Company recognizes interest income on impaired loans, including the recording of cash receipts, based on its policy for nonaccrual, restructured or accruing loans depending on the status of the impaired loan.
Foreclosed assets are comprised of properties acquired through foreclosure proceedings or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosures. The Company includes such properties in other assets. A loan is classified as in-substance

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets are recorded at fair market value less cost to sell at the time of acquisition. Any excess of the loan balance over the recorded value is charged to the allowance for loan losses. Subsequent declines in the recorded values of the properties prior to their disposal and cost to maintain the assets are included in other expenses. No allowance has been established subsequent to the acquisition of foreclosed assets during the two years ended December 31, 2007. Any gain or loss realized upon disposal of foreclosed assets is included in noninterest income or noninterest expense. The historical average holding period for such properties is less than 12 months.
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
Off-balance sheet financial instruments:
In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, unused portions of lines of credit and commercial letters of credit. These financial instruments are recorded in the financial statements when they are exercised. Fees on commercial letters of credit and on unused, available lines of credit are recorded as service charges, fees and commissions and are included in noninterest income when earned.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
On November 5, 2007, the SEC issued SAB No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings.” SAB No. 109 expresses the views of the SEC staff regarding written loan commitments that are accounted for at fair value through earnings under GAAP. To make the staff’s views consistent with current authoritative accounting guidance, the SAB revises and rescinds portions of SAB No. 105, “Application of Accounting Principles to Loan Commitments.” Specifically, the SAB revises the SEC staff’s views on incorporating expected net future cash flows related to loan servicing activities in the fair value measurement of a written loan commitment. The SAB retains the SEC staff’s views on incorporating expected net future cash flows related to internally-developed intangible assets in the fair value measurement of a written loan commitment. The SEC staff expects registrants to apply the views in Question 1 of SAB No. 109 on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The application of SAB No. 109 on January 1, 2008, is not expected to have a material effect on the operating results or financial position of the Company.
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
On January 1, 2007, the Company adopted SFAS No. 156, “Accounting for Servicing of Financial Assets.” This Statement, which amends SFAS No. 140, addressed the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like accounting. SFAS No. 156: (i) clarifies when an obligation to service financial assets should be separately recognized as a servicing asset or a servicing liability; (ii) requires that separately recognized servicing assets or liabilities be measured at fair value; and (iii) permits an entity to choose either the amortization method or the fair value method in order to subsequently measure the separately recognized servicing asset or liability. The adoption of this Statement had no material effect on the operating results or financial position of the Company.
Intangible assets:
Goodwill is included in other assets, and as required by GAAP, tested for impairment annually or when circumstances arise indicating impairment has occurred. Any impairment losses arising from such testing are reported in the income statement as a separate line item within operations. There were no impairment losses recognized as a result of periodic impairment testing in 2007 and 2006.
On December 4, 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree. This Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. The adoption of this Statement on January 1, 2009, is not expected to have a material effect on the operating results or financial position of the Company.

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
The Company’s assets that were considered financial instruments approximated 97.0 percent of total assets at December 31, 2007, and 97.5 percent of total assets at December 31, 2006. Liabilities that were considered financial instruments approximated 99.6 percent of total liabilities at December 31, 2007 and 2006. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets. In many cases, these values cannot be realized in immediate settlement of the instrument.

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
Investment securities available for sale: The fair value of investment securities available for sale is based on quoted market prices. The carrying values of restricted equity securities approximate fair value.
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
Deposits without stated maturities: The fair value of noninterest-bearing deposits and savings, NOW and money market accounts is the amount payable on demand at the reporting date. The fair value estimates do not include the benefit that results from such low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.
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

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
Off-balance sheet financial instruments: The majority of commitments to extend credit, unused portions of lines of credit and letters of credit carry current market interest rates if converted to loans. Because such commitments are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. None of the commitments are subject to undue credit risk. The estimated fair values of off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of off-balance sheet financial instruments was not material at December 31, 2007 and 2006.
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
On February 14, 2008, the FASB issued FASB Staff Position (“FSP”) Financial Accounting Standard (“FAS”) 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13.” This FSP amends SFAS No. 157 to exclude SFAS No. 13, “Accounting for Leases,” and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS No. 13. However, this scope exception does not apply to assets acquired and liabilities assumed in a business combination that are required to be measured at fair value under SFAS No. 141, “Business Combinations,” regardless of whether those assets and liabilities are related to leases. FSP FAS 157-1 is effective upon the initial adoption of SFAS No. 157. The adoption of this FSP on January 1, 2008, is not expected to have a material effect on the operating results or financial position of the Company.
On February 12, 2008, the FASB issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157.” FSP FAS 157-2 permits a one year deferral in applying the measurement provisions of SFAS No. 157 to non-financial assets and non-financial liabilities that are not recognized or disclosed at fair

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
value in an entity’s financial statements on a recurring basis, at least annually. Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application of SFAS No. 157 to that item is deferred until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The adoption of this FSP on January 1, 2009, is not expected to have a material effect on the operating results or financial position of the Company.
On February 15, 2007, the FASB issued SFAS No. 159, “Fair Value Option for Financial Assets and Liabilities — Including an Amendment of SFAS No. 115.” The objective of SFAS No. 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Statement requires companies to: (i) provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings; and (ii) display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The adoption of this Statement on January 1, 2008, is not expected to have a material effect on the operating results or financial position of the Company.
Comprehensive income:
The components of comprehensive income and their related tax effects are reported in the Consolidated Statements of Income and Comprehensive Income. The accumulated other comprehensive income included in the Consolidated Statements of Changes in Stockholders’ Equity relates entirely to the net unrealized gains and losses on available-for-sale securities.
Advertising costs:
Advertising costs are expensed as incurred and totaled $557 in 2007 and $490 in 2006.
Other expenses:
None of the items included in other expenses reported in the Consolidated Statements of Income and Comprehensive Income exceeded 1.0 percent of the aggregate of total interest income and noninterest income, with the

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
exception of directors and committee fees and Pennsylvania capital shares tax expense. Directors and committee fees amounted to $427 in 2007 and $436 in 2006. Capital shares tax expense is disclosed in Note 12.
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
On January 1, 2007, the Company adopted FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109.” This Interpretation increases the relevancy and comparability of financial reporting by clarifying the way companies account for uncertainty in income taxes. In addition, FIN 48 prescribes a consistent recognition threshold and measurement attribute, as well as clear criteria for subsequently recognizing, derecognizing and measuring such tax positions for financial statement purposes. The Interpretation also requires expanded disclosure with respect to uncertainty in income taxes. On May 2, 2007, the FASB issued FASB FSP FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48.” FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. This FSP was effective retroactively and adopted by the Company on January 1, 2007. The Company had no unrecognized tax positions at December 31, 2007. Consequently, the adoption of FIN 48 and FSP FIN 48-1 had no material effect on the operating results or financial position of the Company.
The Company would recognize accrued interest and penalties assessed as a result of an Internal Revenue Service (“IRS”) examination through income tax expense. The Company files income tax returns in the United States of America and various states jurisdictions. The Company is no longer subject to federal and state income tax examinations by tax authorities for years before 2004. During the fourth quarter of 2007, the IRS completed an examination of the Company’s federal income tax return for 2006. There were no adjustments as a result of the examination.
Earnings per common share:
The Company had no dilutive potential common shares outstanding during the two-year period ended December 31, 2007, therefore, the per share data presented on the face of the Consolidated Statements of Income and Comprehensive Income relates to basic per share amounts.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
2. Cash and due from banks:
The Federal Reserve Act, as amended, imposes reserve requirements on all member depository institutions. The Company’s required reserve balances, which were satisfied through the restriction of vault cash, were $4,419 and $3,128 at December 31, 2007 and 2006, respectively. These reserve requirements averaged $3,399 in 2007 and $3,068 in 2006.
3. Investment securities:
All investment securities were classified as available-for-sale for the years ended December 31, 2007 and 2006. The amortized cost and fair value of available-for-sale securities aggregated by investment category at December 31, 2007 and 2006, are summarized as follows:

	Amortized	Unrealized	Unrealized	Fair
December 31, 2007	Cost	Gains	Losses	Value

State and municipals:
Taxable	$5,254		$27	$5,227
Tax-exempt	29,300	$1,597		30,897
Mortgage-backed securities	1,898	10	4	1,904
Equity securities:
Restricted	1,128			1,128
Other	138	113		251

Total	$37,718	$1,720	$31	$39,407

	Amortized	Unrealized	Unrealized	Fair
December 31, 2006	Cost	Gains	Losses	Value

U.S. Government agencies	$39,258	$3	$60	$39,201
State and municipals:
Taxable	12,139		227	11,912
Tax-exempt	29,323	1,634	1	30,956
Mortgage-backed securities	7,799	11	50	7,760
Equity securities:
Restricted	1,206			1,206
Other	38	140		178

Total	$89,763	$1,788	$338	$91,213

Net unrealized holding gains and losses on available-for-sale securities are included as a separate component in stockholders’ equity. The Company had net unrealized holding gains of $1,115, net of deferred income taxes of $574, at December 31, 2007, and $957, net of deferred income taxes of $493, at December 31, 2006. There were no sales of investment securities in 2007 and 2006. As a result, the Company recorded no gains or losses which were required to be reclassified out of other comprehensive income and into noninterest income for the years ended December 31, 2007 and 2006.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
3. Investment securities (continued):
The fair value and gross unrealized losses of available-for-sale securities with unrealized losses for which an other-than-temporary impairment has not been recognized at December 31, 2007 and 2006, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, are summarized as follows:

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2007	Value	Losses	Value	Losses	Value	Losses

State and municipals:
Taxable			$3,617	$27	$3,617	$27
Tax-exempt Mortgage-backed securities			1,624	4	1,624	4
Equity securities:
Restricted Other

Total			$5,241	$31	$5,241	$31

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2006	Value	Losses	Value	Losses	Value	Losses

U.S. Government agencies	$7,326	$3	$5,956	$57 $	13,282	$60
State and municipals:
Taxable			11,912	227	11,912	227
Tax-exempt			129	1	129	1
Mortgage-backed securities	2,667	2	4,332	48	6,999	50
Equity securities:
Restricted Other

Total	$9,993	$5	$22,329	$333	$32,322	$338

At December 31, 2007, the Company had 149 investment securities, consisting of three taxable and 129 tax-exempt state and municipal obligations, nine mortgage-backed securities, including collateralized mortgage obligations, and two restricted and six marketable equity securities. There were six debt securities in an unrealized loss position at December 31, 2007, including two taxable state and municipal obligations and four mortgage-backed securities. All of these securities have been in a continuous unrealized loss position for 12 months or more. There were no tax-exempt state and municipal or equity securities in an unrealized loss position at December 31, 2007. Community Bank holds all of the Company’s debt securities and is a state member bank of the Federal Reserve System which imposes strict limitations and restrictions on the types of securities that may be acquired. As a result, securities held are “Bank Quality Investment” grade, defined as bearing a credit quality rating of “Baa” or higher from Moody’s or “BBB” or higher from Standard and Poor’s rating services, and are readily marketable, but are still subject to price fluctuations because of changes in interest rates. The decline in the fair value below the amortized cost basis of each of the debt securities was attributable to the increase in interest rates and the correspondingly higher current interest

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
3. Investment securities (continued):
rate offerings on comparable securities then when the securities were purchased and was not indicative of a downgrade in the credit quality of the issuer. Management does not consider the unrealized losses, as a result of changes in interest rates, to be other-than-temporary based on historical evidence that indicates the cost of these securities is recoverable within a reasonable period of time in relation to normal cyclical changes in the market rates of interest.
The Company’s investment in taxable state and municipal securities included insured general obligations and revenue bonds. Two of the three taxable state and municipal obligations had a continuous unrealized loss position longer than 12 months at December 31, 2007. Of these two bonds, one bond was an insured general obligation and the other was an insured revenue bond. The longest period that any of these securities were in a continuous loss position was 19 quarters. The longevity of the loss position is a direct result of purchasing these short-term securities during a period of low interest rates and is not attributable to a deterioration in credit quality. Yields on taxable state and municipal securities having similar terms have increased since these securities were purchased. Neither of these two securities had an unrealized loss greater than 0.8 percent of amortized cost at December 31, 2007. The insured general obligation bears a credit quality rating of “AA“ and the insured revenue bond has a rating of “Aaa.” The general obligation is secured by the unlimited taxing power of the issuer and is further safeguarded against default by the unconditional guarantee of an insurance company over the term of the bond to pay the bondholder any principal or interest that is due on a stated maturity date not paid by the issuer. The revenue bond is secured by the revenues generated by the underlying project and contractual commitments from an insurance company to pay any principal or interest defaults on the part of an issuer. Both bonds mature in 2008. Because there has been no change in the credit quality of the issuers or other events or circumstances that may cause a significant adverse impact on the fair value of these securities, and the Company has the intent and ability to hold the securities until costs are fully recovered, the unrealized losses are not considered to be other-than-temporary impairments at December 31, 2007.
Mortgage-backed securities consisted entirely of obligations of federally-sponsored agencies of the U.S. Government, except for one Government National Mortgage Association (“GNMA”) federal agency bond which is a direct obligation of the U.S. Government. GNMA securities are backed by the full faith and credit of the U.S. Government and thus are considered to have no risk of default. The federally-sponsored agency securities had a credit rating of “AAA” at December 31, 2007. A default on the contractual cash flows of securities issued by federally-sponsored agencies is remote which indicates that there is a high level of assurance that these

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
3. Investment securities (continued):
securities would not be settled at a price less than amortized cost. Four of the nine mortgage-backed securities held by the Company had an unrealized loss at December 31, 2007, of which all had been in a continuous unrealized loss position for 12 months or more. The longest duration that any of these four securities were in an unrealized loss position was 18 consecutive quarters. The greatest severity of an unrealized loss on these securities was 0.3 percent of amortized cost at December 31, 2007. The Company does not consider the unrealized losses to be other than temporary because they were a direct result of interest rate fluctuations and the Company has the intent and ability to hold all of these investment securities until such time when their fair value meet or exceed the amortized cost basis or the securities mature at stated par.
Investment securities with an amortized cost of $1,898 at December 31, 2007, and $47,057 at December 31, 2006, were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. The fair value of these securities was $1,904 at December 31, 2007, and $46,961 at December 31, 2006.
The maturity distribution of the fair value, which is the net carrying amount, of the debt securities classified as available-for-sale at December 31, 2007, is summarized in the table that follows. The distributions are based on contractual maturity with the exception of mortgage-backed securities. Mortgage-backed securities have been presented based upon estimated cash flows, assuming no change in the current interest rate environment. Expected maturities may differ from contracted maturities, or estimated maturities for mortgage-backed securities, because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

		After one	After five
	Within	but within	but within	After
December 31, 2007	one year	five years	ten years	ten years	Total

Fair value:
State and municipals:
Taxable	$5,227				$5,227
Tax-exempt	65	$7,178	$20,959	$2,695	30,897
Mortgage-backed securities	945	909	50		1,904

Total	$6,237	$8,087	$21,009	$2,695	$38,028

There were no securities of any individual issuer that exceeded 10.0 percent of stockholders’ equity at December 31, 2007. At December 31, 2006, there were no securities of any individual issuer, except for U.S. Government agencies, including mortgage-backed securities, that exceeded 10.0 percent of stockholders’ equity.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
4. Loans, nonperforming assets and allowance for loan losses:
The major classifications of loans outstanding, net of unearned interest and net deferred loan costs at December 31, 2007 and 2006, are summarized as follows. Unearned interest totaled $2,746 and $2,029 at December 31, 2007 and 2006, respectively. Net deferred loan costs were $569 at December 31, 2007, and $484 at December 31, 2006.

December 31	2007	2006

Commercial, financial and others	$187,147	$143,792
Real estate:
Construction	12,810	5,513
Mortgage	233,755	225,703
Consumer, net	35,149	31,546
Lease financing, net	2,483	1,520

Total	$471,344	$408,074

Fixed-rate loans totaled $224,849 and $167,392, while loans with adjustable interest rates were $246,495 and $240,682, respectively, at December 31, 2007 and 2006.
Loans outstanding to directors, executive officers, principal stockholders or to their affiliates totaled $7,908 at December 31, 2007, and $8,209 at December 31, 2006. Advances and repayments during 2007 totaled $962 and $1,263, respectively. These loans are made during the ordinary course of business at normal credit terms. There were no related party loans that were classified as nonaccrual, past due, restructured or considered a potential credit risk at December 31, 2007 and 2006.
At December 31, 2007, the majority of the Company’s loans were at least partially secured by real estate in Northeastern Pennsylvania. Therefore, a primary concentration of credit risk is directly related to the real estate market in this area. Changes in the general economy, local economy or in the real estate market could affect the ultimate collectibility of this portion of the loan portfolio. Management does not believe there are any other significant concentrations of credit risk that could affect the loan portfolio.
The analysis of changes affecting the allowance for loan losses account for each of the two years ended December 31, 2007 and 2006, is summarized as follows:

	2007	2006

Balance, January 1	$4,435	$4,128
Provision for loan losses	525	890
Loans charged-off	(441)	(717)
Loans recovered	105	134

Balance, December 31	$4,624	$4,435

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
4. Loans, nonperforming assets and allowance for loan losses (continued):
Information concerning nonperforming assets at December 31, 2007 and 2006, is summarized as follows:

December 31	2007	2006

Nonaccrual loans:
Commercial, financial and others	$2,444	$1,060
Real estate:
Construction
Mortgage	2,812	856
Consumer, net	77	94
Lease financing, net

Total nonaccrual loans	5,333	2,010

Accruing loans past due 90 days or more:
Commercial, financial and others	1,837	13
Real estate:
Construction
Mortgage	295	217
Consumer, net	85	60
Lease financing, net	17	2

Total accruing loans past due 90 days or more	2,234	292

Total nonperforming loans	7,567	2,302

Foreclosed assets	125	352

Total nonperforming assets	$7,692	$2,654

Information related to the recorded investment in impaired loans for which there is a related allowance and the amount of that allowance and the recorded investment in impaired loans for which there is no allowance at December 31, 2007 and 2006, is summarized as follows:

	2007		2006
	Recorded	Related	Recorded	Related
December 31	Investment	Allowance	Investment	Allowance

Impaired loans:
With a related allowance	$7,575	$3,216	$8,017	$2,410
With no related allowance	7,343		1,683

Total	$14,918	$3,216	$9,700	$2,410

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
4. Loans, nonperforming assets and allowance for loan losses (continued):
Interest income on impaired loans that would have been recognized had the loans been current and the terms of the loans not been modified, the aggregate amount of interest income recognized and the amount recognized using the cash-basis method, and the average recorded investment in impaired loans for each of the years ended December 31, 2007 and 2006, are summarized as follows:

Year Ended December 31	2007	2006

Gross interest due under terms	$902	$703
Interest income recognized	882	693

Interest income not recognized	$20	$10

Interest income recognized (cash-basis)	$882	$693

Average recorded investment in impaired loans	$12,405	$8,841
Cash received on impaired loans applied as a reduction of principal totaled $1,173 in 2007 and $1,445 in 2006. There were no commitments to extend additional funds to customers with impaired loans at December 31, 2007. At December 31, 2006, the Company had a $465 commitment to one commercial customer with impaired loans. The rating of this customer subsequently improved. As a result, the loans to this commercial customer were not considered impaired at December 31, 2007.
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
The contractual amounts of off-balance sheet commitments at December 31, 2007 and 2006, are summarized as follows:

December 31	2007	2006

Commitments to extend credit	$80,675	$60,878
Unused portions of lines of credit	17,901	21,091
Commercial letters of credit	19,634	21,405

Total	$118,210	$103,374

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
5. Commitments, concentrations and contingent liabilities (continued):
The Company’s involvement in, and exposure to, credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, unused portions of lines of credit and commercial letters of credit is represented by the contractual amounts of those instruments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.
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
Unused portions of lines of credit, including home equity and credit card lines and overdraft protection agreements, are commitments for possible future extensions of credit to existing customers. Unused portions of home equity lines are collateralized and generally have fixed expiration dates. Credit card lines and overdraft protection agreements are uncollateralized and usually do not carry specific maturity dates. Unused portions of lines of credit ultimately may not be drawn upon to the total extent to which the Company is committed.
Commercial letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Commercial letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all commercial letters of credit have expiration dates within one year. Collateral supporting commercial letters of credit amounted to $13,515 at December 31, 2007, and $11,180 at December 31, 2006. Commercial letters of credit with collateral values less than the contractual amount of the commitment are supported by existing lines of credit with the Company. The carrying value of the liability for the Company’s obligations under guarantees was not material at December 31, 2007 and 2006.
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

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
5. Commitments, concentrations and contingent liabilities (continued):
Loan-to-value ratios of no greater than 80.0 percent are maintained, except in the case of loans secured by deposits or U.S. Government securities. The amount of collateral obtained is based on management’s credit evaluation of the customer. Collateral varies but may include property, plant and equipment, primary residential properties, and to a lesser extent, income-producing properties. Although the credit portfolio is diversified, the Company and its borrowers are dependent on the continued viability of the Northeastern Pennsylvania economy. The loan portfolio does not include any form of credit involving highly-leveraged transactions, defined as financing transactions that involve the buyout, acquisition or recapitalization of an existing business, including credit extended to highly-leveraged industries. The Company’s underwriting procedures include monitoring the abilities of its borrowers to continue to service loans in periods of rising interest rates through stress testing which could expose the Company to a concentration of credit risk. The Company was not exposed to any potential changes in the terms of loan products that may give rise to a concentration of credit risk at December 31, 2007 and 2006.
Securities and short-term investment activities are conducted with a diverse group of government entities, corporations and depository institutions. The counterparty’s creditworthiness and type of collateral is evaluated on a case-by-case basis. At December 31, 2007, there were no significant concentrations of credit risk from any one issuer. At December 31, 2006, there were no significant concentrations of credit risk from any one issuer, with the exception of securities issued by U.S. Government agencies, including mortgage-backed securities.
Neither the Company nor any of its property is subject to any material legal proceedings. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of pending and threatened lawsuits will have a material effect on the operating results or financial position of the Company.
6. Premises and equipment, net:
Premises and equipment at December 31, 2007 and 2006, are summarized as follows:

December 31	2007	2006

Land	$3,993	$3,519
Premises	10,531	10,446
Leasehold improvements	291	291
Furniture and equipment	10,362	10,068

Total premises and equipment	25,177	24,324
Less: accumulated depreciation and amortization	14,286	13,306

Premises and equipment, net	$10,891	$11,018

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
6. Premises and equipment, net (continued):
Depreciation and amortization charged to noninterest expense amounted to $1,074 in 2007 and $1,022 in 2006. Occupancy expense has been reduced by rental income from premises leased to others in the amount of $48 in 2007 and $27 in 2006.
Certain facilities are leased under operating lease agreements expiring on various dates until the year 2022. Three leases contain escalation clauses that provide for inflation adjustments. The effects of such adjustments are included in the following table. Two leases contain renewal options that provide for extensions of the original lease terms up to 20 years. The cost of such rentals is not included in the following table. The realty leases require the Company to pay real estate taxes, insurances, utilities and repair costs. Rental expense on operating leases amounted to $243 in 2007 and $229 in 2006.
Future minimum annual rentals required under noncancellable leases are summarized as follows:

2008	$194
2009	148
2010	119
2011	119
2012	119
2013 and thereafter	350

Total	$1,049

On May 2, 2007, Community Bank acquired land in Tunkhannock, Pennsylvania, for $474 to construct a branch facility. This project will consolidate two existing branches, each located within five miles of the new property, into a new branch office. This project has an estimated aggregate cost of $1.7 million and is expected to be completed by the end of the third quarter of 2008. The project will be funded through normal operations with approximately 70.0 percent of the total costs remaining to be incurred at December 31, 2007.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
7. Other assets:
The major components of other assets at December 31, 2007 and 2006, are summarized as follows:

December 31	2007	2006

Goodwill	$349	$349
Deferred income taxes	390	363
Foreclosed assets	125	352
Mortgage servicing rights	580	676
Investment in residential housing program	3,455	328
Other	1,312	1,397

Total	$6,211	$3,465

The net revenue from operating foreclosed assets, including gains and losses on the sale of such properties, was $8 in 2007. The net cost of operating foreclosed assets was $59 in 2006.
The Company originates one-to-four family residential mortgage loans for sale in the secondary market with servicing rights retained. Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of mortgage loans serviced for others were $116,745 at December 31, 2007, and $115,120 at December 31, 2006. Custodial escrow balances, maintained in connection with the loan servicing and included in demand deposits, were $313 and $222 at December 31, 2007 and 2006, respectively.
The analysis of the changes in the balances of mortgage servicing rights for the years ended December 31, 2007 and 2006, is summarized as follows:

	2007	2006

Balance, January 1	$676	$735
Additions	138	165
Amortization	(234)	(224)

Balance, December 31	$580	$676

At December 31, 2007 and 2006, the fair value of the mortgage servicing rights approximated their carrying value, therefore, no valuation allowance was deemed necessary.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
8. Deposits:
The major components of interest-bearing and noninterest-bearing deposits at December 31, 2007 and 2006, are summarized as follows:

December 31	2007	2006

Interest-bearing deposits:
Money market accounts	$28,657	$31,464
NOW accounts	78,091	67,273
Savings accounts	102,895	99,341
Time deposits less than $100	163,256	176,389
Time deposits $100 or more	43,226	35,920

Total interest-bearing deposits	416,125	410,387
Noninterest-bearing deposits	75,232	73,055

Total deposits	$491,357	$483,442

Deposits of directors, executive officers, principal stockholders or their affiliates are accepted on the same terms and at the prevailing interest rates offered at the time of deposit for comparable transactions with unrelated parties. The amount of related party deposits totaled $6,473 at December 31, 2007, and $7,053 at December 31, 2006.
The aggregate amounts of maturities for all time deposits at December 31, 2007 are summarized as follows:

2008	$129,951
2009	12,504
2010	21,385
2011	10,390
2012	25,073
2013 and thereafter	7,179

Total	$206,482

The aggregate amount of deposits reclassified as loans was $1,058 at December 31, 2007, and $537 at December 31, 2006. Management evaluates transaction accounts that are overdrawn for collectibility as part of its evaluation for credit losses. During 2007 and 2006, no deposits were received on terms other than those available in the normal course of business.
As an alternative to using investment securities to serve as collateral for deposits, management began utilizing irrevocable letters of credit issued by the FHLB-Pgh on behalf of the Company to secure public funds in 2007. The FHLB-Pgh guarantees payment to the depositors in the event of default by the Company. The Company is obligated to reimburse the FHLB-Pgh for all payments made under the irrevocable letters of credit. The carrying amount of the FHLB-Pgh irrevocable letters of credit that serve as collateral for deposits was $50,050 at December 31, 2007.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
9. Short-term borrowings:
Short-term borrowings available to the Company consist of a line of credit and advances with the FHLB-Pgh secured under terms of a blanket collateral agreement by a pledge of FHLB-Pgh stock and certain other qualifying collateral, such as investment and mortgage-backed securities and mortgage loans. The line of credit is limited to the Company’s maximum borrowing capacity (“MBC”) with the FHLB-Pgh, which is based on a percentage of qualifying collateral assets. At December 31, 2007, the MBC was $187,870. Interest accrues daily on the line based on the rates of FHLB-Pgh discount notes. This rate resets each day. The line is renewable annually on its anniversary date and carries no associated commitment fees. The FHLB-Pgh has the right to reduce or terminate the line at any time without prior notice and the Company may repay the line at any time without incurring prepayment penalties. Short-term advances are issued with maturities less than one year based on the FHLB-Pgh’s current cost of funds rate. Advances are limited to the MBC and are not prepayable. There are no commitment fees associated with the advances, except those for forward settlement that are based on FHLB-Pgh hedging costs.
There were no short-term borrowings outstanding at December 31, 2007 and 2006. The maximum amount of all short-term borrowings outstanding under the line of credit agreement at any month-end was $17,150 during 2007 and $11,800 during 2006. The average daily balance and weighted-average rate on aggregate short-term borrowings, which consisted entirely of the FHLB-Pgh line of credit, was $6,354 at 5.4 percent in 2007 and $3,102 at 4.8 percent in 2006.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
10. Fair value of financial instruments:
The estimated fair value of financial instruments at December 31, 2007 and 2006, is summarized as follows:

	2007		2006
	Carrying	Fair	Carrying	Fair
December 31	Value	Value	Value	Value

Financial assets:
Cash and cash equivalents	$21,876	$21,876	$27,634	$27,634
Investment securities available-for-sale	39,407	39,407	91,213	91,213
Loans held for sale, net	1,248	1,248	572	579
Net loans	466,720	470,020	403,639	395,245
Mortgage servicing rights	580	580	676	676
Accrued interest receivable	2,634	2,634	2,863	2,863

Total	$532,465	$535,765	$526,597	$518,210

Financial liabilities:
Deposits without stated maturities	$284,875	$284,875	$271,133	$271,133
Deposits with stated maturities	206,482	207,269	212,309	212,361
Accrued interest payable	1,308	1,308	1,106	1,106

Total	$492,665	$493,452	$484,548	$484,600

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
Discretionary annual contributions to the plan were $187 in 2007 and $165 in 2006. Discretionary matching contributions under the 401(k) feature of the plan totaled $166 in 2007 and $149 in 2006.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
12. Income taxes:
The current and deferred amounts of the provision for income tax expense for each of the years ended December 31, 2007 and 2006, are summarized as follows:

Year Ended December 31	2007	2006

Current	$2,011	$1,948
Deferred	(108)	(74)

Total	$1,903	$1,874

A reconciliation between the amount and rate of the effective income tax expense and the income tax expense that would have been provided at the federal statutory tax rate of 34.0 percent for each of the years ended December 31, 2007 and 2006, is summarized as follows:

	2007		2006
Year Ended December 31	Amount	Rate	Amount	Rate

Federal income tax at statutory rate	$2,993	34.0%	$2,796	34.0%
Differences resulting from:
Tax-exempt interest, net	(1,006)	(11.4)	(930)	(11.3)
Residential housing program tax credit	(94)	(1.1)
Other	10	0.1	8	0.1

Federal income tax on income before income taxes	$1,903	21.6%	$1,874	22.8%

Temporary differences between financial statement carrying amounts and tax bases of assets and liabilities that represent the deferred tax assets and liabilities at December 31, 2007 and 2006, are summarized as follows:

December 31	2007	2006

Deferred tax assets:
Allowance for loan losses	$1,369	$1,290
Accrued interest receivable	58	48
Vacation salaries payable	20
Core deposit intangible	243	292

Total	1,690	1,630

Deferred tax liabilities:
Investment securities available-for-sale	574	493
Loans, net of unearned income	193	165
Prepaid expenses	119	118
Premises and equipment, net	344	421
Other	70	70

Total	1,300	1,267

Net deferred tax assets	$390	$363

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
12. Income taxes (continued):
The Company has determined that the establishment of a valuation reserve for the deferred tax assets is not required, since it is more likely than not that the net deferred tax assets could be principally realized through carryback to taxable income in prior years, and by future reversals of existing taxable temporary differences, or to a lesser extent, through future taxable income. A review of the accounting criteria related to the recognition of deferred tax assets is performed quarterly. Banks in Pennsylvania are not subject to state or local income taxes, but rather are assessed a tax based on capital. This capital shares tax, which is included in other expenses, was $454 in 2007 and $481 in 2006.
In addition to tax-exempt loans and investments, the Company utilizes an investment tax credit available through our investment in an elderly and low- to moderate-income residential housing program to mitigate our tax burden. The investment tax credit is being recognized as a credit against federal income tax expense based on the straight-line method over ten years beginning with the in service date of the project on October 1, 2007. By utilizing the credit, we reduced our income tax expense by $94 in 2007. The aggregate amount of tax credit, available from this project that will be recognized over ten years ending September 30, 2017, is $3,725.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
13. Parent Company financial statements:
CONDENSED STATEMENTS OF INCOME

Year Ended December 31	2007	2006

Income:
Dividends from subsidiaries	$10,070	$1,866
Management fees from subsidiaries	240	284
Other income	5	5

Total income	10,315	2,155

Expense:
Occupancy and equipment expenses	87	76
Other expenses	571	377

Total expenses	658	453

Income before income taxes and undistributed income of subsidiaries	9,657	1,702
Income tax benefit	(235)	(57)

Income before undistributed income of subsidiaries	9,892	1,759
Equity in (excess of) undistributed income of subsidiaries	(2,992)	4,591

Net income	$6,900	$6,350

CONDENSED BALANCE SHEETS

December 31	2007	2006

Assets:
Cash	$75	$235
Investment in bank subsidiary	49,292	52,108
Investment securities available-for-sale	251	178
Other assets	5,332	2,192

Total assets	$54,950	$54,713

Liabilities:
Dividends payable	$456	$463
Other liabilities	121	132

Total liabilities	577	595
Stockholders’ equity	54,373	54,118

Total liabilities and stockholders’ equity	$54,950	$54,713

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
13. Parent Company financial statements (continued):
CONDENSED STATEMENTS OF CASH FLOWS

Year Ended December 31	2007	2006

Cash flows from operating activities:
Net income	$6,900	$6,350
Adjustments:
Excess of (equity in) undistributed income of subsidiaries	2,992	(4,591)
Depreciation and amortization	87	76
Changes in:
Other assets	45	210
Other liabilities	(1)	19

Net cash provided by operating activities	10,023	2,064

Cash flows from investing activities:
Purchases of investment securities	(100)
Purchases of investment in residential housing program	(3,272)

Net cash used in investing activities	(3,372)

Cash flows from financing activities:
Issuance of common shares	501	305
Repurchase and retirement of common shares	(5,454)	(371)
Cash dividends paid	(1,858)	(1,816)

Net cash used in financing activities	(6,811)	(1,882)

Net increase (decrease) in cash	(160)	182
Cash at beginning of year	235	53

Cash at end of year	$75	$235

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
In addition, the Company is subject to dividend restrictions under the Pennsylvania Banking Code of 1965, as amended, which allows cash dividends to be declared and paid out of accumulated net earnings. More stringent dividend restrictions apply under Federal Reserve Regulation H, which restricts calendar year dividend payments of member banks to the total of its net profits for that year combined with its retained net profits of the preceding two calendar years, less any required transfer to surplus, unless a bank has received prior approval from the Board of Governors of the

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
14. Regulatory matters (continued):
Federal Reserve System (“Federal Reserve Board”). Accordingly, Community Bank, without prior approval from the Federal Reserve Board, may declare dividends to the Parent Company of $4,515 at December 31, 2007.
Although subject to the aforementioned regulatory restrictions, the Company’s consolidated retained earnings at December 31, 2007 and 2006, were not restricted under any borrowing agreement as to payment of dividends or reacquisition of common stock.
The Company has paid cash dividends since its formation as a bank holding company in 1983. It is the present intention of the Board of Directors to continue this dividend payment policy, however, further dividends must necessarily depend upon earnings, financial condition, appropriate legal restrictions and other factors relevant at the time the Board of Directors considers payment of dividends.
The amount of funds available for transfer from Community Bank to the Parent Company in the form of loans and other extensions of credit is also limited. Under the provisions of Section 23A of the Federal Reserve Act, transfers to any one affiliate are limited to 10.0 percent of capital and surplus. At December 31, 2007, the maximum amount available for transfer from Community Bank to the Parent Company in the form of loans amounted to $5,247. At December 31, 2007 and 2006, there were no loans outstanding, nor were any advances made during 2007 and 2006.
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
Community Bank was categorized as well capitalized under the regulatory framework for prompt corrective action at December 31, 2007 and 2006, based on the most recent notification from the Federal Deposit Insurance Corporation. To be categorized as well capitalized, Community Bank must maintain certain minimum Tier I risk-based, total risk-based and Tier I Leverage ratios as set forth in the following tables. The Tier I Leverage ratio is defined as Tier I capital to total average assets less intangible assets. There are no conditions or events since the most recent notification that management believes have changed Community Bank’s category.
The Company’s and Community Bank’s capital ratios at December 31, 2007 and 2006, as well as the required minimum ratios for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions as defined by FDICIA, are summarized as follows:

					Minimum to be Well
					Capitalized under
			Minimum for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
December 31, 2007	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I capital to risk-weighted assets:
Consolidated	$52,852	11.2%	$18,921	4.0%
Community Bank	47,845	10.2	18,773	4.0	$28,160	6.0%
Total capital to risk-weighted assets:
Consolidated	57,476	12.2	37,842	8.0
Community Bank	52,469	11.2	37,546	8.0	46,933	10.0
Tier I capital to total average assets less intangible assets:
Consolidated	52,852	9.5	22,160	4.0
Community Bank	$47,845	8.7%	$22,083	4.0%	$27,604	5.0%

Risk-weighted assets:
Consolidated	$459,388
Community Bank	455,687
Risk-weighted off-balance sheet items:
Consolidated	13,641
Community Bank	13,641
Average assets for Leverage ratio:
Consolidated	553,999
Community Bank	$552,080

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
On March 19, 2007, the Board of Directors initiated a modified “Dutch Auction” tender offer to purchase up to 110,000 shares of the Company’s outstanding common stock at a price between $46.00 and $52.00 per share. As a result of the tender offer, the Company accepted for purchase 94,845.436 shares, representing approximately 5.1 percent of the shares outstanding, at a price of $52.00 per share.
In addition to the tender offer, management periodically purchases shares of the Company’s common stock under a stock repurchase program. For the years ended December 31, 2007 and 2006, 10,900 shares and 8,840 shares having an aggregate cost of $522 and $371, respectively, were purchased and retired under the program. At December 31, 2007, 27,474 shares authorized under the program were available to be repurchased.
The Company offers its stockholders a Dividend Reinvestment Plan (“DRP”). Under the DRP, the Company registered 300,000 shares of its common stock to be sold pursuant to this plan. The DRP provides stockholders with a simple and convenient method to invest cash dividends in the Company’s common stock without payment of any brokerage commissions, while also furnishing the Company with additional funds for general corporate purposes. Main features of the DRP include the following: (i) shares will be purchased from original issuances; (ii) no optional cash payments; (iii) eligibility for all registered and street name stockholders; (iv) no minimum or maximum number of shares participation restrictions; and (v) availability of full or partial dividend reinvestment. Shares issued under the DRP were 10,680 shares in 2007 and 7,373 shares in 2006.

Comm Bancorp, Inc.
DIRECTORS AND OFFICERS
BOARD OF DIRECTORS
Comm Bancorp, Inc.
DAVID L. BAKER
Senior Vice President,
Community Bank and Trust Company
WILLIAM F. FARBER, SR.
PRESIDENT AND CHIEF EXECUTIVE OFFICER
CHAIRMAN OF THE BOARD
JUDD B. FITZE
Attorney, Farr, Davis & Fitze
DEAN L. HESSER
President, Tom Hesser Chevrolet, Inc. and
Tom Hesser Nissan, LLC
JOHN P. KAMEEN
SECRETARY
Publisher, The Forest City News
WILLIAM A. KERL
President, Kerl Coal, Oil and
Trucking Company, Inc.; Partner, Machek Fuel
ERWIN T. KOST
President, Kost Tire Distributors, Inc.
SUSAN F. MANCUSO
Partner, Mancuso & Mancuso
Accounting & Tax Service
ROBERT A. MAZZONI
Judge of the Court of Common Pleas of
Lackawanna County
J. ROBERT McDONNELL
VICE CHAIRMAN
Owner, McDonnell’s Restaurant
JOSEPH P. MOORE, III
Auto Dealer, Manheim Imports
CORPORATE OFFICERS
Comm Bancorp, Inc.
WILLIAM R. BOYLE
Executive Vice President
Chief Credit Officer
WILLIAM F. FARBER, SR.
President and Chief Executive Officer
Chairman of the Board
JOHN P. KAMEEN
Secretary
J. ROBERT McDONNELL
Vice Chairman
SCOTT A. SEASOCK
Executive Vice President
Chief Financial Officer
DIRECTORS EMERITUS
THOMAS M. CHESNICK
Retired
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
OFFICERS
Community Bank and Trust Company
DAVID L. BAKER
Senior Vice President
JANICE M. BEVACQUA
Clifford Branch Manager
WILLIAM R. BOYLE
Executive Vice President
Chief Credit Officer
SHARON A. BYRNE
Commercial Loan Officer
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
Eaton Township and Lake Winola Regional Manager
GREGORY G. GULA
Internal Loan Review Officer
DONALD J. GIBBS
Scranton Branch Manager
LISA A. HAHN
Clarks Summit Branch Manager
DAVID A. JONES
Director of Mortgage Lending
RICHARD J. LAPERA
Internal Auditor
GARY S. LAVELLE
Director of Consumer Lending
ANNETTE M. LYNCH
Loan Administration Officer
PAMELA S. MAGNOTTI
Compliance Officer
MARY ANN MUSHO
Human Resources Director
MICHAEL A. NARCAVAGE
Vice President
Chief Operations Officer
THOMAS G. NOREK
Corporate Trust Officer
ROBERT P. O’MALLEY
Indirect Loan Officer
M. EVELYN PANTZAR
Vice President
JOHN PASH, III
Comptroller
MARY BETH PASQUALICCHIO
Director of Marketing
JAMES R. PIETROWSKI
Senior Commercial Loan Officer
MARK D. RENZINI, CPA
Director of Wealth Management
CHERYL A. RUPP
Simpson Branch Manager
THOMAS A. SALUS
Credit Administration Officer
SCOTT A. SEASOCK
Executive Vice President
Chief Financial Officer
M. JAMES SHIELDS
Commercial Loan Officer
RONALD K. SMITH
Branch Administrator
TAMI L. SNYDER
Information Services Officer
HAROLD F. STOUT
Tunkhannock Branch Manager
BRIAN C. URBAS
Forest City and Lakewood Regional Manager
ANN E. VADELLA
Carbondale Branch Manager
STEPHANIE A. WESTINGTON, CPA
Finance and Planning Officer
WAYNE R. WHIPPLE
Director of Private Banking
LOUIS J. ZEFRAN
Business Development Officer

Comm Bancorp, Inc.
DIRECTORS AND OFFICERS (CONTINUED)
BOARD OF DIRECTORS
Comm Realty Corporation
WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD
WILLIAM R. BOYLE
SCOTT A. SEASOCK
OFFICERS
Comm Realty Corporation
THOMAS A. SALUS
President
STEPHANIE A. WESTINGTON, CPA
Treasurer
MICHAEL J. GAGLIARDI
Secretary
BOARD OF DIRECTORS
Community Leasing Corporation
WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD
JOHN P. KAMEEN
JOSEPH J. MUSKEY
OFFICERS
Community Leasing Corporation
JOSEPH J. MUSKEY
President
STEPHANIE A. WESTINGTON, CPA
Treasurer
JAMES R. PIETROWSKI
Secretary
BOARD OF DIRECTORS
Comm Financial Services Corporation
WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD
JOHN P. KAMEEN
MARK D. RENZINI, CPA
OFFICERS
Comm Financial Services Corporation
GEORGE J. COBB
President
JOHN PASH, III
Treasurer
MARY ANN MUSHO
Secretary
Community Abstract Services, LLC
WILLIAM F. FARBER, SR.
President
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
Comm Realty Corporation
125 N. State Street
Clarks Summit, PA 18411
570-586-0377
KlickSM Banking via the Internet
www.combk.com
800-820-4642, Ext. 109
InTouchSM Telephone Banking System
800-820-4642

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
Citadel Derivatives Group, LLC
312-395-2010
Citigroup Global Markets, Inc.
800-223-7743
E*Trade Capital Markets, LLC
800-638-8602
Ferris Baker Watts, Inc.
800-638-7411
Hudson Securities, Inc.
800-624-0050
Janney Montgomery Scott, LLC
570-963-9203
Knight Equity Markets, LP
800-222-4910
Morgan Stanley
570-961-7700
Sandler O’Neill & Partners
800-635-6851
Susquehanna Financial Group, LLP
610-617-2600
UBS Securities, LLC
203-719-7400
Community Reinvestment:
Copies of Community Bank and Trust Company’s Community Reinvestment Statement may be obtained without charge by writing to Pamela S. Magnotti, Compliance Officer, at corporate headquarters.
Common Stock Market Information:
Shares of Comm Bancorp, Inc. common stock are listed on The NASDAQ Global MarketSM (“NASDAQ”) as CommBcp under the symbol “CCBP.” As of March 12, 2008, twelve firms were listed on the NASDAQ system as market makers for the Company’s common stock.
The high and low closing sale prices and dividends per share of the Company’s common stock for the four quarters of 2007 and 2006 are summarized as follows:

			Cash
			Dividends
	High	Low	Declared
2007:
First Quarter	$49.93	$42.26	$0.26
Second Quarter	50.22	47.00	0.26
Third Quarter	49.90	46.00	0.26
Fourth Quarter	$52.60	$43.90	$0.26
2006:
First Quarter	$44.45	$41.00	$0.25
Second Quarter	44.50	39.94	0.25
Third Quarter	43.50	38.00	0.25
Fourth Quarter	$43.80	$40.00	$0.25
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
Website Information:
The Company files reports, proxy and information statements and other information electronically with the Securities and Exchange Commission (“SEC”). Stockholders and other interested parties may read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549 on official business days between the hours of 10:00 am and 3:00 pm EST. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically. The SEC’s website address is http://www.sec.gov. Copies of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed with the SEC may be obtained without charge by writing to Comm Bancorp, Inc., 125 North State Street, Clarks Summit, PA 18411, Attn: Investor Relations or through our website at http://www.combk.com.