Form 10-K, Exhibit 13
period 2008-12-31
COMM BANCORP INC
filed 2009-03-26
CIK 730030

EXHIBIT 13
PORTIONS OF THE ANNUAL REPORT TO STOCKHOLDERS
FOR FISCAL YEAR ENDED DECEMBER 31, 2008

Comm Bancorp, Inc.
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

Year Ended December 31	2008	2007	2006	2005	2004

Condensed statements of financial performance:
Interest income	$32,901	$35,654	$33,040	$28,359	$26,333
Interest expense	12,467	14,449	12,505	10,103	9,233

Net interest income	20,434	21,205	20,535	18,256	17,100
Provision for loan losses	1,760	525	890	782	600

Net interest income after provision for loan losses	18,674	20,680	19,645	17,474	16,500
Noninterest income	3,961	3,543	3,408	3,884	3,566
Noninterest expense	16,317	15,420	14,829	14,897	14,662

Income before income taxes	6,318	8,803	8,224	6,461	5,404
Provision for income tax expense	618	1,903	1,874	1,251	679

Net income	$5,700	$6,900	$6,350	$5,210	$4,725

Condensed statements of financial position:
Investment securities	$80,574	$39,407	$91,213	$104,965	$118,756
Net loans	480,627	466,720	403,639	384,475	377,864
Other assets	42,840	42,860	45,552	54,137	31,702

Total assets	$604,041	$548,987	$540,404	$543,577	$528,322

Deposits	$542,291	$491,357	$483,442	$491,365	$478,484
Other liabilities	3,952	3,257	2,844	2,523	2,520
Stockholders’ equity	57,798	54,373	54,118	49,689	47,318

Total liabilities and stockholders’ equity	$604,041	$548,987	$540,404	$543,577	$528,322

Per share data:
Net income	$3.26	$3.87	$3.43	$2.80	$2.50
Cash dividends declared	1.08	1.04	1.00	0.92	0.88
Stockholders’ equity	$33.41	$31.01	$29.27	$26.86	$25.38
Cash dividends declared as a percentage of net income	33.09%	26.81%	29.18%	32.84%	35.09%
Average common shares outstanding	1,748,489	1,784,495	1,853,089	1,860,563	1,890,960

Selected ratios (based on average balances):
Net income as a percentage of total assets	0.98%	1.24%	1.17%	0.97%	0.92%
Net income as a percentage of stockholders’ equity	10.10	12.94	12.18	10.68	9.97
Stockholders’ equity as a percentage of total assets	9.73	9.62	9.62	9.13	9.19
Tier I capital as a percentage of adjusted total assets	9.62	9.54	9.74	9.04	8.75
Net interest income as a percentage of earning assets	4.07	4.33	4.28	3.88	3.76
Loans, net, as a percentage of deposits	96.39%	93.75%	87.58%	82.59%	80.34%

Selected ratios and data (based on period end balances):
Tier I capital as a percentage of risk-weighted assets	11.12%	11.17%	12.50%	11.99%	11.36%
Total capital as a percentage of risk-weighted assets	12.17	12.15	13.55	13.02	12.33
Allowance for loan losses as a percentage of loans, net	1.08%	0.98%	1.09%	1.06%	1.01%
Full-time equivalent employees	185	197	186	194	205
Locations	16	17	17	16	17
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
Local, domestic and international economic and political conditions and governmental monetary and fiscal policies affect banking both directly and indirectly. Inflation, recession, unemployment, volatile interest rates, tight money supply, real estate values, international conflicts and other factors beyond our control may also adversely affect our future results of operations. Our management team, consisting of the Board of Directors and executive officers, expects that no particular factor will affect the results of operations. The continuation of downward trends in areas such as real estate, construction and consumer spending may adversely impact our ability to maintain or increase profitability. Therefore, we cannot assure the continuation of our current level of income and growth.
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
For a discussion of the recent Statement of Financial Accounting Standard (“SFAS”) issued by the Financial Accounting Standards Board (“FASB”) related to the hierarchy of GAAP, refer to the note entitled “Summary of significant accounting policies — Basis of presentation,” in the Notes to Consolidated Financial Statements to this Annual Report.
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
We monitor the adequacy of the allocated portion of the allowance quarterly and adjust the allowance for any deficiencies through normal operations. This self-correcting mechanism reduces potential differences between estimates and actual observed losses. In addition, the unallocated portion of the allowance is examined quarterly to ensure that it is consistent with changes in the related criteria that would indicate a need to either increase or decrease it. The determination of the level of the allowance for loan losses is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Accordingly, we cannot ensure that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required, resulting in an adverse impact on operating results.
Fair values of financial instruments, in cases where quoted market prices are not available, are based on estimates using present value or other valuation techniques which are subject to change.
Real estate acquired in connection with foreclosures or in satisfaction of loans is written-down to fair market value less cost to sell. Fair value for real estate properties is based upon current estimates derived through independent appraisals. However, proceeds realized from sales may ultimately be higher or lower than those estimates.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
For a discussion of the recent SFAS and Staff Position issued by the FASB related to business combinations and intangible assets refer to the Note entitled, “Summary of significant accounting policies — Intangible assets,” in the Notes to Consolidated Financial Statements to this Annual Report.
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
Operating Environment:
Although the United States economy expanded in 2008, as the gross domestic product (“GDP”), the value of all goods and services produced in the Nation, rose 1.1 percent, the economy fell into a recession in the second half of the year in the wake of the largest financial crisis since the Great Depression. The financial collapse was triggered by the deterioration in the housing market. Mortgage finance companies, investment banks and insurance companies, among others, who were invested heavily in mortgage-related products, sustained severe losses and asset devaluation. Many of these large financial institutions either failed, nearly failed or were acquired by competitors under distressed conditions. Equity markets plummeted, while consumer and business confidence reached an all-time low. GDP contracted 0.5 percent in the third quarter of 2008 and by a staggering 6.2 percent in the fourth quarter, as every major sector declined.
Economic weakness began to emerge late in 2007. As a result, the Federal Open Market Committee (“FOMC”) lowered the target rate for federal funds a total of 225 basis points to 2.00 percent by mid-2008 from 4.25 percent at the end of 2007. In the second half of the year, the FOMC continued to aggressively ease monetary policy as economic weakness proliferated amid the crisis. On October 8, 2008, the FOMC lowered the federal funds target rate 50 basis points to 1.50 percent in an unprecedented coordinated policy action with five other major central banks. The FOMC lowered the rate another 50 basis points at its regularly scheduled meeting on October 29, 2008. Given the severity of the financial crisis, the FOMC, on December 16, 2008, announced a target range for the federal funds rate of 0.00 percent to 0.25 percent. In addition, the FOMC indicated that the weak economic conditions were likely to warrant exceptionally low levels of the target rate for some time.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The deteriorating job market, coupled with reduced household wealth due to sizable equity losses and home value depreciation, resulted in a sharp decline in consumer spending late in the year. Although consumer spending advanced 0.2 percent in 2008, the slight increase was overshadowed by deep retractions of 3.8 percent in the third quarter and 4.3 percent in the fourth quarter. Consumers tightened spending for durable goods, which include automobiles and appliances, by 22.1 percent in the fourth quarter of 2008. Sales of motor vehicles were particularly hard hit, as consumer spending in this area fell 38.0 percent in the fourth quarter and 13.3 percent for the entire year. Spending on nondurable goods, including food and clothing, declined 9.2 percent in the last quarter of 2008. Expectations for consumer spending in 2009 appear grim as mounting job losses continue to erode confidence. The consumer confidence index reached another all-time low of 25.0 in February 2009. Consumers’ short-term expectations and present day assessments deteriorated as these components of the index declined 15.0 points and 8.5 points.
Declining corporate profits led to a 6.5 percent decrease in business spending in 2008. In addition, the sharp downturn in economic conditions in the second half of the year caused a 21.1 percent retraction in business investment in the fourth quarter. For the fourth quarter of 2008, outlays for nonresidential construction contracted by 5.9 percent, while spending for equipment and software decreased 28.8 percent.
As a result of the downturn in the business environment and overall economic conditions, the demand for labor significantly weakened in 2008. The number of job cuts surpassed 2.9 million. In addition, the civilian labor force increased by 0.6 million. As a result, the unemployment rate for the Nation spiked to a seasonally-adjusted rate of 7.2 percent in 2008 compared to 4.9 percent in 2007. Every industry, except for education and health services, experienced substantial job losses. Goods producing industries, which include construction and manufacturing, lost over 1.4 million jobs, while cutbacks in service producing industries totaled over 1.5 million. In addition, more layoffs and job cuts are expected for 2009. The unemployment rate is expected to reach 10.0 percent by the end of the first quarter of 2009.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
National, Pennsylvania and our market area’s seasonally-adjusted unemployment rates at December 31, 2008 and 2007, are summarized as follows:

December 31	2008	2007

National	7.2%	4.9%
Pennsylvania	6.7	4.4
Lackawanna County	7.4	5.1
Luzerne County	7.9	5.4
Monroe County	7.7	5.2
Susquehanna County	7.2	4.7
Wayne County	6.4	4.4
Wyoming County	7.6%	5.7%
Employment conditions deteriorated for the Commonwealth of Pennsylvania, as the unemployment rate rose to 6.7 percent for 2008 from 4.4 percent in 2007. In addition, the unemployment rate increased for all counties in our market area. The unemployment rate for the Scranton/Wilkes-Barre metropolitan area rose to 7.7 percent in December 2008, the highest level since April 1996. Retailers and manufacturers, as well as professional and business services, cut jobs in the midst of the recession, which forced the unemployment rate for most of our market area to exceed that of the Nation and Commonwealth. Retailers and manufacturers in our area cut 900 jobs each in 2008, while business and professional services lost 600 jobs. In addition, leisure and hospitality, which include jobs in hotels, restaurants and bars, were down by 500 employees. Partially offsetting these job losses was an increase of 600 jobs in the education and health services industries. Rising unemployment and recessionary conditions led to a 10.0 percent increase in personal bankruptcy filings in Northeastern Pennsylvania. In addition, recent data indicates more people are falling behind on their mortgage payments, which suggest foreclosure rates for our area may increase in 2009. According to a report issued by First American CoreLogic, a real estate analysis firm, one out of every 25 mortgage holders in the Scranton/Wilkes-Barre/Hazleton metropolitan area was 90 days or more delinquent on their mortgage in December 2008.
It was a troublesome year for the banking industry, characterized by operating losses, staggering asset quality deterioration and a rising number of bank failures. Earnings for all Federal Deposit Insurance Corporation (“FDIC”)-insured commercial banks fell $73.3 billion or 75.1 percent to $24.3 billion in 2008 from $97.6 billion in 2007. For the second consecutive year, significantly higher loan loss provisions and a decrease in noninterest income were the primary factors responsible for the earnings decline. According to FDIC statistics, almost two-thirds of commercial banks reported a decline in earnings in 2008. In addition, 21.9 percent of insured commercial banks were unprofitable, while 20 commercial banks failed and another four applied for FDIC assistance. The FDIC is

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
anticipating an increase in the number of bank failures in 2009. As a result, the FDIC Deposit Insurance Fund (“DIF”) fell below the minimum required reserve ratio of 1.15 percent of insured deposits and is expected to reach its lowest level since 1993. On October 7, 2008, the FDIC proposed a Restoration Plan for the DIF. The final Restoration Plan was approved on February 27, 2009, and calls for an increase in assessment rates in order to return the DIF to 1.15 percent within seven years. Under the Restoration Plan, the FDIC also plans to impose an emergency special assessment of $0.20 per $100 dollars of assessable deposits in 2009.
With regard to bank balance sheets, total assets for all FDIC-insured commercial banks increased 10.2 percent in 2008. Total assets grew 10.8 percent in 2007. Strong deposit growth was the primary factor leading to the balance sheet increase. Total deposits for all FDIC-insured commercial banks grew $772.2 billion or 10.6 percent in 2008. Interest-bearing deposits rose $540.3 billion or 8.8 percent, while noninterest-bearing deposits increased $231.9 billion or 19.3 percent. Loan demand was subdued. Total loans and leases for insured commercial banks grew only 3.2 percent in 2008, compared to 10.8 percent in 2007. Asset quality continued to deteriorate in the banking industry as growth in noncurrent assets accelerated further in 2008. Increased delinquencies and foreclosures of real estate loans had the greatest impact on nonperforming asset levels. Despite a decrease in risk-based capital ratios, FDIC-insured commercial banks remained well capitalized, as equity capital increased 1.8 percent in 2008. The Leverage ratio for these institutions equaled 7.4 percent at December 31, 2008, and 7.6 percent at the end of 2007.
As previously mentioned, the banking industry experienced an earnings decrease for the second consecutive year. Substantial increases in loan loss provisions and a decline in noninterest revenue overshadowed a 5.5 percent increase in net interest income. For all FDIC-insured commercial banks, the provision for loan losses amounted to $151.2 billion in 2008, an increase of $93.9 billion or 163.9 percent from $57.3 billion in 2007. The significant increase was in response to the 128.9 percent growth in noncurrent assets and a 130.6 percent increase in net charge-offs. Trading losses, a decline in securitization income and a decrease in gains from sales of loans and foreclosed assets caused a $17.0 billion or 8.1 percent reduction in noninterest income. Return on average assets (“ROAA”) and return on average equity (“ROAE”) decreased dramatically. ROAA for insured commercial banks decreased to 0.21 percent in 2008 from 0.93 percent in 2007, while ROAE fell to 2.11 percent from 9.12 percent.
Similarly, FDIC-insured commercial banks located in Pennsylvania recorded decreased earnings in 2008. For these banks, net income declined $566.0 million or 27.7 percent. Higher loan loss provisions and noninterest income were partially mitigated by a reduction in noninterest expense. This marked

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
the third year in a row insured Pennsylvania banks recorded an earnings decrease. Net income decreased $276.0 million or 11.9 percent in 2007 and $400.0 million or 14.5 percent in 2006. In addition to the decline in net income, growth in both assets and equity caused a further deterioration in ROAA and ROAE for insured Pennsylvania banks. For these banks, ROAA and ROAE equaled 0.55 percent and 5.30 percent in 2008 compared to 0.73 percent and 8.10 percent in 2007.
Due to sustaining severe losses late in the third quarter of 2008, several financial giants, including Lehman Brothers, Merrill Lynch, AIG and Washington Mutual, announced their imminent demise. In addition, the United States was forced to intervene and seize the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association in order to prevent the fall of these major mortgage companies. U.S. equity markets, as well as every major world market, plunged in 2008 amid what has been tagged as the worst financial crisis since the Great Depression. The Dow Jones Industrial Average (“DJIA”) plummeted 4,488.43 points or 33.8 percent to close the year at 8,776.39, compared to 13,264.82 at the end of 2007. This was the worst drop in the DJIA since 1931. Similarly, the Standard & Poor’s (“S&P”) 500 and the NASDAQ Composite fell 38.5 percent and 40.5 percent. The fallout from the financial crisis reached international proportions, as every major global stock market posted record losses. In Asia, Japan’s Nikkei index fell 42.1 percent, while key indexes in China and Russia fell more than 60.0 percent. In addition, European benchmark indexes in Germany and France both decreased more than 40.0 percent. With regard to the banking industry, bank stocks continued to suffer losses, as the NASDAQ Bank Index Composite fell 637.04 points or 23.9 percent comparing year-end 2008 and 2007.
The United States Government enacted several remedial policies in response to the financial crisis affecting the banking system and financial markets. On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (“EESA”). Pursuant to the EESA, the U.S. Treasury was given the authority to, among other things, purchase up to $700.0 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.
In addition, on October 14, 2008, the Secretary of the Treasury announced a plan referred to as the Capital Purchase Program (“CPP”) to invest up to $250.0 billion of the $700.0 billion authorized under the EESA in certain eligible banks, thrifts and their holding companies in the form of non-voting, senior preferred stock initially paying quarterly dividends at a 5.0 percent annual rate.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Finally, on November 21, 2008, the Board of Directors of the FDIC adopted a final rule relating to the Temporary Liquidity Guarantee Program (“TLGP”). Under the TLGP, the FDIC will, for a fee, guarantee certain newly issued senior unsecured debt issued by participating institutions and provide full FDIC insurance coverage for noninterest-bearing transaction accounts, NOW accounts and Interest on Lawyers Trust Accounts held at participating FDIC-insured institutions.
Participation in both programs was optional. We elected not to participate in either the CPP or TLGP. For a discussion of the reasons why we chose not to participate in either program, refer to the Section entitled, “Emergency Economic Stabilization Act of 2008,” in Part I — Business to this Annual Report.
The current recession is expected to continue well into 2009 before beginning to recover. Economic indicators, early in 2009, show continued signs of weakness. Labor markets continued to deteriorate. The unemployment rate jumped to 7.6 percent in January 2009, as businesses shed another 600,000 jobs. Equity markets continued their downward spiral. Despite lower mortgage rates, home sales and new construction declined again in January. Given the deteriorating job market and declining household wealth, consumers continued to curtail spending early in 2009. The FOMC has indicated that they will keep interest rates low for the foreseeable future given sustained weakness in economic conditions and relatively low inflationary pressure. Our earnings, along with those of all financial institutions, could be strained further in 2009 by a continuation of the economic downturn, as nonperforming assets rise and operating costs increase from the mounting burden of deposit insurance premiums.
Review of Financial Position:
We are located in Northeastern Pennsylvania and offer traditional bank products and services, including loans, deposits and trust and wealth management services, through our primary subsidiary, Community Bank and Trust Company (“Community Bank”). Our other subsidiary, Comm Realty Corporation (“Comm Realty”), holds, manages and sells foreclosed or distressed assets on behalf of Community Bank. Community Bank operates 15 full-service branch banking offices and one loan production office located within a contiguous six-county market area and primarily services individuals and small- and medium-sized businesses. Community Bank has three subsidiaries, Community Leasing Corporation (“Community Leasing”), Comm Financial Services Corporation (“Comm Financial Services”) and Community Abstract Services, LLC (“Community Abstract”). Community Leasing provides direct lease financing to commercial customers, Comm Financial Services offers various types of insurance products and asset management services to both individuals and businesses and Community Abstract offers

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
title insurance and abstract services to residential and commercial mortgage loan customers.
For a discussion of the recent SFAS issued by the FASB related to noncontrolling interests in consolidated financial statements and the recent Emerging Issues Task Force Issue ratified by the FASB related to equity method accounting, refer to the note entitled, “Summary of significant accounting policies — Basis of presentation,” in the Notes to the Consolidated Financial Statements to this Annual Report.
The downturn in economic conditions affected our operations in 2008. Demand for loans subsided in our market area, while deposit gathering strengthened. In addition, deteriorating economic conditions and the financial crisis began to adversely affect our commercial customer base, specifically in the commercial real estate and land development sectors. As a result, asset quality weakness began to surface in the latter part of 2008, as the level of problem loans primarily related to these sectors began to rise.
One of the major influences causing the strength of deposit gathering in 2008 was the impact of natural gas drilling in our market area. Many customers who own land in rural sections of Northeastern Pennsylvania were offered significant sums of money, including a flat land lease fee per acre and royalties for any gas extracted, by natural gas companies for drilling rights to their properties. In order to respond to the needs of these customers, we began offering investment products and services specifically tailored to meet the needs of these individuals. An example of one of these products was a special “gas lease” certificate of deposit offered at a promotional rate. In order to qualify for this product, the customer had to present funds received from this drilling initiative to open the account. We had a strong response to this offering, which impacted our balance sheet and deposit composition.
Our goals for 2008 included, for the most part, building on the initiatives that were introduced in the preceding year. These initiatives included:
•	Promoting CB&T DirectSM, our remote deposit capture system;

•	Expanding our Trust and Wealth Management Division to include the corporate and municipal sectors;

•	Consolidating two outdated facilities; and

•	Strengthening our core processing system by installing fraud protection software.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
We were the first independent community bank in our market area to implement a remote deposit capture system, CB&T DirectSM. This new service gives certain business customers the ability to process deposits at their place of business through a remote scanner that reads the information on the checks and sends it electronically to the bank. Their accounts are credited automatically without the customer or their employees ever having to leave the office. The Federal Reserve Board and other banking industry leaders have called remote deposit capture “the most important development the banking industry has seen in years.” The initial customer response to this service was exceptional. In 2008, we were able to grow market coverage for this service by 49.0 percent. For 2009, our goal is to more than double our market coverage.
We expanded the capabilities in our Trust and Wealth Management Division by hiring an officer specializing in corporate and municipal trust administration and bond offerings. Prior to the addition of this officer, the primary focus of this area was to meet the trust and estate needs of individuals. Through this addition, we expanded our services into the commercial and governmental sectors. During 2008, the number of corporate trust accounts grew approximately 65.0 percent. In addition, trust revenue increased 75.0 percent.
During the fourth quarter of 2008, we opened a new branch office in Tunkhannock, Wyoming County, Pennsylvania. This new office, located in the downtown business district, consolidated and replaced two outdated branches located within five miles of the new facility. Early in 2009, we purchased a parcel of land adjacent to the new office to be used for additional parking. This project had a total aggregate cost of $1.8 million and was funded entirely through normal operations.
Some of the greatest challenges facing the banking industry today are fraud and customer protection. The Payments System Policy Advisory Committee of the Federal Reserve System (“PSPAC”) states that although the current level of payments fraud is being effectively managed and does not present a crisis, financial institutions must constantly adapt to keep pace with criminal activity and with changes in technology and the payments landscape. Despite the fact that check usage across the United States is waning, the largest number of fraud attempts experienced by financial institutions continues to be in check payments. In addition, losses resulting from check fraud are significantly higher than losses from noncheck payment types because checks are relatively easy to alter or forge using printers, scanners and computer software that are available at local office supply stores. Furthermore, the Internet has created a new means for criminals to gain access to customers’ personal and financial information. Finally, the PSPAC emphasizes that criminals are continually searching for weakness in fraud detection and prevention. The potential for movement of

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
check-based fraud to the Automated Clearing House (“ACH”) network is an area of growing concern. In 2008, we strengthened our core processing systems through the installation of fraud protection and Bank Secrecy Act compliance software. This software has the capability to detect fraud and suspicious or unusual activity within our daily operations including, check and deposit processing, electronic funds transfer, point of sale, ACH and wire transfer.
Total assets increased $55.0 million or 10.0 percent to $604.0 million at December 31, 2008, from $549.0 million at December 31, 2007. For the year ended December 31, 2008, total assets averaged $579.7 million, an increase of $25.3 million or 4.6 percent from $554.4 million for the same period of 2007. Earning assets averaged $550.5 million and equaled 95.0 percent of total average assets in 2008, compared to $529.5 million or 95.5 percent of total average assets in 2007.
The balance sheet growth was driven by an increase in total deposits of $50.9 million or 10.4 percent to $542.3 million at the end of 2008, from $491.4 million at year-end 2007. Total interest-bearing deposits increased $46.5 million or 11.2 percent, while noninterest-bearing deposits rose $4.4 million or 5.9 percent. With regard to interest-bearing deposits, total time deposits increased $45.3 million, reflecting the response to the promotional gas lease certificate of deposit. At December 31, 2008, the total balance outstanding of these certificates was $30.2 million, which accounted for approximately two-thirds of the growth in total time deposits and nearly 60.0 percent of the overall deposit growth. Deposit growth was also influenced by reduced risk tolerance of our customer base due to the declining stock market. Additionally, our recent introduction of a remote deposit capture service, CB&T DirectSM, helped to grow our noninterest bearing accounts. As previously mentioned, short-term interest rates decreased significantly in 2008. As a result, we experienced a 58 basis point reduction in our cost of funds to 2.84 percent in 2008 from 3.42 percent in 2007.
Loans, net of unearned income, rose $14.6 million or 3.1 percent to $485.9 million at December 31, 2008, from $471.3 million at December 31, 2007. Loans averaged $495.4 million and represented 90.0 percent of average earning assets in 2008, compared to $461.2 million or 87.1 percent in 2007. Corresponding with the reductions in short-term interest rates, the prime rate fell 400 basis points over the course of 2008. As a result, the tax-equivalent yield on the loan portfolio decreased 84 basis points to 6.43 percent in 2008 from 7.27 percent in 2007. Excess deposits not used to fund loans were directed into the investment portfolio. Available-for-sale investment securities increased $41.2 million to $80.6 million at the end of 2008 from $39.4 million at December 31, 2007. We had $12.7 million in federal funds sold outstanding at December 31, 2008, compared to $8.8

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
million at year-end 2007. Overall, we experienced a 73 basis point reduction in the tax-equivalent yield on earning assets to 6.33 percent in 2008 from 7.06 percent in 2007.
Stockholders’ equity equaled $57.8 million or $33.41 per share at December 31, 2008, and $54.4 million or $31.01 per share at December 31, 2007. Our Leverage ratio improved to 9.62 percent at the end of 2008, compared to 9.54 percent at December 31, 2007. The Leverage ratio, as well as all of our capital ratios, exceeded regulatory standards for well capitalized institutions. Accumulated other comprehensive income increased $556 from year-end 2007, which resulted directly from an increase in the fair value of available-for-sale investment securities.
Our foremost goal for 2009, given the current financial crisis, is to maintain a conservative posture with regard to our business activities in order to restore a positive trend to our profitability. Although we continually strive to maintain and grow market share, we will do so by employing prudent, as well as fair loan pricing and underwriting practices in order to minimize credit risk given these uncertain times. In addition, we will place particular emphasis on asset quality through ramping up our special assets and loan review division in order to remedy the credits responsible for the recent deterioration in our asset quality. We are confident that through these actions we will be able to maintain our strong capital position in order to face any challenges that may be presented in 2009.
Investment Portfolio:
Primarily, our investment portfolio provides a source of liquidity needed to meet expected loan demand and generates a reasonable return in order to increase our profitability. Additionally, we utilize the investment portfolio to meet pledging requirements and reduce income taxes. At December 31, 2008, our portfolio consisted primarily of intermediate-term, tax-exempt state and municipal obligations, which mitigated our tax burden and short-term U.S. Government agency mortgage-backed securities, which provided a source of liquidity.
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
Short-term rates decreased proportionately with downward movements in the federal funds target rate, which was lowered 400 basis points over the course of 2008. Intermediate-term and longer-term rates were relatively unchanged for the first half of 2008. However, as the outlook for the economy deteriorated and inflationary pressures subsided, these rates decreased substantially. Our investment portfolio consists primarily of fixed-rate bonds. As a result, changes in general market interest rates have a significant influence on the fair value of our portfolio. Specifically, the parts of the yield curve most closely related to our investments include the 3-year and 10-year U.S. Treasury securities. The yield on the 3-year U.S. Treasury note affects the values of our mortgage-backed securities, whereas the 10-year U.S. Treasury note influences the value of tax-exempt state and municipal obligations. The yield on the 3-year U.S. Treasury, which started the year at 3.07 percent, fell 16 basis points to 2.91 percent at June 30, 2008, and then dropped 191 basis points to close the year at 1.00 percent. Similarly, the yield on the 10-year U.S. Treasury fell only 5 basis points during the first half of 2008 before falling 174 basis points during the second half. Since bond prices move inversely to yields, we experienced an increase in the aggregate fair value of our investment portfolio.
We reported net unrealized holding gains, included as a separate component of stockholders’ equity of $1,671, net of income taxes of $861, at December 31, 2008, and $1,115, net of income taxes of $574, at December 31, 2007. Although interest rates substantially decreased and are expected to remain low for some time, no assurance can be given that this will in fact occur. We realize that increases in interest rates could negatively impact the market value of our investments and our capital position. In order to monitor the potential effects an increase in interest rates could have on the value of our investments, we perform stress test modeling on the portfolio. Stress tests conducted on our portfolio at December 31, 2008, indicated that should general market rates instantaneously increase by 100, 200 and 300 basis points, we would anticipate declines of 2.8 percent, 5.9 percent and 8.9 percent in the market value of our portfolio. Our IRR exposure with regard to market value depreciation weakened in comparison to the previous year end. At December 31, 2007, we anticipated market value

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
depreciation of 1.9 percent, 3.8 percent and 5.7 percent given the same rate shocks.
In order to independently measure our performance, we monitor and evaluate our investment portfolio with respect to total return and risk in comparison to national and market area industry benchmarks. Total return is a comprehensive industry-wide approach measuring investment portfolio performance. This measure is superior to measuring performance strictly on the basis of yield since it not only considers income earned similar to the yield approach, but also includes the reinvestment income on repayments and capital gains and losses, whether realized or unrealized. The total return of our investment portfolio improved to 8.3 percent in 2008 from 5.8 percent in 2007 and outperformed the Barclay’s Capital U.S. Aggregate Bond Index, formerly the Lehman Brothers Aggregate Bond Index. This index, which is used as a benchmark by most investment managers, scored a total return of 5.2 percent in 2008. In addition, our investment portfolio’s total return outperformed the average total return of 1.7 percent for the eight community banks located in our market area.
Consistent with the approach taken in assessing our performance with respect to return, we evaluate our risk in comparison to all other financial institutions. Risk is assessed by quantifying the average life of the investment portfolio as compared to U.S. Treasury securities. Average life is derived from the volatility of our total return to that of U.S. Treasury securities over a one-year time horizon. The amount of risk in our investment portfolio improved slightly in comparison to the previous year, as indicated by a reduction in the weighted-average life of the portfolio from 1.7 years in 2007 to 1.3 years in 2008. The risk associated with our portfolio was less than that of the same eight community banks, whose average life for their portfolios was 1.9 years. The total return for the eight community banks did not reflect the added risk in their portfolios. In general, the total return of an investment portfolio would be expected to increase as the average life of the portfolio increases. Based on a study from an independent national investment performance ranking company, our investment portfolio’s performance approximated the average performance for all FDIC-insured bank holding companies with respect to total return and risk over the previous 12 months.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The carrying values of the major classifications of available-for-sale securities as they relate to the total investment portfolio for the past five years are summarized as follows:
Distribution of investment securities available-for-sale

	2008		2007		2006		2005		2004
December 31	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

U.S. Government agencies					$39,201	42.98%	$42,711	40.69%	$44,645	37.59%
State and municipals:
Taxable			$5,227	13.26%	11,912	13.06	15,268	14.54	16,898	14.23
Tax-exempt	$47,007	58.34%	30,897	78.41	30,956	33.94	33,795	32.20	34,605	29.14
Mortgage-backed securities	32,226	40.00	1,904	4.83	7,760	8.51	12,217	11.64	21,281	17.92
Equity securities:
Restricted	1,116	1.38	1,128	2.86	1,206	1.32	808	0.77	1,153	0.97
Other	225	0.28	251	0.64	178	0.19	166	0.16	174	0.15

Total	$80,574	100.00%	$39,407	100.00%	$91,213	100.00%	$104,965	100.00%	$118,756	100.00%

Available-for-sale investment securities increased $41.2 million to $80.6 million at December 31, 2008, from $39.4 million at December 31, 2007. Due to the downturn in economic conditions, the strong loan demand experienced in 2007 subsided in 2008. Deposit gathering was strong, as stock market volatility caused investors to seek safer alternatives. As a result, excess funds were directed into the investment portfolio. Security purchases totaled $111.0 million in 2008, with the majority of the purchases occurring in the third and fourth quarters of the year. Specifically, we purchased $31.7 million in Government National Mortgage Association federal agency bonds, which are direct obligations of the U.S. Government, $16.8 million in tax-exempt obligations of states and municipalities and $2.5 million in restricted equity securities. In addition, at the close of the third quarter and beginning of the fourth quarter, corresponding with the announcement of the possible financial demise by several large commercial banks, we purchased $60.0 million in U.S. Treasury bills as an alternative to overnight federal funds. Repayments of investment securities totaled $70.5 million in 2008. We did not sell any securities in 2008 and 2007.
Investment securities averaged $44.1 million and equaled 8.0 percent of average earning assets in 2008, compared to $65.0 million and 12.3 percent in 2007. The tax-equivalent yield on the investment portfolio rose 74 basis points to 6.41 percent in 2008 from 5.67 percent in 2007.
At December 31, 2008, investment securities with an amortized cost of $31.9 million were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. At December 31, 2007, the amortized cost of pledged securities equaled $1.9 million. The fair value of such securities equaled $32.2 million at December 31, 2008, and $1.9 million at December 31, 2007.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
At December 31, 2008 and 2007, there were no securities of any individual issuer, except for U.S. Government agency mortgage-backed securities, that exceeded 10.0 percent of stockholders’ equity.
The maturity distribution of the amortized cost, fair value and weighted-average, tax-equivalent yield of the available-for-sale portfolio at December 31, 2008, is summarized as follows. The weighted-average yield, based on amortized cost, has been computed for tax-exempt state and municipals on a tax-equivalent basis using the prevailing federal statutory tax rate of 34.0 percent. The distributions are based on contractual maturity with the exception of mortgage-backed securities and equity securities. Mortgage-backed securities are presented based upon estimated cash flows, assuming no change in the current interest rate environment. Equity securities with no stated contractual maturities are included in the “After ten years” maturity distribution. Expected maturities may differ from contractual maturities, or estimated maturities for mortgage-backed securities, because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.
Maturity distribution of available-for-sale portfolio

			After one		After five
	Within		but within		but within		After
	one year		five years		ten years		ten years		Total
December 31, 2008	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Amortized cost:
State and municipals	$1,962	7.21%	$5,686	7.84%	$20,633	7.44%	$16,592	7.45%	$44,873	7.48%
Mortgage-backed securities	6,067	4.35	24,405	4.28	1,253	4.56	191	4.39	31,916	4.30
Equity securities:
Restricted							1,116	3.68	1,116	3.68
Other							137	2.68	137	2.68

Total	$8,029	5.05%	$30,091	4.95%	$21,886	7.28%	$18,036	7.15%	$78,042	6.12%

Fair value:
State and municipals	$1,999		$5,909		$22,087		$17,012		$47,007
Mortgage-backed securities	6,155		24,584		1,292		195		32,226
Equity securities:
Restricted							1,116		1,116
Other							225		225

Total	$8,154		$30,493		$23,379		$18,548		$80,574

For a discussion of the recent SFASs issued by the FASB related to investment securities, refer to the note entitled, “Summary of significant accounting policies — Investment securities,” in the Notes to Consolidated Financial Statements to this Annual Report.
Loan Portfolio:
Economic factors and how they affect loan demand are of extreme importance to us and the overall banking industry, as lending is a primary business activity. Loans are the most significant component of earning assets and

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
they generate the greatest amount of revenue for us. Similar to the investment portfolio, there are risks inherent in the loan portfolio that must be understood and considered in managing the lending function. These risks include IRR, credit concentrations and fluctuations in demand. Changes in economic conditions and interest rates affect these risks which influence loan demand, the composition of the loan portfolio and profitability of the lending function. A decline in corporate profits for the second consecutive year resulted in reduced business spending, along with demand for bank loans in 2008. Residential mortgage lending was again hindered by further retraction in the housing market.
According to the February 2009 Monetary Policy Report to Congress, earnings per share for S&P 500 firms fell by an estimated 17.0 percent in 2008. In addition, analysts are predicting further earnings declines for 2009. As a result, spending by businesses decreased 20.8 percent in 2008. Specifically, businesses curtailed spending for equipment and software by 28.8 percent and reduced their investment in nonresidential structures by 5.9 percent. The January 2009 “Senior Loan Officers Opinion Survey on Bank Lending Practices,” issued by the Board of Governors of the Federal Reserve System, indicated that a majority of responding banks in the United States reported that demand for business loans continued to weaken in the fourth quarter of 2008. Respondents noted that reduced demand reflected decreases in customers’ needs to finance investments in plant and equipment, mergers and acquisitions, inventory and accounts receivables. In addition, due to greater uncertainty in economic conditions, worsening industry-specific problems and a reduced tolerance for risk forced the majority of respondents to tighten lending standards and terms on commercial loans. Commercial loans, including commercial real estate loans for all FDIC-insured commercial banks, grew $139.4 billion or 6.2 percent to $2,373.9 billion at December 31, 2008, from $2,234.5 billion at the end of 2007. The loan growth was significantly less than the 14.6 percent growth experienced in the previous year.
The downward trend in the housing industry continued for the third straight year. The rate for a 30-year, fixed-rate mortgage decreased 77 basis points to 5.33 percent at December 31, 2008, from 6.10 percent at year-end 2007. Despite these very favorable mortgage rates, home sales declined further, as rising unemployment and declining household wealth hindered demand. In addition, as banks and mortgage companies tightened standards, many potential homebuyers with blemished credit histories found it difficult to obtain financing. In response to weak demand and large inventories, homebuilders continued to curtail new construction. As a result, real residential fixed investment contracted by 21.3 percent in 2008. Subsequent to year-end 2008, the number of housing starts plunged 16.8 percent in January, indicating the housing retraction will continue well into 2009. Northeastern Pennsylvania was not as severely impacted by the downturn in

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
the housing market as was the Nation. Contrary to national figures, home sales were stable in our market area, while home prices rose 1.4 percent.
The volume of mortgages originated by us and subsequently sold in the secondary market totaled $18.0 million in 2008, an increase of $3.8 million or 26.8 percent from $14.2 million in 2007. Gains realized on the sale of these loans were $467 in 2008 and $258 in 2007. Residential mortgage loans serviced for the Federal National Mortgage Association (“FNMA”) totaled $124.6 million at December 31, 2008, an increase of $7.9 million or 6.8 percent from $116.7 million at the end of 2007. Mortgage loans held for sale totaled $1.4 million at December 31, 2008, and $1.2 million at the end of 2007.
Despite the slight increase in home prices in our area and decrease in mortgage rates, we experienced a slight decrease in refinancing activity in 2008. Refinancings totaled $7.1 million in 2008, a decrease of $2.2 million or 23.7 percent from $9.3 million in 2007.
For a discussion of the recent SFAS, Staff Positions and Interpretation issued by the FASB related to mortgage servicing rights and transfers of financial assets associated with our secondary mortgage banking program, refer to the note entitled, “Summary of significant accounting policies - Mortgage servicing rights,” in the Notes to Consolidated Financial Statements to this Annual Report.
The composition of the loan portfolio at year end for the past five years is summarized as follows:
Distribution of loan portfolio

	2008		2007		2006		2005		2004
December 31	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Commercial, financial and others	$170,305	35.05%	$181,417	38.49%	$141,868	34.77%	$137,034	35.27%	$113,379	29.70%
Real estate:
Construction	25,332	5.21	12,810	2.72	5,513	1.35	2,575	0.66	6,704	1.76
Residential	112,053	23.06	110,633	23.47	98,262	24.08	92,717	23.86	92,325	24.19
Commercial	142,641	29.36	128,852	27.33	129,411	31.71	125,438	32.28	139,192	36.46
Consumer, net	32,812	6.76	35,149	7.46	31,500	7.72	29,157	7.50	27,893	7.31
Lease financing, net	2,739	0.56	2,483	0.53	1,520	0.37	1,682	0.43	2,230	0.58

Loans, net of unearned income	485,882	100.00%	471,344	100.00%	408,074	100.00%	388,603	100.00%	381,723	100.00%

Less: allowance for loan losses	5,255		4,624		4,435		4,128		3,859

Net loans	$480,627		$466,720		$403,639		$384,475		$377,864

The unprecedented loan demand experienced in the prior year subsided in 2008. Loans, net of unearned income, increased $14.6 million or 3.1 percent to $485.9 million at December 31, 2008, from $471.3 million at the end of 2007. Business loans, including commercial loans, commercial mortgages and lease financing, increased $2.9 million to $315.7 million at December 31, 2008, from $312.8 million at year-end 2007. Residential mortgage loans rose

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
$1.5 million to $112.1 million at the close of 2008 from $110.6 million at December 31, 2007. Due to a reduction in consumer spending on both durable and nondurable goods, consumer loans, including ready reserve and credit card loans, decreased $2.3 million or 6.6 percent to $32.8 million at December 31, 2008, from $35.1 million at December 31, 2007. We experienced a significant increase in the volume of construction loans, which include land development loans. Construction loans nearly doubled in 2008, ending the year at $25.3 million from $12.8 million at year-end 2007.
Loans averaged $495.4 million in 2008, an increase of $34.2 million or 7.4 percent compared to $461.2 million in 2007. Taxable loans increased $22.4 million, while tax-exempt loans rose $11.8 million. The loan portfolio continued to represent a significant portion of our earning asset mix. As a percentage of earning assets, average loans equaled 90.0 percent in 2008 and 87.1 percent in 2007.
Corresponding with movements in the federal funds target rate, the prime rate decreased 200 basis points to 5.25 percent during the first quarter of 2008 and fell another 25 basis points in the second quarter. The prime rate was stable during the third quarter before falling 175 basis points during the fourth quarter to 3.25 percent, as the financial crisis escalated. Due to the severe drop in the prime rate and an increase in the level of nonaccrual loans, the tax-equivalent yield on our loan portfolio decreased 84 basis points to 6.43 percent in 2008 from 7.27 percent in 2007. The effect of the decreases in the prime rate on our loan portfolio’s yield can be evidenced by evaluating quarterly loan yields. Loan yields steadily declined over the course of the year in response to movements in the prime rate and to a lesser extent, the placement of more loans on nonaccrual status in 2008, which is discussed later in the section entitled “Asset Quality” to this Management’s Discussion and Analysis. In response to the 200 basis point adjustment in the first quarter of 2008, the tax-equivalent yield on the loan portfolio fell 33 basis points to 6.87 percent from 7.20 percent in the fourth quarter of 2007. The yield on the loan portfolio fell another 27 basis points in the second quarter and 16 basis points in the third quarter. The largest decrease was 60 basis points in the fourth quarter to 5.84 percent, which reflected a sustained low interest rate environment as well as the 175 basis point prime rate decline. The FOMC has indicated that interest rates will remain at extremely low levels for some time due to the severity of the recent financial crisis. As a result, we anticipate a further decline in the tax-equivalent yield on our loan portfolio, as adjustable-rate loans continue to reprice downward.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The maturity distribution and repricing information of the loan portfolio by major classification at December 31, 2008, is summarized as follows:
Maturity distribution and interest sensitivity of loan portfolio

		After one
	Within	but within	After
December 31, 2008	one year	five years	five years	Total

Maturity schedule:
Commercial, financial and others	$66,318	$49,786	$54,201	$170,305
Real estate:
Construction	15,901	4,973	4,458	25,332
Residential	15,983	49,858	46,212	112,053
Commercial	20,573	53,515	68,553	142,641
Consumer, net	4,636	23,015	5,161	32,812
Lease financing, net	548	2,191		2,739

Total	$123,959	$183,338	$178,585	$485,882

Predetermined interest rates	$53,231	$110,888	$77,948	$242,067
Floating or adjustable interest rates	70,728	72,450	100,637	243,815

Total	$123,959	$183,338	$178,585	$485,882

As previously mentioned, there are numerous risks inherent in the loan portfolio. We manage the portfolio by employing sound credit policies and utilizing various modeling techniques in order to limit the effects of such risks. In addition, we continuously monitor our liquidity position so that adequate funds are available to meet loan demand. Based on our asset/liability simulation model, we feel confident that loan demand can be facilitated through payments and prepayments on investments and loans, and increases in core deposits. We expect to receive approximately $132.1 million from repayments on loans and investment securities during 2009. In the event an unforeseen increase in loan demand arises, we could facilitate the demand by aggressively competing for deposits, by selling available-for-sale securities or by utilizing various credit products available through the Federal Home Loan Bank of Pittsburgh (“FHLB-Pgh”).
In an attempt to limit IRR and liquidity strains, we continually examine the maturity distribution and interest rate sensitivity of the loan portfolio. Our asset/liability management strategy in 2008 involved emphasizing fixed-rate loans. As a result, fixed-rate loans represented 49.8 percent of the loan portfolio at December 31, 2008, compared to 47.7 percent at the end of 2007. Fixed-rate loans increased $17.3 million or 7.7 percent to $242.1 million at December 31, 2008, from $224.8 million at December 31, 2007. Comparatively, floating or adjustable-rate loans decreased $2.7 million or 1.1 percent in 2008. Approximately 39.6 percent of the loan portfolio is expected to reprice within the next 12 months. As previously mentioned, general market interest rates are anticipated to remain at current low levels for a sustained period of time. Accordingly, we plan to continue to place emphasis on originating medium-term, fixed-

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
rate loans until such time when rates appear to be headed higher and emphasis will again be shifted towards obtaining adjustable-rate loans.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The contractual amounts of off-balance sheet commitments at year-end for the past five years are summarized as follows:
Distribution of off-balance sheet commitments

December 31	2008	2007	2006	2005	2004

Commitments to extend credit	$69,235	$80,675	$60,878	$59,135	$49,504
Unused portions of lines of credit	19,855	17,901	21,091	20,257	12,776
Commercial letters of credit	15,447	19,634	21,405	18,565	9,062

Total	$104,537	$118,210	$103,374	$97,957	$71,342

We record an allowance for credit losses, if deemed necessary, separately as a liability. No allowance was deemed necessary at December 31, 2008 and 2007. We do not anticipate that losses, if any, that may occur as a result of funding off-balance sheet commitments, would have a material adverse effect on our operating results or financial position.
For a discussion of the recent Staff Accounting Bulletin issued by the Securities and Exchange Commission related to loan commitments, refer to the note entitled, “Summary of significant accounting policies — Off-balance sheet financial instruments,” in the Notes to Consolidated Financial Statements to this Annual Report.
For a discussion of the recent Staff Position and Interpretation issued by the FASB related to credit derivatives and certain guarantees, refer to the note entitled, “Summary of significant accounting policies — Off-balance sheet financial instruments,” in the Notes to Consolidated Financial Statements to this Annual Report.
Asset Quality:
Credit quality continued to be of great concern to the banking industry and bank regulators given the recent financial crisis, characterized by rapidly rising unemployment and record foreclosure and delinquency rates. According to the National Delinquency Survey of the Mortgage Bankers Association (“MBA”), delinquency rates skyrocketed in the fourth quarter of 2008. The delinquency rate for one-to-four family residential mortgages was 7.88 percent of all loans outstanding in the fourth quarter of 2008, an increase of 89 basis points from the third quarter and 206 basis points from one year ago. The delinquency rate was the highest rate ever reported by the MBA since its inception in 1972. In addition, the percentage of loans in foreclosure was 3.30 percent, an increase of 126 basis points from 2007. The recent escalation in national foreclosure rates has yet to be evidenced in our market area. According to RealtyTrac, a foreclosure tracking service, foreclosure rates in our market area were approximately 0.10 percent at December 31, 2008.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Several issues are cited as reasons for the housing market credit crisis including:
•	Subprime lending;

•	Adjustable-rate mortgages and home equity lines of credit;

•	Deflation in real estate values; and

•	Rising unemployment.
Subprime lending generally refers to lending to borrowers who do not qualify for prime interest rates because of one or more of the following criteria: (i) weakened credit histories; (ii) previous charge-offs; (iii) judgments or bankruptcies; (iv) low credit scores; (v) high debt-burden ratios; or (vi) high loan-to-value ratios. These borrowers are charged either higher or adjustable interest rates to compensate for the greater credit risk. Although delinquency rates for both prime loans and subprime loans increased in 2008, the increase was significantly more pronounced for subprime loans. According to the MBA, the delinquency rate for subprime loans escalated 457 basis points, while the delinquency rate for prime loans rose 182 basis points comparing 2008 and 2007. In addition, the foreclosure rate for subprime loans rose 506 basis points compared to an increase of 92 basis points for prime loans.
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
In addition to subprime borrowers, many borrowers with good credit were attracted to adjustable-rate mortgage loans because of their lower initial interest rates. Furthermore, many homeowners borrowed against their rising home values through home equity lines of credit having adjustable interest rates. Many of these loans were tied to the 6-month London Interbank Offer Rate (“LIBOR”), which reached historically high levels during 2006. As a result, debt service costs for adjustable-rate borrowers escalated by overwhelming proportions. Although LIBOR fell significantly from its high during mid-2006, the damage was already done. According to the MBA, nationwide 48.0 percent of all subprime adjustable-rate mortgages were at least one payment past due.
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
Thirdly, the increase in property values over the past few years caused some financial institutions to extend credit based on inflated collateral values. As a result, banks may not be able to realize a liquidation value at or beyond the amount of debt owed in order to facilitate a secondary source of repayment. These factors subjected the banking industry to increased levels of nonperforming assets and loan charge-offs. As a result, the profitability of financial institutions has been adversely affected as banks were forced to increase their provision for loan losses or sustain losses upon liquidating collateral.
Finally, the recent rise in unemployment has exacerbated delinquency rates. According to the MBA, delinquency rates are continuing to climb for prime and subprime fixed-rate loans, which are driven by job and wealth losses rather than changes in payments.
As a result of these influences, the banking industry experienced substantial asset quality deterioration in 2008. For all FDIC-insured commercial banks, nonperforming loans and leases increased $111.8 billion or 128.8 percent to $198.6 billion at December 31, 2008, from $86.8 billion at the end of 2007. Banks experienced increases in the level of nonperforming loans for all major categories. However, increased delinquencies in real estate loans, specifically real estate construction loans, had the greatest impact on nonperforming asset levels. The ratio of nonperforming assets to total assets for these institutions increased to 1.82 percent at December 31, 2008, from 0.86 percent at year-end 2007. In addition, net charge-offs for these institutions increased 130.6 percent comparing 2008 and 2007. As a result, FDIC-insured commercial banks increased their loan loss provisions 163.9 percent in 2008.
Similar to all FDIC-insured commercial banks, insured Pennsylvania banks also experienced significant asset quality deterioration, as evidenced by a 113.9 percent increase in nonperforming assets to $2,828.6 billion at December 31, 2008, from $1,322.3 billion at the end of 2007. In addition, net charge-offs for these institutions increased 105.1 percent while their loan loss provisions increased 156.0 percent.
With regard to managing our exposure to credit risk caused by devaluations in real estate values, according to our Loan Policy, maximum loan-to-value ratios for commercial mortgage loans cannot exceed 80.0 percent of the lower of cost or appraised value. With regard to residential mortgages, customers with loan-to-value ratios between 80.0 percent and 100.0 percent are required to obtain PMI. There are no residential mortgage loans outstanding with loan-to-value ratios in excess of 100.0 percent. The 80.0

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
percent loan-to-value threshold provides a cushion in the event the property is devalued. PMI is used to protect us from loss in the event loan-to-value ratios exceed 80.0 percent and the customer defaults on the loan. Written appraisals are obtained prior to approval for all real estate loans. Appraisals are performed by an independent appraiser engaged by us, not the customer, who is either state certified or state licensed depending upon collateral type and loan amount.
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
Distribution of nonperforming assets

December 31	2008	2007	2006	2005	2004

Nonaccrual loans:
Commercial, financial and others	$7,608	$2,444	$1,060	$1,574	$849
Real estate:
Construction	8,775
Residential	1,070	755	414	1,088	989
Commercial	5,498	2,057	442	626	134
Consumer, net	117	77	94	98
Lease financing, net

Total nonaccrual loans	23,068	5,333	2,010	3,386	1,972

Accruing loans past due 90 days or more:
Commercial, financial and others	170	80	13	62	91
Real estate:
Construction
Residential	75	295	217	230	367
Commercial	417	1,757		103	286
Consumer, net	104	85	60	118	169
Lease financing, net	69	17	2	33

Total accruing loans past due 90 days or more	835	2,234	292	546	913

Total nonperforming loans	23,903	7,567	2,302	3,932	2,885

Foreclosed assets	336	125	352	363	399

Total nonperforming assets	$24,239	$7,692	$2,654	$4,295	$3,284

Ratios:
Nonperforming loans as a percentage of loans, net	4.92%	1.61%	0.56%	1.01%	0.76%
Nonperforming assets as a percentage of loans, net, and foreclosed assets	4.99%	1.63%	0.65%	1.10%	0.86%
Similar to the banking industry, we also experienced asset quality deterioration. The downturn in economic conditions and the financial crisis adversely affected our commercial customer base, especially in the land development sector. As a result, nonperforming assets increased $16.5 million to $24.2 million or 4.99 percent of loans, net of unearned income, and foreclosed assets at December 31, 2008, from $7.7 million or 1.63 percent at the end of 2007. The deterioration resulted primarily from a $17.7 million increase in nonaccrual loans, partially offset by a reduction of $1.4 million in accruing loans past due 90 days or more. Foreclosed assets increased $211.
The majority of the increase in nonaccrual loans is attributable to sustained weakness in the commercial real estate and land development markets and the economy in general. These conditions had a significant impact on the financial condition of three borrowers involved in various commercial real estate and land development projects. The aggregate balance of the credits of these borrowers was $13.7 million and represented 77.4

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
percent of the total increase in nonaccrual loans. Management believes that the adverse impact from these certain larger balance loans does not reflect a deterioration of asset quality in the overall loan portfolio. We have placed special emphasis on remedying these credits in the near term through ramping up our special assets department.
There were two properties with an aggregate carrying value of $125 in foreclosed assets at December 31, 2007. These properties were sold in 2008 for $137, which resulted in a net gain of $12 recognized on the sales. During 2008, three properties with an aggregate carrying value of $336 were transferred into foreclosed assets. These three properties remained in foreclosed assets at December 31, 2008. The carrying values of all foreclosed properties at December 31, 2008, did not exceed 80.0 percent of their collateral values in the case of residential properties and 75.0 percent of their collateral values in the case of commercial properties.
We maintain the allowance for loan losses at a level we believe adequate to absorb probable credit losses related to specifically identified loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of the balance sheet date. The balance in the allowance for loan losses account is based on past events and current economic conditions. We employ the Federal Financial Institutions Examination Council Interagency Policy Statement, as amended, and GAAP in assessing the adequacy of the allowance account. Under GAAP, the adequacy of the allowance account is determined based on the provisions of SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” for loans specifically identified to be individually evaluated for impairment, and the requirements of SFAS No. 5, “Accounting for Contingencies,” for large groups of smaller-balance homogeneous loans to be collectively evaluated for impairment.
We follow our systematic methodology in accordance with procedural discipline by applying it in the same manner regardless of whether the allowance is being determined at a high point or a low point in the economic cycle. Each quarter, our loan review division identifies those loans to be individually evaluated for impairment and those to be collectively evaluated for impairment utilizing a standard criteria. Internal loan review grades are assigned quarterly to loans identified to be individually evaluated. A loan’s grade may differ from period to period based on current conditions and events, however, we consistently utilize the same grading system each quarter. We consistently use loss experience from the latest twenty quarters in determining the historical loss factor for each pool collectively evaluated for impairment. Qualitative factors are evaluated in the same manner each quarter and are adjusted within a relevant range of values based on current conditions to assure directional consistency of the allowance for loan loss account.

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
Distribution of impaired loans

December 31	2008	2007	2006	2005	2004

Nonaccrual loans:
Commercial, financial and others	$7,608	$2,444	$1,060	$1,574	$849
Real estate:
Construction	8,775
Residential	1,070	755	414	1,088	989
Commercial	5,498	2,057	442	626	134
Consumer, net	117	77	94	98
Lease financing, net

Total nonaccrual loans	23,068	5,333	2,010	3,386	1,972

Accruing loans:
Commercial, financial and others	1,920	2,338	1,312	638	3,839
Real estate:
Construction	1,512				50
Residential	486			158	376
Commercial	6,904	7,247	6,334	1,464	829
Consumer, net	9		44	61
Lease financing, net

Total accruing loans	10,831	9,585	7,690	2,321	5,094

Total impaired loans	$33,899	$14,918	$9,700	$5,707	$7,066

Ratio:
Impaired loans as a percentage of loans, net	6.98%	3.16%	2.38%	1.47%	1.85%
Similar to the reasons stated previously for the increase in nonaccrual loans, a significant portion of the $19.0 million increase in impaired loans resulted from the impairment of loans from three commercial customers. Specifically, we downgraded and placed on nonaccrual the credits of two of these commercial customers involved in residential real estate developments in Monroe County. The ratings of these credits were downgraded in response to a significant slowing in the real estate market within this

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
area. The third commercial customer is involved in commercial land development in Lackawanna County. These credits, as well as all impaired loans, are closely monitored by our loan review and special assets departments. Although total impaired loans increased 127.2 percent, the related allowance associated with impaired loans, representing collateral deficiencies below that of the carrying value of the loans, increased only $356 or 11.1 percent. We recognized confirmed losses, as a charge to the allowance for loan losses account, for these three impaired loans resulting in partial charge-offs totaling $767 in the third quarter of 2008. Overall, the specific reserve of $3,572, which was included in the allowance for loan losses at December 31, 2008, covered the entire estimated loss exposure related to collateral deficiencies for all impaired loans.
At December 31, 2008 and 2007, we had a recorded investment in impaired loans of $33.9 million and $14.9 million. The recorded investment in impaired loans averaged $32.8 million in 2008 and $12.4 million in 2007. As of December 31, 2008, the amount of recorded investment in impaired loans for which there was a related allowance for loan losses was $19.7 million. The amount of the corresponding allowance was $3.6 million. Comparatively, the amount of these loans and their related allowance was $7.6 million and $3.2 million at December 31, 2007. The amount of recorded investment for which there was no related allowance for loan losses was $14.2 million and $7.3 million at December 31, 2008 and 2007. Interest income, related to impaired loans, would have been $2,349 in 2008 and $902 in 2007 had the loans been current and the terms of the loans not been modified. Interest recognized on impaired loans amounted to $1,621 in 2008 and $882 in 2007. Included in these amounts was interest recognized on a cash basis of $1,400 and $681. Cash received on impaired loans, applied as a reduction of principal, totaled $2,900 in 2008 and $1,173 in 2007. At December 31, 2008, we had a $508 commitment to one commercial customer with impaired loans. There were no commitments to extend additional funds to customers with impaired loans at December 31, 2007.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
A reconciliation of the allowance for loan losses and an illustration of charge-offs and recoveries by major loan category for the past five years are summarized as follows:
Reconciliation of allowance for loan losses

December 31	2008	2007	2006	2005	2004

Allowance for loan losses at beginning of period	$4,624	$4,435	$4,128	$3,859	$3,584
Loans charged-off:
Commercial, financial and others	172	177	199	45	33
Real estate:
Construction
Residential	58	15	187	116	104
Commercial	749	24	33	128	21
Consumer, net	241	225	298	297	324
Lease financing, net	16

Total	1,236	441	717	586	482

Loans recovered:
Commercial, financial and others	12	32	12	1	23
Real estate:
Construction
Residential	3	3	4	13	15
Commercial					1
Consumer, net	92	70	118	59	118
Lease financing, net

Total	107	105	134	73	157

Net loans charged-off	1,129	336	583	513	325

Provision for loan losses	1,760	525	890	782	600

Allowance for loan losses at end of period	$5,255	$4,624	$4,435	$4,128	$3,859

Ratios:
Net loans charged-off as a percentage of average loans outstanding	0.23%	0.07%	0.14%	0.13%	0.09%
Allowance for loan losses as a percentage of period end loans	1.08%	0.98%	1.09%	1.06%	1.01%
The allowance for loan losses equaled $5,255 at December 31, 2008, an increase of $631 compared to $4,624 at December 31, 2007. The increase resulted from the provision for loan losses exceeding net loans charged-off. The allowance for loan losses, as a percentage of loans, net of unearned income, was 1.08 percent at the end of 2008, compared to 0.98 percent at the end of 2007.
Past due loans not satisfied through repossession, foreclosure or related actions, are evaluated individually to determine if all or part of the outstanding balance should be charged against the allowance for loan losses account. Any subsequent recoveries are credited to the allowance account. Net loans charged-off increased $793 or 236.0 percent to $1,129 in 2008 from $336 in 2007. Net charge-offs, as a percentage of average loans outstanding, equaled 0.23 percent in 2008 and 0.07 percent in 2007. For our peer group, a group of 405 bank holding companies located within the Federal Reserve District of Philadelphia with consolidated assets between $500.0 million and $1.0 billion, net charge-offs, as a percentage of

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
average loans outstanding, increased to 0.50 percent in 2008 from 0.17 percent in 2007.
The allocation of the allowance for loan losses for the past five years is summarized as follows:
Allocation of the allowance for loan losses

	2008		2007		2006		2005		2004
		Category as a		Category as a		Category as a		Category as a		Category as a
		% of		% of		% of		% of		% of
December 31	Amount	loans	Amount	loans	Amount	loans	Amount	loans	Amount	loans

Allocated allowance:
Specific:
Commercial, financial and others	$1,533	1.96%	$2,216	1.01%	$1,000	0.58%	$1,549	0.57%	$679	1.23%
Real estate:
Construction	1,516	2.12							50	0.01
Residential	169	0.32	63	0.16	4	0.10	298	0.32	272	0.36
Commercial	253	2.55	860	1.97	1,292	1.66	234	0.54	178	0.25
Consumer, net	101	0.03	77	0.02	114	0.03	125	0.04
Lease financing, net

Total specific	3,572	6.98	3,216	3.16	2,410	2.37	2,206	1.47	1,179	1.85

Formula:
Commercial, financial and others	253	33.09	247	37.48	120	34.19	123	34.70	149	28.47
Real estate:
Construction	37	3.09		2.72		1.35		0.66		1.75
Residential	246	22.74	108	23.31	231	23.98	201	23.54	348	23.83
Commercial	522	26.81	118	25.36	289	30.05	271	31.74	530	36.21
Consumer, net	511	6.73	344	7.44	374	7.69	360	7.46	288	7.31
Lease financing, net	7	0.56		0.53		0.37		0.43	1	0.58

Total formula	1,576	93.02	817	96.84	1,014	97.63	955	98.53	1,316	98.15

Total allocated allowance	5,148	100.00%	4,033	100.00%	3,424	100.00%	3,161	100.00%	2,495	100.00%

Unallocated allowance	107		591		1,011		967		1,364

Total	$5,255		$4,624		$4,435		$4,128		$3,859

The allocated element of the allowance for loan losses account increased $1,115 to $5,148 at December 31, 2008, compared to $4,033 at December 31, 2007. The addition to the allowance resulted from an increase of $759 in the formula portion for the impairment of loans collectively evaluated under SFAS No. 5, coupled with a $356 increase in the specific portion for the impairment of loans individually evaluated under SFAS No. 114. In addition to this most likely point estimate, we are also required in accordance with regulatory guidance to develop a range of estimated losses for the allocated element based on degrees of risk. The range of estimated losses for the allocated element was from $4,665 to $5,390 at December 31, 2008.
With regard to the increase in the formula portion, the total loss factors for collectively evaluated loans increased from year-end 2007 due to a higher amount of average net charge-offs for the past five consecutive years and an increase in the qualitative factors. The increase in the

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
qualitative factors is directionally consistent with the downturn in asset quality and overall economic conditions. The increase in the specific portion reflected increases in the collateral deficiencies for land development loans, which are included in construction loans.
The unallocated element equaled $107 or 2.0 percent of the total allowance for loan losses at December 31, 2008, compared to $591 or 12.8 percent at December 31, 2007. The reduction in the unallocated reserve was a result of management’s reassessment of the qualitative factors in the formula portion of the allocated reserve given recent changes in economic conditions. As is inherent with all estimates, the allowance for loan losses methodology is subject to a certain level of imprecision as it provides reasonable, but not absolute, assurance that the allowance will be able to absorb probable losses, in their entirety, as of the financial statement date. Factors, among others, including judgments made in identifying those loans considered impaired, appraisals of collateral values and measurements of certain qualitative factors, all cause this imprecision and support the establishment of the unallocated element. We believe the unallocated element is sufficient to cover any inherent losses in the loan portfolio that have not been identified as part of the allocated element at December 31, 2008.
The coverage ratio, the allowance for loan losses account, as a percentage of nonperforming loans, is an industry ratio used to test the ability of the allowance account to absorb potential losses arising from nonperforming loans. This ratio weakened to 22.0 percent at December 31, 2008, from 61.1 percent at December 31, 2007. The increase in the volume of nonaccrual loans was the predominant factor causing the weakness. Despite the reduction in our coverage ratio, we believe that our allowance account was more than adequate to absorb all potential losses associated with nonperforming loans at December 31, 2008. The amount of impaired loans having sufficient collateral coverage increased from $7,343 at year-end 2007 to $14,192 at year-end 2008. No allowance would be necessary to absorb potential losses on these loans as the collateral, based on appraised values, should meet or exceed any shortfall in case of default.
Deposits:
Disposable personal income (“DPI”) in the United States of America rose 4.7 percent in 2008. However, all of the increase in DPI occurred during the first half of the year, which more than offset reductions of 3.9 percent and 1.8 percent in the third and fourth quarters of 2008. The declines in the second half of the year were due to lost income from salaries and wages resulting from the rising number of job cuts. In addition, household wealth continued to fall in 2008, as home and equity values continued to fall. As a result of these negative influences and overall fear of the economy,

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
consumers began to curtail spending and increase their level of savings. The savings rate increased to 1.7 percent in 2008, compared to 0.6 percent in 2007. Due to volatility in the stock market, investors sought out the safety of traditional bank products, as total deposits for FDIC-insured commercial banks grew $772.2 billion or 10.6 percent in 2008 after increasing $578.4 billion or 8.6 percent in 2007. For 2008, interest-bearing deposits grew $540.3 billion or 8.8 percent, while noninterest-bearing deposits rose $231.9 billion or 19.3 percent. Contrarily, FDIC-insured Pennsylvania banks did not experience strong deposit growth. Due to the increasing number of bank closings and consolidations, total deposits for these institutions declined $35.3 billion or 16.5 percent in 2008.
Our deposit base is the primary source of funds to support our operations. We offer a variety of deposit products to meet the needs of our individual and commercial customers. Similar to the banking industry, stock market volatility aided our deposit gathering, as many customers returned to the safety of bank deposits. As a result, we also experienced strong demand for our deposit products in 2008. Total deposits grew $50.9 million or 10.4 percent to $542.3 million at December 31, 2008, from $491.4 million at the end of 2007. Total deposits increased by a modest $7.9 million or 1.6 percent in 2007. For 2008, interest-bearing accounts increased $46.5 million or 11.2 percent. As previously mentioned, our deposit gathering was significantly affected by the drilling for natural gas within our market area. We offered customers receiving monies for drilling rights a special short-term certificate of deposit bearing a promotional interest rate. As a result, large denomination time deposits grew $38.3 million, while time deposits less than $100 increased $7.0 million. We experienced only a moderate increase in interest-bearing transaction accounts, which include money market, NOW and savings accounts. The aggregate increase for these accounts was $1.2 million. Noninterest-bearing accounts rose $4.4 million or 5.9 percent. CB&T DirectSM, in its second year of existence, continued to positively impact noninterest-bearing deposits.
The average amount of, and the rate paid on, the major classifications of deposits for the past five years are summarized as follows:
Deposit distribution

	2008		2007		2006		2005		2004
	Average	Average	Average	Average	Average	Average	Average	Average	Average	Average
Year Ended December 31	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Interest-bearing:
Money market accounts	$25,871	1.74%	$27,466	2.84%	$30,220	2.58%	$24,694	1.56%	$20,098	1.06%
NOW accounts	71,820	2.16	67,612	3.07	60,814	2.40	54,354	1.66	42,480	1.00
Savings accounts	103,237	0.99	102,767	1.46	109,588	1.32	120,550	0.93	129,564	0.76
Time deposits less than $100	171,337	3.96	177,372	4.40	187,385	4.05	180,457	3.65	180,044	3.68
Time deposits $100 or more	60,161	4.14	40,888	4.76	24,599	4.38	28,484	3.52	29,488	3.31

Total interest-bearing	432,426	2.84%	416,105	3.39%	412,606	2.99%	408,539	2.45%	401,674	2.30%
Noninterest-bearing	81,521		75,779		71,853		71,606		63,954

Total deposits	$513,947		$491,884		$484,459		$480,145		$465,628

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Total deposits averaged $513.9 million in 2008, an increase of $22.0 million or 4.5 percent, compared to $491.9 million in 2007. Average noninterest-bearing deposits increased $5.7 million, while average interest-bearing accounts grew $16.3 million. The growth in noninterest-bearing deposits reflected customers reduced tolerance for risk, as well as popularity of our remote deposit capture service. With regard to interest-bearing deposits, total time deposits increased $13.2 million, which was caused by the influx of monies from the promotional gas lease certificates of deposit. Growth in NOW and savings accounts of $4.2 million and $0.5 million, was partially offset by a decrease in money market accounts of $1.6 million.
Interest rates declined dramatically over the course of the year with changes in monetary policy. As a result, the banking industry experienced a sharp decrease in funding costs. For insured institutions, the cost of funding earning assets declined 127 basis points from 3.40 percent in 2007 to 2.13 percent in 2008. Similarly, funding costs for Pennsylvania banks decreased 90 basis points comparing 2008 and 2007.
We regularly monitor interest rates of local competitors and prevailing market rates when setting interest rates on our deposit products. Price competition for deposits in our market area was, for the most part, subdued during 2008. As previously mentioned, the FOMC reduced short-term interest rates a total of 400 basis points over the course of the year. In addition, short-term U.S. Treasury rates declined during this period as bond prices rose amid weakening equity markets. For community banks in our market area, the average rate paid for a 6-month certificate fell 121 basis points during the first half of the year, from 3.36 percent at January 1, 2008, to 2.15 percent at June 30, 2008. Similarly, the average rate paid for the 24-month certificate decreased 122 basis points to 2.59 percent mid-year, from 3.81 percent at the beginning of 2008. In addition, the rate paid for a longer-term, 60-month certificate decreased 83 basis points to 3.43 percent at the close of the second quarter from 4.26 percent at the beginning of 2008. Later in the year, short-term and long-term certificate of deposit rates decreased further in response to the 175 basis point decrease in the federal funds target rate and further reductions in U.S. Treasury rates. The average rate paid for the 6-month and 24-month certificates decreased 67 basis points and 58 basis points to 1.48 percent and 2.01 percent at December 31, 2008, while the average rate on a 60-month certificate declined 47 basis points to 2.96 percent.
We did not aggressively compete for deposits in 2008. However, being a community bank, we wanted to retain our current customer base and maintain market share. For the majority of 2008, we continued to offer our 5-month, nonrenewable certificate of deposit promotion. At the beginning of the fourth quarter, we discontinued this offering in response to short-term

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
interest rates reaching historic lows. At this time, we began offering promotional rates on certificates of deposit with 60-month, 72-month and 90-month maturity terms to entice depositors to lock in long-term at comparatively lower interest rates than historically offered. At the end of 2008, the rates offered for these certificates of deposit were 2.97 percent for the 60-month term, 3.46 percent for the 72-month term and 3.70 percent for the 90-month term. On January 1, 2008, the rate paid for the 5-month certificate was 4.17 percent. Corresponding with decreases in short-term rates, we reduced the rate paid for this product 194 basis points to 2.23 percent at September 30, 2008, before discontinuing this product. In addition to these promotional rate offerings, during the second quarter of 2008, we began offering the gas lease certificate of deposit with an initial promotional rate of 5.10 percent and a term that did not exceed 12 months. This rate fell to a low of 3.00 percent on October 9, 2008, before this promotional certificate was discontinued on December 19, 2008.
Our cost of deposits fell 55 basis points to 2.84 percent in 2008, from 3.39 percent in 2007. The decline in deposit costs was steady throughout the year in response to movements in general market interest rates. For the first quarter, our cost of deposits averaged 3.20 percent, a decrease of 14 basis points compared to 3.34 percent in the fourth quarter of 2007. Deposit costs fell 31 basis points to 2.89 percent in the second quarter, 15 basis points to 2.74 percent in the third quarter and another 16 basis points in the fourth quarter to 2.58 percent. The FOMC has indicated that interest rates will remain low for some time. As a result, we anticipate a further decline in our cost of deposits, as certificates of deposit reprice at lower interest rates. However, no assurance can be given that interest rates will remain low. In addition, should competition increase in our market areas, we may need to compete more aggressively for deposits to support our liquidity position, thereby adversely affecting our deposit costs.
An influx of monies from gas lease certificates of deposit caused a $38.3 million increase in volatile deposits, time deposits $100 or more, to $81.5 million at December 31, 2008, from $43.2 million at the end of 2007. Large denomination time deposits averaged $60.2 million in 2008, an increase of $19.3 million or 47.2 percent from $40.9 million in 2007. Our average cost of these funds decreased 62 basis points to 4.14 percent in 2008, from 4.76 percent in 2007. This type of funding is susceptible to being withdrawn by the depositor in order to obtain a higher yield at any time and is therefore not considered to be a strong source of liquidity. Despite the increase in time deposits, we continued to be less reliant on this type of funding as compared to our peer group. Our ratio of average volatile deposits, as a percentage of average total assets, equaled 10.4 percent in 2008, compared to 15.3 percent for our peer group.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Maturities of time deposits $100 or more for the past five years are summarized as follows:
Maturity distribution of time deposits $100 or more

December 31	2008	2007	2006	2005	2004

Within three months	$19,271	$11,336	$5,307	$3,964	$7,353
After three months but within six months	20,470	8,040	6,923	2,547	4,426
After six months but within twelve months	25,522	12,702	13,136	4,238	6,198
After twelve months	16,272	11,148	10,554	12,830	16,515

Total	$81,535	$43,226	$35,920	$23,579	$34,492

In addition to deposit gathering, we have in place a secondary source of liquidity to fund operations through exercising existing credit arrangements with the FHLB-Pgh. We had only minimal reliance on this type of funding in 2008 and 2007. For a further discussion of our borrowings and their terms, refer to the note entitled, “Short-term borrowings,” in the Notes to Consolidated Financial Statements to this Annual Report.
As an alternative to using investment securities to serve as collateral for deposits, we utilized irrevocable letters of credit issued by the FHLB-Pgh on our behalf to secure public funds in 2008 and 2007. The FHLB-Pgh guarantees payment to the depositors in the event of our default. We are obligated to reimburse the FHLB-Pgh for all payments made under the irrevocable letters of credit. The carrying amount of the FHLB-Pgh irrevocable letters of credit that serve as collateral for deposits was $17.0 million at December 31, 2008, and $50.1 million at December 31, 2007.
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
In response to the downturn in economic conditions, the FOMC eased monetary policy 225 basis points over the first half of 2008. Later in the year, as economic conditions further deteriorated, the FOMC continued to aggressively ease monetary policy and established a target range for the federal funds rate of 0 to 25 basis points. The FOMC has indicated that economic conditions are likely to warrant exceptionally low interest rate levels for some time. Given these conditions, IRR and the ability to effectively manage it, are extremely critical to both bank management and regulators. Bank regulations require us to develop and maintain an IRR management program, overseen by the Board of Directors and senior management, that involves a comprehensive risk management process in order to effectively identify, measure, monitor and control risk. Should we have material weaknesses in our risk management process or high exposure relative to capital, bank regulatory agencies will take action to remedy these shortcomings. Moreover, the level of IRR exposure and the quality of our risk management process is a determining factor when evaluating capital adequacy.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Management analyzes our exposure to market risk with respect to financial position through simulation analysis utilizing interest rate shocks. The model analyzes the effects instantaneous parallel shifts of plus or minus 100 basis points will have on the economic values of other financial instruments. The results of the model at December 31, 2008, are summarized as follows:
Changes in fair value of financial instruments

	Fair Value
December 31, 2008	+100 BPS	Level	-100 BPS

Financial assets:
Cash and due from banks	$8,017	$8,017	$8,017
Federal funds sold	12,700	12,700	12,700
Investment securities	78,334	80,574	82,346
Loans held for sale, net	1,390	1,390	1,390
Net loans	481,045	487,917	495,345
Mortgage servicing rights	578	578	578
Accrued interest receivable	2,143	2,143	2,143

Total	$584,207	$593,319	$602,519

Financial liabilities:
Noninterest-bearing deposits	$79,674	$79,674	$79,674
Money market, NOW and savings accounts	210,867	210,867	210,867
Time deposits	255,723	260,019	264,240
Accrued interest payable	1,815	1,815	1,815

Total	$548,079	$552,375	$556,596

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
Interest rate sensitivity

		Due after	Due after
		three months	one year
	Due within	but within	but within	Due after
December 31, 2008	three months	twelve months	five years	five years	Total

Rate-sensitive assets:
Investment securities	$1,645	$6,509	$30,493	$41,927	$80,574
Loans held for sale, net	1,390				1,390
Loans, net of unearned income	127,717	64,746	212,130	81,289	485,882
Federal funds sold	12,700				12,700

Total	$143,452	$71,255	$242,623	$123,216	$580,546

Rate-sensitive liabilities:
Money market accounts	$21,155	$7,052			$28,207
NOW accounts	65,422	16,287			81,709
Savings accounts	9,998		$90,953		100,951
Time deposits less than $100	33,152	47,249	75,822	$13,992	170,215
Time deposits $100 or more	19,271	45,992	13,066	3,206	81,535

Total	$148,998	$116,580	$179,841	$17,198	$462,617

Rate-sensitivity gap:
Period	$(5,546)	$(45,325)	$62,782	$106,018
Cumulative	$(5,546)	$(50,871)	$11,911	$117,929	$117,929

RSA/RSL ratio:
Period	0.96	0.61	1.35	7.16
Cumulative	0.96	0.81	1.03	1.25	1.25
At December 31, 2008, we were in a negative gap position with a cumulative one-year RSA/RSL ratio of 0.81. Similarly, at December 31, 2007, our cumulative one-year RSA/RSL ratio was 0.86. Given the environment of steadily declining interest rates in 2008, ALCO focused on maintaining a liability sensitive position. With regard to RSA, we predominantly offered medium-term, fixed-rate loans. With respect to RSL, we offered promotional certificates of deposit with short-term maturities. Specifically, the volume of RSL was significantly impacted by the promotional gas lease certificates of deposit, which mature during the second and third quarters of 2009. Now that interest rates are at historically low levels and are anticipated to remain there for some time, ALCO will attempt to reduce the negative gap position to provide a better balance between RSA and RSL. In order to accomplish this, we plan to continue to promote medium-term, fixed-rate loans. Upon the threat of rising interest rates, we will immediately begin promoting adjustable-rate loans that reprice immediately

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
with changes in the prime rate. In addition, we have discontinued our short-term certificate of deposit promotions and began offering preferential rates on longer-term certificates of deposit, including 60-, 72- and 90-month maturities. However, these forward-looking statements are qualified in the aforementioned section entitled “Forward-Looking Discussion” in this Management’s Discussion and Analysis.
Specifically, the change in our RSA/RSL ratio from the previous year end resulted primarily from a $16.4 million or 6.6 percent increase in RSL maturing or repricing within one year. The change in RSA maturing or repricing within this time frame was negligible. A $5.0 million decrease in loans, net of unearned income, was more than entirely offset by increases in federal funds sold and investment securities available-for-sale. With regard to RSL, total time deposits maturing or repricing within this time frame increased $15.7 million. As previously mentioned, the increase was predominantly caused by the promotional gas lease certificates of deposit which begin maturing during the second quarter of 2009.
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
We utilize a simulation model to address the failure of the static gap model to address the dynamic changes in the balance sheet composition or prevailing interest rates and to enhance our asset/liability management. This model creates pro forma net interest income scenarios under various interest rate shocks. Given instantaneous and parallel shifts in general market rates of plus 100 basis points, our projected net interest income for the 12 months ending December 31, 2009, would decrease 2.6 percent from model results using current interest rates. Under a rate shock scenario of minus 100 basis points, our projected net interest income is also expected to decrease by 3.5 percent, as some deposit rates are already at or near minimum levels due to the historically low rate environment.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
We will continue to monitor our IRR position in 2009 and employ deposit and loan pricing strategies and direct the reinvestment of loan and investment payments and prepayments in order to maintain a favorable IRR position.
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
We employ a number of analytical techniques in assessing the adequacy of our liquidity position. One such technique is the use of ratio analysis to illustrate our reliance on noncore funds, time deposits in denominations of

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
$100 or more and borrowings from the FHLB-Pgh, to fund our investments and loans maturing after 2009. At December 31, 2008, our noncore funds consisted of only large denomination time deposits, as we had no outstanding borrowings from the FHLB-Pgh. Large denomination time deposits are not considered to be a strong source of liquidity since they are very interest rate sensitive and are considered to be highly volatile. At December 31, 2008, our net noncore funding dependence ratio, the difference between noncore funds and short-term investments to long-term assets, was 11.2 percent. Similarly, our net short-term noncore funding dependence ratio, noncore funds maturing within one year, less short-term investments to long-term assets equaled 8.2 percent. Comparatively, our ratios equaled 5.8 percent and 3.5 percent at the end of 2007, which indicated an increase in reliance on noncore funds. The increase in noncore funding reliance resulted primarily from an influx of monies into large denomination time deposits due to the promotional gas lease certificate offering. Although we experienced an increase in our reliance on noncore funds, our reliance was significantly less than that of our peer group. According to the December 31, 2008, Bank Holding Company Performance Report for our Federal Reserve District, these ratios for our peer group were 30.7 percent and 19.8 percent. We believe that by supplying adequate volumes of short-term investments and implementing competitive pricing strategies on deposits, we can ensure adequate liquidity to support future growth.
The Consolidated Statements of Cash Flows present the change in cash and cash equivalents from operating, investing and financing activities. Cash and cash equivalents consist of cash on hand, cash items in the process of collection, noninterest-bearing deposits with other banks, balances with the Federal Reserve Bank of Philadelphia and the FHLB-Pgh and federal funds sold. Cash and cash equivalents decreased $1.2 million and $5.8 million for the years ended December 31, 2008 and 2007. During 2008, cash used in investing activities more than offset cash provided by operating and financing activities.
Operating activities provided net cash of $9.2 million in 2008 and $9.0 million in 2007. Net income, adjusted for the effects of noncash transactions such as depreciation and the provision for loan losses is the primary source of funds from operations.
Net cash provided by financing activities equaled $48.1 million in 2008 and $1.1 million in 2007. Deposit gathering, which is our predominant financing activity, increased significantly in 2008 as compared to the previous year. Deposit gathering provided a net cash inflow in 2008 of $50.9 million compared to $7.9 million in 2007. Partially offsetting the cash provided by deposit gathering in 2008 was $1.4 million in funds used for the repurchase and retirement of common shares and $1.9 million for the payment of

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
dividends to stockholders. Proceeds received from the issuance of common shares as part of our dividend reinvestment plan (“DRP”) provided us with another source of funds generated by financing activities.
Our primary investing activities involve transactions relative to our investment and loan portfolios. Net cash used in investing activities totaled $58.5 million in 2008, an increase of $42.6 million from $15.9 million in 2007. As a result of decreased loan demand due to the downturn in economic conditions, net cash used in lending activities decreased $47.7 million to $16.4 million in 2008 from $64.1 million in 2007. Our investment portfolio, which provided us with net cash of $52.1 million in 2007, used net cash of $40.5 million in 2008. Repayments of investment securities amounted to $70.5 million in 2008, but were more than offset by purchases of investment securities of $111.0 million. Conversely, in 2007, repayments of $64.8 million were only partially offset by $12.7 million in purchases of investment securities.
We anticipate our liquidity position to be stable in 2009. Due to the recessionary climate, loan demand is expected to remain subdued. In addition, continued volatility in the stock market may result in increased deposit demand, as investors migrate to the safety of traditional bank products. However, we cannot predict the economic climate or guarantee movements in the stock market. Should equity markets rebound, deposit gathering may be negatively impacted. Regardless of economic conditions and stock market fluctuations, we believe that through constant monitoring and adherence to our liquidity plan, we will have the means to provide adequate cash to fund our normal operations in 2009.
Capital Adequacy:
We believe a strong capital position is essential to our continued growth and profitability. We strive to maintain a relatively high level of capital to provide our depositors and stockholders with a margin of safety. In addition, a strong capital base allows us to take advantage of profitable opportunities, support future growth and provide protection against any unforeseen losses.
In light of the recent bank failures and crisis within the financial industry, maintaining a high level of capital is of extreme importance to federal regulators as well as our Management and Board of Directors. Our ALCO continually reviews our capital position. As part of its review, the ALCO considers:
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
Bank regulatory agencies consider capital to be a significant factor in ensuring the safety of a depositor’s accounts. These agencies, in light of past bank failures, adopted minimum capital adequacy requirements that include mandatory and discretionary supervisory actions for noncompliance. Our and Community Bank’s risk-based capital ratios at December 31, 2008, were stable in comparison to year-end 2007. In addition, our and Community Bank’s risk-based capital ratios are strong and have consistently exceeded the minimum regulatory capital ratios of 4.0 percent and 8.0 percent required for adequately capitalized institutions. Our ratio of Tier I capital to risk-weighted assets and off-balance sheet items was 11.1 percent at December 31, 2008, and 11.2 percent at December 31, 2007. Our Total capital ratio was 12.2 percent at the close of 2008 and 2007. Community Bank’s Tier I risk-based and Total risk-based capital ratios also were stable comparing December 31, 2008 and 2007. Our Leverage ratio equaled 9.6 percent at December 31, 2008, and 9.5 percent at December 31, 2007. Community Bank’s Leverage ratio was 8.8 percent at the end of 2008 compared to 8.7 percent at year-end 2007. Similar to the Tier I risk-based and Total risk-based capital ratios, the Leverage ratio for us and Community Bank well exceeded the minimum of 4.0 percent for capital adequacy purposes. Based on the most recent notification from the FDIC, Community Bank was categorized as well capitalized under the regulatory framework for prompt corrective action at December 31, 2008 and 2007. There are no conditions or events since this notification that we believe have changed Community Bank’s category. For a further discussion of these risk-based capital standards and supervisory actions for noncompliance, refer to the note entitled, “Regulatory matters,” in the Notes to Consolidated Financial Statements to this Annual Report.
Stockholders’ equity increased $3.4 million or 6.3 percent to $57.8 million or $33.41 per share at December 31, 2008, from $54.4 million or $31.01 per share at December 31, 2007. Earnings of $5.7 million more than offset decreases to equity resulting from common share repurchases and net cash dividends declared.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
We declared dividends totaling $1,886 or $1.08 per share in 2008, compared to $1,850 or $1.04 per share in 2007. The dividend payout ratio, dividends declared as a percent of net income, equaled 33.1 percent in 2008 and 26.8 percent in 2007. Our Board of Directors intends to continue paying cash dividends in the future. However, they consider our operating results, financial and economic conditions, capital and growth objectives, appropriate dividend restrictions and other relevant factors when declaring dividends. We rely on dividends received from our subsidiary, Community Bank, for payment of dividends to stockholders. Community Bank’s ability to pay dividends is subject to federal and state regulations. Accordingly, Community Bank, without prior regulatory approval, may declare dividends to us totaling $4,319 at December 31, 2008.
Stockholders may automatically reinvest their dividends in shares of our common stock through our DRP. The DRP not only provides stockholders with a convenient means to invest in our common stock without brokerage commissions, but also furnishes us with additional funds for general corporate purposes. Shares issued under the DRP amounted to 10,629 in 2008 and 10,680 in 2007.
We periodically purchase shares of our common stock under a Board-approved stock repurchase program. Under this program, we repurchased and retired 34,189 shares for $1,418 in 2008 and 10,900 shares for $522 in 2007. On October 15, 2008, the Board of Directors ratified the purchase of up to an additional 50,000 shares of the then outstanding common stock. At December 31, 2008, there were 43,285 shares available for repurchase under this program.
Review of Financial Performance:
Net income for 2008 equaled $5,700 or $3.26 per share compared to $6,900 or $3.87 per share in 2007. The reduction in earnings in 2008 was a direct result of the surfacing of asset quality weakness, which was centralized in the commercial mortgage and land development sectors of the loan portfolio, due to the downturn in economic conditions. This weakness caused an increase in the provision for loan losses. In addition, we experienced a reduction in interest income due to an increase in nonaccrual loans. Previously recognized interest income from loans placed on nonaccrual status was reversed in the current period. Higher noninterest expense, partially offset by an increase in noninterest revenue, also affected earnings in 2008. ROAA and ROAE were 0.98 percent and 10.10 percent for the year ended December 31, 2008, compared to 1.24 percent and 12.94 percent for the previous year.
Tax-equivalent net interest income decreased $528 or 2.3 percent in 2008. A decrease in tax-equivalent interest revenue of $2.5 million overshadowed a $2.0 million reduction in interest expense. Unfavorable changes in the

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
net spread between the yield on earning assets and the cost of interest-bearing liabilities more than offset the impact to net interest income from a favorable volume variance. As a result, we experienced a 26 basis point reduction in our net interest margin to 4.07 percent in 2008 compared to 4.33 percent in 2007.
With regard to noninterest income, we experienced increases in service charges, fees and commissions in 2008. Despite the downturn in the housing market, net income generated in our secondary mortgage department increased 61.1 percent. In addition, revenue from our Trust and Wealth Management Division increased 75.0 percent from 2007 to 2008.
Noninterest expense increased 5.8 percent comparing 2008 and 2007. Employee-related expense, occupancy and equipment expense and other expenses all increased in comparison to the previous year. We measure our productivity using two industry ratios, the operating efficiency ratio and overhead ratio. The operating efficiency ratio, defined as noninterest expense divided by the total of net interest income and noninterest income, weakened to 66.9 percent in 2008 compared to 62.3 percent in 2007. Our overhead ratio, noninterest expense divided by total average assets, was stable at 2.8 percent in 2008 and 2007. However, our productivity surpassed that of our peer group, which deteriorated in comparison to the previous year. The operating efficiency ratio for our peer group was 72.4 percent in 2008 compared to 68.6 percent in 2007.
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
The net interest margin for FDIC-insured commercial banks decreased for the sixth consecutive year. For these institutions, the net interest margin was 3.23 percent in 2008, a decrease of 12 basis points from 3.35 percent in 2007. Margin compression was experienced by the entire industry regardless of asset size. Market interest rates, already low by historical standards, continued to fall during 2008. With deposit rates already extremely low, banks found it very difficult to reduce rates further which would place them at risk of losing deposits. Rapidly rising nonperforming loan levels also hindered net interest margins. The net interest margin for banks in our peer group decreased 23 basis points to 3.65 percent in 2008 from 3.88 percent in 2007.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Net interest income changes due to rate and volume

	2008 vs. 2007
	Increase (decrease)
	attributable to
	Total
	Change	Rate	Volume
Interest income:
Loans:
Taxable	$(2,309)	$(3,885)	$1,576
Tax-exempt	655	(121)	776
Investments:
Taxable	(911)	(81)	(830)
Tax-exempt	61	13	48
Federal funds sold	(6)	(172)	166

Total interest income	(2,510)	(4,246)	1,736

Interest expense:
Money market accounts	(330)	(287)	(43)
NOW accounts	(525)	(647)	122
Savings accounts	(483)	(490)	7
Time deposits less than $100	(1,024)	(765)	(259)
Time deposits $100 or more	543	(280)	823
Short-term borrowings	(163)	(156)	(7)

Total interest expense	(1,982)	(2,625)	643

Net interest income	$(528)	$(1,621)	$1,093

An unfavorable rate variance was the primary factor responsible for the $528 decrease in tax-equivalent net interest income. Partially offsetting the rate variance was a positive volume variance, as growth in earning assets exceeded that of interest-bearing liabilities.
Due to low and a continued decline in interest rates, earning asset yields declined to a greater extent than the cost of interest-bearing liabilities. As previously mentioned, the FOMC reduced the federal funds target rate a total of 400 basis points in 2008. In addition, rising nonaccrual loan levels resulted in the reversal of approximately $701 of interest income in 2008 that had been recognized in the prior period. These factors were the primary causes for the 15 basis point reduction in the net interest spread, which decreased from 3.64 percent in 2007 to 3.49 percent in 2008, and accounted for a $1,621 decrease in tax-equivalent net interest income due to changes in rates. The tax-equivalent yield on earning assets declined 73 basis points to 6.33 percent in 2008 from 7.06 percent in 2007, which resulted in a $4,246 reduction in tax-equivalent interest revenue. Accounting for $4,006 or 94.3 percent of this reduction was an 84 basis point decrease in the tax-equivalent yield on loans from 7.27 percent in 2007 to 6.43 percent in 2008.
The negative impact from the decline in the yield on earning assets was partially mitigated by a 58 basis point reduction in our cost of funds from 3.42 percent in 2007 to 2.84 percent in 2008. This resulted in a $2,625 decrease in interest expense. We experienced significant reductions in the

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
rates paid for both interest-bearing transaction accounts as well as time deposits and short-term borrowings. A significant portion of nonpersonal interest-bearing transaction accounts are comprised of deposits of local area school districts and municipalities that have negotiated rates or rates that are indexed to the 3-month U.S. Treasury Bill. During 2008, the 3-month Treasury rate decreased 325 basis points from 3.36 percent at December 31, 2007, to 0.11 percent at year-end 2008. In addition, given the steepness of interest rate declines, on December 19, 2008, Management reduced the standard rate paid for interest-bearing transaction accounts that are not tied to an index or negotiated rate, 25 basis points to 0.25 percent from 0.50 percent. Specifically, the cost of money market, NOW and savings accounts decreased 110 basis points, 91 basis points and 47 basis points comparing 2008 and 2007. These decreases resulted in reductions to interest expense of $287, $647 and $490. With regard to time deposits, the average rates paid for time deposits less than $100 and time deposits $100 or more decreased 44 basis points and 62 basis points, which together resulted in a $1,045 decrease in interest expense. Rates paid on short-term borrowings decreased 251 basis points, resulting in a decrease to interest expense of $156.
Changes in the volumes of earning assets and interest-bearing liabilities resulted in an increase in net interest income of $1,093, which partially counteracted the negative rate variance. Average earning assets grew $21.0 million to $550.5 million in 2008 from $529.5 million in 2007, which caused an increase in interest income of $1,736. The loan portfolio averaged $34.2 million higher comparing 2008 and 2007, which resulted in additional interest revenue of $2,352. In addition, average federal funds sold increased $7.6 million, which resulted in a $166 increase in interest income. Partially offsetting these increases was a decrease in average investments of $20.8 million, which reduced interest revenue by $782.
Average interest-bearing liabilities rose $16.2 million to $438.7 million in 2008 from $422.5 million in 2007 and caused a $643 increase in interest expense. Specifically, large denomination time deposits grew $19.3 million and NOW accounts rose $4.2 million, which resulted in increases in interest expense of $823 and $122. These increases were partially offset by reductions in time deposits less than $100 of $6.0 million and money markets accounts of $1.6 million, which caused interest expense to decrease $259 and $43.

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
Summary of net interest income

	2008			2007
		Interest	Average		Interest	Average
	Average	Income/	Interest	Average	Income/	Interest
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS:
Earning assets:
Loans:
Taxable	$442,430	$28,421	6.42%	$420,067	$30,730	7.32%
Tax-exempt	52,943	3,451	6.52	41,095	2,796	6.80
Investments:
Taxable	13,876	534	3.85	35,323	1,445	4.09
Tax-exempt	30,267	2,296	7.59	29,636	2,235	7.54
Federal funds sold	10,934	153	1.40	3,381	159	4.70

Total earning assets	550,450	34,855	6.33%	529,502	37,365	7.06%
Less: allowance for loan losses	4,981			4,595
Other assets	34,220			29,498

Total assets	$579,689			$554,405

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
Money market accounts	$25,871	450	1.74%	$27,466	780	2.84%
NOW accounts	71,820	1,548	2.16	67,612	2,073	3.07
Savings accounts	103,237	1,020	0.99	102,767	1,503	1.46
Time deposits less than $100	171,337	6,782	3.96	177,372	7,806	4.40
Time deposits $100 or more	60,161	2,488	4.14	40,888	1,945	4.76
Short-term borrowings	6,230	179	2.87	6,354	342	5.38

Total interest-bearing liabilities	438,656	12,467	2.84%	422,459	14,449	3.42%
Noninterest-bearing deposits	81,521			75,779
Other liabilities	3,080			2,833
Stockholders’ equity	56,432			53,334

Total liabilities and stockholders’ equity	$579,689			$554,405

Net interest income/spread		$22,388	3.49%		$22,916	3.64%

Net interest margin			4.07%			4.33%
Tax-equivalent adjustments:
Loans		$1,173			$951
Investments		781			760

Total adjustments		$1,954			$1,711

Note: Average balances were calculated using average daily balances. Interest income on loans includes fees of $427 in 2008, $439 in 2007, $360 in 2006, $541 in 2005 and $763 in 2004. Available-for-sale securities, included in investment securities, are stated at amortized cost with the related average unrealized holding gains of $1,485 in 2008, $1,378 in 2007, $1,265 in 2006, $1,956 in 2005 and $2,839 in 2004 included in other assets. Tax-equivalent adjustments were calculated using the prevailing federal statutory tax rate of 34.0 percent.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Summary of net interest income (continued)

2006			2005			2004
	Interest	Average		Interest	Average		Interest	Average
Average	Income/	Interest	Average	Income/	Interest	Average	Income/	Interest
Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate

$386,268	$27,457	7.11%	$358,326	$22,985	6.41%	$346,990	$21,597	6.22%
38,036	2,358	6.20	38,246	2,014	5.27	27,090	1,284	4.74

56,578	2,276	4.02	72,155	2,201	3.05	71,274	2,168	3.04
30,374	2,258	7.43	31,792	2,359	7.42	32,057	2,382	7.43
5,064	261	5.15	7,943	287	3.61	10,857	148	1.36

516,320	34,610	6.70%	508,462	29,846	5.87%	488,268	27,579	5.65%
4,363			4,025			3,779
30,219			30,299			31,396

$542,176			$534,736			$515,885

$30,220	780	2.58%	$24,694	385	1.56%	$20,098	213	1.06%
60,814	1,459	2.40	54,354	901	1.66	42,480	425	1.00
109,588	1,452	1.32	120,550	1,121	0.93	129,564	985	0.76
187,385	7,587	4.05	180,457	6,586	3.65	180,044	6,632	3.68
24,599	1,078	4.38	28,484	1,004	3.52	29,488	977	3.31
3,102	149	4.80	3,894	106	2.72	15	1	2.35

415,708	12,505	3.01%	412,433	10,103	2.45%	401,689	9,233	2.30%
71,853			71,606			63,954
2,476			1,897			2,856
52,139			48,800			47,386

$542,176			$534,736			$515,885

	$22,105	3.69%		$19,743	3.42%		$18,346	3.35%

		4.28%			3.88%			3.76%

	$802			$685			$436
	768			802			810

	$1,570			$1,487			$1,246

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Provision for Loan Losses:
As previously mentioned, asset quality in the banking industry deteriorated significantly in 2008. Nonperforming assets for all FDIC-insured commercial banks rose 128.8 percent in 2008 after increasing 80.6 percent in 2007. Net charge-off levels also increased dramatically for these institutions. The ratio of net charge-offs, as a percentage of loans, rose to 1.31 percent in 2008 from 0.62 percent in 2007. As a result of this severe deterioration, banks increased their provision for loan losses by $93.9 billion or 163.9 percent in 2008. Asset quality performance for Pennsylvania banks mirrored that of the overall banking industry, as these institutions experienced a 113.9 percent increase in nonperforming asset levels. In addition, the amount of loans charged-off by these banks rose 105.1 percent, which caused Pennsylvania banks to increase loan loss provisions by 156.0 percent.
We evaluate the adequacy of the allowance for loan losses account on a quarterly basis utilizing our systematic analysis in accordance with procedural discipline. We take into consideration certain factors such as composition of the loan portfolio, volumes of nonperforming loans, volumes of net charge-offs, prevailing economic conditions and other relevant factors when determining the adequacy of the allowance for loan losses account. We make monthly provisions to the allowance for loan losses account in order to maintain the allowance at an appropriate level. The provision for loan losses equaled $1,760 in 2008, an increase of $1,235 compared to $525 in 2007. The increase from the previous year was due to increases in specific reserves required on certain impaired loans as part of our systematic analysis. Based on our most recent evaluation at December 31, 2008, we believe that the allowance was adequate to absorb any known or potential losses in our portfolio.
Noninterest Income:
The banking industry experienced a decline in noninterest revenue for the second consecutive year. For all FDIC-insured commercial banks, trading losses, coupled with reductions in securitization income and net gains on the sale of loans, resulted in an 8.1 percent decrease in noninterest revenue. Noninterest revenue for these institutions decreased 2.8 percent in 2007. The decline in noninterest revenue was more severe for insured Pennsylvania banks, as it decreased 35.7 percent in 2008.
Contrary to the banking industry, we experienced a $418 or an 11.8 percent increase in noninterest revenue to $3,961 in 2008 from $3,543 in 2007. Noninterest income, as a percentage of average total assets, equaled 0.68 percent in 2008 compared to 0.64 percent in 2007. Comparatively, our peer group’s ratio was 0.85 percent in 2008, a decline from 0.91 percent in 2007.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Service charges, fees and commissions increased $189 or 6.0 percent. One of our goals has been to expand our trust services into the commercial and government sectors. Prior to 2007, our Trust and Wealth Management Division primarily catered to the trust and estate needs of individuals. During the fourth quarter of 2007, we hired an officer who specializes in corporate and municipal trust administration and bond offerings. During 2008, the number of corporate trust accounts grew approximately 65.0 percent. As a result of this expansion, revenue generated by this Division increased 75.0 percent and accounted for 73.0 percent of the increase in service charges, fees and commissions. As previously mentioned, revenue generated from our mortgage banking services improved in comparison to the previous year. The local housing market was largely insulated from the national trends. We recorded mortgage banking income of $604 in 2008 and $375 in 2007. We will continue to focus on developing new sources of fee income to supplement traditional spread-based income as we attempt to improve our profitability in 2009.
Noninterest Expense:
FDIC-insured commercial banks experienced a moderate increase in noninterest expense of $8.8 billion or 2.8 percent in 2008. Despite the increase, bank productivity improved slightly in comparison to the prior year, as evidenced by the change in the efficiency ratio for all FDIC-insured commercial banks to 58.3 percent in 2008 from 59.1 percent in 2007. Contrarily, noninterest expense for insured Pennsylvania banks decreased 26.7 percent in 2008.
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
Our noninterest expense increased $897 or 5.8 percent to $16,317 in 2008 from $15,420 in 2007. Salaries and employee benefits expense, occupancy and equipment expense and other expenses all increased in comparison to the previous year.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The major components of noninterest expense for the past five years are summarized as follows:
Noninterest expense

Year Ended December 31	2008	2007	2006	2005	2004

Salaries and employee benefits expense:
Salaries and payroll taxes	$6,788	$6,210	$6,122	$5,880	$5,617
Employee benefits	1,743	1,794	1,526	1,354	1,351

Salaries and employee benefits expense	8,531	8,004	7,648	7,234	6,968

Net occupancy and equipment expense:
Net occupancy expense	1,189	1,140	1,158	1,183	1,158
Equipment expense	1,273	1,256	1,195	1,179	1,306

Net occupancy and equipment expense	2,462	2,396	2,353	2,362	2,464

Other expenses:
Marketing expense	807	714	569	634	586
Other taxes	513	470	503	449	394
Stationery and supplies	303	401	330	367	365
Contractual services	1,738	1,800	1,777	1,982	1,556
Insurance, including FDIC assessment	311	247	278	277	235
Other	1,652	1,388	1,371	1,592	2,094

Other expenses	5,324	5,020	4,828	5,301	5,230

Total noninterest expense	$16,317	$15,420	$14,829	$14,897	$14,662

Salaries and employee benefits expense, which constitutes the majority of our noninterest expense increased $527 or 6.6 percent to $8,531 in 2008 from $8,004 in 2007. Salaries and payroll taxes rose $578 or 9.3 percent, while employee benefits expense decreased $51. The increase in the salaries and payroll taxes component was directly related to the hiring of business development personnel, additional staffing in the Trust and Wealth Management Division and annual merit increases. The decrease in employee benefits expense resulted primarily from a reduction in contributions to the deferred contribution plan as a result of the decline in earnings.
For 2008, net occupancy and equipment expense increased $66 or 2.8 percent to $2,462 from $2,396 in 2007. Specifically, equipment-related costs rose $17 or 1.4 percent, while building-related costs increased $49 or 4.3 percent. The increase in equipment expense resulted from additional costs, including maintenance and depreciation, associated with our remote deposit capture service. Higher utility costs, building repairs and real estate taxes were the primary factors causing the increase in occupancy expense.
As previously mentioned, on November 7, 2008, we opened our new Tunkhannock community banking office. This office, which is located in the downtown business district, consolidated and replaced two existing branches, each located within five miles of the new location. One of the offices that was replaced was leased, while the other office was owned. Early in 2009, this branch was sold in exchange for cash and a parcel of land adjacent to the new office to be used for additional parking. This project had a total

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
aggregate cost of $1.8 million and was funded entirely through normal operations.
Other projects that may impact net occupancy and equipment costs in the near term include remote merchant capture and customer protection software. CB&T DirectSM, our remote deposit capture service has been well received by our business customers. As previously mentioned, one of our goals for 2009 is to increase the number of CB&T DirectSM customers by approximately 70.0 percent. In addition, at the end of 2008, we strengthened our core processing systems by installing fraud protection and Bank Secrecy Act compliance software. Due to the opening of the new branch office and technological enhancement projects, we anticipate a moderate increase in occupancy and equipment expense in 2009.
Other expenses increased $304 or 6.1 percent to $5,324 in 2008 from $5,020 in 2007. The increase in other expenses resulted primarily from higher marketing costs and an increase in loan collection expense.
Our deposits are insured up to regulatory limits by the FDIC and accordingly, are subject to deposit insurance assessments. Under the provisions of The Federal Deposit Insurance Reform Act of 2005 (the “Reform Act”), the Bank Insurance Fund and the Savings Association Insurance Fund were merged into the DIF. Under the Reform Act, the annual DIF assessment rate is based upon statutory factors that include the balance of insured deposits as well as the degree of risk the institution poses to the insurance fund. Each institution is placed into one of four risk categories depending on the institution’s capital ratios and supervisory ratings. For 2008, assessment rates for the four risk categories ranged between $0.05 and $0.43 per $100 dollars of assessable deposits. Based on our latest assignments, we are included in Risk Category I, the lowest risk category. Institutions in Risk Category I are charged between $0.05 and $0.07 per $100 dollars of assessable deposits. Our annual assessment rate for 2008 was approximately $0.07 per $100 dollars of assessable deposits. The Reform Act also provided for a one-time credit which could be used to offset up to 100.0 percent of future FDIC assessments. We received a one-time credit of $445 when it was established in 2006. During 2007, we utilized this credit to entirely offset $206 of our quarterly deposit insurance assessments. The remaining credit of $239 was used to partially offset our 2008 assessments. Our FDIC insurance expense was $16 in 2008.
On February 27, 2009, the FDIC adopted a restoration plan designed to replenish the DIF over a period of seven years ending December 31, 2015. Due to the recent number of bank failures, the reserve ratio has declined from 1.19 percent of insured deposits at March 31, 2008, to an estimated 0.40 percent of insured deposits at December 31, 2008. In order to implement this restoration plan, the FDIC has changed its risk-based assessment system and its base assessment rates. For the first quarter of

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
2009 only, the FDIC increased all FDIC deposit assessment rates by $0.07 per $100 dollars of assessable deposits. These new rates range from $0.12 to $0.14 per $100 dollars of assessable deposits for Risk Category I institutions to $0.50 per $100 dollars of assessable deposits for Risk Category IV institutions. Beginning April 1, 2009, the base assessment rates would range from $0.12 to $0.16 per $100 dollars of assessable deposits for Risk Category I institutions to $0.45 per $100 dollars of assessable deposits for Risk Category IV institutions. Changes to the risk-based assessment system would include increasing premiums for institutions that rely on excessive amounts of brokered deposits, increasing premiums for excessive use of secured liabilities, including FHLB advances, lowering premiums for small institutions with very high capital levels, and adding financial ratios and debt issuer ratings to the premium calculations for banks with over $10.0 billion in assets, while providing a reduction for their unsecured debt. In addition to these changes, due to the severity of the decrease in the DIF, the restoration plan provides for a special emergency assessment of $0.20 per $100 dollars of assessable deposits on June 30, 2009, which will be collected on September 30, 2009. It also allows the FDIC to impose possible additional special assessments of up to $0.10 per $100 dollars of assessable deposits thereafter to maintain public confidence in the DIF. Based on the new assessment rates, our FDIC insurance expense is estimated to be $567. In addition, we expect to pay $1.1 million for the special emergency assessment on September 30, 2009.
There is a separate levy assessed on all FDIC-insured institutions to bear the cost of Finance Corporation (“FICO”) funding. The FDIC established the annual FICO assessment rates effective for the fourth quarter of 2008 and the first quarter of 2009 at $0.0110 and $0.0114 per $100 dollars of DIF-assessable deposits. Our FICO assessments were $56 and $57 for the years ended December 31, 2008 and 2007.
Income Taxes:
Our income tax expense was $618 in 2008, which equated to an effective tax rate of 9.8 percent. Comparatively, for 2007, our income tax expense and effective tax rate were $1,903 and 21.6 percent. The improvement in our effective tax rate resulted from the utilization of $372 in tax credits from our investment as a limited partner in an elderly housing project. This project will afford us approximately $3.7 million in investment tax credits over a 10-year period which began in 2007. In addition to these investment tax credits, we utilize loans and investments from tax-exempt organizations to help mitigate our tax burden. Tax-exempt interest income as a percentage of total interest income equaled 11.5 percent in 2008, compared to 9.3 percent in 2007.

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
For a discussion on recent FASB Interpretations related to income taxes, refer to the note entitled, “Summary of significant accounting policies — Income taxes,” in the Notes to Consolidated Financial Statements to this Annual Report.

Comm Bancorp, Inc. REPORT OF MANAGEMENT
We are responsible for the preparation and fair presentation of the accompanying consolidated balance sheets of Comm Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, in accordance with United States generally accepted accounting principles. This responsibility includes: establishing, implementing and maintaining adequate internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable under the circumstances. We are also responsible for compliance with the laws and regulations relating to safety and soundness that are designated by the Federal Deposit Insurance Corporation, Board of Governors of the Federal Reserve System and the Pennsylvania Department of Banking.
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
We assessed the effectiveness of the Company’s internal controls over financial reporting and compliance with designated laws and regulations as of December 31, 2008. In making the assessment, we used the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. These criteria are in the areas of control environment, risk assessment, control activities, information and communication, and monitoring. Our assessment included extensive documenting, evaluating and testing the design and operating effectiveness of the Company’s internal control over financial reporting.

Comm Bancorp, Inc. REPORT OF MANAGEMENT (CONTINUED)
Based on our assessment, we believe that the Company’s internal control over financial reporting was effective and that the Company was compliant with all designated laws and regulations as of and for the year ended December 31, 2008.

/s/ William F. Farber, Sr.
William F. Farber, Sr.
President and Chief Executive Officer (Principal Executive Officer)

/s/ Scott A. Seasock
Scott A. Seasock
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

March 23, 2009

Comm Bancorp, Inc.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
 and Stockholders
Comm Bancorp, Inc.
Clarks Summit, Pennsylvania
We have audited the accompanying consolidated balance sheets of Comm Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ BEARD MILLER COMPANY LLP
BEARD MILLER COMPANY LLP
Allentown, Pennsylvania
March 23, 2009

Comm Bancorp, Inc.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollars in thousands, except per share data)

Year Ended December 31	2008	2007

Interest income:
Interest and fees on loans:
Taxable	$28,421	$30,730
Tax-exempt	2,278	1,845
Interest and dividends on investment securities available-for-sale:
Taxable	489	1,364
Tax-exempt	1,515	1,475
Dividends	45	81
Interest on federal funds sold	153	159

Total interest income	32,901	35,654

Interest expense:
Interest on deposits	12,288	14,107
Interest on short-term borrowings	179	342

Total interest expense	12,467	14,449

Net interest income	20,434	21,205
Provision for loan losses	1,760	525

Net interest income after provision for loan losses	18,674	20,680

Noninterest income:
Service charges, fees and commissions	3,357	3,168
Mortgage banking income	604	375

Total noninterest income	3,961	3,543

Noninterest expense:
Salaries and employee benefits expense	8,531	8,004
Net occupancy and equipment expense	2,462	2,396
Other expenses	5,324	5,020

Total noninterest expense	16,317	15,420

Income before income taxes	6,318	8,803
Provision for income tax expense	618	1,903

Net income	5,700	6,900

Other comprehensive income:
Unrealized holding gains on investment securities available-for-sale	843	239
Income tax expense related to other comprehensive income	287	81

Other comprehensive income, net of income taxes	556	158

Comprehensive income	$6,256	$7,058

Per share data:
Net income	$3.26	$3.87
Cash dividends declared	$1.08	$1.04
Average common shares outstanding	1,748,489	1,784,495
See Notes to Consolidated Financial Statements.

Comm Bancorp, Inc.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

December 31	2008	2007

Assets:
Cash and due from banks	$8,017	$13,125
Federal funds sold	12,700	8,751
Investment securities available-for-sale	80,574	39,407
Loans held for sale, net	1,390	1,248
Loans, net of unearned income	485,882	471,344
Less: allowance for loan losses	5,255	4,624

Net loans	480,627	466,720
Premises and equipment, net	11,753	10,891
Accrued interest receivable	2,143	2,634
Other assets	6,837	6,211

Total assets	$604,041	$548,987

Liabilities:
Deposits:
Noninterest-bearing	$79,674	$75,232
Interest-bearing	462,617	416,125

Total deposits	542,291	491,357
Accrued interest payable	1,815	1,308
Other liabilities	2,137	1,949

Total liabilities	546,243	494,614

Stockholders’ equity:
Common stock, par value $0.33, authorized 12,000,000 shares, issued and outstanding:
2008, 1,730,062 shares; 2007, 1,753,622 shares	571	579
Capital surplus	7,694	7,326
Retained earnings	47,862	45,353
Accumulated other comprehensive income	1,671	1,115

Total stockholders’ equity	57,798	54,373

Total liabilities and stockholders’ equity	$604,041	$548,987

See Notes to Consolidated Financial Statements.

Comm Bancorp, Inc.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Dollars in thousands, except per share data)

				Accumulated
				Other	Total
	Common	Capital	Retained	Comprehensive	Stockholders’
For the Two Years Ended December 31, 2008	Stock	Surplus	Earnings	Income	Equity

Balance, December 31, 2006	$610	$7,146	$45,405	$957	$54,118
Net income			6,900		6,900
Dividends declared: $1.04 per share			(1,850)		(1,850)
Dividend reinvestment plan: 10,680 shares issued	4	497			501
Repurchase and retirement: 105,745 shares	(35)	(317)	(5,102)		(5,454)
Other comprehensive income, net of income taxes				158	158

Balance, December 31, 2007	579	7,326	45,353	1,115	54,373
Net income			5,700		5,700
D ividends declared: $1.08 per share			(1,886)		(1,886)
Dividend reinvestment plan: 10,629 shares issued	3	470			473
Repurchase and retirement: 34,189 shares	(11)	(102)	(1,305)		(1,418)
Other comprehensive income, net of income taxes				556	556

Balance, December 31, 2008	$571	$7,694	$47,862	$1,671	$57,798

See Notes to Consolidated Financial Statements.

Comm Bancorp, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands, except per share data)

Year Ended December 31	2008	2007

Cash flows from operating activities:
Net income	$5,700	$6,900
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,760	525
Depreciation and amortization of premises and equipment	941	1,074
Net amortization (accretion) of investment securities	159	(6)
Amortization of net loan costs	360	365
Amortization of mortgage servicing rights	217	234
Deferred income tax benefit	(376)	(108)
Net gains on sale of loans	(467)	(258)
Net gains on sale of foreclosed assets	(12)	(39)
Changes in:
Loans held for sale, net	325	(418)
Accrued interest receivable	491	229
Other assets	(255)	142
Accrued interest payable	507	202
Other liabilities	(114)	169

Net cash provided by operating activities	9,236	9,011

Cash flows from investing activities:
Proceeds from repayments of investment securities available-for-sale	70,495	64,789
Purchases of investment securities available-for-sale	(110,978)	(12,738)
Purchases of investment in residential housing program		(3,272)
Proceeds from sale of foreclosed assets	137	356
Net increase in lending activities	(16,363)	(64,061)
Purchases of premises and equipment	(1,803)	(947)

Net cash used in investing activities	(58,512)	(15,873)

Cash flows from financing activities:
Net changes in:
Money market, NOW, savings and noninterest-bearing accounts	5,666	13,742
Time deposits	45,268	(5,827)
Proceeds from the issuance of common shares	473	501
Repurchase and retirement of common shares	(1,418)	(5,454)
Cash dividends paid	(1,872)	(1,858)

Net cash provided by financing activities	48,117	1,104

Net decrease in cash and cash equivalents	(1,159)	(5,758)
Cash and cash equivalents at beginning of year	21,876	27,634

Cash and cash equivalents at end of year	$20,717	$21,876

Supplemental disclosures:
Cash paid during the period for:
Interest	$11,960	$14,247
Income taxes	1,320	1,840
Noncash items:
Transfers of loans to foreclosed assets	336	90
Unrealized gains on investment securities available-for-sale, net	$(556)	$(158)
See Notes to Consolidated Financial Statements.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies:
Nature of operations:
Comm Bancorp, Inc., a bank holding company incorporated under the laws of Pennsylvania, provides a full range of financial services through its wholly-owned subsidiaries: Community Bank and Trust Company (“Community Bank”), including its subsidiaries, Community Leasing Corporation, Comm Financial Services Corporation and Community Abstract Services, LLC; and Comm Realty Corporation (collectively, the “Company”). The Company services its individual and commercial customers through 15 full-service branches and one loan production office located within the Lackawanna, Luzerne, Monroe, Susquehanna, Wayne and Wyoming counties of Northeastern Pennsylvania.
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
Community Leasing Corporation provides equipment lease financing to small- and middle-market commercial customers. Comm Financial Services Corporation sells insurance products and services and provides wealth management services to individuals and small- and medium-sized businesses. Community Abstract Services, LLC offers title insurance and abstract services to residential and commercial mortgage loan customers. Comm Realty Corporation holds, manages and sells foreclosed or distressed assets on behalf of Community Bank. Community Leasing Corporation, Comm Financial Services Corporation, Community Abstract Services, LLC and Comm Realty Corporation did not meet the quantitative thresholds for required segment disclosure under United States generally accepted accounting principles (“GAAP”).
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

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
Basis of presentation:
The consolidated financial statements of the Company have been prepared in conformity with GAAP, Regulation S-X and reporting practices applied in the banking industry. All significant intercompany balances and transactions have been eliminated in consolidation. The Company also presents herein condensed parent company only financial information regarding Comm Bancorp, Inc. (“Parent Company”). Prior period amounts are reclassified when necessary to conform with the current year’s presentation.
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
On May 9, 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 is intended to improve financial reporting by identifying a consistent framework or hierarchy for selecting accounting principles to be used in preparing financial statements in conformity with GAAP for nongovernmental entities. This Statement was effective on November 15, 2008. The adoption of this Statement did not have a material effect on the operating results or financial position of the Company.
On November 26, 2008, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 08-6, “Equity Method Investment Accounting Considerations.” EITF No. 08-6 clarifies the accounting for certain transaction and impairment considerations involving equity method investments. EITF No. 08-6 is effective for fiscal years beginning after December 15, 2008. The adoption of this EITF on January 1, 2009, is not expected to have a material effect on the operating results or financial position of the Company.

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
Identified loans individually evaluated for impairment under SFAS No. 114 include: (i) loans to borrowers having an aggregate exposure of $500 or more; (ii) loans that are past due 90 days or more; (iii) any loans internally classified as substandard, doubtful, loss, special mention or watch; (iv) loans to officers and directors; (v)

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
nonaccrual loans; (vi) overdraft privilege accounts; and (vii) a random sample of loans with balances between $250 and $500. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. All amounts due according to the contractual terms means that both the contractual interest and principal payments of a loan will be collected as scheduled in the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Loans considered impaired under SFAS No. 114 are measured for impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. If the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral, if the loan is collateral dependent, is less than the recorded investment in the loan, including accrued interest and net deferred loan fees or costs, the Company will recognize the impairment by adjusting the allowance for loan losses account through charges to earnings as a provision for loan losses. Identified loans considered not impaired are grouped and collectively evaluated for impairment under SFAS No. 5.
Large groups of smaller-balance homogeneous loans, including those identified loans considered not impaired, are segregated into major pools and are collectively evaluated, on a pool-by-pool basis, for impairment under SFAS No. 5. The major pools of loans which have similar risks and are collectively evaluated for impairment are as follows: (i) commercial, financial and others; (ii) real estate-construction, including land development; (iii) real estate-residential; (iv) real estate-commercial; (v) consumer and (vi) lease financing. Impairment for each of the major loan pools is determined by applying a total loss factor to the current balance outstanding for each individual pool. The total loss factor is comprised of a historical loss factor using the loss migration method plus a qualitative factor, which adjusts the historical loss factor for changes in trends, conditions and other relevant factors that may affect repayment of the loans in these pools as of the evaluation date.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
Loss migration involves determining the percentage of each pool that is expected to ultimately result in loss based on historical loss experience. The historical loss factor is based on the ratio of net loans charged-off to loans, net of unearned income. These historical loss percentages are updated quarterly and are based on the average actual amount of loans in each pool that resulted in loss over the past 20 quarters. Management adjusts these historical loss factors by a qualitative factor that represents a number of environmental risks that may cause estimated credit losses associated with the current portfolio to differ from historical loss experience. These environmental risks include: (i) changes in lending policies and procedures including underwriting standards and collection, charge-off and recovery policies; (ii) changes in the composition and volume of the portfolio; (iii) changes in national, local and industry conditions; (iv) changes in the volume and severity of classified loans, including past due, nonaccrual, troubled debt restructuring and other loan modifications; (v) changes in the levels of, and trends in, charge-offs and recoveries; (vi) the existence and effect of any concentrations of credit and changes in the level of such concentrations; (vii) changes in the experience, ability and depth of lending management and other relevant staff; (viii) changes in the quality of the loan review system and the degree of oversight by the board of directors; and (ix) the effect of external factors such as competition and legal and regulatory requirements.
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
Management monitors the adequacy of the allocated portion of the allowance quarterly and adjusts the allowance for any deficiencies through normal operations. This self-correcting mechanism reduces potential differences

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
between estimates and actual observed losses. In addition, the unallocated portion of the allowance is examined quarterly to ensure that it remains relatively constant in relation to the total allowance unless there are changes in the related criteria that would indicate a need to either increase or decrease it. The determination of the allowance for loan losses level is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Management continually monitors the level of the allowance for loan losses to ensure it is directionally consistent with changes in loss factors, characteristics and quality of the loan portfolio and economic conditions. However, management cannot ensure that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required resulting in an adverse impact on operating results.
As subsequently discussed in this note, in cases where quoted market prices are not available, fair values of financial instruments are based on estimates using present value or other valuation techniques which are subject to change.
Real estate acquired in connection with foreclosures or in satisfaction of loans is written-down to fair value based upon current estimates derived through independent appraisals less cost to sell. However, proceeds realized from sales may ultimately be higher or lower than those estimates.
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

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
Investment securities:
Investment securities are classified and accounted for as either held-to-maturity, available-for-sale or trading based on management’s intent at the time of acquisition. Management is required to reassess the appropriateness of the classifications at each reporting date. The Company does not buy or hold securities principally for the purpose of selling them in the near term in order to generate profits from market appreciation. Accordingly, there were no investment securities classified as trading at December 31, 2008 and 2007.
Transfers of securities between categories are recorded at fair value at the date of the transfer. The accounting for the resulting unrealized gains or losses is determined by the category into which the security is transferred. There were no transfers of securities between categories during the years ended December 31, 2008 and 2007.
Investment securities are classified as held-to-maturity when management has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premium and accretion of discount. The Company did not have any investment securities classified as held-to-maturity at December 31, 2008 and 2007.
All of the Company’s investment securities are classified as available-for-sale and are held for indefinite periods of time for the purpose of implementing management’s asset/liability strategies. The Company may also sell these securities in response to changes in interest rates, prepayment risk, liquidity requirements or other circumstances identified by management.
Available-for-sale securities are carried at estimated fair value with unrealized gains and losses and their related income tax effect included in other comprehensive income, which is reported as a separate component of stockholders’ equity. Estimated fair values for debt securities are based on quoted market prices from a national electronic pricing service. Community Bank is a member of both the Federal Home Loan Bank of Pittsburgh (“FHLB-Pgh”) and the Federal Reserve Bank of Philadelphia (“FRB”) and is required to maintain an investment in the capital stock of each. FHLB-Pgh and FRB stock are restricted equity investment securities as they can only be redeemed by the issuer at par value. Restricted equity investment securities are carried at cost. Fair values for marketable equity investment securities of other banks are based on quoted market prices from active exchange markets. Except for restricted equity investment securities, all of the Company’s investments trade actively in a liquid market.

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
Except for restricted equity investments, management evaluates each investment security to determine if a decline in fair value below its amortized cost is other-than-temporary at least quarterly, and more frequently when economic or market concerns warrant an evaluation. Factors considered in determining whether an other-than-temporary impairment was incurred include: (i) the length of time and the extent to which the fair value has been less than amortized cost; (ii) the financial condition and near-term prospects of the issuer; and (iii) the intent and ability of the Company to retain the investment security for a period of time sufficient to allow for any anticipated recovery in fair value. If a decline is judged to be other-than-temporary, the individual security is written-down to fair value with the amount of the write-down included in earnings. Restricted equity investment securities are evaluated quarterly for potential other-than-temporary impairment based on: (i) the credit quality and long-term operating performance of the issuer; (ii) the severity of a decline in the net assets of the issuer as compared to the capital stock amount of the issuer and length of time this decline has persisted; (iii) the overall liquidity position of the issuer and their ability to meet commitments to and redeem stock of its members; and (iv) the effects of legislative and regulatory changes on the ultimate recoverability of the par value of the issuer’s capital stock. Management does not believe an other-than-temporary impairment was incurred on restricted equity investment securities held by the Company during 2008 and 2007.
On January 1, 2007, the Company adopted SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — a replacement of FASB Statement No. 125.” This Statement improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments. Specifically, this Statement allows financial instruments that have embedded derivatives to be accounted for as a whole instrument if the holder elects to account for the instrument on a fair value basis. The adoption of this Statement had no material effect on the operating results or financial position of the Company.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
On March 19, 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of SFAS No. 133.” This Statement requires enhanced disclosures about derivative instruments and hedged items that are accounted for under SFAS No. 133 and related interpretations. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The adoption of this Statement on January 1, 2009, is not expected to have a material effect on the operating results or financial position of the Company.
Loans held for sale, net:
Loans held for sale consist of one-to-four family residential mortgages originated and intended for sale in the secondary market. The loans are carried in aggregate at the lower of cost or estimated market value, based upon current delivery prices in the secondary mortgage market. Net unrealized losses are recognized through a valuation allowance by corresponding charges to income. Gains or losses on the sale of these loans are recognized in noninterest income at the time of sale using the specific identification method. Loan origination fees, net of certain direct loan origination costs, are included in net gains or losses upon the sale of the related mortgage loan. All loans are sold without recourse. The aggregate cost of these loans was lower than their estimated market value at December 31, 2008 and 2007, accordingly, no valuation allowance was deemed necessary.
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
Restructured loans are loans with original terms, interest rate, or both, that have been modified as a result of a deterioration in the borrower’s financial condition. Interest income on restructured loans is recognized when earned, using the interest method. There were no restructured loans outstanding at December 31, 2008 and 2007.
The Company recognizes interest income on impaired loans, including the recording of cash receipts, based on its policy for nonaccrual, restructured or accruing loans depending on the status of the impaired loan.
Foreclosed assets are comprised of properties acquired through foreclosure proceedings or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosures. The Company includes such properties in other assets. A loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets are recorded at fair value less cost to sell at the time of acquisition. Any excess of the loan balance over the recorded value is charged to the allowance for loan losses. Subsequent declines in the recorded values of the properties prior to their disposal and cost to maintain the assets are included in other expenses. No allowance has been

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
established subsequent to the acquisition of foreclosed assets during the two years ended December 31, 2008. Any gain or loss realized upon disposal of foreclosed assets is included in noninterest income or noninterest expense. The historical average holding period for such properties is less than 12 months.
Allowance for loan losses:
The allowance for loan losses account is maintained through a provision for loan losses charged to earnings. Loans, or portions of loans, determined to be confirmed losses are charged against the allowance account and subsequent recoveries, if any, are credited to the account. A loss is considered confirmed when information available at the financial statement date indicates the loan, or a portion thereof, is determined to be uncollectible. Nonaccrual, restructured and large delinquent commercial and real estate loans are reviewed monthly to determine if carrying value reductions are warranted or if these classifications should be changed. Consumer loans are considered losses when they are 120 days past due, except those expected to be recovered through insurance or collateral disposition proceeds.
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
On January 1, 2008, the Company applied the provisions of Staff Accounting Bulletin (“SAB”) No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings.” SAB No. 109 expresses the views of the SEC staff regarding written loan commitments that are accounted for at fair value

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
through earnings under GAAP. To make the staff’s views consistent with current authoritative accounting guidance, the SAB revises and rescinds portions of SAB No. 105, “Application of Accounting Principles to Loan Commitments.” Specifically, the SAB revises the SEC staff’s views on incorporating expected net future cash flows related to loan servicing activities in the fair value measurement of a written loan commitment. The SAB retains the SEC staff’s views on incorporating expected net future cash flows related to internally-developed intangible assets in the fair value measurement of a written loan commitment. The application of SAB No. 109 did not have a material effect on the operating results or financial position of the Company.
On September 12, 2008, the FASB issued FASB Staff Position (“FSP”) Financial Accounting Standard (“FAS”) 133-1 and FASB Interpretation No. (“FIN”) 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161.” FSP FAS 133-1 and FIN 45-4 amends and enhances disclosure requirements for sellers of credit derivatives and financial guarantees. It also clarifies that the disclosure requirements of SFAS No. 161 are effective for quarterly periods beginning after November 15, 2008, and fiscal years that include those periods. FSP FAS 133-1 and FIN 45-4 is effective for reporting periods, annual or interim, ending after November 15, 2008. The application of FSP FAS 133-1 and FIN 45-4 did not have a material effect on the operating results or financial position of the Company.
Premises and equipment, net:
Land is stated at cost. Premises, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. The cost of routine maintenance and repairs is expensed as incurred. The cost of major replacements, renewals and betterments is capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are eliminated and any resulting gain or loss is reflected in noninterest income or noninterest expense. Depreciation and amortization are computed principally using the straight-line method based on the following estimated useful lives of the related assets, or in the case of leasehold improvements, to the expected terms of the leases, if shorter:

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
On February 20, 2008, the FASB issued FSP FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.” This FSP FAS addresses the issue of whether or not these transactions should be viewed as two separate transactions or as one linked transaction. FSP FAS 140-3 includes a rebuttable presumption that presumes linkage of the two transactions unless the presumption can be overcome by meeting certain criteria. This FSP FAS is effective for fiscal years beginning after November 15, 2008, and will apply only to original transfers made after that date. The application of this FSP FAS on January 1, 2009, is not expected to have a material effect on the operating results or financial position of the Company.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
On December 11, 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities about Transfers of Financial Assets and Interests in Variable Interest Entities.” FSP FAS 140-4 and FIN 46(R)-8 amends SFAS No. 140 to require public entities to provide additional disclosures about transfers of financial assets. It also amends FIN 46(R), “Consolidation of Variable Interest Entities,” to require public entities, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. Additionally, this FSP FAS requires certain disclosures to be provided by a public entity that is: (i) a sponsor of a qualifying special purpose entity (“SPE”) that holds a variable interest in a qualifying SPE but was not the transferor of financial assets to the qualifying SPE; and (ii) a servicer of a qualifying SPE that holds a significant variable interest in the qualifying SPE but was not the transferor of financial assets to the qualifying SPE. The disclosures required by FSP FAS 140-4 and FIN 46(R)-8 are intended to provide greater transparency to financial statement users about a transferor’s continuing involvement with transferred financial assets and an entity’s involvement with variable interest entities and qualifying SPEs. FSP FAS 140-4 and FIN 46(R)-8 are effective for reporting periods ending after December 15, 2008. The adoption of this FSP FAS and FIN on December 31, 2008, did not have a material effect on the operating results or financial position of the Company.
Intangible assets:
Goodwill is included in other assets, and as required by GAAP, tested for impairment annually or when circumstances arise indicating impairment has occurred. Any impairment losses arising from such testing are reported in the income statement as a separate line item within operations. There were no impairment losses recognized as a result of periodic impairment testing in 2008 and 2007.
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

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
On April 25, 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP FAS amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” The intent of this FSP FAS is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R), and other GAAP. This FSP FAS is effective for fiscal years and interim periods beginning after December 15, 2008. The adoption of this FSP FAS on January 1, 2009, is not expected to have a material effect on the operating results or financial position of the Company.
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

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
The Company’s assets that were considered financial instruments approximated 97.0 percent of total assets at December 31, 2008 and 2007. Liabilities that were considered financial instruments approximated 99.6 percent of total liabilities at December 31, 2008 and 2007. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets. In many cases, these values cannot be realized in immediate settlement of the instrument.
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
Off-balance sheet financial instruments: The majority of commitments to extend credit, unused portions of lines of credit and letters of credit carry current market interest rates if converted to loans. Because such commitments are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. None of the commitments are subject to undue credit risk. The estimated fair values of off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of off-balance sheet financial instruments was not material at December 31, 2008 and 2007.
On January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 provides enhanced guidance for using fair value to measure assets and liabilities by establishing a framework for measuring fair value under GAAP and expanding disclosures about fair value measurements. This Statement, which does not expand the use of fair value, applies whenever other Standards require or permit assets or liabilities to be measured at fair value. SFAS No. 157 established a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value into three levels: (i) Level 1, unadjusted quoted prices of identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date; (ii) Level 2, significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data; and (iii) Level 3, significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability. Disclosures required by SFAS No. 157 are included in Note 10. The adoption of this Statement did not have a material effect on the operating results or financial position of the Company.
On January 1, 2008, the Company adopted FSP FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
Classification or Measurement under Statement 13.” This FSP FAS amends SFAS No. 157 to exclude SFAS No. 13, “Accounting for Leases,” and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS No. 13. However, this scope exception does not apply to assets acquired and liabilities assumed in a business combination that are required to be measured at fair value under SFAS No. 141, regardless of whether those assets and liabilities are related to leases. The adoption of this FSP FAS did not have a material effect on the operating results or financial position of the Company.
On February 12, 2008, the FASB issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157.” FSP FAS 157-2 permits a one year deferral in applying the measurement provisions of SFAS No. 157 to non-financial assets and non-financial liabilities that are not recognized or disclosed at fair value in an entity’s financial statements on a recurring basis, at least annually. Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application of SFAS No. 157 to that item is deferred until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The adoption of this FSP FAS on January 1, 2009, is not expected to have a material effect on the operating results or financial position of the Company.
On October 10, 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” This FSP FAS clarifies the application of the provisions of SFAS No. 157 in an inactive market and how an entity would determine fair value in an inactive market. FSP FAS 157-3 was effective immediately upon issuance. The adoption of this FSP FAS did not have a material effect on the operating results or financial position of the Company.
SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities — Including an Amendment of SFAS No. 115,” became effective for the Company on January 1, 2008. This Statement permits entities to choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. The objective of SFAS No. 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Statement requires companies to: (i) provide additional information that will help investors and other users of

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings; and (ii) display the fair value of those assets and liabilities for which the entity has chosen to use fair value on the face of the balance sheet. The Company has chosen not to measure eligible items under the fair value option established by this Statement. Accordingly, the adoption of this Statement did not have a material effect on the operating results or financial position of the Company.
Comprehensive income:
The components of comprehensive income and their related tax effects are reported in the Consolidated Statements of Income and Comprehensive Income. The accumulated other comprehensive income included in the Consolidated Statements of Changes in Stockholders’ Equity relates entirely to the net unrealized gains and losses on available-for-sale securities.
Advertising costs:
Advertising costs are expensed as incurred and totaled $675 in 2008 and $557 in 2007.
Other expenses:
None of the items included in other expenses reported in the Consolidated Statements of Income and Comprehensive Income exceeded 1.0 percent of the aggregate of total interest income and noninterest income, with the exception of directors and committee fees and Pennsylvania capital shares tax expense. Directors and committee fees amounted to $402 in 2008 and $427 in 2007. Capital shares tax expense is disclosed in Note 12.
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
On January 1, 2007, the Company adopted FIN 48, “Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109.” This Interpretation increases the relevancy and comparability of financial reporting by clarifying the way companies account for uncertainty in income taxes. In addition, FIN 48 prescribes a consistent recognition threshold and

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
measurement attribute, as well as clear criteria for subsequently recognizing, derecognizing and measuring such tax positions for financial statement purposes. The Interpretation also requires expanded disclosure with respect to uncertainty in income taxes. On May 2, 2007, the FASB issued FSP FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48.” FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. This FSP FIN was effective retroactively and adopted by the Company on January 1, 2007. The Company had no unrecognized tax positions at December 31, 2008. Consequently, the adoption of FIN 48 and FSP FIN 48-1 had no material effect on the operating results or financial position of the Company.
The Company would recognize accrued interest and penalties assessed as a result of an Internal Revenue Service (“IRS”) examination through income tax expense. The Company files income tax returns in the United States of America and various states’ jurisdictions. The Company is no longer subject to federal and state income tax examinations by taxing authorities for years before 2005. During the fourth quarter of 2007, the IRS completed an examination of the Company’s federal income tax return for 2006. There were no adjustments as a result of the examination.
Earnings per common share:
The Company had no dilutive potential common shares outstanding during the two-year period ended December 31, 2008, therefore, the per share data presented on the face of the Consolidated Statements of Income and Comprehensive Income relates to basic per share amounts.
2. Cash and due from banks:
The Federal Reserve Act, as amended, imposes reserve requirements on all member depository institutions. The Company’s required reserve balances, which were satisfied through the restriction of vault cash, were $4,200 and $4,419 at December 31, 2008 and 2007, respectively. These reserve requirements averaged $4,158 in 2008 and $3,399 in 2007.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
3. Investment securities:
All investment securities were classified as available-for-sale for the years ended December 31, 2008 and 2007. The amortized cost and fair value of available-for-sale securities aggregated by investment category at December 31, 2008 and 2007, are summarized as follows:

	Amortized	Unrealized	Unrealized	Fair
December 31, 2008	Cost	Gains	Losses	Value

State and municipals:
Taxable
Tax-exempt	$44,873	$2,288	$154	$47,007
Mortgage-backed securities	31,916	366	56	32,226
Equity securities:
Restricted	1,116			1,116
Other	137	90	2	225

Total	$78,042	$2,744	$212	$80,574

	Amortized	Unrealized	Unrealized	Fair
December 31, 2007	Cost	Gains	Losses	Value

State and municipals:
Taxable	$5,254		$27	$5,227
Tax-exempt	29,300	$1,597		30,897
Mortgage-backed securities	1,898	10	4	1,904
Equity securities:
Restricted	1,128			1,128
Other	138	113		251

Total	$37,718	$1,720	$31	$39,407

Net unrealized holding gains and losses on available-for-sale securities are included as a separate component in stockholders’ equity. The Company had net unrealized holding gains of $1,671, net of deferred income taxes of $861, at December 31, 2008, and $1,115, net of deferred income taxes of $574, at December 31, 2007. There were no sales of investment securities in 2008 and 2007. As a result, the Company recorded no gains or losses which were required to be reclassified out of other comprehensive income and into noninterest income for the years ended December 31, 2008 and 2007.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
3. Investment securities (continued):
The fair value and gross unrealized losses of available-for-sale securities with unrealized losses for which an other-than-temporary impairment has not been recognized at December 31, 2008 and 2007, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, are summarized as follows:

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2008	Value	Losses	Value	Losses	Value	Losses

State and municipals:
Taxable
Tax-exempt	$4,102	$154			$4,102	$154
Mortgage-backed securities	6,071	56			6,071	56
Equity securities:
Restricted
Other	7	2			7	2

Total	$10,180	$212			$10,180	$212

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2007	Value	Losses	Value	Losses	Value	Losses

State and municipals:
Taxable			$3,617	$27	$3,617	$27
Tax-exempt
Mortgage-backed securities			1,624	4	1,624	4
Equity securities:
Restricted
Other

Total			$5,241	$31	$5,241	$31

At December 31, 2008, the Company had 177 investment securities, consisting of 150 tax-exempt state and municipal obligations, 19 mortgage-backed securities, including collateralized mortgage obligations, and two restricted and six marketable equity securities. There were 15 investment securities in an unrealized loss position at December 31, 2008, including ten tax-exempt state and municipal obligations, four mortgage-backed securities and one marketable equity security. None of these securities were in a continuous unrealized loss position for 12 months or more. Community Bank holds all of the Company’s debt securities and is a state member bank of the Federal Reserve System which imposes strict limitations and restrictions on the types of securities that may be acquired. As a result, securities held are “Bank Quality Investment” grade, defined as bearing a credit quality rating of “Baa” or higher from Moody’s or “BBB” or higher from Standard and Poor’s rating services, and are readily marketable, but are still subject to price fluctuations because of changes in interest rates. The decline in the fair value below the amortized cost basis of each of the debt securities was attributable to changes in interest rates and was not indicative of a downgrade in the credit quality of the issuer. Management does not consider the unrealized losses, as a

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
3. Investment securities (continued):
result of changes in interest rates, to be other-than-temporary based on historical evidence that indicates the cost of these securities is recoverable within a reasonable period of time in relation to normal cyclical changes in the market rates of interest.
Tax-exempt state and municipal securities consisted of insured general obligations and revenue bonds. All ten of the tax-exempt state and municipal obligations that were in an unrealized loss position at December 31, 2008, were insured general obligations. None of these bonds were in a continuous unrealized loss position for longer than 12 months at December 31, 2008. The insured general obligations have a credit quality rating of “AAA” and are secured by the unlimited taxing power of the issuer and are further safeguarded against default by the unconditional guarantee of an insurance company over the term of the bond to pay the bondholder any principal or interest that is due on a stated maturity date not paid by the issuer. Because there has been no change in the credit quality of the issuers or other events or circumstances that may cause a significant adverse impact on the fair value of these securities, and management has the intent and ability to hold the securities until costs are fully recovered, the unrealized losses are not considered to be other-than-temporary impairments at December 31, 2008.
Mortgage-backed securities consisted of obligations of federally-sponsored agencies of the U.S. Government and Government National Mortgage Association (“GNMA”) federal agency bonds which are direct obligations of the U.S. Government. The four mortgage-backed securities that were in an unrealized loss position at December 31, 2008, were GNMA securities, which are backed by the full faith and credit of the U.S. Government and thus are considered to have no risk of default. The unrealized loss position for each of these four bonds was less than 12 months. The unrealized losses are not considered to be other-than-temporary because they were a direct result of interest rate fluctuations and management has the intent and ability to hold all of these investment securities until such time when their fair value meet or exceed the amortized cost basis or the securities mature at stated par.
Marketable equity securities are held by the Parent Company and consist of common stocks of commercial banks. At December 31, 2008, the market value of common stock held in Wachovia Corporation was below its amortized cost basis of $7. Wells Fargo and Company acquired Wachovia Corporation after the close of business on December 31, 2008. Wells Fargo and Company had a credit rating of “AA” and was categorized as well capitalized under regulatory capital guidelines at year-end 2008. As a result, the Company does not consider the unrealized loss to be other-than-temporary because it

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
3. Investment securities (continued):
was directly related to the financial weakness of the former issuer and management has the intent and ability to hold this security until such time when costs are fully recovered.
Investment securities with an amortized cost of $31,917 at December 31, 2008, and $1,898 at December 31, 2007, were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. The fair value of these securities was $32,226 at December 31, 2008, and $1,904 at December 31, 2007.
The maturity distribution of the fair value, which is the net carrying amount, of the debt securities classified as available-for-sale at December 31, 2008, is summarized in the table that follows. The distributions are based on contractual maturity with the exception of mortgage-backed securities. Mortgage-backed securities have been presented based upon estimated cash flows, assuming no change in the current interest rate environment. Expected maturities may differ from contracted maturities, or estimated maturities for mortgage-backed securities, because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

		After one	After five
	Within	but within	but within	After
December 31, 2008	one year	five years	ten years	ten years	Total

State and municipals	$1,999	$5,909	$22,087	$17,012	$47,007
Mortgage-backed securities	6,155	24,584	1,292	195	32,226

Total	$8,154	$30,493	$23,379	$17,207	$79,233

At December 31, 2008 and 2007, there were no securities of any individual issuer, except for U.S. Government agency mortgage-backed securities, that exceeded 10.0 percent of stockholders’ equity.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
4. Loans, nonperforming assets and allowance for loan losses:
The major classifications of loans outstanding, net of unearned interest and net deferred loan costs at December 31, 2008 and 2007, are summarized as follows. Unearned interest totaled $2,520 and $2,746 at December 31, 2008 and 2007, respectively. Net deferred loan costs were $573 at December 31, 2008, and $569 at December 31, 2007.

December 31	2008	2007

Commercial, financial and others	$170,305	$181,417
Real estate:
Construction	25,332	12,810
Residential	112,053	110,633
Commercial	142,641	128,852
Consumer, net	32,812	35,149
Lease financing, net	2,739	2,483

Total	$485,882	$471,344

Fixed-rate loans totaled $242,067 and $224,849, while loans with adjustable interest rates were $243,815 and $246,495, respectively, at December 31, 2008 and 2007.
Loans outstanding to directors, executive officers, principal stockholders or to their affiliates totaled $7,572 at December 31, 2008, and $7,908 at December 31, 2007. Advances and repayments during 2008 totaled $1,072 and $1,408, respectively. These loans are made during the ordinary course of business at normal credit terms. There were no related party loans that were classified as nonaccrual, past due, restructured or considered a potential credit risk at December 31, 2008 and 2007.
At December 31, 2008, the majority of the Company’s loans were at least partially secured by real estate in Northeastern Pennsylvania. Therefore, a primary concentration of credit risk is directly related to the real estate market in this area. Changes in the general economy, local economy or in the real estate market could affect the ultimate collectibility of this portion of the loan portfolio. Management does not believe there are any other significant concentrations of credit risk that could affect the loan portfolio.
The analysis of changes affecting the allowance for loan losses account for each of the two years ended December 31, 2008 and 2007, is summarized as follows:

	2008	2007

Balance, January 1	$4,624	$4,435
Provision for loan losses	1,760	525
Loans charged-off	(1,236)	(441)
Loans recovered	107	105

Balance, December 31	$5,255	$4,624

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
4. Loans, nonperforming assets and allowance for loan losses (continued):
Information concerning nonperforming assets at December 31, 2008 and 2007, is summarized as follows:

December 31	2008	2007

Nonaccrual loans:
Commercial, financial and others	$7,608	$2,444
Real estate:
Construction	8,775
Residential	1,070	755
Commercial	5,498	2,057
Consumer, net	117	77
Lease financing, net

Total nonaccrual loans	23,068	5,333

Accruing loans past due 90 days or more:
Commercial, financial and others	170	80
Real estate:
Construction
Residential	75	295
Commercial	417	1,757
Consumer, net	104	85
Lease financing, net	69	17

Total accruing loans past due 90 days or more	835	2,234

Total nonperforming loans	23,903	7,567

Foreclosed assets	336	125

Total nonperforming assets	$24,239	$7,692

Information related to the recorded investment in impaired loans for which there is a related allowance and the amount of that allowance and the recorded investment in impaired loans for which there is no allowance at December 31, 2008 and 2007, is summarized as follows:

	2008		2007
	Recorded	Related	Recorded	Related
December 31	Investment	Allowance	Investment	Allowance

Impaired loans:
With a related allowance	$19,707	$3,572	$7,575	$3,216
With no related allowance	14,192		7,343

Total	$33,899	$3,572	$14,918	$3,216

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
4. Loans, nonperforming assets and allowance for loan losses (continued):
Interest income on impaired loans that would have been recognized had the loans been current and the terms of the loans not been modified, the aggregate amount of interest income recognized and the amount recognized using the cash-basis method, and the average recorded investment in impaired loans for each of the years ended December 31, 2008 and 2007, are summarized as follows:

Year Ended December 31	2008	2007

Gross interest due under terms	$2,349	$902
Interest income recognized	1,621	882

Interest income not recognized	$728	$20

Interest income recognized (cash-basis)	$1,400	$681

Average recorded investment in impaired loans	$32,817	$12,405
Cash received on impaired loans applied as a reduction of principal totaled $2,900 in 2008 and $1,173 in 2007. At December 31, 2008, the Company had a $508 commitment to one commercial customer with impaired loans. There were no commitments to extend additional funds to customers with impaired loans at December 31, 2007.
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
The contractual amounts of off-balance sheet commitments at December 31, 2008 and 2007, are summarized as follows:

December 31	2008	2007

Commitments to extend credit	$69,235	$80,675
Unused portions of lines of credit	19,855	17,901
Commercial letters of credit	15,447	19,634

Total	$104,537	$118,210

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
Commercial letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Commercial letters of credit are primarily issued to support public and private borrowing arrangements. Essentially, all commercial letters of credit have expiration dates within one year. Collateral supporting commercial letters of credit amounted to $13,653 at December 31, 2008, and $13,515 at December 31, 2007. Commercial letters of credit with collateral values less than the contractual amount of the commitment are supported by existing lines of credit with the Company. The carrying value of the liability for the Company’s obligations under guarantees was not material at December 31, 2008 and 2007.
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
equipment, primary residential properties, and to a lesser extent, income-producing properties. Although the credit portfolio is diversified, the Company and its borrowers are dependent on the continued viability of the Northeastern Pennsylvania economy. The loan portfolio does not include any form of credit involving highly-leveraged transactions, defined as financing transactions that involve the buyout, acquisition or recapitalization of an existing business, including credit extended to highly-leveraged industries. The Company’s underwriting procedures include monitoring the abilities of its borrowers to continue to service loans in periods of rising interest rates through stress testing which could expose the Company to a concentration of credit risk. The Company was not exposed to any potential changes in the terms of loan products that may give rise to a concentration of credit risk at December 31, 2008 and 2007.
Securities and short-term investment activities are conducted with a diverse group of government entities, corporations and depository institutions. The counterparty’s creditworthiness and type of collateral is evaluated on a case-by-case basis. At December 31, 2008 and 2007, there were no significant concentrations of credit risk from any one issuer, with the exception of mortgage-backed securities issued by U.S. Government agencies.
Neither the Company nor any of its property is subject to any material legal proceedings. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of pending and threatened lawsuits will have a material effect on the operating results or financial position of the Company.
6. Premises and equipment, net:
Premises and equipment at December 31, 2008 and 2007, are summarized as follows:

December 31	2008	2007

Land	$3,993	$3,993
Premises	10,038	10,531
Leasehold improvements	291	291
Furniture and equipment	11,079	10,362

Total premises and equipment	25,401	25,177
Less: accumulated depreciation and amortization	13,648	14,286

Premises and equipment, net	$11,753	$10,891

Depreciation and amortization charged to noninterest expense amounted to $941 in 2008 and $1,074 in 2007. Occupancy expense has been reduced by rental income from premises leased to others in the amount of $60 in 2008 and $48 in 2007.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
6. Premises and equipment, net (continued):
Certain facilities are leased under operating lease agreements expiring on various dates until the year 2022. One of the leases contains an escalation clause that provides for inflation adjustments. The effects of such adjustments are included in the following table. One of the leases contains renewal options that provide for extensions of the original lease terms up to 20 years. The cost of such rentals is not included in the following table. The realty leases require the Company to pay real estate taxes, insurances, utilities and repair costs. Rental expense on operating leases amounted to $240 in 2008 and $243 in 2007.
Future minimum annual rentals required under noncancellable leases are summarized as follows:

2009	$166
2010	119
2011	119
2012	119
2013	90
2014 and thereafter	260

Total	$873

7. Other assets:
The major components of other assets at December 31, 2008 and 2007, are summarized as follows:

December 31	2008	2007

Goodwill	$349	$349
Deferred income taxes	479	390
Foreclosed assets	336	125
Mortgage servicing rights	578	580
Investment in residential housing program	3,094	3,455
Other	2,001	1,312

Total	$6,837	$6,211

The net cost of operating foreclosed assets, including gains and losses on the sale of such properties, was $3 in 2008. The net revenue from operating foreclosed assets, including gains and losses on the sale of such properties, was $8 in 2007.
The Company originates one-to-four family residential mortgage loans for sale in the secondary market with servicing rights retained. Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of mortgage loans serviced for others were $124,579 at December 31, 2008, and $116,745 at December 31,

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
7. Other assets (continued):
2007. Custodial escrow balances, maintained in connection with the loan servicing and included in demand deposits, were $162 and $313 at December 31, 2008 and 2007, respectively.
The analysis of the changes in the balances of mortgage servicing rights for the years ended December 31, 2008 and 2007, is summarized as follows:

	2008	2007

Balance, January 1	$580	$676
Additions	215	138
Amortization	(217)	(234)

Balance, December 31	$578	$580

At December 31, 2008 and 2007, the fair value of the mortgage servicing rights approximated their carrying value, therefore, no valuation allowance was deemed necessary.
8. Deposits:
The major components of interest-bearing and noninterest-bearing deposits at December 31, 2008 and 2007, are summarized as follows:

December 31	2008	2007

Interest-bearing deposits:
Money market accounts	$28,207	$28,657
NOW accounts	81,709	78,091
Savings accounts	100,951	102,895
Time deposits less than $100	170,215	163,256
Time deposits $100 or more	81,535	43,226

Total interest-bearing deposits	462,617	416,125
Noninterest-bearing deposits	79,674	75,232

Total deposits	$542,291	$491,357

Deposits of directors, executive officers, principal stockholders or their affiliates are accepted on the same terms and at the prevailing interest rates offered at the time of deposit for comparable transactions with unrelated parties. The amount of related party deposits totaled $5,563 at December 31, 2008, and $6,473 at December 31, 2007.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
8. Deposits (continued):
The aggregate amounts of maturities for all time deposits at December 31, 2008 are summarized as follows:

2009	$145,664
2010	25,600
2011	13,270
2012	25,321
2013	24,697
2014 and thereafter	17,198

Total	$251,750

The aggregate amount of deposits reclassified as loans was $132 at December 31, 2008, and $1,058 at December 31, 2007. Management evaluates transaction accounts that are overdrawn for collectibility as part of its evaluation for credit losses. During 2008 and 2007, no deposits were received on terms other than those available in the normal course of business.
As an alternative to using investment securities to serve as collateral for deposits, management began utilizing irrevocable letters of credit issued by the FHLB-Pgh on behalf of the Company to secure public funds in 2008 and 2007. The FHLB-Pgh guarantees payment to the depositors in the event of default by the Company. The Company is obligated to reimburse the FHLB-Pgh for all payments made under the irrevocable letters of credit. The carrying amount of the FHLB-Pgh irrevocable letters of credit that serve as collateral for deposits was $17,000 at December 31, 2008 and $50,050 at December 31, 2007.
9. Short-term borrowings:
Short-term borrowings available to the Company consist of a line of credit and advances with the FHLB-Pgh secured under terms of a blanket collateral agreement by a pledge of FHLB-Pgh stock and certain other qualifying collateral, such as investment and mortgage-backed securities and mortgage loans. The line of credit is limited to the Company’s maximum borrowing capacity (“MBC”) with the FHLB-Pgh, which is based on a percentage of qualifying collateral assets. At December 31, 2008, the MBC was $150,510. Interest accrues daily on the line based on the rates of FHLB-Pgh discount notes. This rate resets each day. The line has no expiration date and carries no associated commitment fees. The FHLB-Pgh has the right to reduce or terminate the line at any time without prior notice and the Company may repay the line at any time without incurring prepayment penalties. Short-term advances are issued with maturities less than one year based on the FHLB-Pgh’s current cost of funds rate. Advances are limited to the MBC and are not prepayable. There are no commitment fees associated with the advances, except those for forward settlement that are based on FHLB-Pgh hedging costs.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
9. Short-term borrowings (continued):
There were no short-term borrowings outstanding at December 31, 2008 and 2007. The maximum amount of all short-term borrowings outstanding under the line of credit agreement at any month-end was $20,400 during 2008 and $17,150 during 2007. The average daily balance and weighted-average rate on aggregate short-term borrowings, which consisted entirely of the FHLB-Pgh line of credit, was $6,230 at 2.9 percent in 2008 and $6,354 at 5.4 percent in 2007.
10. Fair value of financial instruments:
The estimated fair value of financial instruments at December 31, 2008 and 2007, is summarized as follows:

	2008		2007
	Carrying	Fair	Carrying	Fair
December 31	Value	Value	Value	Value

Financial assets:
Cash and cash equivalents	$20,717	$20,717	$21,876	$21,876
Investment securities available-for-sale	80,574	80,574	39,407	39,407
Loans held for sale, net	1,390	1,390	1,248	1,248
Net loans	480,627	487,917	466,720	470,020
Mortgage servicing rights	578	578	580	580
Accrued interest receivable	2,143	2,143	2,634	2,634

Total	$586,029	$593,319	$532,465	$535,765

Financial liabilities:
Deposits without stated maturities	$290,541	$290,541	$284,875	$284,875
Deposits with stated maturities	251,750	260,019	206,482	207,269
Accrued interest payable	1,815	1,815	1,308	1,308

Total	$544,106	$552,375	$492,665	$493,452

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
10. Fair value of financial instruments (continued):
Assets and liabilities measured at fair value on a recurring basis at December 31, 2008, are summarized as follows:

Fair Value Measurements Using
Quoted Prices in
Active Markets
		for Identical	Significant Other	Significant
		Assets	Observable Inputs	Unobservable Inputs
December 31, 2008	Amount	(Level 1)	(Level 2)	(Level 3)

Assets:
Investment securities available-for-sale	$79,458	$225	$79,233
Investment securities available-for-sale reported at fair value using Level 1 inputs include marketable equity securities trading in active exchange markets. The fair value of investment securities available-for-sale utilizing Level 2 inputs include debt securities with quoted market prices based on a matrix pricing model. This method for determining fair value is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities.
Assets and liabilities measured at fair value on a non-recurring basis at December 31, 2008, are summarized as follows:

	Fair Value Measurements Using
		Quoted Prices in
		Active Markets
		for Identical	Significant Other	Significant
		Assets	Observable Inputs	Unobservable Inputs
December 31, 2008	Amount	(Level 1)	(Level 2)	(Level 3)

Assets:
Impaired loans	$16,135			$16,135
Foreclosed assets	$336			$336
Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a recorded investment of $19,707 and a related allowance of $3,572. The fair value of foreclosed assets are based upon current estimates derived through independent appraisals. Real estate acquired in connection with foreclosures is written down to fair value less cost to sell.
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
Discretionary annual contributions to the plan were $128 in 2008 and $187 in 2007. Discretionary matching contributions under the 401(k) feature of the plan totaled $163 in 2008 and $166 in 2007.
12. Income taxes:
The current and deferred amounts of the provision for income tax expense for each of the years ended December 31, 2008 and 2007, are summarized as follows:

Year Ended December 31	2008	2007

Current	$994	$2,011
Deferred	(376)	(108)

Total	$618	$1,903

A reconciliation between the amount and rate of the effective income tax expense and the income tax expense that would have been provided at the federal statutory tax rate of 34.0 percent for each of the years ended December 31, 2008 and 2007, is summarized as follows:

	2008		2007
Year Ended December 31	Amount	Rate	Amount	Rate

Federal income tax at statutory rate	$2,148	34.0%	$2,993	34.0%
Differences resulting from:
Tax-exempt interest, net	(1,167)	(18.4)	(1,006)	(11.4)
Residential housing program tax credit	(372)	(5.9)	(94)	(1.1)
Other	9	0.1	10	0.1

Federal income tax on income before income taxes	$618	9.8%	$1,903	21.6%

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
12. Income Taxes (continued):
Temporary differences between financial statement carrying amounts and tax bases of assets and liabilities that represent the deferred tax assets and liabilities at December 31, 2008 and 2007, are summarized as follows:

December 31	2008	2007

Deferred tax assets:
Allowance for loan losses	$1,555	$1,369
Accrued interest receivable	392	58
Vacation salaries payable	21	20
Core deposit intangible	193	243

Total	2,161	1,690

Deferred tax liabilities:
Investment securities available-for-sale	861	574
Loans, net of unearned income	195	193
Prepaid expenses	160	119
Premises and equipment, net	396	344
Other	70	70

Total	1,682	1,300

Net deferred tax assets	$479	$390

The Company has determined that the establishment of a valuation reserve for the deferred tax assets is not required, since it is more likely than not that the net deferred tax assets could be principally realized through carryback to taxable income in prior years, and by future reversals of existing taxable temporary differences, or to a lesser extent, through future taxable income. A review of the accounting criteria related to the recognition of deferred tax assets is performed quarterly. Banks in Pennsylvania are not subject to state or local income taxes, but rather are assessed a tax based on capital. This capital shares tax, which is included in other expenses, was $492 in 2008 and $454 in 2007.
In addition to tax-exempt loans and investments, the Company utilizes a tax credit available through our investment in an elderly and low- to moderate-income residential housing program to mitigate our tax burden. This investment tax credit is being recognized as a credit against federal income tax expense based on the straight-line method over ten years beginning with the in-service date of the project on October 1, 2007. By utilizing the credit, we reduced our income tax expense by $372 in 2008 and $94 in 2007. The aggregate amount of tax credit available from this project that will be recognized over ten years ending September 30, 2017, is $3,725.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
13. Parent Company financial statements:
CONDENSED STATEMENTS OF INCOME

Year Ended December 31	2008	2007

Income:
Dividends from subsidiaries	$2,880	$10,070
Management fees from subsidiaries	240	240
Other income	6	5

Total income	3,126	10,315

Expense:
Occupancy and equipment expenses		87
Other expenses	660	571

Total expenses	660	658

Income before income taxes and undistributed income of subsidiaries	2,466	9,657
Income tax benefit	(514)	(235)

Income before undistributed income of subsidiaries	2,980	9,892
Equity in (excess of) undistributed income of subsidiaries	2,720	(2,992)

Net income	$5,700	$6,900

CONDENSED BALANCE SHEETS

December 31	2008	2007

Assets:
Cash	$95	$75
Investment in bank subsidiary	52,586	49,292
Investment securities available-for-sale	225	251
Other assets	5,476	5,332

Total assets	$58,382	$54,950

Liabilities:
Dividends payable	$470	$456
Other liabilities	114	121

Total liabilities	584	577
Stockholders’ equity	57,798	54,373

Total liabilities and stockholders’ equity	$58,382	$54,950

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
13. Parent Company financial statements (continued):
CONDENSED STATEMENTS OF CASH FLOWS

Year Ended December 31	2008	2007

Cash flows from operating activities:
Net income	$5,700	$6,900
Adjustments:
Excess of (equity in) undistributed income of subsidiaries	(2,720)	2,992
Depreciation and amortization		87
Changes in:
Other assets	(144)	45
Other liabilities		(1)

Net cash provided by operating activities	2,836	10,023

Cash flows from investing activities:
Proceeds from repayments of investment securities	1
Purchases of investment securities		(100)
Purchases of investment in residential housing program		(3,272)

Net cash provided by (used in) investing activities	1	(3,372)

Cash flows from financing activities:
Issuance of common shares	473	501
Repurchase and retirement of common shares	(1,418)	(5,454)
Cash dividends paid	(1,872)	(1,858)

Net cash used in financing activities	(2,817)	(6,811)

Net increase (decrease) in cash	20	(160)
Cash at beginning of year	75	235

Cash at end of year	$95	$75

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
In addition, the Company is subject to dividend restrictions under the Pennsylvania Banking Code of 1965, as amended, which allows cash dividends to be declared and paid out of accumulated net earnings. More stringent dividend restrictions apply under Federal Reserve Regulation H, which restricts calendar year dividend payments of member banks to the total of its net profits for that year combined with its retained net profits of the

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
14. Regulatory matters (continued):
preceding two calendar years, less any required transfer to surplus, unless a bank has received prior approval from the Board of Governors of the Federal Reserve System (“Federal Reserve Board”). Accordingly, Community Bank, without prior approval from the Federal Reserve Board, may declare dividends to the Parent Company of $4,319 at December 31, 2008.
Although subject to the aforementioned regulatory restrictions, the Company’s consolidated retained earnings at December 31, 2008 and 2007, were not restricted under any borrowing agreement as to payment of dividends or reacquisition of common stock.
The Company has paid cash dividends since its formation as a bank holding company in 1983. It is the present intention of the Board of Directors to continue this dividend payment policy, however, further dividends must necessarily depend upon earnings, financial condition, appropriate legal restrictions and other factors relevant at the time the Board of Directors considers payment of dividends.
The amount of funds available for transfer from Community Bank to the Parent Company in the form of loans and other extensions of credit is also limited. Under the provisions of Section 23A of the Federal Reserve Act, transfers to any one affiliate are limited to 10.0 percent of capital and surplus. At December 31, 2008, the maximum amount available for transfer from Community Bank to the Parent Company in the form of loans amounted to $5,582. At December 31, 2008 and 2007, there were no loans outstanding, nor were any advances made during 2008 and 2007.
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
Community Bank was categorized as well capitalized under the regulatory framework for prompt corrective action at December 31, 2008 and 2007, based on the most recent notification from the Federal Deposit Insurance Corporation. To be categorized as well capitalized, Community Bank must maintain certain minimum Tier I risk-based, total risk-based and Tier I Leverage ratios as set forth in the following tables. The Tier I Leverage ratio is defined as Tier I capital to total average assets less intangible assets. There are no conditions or events since the most recent notification that management believes have changed Community Bank’s category.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
14. Regulatory matters (continued):
The Company’s and Community Bank’s capital ratios at December 31, 2008 and 2007, as well as the required minimum ratios for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions as defined by FDICIA, are summarized as follows:

					Minimum to be Well
					Capitalized under
			Minimum for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
December 31, 2008	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I capital to risk-weighted assets:
Consolidated	$55,721	11.1%	$20,049	4.0%
Community Bank	50,567	10.2	19,907	4.0	$29,861	6.0%
Total capital to risk-weighted assets:
Consolidated	60,976	12.2	40,097	8.0
Community Bank	55,822	11.2	39,814	8.0	49,768	10.0
Tier I capital to total average assets less intangible assets:
Consolidated	55,721	9.6	23,171	4.0
Community Bank	$50,567	8.8%	$23,019	4.0%	$28,774	5.0%

Risk-weighted assets:
Consolidated	$487,531
Community Bank	483,993
Risk-weighted off-balance sheet items:
Consolidated	13,687
Community Bank	13,687
Average assets for Leverage ratio:
Consolidated	579,283
Community Bank	$575,474

					Minimum to be Well
					Capitalized under
			Minimum for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
December 31, 2007	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I capital to risk-weighted assets:
Consolidated	$52,852	11.2%	$18,921	4.0%
Community Bank	47,845	10.2	18,773	4.0	$28,160	6.0%
Total capital to risk-weighted assets:
Consolidated	57,476	12.2	37,842	8.0
Community Bank	52,469	11.2	37,546	8.0	46,933	10.0
Tier I capital to total average assets less intangible assets:
Consolidated	52,852	9.5	22,160	4.0
Community Bank	$47,845	8.7%	$22,083	4.0%	$27,604	5.0%

Risk-weighted assets:
Consolidated	$459,388
Community Bank	455,687
Risk-weighted off-balance sheet items:
Consolidated	13,641
Community Bank	13,641
Average assets for Leverage ratio:
Consolidated	553,999
Community Bank	$552,080

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
In addition to the tender offer, management periodically purchases shares of the Company’s common stock under a stock repurchase program. For the years ended December 31, 2008 and 2007, 34,189 shares and 10,900 shares having an aggregate cost of $1,418 and $522, respectively, were purchased and retired under the program. On October 15, 2008, the Board of Directors ratified the purchase of up to an additional 50,000 shares of the then outstanding common stock. At December 31, 2008, 43,285 shares authorized under the program were available to be repurchased.
The Company offers its stockholders a Dividend Reinvestment Plan (“DRP”). Under the DRP, the Company registered 300,000 shares of its common stock to be sold pursuant to this plan. The DRP provides stockholders with a simple and convenient method to invest cash dividends in the Company’s common stock without payment of any brokerage commissions, while also furnishing the Company with additional funds for general corporate purposes. Main features of the DRP include the following: (i) shares will be purchased from original issuances; (ii) no optional cash payments; (iii) eligibility for all registered and street name stockholders; (iv) no minimum or maximum number of shares participation restrictions; and (v) availability of full or partial dividend reinvestment. Shares issued under the DRP were 10,629 shares in 2008 and 10,680 shares in 2007.

Comm Bancorp, Inc.
DIRECTORS AND OFFICERS
BOARD OF DIRECTORS
Comm Bancorp, Inc.
DAVID L. BAKER
Senior Vice President,
Community Bank and Trust Company
WILLIAM F. FARBER, SR.
PRESIDENT AND CHIEF EXECUTIVE OFFICER
CHAIRMAN OF THE BOARD
JUDD B. FITZE
Attorney, Farr, Davis & Fitze
DEAN L. HESSER
President, Tom Hesser Chevrolet, Inc. and
Tom Hesser Nissan, LLC
JOHN P. KAMEEN
SECRETARY
Publisher, The Forest City News
ERWIN T. KOST
President, Kost Tire Distributors, Inc.
SUSAN F. MANCUSO
Partner, Mancuso & Mancuso
Accounting & Tax Service
JOSEPH P. MOORE, III
Auto Dealer, Manheim Imports
CORPORATE OFFICERS
Comm Bancorp, Inc.
WILLIAM R. BOYLE
Executive Vice President
Chief Credit Officer
WILLIAM F. FARBER, SR.
President and Chief Executive Officer
Chairman of the Board
JOHN P. KAMEEN
Secretary
SCOTT A. SEASOCK
Executive Vice President
Chief Financial Officer
DIRECTORS EMERITUS
THOMAS M. CHESNICK
Retired
MICHAEL T. GOSKOWSKI
President, Kartri Sales Co., Inc.,
M.G. Manufacturing Co., Inc.
WILLIAM A. KERL
President, Kerl Coal Oil and Trucking Company, Inc.; Partner, Machek Fuel
WILLIAM B. LOPATOFSKY
Retired
J. ROBERT McDONNELL
Owner, McDonnell’s Restaurant
JOSEPH P. MOORE, JR.
President, Elk Mountain Ski Resort, Inc.

Comm Bancorp, Inc.
DIRECTORS AND OFFICERS (CONTINUED)
ADVISORY BOARDS
Community Bank and Trust Company
CARBONDALE BRANCH
JOSEPH J. BRENNAN
Brennan and Brennan Funeral Home
JOHN J. CERRA
Attorney
HENRY E. DEECKE
Henry E. Deecke Real Estate
ROBERT W. FARBER
Quality Perforating, Inc.
JOSEPH R. MAZZA
Mazza Linen Service

CLIFFORD BRANCH
THOMAS J. LOPATOFSKY, JR.
Lenox Propane

SEAN P. McGRAW
Attorney, McGraw, Peterson & Nepa

PATRICK J. OLIVERI
Oliveri’s Crystal Lake Hotel

HEIDI L. STEPHENS
H.L. Stephens and Sons

LAKE WINOLA AND
TUNKHANNOCK BRANCHES
DOUGLAS A. GAY
Gay’s True Value, Inc.
THOMAS S. HENRY
Mile Hill Auto Parts

JEFFREY KINTNER
Kintner Modular Homes
and Nostalgia Car Wash

DONNA L. LABAR
Century 21 Sherlock Homes Inc.

FOREST CITY BRANCH
THOMAS BAILEYS
Does Not Compute
RICHARD E. CURTIS
CUBE Auto Supply
ALLAN A. HORNBECK, JR.
Allan Hornbeck Chevrolet
JOSEPH LUCCHESI, D.M.D.
Dentist
J. SCOTT MISKOVSKY
Pharmacist, Red Cross Pharmacy
LINDA M. RICHARDS
Sparkware Associates, Inc.
MONTROSE BRANCH
EDGAR B. BAKER
Consultant

THOMAS R. KERR
Retired

FRANCIS J. PINKOWSKI
Country Landmarks Real Estate, Inc.

DONNA L. WILLIAMS
Livestock Dealer/Farmer

NICHOLSON BRANCH
RICHARD S. LOCHEN
Lochen’s Market

MARK W. NOVITCH
Sherwood’s Freightliner
Western Star Sterling

MARK D. VANKO
Gin’s Restaurant

SIMPSON BRANCH
FRANCIS X. LAPERA, SR.
Lapera Oil Company, Inc.

ROBERT M. McDONNELL
McDonnell’s Restaurant

GERALD G. SALKO, D.D.S.
Dentist

TANNERSVILLE BRANCH
TIMOTHY B. FISHER, II
Attorney, Fisher & Fisher
GARY HAZEN, CPA
John J. Riley, Inc.
Certified Public Accountants

CHARLES R. MARZZACCO
Weichert Realtors Acclaim

Comm Bancorp, Inc.
DIRECTORS AND OFFICERS (CONTINUED)
OFFICERS
Community Bank and Trust Company
DAVID L. BAKER
Senior Vice President
JANICE M. BEVACQUA
Clifford Branch Manager
WILLIAM R. BOYLE
Executive Vice President
Chief Credit Officer
SHARON A. BYRNE
Commercial Loan Officer
ROBIN M. BULZONI
Trust Officer

DEBRA A. CARR
Dickson City and Eynon Regional Manager
MARK E. CATERSON
Montrose Branch Manager
ROBERT F. DAVIS
Commercial Loan Officer
WILLIAM F. FARBER, SR.
President and Chief Executive Officer
Chairman of the Board
MICHAEL J. GAGLIARDI
Special Assets Officer
DEBRA A. GAY
Lake Winola and Tunkhannock Regional Manager
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
JOHN PASH, III
Comptroller
MARY BETH PASQUALICCHIO
Director of Marketing
STEVE PELLESCHI
Customer Relationship Officer
JAMES R. PIETROWSKI
Senior Commercial Loan Officer
SCOTT PREBICH
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
THERESA YOCUM
Business Development Officer
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
BOARD OF DIRECTORS
Community Abstract Services, LLC
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
Route 611
Tannersville, PA 18372
570-619-6620
Tunkhannock Branch*
74 E. Tioga Street
Tunkhannock, PA 18657
570-836-5555
Wilkes-Barre**
140 Maffet Street
Suite 4
Wilkes-Barre, PA 18705
570-851-8400
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
CB&T DIRECTSM Remote Deposit
570-587-3421, Ext. 359
Klick Banking via the Internet
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
Common Stock Market Information:
Shares of Comm Bancorp, Inc. common stock are listed on The NASDAQ Global MarketSM (“NASDAQ”) as CommBcp under the symbol “CCBP.” As of March 11, 2009, eleven firms were listed on the NASDAQ system as market makers for the Company’s common stock.
The high and low closing sale prices and dividends per share of the Company’s common stock for the four quarters of 2008 and 2007 are summarized as follows:

			Cash
			Dividends
	High	Low	Declared
2008:
First Quarter	$47.25	$41.00	$0.27
Second Quarter	48.00	41.00	0.27
Third Quarter	44.92	40.75	0.27
Fourth Quarter	$42.00	$35.00	$0.27
2007:
First Quarter	$49.93	$42.26	$0.26
Second Quarter	50.22	47.00	0.26
Third Quarter	49.90	46.00	0.26
Fourth Quarter	$52.60	$43.90	$0.26
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