Form 10-K, Exhibit 13
period 2009-12-31
COMM BANCORP INC
filed 2010-03-29
CIK 730030

EXHIBIT 13
PORTIONS OF THE ANNUAL REPORT TO STOCKHOLDERS
FOR FISCAL YEAR ENDED DECEMBER 31, 2009

Comm Bancorp, Inc.
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

Year Ended December 31	2009	2008	2007	2006	2005
Condensed statements of financial performance:
Interest income	$30,490	$32,901	$35,654	$33,040	$28,359
Interest expense	10,100	12,467	14,449	12,505	10,103

Net interest income	20,390	20,434	21,205	20,535	18,256
Provision for loan losses	10,430	1,760	525	890	782

Net interest income after provision for loan losses	9,960	18,674	20,680	19,645	17,474
Noninterest income	6,517	3,961	3,543	3,408	3,884
Noninterest expense	18,968	16,317	15,420	14,829	14,897

Income (loss) before income taxes	(2,491)	6,318	8,803	8,224	6,461
Provision for income tax expense (benefit)	(2,541)	618	1,903	1,874	1,251

Net income	$50	$5,700	$6,900	$6,350	$5,210

Condensed statements of financial position:
Investment securities	$108,005	$80,574	$39,407	$91,213	$104,965
Net loans	466,482	480,627	466,720	403,639	384,475
Other assets	82,286	42,840	42,860	45,552	54,137

Total assets	$656,773	$604,041	$548,987	$540,404	$543,577

Deposits	$590,783	$542,291	$491,357	$483,442	$491,365
Long-term debt	8,000
Other liabilities	3,036	3,952	3,257	2,844	2,523
Stockholders’ equity	54,954	57,798	54,373	54,118	49,689

Total liabilities and stockholders’ equity	$656,773	$604,041	$548,987	$540,404	$543,577

Per share data:
Net income	$0.03	$3.26	$3.87	$3.43	$2.80
Cash dividends declared	0.98	1.08	1.04	1.00	0.92
Stockholders’ equity	$31.93	$33.41	$31.01	$29.27	$26.86
Cash dividends declared as a percentage of net income	*	33.09%	26.81%	29.18%	32.84%
Average common shares outstanding	1,722,493	1,748,489	1,784,495	1,853,089	1,860,563

Selected ratios (based on average balances):
Net income as a percentage of total assets	0.01%	0.98%	1.24%	1.17%	0.97%
Net income as a percentage of stockholders’ equity	0.09	10.10	12.94	12.18	10.68
Stockholders’ equity as a percentage of total assets	9.37	9.73	9.62	9.62	9.13
Tier I capital as a percentage of adjusted total assets	8.64	9.62	9.54	9.74	9.04
Net interest income as a percentage of earning assets	3.80	4.07	4.33	4.28	3.88
Loans, net, as a percentage of deposits	93.80%	96.39%	93.75%	87.58%	82.59%

Selected ratios and data (based on period end balances):
Tier I capital as a percentage of risk-weighted assets	10.56%	11.12%	11.17%	12.50%	11.99%
Total capital as a percentage of risk-weighted assets	13.39	12.17	12.15	13.55	13.02
Allowance for loan losses as a percentage of loans, net	2.19%	1.08%	0.98%	1.09%	1.06%
Full-time equivalent employees	189	185	197	186	194
Locations	16	16	17	17	16

*	Not meaningful
Note: Average balances were calculated using average daily balances. Average balances for loans include nonaccrual loans. Tax-equivalent adjustments were calculated using the prevailing statutory rate of 34.0 percent.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS
(Dollars in thousands, except per share data)
Management’s Discussion and Analysis appearing on the following pages should be read in conjunction with the Consolidated Financial Statements beginning on page 106.
Forward-Looking Discussion:
Certain statements in this Form 10-K are forward-looking statements that involve numerous risks and uncertainties. The following factors, among others, may cause actual results to differ materially from projected results:
Local, domestic and international economic and political conditions and governmental monetary and fiscal policies affect banking both directly and indirectly. Inflation, recession, unemployment, volatile interest rates, tight money supply, real estate values, international conflicts and other factors beyond our control may also adversely affect our future results of operations. Our management team, consisting of the Board of Directors and executive officers, expects that no particular factor will affect the results of operations. The continuation of downward trends in areas such as real estate, construction and consumer spending may continue to adversely impact our ability to increase profitability.
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
To a certain extent, our success depends upon the general economic conditions in the geographic market area that we serve. Further adverse changes to economic conditions would likely impair loan collections and may continue to adversely affect our consolidated results of operations and financial position.
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
For a discussion of the recent Accounting Standards Updates (“ASU”) issued by the Financial Accounting Standards Board (“FASB”) refer to the note entitled “Summary of significant accounting policies — Recent accounting standards,” in the Notes to Consolidated Financial Statements to this Annual Report.
An accounting estimate requires assumptions about uncertain matters that could have a material effect on the financial statements if a different amount within a range of estimates were used or if estimates changed from period to period. Readers of this report should understand that estimates are made considering facts and circumstances at a point in time, and changes in those facts and circumstances could produce results that differ from when those estimates were made. Significant estimates that are particularly susceptible to material change in the next year relate to the allowance for loan losses, fair value of financial instruments, the valuations of real estate acquired through foreclosure, deferred tax assets and liabilities and intangible assets. Actual amounts could differ from those estimates.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
We monitor the adequacy of the allocated portion of the allowance quarterly and adjust the allowance for any deficiencies through normal operations. This ongoing evaluation reduces potential differences between estimates and actual observed losses. In addition, the unallocated portion of the allowance is examined quarterly to ensure that it is consistent with changes in the related criteria that would indicate a need to either increase or decrease it. The determination of the level of the allowance for loan losses is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Accordingly, we cannot ensure that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required, resulting in an adverse impact on operating results.
In the third quarter of 2009, we reevaluated our methodology for determining the adequacy of the allowance for loan losses account, as a result of the rapidly changing economic conditions in our market area. As part of this reevaluation, we reduced the number of periods used to determine historical loss factors for homogeneous pools of loans collectively evaluated and measured for impairment under FASB Accounting Standards Codification (“ASC”) 450, “Contingencies,” from the most recent rolling 20 quarters to the most recent rolling eight quarters. The reduction in the number of quarters better reflects the rapid deterioration in our local economic conditions. Moreover, we placed a higher weight on the latest four quarters to place a greater emphasis on the current periods compared to the previous four quarters in arriving at historical loss factors. This change in accounting estimate was applied prospectively in accordance with FASB ASC 250, “Accounting Changes and Error Corrections.” The impact of this change resulted in an increase in the provision for loan losses charged to operations of $3.6 million in the third quarter of 2009.
Fair values of financial instruments, in cases where quoted market prices are not available, are based on estimates using present value or other valuation techniques which are subject to change.
Real estate acquired in connection with foreclosures or in satisfaction of loans is adjusted to fair value based upon current estimates derived through independent appraisals less cost to sell. However, proceeds realized from sales may ultimately be higher or lower than those estimates.

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
For a further discussion of our critical accounting policies, refer to the note entitled, “Summary of significant accounting policies,” in the Notes to Consolidated Financial Statements to this Annual Report. This note lists the significant accounting policies used by us in the development and presentation of our financial statements. This Management’s Discussion and Analysis, the Notes to the Consolidated Financial Statements and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for the understanding and evaluation of our financial position, results of operations and cash flows.
Operating Environment:
Although the United States economy contracted in 2009, as the gross domestic product (“GDP”), the value of all goods and services produced in the Nation, decreased 2.4 percent, the economy began slowly recovering from the recession and the largest financial crisis since the Great Depression in the second half of the year. Supported by an improvement in financial conditions and monetary and fiscal stimulus policies, the GDP gained 2.2 percent in the third quarter of 2009 and then grew by a strong 5.9 percent in the fourth quarter. Specifically, increases in consumer and federal government spending, and business investment for equipment and software all factored into the recovery.
As a result of economic weakness which emerged late in 2007, the Federal Open Market Committee (“FOMC”) lowered the federal funds rate over 400 basis points to a target range of 0 to 25 basis points during 2008. Despite the apparent recovery in 2009, many areas of the economy such as employment conditions and the housing market remained weak. Given these weaknesses, the FOMC decided that this extraordinary monetary policy accommodation was necessary to support the recovery. As a result, the target range for the federal funds rate remained at 0 to 25 basis points for the entire year and into the first quarter of 2010. At their most recent meeting on March 16, 2010, the FOMC indicated that economic conditions will continue to warrant policy accommodation for an extended period.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Fiscal stimulus initiatives were the main support for a nearly 2.5 percent increase in consumer spending in the second half of 2009. Specifically, on June 24, 2009, President Obama signed the “Car Allowance Rebate System” or “Cash-for-Clunkers.” This legislation provided consumers with a credit of up to $4,500 dollars to help pay for new, more fuel efficient vehicles. The program, which ended on November 1, 2009, provided $3.0 billion toward the purchase of new cars and trucks and resulted in an increase in the average annual rate of new motor vehicles sold to 11.3 million units in the second half of 2009 from 9.5 million units in the first half of 2009. In addition, the rise in consumer spending was bouyed by an increase in household wealth created by a rebound in equity prices. However, consumer sentiment remained low by historical standards, as continued weakness in employment conditions and the housing market continued to dampen their confidence in the recovery.
Although still below pre-recessionary levels, corporate profits rebounded over the course of 2009. The rebound in profits, coupled with an improvement in sales prospects, led to a 2.9 percent increase in business investment in the fourth quarter. This was the first increase in business spending since the second quarter of 2008. However, for all of 2009, business investment fell 17.9 percent. The spending increase in the fourth quarter was concentrated in outlays for equipment and software, specifically light motor vehicles and information technology. Contrarily, businesses continued to dramatically cut spending on nonresidential structures. Spending on structures decreased 15.4 percent in the fourth quarter of 2009 and 19.7 percent for the entire year.
Although business investment improved in the fourth quarter, uncertainty with regard to the overall state of the economy influenced employment conditions in 2009. Businesses were very reluctant to add to their payrolls during the year. Although the civilian labor force decreased by 1.4 million, the number of people employed fell 5.5 million. As a result, the unemployment rate for the Nation spiked to a seasonally-adjusted rate of 10.1 percent in October 2009 from 7.4 percent in December 2008. The unemployment rate settled at 10.0 percent in December 2009. Similar to 2008, every industry, except for education and health services, experienced substantial job losses. Goods producing industries, which include construction and manufacturing, lost over 2.3 million jobs, while cutbacks in service producing industries totaled over 1.9 million. Despite the job losses, the labor market shows signs of stabilizing as the unemployment rate, although still very high, fell to 9.7 percent in February 2010.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
National, Pennsylvania and our market area’s seasonally-adjusted unemployment rates at December 31, 2009 and 2008, are summarized as follows:

December 31	2009	2008
National	10.0%	7.4%
Pennsylvania	8.9	6.4
Lackawanna County	9.2	7.4
Luzerne County	10.1	7.8
Monroe County	9.7	8.0
Susquehanna County	8.8	8.0
Wayne County	8.1	7.0
Wyoming County	9.6%	7.5%
Employment conditions deteriorated for the Commonwealth of Pennsylvania, as the unemployment rate rose to 8.9 percent for 2009 from 6.4 percent in 2008. Similarly, the unemployment rate increased for all counties in our market area. The unemployment rate for the Scranton/Wilkes-Barre metropolitan area rose to 9.5 percent in December 2009, the highest level since April 1996. Retailers and manufacturers, as well as professional and business services, continued to cut jobs in the midst of uncertainty in economic conditions.
Weak labor conditions and rising unemployment led to a 31.5 percent increase in the number of personal bankruptcy filings in the United States to 1,412,838 filings in 2009 from 1,074,108 filings in 2008. In addition, the number of personal filings in our circuit and district increased 10.9 percent to 12,225 filings in 2009 from 11,025 filings in 2008. On a positive note, although foreclosure rates in our market area are elevated, the Scranton/Wilkes-Barre region has fewer bank-owned foreclosures than other regions. According to the “MetroMonitor Report” issued by the Brookings Institution, a nonprofit, public policy organization based in Washington D.C., the rate of bank-owned homes in our region was 1.24 for every 1,000 mortgage properties, the eighth lowest rate in the Nation.
It was another troublesome year for the banking industry, characterized by operating losses, further asset quality deterioration and the largest number of bank failures since 1992. Earnings for all Federal Deposit Insurance Corporation (“FDIC”)-insured commercial banks fell $7.9 billion or 42.2 percent to $10.8 billion in 2009 from $18.7 billion in 2008. For the third consecutive year, the primary factor responsible for the earnings decline was a marked increase in loan loss provisions. According to FDIC statistics, 29.4 percent of insured commercial banks were unprofitable, while 120 commercial banks failed and another six applied for FDIC assistance. These statistics were significantly higher than the previous year in which 23.4 percent of insured commercial banks were unprofitable, 20 commercial banks failed and four banks applied for assistance. At the end of 2008, the FDIC Deposit Insurance Fund (“DIF”) had fallen below the minimum required reserve ratio and reached the lowest level since 1993. In 2009, due to the rising number of bank failures, the DIF fell to negative 0.39 percent of insured deposits by year end. On October 7, 2008, the FDIC proposed a Restoration Plan for the DIF. The final Restoration Plan was approved on February 27, 2009, and called for an increase in assessment rates in order to return the DIF to 1.15 percent within seven years. On May 22, 2009, the FDIC issued a final rule which levied a special emergency assessment of 5 basis points of total assets less Tier I capital as of June 30, 2009, on all insured depository institutions. In addition, on November 12, 2009, the FDIC issued another final rule that required all insured depository institutions to prepay their estimated quarterly assessments for the fourth quarter of 2009, and all of 2010, 2011 and 2012. Under this latest final rule, the FDIC adopted a uniform assessment rate increase of $0.03 per $100 dollars of assessable deposits effective January 1, 2011.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
With regard to bank balance sheets, total assets for all FDIC-insured commercial banks, which grew 10.2 percent in 2008, decreased 3.8 percent in 2009. The decline, for the most part, resulted from a substantial reduction in loan demand, as total loans and leases decreased $338.6 billion or 5.0 percent to $6,499.8 billion at December 31, 2009, from $6,838.4 billion at the end of 2008. On the other hand, FDIC-insured commercial banks experienced strong demand for their deposit products. Total deposits for all FDIC-insured commercial banks grew $251.0 billion or 3.1 percent in 2009. Interest-bearing deposits rose $114.6 billion or 1.7 percent, while noninterest-bearing deposits increased $136.4 billion or 9.5 percent. Asset quality continued to deteriorate in the banking industry as growth in noncurrent assets accelerated further in 2009. Increased delinquencies and foreclosures of real estate loans had the greatest impact on nonperforming asset levels. As evidenced by an increase in risk-based capital ratios, FDIC-insured commercial banks remained well capitalized. Equity capital increased 15.4 percent in 2009. The Leverage ratio for these institutions equaled 8.6 percent at December 31, 2009, and 7.4 percent at the end of 2008.
As previously mentioned, the banking industry experienced an earnings decrease for the third consecutive year. Higher net interest income and noninterest income were overshadowed by greater noninterest expense and a substantial increase in loan loss provisions. The poor earnings performance was concentrated in community banks with total assets between $100.0 million and $1.0 billion and regional banks with total assets between $1.0 billion and $10.0 billion. For all FDIC-insured commercial banks, the provision for loan losses amounted to $229.6 billion in 2009, an increase of $77.1 billion or 50.6 percent from $152.5 billion in 2008. The significant increase was in response to the 78.4 percent growth in noncurrent assets and a 94.4 percent increase in net charge-offs. Return on average assets (“ROAA”) and return on average equity (“ROAE”) decreased dramatically. ROAA for insured commercial banks decreased to 0.09 percent in 2009 from 0.13 percent in 2008, while ROAE fell to 0.85 percent from 1.32 percent comparing 2009 and 2008.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Similarly, FDIC-insured commercial banks located in Pennsylvania recorded decreased earnings in 2009. For these banks, net income declined $369.0 million or 25.3 percent. Similar to all FDIC-insured commercial banks, higher net interest income and noninterest income were more than entirely offset by increases in the loan loss provisions and noninterest expense. This marked the fourth year in a row insured Pennsylvania banks recorded an earnings decrease. In addition to the decline in net income, growth in both assets and equity caused a further deterioration in ROAA and ROAE. For these banks, ROAA and ROAE equaled 0.27 percent and 2.62 percent in 2009 compared to 0.54 percent and 5.22 percent in 2008.
U.S. equity markets recovered remarkably in 2009 after being poised on the brink of disaster one year earlier. U.S. equity markets, as well as every major world market, plunged at the end of 2008 amid what has been tagged as the worst financial crisis since the Great Depression. In 2009, the Dow Jones Industrial Average (“DJIA”) rose 18.8 percent after plummeting 33.8 percent in 2008, which was the worst drop in the DJIA since 1931. Similarly, the Standard & Poor’s 500 and the NASDAQ Composite gained 23.5 percent and 43.9 percent in 2009. These indices fell 38.5 percent and 40.5 percent in 2008. With regard to the banking industry, reported losses continued to weigh heavily on bank stocks as the NASDAQ Bank Index Composite fell 374.90 points or 18.5 percent comparing year-end 2009 and 2008. The composite of bank stocks on this index fell 637.04 points or 23.9 percent in 2008.
The United States economy is expected to continue a slow recovery in 2010. Moderate economic growth is expected with GDP advancing between 2.5 percent and 3.5 percent according to the February 24, 2010, Board of Governors of the Federal Reserve System’s (“Federal Reserve Board”) “Monetary Report to Congress.” Labor markets are expected to further stabilize, with a slight decrease in unemployment, and inflation is expected to remain subdued. Given the very slow pace of recovery and sustained weakness in certain areas, the FOMC has indicated that they will keep interest rates low for some time. Our earnings, along with those of all financial institutions, could be strained further in 2010 should the pace of recovery be slower than anticipated, which may cause a continuation of asset quality issues. In addition, operating income of financial institutions will be strained by the mounting burden of deposit insurance premiums.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Review of Financial Position:
We are located in Northeastern Pennsylvania and offer traditional bank products and services, including loans, deposits and trust and wealth management services, through our primary subsidiary, Community Bank and Trust Company (“Community Bank”). Our other subsidiary, Comm Realty Corporation (“Comm Realty”), holds, manages and sells foreclosed or distressed assets on behalf of Community Bank. Community Bank operates 15 full-service branch banking offices and one loan production office located within a contiguous six-county market area and primarily services individuals and small- and medium-sized businesses. Community Bank has three subsidiaries, Community Leasing Corporation (“Community Leasing”), Comm Financial Services Corporation (“Comm Financial Services”) and Community Abstract Services, LLC (“Community Abstract”). Community Leasing provides direct lease financing to commercial customers, Comm Financial Services offers various types of insurance products and asset management services to both individuals and businesses and Community Abstract offers title insurance and abstract services to residential and commercial mortgage loan customers.
Due to the strain on the banking industry and the recent escalation in the number of bank failures, regulatory oversight of banks intensified in 2009. Regulators are extremely critical in their evaluations of capital adequacy, and in particular, the reserves banks set aside for potential loan losses. As a result of this emphasis, coupled with the recent deterioration evidenced in the commercial and construction sectors of our loan portfolio and the continuation of the downturn in economic conditions, we reevaluated our loan review process and our allowance for loan loss methodology. The result of this reevaluation led us to record additional reserves through an $8.7 million provision for loan losses in the third quarter of 2009. The rapid devaluation of collateral values used to measure impairment on specifically identified loans, coupled with a shortening of the loss experience period utilized to estimate losses in the remainder of the portfolio, necessitated the large provision. With this provision, we believe the allowance for loan losses is adequate to absorb probable credit losses related to specifically identified loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of December 31, 2009.
For 2009, we reported net income significantly lower than that reported in recent years. The earnings reduction was a direct result of asset quality weakness. In addition to the $8.7 million provision for loan losses recorded in the third quarter, we experienced a reduction in net interest income due in part to higher levels of nonaccrual loans. Asset quality deterioration also factored into an increase in noninterest expense. Loan collection expense, legal and consulting fees, appraisal costs, credit reports and searches expense, other real estate expense and losses on sales of foreclosed assets all increased comparing the years ended December 31, 2009 and 2008.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Our challenges appear to be specifically limited to certain sectors of the loan portfolio, accounting for less than 5.0 percent of the overall balance sheet. Moreover, many financial institutions experienced major losses in their investment portfolios due to impaired securities. We were not subject to any such losses. Furthermore, Community Bank’s regulatory capital ratios continue to exceed the levels required to be considered “well capitalized” under applicable regulatory standards at December 31, 2009.
With regard to our financial position, total assets increased $52.8 million or 8.7 percent to $656.8 million at December 31, 2009, from $604.0 million at December 31, 2008. For the year ended December 31, 2009, total assets averaged $621.9 million, an increase of $42.2 million or 7.3 percent from $579.7 million for the same period of 2008. Earning assets averaged $594.1 million and equaled 95.5 percent of total average assets in 2009, compared to $550.5 million or 95.0 percent of total average assets in 2008.
The balance sheet growth was driven by a $48.5 million or 8.9 percent increase in total deposits to $590.8 million at the end of 2009, from $542.3 million at year-end 2008. Total interest-bearing deposits increased $39.8 million or 8.6 percent, while noninterest-bearing deposits rose $8.7 million or 10.9 percent. With regard to interest-bearing deposits, interest-bearing transaction accounts, which include money market, NOW and savings accounts increased $39.7 million or 18.8 percent comparing December 31, 2009 and 2008. The growth in these types of accounts reflected cyclical deposit trends of our municipal and local school district accounts, as well as the reduced risk tolerance of our customer base due to uncertainty in the stock market. The balance in total time deposits was stable from year-end 2008 to the end of 2009. As previously mentioned, short-term interest rates remained at historically low levels in 2009. As a result, we experienced a 73 basis point reduction in our cost of funds to 2.11 percent in 2009 from 2.84 percent in 2008.
A decline in loan demand, coupled with tightened lending standards, led to a $9.0 million reduction in loans, net of unearned income, to $476.9 million at December 31, 2009, from $485.9 million at December 31, 2008. Loans averaged $512.2 million and represented 86.2 percent of average earning assets in 2009, compared to $495.3 million or 90.0 percent in 2008. The tax-equivalent yield on the loan portfolio decreased 77 basis points to 5.66 percent in 2009 from 6.43 percent in 2008. Excess deposits not used to fund loans were directed into the investment portfolio. Available-for-sale investment securities increased $27.4 million to $108.0 million at the end of 2009 from $80.6 million at December 31, 2008. We had $25.3 million in federal funds sold outstanding at December 31, 2009, compared to $12.7 million at year-end 2008. Overall, we experienced an 83 basis point reduction in the tax-equivalent yield on earning assets to 5.50 percent in 2009 from 6.33 percent in 2008.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Stockholders’ equity equaled $55.0 million or $31.93 per share at December 31, 2009, and $57.8 million or $33.41 per share at December 31, 2008. Our Leverage ratio was 8.64 percent at the end of 2009, compared to 9.62 percent at December 31, 2008. The Leverage ratio, as well as our risk-based capital ratios, exceeded regulatory standards for capital adequacy purposes.
Our foremost goal for 2010 is to work diligently to increase our Company’s profitability. In order to accomplish this goal, we and Community Bank drafted a Capital Plan, which was approved by each of our Boards of Directors early in 2010. In addition, we have implemented cost curtailment initiatives in the latter part of 2009, which extended into 2010.
The cost curtailment initiatives that were implemented during 2009 included, among others:
•	The cancellation of 2009 Board of Director and management bonuses;

•	The elimination of paid expenses for Board of Director seminars and conventions;

•	The suspension of 2009 annual employee salary increases; and

•	The reduction of marketing-related expenses in 2009 and 2010.
There are two broad objectives with regard to the Capital Plan: (i) to improve asset quality by reducing the level of problem assets and (ii) to strengthen our capital position thereby increasing our regulatory capital ratios. We have already taken concrete steps in regard to the first objective of improving asset quality including, hiring an independent loan review company to assist us with credit risk management, enhancing staff within our Special Assets Division and tightening our underwriting standards.
With regard to the objective of strengthening our capital position, on December 31, 2009, Community Bank completed an $8.0 million subordinated debt offering. The offering, which was oversubscribed, matures on December 31, 2016, and bears interest at an annual rate of 8.0 percent. Our ability to raise capital within a short time span is a testimonial to the market’s perception of our ability to meet our goals in these very challenging times.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Investment Portfolio:
Primarily, our investment portfolio provides a source of liquidity needed to meet expected loan demand and generates a reasonable return in order to increase our profitability. Additionally, we utilize the investment portfolio to meet pledging requirements and reduce income taxes. At December 31, 2009, our portfolio consisted primarily of short-term U.S. Government agency mortgage-backed securities, which provide a source of liquidity and intermediate-term, tax-exempt state and municipal obligations, which mitigate our tax burden.
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
As previously mentioned, the FOMC indicated that throughout 2009 economic conditions warranted exceptionally low levels for the federal funds rate for an extended period. Yields on short-term U.S. Treasury securities hovered around the target range for the federal funds rate of 0 to 25 basis points in 2009, as economic data suggested weak employment conditions and relatively low inflation. However, the majority of incoming data suggested improved economic conditions. As a result, yields on intermediate-term and longer-term Treasury securities increased throughout 2009 as the market anticipated higher interest rates in the future. Our investment portfolio consists primarily of fixed-rate bonds. As a result, changes in general market interest rates have a significant influence on the fair value of our portfolio. Specifically, the parts of the yield curve most closely related to our investments include the 3-year and 10-year U.S. Treasury securities. The yield on the 3-year U.S. Treasury note affects the values of our mortgage-backed securities, whereas the 10-year U.S. Treasury note influences the value of tax-exempt state and municipal obligations. The yield on the 3-year U.S. Treasury, which started the year at 1.00 percent, rose 64 basis points to 1.64 percent at June 30, 2009, and another 6 basis points to close the year at 1.70 percent. In addition, the yield on the 10-year U.S. Treasury rose 128 basis points to 3.53 percent at June 30, 2009, and another 32 basis points to 3.85 percent at December 31, 2009. Since bond prices move inversely to yields, we experienced a decrease in the aggregate fair value of our investment portfolio.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
We reported net unrealized holding gains, included as a separate component of stockholders’ equity of $819, net of income taxes of $422, at December 31, 2009, and $1,671, net of income taxes of $861, at December 31, 2008. We realize that the market value of our investments and our capital position could be negatively impacted by increases in interest rates. In order to monitor the potential effects an increase in interest rates could have on the value of our investments, we perform stress test modeling on the portfolio. Stress tests conducted on our portfolio at December 31, 2009, indicated that should general market rates instantaneously increase by 100, 200 and 300 basis points, we would anticipate declines of 4.0 percent, 8.1 percent and 12.0 percent in the market value of our portfolio. Our IRR exposure with regard to market value depreciation weakened slightly in comparison to the previous year end. At December 31, 2008, we anticipated market value depreciation of 2.8 percent, 5.9 percent and 8.9 percent given the same rate shocks.
In order to independently measure our performance, we monitor and evaluate our investment portfolio with respect to total return in comparison to a national industry benchmark. Total return is a comprehensive industry-wide approach measuring investment portfolio performance. This measure is superior to measuring performance strictly on the basis of yield since it not only considers income earned similar to the yield approach, but also includes the reinvestment income on repayments and capital gains and losses, whether realized or unrealized. The total return of our investment portfolio was 6.1 percent in 2009, compared to 8.3 percent in 2008. Despite the decrease from the prior year, the total return on our investment portfolio outperformed the Barclay’s Capital U.S. Aggregate Bond Index, a benchmark used by most investment managers, which scored a total return of 5.9 percent in 2009.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The carrying values of the major classifications of available-for-sale securities as they relate to the total investment portfolio for the past five years are summarized as follows:
Distribution of investment securities available-for-sale

	2009		2008		2007		2006		2005
December 31	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
U.S. Government-sponsored							$39,201	42.98%	$42,711	40.69%
State and municipals:
Taxable					$5,227	13.26%	11,912	13.06	15,268	14.54
Tax-exempt	$26,862	24.87%	$47,007	58.34%	30,897	78.41	30,956	33.94	33,795	32.20
Mortgage-backed securities:
U.S. Government	78,155	72.36	31,957	39.66	1,087	2.76	1,458	1.60	1,826	1.74
U.S. Government-sponsored	220	0.21	269	0.33	817	2.07	6,302	6.91	10,391	9.90
Equity securities:
Restricted	2,537	2.35	1,116	1.39	1,128	2.86	1,206	1.32	808	0.77
Other	231	0.21	225	0.28	251	0.64	178	0.19	166	0.16

Total	$108,005	100.00%	$80,574	100.00%	$39,407	100.00%	$91,213	100.00%	$104,965	100.00%

Available-for-sale investment securities increased $27.4 million to $108.0 million at December 31, 2009, from $80.6 million at December 31, 2008. Due to continued uncertainty with regard to economic conditions, loan demand remained subdued in 2009. Deposit gathering was strong, as stock market volatility caused investors to seek safer alternatives and landowners in our market area continue to receive proceeds from leasing their properties to natural gas drilling companies. As a result, excess deposited funds were directed into the investment portfolio. Security purchases totaled $94.5 million in 2009, with the majority of the purchases occurring in the third and fourth quarters of the year. Specifically, we purchased $93.0 million in Government National Mortgage Association federal agency mortgage-backed securities, which are direct obligations of the U.S. Government and $1.5 million in restricted equity securities.
Repayments of investment securities totaled $10.1 million in 2009. We received proceeds of $56.8 million from the sale of investment securities in 2009. In the fourth quarter of 2009, we began making a significant investment in an elderly, low income housing project, which will provide us with investment tax credits. In order to mitigate the possibility of being subject to alternative minimum tax in the future as a result of this investment, we sold $13.9 million of tax-exempt state and municipal obligations. In addition to tax-exempt securities, we sold certain U.S. Government agency mortgage-backed securities that had values based on the 3-year U.S. Treasury yield. Economic conditions during the second half of 2009 caused an unprecedented run up in the price of U.S. Treasury securities, which resulted in a tightening of spreads between comparable U.S. Treasury and U.S. Agency securities and a significant increase in the fair value of these securities. Based on this increase and implementing asset/liability strategies, we sold $41.3 million of U.S. Government Agency mortgage-backed securities during the second half of 2009. Net gains recognized on the sale of available-for-sale investment securities totaled $1.6 million in 2009. No securities were sold in 2008.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Investment securities averaged $65.0 million and equaled 10.9 percent of average earning assets in 2009, compared to $44.2 million and 8.0 percent in 2008. The tax-equivalent yield on the investment portfolio decreased 81 basis points to 5.60 percent in 2009 from 6.41 percent in 2008.
At December 31, 2009, investment securities with an amortized cost of $58.8 million were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. At December 31, 2008, the amortized cost of pledged securities equaled $31.9 million. The fair value of such securities equaled $58.4 million at December 31, 2009, and $32.2 million at December 31, 2008.
At December 31, 2009 and 2008, there were no securities of any individual issuer, except for U.S. Government agency mortgage-backed securities, that exceeded 10.0 percent of stockholders’ equity.
The maturity distribution of the amortized cost, fair value and weighted-average, tax-equivalent yield of the available-for-sale portfolio at December 31, 2009, is summarized as follows. The weighted-average yield, based on amortized cost, has been computed for tax-exempt state and municipals on a tax-equivalent basis using the prevailing federal statutory tax rate of 34.0 percent. The distributions are based on contractual maturity with the exception of mortgage-backed securities and equity securities. Mortgage-backed securities are presented based upon estimated cash flows, assuming no change in the current interest rate environment. Equity securities with no stated contractual maturities are included in the “After ten years” maturity distribution. Expected maturities may differ from contractual maturities, or estimated maturities for mortgage-backed securities, because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Maturity distribution of available-for-sale portfolio

			After one		After five
	Within		but within		but within		After
	one year		five years		ten years		ten years		Total
December 31, 2009	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Amortized cost:
State and municipals	$2,024	7.74%	$2,825	7.84%	$11,293	7.36%	$9,201	7.08%	$25,343	7.34%
Mortgage-backed securities:
U.S. Government	15,504	3.95	35,002	3.53	27,798	3.71	233	4.62	78,537	3.68
U.S. Government-sponsored	64	6.75	134	6.71	10	6.65			208	6.72
Equity securities:
Restricted							2,537	0.25	2,537	0.25
Other							139	1.49	139	1.49

Total	$17,592	4.40%	$37,961	3.86%	$39,101	4.76%	$12,110	5.54%	$106,764	4.47%

Fair value:
State and municipals	$2,080		$2,930		$12,223		$9,629		$26,862
Mortgage-backed securities:
U.S. Government	15,403		34,739		27,780		233		78,155
U.S. Government-sponsored	68		142		10				220
Equity securities:
Restricted							2,537		2,537
Other							231		231

Total	$17,551		$37,811		$40,013		$12,630		$108,005

Loan Portfolio:
Economic factors and how they affect loan demand are of extreme importance to us and the overall banking industry, as lending is a primary business activity. Loans are the most significant component of earning assets and they generate the greatest amount of revenue for us. Similar to the investment portfolio, there are risks inherent in the loan portfolio that must be understood and considered in managing the lending function. These risks include IRR, credit concentrations and fluctuations in demand. Changes in economic conditions and interest rates affect these risks which influence loan demand, the composition of the loan portfolio and profitability of the lending function. According to a February 24, 2010, “Wall Street Journal” article, United States banks posted their sharpest decline in lending since 1941. Continued low corporate profit levels, weakness in loan demand, staggering delinquency rates and tightened lending standards all factored into a drastic decline in commercial lending. In addition, residential mortgage lending weakened, as depressed home values offset the positive effects of low mortgage rates. Finally, despite a rebound in equity prices, consumers continued to de-leverage, resulting in a steep contraction in consumer loans.
The January 2010 “Senior Loan Officers Opinion Survey on Bank Lending Practices,” issued by the Federal Reserve Board, indicated that a majority of responding banks in the United States reported that demand for business loans continued to weaken in the second half of 2009. Respondents noted that reduced demand reflected business customers’ reduced need to finance investment in plant and equipment, accounts receivable, inventories and mergers and acquisitions. In addition, due to severe asset quality deterioration, banks further tightened lending standards during 2009. Commercial loans, including commercial real estate loans, for all FDIC-insured commercial banks, decreased $237.4 billion or 10.0 percent to $2,138.4 billion at December 31, 2009, from $2,375.8 billion at the end of 2008. In addition, construction and land development loans declined $117.1 billion or 22.0 percent comparing year end 2009 and 2008.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Mortgage rates remained at historically low levels in 2009. The rate for a fixed-rate first mortgage was 4.93 percent at December 31, 2009, a decrease of 40 basis points from 5.33 percent at December 31, 2008. In addition, one of the key provisions of the American Recovery and Reinvestment Act signed into law on February 17, 2009, was an $8 tax credit available to first-time home buyers for the purchase of a principal residence. Despite these favorable conditions, the housing market continued to contract in 2009. According to the U.S. Commerce Department, the percentage of Americans who owned their home fell to 67.3 percent at the end of 2009, the lowest percentage since the second quarter of 2000. In addition, home sales fell 22.9 percent in 2009. For all FDIC-insured commercial banks, one-to-four family residential mortgages, including home equity loans, increased $68.0 billion or 3.3 percent in 2009 contrary to the downturn in housing market statistics.
We experienced unprecedented demand in our Secondary Mortgage Banking Division. The volume of mortgages originated by us and subsequently sold in the secondary market totaled $69.1 million in 2009, an increase of $51.1 million from $18.0 million in 2008. Gains realized on the sale of these loans were $1,350 in 2009 and $467 in 2008. Residential mortgage loans serviced for the Federal National Mortgage Association (“FNMA”) totaled $151.9 million at December 31, 2009, an increase of $27.3 million or 21.9 percent from $124.6 million at the end of 2008. Mortgage loans held for sale totaled $2.0 million at December 31, 2009, and $1.4 million at the end of 2008.
As a result of the historically low mortgage rates, we experienced a slight increase in refinancing activity in 2009. Refinancings totaled $8.6 million, an increase of $1.5 million or 21.1 percent from $7.1 million in 2008.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The composition of the loan portfolio at year end for the past five years is summarized as follows:
Distribution of loan portfolio

	2009		2008		2007		2006		2005
December 31	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Commercial, financial and others	$160,945	33.75%	$170,305	35.05%	$181,417	38.49%	$141,868	34.77%	$137,034	35.27%
Real estate:
Construction	23,195	4.86	25,332	5.21	12,810	2.72	5,513	1.35	2,575	0.66
Residential	104,925	22.00	112,053	23.06	110,633	23.47	98,262	24.08	92,717	23.86
Commercial	155,269	32.55	142,641	29.36	128,852	27.33	129,411	31.71	125,438	32.28
Consumer, net	29,447	6.18	32,812	6.76	35,149	7.46	31,500	7.72	29,157	7.50
Lease financing, net	3,163	0.66	2,739	0.56	2,483	0.53	1,520	0.37	1,682	0.43

Loans, net of unearned income	476,944	100.00%	485,882	100.00%	471,344	100.00%	408,074	100.00%	388,603	100.00%

Less: allowance for loan losses	10,462		5,255		4,624		4,435		4,128

Net loans	$466,482		$480,627		$466,720		$403,639		$384,475

Loans, net of unearned income, decreased $9.0 million or 1.9 percent to $476.9 million at December 31, 2009, from $485.9 million at the end of 2008. Reductions in residential mortgages, construction loans and consumer loans, partially offset by an increase in business lending, factored into the overall decrease in the loan portfolio. Business loans, including commercial loans, commercial mortgages and lease financing, increased $3.7 million to $319.4 million at December 31, 2009, from $315.7 million at year-end 2008. Residential mortgage loans decreased $7.2 million to $104.9 million at the close of 2009 from $112.1 million at December 31, 2008. Construction loans, which include land development loans, decreased $2.1 million. Consumer loans, including ready reserve and credit card loans, decreased $3.4 million or 10.4 percent to $29.4 million at December 31, 2009, from $32.8 million at December 31, 2008.
Loans averaged $512.2 million in 2009, an increase of $16.9 million or 3.4 percent compared to $495.3 million in 2008. Taxable loans increased $5.7 million, while tax-exempt loans rose $11.2 million. Due to the decline in loan demand, the loan portfolio played a less prominent role in our earning asset mix. As a percentage of earning assets, average loans equaled 86.2 percent in 2009 compared to 90.0 percent in 2008.
The prime rate was unchanged at 3.25 percent for 2009. The unprecedented low prime rate, coupled with a high level of nonaccrual loans, caused the tax-equivalent yield on our loan portfolio to decrease 77 basis points to 5.66 percent in 2009 from 6.43 percent in 2008. The effect of an unchanged, low prime rate on our loan portfolio’s yield can be evidenced by evaluating quarterly loan yields, which continued to decline during 2009. After being relatively unchanged in the first quarter, the tax-equivalent yield on the loan portfolio fell 8 basis points to 5.78 percent in the second quarter from 5.86 percent in the first quarter of 2009. The yield on the loan portfolio fell another 28 basis points in the third quarter. Loan yields stabilized in the fourth quarter, increasing 2 basis points. The FOMC has indicated that interest rates will remain at extremely low levels for most of 2010 in order to support economic recovery. As a result, we anticipate a possible decline in the tax-equivalent yield on our loan portfolio, as there are still adjustable-rate loans that will reprice downward throughout the year.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The maturity distribution and repricing information of the loan portfolio by major classification at December 31, 2009, is summarized as follows:
Maturity distribution and interest sensitivity of loan portfolio

		After one
	Within	but within	After
December 31, 2009	one year	five years	five years	Total
Maturity schedule:
Commercial, financial and others	$68,546	$45,957	$46,442	$160,945
Real estate:
Construction	18,001	2,458	2,736	23,195
Residential	13,846	48,346	42,733	104,925
Commercial	21,661	58,345	75,263	155,269
Consumer, net	3,937	20,889	4,621	29,447
Lease financing, net	632	2,531		3,163

Total	$126,623	$178,526	$171,795	$476,944

Predetermined interest rates	$45,551	$99,760	$63,657	$208,968
Floating or adjustable interest rates	81,072	78,766	108,138	267,976

Total	$126,623	$178,526	$171,795	$476,944

As previously mentioned, there are numerous risks inherent in the loan portfolio. We manage the portfolio by employing sound credit policies and utilizing various modeling techniques in order to limit the effects of such risks. In addition, we utilize private mortgage insurance (“PMI”) and guaranteed Small Business Administration and Federal Home Loan Bank of Pittsburgh (“FHLB-Pgh”) loan programs to mitigate credit risk in the loan portfolio.
Federal regulators are specifically concerned with certain high-risk loan products offered by the banking industry. Our loan portfolio does not contain option adjustable-rate mortgage products, high loan-to-value ratio mortgages, subprime loans or loans with initial teaser rates. At December 31, 2009, we had $28.4 million in junior-lien mortgages and $106.6 million in interest-only loans. We mitigate credit risk associated with these loans having junior-lien positions by limiting the loan-to-value ratios to supervisory limits set forth in the Federal Financial Institutions Examination Council (“FFIEC”) Interagency Guidelines for Real Estate Lending Policies. Risk associated with interest-only loans is reduced through ensuring adequate collateralization within our policy guidelines. Generally, collateral for interest-only loans includes deposits, real estate and marketable equity securities. The loan-to-value ratios for junior-lien mortgages and interest-only loans is 80.0 percent. The amount of refinanced or modified interest-only loans was $165 for the 12 months ended December 31, 2009. There were no junior-lien mortgages refinanced or modified during this same period. Nonperforming junior-lien mortgages totaled $619 and nonperforming interest-only loans amounted to $4.4 million at December 31, 2009. There were two loans totaling $211 of junior-lien mortgages and two loans totaling $2.4 million of interest-only loans considered troubled debt restructures at December 31, 2009. In addition, we had one junior-lien, interest-only loan of $431, which was considered a troubled debt restructure at the close of 2009.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
We continuously monitor our liquidity position so that adequate funds are available to meet loan demand. Based on our asset/liability simulation model, we feel confident that loan demand can be facilitated through payments and prepayments on investments and loans, and increases in core deposits. We expect to receive approximately $144.2 million from repayments on loans and investment securities during 2010. In the event an unforeseen increase in loan demand arises, we could fund the demand by aggressively competing for deposits, by selling available-for-sale securities or by utilizing various credit products available through the FHLB-Pgh.
In an attempt to limit IRR and liquidity strains, we continually examine the maturity distribution and interest rate sensitivity of the loan portfolio. For 2009, market interest rates remained at historically low levels. Accordingly, we continued to place emphasis on originating loans with interest rates that have short repricing terms. Upon the threat of rising interest rates, we will shift to promoting floating-rate loans that reprice immediately with changes in the prime rate. Adjustable-rate loans represented 56.2 percent of the loan portfolio at December 31, 2009, compared to 50.2 percent at the end of 2008. Approximately 41.3 percent of the loan portfolio is expected to reprice within the next 12 months.
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
Loan concentrations are considered to exist when the total amount of loans to any one borrower, or a multiple number of borrowers engaged in similar business activities or having similar characteristics, exceeds 10.0 percent of loans outstanding in any one category. We provide deposit and loan products and other financial services to individual and corporate customers in our six-county market area. There are no significant concentrations of credit risk from any individual counterparty or groups of counterparties, except for geographic concentrations.

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
The contractual amounts of off-balance sheet commitments at year-end for the past five years are summarized as follows:
Distribution of off-balance sheet commitments

December 31	2009	2008	2007	2006	2005
Commitments to extend credit	$81,945	$69,235	$80,675	$60,878	$59,135
Unused portions of lines of credit	24,723	19,855	17,901	21,091	20,257
Commercial letters of credit	20,982	15,447	19,634	21,405	18,565

Total	$127,650	$104,537	$118,210	$103,374	$97,957

We record an allowance for off-balance sheet credit losses, if deemed necessary, separately as a liability. No allowance was deemed necessary at December 31, 2009 and 2008. We do not anticipate that losses, if any, that may occur as a result of funding off-balance sheet commitments, would have a material adverse effect on our operating results or financial position.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Asset Quality:
Credit quality continued to be of great concern to the banking industry and bank regulators given the current state of the economy, characterized by high unemployment and record foreclosure and delinquency rates. The Mortgage Bankers Association (“MBA”) reported that delinquency rates, which reached record levels in 2008, continued climbing in 2009. According to the “Fourth Quarter of 2009 U.S. Housing Market Conditions” report issued by the U.S. Department of Housing and Urban Development, the MBA reported that delinquency rates for all mortgage loans increased to 9.64 percent in the third quarter of 2009, from 6.99 percent for the third quarter of 2008. The delinquency rate for prime mortgages increased to 6.84 percent in the third quarter of 2009, from 4.34 percent one year ago, while the delinquency rate for subprime mortgages increased to 26.42 percent from 20.03 percent for the respective periods. In addition, newly initiated foreclosures represented 1.42 percent of all mortgage loans in the third quarter of 2009 compared to 1.07 percent one year earlier. Foreclosures started on prime loans rose to 1.14 percent in the third quarter of 2009, compared to 0.61 percent for the same quarter of 2008. Contrarily, foreclosures started on subprime loans fell to 3.76 percent from 4.23 percent for the third quarters of 2009 and 2008. The increase in foreclosures on prime loans suggests a shift away from mortgage defaults due to interest rate increases on subprime adjustable-rate mortgages to defaults caused by unemployment and the recession.
Subprime lending generally refers to lending to borrowers who do not qualify for prime interest rates because of one or more of the following criteria: (i) weakened credit histories; (ii) previous charge-offs; (iii) judgments or bankruptcies; (iv) low credit scores; (v) high debt-burden ratios; or (vi) high loan-to-value ratios. These borrowers are charged either higher or adjustable interest rates to compensate for the greater credit risk. We do not have a subprime lending program. Our residential mortgage portfolio consists primarily of one-to-four family residential mortgages originated with loan-to-value ratios not exceeding 80.0 percent. Borrowers wanting to finance more than 80.0 percent of the appraised value are required to obtain PMI. The majority of these loans are sold without recourse to FNMA.
In addition to concerns over residential mortgage foreclosures, another area of concern for the banking industry, specifically small community banks, is exposure related to market devaluations of commercial real estate collateralizing loans to small businesses. According to findings released by a Congressional Oversight Panel in February 2010, approximately 36.9 percent of U.S. banks have a problematic exposure to commercial real-estate loans. In addition, the majority of the exposure is concentrated in the Nation’s smaller institutions. Banks are faced with several risks associated with commercial real estate loans including: (i) borrowers that will not be able to cover principal and interest payments due to turbulent economic conditions; (ii) borrowers that will not be able to refinance the loan because of tougher underwriting standards or decreases in property values; and (iii) should the borrower default, loan balances that will not be recouped due to significant devaluations in collateral values consequently forcing banks to realize substantial losses.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
As a result of these influences, the banking industry experienced substantial deterioration in asset quality for the third consecutive year. For all FDIC-insured commercial banks, nonperforming loans and leases increased $157.9 billion or 78.4 percent to $359.4 billion at December 31, 2009, from $201.5 billion at the end of 2008. The ratio of nonperforming assets to total assets for these institutions increased to 3.36 percent at December 31, 2009, from 1.84 percent at year-end 2008. In addition, net charge-offs for these institutions increased 94.4 percent comparing 2009 and 2008. As a result, FDIC-insured commercial banks increased their loan loss provisions 50.6 percent in 2009. As a percentage of total loans and leases, loan and lease loss reserves for FDIC-insured commercial banks equaled 3.27 percent, the highest level since the creation of the FDIC.
Similar to all FDIC-insured commercial banks, insured Pennsylvania banks also experienced even greater asset quality deterioration, as evidenced by a 381.3 percent increase in nonperforming assets to $13,861.3 billion at December 31, 2009, from $2,879.7 billion at the end of 2008. In addition, net charge-offs for these institutions increased 334.9 percent while their loan loss provisions increased 239.6 percent.
With regard to managing our exposure to credit risk caused by devaluations in real estate values, according to our Loan Policy, maximum loan-to-value ratios for commercial mortgage loans cannot exceed 75.0 percent of the lower of cost or appraised value. With regard to residential mortgages, customers with loan-to-value ratios between 80.0 percent and 100.0 percent are required to obtain PMI. There are no residential mortgage loans outstanding with loan-to-value ratios in excess of 100.0 percent. The 80.0 percent loan-to-value threshold provides a cushion in the event the property is devalued. PMI is used to protect us from loss in the event loan-to-value ratios exceed 80.0 percent and the customer defaults on the loan. Written appraisals are obtained prior to approval for all real estate loans. Appraisals are performed by an independent appraiser engaged by us, not the customer, who is either state certified or state licensed depending upon collateral type and loan amount.
We are committed to developing and maintaining sound, quality assets through our credit risk management policies and procedures. Credit risk is the risk to earnings or capital which arises from a borrower’s failure to meet the terms of their loan agreement. We manage credit risk by diversifying the loan portfolio and applying policies and procedures designed to foster sound lending practices. These policies include certain standards that assist lenders in making judgments regarding the character, capacity, capital structure and collateral of the borrower. As a result of our heightened asset quality issues, our Board of Directors adopted two plans in 2010 specifically designed to address these issues. As mentioned previously, commercial real estate loans have become an increasing concern for smaller banks. Accordingly, management developed a Commercial Real Estate Concentration Risk Management Plan in order to address this concern. The purpose of this Plan is to outline steps to help establish specific commercial real estate limits and promote sound risk management practices to enable Community Bank to pursue commercial real estate lending in a safe and sound manner. The Plan enhances monitoring and requires stress tests of the commercial real estate portfolio in accordance with regulatory guidance. The second plan, the Problem Loan Management Plan’s primary objectives include: (i) ensuring adequate resources are dedicated to resolving problem loans in a timely manner; (ii) enhancing the monitoring of loans throughout their life cycle; (iii) requiring updated supporting documentation of the current status of credits; and (iv) ensuring the prompt charge-off of loans determined to be confirmed losses.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
With respect to lending procedures, lenders must determine the borrower’s ability to repay the credit based on prevailing and expected market conditions prior to requesting approval for the loan. The Board of Directors establishes and reviews, at least annually, the lending authority for all loan officers and branch managers. Credits beyond the scope of the loan officers and branch managers are forwarded to the Directors’ Loan Committee. This Committee, comprised of senior management and board members, attempts to assure the quality of the loan portfolio through careful analysis of credit applications, adherence to credit policies and the examination of outstanding loans and delinquencies. These procedures assist in the early detection and timely follow-up of problem loans. Credits in excess of $2.0 million are subject to approval by our Board of Directors.
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
Distribution of nonperforming assets

December 31	2009	2008	2007	2006	2005
Nonaccrual loans:
Commercial, financial and others	$7,438	$7,608	$2,444	$1,060	$1,574
Real estate:
Construction	4,532	8,775
Residential	1,797	1,070	755	414	1,088
Commercial	5,196	5,498	2,057	442	626
Consumer, net	52	117	77	94	98
Lease financing, net

Total nonaccrual loans	19,015	23,068	5,333	2,010	3,386

Restructured loans:
Commercial, financial and others	1,777
Real estate:
Construction
Residential
Commercial	2,525
Consumer, net
Lease financing, net

Total restructured loans	4,302

Accruing loans past due 90 days or more:
Commercial, financial and others	263	170	80	13	62
Real estate:
Construction
Residential	603	75	295	217	230
Commercial	469	417	1,757		103
Consumer, net	134	104	85	60	118
Lease financing, net	165	69	17	2	33

Total accruing loans past due 90 days or more	1,634	835	2,234	292	546

Total nonperforming loans	24,951	23,903	7,567	2,302	3,932

Foreclosed assets	3,209	336	125	352	363

Total nonperforming assets	$28,160	$24,239	$7,692	$2,654	$4,295

Ratios:
Nonperforming loans as a percentage of loans, net	5.23%	4.92%	1.61%	0.56%	1.01%
Nonperforming assets as a percentage of loans, net, and foreclosed assets	5.86%	4.99%	1.63%	0.65%	1.10%
Similar to the banking industry in general, we continued to experience asset quality deterioration in 2009. The economic malaise in our market area continued to adversely affect our commercial customer base and the market values of the collateral supporting their loans with us. Nonperforming assets increased $4.0 million to $28.2 million or 5.86 percent of loans, net of unearned income, and foreclosed assets at December 31, 2009, from $24.2 million or 4.99 percent at the end of 2008. The deterioration resulted from increases of $4.3 million in loans with terms modified under troubled debt restructures, $2.9 million in foreclosed assets and $0.8 million in loans past due 90 days or more and still accruing. Partially offsetting these increases was a decrease of $4.0 million in nonaccrual loans.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
There were three properties with an aggregate fair value less cost to sell of $336 in foreclosed assets at December 31, 2008. During 2009, 15 properties with an aggregate fair value less cost to sell of $4,871 were transferred to foreclosed assets. Ten properties with an aggregate carrying value of $1,798 were sold for $1,531, resulting in a net realized loss of $267. In addition, the carrying value of one property, which was sold in 2009, was written down $200 during 2009. At December 31, 2009, there were eight properties with an aggregate fair value less cost to sell of $3,209 in foreclosed assets.
As a result of the significant deterioration over the past two years, during the second half of 2009, we initiated several remedial steps to improve asset quality. These steps include:
•
Hiring an independent loan review company to assist and advise us with our credit risk management practices, including the review of and recommendations for enhancing the allowance for loan loss policy, loan review function and credit related processes such as underwriting, approval and monitoring of loans;

•
Enhancing the oversight and workout of classified assets by hiring an internal attorney to expedite the process of loan foreclosures and redeploying existing staff to the workout and loan review functions;

•	Initiating the formation of a problem loan committee for the purpose of monitoring the status of problem assets and devising action plans for the timely workout or liquidation of these assets;

•	Overhauling the appraisal process by requiring new appraisals on all impaired loans subject to evaluation under FASB ASC 310, “Receivables,” and any loan that is delinquent over 60 days; and

•	Tightening underwriting standards to ensure a more rigorous review of potential loans and more conservative lending standards.
We maintain the allowance for loan losses at a level we believe adequate to absorb probable credit losses related to specifically identified loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of the balance sheet date. The balance in the allowance for loan losses account is based on past events and current economic conditions. We employ the FFIEC Interagency Policy Statement, as amended, and GAAP in assessing the adequacy of the allowance account. Under GAAP, the adequacy of the allowance account is determined based on the provisions of FASB ASC 310 for loans specifically identified to be individually evaluated for impairment and the requirements of FASB ASC 450, for large groups of smaller-balance homogeneous loans to be collectively evaluated for impairment.

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
In the third quarter of 2009, as part of our remedial initiatives, we reevaluated our methodology for determining the adequacy of the allowance for loan losses account. This reevaluation was performed as a result of the rapidly changing economic conditions in our market area. As part of this reevaluation, we reduced the number of periods utilized to determine historical loss factors for homogeneous pools of loans collectively evaluated and measured for impairment under FASB ASC 450 from the most recent rolling 20 quarters to the most recent rolling eight quarters to better reflect the rapid deterioration in local economic conditions. Moreover, we placed a higher weight on the latest four quarters to place greater emphasis on the current periods compared to the previous four quarters in arriving at historical loss factors. Total loss factors, which include historical loss factors and qualitative factors, were also affected by changes in the impairment status of certain credits evaluated and measured for impairment under FASB ASC 310, which migrated from unconfirmed losses, having an allocation included in the allowance for loan losses to confirmed losses with realization of those losses being charged-off through the allowance for loan losses.
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
Distribution of impaired loans

December 31	2009	2008	2007	2006	2005
Nonaccrual loans:
Commercial, financial and others	$7,438	$7,608	$2,444	$1,060	$1,574
Real estate:
Construction	4,532	8,775
Residential	1,797	1,070	755	414	1,088
Commercial	5,196	5,498	2,057	442	626
Consumer, net	52	117	77	94	98
Lease financing, net

Total nonaccrual loans	19,015	23,068	5,333	2,010	3,386

Accruing loans:
Commercial, financial and others	3,400	1,920	2,338	1,312	638
Real estate:
Construction		1,512
Residential	55	486			158
Commercial	5,198	6,904	7,247	6,334	1,464
Consumer, net		9		44	61
Lease financing, net

Total accruing loans	8,653	10,831	9,585	7,690	2,321

Total impaired loans	$27,668	$33,899	$14,918	$9,700	$5,707

Ratio:
Impaired loans as a percentage of loans, net	5.80%	6.98%	3.16%	2.38%	1.47%
Impaired loans decreased $6.2 million or 18.4 percent to $27.7 million at December 31, 2009, from $33.9 million at December 31, 2008. The decrease in impaired loans resulted from a $4.0 million decrease in nonaccrual loans, coupled with a $2.2 million decrease in impaired loans still accruing. Intense remedial and workout efforts played an integral role in reducing the balance of impaired loans.
At December 31, 2009 and 2008, we had a recorded investment in impaired loans of $27.7 million and $33.9 million. The recorded investment in impaired loans averaged $31.8 million in 2009 and $32.8 million in 2008. As of December 31, 2009, the amount of recorded investment in impaired loans for which there was a related allowance for loan losses was $13.5 million. The amount of the corresponding allowance was $5.8 million. Comparatively, the amount of these loans and their related allowance was $19.7 million and $3.6 million at December 31, 2008. The amount of recorded investment for which there was no related allowance for loan losses was $14.2 million at December 31, 2009 and 2008. Interest income, related to impaired loans, would have been $1,789 in 2009 and $2,349 in 2008 had the loans been current and the terms of the loans not been modified. Interest recognized on impaired loans amounted to $956 in 2009 and $1,621 in 2008. Included in these amounts was interest recognized on a cash basis of $785 and $1,400. Cash received on impaired loans, applied as a reduction of principal, totaled $4,217 in 2009 and $2,900 in 2008. At December 31, 2009, we had commitments in the form of letters of credit, which aggregated $1,546, to guarantee the performance of four commercial customers with impaired loans. At December 31, 2008, we had a $508 commitment to one commercial customer with impaired loans.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
At December 31, 2009 and 2008, we had a recorded investment in impaired loans of $27.7 million and $33.9 million. The recorded investment in impaired loans averaged $31.8 million in 2009 and $32.8 million in 2008. As of December 31, 2009, the amount of recorded investment in impaired loans for which there was a related allowance for loan losses was $13.5 million. The amount of the corresponding allowance was $5.8 million. Comparatively, the amount of these loans and their related allowance was $19.7 million and $3.6 million at December 31, 2008. The amount of recorded investment for which there was no related allowance for loan losses was $14.2 million at December 31, 2009 and 2008. Interest income, related to impaired loans, would have been $1,789 in 2009 and $2,349 in 2008 had the loans been current and the terms of the loans not been modified. Interest recognized on impaired loans amounted to $956 in 2009 and $1,621 in 2008. Included in these amounts was interest recognized on a cash basis of $785 and $1,400. Cash received on impaired loans, applied as a reduction of principal, totaled $4,217 in 2009 and $2,900 in 2008. At December 31, 2009, we had commitments in the form of letters of credit, which aggregated $1,546, to guarantee the performance of four commercial customers with impaired loans. At December 31, 2008, we had a $508 commitment to one commercial customer with impaired loans.
A reconciliation of the allowance for loan losses and an illustration of charge-offs and recoveries by major loan category for the past five years are summarized as follows:
Reconciliation of allowance for loan losses

December 31	2009	2008	2007	2006	2005
Allowance for loan losses at beginning of period	$5,255	$4,624	$4,435	$4,128	$3,859
Loans charged-off:
Commercial, financial and others	1,396	172	177	199	45
Real estate:
Construction	3,048
Residential	42	58	15	187	116
Commercial	745	749	24	33	128
Consumer, net	187	241	225	298	297
Lease financing, net		16

Total	5,418	1,236	441	717	586

Loans recovered:
Commercial, financial and others	131	12	32	12	1
Real estate:
Construction
Residential	5	3	3	4	13
Commercial
Consumer, net	59	92	70	118	59
Lease financing, net

Total	195	107	105	134	73

Net loans charged-off	5,223	1,129	336	583	513

Provision for loan losses	10,430	1,760	525	890	782

Allowance for loan losses at end of period	$10,462	$5,255	$4,624	$4,435	$4,128

Ratios:
Net loans charged-off as a percentage of average loans outstanding	1.02%	0.23%	0.07%	0.14%	0.13%
Allowance for loan losses as a percentage of period end loans	2.19%	1.08%	0.98%	1.09%	1.06%
The allowance for loan losses increased $5,207 to $10,462 at December 31, 2009, from $5,255 at the end of 2008. The increase resulted from a provision for loan losses of $10,430 exceeding net loans charged-off of $5,223. The allowance for loan losses, as a percentage of loans, net of unearned income, was 2.19 percent at the end of 2009, compared to 1.08 percent at the end of 2008.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Past due loans not satisfied through repossession, foreclosure or related actions are evaluated individually to determine if all or part of the outstanding balance should be charged against the allowance for loan losses account. Any subsequent recoveries are credited to the allowance account. Net loans charged-off increased $4,094 or 362.6 percent to $5,223 in 2009 from $1,129 in 2008. Net charge-offs, as a percentage of average loans outstanding, equaled 1.02 percent in 2009 and 0.23 percent in 2008. For our peer group, a group of 439 bank holding companies located within the Federal Reserve District of Philadelphia with consolidated assets between $500.0 million and $1.0 billion, net charge-offs, as a percentage of average loans outstanding, increased to 1.12 percent in 2009 from 0.52 percent in 2008.
The allocation of the allowance for loan losses for the past five years is summarized as follows:
Allocation of the allowance for loan losses

	2009		2008		2007		2006		2005
		Category		Category		Category		Category		Category
		as a		as a		as a		as a		as a
		% of		% of		% of		% of		% of
December 31	Amount	loans	Amount	loans	Amount	loans	Amount	loans	Amount	loans
Allocated allowance:
Specific:
Commercial, financial and others	$3,679	2.27%	$1,533	1.96%	$2,216	1.01%	$1,000	0.58%	$1,549	0.57%
Real estate:
Construction	1,002	0.95	1,516	2.12
Residential	265	0.39	169	0.32	63	0.16	4	0.10	298	0.32
Commercial	812	2.18	253	2.55	860	1.97	1,292	1.66	234	0.54
Consumer, net	4	0.01	101	0.03	77	0.02	114	0.03	125	0.04
Lease financing, net

Total specific	5,762	5.80	3,572	6.98	3,216	3.16	2,410	2.37	2,206	1.47

Formula:
Commercial, financial and others	1,024	31.48	253	33.09	247	37.48	120	34.19	123	34.70
Real estate:
Construction	1,645	3.91	37	3.09		2.72		1.35		0.66
Residential	103	21.61	246	22.74	108	23.31	231	23.98	201	23.54
Commercial	1,413	30.37	522	26.81	118	25.36	289	30.05	271	31.74
Consumer, net	184	6.17	511	6.73	344	7.44	374	7.69	360	7.46
Lease financing, net	12	0.66	7	0.56		0.53		0.37		0.43

Total formula	4,381	94.20	1,576	93.02	817	96.84	1,014	97.63	955	98.53

Total allocated allowance	10,143	100.00%	5,148	100.00%	4,033	100.00%	3,424	100.00%	3,161	100.00%

Unallocated allowance	319		107		591		1,011		967

Total	$10,462		$5,255		$4,624		$4,435		$4,128

The allocated element of the allowance for loan losses account increased $4,995 to $10,143 at December 31, 2009, compared to $5,148 at December 31, 2008. Both the specific and formula portions of the allowance for loan losses increased from the end of 2008. The specific portion of the allowance for impairment of loans individually evaluated under FASB ASC 310, rose $2,190 to $5,762 at December 31, 2009, from $3,572 at year-end 2008 due primarily to a reduction in the fair values of the underlying collateral supporting certain impaired loans according to the updated appraisals received during the third quarter. In addition, the formula portion of the allowance for loans collectively evaluated for impairment under FASB ASC 450, increased $2,805 to $4,381 at December 31, 2009, from $1,576 at December 31, 2008. The total loss factors for collectively evaluated loans increased from year-end 2008 due to the shortening in the number of periods used to calculate loss history and a higher amount of average net charge-offs resulting from the previous discussion of confirmed losses.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The unallocated element equaled $319 or 3.0 percent of the total allowance for loan losses at December 31, 2009, compared to $107 or 2.0 percent at December 31, 2008. As is inherent with all estimates, the allowance for loan losses methodology is subject to a certain level of imprecision as it provides reasonable, but not absolute, assurance that the allowance will be able to absorb probable losses, in their entirety, as of the financial statement date. Factors, among others, including judgments made in identifying those loans considered impaired, appraisals of collateral values and measurements of certain qualitative factors, all cause this imprecision and support the establishment of the unallocated element. We believe the unallocated element is sufficient to cover any inherent losses in the loan portfolio that have not been identified as part of the allocated element at December 31, 2009.
The coverage ratio, the allowance for loan losses account, as a percentage of nonperforming loans, is an industry ratio used to test the ability of the allowance account to absorb potential losses arising from nonperforming loans. Due to the increase in the allowance for loan losses account, the coverage ratio improved to 41.9 percent at December 31, 2009, from 22.0 percent at December 31, 2008. As a result of implementing the recent enhancements to our methodology for assessing the adequacy of the allowance for loan losses account, we believe that our allowance account was adequate to absorb all potential losses associated with nonperforming loans at December 31, 2009. The amount of impaired loans having sufficient collateral coverage was stable at $14.2 million for December 31, 2009 and 2008. No allowance would be necessary to absorb potential losses on these loans as the collateral, based on appraised values, should meet or exceed any shortfall in case of default.
As previously mentioned, during the third quarter of 2009, we hired an independent consulting firm to validate our methodology for determining the adequacy of the allowance for loan losses. The scope of the validation included:
•	A review of the methodology for compliance with Bank policies and accounting and regulatory guidance;
•	An evaluation to determine that qualitative and environmental factors were supported in accordance with FASB ASC 450;

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
•	An assessment that loans evaluated in accordance with FASB ASC 310 were appropriately documented and were within the intentions of the accounting guidance; and
•
A determination to provide reasonable assurance that our internal loan review had identified those loans which should have been considered for evaluation and measurement under FASB ASC 310 and the resulting impairment measurement was generally complete and reasonable in the current environment.

The independent consulting firm provided us with an opinion that our methodology and the level of the allowance for loan losses at December 31, 2009, was reasonable and adequate given the current market conditions and considering the risk profile of our institution.
Deposits:
Disposable personal income in the United States of America rose by a modest 1.4 percent in 2009. The fiscal stimulus package, including tax cuts and higher social benefit payments, accounted for the majority of the income, as the employee compensation component of personal income decreased 2.6 percent. However, household wealth, after falling for the previous two and a half years, improved in 2009. The recovery in household wealth reflected a rebound in equity prices. Consumers continued to curtail spending. Instead, they chose to de-leverage, paying off consumer debt and revolving credit, and increase their level of savings. The savings rate increased to 4.6 percent in 2009, compared to 2.7 percent in 2008. Despite the rebound, investors were still leery about investing more money into the stock market given the uncertainty of economic conditions. As a result, total deposits for FDIC-insured commercial banks grew $251.0 billion or 3.1 percent in 2009 after increasing $772.2 billion or 10.6 percent in 2008. For 2009, interest-bearing deposits grew $114.6 billion or 1.7 percent, while noninterest-bearing deposits rose $136.4 billion or 9.5 percent. FDIC-insured Pennsylvania banks also experienced strong deposit growth, with total deposits increasing $107.7 billion to $286.0 billion at December 31, 2009, from $178.3 billion at the end of 2008.
Our deposit base is the primary source of funds to support our operations. We offer a variety of deposit products to meet the needs of our individual and commercial customers. Similar to the banking industry, we also experienced strong demand for our deposit products for the second consecutive year. Total deposits grew $48.5 million or 8.9 percent to $590.8 million at December 31, 2009, from $542.3 million at the end of 2008. In comparison, total deposits increased $50.9 million or 10.4 percent in 2008. For 2009, interest-bearing accounts increased $39.8 million or 8.6 percent. We experienced an influx of monies in the fourth quarter from our municipal and local area school district customers. These customers depend on State funding from the Commonwealth of Pennsylvania. The Commonwealth was several months late in passing their 2009-2010 budget, which resulted in these customers not receiving anticipated State funds until the fourth quarter of 2009. As a result, we experienced an aggregate increase in interest-bearing transaction accounts, which include money market, NOW and savings accounts of $39.7 million. Noninterest-bearing accounts rose $8.7 million or 10.9 percent.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The average amount of, and the rate paid on, the major classifications of deposits for the past five years are summarized as follows:
Deposit distribution

	2009		2008		2007		2006		2005
	Average	Average	Average	Average	Average	Average	Average	Average	Average	Average
Year Ended December 31	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Interest-bearing:
Money market accounts	$28,384	0.93%	$25,871	1.74%	$27,466	2.84%	$30,220	2.58%	$24,694	1.56%
NOW accounts	80,096	1.43	71,820	2.16	67,612	3.07	60,814	2.40	54,354	1.66
Savings accounts	107,367	0.53	103,237	0.99	102,767	1.46	109,588	1.32	120,550	0.93
Time deposits less than $100	163,383	3.30	171,337	3.96	177,372	4.40	187,385	4.05	180,457	3.65
Time deposits $100 or more	84,988	3.11	60,161	4.14	40,888	4.76	24,599	4.38	28,484	3.52

Total interest-bearing	464,218	2.16%	432,426	2.84%	416,105	3.39%	412,606	2.99%	408,539	2.45%
Noninterest-bearing	81,860		81,521		75,779		71,853		71,606

Total deposits	$546,078		$513,947		$491,884		$484,459		$480,145

Total deposits averaged $546.1 million in 2009, an increase of $32.1 million or 6.3 percent, compared to $514.0 million in 2008. Average noninterest-bearing deposits were relatively stable, increasing only $0.3 million, while average interest-bearing accounts grew $31.8 million or 7.4 percent. With regard to average interest-bearing deposits, average total time deposits increased $16.9 million. We continued to experience strong growth in large denomination certificates of deposit, as customers continued to receive lease payments and royalties from gas companies for drilling rights to their properties. We also experienced growth in all interest-bearing transaction accounts, as average money market, NOW and savings accounts grew $2.5 million, $8.3 million and $4.1 million.
The banking industry experienced a sharp decrease in funding costs caused by increased savings, stability of market interest rates and the need for banks to reduce costs in order to offset the higher costs related to asset quality issues. For insured institutions, the cost of funding earning assets declined 94 basis points from 2.13 percent in 2008 to 1.19 percent in 2009. Similarly, funding costs for Pennsylvania banks decreased 75 basis points comparing 2009 and 2008.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
We regularly monitor interest rates of local competitors and prevailing market rates when setting interest rates on our deposit products. Price competition for deposits in our market area was, for the most part, subdued during 2009. As previously mentioned, the FOMC held short-term interest rates steady over the course of the year. In addition, short-term U.S. Treasury rates remained low by historical standards. For community banks in our market area, the average rate paid for a 6-month certificate fell 26 basis points during the first half of the year, from 1.44 percent at January 1, 2009, to 1.18 percent at June 30, 2009. Similarly, the average rate paid for the 24-month certificate decreased 20 basis points to 1.74 percent mid-year, from 1.94 percent at the beginning of 2009. In addition, the rate paid for a longer-term, 60-month certificate decreased 20 basis points to 2.71 percent at the close of the second quarter from 2.91 percent at the beginning of 2009. Later in the year, short-term and long-term certificate of deposit rates decreased further as the supply of funds outweighed bank demand. The average rate paid for the 6-month and 24-month certificates decreased 34 basis points and 23 basis points to 0.84 percent and 1.51 percent at December 31, 2009, while the average rate on a 60-month certificate declined 6 basis points to 2.65 percent.
As a result of a strong liquidity position, we did not have to aggressively compete for deposits in 2009. In an effort to mitigate stress placed on our tax-equivalent net interest margin from high levels of nonperforming loans, we aggressively lowered our short-term certificate of deposit rates. At January 1, 2009, our 6-month certificate of deposit rate was 0.50 percent, 94 basis points lower than the average for our competition. Similarly, the rate paid for our 24-month certificate of deposit at the beginning of 2009 was 1.24 percent, 70 basis points lower than the average for the other community banks in our market area. Our rate offerings for these certificates remained unchanged for the remainder of 2009. Our competitors began to gradually lower their rates throughout the year and by the end of 2009, the spread between us and our competition decreased. Being a community bank, we still wanted to retain our current customer base and protect our market share despite realizing the need to lower operating expenses. For 2009, we continued to offer promotional rates on long-term certificates of deposit with 72- and 90-month maturity terms, in order to entice depositors to lock in for a longer term at comparatively lower interest rates than historically offered. At the beginning of 2009, the rates offered for these certificates of deposit were 3.46 percent for the 72-month term and 3.70 percent for the 90-month term. Similar to short-term certificate rates, the rates remained in effect for all of 2009.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Our cost of deposits fell 68 basis points to 2.16 percent in 2009, from 2.84 percent in 2008. Short-term interest rates were steady throughout 2009, after falling drastically in 2008. As a result, the decline in deposit costs was more pronounced in the first half of the year, as certificates of deposit continued to reprice downward before stabilizing. In addition, at the beginning of 2009, due to the steep decline in market interest rates throughout 2008, management reduced the standard rate paid for interest-bearing transaction accounts, including money market, NOW and savings accounts, 25 basis points to 0.25 percent from 0.50 percent. For the first quarter of 2009, our cost of deposits averaged 2.38 percent, a decrease of 20 basis points compared to 2.58 percent in the fourth quarter of 2008. Deposit costs fell another 20 basis points to 2.18 percent in the second quarter. However, for the third and fourth quarters deposit costs declined only 10 basis points and 7 basis points. The FOMC has indicated that interest rates will remain low for the majority of 2010. As a result, we anticipate that our cost of deposits will remain favorable. However, no assurance can be given that interest rates will remain low. In addition, should competition increase in our market areas, we may need to compete more aggressively for deposits to support our liquidity position, thereby adversely affecting our deposit costs.
Volatile deposits, time deposits $100 or more, increased $7.4 million to $88.9 million at December 31, 2009, from $81.5 million at the end of 2008. Large denomination time deposits averaged $85.0 million in 2009, an increase of $24.8 million or 41.2 percent from $60.2 million in 2008. Our average cost of these funds decreased 103 basis points to 3.11 percent in 2009, from 4.14 percent in 2008. This type of funding is susceptible to withdrawal by the depositor in order to obtain a higher yield at any time and is therefore not considered to be a strong source of liquidity. Despite the increase in time deposits, we continued to be less reliant on this type of funding as compared to our peer group. Our ratio of average volatile deposits, as a percentage of average total assets, equaled 13.7 percent in 2009, compared to 16.2 percent for our peer group.
Maturities of time deposits $100 or more for the past five years are summarized as follows:
Maturity distribution of time deposits $100 or more

December 31	2009	2008	2007	2006	2005
Within three months	$13,860	$19,271	$11,336	$5,307	$3,964
After three months but within six months	31,501	20,470	8,040	6,923	2,547
After six months but within twelve months	22,289	25,522	12,702	13,136	4,238
After twelve months	21,287	16,272	11,148	10,554	12,830

Total	$88,937	$81,535	$43,226	$35,920	$23,579

In addition to deposit gathering, we have in place a secondary source of liquidity to fund operations through exercising existing credit arrangements with the FHLB-Pgh. We had only minimal reliance on this type of funding in 2009 and 2008. For a further discussion of our borrowings and their terms, refer to the note entitled, “Short-term borrowings,” in the Notes to Consolidated Financial Statements to this Annual Report.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
As an alternative to using investment securities as collateral for deposits, we utilized irrevocable letters of credit issued by the FHLB-Pgh on our behalf to secure public funds in 2009 and 2008. The FHLB-Pgh guarantees payment to the depositors in the event of our default. We are obligated to reimburse the FHLB-Pgh for all payments made under the irrevocable letters of credit. The notional amount of the FHLB-Pgh irrevocable letters of credit that serve as collateral for deposits was $2.1 million at December 31, 2009, and $17.0 million at December 31, 2008.
Market Risk Sensitivity:
Market risk is the risk to our earnings and/or financial position resulting from adverse changes in market rates or prices, such as interest rates, foreign exchange rates or equity prices. Our exposure to market risk is primarily IRR associated with our lending, investing and deposit gathering activities. During the normal course of business, we are not exposed to foreign exchange risk or commodity price risk. Our exposure to IRR can be explained as the potential for change in our reported earnings and/or the market value of our net worth. Variations in interest rates affect the underlying economic value of our assets, liabilities and off-balance sheet items. These changes arise because the present value of future cash flows, and often the cash flows themselves, change with interest rates. The effects of the changes in these present values reflect the change in our underlying economic value, and provide a basis for the expected change in future earnings related to interest rates. Interest rate changes affect earnings by changing net interest income and the level of other interest-sensitive income and operating expenses. IRR is inherent in the role of banks as financial intermediaries. However, a bank with a high degree of IRR may experience lower earnings, impaired liquidity and capital positions, and most likely, a greater risk of insolvency. Therefore, banks must carefully evaluate IRR to promote safety and soundness in their activities.
The FOMC has maintained the target range for the federal funds rate at 0 to 25 basis points and has indicated that economic conditions are likely to continue to warrant these exceptionally low interest rate levels for some time. Given these conditions, IRR and the ability to effectively manage it, are extremely critical to both bank management and regulators. On January 6, 2010, the FFIEC issued an advisory reiterating the importance of effective corporate governance, policies and procedures, risk measuring and monitoring systems, stress testing and internal controls related to the IRR exposure of depository institutions. According to the advisory, the bank regulators believe that the current financial market and economic conditions present significant risk management challenges to all financial institutions. In addition, increased loan losses and sharp declines in the values of some investment portfolios are placing downward pressure on capital and earnings. Although the bank regulators recognize that some degree of IRR is inherent in banking, they expect institutions to have sound risk management practices in place to measure, monitor and control IRR exposure. The advisory states that the adequacy and effectiveness of an institution’s IRR management process and the level of IRR exposure are critical factors in the bank regulators’ evaluation of an institution’s sensitivity to changes in interest rates and capital adequacy. Material weaknesses in risk management processes or high levels of IRR exposure relative to capital will require corrective action. We believe our risk management practices with regard to IRR were sound, suitable and adequate given the level of IRR exposure at December 31, 2009.

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
Management analyzes our exposure to market risk with respect to financial position through simulation analysis utilizing interest rate shocks. The model analyzes the effects instantaneous parallel shifts of plus or minus 100 basis points will have on the economic values of other financial instruments. The results of the model at December 31, 2009, are summarized as follows:
Changes in fair value of financial instruments

	Fair Value
December 31, 2009	+100 BPS	Level	-100 BPS
Financial assets:
Cash and due from banks	$23,978	$23,978	$23,978
Federal funds sold	25,300	25,300	25,300
Investment securities	103,762	108,005	112,107
Loans held for sale, net	2,016	2,016	2,016
Net loans	467,680	474,018	480,820
Mortgage servicing rights	893	893	893
Accrued interest receivable	2,122	2,122	2,122

Total	$625,751	$636,332	$647,236

Financial liabilities:
Noninterest-bearing deposits	$88,335	$88,335	$88,335
Money market, NOW and savings accounts	250,597	250,597	250,597
Time deposits	252,696	256,749	260,849
Long-term debt	7,612	8,066	8,557
Accrued interest payable	1,296	1,296	1,296

Total	$600,536	$605,043	$609,634

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
Interest rate sensitivity

		Due after	Due after
		three months	one year
	Due within	but within	but within	Due after
December 31, 2009	three months	twelve months	five years	five years	Total
Rate-sensitive assets:
Investment securities	$4,446	$13,105	$37,811	$52,643	$108,005
Loans held for sale, net	2,016				2,016
Loans, net of unearned income	127,283	69,642	214,635	65,384	476,944
Federal funds sold	25,300				25,300

Total	$159,045	$82,747	$252,446	$118,027	$612,265

Rate-sensitive liabilities:
Money market accounts	$29,201	$9,013			$38,214
NOW accounts	82,909	19,818			102,727
Savings accounts	6,119		$103,537		109,656
Time deposits less than $100	24,430	56,552	71,006	$10,926	162,914
Time deposits $100 or more	13,860	53,790	20,450	837	88,937
Long-term debt				8,000	8,000

Total	$156,519	$139,173	$194,993	$19,763	$510,448

Rate-sensitivity gap:
Period	$2,526	$(56,426)	$57,453	$98,264
Cumulative	$2,526	$(53,900)	$3,553	$101,817	$101,817

RSA/RSL ratio:
Period	1.02	0.59	1.29	5.97
Cumulative	1.02	0.82	1.01	1.20	1.20

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
At December 31, 2009, we were in a negative gap position with a cumulative one-year RSA/RSL ratio of 0.82. Similarly, at December 31, 2008, our cumulative one-year RSA/RSL ratio was 0.81. However, at September 30, 2009, we were at a more balanced position with an RSA/RSL ratio of 0.99. Given the economic conditions which included an exceptionally low short-term interest rate environment, the focus of ALCO during 2009 was to reduce the negative gap position in order to provide equilibrium between RSA and RSL. Specifically throughout 2009, we attempted to increase the volume of loans with short repricing terms in order to restore a balanced IRR position. In addition, we discontinued our short-term certificate of deposit promotions and began offering preferential rates on longer-term certificates of deposit, including 60-, 72- and 90-month maturities. ALCO will reemphasize these strategies in 2010 in an attempt to restore equilibrium between RSA and RSL. However, these forward-looking statements are qualified in the aforementioned section entitled “Forward-Looking Discussion” in this Management’s Discussion and Analysis.
Specifically, the change in our RSA/RSL ratio from the previous quarter resulted primarily from a $26.2 million or 9.8 percent decrease in RSA maturing or repricing within one year, coupled with a $24.6 million or 9.1 percent increase in RSL maturing or repricing within one year. Both changes were due, for the most part, to changes in our banking relationships with local municipal customers. Specifically, the decrease in RSA resulted primarily from a $21.0 million decrease in loans, net of unearned income, maturing or repricing within the next 12 months. At December 31, 2009, tax and revenue anticipation notes of three municipal customers totaling $28.0 million matured and were not renewed. In addition to the decrease in loans, a $20.8 million decline in federal funds sold, partially offset by increases of $13.8 million in investment securities and $2.0 million in loans held for sale also affected RSA maturing or repricing within 12 months. With regard to RSL, cyclical changes in deposit accounts of school districts due to an influx of tax monies and an increase in the deposit relationships of municipal customers resulted in a $28.3 million increase in NOW accounts and $4.0 million increase in money market accounts. Partially offsetting these increases were reductions in savings accounts repricing within 12 months of $6.0 million and total time deposits maturing or repricing within this time frame of $1.7 million.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
We utilize a simulation model to address the failure of the static gap model to address the dynamic changes in the balance sheet composition or prevailing interest rates and to enhance our asset/liability management. This model creates pro forma net interest income scenarios under various interest rate shocks. Given instantaneous and parallel shifts in general market rates of plus 100 basis points, our projected net interest income for the 12 months ending December 31, 2010, would decrease 1.5 percent from model results using current interest rates. Model results under a minus 100 basis point scenario were not meaningful, as the majority of short-term general market rates are already near zero.
We will continue to monitor our IRR position in 2010 and employ deposit and loan pricing strategies and direct the reinvestment of loan and investment payments and prepayments in order to maintain a favorable IRR position.
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
On February 19, 2010, the Board of Directors of Community Bank adopted a Contingency Funding Plan to address liquidity in the event of a funding crisis. Examples of some of the causes of a liquidity crisis include, among others, natural disasters, war, events causing reputational harm and severe and prolonged asset quality problems. The Plan recognizes the need to provide alternative funding sources in times of crisis that go beyond our core deposit base. As a result, we have created a funding program that ensures the availability of various alternative wholesale funding sources that can be used whenever appropriate. Identified alternative funding sources include:
•	FHLB-Pgh liquidity contingency line of credit;
•	Federal Reserve Bank discount window;
•	Internet certificates of deposit;
•	Brokered deposits;
•	Institutional Deposit Corporation deposits;
•	Repurchase agreements; and
•	Federal funds purchased.
Based on our liquidity position at December 31, 2009, we do not anticipate the need to utilize any of these sources in the near term.
We employ a number of analytical techniques in assessing the adequacy of our liquidity position. One such technique is the use of ratio analysis to illustrate our reliance on noncore funds to fund our investments and loans maturing after 2010. At December 31, 2009, our noncore funds consisted entirely of time deposits in denominations of $100 or more. Large denomination time deposits are not considered to be a strong source of liquidity since they are very interest rate sensitive and are considered to be highly volatile. At December 31, 2009, our net noncore funding dependence ratio, the difference between noncore funds and short-term investments to long-term assets, was 8.6 percent. Our net short-term noncore funding dependence ratio, noncore funds maturing within one year, less short-term investments to long-term assets equaled 4.6 percent. Comparatively, our ratios equaled 11.2 percent and 8.2 percent at the end of 2008, which indicated a decrease in reliance on noncore funds. The decrease in noncore funding reliance resulted primarily from an increase in short-term investments, coupled with an increase in federal funds sold. Although we have some reliance on noncore funds, our reliance was significantly less than that of our peer group. According to the December 31, 2009, Bank Holding Company Performance Report for our Federal Reserve District, these ratios for our peer group were 26.2 percent and 14.8 percent. We believe that by supplying adequate volumes of short-term investments and implementing competitive pricing strategies on deposits, we can ensure adequate liquidity to support future growth.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The Consolidated Statements of Cash Flows present the change in cash and cash equivalents from operating, investing and financing activities. Cash and cash equivalents consist of cash on hand, cash items in the process of collection, noninterest-bearing deposits with other banks, balances with the Federal Reserve Bank of Philadelphia and the FHLB-Pgh and federal funds sold. Cash and cash equivalents increased $28.6 million for the year ended December 31, 2009. Conversely, for the year ended December 31, 2008, cash and cash equivalents decreased $1.2 million. During 2009, cash provided by financing and operating activities more than offset cash used in investing activities.
Operating activities provided net cash of $3.1 million in 2009 and $9.2 million in 2008. Net income, adjusted for the effects of noncash transactions such as depreciation and the provision for loan losses is the primary source of funds from operations.
Net cash provided by financing activities equaled $54.2 million in 2009 and $48.1 million in 2008. Deposit gathering, which is our predominant financing activity, increased significantly in both 2009 and 2008. Deposit gathering provided a net cash inflow in 2009 of $48.5 million and $50.9 million in 2008. In addition, we received proceeds from the issuance of subordinated notes in 2009. Partially offsetting the cash provided by deposit gathering in 2009 was $0.7 million in funds used for the repurchase and retirement of common shares and $1.9 million for the payment of dividends to stockholders. Proceeds received from the issuance of common shares as part of our dividend reinvestment plan (“DRP”) provided us with another source of funds generated by financing activities.
Our primary investing activities involve transactions related to our investment and loan portfolios. Net cash used in investing activities totaled $28.7 million in 2009, a decrease of $29.8 million from $58.5 million in 2008. The demand for loans remained subdued due to continued weakness in local economic conditions. Net cash used in lending activities decreased $14.9 million to $1.5 million in 2009 from $16.4 million in 2008. Activities related to our investment portfolio used net cash of $27.5 million in 2009 and $40.5 million in 2008. Repayments, coupled with sales, of investment securities amounted to $67.0 million in 2009, were more than offset by purchases of investment securities of $94.5 million. Similarly, in 2008, repayments of $70.5 million were more than offset by $111.0 million in purchases of investment securities.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
We anticipate our liquidity position to be stable in 2010. Due to our conservative posture toward to lending and tightening our underwriting standards, loan demand is expected to remain subdued. In addition, continued weakness in economic conditions may result in increased demand for deposits, as consumers continue to save rather than spend. However, we cannot predict the economic climate or the savings habits of consumers. Should economic conditions improve, deposit gathering may be negatively impacted. Regardless of economic conditions and stock market fluctuations, we believe that through constant monitoring and adherence to our liquidity plan, we will have the means to provide adequate cash to fund our normal operations in 2010.
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
In light of the recent bank failures and crisis within the financial industry, maintaining a high level of capital is of extreme importance to federal regulators as well as our management and Board of Directors. Our ALCO continually reviews our capital position. As part of its review, the ALCO considers:
•	The current and expected capital requirements, including the maintenance of capital ratios in excess of minimum regulatory guidelines;
•	The market value of our securities and the resulting effect on capital;
•	Nonperforming asset levels and the effect deterioration in asset quality will have on capital;
•	Any planned asset growth;
•	The anticipated level of net earnings and capital position, taking into account the projected asset/liability position and exposure to changes in interest rates; and
•	The source and timing of additional funds to fulfill future capital requirements.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Based on the heightened level of stress on capital caused by the recent rise in problem assets, the Board of Directors approved a revised Capital Plan on February 10, 2010. Among other specific objectives, this comprehensive plan will:
•	Provide an appropriate capital cushion for the possible realization of unexpected credit losses over the next 12 to 18 months;
•	Ensure that we and Community Bank remain well capitalized under the regulatory framework for prompt corrective action;
•	Identify realistic and readily available alternative sources for augmenting capital if higher capital levels are required; and
•	Incorporate periodic stress testing in accordance with the Federal Reserve Board’s Supervisory Capital Assessment Program (“SCAP”).
Bank regulatory agencies consider capital to be a significant factor in ensuring the safety of a depositor’s accounts. These agencies have adopted minimum capital adequacy requirements that include mandatory and discretionary supervisory actions for noncompliance. Our and Community Bank’s risk-based capital ratios are strong and have consistently exceeded the minimum regulatory capital ratios of 4.0 percent and 8.0 percent required for adequately capitalized institutions. Our ratio of Tier I capital to risk-weighted assets and off-balance sheet items was 10.6 percent at December 31, 2009, and 11.1 percent at December 31, 2008. Our Total capital ratio was 13.4 percent and 12.2 percent at the close of 2009 and 2008. Similarly, our Leverage ratio, which equaled 8.6 percent at December 31, 2009, and 9.6 percent at December 31, 2008, exceeded the minimum of 4.0 percent for capital adequacy purposes. Community Bank reported Tier I capital, Total capital and Leverage ratios of 9.6 percent, 12.4 percent and 7.8 percent at December 31, 2009, and 10.2 percent, 11.2 percent and 8.8 percent at December 31, 2008. Based on the most recent notification from the FDIC, Community Bank was categorized as well capitalized at December 31, 2009 and 2008. There are no conditions or events since this notification that we believe have changed Community Bank’s category. For a further discussion of these risk-based capital standards and supervisory actions for noncompliance, refer to the note entitled, “Regulatory matters,” in the Notes to Consolidated Financial Statements to this Annual Report.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
According to federal bank regulatory agencies, minimum capital adequacy requirements serve only as a starting point for regulators in determining the adequacy of a bank and bank holding company’s capital relative to its risk profile. Given this period of extraordinary economic uncertainty, federal bank regulatory agencies believe it to be important for banks and bank holding companies to have a capital buffer sufficient to withstand losses and sustain lending even in a significantly more adverse economic environment. As a result, the federal bank regulatory agencies conducted the SCAP, a forward-looking exercise designed to estimate losses, revenue, and reserve needs for eligible U.S. bank holding companies with assets exceeding $100.0 billion. SCAP assessed the bank holding companies under two macroeconomic scenarios: (i) a baseline scenario, which reflects the February 2009 consensus expectation among professional forecasters of the depth and duration of the recession; and (ii) a more adverse scenario, which reflects a longer and more severe recession than that of the consensus expectation. From these two scenarios, the agencies developed a range of loss estimates and the amount to which these large banks would need to alter either the amount or composition of their capital today to comfortably exceed minimum regulatory requirements at year-end 2010, even under a more adverse economic scenario. Although Community Bank does not meet the asset size criteria required to be evaluated under the SCAP test, management took a conservative posture by including a requirement to perform quarterly SCAP testing in its revised capital plan. At December 31, 2009, the results of the SCAP test indicated Community Bank continued to exceed the minimum levels for capital adequacy purposes given losses under both the baseline and more adverse scenarios.
In light of the severe downturn in economic conditions in our market area and recent deterioration in asset quality, management, in a proactive measure raised additional capital in order to support our current capital position should further contributions to the allowance for loan losses be necessary. On December 31, 2009, Community Bank issued an aggregate of $8.0 million of subordinated notes (the “Notes”), on a private placement basis to accredited investors. The Notes have an original term of seven years, with principal payable on the maturity date of December 31, 2016. The Notes bear interest, payable on January 1, April 1, July 1, and October 1 each year, at a fixed rate of 8.0 percent per year. Beginning on January 1, 2012, Community Bank may, at its option and subject to required regulatory approvals, may redeem some or all of the Notes on any interest payment date at a redemption price of 100.0 percent of the principal amount of the redeemed Notes, plus any accrued interest. The Notes qualify as Tier II capital for regulatory purposes.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Stockholders’ equity decreased $2.8 million to $55.0 million or $31.93 per share at December 31, 2009, from $57.8 million or $33.41 per share at December 31, 2008. Net income of $50, was offset by net cash dividends declared of $1,358, common shares repurchased of $684 and an other comprehensive loss related to a decrease in net unrealized gains on available-for-sale investment securities of $852.
We declared dividends totaling $1,687 or $0.98 per share in 2009, compared to $1,886 or $1.08 per share in 2008. Our ability to declare and pay dividends in the future is based on our operating results, financial and economic conditions, capital and growth objectives, appropriate dividend restrictions and other relevant factors. We rely on dividends received from our subsidiary, Community Bank, for payment of dividends to stockholders. Community Bank’s ability to pay dividends is subject to federal and state regulations. For a further discussion on our ability to declare and pay dividends in the future and dividend restrictions, refer to the note entitled, “Regulatory matters,” in the Notes to Consolidated Financial Statements to this Annual Report.
Stockholders may automatically reinvest their dividends in shares of our common stock through our DRP. The DRP not only provides stockholders with a convenient means to invest in our common stock without brokerage commissions, but also furnishes us with additional funds for general corporate purposes. Shares issued under the DRP amounted to 9,062 in 2009 and 10,629 in 2008.
We have in the past periodically purchased shares of our common stock under a Board-approved stock repurchase program. Under this program, we repurchased and retired 18,117 shares for $684 in 2009 and 34,189 shares for $1,418 in 2008. On August 19, 2009, our Board of Directors approved a resolution to suspend the stock repurchase program.
Review of Financial Performance:
We reported net income of $50 or $0.03 per share in 2009. In comparison, in 2008 we reported net income of $5,700 or $3.26 per share. The reduction in earnings in 2009 was a direct result of asset quality weakness, which was centralized in the commercial mortgage and land development sectors of the loan portfolio, as a result of a further deterioration in local economic conditions. This weakness caused an increase of $8.7 million in the provision for loan losses in 2009 compared to the amount charged to operations in 2008. In addition, we experienced a reduction in interest income due to an increase in nonaccrual loans. Previously recognized interest income from loans placed on nonaccrual status was reversed in the current period. Higher noninterest expense, partially offset by an increase in noninterest revenue, also affected earnings in 2009. ROAA and ROAE were 0.01 percent and 0.09 percent for the year ended December 31, 2009, compared to 0.98 percent and 10.10 percent for the previous year.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Tax-equivalent net interest income increased $180 in 2009. A $2,367 decrease in interest expense mitigated a $2,187 reduction in tax-equivalent interest income. Unfavorable changes in the net spread between the yield on earning assets and the cost of interest-bearing liabilities almost entirely offset the impact of the favorable volume variance on net interest income. As a result, we experienced a 27 basis point reduction in our net interest margin to 3.80 percent in 2009 compared to 4.07 percent in 2008.
With regard to noninterest income, despite the downturn in the housing market, net income generated in our secondary mortgage department increased 125.8 percent. Service charges, fees and commissions decreased 2.6 percent. We also realized gains on the sale of investment securities available-for-sale of $1,590, and a net gain of $294 on the disposition of our former Tunkhannock and Eaton Township, Pennsylvania branch offices.
Noninterest expense increased 16.2 percent comparing 2009 and 2008. The increase was concentrated in other expenses, which rose $2,693 or 50.6 percent. Both employee-related expense and net occupancy and equipment expense decreased in comparison to the previous year. We measure our productivity using two industry ratios, the operating efficiency ratio and overhead ratio. The operating efficiency ratio, defined as noninterest expense divided by the total of net interest income and noninterest income, weakened to 70.5 percent in 2009 from 66.9 percent in 2008. Similarly, our overhead ratio, noninterest expense divided by total average assets, weakened to 3.0 percent in 2009 from 2.8 percent in 2008. However, our productivity surpassed that of our peer group, which deteriorated in comparison to the previous year. The operating efficiency ratio for our peer group was 77.0 percent in 2009 compared to 72.8 percent in 2008.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Changes in net interest income are measured by the net interest spread and net interest margin. Net interest spread, the difference between the average yield earned on earning assets and the average rate incurred on interest-bearing liabilities, illustrates the effects changing interest rates have on profitability. Net interest margin, net interest income as a percentage of average earning assets, is a more comprehensive ratio, as it reflects not only the spread, but also the change in the composition of interest-earning assets and interest-bearing liabilities. Tax-exempt loans and investments carry pretax yields lower than their taxable counterparts. Therefore, in order to make the analysis of net interest income more comparable, tax-exempt income and yields are reported in this analysis on a tax-equivalent basis using the prevailing federal statutory tax rate of 34.0 percent.
The net interest margin for FDIC-insured commercial banks increased for the first time in six years. For these institutions, the net interest margin rose 29 basis points to 3.50 percent in 2009 from 3.21 percent in 2008. However, the margin growth was concentrated in the largest banks with assets greater than $10.0 billion. The net interest margin for banks with total assets between $100.0 million and $1.0 billion compressed 9 basis points comparing 2009 and 2008. The net interest margin for insured-Pennsylvania banks improved 64 basis points to 3.86 percent in 2009 from 3.22 percent in 2008. A significant decrease in funding costs was the primary factor leading to the margin improvement. The net interest margin for banks in our peer group decreased 6 basis points to 3.60 percent in 2009 from 3.66 percent in 2008.
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
Net interest income changes due to rate and volume

	2009 vs. 2008
	Increase (decrease)
	attributable to
	Total
	Change	Rate	Volume
Interest income:
Loans:
Taxable	$(3,174)	$(3,532)	$358
Tax-exempt	314	(367)	681
Investments:
Taxable	462	(63)	525
Tax-exempt	345	(76)	421
Federal funds sold	(134)	(189)	55

Total interest income	(2,187)	(4,227)	2,040

Interest expense:
Money market accounts	(185)	(225)	40
NOW accounts	(406)	(569)	163
Savings accounts	(450)	(489)	39
Time deposits less than $100	(1,398)	(1,095)	(303)
Time deposits $100 or more	154	(714)	868
Short-term borrowings	(82)	(200)	118

Total interest expense	(2,367)	(3,292)	925

Net interest income	$180	$(935)	$1,115

For the year ended December 31, 2009, tax-equivalent net interest income increased $180 to $22,568 from $22,388 in 2008. A positive volume variance, partially offset by a negative rate variance led to the improvement.
Changes in the volumes of earning assets and interest-bearing liabilities contributed to an increase of $1,115 in net interest income. Average earning assets grew $43.6 million to $594.1 million in 2009 from $550.5 million in 2008 and accounted for a $2,040 increase in interest income. Average loans, net of unearned income, rose $16.9 million or 3.4 percent, which caused interest income to increase by $1,039. In addition, average investments grew $20.8 million or 47.2 percent comparing 2009 and 2008, which resulted in additional interest income of $946.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Average interest-bearing liabilities rose $39.5 million or 9.0 percent to $478.2 million in 2009 from $438.7 million in 2008. The growth resulted in a net increase in interest expense of $925. Having the greatest impact was a $24.8 million increase in large denomination time deposits, which caused interest expense to increase $868. In addition, interest-bearing transaction accounts, including money market, NOW and savings accounts grew $14.9 million, which in aggregate caused a $242 increase in interest expense. Short-term borrowings averaged $7.7 million higher and added $118 to interest expense comparing 2009 and 2008. Partially offsetting these increases was a decline of $7.9 million in average time deposits less than $100. This decrease resulted in a corresponding reduction in interest expense of $303.
An unfavorable rate variance resulted in a decrease of $935 in tax-equivalent net interest income. Reductions in loan and investment yields, more than offset decreases in funding costs. The tax-equivalent yield on earning assets decreased 83 basis points to 5.50 percent in 2009 from 6.33 percent in 2008, resulting in a reduction in interest income of $4,227. Specifically, the tax-equivalent yield on the loan portfolio decreased 77 basis points to 5.66 percent in 2009 from 6.43 percent in 2008. In addition to a reduction in general market rates, an increase in the volume of nonaccrual loans caused the reduction in the yield on the loan portfolio. The decrease in loan yields resulted in a decline in interest income of $3,899 or 92.2 percent of the entire reduction in interest income due to changes in rates.
The reduction in interest income was partially mitigated by a decrease of $3,292 in interest expense, which resulted from a 73 basis point decrease in the cost of funds to 2.11 percent in 2009 from 2.84 percent in 2008. We experienced significant reductions in the rates paid for both interest-bearing transaction accounts as well as time deposits and short-term borrowings. Specifically, the cost of money market, NOW and savings accounts decreased 81 basis points, 73 basis points and 46 basis points comparing 2009 and 2008. These decreases resulted in reductions in interest expense of $225, $569 and $489. With regard to time deposits, the average rate paid for time deposits less than $100 and time deposits $100 or more decreased 66 basis points and 103 basis points, which together resulted in a $1,809 decrease in interest expense. The average rate paid on short-term borrowings declined 217 basis points, resulting in a $200 reduction in interest expense.

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
Summary of net interest income

	2009			2008
		Interest	Average		Interest	Average
	Average	Income/	Interest	Average	Income/	Interest
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS:
Earning assets:
Loans:
Taxable	$448,062	$25,247	5.63%	$442,430	$28,421	6.42%
Tax-exempt	64,164	3,765	5.87	52,943	3,451	6.52
Investments:
Taxable	28,995	996	3.44	13,876	534	3.85
Tax-exempt	35,969	2,641	7.34	30,267	2,296	7.59
Federal funds sold	16,955	19	0.11	10,934	153	1.40

Total earning assets	594,145	32,668	5.50%	550,450	34,855	6.33%
Less: allowance for loan losses	7,295			4,981
Other assets	35,070			34,220

Total assets	$621,920			$579,689

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
Money market accounts	$28,384	265	0.93%	$25,871	450	1.74%
NOW accounts	80,096	1,142	1.43	71,820	1,548	2.16
Savings accounts	107,367	570	0.53	103,237	1,020	0.99
Time deposits less than $100	163,383	5,384	3.30	171,337	6,782	3.96
Time deposits $100 or more	84,988	2,642	3.11	60,161	2,488	4.14
Short-term borrowings	13,908	97	0.70	6,230	179	2.87
Long-term debt	22

Total interest-bearing liabilities	478,148	10,100	2.11%	438,656	12,467	2.84%
Noninterest-bearing deposits	81,860			81,521
Other liabilities	3,623			3,080
Stockholders’ equity	58,289			56,432

Total liabilities and stockholders’ equity	$621,920			$579,689

Net interest income/spread		$22,568	3.39%		$22,388	3.49%

Net interest margin			3.80%			4.07%
Tax-equivalent adjustments:
Loans		$1,280			$1,173
Investments		898			781

Total adjustments		$2,178			$1,954

Note: Average balances were calculated using average daily balances. Interest income on loans includes fees of $765 in 2009, $427 in 2008, $439 in 2007, $360 in 2006 and $541 in 2005. Available-for-sale securities, included in investment securities, are stated at amortized cost with the related average unrealized holding gains of $2,553 in 2009, $1,485 in 2008, $1,378 in 2007, $1,265 in 2006 and $1,956 in 2005 included in other assets. Tax-equivalent adjustments were calculated using the prevailing federal statutory tax rate of 34.0 percent.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Summary of net interest income (continued)

2007			2006			2005
	Interest	Average		Interest	Average		Interest	Average
Average	Income/	Interest	Average	Income/	Interest	Average	Income/	Interest
Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate

$420,067	$30,730	7.32%	$386,268	$27,457	7.11%	$358,326	$22,985	6.41%
41,095	2,796	6.80	38,036	2,358	6.20	38,246	2,014	5.27

35,323	1,445	4.09	56,578	2,276	4.02	72,155	2,201	3.05
29,636	2,235	7.54	30,374	2,258	7.43	31,792	2,359	7.42
3,381	159	4.70	5,064	261	5.15	7,943	287	3.61

529,502	37,365	7.06%	516,320	34,610	6.70%	508,462	29,846	5.87%
4,595			4,363			4,025
29,498			30,219			30,299

$554,405			$542,176			$534,736

$27,466	780	2.84%	$30,220	780	2.58%	$24,694	385	1.56%
67,612	2,073	3.07	60,814	1,459	2.40	54,354	901	1.66
102,767	1,503	1.46	109,588	1,452	1.32	120,550	1,121	0.93
177,372	7,806	4.40	187,385	7,587	4.05	180,457	6,586	3.65
40,888	1,945	4.76	24,599	1,078	4.38	28,484	1,004	3.52
6,354	342	5.38	3,102	149	4.80	3,894	106	2.72

422,459	14,449	3.42%	415,708	12,505	3.01%	412,433	10,103	2.45%
75,779			71,853			71,606
2,833			2,476			1,897
53,334			52,139			48,800

$554,405			$542,176			$534,736

	$22,916	3.64%		$22,105	3.69%		$19,743	3.42%

		4.33%			4.28%			3.88%

	$951			$802			$685
	760			768			802

	$1,711			$1,570			$1,487

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Provision for Loan Losses:
As previously mentioned, asset quality in the banking industry further deteriorated in 2009. Nonperforming assets for all FDIC-insured commercial banks rose 78.4 percent in 2009 after increasing 129.0 percent in 2008. Net charge-off levels also increased dramatically for these institutions. The ratio of net charge-offs, as a percentage of loans, rose to 2.57 percent in 2009 from 1.32 percent in 2008. As a result of this severe deterioration, banks increased their provisions for loan losses by $77.1 billion or 50.6 percent in 2009. Asset quality deterioration for Pennsylvania banks was more severe than that of the overall banking industry, as these institutions experienced a 381.4 percent increase in nonperforming asset levels. In addition, the amount of loans charged-off by these banks rose 334.9 percent, which caused Pennsylvania banks to increase loan loss provisions by 239.6 percent.
We evaluate the adequacy of the allowance for loan losses account on a quarterly basis utilizing our systematic analysis in accordance with procedural discipline. We take into consideration certain factors such as composition of the loan portfolio, volumes of nonperforming loans, volumes of net charge-offs, prevailing economic conditions and other relevant factors when determining the adequacy of the allowance for loan losses account. We make monthly provisions to the allowance for loan losses account in order to maintain the allowance at an appropriate level. The provision for loan losses equaled $10,430 in 2009, an increase of $8,670 compared to $1,760 in 2008. The large change in the provision for loan losses in 2009 reflects the effect of obtaining revised collateral valuations on certain large commercial real estate loans from independent appraisals which indicated significant market devaluations brought on by the swift and severe deterioration in the local economy. In addition, management revised its methodology for estimating losses in the remainder of the loan portfolio by shortening the number of periods considered for estimating loss factors in order to better reflect current market conditions. Management believed that recent historical data is a more accurate basis for determining loss factors given the rapid economic decline in our market area.
Noninterest Income:
The banking industry experienced a 25.0 percent increase in noninterest income. However, the increase was concentrated in larger banks which experienced a significant increase in trading revenue. Banks with asset sizes similar to ours, between $100.0 million and $1.0 billion, reported a decrease in noninterest income, as evidenced by a decrease in the ratio of noninterest income to earning assets to 1.11 percent in 2009 from 1.18 percent in 2008. Insured Pennsylvania banks experienced an increase in noninterest income. The ratio of noninterest income to earning assets improved to 2.08 percent in 2009 from 1.57 percent in 2008.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
We experienced a $2,556 or 64.5 percent increase in noninterest income to $6,517 in 2009 from $3,961 in 2008. Included in noninterest income in 2009 were net gains of $1,590 from the sale of available-for-sale investment securities and a net gain of $294 from the disposition of the former Tunkhannock and Eaton Township, Pennsylvania branch offices. Adjusting for these gains, noninterest income increased $672 or 17.0 percent in 2009. Due to significantly lower mortgage rates, mortgage banking income increased $760. Service charges, fees and commissions decreased $88.
Noninterest Expense:
FDIC-insured commercial banks experienced an increase in noninterest expense of $21.9 billion or 6.6 percent in 2009. Despite the increase, bank productivity improved slightly in comparison to the prior year, as evidenced by the change in the efficiency ratio for all FDIC-insured commercial banks to 55.4 percent in 2009 from 58.3 percent in 2008. Noninterest expense for insured Pennsylvania banks increased 92.8 percent in 2009.
In general, our noninterest expense is categorized into three main groups, including employee-related expense, occupancy and equipment expense and other expenses. Employee-related expenses are costs associated with providing salaries, including payroll taxes and benefits to our employees. Occupancy and equipment expenses, the costs related to the maintenance of facilities and equipment, include depreciation, general maintenance and repairs, real estate taxes, rental expense offset by any rental income and utility costs. Other expenses include general operating expenses such as marketing, other taxes, stationery and supplies, contractual services, insurance, including FDIC assessment and loan collection costs. Several of these costs and expenses are variable while the remainder are fixed. We utilize budgets and other related strategies in an effort to control the variable expenses.
Our noninterest expense increased $2,651 or 16.2 percent to $18,968 in 2009 from $16,317 in 2008. A 50.6 percent increase in other expenses was entirely responsible for the overall increase.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The major components of noninterest expense for the past five years are summarized as follows:
Noninterest expense

Year Ended December 31	2009	2008	2007	2006	2005
Salaries and employee benefits expense:
Salaries and payroll taxes	$6,879	$6,788	$6,210	$6,122	$5,880
Employee benefits	1,634	1,743	1,794	1,526	1,354

Salaries and employee benefits expense	8,513	8,531	8,004	7,648	7,234

Net occupancy and equipment expense:
Net occupancy expense	1,182	1,189	1,140	1,158	1,183
Equipment expense	1,256	1,273	1,256	1,195	1,179

Net occupancy and equipment expense	2,438	2,462	2,396	2,353	2,362

Other expenses:
Marketing expense	723	807	714	569	634
Other taxes	609	513	470	503	449
Stationery and supplies	243	303	401	330	367
Contractual services	2,203	1,738	1,800	1,777	1,982
Insurance, including FDIC assessment	1,705	311	247	278	277
Loan collection expense	528	260	133	169	68
Other	2,006	1,392	1,255	1,202	1,524

Other expenses	. 8,017	5,324	5,020	4,828	5,301

Total noninterest expense	$18,968	$16,317	$15,420	$14,829	$14,897

Salaries and employee benefits expense, which constitutes a significant portion of our noninterest expense decreased $18 to $8,513 in 2009 from $8,531 in 2008. Salaries and payroll taxes rose $91 or 1.3 percent, while employee benefits expense decreased $109 or 6.3 percent. Due to the challenges brought on by the economy, we initiated several cost cutting initiatives related to personnel costs as follows:
•	There were no management bonuses awarded in 2009;
•	There were no annual employee pay increases distributed in 2009; and
•	There was no annual discretionary contribution to the profit sharing plan in 2009.
For 2009, net occupancy and equipment expense decreased $24 to $2,438 from $2,462 in 2008. Specifically, building-related costs decreased $7, while equipment-related costs decreased $17. With regard to building-related expenses, a reduction in rental expense due to the disposition of our Eaton Township, Pennsylvania branch office was partially offset by increases in building maintenance and real estate taxes. In 2009, we converted the copiers in our entire branch network, loan processing center, and administrative office to comprehensive business machines that have copy, facsimile and scanning capabilities. As a result, we experienced an increase in equipment-related expenses due to the operating equipment lease rentals on these machines. We believe the slight increase in equipment-related expenses from taking this action will be more than offset by the benefits derived from reducing the costs of supplies, maintenance, and depreciation while increasing overall efficiency.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Other expenses increased $2,693 or 50.6 percent to $8,017 in 2009 from $5,324 in 2008. The increase was due largely to an increase in the costs of FDIC insurance, contractual services and loan collection. Contractual services rose as a result of incurring additional problem loan resolution related expenses including legal and consulting, credit reports and searches and appraisal fees.
Our deposits are insured up to regulatory limits by the FDIC and accordingly, are subject to deposit insurance assessments. Under the provisions of The Federal Deposit Insurance Reform Act of 2005 (the “Reform Act”), the Bank Insurance Fund and the Savings Association Insurance Fund were merged into the DIF. Under the Reform Act, the annual DIF assessment rate is based upon statutory factors that include the balance of insured deposits as well as the degree of risk the institution poses to the insurance fund. Each institution is placed into one of four risk categories depending on the institution’s capital ratios and supervisory ratings. At December 31, 2009, we were included in Risk Category I, the lowest risk category. Institutions in Risk Category I are charged between $0.07 and $0.24 per $100 dollars of assessable deposits. Our annual assessment rate for 2009 was approximately $0.13 per $100 dollars of assessable deposits.
On February 27, 2009, the FDIC adopted a restoration plan designed to replenish the DIF over a period of seven years ending December 31, 2015. In order to implement this restoration plan, the FDIC has changed its risk-based assessment system and its base assessment rates. For the first quarter of 2009 only, the FDIC increased all deposit assessment rates by $0.07 per $100 dollars of assessable deposits. These new rates range from $0.12 to $0.14 per $100 dollars of assessable deposits for Risk Category I institutions to $0.50 per $100 dollars of assessable deposits for Risk Category IV institutions. Beginning April 1, 2009, the base assessment rates ranged from $0.12 to $0.16 per $100 dollars of assessable deposits for Risk Category I institutions to $0.45 per $100 dollars of assessable deposits for Risk Category IV institutions. Changes to the risk-based assessment system included increasing premiums for institutions that rely on excessive amounts of brokered deposits, increasing premiums for excessive use of secured liabilities, including FHLB-Pgh advances, lowering premiums for small institutions with very high capital levels, and adding financial ratios and debt issuer ratings to the premium calculations for banks with over $10.0 billion in assets, while providing a reduction for their unsecured debt.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
On May 22, 2009, the FDIC issued a final rule which levied a special emergency assessment of 5 basis points of total assets less Tier I Capital as of June 30, 2009, on all insured depository institutions. Based on these new assessment rates, our FDIC insurance expense was $798 for the first three quarters of 2009. In addition, we paid $277 for the special emergency assessment on September 30, 2009.
On November 12, 2009, the FDIC issued a final rule that required all insured depository institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011, and 2012. The FDIC also adopted a uniform increase in assessment rates of $0.03 per $100 dollars of assessable deposits effective January 1, 2011. On December 31, 2009, Community Bank paid $3.5 million in prepaid deposit insurance assessments.
There is a separate levy assessed on all FDIC-insured institutions to bear the cost of Finance Corporation (“FICO”) funding. The FDIC established the annual FICO assessment rates effective for the fourth quarter of 2009 and the first quarter of 2010 at $0.0110 and $0.0114 per $100 dollars of DIF-assessable deposits. Our FICO assessments were $56 for each of the years ended December 31, 2009 and 2008.
Income Taxes:
For the year ended December 31, 2009, we recorded an income tax benefit of $2,541. In comparison, we had income tax expense of $618 for the year ended December 31, 2008. The income tax benefit in 2009 was due primarily to the pre-tax loss of $2,491.
We utilize interest income from tax-exempt loans and investments and tax credits from our investment as a limited partner in an elderly housing project to reduce our federal income taxes. The elderly housing project will afford us approximately $3.7 million in investment tax credits over a 10-year period, which began in 2007.
In December 2009, Community Bank made an investment in another elderly, low-income housing project. For the investment, Community Bank will receive a one-time historical tax credit of approximately $1.5 million in 2010 and approximately $5.5 million in low-income housing tax credits spread over a period beginning in 2010 and ending in 2021.
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

Comm Bancorp, Inc.
REPORT OF MANAGEMENT
We are responsible for the preparation and fair presentation of the accompanying consolidated balance sheets of Comm Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended, in accordance with United States generally accepted accounting principles. This responsibility includes: establishing, implementing and maintaining adequate internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable under the circumstances. We are also responsible for compliance with the laws and regulations relating to safety and soundness that are designated by the Federal Deposit Insurance Corporation, Board of Governors of the Federal Reserve System and the Pennsylvania Department of Banking.
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
ParenteBeard LLC, an independent registered public accounting firm, audited the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States). The audits involve selecting and performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including an assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors gain an understanding of the internal controls relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate under the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls. This annual report does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. Our report was not subject to attestation by the Company’s independent registered public accounting firm pursuant to the temporary rules of the Securities and Exchange Commission that permit the Company to provide only our report in this annual report.
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
We assessed the effectiveness of the Company’s internal controls over financial reporting and compliance with designated laws and regulations as of December 31, 2009. In making the assessment, we used the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. These criteria are in the areas of control environment, risk assessment, control activities, information and communication, and monitoring. Our assessment included extensive documenting, evaluating and testing the design and operating effectiveness of the Company’s internal control over financial reporting.

Comm Bancorp, Inc.
REPORT OF MANAGEMENT (CONTINUED)
Based on our assessment, we believe that the Company’s internal control over financial reporting was effective and that the Company was compliant with all designated laws and regulations as of December 31, 2009.

/s/ William F. Farber, Sr.
William F. Farber, Sr.
President and Chief Executive Officer (Principal Executive Officer)

/s/ Scott A. Seasock
Scott A. Seasock
Executive Vice President and Chief Financial Officer (Principal Financial Officer)
March 29, 2010

Comm Bancorp, Inc.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
   and Stockholders
Comm Bancorp, Inc.
Clarks Summit, Pennsylvania
We have audited the accompanying consolidated balance sheets of Comm Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC
Allentown, Pennsylvania
March 29, 2010

Comm Bancorp, Inc.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)
(Dollars in thousands, except per share data)

Year Ended December 31	2009	2008
Interest income:
Interest and fees on loans:
Taxable	$25,247	$28,421
Tax-exempt	2,485	2,278
Interest and dividends on investment securities available-for-sale:
Taxable	987	489
Tax-exempt	1,743	1,515
Dividends	9	45
Interest on federal funds sold	19	153

Total interest income	30,490	32,901

Interest expense:
Interest on deposits	10,003	12,288
Interest on short-term borrowings	97	179

Total interest expense	10,100	12,467

Net interest income	20,390	20,434
Provision for loan losses	10,430	1,760

Net interest income after provision for loan losses	9,960	18,674

Noninterest income:
Service charges, fees and commissions	3,269	3,357
Mortgage banking income	1,364	604
Net gain on sale of premises and equipment	294
Net gain on sale of investment securities available-for-sale	1,590

Total noninterest income	6,517	3,961

Noninterest expense:
Salaries and employee benefits expense	8,513	8,531
Net occupancy and equipment expense	2,438	2,462
Other expenses	8,017	5,324

Total noninterest expense	18,968	16,317

Income (loss) before income taxes	(2,491)	6,318
Provision for income tax expense (benefit)	(2,541)	618

Net income	50	5,700

Other comprehensive income (loss):
Unrealized holding gains on investment securities available-for-sale	299	843
Reclassification adjustment for gains included in net income	(1,590)
Income tax expense (benefit) related to other comprehensive income (loss)	(439)	287

Other comprehensive income (loss), net of income taxes	(852)	556

Comprehensive income (loss)	$(802)	$6,256

Per share data:
Net income	$0.03	$3.26
Cash dividends declared	$0.98	$1.08
Average common shares outstanding	1,722,493	1,748,489
See Notes to Consolidated Financial Statements.

Comm Bancorp, Inc.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

December 31	2009	2008
Assets:
Cash and due from banks	$23,978	$8,017
Federal funds sold	25,300	12,700
Investment securities available-for-sale	108,005	80,574
Loans held for sale, net	2,016	1,390
Loans, net of unearned income	476,944	485,882
Less: allowance for loan losses	10,462	5,255

Net loans	466,482	480,627
Premises and equipment, net	11,616	11,753
Accrued interest receivable	2,122	2,143
Other assets	17,254	6,837

Total assets	$656,773	$604,041

Liabilities:
Deposits:
Noninterest-bearing	$88,335	$79,674
Interest-bearing	502,448	462,617

Total deposits	590,783	542,291
Long-term debt	8,000
Accrued interest payable	1,296	1,815
Other liabilities	1,740	2,137

Total liabilities	601,819	546,243

Stockholders’ equity:
Common stock, par value $0.33, authorized 12,000,000 shares, issued and outstanding: 2009, 1,721,007 shares; 2008, 1,730,062 shares	568	571
Capital surplus	7,966	7,694
Retained earnings	45,601	47,862
Accumulated other comprehensive income	819	1,671

Total stockholders’ equity	54,954	57,798

Total liabilities and stockholders’ equity	$656,773	$604,041

See Notes to Consolidated Financial Statements.

Comm Bancorp, Inc.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Dollars in thousands, except per share data)

				Accumulated
				Other	Total
	Common	Capital	Retained	Comprehensive	Stockholders’
For the Two Years Ended December 31, 2009	Stock	Surplus	Earnings	Income	Equity
Balance, December 31, 2007	$579	$7,326	$45,353	$1,115	$54,373
Net income			5,700		5,700
Dividends declared: $1.08 per share			(1,886)		(1,886)
Dividend reinvestment plan: 10,629 shares issued	3	470			473
Repurchase and retirement: 34,189 shares	(11)	(102)	(1,305)		(1,418)
Other comprehensive income, net of income taxes				556	556

Balance, December 31, 2008	571	7,694	47,862	1,671	57,798
Net income			50		50
Dividends declared: $0.98 per share			(1,687)		(1,687)
Dividend reinvestment plan: 9,062 shares issued	3	326			329
Repurchase and retirement: 18,117 shares	(6)	(54)	(624)		(684)
Other comprehensive loss, net of income taxes				(852)	(852)

Balance, December 31, 2009	$568	$7,966	$45,601	$819	$54,954

See Notes to Consolidated Financial Statements.

Comm Bancorp, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands, except per share data)

Year Ended December 31	2009	2008
Cash flows from operating activities:
Net income	$50	$5,700
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	10,430	1,760
Depreciation and amortization of premises and equipment	882	941
Net amortization of investment securities	365	159
Amortization of net loan costs	386	360
Amortization of mortgage servicing rights	376	217
Deferred income tax benefit	(1,623)	(376)
Net gain on sale of investment securities	(1,590)
Net gain on sale of loans	(1,350)	(467)
Net gain on sale of premises and equipment	(294)
Net loss (gain) on sale of foreclosed assets	467	(12)
Changes in:
Loans held for sale, net	724	325
Accrued interest receivable	21	491
Other assets	(5,480)	(255)
Accrued interest payable	(519)	507
Other liabilities	272	(114)

Net cash provided by operating activities	3,117	9,236

Cash flows from investing activities:
Proceeds from repayments of investment securities available-for-sale	10,117	70,495
Proceeds from sale of investment securities available-for-sale	56,839
Purchases of investment securities available-for-sale	(94,453)	(110,978)
Purchases of investment in residential housing program	(818)
Proceeds from sale of premises and equipment	509
Purchases of premises and equipment	(960)	(1,803)
Proceeds from sale of foreclosed assets	1,531	137
Net increase in lending activities	(1,542)	(16,363)

Net cash used in investing activities	(28,777)	(58,512)

Cash flows from financing activities:
Net changes in:
Money market, NOW, savings and noninterest-bearing accounts	48,392	5,666
Time deposits	100	45,268
Proceeds from the issuance of long-term debt	8,000
Proceeds from the issuance of common shares	329	473
Repurchase and retirement of common shares	(684)	(1,418)
Cash dividends paid	(1,916)	(1,872)

Net cash provided by financing activities	54,221	48,117

Net increase (decrease) in cash and cash equivalents	28,561	(1,159)
Cash and cash equivalents at beginning of year	20,717	21,876

Cash and cash equivalents at end of year	$49,278	$20,717

Supplemental disclosures:
Cash paid during the period for:
Interest	$10,619	$11,960
Income taxes	691	1,320
Noncash items:
Transfers of loans to foreclosed assets	4,871	336
Unrealized losses (gains) on investment securities available-for-sale, net	$852	$(556)
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
The Company has evaluated events and transactions occurring subsequent to the balance sheet date of December 31, 2009, for items that should potentially be recognized or disclosed in these financial statements. The evaluation was conducted through the date these financial statements were issued.
Use of estimates and change in accounting estimate:
The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Significant estimates that are particularly susceptible to material change in the next year relate to the allowance for loan losses, fair value of financial instruments, the valuations of real estate acquired through foreclosure, deferred tax assets and liabilities and intangible assets. Actual results could differ from those estimates.
In the third quarter of 2009, management reevaluated its methodology for determining the adequacy of the allowance for loan losses. This reevaluation was performed as a result of the rapidly changing economic conditions in the Company’s market area. As part of the reevaluation, management reduced the number of periods utilized to determine historical loss factors for homogeneous pools of loans collectively evaluated and measured for impairment under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 450, “Contingencies,” from the most recent rolling 20 quarters to the most recent rolling eight quarters to better reflect the current credit environment. This change in accounting estimate was applied prospectively in accordance with FASB ASC 250, “Accounting Changes and Error Corrections.” The impact of this change resulted in an increase in the provision for loan losses charged to operations of $3.6 million in the third quarter of 2009.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
Management maintains the allowance for loan losses at a level it believes adequate to absorb probable credit losses related to specifically identified loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of the balance sheet dates. The balance in the allowance for loan losses account is based on past events and current economic conditions. The Company employs the Federal Financial Institutions Examination Council Interagency Policy Statement on the Allowance for Loan and Lease Losses as the primary analytical guidance in assessing the adequacy of the allowance account. This Statement requires adherence to GAAP for determining the adequacy of the allowance for loan losses account for both financial and regulatory reporting purposes. Under GAAP, the adequacy of the allowance account is determined based on the provisions of FASB ASC 310, “Receivables,” for loans specifically identified to be individually evaluated for impairment, and the requirements of FASB ASC 450 for large groups of smaller-balance homogeneous loans to be collectively evaluated for impairment.
The allowance for loan losses account consists of an allocated element and an unallocated element. The allocated element consists of a specific portion for the impairment of loans individually evaluated under FASB ASC 310, and a formula portion for the impairment of those loans collectively evaluated under FASB ASC 450.
Identified loans individually evaluated for impairment under FASB ASC 310 include: (i) loans past due 90 days or more; (ii) nonaccrual loans; (iii) restructured loans; and (iv) criticized loans, including regulatory risk ratings of Special Mention, Substandard, Doubtful and Loss. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. All amounts due according to the contractual terms means that both the contractual interest and principal payments of a loan will be collected as scheduled in the loan agreement. Factors considered by management in determining impairment include payment status, ability to pay and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Loans considered impaired under FASB ASC 310 are measured for impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. If the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral, if the loan is collateral dependent, is less than the recorded investment in the loan, including accrued interest and net deferred loan fees or costs, the Company will recognize the impairment by adjusting the allowance for loan losses account through charges to earnings as a provision for loan losses. Identified loans considered not impaired are grouped and collectively evaluated for impairment under FASB ASC 450.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
Large groups of smaller-balance homogeneous loans and those identified loans considered not impaired having similar characteristics as these groups are segregated into major pools and are collectively evaluated, on a pool-by-pool basis, for impairment under FASB ASC 450. Impairment for each of the major loan pools is determined by applying a total loss factor to the current balance outstanding for each individual pool. The total loss factor is comprised of a historical loss factor using the loss migration method plus a qualitative factor, which adjusts the historical loss factor for changes in trends, conditions and other relevant factors that may affect repayment of the loans in these pools as of the evaluation date. Loss migration involves determining the percentage of each pool that is expected to ultimately result in loss based on historical loss experience. Historical loss factors are based on the ratio of net loans charged-off to loans, net of unearned income, for each of the major groups of loans evaluated and measured for impairment under FASB ASC 450. The historical loss factor for each pool is a weighted average of the Company’s historical net charge-off ratio for the most recent rolling eight quarters. A weight of 10.0 percent is applied to the first four quarters in the eight-quarter series and a 15.0 percent weight is applied to the second or most recent four quarters. Management adjusts these historical loss factors by a qualitative factor that represents a number of environmental risks that may cause estimated credit losses associated with the current portfolio to differ from historical loss experience. These environmental risks include: (i) changes in lending policies and procedures including underwriting standards and collection, charge-off and recovery practices; (ii) changes in the composition and volume of the portfolio; (iii) changes in national, local and industry conditions, including the effects of such changes on the value of underlying collateral for collateral-dependent loans; (iv) changes in the volume and severity of classified loans, including past due, nonaccrual, troubled debt restructures and other loan modifications; (v) changes in the levels of, and trends in, charge-offs and recoveries; (vi) the existence and effect of any concentrations of credit and changes in the level of such concentrations; (vii) changes in the experience, ability and depth of lending management and other relevant staff; (viii) changes in the quality of the loan review system and the degree of oversight by the board of directors; and (ix) the effect of external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the current loan portfolio.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
Loans identified to be collectively evaluated for impairment under FASB ASC 450 are separated into three major pools in order to determine applicable loss factors. These pools include: (i) loans with a regulatory risk rating of Special Mention and considered but not identified to be evaluated and measured for impairment under FASB ASC 310; (ii) loans with a regulatory risk rating of Substandard and considered but not identified to be evaluated and measured for impairment under FASB ASC 310; and (iii) loans not considered for evaluation and measurement of impairment under FASB ASC 310. Specifically, management applies loss factors to pools of loans with a regulatory risk rating of Special Mention and considered but not identified to be evaluated and measured for impairment under FASB ASC 310 based on the weighted-average net charge-off ratio, adjusted for current environmental risks, for the Company’s portfolio of loans classified as Special Mention. Loss factors applied to pools of loans with a regulatory risk rating of Substandard and considered but not identified to be evaluated and measured for impairment under FASB ASC 310 are based on the weighted-average net charge-off ratio, adjusted for current environmental risks, for the Company’s portfolio of loans classified as Substandard. Loans not considered for evaluation and measurement of impairment under FASB ASC 310 are applied a loss factor based on the weighted-average net charge-off ratio for all loans not considered under FASB ASC 310. The loss factors for each of these pools are further segmented into major classifications of loan types including: (i) commercial, financial and others; (ii) real estate-construction, including land development; (iii) real estate-residential; (iv) real estate-commercial; (v) consumer; and (vi) lease financing.
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

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
Management monitors the adequacy of the allocated portion of the allowance quarterly and adjusts the allowance for any deficiencies through normal operations. This ongoing evaluation reduces potential differences between estimates and actual observed losses. In addition, the unallocated portion of the allowance is examined quarterly to ensure that it remains relatively constant in relation to the total allowance unless there are changes in the related criteria that would indicate a need to either increase or decrease it. The determination of the allowance for loan losses level is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Management continually monitors the level of the allowance for loan losses to ensure it is directionally consistent with changes in loss factors, characteristics and quality of the loan portfolio and economic conditions. However, management cannot ensure that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required resulting in an adverse impact on operating results.
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
Investment securities:
Investment securities are classified and accounted for as either held-to-maturity, available-for-sale or trading based on management’s intent at the time of acquisition. Management is required to reassess the appropriateness of the classifications at each reporting date. The Company does not buy or hold securities principally for the purpose of selling them in the near term in order to generate profits from market appreciation. Accordingly, there were no investment securities classified as trading during 2009 or 2008.
Transfers of securities between categories are recorded at fair value at the date of the transfer. The accounting for the resulting unrealized gains or losses is determined by the category into which the security is transferred. There were no transfers of securities between categories during the years ended December 31, 2009 and 2008.
Investment securities are classified as held-to-maturity when management has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premium and accretion of discount. The Company did not have any investment securities classified as held-to-maturity at December 31, 2009 and 2008.
All of the Company’s investment securities are classified as available-for-sale and are held for indefinite periods of time for the purpose of implementing management’s asset/liability strategies. The Company may also sell these securities in response to changes in interest rates, prepayment risk, liquidity requirements or other circumstances identified by management.
Available-for-sale securities are carried at estimated fair value. Unrealized gains and losses, net of their related income tax effect, are included in other comprehensive income, which is reported as a separate component of stockholders’ equity. Estimated fair values for debt securities are based on quoted market prices from a national pricing service. Community Bank is a member of both the Federal Home Loan Bank of Pittsburgh (“FHLB-Pgh”) and the Federal Reserve Bank of Philadelphia (“FRB”) and is required to maintain an investment in the capital stock of each. FHLB-Pgh and FRB stock are restricted equity investment securities as they can only be redeemed by the issuer at par value. Restricted equity investment securities are carried at cost. Fair values for marketable equity investment securities of other banks are based on quoted market prices from active exchange markets. Except for restricted equity investment securities, all of the Company’s investments trade actively in a liquid market.

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
Except for restricted equity investments, management evaluates each investment security to determine if a decline in fair value below its amortized cost is other-than-temporary at least quarterly, and more frequently when economic or market concerns warrant an evaluation. Factors considered in determining whether an other-than-temporary impairment was incurred include: (i) the length of time and the extent to which the fair value has been less than the amortized cost; (ii) the financial condition and near-term prospects of the issuer; and (iii) the intent and ability of the Company to retain the investment security for a period of time sufficient to allow for any anticipated recovery in fair value. If a decline is judged to be other-than-temporary, the credit component of the other-than-temporary impairment would be recognized in earnings and the remaining portion would be recognized in other comprehensive income. Restricted equity investment securities are evaluated quarterly for potential other-than-temporary impairment based on: (i) the credit quality and long-term operating performance of the issuer; (ii) the severity of a decline in the net assets of the issuer as compared to the capital stock amount of the issuer and length of time this decline has persisted; (iii) the overall liquidity position of the issuer and their ability to meet commitments to and redeem stock from its members; and (iv) the effects of legislative and regulatory changes on the ultimate recoverability of the par value of the issuer’s capital stock. Management does not believe an other-than-temporary impairment was incurred on restricted equity investment securities held by the Company during 2009 and 2008.
Loans held for sale, net:
Loans held for sale consist of one-to-four family residential mortgages originated and intended for sale in the secondary market. The loans are carried in aggregate at the lower of cost or estimated market value, based upon current delivery prices in the secondary mortgage market. Net unrealized losses are recognized through a valuation allowance by corresponding charges to income. Gains or losses on the sale of these loans are recognized in noninterest income at the time of sale using the specific identification method. Loan origination fees, net of certain direct loan origination costs, are included in net gains or losses upon the sale of the related mortgage loan. All loans are sold without recourse. The aggregate cost of these loans was lower than their estimated market value at December 31, 2009 and 2008, accordingly, no valuation allowance was deemed necessary.

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
The Company recognizes interest income on impaired loans, including the recording of cash receipts, based on its policy for nonaccrual, restructured loans or accruing loans depending on the status of the impaired loan.
Foreclosed assets are comprised of properties acquired through foreclosure proceedings or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosures. The Company includes such properties in other assets. A loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets are recorded at fair value less cost to sell at the time of acquisition. Any excess of the loan balance over the recorded value is charged to the allowance for loan losses. Subsequent declines in the recorded values of the properties prior to their disposal and cost to maintain the assets are included in other expenses. No allowance has been established subsequent to the acquisition of foreclosed assets during 2009 or 2008. Any gain or loss realized upon disposal of foreclosed assets is included in noninterest income or noninterest expense. The historical average holding period for such properties is less than 12 months.
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

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
Management evaluates the adequacy of the allowance for loan losses account quarterly. Identified loans individually evaluated for impairment under FASB ASC 310 are reviewed to determine if impairment exists or if the level of impairment has changed. Historical loss factors and qualitative factors are updated and used to estimate the level of impairment for loans collectively evaluated under FASB ASC 450. Based on these evaluations, the allowance for loan losses account is adjusted through the provision for loan losses in the current period.
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

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
Mortgage servicing rights:
Mortgage servicing rights are recognized as a separate asset when generated through sales of loan originations. For sales of mortgage loans prior to January 1, 2007, a portion of the cost of the loan was allocated to the servicing rights based on relative fair values. The Company adopted FASB ASC 860-50 on January 1, 2007, and for sales of mortgage loans beginning in 2007 servicing rights are initially recorded at fair value at the date of transfer. Mortgage servicing rights are included in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans. In addition, mortgage servicing rights are evaluated for impairment at each reporting date based on the fair value of those rights. To determine the fair value, the Company estimates the present value of future cash flows incorporating assumptions such as cost of servicing, discount rates, prepayment speeds and default rates. For purposes of measuring impairment, the rights are stratified by loan type, term and interest rate. The amount of impairment recognized, through a valuation allowance, is the amount by which the mortgage servicing rights for a stratum exceed their fair value.
Intangible assets:
Goodwill is included in other assets, and as required by GAAP, tested for impairment annually or when circumstances arise indicating impairment has occurred. Any impairment losses arising from such testing are reported in the income statement as a separate line item within operations. There were no impairment losses recognized as a result of periodic impairment testing in 2009 and 2008.
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

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
Fair value of financial instruments:
The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosure under GAAP. Fair value estimates are calculated for existing financial instruments without attempting to estimate the value of anticipated future business and the value of certain assets and liabilities that are not considered financial. Accordingly, such assets and liabilities are excluded from disclosure requirements. For example, no benefit is recorded for the value of low-cost funding subsequently discussed. In addition, Community Bank’s Trust and Wealth Management Division contributes fee income annually. Trust assets and liabilities are not considered financial instruments for this disclosure, and their values have not been incorporated into the fair value estimates.
The Company’s assets that were considered financial instruments approximated 95.7 percent of total assets at December 31, 2009, and 97.0 percent of total assets at December 31, 2008. Liabilities that were considered financial instruments approximated 99.7 percent of total liabilities at December 31, 2009, and 99.6 percent of total liabilities at December 31, 2008.
In accordance with FASB ASC 820, “Fair Value Measurements and Disclosures,” the fair value of a financial instrument is the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets. In many cases, these values cannot be realized in immediate settlement of the instrument.
Current fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction that is not a forced liquidation or distressed sale between participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
In accordance with GAAP, the Company groups its assets and liabilities generally measured at fair value into three levels based on market information or other fair value estimates in which the assets and liabilities are traded or valued and the reliability of the assumptions used to determine fair value. These levels include:
•	Level 1: Unadjusted quoted prices of identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

•
Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
The following methods and assumptions were used by the Company to construct the summary table in Note 11 containing the fair values and related carrying amounts of financial instruments:
Cash and cash equivalents: The carrying values of cash and cash equivalents as reported on the balance sheet approximate fair value.
Investment securities available-for-sale: The fair value of marketable equity securities are based on quoted market prices from active exchange markets. The fair value of debt securities are based on pricing from a matrix pricing model. The carrying values of restricted equity securities approximate fair value.
Loans held for sale, net: The fair value of loans held for sale, net, are based on quoted market prices.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
Net loans: For adjustable-rate loans that reprice immediately and with no significant credit risk, fair values are based on carrying values. The fair values of other nonimpaired loans are estimated using discounted cash flow analysis, using interest rates currently offered in the market for loans with similar terms to borrowers of similar credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis determined by the loan review function or underlying collateral values, where applicable.
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
Long-term debt: The fair value of fixed-rate long-term debt is based on the present value of future cash flows. The discount rate used is the current rates offered for long-term debt with the same maturity.
Accrued interest payable: The carrying value of accrued interest payable as reported on the balance sheet approximates fair value.
Off-balance sheet financial instruments: The majority of commitments to extend credit, unused portions of lines of credit and commercial letters of credit carry current market interest rates if converted to loans. Because such commitments are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. None of the commitments are subject to undue credit risk. The estimated fair values of off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of off-balance sheet financial instruments was not material at December 31, 2009 and 2008.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
Comprehensive income (loss):
The components of comprehensive income and their related tax effects are reported in the Consolidated Statements of Income and Comprehensive Income (Loss). The accumulated other comprehensive income included in the Consolidated Statements of Changes in Stockholders’ Equity relates entirely to the net unrealized gains and losses on available-for-sale securities.
Advertising costs:
Advertising costs are expensed as incurred and totaled $625 in 2009 and $675 in 2008.
Other expenses:
Items included in other expenses on the Consolidated Statements of Income and Comprehensive Income (Loss), which exceeded 1.0 percent of the aggregate of total interest income and noninterest income, are summarized as follows:

For the year ended December 31,	2009	2008
Appraisal fees	$433	$247
Deposit insurance	1,445	72
Loan collection expense	$528	$260
Income taxes:
The Company accounts for income taxes in accordance with FASB ASC 740, “Income Taxes.” On January 1, 2007, the Company adopted the recent accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.
The Company recognizes the current and deferred tax consequences of all transactions that have been recorded in the financial statements using the provisions of the enacted tax laws. The Company and its subsidiaries file a consolidated federal income tax return. The subsidiaries provide for income taxes on a separate return basis, and remit amounts determined to be currently payable to the Company.
As applicable, the Company recognizes accrued interest and penalties assessed as a result of an Internal Revenue Service (“IRS”) examination through income tax expense. The Company files income tax returns in the United States of America and various states’ jurisdictions. The Company is no longer subject to federal and state income tax examinations by taxing authorities for years before 2006.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
Earnings per common share:
The Company had no dilutive potential common shares outstanding during the two-year period ended December 31, 2009, therefore, the per share data presented on the face of the Consolidated Statements of Income and Comprehensive Income (Loss) relates to basic per share amounts.
Recent accounting standards:
During 2009, the FASB launched the FASB ASC as the single source of authoritative nongovernmental GAAP. The ASC was effective for interim and annual periods ending after September 15, 2009. The ASC does not change GAAP. Instead, it takes all individual pronouncements that currently comprise GAAP and reorganizes them into approximately 90 accounting Topics, and displays all Topics using a consistent structure. Changes to the ASC subsequent to June 30, 2009, are referred to as Accounting Standards Updates (“ASU”).
On June 30, 2009, the FASB issued ASU 2009-01, “Topic 105 — Generally Accepted Accounting Principles, amendments based on Statement of Financial Accounting Standards No. 168 — The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles.” This ASU amends the FASB ASC for the issuance of FASB Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles.” This ASU includes FASB SFAS No. 168 in its entirety. ASU 2009-01 was effective for interim and annual periods ending after September 15, 2009. The adoption of ASU 2009-01 had no effect on the operating results or the financial position of the Company.
On August 26, 2009, the FASB issued ASU 2009-05, “Fair Value Measurements and Disclosures (Topic 820): Measuring Liabilities at Fair Value.” ASU 2009-05 provides guidance on the fair value measurement of liabilities. When a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following valuation techniques: (i) the quoted price of an identical liability when traded as an asset; (ii) quoted prices for similar liabilities or similar liabilities when traded as assets; or (iii) another valuation technique consistent with the principles of FASB ASC 820 such as an income approach or a market approach. ASU 2009-05 is effective for the first reporting period, including interim periods, beginning after issuance. The adoption of ASU 2009-05 on October 1, 2009, did not have a material effect on the operating results or financial position of the Company.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
On September 30, 2009, the FASB issued ASU 2009-12, “Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities That Calculate Net Asset Value per Share or Its Equivalent.” ASU 2009-12 allows an entity to measure the fair value of an investment that has no readily determinable fair value on the basis of the investee’s net asset value per share as provided by the investee. This allowance assumes that the investee has calculated net asset value in accordance with the GAAP measurement principles of FASB ASC 946, “Financial Services — Investment Companies,” as of the entity’s measurement date. Examples of such investments include hedge, private equity, real estate and venture capital funds. ASU 2009-12 also provides guidance on how the investment should be classified within the fair value hierarchy based on the value for which the investment can be redeemed. ASU 2009-12 is effective for interim and annual periods ending after December 15, 2009, with early adoption permitted. The adoption of this ASU on October 1, 2009, did not have a material effect on the operating results or financial position of the Company.
On December 23, 2009, the FASB issued ASU 2009-16, “Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets.” ASU 2009-16 amends the Codification for the issuance of SFAS No. 166, “Accounting for Transfers of Financial Assets — an Amendment of SFAS No. 140.” The amendments in ASU 2009-16 improve financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance, and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. Comparability and consistency in accounting for transferred financial assets will also be improved through clarifications of the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. ASU 2009-16 is effective for fiscal years beginning after November 15, 2009. Early application is not permitted. The adoption of ASU 2009-16 on January 1, 2010, is not expected to have a material effect on the operating results or financial position of the Company.
On December 23, 2009, the FASB issued ASU 2009-17, “Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities.” ASU 2009-17 amends the Codification for the issuance of SFAS No. 167, “Amendments to FASB Interpretation No. 46(R).” The amendments in this ASU replace the quantitative-based risk and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impacts the entity’s economic performance and (i) the obligation to absorb losses of the entity or (ii) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity. The amendments in ASU 2009-17 also require additional disclosures about a reporting entity’s involvement in variable interest entities, which will enhance the information provided to users of financial statements. ASU 2009-17 is effective for the fiscal years beginning after November 15, 2009. Early application is not permitted. The adoption of this ASU on January 1, 2010, is not expected to have a material effect on the operating results or financial position of the Company.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
On January 5, 2010, the FASB issued ASU 2010-01, “Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash.” The amendments in ASU 2010-01 clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. ASU 2010-01 codifies the consensus reached in Emerging Issues Task Force Issue No. 09-E, “Accounting for Stock Dividends, Including Distributions to Shareholders with Components of Stock and Cash.” ASU 2010-01 is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The adoption of ASU 2010-01 on December 31, 2009, did not have a material effect on the operating results or financial position of the Company.
On January 6, 2010, FASB issued ASU 2010-02, “Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary — A Scope Clarification.” ASU 2010-02 clarifies that the scope of the decrease in ownership provisions of Subtopic 810-10 and related guidance applies to: (i) a subsidiary or group of assets that is a business or nonprofit activity; (ii) a subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture; and (iii) an exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity, including an equity method investee or joint venture. ASU 2010-02 also clarifies that the decrease in ownership guidance in Subtopic 810-10 does not apply to sales of in-substance real estate and conveyances of oil and gas mineral rights, even if these transfers involve businesses. The amendments in ASU 2010-02 expand the disclosure requirements about deconsolidation of a subsidiary or derecognition of a group of assets to include: (i) the valuation techniques used to measure the fair value of any retained investment; (ii) the nature of any continuing involvement with the subsidiary or entity acquiring the group of assets; and (iii) whether the transaction that resulted in the deconsolidation or derecognition was with a related party or whether the former subsidiary or entity acquiring the assets will become a related party after the transaction. ASU 2010-02 is effective beginning in the period that an entity adopts SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an Amendment of Accounting Research Bulletin 51,” now included in FASB ASC 810-10. The amendments in the ASU should be applied retrospectively to the first period that an entity adopts SFAS No. 160. The adoption of ASU 2010-02 on January 1, 2009, did not have a material effect on the operating results or financial position of the Company.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
On January 21, 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” ASU 2010-06 requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in FASB ASC 820-10. The FASB’s objective is to improve these disclosures in order to improve the transparency in financial reporting. Specifically, ASU 2010-06 amends FASB ASC 820-10 to now require: (i) a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and (ii) in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances and settlements. In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures: (i) for purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgement in determining the appropriate classes of assets and liabilities; and (ii) a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for disclosure about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. The adoption of ASU 2010-06 on January 1, 2010, is not expected to have a material effect on the operating results or financial position of the Company.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
1. Summary of significant accounting policies (continued):
On February 24, 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements.” ASU 2010-09 clarifies which entities are required to evaluate subsequent events through the date the financial statements are issued and the scope of subsequent event disclosures. In order to alleviate potential conflicts with the Securities and Exchange Commission (“SEC”) guidance, ASU 2010-09 removes the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated in both issued and revised financial statements. The ASU also clarifies that revised financial statements for a non SEC filer should disclose both the date the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. ASU 2010-09 was effective upon issuance. The adoption of ASU 2010-09 on February 24, 2010, is not expected to have a material effect on the operating results or financial position of the Company.
On March 5, 2010, the FASB issued ASU 2010-11, “Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives.” ASU 2010-11 clarifies the type of credit derivative that is exempt from embedded derivative bifurcation requirements. According to ASU 2010-11, the only form of embedded credit derivative that qualifies for the exemption is one that is related to the subordination of one financial instrument to another. Entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. ASU 2010-11 is effective for fiscal quarters beginning after June 15, 2010, with early adoption permitted. The adoption of ASU 2010-11 on July 1, 2010, is not expected to have a material effect on the operating results or financial position of the Company.
2. Cash and due from banks:
The Federal Reserve Act, as amended, imposes reserve requirements on all member depository institutions. The Company’s required reserve balances, which were satisfied through the restriction of vault cash, were $3,783 and $4,200 at December 31, 2009 and 2008, respectively. These reserve requirements averaged $4,308 in 2009 and $4,158 in 2008.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
3. Investment securities:
All investment securities were classified as available-for-sale for the years ended December 31, 2009 and 2008. The amortized cost and fair value of available-for-sale securities aggregated by investment category at December 31, 2009 and 2008, are summarized as follows:

	Amortized	Unrealized	Unrealized	Fair
December 31, 2009	Cost	Gains	Losses	Value
State and municipals	$25,343	$1,520	$1	$26,862
Mortgage-backed securities:
U.S. Government agencies	78,537	17	399	78,155
U.S. Government-sponsored enterprises	208	12		220
Equity securities:
Restricted	2,537			2,537
Other	139	94	2	231

Total	$106,764	$1,643	$402	$108,005

	Amortized	Unrealized	Unrealized	Fair
December 31, 2008	Cost	Gains	Losses	Value
State and municipals	$44,873	$2,288	$154	$47,007
Mortgage-backed securities:
U.S. Government agencies	31,654	359	56	31,957
U.S. Government-sponsored enterprises	262	7		269
Equity securities:
Restricted	1,116			1,116
Other	137	90	2	225

Total	$78,042	$2,744	$212	$80,574

Net unrealized holding gains and losses on available-for-sale securities are included as a separate component in stockholders’ equity. The Company had net unrealized holding gains of $819, net of deferred income taxes of $422, at December 31, 2009, and $1,671, net of deferred income taxes of $861, at December 31, 2008. Proceeds from the sale of available-for-sale investment securities amounted to $56,839 in 2009. Gross gains of $1,591 and gross losses of $1 were realized on the sale of securities in 2009. The income tax provision applicable to net realized gains amounted to $541 in 2009. There were no sales of investment securities in 2008. As a result, the Company recorded no gains or losses which were required to be reclassified out of other comprehensive income and into noninterest income for the year ended December 31, 2008.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
3. Investment securities (continued):
The fair value and gross unrealized losses of available-for-sale securities with unrealized losses for which an other-than-temporary impairment has not been recognized at December 31, 2009 and 2008, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, are summarized as follows:

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2009	Value	Losses	Value	Losses	Value	Losses
State and municipals	$686	$1			$686	$1
Mortgage-backed securities:
U.S. Government agencies	30,651	399			30,651	399
U.S. Government-sponsored enterprises
Equity securities:
Restricted
Other			$7	$2	7	2

Total	$31,337	$400	$7	$2	$31,344	$402

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2008	Value	Losses	Value	Losses	Value	Losses
State and municipals	$4,102	$154			$4,102	$154
Mortgage-backed securities:
U.S. Government agencies	6,071	56			6,071	56
U.S. Government-sponsored enterprises
Equity securities:
Restricted
Other	7	2			7	2

Total	$10,180	$212			$10,180	$212

At December 31, 2009, the Company had 111 investment securities, consisting of 89 tax-exempt state and municipal obligations, 13 mortgage-backed securities, including collateralized mortgage obligations, and two restricted and seven marketable equity securities. There were eight investment securities in an unrealized loss position at December 31, 2009, including one tax-exempt state and municipal obligation, six mortgage-backed securities and one marketable equity security. Except for the marketable equity security, there were no securities that were in a continuous unrealized loss position for 12 months or more. Community Bank holds all of the Company’s debt securities and is a state member bank of the Federal Reserve System which imposes strict limitations and restrictions on the types of securities that may be acquired. As a result, securities held are “Bank Quality Investment” grade, defined as bearing a credit quality rating of “Baa” or higher from Moody’s or “BBB” or higher from Standard and Poor’s rating services, and are readily marketable, but are still subject to price fluctuations because of changes in interest rates. The decline in the fair value below the amortized cost basis of each of the debt securities was attributable to changes in interest rates and was not indicative of a downgrade in the credit quality of the issuer. Management does not consider the unrealized losses, as a result of changes in interest rates, to be other-than-temporary based on historical evidence that indicates the cost of these securities is recoverable within a reasonable period of time in relation to normal cyclical changes in the market rates of interest.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
3. Investment securities (continued):
Tax-exempt state and municipal securities consisted entirely of insured general obligation bonds at December 31, 2009. The duration of the unrealized loss position for the tax-exempt state and municipal security having an unrealized loss at December 31, 2009, was less than 12 months. The insured general obligations have a credit quality rating of “AAA” and are secured by the unlimited taxing power of the issuer and are further safeguarded against default by the unconditional guarantee of an insurance company over the term of the bond to pay the bondholder any principal or interest that is due on a stated maturity date not paid by the issuer. Because there has been no material change in the credit quality of the issuer or other events or circumstances that may cause a significant adverse impact on the fair value of this security, and management does not intend to sell the security and it is unlikely that the Company will be required to sell the security before recovery of their amortized cost bases, which may be maturity, the Company does not consider the unrealized loss to be an other-than-temporary impairment at December 31, 2009.
Mortgage-backed securities consisted of obligations of the Federal National Mortgage Association, a federally-sponsored enterprise of the U.S. Government, and Government National Mortgage Association (“GNMA”) federal agency bonds which are direct obligations of the U.S. Government. The six mortgage-backed securities that were in an unrealized loss position at December 31, 2009, were GNMA securities, which are backed by the full faith and credit of the U.S. Government and thus are considered to have no risk of default. The unrealized loss position for each of these six bonds was less than 12 months. The unrealized losses at December 31, 2009, are not considered to be other-than-temporary because they were a direct result of interest rate fluctuations and management does not intend to sell the securities and it is unlikely that the Company will be required to sell the securities before recovery of their amortized cost bases, which may be maturity.
Marketable equity securities are held by the Parent Company and consist of common stocks of commercial banks. At December 31, 2009, the market value of common stock held in Wells Fargo and Company was below its amortized cost basis of $7. This common stock was originally held in Wachovia Corporation, which was acquired by Wells Fargo and Company after the close of business on December 31, 2008. Wells Fargo and Company had a credit rating of “AA” and was categorized as well capitalized under regulatory capital guidelines at year-end 2009. The Company does not consider the unrealized loss to be other-than-temporary because it was directly related to the financial weakness of the former issuer. At the current time, management does not intend to sell, and it is unlikely that management will have to sell the security as the entire amortized cost basis is expected to be recovered.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
3. Investment securities (continued):
Investment securities with an amortized cost of $58,751 at December 31, 2009, and $31,917 at December 31, 2008, were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. The fair value of these securities was $58,384 at December 31, 2009, and $32,226 at December 31, 2008.
The maturity distribution of the fair value, which is the net carrying amount, of the debt securities classified as available-for-sale at December 31, 2009, is summarized in the table that follows. The distributions are based on contractual maturity with the exception of mortgage-backed securities. Mortgage-backed securities have been presented based upon estimated cash flows, assuming no change in the current interest rate environment. Expected maturities may differ from contracted maturities, or estimated maturities for mortgage-backed securities, because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

		After one	After five
	Within	but within	but within	After
December 31, 2009	one year	five years	ten years	ten years	Total
State and municipals	$2,080	$2,930	$12,223	$9,629	$26,862
Mortgage-backed securities:
U.S. Government agencies	15,403	34,739	27,780	233	78,155
U.S. Government-sponsored enterprises	68	142	10		220

Total	$17,551	$37,811	$40,013	$9,862	$105,237

At December 31, 2009 and 2008, there were no securities of any individual issuer, except for U.S. Government agency mortgage-backed securities, that exceeded 10.0 percent of stockholders’ equity.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
4. Loans, nonperforming assets and allowance for loan losses:
The major classifications of loans outstanding, net of unearned interest and net deferred loan costs at December 31, 2009 and 2008, are summarized as follows. Unearned interest totaled $2,478 and $2,520 at December 31, 2009 and 2008, respectively. Net deferred loan costs were $577 at December 31, 2009, and $573 at December 31, 2008.

December 31	2009	2008
Commercial, financial and others	$160,945	$170,305
Real estate:
Construction	23,195	25,332
Residential	104,925	112,053
Commercial	155,269	142,641
Consumer, net	29,447	32,812
Lease financing, net	3,163	2,739

Total	$476,944	$485,882

Fixed-rate loans totaled $208,968 and $242,067, while loans with adjustable interest rates were $267,976 and $243,815, respectively, at December 31, 2009 and 2008.
Loans outstanding to directors, executive officers, principal stockholders or to their affiliates totaled $6,755 at December 31, 2009, and $7,572 at December 31, 2008. Advances and repayments during 2009 totaled $504 and $1,321, respectively. These loans are made during the ordinary course of business at normal credit terms. There were no related party loans that were classified as nonaccrual, past due, restructured or considered a potential credit risk at December 31, 2009 and 2008.
At December 31, 2009, the majority of the Company’s loans were at least partially secured by real estate in Northeastern Pennsylvania. Therefore, a primary concentration of credit risk is directly related to the real estate market in this area. Changes in the general economy, local economy or in the real estate market could affect the ultimate collectibility of this portion of the loan portfolio. Management does not believe there are any other significant concentrations of credit risk that could affect the loan portfolio.
The analysis of changes affecting the allowance for loan losses account for each of the two years ended December 31, 2009 and 2008, is summarized as follows:

	2009	2008
Balance, January 1	$5,255	$4,624
Provision for loan losses	10,430	1,760
Loans charged-off	(5,418)	(1,236)
Loans recovered	195	107

Balance, December 31	$10,462	$5,255

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
4. Loans, nonperforming assets and allowance for loan losses (continued):
Information concerning nonperforming assets at December 31, 2009 and 2008, is summarized as follows:

December 31	2009	2008
Nonaccrual loans:
Commercial, financial and others	$7,438	$7,608
Real estate:
Construction	4,532	8,775
Residential	1,797	1,070
Commercial	5,196	5,498
Consumer, net	52	117
Lease financing, net

Total nonaccrual loans	19,015	23,068

Restructured loans:
Commercial, financial and others	1,777
Real estate:
Construction
Residential
Commercial	2,525
Consumer, net
Lease financing, net

Total restructured loans	4,302

Accruing loans past due 90 days or more:
Commercial, financial and others	263	170
Real estate:
Construction
Residential	603	75
Commercial	469	417
Consumer, net	134	104
Lease financing, net	165	69

Total accruing loans past due 90 days or more	1,634	835

Total nonperforming loans	24,951	23,903

Foreclosed assets	3,209	336

Total nonperforming assets	$28,160	$24,239

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
4. Loans, nonperforming assets and allowance for loan losses (continued):
Information related to the recorded investment in impaired loans for which there is a related allowance and the amount of that allowance and the recorded investment in impaired loans for which there is no allowance at December 31, 2009 and 2008, is summarized as follows:

	2009		2008
	Recorded	Related	Recorded	Related
December 31	Investment	Allowance	Investment	Allowance
Impaired loans:
With a related allowance	$13,481	$5,762	$19,707	$3,572
With no related allowance	14,187		14,192

Total	$27,668	$5,762	$33,899	$3,572

Interest income on impaired loans that would have been recognized had the loans been current and the terms of the loans not been modified, the aggregate amount of interest income recognized and the amount recognized using the cash-basis method, and the average recorded investment in impaired loans for each of the years ended December 31, 2009 and 2008, are summarized as follows:

Year Ended December 31	2009	2008
Gross interest due under terms	$1,789	$2,349
Interest income recognized	956	1,621

Interest income not recognized	$833	$728

Interest income recognized (cash-basis)	$785	$1,400

Average recorded investment in impaired loans	$31,779	$32,817
Cash received on impaired loans applied as a reduction of principal totaled $4,217 in 2009 and $2,900 in 2008. At December 31, 2009, the Company had commitments in the form of letters of credit, which aggregated $1,546, to guarantee the performance of four commercial customers with impaired loans at December 31, 2009. At December 31, 2008, the Company had a $508 commitment to one commercial customer with impaired loans.
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

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
5. Commitments, concentrations and contingent liabilities (continued):
The contractual amounts of off-balance sheet commitments at December 31, 2009 and 2008, are summarized as follows:

December 31	2009	2008
Commitments to extend credit	$81,945	$69,235
Unused portions of lines of credit	24,723	19,855
Commercial letters of credit	20,982	15,447

Total	$127,650	$104,537

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
Commercial letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Commercial letters of credit are primarily issued to support public and private borrowing arrangements. Essentially, all commercial letters of credit have expiration dates within one year. Collateral supporting commercial letters of credit amounted to $19,234 at December 31, 2009, and $13,653 at December 31, 2008. Commercial letters of credit with collateral values less than the contractual amount of the commitment are supported by existing lines of credit with the Company. The carrying value of the liability for the Company’s obligations under guarantees was not material at December 31, 2009 and 2008.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
5. Commitments, concentrations and contingent liabilities (continued):
The Company provides deposit and loan products and other financial services to individual and corporate customers in its six-county market area of Lackawanna, Luzerne, Monroe, Susquehanna, Wayne and Wyoming. There are no significant concentrations of credit risk from any individual counterparty or groups of counterparties, except for geographic concentrations. The concentrations of the credit portfolio by loan type are set forth in Note 4. Collateral is required for all real estate exposure and for most other loans, including off-balance sheet commitments upon extension of credit. Loan-to-value ratios of no greater than 75.0 percent are maintained, except in the case of loans secured by deposits or U.S. Government securities. The amount of collateral obtained is based on management’s credit evaluation of the customer. Collateral varies but may include property, plant and equipment, primary residential properties, and to a lesser extent, income-producing properties. Although the credit portfolio is diversified, the Company and its borrowers are dependent on the continued viability of the Northeastern Pennsylvania economy. The loan portfolio does not include any form of credit involving highly-leveraged transactions, defined as financing transactions that involve the buyout, acquisition or recapitalization of an existing business, including credit extended to highly-leveraged industries. The Company’s underwriting procedures include monitoring the abilities of its borrowers to continue to service loans in periods of rising interest rates through stress testing which could expose the Company to increased credit risk. The Company was not exposed to any potential changes in the terms of loan products that may give rise to a concentration of credit risk at December 31, 2009 and 2008.
Securities and short-term investment activities are conducted with a diverse group of government entities, corporations and depository institutions. The counterparty’s creditworthiness and type of collateral is evaluated on a case-by-case basis. At December 31, 2009 and 2008, there were no significant concentrations of credit risk from any one issuer, with the exception of mortgage-backed securities issued by U.S. Government agencies.
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

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
6. Premises and equipment, net:
Premises and equipment at December 31, 2009 and 2008, are summarized as follows:

December 31	2009	2008
Land	$4,309	$3,993
Premises	9,573	10,038
Leasehold improvements	112	291
Furniture and equipment	11,058	11,079

Total premises and equipment	25,052	25,401
Less: accumulated depreciation and amortization	13,436	13,648

Premises and equipment, net	$11,616	$11,753

Depreciation and amortization charged to noninterest expense amounted to $882 in 2009 and $941 in 2008. Occupancy expense has been reduced by rental income from premises leased to others in the amount of $60 in 2009 and 2008.
Certain facilities are leased under operating lease agreements expiring on various dates until the year 2014. One of the leases contains an escalation clause that provides for inflation adjustments. The effects of such adjustments are included in the following table. One of the leases contains renewal options that provide for extensions of the original lease terms up to 20 years. The cost of such rentals is not included in the following table. The realty leases require the Company to pay real estate taxes, insurances, utilities and repair costs. Rental expense on operating leases amounted to $221 in 2009 and $240 in 2008.
Future minimum annual rentals required under noncancellable leases are summarized as follows:

2010	$107
2011	107
2012	106
2013	77
2014	11
2015 and thereafter

Total	$408

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
7. Other assets:
The major components of other assets at December 31, 2009 and 2008, are summarized as follows:

December 31	2009	2008
Goodwill	$349	$349
Deferred income taxes	2,541	479
Foreclosed assets	3,209	336
Prepaid deposit insurance	3,481	97
Mortgage servicing rights	893	578
Investment in residential housing program	3,641	3,094
Other	3,140	1,904

Total	$17,254	$6,837

The net cost of operating foreclosed assets, including gains and losses on the sale of such properties, was $642 in 2009 and $3 in 2008.
The Company originates one-to-four family residential mortgage loans for sale in the secondary market with servicing rights retained. Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of mortgage loans serviced for others were $151,922 at December 31, 2009, and $124,579 at December 31, 2008. Custodial escrow balances, maintained in connection with the loan servicing and included in demand deposits, were $695 and $162 at December 31, 2009 and 2008, respectively.
The analysis of the changes in the balances of mortgage servicing rights for the years ended December 31, 2009 and 2008, is summarized as follows:

	2009	2008
Balance, January 1	$578	$580
Additions	691	215
Amortization	(376)	(217)

Balance, December 31	$893	$578

At December 31, 2009 and 2008, the fair value of the mortgage servicing rights approximated their carrying value, therefore, no valuation allowance was deemed necessary.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
8. Deposits:
The major components of interest-bearing and noninterest-bearing deposits at December 31, 2009 and 2008, are summarized as follows:

December 31	2009	2008
Interest-bearing deposits:
Money market accounts	$38,214	$28,207
NOW accounts	102,727	81,709
Savings accounts	109,656	100,951
Time deposits less than $100	162,914	170,215
Time deposits $100 or more	88,937	81,535

Total interest-bearing deposits	502,448	462,617
Noninterest-bearing deposits	88,335	79,674

Total deposits	$590,783	$542,291

Deposits of directors, executive officers, principal stockholders or their affiliates are accepted on the same terms and at the prevailing interest rates offered at the time of deposit for comparable transactions with unrelated parties. The amount of related party deposits totaled $4,535 at December 31, 2009, and $5,563 at December 31, 2008.
The aggregate amounts of maturities for all time deposits at December 31, 2009, are summarized as follows:

2010	$148,632
2011	19,201
2012	26,604
2013	24,725
2014	20,926
2015 and thereafter	11,763

Total	$251,851

The aggregate amount of deposits reclassified as loans was $76 at December 31, 2009, and $132 at December 31, 2008. Management evaluates transaction accounts that are overdrawn for collectibility as part of its evaluation for credit losses. During 2009 and 2008, no deposits were received on terms other than those available in the normal course of business.
As an alternative to using investment securities to serve as collateral for deposits, management utilizes irrevocable letters of credit issued by the FHLB-Pgh on behalf of the Company to secure public funds. The FHLB-Pgh guarantees payment to the depositors in the event of default by the Company. The Company is obligated to reimburse the FHLB-Pgh for all payments made under the irrevocable letters of credit. The notional amount of the FHLB-Pgh irrevocable letters of credit that serve as collateral for deposits was $2,100 at December 31, 2009, and $17,000 at December 31, 2008.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
9. Short-term borrowings:
Short-term borrowings available to the Company consist of a line of credit and advances with the FHLB-Pgh secured under terms of a blanket collateral agreement by a pledge of FHLB-Pgh stock and certain other qualifying collateral, such as investment and mortgage-backed securities and mortgage loans. The line of credit is limited to the Company’s maximum borrowing capacity (“MBC”) with the FHLB-Pgh, which is based on a percentage of qualifying collateral assets. At December 31, 2009, the MBC was $187,418. Interest accrues daily on the line based on the rates of FHLB-Pgh discount notes. This rate resets each day. The line has no expiration date and carries no associated commitment fees. The FHLB-Pgh has the right to reduce or terminate the line at any time without prior notice and the Company may repay the line at any time without incurring prepayment penalties. Short-term advances are issued with maturities less than one year based on the FHLB-Pgh’s current cost of funds rate. Advances are limited to the MBC and are not prepayable. There are no commitment fees associated with the advances, except those for forward settlement that are based on FHLB-Pgh hedging costs.
There were no short-term borrowings outstanding at December 31, 2009 and 2008. The maximum amount of all short-term borrowings outstanding under the line of credit agreement at any month-end was $36,300 during 2009 and $20,400 during 2008. The average daily balance and weighted-average rate on aggregate short-term borrowings, which consisted entirely of the FHLB-Pgh line of credit, was $13,908 at 0.7 percent in 2009 and $6,230 at 2.9 percent in 2008.
10. Long-term debt:
On December 31, 2009, the Company’s subsidiary, Community Bank, issued $8.0 million in fixed-rate subordinated notes due December 31, 2016. The notes, which qualify as Tier II capital for both the Company and Community Bank, bear interest at the rate of 8.0 percent per annum, payable quarterly on January 1, April 1, July 1, and October 1 of each year, commencing on April 1, 2010, until principal is paid or made available for payment. The notes are subordinate and junior in right of payment to Community Bank’s obligations to depositors, its obligations under banker’s acceptances and letters of credit, and its obligations to its other creditors. Community Bank may elect to redeem the notes, subject to regulatory approval, in whole or in part, on any interest payment date on or after January 1, 2012, at a redemption price equal to 100.0 percent of the principal amount plus accrued and unpaid interest.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
11. Fair value of financial instruments:
Assets and liabilities measured at fair value on a recurring basis at December 31, 2009 and 2008, are summarized as follows:

	Fair Value Measurements Using
		Quoted Prices in
		Active Markets
		for Identical	Significant Other	Significant
		Assets	Observable Inputs	Unobservable Inputs
December 31, 2009	Amount	(Level 1)	(Level 2)	(Level 3)
Assets:
Investment securities available-for-sale:
State and municipals	$26,862		$26,862
Mortgage-backed securities:
U.S. Government agencies	78,155		78,155
U.S. Government-sponsored enterprises	220		220
Equity securities:
Restricted
Other	231	$231

Total	$105,468	$231	$105,237

	Fair Value Measurements Using
		Quoted Prices in
		Active Markets
		for Identical	Significant Other	Significant
		Assets	Observable Inputs	Unobservable Inputs
December 31, 2008	Amount	(Level 1)	(Level 2)	(Level 3)
Assets:
Investment securities available-for-sale:
State and municipals	$47,007		$47,007
Mortgage-backed securities:
U.S. Government agencies	31,957		31,957
U.S. Government-sponsored enterprises	269		269
Equity securities:
Restricted
Other	225	$225

Total	$79,458	$225	$79,233

Investment securities available-for-sale reported at fair value using Level 1 inputs include marketable equity securities trading in active exchange markets. The fair value of investment securities available-for-sale utilizing Level 2 inputs include debt securities with prices based on a matrix pricing model. This method for determining fair value is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
11. Fair value of financial instruments (continued):
Assets and liabilities measured at fair value on a non-recurring basis at December 31, 2009 and 2008, are summarized as follows:

Fair Value Measurements Using
Quoted Prices in
Active Markets
		for Identical	Significant Other	Significant
		Assets	Observable Inputs	Unobservable Inputs
December 31, 2009	Amount	(Level 1)	(Level 2)	(Level 3)
Assets:
Impaired loans	$7,719			$7,719

Fair Value Measurements Using
Quoted Prices in
Active Markets
		for Identical	Significant Other	Significant
		Assets	Observable Inputs	Unobservable Inputs
December 31, 2008	Amount	(Level 1)	(Level 2)	(Level 3)
Assets:
Impaired loans	$16,135			$16,135
Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a recorded investment of $13,481 and a related allowance of $5,762 at December 31, 2009. The recorded investment and related allowance for impaired loans were $19,707 and $3,572, respectively, at December 31, 2008.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
11. Fair value of financial instruments (continued):
The estimated fair value of financial instruments at December 31, 2009 and 2008, is summarized as follows:

	2009		2008
	Carrying	Fair	Carrying	Fair
December 31	Value	Value	Value	Value
Financial assets:
Cash and cash equivalents	$49,278	$49,278	$20,717	$20,717
Investment securities available-for-sale	108,005	108,005	80,574	80,574
Loans held for sale, net	2,016	2,016	1,390	1,390
Net loans	466,482	474,018	480,627	487,917
Mortgage servicing rights	893	893	578	578
Accrued interest receivable	2,122	2,122	2,143	2,143

Total	$628,796	$636,332	$586,029	$593,319

Financial liabilities:
Deposits without stated maturities	$338,932	$338,932	$290,541	$290,541
Deposits with stated maturities	251,851	256,749	251,750	260,019
Long-term debt	8,000	8,066
Accrued interest payable	1,296	1,296	1,815	1,815

Total	$600,079	$605,043	$544,106	$552,375

12. Employee benefit plan:
The Company has a defined contribution plan covering all employees who have completed 1,000 hours of service, attained 21 years of age and have been employed by the Company for at least one year. Discretionary contributions to the plan are determined by the Board of Directors and are based on a prescribed percentage of annual net income allocated to each participant based on their pro rata share of annual compensation. Pension costs are accrued monthly to salaries and benefits expense with the plan being funded annually. In addition, the defined contribution plan includes the provisions under section 401(k) of the Internal Revenue Code (“401(k)”). The 401(k) feature of the plan permits employees to make voluntary, pre-tax contributions up to 25.0 percent of their compensation. Company contributions to the 401(k) are determined by the Board of Directors and are currently based on 100.0 percent matching of voluntary contributions up to 3.0 percent of the employee’s eligible compensation. Company matching contributions to the 401(k) are funded biweekly and are included in salaries and benefits expense. Employee contributions under the 401(k) vest immediately, while matched contributions and discretionary annual contributions made under the defined contribution plan vest proportionally over five years of credited service.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
12. Employee benefit plan (continued):
The Company did not make a discretionary annual contribution to the plan in 2009. A discretionary annual contribution of $128 was made to the plan in 2008. Discretionary matching contributions under the 401(k) feature of the plan totaled $168 in 2009 and $163 in 2008.
13. Income taxes:
The current and deferred amounts of the provision for income tax expense (benefit) for each of the years ended December 31, 2009 and 2008, are summarized as follows:

Year Ended December 31	2009	2008
Current	$(918)	$994
Deferred	(1,623)	(376)

Total	$(2,541)	$618

A reconciliation between the amount of the effective income tax expense (benefit) and the income tax expense (benefit) that would have been provided at the federal statutory tax rate of 34.0 percent for each of the years ended December 31, 2009 and 2008, is summarized as follows:

Year Ended December 31	2009	2008
Federal income tax (benefit) at statutory rate	$(847)	$2,148
Differences resulting from:
Tax-exempt interest, net	(1,329)	(1,167)
Residential housing program tax credit	(372)	(372)
Other	7	9

Federal income tax (benefit) on income (loss) before income taxes	$(2,541)	$618

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
13. Income taxes (continued):
Temporary differences between financial statement carrying amounts and tax bases of assets and liabilities that represent the deferred tax assets and liabilities at December 31, 2009 and 2008, are summarized as follows:

December 31	2009	2008
Deferred tax assets:
Allowance for loan losses	$3,054	$1,555
Accrued interest receivable	580	392
Contribution carryover	33
Vacation salaries payable	26	21
Core deposit intangible	144	193

Total	3,837	2,161

Deferred tax liabilities:
Investment securities available-for-sale	422	861
Loans, net of unearned income	196	195
Prepaid expenses	151	160
Premises and equipment, net	457	396
Other	70	70

Total	1,296	1,682

Net deferred tax assets	$2,541	$479

The Company has determined that the establishment of a valuation reserve for the deferred tax assets is not required, since it is more likely than not that the net deferred tax assets could be principally realized through carryback to taxable income in prior years, and by future reversals of existing taxable temporary differences, or to a lesser extent, through future taxable income. A review of the accounting criteria related to the recognition of deferred tax assets is performed quarterly. Banks in Pennsylvania are not subject to state or local income taxes, but rather are assessed a tax based on capital. This capital shares tax, which is included in other expenses, was $550 in 2009 and $492 in 2008.
In addition to tax-exempt loans and investments, the Company utilizes a tax credit available through our investment in an elderly and low- to moderate-income residential housing program to mitigate our tax burden. This investment tax credit is being recognized as a credit against federal income tax expense based on the straight-line method over ten years beginning with the in-service date of the project on October 1, 2007. By utilizing the credit, we reduced our income tax expense by $372 in 2009 and 2008. The aggregate amount of tax credit available from this project that will be recognized over ten years ending September 30, 2017, is $3,725.
In December 2009, Community Bank began making an investment in an elderly, low-income housing project. For this investment, Community Bank will receive a one-time historical tax credit of approximately $1.5 million in 2010 and approximately $5.5 million in low-income housing tax credits spread over a period beginning in 2010 and ending in 2021.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
14. Parent Company financial statements:
CONDENSED STATEMENTS OF INCOME

Year Ended December 31	2009	2008
Income:
Dividends from subsidiaries	$2,076	$2,880
Management fees from subsidiaries	400	240
Other income	2	6

Total income	2,478	3,126

Expense:
Other expenses	555	660

Total expenses	555	660

Income before income taxes and undistributed income of subsidiaries	1,923	2,466
Income tax benefit	(425)	(514)

Income before undistributed income of subsidiaries	2,348	2,980
Equity in (excess of) undistributed income (loss) of subsidiaries	(2,298)	2,720

Net income	$50	$5,700

CONDENSED BALANCE SHEETS

December 31	2009	2008
Assets:
Cash	$76	$95
Investment in bank subsidiary	49,433	52,586
Investment securities available-for-sale	231	225
Other assets	5,570	5,476

Total assets	$55,310	$58,382

Liabilities:
Dividends payable	$241	$470
Other liabilities	115	114

Total liabilities	356	584
Stockholders’ equity	54,954	57,798

Total liabilities and stockholders’ equity	$55,310	$58,382

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
14. Parent Company financial statements (continued):
CONDENSED STATEMENTS OF CASH FLOWS

Year Ended December 31	2009	2008
Cash flows from operating activities:
Net income	$50	$5,700
Adjustments:
Excess of (equity in) undistributed income (loss) of subsidiaries	2,298	(2,720)
Changes in other assets	(94)	(144)

Net cash provided by operating activities	2,254	2,836

Cash flows from investing activities:
Proceeds from repayments of investment securities		1
Purchases of investment securities	(2)

Net cash provided by (used in) investing activities	(2)	1

Cash flows from financing activities:
Issuance of common shares	329	473
Repurchase and retirement of common shares	(684)	(1,418)
Cash dividends paid	(1,916)	(1,872)

Net cash used in financing activities	(2,271)	(2,817)

Net increase (decrease) in cash	(19)	20
Cash at beginning of year	95	75

Cash at end of year	$76	$95

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
In addition, the Company is subject to dividend restrictions under the Pennsylvania Banking Code of 1965, as amended, which allows cash dividends to be declared and paid out of accumulated net earnings. More stringent dividend restrictions apply under Federal Reserve Regulation H, which restricts calendar year dividend payments of member banks to the total of its net profits for that year combined with its retained net profits of the preceding two calendar years, less any required transfer to surplus, unless a bank has received prior approval from the Board of Governors of the Federal Reserve System (“Federal Reserve Board”). At December 31, 2009, Community Bank had no retained net profits available for dividend declaration under Federal Reserve Regulation H.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
15. Regulatory matters (continued):
On February 24, 2009, the Federal Reserve Board issued Supervisory Release (“SR”) 09-4, “Applying Supervisory Guidance and Regulations on the Payment of Dividends, Stock Redemptions, and Stock Repurchases at Bank Holding Companies.” SR 09-4 clarifies previously issued supervisory guidance regarding payment of cash dividends in times of stress on earnings and capital ratios. According to the provisions of SR 09-4, a bank holding company should inform the Federal Reserve Board and should eliminate, defer or significantly reduce its dividends if: (i) the bank holding company’s net income available to shareholders for the past four quarters, net of dividends previously paid during the period, is not sufficient to fully fund the dividends; (ii) the bank holding company’s prospective rate of earnings is not consistent with the bank holding company’s capital needs and overall current and prospective financial condition and risk profile; or (iii) the bank holding company will not meet, or is in danger of not meeting, its regulatory capital adequacy ratios.
Subsequent to year-end 2009, management requested the Federal Reserve Board’s approval for the Company and Community Bank to declare or pay a dividend for the first quarter of 2010. On March 1, 2010, management received notification from the Federal Reserve Board recommending the Company and Community Bank not declare or pay a dividend for the first quarter of 2010. The Company and Community Bank must inform the Federal Reserve Board prior to declaring any future dividends, and there can be no assurance that the Federal Reserve Board will not object to the payment of these dividends.
Although subject to the aforementioned regulatory restrictions, the Company’s consolidated retained earnings at December 31, 2009 and 2008, were not restricted in any other manner as to payment of dividends or reacquisition of common stock.
The amount of funds available for transfer from Community Bank to the Company in the form of loans and other extensions of credit is also limited. Under the provisions of Section 23A of the Federal Reserve Act, transfers to any one affiliate are limited to 10.0 percent of capital and surplus. At December 31, 2009, the maximum amount available for transfer from Community Bank to the Company in the form of loans amounted to $6,259. At December 31, 2009 and 2008, there were no loans outstanding, nor were any advances made during 2009 and 2008.

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
Community Bank was categorized as well capitalized under the regulatory framework for prompt corrective action at December 31, 2009 and 2008, based on the most recent notification from the Federal Deposit Insurance Corporation. To be categorized as well capitalized, Community Bank must maintain certain minimum Tier I risk-based, total risk-based and Tier I Leverage ratios as set forth in the following tables. The Tier I Leverage ratio is defined as Tier I capital to total average assets less intangible assets. There are no conditions or events since the most recent notification that management believes have changed Community Bank’s category.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
15. Regulatory matters (continued):
The Company’s and Community Bank’s capital ratios at December 31, 2009 and 2008, as well as the required minimum ratios for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions as defined by FDICIA, are summarized as follows:

					Minimum to be Well
					Capitalized under
			Minimum for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
December 31, 2009	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier I capital to risk-weighted assets:
Consolidated	$53,698	10.6%	$20,340	4.0%
Community Bank	48,238	9.6	20,155	4.0	$30,233	6.0%
Total capital to risk-weighted assets:
Consolidated	68,106	13.4	40,680	8.0
Community Bank	62,589	12.4	40,310	8.0	50,388	10.0
Tier I capital to total average assets less intangible assets:
Consolidated	53,698	8.6	24,859	4.0
Community Bank	$48,238	7.8%	$24,712	4.0%	$30,890	5.0%

Risk-weighted assets:
Consolidated	$491,151
Community Bank	486,529
Risk-weighted off-balance sheet items:
Consolidated	17,346
Community Bank	17,346
Average assets for Leverage ratio:
Consolidated	621,483
Community Bank	$617,793

					Minimum to be Well
					Capitalized under
			Minimum for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
December 31, 2008	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier I capital to risk-weighted assets:
Consolidated	$55,721	11.1%	$20,049	4.0%
Community Bank	50,567	10.2	19,907	4.0	$29,861	6.0%
Total capital to risk-weighted assets:
Consolidated	60,976	12.2	40,097	8.0
Community Bank	55,822	11.2	39,814	8.0	49,768	10.0
Tier I capital to total average assets less intangible assets:
Consolidated	55,721	9.6	23,171	4.0
Community Bank	$50,567	8.8%	$23,019	4.0%	$28,774	5.0%

Risk-weighted assets:
Consolidated	$487,531
Community Bank	483,993
Risk-weighted off-balance sheet items:
Consolidated	13,687
Community Bank	13,687
Average assets for Leverage ratio:
Consolidated	579,283
Community Bank	$575,474

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
15. Regulatory matters (continued):
Management periodically purchases shares of the Company’s common stock under a stock repurchase program. For the years ended December 31, 2009 and 2008, 18,117 shares and 34,189 shares having an aggregate cost of $684 and $1,418, respectively, were purchased and retired under the program. On August 19, 2009, the Board of Directors approved a resolution to suspend the stock repurchase program.
The Company offers its stockholders a Dividend Reinvestment Plan (“DRP”). Under the DRP, the Company registered 300,000 shares of its common stock to be sold pursuant to this plan. The DRP provides stockholders with a simple and convenient method to invest cash dividends in the Company’s common stock without payment of any brokerage commissions, while also furnishing the Company with additional funds for general corporate purposes. Main features of the DRP include the following: (i) shares will be purchased from original issuances; (ii) no optional cash payments; (iii) eligibility for all registered and street name stockholders; (iv) no minimum or maximum number of shares participation restrictions; and (v) availability of full or partial dividend reinvestment. Shares issued under the DRP were 9,062 shares in 2009 and 10,629 shares in 2008.

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

MONTROSE BRANCH
EDGAR B. BAKER
Consultant
THOMAS R. KERR
Tom Kerr Incorporated
FRANCIS J. PINKOWSKI
Country Landmarks Real Estate, Inc.
DONNA L. WILLIAMS
Livestock Dealer/Farmer
NICHOLSON BRANCH
RICHARD S. LOCHEN
Lochen’s Market
MARK W. NOVITCH
Sherwood’s Freightliner
Western Star Sterling
MARK D. VANKO
Gin’s Restaurant
SIMPSON BRANCH
WILLIAM F. FARBER, JR.
Quality Perforating, Inc.
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
MICHAEL J. GAGLIARDI
Special Assets Officer
DEBRA A. GAY
Lake Winola and Tunkhannock Regional Manager
DONALD J. GIBBS
Scranton Branch Manager
DAVID A. JONES
Director of Mortgage Lending
DEBORAH J. KENNEDY
Clarks Summit Branch Manager
RICHARD J. LAPERA
Internal Auditor
GARY S. LAVELLE
Director of Consumer Lending
ANNETTE M. LYNCH
Loan Administration Officer
PAMELA S. MAGNOTTI
Compliance Officer
MARIA MARSILI, ESQUIRE
Legal Counsel
MARY ANN MUSHO
Human Resources Director
MICHAEL A. NARCAVAGE
Vice President
Chief Operations Officer

THOMAS G. NOREK
Corporate Trust Officer
ROBERT P. O’MALLEY
Indirect Loan Officer
M. EVELYN PANTZAR
Vice President
JOHN PASH, III
Comptroller
MARY BETH PASQUALICCHIO
Director of Marketing
STEPHEN J. PELLESCHI
Commercial Loan Officer
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
TAMI L. SNYDER
Information Services Officer
BRIAN C. URBAS
Forest City and Lakewood Regional Manager
ANN E. VADELLA
Carbondale Branch Manager
STEPHANIE A. WESTINGTON, CPA
Finance and Planning Officer
THERESA YOCUM
Business Development Officer
LOUIS J. ZEFRAN
Business Development Officer

Comm Bancorp, Inc.
DIRECTORS AND OFFICERS (CONTINUED)

BOARD OF DIRECTORS
Comm Realty Corporation
WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD
WILLIAM R. BOYLE
SCOTT A. SEASOCK
OFFICERS
Comm Realty Corporation
THOMAS A. SALUS
President
STEPHANIE A. WESTINGTON, CPA
Treasurer
MICHAEL J. GAGLIARDI
Secretary
BOARD OF DIRECTORS
Community Leasing Corporation
WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD
JOHN P. KAMEEN
JOSEPH J. MUSKEY
OFFICERS
Community Leasing Corporation
JOSEPH J. MUSKEY
President
STEPHANIE A. WESTINGTON, CPA
Treasurer
JAMES R. PIETROWSKI
Secretary
BOARD OF DIRECTORS
Comm Financial Services Corporation
WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD
JOHN P. KAMEEN
MARK D. RENZINI, CPA
OFFICERS
Comm Financial Services Corporation
GEORGE J. COBB
President
JOHN PASH, III
Treasurer
MARY ANN MUSHO
Secretary
BOARD OF DIRECTORS
Community Abstract Services, LLC
WILLIAM F. FARBER, SR.
CHAIRMAN OF THE BOARD
WILLIAM R. BOYLE
SCOTT A. SEASOCK
OFFICERS
Community Abstract Services, LLC
WILLIAM F. FARBER, SR.
President
SCOTT A. SEASOCK
Vice President
STEPHANIE A. WESTINGTON, CPA
Treasurer
WILLIAM R. BOYLE
Secretary

Comm Bancorp, Inc.
OTHER INFORMATION

LOCATIONS
Community Bank and Trust Company
Carbondale Branches*
37 Dundaff Street
Carbondale, PA 18407
570-282-7500
92 Brooklyn Street
Carbondale, PA 18407
570-282-2276
Clarks Summit Branch*
125 N. State Street
Clarks Summit, PA 18411
570-586-6876
Clifford Branch*
60 Main Street
Clifford, PA 18413
570-222-3168
Dickson City Branch*
1601 Main Street
Dickson City, PA 18519
570-489-8900
Eynon Branch*
Eynon Plaza
Route 6
Eynon, PA 18403
570-876-4881
Forest City Branch*
521 Main Street
Forest City, PA 18421
570-785-3181
Lake Winola Branch*
Winola Plaza
Lake Winola, PA 18625
570-378-3195
Lakewood Branch
18 Como Road, Suite D
Lakewood, PA 18439
570-798-2900
Montrose Branch*
61 Church Street
Montrose, PA 18801
570-278-3824

Nicholson Branch*
57 Main Street
Nicholson, PA 18446
570-942-6135
Scranton Branch*
601 W. Lackawanna Avenue
Scranton, PA 18504
570-558-3600
Simpson Branch*
347 Main Street
Simpson, PA 18407
570-282-4821
Tannersville Branch*
Route 611
Tannersville, PA 18372
570-619-6620
Tunkhannock Branch*
74 E. Tioga Street
Tunkhannock, PA 18657
570-836-5555
Wilkes-Barre**
140 Maffet Street
Suite 4
Wilkes-Barre, PA 18705
570-851-8400
Trust Services
125 N. State Street
Clarks Summit, PA 18411
800-217-3501
Loan Operations Center
1212 S. Abington Road
Clarks Summit, PA 18411
570-586-0377
Remote ATM Location
Moses Taylor Hospital
700 Quincy Avenue
Scranton, PA 18510

Community Abstract Services, LLC
125 N. State Street
Clarks Summit, PA 18411
570-586-0377
Comm Financial Services Corporation
125 N. State Street
Clarks Summit, PA 18411
570-586-0377
Community Leasing Corporation
125 N. State Street
Clarks Summit, PA 18411
570-586-0377
Comm Realty Corporation
125 N. State Street
Clarks Summit, PA 18411
570-586-0377
CB&T DIRECTSMRemote Deposit
570-587-3421, Ext. 359
KlickSMBanking via the Internet
www.combk.com
800-820-4642, Ext. 109
InTouchSMTelephone Banking System
800-820-4642

*	ATM Locations

**	Loan Production Office

Comm Bancorp, Inc.
OTHER INFORMATION (CONTINUED)
Stockholder Information
Corporate Headquarters:
125 N. State Street
Clarks Summit, PA 18411
Legal Counsel:
Saidis, Flower & Lindsay
26 W. High Street
Carlisle, PA 17013
Independent Auditors:
ParenteBeard LLC
One Windsor Plaza
7535 Windsor Drive
Suite 300
Allentown, PA 18195
Transfer Agent:
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10007
Market Makers:
Janney Montgomery Scott, LLC
570-963-9203

Knight Equity Markets, LP
800-222-4910

UBS Securities, LLC
203-719-7400
Common Stock Market Information:
Shares of Comm Bancorp, Inc. common stock are listed on The NASDAQ Global Market_ (“NASDAQ”) as CommBcp under the symbol “CCBP.” As of March 10, 2010, three firms were listed on the NASDAQ system as market makers for the Company’s common stock.
The high and low closing sale prices and dividends per share of the Company’s common stock for the four quarters of 2009 and 2008 are summarized as follows:

			Cash
			Dividends
	High	Low	Declared
2009:
First Quarter	$40.99	$35.04	$0.28
Second Quarter	40.00	35.31	0.28
Third Quarter	40.00	31.00	0.28
Fourth Quarter	$34.50	$21.80	$0.14

2008:
First Quarter	$47.25	$41.00	$0.27
Second Quarter	48.00	41.00	0.27
Third Quarter	44.92	40.75	0.27
Fourth Quarter	$42.00	$35.00	$0.27
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