Form 10-K/A, Exhibit 13
period 2009-12-31
COMM BANCORP INC
filed 2010-05-17
CIK 730030

EXHIBIT 13
PORTIONS OF THE AMENDED ANNUAL REPORT TO STOCKHOLDERS
FOR FISCAL YEAR ENDED DECEMBER 31, 2009

Comm Bancorp, Inc.
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

	Restated
Year Ended December 31	2009	2008	2007	2006	2005
Condensed statements of financial performance:
Interest income	$30,490	$32,901	$35,654	$33,040	$28,359
Interest expense	10,100	12,467	14,449	12,505	10,103

Net interest income	20,390	20,434	21,205	20,535	18,256
Provision for loan losses	17,430	1,760	525	890	782

Net interest income after provision for loan losses	2,960	18,674	20,680	19,645	17,474
Noninterest income	6,517	3,961	3,543	3,408	3,884
Noninterest expense	18,968	16,317	15,420	14,829	14,897

Income (loss) before income taxes	(9,491)	6,318	8,803	8,224	6,461
Provision for income tax expense (benefit)	(4,921)	618	1,903	1,874	1,251

Net income (loss)	$(4,570)	$5,700	$6,900	$6,350	$5,210

Condensed statements of financial position:
Investment securities	$108,005	$80,574	$39,407	$91,213	$104,965
Net loans	459,482	480,627	466,720	403,639	384,475
Other assets	84,666	42,840	42,860	45,552	54,137

Total assets	$652,153	$604,041	$548,987	$540,404	$543,577

Deposits	$590,783	$542,291	$491,357	$483,442	$491,365
Long-term debt	8,000
Other liabilities	3,036	3,952	3,257	2,844	2,523
Stockholders’ equity	50,334	57,798	54,373	54,118	49,689

Total liabilities and stockholders’ equity	$652,153	$604,041	$548,987	$540,404	$543,577

Per share data:
Net income (loss)	$(2.65)	$3.26	$3.87	$3.43	$2.80
Cash dividends declared	0.98	1.08	1.04	1.00	0.92
Stockholders’ equity	$29.25	$33.41	$31.01	$29.27	$26.86
Cash dividends declared as a percentage of net income	*	33.09%	26.81%	29.18%	32.84%

Average common shares outstanding	1,722,493	1,748,489	1,784,495	1,853,089	1,860,563

Selected ratios (based on average balances):
Net income (loss) as a percentage of total assets	(0.73)%	0.98%	1.24%	1.17%	0.97%
Net income (loss) as a percentage of stockholders’ equity	(7.84)	10.10	12.94	12.18	10.68
Stockholders’ equity as a percentage of total assets	9.37	9.73	9.62	9.62	9.13
Tier I capital as a percentage of adjusted total assets	7.90	9.62	9.54	9.74	9.04
Net interest income as a percentage of earning assets	3.80	4.07	4.33	4.28	3.88
Loans, net, as a percentage of deposits	93.80%	96.39%	93.75%	87.58%	82.59%

Selected ratios and data (based on period end balances):
Tier I capital as a percentage of risk-weighted assets	9.74%	11.12%	11.17%	12.50%	11.99%
Total capital as a percentage of risk-weighted assets	12.61	12.17	12.15	13.55	13.02
Allowance for loan losses as a percentage of loans, net	3.65%	1.08%	0.98%	1.09%	1.06%
Full-time equivalent employees	189	185	197	186	194
Locations	16	16	17	17	16

*	Not meaningful
Note: Average balances were calculated using average daily balances. Average balances for loans include nonaccrual loans. Tax-equivalent adjustments were calculated using the prevailing statutory rate of 34.0 percent.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS
(Dollars in thousands, except per share data)
Management’s Discussion and Analysis appearing on the following pages should be read in conjunction with the Consolidated Financial Statements beginning on page 86.
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
For a discussion of the recent Accounting Standards Updates (“ASU”) issued by the Financial Accounting Standards Board (“FASB”) refer to the note entitled “Summary of significant accounting policies — Recent accounting standards,” in the Notes to Consolidated Financial Statements to this Amended Annual Report.
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
In the third quarter of 2009, we reevaluated our methodology for determining the adequacy of the allowance for loan losses account, as a result of the rapidly changing economic conditions in our market area. As part of this reevaluation, we reduced the number of periods used to determine historical loss factors for homogeneous pools of loans collectively evaluated and measured for impairment under FASB Accounting Standards Codification (“ASC”) 450, “Contingencies,” from the most recent rolling 20 quarters to the most recent rolling eight quarters. The reduction in the number of quarters better reflects the rapid deterioration in our local economic conditions. Moreover, we placed a higher weight on the latest four quarters to place a greater emphasis on the current periods compared to the previous four quarters in arriving at historical loss factors. This change in accounting estimate was applied prospectively in accordance with FASB ASC 250, “Accounting Changes and Error Corrections.” The impact of this change resulted in an increase in the provision for loan losses charged to operations of $3.6 million in the third quarter of 2009. The large change in the provision for loan losses in the third quarter of 2009 was also affected by increases in the specific allocated portion of the allowance for loan losses for impairment of loans individually evaluated in accordance with FASB ASC 310, “Receivables.” Management obtained revised collateral valuations on loans evaluated under FASB ASC 310 from independent appraisals which indicated significant market devaluations brought on by the swift and severe deterioration in the local economy. Moreover, management updated information on associated costs, including those related to selling, insurances and taxes, on these loans which also accounted for the increase in the third quarter provision.

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
On May 6, 2010, our Joint Audit Committee concluded, based on the recommendation of management, that our wholly-owned subsidiary, Community Bank should amend its Call Report for the year ended December 31, 2009, based on a directive of the Federal Reserve Board. The regulatory directive required Community Bank to recognize a $7.0 million increase in its allowance for loan losses at December 31, 2009. Concurrently with the decision to amend Community Bank’s Call Report, the Joint Audit Committee determined, based on the recommendation of management, that our consolidated financial statements for the year ended December 31, 2009, should no longer be relied upon and be restated to correct errors in the recognition, measurement, presentation and disclosure of our allowance for loan losses because of the misuse of facts that existed at the time these consolidated financial statements were prepared and in order that the consolidated financial statements presented in the Annual Report on Form 10-K are consistent with those presented in the Call Report. The misuse of facts causing this restatement was the result of a misunderstanding between management and the Federal Reserve Board as to the methodology, i.e., model, to be used by us in determining the estimate for the allowance for loan losses under GAAP. Management was of the opinion that its model used to determine the adequacy of the allowance for loan losses was in accordance with the applicable supervisory guidance as provided by the Federal Reserve Board in 2009 and GAAP. Management was informed on May 5, 2010, by the Federal Reserve Board that we did not comply with the supervisory guidance, and, therefore, must restate our annual report for the year ended December 31, 2009.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
For a further discussion of our critical accounting policies, refer to the note entitled, “Summary of significant accounting policies,” in the Notes to Consolidated Financial Statements to this Amended Annual Report. This note lists the significant accounting policies used by us in the development and presentation of our financial statements. This Management’s Discussion and Analysis, the Notes to the Consolidated Financial Statements and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for the understanding and evaluation of our financial position, results of operations and cash flows.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Due to the strain on the banking industry and the recent escalation in the number of bank failures, regulatory oversight of banks intensified in 2009. Regulators are extremely critical in their evaluations of capital adequacy, and in particular, the reserves banks set aside for potential loan losses. As a result of this emphasis, coupled with the recent deterioration evidenced in the commercial and construction sectors of our loan portfolio and the continuation of the downturn in economic conditions, we reevaluated our loan review process and our allowance for loan loss methodology. The result of this reevaluation led us to record additional reserves through an $8.7 million provision for loan losses in the third quarter of 2009. The rapid devaluation of collateral values used to measure impairment on specifically identified loans, coupled with a shortening of the loss experience period utilized to estimate losses in the remainder of the portfolio, necessitated the large provision. Management recognized an additional provision of $7.0 million in the fourth quarter of 2009 as a result of the directive issued by the Federal Reserve Board. With these provisions, we believe the allowance for loan losses is adequate to absorb probable credit losses related to specifically identified loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of December 31, 2009.
For 2009, we reported a net loss of $4.6 million, which was a direct result of asset quality weakness. In addition to the material provisions for loan losses recorded in the third and fourth quarters, we experienced a reduction in net interest income due in part to higher levels of nonaccrual loans. Asset quality deterioration also factored into an increase in noninterest expense. Loan collection expense, legal and consulting fees, appraisal costs, credit reports and searches expense, other real estate expense and losses on sales of foreclosed assets all increased comparing the years ended December 31, 2009 and 2008.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
With regard to our financial position, total assets increased $48.2 million or 8.0 percent to $652.2 million at December 31, 2009, from $604.0 million at December 31, 2008. For the year ended December 31, 2009, total assets averaged $621.9 million, an increase of $42.2 million or 7.3 percent from $579.7 million for the same period of 2008. Earning assets averaged $594.1 million and equaled 95.5 percent of total average assets in 2009, compared to $550.5 million or 95.0 percent of total average assets in 2008.
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
Stockholders’ equity equaled $50.3 million or $29.25 per share at December 31, 2009, and $57.8 million or $33.41 per share at December 31, 2008. Our Leverage ratio was 7.90 percent at the end of 2009, compared to 9.62 percent at December 31, 2008. The Leverage ratio, as well as our risk-based capital ratios, exceeded regulatory standards for capital adequacy purposes.
Our goals for 2010 are to work diligently to increase our Company’s profitability while improving credit quality. In order to accomplish these goals, we and Community Bank drafted a Capital Plan, which was approved by each of our Boards of Directors early in 2010. In addition, we have implemented cost curtailment initiatives in the latter part of 2009, which extended into 2010.

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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The composition of the loan portfolio at year end for the past five years is summarized as follows:
Distribution of loan portfolio

	2009		2008		2007		2006		2005
December 31	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Commercial, financial and others	$160,945	33.75%	$170,305	35.05%	$181,417	38.49%	$141,868	34.77%	$137,034	35.27%
Real estate:
Construction	23,195	4.86	25,332	5.21	12,810	2.72	5,513	1.35	2,575	0.66
Residential	104,925	22.00	112,053	23.06	110,633	23.47	98,262	24.08	92,717	23.86
Commercial	155,269	32.55	142,641	29.36	128,852	27.33	129,411	31.71	125,438	32.28
Consumer, net	29,447	6.18	32,812	6.76	35,149	7.46	31,500	7.72	29,157	7.50
Lease financing, net	3,163	0.66	2,739	0.56	2,483	0.53	1,520	0.37	1,682	0.43

Loans, net of unearned income	476,944	100.00%	485,882	100.00%	471,344	100.00%	408,074	100.00%	388,603	100.00%

Less: allowance for loan losses	17,462		5,255		4,624		4,435		4,128

Net loans	$459,482		$480,627		$466,720		$403,639		$384,475

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
Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans include nonaccrual loans, restructured loans and accruing loans past due 90 days or more. For a discussion of our policy regarding nonperforming assets, refer to the note entitled, “Summary of significant accounting policies — Nonperforming assets,” in the Notes to Consolidated Financial Statements to this Amended Annual Report.

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

•	Initiating the formation of a problem loan committee for the purpose of monitoring the status of problem assets and devising action plans for the timely workout or liquidation of these assets;

•	Overhauling the appraisal process by requiring new appraisals on all impaired loans subject to evaluation under FASB ASC 310 and any loan that is delinquent over 60 days; and

•	Tightening underwriting standards to ensure a more rigorous review of potential loans and more conservative lending standards.

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
In the third quarter of 2009, as part of our remedial initiatives, we reevaluated our methodology for determining the adequacy of the allowance for loan losses account. This reevaluation was performed as a result of the rapidly changing economic conditions in our market area. As part of this reevaluation, we reduced the number of periods utilized to determine historical loss factors for homogeneous pools of loans collectively evaluated and measured for impairment under FASB ASC 450 from the most recent rolling 20 quarters to the most recent rolling eight quarters to better reflect the rapid deterioration in local economic conditions. Moreover, we placed a higher weight on the latest four quarters to place greater emphasis on the current periods compared to the previous four quarters in arriving at historical loss factors. Total loss factors, which include historical loss factors and qualitative factors, were also affected by changes in the impairment status of certain credits evaluated and measured for impairment under FASB ASC 310, which migrated from unconfirmed losses, having an allocation included in the allowance for loan losses, to confirmed losses with realization of those losses being charged-off through the allowance for loan losses.
For a further discussion of our accounting policies for determining the amount of the allowance and a description of the systematic analysis and procedural discipline applied, refer to the notes entitled, “Summary of significant accounting policies — Use of estimates,” and “Summary of significant accounting policies — Allowance for loan losses,” in the Notes to Consolidated Financial Statements to this Amended Annual Report.

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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
A reconciliation of the allowance for loan losses and an illustration of charge-offs and recoveries by major loan category for the past five years are summarized as follows:
Reconciliation of allowance for loan losses

December 31	2009	2008	2007	2006	2005
Allowance for loan losses at beginning of period	$5,255	$4,624	$4,435	$4,128	$3,859
Loans charged-off:
Commercial, financial and others	1,396	172	177	199	45
Real estate:
Construction	3,048
Residential	42	58	15	187	116
Commercial	745	749	24	33	128
Consumer, net	187	241	225	298	297
Lease financing, net		16

Total	5,418	1,236	441	717	586

Loans recovered:
Commercial, financial and others	131	12	32	12	1
Real estate:
Construction
Residential	5	3	3	4	13
Commercial
Consumer, net	59	92	70	118	59
Lease financing, net

Total	195	107	105	134	73

Net loans charged-off	5,223	1,129	336	583	513

Provision for loan losses	17,430	1,760	525	890	782

Allowance for loan losses at end of period	$17,462	$5,255	$4,624	$4,435	$4,128

Ratios:
Net loans charged-off as a percentage of average loans outstanding	1.02%	0.23%	0.07%	0.14%	0.13%
Allowance for loan losses as a percentage of period end loans	3.65%	1.08%	0.98%	1.09%	1.06%
The allowance for loan losses increased $12,207 to $17,462 at December 31, 2009, from $5,255 at the end of 2008. The increase resulted from a provision for loan losses of $17,430 exceeding net loans charged-off of $5,223. The allowance for loan losses, as a percentage of loans, net of unearned income, was 3.65 percent at the end of 2009, compared to 1.08 percent at the end of 2008.

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
The allocation of the allowance for loan losses for the past five years is summarized as follows:
Allocation of the allowance for loan losses

	2009		2008		2007		2006		2005
		Category		Category		Category		Category		Category
		as a		as a		as a		as a		as a
		% of		% of		% of		% of		% of
December 31	Amount	loans	Amount	loans	Amount	loans	Amount	loans	Amount	loans
Allocated allowance:
Specific:
Commercial, financial and others	$3,679	2.27%	$1,533	1.96%	$2,216	1.01%	$1,000	0.58%	$1,549	0.57%
Real estate:
Construction	1,002	0.95	1,516	2.12
Residential	265	0.39	169	0.32	63	0.16	4	0.10	298	0.32
Commercial	812	2.18	253	2.55	860	1.97	1,292	1.66	234	0.54
Consumer, net	4	0.01	101	0.03	77	0.02	114	0.03	125	0.04
Lease financing, net

Total specific	5,762	5.80	3,572	6.98	3,216	3.16	2,410	2.37	2,206	1.47

Formula:
Commercial, financial and others	1,024	31.48	253	33.09	247	37.48	120	34.19	123	34.70
Real estate:
Construction	1,645	3.91	37	3.09		2.72		1.35		0.66
Residential	103	21.61	246	22.74	108	23.31	231	23.98	201	23.54
Commercial	1,413	30.37	522	26.81	118	25.36	289	30.05	271	31.74
Consumer, net	184	6.17	511	6.73	344	7.44	374	7.69	360	7.46
Lease financing, net	12	0.66	7	0.56		0.53		0.37		0.43

Total formula	4,381	94.20	1,576	93.02	817	96.84	1,014	97.63	955	98.53

Total allocated allowance	10,143	100.00%	5,148	100.00%	4,033	100.00%	3,424	100.00%	3,161	100.00%

Unallocated allowance	7,319		107		591		1,011		967

Total	$17,462		$5,255		$4,624		$4,435		$4,128

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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The unallocated element of the allowance for loan losses equaled $7,319 at December 31, 2009 compared to $107 at December 31, 2008. The fourth quarter of 2010 addition of $7.0 million to the allowance for loan losses that was recorded at the directive of the Federal Reserve Board was recorded within the unallocated element of our allowance for loan losses. As is inherent with all estimates, the allowance for loan losses methodology is subject to a certain level of imprecision as it provides reasonable, but not absolute, assurance that the allowance will be able to absorb probable losses, in their entirety, as of the financial statement date. Factors, among others, including judgments made in identifying those loans considered impaired, appraisals of collateral values and measurements of certain qualitative factors, all cause this imprecision and support the establishment of the unallocated element. We believe the unallocated element is sufficient to cover any inherent losses in the loan portfolio that have not been identified as part of the allocated element at December 31, 2009.
The coverage ratio, the allowance for loan losses account, as a percentage of nonperforming loans, is an industry ratio used to test the ability of the allowance account to absorb potential losses arising from nonperforming loans. Due to the increase in the allowance for loan losses account, the coverage ratio improved to 70.0 percent at December 31, 2009, from 22.0 percent at December 31, 2008. As a result of implementing the recent enhancements to our methodology for assessing the adequacy of the allowance for loan losses account, we believe that our allowance account was adequate to absorb all potential losses associated with nonperforming loans at December 31, 2009. The amount of impaired loans having sufficient collateral coverage was stable at $14.2 million for December 31, 2009 and 2008. No allowance would be necessary to absorb potential losses on these loans as the collateral, based on appraised values, should meet or exceed any shortfall in case of default.
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

Prior to the restatement previously discussed, the independent consulting firm provided us with an opinion that our methodology and the level of the allowance for loan losses at December 31, 2009, was reasonable and adequate given the current market conditions and considering the risk profile of our institution.
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

In addition to deposit gathering, we have in place a secondary source of liquidity to fund operations through exercising existing credit arrangements with the FHLB-Pgh. We had only minimal reliance on this type of funding in 2009 and 2008. For a further discussion of our borrowings and their terms, refer to the note entitled, “Short-term borrowings,” in the Notes to Consolidated Financial Statements to this Amended Annual Report.

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
Management analyzes our exposure to market risk with respect to financial position through simulation analysis utilizing interest rate shocks. The model analyzes the effects instantaneous parallel shifts of plus or minus 100 basis points will have on the economic values of other financial instruments. The results of the model at December 31, 2009, are summarized as follows:
Changes in fair value of financial instruments

	Fair Value
		Restated
December 31, 2009	+100 BPS	Level	-100 BPS
Financial assets:
Cash and due from banks	$23,978	$23,978	$23,978
Federal funds sold	25,300	25,300	25,300
Investment securities	103,762	108,005	112,107
Loans held for sale, net	2,016	2,016	2,016
Net loans	460,680	467,018	473,820
Mortgage servicing rights	893	893	893
Accrued interest receivable	2,122	2,122	2,122

Total	$618,751	$629,332	$640,236

Financial liabilities:
Noninterest-bearing deposits	$88,335	$88,335	$88,335
Money market, NOW and savings accounts	250,597	250,597	250,597
Time deposits	252,696	256,749	260,849
Long-term debt	7,612	8,066	8,557
Accrued interest payable	1,296	1,296	1,296

Total	$600,536	$605,043	$609,634

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
Operating activities provided net cash of $3.1 million in 2009 and $9.2 million in 2008. With regard to 2009, the net loss was adjusted for the effects of noncash transactions such as the provision for loan losses and depreciation.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
We anticipate our liquidity position to be stable in 2010. Due to our conservative posture toward lending and tightening our underwriting standards, loan demand is expected to remain subdued. In addition, continued weakness in economic conditions may result in increased demand for deposits, as consumers continue to save rather than spend. However, we cannot predict the economic climate or the savings habits of consumers. Should economic conditions improve, deposit gathering may be negatively impacted. Regardless of economic conditions and stock market fluctuations, we believe that through constant monitoring and adherence to our liquidity plan, we will have the means to provide adequate cash to fund our normal operations in 2010.
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
Bank regulatory agencies consider capital to be a significant factor in ensuring the safety of a depositor’s accounts. These agencies have adopted minimum capital adequacy requirements that include mandatory and discretionary supervisory actions for noncompliance. Our and Community Bank’s risk-based capital ratios are strong and have consistently exceeded the minimum regulatory capital ratios of 4.0 percent and 8.0 percent required for adequately capitalized institutions. Our ratio of Tier I capital to risk-weighted assets and off-balance sheet items was 9.7 percent at December 31, 2009, and 11.1 percent at December 31, 2008. Our Total capital ratio was 12.6 percent and 12.2 percent at the close of 2009 and 2008. Similarly, our Leverage ratio, which equaled 7.9 percent at December 31, 2009, and 9.6 percent at December 31, 2008, exceeded the minimum of 4.0 percent for capital adequacy purposes. Community Bank reported Tier I capital, Total capital and Leverage ratios of 8.7 percent, 11.6 percent and 7.1 percent at December 31, 2009, and 10.2 percent, 11.2 percent and 8.8 percent at December 31, 2008. Based on the most recent notification from the FDIC, Community Bank was categorized as well capitalized at December 31, 2009 and 2008. There are no conditions or events since this notification that we believe have changed Community Bank’s category. For a further discussion of these risk-based capital standards and supervisory actions for noncompliance, refer to the note entitled, “Regulatory matters,” in the Notes to Consolidated Financial Statements to this Amended Annual Report.

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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
Stockholders’ equity decreased $7.5 million to $50.3 million or $29.25 per share at December 31, 2009, from $57.8 million or $33.41 per share at December 31, 2008. A net loss of $4,570, net cash dividends declared of $1,358, common shares repurchased of $684 and an other comprehensive loss related to a decrease in net unrealized gains on available-for-sale investment securities of $852 all factored into the capital reduction.
We declared dividends totaling $1,687 or $0.98 per share in 2009, compared to $1,886 or $1.08 per share in 2008. Our ability to declare and pay dividends in the future is based on our operating results, financial and economic conditions, capital and growth objectives, appropriate dividend restrictions and other relevant factors. We rely on dividends received from our subsidiary, Community Bank, for payment of dividends to stockholders. Community Bank’s ability to pay dividends is subject to federal and state regulations. For a further discussion on our ability to declare and pay dividends in the future and dividend restrictions, refer to the note entitled, “Regulatory matters,” in the Notes to Consolidated Financial Statements to this Amended Annual Report.
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
Review of Financial Performance:
We reported a net loss of $4,750 or $2.65 per share in 2009. In comparison, in 2008 we reported net income of $5,700 or $3.26 per share. The reduction in earnings in 2009 was a direct result of asset quality weakness, which was centralized in the commercial mortgage and land development sectors of the loan portfolio, as a result of a further deterioration in local economic conditions. This weakness caused an increase of $15.7 million in the provision for loan losses in 2009 compared to the amount charged to operations in 2008. In addition, we experienced a reduction in interest income due to an increase in nonaccrual loans. Previously recognized interest income from loans placed on nonaccrual status was reversed in the current period. Higher noninterest expense, partially offset by an increase in noninterest revenue, also affected earnings in 2009. ROAA and ROAE were (0.73) percent and (7.84) percent for the year ended December 31, 2009, compared to 0.98 percent and 10.10 percent for the previous year.

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
We evaluate the adequacy of the allowance for loan losses account on a quarterly basis utilizing our systematic analysis in accordance with procedural discipline. We take into consideration certain factors such as composition of the loan portfolio, volumes of nonperforming loans, volumes of net charge-offs, prevailing economic conditions and other relevant factors when determining the adequacy of the allowance for loan losses account. We make monthly provisions to the allowance for loan losses account in order to maintain the allowance at an appropriate level. The provision for loan losses equaled $17,430 in 2009, an increase of $15,670 compared to $1,760 in 2008. We made material additions to our allowance for loan loss account in the form of provisions for loan losses in the third and fourth quarters of 2009. During the third quarter of 2009, we revised collateral valuations on loans considered for impairment under FASB ASC 310 based on updated independent appraisals which indicated significant market devaluations brought on by the swift and severe deterioration in the local economy. In addition, we revised our methodology for estimating losses in the remainder of the loan portfolio by shortening the number of periods considered for estimating loss factors in order to better reflect current market conditions. Management believed that recent historical data is a more accurate basis for determining loss factors given the rapid economic decline in our market area. The fourth quarter provision was primarily a result of the directive from the Federal Reserve Board to add $7.0 million to the allowance for loan loss account at December 31, 2009.
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

Comm Bancorp, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS (CONTINUED)
(Dollars in thousands, except per share data)
The major components of noninterest expense for the past five years are summarized as follows:
Noninterest expense

Year Ended December 31	2009	2008	2007	2006	2005
Salaries and employee benefits expense:
Salaries and payroll taxes	$6,879	$6,788	$6,210	$6,122	$5,880
Employee benefits	1,634	1,743	1,794	1,526	1,354

Salaries and employee benefits expense	8,513	8,531	8,004	7,648	7,234

Net occupancy and equipment expense:
Net occupancy expense	1,182	1,189	1,140	1,158	1,183
Equipment expense	1,256	1,273	1,256	1,195	1,179

Net occupancy and equipment expense	2,438	2,462	2,396	2,353	2,362

Other expenses:
Marketing expense	723	807	714	569	634
Other taxes	609	513	470	503	449
Stationery and supplies	243	303	401	330	367
Contractual services	2,203	1,738	1,800	1,777	1,982
Insurance, including FDIC assessment	1,705	311	247	278	277
Loan collection expense	528	260	133	169	68
Other	2,006	1,392	1,255	1,202	1,524

Other expenses	8,017	5,324	5,020	4,828	5,301

Total noninterest expense	$18,968	$16,317	$15,420	$14,829	$14,897

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
Income Taxes:
For the year ended December 31, 2009, we recorded an income tax benefit of $4,921. In comparison, we had income tax expense of $618 for the year ended December 31, 2008. The income tax benefit in 2009 was due primarily to the pre-tax loss of $9,491.
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

Comm Bancorp, Inc.
REPORT OF MANAGEMENT
We are responsible for the preparation and fair presentation of the accompanying consolidated balance sheets of Comm Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income (loss) and comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended, in accordance with United States generally accepted accounting principles. This responsibility includes: establishing, implementing and maintaining adequate internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable under the circumstances. We are also responsible for compliance with the laws and regulations relating to safety and soundness that are designated by the Federal Deposit Insurance Corporation, Board of Governors of the Federal Reserve System and the Pennsylvania Department of Banking.
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
ParenteBeard LLC, an independent registered public accounting firm, audited the Company’s consolidated financial statements contained herein in accordance with standards of the Public Company Accounting Oversight Board (United States). The audits involve selecting and performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including an assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors gain an understanding of the internal controls relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate under the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls. This amended annual report does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. Our report was not subject to attestation by the Company’s independent registered public accounting firm pursuant to the temporary rules of the Securities and Exchange Commission that permit the Company to provide only our report in this amended annual report.
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

Comm Bancorp, Inc.
REPORT OF MANAGEMENT (CONTINUED)
In connection with the preparation of our previously filed Annual Report on Form 10-K, as originally filed with the SEC on March 29, 2010, our Chief Executive Officer and Chief Financial Officer previously concluded that the Company’s internal controls over financial reporting were effective as of December 31, 2009, and that the Company was compliant with all designated laws and regulations as of December 31, 2009.
As a result of the restatement of our financial statements as discussed in the note entitled “Restatement of consolidated financial statements,” in the Notes to Consolidated Financial Statements to this Amended Annual Report, a reevaluation was performed as of December 31, 2009, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the internal controls and compliance with laws and regulations. Based upon this evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s internal controls were not effective as of December 31, 2009, to ensure that information required to be disclosed in the reports the Company files and submits under the Exchange Act are recorded, processed, summarized and reported as and when required due to a material weakness in our internal control over financial reporting.
Our conclusion was based on the requirement to correct errors in the recognition, measurement, presentation and disclosure of the Company’s allowance for loan losses because of the misuse of facts that existed at the time these financial statements were prepared. The misuse of facts causing this restatement was the result of a misunderstanding between management and the Federal Reserve Board as to the methodology, i.e., model, to be used by the Company in determining the estimate for the allowance for loan losses under GAAP. Management was of the opinion that the Company’s model to determine the allowance for loan losses was in accordance with the applicable supervisory guidance as provided by the Federal Reserve Board in 2009 and GAAP. The Company was informed on May 5, 2010, by the Federal Reserve Board that the Company did not comply with the supervisory guidance, and, therefore, must restate its annual report for the year ended December 31, 2009.
The Company has restated its condensed consolidated financial statements for the year ended December 31, 2009 in this Form 10-K/A as discussed in the note entitled “Restatement of consolidated financial statements,” in the Notes to Consolidated Financial Statements to this Amended Annual Report. The Company is undertaking certain remedial actions as of the date of filing of this Form 10-K/A and believes that the consolidated financial statements included in this Form 10-K/A present fairly, in all material respects, the Company’s financial position, results of operations, and cash flows for the periods presented.

Comm Bancorp, Inc.
REPORT OF MANAGEMENT (CONTINUED)
As of the date of this amended filing, the Company is in the process of revising its methodology for determining the adequacy of the allowance for loan losses in accordance with supervisory guidance. In order to ensure that adequacy and accuracy in these determinations are consistently present, management will continue to enhance its methodology to improve the estimates with respect to the applicable supervisory guidance with the assistance of an external independent consulting firm.

/s/ William F. Farber, Sr. William F. Farber, Sr. President and Chief Executive Officer (Principal Executive Officer)

/s/ Scott A. Seasock Scott A. Seasock Executive Vice President and Chief Financial Officer (Principal Financial Officer)
May 17, 2010

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
As discussed in Note 16 to the consolidated financial statements, the December 31, 2009 consolidated financial statements have been restated to correct errors in the recognition, measurement, presentation and disclosure of the Company’s allowance for loan losses because of misuse of facts that existed at the time the consolidated financial statements were prepared.
/s/ ParenteBeard LLC
Allentown, Pennsylvania
March 29, 2010 (except for Note 16, as to which the date is May 17, 2010)

Comm Bancorp, Inc.
CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
(Dollars in thousands, except per share data)

	Restated
Year Ended December 31	2009	2008
Interest income:
Interest and fees on loans:
Taxable	$25,247	$28,421
Tax-exempt	2,485	2,278
Interest and dividends on investment securities available-for-sale:
Taxable	987	489
Tax-exempt	1,743	1,515
Dividends	9	45
Interest on federal funds sold	19	153

Total interest income	30,490	32,901

Interest expense:
Interest on deposits	10,003	12,288
Interest on short-term borrowings	97	179

Total interest expense	10,100	12,467

Net interest income	20,390	20,434
Provision for loan losses	17,430	1,760

Net interest income after provision for loan losses	2,960	18,674

Noninterest income:
Service charges, fees and commissions	3,269	3,357
Mortgage banking income	1,364	604
Net gain on sale of premises and equipment	294
Net gain on sale of investment securities available-for-sale	1,590

Total noninterest income	6,517	3,961

Noninterest expense:
Salaries and employee benefits expense	8,513	8,531
Net occupancy and equipment expense	2,438	2,462
Other expenses	8,017	5,324

Total noninterest expense	18,968	16,317

Income (loss) before income taxes	(9,491)	6,318
Provision for income tax expense (benefit)	(4,921)	618

Net income (loss)	(4,570)	5,700

Other comprehensive income (loss):
Unrealized holding gains on investment securities available-for-sale	299	843
Reclassification adjustment for gains included in net income	(1,590)
Income tax expense (benefit) related to other comprehensive income (loss)	(439)	287

Other comprehensive income (loss), net of income taxes	(852)	556

Comprehensive income (loss)	$(5,422)	$6,256

Per share data:
Net income (loss)	$(2.65)	$3.26
Cash dividends declared	$0.98	$1.08
Average common shares outstanding	1,722,493	1,748,489
See Notes to Consolidated Financial Statements.

Comm Bancorp, Inc.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	Restated
December 31	2009	2008
Assets:
Cash and due from banks	$23,978	$8,017
Federal funds sold	25,300	12,700
Investment securities available-for-sale	108,005	80,574
Loans held for sale, net	2,016	1,390
Loans, net of unearned income	476,944	485,882
Less: allowance for loan losses	17,462	5,255

Net loans	459,482	480,627
Premises and equipment, net	11,616	11,753
Accrued interest receivable	2,122	2,143
Other assets	19,634	6,837

Total assets	$652,153	$604,041

Liabilities:
Deposits:
Noninterest-bearing	$88,335	$79,674
Interest-bearing	502,448	462,617

Total deposits	590,783	542,291
Long-term debt	8,000
Accrued interest payable	1,296	1,815
Other liabilities	1,740	2,137

Total liabilities	601,819	546,243

Stockholders’ equity:
Common stock, par value $0.33, authorized 12,000,000 shares, issued and outstanding: 2009, 1,721,007 shares; 2008, 1,730,062 shares	568	571
Capital surplus	7,966	7,694
Retained earnings	40,981	47,862
Accumulated other comprehensive income	819	1,671

Total stockholders’ equity	50,334	57,798

Total liabilities and stockholders’ equity	$652,153	$604,041

See Notes to Consolidated Financial Statements.

Comm Bancorp, Inc.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Dollars in thousands, except per share data)

				Accumulated
				Other	Total
	Common	Capital	Retained	Comprehensive	Stockholders’
For the Two Years Ended December 31, 2009	Stock	Surplus	Earnings	Income	Equity
Balance, December 31, 2007	$579	$7,326	$45,353	$1,115	$54,373
Net income			5,700		5,700
Dividends declared: $1.08 per share			(1,886)		(1,886)
Dividend reinvestment plan: 10,629 shares issued	3	470			473
Repurchase and retirement: 34,189 shares	(11)	(102)	(1,305)		(1,418)
Other comprehensive income, net of income taxes				556	556

Balance, December 31, 2008	571	7,694	47,862	1,671	57,798
Net loss			(4,570)		(4,570)
Dividends declared: $0.98 per share			(1,687)		(1,687)
Dividend reinvestment plan: 9,062 shares issued	3	326			329
Repurchase and retirement: 18,117 shares	(6)	(54)	(624)		(684)
Other comprehensive loss, net of income taxes				(852)	(852)

Balance, December 31, 2009 restated	$568	$7,966	$40,981	$819	$50,334

See Notes to Consolidated Financial Statements.

Comm Bancorp, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands, except per share data)

	Restated
Year Ended December 31	2009	2008
Cash flows from operating activities:
Net income (loss)	$(4,570)	$5,700
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	17,430	1,760
Depreciation and amortization of premises and equipment	882	941
Net amortization of investment securities	365	159
Amortization of net loan costs	386	360
Amortization of mortgage servicing rights	376	217
Deferred income tax benefit	(4,003)	(376)
Net gain on sale of investment securities	(1,590)
Net gain on sale of loans	(1,350)	(467)
Net gain on sale of premises and equipment	(294)
Net loss (gain) on sale of foreclosed assets	467	(12)
Changes in:
Loans held for sale, net	724	325
Accrued interest receivable	21	491
Other assets	(5,480)	(255)
Accrued interest payable	(519)	507
Other liabilities	272	(114)

Net cash provided by operating activities	3,117	9,236

Cash flows from investing activities:
Proceeds from repayments of investment securities available-for-sale	10,117	70,495
Proceeds from sale of investment securities available-for-sale	56,839
Purchases of investment securities available-for-sale	(94,453)	(110,978)
Purchases of investment in residential housing program	(818)
Proceeds from sale of premises and equipment	509
Purchases of premises and equipment	(960)	(1,803)
Proceeds from sale of foreclosed assets	1,531	137
Net increase in lending activities	(1,542)	(16,363)

Net cash used in investing activities	(28,777)	(58,512)

Cash flows from financing activities:
Net changes in:
Money market, NOW, savings and noninterest-bearing accounts	48,392	5,666
Time deposits	100	45,268
Proceeds from the issuance of long-term debt	8,000
Proceeds from the issuance of common shares	329	473
Repurchase and retirement of common shares	(684)	(1,418)
Cash dividends paid	(1,916)	(1,872)

Net cash provided by financing activities	54,221	48,117

Net increase (decrease) in cash and cash equivalents	28,561	(1,159)
Cash and cash equivalents at beginning of year	20,717	21,876

Cash and cash equivalents at end of year	$49,278	$20,717

Supplemental disclosures:
Cash paid during the period for:
Interest	$10,619	$11,960
Income taxes	691	1,320
Noncash items:
Transfers of loans to foreclosed assets	4,871	336
Unrealized losses (gains) on investment securities available-for-sale, net	$852	$(556)
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
The Company’s assets that were considered financial instruments approximated 95.3 percent of total assets at December 31, 2009, and 97.0 percent of total assets at December 31, 2008. Liabilities that were considered financial instruments approximated 99.7 percent of total liabilities at December 31, 2009, and 99.6 percent of total liabilities at December 31, 2008.
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
The analysis of changes affecting the allowance for loan losses account for each of the two years ended December 31, 2009 and 2008, is summarized as follows:

	Restated
	2009	2008
Balance, January 1	$5,255	$4,624
Provision for loan losses	17,430	1,760
Loans charged-off	(5,418)	(1,236)
Loans recovered	195	107

Balance, December 31	$17,462	$5,255

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

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
7. Other assets:
The major components of other assets at December 31, 2009 and 2008, are summarized as follows:

	Restated
December 31	2009	2008
Goodwill	$349	$349
Deferred income taxes	4,921	479
Foreclosed assets	3,209	336
Prepaid deposit insurance	3,481	97
Mortgage servicing rights	893	578
Investment in residential housing program	3,641	3,094
Other	3,140	1,904

Total	$19,634	$6,837

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

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
11. Fair value of financial instruments (continued):
The estimated fair value of financial instruments at December 31, 2009 and 2008, is summarized as follows:

	Restated
	2009		2008
	Carrying	Fair	Carrying	Fair
December 31	Value	Value	Value	Value
Financial assets:
Cash and cash equivalents	$49,278	$49,278	$20,717	$20,717
Investment securities available-for-sale	108,005	108,005	80,574	80,574
Loans held for sale, net	2,016	2,016	1,390	1,390
Net loans	459,482	467,018	480,627	487,917
Mortgage servicing rights	893	893	578	578
Accrued interest receivable	2,122	2,122	2,143	2,143

Total	$621,796	$629,332	$586,029	$593,319

Financial liabilities:
Deposits without stated maturities	$338,932	$338,932	$290,541	$290,541
Deposits with stated maturities	251,851	256,749	251,750	260,019
Long-term debt	8,000	8,066
Accrued interest payable	1,296	1,296	1,815	1,815

Total	$600,079	$605,043	$544,106	$552,375

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
13. Income taxes:
The current and deferred amounts of the provision for income tax expense (benefit) for each of the years ended December 31, 2009 and 2008, are summarized as follows:

	Restated
Year Ended December 31	2009	2008
Current	$(918)	$994
Deferred	(4,003)	(376)

Total	$(4,921)	$618

A reconciliation between the amount of the effective income tax expense (benefit) and the income tax expense (benefit) that would have been provided at the federal statutory tax rate of 34.0 percent for each of the years ended December 31, 2009 and 2008, is summarized as follows:

	Restated
Year Ended December 31	2009	2008
Federal income tax (benefit) at statutory rate	$(3,227)	$2,148
Differences resulting from:
Tax-exempt interest, net	(1,329)	(1,167)
Residential housing program tax credit	(372)	(372)
Other	7	9

Federal income tax (benefit) on income (loss) before income taxes	$(4,921)	$618

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
13. Income taxes (continued):
Temporary differences between financial statement carrying amounts and tax bases of assets and liabilities that represent the deferred tax assets and liabilities at December 31, 2009 and 2008, are summarized as follows:

	Restated
December 31	2009	2008
Deferred tax assets:
Allowance for loan losses	$5,434	$1,555
Accrued interest receivable	580	392
Contribution carryover	33
Vacation salaries payable	26	21
Core deposit intangible	144	193

Total	6,217	2,161

Deferred tax liabilities:
Investment securities available-for-sale	422	861
Loans, net of unearned income	196	195
Prepaid expenses	151	160
Premises and equipment, net	457	396
Other	70	70

Total	1,296	1,682

Net deferred tax assets	$4,921	$479

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
14. Parent Company financial statements:
CONDENSED STATEMENTS OF INCOME (LOSS)

	Restated
Year Ended December 31	2009	2008
Income:
Dividends from subsidiaries	$2,076	$2,880
Management fees from subsidiaries	400	240
Other income	2	6

Total income	2,478	3,126

Expense:
Other expenses	555	660

Total expenses	555	660

Income before income taxes and undistributed income of subsidiaries	1,923	2,466
Income tax benefit	(425)	(514)

Income before undistributed income of subsidiaries	2,348	2,980
Equity in (excess of) undistributed income (loss) of subsidiaries	(6,918)	2,720

Net income (loss)	$(4,570)	$5,700

CONDENSED BALANCE SHEETS

	Restated
December 31	2009	2008
Assets:
Cash	$76	$95
Investment in bank subsidiary	44,813	52,586
Investment securities available-for-sale	231	225
Other assets	5,570	5,476

Total assets	$50,690	$58,382

Liabilities:
Dividends payable	$241	$470
Other liabilities	115	114

Total liabilities	356	584
Stockholders’ equity	50,334	57,798

Total liabilities and stockholders’ equity	$50,690	$58,382

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
14. Parent Company financial statements (continued):
CONDENSED STATEMENTS OF CASH FLOWS

	Restated
Year Ended December 31	2009	2008
Cash flows from operating activities:
Net income (loss)	$(4,570)	$5,700
Adjustments:
Excess of (equity in) undistributed income (loss) of subsidiaries	6,918	(2,720)
Changes in other assets	(94)	(144)

Net cash provided by operating activities	2,254	2,836

Cash flows from investing activities:
Proceeds from repayments of investment securities		1
Purchases of investment securities	(2)

Net cash provided by (used in) investing activities	(2)	1

Cash flows from financing activities:
Issuance of common shares	329	473
Repurchase and retirement of common shares	(684)	(1,418)
Cash dividends paid	(1,916)	(1,872)

Net cash used in financing activities	(2,271)	(2,817)

Net increase (decrease) in cash	(19)	20
Cash at beginning of year	95	75

Cash at end of year	$76	$95

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
The amount of funds available for transfer from Community Bank to the Company in the form of loans and other extensions of credit is also limited. Under the provisions of Section 23A of the Federal Reserve Act, transfers to any one affiliate are limited to 10.0 percent of capital and surplus. At December 31, 2009, the maximum amount available for transfer from Community Bank to the Company in the form of loans amounted to $5,800. At December 31, 2009 and 2008, there were no loans outstanding, nor were any advances made during 2009 and 2008.

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
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
15. Regulatory matters (continued):
The Company’s and Community Bank’s capital ratios at December 31, 2009 and 2008, as well as the required minimum ratios for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions as defined by FDICIA, are summarized as follows:

					Minimum to be Well
					Capitalized under
			Minimum for Capital		Prompt Corrective
Restated	Actual		Adequacy Purposes		Action Provisions
December 31, 2009	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier I capital to risk-weighted assets:
Consolidated	$49,078	9.7%	$20,156	4.0%
Community Bank	43,618	8.7	19,971	4.0	$29,957	6.0%
Total capital to risk-weighted assets:
Consolidated	63,516	12.6	40,313	8.0
Community Bank	57,999	11.6	39,943	8.0	49,929	10.0
Tier I capital to total average assets less intangible assets:
Consolidated	49,078	7.9	24,859	4.0
Community Bank	$43,618	7.1%	$24,712	4.0%	$30,890	5.0%

Risk-weighted assets:
Consolidated	$486,561
Community Bank	481,939
Risk-weighted off-balance sheet items:
Consolidated	17,346
Community Bank	17,346
Average assets for Leverage ratio:
Consolidated	621,483
Community Bank	$617,793

					Minimum to be Well
					Capitalized under
			Minimum for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
December 31, 2008	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier I capital to risk-weighted assets:
Consolidated	$55,721	11.1%	$20,049	4.0%
Community Bank	50,567	10.2	19,907	4.0	$29,861	6.0%
Total capital to risk-weighted assets:
Consolidated	60,976	12.2	40,097	8.0
Community Bank	55,822	11.2	39,814	8.0	49,768	10.0
Tier I capital to total average assets less intangible assets:
Consolidated	55,721	9.6	23,171	4.0
Community Bank	$50,567	8.8%	$23,019	4.0%	$28,774	5.0%

Risk-weighted assets:
Consolidated	$487,531
Community Bank	483,993
Risk-weighted off-balance sheet items:
Consolidated	13,687
Community Bank	13,687
Average assets for Leverage ratio:
Consolidated	579,283
Community Bank	$575,474

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
16. Restatement of consolidated financial statements:
Subsequent to filing the Company’s 2009 consolidated financial statements, the Company determined the need to correct errors in the recognition, measurement, presentation and disclosure of the Company’s allowance for loan losses account because of misuse of facts that existed at the time the consolidated financial statements were prepared in accordance with FASB ASC 250, “Accounting Changes and Error Corrections.”
The correction was a result of a misunderstanding between management and the Company’s primary federal regulator as to the methodology, i.e. model used by the Company in determining the estimate for the allowance for loan losses under GAAP. Management was of the opinion that the Company’s model to determine the allowance for loan losses was in accordance with applicable supervisory guidance as provided by its primary federal regulator in 2009 and GAAP. The Company was informed on May 5, 2010, by its primary federal regulator that the Company did not comply with the supervisory guidance, and therefore, must restate its consolidated financial statements for the year ended December 31, 2009. The result of this noncompliance was the need for an addition to the allowance for loan losses account of $7.0 million at December 31, 2009. Company has concluded that a restatement of its financial statements for the period ended December 31, 2009, to include this adjustment is necessary to conform to federal regulatory reporting positions taken with respect to the previously reported allowance for loan losses. After reviewing this matter with the Joint Audit Committee of the Boards of Directors of the Company and Community Bank, the Company and Community Bank has agreed to account for this item in its Call Reports in the manner proposed by their primary federal regulator and the Company has determined to restate its year-end financial statements filed with the SEC to assure that the financial statements filed with the SEC are consistent with the financial statements filed as part of the Call Reports.

Comm Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Dollars in thousands, except per share data)
16. Restatement of consolidated financial statements (continued):
The effects of the restatement are summarized as follows:

	As of and for the year ended December 31, 2009
	As Previously
	Reported	Adjustment	Restated
Consolidated balance sheet
Allowance for loan losses	$10,462	$7,000	$17,462
Net loans	466,482	(7,000)	459,482
Other assets	17,254	2,380	19,634
Total assets	$656,773	$(4,620)	$652,153

Retained earnings	$45,601	$(4,620)	$40,981
Total stockholders’ equity	54,954	(4,620)	50,334
Total liabilities and stockholders’ equity	$656,773	$(4,620)	$652,153

Consolidated statement of income (loss) and comprehensive income (loss)
Provision for loan losses	$10,430	$7,000	$17,430
Net interest income after provision for loan losses	9,960	(7,000)	2,960
Loss before income taxes	(2,491)	(7,000)	(9,491)
Provision for income tax benefit	(2,541)	(2,380)	(4,921)
Net income (loss)	50	(4,620)	(4,570)
Comprehensive income (loss)	$(802)	$(4,620)	$(5,422)

Per share data:
Net income (loss)	$0.03	$(2.68)	$(2.65)

Consolidated statement of cash flows:
Net income (loss)	$50	$(4,620)	$(4,570)
Provision for loan losses	10,430	7,000	17,430
Deferred income tax benefit	(1,623)	(2,380)	(4,003)
Certain amounts were also restated and additional disclosures are provided in the Notes to consolidated financial statements primarily in Note 1, “Summary of significant accounting policies,” Note 4, “Loans, nonperforming assets and allowance for loan losses,” Note 7, “Other assets,” Note 11 “Fair value of financial instruments,” Note 13, “Income taxes,” Note 14, “Parent company financial statements,” and Note 15, “Regulatory matters.”